As filed with the Securities and Exchange Commission on November 15, 2023
Registration No. 333-273360
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 5
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ARCADIUM LITHIUM PLC
(Exact name of registrant as specified in its charter)
Bailiwick of Jersey	2819	98-1737136
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Suite 12, Gateway Hub
Shannon Airport House
Shannon, Co. Clare V14 E370
Ireland
Tel. +353 1 6875238
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Paul W. Graves
Chief Executive Officer
Suite 12, Gateway Hub
Shannon Airport House
Shannon, Co. Clare V14 E370
Ireland
Tel. +353 1 6875238
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Michael Kaplan William H. Aaronson Cheryl Chan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel.: (212) 450-4000	Sara Ponessa General Counsel Livent Corporation 1818 Market Street, Suite 2550 Philadelphia, Pennsylvania 19103 Tel.: (215) 299-5900	Brian J. Fahrney Joseph P. Michaels Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Tel.: (312) 853-7000	John Sanders Chief Legal Officer and Company Secretary Allkem Limited Riparian Plaza—Level 35 71 Eagle Street Brisbane, Queensland 4000 Australia Tel.: +61 7 3064 3600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Arcadium Lithium plc may not issue or distribute the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This proxy statement/prospectus is not an offer to sell these securities and Arcadium Lithium plc is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2023

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To our Stockholders:
You are cordially invited to attend a special meeting of stockholders of Livent Corporation (“Livent”). The meeting will be held virtually via live webcast on [  ], 2023, at [ : ] Eastern time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/LTHM2023SM. There will be no physical location for stockholders to attend. Whether or not you plan to attend, please vote your shares as promptly as possible.
As you may be aware, on May 10, 2023, Livent entered into a Transaction Agreement, which was subsequently amended by the Amendment to Transaction Agreement, dated as of August 2, 2023 and the Second Amendment to Transaction Agreement, dated as of November 5, 2023 (and as may further be amended from time to time, the “Transaction Agreement”), with Allkem Limited, an Australian public company limited by shares (“Allkem”), and Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“NewCo”), which was subsequently joined by Lightning-A Merger Sub, Inc., a Delaware corporation (“Merger Sub”), providing for a combination of Livent and Allkem in a merger of equals transaction.
The Transaction Agreement provides that, if the transaction is approved by the Livent and Allkem shareholders, respectively, and the other conditions to closing the transaction are satisfied or waived at or prior to the closing of the transaction: (a) pursuant to a scheme of arrangement under Australian law (the “scheme”), each issued, fully paid ordinary share of Allkem will be exchanged for (i) where the Allkem shareholder has not elected to receive ordinary shares, par value $1.00 per share, of NewCo (each, a “NewCo Share”), one NewCo CHESS Depositary Instrument (a “CDI”) quoted on ASX representing a beneficial ownership interest (but not legal title) in one NewCo Share (with exceptions for certain jurisdictions in which Allkem shareholders may receive NewCo Shares unless they elect otherwise) and (ii) where the Allkem shareholder has elected to receive NewCo Shares, one NewCo Share (provided that, where an Allkem shareholder has a registered address in an ineligible jurisdiction, the Allkem shares of the ineligible Allkem shareholder will be transferred to a sale nominee prior to the scheme implementation, and the sale nominee will then be issued CDIs under the scheme and will subsequently sell all of the CDIs issued to it and remit a pro-rata share of the net proceeds of the sale of all of the CDIs issued to the sale nominee to each ineligible Allkem shareholder); and (b) as promptly as practicable after the scheme implementation, Merger Sub will merge with and into Livent, with Livent surviving the merger as a wholly owned subsidiary of NewCo (the “merger”), pursuant to which each share of Livent common stock, par value $0.001 per share (each, a “Livent Share”), other than certain excluded shares, will be converted into the right to receive 2.406 NewCo Shares. NewCo Shares are expected to be listed on the NYSE.
As a result of the transaction, each of Livent and Allkem will be a wholly owned subsidiary of NewCo, former Livent stockholders will become holders of NewCo Shares and former Allkem shareholders will become holders of NewCo Shares or CDIs. Immediately following the completion of the transaction, former Allkem shareholders are expected to own approximately 56% of NewCo and former Livent stockholders are expected to own approximately 44% of NewCo.
Together, Livent and Allkem expect to create a leading global lithium chemicals producer with the scale and global capabilities to better serve customers. The combined company will have a significant footprint of low-cost assets diversified across key geographies, products, and customers. We believe combining these two organizations will provide an enhanced value proposition for our customers, stockholders, employees and local communities, while maintaining our unwavering commitment to sustainability and responsible growth.
The Livent board of directors (the “Livent Board”) unanimously approved the Transaction Agreement and the transactions contemplated thereby and is calling the upcoming virtual special meeting at which Livent stockholders can vote upon a proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the merger. The Livent Board unanimously recommends that you vote “FOR” each of the proposals to be considered at the Livent special meeting, including the adoption of the Transaction Agreement and the approval of the transactions contemplated thereby, including the merger. The enclosed Notice of Special Meeting includes further details about the Livent special meeting.
You are welcome to virtually attend the Livent special meeting on [  ], 2023, but regardless of whether you plan to attend, please vote your shares via the instructions on page 9 of the enclosed proxy statement/prospectus and on the enclosed proxy card. Your vote is very important because the transaction cannot be completed unless holders of a majority of the outstanding Livent Shares entitled to vote on the adoption of the Transaction Agreement and the approval of the transactions contemplated thereby, including the merger, vote in favor of such adoption and approval, respectively. A failure to vote your shares on the proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the merger, will have the same effect as a vote against the proposal.
This document serves as (i) a proxy statement of Livent to solicit proxies for its special meeting of stockholders and (ii) a prospectus relating to the NewCo Shares to be issued to Livent stockholders as consideration in the merger. It contains answers to frequently asked questions and a summary of the important terms of the Livent special meeting, the Transaction Agreement and the transactions contemplated thereby, including the merger. A copy of the Transaction Agreement is attached as Annex A. We encourage you to read the proxy statement/prospectus, including its annexes and the documents incorporated by reference, carefully and in its entirety, including the section entitled “Risk Factors” beginning on page 37.
Thank you for your continued support.
Sincerely,
/s/ Paul W. Graves	/s/ Pierre Brondeau
Paul W. Graves	Pierre Brondeau
President and Chief Executive Officer	Chairman of the Board
Neither the SEC nor any state securities commission has approved or disapproved of the transactions described herein or the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this proxy statement/prospectus is [ ], 2023 and it is first being mailed to Livent stockholders on or about [ ], 2023.

LIVENT CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO THE STOCKHOLDERS OF LIVENT CORPORATION:
You are cordially invited to attend a special meeting of stockholders (the “Livent Special Meeting”). We will hold the meeting virtually via live webcast on [ ], 2023, at [ : ] Eastern time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/LTHM2023SM. There will be no physical location for stockholders to attend. The purpose of the Livent Special Meeting is to consider and vote upon the following proposals:
1.
Livent Transaction Agreement Proposal. To adopt the Transaction Agreement, dated as of May 10, 2023, as amended by the Amendment to Transaction Agreement, dated as of August 2, 2023 and the Second Amendment to Transaction Agreement, dated as of November 5, 2023 (and as may be further amended from time to time, the “Transaction Agreement”), by and among Livent Corporation (“Livent”), Allkem Limited, an Australian public company limited by shares (“Allkem”), Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“NewCo”) and Lightning-A Merger Sub, Inc., a Delaware company (“Merger Sub”), pursuant to which, among other transactions, Merger Sub will merge with and into Livent, with Livent surviving the merger as a wholly owned subsidiary of NewCo (the “merger”), and each share of common stock, par value $0.001 per share, of Livent (the “Livent Shares”), other than certain excluded shares, will be converted into the right to receive 2.406 ordinary shares, par value $1.00 per share, of NewCo (the “NewCo Shares”), and approve the transactions contemplated by the Transaction Agreement, including the merger (the “Livent Transaction Agreement Proposal”).

2.
Livent Advisory Compensation Proposal. To approve, in a non-binding, advisory vote, the compensation that may be paid or become payable to Livent’s named executive officers in connection with the transactions contemplated by the Transaction Agreement (the “Livent Advisory Compensation Proposal”).

3.
NewCo Advisory Governance Documents Proposals. To approve, in non-binding, advisory votes, certain provisions of the articles of association of NewCo (the “NewCo Advisory Governance Documents Proposals”).

4.
Livent Adjournment Proposal. To approve one or more adjournments of the Livent Special Meeting to a later date or dates for any purpose if necessary or appropriate, including if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the merger, at the time of the Livent Special Meeting (the “Livent Adjournment Proposal”).

Accompanying this Notice of Special Meeting of Stockholders is a proxy statement/prospectus, which describes these proposals in more detail, and a form of proxy, which allows you to vote on these proposals. Please carefully review these materials, including the annexes to and information incorporated by reference into the proxy statement/prospectus. The Livent Board unanimously recommends that Livent stockholders vote “FOR” each of these proposals.
We welcome you to virtually attend the Livent Special Meeting, but whether or not you plan to attend, please submit your completed proxy via phone, mail or internet as soon as possible. Proxies are revocable and will not affect your right to vote during the special meeting in the event that you revoke the proxy and attend the virtual meeting. Instructions on how to vote are found in the sections titled “Information About the Livent Special Meeting—Voting of Proxies; Incomplete Proxies” and “Information about the Livent Special Meeting—Shares Held in Street Name and Broker Non-Votes” beginning on page 78 of the proxy statement/prospectus.

Only Livent stockholders of record as shown on our books at the close of business on [ ], 2023 will be entitled to vote at the Livent Special Meeting. Each Livent stockholder is entitled to one vote per Livent Share held by such Livent stockholder on all matters to be voted on at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Sara Ponessa
Dated:	[ ], 2023	Sara Ponessa
	Philadelphia, Pennsylvania	Vice President, General Counsel and Secretary

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by NewCo, constitutes a prospectus of NewCo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the NewCo Shares to be issued to Livent stockholders pursuant to the Transaction Agreement.
This document also constitutes a proxy statement of Livent under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the Livent Special Meeting, at which Livent stockholders will be asked to consider and vote upon the Livent Transaction Agreement Proposal, the Livent Advisory Compensation Proposal, the NewCo Advisory Governance Documents Proposals and the Livent Adjournment Proposal, each as described in more detail herein under “Information About the Livent Special Meeting.” NewCo Shares and CDIs to be issued in the transaction to holders of Allkem shares will be issued pursuant to an exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act based on the approval of the scheme by the Court.
NewCo has supplied all information contained in this proxy statement/prospectus relating to NewCo, Livent has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Livent and Allkem has supplied all information contained in this proxy statement/prospectus relating to Allkem.
No person has been authorized to provide you with information that is different from what is contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated   , 2023 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Livent stockholders nor the issuance by NewCo of NewCo Shares pursuant to the Transaction Agreement will create any implication to the contrary.
A copy of this document has been delivered to the Jersey Registrar of Companies (the “Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and the Registrar has given, and has not withdrawn, consent to its circulation. The Jersey Financial Services Commission (“JFSC”) has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of NewCo Shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Registrar nor the JFSC takes any responsibility for the financial soundness of NewCo or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. The current directors of NewCo have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All such directors accept responsibility accordingly. It should be remembered that the price of securities and the income from them can go down as well as up.
Nothing in this document or anything communicated to holders or potential holders of the NewCo Shares or CDIs is intended to constitute or should be construed as advice on the merits of, the purchase of or subscription for, NewCo Shares or CDIs or the exercise of any rights attached to them for the purposes of the Financial Services (Jersey) Law 1998.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Livent from other documents that Livent has filed with the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 301 of this proxy statement/prospectus. This information is available for you to review on the SEC’s website at www.sec.gov.
Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Livent, without charge, by written or telephonic request directed to Livent Corporation, 1818 Market Street, Suite 2550, Philadelphia, Pennsylvania 19103, Telephone: (215) 299-5900; or Morrow Sodali, LLC, Livent’s proxy solicitor, by calling toll-free at (800) 662-5200 or via email at Livent@info.morrowsodali.com.
In order for you to receive timely delivery of the documents in advance of the Livent Special Meeting to be held on [ ], 2023 you must request the information no later than five business days prior to the date of the Livent Special Meeting (i.e., by [ ], 2023).
Neither Allkem nor NewCo currently file reports with the SEC. Following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, NewCo will file annual, quarterly and current reports and other information with the SEC. SEC filings of NewCo will be available to the public at the SEC website at www.sec.gov.

FREQUENTLY USED TERMS
Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement/prospectus to:
•	“Allkem” refers to Allkem Limited, an Australian public company limited by shares;
•	“Allkem Board” refers to the board of directors of Allkem;
•
“Allkem Shareholder Approval” refers to the approval of the scheme at the scheme meeting by the Allkem shareholders in accordance with the Australian Corporations Act by (i) a majority in number of Allkem shareholders that are present and voting at the scheme meeting (either in person or by proxy or by corporate representative) and (ii) 75% or more of the votes cast on the resolution; and in the case of (i), such other threshold as approved by the Court;

•	“Allkem Shares” refers to the ordinary shares of Allkem;
•	“Antitrust Division” refers to the Antitrust Division of the U.S. Department of Justice;
•	“ASIC” refers to the Australian Securities and Investments Commission;
•	“ASX” refers to the ASX Limited (ABN 98 008 624 691) and where the context requires, the securities exchange that it operates;
•	“ATO” refers to the Australian Taxation Office;
•
“ATO Class Ruling” refers to a class ruling from the ATO in relation to rollover relief for Allkem shareholders who are Australian tax residents who are receiving the scheme consideration in connection with the scheme;

•	“Australian Accounting Standards” refers to the Australian Accounting Standards, consistently applied;
•	“Australian Corporations Act” refers to the Australian Corporations Act 2001 (Cth);
•
“butyllithium” refers to an organolithium compound which is used to initiate polymerization in the manufacturing of synthetic rubber and other polymers and as a chemical reagent in the synthesis of certain organic compounds;

•	“Cauchari” refers to Allkem’s Cauchari lithium brine project in Jujuy Province, Argentina;
•	“CDIs” refers to NewCo CHESS Depositary Instruments, each representing a beneficial ownership interest (but not legal title) in one NewCo Share;
•	“CHESS” refers to the Clearing House Electronic Subregister System;
•	“closing” refers to the closing of the transaction;
•	“Code” refers to the Internal Revenue Code of 1986, as amended;
•
“Competing Proposal” refers to, in the case of Livent and Allkem, as applicable, any inquiry, contract, proposal, offer or indication of interest from any third party relating to any transaction or series of related transactions (other than transactions only with the other of Allkem or Livent, respectively, or any of such other party’s subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, equity purchase, merger, scheme of arrangement (solely in the case of Allkem) or otherwise) by any person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of such party or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that constitute 20% or more of such party’s and its subsidiaries’ consolidated assets (by fair market value), or generated 20% or more of such party’s and its subsidiaries’ net revenue or earnings for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding Livent Shares or Allkem Shares, respectively, or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Livent Shares or Allkem Shares, respectively, entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, scheme of arrangement (solely in the case of Allkem), recapitalization, liquidation, dissolution or similar transaction involving such party, or any of its subsidiaries whose business or assets constitute 20% or more of such party’s and its subsidiaries’ consolidated assets (by fair market value), or generated 20% or more of such party’s and its subsidiaries’ net revenue or earnings for the preceding 12 months;
•
“Court” refers to the Federal Court of Australia (Western Australian registry), or such other court of competent jurisdiction under the Australian Corporations Act as may be agreed to in writing by Livent and Allkem;

•
“deed poll” refers to the deed poll under which NewCo covenants in favor of the Allkem shareholders to perform the obligations attributed to NewCo under the scheme provided for under the Transaction Agreement;

•	“DGCL” refers to the Delaware General Corporation Law, as amended;
•	“effective time” refers to the effective time of the merger;
•	“end date” refers to February 10, 2024 (subject to extension by either party until May 10, 2024 in order to obtain required antitrust, investment screening or other regulatory approvals);
•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
•
“First Court Hearing” refers to the hearing of the Court pursuant to Section 411(4)(a) of the Australian Corporations Act to consider and, if thought fit, approve the mailing of the scheme booklet (with or without amendment) and convene the scheme meeting;

•	“fiscal year 2023” refers, when used with respect to Livent, to Livent’s fiscal year ending December 31, 2023 and, when used with respect to Allkem, to Allkem’s fiscal year ending June 30, 2023;
•	“fiscal year 2024” refers, when used with respect to Livent, to Livent’s fiscal year ending December 31, 2024 and, when used with respect to Allkem, to Allkem’s fiscal year ending June 30, 2024;
•	“FTC” refers to the U.S. Federal Trade Commission;
•	“GAAP” refers to U.S. generally accepted accounting principles, consistently applied;
•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;
•	“IER” refers to a report, including any update or supplementary report, of the Independent Expert setting out whether or not the scheme is in the best interests of the Allkem shareholders;
•	“IFRS” refers to the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied;
•	“Independent Expert” refers to the independent expert appointed by Allkem to prepare the IER, which is Kroll Australia Pty Ltd;
•
“Intervening Event” refers to, in the case of Livent and Allkem, as applicable, an effect that is material to such party that occurs or arises after the date of the Transaction Agreement that was not known to or reasonably foreseeable by such party’s board of directors as of the date of the Transaction Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by such party’s board of directors as of the date of the Transaction Agreement); provided, however, that in no event shall the following constitute an Intervening Event: (a) the receipt, existence or terms of an actual or possible Competing Proposal or Superior Proposal of such party, (b) any change, in and of itself, in the price or trading volume of Livent Shares or Allkem Shares, respectively (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), (c) any effect relating to such party or any of its subsidiaries that does not amount to a material adverse effect, individually or in the aggregate, (d) conditions (or changes in such conditions) in the lithium mining and chemicals industry (including changes in general market prices for lithium chemicals, lithium spodumene concentrate and related products (including pricing under futures contracts) and political or regulatory changes affecting the industry or any changes in applicable law), (e) any opportunity to acquire (by merger, joint venture, partnership, consolidation, scheme of arrangement (solely

v

in the case of Allkem), acquisition of equity or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other person or (f) the fact that such party or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition);
•	“Irish IntermediateCo” refers to an Irish private company limited by shares that will be formed in connection with the transaction;
•	“IRS” refers to the U.S. Internal Revenue Service;
•	“James Bay” refers to Allkem’s James Bay lithium spodumene project in Québec, Canada;
•	“Jersey Companies Law” refers to the Companies (Jersey) Law 1991;
•	“Jersey law” refers to the laws of the Bailiwick of Jersey;
•	“kMT” refers to a thousand metric tons;
•	“LCE” refers to lithium carbonate equivalent;
•	“lithium carbonate” refers to an inorganic compound, derived mainly from lithium brine reservoirs or spodumene-bearing ores;
•	“lithium hydroxide” refers to an inorganic compound, derived mainly from spodumene-bearing ores or lithium carbonate, that is used mainly in lithium-ion batteries for energy storage applications;
•	“Livent” refers to Livent Corporation, a Delaware corporation;
•
“Livent Adjournment Proposal” refers to the proposal to approve one or more adjournments of the Livent Special Meeting to a later date or dates for any purpose if necessary or appropriate, including if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the merger, at the time of the Livent Special Meeting;

•
“Livent Advisory Compensation Proposal” refers to the proposal to approve, in a non-binding, advisory vote, the compensation that may be paid or become payable to Livent’s named executive officers in connection with the transactions contemplated by the Transaction Agreement;

•	“Livent Board” refers to the board of directors of Livent;
•	“Livent Director RSUs” refers to any outstanding time-vested restricted stock unit held by any Livent non-employee directors;
•	“Livent Option” refers to any outstanding time-vested stock option with respect to Livent Shares;
•
“Livent Proposals” refers to, collectively, the Livent Transaction Agreement Proposal, the Livent Advisory Compensation Proposal, the NewCo Advisory Governance Documents Proposals and the Livent Adjournment Proposal;

•	“Livent PSUs” refers to the outstanding performance-based restricted stock units of Livent;
•	“Livent RSUs” refers to the outstanding time-vested restricted stock units of Livent;
•	“Livent Shares” refers to the shares of common stock of Livent, par value $0.001 per share;
•	“Livent Special Meeting” refers to the special meeting of Livent stockholders described in this proxy statement/prospectus;
•
“Livent Stockholder Approval” refers to the affirmative vote of a majority of the outstanding Livent Shares entitled to vote on the Livent Transaction Agreement Proposal, including the adoption of the Transaction Agreement and approval of the transactions contemplated thereby, at the Livent Special Meeting in favor of such adoption and approval, respectively;

•	“Livent Transaction Agreement Proposal” refers to the proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the merger;
•	“merger” refers to the merger of Merger Sub with and into Livent, with Livent as the surviving company, as part of the transaction;
•	“merger consideration” refers to the right to receive, with respect to each Livent Share (other than certain excluded shares), 2.406 NewCo Shares in the merger;
•	“Merger Exchange Ratio” refers to 2.406 NewCo Shares for each Livent Share;
•	“Merger Sub” refers to Lightning-A Merger Sub, Inc., a Delaware corporation;
•	“Mt Cattlin” refers to Allkem’s Mt Cattlin spodumene operation or project in Ravensthorpe, Western Australia;
•	“Naraha” refers to the lithium hydroxide plant in Naraha, Japan of which Allkem owns a 75% economic interest;
•
“NewCo” refers to Arcadium Lithium plc, a public limited company incorporated under the Laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc);

•	“NewCo Advisory Governance Documents Proposals” refers to, collectively, the proposals to approve, in non-binding, advisory votes, certain provisions of the NewCo articles of association;
•
“NewCo articles of association” refers to the amended and restated articles of association of NewCo, which will become effective immediately prior to the scheme effectiveness, substantially in the applicable form attached as Annex B;

•
“NewCo memorandum of association” refers to the amended and restated memorandum of association of NewCo, which will become effective immediately prior to the scheme effectiveness, substantially in the applicable form attached as Annex B;

•	“NewCo Organizational Documents” refers to the NewCo articles of association and the NewCo memorandum of association;
•	“NewCo Parties” refers to NewCo, Merger Sub and, following the execution of a joinder agreement to the Transaction Agreement, Irish IntermediateCo;
•	“NewCo Shares” refers to ordinary shares, par value $1.00 per share, of NewCo;
•	“NYSE” refers to the New York Stock Exchange;
•	“Olaroz” refers to the Olaroz lithium facility in Jujuy Province, Argentina of which Allkem owns a 66.5% equity interest;
•
“pegmatite,” which includes the mineral spodumene, refers to naturally occurring igneous, or magmatic, rock formations that typically have a coarse grained texture and are mined for rare earth commodities;

•	“Sal de Vida” refers to Allkem’s Sal de Vida lithium brine project or operation in Catamarca Province, Argentina;
•
“sanction date” refers to the first day on which the Court hears the application for an order under section 411(4)(b) of the Australian Corporations Act approving the scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard;

•	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002;
•	“scheme” refers to the scheme of arrangement provided for under the Transaction Agreement;
•
“scheme booklet” refers to a document prepared by Allkem in relation to the scheme explaining the effect of the scheme and setting out certain prescribed information including notice of the scheme meeting;

•	“scheme consideration” refers to the right to receive, with respect to each Allkem Share, one CDI or, in certain cases, one NewCo Share, in the scheme;

•	“scheme effectiveness” refers to the scheme becoming effective under the Australian Corporations Act, which will occur on the date on which the Court order approving the scheme is filed with ASIC;
•	“Scheme Exchange Ratio” refers to one NewCo Share or CDI for each Allkem Share;
•
“scheme implementation” refers to the issue of the scheme consideration (comprising NewCo Shares and CDIs) to former Allkem shareholders followed by the transfer of all of the Allkem Shares to NewCo, each in accordance with the terms and conditions of the scheme;

•
“scheme meeting” refers to the meeting of Allkem shareholders (and any adjournment thereof) ordered by the Court to be convened under subsection 411(1) of the Australian Corporations Act to consider and vote on the scheme;

•	“Scheme Record Date” refers to 7:00 pm (Sydney time) on the second ASX trading day after scheme effectiveness, or such other date and time as may be agreed to in writing by Allkem and Livent;
•	“SEC” refers to the Securities and Exchange Commission;
•	“Second Court Hearing” refers to the hearing of the Court pursuant to Section 411(4)(b) of the Australian Corporations Act to approve the scheme;
•	“Securities Act” refers to the Securities Act of 1933, as amended;
•
“spodumene” or “lithium bearing spodumene” refers to a naturally occurring lithium bearing ore, derived mainly from mining of lithium-bearing pegmatite formations. Spodumene is typically used in concentrated form as feedstock for lithium carbonate or hydroxide production, and valued based on its lithium content among other factors;

•
“Superior Proposal” refers to, in case of Livent or Allkem, as applicable, a bona fide written proposal that is not solicited after the date of the Transaction Agreement in breach of the Transaction Agreement and is made after the date of the Transaction Agreement by any person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than the other party or any of its affiliates) to acquire, directly or indirectly, (a) businesses or assets of Livent or Allkem, respectively, or any of their subsidiaries, as applicable (including capital stock of or ownership interest in any subsidiary) that account for all or substantially all of the fair market value of such party and its subsidiaries’ assets or that generated all or substantially all of such party and its subsidiaries’ net revenue or earnings for the preceding 12 months, respectively, or (b) all or substantially all of the outstanding Livent Shares or Allkem Shares, respectively, in each case whether by way of merger, amalgamation, scheme of arrangement (solely in the case of Allkem), share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of equity or assets or otherwise, that in the good-faith determination of such party’s board of directors, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to such party’s stockholders than the transaction (after taking into account the time likely to be required to consummate such proposal, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing or certainty of closing, the identity of the person or persons making the proposal and any adjustments or revisions to the terms of the Transaction Agreement offered by the other party in response to such proposal or otherwise), after considering all factors such party’s board of directors deems relevant;

•	“tantalum” refers to tantalum pentoxide (Ta2O5) and tantalum pentoxide bearing ore;
•	“transaction” refers to the collective transactions contemplated by the Transaction Agreement, including the merger and the scheme;
•
“Transaction Agreement” refers to the Transaction Agreement, dated as of May 10, 2023, as amended by the Amendment to Transaction Agreement, dated as of August 2, 2023 and the Second Amendment to Transaction Agreement, dated as of November 5, 2023, and as may be further amended from time to time, among Livent, Allkem, NewCo and Merger Sub;

•	“transaction consideration” refers to the merger consideration and the scheme consideration, collectively;
•	“Treasury Regulations” refers to the U.S. Treasury regulations promulgated under the Code;
•	“TSX” refers to the Toronto Stock Exchange;

•	“U.K.” refers to the United Kingdom of Great Britain and Northern Ireland; and
•	“U.S.” refers to the United States of America.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
AND THE LIVENT SPECIAL MEETING
The following questions and answers are intended to briefly address some questions that you, as a Livent stockholder, may have regarding the transaction, the Transaction Agreement and the Livent Special Meeting. These questions and answers may not address all questions that may be important to you as a Livent stockholder. Please refer to the section entitled “Summary” beginning on page 17 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes and the exhibits to and the information incorporated by reference into this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 301 of this proxy statement/prospectus.
Q:	Why am I receiving this proxy statement/prospectus and proxy card?
Livent and Allkem have agreed to combine in a merger of equals transaction under the terms of the Transaction Agreement that are summarized in this proxy statement/prospectus. The Transaction Agreement provides that, if the transaction is approved by Livent’s stockholders and the other conditions to closing the transaction are satisfied or waived at or prior to the closing of the transaction, each of Livent and Allkem will become a wholly owned subsidiary of NewCo and each Livent Share (other than Livent Shares held as treasury stock by Livent or Livent Shares held by any of its subsidiaries) will be converted into the right to receive 2.406 NewCo Shares (which are expected to be listed and traded on the NYSE under the symbol “ALTM”). Livent is holding a virtual special meeting of its stockholders (the “Livent Special Meeting”) to ask its stockholders to consider and vote upon a proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the merger.
In addition to the Livent Transaction Agreement Proposal, Livent stockholders are also being asked (i) to consider and vote upon a proposal to approve, in a non-binding, advisory vote, the compensation that may be paid or become payable to Livent’s named executive officers in connection with the transactions contemplated by the Transaction Agreement, (ii) to consider and vote upon proposals to approve, in non-binding, advisory votes, certain provisions of the NewCo articles of association and (iii) to approve one or more adjournments of the Livent Special Meeting to a later date or dates for any purpose if necessary or appropriate, including if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Livent Transaction Agreement Proposal at the time of the Livent Special Meeting.
This proxy statement/prospectus includes important information about the transaction, the Transaction Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the Livent Special Meeting. Livent stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their Livent Shares without attending the Livent Special Meeting.
Q:	How does the Livent Board recommend that I vote at the Livent Special Meeting?
A:
The Livent Board unanimously recommends that Livent stockholders vote “FOR” the Livent Transaction Agreement Proposal, “FOR” the Livent Advisory Compensation Proposal, “FOR” the NewCo Advisory Governance Documents Proposals and “FOR” the Livent Adjournment Proposal. See the section entitled “The Transaction—Recommendation of the Livent Board; Livent’s Reasons for the Transaction” beginning on page 98 of this proxy statement/prospectus.

Q:	What is the vote required to approve each proposal at the Livent Special Meeting?
A:
Approval of the Livent Transaction Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding Livent Shares entitled to vote on the proposal. Because the affirmative vote required to approve the Livent Transaction Agreement Proposal is based upon the total number of outstanding Livent Shares, if you fail to submit a proxy or vote virtually at the Livent Special Meeting, you abstain or you do not provide your bank, broker or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the Livent Transaction Agreement Proposal.

Approval of the Livent Advisory Compensation Proposal on a non-binding, advisory basis requires the affirmative vote of the majority of Livent Shares entitled to vote at the meeting which are represented at the meeting.

Approval of each of the NewCo Advisory Governance Documents Proposals on a non-binding, advisory basis requires the affirmative vote of the majority of Livent Shares entitled to vote at the meeting which are represented at the meeting.
Approval of the Livent Adjournment Proposal requires the affirmative vote of the majority of Livent Shares entitled to vote at the meeting which are represented at the meeting.
For purposes of the Livent Special Meeting, an abstention as to a particular matter occurs when either (a) a Livent stockholder affirmatively votes to “ABSTAIN” as to that matter or (b) a Livent stockholder attends the Livent Special Meeting and does not vote as to such matter. For purposes of the Livent Special Meeting, a failure to be represented as to particular Livent Shares and a particular matter occurs when either (a) the holder of record of such Livent Shares neither attends the meeting nor returns a proxy with respect to such Livent Shares or (b) such Livent Shares are held in “street name” and the beneficial owner does not instruct the owner’s bank, broker or other nominee on how to vote such Livent Shares with respect to such matter (i.e., a broker non-vote).
For the Livent Transaction Agreement Proposal, an abstention or a failure to be represented, either virtually or by proxy, at the Livent Special Meeting will have the same effect as a vote “AGAINST” the Transaction Agreement Proposal.
For the Livent Advisory Compensation Proposal, if a Livent stockholder fails to vote or instruct his or her bank, broker or other nominee on how to vote and is not represented at the Livent Special Meeting, it will have no effect on the vote count for the Livent Advisory Compensation Proposal. An abstention will have the same effect as a vote “AGAINST” the Livent Advisory Compensation Proposal.
For each of the NewCo Advisory Governance Documents Proposals, if a Livent stockholder fails to vote or instruct his or her bank, broker or other nominee on how to vote and is not represented at the Livent Special Meeting, it will have no effect on the vote count for the NewCo Advisory Governance Documents Proposals. An abstention will have the same effect as a vote “AGAINST” the NewCo Advisory Governance Documents Proposals.
For the Livent Adjournment Proposal, an abstention will have the same effect as a vote “AGAINST” the proposal, but a failure to be represented will not have any effect on the Livent Adjournment Proposal.
Q:	Does my vote matter?
A:
Yes. The transaction cannot be completed unless the Livent Transaction Agreement Proposal is approved by the Livent stockholders. For Livent stockholders, if you fail to submit a proxy or vote virtually at the Livent Special Meeting, or vote to abstain, or you do not provide your bank, broker or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the Livent Transaction Agreement Proposal.

See the section entitled “Information About the Livent Special Meeting” beginning on page 75 of this proxy statement/prospectus.
Q:	What will I receive if the transaction is completed?
A:
If the transaction is completed, each outstanding Livent Share (other than Livent Shares held as treasury stock by Livent or Livent Shares held by any of its subsidiaries) will be converted into the right to receive 2.406 NewCo Shares. The issuance of the NewCo Shares to holders of Livent Shares will be registered with the SEC and the NewCo Shares are expected to be listed and traded on the NYSE under the symbol “ALTM.” See the section entitled “The Transaction Agreement—Merger Consideration” beginning on page 146 of this proxy statement/prospectus.

Q:	What equity stakes will former Livent stockholders and former Allkem shareholders hold in NewCo?
A:
Under the Transaction Agreement and based on the Merger Exchange Ratio of Livent Shares for NewCo Shares, the Scheme Exchange Ratio of Allkem Shares for NewCo Shares or CDIs, and Allkem’s and Livent’s respective fully diluted shares as of the date of the Transaction Agreement, it is expected that Livent stockholders will own approximately 44%, and Allkem shareholders will own approximately 56%, respectively, of NewCo immediately following the effective time.

Q:	What is the value of a NewCo Share?
A:
Prior to the effective time, there has not been and will not be an established public trading market for NewCo Shares, and the market price of NewCo Shares will be unknown until the commencement of trading following the effective time. The NewCo Shares will reflect the combination of Livent and Allkem based upon the respective exchange ratios for Allkem Shares and Livent Shares, which, in the case of Allkem is one NewCo Share or one CDI for each Allkem Share, and in the case of Livent is 2.406 NewCo Shares for each Livent Share. The exchange ratios are fixed and will not fluctuate up or down based on the market price of Livent Shares, the market price of Allkem Shares or changes in currency exchange rates prior to the completion of the transaction.

Q:	After the transaction, where can I trade my NewCo Shares?
A:	At and as of the closing of the transaction, it is expected that the NewCo Shares will be listed and traded on the NYSE under the symbol “ALTM.”
Allkem Shares will not be traded on the ASX following the closing of the transaction, but interests in NewCo Shares will be quoted and traded on the financial market operated by the ASX in the form of CDIs under the ASX symbol “LTM.”
Q:	What will holders of Livent equity awards receive in the transaction?
A:	Upon completion of the merger, outstanding Livent equity awards will be treated as follows:
•
Livent RSUs. At the effective time, each Livent RSU will be assumed by NewCo and will be subject to substantially the same terms and conditions as applied to the related Livent RSU immediately prior to the effective time, except that the Livent Shares subject to such Livent RSUs will be converted into the right to receive, upon vesting, a number of NewCo Shares equal to the product of (A) the number of Livent Shares underlying such Livent RSUs immediately prior to the effective time, multiplied by (B) 2.406. Following such assumption, each assumed Livent RSU that is unvested and outstanding as of the date of signing of the Transaction Agreement will vest on a pro rata basis and, to the extent of such vesting, will be exchanged into the right to receive the merger consideration at the effective time or as soon as practicable thereafter.

•
Livent PSUs. At the effective time, each Livent PSU will fully vest, with the number of Livent Shares subject to such Livent PSUs determined based on the achievement of the higher of target and actual performance. At the effective time or as soon as practicable thereafter, each Livent PSU will be canceled in exchange for the right to receive the merger consideration.

•
Livent Options. At the effective time, each Livent Option will be assumed by NewCo and will be subject to substantially the same terms and conditions as applied to the related Livent Option immediately prior to the effective time, except that (x) each such assumed Livent Option will be converted into a stock option to acquire a number of NewCo Shares equal to the product of (A) the number of Livent Shares underlying such assumed Livent Options immediately prior to the effective time, multiplied by (B) 2.406; and (y) the exercise price per NewCo Share will be equal to the product of (A) the original exercise price per Livent Share when such assumed Livent Option was granted, divided by (B) 2.406.

•
Livent Director RSUs. Immediately prior to the effective time, any Livent Director RSUs will vest in full and be cancelled and converted into the right to receive an amount in cash equal to (A) the number of Livent Shares subject to such Livent Director RSUs immediately prior to the effective time, multiplied by (B) the higher of (i) the first available closing price of the merger consideration and (ii) the closing price per Livent Share as reported in the New York Stock Exchange, on the last trading day preceding the closing date.

Following the effective time, to the extent provided in the applicable award agreement, assumed Livent equity awards will vest, to the extent unvested, on a “double-trigger” basis in the event of an award holder’s termination of employment by NewCo without “cause” or by the holder for “good reason,” in each case within two years following the effective time. For additional information on the treatment of Livent equity awards, see the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Treatment of Livent Equity Awards” beginning on page 149 of this proxy statement/prospectus.

Q:	Do any of the Livent directors or executive officers have interests in the transaction that may differ from or be in addition to my interests as a Livent stockholder?
A:
Livent’s directors and executive officers have certain interests in the transaction that may be different from, or in addition to, the interests of Livent stockholders generally. These interests include, among other things:

•
for Livent’s non-employee directors, the treatment of outstanding Livent Director RSUs, which will vest in full and be cancelled and converted into the right to receive an amount in cash. The estimated amount that would be realized by each of Livent’s eight non-employee directors in respect of his or her unvested outstanding Livent Director RSUs if the transaction were to be completed on November 30, 2023 is $127,535. Livent’s non-employee directors only hold Livent Director RSUs and do not hold any other types of equity incentive awards;

•
for Livent’s executive officers, the treatment of outstanding equity awards described in the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Treatment of Livent Equity Awards” beginning on page 149 of this proxy statement/prospectus; based on the assumptions described thereunder, the estimated aggregate value of accelerated equity awards that would be realized by each of Messrs. Paul W. Graves and Gilberto Antoniazzi and Ms. Sara Ponessa is $6,165,407, $1,607,455 and $1,171,701, respectively; for a detailed breakdown of each executive officer’s holding of the equity awards, please see the tabular disclosure under such section;

•
for each of Livent’s executive officers, the entitlement to receive certain severance benefits under their individual executive severance agreements with Livent upon a termination of employment by Livent without “cause” or by such individual for “good reason,” in each case within the 24-month period following a “change in control” of Livent; the estimated aggregate value of severance benefits that would be provided to each of Messrs. Graves and Antoniazzi and Ms. Ponessa in connection with such a termination is $12,938,249, $5,200,467 and $3,133,436, respectively;

•
for each of Mr. Antoniazzi and Ms. Ponessa, the entitlement to receive a cash retention bonus payment in the amount of $250,000 under a retention program established in connection with the transaction, as described in the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Livent Retention Program” beginning on page 118 of this proxy statement/prospectus;

•
for each of Livent’s executive officers, the entitlement to receive a transaction bonus upon the closing of the merger (subject to continued service through such event) of $500,000 for Mr. Graves and $200,000 for each of Mr. Antoniazzi and Ms. Ponessa, as described in the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Livent Transaction Bonus Program” beginning on page 118 of this proxy statement/prospectus; and

•	continued indemnification and directors’ and officers’ liability insurance.
The Livent Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Transaction Agreement and the transactions contemplated thereby and in recommending to holders of Livent Shares that they vote to approve the Livent Transaction Agreement Proposal, the Livent Advisory Compensation Proposal, the NewCo Advisory Governance Documents Proposals and the Livent Adjournment Proposal.
For more information on and quantification of these interests, see the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction” beginning on page 115 of this proxy statement/prospectus. For more information on Livent’s directors’ and executive officers’ security ownership of Livent, see the section entitled “Security Ownership of Certain Beneficial Holders, Directors and Management of Livent.”
Q:	Will my NewCo Shares acquired in the transaction receive a dividend?
A:
Once you exchange your Livent Shares after the closing of the transaction, as a holder of NewCo Shares, you will receive the same dividends on NewCo Shares that all other holders of NewCo Shares or CDIs will receive with any dividend record date that occurs after the transaction is completed. Any dividend payments will be made at the discretion of the board of directors of NewCo and will depend upon many factors, including the financial condition of NewCo, earnings, legal requirements, applicable restrictions in debt agreements that limit the ability to pay dividends to stockholders and other factors the board of directors of NewCo may deem relevant. See “Description of NewCo Shares — Dividends” for more information on NewCo’s dividend policy.
Q:	Will dividends paid by NewCo be subject to tax withholding?
A:
Dividend Withholding Tax (“DWT”) (which is currently 25%) must be deducted from dividends paid by an Irish tax resident company such as NewCo, unless a shareholder is entitled to an exemption and has submitted a properly completed exemption form to NewCo’s registrar, Computershare Investor Services (Jersey) Limited.

Further details on DWT exemptions and all relevant forms can be obtained from the Irish Revenue Commissioners’ website at www.revenue.ie. The information on such website does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus.
For a more complete description of material tax consequences of the transaction to holders of Livent Shares, please see the sections entitled “The Transaction—Material U.S. Federal Income Tax Considerations for U.S. Holders,” beginning on page 132, and “The Transaction—Irish Tax Considerations,” beginning on page 139 of this proxy statement/prospectus.
Q:	What are the material U.S. federal income tax consequences of the transaction to U.S. holders of Livent Shares?
A:
In connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Davis Polk & Wardwell LLP (“Davis Polk”) has rendered to NewCo its opinion, dated October 30, 2023, to the effect that, based upon and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the federal income tax opinion filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part (including, for the avoidance of doubt, the assumption that market conditions between the date of such opinion and the effective time do not impact the relative valuation of Livent and Allkem for purposes of Treasury Regulations Section 1.367(a)-3(c) and Section 7874(a)(2)(B) of the Code), and representations from Livent, Allkem, and NewCo, (i) either (A) the merger will qualify as a reorganization under Section 368(a) of the Code, or (B) the merger and the scheme, taken together, will qualify as an exchange described in Section 351(a) of the Code, (ii) the transfer of Livent Shares, other than certain excluded shares, by Livent stockholders pursuant to the merger (other than by any Livent stockholder who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of NewCo following the merger that does not enter into a five year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) should qualify for an exception to Section 367(a)(1) of the Code (the tax treatment described in clauses (i) and (ii) together, the “Intended U.S. Shareholder Tax Treatment”) and (iii) the merger and scheme will not result in NewCo being treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a “domestic corporation” pursuant to Section 7874(b) of the Code (the tax treatment described in this clause (iii), the “Intended Section 7874 Tax Treatment”, and together with the Intended U.S. Shareholder Tax Treatment, the “Intended U.S. Tax Treatment”).

As a condition to the scheme implementation, Livent will have requested and received from Davis Polk or, if Davis Polk is unable or unwilling, Sidley Austin LLP (“Sidley Austin”), its opinion to Livent, which will be dated as of the sanction date and based on the facts, representations and assumptions set forth or referred to in the opinion, that the transaction qualifies for the Intended U.S. Shareholder Tax Treatment, with the modification that clause (i) of the Intended U.S. Shareholder Tax Treatment is satisfied for purposes of this condition in the Transaction Agreement by the conclusion that either (A) the merger should qualify as a reorganization under Section 368(a) of the Code, or (B) the merger and the scheme, taken together, should qualify as an exchange described in Section 351(a) of the Code (as so modified, the “Transaction Agreement U.S. Tax Treatment”). Livent may, under the terms of the Transaction Agreement, waive this condition in whole or in part, but is under no obligation to do so. It is not a condition to the scheme implementation that a tax opinion address the Intended Section 7874 Tax Treatment.
If the merger and the scheme qualify for the Intended U.S. Tax Treatment, if a U.S. holder of Livent Shares exchanges all of its Livent Shares for NewCo Shares in the transaction, and the U.S. holder is not a “five-percent transferee shareholder” (as defined above) that does not file with the IRS a gain recognition agreement as described in applicable Treasury Regulations, the U.S. holder should not recognize any gain or loss with respect to its Livent Shares, except to the extent of any cash the U.S. holder may receive in lieu of a fractional NewCo Share.
For a more complete description of the material U.S. federal income tax consequences of the transaction to U.S. holders of Livent Shares, please see the section entitled “The Transaction—Material U.S. Federal Income Tax Considerations for U.S. Holders” beginning on page 132 of this proxy statement/prospectus.
Q:	When is the transaction expected to be completed?
A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Transaction Agreement—Conditions That Must Be Satisfied or Waived for the Transaction to Occur” beginning on page 167 of this proxy statement/prospectus, including the approval of the Livent Transaction Agreement Proposal by Livent stockholders at the Livent Special Meeting, Livent and Allkem expect that the transaction will be completed by the end of calendar year 2023. However, it is possible that factors outside the control of one or both companies could result in the transaction being completed at a different time or not at all.

Q:	Who will serve on the NewCo board of directors following the transaction?
A:
Upon the closing of the transaction, the board of directors of NewCo will be comprised of 12 members. Under the Transaction Agreement, the composition of the NewCo board of directors will be as follows:

•	six current Allkem directors (each of whom will be nominated by Allkem prior to the scheme effectiveness, and including Mr. Peter Coleman, the current Chairman of the Allkem Board); and
•	six current Livent directors (each of whom will be nominated by Livent prior to the scheme effectiveness, and including Mr. Paul W. Graves, the current Chief Executive Officer of Livent).
Pursuant to the Transaction Agreement, Livent has nominated the following current Livent directors for the NewCo board of directors: (i) Michael F. Barry, (ii) Paul W. Graves, (iii) Christina Lampe-Önnerud, (iv) Pablo Marcet, (v) Steven T. Merkt and (vi) Robert C. Pallash, and Allkem has nominated the following current Allkem directors for the NewCo board of directors: (i) Peter Coleman, (ii) Alan Fitzpatrick, (iii) Florencia Heredia, (iv) Leanne Heywood, (v) Fernando Oris de Roa and (vi) John Turner. The current Chairman of the Allkem Board, Mr. Peter Coleman, will serve as the Chair of the NewCo board of directors.
For more information on the governance of NewCo following the completion of the transaction, see “Management and Corporate Governance of NewCo” beginning on page 289 of this proxy statement/prospectus.
Q:	Where will NewCo be located, where will NewCo be domiciled and who will serve in senior leadership roles following the transaction?
A:
Following the transaction, NewCo and its subsidiaries will maintain a critical presence in the same locations from which Livent and Allkem currently operate and NewCo’s headquarters will be in North America in a location mutually determined by Livent and Allkem prior to the scheme effectiveness. NewCo is incorporated in the Bailiwick of Jersey, and is a resident of Ireland for tax purposes and expects to continue to be an Irish tax resident following the transaction. Pursuant to the Transaction Agreement, the current Chairman of the Allkem Board, Mr. Peter Coleman, will assume the role of Chair of NewCo after the transaction, and Livent’s current Chief Executive Officer, Mr. Paul W. Graves, and its current Chief Financial Officer, Mr. Gilberto Antoniazzi, will assume the roles of Chief Executive Officer and Chief Financial Officer, respectively, of NewCo after the transaction. Pursuant to the Transaction Agreement, the other executive leadership of NewCo as of the effective time were contemplated to be mutually determined by Livent and Allkem prior to the scheme effectiveness and the parties have since made this determination, including that Livent’s current General Counsel, Ms. Sara Ponessa, will assume the role of General Counsel of NewCo, as well as determining the rest of the broader senior management team of NewCo as of the effective time, consisting of an approximately equal split of employees from each of Allkem and Livent. For additional information on NewCo’s directors and executive officers, see “Management and Corporate Governance of NewCo” beginning on page 289 of this proxy statement/prospectus.

Q:	How will my rights as a holder of NewCo Shares following the transaction differ from my current rights as a holder of Livent Shares?
A:
Pursuant to the terms of the Transaction Agreement, immediately prior to the closing of the transaction, NewCo’s articles of association will be amended to be in substantially the applicable form attached as Annex B to this proxy statement/prospectus. As a result, the rights of Livent stockholders who become shareholders of NewCo following the transaction will be governed by the laws of the Bailiwick of Jersey and the NewCo Organizational Documents. For more information, see the section entitled “Comparison of the Rights of Holders of Livent Shares and NewCo Shares” beginning on page 269 of this proxy statement/prospectus.

Q:	Who can vote at the Livent Special Meeting?
A:
All holders of record of Livent Shares as of the close of business on [ ], 2023 (the “Merger Record Date”), the record date for the Livent Special Meeting, are entitled to receive notice of, and to vote at, the Livent Special Meeting. Each holder of Livent Shares is entitled to cast one vote on each matter properly brought before the Livent Special Meeting for each Livent Share that such holder owned of record as of the Merger Record Date.

Q:	When and where is the Livent Special Meeting?
A:
The Livent Special Meeting of Livent stockholders will be a virtual meeting conducted exclusively via live webcast online starting at [ : ] a.m. Eastern time (with log-in beginning at [ : ] a.m. Eastern time) on [ ], 2023. Livent stockholders will be able to attend the Livent Special Meeting online only and vote shares electronically at the meeting by going to www.virtualshareholdermeeting.com/LTHM2023SM and entering the 16-digit control number included on the proxy card that Livent stockholders received. Because the Livent Special Meeting is completely virtual and being conducted via live webcast, Livent stockholders will not be able to attend the meeting in person. On or about [ ], Livent commenced mailing this proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Livent Special Meeting. For additional information about the Livent Special Meeting, see the section entitled “Information About the Livent Special Meeting” beginning on page 75 of this proxy statement/prospectus.

Q:
Why am I being asked to consider and vote on a proposal to approve, in a non-binding, advisory vote, the compensation that may be paid or become payable to Livent’s named executive officers in connection with the transactions contemplated by the Transaction Agreement?

A:
Under SEC rules, Livent is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to its named executive officers in connection with the transactions contemplated by the Transaction Agreement.

Q:	Why am I being asked to consider and vote on a proposal to approve, in non-binding, advisory votes, certain provisions of the NewCo articles of association?
A:
Under SEC rules, Livent is required to seek a non-binding, advisory vote with respect to certain provisions of the NewCo articles of association that represent a change from the corresponding provisions of Allkem’s current governing documents.

Q:	What will happen if Livent stockholders do not approve the transaction-related compensation or the amendments to the NewCo articles of association?
A:
Approval of the Livent Advisory Compensation Proposal and the NewCo Advisory Governance Documents Proposals is not a condition to completion of the transaction. Accordingly, you may vote against any or all of these proposals and vote in favor of the Livent Transaction Agreement Proposal. The Livent Advisory Compensation Proposal and the NewCo Advisory Governance Documents Proposals votes are each an advisory vote and will not be binding on Livent or NewCo following the transaction. If the transaction is completed, the transaction-related compensation may be paid to Livent’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Livent’s stockholders do not approve, in a non-binding, advisory vote, the Livent Advisory Compensation Proposal and the provisions of the NewCo articles of association will apply in accordance with their terms even if Livent’s stockholders do not approve, in non-binding, advisory votes, any or all of the NewCo Advisory Governance Documents Proposals.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:
If your Livent Shares are registered directly in your name with the transfer agent of Livent, EQ Shareowner Services, you are considered the shareholder of record with respect to those Livent Shares. As the shareholder of record, you have the right to vote, or to grant a proxy for your vote directly to Livent or to a third party to vote, at the Livent Special Meeting.

If your Livent Shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the shareholder of record with respect to those shares. You should check the voting form used by your bank, broker or other nominee to determine whether you may give voting instructions by telephone or the internet and must instruct such bank, broker or other nominee on how to vote such shares by following the instructions that the bank, broker or other nominee provides you along with this proxy statement/prospectus. Your bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your Livent Shares, so you should read carefully the materials provided to you by your bank, broker or other nominee. If you are a beneficial owner of Livent Shares, you are invited to attend the Livent Special Meeting; however, you may not vote your shares held in street name by returning a proxy card directly to Livent, by voting by telephone or internet or by voting virtually at the Livent Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee that holds your shares, giving you the right to vote your Livent Shares at the Livent Special Meeting.
Q:	If my Livent Shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?
A:
No. If your Livent Shares are held in “street name” in a stock brokerage account or by a bank or other nominee, your broker, bank or other nominee will only be permitted to vote your Livent Shares if you instruct it how to vote. You must provide your broker, bank or other nominee with instructions on how to vote your Livent Shares in order to vote. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote Livent Shares held in street name by returning a proxy card directly to Livent, by voting by telephone or internet or by voting virtually at the Livent Special Meeting unless you obtain a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Banks, brokers and other nominees who hold Livent Shares in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are precluded from exercising their voting discretion with respect to non-routine matters when they have not received instructions from beneficial owners. It is expected that all proposals to be voted on at the Livent Special Meeting are “non-routine” matters. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares, which is referred to as a broker non-vote. The effect of not instructing your broker how you wish your Livent Shares to be voted will be the same as a vote “AGAINST” the Livent Transaction Agreement Proposal, but will not have an effect on the Livent Advisory Compensation Proposal, the NewCo Advisory Governance Documents Proposals or the Livent Adjournment Proposal.
Q:	How many votes do I have?
A:
Each Livent stockholder is entitled to one vote for each Livent Share held of record by such Livent stockholder as of the Merger Record Date. As of the close of business on the Merger Record Date, there were [ ] outstanding Livent Shares.

Q:	What constitutes a quorum for the Livent Special Meeting?
A:
The representation, present virtually or by proxy, of a majority of the Livent Shares issued and outstanding on the Merger Record Date and entitled to vote is necessary to constitute a quorum. For purposes of the Livent Special Meeting, an abstention as to a particular matter occurs when either (a) a Livent stockholder affirmatively votes to “ABSTAIN” as to that matter or (b) a Livent stockholder attends the Livent Special Meeting and does not vote as to such matter. For purposes of the Livent Special Meeting, a failure to be represented as to particular Livent Shares and a particular matter occurs when either (a) the holder of record of such Livent Shares neither attends the virtual meeting nor returns a proxy with respect to such Livent Shares or (b) such Livent Shares are held in “street name” and the beneficial owner does not instruct the owner’s bank, broker or other nominee on how to vote such Livent Shares with respect to such matter (i.e., a broker non-vote).

Abstentions will be counted as present for purposes of determining a quorum. If you fail to submit a proxy or to vote virtually at the Livent Special Meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your Livent Shares will not be counted towards a quorum. Because it is expected that all Livent Proposals to be voted on at the Livent Special Meeting will be “non-routine” matters, broker non-votes will not be considered by Livent as present and entitled to vote and will therefore be excluded for purposes of determining a quorum.
Q:	How do I vote my shares?
A:	Stockholders of Record.
If you are a stockholder of record, you may have your Livent Shares voted on the matters to be presented at the Livent Special Meeting in any of the following ways:
•
By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope you have been provided. To be valid, your proxy by mail must be received by 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting.

•
By Telephone. The toll-free number for telephone proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting.

•
By Internet. The web address and instructions for internet proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by internet, then you do not need to return the proxy card. To be valid, your internet proxy must be received by 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting.

•
Online During the Meeting. Livent stockholders of record may attend the virtual Livent Special Meeting by entering your assigned control number located on the proxy card and voting online; attendance at the virtual Livent Special Meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy. Livent requests that Livent stockholders submit their proxies by telephone or over the internet or by completing and signing the accompanying proxy card and returning it to Livent in the enclosed postage-paid envelope as soon as possible. When the accompanying proxy card is returned properly executed, the Livent Shares represented by it will be voted at the Livent Special Meeting in accordance with the instructions contained on the proxy card.

Beneficial Owners.
If your Livent Shares are held by a bank, broker or other nominee, you should check the voting form used by your bank, broker or other nominee to determine whether you may give voting instructions by telephone or the internet and must instruct such bank, broker or other nominee on how to vote such shares by following the instructions that the bank, broker or other nominee provides you along with this proxy statement/prospectus. Your bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your Livent Shares, so you should read carefully the materials provided to you by your bank, broker or other nominee.
Banks, brokers or other nominees who hold Livent Shares on behalf of their customers may not give a proxy to Livent to vote those shares with respect to any of the Livent Proposals without specific instructions from their customers, because banks, brokers and other nominees do not have discretionary voting power on any of the Livent Proposals.
Q:	How can I change or revoke my vote?
A:
You have the right to revoke or change your proxy before it is voted at the Livent Special Meeting by: (i) sending a written notice of revocation to Livent Corporation, 1818 Market Street, Suite 2550, Philadelphia, PA 19103, Attention: Corporate Secretary, that is received by Livent prior to 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting, stating that you would like to revoke your proxy, (ii) submitting a new proxy bearing a later date (by mail, telephone or internet, in accordance with the instructions on the enclosed proxy card) that is received by Livent prior to 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting or (iii) attending the Livent Special Meeting, virtually, using your assigned control number and voting online. If you hold Livent Shares in “street name,” you should follow the instructions provided by your bank, broker or other nominee in order to change or revoke your vote.
Q:	If a shareholder gives a proxy, how are the Livent Shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your Livent Shares in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your Livent Shares should be voted for or against, or you may abstain from voting on, all, some or none of the specific items of business to come before the Livent Special Meeting.

If you sign and return your proxy card without indicating how to vote on any particular proposal, the Livent Shares represented by your proxy will be voted “FOR” each such proposal in accordance with the recommendation of the Livent Board. The proxyholders may use their discretion to vote on any other proposals that might be presented relating to the Livent Special Meeting.
Q:	What should I do if I receive more than one set of voting materials?
A:
If you hold Livent Shares in “street name” and also directly as a record holder or otherwise or if you hold Livent Shares in more than one brokerage account, you may receive more than one set of voting materials relating to the Livent Special Meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your Livent Shares are voted. If you hold your Livent Shares in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	What happens if I sell my Livent Shares before the Livent Special Meeting?
A:
The Merger Record Date is earlier than both the date of the Livent Special Meeting and the effective time. If you transfer your Livent Shares after the Merger Record Date but before the Livent Special Meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Livent Special Meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your Livent Shares. In order to become entitled to receive the merger consideration you must hold your Livent Shares through the effective time, which Livent and Allkem expect will occur by the end of calendar year 2023, subject to satisfaction or waiver of closing conditions.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Livent has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Livent Special Meeting. Livent will pay Morrow Sodali LLC a base fee of $35,000 plus reasonable out-of-pocket expenses. The cost of the solicitation of proxies from Livent stockholders will be borne by Livent. Livent will reimburse brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Livent Shares. In addition to solicitations by mail, Livent’s directors, officers and employees may solicit proxies personally or by email or telephone without additional compensation.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Livent Special Meeting. If you hold your Livent Shares in your own name as the shareholder of record, you may submit a proxy to have your Livent Shares voted at the Livent Special Meeting in one of four ways (described in detail in the response to the question “How do I vote my shares?”):

•	by mail;
•	by telephone;

•	via the internet; or
•	online during the Livent Special Meeting.
If you decide to attend the Livent Special Meeting and vote virtually, your vote will revoke any proxy previously submitted.
If your Livent Shares are held in “street name” through a bank, broker or other nominee, you should check the voting form used by that firm to determine whether you may give voting instructions by telephone or the internet and must instruct such bank, broker or other nominee on how to vote such shares by following the instructions that the bank, broker or other nominee provides you along with this proxy statement/prospectus. Your bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your Livent Shares, so you should read carefully the materials provided to you by your bank, broker or other nominee.
Banks, brokers or other nominees who hold Livent Shares on behalf of their customers cannot give a proxy to Livent to vote those shares with respect to any of the Livent Proposals without specific instructions from their customers, because banks, brokers and other nominees do not have discretionary voting power on any of the Livent Proposals.
Q:	Where can I find the voting results of the Livent Special Meeting?
A:
The preliminary voting results will be announced at the Livent Special Meeting, if available. In addition, within four business days following certification of the final voting results, Livent will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Am I entitled to exercise appraisal or dissenters’ rights instead of receiving the merger consideration for my Livent Shares?
A:
Under Section 262 of the DGCL, holders of Livent Shares are not entitled to exercise dissenters’ or appraisal rights in connection with the merger because Livent Shares are listed on the NYSE and holders of eligible Livent Shares are not required to receive consideration other than NewCo Shares, which are expected to be listed on the NYSE.

For more information regarding appraisal rights, please see the section entitled “Comparison of the Rights of Holders of Livent Shares and NewCo Shares.”
Q:	Are there any risks that I should consider in deciding whether to vote for the Livent Transaction Agreement Proposal?
A:
Yes. You should read and carefully consider the risks described in the section entitled “Risk Factors” beginning on page 37 of this proxy statement/prospectus. You also should read and carefully consider the risk factors relating to Livent contained in the documents filed with the SEC that are incorporated by reference into this proxy statement/prospectus, including Livent’s Annual Report on Form 10-K for the year ended December 31, 2022.

Q:	What are the conditions to the completion of the transaction?
A:
In addition to approval of the Livent Transaction Agreement Proposal by Livent stockholders as described above, completion of the transaction is subject to the satisfaction of a number of other conditions, including conditions relating to receipt of the Allkem Shareholder Approval for the scheme under the Australian Corporations Act, expiration or earlier termination of any applicable waiting period and receipt of governmental consents, approvals and clearances, in each case, under antitrust and investment screening laws in certain applicable jurisdictions, approval of the Court under the Australian Corporations Act, approval from the NYSE of the listing of NewCo Shares to be issued in the transaction, approval from the ASX for the admission of NewCo as a foreign exempt listing and the approval for quotation of the CDIs to be issued in the transaction, accuracy of representations and warranties in the Transaction Agreement, compliance with covenants in the Transaction Agreement, confirmation (verbal or otherwise) from the ATO that either (i) there are no material impediments to or material issues to be resolved which may prevent the ATO from issuing the ATO Class Ruling or (ii) the ATO is prepared to issue the ATO Class Ruling, in a form and substance satisfactory to Allkem (acting reasonably), confirming that qualifying Australian resident Allkem shareholders will be eligible to choose rollover relief to the extent to which they receive NewCo Shares or CDIs in exchange for their Allkem Shares in connection with the scheme, and no events having occurred that would have a material adverse effect on Livent or Allkem. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the transaction, see the section entitled “The Transaction Agreement—Conditions That Must Be Satisfied or Waived for the Transaction to Occur” beginning on page 167 of this proxy statement/prospectus.
Q:	Is consummation of the transaction contingent upon any future approval by the holders of Allkem Shares?
A:
Yes. In accordance with the terms of the Transaction Agreement and applicable law, Allkem must obtain shareholder approval for the scheme under the Australian Corporations Act. See “The Transaction—Regulatory Approvals” beginning on page 130 of this proxy statement/prospectus.

Q:	What happens if the transaction is not completed?
A:
If the Livent Transaction Agreement Proposal is not approved by Livent stockholders or if the transaction is not completed for any other reason, Livent stockholders will not receive NewCo Shares for their Livent Shares. Instead, Livent will remain an independent public company, Livent Shares will continue to be listed and traded on the NYSE and registered under the Exchange Act and Livent will continue to file periodic reports with the SEC. If the Transaction Agreement is terminated, under specified circumstances, Livent may be required to pay Allkem a termination fee of $64.6 million and, under specified circumstances, Allkem may be required to pay Livent a termination fee of $64.6 million. See the section entitled “The Transaction Agreement—Termination Fee” beginning on page 172 of this proxy statement/prospectus.

Q:	Who can help answer any other questions I have?
A:
If you have additional questions about the transaction, need assistance in submitting your proxy or voting your Livent Shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Morrow Sodali, LLC, Livent’s proxy solicitor, by calling toll-free at (800) 662-5200 or via email at Livent@info.morrowsodali.com.

NOTE ON PRESENTATION OF FINANCIAL INFORMATION
Livent Financial Information
The historical financial information of Livent included or incorporated by reference in this proxy statement/prospectus has been derived from the audited consolidated financial statements of Livent as of December 31, 2022 and 2021 and for each of the three years ended December 31, 2022, 2021 and 2020, which are included in the section entitled “Financial Statements and Supplementary Data” of Livent’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 24, 2023 incorporated by reference herein, as well as from the unaudited interim condensed consolidated financial statements as of September 30, 2023 and for the nine month periods ended September 30, 2023 and 2022, which are included in Livent’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2023 incorporated by reference herein.
Livent’s consolidated financial statements are reported under GAAP and are presented in U.S. dollars.
Allkem Financial Information
The historical financial information of Allkem included in this proxy statement/prospectus has been derived from the audited consolidated financial statements of Allkem as of June 30, 2023 and 2022 and for each of the three fiscal years ended June 30, 2023, 2022 and 2021.
The historical consolidated financial statements of Allkem are reported under IFRS.
Pro Forma Financial Information
The unaudited pro forma condensed combined balance sheet included in this proxy statement/prospectus as of September 30, 2023, gives effect to the transaction as if the transaction had been completed on September 30, 2023, and has been prepared on a one-quarter lag basis and therefore combines the unaudited condensed consolidated balance sheet of Livent as of September 30, 2023, with Allkem’s audited consolidated balance sheet as of June 30, 2023, for the reason discussed below.
The unaudited pro forma condensed combined statement of operations included in this proxy statement/prospectus for the nine months ended September 30, 2023 and the year ended December 31, 2022, give effect to the transaction as if it had occurred on January 1, 2022, the first day of Livent’s fiscal year ended December 31, 2022 and combines the historical results of Livent and Allkem. The unaudited pro forma condensed combined statement of operations included in this proxy statement/prospectus for the fiscal year ended December 31, 2022, combines Livent’s audited consolidated statement of operations for the fiscal year ended December 31, 2022, and Allkem’s unaudited combined statement of profit or loss for the twelve months ended December 31, 2022, calculated as the audited consolidated statement of profit or loss for the year ended June 30, 2022, less the unaudited interim consolidated income statement for the six months ended December 31, 2021, plus the unaudited interim consolidated income statement for the six months ended December 31, 2022. The unaudited pro forma condensed combined statement of operations included in this proxy statement/prospectus for the nine months ended September 30, 2023 has been prepared on a one-quarter lag basis and therefore combines Livent’s interim unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023, with Allkem’s unaudited statement of profit and loss for the nine months ended June 30, 2023 (the unaudited statement of profit or loss has been prepared by Allkem’s management for purposes of the unaudited pro forma condensed combined statement of operations and is not separately included in this proxy statement/prospectus since Allkem is not required to and does not publish quarterly financial statements).
For purposes of the unaudited pro forma condensed combined financial information, the applicable historical financial statements of Allkem have been reclassified to align to the financial statement presentation of Livent, adjusted for differences between IFRS and GAAP and adjusted for Livent’s accounting policies for material accounting policy differences. Further, the unaudited pro forma condensed combined financial information includes transaction accounting adjustments which are necessary to account for the transaction in accordance with GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Livent’s management believes are reasonable. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Additional Notes
NewCo’s fiscal year end will be December 31 of each calendar year.
Certain numerical amounts included in this proxy statement/prospectus have been rounded for consistency of presentation. Certain totals in the tables included in this proxy statement/prospectus may not add up due to rounding.
References in this proxy statement/prospectus to “$,” “U.S.$” or “USD” are to U.S. dollars, references to “A$” or “AUD” are to Australian dollars and references to “€”or “EUR” are to euros.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents incorporated by reference herein, contain “forward-looking statements,” including within the meaning of U.S. securities laws, with respect to, among other things, the businesses, strategies and plans of NewCo, Livent and Allkem, the future performance of the combined company, the perceived and potential synergies and other benefits of the transaction, and expectations around the financial impact of the transaction on NewCo’s financials, the intentions, beliefs and expectations, plans, strategies and objectives of the directors and management of the parties, the anticipated timing for and outcome and effects of the transaction (including expected benefits to stockholders of Livent and Allkem), anticipated production, production capacity or construction or development commencement dates, costs or production outputs, capital expenditure and future demand for lithium, market and industry trends, expectations for the ongoing development and growth potential of NewCo and the future operation of Allkem, Livent and NewCo. Forward-looking statements may be accompanied by words such as “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “aim,” “potential,” “may,” “will,” “would,” “could,” “considered,” “likely,” “projection,” “future,” “forecast,” “guidance” or similar words, phrases or expressions, including variations of these words, phrases and expressions, but these are not the exclusive means of identifying such statements. Forward-looking statements are not statements of historical fact and actual events and results may differ materially from those contemplated by the forward-looking statements as a result of a variety of known and unknown risks, uncertainties, and other factors. While NewCo, Livent and Allkem believe the expectations, assumptions, estimates and projections respectively stated by them are reasonable, based on the assumptions made by and information currently available to the management of NewCo, Livent and Allkem, respectively, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of NewCo, Livent and Allkem. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and depend upon future circumstances that may or may not occur. Known and unknown risks, uncertainties and other factors may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. Actual results may differ materially from forward-looking statements and the current expectations of NewCo, Livent and Allkem depending upon a number of factors, including, but not limited to, risks, uncertainties and other factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” and in the section entitled “Risk Factors” in Livent’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein, as well as those discussed in Livent’s periodic public filings with the SEC, including factors contained or incorporated by reference into such documents and in subsequent filings by Livent with the SEC, and the risks and uncertainties of, and other factors relating to, the following:
•
the occurrence of any change, effect, event, development, matter, state of facts, series of events or circumstances that could give rise to the termination of the Transaction Agreement, including a termination of the Transaction Agreement under circumstances that could require Livent to pay a termination fee to Allkem or require Allkem to pay a termination fee to Livent;

•
uncertainties related to the timing of the required regulatory approvals for the transaction and the possibility that Livent and Allkem may be required to accept conditions that could reduce the anticipated benefits of the transaction as a condition to obtaining such regulatory approvals;

•	the inability to complete the transaction due to the failure to obtain Livent Stockholder Approval of the transaction;
•	the inability to complete the transaction due to the failure to obtain Allkem Shareholder Approval of the scheme or approval of the Court under the Australian Corporations Act;
•	the failure of the transaction to close for any other reason;
•
the ability to implement integration plans for NewCo and the ability to recognize the anticipated growth and cost savings and other benefits of the transaction, and to do so at the cost, within the time and with the effort anticipated;

•
the ability to effectively manage the newly combined business, including with respect to implementing the anticipated strategies and obtaining the estimated cost savings, value of certain tax assets, synergies and growth;

•	the failure to realize expected synergies, efficiencies and cost savings from the transaction within the expected time period, if at all;
•	the inability to meet expectations regarding the timing, completion and accounting and tax treatments with respect to the transaction;
•	the transaction and requirements under the Transaction Agreement that could disrupt Allkem’s and Livent’s current or future plans, operations and relationships with customers;
•	the potential difficulties in retention of any members of senior management of Livent and Allkem and any other key employees that NewCo intends to retain after the closing of the transaction;
•	the outcome of any legal proceedings that may be instituted against NewCo, Allkem, Livent and/or others relating to the Transaction Agreement or the transactions contemplated thereby;
•	diversion of the attention of Livent’s and Allkem’s respective management from ongoing business concerns;
•	limitations placed by the Transaction Agreement on the ability of Livent and Allkem to operate their respective businesses;
•
the effect of the announcement of the transaction on Livent’s and Allkem’s business relationships, employees, suppliers, vendors, other partners, standing with local communities, regulators and other government officials, operating results and businesses generally;

•
the value of NewCo Shares and CDIs to be issued in the transaction, including risks relating thereto that have historically not affected the market price for Livent Shares or Allkem Shares individually;

•	the amount of any costs, fees, expenses, impairments and charges relating to the transaction;
•	factors that affect demand for, or the prices of, lithium and other commodities;
•	physical risks inherent in Allkem’s and Livent’s businesses and the mining industry generally, including those related to natural disasters, climate change and other environmental hazards;
•
competitive pressures in and unanticipated changes relating to competitive factors in the industries in which Livent and Allkem operate or in related industries, including industries that utilize lithium products;

•
the ability to reach the anticipated levels of production capacity at the respective operating assets and achieve steady state production at the development assets owned by Livent or Allkem or in which they have a financial interest;

•	shortages or changes in availability, or increases in costs of, key supplies;
•	changes in tax laws or interpretations that could increase the consolidated tax liabilities of Livent and Allkem, or that could affect the operations or financial performance of Livent and Allkem;
•	NewCo’s financial controls and reporting systems, especially given the different legislation, governmental regulations and standards that Allkem and Livent are subject to;
•	the impact of current future geo-political tensions, instability and events on Livent’s, Allkem’s and NewCo’s businesses and results;
•
the potential challenges relating to compliance with the differing legal, political, social and regulatory requirements in the many jurisdictions in which Livent and Allkem operate and in which NewCo will operate;

•	the impact of acquisitions and investments Livent, Allkem and NewCo have made or may make;
•	changes in legislation or governmental regulations affecting Livent, Allkem, NewCo or any of their properties;
•	NewCo’s governance, including in relation to its organization under Jersey law, as well as NewCo being an Irish tax resident;
•	the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls; and

•
financial market conditions, including in the stock and credit markets, and international, national or local economic, social or political conditions that could adversely affect Livent, Allkem or NewCo, or their respective customers, suppliers and vendors.

The foregoing list of risks, uncertainties and other factors is not exhaustive. You should carefully consider the foregoing risks, uncertainties and other factors and the other risks, uncertainties and factors that affect the parties’ businesses, including those described in this proxy statement/prospectus, and information contained in or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 301 of this proxy statement/prospectus.
None of NewCo, Livent or Allkem is under any obligation, and each expressly disclaim, any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this proxy statement/prospectus are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Livent stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to herein. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 301 of this proxy statement/prospectus.
The Parties to the Transaction (Page 72)
Livent Corporation
1818 Market Street, Suite 2550
Philadelphia, Pennsylvania 19103
215-299-5900
Livent Corporation, a Delaware corporation formed in 2018, is a fully integrated lithium company, with a long, proven history of producing performance lithium compounds. Its primary products, namely battery-grade lithium hydroxide, lithium carbonate, butyllithium and high purity lithium metal, are critical inputs used in various performance applications.
Livent produces battery-grade lithium hydroxide that is primarily used to produce high nickel content cathode materials for use in electric vehicle batteries and other energy storage applications. High nickel content cathodes enable the production of higher energy density batteries, allowing vehicles to achieve greater driving range between charges for the same battery weight. Livent uses the lithium carbonate it produces mainly for the production of lithium hydroxide as well as certain energy storage and medical applications. Livent’s butyllithium is used in the manufacturing of synthetic rubber and other polymers and as a chemical reagent in the synthesis of organic compounds for certain pharmaceutical, agrochemical and electronic materials, as well as in other industries. One of the primary applications for synthetic rubber is in the production of fuel-efficient “green” tires. Livent’s high purity lithium metal is used mainly in non-rechargeable batteries and in the production of lightweight materials for aerospace applications.
Livent’s strategy is to focus on supplying high performance lithium compounds to the fast-growing electric vehicle (“EV”) and broader battery markets, while continuing to maintain its position as a leading global producer of butyllithium and high purity lithium metal. Livent produces lithium compounds such as battery-grade lithium hydroxide for use in applications that have specific and constantly changing performance requirements. Livent believes the demand for its compounds will continue to grow as the electrification of transportation accelerates, and as the use of high nickel content cathode materials increases in the next generation of battery technology products.
Livent’s performance lithium compounds are frequently produced to meet specific customer application and performance requirements. Livent has developed its capabilities in producing performance lithium compounds through decades of interaction with its customers, and its products are key inputs into their production processes. Livent’s customer relationships provide Livent with first-hand insight into customers’ production objectives and future needs, which Livent in turn uses to further develop its products.
Livent sells its performance lithium compounds worldwide. Most markets for lithium compounds are global, with significant growth occurring in Asia, eventually expected to follow in Europe and the U.S. This is being driven primarily by the development and manufacturing of cathode active material for lithium-ion batteries. Cathode material capacity and production is currently concentrated in Asia, particularly China, Japan and Korea. Livent expects that, over the next few years, significant cathode material capacity and production will come online in Europe and North America while capacity and production in China, Japan and Korea also increases. Livent believes its lithium brines in Salar del Hombre Muerto, Argentina, which have a favorable sustainability profile and are considered by the industry to be one of the lowest-cost sources of lithium, provide Livent with a distinct competitive advantage against current and future entrants. Additionally, as the EV supply chain gradually regionalizes to Europe and North America, Livent’s lithium resource in Argentina and downstream capabilities in the U.S. and the development of Nemaska Lithium Inc. (“Nemaska Lithium”) in Canada, position Livent well for partnering with leading automakers for their regional electrification roadmaps.

Headquartered in Philadelphia, Pennsylvania, Livent has a combined workforce of approximately 1,350 full-time, part-time, temporary, and contract employees and operates manufacturing sites in the United States, England, China, and Argentina.
Livent Shares are listed on the NYSE under the symbol “LTHM.”
For more information about Livent’s business, see Part I, Item 1 “Business” in Livent’s Annual Report on Form 10-K for the year ended December 31, 2022 and Item 8.01 in Livent’s Form 8-K filed with the SEC on September 25, 2023, both of which are incorporated by reference in this proxy statement/prospectus.
Allkem Limited
Riparian Plaza—Level 35
71 Eagle Street
Brisbane, Queensland 4000
Australia
+61 7 3064 3600
Allkem Limited, an ASX-listed Australian public company limited by shares, is a lithium company with a global portfolio of lithium chemical and spodumene concentrate operations and projects. Its portfolio includes lithium brine operations and development projects in Argentina, a hard rock lithium operation in Australia, a hard rock development project in Québec, and a lithium hydroxide conversion facility in Japan.
Specifically, Allkem’s key assets include:
•	Mt Cattlin lithium spodumene mine in Ravensthorpe, Western Australia;
•	Olaroz lithium facility in Jujuy Province, Argentina (of which Allkem owns a 66.5% equity interest);
•	Cauchari lithium brine project in Jujuy Province, Argentina;
•	Sal de Vida lithium brine project in Catamarca Province, Argentina;
•	James Bay lithium spodumene project in Québec, Canada; and
•	Naraha lithium hydroxide plant in Naraha, Japan (of which Allkem owns a 75% economic interest).
Allkem believes its development pipeline will allow Allkem to supply the growing lithium market as the world migrates to lower emissions transport and energy solutions. Allkem’s products produce critical battery materials and support various stages of the battery storage value chain. Allkem’s hard rock lithium operations create spodumene concentrate, an intermediate product used in the lithium carbonate and hydroxide conversion process, which is in turn used in the battery storage value chain. Allkem’s lithium brine operations produce technical grade carbonate, which is both used as feedstock for Allkem’s lithium hydroxide conversion facility and sold for use in industrial markets, including those related to glass, frit and flux production. Allkem’s lithium brine operations also produce battery grade carbonate and feedstock for lithium hydroxide, which are in turn used to produce high-end batteries. Allkem employs approximately 1,300 people across Australia, Argentina, Canada and Japan.
Allkem Shares are quoted on the ASX under the symbol “AKE” and listed on the TSX under the symbol “AKE.”
For additional information regarding Allkem’s business, see the section entitled “Business Overview of Allkem.”
Arcadium Lithium plc
Suite 12
Shannon Airport House
Shannon, Co. Clare V14 E370
+353 1 6875238
Arcadium Lithium plc, a public limited company incorporated under the Laws of the Bailiwick of Jersey and an Irish tax resident, was incorporated on May 5, 2023, originally as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey (and is formerly known as Allkem Livent plc). As of the date of this proxy statement/prospectus, NewCo’s outstanding shares are held by two Livent employees. Upon completion of the transaction, Livent and Allkem will each become a wholly owned subsidiary of NewCo and NewCo will continue as a holding company. Following the transaction, former Livent stockholders will be holders of NewCo Shares and former Allkem shareholders will be holders of NewCo Shares or CDIs.

NewCo has no assets and has not carried on any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the transaction. There is currently no established public trading market for NewCo Shares, but NewCo Shares are expected to trade on the NYSE under the symbol “ALTM” upon consummation of the transaction.
Lightning-A Merger Sub, Inc.
251 Little Falls Drive
Wilmington, Delaware 19808
215-299-5900
Lightning-A Merger Sub, Inc., a Delaware corporation, was formed on May 26, 2023 for the sole purpose of effecting the transaction. Merger Sub has no assets and has not carried on any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the transaction. In connection with the transaction, Merger Sub will merge with and into Livent, with Livent surviving the merger as a wholly owned indirect subsidiary of NewCo.
Irish IntermediateCo
Prior to the closing, an Irish private company limited by shares will be formed and will become a party to the Transaction Agreement. We refer to this entity as Irish IntermediateCo. Irish IntermediateCo will become the sole stockholder of Merger Sub, and NewCo will become the sole shareholder of Irish IntermediateCo, prior to the effective time. Following the merger, Irish IntermediateCo will be a wholly owned direct subsidiary of NewCo and Livent will be a wholly owned direct subsidiary of Irish IntermediateCo.
The Transaction and the Transaction Agreement (Pages 84 and 144)
On May 10, 2023, Livent, Allkem and NewCo entered into the Transaction Agreement, which was subsequently joined by Merger Sub, providing for a combination of Livent and Allkem in a merger of equals transaction.
The Transaction Agreement provides that, if the transaction is approved by Livent’s and Allkem’s respective shareholders and the other conditions to closing the transaction are satisfied or waived at or prior to the closing of the transaction, (a) pursuant to the scheme, each issued, fully paid Allkem Share will be exchanged for (i) where the Allkem shareholder has not elected to receive NewCo Shares in the transaction, one CDI (with exceptions for certain jurisdictions in which Allkem shareholders may receive NewCo Shares unless they elect otherwise) and (ii) where the Allkem shareholder has elected to receive NewCo Shares, one NewCo Share (provided that, where an Allkem shareholder has a registered address in an ineligible jurisdiction, the Allkem Shares of the ineligible Allkem shareholder will be transferred to a sale nominee prior to the scheme implementation, and the sale nominee will then be issued CDIs under the scheme and will subsequently sell all of the CDIs issued to it and remit a pro-rata share of the net proceeds of the sale of all of the CDIs issued to the sale nominee to each ineligible Allkem shareholder); and (b) as promptly as practicable after the scheme implementation, Merger Sub will merge with and into Livent, with Livent surviving the merger as a wholly owned subsidiary of NewCo, pursuant to which each Livent Share, other than certain excluded shares, will be converted into the right to receive 2.406 NewCo Shares. NewCo Shares are expected to be listed on the NYSE.
As a result of the transaction, each of Livent and Allkem will be a wholly owned subsidiary of NewCo, former Livent stockholders will become holders of NewCo Shares, and former Allkem shareholders will become holders of NewCo Shares or CDIs. Immediately following the completion of the transaction, former Livent stockholders are expected to own approximately 44% of NewCo and former Allkem shareholders are expected to own approximately 56% of NewCo. Upon completion of the transaction, the NewCo Shares will be registered with the SEC and are expected to be listed and traded on the NYSE under the symbol “ALTM.” Following the transaction, the Livent Shares will be delisted from the NYSE and deregistered under the Exchange Act, and Livent will cease to be publicly traded and will cease filing its own periodic and other reports with the SEC. Following the transaction, Allkem will be delisted from the ASX and the TSX and Allkem Shares will cease to be quoted on ASX and will no longer be publicly traded on a securities exchange in Australia or Canada.
The terms and conditions of the transaction are contained in the Transaction Agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Transaction Agreement carefully, as it is the legal document that governs the transaction. All descriptions in this summary and in this proxy statement/prospectus of the terms and conditions of the transaction are qualified in their entirety by reference to the Transaction Agreement, which is incorporated herein by reference.

The following diagrams are a simplified illustration of the structure of Livent, Allkem, Irish IntermediateCo, Merger Sub and NewCo before and following the completion of the transaction:
Immediately Prior to the Transaction

Following Completion of the Transaction

Allkem Shareholders
Livent Stockholders
56%
44%
NewCo (Jersey)
100%
100%
Allkem (Australia)
Irish IntermediateCo (Ireland)
100%
100%
Allkem Subsidiaries
Livent (Delaware)
100%
Livent Subsidiaries

Following completion of the transaction, NewCo will directly or indirectly hold all of the equity in the legacy Livent and Allkem legal entities.
Merger Consideration (Page 146)
At the effective time, each Livent Share issued and outstanding immediately prior to the effective time (but excluding Livent Shares held as treasury stock by Livent or Livent Shares held by any of its subsidiaries) will automatically be cancelled and converted into the right to receive 2.406 validly issued, fully-paid and non-assessable

NewCo Shares. From and after the effective time, the holders of Livent Shares will cease to have any rights with respect to the Livent Shares except the right to receive the merger consideration, including cash in lieu of fractional NewCo Shares, if any, which would be issuable upon surrender of such Livent Shares.
The Transaction Agreement does not contain any provision that would adjust the Merger Exchange Ratio based on fluctuations in the trading prices of either the Allkem Shares or Livent Shares or currency exchange rates prior to the completion of the transaction. The Transaction Agreement provides that the merger consideration to be provided for each Livent Share will be adjusted appropriately if, at any time after the date of the Transaction Agreement and prior to the effective time, any change in the outstanding shares of capital stock of Livent occurs by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities, or other like change.
For a full description of the consideration payable to Livent stockholders, see the section entitled “The Transaction Agreement—Merger Consideration.”
Governance of NewCo Following the Transaction (Page 84)
Name of Company; Operations; Jurisdiction
Pursuant to the Transaction Agreement, the parties were to mutually determine the name of NewCo prior to the scheme effectiveness. The parties have determined that the name of NewCo will be Arcadium Lithium plc. NewCo and its subsidiaries will maintain a critical presence in the same locations from which Livent and Allkem currently operate and NewCo’s headquarters will be in North America in a location mutually determined by Livent and Allkem prior to the scheme effectiveness. NewCo is incorporated in the Bailiwick of Jersey and is an Irish tax resident.
Board of Directors
At and following the effective time, pursuant to the Transaction Agreement, the NewCo board of directors will consist of 12 directors, six of whom will be from the existing Allkem Board and will be nominated by Allkem (the “Allkem Nominees”) and six of whom will be from the existing Livent Board and will be nominated by Livent (including the current Chief Executive Officer of Livent) (the “Livent Nominees”).
Pursuant to the Transaction Agreement, Livent has nominated the following current Livent directors for the NewCo board of directors: (i) Michael F. Barry, (ii) Paul W. Graves, (iii) Christina Lampe-Önnerud, (iv) Pablo Marcet, (v) Steven T. Merkt and (vi) Robert C. Pallash, and Allkem has nominated the following current Allkem directors for the NewCo board of directors: (i) Peter Coleman, (ii) Alan Fitzpatrick, (iii) Florencia Heredia, (iv) Leanne Heywood, (v) Fernando Oris de Roa and (vi) John Turner. Allkem’s current Chairman, Mr. Peter Coleman, will serve as Chair of the NewCo board of directors after the transaction. For more information on the governance of NewCo following the completion of the transaction, see “Management and Corporate Governance of NewCo” beginning on page 289 of this proxy statement/prospectus.
Executive Officers and Other Management
Pursuant to the Transaction Agreement, Livent’s current Chief Executive Officer, Mr. Paul W. Graves, and current Chief Financial Officer, Mr. Gilberto Antoniazzi, will assume the same roles for NewCo after the transaction. The parties have also since determined that Livent’s General Counsel, Ms. Sara Ponessa, will assume the same role for NewCo after the transaction. Pursuant to the Transaction Agreement, the parties have also since mutually selected the broader senior management team of NewCo as of the effective time, consisting of an approximately equal split of employees from each of Allkem and Livent. For more information on the governance of NewCo following the completion of the transaction, see “Management and Corporate Governance of NewCo” beginning on page 289 of this proxy statement/prospectus.
Governing Documents
As a result of the transaction, the holders of Livent Shares will become holders of NewCo Shares, and their rights will be governed by the laws of the Bailiwick of Jersey, including the Jersey Companies Law, and the NewCo Organizational Documents. NewCo’s current memorandum of association and articles of association will, as of immediately prior to the scheme effectiveness and until amended after the effective time in accordance with their terms, be amended and restated in the respective forms attached as Annex B to this proxy statement/prospectus.

For additional information on post-closing governance, see “The Transaction—Governance of NewCo Following the Transaction” and “The Transaction Agreement—Governance of NewCo.”
Recommendation of the Livent Board; Livent’s Reasons for the Transaction (Page 98)
The Livent Board has unanimously declared that the Transaction Agreement and the consummation of the transaction are advisable and fair to, and in the best interests of, Livent and the Livent stockholders and approved the Transaction Agreement and the transaction.
The Livent Board unanimously recommends that Livent’s stockholders vote:
•	“FOR” the adoption of the Transaction Agreement and approval of the transactions contemplated thereby, including the merger;
•
“FOR” the approval of, in a non-binding, advisory vote, the compensation that may be paid or become payable to Livent’s named executive officers in connection with the transactions contemplated by the Transaction Agreement;

•	“FOR” the approval of, in non-binding, advisory votes, certain provisions of the NewCo articles of association; and
•	“FOR” the approval to adjourn the Livent Special Meeting.
In reaching its decision, the Livent Board considered a number of factors, which generally supported its decision to enter into the Transaction Agreement. For a discussion of these factors, see “The Transaction—Recommendation of the Livent Board; Livent’s Reasons for the Transaction.”
In considering the recommendation of the Livent Board, Livent’s stockholders should be aware that directors and executive officers of Livent have interests in the proposed transaction that are in addition to, or different from, any interests they might have as stockholders. See “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction.”
Opinion of Livent’s Financial Advisor (Page 101)
On May 9, 2023, Gordon Dyal & Co. LLC (“Gordon Dyal & Co.”), financial advisor to Livent, rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 10, 2023, to the Livent Board to the effect that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Gordon Dyal & Co. set forth in its written opinion, the Merger Exchange Ratio is fair from a financial point of view to the holders of Livent Shares.
The full text of Gordon Dyal & Co.’s written opinion to the Livent Board, dated May 10, 2023, is attached to this proxy statement/prospectus as Annex C, and is incorporated by reference in this proxy statement/prospectus in its entirety. Livent stockholders should read the opinion in its entirety for a discussion of the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Gordon Dyal & Co. in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Gordon Dyal & Co.’s opinion was directed to the Livent Board and addressed only the fairness from a financial point of view to the holders of Livent Shares of the Merger Exchange Ratio pursuant to the Transaction Agreement, as of the date of the opinion. Gordon Dyal & Co.’s opinion did not address any other aspects of the transaction and did not and does not constitute a recommendation as to how stockholders of Livent or Allkem should vote at the stockholders’ meetings to be held in connection with the transaction.
Information About the Livent Special Meeting (Page 75)
The Livent Special Meeting will be a virtual meeting conducted exclusively via live webcast online at www.virtualshareholdermeeting.com/LTHM2023SM, starting at [ : ] a.m. Eastern time on [  ], 2023. The Livent Special Meeting is being held in order to vote on:
•	the Livent Transaction Agreement Proposal;
•	the Livent Advisory Compensation Proposal;

•	the NewCo Advisory Governance Documents Proposals; and
•	the Livent Adjournment Proposal.
Completion of the transaction is conditioned on approval of the Livent Transaction Agreement Proposal. However, approval of the Livent Advisory Compensation Proposal, the NewCo Advisory Governance Documents Proposals and the Livent Adjournment Proposal are not conditions to the obligation of Livent, Allkem or any party to complete the transaction.
Only holders of record of issued and outstanding Livent Shares as of the close of business on [  ], 2023, the Merger Record Date of the Livent Special Meeting, are entitled to notice of, and to vote at, the Livent Special Meeting or any adjournment or postponement of the Livent Special Meeting. Such holders of record may cast one vote for each Livent Share that such holder owned as of the Merger Record Date.
Approval of the Livent Transaction Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding Livent Shares entitled to vote at the Livent Special Meeting. Because the affirmative vote required to approve the Livent Transaction Agreement Proposal is based upon the total number of outstanding Livent Shares, if you fail to submit a proxy or vote virtually at the Livent Special Meeting, you abstain or you do not provide your bank, broker or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the Livent Transaction Agreement Proposal.
Approval of the Livent Advisory Compensation Proposal on a non-binding, advisory basis requires the affirmative vote of a majority of the Livent Shares entitled to vote at the Livent Special Meeting which are represented at the meeting.
Approval of each of the NewCo Advisory Governance Documents Proposals on a non-binding, advisory basis requires the affirmative vote of a majority of the Livent Shares entitled to vote at the Livent Special Meeting which are represented at the meeting.
Approval of the Livent Adjournment Proposal requires the affirmative vote of a majority of the Livent Shares entitled to vote at the Livent Special Meeting which are represented at the meeting, whether or not a quorum is present.
As of the Merger Record Date, directors and executive officers of Livent and their affiliates owned and were entitled to vote [  ] Livent Shares, representing approximately [  ]% of the Livent Shares outstanding and entitled to vote on that date. As of the date of this proxy statement/prospectus, the directors and executive officers of Allkem and their affiliates do not own any Livent Shares. Livent currently expects that Livent’s directors and executive officers will vote their Livent Shares in favor of the Livent Proposals, although none of them has entered into any agreement obligating him or her to do so.
Interests of Livent’s Directors and Executive Officers in the Transaction (Page 115)
When considering the recommendation of the Livent Board that Livent stockholders vote for the Livent Transaction Agreement Proposal, Livent stockholders should be aware that certain of the Livent directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of the Livent stockholders generally. The Livent Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Transaction Agreement and the transactions contemplated thereby, in approving the Transaction Agreement and the transaction and in recommending to holders of Livent Shares that they vote to approve the Livent Proposals.
For additional information regarding these interests, see “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction” beginning on page 115 of this proxy statement/prospectus. The compensation that may become payable to Livent’s named executive officers in connection with the transaction is subject to a non-binding, advisory vote of the Livent stockholders, as described in “Information about the Livent Special Meeting—Livent Proposals—Livent Proposal 2—Approval of the Livent Advisory Compensation Proposal” beginning on page 80 of this proxy statement/prospectus.
Interests of Allkem’s Directors and Executive Officers in the Transaction (Page 120)
Certain of the Allkem directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of holders of Allkem Shares generally. For additional information regarding these interests, see “The Transaction—Interests of Allkem’s Directors and Executive Officers in the Transaction” beginning on page 120 of this proxy statement/prospectus.
Treatment of Livent Equity Awards (Page 149)
Each of Livent’s directors and executive officers holds one or more of the following types of awards: Livent RSUs, Livent PSUs, Livent Options and Livent Director RSUs. Livent’s non-employee directors only hold Livent Director RSUs and do not hold any other types of equity incentive awards. Upon completion of the merger, outstanding Livent equity awards will be treated as follows:
•
Livent RSUs. At the effective time, each Livent RSU will be assumed by NewCo and will be subject to substantially the same terms and conditions as applied to the related Livent RSU immediately prior to the effective time, except that the Livent Shares subject to such Livent RSUs will be converted into the right to receive, upon vesting, a number of NewCo Shares equal to the product of (A) the number of Livent Shares underlying such Livent RSUs immediately prior to the effective time, multiplied by (B) 2.406. Following such assumption, each assumed Livent RSU that is unvested and outstanding as of the date of signing of the Transaction Agreement will vest on a pro rata basis and, to the extent of such vesting, will be exchanged into the right to receive the merger consideration at the effective time or as soon as practicable thereafter.

•
Livent PSUs. At the effective time, each Livent PSU will fully vest, with the number of Livent Shares subject to such Livent PSUs determined based on the achievement of the higher of target and actual performance. At the effective time or as soon as practicable thereafter, each Livent PSU will be canceled in exchange for the right to receive the merger consideration.

•
Livent Options. At the effective time, each Livent Option will be assumed by NewCo (each, a “Livent Assumed Option”). Each Livent Assumed Option (whether vested or unvested) will be subject to substantially the same terms and conditions as applied to the related Livent Option immediately prior to the effective time, except that (x) each such Livent Assumed Option will be converted into a stock option to acquire a number of NewCo Shares equal to the product of (A) the number of Livent Shares underlying such Livent Assumed Options immediately prior to the effective time, multiplied by (B) 2.406; and (y) the exercise price per NewCo Share will be equal to the product of (A) the original exercise price per Livent Share when such Livent Assumed Option was granted, divided by (B) 2.406.

•
Livent Director RSUs. Immediately prior to the effective time, any Livent Director RSU will vest in full and be cancelled and converted into the right to receive an amount in cash equal to (A) the number of Livent Shares subject to such Livent Director RSUs immediately prior to the effective time, multiplied by (B) the higher of (i) the first available closing price of the merger consideration and (ii) the closing price per Livent Share as reported in the NYSE on the last trading day preceding the closing date.

Following the effective time, to the extent provided in the applicable award agreement, assumed Livent equity awards will vest, to the extent unvested, on a “double-trigger” basis in the event of an award holder’s termination of employment by NewCo without “cause” or by the holder for “good reason,” in each case within two years following the effective time.
For an estimate of the amounts that would be realized by each of Livent’s executive officers upon a qualifying termination event at the effective time in respect of their unvested Livent equity awards that are outstanding on June 30, 2023, see the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Livent’s Named Executive Officers” beginning on page 119. The estimated amount that would be realized by each of Livent’s eight non-employee directors in respect of his or her unvested outstanding Livent Director RSUs if the transaction were to be completed on November 30, 2023 is $127,535. The amounts in this paragraph were determined using a price per Livent Share of $25.37 (the average closing market price of Livent Shares over the first five business days following the first public announcement of the transaction on May 10, 2023). These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Livent’s executive officers and directors who are not executive officers may materially differ from the amounts set forth above.

Regulatory Approvals (Page 130)
Antitrust Clearance in the U.S.
Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the parties are prevented from consummating the transaction until, among other things, Livent and Allkem have filed notifications with and furnished certain information to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated.
Each of Livent and Allkem filed a Notification and Report Form for Certain Mergers and Acquisitions with the Antitrust Division and the FTC as required pursuant to the HSR Act. On August 17, 2023, at 11:59 p.m., Eastern Time, the required waiting period under the HSR Act for the transaction expired.
Non-U.S. Antitrust Clearances
Livent and Allkem derive revenues and have assets in other jurisdictions where merger control filings or clearances may be necessary or recommended. Approval has been received from the applicable antitrust authorities in Canada, China, Japan and South Korea and a courtesy letter has been sent to the antitrust authority in Australia.
Investment Clearances and Regulations
Livent and Allkem are active in jurisdictions where investment screening law filings or clearances may be necessary or recommended. Approval has been received from the applicable investment screening authorities in the United Kingdom and Australia.
Additionally, the Committee on Foreign Investment in the U.S. (“CFIUS”) is an interagency committee authorized to review certain transactions involving foreign investment in the U.S. by foreign persons in order to determine the effect of such transactions on the national security of the U.S. Transactions that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) are subject to CFIUS jurisdiction. Because Allkem is considered a “foreign person” and the transaction would result in “control” of a “U.S. business” under such applicable rules and regulations, the transaction is subject to CFIUS jurisdiction. Clearance under CFIUS laws is a condition to the consummation of the transaction and the transaction cannot be consummated until clearance under CFIUS laws has been received or waived. CFIUS unconditionally cleared the transaction on August 28, 2023, and therefore, the closing condition related to clearance under CFIUS laws in the U.S. has been satisfied.
Australian Court and Allkem Shareholder Approval
Under the Australian Corporations Act, the scheme must be approved by both Allkem shareholders and the Court to become effective. At the First Court Hearing, Allkem will seek orders to convene a meeting of Allkem shareholders to vote on a resolution to approve the scheme. The shareholders’ resolution to approve the scheme must be passed by: (i) a majority in number of Allkem shareholders that are present and voting at the scheme meeting (either in person or by proxy, attorney or in the case of a corporation its duly appointed corporate representative); and (ii) 75% or more of the votes cast on the resolution by Allkem shareholders who are present and voting at the scheme meeting (either in person or by proxy, attorney or in the case of a corporation its duly appointed corporate representative). If the resolution to approve the scheme is passed at the scheme meeting and all other conditions to the scheme implementation are satisfied or waived, except for conditions relating to the approval of the Court or lodgment of the Court order approving the scheme, Allkem will then seek approval of the Court for the scheme at the Second Court Hearing. The First Court Hearing occurred on November 8, 2023 in the fourth quarter of 2023.
For a more detailed discussion of the antitrust and other regulatory filings and clearances in the U.S. and in jurisdictions other than the U.S., see the section entitled “The Transaction—Regulatory Approvals.”
Dissenters’ Rights of Livent Stockholders (Page 132)
Under Section 262 of the DGCL, holders of Livent Shares are not entitled to exercise dissenters’ or appraisal rights in connection with the merger because Livent Shares are listed on the NYSE and holders of Livent Shares (other than certain excluded shares) are not required to receive consideration other than NewCo Shares, which are expected to be listed on the NYSE.

Appraisal or dissenters’ rights are not available in all circumstances. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. However, appraisal rights are available for the shares of any classes or series of stock of a constituent corporation if the holders thereof are required by the terms of the merger agreement to accept for their shares anything other than: (i) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), (ii) shares of stock of any other corporation that is publicly listed or held by more than 2,000 holders of record (or depositary receipts in respect thereof), (iii) cash in lieu of fractional shares or fractional depositary receipts described above, or (iv) any combination of the foregoing. Because Livent Shares are listed on the NYSE, a national securities exchange, and because Livent stockholders will receive as merger consideration only NewCo Shares, which are expected to be publicly listed for trading on the NYSE upon the completion of the merger, and cash in lieu of fractional shares, Livent stockholders will not be entitled to appraisal rights in connection with the merger.
Listing of NewCo Shares and CDIs (Page 132)
NewCo, Livent and Allkem will use their respective reasonable best efforts to obtain listing approval from the NYSE for the NewCo Shares to be issued to the holders of Livent Shares and the NewCo Shares to be issued to eligible holders of Allkem Shares (including NewCo Shares underlying CDIs issued to eligible Allkem shareholders). NewCo, Livent and Allkem will also use their respective reasonable best efforts to obtain approval for the admission of NewCo as a foreign exempt listing to the official list of ASX and the approval for official quotation of the CDIs to allow Allkem shareholders to trade CDIs on the ASX.
Delisting and Deregistration of Livent Shares (Page 132)
Following completion of the transaction, the Livent Shares will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded. At such time, Livent will cease filing its own periodic and other reports with the SEC.
Delisting of Allkem Shares (Page 132)
Following completion of the transaction, Allkem will be delisted from the ASX and the TSX and Allkem Shares will cease to be quoted on ASX.
Transaction Agreement—Transaction (Page 144)
Subject to the satisfaction or waiver of the conditions to the scheme implementation, and the scheme becoming effective as set forth in the Transaction Agreement, the scheme will be implemented in accordance with the terms of the scheme. If Allkem Shareholder Approval is obtained at the scheme meeting and all other conditions to the scheme implementation are satisfied or waived (except for conditions relating to the approval of the Court or lodgment of the Court order approving the scheme), Allkem will then seek approval of the Court for the scheme. The scheme will become effective on the date on which the Court order approving the scheme is filed with ASIC. The scheme is expected to become effective on the date of the court order approving the scheme or the following business day. The transfer of the Allkem Shares to NewCo in accordance with the scheme is expected to occur approximately seven trading days after the scheme becomes effective. The closing of the merger will take place as promptly as practicable following the scheme implementation.
Conditions That Must Be Satisfied or Waived for the Transaction to Occur (Page 167)
Conditions That Must Be Satisfied or Waived for the Scheme Implementation to Occur
As more fully described in this proxy statement/prospectus and as set forth in the Transaction Agreement, the effectiveness of the scheme is subject to the satisfaction or waiver of the following conditions on or before the sanction date (being the first date of the Second Court Hearing):
•	as at 8:00 a.m. AWST on the sanction date, each of the conditions set out below (other than the conditions in the second and third bullets below) has been satisfied or waived (where permitted);
•	the approval by the Court (or any court of competent jurisdiction on appeal therefrom) (without material modification) of the scheme pursuant to Section 411(4)(b) of the Australian Corporations Act;

•	the lodging by Allkem of an office copy of the Court orders approving the scheme under Section 411(4)(b) of the Australian Corporations Act with ASIC;
•
the closing of the merger being capable of occurring, and would reasonably be expected to occur, as promptly as practicable following implementation of the scheme, meaning no applicable impediments under the terms of the Transaction Agreement exist or are foreseen such that there is any possibility that the scheme implementation and the merger closing do not occur around the same time, noting that the only condition to the merger occurring is the occurrence of the scheme implementation;

•	the Allkem Shareholder Approval being duly obtained at the scheme meeting (or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken);
•	the Livent Stockholder Approval being duly obtained at the Livent Special Meeting (or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken);
•
(i) the NYSE having approved the listing of the NewCo Shares to be issued to the holders of Livent Shares and the NewCo Shares, including the NewCo Shares underlying the CDIs, to be issued to holders of Allkem Shares pursuant to the transaction, subject to official notice of issuance, and (ii) the ASX having provided approval for the admission of NewCo as a foreign exempt listing to the official list of ASX and the approval for official quotation of the CDIs, whether or not such approval is subject to conditions;

•
all applicable governmental consents under specified antitrust and investment screening laws, in each case on any terms described in the Transaction Agreement (as the list may be amended with the written consent of Livent and Allkem) must have been obtained or made (as applicable) and remain in full force and effect and all applicable waiting periods (including any extensions by agreement or operation of law) applicable to the scheme and the merger with respect thereto must have expired, lapsed or been terminated (as applicable);

•
the registration statement on Form S-4 of which this proxy statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order (which has not been withdrawn) or proceedings initiated by the SEC seeking any stop order;

•
(i) no governmental entity of a competent jurisdiction will have issued any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transaction and (ii) no governmental entity having jurisdiction over any party shall have adopted any law that is in effect and makes consummation of the transaction illegal or otherwise prohibited (it being understood that if any such law arises out of or relates to antitrust laws or investment screening laws, the presence of such law will only be a failure to meet a condition to the scheme implementation to the extent the violation or contravention of such law as in effect would reasonably be expected to result in criminal liability to any person, personal liability to any director or officer of Allkem, Merger Sub, NewCo, Livent or any of their respective subsidiaries, or a material adverse effect on NewCo and its subsidiaries following the effective time); and

•	at 8:00 a.m. AWST on the sanction date, neither the Transaction Agreement nor the deed poll having been terminated in accordance with its terms.
As more fully described in this proxy statement/prospectus and as set forth in the Transaction Agreement, the obligations of Allkem with respect to the scheme implementation are also subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Allkem) of the following conditions on or before the sanction date:
•
the representations and warranties of Livent are true and correct to the extent required by, and subject to the applicable materiality standards set forth in, the Transaction Agreement, together with the receipt by Allkem of a certificate executed by Livent’s Chief Executive Officer to such effect;

•
each of Livent and the NewCo Parties have in all material respects performed the obligations and complied with the covenants required to be performed or complied with by it under the Transaction Agreement, together with the receipt by Allkem of a certificate executed by Livent’s Chief Executive Officer to such effect;

•	there has been no material adverse effect with respect to Livent;

•
the Independent Expert will have issued the IER, which concludes that the scheme is in the best interest of Allkem shareholders and the Independent Expert does not change, withdraw or qualify its conclusion in any written update to its IER or withdraw the IER; and

•
Allkem will have received confirmation (verbal or otherwise) from the ATO that either (i) there are no material impediments to or material issues to be resolved which may prevent the ATO from issuing the ATO Class Ruling or (ii) the ATO is prepared to issue the ATO Class Ruling, in a form and substance satisfactory to Allkem (acting reasonably), confirming that qualifying Australian resident Allkem shareholders will be eligible to choose rollover relief to the extent to which they receive NewCo Shares or CDIs in exchange for their Allkem Shares in connection with the scheme. Should an ATO Class Ruling not be available for all qualifying Australian resident Allkem shareholders, an ATO Class Ruling that includes (or would include, when issued) a confirmation that qualifying Australian resident shareholders who hold their shares on capital account are eligible to claim rollover relief will be deemed acceptable to Allkem.

As more fully described in this proxy statement/prospectus and as set forth in the Transaction Agreement, the obligations of Livent and NewCo to effect the scheme are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Livent) of the following conditions on or before the sanction date:
•
the representations and warranties of Allkem are true and correct to the extent required by, and subject to the applicable materiality standards set forth in, the Transaction Agreement, together with the receipt by Livent of a certificate executed by Allkem’s Chief Executive Officer to such effect;

•
Allkem has in all material respects performed the obligations and complied with the covenants required to be performed or complied with by it under the Transaction Agreement, together with the receipt by Livent of a certificate executed by Allkem’s Chief Executive Officer to such effect;

•	there has been no material adverse effect with respect to Allkem; and
•
Livent shall have sought and received an opinion of Davis Polk, or, if Davis Polk is unable or unwilling to provide such opinion, Sidley Austin, dated as of the sanction date, in form and substance reasonably satisfactory to Livent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and as of the date thereof, (i) either (A) the merger should qualify as a “reorganization” under Section 368(a) of the Code or (B) the merger and the scheme, taken together, should qualify as an exchange described in Section 351(a) of the Code, and (ii) the transfer of Livent Shares (other than certain excluded shares) by Livent stockholders pursuant to the merger (other than by any Livent stockholder who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of NewCo following the merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) should qualify for an exception to Section 367(a)(1) of the Code.

Conditions That Must Be Satisfied or Waived for the Merger to Occur
The closing of the merger is subject to the condition that the scheme implementation has occurred.
The Transaction Agreement—No Solicitation of Competing Proposals (Page 159)
The Transaction Agreement (except as noted below) generally restricts both Allkem’s and Livent’s ability to: (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer, that constitutes, or would reasonably be expected to lead to, any Competing Proposal (as defined in the section entitled “The Transaction Agreement—No Solicitation of Competing Proposals”); (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party with respect to, relating to or in furtherance of any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal; (iii) provide any non-public information or data or access to the properties, assets or employees of Livent or Allkem and their respective subsidiaries, as applicable, to any individual or entity in connection with, related to or in contemplation of any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal; (iv) in the case of Livent only, approve any individual or entity becoming an “interested shareholder” under Section 203 of the DGCL; (v) discuss with any third party, approve or recommend, or propose to discuss, approve or recommend, or execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to a Competing Proposal or any inquiry, proposal or offer, in each case of the foregoing that would reasonably be expected to lead to a Competing Proposal (other than a confidentiality agreement in accordance with the requirements provided for in the Transaction Agreement); or (vi) submit any Competing Proposal to the vote of Livent’s or Allkem’s stockholders, as applicable; provided that each party or any of its representatives may, in response to an unsolicited inquiry or proposal from a third party, inform a third party or its representatives of the restrictions imposed by the provisions of the Transaction Agreement (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted by the Transaction Agreement).
Board Change of Recommendation (Page 160)
Each of Livent and Allkem, as applicable, has agreed that, subject to certain exceptions described in the section entitled “The Transaction Agreement—Board Change of Recommendation,” its board of directors will not, directly or indirectly:
•
change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify in a manner adverse to the other party, its recommendation to its stockholders that they approve the Transaction Agreement (in the case of Livent) and vote in favor of the scheme (in the case of Allkem) (in the case of Livent, the “Livent Board Recommendation,” and in the case of Allkem, the “Allkem Board Recommendation,” and each as applicable, a “Board Recommendation”);

•	fail to include its Board Recommendation in this proxy statement/prospectus, in the case of Livent, or the scheme booklet, in the case of Allkem;
•	approve, adopt, endorse or recommend, or publicly propose or announce any intention to approve, adopt, endorse or recommend, any Competing Proposal;
•
publicly agree or propose to enter into, any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to a Competing Proposal (other than a confidentiality agreement as provided for in the Transaction Agreement);

•
in the case of Livent only, in the case of a Competing Proposal that is structured as a tender offer or exchange offer pursuant to the Exchange Act for outstanding Livent Shares (other than by Allkem or an affiliate of Allkem), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three business days prior to the date the Livent Special Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date the Livent Special Meeting is held, including adjournments) or (B) ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer; or

•
cause or permit it to enter into an alternative acquisition agreement (together with any of the actions set forth in the first through fourth bullets above and, only in the case of Livent, the fifth bullet above, a “Change of Recommendation”).

The Transaction Agreement includes certain exceptions to the non-solicitation covenant, including to (i) seek clarification from (but not provide any non-public information to) such person making a Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for its board of directors to make an informed determination and (ii) in the case that, at any time prior to the receipt of the Livent Stockholder Approval or the Allkem Shareholder Approval as applicable, Livent or Allkem, respectively, receives a written, unsolicited bona fide Competing Proposal (which did not result from a breach of the non-solicitation restrictions) that its board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that is, or could reasonably be expected to become, a Superior Proposal and that failing to take such actions would likely breach the statutory or fiduciary duties of its board of directors under applicable law, if its board of directors so chooses (and if certain other requirements are met in accordance with the Transaction Agreement, including giving written notice to the other party and making itself available to negotiate adjustments or revisions to the Transaction Agreement as would permit its board of directors not to effect a Change of

Recommendation), to effect a Change of Recommendation and tender payment of the applicable termination fee. For additional information on a Change of Recommendation or termination fees, see the sections entitled “The Transaction Agreement—Board Change of Recommendation” or “The Transaction Agreement—Termination Fee,” respectively.
In addition, at any time prior to the receipt of the Livent Stockholder Approval or the Allkem Shareholder Approval, as applicable, and after giving effect to certain rights offered to the other party as required under the Transaction Agreement, each of the Livent and Allkem boards of directors may effect a Change of Recommendation in response to an Intervening Event if such board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failing to effect a Change of Recommendation in response to such Intervening Event would likely breach the statutory or fiduciary duties of its board of directors under applicable law. The Allkem Board may also effect a Change of Recommendation in response to the Independent Expert not concluding (or ceasing to conclude) that the scheme is in the best interest of Allkem shareholders (an “Independent Expert Event”) after giving effect to certain rights offered to Livent.
Termination of the Transaction Agreement (Page 169)
Termination Prior to the Scheme Effectiveness. The Transaction Agreement may be terminated and the transaction may be abandoned at any time prior to the scheme effectiveness under the following circumstances:
•	by either Livent or Allkem:
•
if the Allkem Shareholder Approval is not obtained at the scheme meeting, or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken (the “Allkem Shareholder Approval Failure Termination Right”);

•
if the Livent Stockholder Approval is not obtained at the Livent Special Meeting, or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken (the “Livent Stockholder Approval Failure Termination Right”); or

•
if the Court declines or refuses to make any orders directing Allkem to convene the scheme meeting or declines or refuses to approve the scheme, and either (x) no appeal of the Court’s decision is made, or (y) on appeal, a court of competent jurisdiction issues a final and non-appealable ruling upholding the declination or refusal (as applicable) of the Court, and such outcome was not principally caused by a material breach of any representation, warranty, covenant or agreement set forth in the Transaction Agreement by the party seeking to terminate the Transaction Agreement.

•	by Allkem:
•
if Livent or a NewCo Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, such that the conditions to Allkem’s obligation to consummate the transaction would not be satisfied (subject to Livent’s right to cure, and provided that Allkem is not then in breach) (the “Allkem Material Breach Termination Right”);

•
prior to the receipt of the Allkem Shareholder Approval, if there has occurred an Allkem Change of Recommendation in connection with a Superior Proposal; provided that prior to or concurrently with such termination Allkem pays or causes to be paid to Livent the Allkem Termination Fee (as defined below) (the “Allkem Change of Recommendation Termination Right”);

•
prior to the receipt of the Allkem Shareholder Approval, if there has occurred an Allkem Change of Recommendation in response to an Intervening Event; provided that prior to or concurrently with such termination Allkem pays or causes to be paid to Livent the Allkem Termination Fee (the “Allkem Intervening Event Termination Right”);

•
prior to the receipt of the Allkem Shareholder Approval, if there has occurred an Allkem Change of Recommendation due to an Independent Expert Event; provided that, in the case such Independent Expert Event is caused by the existence of a Competing Proposal, prior to or concurrently with such termination Allkem pays or causes to be paid to Livent the Allkem Termination Fee (the “Allkem Independent Expert Event Termination Right”); or

•
if, prior to the receipt of the Livent Stockholder Approval, (i) the Livent Board effects a Livent Change of Recommendation, or (ii) an intentional and material breach by Livent of the covenant relating to calling the Livent Special Meeting for the purpose of obtaining the Livent Stockholder Approval has occurred (the “Allkem Adverse Change Termination Right”);

•	by Livent:
•
if Allkem has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, such that the conditions to Livent’s obligation to consummate the transaction would not be satisfied (subject to Allkem’s right to cure, and provided that Livent or a NewCo Party is not then in breach) (the “Livent Material Breach Termination Right”);

•
prior to the receipt of the Livent Stockholder Approval, if there has occurred a Livent Change of Recommendation in connection with a Superior Proposal; provided that prior to or concurrently with such termination Livent pays or causes to be paid to Allkem the Livent Termination Fee (as defined below) (the “Livent Change of Recommendation Termination Right”);

•
prior to the receipt of the Livent Stockholder Approval, if there has occurred a Livent Change of Recommendation in response to an Intervening Event; provided that prior to or concurrently with such termination Livent pays or causes to be paid to Allkem the Livent Termination Fee (the “Livent Intervening Event Termination Right”); or

•
if, prior to the receipt of the Allkem Shareholder Approval, (i) the Allkem Board effects an Allkem Change of Recommendation, or (ii) an intentional and material breach by Allkem of the covenant relating to applying for an order of the Court pursuant to the Australian Corporations Act to convene the scheme meeting and otherwise taking required steps to cause the scheme meeting to be called for the purpose of obtaining the Allkem Shareholder Approval has occurred (the “Livent Adverse Change Termination Right”).

Termination Prior to the Effective Time. In addition to the circumstances listed above, the Transaction Agreement may be terminated and the transaction may be abandoned at any time prior to the effective time (including after the scheme effectiveness) under the following circumstances:
•	by mutual written consent of Livent and Allkem;
•	by either Livent or Allkem:
•
if the scheme effectiveness has not occurred by 5:00 p.m. (AWST) on February 10, 2024 (subject to extension by either party until May 10, 2024 in order to obtain antitrust or investment screening law or other regulatory approvals), and such outcome was not principally caused by a material breach of certain covenants set forth in the Transaction Agreement by the party seeking to terminate the Transaction Agreement (the “End Date Termination Right”); or

•
by either Livent or Allkem if (i) any governmental entity of competent jurisdiction has issued a final and non-appealable order that is in effect and permanently restrains, enjoins or otherwise prohibits the consummation of the merger or the scheme or (ii) any governmental entity having jurisdiction over a party has adopted a law that is in effect that permanently makes illegal or otherwise permanently prohibits the consummation of the merger or the scheme (and such outcome was not principally caused by a material breach of any representation, warranty, covenant or agreement set forth in the Transaction Agreement by the party seeking to terminate the Transaction Agreement). In the case of clause (ii) above, if such law arises out of or relates to antitrust laws or investment screening laws, such law will only result in a right to terminate the Transaction Agreement to the extent the violation or contravention of such law as in effect would reasonably be expected to result in criminal liability to any person, personal liability to any director or officer of Allkem, Merger Sub, NewCo or Livent or any of their respective subsidiaries, or a material adverse effect on NewCo and its subsidiaries following the effective time.

Termination Fees (Page 172)
Livent has agreed to pay Allkem a termination fee of $64.6 million (the “Livent Termination Fee”) if the Transaction Agreement is terminated:
•	by Allkem pursuant to the Allkem Adverse Change Termination Right;
•	by Livent pursuant to the Livent Change of Recommendation Termination Right or the Livent Intervening Event Termination Right; or
•
(i) by either Livent or Allkem pursuant to the End Date Termination Right or the Livent Stockholder Approval Failure Termination Right, or by Allkem pursuant to the Allkem Material Breach Termination Right following an intentional and material breach of a covenant by Livent, (ii) prior to such termination but after the date of the Transaction Agreement, a bona fide Competing Proposal has been publicly made to Livent or any of its subsidiaries, has been made directly to the Livent stockholders generally or otherwise has become public or any person has publicly announced an intention (whether or not conditional) to make a bona fide Competing Proposal to Livent or, in the case of termination by Allkem pursuant to the Allkem Material Breach Termination Right, a Competing Proposal has been made publicly or privately to the Livent Board, and (iii) within 12 months after the date of a termination in either of the cases referred to in the preceding clauses (i) and (ii), Livent consummates a Competing Proposal or enters into a definitive agreement providing for a Competing Proposal (provided that solely for purposes of this bullet, all references to “20% or more” in the definition of “Competing Proposal” will be deemed to be references to “more than 50%”).

Allkem has agreed to pay Livent a termination fee of $64.6 million (the “Allkem Termination Fee”) if the Transaction Agreement is terminated:
•	by Livent pursuant to the Livent Adverse Change Termination Right (other than in the event such Allkem Change of Recommendation is due to an Independent Expert Event);
•
by Allkem pursuant to the Allkem Change of Recommendation Termination Right, the Allkem Intervening Event Termination Right or, in certain circumstances, the Allkem Independent Expert Event Termination Right; or

•
(i) by either Livent or Allkem pursuant to the End Date Termination Right or the Allkem Shareholder Approval Failure Termination Right, or by Livent pursuant to the Livent Material Breach Termination Right following an intentional and material breach of a covenant by Allkem, (ii) prior to such termination but after the date of the Transaction Agreement, a bona fide Competing Proposal has been publicly made to Allkem or any of its subsidiaries, has been made directly to the Allkem shareholders generally or otherwise has become public or any person has publicly announced an intention (whether or not conditional) to make a bona fide Competing Proposal to Allkem or, in the case of termination by Livent pursuant to the Livent Material Breach Termination Right, a Competing Proposal has been made publicly or privately to the Allkem Board, and (iii) within 12 months after the date of a termination in either of the cases referred to in the preceding clauses (i) and (ii), Allkem consummates a Competing Proposal or enters into a definitive agreement providing for a Competing Proposal (provided that solely for purposes of this bullet, all references to “20% or more” in the definition of “Competing Proposal” will be deemed to be references to “more than 50%”).

In circumstances where a termination fee is payable to a party, the party’s right to receive the termination fee will be its sole and exclusive remedy under the Transaction Agreement in connection with the circumstances giving rise to the payment, except in the case of fraud or Intentional Breach (as defined in “The Transaction Agreement—Effect of Termination”) by the other party. Neither party will be required to pay the termination fee on more than one occasion.

Legal Proceedings
Shareholder Demand Letters
As of November 14, 2023, Livent has received four letters from purported Livent stockholders demanding that Livent’s board of directors take action on behalf of Livent to remedy allegations regarding Livent’s disclosures to shareholders with respect to various alleged omissions of material information in this proxy statement/prospectus relating to the proposed transaction, and three demands made under Section 220 of the DGCL for books and records related to the transaction and this proxy statement/prospectus. Livent believes all such demands are without merit.
Accounting Treatment (Page 131)
The transaction is being accounted for as a business combination using the acquisition method with Livent as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. For a more detailed discussion of the accounting treatment of the transaction, see the section entitled “The Transaction—Accounting Treatment.”
Material U.S. Federal Income Tax Considerations for U.S. Holders (Page 132)
In connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Davis Polk has rendered to NewCo its opinion, dated October 30, 2023, to the effect that, based upon and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the federal income tax opinion filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part (including, for the avoidance of doubt, the assumption that market conditions between the date of such opinion and the effective time do not impact the relative valuation of Livent and Allkem for purposes of Treasury Regulations Section 1.367(a)-3(c) and Section 7874(a)(2)(B) of the Code), and representations from Livent, Allkem, and NewCo, (i) either (A) the merger will qualify as a reorganization under Section 368(a) of the Code, or (B) the merger and the scheme, taken together, will qualify as an exchange described in Section 351(a) of the Code, (ii) the transfer of Livent Shares, other than certain excluded shares, by Livent stockholders pursuant to the merger (other than by any Livent stockholder who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of NewCo following the merger that does not enter into a five year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) should qualify for an exception to Section 367(a)(1) of the Code and (iii) the merger and scheme will not result in NewCo being treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a “domestic corporation” pursuant to Section 7874(b) of the Code.
If the merger and the scheme qualify for the Intended U.S. Tax Treatment, if a U.S. holder of Livent Shares exchanges all of its Livent Shares for NewCo Shares in the transaction, and the U.S. holder is not a “five-percent transferee shareholder” (as defined below) that does not file with the IRS a gain recognition agreement as described in applicable Treasury Regulations, the U.S. holder should not recognize any gain or loss with respect to its Livent Shares, except to the extent of any cash the U.S. holder may receive in lieu of a fractional NewCo Share.
If, notwithstanding the parties’ expectation, Section 367(a)(1) of the Code were to apply to the merger, however, a U.S. holder of Livent Shares would recognize gain (but not loss) on such exchange. Additionally, if the IRS were to successfully challenge under Section 7874 of the Code NewCo’s status as a non-U.S. corporation for U.S. federal income tax purposes, NewCo would be subject to significant adverse tax consequences, including a higher effective corporate tax rate on NewCo.
As a condition to the scheme implementation, Livent will have requested and received from Davis Polk or, if Davis Polk is unable or unwilling, Sidley Austin, its opinion to Livent, which will be dated as of the sanction date and based on the facts, representations and assumptions set forth or referred to in the opinion, that the transaction should qualify for the Transaction Agreement U.S. Tax Treatment. Livent may, under the terms of the Transaction Agreement, waive this condition in whole or in part, but is under no obligation to do so. It is not a condition to the scheme implementation that a tax opinion address the Intended Section 7874 Tax Treatment.
For a more complete description of the U.S. federal income tax consequences of the transaction to U.S. holders, please see the section entitled “The Transaction—Material U.S. Federal Income Tax Considerations for U.S. Holders” beginning on page 132 of this proxy statement/prospectus.

Comparison of the Rights of Holders of Livent Shares and NewCo Shares (Page 269)
As a result of the transaction, the holders of Livent Shares will become holders of NewCo Shares, and their rights will be governed by the laws of the Bailiwick of Jersey, including the Jersey Companies Law (instead of Delaware law, including the DGCL) and the NewCo Organizational Documents (instead of the Livent certificate of incorporation and the Livent bylaws). Following the transaction, former Livent stockholders will have different rights as NewCo shareholders than they did as Livent stockholders. For a summary of the material differences between the rights of Livent stockholders and NewCo shareholders, see the section entitled “Comparison of the Rights of Holders of Livent Shares and NewCo Shares.”
Risk Factors (Page 37)
The transaction and an investment in NewCo Shares involve risks, some of which are related to the transaction and others of which are related to Allkem’s and Livent’s respective businesses and to the business of NewCo and to investing in and ownership of NewCo Shares following the transaction, assuming it occurs. In considering the transaction, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 37 and in Livent’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated in Part II of Livent’s subsequent Quarterly Reports on Form 10-Q, together with the other information included or incorporated by reference into this proxy statement/prospectus.
Summary of Risk Factors
The following is a summary of key risks only. You should carefully consider all of the risks that are described in the section entitled “Risk Factors” beginning on page 37 of this proxy statement/prospectus, including the risk factors contained in documents incorporated by reference into this proxy statement/prospectus.
Risks Relating to the Transaction
The market value of NewCo Shares that Livent stockholders will receive in the transaction may fluctuate and Livent stockholders cannot be sure of the market value of the consideration they will receive in the transaction.
•
The completion of the transaction contemplated by the Transaction Agreement is subject to a number of conditions and the Transaction Agreement may be terminated in accordance with its terms. Therefore, the timing of closing of the transaction is uncertain and there is a risk that it may not be completed.

•
The completion of the transaction is subject to receipt of consents, orders and approvals from regulatory and governmental entities, which may delay or prevent entirely the closing of the transaction¸ and conditions may be imposed on the transaction which may reduce the anticipated benefits of the transaction.

•	Livent may not have discovered certain liabilities or other matters related to Allkem, and Allkem may not have discovered certain liabilities or other matters related to Livent.
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The Transaction Agreement contains restrictions on the conduct and business activities of Livent and Allkem, which could adversely affect both companies’ businesses, financial results, financial condition or share prices, as well as restrictions on the ability of Livent to pursue alternatives to the transaction, which may limit the value that Livent stockholders could receive from a transaction.

•
Directors and executive officers of Livent and Allkem may have interests in the transaction that differ from, are in addition to or conflict with the interests of Livent stockholders and Allkem shareholders generally.

•	Holders of Livent Shares, collectively, will have a lower ownership and voting interest in NewCo after the transaction than they currently do in Livent, collectively.
•	Holders of Livent Shares will not have appraisal rights or dissenters’ rights in the merger.
•	NewCo, Livent and Allkem may be targets of shareholder class actions or derivative actions, which could result in substantial costs and may delay or prevent the transaction from being completed.
•	The opinion of Livent’s financial advisor does not reflect changes in circumstances that may occur between the signing of the Transaction Agreement and the completion of the transaction.
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The NewCo Shares to be received by Livent stockholders in the transaction will have rights that differ from Livent Shares and, in some cases, such rights may afford less protection than the rights currently afforded to holders of Livent Shares.

•
The merger may fail to qualify as a reorganization under Section 368(a) of the Code, and the merger and the scheme, taken together, may fail to qualify as an exchange described under Section 351(a) of the Code, or the transaction may be subject to Section 367(a)(1) of the Code, potentially causing U.S. holders of Livent Shares to recognize gain for U.S. federal income tax purposes.

Risks Relating to the Combined Company Following Completion of the Transaction
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The failure to realize the cost savings, synergies and other benefits that the parties expect to achieve from the transaction may materially and adversely affect NewCo’s future results and market value of NewCo Shares following the transaction.

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The integration of the businesses of Livent and Allkem may be more difficult, costly or time-consuming than expected, which may materially and adversely affect NewCo’s future results and negatively affect the value of the NewCo Shares following the transaction.

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Livent and Allkem will incur significant costs in connection with the transaction, regardless of whether the transaction is completed, and these transaction fees and costs may be greater than anticipated.

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The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not reflect the actual financial condition and results of operations of NewCo after completion of the transaction.

•	The financial analyses and unaudited projections considered by Livent and its financial advisors may not be realized.
Risks Relating to NewCo’s Business and NewCo’s Future Business
•	The prices of commodities, including lithium, are volatile and such volatility may negatively affect NewCo’s revenue and cash flows.
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The growth of NewCo’s business, as well as NewCo’s financial condition and financial performance, are dependent on the continued growth in demand for EVs, the growth in demand for lithium chemicals and the growth of the lithium markets generally.

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NewCo’s inability to replace the mineral resources used in production (through exploration projects, acquisitions or otherwise) may have an adverse effect on NewCo’s financial performance, and it may be difficult to replace the mineral resources NewCo uses in production because this is often done through exploration activities, which are highly speculative.

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NewCo’s operations, financial performance and financial position are dependent on the availability and profitability of mineral resources and ore reserves, and determining such availability and profitability is done by estimates, which are subject to inherent uncertainties.

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NewCo’s operations are particularly susceptible to certain physical and other risks, including natural disasters, environmental hazards, pandemics and other catastrophic events, which could disrupt production and have a material adverse effect on NewCo’s financial and operational performance.

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The development of NewCo’s facilities is subject to the risk of unexpected difficulties or delays, and any delays or failures in development could materially and adversely affect NewCo’s business, reputation, financial condition, results of operations, cash flows and ability to pay dividends.

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NewCo derives a substantial portion of its revenue from a limited number of customers, and the loss of, or a significant reduction in orders from, a large customer could have a material adverse effect on its business, financial condition and results of operations.

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NewCo may not satisfy customer qualification processes or customers’ quality standards, and could be subject to damages based on claims brought against NewCo or lose customers as a result of the failure of NewCo’s products to meet certain quality standards.

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NewCo’s operations and expansion plans may require additional funding or capital, and if NewCo is unable to secure adequate funds on terms acceptable to NewCo, its liquidity, business and results of operations may be materially and adversely affected.

•	NewCo’s financial performance, operations and profitability may be adversely affected due to circumstances in the countries where NewCo operates, particularly in Argentina.
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NewCo’s operations, financial performance and financial position, including its production and cash flows are limited by its reliance on obtaining and complying with licenses, permits and other approvals required in order to operate and conduct business.

RISK FACTORS
By voting in favor of the transaction, Livent stockholders will be choosing to invest in NewCo Shares following the completion of the transaction. An investment in NewCo Shares involves a high degree of risk. Before you vote, you should carefully consider the risks described below, those described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 14 of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus or in the documents of Livent incorporated by reference into this proxy statement/prospectus, particularly the risk factors discussed below and in the section entitled “Risk Factors” in Livent’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated in Part II of Livent’s subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement/prospectus, and the risk factors contained in Livent’s other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 301 of this proxy statement/prospectus. In addition to the risks set forth below, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Livent or Allkem assess the impact of all factors on the transaction and NewCo following the transaction or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.
Risks Relating to the Transaction
Because the market value of NewCo Shares that Livent stockholders will receive in the transaction may fluctuate, Livent stockholders cannot be sure of the market value of the consideration that they will receive in the transaction.
Livent, Allkem, NewCo and Merger Sub have entered into the Transaction Agreement, pursuant to which Allkem shareholders and Livent stockholders will hold approximately 56% and 44%, respectively, of NewCo Shares (either directly or through CDIs) upon the completion of the transaction. The consideration that Livent stockholders will receive upon completion of the transaction is a fixed number of NewCo Shares for each Livent Share held, not a number of shares that will be determined based on a fixed market value. Prior to the effective time, there has not been and will not be an established public trading market for NewCo Shares. The market value of NewCo Shares will reflect the combination of Livent and Allkem. The merger consideration will not be adjusted to reflect any changes in the market value of Allkem Shares, the exchange rate between the Australian dollar and the U.S. dollar or the market value of Livent Shares.
Changes in Livent’s or Allkem’s share price may result from a variety of factors, including, among others, changes in Livent’s or Allkem’s respective businesses, operations or prospects, regulatory considerations, governmental actions, legal proceedings, the timing of the transaction and general business, market, industry, political or economic conditions. Many of these factors are beyond Livent’s or Allkem’s control, and will influence the ultimate value of NewCo Shares and the merger consideration. Livent stockholders will neither know nor be able to calculate the value of the merger consideration they will receive upon completion of the transaction. Neither Allkem nor Livent is permitted to terminate the Transaction Agreement solely because of changes in currency exchange rates or in the market prices of Livent Shares or Allkem Shares.
The completion of the transaction contemplated by the Transaction Agreement is subject to a number of conditions and the Transaction Agreement may be terminated in accordance with its terms. As a result, the timing surrounding the closing of the transaction is uncertain and there is a risk that the transaction may not be completed.
The completion of the transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the Transaction Agreement. These include, among others, (a) the approval by the Court of the scheme pursuant to the Australian Corporations Act; (b) the Allkem Shareholder Approval having been duly obtained at the scheme meeting; (c) the Livent Stockholder Approval having been duly obtained at the Livent Special Meeting; (d) the NYSE having approved the listing of the NewCo Shares, subject to official notice of issuance, and the ASX having provided approval for the admission of NewCo as a foreign exempt listing to the official list of ASX and the approval for official quotation of the CDIs; (e) all applicable governmental consents under specified antitrust and investment screening laws having been obtained and remaining in full force and effect and all applicable waiting periods having expired, lapsed or been terminated (as applicable); (f) the registration statement on Form S-4 of which this proxy statement/prospectus forms a part having become effective; (g) no governmental entity of a competent jurisdiction having issued any order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transaction and no governmental entity having jurisdiction over any party having adopted any law that is in effect and makes consummation of the transaction illegal or otherwise prohibited; (h) the representations and warranties of each of Livent and Allkem being true and correct to the extent required by, and subject to the applicable materiality standards set forth in, the Transaction Agreement; (i) each of Livent, the NewCo Parties and Allkem having in all material respects performed the obligations and complied with the covenants required to be performed or complied with by it under the Transaction Agreement; (j) there having been no material adverse effect with respect to Livent or Allkem; (k) the Independent Expert having issued (and not withdrawn, changed or qualified) the IER, which concludes that the scheme is in the best interest of Allkem shareholders; (l) Livent having received an opinion from tax counsel to the effect that the transaction should be tax-free to certain Livent stockholders; and (m) confirmation (verbal or otherwise) from the ATO that either (i) there are no material impediments to or material issues to be resolved which may prevent the ATO from issuing the ATO Class Ruling or (ii) the ATO is prepared to issue the ATO Class Ruling, in a form and substance satisfactory to Allkem (acting reasonably), confirming that qualifying Australian resident Allkem shareholders will be eligible to choose rollover relief to the extent to which they receive NewCo Shares or CDIs in exchange for their Allkem Shares in connection with the scheme. The timing surrounding whether these conditions will be satisfied or waived, if at all, is uncertain. Additionally, other events could intervene to delay or result in the failure to close the transaction.
In addition, if the scheme effectiveness has not occurred by February 10, 2024 (subject to extension by either party until May 10, 2024 in order to obtain antitrust or investment screening law or other regulatory approvals), either Livent or Allkem may choose to terminate the Transaction Agreement. However, this right to terminate the Transaction Agreement will not be available to Livent or Allkem if such party has materially breached the Transaction Agreement and the breach is the principal cause of the failure of the scheme effectiveness to have occurred prior to such date. Livent or Allkem may elect to terminate the Transaction Agreement in certain other circumstances, including if the Allkem shareholders or Livent stockholders fail to approve the transaction at their respective shareholder meetings, and Livent and Allkem can mutually decide to terminate the Transaction Agreement at any time prior to the effective time, before or after the required approval by the Allkem shareholders or the Livent stockholders. For more information, see the sections entitled “The Transaction Agreement—Conditions That Must Be Satisfied or Waived for the Transaction to Occur” and “The Transaction Agreement—Termination of the Transaction Agreement.”
The completion of the transaction is subject to receipt of consents, orders and approvals from regulatory and governmental entities, which may delay the closing of the transaction or prevent the closing of the transaction entirely.
The completion of the transaction is subject to the satisfaction or waiver of a number of conditions relating to the receipt of consents under specified antitrust and investment screening laws, as well as the absence of any orders issued or laws adopted by governmental entities having competent jurisdiction that restrain, enjoin, prohibit or make illegal the completion of the transaction. As a result of these conditions, various consents, orders and approvals must be obtained from regulatory and governmental entities as described in the section “The Transaction—Regulatory Approvals.” Livent and Allkem have made, or will make, various filings and submissions with governmental entities in connection with, and pursuant to, the Transaction Agreement and are pursuing all required consents in accordance with the terms of the Transaction Agreement. However, the required consents may not be obtained in a timely manner or at all and, as a result, the necessary conditions to closing the transaction may not be satisfied or may be delayed. As addressed further below, regulatory and governmental entities may impose conditions on the granting of consents and if regulatory and governmental entities seek to impose conditions, lengthy negotiations may ensue among the regulatory or governmental entities, Livent and Allkem. Certain regulatory processes or approvals may also be delayed as a result of a government shutdown, which may occur in the United States if the U.S. Congress fails to approve government funding appropriations by around mid-November. The process of obtaining these consents could delay the completion of the transaction and any such conditions may not be satisfied for an extended period of time following the Livent Special Meeting and the Allkem scheme meeting, if at all.
The completion of the transaction is subject to risks and uncertainties surrounding conditions that may be imposed by regulatory or governmental entities which may reduce the anticipated benefits of the transaction or could prevent the closing of the transaction entirely.
Regulatory and governmental entities may impose conditions on the granting of consents required in connection with the transaction. The conditions imposed by regulatory and governmental entities on the granting of consents, orders and approvals may require divestitures of certain divisions, operations or assets of Livent or Allkem and may impose costs, limitations or other restrictions on the conduct of the business of NewCo, Livent or Allkem. Under the

Transaction Agreement, each of Livent and Allkem has agreed to cooperate with each other and use their respective reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transaction as promptly as reasonably practicable, including to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, expirations or terminations of waiting periods and authorizations necessary or advisable to be obtained from any governmental entity and any third party in order to consummate the transaction. However, neither Livent nor Allkem will be required to take actions that would reasonably be expected to have a material and adverse impact on such party and its subsidiaries, taken as a whole, or the benefits or synergies such party expects to realize from the transaction. Livent and Allkem will not be required to propose, commit to or effect any divestitures or other restrictions or actions with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing of the transaction, and neither Livent nor Allkem may propose, commit to or effect any such divestitures or other restrictions or actions without the prior written consent of Livent or Allkem (as applicable) in such party’s sole discretion. See “The Transaction—Regulatory Approvals” for more information.
Compliance with any conditions imposed by regulatory and governmental entities may reduce the anticipated benefits of the transaction, which could also have an adverse effect on NewCo’s business, cash flows and results of operations, and neither Allkem nor Livent can predict what, if any, changes may be required by regulatory or governmental authorities whose consents, orders or approvals are required.
It is possible that not all conditions to the transaction will have been met at the time of the Livent Special Meeting and conditions to the transaction may be waived by Livent and Allkem after receipt of the Livent Stockholder Approval without resoliciting the Livent stockholders’ approval of the proposals approved by them at the Livent Special Meeting.
The Livent Special Meeting may take place before all of the required regulatory approvals for the transaction have been obtained and before all conditions to such approvals, if any, are known. Nevertheless, if the Livent Transaction Agreement Proposal is approved by the Livent stockholders, Livent and Allkem would not be required to seek further approval of the Livent stockholders, even if the conditions imposed in obtaining required regulatory approvals could have an adverse effect either on Livent or Allkem before completing the transaction or on NewCo after completing the transaction.
Furthermore, the conditions set forth in the Transaction Agreement may be waived by Livent and Allkem to the extent permitted by applicable law. If any conditions are waived, Livent will evaluate whether an amendment of this proxy statement/prospectus and re-solicitation of proxies would be warranted. Subject to applicable law, if Livent determines that re-solicitation is not warranted, the parties will have the discretion to close the transaction without seeking further approval from the Livent stockholders. Any determination of whether to waive any condition to the transaction or as to re-soliciting the Livent Stockholder Approval or amending this proxy statement/prospectus as a result of a waiver, will be made by Livent or Allkem, as applicable, at the time of the determination based on the facts and circumstances as they exist at that time.
The termination of the Transaction Agreement could negatively impact Livent and, in certain circumstances, could require Livent to pay a termination fee to Allkem.
If the Transaction Agreement is terminated in accordance with its terms and the transaction is not completed, the ongoing business of Livent may be adversely affected by a variety of factors, including the failure to pursue other beneficial opportunities during the pendency of the transaction, the failure to obtain the anticipated benefits of completing the transaction, the payment of certain costs relating to the transaction and the focus of Livent’s management on the transaction for an extended period of time rather than on ongoing business matters or other opportunities or issues. Livent’s stock price may fall as a result of any such termination, to the extent that the current price of Livent Shares reflects a market assumption that the transaction will be completed (although this is difficult to predict with any certainty). In addition, the failure to complete the transaction may result in negative publicity or a negative impression of Livent in the investment community and may affect Livent’s relationship with employees, customers, suppliers, vendors and other partners.
Livent may be required to pay Allkem a termination fee equal to $64.6 million if the Transaction Agreement is terminated under certain circumstances specified in the Transaction Agreement relating to, among other things, if the Livent Board changes its recommendation that Livent stockholders vote in favor of the transaction or if there is an intentional and material breach of certain provisions of the Transaction Agreement by Livent. Further, Livent will also be required to pay Allkem the $64.6 million termination fee if the Transaction Agreement is terminated under certain circumstances specified in the Transaction Agreement after Livent receives a Competing Proposal, and, within 12 months after the date of termination, Livent enters into a definitive agreement with respect to, or consummates, a change of control transaction with any party. If the Transaction Agreement is terminated and Livent determines to seek another business combination or strategic opportunity, Livent may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the transaction.
The pendency of the transaction could adversely affect Livent’s and Allkem’s businesses, results of operations, and financial condition.
The pendency of the transaction could cause disruptions in and create uncertainty surrounding Allkem’s and Livent’s respective businesses, including by affecting Allkem’s and Livent’s relationships with their existing and future customers, suppliers, vendors, partners, and employees, and Allkem’s and Livent’s standing with local communities, regulators, and other government officials. This could have an adverse effect on Allkem’s and Livent’s respective businesses, results of operations and financial condition, as well as the market prices of the Allkem Shares and the Livent Shares, regardless of whether the transaction is completed. In particular, Livent and Allkem could potentially lose important personnel who decide to pursue other opportunities as a result of the transaction. Any adverse effect could be exacerbated by a prolonged delay in completing this transaction. Livent and Allkem could also potentially lose customers, suppliers or vendors, existing customers, suppliers or vendors may seek to change their existing business relationships or renegotiate their contracts with Livent or Allkem or defer decisions concerning Livent or Allkem and potential customers, suppliers, or vendors could defer entering into contracts with Livent or Allkem, each as a result of uncertainty relating to the transaction. In addition, in an effort to complete the transaction, Livent and Allkem have expended, and will continue to expend, significant management resources on matters relating to the transaction, which are being diverted from Allkem’s and Livent’s day-to-day operations, and significant demands are being, and will continue to be, placed on the managerial, operational and financial personnel and systems of Livent and Allkem in connection with efforts to complete the transaction.
Livent may not have discovered certain liabilities or other matters related to Allkem, and Allkem may not have discovered certain liabilities or other matters related to Livent, which may adversely affect the future financial performance of NewCo.
In the course of the due diligence review that each of Livent and Allkem conducted prior to the execution of the Transaction Agreement, Livent and Allkem may not have discovered, or may have been unable to properly quantify, certain liabilities of the other party or other factors that may have an adverse effect on the business, results of operations, financial condition and cash flows of NewCo after the consummation of the transaction or on the value of the NewCo Shares after the consummation of the transaction, and neither Livent stockholders nor Allkem shareholders will be indemnified or otherwise compensated for any of these liabilities or other adverse effects resulting from other factors. These liabilities or other factors could include, but are not limited to, those described below in “—Risks Relating to Allkem’s Business” and “—Risks Relating to Livent’s Business.”
While the Transaction Agreement is in effect, Livent and Allkem are subject to restrictions on their conduct and business activities, which could adversely affect both companies’ businesses, financial results, financial condition or share prices.
Under the Transaction Agreement, each of Livent and Allkem is subject to a range of restrictions on the conduct of its respective business and generally must operate its business in the ordinary course of business consistent with past practice prior to completing the transaction. These restrictions may constrain Livent’s and Allkem’s ability to pursue certain business strategies. The restrictions may also prevent Livent and Allkem from pursuing otherwise attractive business opportunities, making acquisitions and investments or making other changes to their respective businesses prior to the completion of the transaction or the termination of the Transaction Agreement. Any such lost opportunities may reduce either or both companies’ competitiveness or efficiency and could lead to an adverse effect on their respective business, financial results, financial condition or share prices. See the section entitled “The Transaction Agreement—Covenants Regarding Conduct of Business” for a description of the restrictive covenants to which each of Livent and Allkem is subject.
The Transaction Agreement contains restrictions on the ability of Livent to pursue alternatives to the transaction, which may limit the value that Livent stockholders could receive from a transaction.
The Transaction Agreement generally prohibits Livent, subject to certain exceptions, from initiating, soliciting, knowingly encouraging or otherwise knowingly facilitating any inquiries or the making of any proposal or offer that constitute or would reasonably be expected to lead to any Competing Proposal. Further, subject to limited exceptions and consistent with applicable law, the Transaction Agreement prohibits the Livent Board from changing, withholding, withdrawing, qualifying or modifying, in a manner adverse to Allkem, the Livent Board’s recommendation that the Livent stockholders approve the Livent Transaction Agreement Proposal and, in specified circumstances, Allkem has a right to negotiate with Livent in order to match any Competing Proposal that may be made. Although the Livent Board is permitted to take certain actions in response to a Superior Proposal or a Competing Proposal that would reasonably be expected to result in a Superior Proposal if it determines that the failure to do so would likely breach its statutory or fiduciary duties under applicable law, in specified situations, Livent may still be required to pay to Allkem a termination fee of $64.6 million. These provisions may limit Livent’s ability to pursue offers from third parties that could result in greater value to Livent stockholders than they would receive in the transaction. The $64.6 million termination fee may also discourage third parties from pursuing an acquisition proposal with respect to Livent. See the sections entitled “The Transaction Agreement—No Solicitation of Competing Proposals” and “The Transaction Agreement—Termination Fee” for a more complete discussion of these restrictions and consequences.
Directors and executive officers of Livent and Allkem may have interests in the transaction that differ from, are in addition to or conflict with the interests of Livent stockholders and Allkem shareholders generally, including, if the transaction is completed, the receipt of financial and other benefits.
The directors and executive officers of Livent and Allkem negotiated the terms of the Transaction Agreement and the Livent Board recommended that Livent stockholders vote in favor of the Livent Proposals set forth herein, including the Livent Transaction Agreement Proposal. These directors and executive officers may have interests in the transaction that are different from, in addition to or in conflict with those of Livent stockholders and Allkem shareholders generally. These interests include, among others, the continued service of certain directors or executive officers of Livent and Allkem as directors or executive officers of NewCo, the treatment in the transaction of Livent RSUs, Livent PSUs, Livent Options, Livent Director RSUs and Allkem Performance Rights (as defined in the section entitled “The Transaction—Interests of Allkem’s Directors and Executive Officers in the Transaction—Treatment of Allkem Performance Right Awards”) and the indemnification of Livent’s and Allkem’s former directors and officers by NewCo.
Livent stockholders should be aware of these interests when they consider the recommendation of the Livent Board that they vote in favor of the Livent Proposals set forth herein, including the Livent Transaction Agreement Proposal. These interests are described in more detail in the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction” and “The Transaction—Interests of Allkem’s Directors and Executive Officers in the Transaction.”
Holders of Livent Shares, collectively, will have a lower ownership and voting interest in NewCo after the transaction than they currently do in Livent, collectively.
Holders of Livent Shares currently have the right to vote in the election of the Livent Board and on certain other matters affecting Livent. Upon the completion of the transaction on the terms set forth in the Transaction Agreement, each holder of Livent Shares that receives NewCo Shares will become a shareholder of NewCo with a percentage ownership of the combined organization that is smaller than the shareholder’s current percentage ownership of Livent. It is expected that the former Livent stockholders, collectively, will receive shares in the transaction constituting approximately 44% of the outstanding NewCo Shares immediately following the transaction, and that the former Allkem shareholders, collectively, will hold (either directly or through CDIs), approximately 56% of the outstanding NewCo Shares. As a result, holders of Livent Shares, collectively, will have less influence on the voting outcomes at NewCo than they now have on voting outcomes at Livent, collectively.
Holders of Livent Shares will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under the Section 262 of the DGCL, holders of Livent Shares are not entitled to exercise dissenters’ or appraisal rights in connection with the merger because Livent Shares are listed on the NYSE and holders of Livent Shares

(other than certain excluded shares) are not required to receive consideration other than NewCo Shares, which are expected to be listed on the NYSE. For more information regarding appraisal rights, please see the section entitled “Comparison of the Rights of Holders of Livent Shares and NewCo Shares” beginning on page 269 of this proxy statement/prospectus.
NewCo, Livent and Allkem may be targets of shareholder class actions or derivative actions, which could result in substantial costs and may delay or prevent the transaction from being completed.
Shareholder class action lawsuits or derivative lawsuits are often brought against companies that have entered into transaction agreements. Such litigation can be costly and time consuming and can create uncertainty. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the transaction, then that injunction may delay or prevent the transaction from being completed.
One of the conditions to consummating the transaction is that no governmental entity has enacted any law or issued any order restraining, enjoining or otherwise prohibiting the consummation of the transaction. Consequently, if a party secures injunctive or other relief prohibiting, delaying or otherwise adversely affecting Livent’s, Allkem’s or NewCo’s ability to complete the transaction on the terms contemplated by the Transaction Agreement, then such law or injunctive or other relief may prevent consummation of the transaction in a timely manner or at all. These lawsuits also have the potential to negatively impact NewCo, Livent or Allkem’s reputation.
The opinion of Livent’s financial advisor does not reflect changes in circumstances that may occur between the signing of the Transaction Agreement and the completion of the transaction.
Consistent with market practice, the Livent Board has not obtained an updated opinion from its financial advisor Gordon Dyal & Co. as of the date of this proxy statement/prospectus and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the transaction. Changes in the operations and prospects of Livent and Allkem, general market and economic conditions and other factors that may be beyond the control of Livent and Allkem, and on which Livent’s financial advisor’s opinion is based, may significantly alter the value of Livent and Allkem or the market price of Allkem Shares and Livent Shares by the time the transaction is completed. The opinion does not speak as of the time the transaction will be completed or as of any date other than the date of the opinion. Because Livent’s financial advisor will not be updating its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the transaction is completed. The Livent Board’s recommendation that Livent stockholders vote “FOR” the Livent Transaction Agreement Proposal, however, is made as of the date of this proxy statement/prospectus. For a description of the opinions that the Livent Board received from its financial advisor, see the section entitled “The Transaction—Opinion of Livent’s Financial Advisor.”
Livent and Allkem’s estimates and judgments related to the acquisition accounting methods used to record the purchase price allocation related to the transaction may be inaccurate.
Livent and Allkem’s management will make significant accounting judgments and estimates related to the application of acquisition accounting of the transaction under GAAP, as well as the underlying valuation models. NewCo’s business, operating results and financial condition could be materially and adversely impacted in future periods if the accounting judgments and estimates prove to be inaccurate.
The NewCo Shares to be received by Livent stockholders in the transaction will have rights that differ from Livent Shares and, in some cases, such rights may afford less protection than the rights currently afforded to holders of Livent Shares.
Upon closing of the transaction, Livent stockholders will no longer be stockholders of Livent, but will instead be shareholders of NewCo. The rights of former Livent stockholders who become NewCo shareholders will be governed by the laws of the Bailiwick of Jersey and the NewCo Organizational Documents, which will be adopted prior to the scheme effectiveness, in the applicable form attached as Annex B to this proxy statement/prospectus. The rights associated with NewCo Shares are different from the rights associated with Livent Shares. See “Comparison of the Rights of Holders of Livent Shares and NewCo Shares.” It is possible that the rights afforded to holders of NewCo Shares may provide less protection than the rights currently afforded to holders of Livent Shares in certain circumstances.

Following the exchange of Livent Shares for NewCo Shares, the former holders of Livent Shares may experience a delay prior to receiving their NewCo Shares or their cash in lieu of fractional NewCo Shares, if any, if they fail to surrender all necessary documents, duly executed and on a timely basis, to the Exchange Agent.
Following the exchange of Livent Shares for NewCo Shares, the former holders of Livent Shares will receive their NewCo Shares, or their cash in lieu of fractional NewCo Shares, if any, only upon surrender of all necessary documents, duly executed and on a timely basis, to a U.S. bank or trust company or other independent financial institution in the U.S. appointed by NewCo and reasonably satisfactory to Livent and Allkem (the “Exchange Agent”). Former holders of Livent Shares who fail to surrender all necessary documents, duly executed and on a timely basis, to the Exchange Agent, may experience a delay prior to receiving their NewCo Shares or their cash in lieu of fractional NewCo Shares, if any. Until the distribution of the NewCo Shares to the individual stockholder has been completed, the relevant holder of NewCo Shares will not be able to sell its NewCo Shares. Consequently, in the event that the market price for NewCo Shares decreases during that period, the relevant stockholder would not be able to stop any losses by selling the NewCo Shares. Similarly, the former holders of Livent Shares who received cash in lieu of fractional NewCo Shares will not be able to invest the cash until the distribution to the relevant stockholder has been completed and, accordingly, they will not receive any interest payments for this time period.
Risks Relating to the Combined Company Following Completion of the Transaction
Set forth below are risk factors relating to NewCo’s future business and operations, including, following the consummation of the transaction, the combined businesses and operations of Livent and Allkem. NewCo also expects that, following the consummation of the transaction, most, if not all, of the risk factors relating to Livent, as discussed below under “—Risks Relating to Livent’s Business,” and those relating to Allkem, as discussed below under “—Risks Relating to Allkem’s Business,” will continue to impact the business and operations of NewCo.
The failure to realize the cost savings, synergies and other benefits that the parties expect to achieve from the transaction may materially and adversely affect NewCo’s future results and market value of NewCo Shares following the transaction.
Livent and Allkem have entered into the Transaction Agreement because each believes that the transaction will be beneficial to its respective businesses and stockholders and that combining the businesses of Livent and Allkem will produce benefits and cost synergies. If NewCo is not able to successfully combine the businesses of Livent and Allkem in an efficient and effective manner, the anticipated benefits and cost synergies of the transaction may not be realized fully, or at all, or may take longer to realize, or cost more, than expected, and the value of the NewCo Shares may be affected adversely. An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of NewCo, which may adversely affect the value of the NewCo Shares following the transaction.
The success of the transaction will depend on, among other things, NewCo’s ability to realize anticipated benefits from combining the businesses of Livent and Allkem. It is anticipated that the transaction will generate estimated pre-tax annual net cost synergies of approximately $125 million per year by 2027 (the majority of which is expected to be realized within three years of the transaction) (excluding the impact of approximately $40 million in estimated non-recurring costs to achieve these synergies) and one-time capital expenditure savings of approximately $200 million by the end of 2025. However, NewCo’s ability to realize these anticipated synergies and savings is dependent on a number of uncertain factors relating to combining the businesses. In addition, NewCo must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If NewCo is not able to successfully achieve these objectives at all, or if these objectives take longer to realize than expected or involve more costs than expected, the anticipated benefits of the transaction may not be realized and NewCo’s future results and market value may be materially and adversely affected.
The integration of the businesses of Livent and Allkem may be more difficult, costly or time-consuming than expected, which may materially and adversely affect NewCo’s future results and negatively affect the value of the NewCo Shares following the transaction.
NewCo must successfully combine the businesses of Livent and Allkem in a manner that permits anticipated benefits to be realized. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Livent and Allkem. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, could preclude realization of the full benefits expected by Livent and Allkem from the transaction. The failure of the combined company to meet the challenges involved in successfully integrating the management and certain operations of Livent and Allkem or otherwise to realize the anticipated benefits of the transaction could cause an interruption of the activities of the combined company and could materially and adversely affect its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, costs relating to implementation of the transaction, loss of client relationships and diversion of management’s attention, which may cause NewCo’s stock price to decline. The difficulties of combining the operations of the companies include, among others:
•	managing a significantly larger company;
•	coordinating geographically dispersed organizations;
•	the potential diversion of management focus and resources from other strategic opportunities and from operational matters;
•	aligning and executing the strategy of the combined company;
•	retaining existing customers and attracting new customers;
•	maintaining employee morale and retaining key management and other employees;
•	integrating two business cultures, which may prove to be incompatible;
•	coordinating the work of an integrated workforce and certain third party vendors;
•	the possibility of faulty assumptions underlying expectations regarding the integration of certain operations;
•	consolidating certain corporate and administrative infrastructures and eliminating duplicative operations;
•	consolidating sourcing and procurement logistics with respect to key raw materials;
•	challenges inherent in ensuring compliance with applicable laws and regulations across a greater number of jurisdictions;
•	unforeseen expenses or delays associated with the transaction; and
•	any actions that may be required in connection with obtaining regulatory approvals (or complying with conditions attaching to any regulatory approvals).
Many of these factors will be outside of Livent’s, Allkem’s and NewCo’s control and any one of these factors could result in increased costs, decreased revenues and diversion of management’s time and energy, which could materially and adversely impact the combined company’s business, financial condition and results of operations. As addressed further above, even if Livent and Allkem are integrated successfully, the combined company may not realize the full benefits of the transaction, including the synergies, cost savings or revenue or growth opportunities that Livent and Allkem expect. These benefits may not be fully achieved or at all or may take longer to realize than expected.
In addition, the actual integration may result in additional and unforeseen expenses and the anticipated benefits of the integration plan may not be realized. Actual growth and cost synergies, if achieved, may be lower than expected and may take longer to achieve than anticipated. If NewCo is not able to adequately address integration challenges, it may be unable to successfully integrate Livent’s and Allkem’s operations or to realize the anticipated benefits of the integration of the two companies.
Livent and Allkem will incur significant costs in connection with the transaction, regardless of whether the transaction is completed, and these transaction fees and costs may be greater than anticipated.
Livent and Allkem have incurred and expect to continue to incur a number of non-recurring costs associated with the transaction. These costs and expenses include fees paid to financial, technical, legal, accounting and tax advisors, consolidation costs, retention, severance and other potential employment-related costs, including payments that may or may not be made to certain Livent executive officers, filing fees, printing expenses and other related charges. Some of these costs are payable by Livent and Allkem regardless of whether or not the transaction is completed, and may be greater than either party anticipated. There is also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the transaction and the integration of the two companies’ businesses. While both Livent and Allkem have assumed that a certain level of expenses would be incurred in connection with the transaction, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
There may also be significant additional, unanticipated costs and charges in connection with the transaction that NewCo may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income expected to be achieved from the transaction. Although Livent and Allkem expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
Significant demands will be placed on NewCo’s financial controls and reporting systems as a result of the transaction.
There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the transaction and significant demands will be placed on NewCo’s managerial, operational and financial personnel and systems. The future operating results of NewCo may be affected by the ability of its officers and key employees to manage changing business conditions and to implement, expand and revise its operational and financial controls and reporting systems in response to the transaction. For example, while Livent prepares its financial statements in accordance with GAAP, Allkem prepares its financial statements in accordance with IFRS. NewCo, as the accounting successor to Livent, will prepare its financial statements in accordance with GAAP. The revisions required to consolidate the financial reporting system and to switch Allkem’s reporting system to GAAP will place significant demands on NewCo’s financial controls, reporting systems and accounting personnel.
NewCo’s management will be responsible for establishing, maintaining and reporting on its internal controls over financial reporting and disclosure controls and procedures to comply with the reporting requirements of the Sarbanes-Oxley Act. These internal controls are designed by management to achieve the objective of providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes and in accordance with generally accepted accounting principles. As Allkem is not subject to the Sarbanes-Oxley Act, Allkem’s independent auditor has not performed an evaluation of Allkem’s internal control over financial reporting as would be required by section 404 of the Sarbanes-Oxley Act and NewCo’s independent auditor will be required to perform such an evaluation for the combined company, covering the internal controls of the businesses of both Livent and Allkem. For additional information on Allkem’s financial controls and reporting systems, see “—Risks Relating to Allkem’s Business” beginning on page 57 of this proxy statement/prospectus. If following completion of the transaction, NewCo is unable to implement the necessary internal controls or identifies material weaknesses in internal control over financial reporting, NewCo may be unable to maintain compliance with the relevant requirements regarding the timely filing of periodic reports with the SEC or the listing rules of the NYSE.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not reflect the actual financial condition and results of operations of NewCo after completion of the transaction.
This proxy statement/prospectus includes unaudited pro forma condensed combined financial information, which gives effect to the transaction as if the transaction had occurred at the dates identified in such financial information and should be read in conjunction with the financial statements and accompanying notes of each of Livent and Allkem that are included or incorporated by reference in this proxy statement/prospectus. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what NewCo’s actual financial condition or results of operations would have been had the transaction been completed on the dates indicated. Accordingly, NewCo’s business, results of operations and financial condition may differ significantly from those indicated by the pro forma financial information included in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174 of this proxy statement/prospectus.
The financial statements reported by NewCo in the future will reflect the impact of factors such as inflation, foreign currency translation and macroeconomic and other trends outside of the control of NewCo, Livent and Allkem. The impact of such factors may be materially different in future periods compared to the periods covered by the pro forma financial information included in this proxy statement/prospectus.

The financial analyses and unaudited projections considered by Livent and its financial advisors may not be realized.
The financial analyses and unaudited projections considered by Livent and Gordon Dyal & Co reflect numerous inputs, assumptions, estimates and judgments that are inherently uncertain with respect to mineral, particularly lithium, demand and prices, industry performance, competition and general business, economic, market and financial conditions and matters specific to Livent’s and Allkem’s respective businesses, including the factors described or referenced under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 14 of this proxy statement/prospectus and the other factors listed or referred elsewhere in this “Risk Factors” section, all of which are difficult to predict and many of which are beyond NewCo’s, Livent’s and Allkem’s control. The unaudited projections have been included elsewhere in this proxy statement/prospectus solely because they were made available to the Livent Board and Gordon Dyal & Co. and were not prepared with a view to public disclosure. The financial analyses and projections considered by Livent or Gordon Dyal & Co may not be realized or actual results may materially vary from such financial analyses and projections. In addition, since the financial projections cover multiple years and are of long duration, such information by its nature becomes less predictive with each successive year. The unaudited projections have not been audited or reviewed by Livent’s independent registered public accountant or Allkem’s independent auditor, and were prepared only as of their respective dates. Livent, Allkem and NewCo caution investors that the unaudited projections should not be used as a substitute for the historical financial and other information included in this proxy statement/prospectus in determining how to vote on the Transaction Agreement Proposal or otherwise or in determining whether to acquire, dispose of or otherwise deal in the securities of any of Livent, Allkem or NewCo. None of NewCo, Livent or Allkem expect to, and each of them disclaims any intention to, update the unaudited projections.
Third parties may terminate or alter existing contracts or relationships with Livent or Allkem, which could limit NewCo’s ability to achieve the anticipated benefits of the transaction and may result in a loss of future revenue, liabilities or loss of rights.
Livent and Allkem have contracts with customers, suppliers, vendors, landlords, lenders, joint venture partners and other business partners which may require Livent or Allkem to obtain consents from these other parties in connection with the transaction. If these consents cannot be obtained, the counterparties to these contracts may have the ability to terminate, reduce the scope of or otherwise seek to vary the terms of their relationships or the terms of such contracts with either or both parties in anticipation of the transaction, or with NewCo following the transaction. The pursuit of such rights may result in Allkem, Livent or NewCo suffering a loss of potential future revenue, incurring liabilities in connection with breaches of agreements, or losing rights that are material to its respective businesses and the business of NewCo. In addition, third parties with whom Livent or Allkem currently have relationships may terminate, reduce the scope or otherwise seek to vary the terms of their relationship with either party in anticipation of the transaction. Any such disruptions could limit NewCo’s ability to achieve the anticipated benefits of the transaction. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the transaction or the termination of the Transaction Agreement.
NewCo may be unable to retain Allkem and/or Livent personnel successfully after the transaction is completed, which could negatively affect NewCo’s business and operations.
The success of NewCo’s business and operations following the transaction will depend in part on NewCo’s ability to retain the talents and dedication of key employees currently employed by Livent and Allkem. It is possible that these employees may decide not to remain with Livent or Allkem, as applicable, while the transaction is pending or with NewCo after the transaction is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, NewCo’s business activities may be adversely affected and management’s attention may be diverted from integration matters to hiring suitable replacements, all of which may cause NewCo’s business to suffer. In addition, Livent and Allkem may not be able to locate suitable replacements for any key employees who leave either company, or Livent and Allkem may not be able to offer employment to potential replacements on reasonable terms.
Weakened conditions in the credit and capital markets or other factors may hinder NewCo’s ability to obtain financing on acceptable terms or at all. If NewCo is unable to access the credit and capital markets, this could impair NewCo’s liquidity, business, cash flow, financial condition or results of operations.
Each of Livent and Allkem may rely, and expects NewCo may rely, on access to the credit and capital markets to finance its operations and refinance existing indebtedness. For example, both Livent and Allkem currently have credit facilities and other indebtedness. Livent has a revolving credit facility and outstanding convertible bonds.

Allkem has certain outstanding project loan facilities and related party loans, as well as two undrawn working capital facilities. NewCo may seek to replace Livent’s and Allkem’s outstanding indebtedness or Livent’s revolving credit facility with new indebtedness or a new revolving credit facility upon their respective maturity or otherwise. Should NewCo be unable to raise money in the credit or capital markets, NewCo may be required to alter or increase its capitalization substantially through the issuance of additional equity securities or incurrence of further indebtedness at a higher cost.
Additional borrowings may require that a greater portion of NewCo’s cash flow from continuing operations be used for debt service, thereby reducing NewCo’s ability to use cash flow to fund working capital, capital expenditures and acquisitions.
NewCo’s cash flow from operations and access to debt and equity capital will be subject to a number of variables, including its results of operations, margins and activity levels, the conditions of the global credit and capital markets, the prevailing interest rate environment, market perceptions of NewCo’s creditworthiness and the ability and willingness of lenders and investors to provide capital. For example, NewCo’s access to the credit and capital markets in amounts adequate to finance its activities could be impaired as a result of the absence of information on and a reporting history of NewCo as a combination of the businesses of Livent and Allkem.
The costs and availability of financing from the credit and capital markets will be dependent on NewCo’s credit profile. The level and quality of NewCo’s earnings, operations, business and management, among other things, will impact the determination of NewCo’s credit profile. A decrease in the ratings assigned to NewCo by the rating agencies may negatively impact NewCo’s access to the debt capital markets and increase its cost of borrowing. NewCo may not maintain the current creditworthiness or prospective credit ratings of Livent or Allkem and it may not obtain a credit rating at all, and any actual or anticipated changes or downgrades in any credit ratings assigned to NewCo may have a negative impact on its liquidity, capital position or access to capital markets.
In recent years, global financial markets have experienced disruptions and general economic conditions have been volatile. Due to this volatility, NewCo may not be able to obtain the funding it needs on terms acceptable to NewCo or at all. Additionally, recent increases in prevailing benchmark interest rates globally, coupled with higher inflation trends, have generally resulted in higher borrowing costs than those prevailing at the time that most of Livent’s and Allkem’s indebtedness was initially incurred. NewCo may not be able to refinance the existing indebtedness of Livent and Allkem, or any future indebtedness incurred by NewCo, on terms that are similar to the companies’ existing indebtedness or that are otherwise acceptable to NewCo or at all. If NewCo cannot meet its capital needs or refinance its and its subsidiaries’ indebtedness, it may be unable to execute its business strategy, or otherwise take advantages of business opportunities or respond to competitive pressures, any of which could have an adverse effect on its business, cash flow, financial condition and results of operations.
Changes in existing financial accounting standards or practices may adversely affect NewCo’s business or results of operations.
Changes in existing accounting rules or practices, new accounting pronouncements or rules or varying interpretations of current accounting pronouncements could harm NewCo’s operating results or the manner in which it conducts its business.
GAAP is subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on NewCo’s reported financial results and could affect the reporting of transactions completed before the announcement or effectiveness of a change.
The combined company’s inability to integrate recently acquired businesses or to successfully complete future acquisitions could limit its future growth or otherwise be disruptive to its ongoing business.
Allkem has participated in significant acquisitions in the past, including the recent merger of equals transaction between Orocobre Limited (“Orocobre”) and Galaxy Resources Limited (“Galaxy”), pursuant to an Australian members’ scheme of arrangement, which was implemented on August 25, 2021 that led to the formation of Allkem (the “Galaxy/Orocobre Merger”). From time to time, the combined company may pursue further acquisitions in support of its strategic goals. In connection with any such acquisitions, the combined company could face significant challenges in managing and integrating its expanded or combined operations, including acquired assets, operations and personnel. Acquisition opportunities may not be available on acceptable terms or at all and NewCo may not able to obtain necessary financing or regulatory approvals to complete potential acquisitions. The combined company’s ability to succeed in implementing its strategy will depend to some degree upon the ability of its management to identify, complete and successfully integrate commercially viable acquisitions. Acquisitions may disrupt the combined company’s ongoing business and distract management from other responsibilities.
The combined company’s information technology systems may be vulnerable to hacker intrusion, malicious viruses and other cybercrime attacks, which may harm its business and expose NewCo to liability.
The combined company’s operations will depend to a great extent on the reliability and security of NewCo’s information technology systems, software and network, which are subject to damage and interruption caused by human error, problems relating to telecommunications networks, software failure, natural disasters, sabotage, viruses and similar events. Any interruption in NewCo’s systems could have a negative effect on its business, including its products and deliveries. Additionally, any cybercrime attacks may also negatively impact customer demand (and therefore revenues) and may expose NewCo to liability.
The combined company will be exposed to significant risks in relation to differing legal, political, social and regulatory requirements of the many jurisdictions in which the combined company will operate.
NewCo’s aggregate operations will be substantially more geographically diverse than either of Livent’s or Allkem’s prior to the completion of the transaction. Doing business on a worldwide basis will create business, legal, political and social risks and require the combined company to comply with the laws and regulations of various jurisdictions on a broader scale. Such laws and regulations will cover a broad set of subject areas, and will likely require the combined company to comply with legislation and regulation in areas related to licensing and permitting of operations, occupational health and safety, the environment, corruption and tax.
While Livent and Allkem believe that the combined company will have a culture of compliance with legal, political, social and regulatory requirements, as well as adequate systems of internal controls, Livent and Allkem will seek to continuously improve the combined company’s systems of internal controls and to remedy any weaknesses identified in compliance. However, the combined company’s policies and procedures may not be followed at all times or may not effectively detect and prevent violations of the applicable laws or regulations by one or more of the combined company’s employees, consultants, agents or partners and, as a result, the combined company could be subject to penalties and material adverse consequences on its business, reputation, financial condition or results of operations. Additionally, as legislation and regulation are inherently subject to change, the combined company may be required to continue to enhance its compliance policies and systems, and may be susceptible to these risks if it is unable to keep up with the vast and dynamic legal and regulatory landscape.
Additionally, following completion of the transaction, NewCo will be subject to Regulation S-K Subpart 1300 (“Subpart 1300”), which requires, among other things, that the disclosure of mineral resources or reserves must be based on an appropriate technical study prepared by a qualifying person (as defined in Subpart 1300). Further, as an ASX-listed company, NewCo may be required to make public disclosures in accordance with the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves 2012 and, in the event NewCo is unable to terminate its status as a reporting company in Canada, in accordance with Canada’s National Instrument 43-101. Reporting of mineral resources and reserves for NewCo’s material properties under multiple reporting standards, and under Subpart 1300 in particular, will place significant demands on NewCo’s managerial, operational and internal controls personnel and systems and will add to NewCo’s costs, potentially materially, after the completion of the transaction.
The combined company will be exposed to significant risks in relation to compliance with differing anti-corruption laws and regulatory requirements of the many jurisdictions in which the combined company will operate.
As a result of doing business in various jurisdictions, including through partners and agents, the combined company will be exposed to a risk of violating anti-corruption laws and sanctions regulations. Some of the international locations in which the combined company will operate have developing legal systems and may have higher levels of corruption than more developed nations. The combined company’s continued expansion and worldwide operations, including in developing countries, its development of joint venture relationships worldwide and the employment of local agents in the countries in which the combined company will operate increases the risk of violations of anti-corruption laws and economic and trade sanctions. Violations of anti-corruption laws and economic and trade sanctions are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. In addition, any major violations could have a significant impact on the combined company’s reputation and consequently on its ability to win future business.
The combined company’s international operations will be subject to anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act of 2010 (the “Bribery Act”), the Australian Criminal Code Act 1995 (Cth), as well as various state and territory laws in Australia, the Argentine Criminal Code, the Criminal Code of Canada, the Canadian Corruption of Foreign Public Officials Act and economic and trade sanctions, including those administered by the United Nations, the European Union, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State. The FCPA and similar laws prohibit providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. The combined company may deal with both governments and state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. The provisions of the Bribery Act extend beyond bribery of foreign public officials and are more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties.
The combined company will be exposed to significant risks in relation to geopolitical tensions and economic sanctions in the many jurisdictions in which the combined company will operate.
The combined company will face exposure to geopolitical tensions, community unrest, global events, such as the war in Ukraine, sanctions against Russia and possible retaliation by Russia, global energy prices, inflation, regional recessions, and global supply chain and logistics challenges. Economic and trade sanctions will likely restrict the combined company’s transactions or dealings with certain sanctioned countries, territories and designated persons. Any geo-political instability and uncertainty could have a negative effect on NewCo’s operations, financial performance and financial position.
Risks Relating to Ownership of NewCo Shares
Because there is currently no public market for the NewCo Shares, the market price and trading volume of the NewCo Shares may be volatile and holders may not be able to sell NewCo Shares following the transaction.
Prior to the completion of the transaction, NewCo Shares will not be publicly traded and there will not have been any public market for the NewCo Shares. Following the completion of the transaction, an active trading market for the NewCo Shares may not develop or be sustained. The extent to which investor interest will lead to the development of an active trading market in the NewCo Shares and whether such a market will be sustained following the transaction are unpredictable.
The market price of the NewCo Shares after the completion of the transaction will be subject to significant fluctuations in response to, among other factors, variations in operating results and market conditions specific to NewCo’s business, industry and the markets in which it operates. If an active public market does not develop or is not sustained, the value of the NewCo Shares could be adversely affected and it may be difficult for you to sell your NewCo Shares at a price that is attractive to you, or at all. The market price of the NewCo Shares could fluctuate significantly for many reasons, including, without limitation:
•	as a result of the risk factors listed in this proxy statement/prospectus;
•	actual or anticipated fluctuations in NewCo’s operating results;
•	reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by NewCo’s customers or competitors regarding their own performance;
•	regulatory changes that could impact NewCo’s business; and
•	general economic and industry conditions.
Future sales of NewCo Shares in the public market could cause volatility in the price of the NewCo Shares or cause the share price to fall.
Sales of a substantial number of NewCo Shares in the public market, or the perception that these sales might occur, could depress the market price of the NewCo Shares and could impair NewCo’s ability to raise capital through the issue and sale of additional equity securities. For example, Livent stockholders or Allkem shareholders may decide to sell the NewCo Shares received by them pursuant to the transaction, which will generally be eligible for immediate resale, rather than remain NewCo shareholders, which could have an adverse impact on the trading price of the shares.
In the past, following periods of large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type against NewCo could result in substantial costs and diversion of management’s attention and resources, which would adversely affect its business, results of operation and financial condition. Any adverse determination in litigation against NewCo could also subject it to significant liabilities.
Following completion of the transaction, NewCo may not be included in indices in the U.S. and Australia (including an S&P index in the U.S. and the S&P / ASX 200 index in Australia), which may make NewCo less attractive to certain investors, and may adversely affect NewCo’s anticipated trading volume and liquidity.
Livent and Allkem intend that NewCo will aim to qualify for inclusion in indices in the U.S. and Australia (including an S&P index in the U.S. in the case of NewCo Shares and the S&P / ASX 200 index in Australia in the case of CDIs) following completion of the transaction. It is possible, however, that following completion of the transaction, indices in the U.S. and Australia will decline to include NewCo. If NewCo is not included in an S&P index in the U.S. and/or the S&P / ASX 200 index, institutional investors that are required to track the performance of these indices or the funds that impose those qualifications may be less likely to acquire the NewCo Shares following completion of the transaction, which could adversely affect the anticipated trading volume and liquidity of NewCo Shares.
Neither Livent nor Allkem have paid dividends to their stockholders in the past and NewCo’s payment of dividends to its shareholders is subject to the discretion of the board of directors and may be limited by Jersey law.
Since becoming public companies, neither Livent nor Allkem have paid dividends to their stockholders. Any determination to pay dividends to NewCo’s shareholders will be at the discretion of the board of directors and will be dependent on then-existing conditions, including the combined company’s financial condition, earnings, legal requirements, including limitations under Jersey law and other factors the board of directors deems relevant. The board of directors may, in its sole discretion, commence dividend payments, change the amount or frequency of dividend payments or discontinue the payment of dividends entirely. For these reasons, you will not be able to rely on dividends to receive a return on your investment. Accordingly, realization of a gain on your NewCo Shares received in the transaction may depend on the appreciation of the price of the NewCo Shares, which may never occur.
NewCo Shares will be traded on more than one exchange and this may result in price variations.
Trading in NewCo Shares on the NYSE and CDIs on the ASX will take place in different currencies (U.S. dollars on the NYSE and Australian dollars on the ASX) and at different times (resulting from different time zones, different trading hours and different trading days for the NYSE and ASX). The trading prices of NewCo Shares on these two exchanges may at times differ due to these and other factors. Any decrease in the price of NewCo Shares on the ASX could cause a decrease in the trading price of NewCo Shares on the NYSE and vice versa. The benefits expected of the dual listing on the NYSE and ASX, including increased liquidity, visibility among investors and access to investors who may be able to hold listed stocks in Australia but not the U.S., and vice versa, may not be realized or, if realized, may not be sustained, and the costs associated with a dual listing may ultimately outweigh the anticipated benefits.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about NewCo’s business, the price and/or trading volume of NewCo Shares could decline.
The trading market for NewCo Shares will depend, in part, on the research and reports that securities or industry analysts publish about NewCo and its business. Generally, securities and industry analysts based in the U.S. provide more coverage of U.S. domestic issuers than of foreign issuers. If too few analysts commence and maintain coverage of NewCo, the trading price for its shares might be adversely affected. Similarly, if one or more of the analysts currently covering Livent cease coverage of NewCo or fail to publish reports on it regularly, demand for NewCo Shares could decrease, which might cause the price of NewCo Shares and trading volume to decline. In addition, if analysts publish inaccurate or unfavorable research about NewCo’s business, the price and/or trading volume of NewCo Shares could decline.

Fluctuations in currency exchange rates may significantly impact the results of NewCo’s operations and may significantly affect the comparability of NewCo’s financial results between financial periods.
NewCo will report its financial results in U.S. dollars. The financial condition and results of operations of NewCo’s subsidiaries outside of the U.S. will be reported in the relevant local currency and then translated into U.S. dollars at then applicable exchange rates for inclusion in NewCo’s consolidated financial statements. The exchange rates between these local currencies and the U.S. dollar may fluctuate substantially due to changes in economic conditions, monetary policy action, or the threat thereof, by central banks and governments, or other factors.
Because NewCo is expected to generate a significant portion of its revenues and incur a significant portion of its operating expenses in currencies other than the U.S. dollar, but intends to translate all of its revenues and expenses into U.S. dollars for financial reporting purposes, fluctuations in the value of the U.S. dollar against other currencies may in the future have an adverse effect on NewCo’s business, results of operations or financial condition. NewCo may enter into hedging transactions using derivative financial instruments to seek to minimize exposure to certain foreign currency fluctuations; however, given the volatility of international exchange rates, NewCo may not be able to effectively manage currency translation risks and such volatility, or the effects of the hedging instruments themselves, may have a material adverse effect on NewCo’s business, results of operations or financial condition.
Currency fluctuations may also significantly affect the comparability of NewCo’s results between financial periods. In addition to currency translation risks, NewCo will incur currency transaction risks whenever one of its operating subsidiaries enters into either a purchase or a sale transaction using a currency other than its functional currency.
Future issuances or offerings of debt or equity securities by NewCo may materially adversely affect the share price, and future capitalization measures could lead to substantial dilution of shareholders’ interests in NewCo.
NewCo may seek to raise additional equity through the issuance of new shares or convertible or exchangeable bonds to finance organic growth or future acquisitions and may be required to issue new NewCo Shares upon conversion of Livent’s convertible bonds. Increasing the number of issued shares without preemptive or subscription rights for then-existing shareholders would dilute the ownership interests of such shareholders. Shareholders’ ownership interests could also be diluted if other companies or equity interests in companies are acquired in exchange for NewCo Shares to be issued and if NewCo Shares are issued to employees under assumed or future equity based incentive plans.
Provisions of the NewCo Articles of Association could delay or prevent a takeover of NewCo by a third party.
The NewCo articles of association could delay, defer or prevent a third party from acquiring NewCo, despite any possible benefit to NewCo’s shareholders, after closing of the transaction, or otherwise adversely affect the price of NewCo Shares. For example, the NewCo articles of association will:
•	permit the NewCo board of directors to issue one or more series of preferred shares with rights and preferences designated by the NewCo board of directors;
•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings;
•	limit the ability of shareholders to remove directors without cause;
•	require that all vacancies on the NewCo board of directors be filled by the NewCo directors; and
•	prohibit certain business combinations with an “interested” shareholder / member unless approved by the NewCo board of directors.
These provisions may discourage potential takeover attempts, discourage bids for NewCo Shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, the NewCo Shares. These provisions could also discourage proxy contests and make it more difficult for NewCo shareholders to elect directors other than the candidates nominated by the NewCo board of directors. See the section entitled “Description of NewCo Shares” and the NewCo articles of association in the form attached as Annex B to this proxy statement/prospectus for additional information on the anti-takeover measures that may be applicable to NewCo.

Risks Relating to Tax Matters
You should read the discussion under the sections entitled “The Transaction—Material U.S. Federal Income Tax Considerations for U.S. Holders,” beginning on page 132, “The Transaction—Irish Tax Consequences,” beginning on page 139 and “The Transaction—Jersey Tax Consequences,” beginning on page 142 of this proxy statement/prospectus for a more complete discussion of U.S. federal, Irish and Jersey income tax considerations relating to the transaction and/or the ownership and disposition of NewCo Shares received in the transaction.
The merger may fail to qualify as a reorganization under Section 368(a) of the Code, and the merger and the scheme, taken together, may fail to qualify as an exchange described under Section 351(a) of the Code, or the transaction may be subject to Section 367(a)(1) of the Code, potentially causing U.S. holders of Livent Shares to recognize gain for U.S. federal income tax purposes.
In connection with the filing of this registration statement of which this proxy statement/prospectus forms a part, Davis Polk has rendered to NewCo its opinion, dated October 30, 2023, to the effect that, based upon and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the federal income tax opinion filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part (including, for the avoidance of doubt, the assumption that market conditions between the date of such opinion and the effective time do not impact the relative valuation of Livent and Allkem for purposes of Treasury Regulations Section 1.367(a)-3(c) and Section 7874(a)(2)(B) of the Code), and representations from Livent, Allkem, and NewCo, (i) either (A) the merger will qualify as a reorganization under Section 368(a) of the Code, or (B) the merger and the scheme, taken together, will qualify as an exchange described in Section 351(a) of the Code, (ii) the transfer of Livent Shares by Livent stockholders pursuant to the merger (other than by any Livent stockholder who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of NewCo following the merger that does not enter into a five year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) should qualify for an exception to Section 367(a)(1) of the Code and (iii) the merger and scheme will not result in NewCo being treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a “domestic corporation” pursuant to Section 7874(b) of the Code.
As a condition to the scheme implementation, Livent will have requested and received from Davis Polk or, if Davis Polk is unable or unwilling, Sidley Austin, its opinion to Livent, which will be dated as of the sanction date and based on the facts, representations and assumptions set forth or referred to in the opinion, that the transaction should qualify for the Transaction Agreement U.S. Tax Treatment. Livent may, under the terms of the Transaction Agreement, waive this condition in whole or in part, but is under no obligation to do so. It is not a condition to the scheme implementation that a tax opinion address the Intended Section 7874 Tax Treatment.
If the merger and the scheme qualify for the Intended U.S. Tax Treatment, if a U.S. holder of Livent Shares exchanges all of its Livent Shares for NewCo Shares in the transaction, and the U.S. holder is not a “five-percent transferee shareholder” that does not file with the IRS a gain recognition agreement as described in applicable Treasury Regulations, the U.S. holder should not recognize any gain or loss with respect to its Livent Shares, except to the extent of any cash the U.S. holder may receive in lieu of a fractional NewCo Share.
Notwithstanding the above, until the closing, the parties cannot definitively determine the tax treatment of the transaction. In addition, no assurance can be given that the IRS will not assert, or that a court would not sustain, that the transaction does not qualify as a reorganization under Section 368(a) of the Code and that the merger and the scheme, taken together, do not qualify as an exchange described in Section 351(a) of the Code, or that the transaction is otherwise subject to Section 367(a)(1) of the Code. If the IRS were to successfully make such an assertion, a U.S. holder would generally be required to recognize gain or loss equal to the difference between the U.S. holder’s adjusted tax basis in the Livent Shares it surrenders in the merger and an amount equal to the fair market value, as of the consummation of the merger of any NewCo Shares received or to be received in the merger plus any cash received in the merger in lieu of fractional shares.
The IRS may not agree that NewCo is a non-U.S. corporation for U.S. federal income tax purposes as a result of the transaction.
Under current U.S. federal income tax law, a corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under generally applicable U.S. federal income tax rules, NewCo, which is incorporated under the laws of the Bailiwick of Jersey and is an Irish tax resident, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for

U.S. federal income tax purposes. Section 7874 of the Code, however, contains rules that may cause a non-U.S. corporation to, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If NewCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial U.S. tax liability, in addition to tax liability in its country of residence, and the gross amount of any dividend payments to its non-U.S. holders could be subject to U.S. withholding tax.
As described in the risk factor above, Davis Polk has rendered to NewCo its opinion, dated October 30, 2023, regarding certain U.S. federal income tax consequences of the transaction, including regarding NewCo not being treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. NewCo does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, the application of the rules under Section 7874 of the Code is complex and subject to uncertainty, and there is limited guidance regarding their application. Moreover, the application of Section 7874 of the Code to the facts and circumstances of the transaction is uncertain. Finally, if a transaction is a potential “third-country” transaction, the threshold U.S. ownership percentage (determined in accordance with the Section 7874 rules) for treatment of the relevant corporation as a U.S. corporation under Section 7874 is lower (i.e., 60%) than if the transaction were not a potential “third-country” transaction (i.e., 80%). Because the transaction is a potential third-country transaction, the 60% ownership test, rather than the 80% ownership test, will apply to determine whether NewCo is treated as a U.S. corporation under Section 7874 of the Code. As discussed below in the section entitled “The Transaction—Material U.S. Federal Income Tax Considerations for U.S. Holders—Application of Section 7874 of the Code,” the Section 7874 ownership percentage of the Livent stockholders is expected to be less than 60%. Therefore, the transaction is not expected to be a “third-country transaction” as that term is used in the applicable Treasury Regulations.
If the IRS were to successfully challenge under Section 7874 of the Code NewCo’s status as a non-U.S. corporation for U.S. federal income tax purposes, NewCo and certain shareholders of NewCo would be subject to significant adverse tax consequences, including a higher effective corporate tax rate on NewCo and future withholding taxes on certain shareholders.
If NewCo is a passive foreign investment company, U.S. holders of NewCo Shares could be subject to adverse U.S. federal income tax consequences.
Based on the composition of its income, assets and operations, NewCo does not expect to be a passive foreign investment company (“PFIC”) for the 2023 taxable year. If NewCo or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. holder of the NewCo Shares, such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that NewCo is not a PFIC for U.S. federal income tax purposes for the taxable year of the transaction or for future taxable years.
See the section entitled “The Transaction—Material U.S. Federal Income Tax Considerations for U.S. Holders—Passive Foreign Investment Company Considerations” for a more detailed discussion with respect to NewCo’s potential PFIC status and certain tax implications thereof. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of NewCo Shares.
If a U.S. investor is treated for U.S. federal income tax purposes as owning directly or indirectly at least 10% of the NewCo Shares, such U.S. investor may be subject to adverse U.S. federal income tax consequences.
For U.S. federal income tax purposes, if a U.S. investor is treated for U.S. federal income tax purposes as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the NewCo Shares, such U.S. investor may be treated as a “United States shareholder” with respect to NewCo, or any of its non-U.S. subsidiaries, if NewCo or such subsidiary is a “controlled foreign corporation.” A non-U.S. corporation is considered a controlled foreign corporation if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned or is considered as owned by applying certain constructive ownership rules, by U.S. shareholders on any day during the taxable year of such non-U.S. corporation. As NewCo will have U.S. subsidiaries following the transaction, certain of NewCo’s non-U.S. subsidiaries could be treated as controlled foreign corporations under certain attribution rules regardless of whether NewCo is treated as a controlled foreign corporation.
Under these rules, certain U.S. shareholders (that directly or indirectly own at least 10% of the value or voting power of the NewCo Shares) may be required to report annually and include in their U.S. federal taxable income their pro rata share of NewCo’s non-U.S. subsidiaries’ “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property held by the subsidiaries regardless of whether such subsidiaries make any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such U.S. shareholder to significant monetary penalties and may extend the statute of limitations with respect to such U.S. shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. NewCo does not intend to assist U.S. investors in determining whether NewCo or any of its non-U.S. subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. investor is treated as a U.S. shareholder with respect to any of such controlled foreign corporations or furnish to any investor information that may be necessary to comply with reporting and tax paying obligations if NewCo, or any of its non-U.S. subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. U.S. investors who directly or indirectly own 10% or more of the combined voting power or value of NewCo Shares are strongly encouraged to consult their own tax advisors regarding the U.S. tax consequences of owning or disposing of NewCo Shares.
NewCo may incur stamp duty and other transaction taxes in connection with the proposed transaction.
NewCo may incur stamp duty and other transaction taxes in connection with the proposed transaction, including stamp duty in Western Australia. While the parties believe that the proposed transaction should be exempt from stamp duty in Western Australia as a “relevant consolidation transaction” under section 259 of the Duties Act, the Commissioner of State Revenue of Western Australia may form a different view. If the Commissioner forms the view that the transaction is not a “relevant consolidation transaction,” stamp duty may be payable by NewCo in connection with the proposed transaction, which will increase the costs associated with implementing the transaction. Increased costs of implementation could have an adverse effect upon the revenues, level of expenses and operating results of NewCo, which may adversely affect the value of the NewCo Shares following the transaction.
Future changes to tax laws could adversely affect NewCo’s effective tax rate, potential tax liability, operations or financial performance.
Any change in tax law, interpretation or practice, or in the terms of tax treaties, in a jurisdiction where NewCo and its subsidiaries are subject to tax could increase the amount of tax payable by NewCo and its subsidiaries, either in respect of the transaction or in respect of the operations of NewCo and its subsidiaries. These changes could negatively affect NewCo’s operations or financial performance.
Livent and Allkem have operations in various countries that have differing tax laws and are subject to audit by domestic and foreign authorities. The effective tax rate of NewCo and its subsidiaries may change from year to year based on changes in the mix of activities and income earned among the different jurisdictions in which NewCo and its subsidiaries, including Livent and Allkem, will operate; changes in tax laws in these jurisdictions; changes in the tax treaties between various countries in which they will operate; changes in eligibility for benefits under those tax treaties; and changes in the estimated values of deferred tax assets and liabilities. Tax laws, regulations and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political and other conditions, and significant judgment is required in evaluating and estimating the provision and accruals for these taxes. Such changes could result in a substantial increase in the effective tax rate on all or a portion of the income of NewCo and its subsidiaries.
Changes to the global tax regime may adversely affect NewCo’s effective tax rate, potential tax liability, operations or financial performance.
In August 2022, the Inflation Reduction Act (the “IRA”) was signed into law, which includes implementation of a new corporate alternative minimum tax (the “CAMT”), among other provisions. The CAMT imposes a minimum tax on the adjusted financial statement income (“AFSI”) for “applicable corporations” with average annual AFSI over a three-year period in excess of $1 billion. A corporation that is a member of a foreign-parented multinational group must include the AFSI (with certain modifications) of all members of the group in applying the $1 billion test, but would only be subject to CAMT if the three-year average AFSI of its U.S. members, U.S. trades or business of foreign group members that are not subsidiaries of U.S. members, and foreign subsidiaries of U.S. members exceeds $100 million. Although we currently do not believe that the CAMT will have a significant impact on NewCo’s tax results, there are a number of uncertainties and ambiguities as to the interpretation and application of the CAMT, and it is possible that any future guidance with respect to the interpretation and application of the CAMT could result in the CAMT having a material effect on NewCo’s liability for corporate taxes and NewCo’s consolidated effective tax rate.

On October 8, 2021, the Organisation for Economic Co-operation and Development (“OECD”)/G20 inclusive framework on Base Erosion and Profit Shifting (the “Inclusive Framework”) published a statement updating and finalizing the key components of a two-pillar plan on global tax reform originally agreed on July 1, 2021, and a timetable for implementation by 2023. The timetable for implementation has since been extended to 2024. The Inclusive Framework plan has now been agreed to by 142 OECD members, including several countries which did not agree to the initial plan. Under pillar one, a portion of the residual profits of multinational businesses with global turnover above €20 billion and a profit margin above 10% will be allocated to market countries where such allocated profits would be taxed. Under pillar two, the Inclusive Framework has agreed on a global minimum corporate tax rate of 15% for companies with revenue above €750 million, calculated on a country-by-country basis. On October 30, 2021, the G20 formally endorsed the new global minimum corporate tax rate rules. The Inclusive Framework agreement must now be implemented by the OECD members who have agreed to the plan, effective in 2024. On December 15, 2022, the European Union member states unanimously adopted the directive to implement pillar two rules. According to the directive, the member states are expected to enact pillar two rules into domestic law in 2023, with certain elements becoming effective on or after December 31, 2023.
The OECD has published model rules and other guidance with respect to pillar two, which are generally consistent with the agreement reached by the Inclusive Framework in October 2021. On February 1, 2023, the Inclusive Framework released a package of technical and administrative guidance on the implementation of pillar two, including the scope of companies that will be subject to the Global Anti-Base Erosion Rules, transition rules, and guidance on domestic minimum taxes that countries may choose to adopt, among other topics. We will continue to monitor the implementation of the Inclusive Framework agreement by the countries in which NewCo operates. While we are unable to predict when and how the Inclusive Framework agreement will be enacted into law in these countries, it is possible that the implementation of the Inclusive Framework agreement, including the global minimum corporate tax rate, could have a material effect on NewCo’s liability for corporate taxes and NewCo’s consolidated effective tax rate. To date, the majority of the countries in which NewCo operates have not enacted or substantively enacted pillar two rules as part of their national laws (the UK, South Korea and Japan have enacted pillar two rules into their domestic legislation). As each country will legislate their own legislation, this may create uncertainties and ambiguities as to the interpretation and application of the pillar two rules, and while consultation on a number of areas remains ongoing, we will continue to monitor developments closely.
Pillar two rules provide primary taxing rights to the jurisdiction of the ultimate parent entity’s tax residence. As NewCo intends to maintain tax residency solely in the Republic of Ireland, the transposition by the Government of Ireland of the pillar two rules into domestic legislation will be of particular relevance to NewCo. On July 27, 2023, the Government of Ireland confirmed that its intention was to transpose the pillar two rules into domestic legislation before the end of 2023 with initial draft legislation expected to be published in October 2023 as part of the Finance Bill. It is expected that this will entail a multinational Income Inclusion Rule (IIR) and an Undertaxed Profits Rule (UTPR), as well as a Qualified Domestic Top-up Tax (QDTT). The IIR and QDTT will take effect for fiscal years commencing on or after December 31, 2023 and the UTPR will take effect for fiscal years commencing on or after December 31, 2024. For completeness, the Government of Jersey also confirmed its approach to pillar two in a statement on May 19, 2023, where it stated that its intention was to implement the income inclusion rule and a domestic minimum tax to provide a 15% effective tax rate for large in-scope multinational enterprises from January 1, 2025. On the assumption that NewCo will maintain its tax residency solely in the Republic of Ireland, the transposition of the pillar two rules by the Government of Jersey into domestic legislation should not have application to NewCo. Our expectation is that this would only impact NewCo if it were in the future to become tax resident in Jersey, or to have Jersey tax resident entities within its group.
In addition, on February 1, 2023, the U.S. Financial Accounting Standards Board indicated that they believe the minimum tax imposed under pillar two is an alternative minimum tax, and, accordingly, deferred tax assets and liabilities associated with the minimum tax would not be recognized or adjusted for the estimated future effects of the minimum tax but would be recognized in the period incurred.
NewCo intends to maintain tax residency solely in the Republic of Ireland. However, were NewCo to be treated as tax resident in an alternative or additional jurisdiction, this could increase the aggregate tax burden on NewCo and its stockholders.
Under Irish law, a company will generally be resident for tax purposes in Ireland if it is either incorporated in Ireland or (if it is not incorporated in Ireland) if the place of its central management and control is in Ireland. This is subject to any alternative position under any applicable double taxation treaty. NewCo is and will remain incorporated and registered in the Bailiwick of Jersey, so will not be presumed automatically to be Irish resident for tax purposes. The concept of central management and control is fact based and takes into account a number of factors including where the high-level policy and strategic decisions of NewCo are taken, namely the decisions normally made by the board of directors. The senior management of NewCo intends to satisfy all requirements to maintain Ireland tax residency by ensuring that central management and control of the combined company continues to rest in Ireland. The senior management of NewCo also intends to ensure that the combined company does not establish a tax residency in any other jurisdiction, whether as a result of having its effective management in any other jurisdiction or otherwise. If, however, Irish tax residency is not maintained, or if tax residence is established elsewhere, this could increase the amount of tax payable by NewCo and its shareholders.
See “—The IRS may not agree that NewCo is a non-U.S. corporation for U.S. federal income tax purposes as a result of the transaction” above and “The Transaction—Material U.S. Federal Income Tax Considerations for U.S. Holders” beginning on page 132 of this proxy statement/prospectus for a more detailed discussion of the consequences of possible U.S. tax residency.
Risks Relating to the Change in Jurisdiction
The NewCo Shares will be issued under the laws of the Bailiwick of Jersey, which may not provide the level of legal certainty and transparency afforded by incorporation in a U.S. jurisdiction and which differ in some respects to the laws applicable to Livent and other U.S. corporations.
NewCo is organized under the laws of the Bailiwick of Jersey, a British crown dependency that is an island located off the coast of Normandy, France. Like the United Kingdom, the Bailiwick of Jersey is not a member of the European Union. Legislation of the Bailiwick of Jersey regarding companies is largely based on English corporate law principles. The rights of holders of NewCo Shares are governed by Jersey law, including the Companies (Jersey) Law 1991, as amended, and by the NewCo articles of association. These rights differ in some respects from the rights of Livent stockholders, Allkem shareholders and other stockholders in corporations incorporated in the U.S. See “Comparison of the Rights of Holders of Livent Shares and NewCo Shares” beginning on page 269 of this proxy statement/prospectus. Few public companies that are domiciled in the Bailiwick of Jersey are listed on a U.S. exchange, meaning that some issues will be of first impression. These novel issues may result in less legal certainty and transparency than is typically afforded to companies domiciled in a U.S. jurisdiction and listed on a U.S. exchange, as such companies benefit from a greater amount of established precedent. Further, the laws of the Bailiwick of Jersey may change in the future or may not serve to protect investors in a similar fashion afforded under corporate law principles in the U.S., which could adversely affect the rights of investors.
U.S. stockholders may not be able to enforce civil liabilities against NewCo and certain other parties named in this proxy statement/prospectus.
Following consummation of the transaction, a significant portion of NewCo’s assets will be located outside of the U.S. and several of NewCo’s directors as well as certain of the experts named in this proxy statement/prospectus may be citizens or residents of, or organized in, jurisdictions outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon such directors and experts, or to realize in the U.S. upon judgments of courts of the U.S. predicated upon civil liability of NewCo and its directors or experts under the U.S. federal securities laws.
Judgments of U.S. courts may not be directly enforceable outside of the U.S. and the enforcement of judgments of U.S. courts outside of the U.S., including those in Australia and the Bailiwick of Jersey, may be subject to limitations. Investors may also have difficulties pursuing an original action brought in a court in a jurisdiction outside the U.S., including Australia and the Bailiwick of Jersey, for liabilities under the securities laws of the U.S. Additionally, the NewCo articles of association will provide that, while each member submits to the non-exclusive jurisdiction of the Royal Court of Jersey and the courts which may hear appeals from that court, the Royal Court of Jersey will (unless the Jersey Companies Law or any other Jersey law provides otherwise or unless the board of directors of NewCo determines otherwise) be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of NewCo; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of NewCo to NewCo or its members, creditors or other constituents; (iii) any action asserting a claim against NewCo or any director or officer of NewCo arising pursuant to any provision of the Jersey Companies Law or the NewCo articles of association (as either may be amended from time to time); or (iv) any action asserting a claim against NewCo or any director or officer of NewCo governed by the internal affairs doctrine (unless the

Jersey Companies Law or any other Jersey law provides otherwise or the NewCo board of directors determines otherwise). The exclusive forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. However, there is uncertainty whether a U.S. or Bailiwick of Jersey court would enforce the exclusive forum provision for actions for breach of fiduciary duty and other claims.
Risks Relating to Livent’s Business
You should read and consider risk factors specific to Livent’s business as a standalone company. Livent expects that, following the consummation of the transaction, most, if not all, of these same risk factors will continue to impact the business of NewCo. These risks are described in the section entitled “Risk Factors” in Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated in Part II of Livent’s subsequent Quarterly Reports on Form 10-Q, and in other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 301 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Relating to Allkem’s Business
Set forth below are risk factors relating to Allkem’s current business as a stand-alone company, to which Allkem is and will continue to be subject. Livent and Allkem expect that, following the consummation of the transaction, most, if not all, of these same risk factors will continue to impact the business of NewCo.
Strategic and Operational Risk Factors
The prices of commodities, including lithium, are volatile and such volatility may negatively affect Allkem’s revenue and cash flows.
Allkem’s revenue and cash flows are dependent on the price of lithium carbonate, lithium hydroxide and lithium spodumene concentrate. Allkem’s revenue is derived primarily from the sale of these commodities. The price that Allkem obtains for those products will be influenced by then-current market prices, and sustained low prices of these commodities could reduce or eliminate Allkem’s profits and cash flows.
Commodity prices fluctuate and are affected by many factors beyond Allkem’s control, such as inflation, interest rates and currency exchange. The price of lithium and the global demand for lithium is also reactive to supply and demand fluctuations and the requirements of Allkem’s customers. Such fluctuations are influenced by various factors, including the level of consumer product demand, potential distribution issues, technological advances, availability of alternatives, global economic and political developments, forward-selling activities and other macro-economic factors. In particular, the demand for lithium is also dependent upon the demand for end-use products such as lithium batteries and battery EVs. Any one of these factors may affect the price of or demand for lithium, which in turn, may affect the price that Allkem is able to obtain for lithium or the amount of commodities that Allkem can sell. Some of Allkem’s contracts for the sale of lithium compounds have index-based pricing, which could provide a benefit if lithium pricing rises, or could have an adverse effect on Allkem’s business, financial condition and results of operations if lithium pricing declines. Allkem expects that prices for the lithium compounds it manufactures and sells will continue to be influenced by various factors, including regional and global supply and demand, technological advances, availability of alternatives, and business strategies of major producers and users of lithium. Increased global lithium capacity could also adversely affect the price for Allkem’s products. However, there is a high degree of uncertainty about the time period involved to achieve targeted output volumes, operating costs, and product quality at a level that will be qualified by customers. A continued increase in the prices of lithium could potentially be demand destructive in Allkem’s key end markets. Future declines in lithium prices could have a material adverse effect on Allkem’s business, financial condition and results of operations.
This price volatility could also result in delays related to the development of new and existing projects, could reduce funds available for exploration, could be detrimental to the value of Allkem’s assets and could reduce Allkem’s mineral resources or mineral or ore reserves by reducing what can be economically processed at prevailing prices. Accordingly, the price volatility of commodities, and particularly lithium, could cause significant volatility in and may negatively affect Allkem’s revenue and cash flows.

The growth of Allkem’s business, as well as Allkem’s financial condition and financial performance, are dependent on the continued growth in demand for EVs, the growth in demand for lithium chemicals and the growth of the lithium markets generally.
Allkem is one of a number of producers of specialty lithium chemicals. Allkem’s business is significantly dependent on demand for plug-in hybrid EVs and battery EVs that use lithium compounds. The market for EVs and the market for other uses for lithium batteries are relatively new, and may fluctuate based on a number of factors, including the development of non-lithium battery technologies, government regulations and responses to those regulations by consumers and businesses, tax and economic incentives, consumer adoption rates and volatility in the cost of battery materials, oil and gasoline. To the extent that the market for these applications of lithium chemicals does not develop as Allkem expects, or develops more slowly than Allkem expects, Allkem’s business, financial condition and financial position may be negatively impacted.
Allkem’s inability to replace the mineral resources used in production (through exploration projects, acquisitions or otherwise) may have an adverse effect on Allkem’s financial performance.
Allkem’s business requires it to replace mineral resources depleted by production in order to maintain production levels in the long term. There is a risk that depletion of mineral resources will not be offset by Allkem’s discoveries resulting from its exploration projects or acquisitions, or that divestitures of assets will lead to a lower mineral resource base. Mineral resources can be replaced through additional drilling to identify extensions, locating new deposits or by making acquisitions, but each of these possibilities is based on a number of factors beyond Allkem’s control and come with a great degree of uncertainty, as further outlined in particular risk factors related to those activities herein. The mineral resource base of Allkem may decline if mineral resources are mined without adequate replacement, and Allkem’s financial performance may suffer as a result.
It may be difficult to replace the mineral resources Allkem uses in production because this is often done through exploration activities, which are highly speculative. This may have an adverse effect on Allkem’s financial performance.
Exploration activities are highly speculative by nature, involve many risks and may be unsuccessful. Allkem currently conducts exploration activities at most of its project sites, and current or future exploration programs may not be successful. Such activities also require substantial expenditures by Allkem and can take several years before it is known whether they will result in the development of additional projects. Even if a discovery is made, it may take up to a decade or longer from the initial phases of exploration drilling until production is possible, during which time the economic viability of production may change.
Partially, these exploration activities are highly speculative because whether a mineral resource is commercially viable depends on a number of factors, including the particular attributes of the deposit, such as size, grade and quality, as well as external factors such as proximity of the mineral resource to infrastructure, commodity prices, government regulation, Allkem’s ability to obtain necessary licenses or permits from relevant authorities, and other restrictions, all of which may require significant expenditures by Allkem. There is no certainty that the investments made by Allkem for the search for and evaluation of mineral deposits will ultimately result in discoveries of commercially viable quantities of brine or ore reserves.
Accordingly, the exploration activities undertaken by Allkem to replace mineral resources used in production may not result in additional mineral resources, and there may be an adverse effect on Allkem’s financial performance.
Allkem’s operations, financial performance and financial position are dependent on the existence, availability and profitability of mineral resources and mineral and ore reserves, and determining such existence, availability and profitability is done by estimates, which are subject to inherent uncertainties.
Allkem’s reported mineral resources and mineral and ore reserves are expressions of judgment based on industry standards and practice, experience and knowledge, and are estimates only. Estimates of mineral resources and mineral and ore reserves are inherently imprecise and depend to some extent on interpretations which may prove inaccurate. No assurance can be given that the estimated mineral resources and mineral and ore reserves are accurate or that the indicated level of lithium or any other mineral will be produced.
Estimates of mineral resources and mineral and ore reserves are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Estimates that are valid when made may change significantly when new information becomes available. Actual mineralization or geological conditions may be different from those predicted. Additionally, no assurance can be made that any or all of Allkem’s inferred mineral resources constitute or will be converted into mineral reserves. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Further, although Allkem’s operating plants continue to target improvements in consistency and quality of its product, they may be unable to meet production targets and tonnage amounts. The difference between Allkem’s estimates and realized mineral resources and mineral reserves may have an adverse effect on Allkem’s operations, financial performance and financial position.
Except for that portion of mineral resources that are classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources are estimates based on limited geological evidence and sampling and have a degree of uncertainty as to their existence that is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluating or determining economic viability. In addition to the existence of such inferred mineral resources, there is also uncertainty regarding whether such inferred mineral resources could be the basis of an economically viable project, whether the inferred mineral resources will ever be upgraded to a higher category, or whether all or any part of the inferred mineral resources will ever be converted into mineral reserves.
Various factors, such as commodity price fluctuations, increased production costs and increased capital expenditure and investment costs, may also render Allkem’s mineral and ore reserves unprofitable to develop at a particular site or sites for periods of time. Additionally, estimated mineral and ore reserves may have to be recalculated based on actual production experience. These factors may require Allkem to reduce its reported amount of mineral resources and mineral and ore reserves, which could have a negative impact on Allkem’s operations, financial performance and financial position.
Allkem’s operations are particularly susceptible to certain physical and other risks, including natural disasters, environmental hazards, pandemics and other catastrophic events, which could disrupt production and have a material adverse effect on Allkem’s financial and operational performance.
Allkem’s business operations are subject to risks and hazards inherent in the lithium industry and the mining industry generally. Exploration for and development of mineral resources, as well as the production of lithium chemicals, involve significant risks and related environmental and safety hazards. These activities are subject to the risk of industrial accidents, equipment failure, import or customs delays, shortages or delays in installing and commissioning plant and equipment, metallurgical and other processing problems, seismic and volcanic activity, unusual or unexpected geological formations, wall failure, cave-ins or slides, burst dam banks, the failure of brine ponds, flooding, fires, or other natural disasters, outbreaks, continuations or escalations of disease (including pandemics), interruption to, or the increase in costs of, services (such as electricity, water, fuel or transportation), sabotage, disruptions to shipping processes, interference by the community, government or others and interruption due to inclement or hazardous weather conditions. Several of Allkem’s facilities—including Olaroz and James Bay and Sal de Vida—are located in relatively remote geographic locations, which may heighten these physical risks. Additionally, mining operations involve the use of heavy machinery, which involves inherent risks that cannot be completely eliminated through preventative efforts. Allkem continues to monitor these risks through several avenues across its various operations and projects, including health and safety management systems and procedures, risk management systems and procedures and hazard identification and management programs.
These risks could result in damage to, or destruction of, mineral properties, production and power facilities, dams, brine ponds or other properties, and could cause personal injury or death, environmental damage, pollution, delays in mining, increased production costs, monetary losses and possible legal liability for Allkem.
Olaroz, Cauchari and Sal de Vida are co-located on salars (salt pans that contain brine deposits) with other lithium companies, which creates a risk of failure to maintain effective basin management practices, and which may, in turn, have long term deleterious effects on production. Production at lithium brine operations can be affected by issues related to the management of brine inventories in the brine pond systems. Management of ponds remains a complex task requiring ongoing management.
Additionally, Naraha faces a number of serious physical risks, including risks related to tsunamis, earthquakes, volcanic activity and radiation from the nearby Fukushima power plant. Explosions and other industrial accidents may occur at chemical plants, which could result in fatalities and property damage.

These physical risks could result in Allkem’s inability to achieve its operational or developmental plans, such plans costing more than expected, or taking longer to achieve than expected. Any of these outcomes could have a material adverse effect on Allkem’s financial and operational performance.
The development of Allkem’s facilities is subject to the risk of unexpected difficulties or delays, and any delays or failures in development could materially and adversely affect Allkem’s business, reputation, financial condition, results of operations, cash flows and ability to pay dividends.
Allkem’s ability to achieve production targets or meet operating and capital expenditure estimates on a timely and accurate basis cannot be assured, as it is dependent on the development of Allkem’s facilities and projects. Allkem has incurred and will continue to incur capital expenses during its development of Olaroz and Naraha, as well as James Bay and Sal de Vida. In connection with developing facilities, Allkem may encounter unexpected difficulties, including shortages of materials or delays in delivery of materials, the availability of power and power generating infrastructure, facility or equipment malfunctions or breakdowns, unusual or unexpected adverse geological conditions, cost overruns, regulatory issues, local community issues, adverse weather conditions and other catastrophes, such as explosions, fires, seismic and volcanic activity, tsunamis, floods and other natural disasters, increases in the level of labor costs, labor disputes and union activities, unavailability of skilled labor and adverse local or general economic or infrastructure conditions. For instance, delayed equipment deliveries from overseas due to the COVID-19 pandemic impacted the timing of completion for Naraha and Stage 2 of Olaroz. There may be other future unforeseen events impacting the development of Allkem’s facilities. Further, some of these challenges may be difficult to control given that several of Allkem’s facilities are located in remote geographic locations.
Accordingly, Allkem may fail to develop projects within its anticipated time and budget. Any delays beyond the expected development periods or increased costs could have a material adverse effect on Allkem’s business, reputation, financial condition, results of operations, cash flows and ability to pay dividends.
Allkem’s operations are dependent on the availability and cost of certain critical supplies, and delays in or disruptions to the availability or increases in the cost of such supplies may materially and adversely affect Allkem’s business and results of operations.
Timely and cost-effective execution of Allkem’s mining operations and exploration activities are dependent on the adequate and timely supply of water, electricity, fuel, chemicals and other critical supplies, including lime and soda ash.
The cost and availability of these inputs may be influenced by various factors including market conditions, government policies, exchange rates and inflation rates, which are unpredictable and outside of Allkem’s control. Increases in the price of production inputs, including fuel, consumables or other inputs could materially and adversely affect Allkem’s business and results of operations. Additionally, several of Allkem’s facilities are located in geographically remote regions, which could contribute to delays in or disruptions to the availability of such supplies.
If Allkem is unable to procure the requisite quantities of water, electricity, fuel, chemicals or other inputs in a timely manner and at commercially acceptable prices or if there are significant disruptions in the supply of fuel, electricity, water, chemicals or other inputs, the performance of Allkem’s business and results of operations could be materially and adversely affected.
Allkem derives a substantial portion of its revenue from a limited number of customers, and the loss of, or a significant reduction in orders from, a large customer could have a material adverse effect on its business, financial condition and results of operations.
Even though Allkem’s business is not materially dependent upon any single long-term contract, a substantial amount of Allkem’s total revenue comes from a relatively small number of customers. It is likely that Allkem will continue to derive a significant portion of its revenue from a relatively small number of customers in the future. If Allkem were to lose any material customer or if any such customer significantly reduced or delayed its orders, such loss, reduction or delay could have a material adverse effect on Allkem’s business, financial condition and results of operations. Further, such loss, reduction or delay could occur for a number of reasons outside of Allkem’s control. For additional information regarding Allkem’s customers, see the section entitled “Business Overview of Allkem—Market, Customers and Competitors.”

Allkem faces competition within its industry and Allkem’s inability to effectively compete may have an adverse effect on Allkem’s business, results of operations and financial condition.
Allkem competes globally against a number of other lithium producers. Competition can emerge in key areas, including related to technological capabilities, product volume, service, delivery, geographic location, product performance, quality, cost and price. Some of Allkem’s competitors are larger than Allkem, with more favorable economies of scale, access to multiple lithium resources and greater market share. Those competitors may also have greater financial resources for growth, acquisitions, expansions (including in the geographic areas where Allkem operates) and research and development. If Allkem fails to compete effectively, it may be unable to retain or expand its market share, which could have an adverse effect on its business, results of operations and financial condition. Allkem may also face potential competition from the emergence of substitute materials or technologies, or through backward integration, alliances, or partnerships within the EV supply chain or from other mining or resource extraction and battery materials recycling companies that may enter the lithium production or recycling businesses. This may impact Allkem’s ability to expand and may have an adverse effect on its business, results of operations and financial condition. Competitors’ pricing decisions may also create pressure for Allkem to decrease its prices, which may negatively affect profitability. For additional information regarding Allkem’s competitors, see the section entitled “Business Overview of Allkem—Market, Customers and Competitors.”
The development of non-lithium or other new battery technologies could materially and adversely affect the demand for Allkem’s products and Allkem’s future revenues.
The development and adoption of new battery technologies that rely on inputs other than lithium compounds could significantly impact the demand for Allkem’s products and, therefore, future revenues. Current and next generation high energy density batteries for use in EVs rely on lithium compounds as a critical input. Alternative materials and technologies are being researched with the goal of making batteries lighter, more efficient, faster charging and less expensive, and some of these alternatives could ultimately be less reliant on lithium compounds. Allkem cannot predict which new technologies may ultimately prove to be commercially viable or their share in the overall mix over any time horizon. Commercialized battery technologies that use less lithium compounds could materially and adversely impact Allkem’s prospects. The timing and ultimate commercial viability of these new technologies involves inherent uncertainty, and may materially and adversely affect the demand for Allkem’s products and Allkem’s future revenues.
Allkem’s research and development efforts may not succeed, and its competitors may develop more effective or successful products.
The industries and the end markets into which Allkem sells its products experience regular technological change and product improvement. Its ability to compete successfully depends in part upon its technological capability and ability to identify, develop and commercialize new and innovative performance lithium compounds for use in its customers’ products. There is no assurance that Allkem’s research and development efforts will be successful or that any newly developed products will pass its customers’ qualification processes or achieve market-wide acceptance. If Allkem fails to keep pace with evolving technological innovations in its customers’ end markets, its business, financial condition and results of operations could be materially adversely affected. In addition, existing or potential competitors may develop products which are similar or superior to Allkem’s products or are more competitively priced. If Allkem’s product launching efforts are unsuccessful, its financial condition and results of operations may be materially adversely affected.
Severe weather events and the challenges posed by climate change are inherently uncertain and have the potential to adversely affect Allkem’s operations and financial performance.
Allkem’s operations are susceptible to the challenges posed by climate change, and adverse weather and climate events have caused in the past, and may continue to cause, significant variability in the production profile of Allkem’s projects and may, in turn, negatively impact Allkem’s operations and financial performance. In particular, the brine evaporation method used to produce lithium in Argentina is driven by solar radiation and other environmental factors and is therefore particularly susceptible to seasonal variations and to abnormal weather and climatic events. For instance, Allkem’s brine operations could also be susceptible to significant rain events, as the production processes rely on natural evaporation and a significant rain event could adversely impact production. Allkem and its predecessors have experienced destructive weather events in the past. Allkem continues to monitor climate-related risks and is developing and implementing climate change and decarbonization initiatives. Climate change could heighten the risk of such events in the future, and chronic risks could result from longer-term changes in climate patterns. These impacts could adversely impact Allkem’s operations and financial performance.

Allkem’s operations, financial performance and financial position are dependent on attracting and retaining qualified key personnel.
Allkem relies on the experience, skills and knowledge of its key personnel in Argentina, Australia, Japan and Canada to successfully manage its business. The availability and retention of skilled personnel is highly competitive in the current market, particularly in Australia where there is heightened activity and growth within the mining industry. Allkem relies heavily on critical executives and senior management, as well as those with niche technical skills. The inability to attract and retain key personnel, including personnel with technical skills, or the unexpected loss of such personnel may adversely affect Allkem’s operations, financial performance and financial position.
Allkem’s operations, development activities and labor costs may be adversely impacted by various factors related to labor and the labor market, including the unionization of Allkem’s employees.
The success of Allkem’s operations is dependent on certain factors related to labor and the labor market. Factors that have in the past had, and may continue to have, an effect on Allkem’s operations and retention of personnel include disputes with employees (related to personal injuries, industrial matters or otherwise), labor market conditions, changes in labor regulations or other developments that lead to labor disputes and work stoppages or other disruptions. Many of Allkem’s employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the U.S. Such employment rights may require Allkem to work collaboratively with the legal representatives of the employees to effect any changes to labor arrangements. For example, certain of Allkem’s employees in Argentina are represented by a union that must approve any changes in conditions of employment, including salaries and benefits and staff changes, which may impede efforts to restructure Allkem’s workforce. Allkem is susceptible to strikes, work stoppages, slowdowns or significant disputes with employees, all of which could result in a significant disruption to Allkem’s operations and development activities, or result in higher ongoing labor costs.
Allkem’s relations with local communities in the areas where its assets are located are important to its operations and may be affected by uncertain factors.
The ongoing support of the local communities, including Indigenous communities, and the appropriate management of local community expectations are critical to Allkem’s operational and development activities at each of its locations. Allkem’s relationships with local communities may be impacted by various factors outside of Allkem’s control, including, for example, traditions, land use customs, social unrest or widespread social issues. Without community support and healthy relations, Allkem’s operations in the locations where its key assets are located may be adversely impacted.
Certain of Allkem’s projects are developed or operated through joint ventures, which introduces risks related to cooperating with third parties and which may adversely impact Allkem’s specific projects, results of operations and general business.
Allkem operates several projects through joint ventures, including Olaroz, which was developed through a joint venture with Toyota Tsusho Corporation (“TTC”) and the provincial government of Jujuy, as well as Naraha, which involves a joint venture with TTC and is under the operational control of TTC. Allkem may in the future become a party to additional joint venture agreements. As with any joint venture, there is an inherent risk that one or more of Allkem’s joint venture partners will breach the joint venture agreement, default on their obligations, or not act in the best interests of the joint venture or Allkem. Such a breach, default, or failure may be the result of the other party’s circumstances, which Allkem may be unable to control. Additionally, differences in views, motivations, objectives and priorities among parties may result in delayed decisions or failures to agree on major issues. If Allkem’s joint venture partners fail to agree on major issues or otherwise fail to fulfill their obligations, Allkem’s joint ventures may not operate according to the applicable business plan, which could require additional expenditure, resources or time dedicated by Allkem, and may result in material project delays. Any of these outcomes may adversely affect Allkem’s projects (including Olaroz or Naraha) and results of operations, as well as Allkem’s overall business.
Allkem may not satisfy customer qualification processes or customers’ quality standards, and could be subject to damages based on claims brought against Allkem or could lose customers as a result of the failure of Allkem’s products to meet certain quality standards.
Since Allkem’s products are derived from natural resources, they may contain impurities that may not meet certain customer quality standards. As a result, Allkem may not be able to sell its products if it cannot meet such requirements. In addition, customers may impose stricter or lengthier qualification processes for Allkem’s manufacturing operations or stricter quality standards on its products, or governments may enact new or stricter regulations for the distribution or use of Allkem’s products. Some of Allkem’s products also have a limited shelf life, which can affect the ability of a customer to use Allkem’s products and may lead to claims for damages. Failure to meet such customer standards could materially adversely affect Allkem’s business, financial condition and results of operations if Allkem is unable to sell its products in one or more markets or to important customers in such markets. In addition, Allkem’s cost of production may increase to meet any newly imposed or enacted standards.
As with all quality control and management systems, any failure or deterioration of Allkem’s systems (or that of the third parties Allkem works with) could result in defects in Allkem’s projects or products, which in turn may subject it to contractual, product liability and other claims. Any such claims, regardless of whether they are ultimately successful, could cause Allkem to incur significant costs, harm its reputation and result in significant disruption to Allkem’s operations. Furthermore, if any such claims were ultimately successful, Allkem could be required to pay substantial monetary damages or penalties, which could have a material adverse effect on Allkem’s reputation, business, financial condition and results of operations.
Allkem’s business and operations may be negatively impacted by risks associated with water rights and Allkem’s access to water in Argentina.
Access to fresh water is essential to Allkem’s production operations in Argentina. Allkem holds water use rights granted to Allkem by provincial Argentine authorities and may need to secure additional water rights in the future. Allkem’s operations in Argentina take place in a dry, mountainous region that has limited access to fresh water. The governmental authority may seek to suspend or alter Allkem’s rights or the applicable water rights code may change, each of which may limit Allkem’s access to fresh water. In addition, Allkem’s access to water may be impacted by third party claims (including local communities and local competitors who are expanding their own operations), over-permitting by the government, changes in geology, climate change (including the potential effects of climate change such as drought, changes in precipitation patterns, and severe weather events) or other natural factors, such as wells drying up or reductions in the amount of water available in the wells or sources from which Allkem obtains water, that Allkem cannot control. Allkem may not have access to sufficient quantities of water to support its production operations, either at current or future capacities. There is currently no specific regulation of wetlands at the Argentine national or provincial level. However, a wetlands bill has been introduced for debate in the Argentine Congress. If any such bill is passed, Allkem’s access to water in Argentina may be affected, as such legislation could prohibit, or otherwise limit any activity in the wetlands, including the installation of any infrastructure that could modify the hydrologic regimen, the construction of dams and mining activity.
Allkem’s insurance may not fully cover all of its potential risk exposure, which may have a material adverse impact on the operations, financial performance and financial position of Allkem.
To the extent commercially available, Allkem maintains insurance to protect against certain risks in such amounts and scope as the Allkem Board and Allkem’s management determine is appropriate. However, no assurance can be made that Allkem will be able to obtain or maintain insurance coverage at reasonable rates, or at all. Additionally, Allkem’s insurance policies may not be sufficient to cover all of the potential risks associated with Allkem’s operations. Any coverage Allkem obtains may not be adequate and may not cover all risks or claims on acceptable terms. Allkem is unable to control whether any insurance coverage or policy ultimately mitigates a claim made. Losses, liabilities and delays arising from uninsured or underinsured events could have a material adverse impact on the operations, financial performance and financial position of Allkem.
Liquidity, Accounting and Financial Risk Factors
Allkem’s operations and expansion plans may require additional funding or capital, and if Allkem is unable to secure adequate funds on terms acceptable to Allkem, its liquidity, business and results of operations may be materially and adversely affected.
Allkem’s operations and expansion plans may require increases in expected capital expenditure commitments. Allkem may require additional funding to continue or expand its business and may require additional capital in the future to, among other things, develop its projects, further expand its facilities or build additional processing capacity. Such external capital may not be available at all or may not be available on terms acceptable to Allkem. The availability of financing opportunities will depend, in part, on market conditions and the outlook of Allkem’s business. Further, if additional funds are raised through renegotiation or refinancing of the terms of Allkem’s existing debt facilities, such terms may vary from time to time depending on macro-economic conditions, the performance of Allkem and an assessment of the risks and intended use of funds. Debt financing, if available on terms acceptable to Allkem, may involve restrictions on financing and operating activities, including restrictions on distributions, and may increase compliance and reporting obligations. Among other things, a provider of project financing for one of Allkem’s projects may require that security be given over Allkem’s assets and revenues related to the financed project or may require certain approval rights related to the activities or operations of the financed project.
In the event that Allkem is unable to obtain adequate external financing on acceptable terms, or at all, to satisfy its operating, development and expansion plans, Allkem’s liquidity, business and results of operations may be materially and adversely affected.
Allkem’s current financing arrangements require it to issue assurances and comply with covenants, and Allkem’s ability to make such assurances and comply with such covenants is dependent on various factors outside of Allkem’s control.
In the ordinary course of operations, Allkem is required to issue financial assurances, specifically insurances and bond/bank guarantee instruments, in order to secure statutory and environmental performance undertakings and commercial arrangements. Allkem’s ability to provide such assurances is subject to uncertain factors, including external financial and credit market assessments, as well as its own financial position.
Additionally, Allkem’s existing financing agreements for Olaroz contain, and other financing arrangements in the future may contain, a range of covenants, some of which are or may be linked to construction timetables. There is a risk that ongoing and protracted delays in the construction of these projects, which may be caused by factors outside of Allkem’s control, may result in a breach of covenants contained in the financing agreements. If Allkem is unable to issue assurances or comply with the covenants in its current financing arrangements, its ability to obtain or maintain sufficient financing and, therefore, Allkem’s liquidity, business and result of operations may be adversely affected.
Allkem may not be able to consummate acquisitions, or acquisitions may be difficult to integrate, may divert management’s attention and financial resources and could result in unanticipated expenses and losses.
Allkem has in the past made, and may continue to make, additional acquisitions of, or investments in, companies or technologies that complement Allkem’s current projects, enhance its market coverage, technical capabilities or production capacity, expand its access to lithium deposits in other geographic locations, or otherwise offer growth opportunities. Allkem has also pursued these opportunities through joint ventures. Allkem’s execution of these growth opportunities is limited by its ability to identify appropriate acquisition or joint venture candidates and its financial resources, including available cash and borrowing capacity.
Additionally, integrating acquired operations into Allkem’s existing operations may result in unanticipated challenges, including by requiring significant financial resources and the diversion of management’s attention. Even with such costs, Allkem can make no assurance that such acquisitions will achieve estimated synergies. Such synergies may not materialize at all or may not materialize to the extent that Allkem anticipated. Alternatively, the realization of the synergies and the operational objectives and benefits may be delayed due to various factors, including matters beyond Allkem’s control.
Allkem has historically reported and currently reports its financial results in accordance with IFRS, which differs in certain significant respects from GAAP. This may impact shareholders’ ability to meaningfully compare Allkem’s financial statements to the financial statements of companies that comply with GAAP, including Livent.
Allkem has historically reported and currently reports its financial statements in accordance with IFRS. In the past, there have been and, in the future, there may be certain significant differences between IFRS and GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. Specifically, the differences between IFRS and GAAP that impact areas of Allkem’s financial statements include those related to rehabilitation provisions, leases, incurred exploration and evaluation expense, equity securities, and taxes, as well as the presentation of the financial statements. As a result, Allkem’s financial information and reported earnings for historical or any future periods prior to the completion of the transaction could be significantly different if they were instead prepared in accordance with GAAP. As a result, it may be difficult for shareholders to meaningfully compare Allkem’s financial statements under IFRS to those financial statements of companies that prepare financial statements in accordance with GAAP. Additionally, following the completion of the transaction, NewCo will be required to report under GAAP as opposed to IFRS, and the preparation of Allkem’s financial statements may require significant effort and costs and may not be comparable to Allkem’s financial information included in this proxy statement/prospectus.

Allkem is not subject to the internal control over financial reporting requirements of the Sarbanes-Oxley Act, which may adversely impact Allkem’s or NewCo’s internal controls and procedures.
As an Australian public company, Allkem is not subject to the requirements of the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting and that independent auditors provide companies with attestation reports on the effectiveness of its internal controls over financial reporting. These requirements apply to Livent and, following the consummation of the transaction, will apply to NewCo. Rather, Allkem is subject to the Australian Corporations Act, specifically including its requirements to maintain books and records, to prepare periodic financial statements (and to have those audited by an independent auditor) and to obtain certain declarations from Allkem’s Chief Executive Officer, Chief Financial Officer, and directors about the compliance of those periodic financial statements with accounting standards and their presentation of a “true and fair view.” Additionally, Allkem is subject to Principle 4 of the ASX’s Corporate Governance Principles and Recommendations, which is intended to safeguard the integrity of corporate records and prescribes procedures and requirements regarding the adequacy of a company’s reporting processes, internal control framework, Chief Executive Officer and Chief Financial Officer declarations, and external auditor independence and performance.
Because Allkem is not subject to the Sarbanes-Oxley Act and does not comply with all of its requirements, Allkem currently has a less robust system of internal controls and procedures than those generally required of companies that are subject to the Sarbanes-Oxley Act (including with respect to information technology systems and tax processes). Accordingly, it is possible that investors may be less confident in Allkem’s internal controls and procedures, as well as its operating results. Further, NewCo will, following the completion of the transaction, be subject to the Sarbanes-Oxley Act and if NewCo’s management is unable to conclude that it has effective internal controls over financial reporting (including financial reporting with respect to Allkem’s operations) or its independent auditors are unwilling or unable to provide NewCo with an unqualified report on the effectiveness of its internal controls over financial reporting, investors may lose confidence in NewCo’s operating results and it may be subject to litigation or regulatory enforcement actions.
There is no certainty that Allkem will declare or pay dividends.
Any future determination by Allkem to pay dividends will be at the discretion of the Allkem Board and will depend on the financial condition of Allkem, its future capital requirements, general business and other factors that the Allkem Board considers relevant. No assurance can be made regarding the future declaration or payment of dividends.
Regulatory and Governmental Risk Factors
Allkem’s financial performance, operations and profitability may be adversely affected due to circumstances in the countries where Allkem operates, particularly in Argentina.
A substantial portion of Allkem’s operations is located in Argentina. Any circumstance or event which negatively impacts Argentina could materially affect the financial performance of Allkem.
Operating in Argentina involves the risk that Allkem may experience certain disruptive events, such as general changes in Argentina’s political, regulatory, fiscal or monetary framework or reliability, changes in the terms of lithium brine-related legislation, including rules or regulations surrounding in-country beneficiation, changes in the foreign ownership requirements in Argentina, changes to royalty arrangements, changes to taxation rates and concessions in Argentina, currency controls, high inflation, tariffs and duties (including changes to such tariffs and duties), expropriation or nationalization by the federal or provincial governments and changes in the ability to enforce legal rights in Argentina. In the past, Argentina has experienced government instability, including coups and military rule, and in the future, these outcomes could lead to changes in Allkem’s mining rights, licenses or permits, regardless of Allkem’s compliance.
The repayment of shareholder loans provided to fund the development of Allkem’s assets in Argentina may be subject to approval from the Central Bank of Argentina. Such approval may not be obtained, if required.
These factors are likely to be beyond the control of Allkem and any of these factors may adversely affect the financial performance of Allkem. Stability in Argentina, Japan, Australia, Canada or any other country in which Allkem may, in the future, have an interest is uncertain. Government policies are subject to change, and any changes are likely to be beyond the control of Allkem but may affect Allkem’s profitability.

Allkem’s operations, financial performance and financial position, including its production and cash flows are limited by its reliance on obtaining and complying with licenses, permits and other approvals required in order to operate and conduct business.
To conduct its business, Allkem must obtain various governmental licenses, permits, authorizations, concessions and other approvals in connection with its activities in relevant jurisdictions, including Argentina, Australia, Canada and Japan. Such required approvals are related to the laws and regulations that govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, surface rights, environmental protection, safety and other matters. Obtaining and complying with the necessary operating authorizations or governmental regulations involves inherent uncertainty and can be complex, costly and time consuming.
The duration, cost and success of Allkem’s applications for these operating authorizations are contingent on many factors, including those outside the control of Allkem. A delay in obtaining or renewing, or a failure to obtain or renew, a necessary permit may delay Allkem’s projects or render Allkem’s projects unable to proceed. The operating authorizations that Allkem needs may not be issued, maintained or renewed either in a timely fashion or at all, which may constrain the ability of Allkem to conduct its mining operations and development activities, and which in turn may impact Allkem’s operations, financial performance and financial position.
Additionally, new laws or regulations may be enacted, or existing laws and regulations could be applied in a manner, which could limit or curtail Allkem’s activities. The ultimate development or operation of Allkem’s assets may also be negatively impacted. Any inability to conduct Allkem’s mining operations or development activities pursuant to applicable required authorizations could materially reduce Allkem’s production and cash flow.
Allkem’s operations may also be subject to native title and heritage legislation, which may prevent Allkem from obtaining required permits and licenses in a timely manner, or at all.
Allkem operates in jurisdictions that are governed by native title and heritage legislation, including in Australia and Canada. Native title and heritage legislation may affect Allkem’s ability to gain access to prospective exploration areas or obtain required permits and licenses. Allkem may, from time to time, be required to negotiate with Indigenous landowners and First Nations peoples for access and other rights required in order to mine on particular properties. There may be significant delays and costs associated with these negotiations in order to reach an agreement acceptable to all relevant parties. This may delay or halt Allkem’s operations and development activities in certain areas and affect its financial results accordingly.
Allkem is subject to extensive laws and regulations regarding occupational health and safety, and both the cost of compliance and the risk of noncompliance with those laws and regulations may adversely impact Allkem’s operations, reputation, financial performance and financial position.
Allkem is subject to extensive laws, rules and regulations regarding occupational health and safety. Additionally, more stringent laws, regulations or policies regarding occupational safety and health may in the future be implemented or existing laws, regulations and policies may in the future be more stringently enforced. As a result, Allkem may experience increased costs of production arising from compliance with such laws, rules and regulations. Further, changing rules and regulations present a potential risk of future noncompliance.
In the event that Allkem fails to comply with any occupational safety and health laws or regulations, Allkem could also be required to rectify any problems within a period prescribed by law or as prescribed by the relevant regulatory authorities. Failure to rectify any such problem could lead to disruptions to business and noncompliance could result in penalties involving mandatory fines or litigation. Additionally, if noncompliance leads to an accident, Allkem’s business, reputation and financial condition may be adversely affected, and Allkem may be subject to penalties and civil or criminal liability. Noncompliance with occupational health and safety laws may also lead to workplace incidents. Allkem may be liable for workplace incidents that involve Allkem’s employees or other third parties under applicable occupational health and safety laws. If Allkem is liable under such laws, in whole or part, Allkem may be liable for significant penalties, which may adversely impact Allkem’s operations, reputation, financial performance and financial position.

Allkem is subject to extensive and dynamic environmental laws and regulations, and both the cost of compliance and the risk of noncompliance with those laws and regulations may adversely impact Allkem’s business, reputation, financial condition and financial performance.
Allkem’s operations and activities are subject to the environmental laws and regulations of Argentina, Australia, Canada and Japan. These environmental laws and regulations are evolving to require stricter standards, enforcement behaviors, increased fines and penalties for noncompliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility and liability for companies and their officers, directors and employees. Changes in environmental legislation and Allkem’s required compliance with that legislation could increase the cost of Allkem’s exploration, development and mining activities or delay or preclude those activities altogether.
As with all mining operations and exploration projects, Allkem’s operations and activities are expected to have an impact on the environment. Accordingly, in the event of noncompliance, Allkem’s operations may give rise to potentially substantial costs for environmental rehabilitation, damage control and losses that exceed Allkem’s estimates. Allkem’s operations also create the possibility of regulatory intervention or litigation. All of these results could adversely impact Allkem’s operations, reputation, financial performance and financial position.
Allkem is unable to predict the effect of changes to current environmental laws and regulations or additional environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would materially increase Allkem’s cost of doing business or affect its operations in any area. New environmental laws, regulations or stricter enforcement policies (especially those relating to the challenges posed by climate change and the transition to a lower-carbon economy), once implemented, may require Allkem to incur significant expenses and undertake significant investments which could have a material adverse effect on Allkem’s business, financial condition and financial performance.
Due to the nature of the regulations and laws to which Allkem is subject, it may face legal and regulatory investigations, and this may have a material adverse impact on the operations, reputation, financial performance and financial position of Allkem.
Allkem may be subject to legal and regulatory investigations, as well as reviews and other compliance monitoring by regulators and enforcement bodies, from time to time. These proceedings may be time consuming, expensive and may divert management’s attention and other resources. If adverse findings are made by a regulatory or enforcement body as a result of an investigation or review, Allkem may face reputational consequences. There is also a risk of civil and criminal liability, statutory or regulatory sanctions, infringement notices and requirements to pay compensation or fines. Further, in connection with any adverse findings, Allkem may be required to enhance its control framework, governance and systems. Any material investigation or adverse finding resulting from investigations involving Allkem could have a material adverse impact on the operations, reputation, financial performance and financial position of Allkem.
Allkem’s reputation, business and financial performance may be materially and adversely impacted by violations or allegations of violations of anti-bribery and anti-corruption laws.
Anti-bribery and anti-corruption laws in jurisdictions around the world generally prohibit companies and their employees or intermediaries from bribing or making improper payments to both domestic and foreign officials or other persons for the purpose of obtaining or retaining business or securing some other business advantage. Allkem’s operations are governed by and involve interaction with many levels of government across various jurisdictions, including in Australia, Argentina, Japan and Canada.
Although Allkem has established formal policies and procedures for preventing and monitoring this conduct, instances of fraud, bribery, corruption, and violations of laws and regulations could expose Allkem, its directors and its senior management to civil or criminal liability or other sanctions. This could have a material adverse effect on Allkem’s reputation, business and financial performance. In the case of an alleged violation of the applicable anti-corruption legislation, an investigation may be expensive and require significant time and attention from Allkem’s senior management and may adversely affect Allkem’s reputation.

Allkem’s operations are subject to legislation across various jurisdictions, which makes it more susceptible to consequences resulting from changes in legislation and may have a material adverse impact on Allkem’s operations, financial performance and financial position.
Allkem and its operations are subject to various federal, state and local laws (including with respect to the Commonwealth of Australia, the State of Western Australia, Argentina, the provinces of Jujuy, Catamarca and Salta in Argentina, Canada, the province of Québec in Canada and Japan). Changes to current laws in the jurisdictions where Allkem operates or may in the future operate could have a material adverse impact on Allkem’s operations, financial performance and financial position. Given the number of jurisdictions in which Allkem operates, it may be more likely to be affected by changes in legislation than companies with a less diverse geographic operating presence.
Changes in tax legislation or rates, or in the interpretation of tax legislation throughout the world, could adversely impact Allkem’s financial performance.
Allkem’s effective tax rate and related tax balance sheet attributes could be impacted by changes in tax legislation or in the way tax legislation is interpreted throughout the world.
Allkem’s future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, expirations of tax holidays or rulings, changes in the assessment regarding the realization of the valuation of deferred tax assets, or changes in tax laws and regulations or their interpretation. Allkem’s tax rates may increase in the future. For instance, tax rates in Argentina, where Allkem has substantial operations, are calculated in Argentine pesos, as opposed to U.S. Dollars, which Allkem uses to report its results. Accordingly, inflation, devaluation (including of the Argentine peso) and associated regulation and policy may have a material impact on Allkem’s effective tax rate in U.S. Dollars. Additionally, pursuant to recent changes in Argentine tax legislation, the corporate tax rate for the top tax bracket was increased from 30% to 35% effective January 1, 2021, and Allkem may be subject to further tax increases in the jurisdictions in which it operates. Allkem has a presence in countries that will adopt pillar two of the Inclusive Framework agreement. Currently, legislation outlining how every country will adopt the recommendations has not been released and there is a risk Allkem’s effective tax rate will be impacted. Any further increase in tax rates in the jurisdictions where Allkem operates may adversely affect Allkem’s financial performance.
Takeover, Corporate Governance and Disclosure Risk Factors
Allkem is subject to Australian takeover laws.
Allkem is registered in Queensland, Australia and it and its business are subject to the takeover laws of Australia, which are prescribed by the Australian Corporations Act and the policy of the Australian Takeovers Panel. Compliance with Australian takeover laws may delay, or result in conditions or restrictions on, the closing of the transaction, or prevent the closing of the transaction entirely. For more information, see the section entitled “The Transaction—Regulatory Approvals—Australian Court and Allkem Shareholder Approval.”
As an Australian public company that has not issued securities pursuant to and is not subject to the SEC’s rules and regulations, Allkem is not required to file information with the SEC, which may limit the information regarding Allkem’s business and financial results available to investors.
As an Australian public company that has not issued securities pursuant to and is not subject to the SEC’s rules and regulations, Allkem is not required to, and does not, make public disclosures in compliance with the Exchange Act. Allkem is not required to file periodic reports and financial statements with the SEC, as is required by a company whose securities are registered under or that is otherwise subject to the Exchange Act, such as Livent and, following the completion of the transaction, NewCo. Additionally, Allkem is not required to comply with the SEC’s Regulation FD, which restricts the selective disclosure of material non-public information. Rather, Allkem is required to comply with the financial reporting and continuous disclosure requirements under Australian law (including under the Australian Corporations Act and the Listing Rules of the ASX), which require the preparation of financial statements on an annual and semi-annual basis. Differences in the required disclosure regime with respect to which Allkem is subject may impact the comparability of the information regarding Allkem’s business and financial results and risks that Allkem has disclosed under Australian law and the information regarding Allkem included in this proxy statement/prospectus. The amount of information available about Allkem may also be more limited relative to the information available about a company that is required to report under the Exchange Act.

The rights of Allkem’s shareholders are governed by Australian law, as well as Allkem’s constitution, which contain terms that differ significantly from the corporate governance requirements and practices that NewCo will follow after completion of the transaction.
Allkem is a public company registered under the Australian Corporations Act. Therefore, the rights of holders of Allkem’s ordinary shares are governed by Australian law and Allkem’s constitution. These rights differ from the typical rights of shareholders in U.S. or Jersey corporations. Conversely, the rights of Livent’s stockholders are governed by Delaware law and the rights of NewCo’s shareholders are governed by Jersey law. In addition, Livent is and, following the consummation of the transaction, NewCo will be, subject to the listing requirements of the NYSE. Accordingly, it is possible that Allkem’s current shareholders who become NewCo shareholders may be afforded fewer protections and, if successful, smaller amounts of damages than those afforded to Livent’s shareholders or NewCo’s shareholders in certain circumstances.
General Risk Factors
General economic conditions, including inflation, may adversely impact Allkem’s operating and financial performance and financial position, including its future revenues, results of operations and share price.
Allkem’s operating and financial performance is influenced by a variety of general economic and business conditions, including consumer spending levels, lithium prices, inflation, interest and exchange rates, supply and demand trends, key customer concentration, industrial disruption, availability of debt and capital markets, tariffs and duties and government fiscal, monetary and regulatory policies.
Changes in these general economic conditions may result from factors including government policy, international economic conditions, significant acts of terrorism, hostilities or war, pandemics or natural disasters (including volcanic eruption, tsunamis and floods). A prolonged deterioration in general economic conditions, including an increase in interest rates or a decrease in consumer and business demand, could have an adverse impact on Allkem’s operating and financial performance and financial position. Adverse changes in these general economic conditions may also negatively affect Allkem’s future revenues, results of operations and share price (which may, in turn, have an adverse impact on Livent’s share price or the price of NewCo Shares following the completion of the transaction).
Allkem is exposed to exchange rate volatility and the risk of foreign currency fluctuations, as well as foreign exchange controls and restrictions, which may have a material and adverse effect on Allkem’s financial position and operating results.
As an Australian public company that reports its results in U.S. Dollars, Allkem faces unique risks related to exchange rate fluctuations. Revenue derived from Allkem’s product sales are reported in U.S. Dollars, while a proportion of Allkem’s costs are accounted for in other currencies, including Australian dollars, Argentine pesos, Japanese yen and Canadian dollars. Additionally, any capital raised by Allkem from security offerings or other potential financing arrangements may be in Australian dollars.
Accordingly, Allkem is exposed to the risk of foreign currency fluctuations as well as exchange rate volatility, both of which are affected by a number of factors that are beyond Allkem’s control. These factors include restrictions associated with regulations of the Central Bank of Argentina, as well as other economic controls, restrictions and conditions in the relevant country and elsewhere, in particular, with respect to interest rates and inflation. For instance, for over 20 years, high inflation rates have been a persistent issue in Argentina, where Allkem has substantial operations. To the extent inflation rates in Argentina are not offset by devaluation of the Argentine peso, the costs of Allkem are likely to increase.
Finally, prices of local materials and wages can also be affected by currency exchange rates, which could negatively impact Allkem’s production and financial performance, depending on fluctuations. Therefore, exchange rate movements in the Australian dollar, U.S. Dollar, Argentine peso, Japanese yen and Canadian dollar may materially and adversely affect Allkem’s financial position and operating results.
Natural disasters or other unanticipated catastrophes could adversely impact Allkem’s production, ability to operate its assets, as well as its general operations, financial performance and financial position.
The occurrence of natural disasters, such as fires, floods, tsunamis, seismic and volcanic activity and earthquakes; pandemics; or other unanticipated catastrophes at any of the locations where Allkem does business or its assets are located could cause interruptions in Allkem’s operations. These catastrophes could result in long or short-term damage to Allkem’s site infrastructure or offsite transportation or energy-related infrastructure. It is possible that these occurrences may impact Allkem’s operations even if they occur outside of the jurisdictions where Allkem operates. Allkem only has a limited ability to insure against these risks. These events may have an adverse effect on Allkem’s production and development activities, its ability to operate its assets or may otherwise adversely impact Allkem’s operations, financial performance and financial position.
Allkem’s reputation, business, financial condition or results of operations could suffer as a result of any cybersecurity breaches or disruptions to its information technology environment.
As with all enterprise information systems, Allkem’s information technology systems could be breached by outside parties intent on extracting information, corrupting information, or disrupting business processes. Attempts to gain unauthorized access to information technology systems have become more sophisticated over time. Allkem’s systems, which contain critical information about its business (including intellectual property and confidential information of its customers, vendors and employees) may be subject to unauthorized access attempts. Unauthorized access could disrupt Allkem’s business operations and could result in failures or interruptions in Allkem’s computer systems and in the loss of assets (including its intellectual property and confidential business information), which could harm Allkem’s competitive position, reduce the value of Allkem’s investment in strategic initiatives or otherwise have a material adverse effect on its business, financial condition or results of operations. In addition, breaches of Allkem’s security measures or the accidental loss, inadvertent disclosure, or unapproved dissemination of proprietary information or sensitive or confidential information about Allkem, its employees, its vendors, or its customers, could result in litigation, violations of various data privacy regulations in some jurisdictions, and could also potentially result in liability to Allkem. This could damage Allkem’s reputation, or otherwise harm its business, financial condition, or results of operations.
Global and local conflicts, including the tensions between China and Taiwan and the war in Ukraine could impact Allkem’s operations, financial performance and financial position.
Geo-political instability and uncertainty, such as acts of terrorism, international hostilities, labor strikes, civil wars, the current tensions between China and Taiwan and the war in Ukraine may negatively impact the global economy and Allkem’s business. These occurrences and conflicts have already resulted in and may continue to result in sanctions (including with respect to China), embargoes, regional instability, energy shortages, geo-political shifts and adverse effects on macroeconomic conditions, security conditions, challenges to currency exchange rates and financial markets, and global shipping constraints, all of which may be detrimental to Allkem’s operations, financial performance and financial position. Allkem only has a limited ability to insure against these risks.
Allkem’s business and reputation could be negatively impacted by sustainability and environmental, social and governance (“ESG”) matters and its reporting of such matters.
There is an increasing focus from certain investors, customers, consumers, regulators, government officials, community groups, employees, the press, NGOs and other stakeholders concerning sustainability and ESG matters. Allkem routinely communicates certain goals and initiatives regarding environmental matters, responsible sourcing, human rights, corporate governance and social responsibility. Allkem could fail, or be perceived to fail, in its achievement of such initiatives or goals. In addition, Allkem could be criticized, including through social media, for the scope of such initiatives or goals or be perceived as not acting responsibly in connection with these matters. Allkem’s business and its reputation could be negatively impacted by such shortcomings, failings or perceptions, and this could impact various spheres of Allkem’s business and reputation, including employee recruitment and retention, as well as the willingness of customers and partners to do business with Allkem or its customers.
Allkem’s operations and supply chain are exposed to human rights issues, including modern slavery, which have the potential to adversely impact Allkem’s business and reputation.
Based on the products in Allkem’s supply chain and the services it procures, Allkem’s operations and supply chain are exposed to human rights issues, including modern slavery. Modern slavery can occur in all industries and sectors, but some products and services are associated with higher incidences of modern slavery. For instance, products in Allkem’s supply chain, including materials, chemicals, textiles and technology, are considered to be at a higher risk of being impacted by modern slavery. Additionally, certain services Allkem procures, including those associated with construction, cleaning and laundry services, logistics and transportation services (including trucking, maritime freight and storage), are also at a higher risk of being impacted by modern slavery. Any indication, real or perceived, that Allkem has contributed to or is linked in any way to human rights issues like modern slavery could have an adverse impact on Allkem’s business and reputation.
The COVID-19 pandemic together with any future pandemics could have a material adverse effect on Allkem’s production, financial performance and outlook and liquidity.
Challenges associated with the COVID-19 pandemic (and its related variants) are constantly evolving. The COVID-19 pandemic has created uncertainty across various global economic factors and has had, and is likely to continue to have, a significant impact on global capital markets including share prices, commodity prices and foreign exchange rates. Actions taken by the governments in Japan and Argentina specifically, as well as governments across the jurisdictions in which Allkem operates generally, have had and may continue to have a material adverse impact on Allkem’s production, financial performance and outlook and liquidity. Such actions have included and may in the future include national lockdowns, border controls, quarantine requirements and travel restrictions.
The COVID-19 pandemic has also caused supply chain disruptions, which have in the past had, and may continue to have, negative impacts on Allkem’s operations and financial position.
Future outbreaks of COVID-19 (and its related variants) or other pandemics could result in temporary suspensions of or disruptions to Allkem’s operations. This could impact Allkem’s future cash flows, profitability and financial condition. The long-term impacts from the COVID-19 pandemic on general economic and industry conditions, transport and logistics, as well as consumer spending, are uncertain and may adversely impact Allkem’s business.

THE PARTIES TO THE TRANSACTION
On May 10, 2023, Livent, Allkem and NewCo entered into the Transaction Agreement, which was subsequently joined by Merger Sub, providing for a combination of Livent and Allkem in a merger of equals transaction.
Livent Corporation
1818 Market Street, Suite 2550
Philadelphia, Pennsylvania 19103
215-299-5900
Livent Corporation, a Delaware corporation formed in 2018, is a fully integrated lithium company, with a long, proven history of producing performance lithium compounds. Its primary products, namely battery-grade lithium hydroxide, lithium carbonate, butyllithium and high purity lithium metal, are critical inputs used in various performance applications.
Livent produces battery-grade lithium hydroxide that is primarily used to produce high nickel content cathode materials for use in electric vehicle batteries and other energy storage applications. High nickel content cathodes enable the production of higher energy density batteries, allowing vehicles to achieve greater driving range between charges for the same battery weight. Livent uses the lithium carbonate it produces mainly for the production of lithium hydroxide as well as certain energy storage and medical applications. Livent’s butyllithium is used in the manufacturing of synthetic rubber and other polymers and as a chemical reagent in the synthesis of organic compounds for certain pharmaceutical, agrochemical and electronic materials, as well as in other industries. One of the primary applications for synthetic rubber is in the production of fuel-efficient “green” tires. Livent’s high purity lithium metal is used mainly in non-rechargeable batteries and in the production of lightweight materials for aerospace applications.
Livent’s strategy is to focus on supplying high performance lithium compounds to the fast-growing EV and broader battery markets, while continuing to maintain its position as a leading global producer of butyllithium and high purity lithium metal. Livent produces lithium compounds such as battery-grade lithium hydroxide for use in applications that have specific and constantly changing performance requirements. Livent believes the demand for its compounds will continue to grow as the electrification of transportation accelerates, and as the use of high nickel content cathode materials increases in the next generation of battery technology products.
Livent’s performance lithium compounds are frequently produced to meet specific customer application and performance requirements. Livent has developed its capabilities in producing performance lithium compounds through decades of interaction with its customers, and its products are key inputs into their production processes. Livent’s customer relationships provide Livent with first-hand insight into customers’ production objectives and future needs, which Livent in turn uses to further develop its products.
Livent sells its performance lithium compounds worldwide. Most markets for lithium compounds are global, with significant growth occurring in Asia, eventually expected to follow in Europe and the U.S. This is being driven primarily by the development and manufacturing of cathode active material for lithium-ion batteries. Cathode material capacity and production is currently concentrated in Asia, particularly China, Japan and Korea. Livent expects that, over the next few years, significant cathode material capacity and production will come online in Europe and North America while capacity and production in China, Japan and Korea also increases. Livent believes its lithium brines in Salar del Hombre Muerto, Argentina, which have a favorable sustainability profile and are considered by the industry to be one of the lowest-cost sources of lithium, provide Livent with a distinct competitive advantage against current and future entrants. Additionally, as the EV supply chain gradually regionalizes to Europe and North America, Livent’s lithium resource in Argentina and downstream capabilities in the U.S. and the development of Nemaska Lithium in Canada, position Livent well for partnering with leading automakers for their regional electrification roadmaps.
Headquartered in Philadelphia, Pennsylvania, Livent has a combined workforce of approximately 1,350 full-time, part-time, temporary, and contract employees and operates manufacturing sites in the U.S., England, China, and Argentina.
Livent Shares are listed on the NYSE under the symbol “LTHM.”

For more information about Livent’s business, see Part I, Item 1 “Business” in Livent’s Annual Report on Form 10-K for the year ended December 31, 2022 and Item 8.01 in Livent’s Form 8-K filed with the SEC on September 25, 2023, both of which are incorporated by reference in this proxy statement/prospectus.
Allkem Limited
Riparian Plaza—Level 35
71 Eagle Street
Brisbane, Queensland 4000
Australia
+61 7 3064 3600
Allkem Limited, an ASX-listed Australian public company limited by shares, is a lithium company with a global portfolio of lithium chemical and spodumene concentrate operations and projects. Its portfolio includes lithium brine operations and development projects in Argentina, a hard rock lithium operation in Australia, a hard rock development project in Québec, and a lithium hydroxide conversion facility in Japan.
Specifically, Allkem’s key assets include:
•	Mt Cattlin lithium spodumene mine in Ravensthorpe, Western Australia;
•	Olaroz lithium facility in Jujuy Province, Argentina (of which Allkem owns a 66.5% equity interest);
•	Cauchari lithium brine project in Jujuy Province, Argentina;
•	Sal de Vida lithium brine project in Catamarca Province, Argentina;
•	James Bay lithium spodumene project in Québec, Canada; and
•	Naraha lithium hydroxide plant in Naraha, Japan (of which Allkem owns a 75% economic interest).
Allkem believes its development pipeline will allow Allkem to supply the growing lithium market as the world migrates to lower emissions transport and energy solutions. Allkem’s products produce critical battery materials and support various stages of the battery storage value chain. Allkem’s hard rock lithium operations create spodumene concentrate, an intermediate product used in the lithium carbonate and hydroxide conversion process, which is in turn used in the battery storage value chain. Allkem’s lithium brine operations produce technical grade carbonate, which is both used as feedstock for Allkem’s lithium hydroxide conversion facility and sold for use in industrial markets, including those related to glass, frit and flux production. Allkem’s lithium brine operations also produce battery grade carbonate and feedstock for lithium hydroxide, which are in turn used to produce high-end batteries. Allkem employs approximately 1,300 people across Australia, Argentina, Canada and Japan.
Allkem Shares are quoted on the ASX under the symbol “AKE” and listed on the TSX under the symbol “AKE.”
For additional information regarding Allkem’s business, see the section entitled “Business Overview of Allkem.”
Arcadium Lithium plc
Suite 12, Gateway Hub
Shannon Airport House
Shannon, Co. Clare V14 E370
+353 1 6875238
Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey and an Irish tax resident, was incorporated on May 5, 2023, originally as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey (and is formerly known as Allkem Livent plc). As of the date of this proxy statement/prospectus, NewCo’s outstanding shares are held by two Livent employees. Upon completion of the transaction, Livent and Allkem will each become a wholly owned subsidiary of NewCo and NewCo will continue as a holding company. Following the transaction, former Livent stockholders will be holders of NewCo Shares and former Allkem shareholders will be holders of NewCo Shares or CDIs.
NewCo has no assets and has not carried on any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the transaction. There is currently no established public trading market for NewCo Shares, but NewCo Shares are expected to trade on the NYSE under the symbol “ALTM” upon consummation of the transaction.

Lightning-A Merger Sub, Inc.
251 Little Falls Drive
Wilmington, Delaware 19808
215-299-5900
Lightning-A Merger Sub, Inc., a Delaware corporation, was formed on May 26, 2023 for the sole purpose of effecting the transaction. Merger Sub has no assets and has not carried on any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the transaction. In connection with the transaction, Merger Sub will merge with and into Livent, with Livent surviving the merger as a wholly owned indirect subsidiary of NewCo.
Irish IntermediateCo
Prior to the closing, an Irish private company limited by shares will be formed and will become a party to the Transaction Agreement. We refer to this entity as Irish IntermediateCo. Irish IntermediateCo will become the sole stockholder of Merger Sub, and NewCo will become the sole shareholder of Irish IntermediateCo, prior to the effective time. Following the merger, Irish IntermediateCo will be a wholly owned direct subsidiary of NewCo and Livent will be a wholly owned direct subsidiary of Irish IntermediateCo.

INFORMATION ABOUT THE LIVENT SPECIAL MEETING
This section contains information for Livent stockholders about the special meeting that Livent has called to allow Livent stockholders to consider and vote on the Transaction Agreement and the transaction and other related matters. This proxy statement/prospectus is accompanied by a notice of the special meeting of Livent stockholders and a form of proxy card that the Livent Board is soliciting for use by the Livent stockholders entitled to vote at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Livent Special Meeting
The Livent Special Meeting of Livent stockholders will be a virtual meeting conducted exclusively via live webcast online starting at [ : ] a.m. Eastern time (with log-in beginning at [ : ] a.m. Eastern time) on [  ], 2023. Livent stockholders will be able to attend the Livent Special Meeting online only and vote shares electronically at the meeting by going to www.virtualshareholdermeeting.com/LTHM2023SM and entering the 16-digit control number included on the proxy card that Livent stockholders received. Because the Livent Special Meeting is completely virtual and being conducted via live webcast, Livent stockholders will not be able to attend the meeting in person. On or about [  ], Livent commenced mailing this proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Livent Special Meeting.
Purpose of the Livent Special Meeting
At the Livent Special Meeting, Livent stockholders will be asked to consider and vote upon the following proposals:
1.	the Livent Transaction Agreement Proposal;
2.	the Livent Advisory Compensation Proposal;
3.	the NewCo Advisory Governance Documents Proposals; and
4.	the Livent Adjournment Proposal.
The Livent Proposals are described in further detail below. The Livent Board is not aware of any other business to be acted upon at the Livent Special Meeting.
Recommendation of the Livent Board
The Livent Board unanimously recommends that the Livent stockholders vote “FOR” the Livent Transaction Agreement Proposal, “FOR” the Livent Advisory Compensation Proposal, “FOR” the NewCo Advisory Governance Documents Proposals” and “FOR” the Livent Adjournment Proposal. See “The Transaction— Recommendation of the Livent Board; Livent’s Reasons for the Transaction.”
Consummation of the transaction, including the merger, is conditioned upon approval by the Livent stockholders of the Livent Transaction Agreement Proposal, but is not conditioned upon approval of the Livent Advisory Compensation Proposal, the NewCo Advisory Governance Documents Proposals or the Livent Adjournment Proposal.
Livent Record Date and Quorum
Record Date
The Livent Board has fixed the close of business on [  ], 2023 as the record date for determining the Livent stockholders entitled to receive notice of and to vote at the Livent Special Meeting.
As of the Merger Record Date, there were [  ] Livent Shares outstanding and entitled to vote at the Livent Special Meeting. Each Livent Share entitles the holder to one vote at the Livent Special Meeting on each proposal to be considered at the Livent Special Meeting.
Quorum; Abstentions; Broker Non-Votes
The representation, present virtually or by proxy, of a majority of the Livent Shares issued and outstanding on the Merger Record Date and entitled to vote is necessary to constitute a quorum. For purposes of the Livent Special Meeting, an abstention as to a particular matter occurs when either (a) a Livent stockholder affirmatively votes to

“ABSTAIN” as to that matter or (b) a Livent stockholder attends the Livent Special Meeting and does not vote as to such matter. For purposes of the Livent Special Meeting, a failure to be represented as to particular Livent Shares and a particular matter occurs when either (a) the holder of record of such Livent Shares neither attends the meeting nor returns a proxy with respect to such Livent Shares or (b) such Livent Shares are held in “street name” and the beneficial owner does not instruct the owner’s bank, broker or other nominee on how to vote such Livent Shares with respect to such matter (i.e., a broker non-vote).
Abstentions (as described more fully below in this section) will be counted as present for purposes of determining a quorum. If you fail to submit a proxy or to vote virtually at the Livent Special Meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your Livent Shares will not be counted towards a quorum. Because it is expected that all Livent Proposals to be voted on at the Livent Special Meeting will be “non-routine” matters, broker non-votes will not be considered by Livent as present and entitled to vote and will therefore be excluded for purposes of determining a quorum.
Required Vote
Approval of the Livent Transaction Agreement Proposal is required for consummation of the transaction, including the merger. Approval of any of the Livent Advisory Compensation Proposal, the NewCo Advisory Governance Documents Proposals or the Livent Adjournment Proposal is not required for consummation of the transaction, including the merger.
Livent Transaction Agreement Proposal
Approval of the Livent Transaction Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding Livent Shares entitled to vote on the proposal.
Abstentions or failures to vote, either virtually or by proxy, at the Livent Special Meeting will have the same effect as a vote “AGAINST” the Livent Transaction Agreement Proposal. Because the Livent Transaction Agreement Proposal is non-routine under NYSE rules, banks, brokers, and other nominees do not have discretionary authority to vote on the Livent Transaction Agreement Proposal and will not be able to vote on the Livent Transaction Agreement Proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its bank, broker or other nominee will have the same effect as a vote “AGAINST” the Livent Transaction Agreement Proposal.
Livent Advisory Compensation Proposal
Approval of the Livent Advisory Compensation Proposal on a non-binding, advisory basis requires the affirmative vote of a majority of the Livent Shares entitled to vote at the Livent Special Meeting and represented at the meeting.
Abstentions are considered Livent Shares present and entitled to vote and will have the same effect as a vote “AGAINST” the Livent Advisory Compensation Proposal. Failures to submit a proxy or failures to attend and vote, either virtually or by proxy, at the Livent Special Meeting will have no effect on the outcome of the Livent Advisory Compensation Proposal. Because the Livent Advisory Compensation Proposal is non-routine under NYSE rules, banks, brokers, and other nominees do not have discretionary authority to vote on the Livent Advisory Compensation Proposal and will not be able to vote on the Livent Advisory Compensation Proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its bank, broker or other nominee will have no effect on the outcome of the Livent Advisory Compensation Proposal.
NewCo Advisory Governance Documents Proposals
Approval of each of the NewCo Advisory Governance Documents Proposals on a non-binding, advisory basis requires the affirmative vote of a majority of the Livent Shares entitled to vote at the Livent Special Meeting and represented at the meeting.
Abstentions are considered Livent Shares present and entitled to vote and will have the same effect as a vote “AGAINST” each NewCo Advisory Governance Documents Proposal. Failures to submit a proxy or failures to attend and vote, either virtually or by proxy, at the Livent Special Meeting will have no effect on the outcome of the NewCo Advisory Governance Documents Proposals. Because each NewCo Advisory Governance Documents Proposal is non-routine under NYSE rules, banks, brokers, and other nominees do not have discretionary authority to vote on any NewCo Advisory Governance Documents Proposal and will not be able to vote on any NewCo Advisory Governance Documents Proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its bank, broker or other nominee will have no effect on the outcome of any NewCo Advisory Governance Documents Proposal.
Livent Adjournment Proposal
Approval of the Livent Adjournment Proposal requires the affirmative vote of a majority of the Livent Shares entitled to vote at the Livent Special Meeting and represented at the meeting, whether or not a quorum is present.
Abstentions are considered Livent Shares present and entitled to vote and will have the same effect as a vote “AGAINST” the Livent Adjournment Proposal. Failures to submit a proxy or failures to attend and vote, either virtually or by proxy, at the Livent Special Meeting will have no effect on the outcome of the Livent Adjournment Proposal. Because the Livent Adjournment Proposal is non-routine under NYSE rules, banks, brokers, and other nominees do not have discretionary authority to vote on the Livent Adjournment Proposal and will not be able to vote on the Livent Adjournment Proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its bank, broker or other nominee will have no effect on the outcome of the Livent Adjournment Proposal.
Voting by Livent’s Directors and Executive Officers
As of the Merger Record Date, directors and executive officers of Livent and their affiliates owned and were entitled to vote [  ] Livent Shares, representing approximately [  ]% of the Livent Shares outstanding and entitled to vote on that date. As of the date of this proxy statement/prospectus, the directors and executive officers of Allkem and their affiliates do not own any Livent Shares. Livent currently expects that Livent’s directors and executive officers will vote their Livent Shares in favor of the Livent Proposals, although none of them has entered into any agreement obligating him or her to do so.
Voting of Proxies; Incomplete Proxies
Giving a proxy means that a Livent stockholder authorizes the persons named in the enclosed proxy card to vote its Livent Shares at the Livent Special Meeting in the manner the Livent stockholder directs. A Livent stockholder may vote by proxy or virtually at the Livent Special Meeting. If you hold your Livent Shares in your name as a stockholder of record, to submit a proxy, you, as a Livent stockholder, may use one of the following methods:
By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope you have been provided. To be valid, your proxy by mail must be received by 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting.
By Telephone. The toll-free number for telephone proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting.
By Internet. The web address and instructions for internet proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by internet, then you do not need to return the proxy card. To be valid, your internet proxy must be received by 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting.
Online During the Meeting. Livent stockholders of record may attend the virtual Livent Special Meeting by entering your assigned control number located on the proxy card and voting online; attendance at the virtual Livent Special Meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy. Livent requests that Livent stockholders submit their proxies by telephone or over the internet or by completing and signing the accompanying proxy card and returning it to Livent in the enclosed postage-paid envelope as soon as possible. When the accompanying proxy card is returned properly executed, the Livent Shares represented by it will be voted at the Livent Special Meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy card without indicating how to vote on any particular proposal, the Livent Shares represented by your proxy will be voted “FOR” each such proposal in accordance with the recommendation of the Livent Board. The proxyholders may use their discretion to vote on any other proposals that might be presented relating to the Livent Special Meeting.
See below for further instructions specific to Livent Shares held in “street name” by a bank, broker or other nominee.
Every Livent stockholder’s vote is important. Accordingly, each Livent stockholder should submit its proxy by telephone or the internet, or sign, date and return the enclosed proxy card by mail in the enclosed postage-paid envelope, whether or not the Livent stockholder plans to attend the Livent Special Meeting.
Shares Held in Street Name and Broker Non-Votes
If your Livent Shares are held in “street name” through a bank, broker or other nominee, you should check the voting form used by that firm to determine whether you may give voting instructions by telephone or the internet and must instruct such bank, broker or other nominee on how to vote such shares by following the instructions that the bank, broker or other nominee provides you along with this proxy statement/prospectus. Your bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your Livent Shares, so you should read carefully the materials provided to you by your bank, broker or other nominee.
You are not permitted to vote Livent Shares held in “street name” by returning a proxy card directly to Livent, by voting by telephone or internet or by voting virtually at the Livent Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, banks, brokers or other nominees who hold Livent Shares on behalf of their customers cannot give a proxy to Livent to vote those shares with respect to any of the Livent Proposals without specific instructions from their customers, because banks, brokers and other nominees do not have discretionary voting power on any of the Livent Proposals. Therefore, if your Livent Shares are held in “street name” and you do not instruct your bank, broker or other nominee on how to vote your shares,
1.
your bank, broker or other nominee will not be permitted to vote your Livent Shares on the Livent Transaction Agreement Proposal, and this non-vote will have the same effect as a vote “AGAINST” this proposal;

2.
your bank, broker or other nominee will not be permitted to vote your Livent Shares on the Livent Advisory Compensation Proposal, and this non-vote will have no effect on the vote count for this proposal;

3.
your bank, broker or other nominee will not be permitted to vote your Livent Shares on the NewCo Advisory Governance Documents Proposals, and this non-vote will have no effect on the vote count for these proposals; and

4.	your bank, broker or other nominee will not be permitted to vote your Livent Shares on the Livent Adjournment Proposal, and this non-vote will have no effect on the vote count for this proposal.
If your Livent Shares are held in “street name” and you do not instruct your bank, broker or other nominee on how to vote your shares with respect to any of the Livent Proposals, your Livent Shares will not be counted toward determining whether a quorum is present. Your shares will be counted toward determining whether a quorum is present if you instruct your bank, broker or other nominee on how to vote your shares with respect to one or more of the Livent Proposals.
Revocability of Proxies and Changes to a Livent Stockholder’s Vote
If you are a Livent stockholder of record, you may revoke or change your proxy at any time before it is voted at the Livent Special Meeting by:
1.
sending a written notice of revocation to Livent Corporation, 1818 Market Street, Suite 2550, Philadelphia, PA 19103, Attention: Corporate Secretary, that is received by Livent prior to 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting, stating that you would like to revoke your proxy;

2.
submitting a new proxy bearing a later date (by mail, telephone or internet, in accordance with the instructions on the enclosed proxy card) that is received by Livent prior to 11:59 p.m. Eastern time on the day preceding the Livent Special Meeting; or

3.	attending the Livent Special Meeting, virtually, using your assigned control number and voting online.

If you are a Livent stockholder whose Livent Shares are held in “street name” by a bank, broker or other nominee, you may revoke your proxy or voting instructions and vote your shares virtually at the Livent Special Meeting only in accordance with applicable rules and procedures as employed by your bank, broker or other nominee. If your Livent Shares are held in an account at a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker or other nominee to do so.
Solicitation of Proxies
The cost of the solicitation of proxies from Livent stockholders will be borne by Livent. Livent will reimburse brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Livent Shares. Livent has retained the professional proxy solicitation firm Morrow Sodali LLC to assist in the solicitation of proxies for a base fee of approximately $35,000 plus reasonable out-of-pocket expenses. In addition to solicitations by mail, Livent’s directors, officers and employees may solicit proxies personally or by email or telephone without additional compensation.

LIVENT PROPOSALS

Livent Proposal 1—Approval of the Livent Transaction Agreement Proposal
(Item 1 on the Livent proxy card)
Livent is asking Livent stockholders to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the merger. A copy of the Transaction Agreement is attached as Annex A to this proxy statement/prospectus. For a discussion of the terms and conditions of the Transaction Agreement, see the section entitled “The Transaction Agreement” beginning on page 144 of this proxy statement/prospectus. For a discussion of certain risks relating to the transaction, see the section entitled “Risk Factors” beginning on page 37 of this proxy statement/prospectus. For a discussion of other considerations related to the transaction, see the section entitled “The Transaction” beginning on page 84 of this proxy statement/prospectus. This information should be read and considered together with the rest of this proxy statement/prospectus.
The transaction, including the merger, cannot be completed without the approval of the Livent Transaction Agreement Proposal by the affirmative vote of a majority of the outstanding Livent Shares entitled to vote on the Livent Transaction Agreement Proposal. If you do not vote, the effect will be the same as a vote “AGAINST” approving the Transaction Agreement.
The Livent Board has unanimously (i) declared that the Transaction Agreement and the consummation of the transactions contemplated thereby are advisable and fair to, and in the best interests of, Livent and the Livent stockholders, (ii) approved the Transaction Agreement and the transactions contemplated thereby, (iii) authorized the execution, delivery and performance of the Transaction Agreement on its terms, and (iv) directed that the Transaction Agreement be submitted to a vote at the Livent Special Meeting.
The Livent Board unanimously recommends that the Livent stockholders vote “FOR” the Livent Transaction Agreement Proposal.
Livent Proposal 2—Approval of the Livent Advisory Compensation Proposal
(Item 2 on the Livent proxy card)
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Livent is seeking a non-binding, advisory stockholder approval of the compensation of Livent’s named executive officers (“NEOs”) that is based on or otherwise relates to the transactions contemplated by the Transaction Agreement, as disclosed in the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Livent’s Named Executive Officers,” beginning on page 119 of this proxy statement/prospectus, which includes, among other things, (i) the treatment of the NEOs’ outstanding equity awards, (ii) the entitlement to receive certain severance benefits under the NEOs’ individual executive severance agreements with Livent upon a termination of employment by Livent without “cause” or by the applicable individual for “good reason,” in each case within the 24-month period following a “change in control” of Livent, (iii) for each of Mr. Antoniazzi and Ms. Ponessa, the entitlement to receive a cash retention bonus payment under a retention program established in connection with the transaction and (iv) the entitlement to receive a cash transaction bonus in connection with the transaction. The proposal gives holders of Livent Shares the opportunity to vote, on a non-binding, advisory basis, on the transaction-related compensation that may be paid or become payable to Livent’s NEOs, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Livent’s Named Executive Officers”. This vote is commonly referred to as a “golden parachute say on pay” vote.
The Livent Board encourages you to review carefully Livent’s NEOs’ merger-related compensation information disclosed in this proxy statement/prospectus, and is asking holders of Livent Shares to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to Livent’s NEOs, in connection with the transactions contemplated by the Transaction Agreement, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Livent’s Named Executive Officers” beginning on page 119 of this proxy statement/prospectus (which disclosure includes the compensation table and related narrative NEO compensation disclosures required pursuant to Item 402(t) of Regulation S-K) are hereby APPROVED.”

The vote on the Livent Advisory Compensation Proposal is a vote separate and apart from the votes on the Livent Transaction Agreement Proposal, the NewCo Advisory Governance Documents Proposals and the Livent Adjournment Proposal. Accordingly, if you are a holder of Livent Shares, you may vote to approve the Livent Transaction Agreement Proposal and/or the NewCo Advisory Governance Documents Proposals and/or the Livent Adjournment Proposal and vote not to approve the Livent Advisory Compensation Proposal, and vice versa. The approval of the Livent Advisory Compensation Proposal by holders of Livent Shares is not a condition to the completion of the transaction. Because the vote on the Livent Advisory Compensation Proposal is advisory only, it will not be binding on Livent or Allkem. Accordingly, because Livent is contractually obligated to make these payments if the merger is completed, the merger-related compensation will be paid to Livent’s NEOs to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Livent Shares fail to approve the advisory vote regarding merger-related compensation.
Approval of the Livent Advisory Compensation Proposal on a non-binding, advisory basis requires the affirmative vote of a majority of the Livent Shares entitled to vote on this proposal and represented at the Livent Special Meeting. An abstention will have the same effect as a vote cast “AGAINST” the proposal, but a failure to be represented will not have any effect on this proposal.
The Livent Board unanimously recommends that the Livent stockholders vote “FOR” the Livent Advisory Compensation Proposal.
Livent Proposals 3 through 5—Approval of the NewCo Advisory Governance Documents Proposals
(Items 3 through 5 on the Livent proxy card)
Following the completion of the transaction, NewCo will be governed by the NewCo Organizational Documents, the applicable form of which is filed as Annex B to this proxy statement/prospectus. Each Livent stockholder immediately prior to the transaction will become a NewCo shareholder upon completion of the transaction and the NewCo Shares received by Livent stockholders at the effective time will be governed by the NewCo articles of association.
In accordance with SEC requirements, Livent is asking Livent stockholders to cast a non-binding, advisory vote on each of the below proposals to express their views on certain provisions of the NewCo articles of association that will substantively affect their rights as NewCo shareholders upon completion of the transaction and that represent a change from the corresponding provisions of Allkem’s current governing documents.
Livent Proposal 3—Approval of a provision of the NewCo articles of association setting forth the requirements for shareholder nominations and other proposals to be considered at an annual general meeting of NewCo or an extraordinary general meeting of NewCo (see Section 7.3 of the applicable form of the NewCo articles of association set forth as Annex B to this proxy statement/prospectus). Under the applicable provision in Allkem’s current governing documents and pursuant to the Australian Corporations Act and the listing rules of ASX, any person may nominate an individual to stand for election as a director of Allkem at a general meeting at which directors may be elected, provided the nominee has lodged with Allkem a signed consent to such nomination at least 45 business days before the meeting but no more than 90 business days before the meeting. Further, while Allkem’s current governing documents do not contain the applicable provision, the Australian Corporations Act provides that Allkem shareholders holding at least 5% of the votes that may be cast on the resolution (or at least 100 shareholders who are entitled to vote at a general meeting) may, by written notice to Allkem, propose a resolution be moved at the next general meeting that occurs more than two months after the notice is given. The NewCo articles of association state, on the other hand, and among other things as disclosed in Section 7.3 of the NewCo articles of association set forth as Annex B to this proxy statement/prospectus, that matters, including nominations of directors, may be properly brought before an annual general meeting by any member of record who is entitled to vote at the meeting if the member gives timely notice (which must be no later than the close of business on the 90th day prior to the first anniversary of the prior year’s annual general meeting and not earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual general meeting) of the matter in writing to the general counsel of NewCo and complies with the requirements in NewCo’s articles of association to provide information about such member and such director nominee (if applicable).
Livent Proposal 4—Approval of a provision of the NewCo articles of association to the effect that directors may be removed from office by ordinary resolution of the NewCo shareholders only for cause (see Section 8.3 of the applicable form of NewCo articles of association set forth as Annex B to this proxy statement/prospectus). The applicable provision in Allkem’s current governing documents provides that directors may be removed from office without cause and for any reason pursuant to Section 203D of the Australian Corporations Act. The NewCo articles of association provide, on the other hand, and among other things as disclosed in Section 8.3 of the NewCo articles of association set forth as Annex B to this proxy statement/prospectus, that a director may be removed from office only for cause.
Livent Proposal 5—Approval of a provision of the NewCo articles of association establishing that the holders of NewCo Shares representing at least a majority of the voting power of the shares entitled to vote at such meeting will be a quorum of shareholders (see Section 7.6 of the applicable form of the NewCo articles of association set forth as Annex B to this proxy statement/prospectus). The applicable provision in Allkem’s current governing documents provides that two members would constitute a quorum at a general meeting. The NewCo articles of association state, on the other hand, and as disclosed in Section 7.6 of the NewCo articles of association set forth as Annex B to this proxy statement/prospectus, that a quorum exists only when at least a majority of the voting power of the shares entitled to vote at such meeting are present.
The vote on each of the NewCo Advisory Governance Documents Proposals is a vote separate and apart from the vote on the Livent Transaction Agreement Proposal, and separate and apart from each other NewCo Advisory Governance Documents Proposal. A Livent stockholder may vote to approve the Livent Transaction Agreement Proposal and not vote in favor of any or all of the NewCo Advisory Governance Documents Proposals, and vice versa. Because each of the NewCo Advisory Governance Documents Proposals is advisory only, the results of those votes will not be binding on NewCo, Livent or Allkem and the approval of the NewCo Advisory Governance Documents Proposals is not a condition to the consummation of the transaction.
Accordingly, if the Livent Transaction Agreement Proposal is adopted by the Livent stockholders and the transaction is completed, the NewCo articles of association will become effective, subject only to the conditions applicable thereto, regardless of the results of the vote of the Livent stockholders on the NewCo Advisory Governance Documents Proposals. However, Livent seeks the support of the Livent stockholders and believes that stockholder support is appropriate because the Livent stockholders will become NewCo shareholders upon consummation of the transaction.
Approval of each of the NewCo Advisory Governance Documents Proposals on a non-binding, advisory basis requires the affirmative vote of a majority of the Livent Shares entitled to vote on such proposal and represented at the Livent Special Meeting. An abstention will have the same effect as a vote cast “AGAINST” these proposals, but a failure to be represented will not have any effect on these proposals.
The Livent Board unanimously recommends that the Livent stockholders vote “FOR” each of the NewCo Advisory Governance Documents Proposals.
Livent Proposal 6—Approval of the Livent Adjournment Proposal
(Item 6 on the Livent proxy card)
Livent is asking Livent stockholders to grant authority to the proxyholders to approve one or more adjournments of the Livent Special Meeting to a later date or dates for any purpose if necessary or appropriate, including if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Livent Special Meeting to approve the Livent Transaction Agreement Proposal. Livent intends to move to adjourn the Livent Special Meeting in order to enable the Livent Board to solicit additional proxies for approval of the Livent Transaction Agreement Proposal if, at the Livent Special Meeting, the number of Livent Shares present or represented and voting in favor of the Livent Transaction Agreement Proposal is insufficient to approve such proposal.
If the Livent stockholders approve the Livent Adjournment Proposal, Livent could adjourn the Livent Special Meeting and any adjourned session of the Livent Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Livent stockholders who have previously voted. If, after the adjournment, a new record date is fixed for the adjourned meeting, notice of the adjourned meeting will be given to each stockholder of record on the new record date entitled to vote at the meeting.
Approval of the Livent Adjournment Proposal requires the affirmative vote of a majority of the Livent Shares entitled to vote on this proposal and represented at the Livent Special Meeting, whether or not a quorum is present. An abstention will have the same effect as a vote cast “AGAINST” the proposal, but a failure to be represented will not have any effect on this proposal.

The Livent Board unanimously recommends that the Livent stockholders vote “FOR” the Livent Adjournment Proposal.
Dissenters’ Rights
Under Section 262 of the DGCL, holders of Livent Shares are not entitled to exercise dissenters’ or appraisal rights in connection with the Livent Transaction Agreement Proposal because Livent Shares are listed on the NYSE and holders of Livent Shares (other than certain excluded shares) are not required to receive consideration other than NewCo Shares, which are expected to be listed on the NYSE. For more information regarding appraisal rights, please see the section entitled “Comparison of the Rights of Holders of Livent Shares and NewCo Shares” beginning on page 269 of this proxy statement/prospectus.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Livent Special Meeting, please contact Morrow Sodali LLC, the proxy solicitor for Livent, by telephone at (800) 662-5200 or via email at Livent@info.morrowsodali.com.

THE TRANSACTION
This section describes the transactions contemplated by the Transaction Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Transaction Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the transaction that is important to you. You are encouraged to read the Transaction Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about NewCo, Livent or Allkem. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Livent makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 301 of this proxy statement/prospectus.
General
On May 10, 2023, Livent, Allkem and NewCo entered into the Transaction Agreement, which was subsequently joined by Merger Sub, providing for a combination of Livent and Allkem in a merger of equals transaction.
Transaction Structure
Livent and Allkem have agreed to combine in a merger of equals transaction under the terms of the Transaction Agreement that are summarized in this proxy statement/prospectus. The Transaction Agreement provides that, if the transaction is approved by Livent’s and Allkem’s respective shareholders and the other conditions to closing the transaction are satisfied or waived at or prior to the closing of the transaction: (a) pursuant to the scheme, each issued, fully paid Allkem Share will be exchanged for (i) where the Allkem shareholder has not elected to receive NewCo Shares in the transaction, one CDI (with exceptions for certain jurisdictions in which Allkem shareholders may receive NewCo Shares unless they elect otherwise) and (ii) where the Allkem shareholder has elected to receive NewCo Shares, one NewCo Share (provided that, where an Allkem shareholder has a registered address in an ineligible jurisdiction, the Allkem Shares of the ineligible Allkem shareholder will be transferred to a sale nominee prior to the scheme implementation, and the sale nominee will then be issued CDIs under the scheme and will subsequently sell all of the CDIs issued to it and remit a pro-rata share of the net proceeds of the sale of all of the CDIs issued to the sale nominee to each ineligible Allkem shareholder); and (b) as promptly as practicable after the scheme implementation, Merger Sub will merge with and into Livent, with Livent surviving the merger as a wholly owned indirect subsidiary of NewCo, pursuant to which each Livent Share, other than certain excluded shares, will be converted into the right to receive 2.406 NewCo Shares.
As a result of the transaction, each of Livent and Allkem will be a wholly owned subsidiary of NewCo, former Livent stockholders will become holders of NewCo Shares, and former Allkem shareholders will become holders of NewCo Shares or CDIs. Immediately following the completion of the transaction, former Allkem shareholders are expected to own approximately 56% of NewCo and former Livent stockholders are expected to own approximately 44% of NewCo. Upon completion of the transaction, the NewCo Shares will be registered with the SEC and are expected to be listed and traded on the NYSE under the symbol “ALTM.” Following the transaction, the Livent Shares will be delisted from the NYSE and deregistered under the Exchange Act, and Livent will cease to be publicly traded and will cease filing periodic and other reports with the SEC. In addition, Allkem will be delisted from the ASX and TSX and Allkem Shares will cease to be quoted on ASX and will no longer be publicly traded on a securities exchange in Australia or Canada.
Governance of NewCo Following the Transaction
Name of Company; Corporate Offices; Jurisdiction
Pursuant to the Transaction Agreement, the parties were to mutually determine the name of NewCo prior to the scheme effectiveness. The parties have made the determination that the name of NewCo will be Arcadium Lithium plc. NewCo and its subsidiaries will maintain a critical presence in the same locations from which Livent and Allkem currently operate and NewCo’s headquarters will be in North America in a location mutually determined by Livent and Allkem prior to the scheme effectiveness. NewCo is incorporated in the Bailiwick of Jersey and is an Irish tax resident.

Board of Directors
Under the Transaction Agreement, at and following the effective time, the NewCo board of directors will consist of 12 directors, six of whom will be from the existing Allkem Board and will be nominated by Allkem and six of whom will be from the existing Livent Board and will be nominated by Livent, including its current Chief Executive Officer.
Pursuant to the Transaction Agreement, Livent has nominated the following current Livent directors for the NewCo board of directors: (i) Michael F. Barry, (ii) Paul W. Graves, (iii) Christina Lampe-Önnerud, (iv) Pablo Marcet, (v) Steven T. Merkt and (vi) Robert C. Pallash, and Allkem has nominated the following current Allkem directors for the NewCo board of directors: (i) Peter Coleman, (ii) Alan Fitzpatrick, (iii) Florencia Heredia, (iv) Leanne Heywood, (v) Fernando Oris de Roa and (vi) John Turner. Allkem’s current Chairman, Mr. Peter Coleman, will serve as Chair of the NewCo board of directors after the transaction.
Executive Officers and Other Management
Livent’s current Chief Executive Officer, Mr. Paul W. Graves, and current Chief Financial Officer, Mr. Gilberto Antoniazzi, will assume those same roles for NewCo after the transaction. Pursuant to the Transaction Agreement, the remainder of NewCo’s executive leadership structure as of the effective time and the persons to fill such positions were contemplated to be mutually determined by Livent and Allkem prior to the scheme effectiveness. Pursuant to the Transaction Agreement, the parties have since made this determination, including that Livent’s General Counsel, Ms. Sara Ponessa, will assume the role of General Counsel of NewCo, as well as determining the rest of the broader senior management team of NewCo as of the effective time, consisting of an approximately equal split of employees from each of Allkem and Livent.
Governing Documents
As a result of the transaction, the holders of Livent Shares will become holders of NewCo Shares and the holders of Allkem Shares will become holders of NewCo Shares or CDIs. The rights of NewCo shareholders will be governed by the laws of the Bailiwick of Jersey, including the Jersey Companies Law, and the NewCo Organizational Documents. NewCo’s current articles and memorandum of association will, as of immediately prior to the scheme effectiveness and until amended after the effective time in accordance with their terms, be amended and restated in the respective forms attached as Annex B to this proxy statement/prospectus.
For additional information on post-closing governance, see “—Governance of NewCo Following the Transaction” and “The Transaction Agreement—Governance of NewCo.”
Background of the Transaction
The following chronology summarizes certain key events and contacts that preceded signing of the Transaction Agreement. It does not purport to catalogue every conversation or other action of or among the Livent Board, members of Livent management, Livent’s representatives, the Allkem Board, members of Allkem management, Allkem’s representatives and other parties.
As part of the ongoing evaluation of their respective businesses, the Livent Board and senior management of Livent and the Allkem Board and senior management of Allkem, acting independently, regularly review and assess their respective company’s operations, performance, strategic direction, opportunities and risks in light of current business and economic conditions, and developments in the lithium industry, in each case across a range of scenarios and potential future developments. As part of Livent’s ongoing process, these reviews have included discussions regarding long-term strategic plans and various strategic opportunities available to Livent in seeking to enhance stockholder value. As part of Allkem’s ongoing process, Allkem from time to time, both independently and with the input of various investment banks and other advisors, evaluates potential transactions and other strategic actions that could further its strategic objectives and complement and enhance its competitive strengths and strategic positions, in addition to organic growth potential and other matters, in seeking to enhance shareholder value.
As part of Livent’s ongoing process, Livent was interested in exploring a potential merger or combination to increase the scale and strategic positioning of its business. The criteria for a potential target were strategic fit, industrial logic, synergy potential (both cost and revenue), relative valuations, complementarity of asset footprint and product portfolios and financial profiles. Based on the foregoing criteria, Livent management identified two potential targets for a merger or combination, including Allkem, and on February 24, 2022, at a regular meeting of the Livent Board, Mr. Paul Graves, Chief Executive Officer of Livent, reviewed with the Livent Board possible mergers or combinations with these two targets. Livent management favored a stock-for-stock transaction which would not require Livent to use cash for an acquisition. During the discussion with the Livent Board, Allkem was determined to be the most suitable candidate for a potential combination given the foregoing criteria, especially taking into account the adjacency of its assets with Livent, the complementary nature of the Allkem business, the potential for synergies in a combination with Allkem, and the fact that Allkem was a similar size to Livent based on market value and fundamental value which facilitated a potential merger of equals transaction in which the consideration could be stock. Prior to the Galaxy/Orocobre Merger that created Allkem, when Galaxy was a standalone entity, Livent management had identified Galaxy to the Livent Board as a potential merger partner. The other potential target was determined to not be comparable to Allkem for the following reasons: the other potential target had lower grade lithium resources as compared to Allkem that would have required novel processing techniques and that added additional risk and cost as compared to Allkem, the other potential target’s assets were less geographically proximate to Livent’s assets than Allkem’s assets were to Livent’s assets and that would have resulted in a smaller overall synergy opportunity, the other potential target was at an earlier stage of operational maturity as compared to Allkem resulting in a higher risk profile as compared to Allkem, and the other potential target had a significant shareholder that was a competitor to Livent and such competitor would therefore have a meaningful stake in Livent if a stock-for-stock transaction with the potential target were to occur. Given that Allkem was determined to be the most appropriate target and that the other potential target was not comparable, Livent did not approach the other potential target and did not have any discussions with the other potential target at any time.
On March 16, 2022, Mr. Graves and Mr. Martín Pérez de Solay, Managing Director and Chief Executive Officer of Allkem, met in Montreal, Canada. At the meeting, Mr. Graves raised the possibility of a potential stock-for-stock merger of equals transaction between Livent and Allkem that would be aligned with the fundamental valuations of the respective businesses. Mr. Pérez de Solay expressed an interest in considering whether to explore a transaction.
On March 22, 2022, Mr. Graves spoke with Mr. Martin Rowley, then the Chairman of the Allkem Board, about the potential stock-for-stock merger of equals transaction between Livent and Allkem that had been discussed with Mr. Pérez de Solay. Mr. Rowley also expressed an interest in considering whether to explore a transaction.
On April 1, 2022, the Allkem Board held a meeting at which it discussed a potential transaction with Livent. Following such discussion, the Allkem Board concluded that such a transaction may be of potential strategic merit depending upon a variety of factors, and determined to engage UBS Securities Australia Limited (“UBS”) as financial advisor and commence preliminary due diligence and fundamental valuation work with respect to a potential transaction.
During a phone call on April 10, 2022, Mr. Pérez de Solay informed Mr. Graves that the Allkem Board was supportive of proceeding with preliminary discussions concerning a potential stock-for-stock merger of equals transaction between Livent and Allkem.
On April 20, 2022, Livent and Allkem entered into a confidentiality agreement. The confidentiality agreement contained standstill provisions binding on each party with respect to the other party, with an exception for actions taken with the consent of the other party.
On April 21, 2022, Mr. Graves and Mr. Pérez de Solay spoke by phone regarding administrative matters to explore a potential transaction. Mr. Pérez de Solay indicated that he would send a due diligence request list to Livent shortly. Mr. Graves and Mr. Pérez de Solay also agreed to schedule an in-person meeting in the U.S. in May 2022, to discuss due diligence issues, as well as to start specific discussions about potential transaction terms, timing and structure. Mr. Pérez de Solay also suggested that the parties discuss with their respective advisors the potential timing for the closing of any potential transaction.
On April 25, 2022, at a dinner meeting of the Livent Board, Livent management and a representative of Gordon Dyal & Co., a financial advisor that Livent consulted from time to time, provided the Livent Board with an overview of the Allkem business, the potential transaction structure, the strategic rationale and focus areas for due diligence. It was discussed that the potential transaction structure to be proposed would be a merger of equals transaction. Goldman Sachs & Co. LLC (“GS”), another financial advisor that Livent consulted from time to time, provided a high-level overview of equity flowback considerations, including the profile of Allkem shareholders (institutional or retail), and the advantages of offering CHESS Depositary Instruments to Allkem shareholders. At the Livent Board’s regular meeting the following day, Livent management continued to discuss with the directors the potential transaction, plans for future meetings with Mr. Rowley and Mr. Pérez de Solay, and the process for completing due diligence.

On May 6, 2022 and May 10, 2022, at the direction of Livent and Allkem, respectively, representatives of Gordon Dyal & Co., GS, Davis Polk, Livent’s legal advisor and primary transaction counsel, and Allens (“Allens”), Livent’s legal advisor with respect to Australian legal matters, discussed with representatives of UBS, Allkem’s lead financial advisor assisting and providing advice with respect to the financial, structuring and market aspects of the potential transaction, Standard Chartered plc (“SC”), then Allkem’s financial advisor providing additional support and advice in connection with the potential transaction through around July 2022, Sidley Austin, Allkem’s legal advisor and transaction counsel based in the U.S., and King & Wood Mallesons (“KWM”), Allkem’s legal advisor and transaction counsel based in Australia, organizational matters relating to a process to explore a potential transaction, including due diligence and in-person meetings to be scheduled for May 19, 2022 and May 20, 2022 in New York City.
On May 9, 2022, representatives of Gordon Dyal & Co. sent a due diligence request list to Allkem and on May 10, 2022, representatives of UBS sent a due diligence request list to Livent.
Also on May 10, 2022, Livent entered into an engagement letter with Gordon Dyal & Co. with respect to a potential transaction with Allkem, which was subsequently amended on April 26, 2023. Gordon Dyal & Co. was engaged by Livent to provide advice to the Livent Board on the potential transaction as customarily provided by financial advisors. Livent considered engaging GS as another financial advisor to provide the Livent Board with advice on the potential transaction, but GS and Livent did not ultimately enter into an engagement letter regarding the potential transaction.
On May 12, 2022, Mr. Graves and Mr. Pérez de Solay spoke by phone to further discuss the process for exploring a potential transaction and the matters to be discussed at in-person meetings on May 19, 2022 and May 20, 2022 in New York City, including governance matters (such as the management team, board composition and listing of the combined company), potential synergies, relative fundamental value and relative ownership of the combined company. It was discussed that the transaction structure would be a merger of equals transaction.
On May 14, 2022, Livent provided Allkem and its advisors access to an electronic data room containing due diligence information. On May 15, 2022, Allkem provided Livent and its advisors access to an electronic data room containing due diligence information. Also on May 15, 2022, financial projections were exchanged between the parties. Livent’s financial projections were prepared by Livent management, and Allkem’s financial projections were prepared by the Allkem business development team with assistance from the relevant Allkem project and technical teams and UBS. The inputs for Allkem’s financial projections were sourced from internal Allkem budgets, technical reports and management assumptions derived from experience in operating and building projects in the lithium industry, among other things.
The financial projections prepared by each of Allkem and Livent were in the form of a financial cash flow model and the timeframe selected was life of asset. Longer-dated assumptions were based on technical reports that were available at the time, along with assumptions from the applicable party’s management team based on experience in operating and building projects in the lithium industry. The projections were prepared in connection with the respective boards of directors’ evaluation of a potential transaction and for due diligence purposes, as well as for Gordon Dyal & Co.’s fairness opinion in connection with the potential transaction.
On May 19, 2022 and May 20, 2022, Livent management and representatives of Gordon Dyal & Co., GS and Davis Polk held a meeting in New York City with Allkem management and representatives of UBS, SC, Sidley Austin and KWM (with certain representatives joining virtually) (the “May 2022 Meetings”). During these meetings, the parties discussed, among other things, the strategic rationale for the potential transaction, potential synergies that may result from the potential transaction, the diligence focus areas and key workstreams that would be necessary to explore a potential transaction. Allkem also stated that a premium would need to be paid to Allkem shareholders to align the transaction exchange ratio with the premium implied by the relative share of fundamental value expected to be contributed to the combined company by Allkem. Livent noted that, to be acceptable to its stockholders, any premium would need to be in a range consistent with a merger of equals transaction.
Following the May 2022 Meetings and until July 11, 2022, Livent and its advisors continued to have in depth discussions and communicate with Allkem and its advisors regarding financial, business and legal due diligence matters.
From May 25, 2022 until July 11, 2022, Livent management and its financial advisors held various calls with Allkem management and its financial advisors to discuss potential synergies that may result from a potential transaction.

On a phone call on or around May 25, 2022, Mr. Pérez de Solay confirmed to Mr. Graves that Allkem viewed the possible combination as being structured as a merger of equals transaction, and reiterated that in order to agree to a combination, Allkem would require a premium. Mr. Pérez de Solay again communicated that such a premium would need to be paid to Allkem shareholders to align the transaction exchange ratio with the premium implied by the relative share of fundamental value expected to be contributed to the combined company by Allkem. Mr. Graves again noted that, to be acceptable to Livent stockholders, the premium would need to be in a range consistent with a merger of equals transaction.
On May 26, 2022, representatives of Gordon Dyal & Co. and GS held a call with representatives of SC regarding the valuations of the two companies in the context of a potential transaction, and the approach to determining the appropriate relative ownership percentages of the Livent and Allkem shareholders in the combined company during which on behalf of the parties it was agreed in principle that the relative ownership percentages would be based primarily on each party’s relative contribution to net asset value (“NAV”) based on a risk-adjusted discounted cash flow analysis, on a pre-synergy basis. They also discussed the potential domicile, listing and governance of the combined company following a potential transaction. Representatives of SC reiterated that the Allkem shareholders would require a premium based on Allkem’s contribution to the risk-adjusted NAV of the combined company. Representatives of Gordon Dyal & Co. noted that any premium would need to be discussed at a later stage. Representatives of Gordon Dyal & Co., GS and SC discussed which early-stage development projects should be included for purposes of determining the fundamental valuations of each company and the extent of value for each such early-stage development project.
On May 31, 2022, representatives of Gordon Dyal & Co., GS and UBS spoke by phone to discuss the due diligence process and potential approaches to determine the relative ownership percentages of the Livent and Allkem shareholders in the combined company.
On June 1, 2022, Mr. Graves and Mr. Pérez de Solay spoke by phone about the status of due diligence, valuations of the two companies, potential synergies that may result from a potential transaction and the timing of a meeting between Mr. Pierre Brondeau, Chairman of the Livent Board, and Mr. Rowley. Mr. Pérez de Solay noted that Allkem was focused on the fundamental valuations of the two companies (meaning their relative contributions to the NAV of the proposed combined company based on a risk-adjusted discounted cash flow analysis, on a pre-synergy basis) as compared to current market valuations (meaning their relative market capitalizations reflected by share prices at a particular point in time), consistent with the call among representatives of Gordon Dyal & Co., GS and SC on May 26, 2022. No specific valuations were discussed between Mr. Graves and Mr. Pérez de Solay on this call.
On June 8, 2022, Mr. Brondeau and Mr. Rowley spoke by phone to discuss certain governance matters with respect to the combined company in the event of a potential transaction, including potential options for the management and board of directors structure of the combined company. On this call, Mr. Brondeau and Mr. Rowley also discussed potential approaches to determine the relative ownership percentages of the Livent and Allkem shareholders in the combined company. Mr. Rowley also reiterated that a premium would need to be paid to Allkem shareholders to align the transaction exchange ratio with the relative ownership percentage implied by the relative share of fundamental value expected to be contributed to the combined company by Allkem. Mr. Brondeau reiterated that, to be acceptable to its stockholders, any premium to the price of Allkem Shares would need to be in a range consistent with a merger of equals transaction.
On June 11, 2022, Allens sent to KWM and Sidley Austin an initial draft of a merger implementation deed, reflecting a proposed scheme of arrangement in which all of the Allkem Shares would be transferred to a subsidiary of Livent in consideration for Livent securities. The draft provided for a termination fee of 1% of Allkem’s equity value payable by each of Allkem and Livent under certain circumstances. The quantum of the termination fee was limited by Australian legal requirements and was not further negotiated by the parties.
On June 15, 2022, Livent management and its advisors held a videoconference call with Allkem management and its advisors regarding a possible reformulation of the proposed transaction structure, in which a newly formed holding company would acquire each of Livent and Allkem with former shareholders of Livent and Allkem receiving shares of the holding company. During the meeting, the parties discussed the possibility of the holding company being domiciled outside of the U.S.

On June 16, 2022, Livent management and its financial advisors held a videoconference call with Allkem management and its financial advisors to discuss due diligence questions with respect to the underlying assumptions of each company’s previously provided financial projections, including items such as production, development project timelines and operating costs.
Also on June 16, 2022, at a special meeting of the Livent Board, Livent management provided the Livent Board with an update on the status of the potential merger of equals transaction with Allkem, including updates with respect to due diligence, potential synergies, valuations of the two companies, proposed transaction structure and negotiation of the definitive agreement that would give effect to the potential transaction. The Livent Board was updated that it had been agreed in principle that the primary listing of the combined company would be in the U.S., along with CHESS Depositary Instruments listed in Australia. The Livent Board was also updated that negotiations on governance terms and the relative ownership percentages of the two companies had not commenced.
On June 17, 2022, the Allkem Board held a meeting during which Allkem management provided an update regarding the discussions with respect to the potential transaction with Livent. The Allkem Board approved Allkem management’s continued engagement with Livent in connection with the potential transaction.
On June 20, 2022, representatives of Gordon Dyal & Co. and representatives of SC spoke by phone. Representatives of SC informed representatives of Gordon Dyal & Co. that the Allkem Board had authorized Allkem management and its advisors to continue negotiating the potential transaction with Livent, and stated Allkem’s preference that the ownership percentages of Livent and Allkem shareholders in the combined company not be negotiated until later in the process.
On June 22, 2022, Mr. Gilberto Antoniazzi, Chief Financial Officer of Livent, spoke by phone with Mr. Neil Kaplan, then the Chief Financial Officer of Allkem, and Mr. Rick Anthon, head of Corporate Development of Allkem, to discuss the potential timetable for the signing of a binding definitive agreement with respect to the potential transaction, subject to agreement upon and finalization of transaction terms.
On June 24, 2022, KWM sent to Allens and Davis Polk a revised draft of the merger implementation deed. The Allkem draft included a note that the parties were to consider whether the ATO Class Ruling would be a closing condition.
On June 27, 2022, Livent management and its advisors and Allkem management and its advisors spoke by phone regarding the potential new transaction structure that was discussed during the videoconference call on June 15, 2022. Under the new transaction structure, instead of having a subsidiary of Livent acquire all of the Allkem Shares in exchange for Livent equity interests, a new holding company would be formed, subsidiaries of which would acquire all of the Allkem Shares (through the scheme) and all of the Livent Shares (through the merger), resulting in Allkem and Livent becoming subsidiaries of the new holding company. The considerations for having a new holding company and the appropriate jurisdiction for such company were to reflect the global nature of the combined company, while taking into account appropriate jurisdictions of incorporation for the holding company based on the relative comparability of such jurisdictions’ corporate law to Delaware (where Livent was incorporated) as well as for purposes of potential inclusion in S&P indices. The jurisdictions of incorporation discussed by the parties were the Bailiwick of Jersey, the United Kingdom and Ireland. On the same day, Mr. Antoniazzi met with Mr. Pérez de Solay while both were attending a conference in Phoenix, Arizona. At this meeting, Mr. Antoniazzi and Mr. Pérez de Solay discussed, among other things, the status of due diligence, the considerations regarding the proposed transaction structure, the status of the respective financial models to value the two companies, the parameters and conceptual bases for determining relative ownership percentages of the Livent and Allkem shareholders in the combined company and the status of Allkem’s integration efforts following the Galaxy/Orocobre Merger. Mr. Antoniazzi and Mr. Pérez de Solay did not discuss valuation or relative ownership percentages with specificity at this meeting.
On June 28, 2022, the financial advisors of Livent and Allkem held a videoconference call to discuss, among other things, the potential timetable for the signing of a definitive agreement with respect to the potential transaction, the considerations regarding the appropriate jurisdiction of incorporation for the new holding company, the review of the respective financial models to value the two companies, including diligence of each company’s historical and projected financials, and public communications proposed for any announcement of the potential transaction. The financial advisors discussed which early-stage development projects should be included for purposes of determining the fundamental valuations of each company and the extent of value for each such early-stage development project.

On June 29, 2022, Mr. Graves and Mr. Pérez de Solay met in person in New York City to discuss the proposed transaction structure, including as a merger of equals transaction, and to review the proposed press release and investor presentation for the potential transaction. Mr. Graves and Mr. Pérez de Solay did not discuss valuation, relative ownership percentages or the board of directors composition of the combined company with specificity at this meeting.
On June 30, 2022, Livent management and its advisors and Allkem management and its advisors spoke by phone regarding the proposed transaction structure, including as a merger of equals transaction, and potential synergies that may result from a potential transaction. Livent management indicated their preference for the new holding company to be domiciled in the Bailiwick of Jersey given the relative comparability of Jersey corporate law to Delaware corporate law and for potential inclusion in S&P indices.
On July 5, 2022, the parties entered into a clean team amendment to the existing confidentiality agreement relating to the treatment of certain confidential information.
On July 6, 2022 and July 7, 2022, Livent management held meetings in Buenos Aires, Argentina with Allkem management to discuss the proposed transaction structure, including as a merger of equals transaction, outstanding due diligence requests and drafts of the press release and investor presentation proposed to be used for any announcement of the potential transaction. The parties did not discuss valuation, relative ownership percentages or the board of directors composition of the combined company with specificity at this meeting.
On July 6, 2022, Allkem sent Livent an initial draft of a transaction agreement, reflecting the revised proposed transaction structure in which Livent and Allkem would each become a subsidiary of a newly formed holding company incorporated in the Bailiwick of Jersey with Livent and Allkem shareholders owning shares in the holding company. The draft proposed that each Allkem shareholder would receive one NewCo Share or one CDI for each Allkem Share, and left the exchange ratio of Livent Shares for NewCo Shares to be agreed. The draft also reserved on the composition of the NewCo board of directors, the initial Chair of the NewCo board of directors and the Chief Executive Officer of NewCo. The draft provided for a termination fee of 1% of Allkem’s equity value payable by each of Allkem and Livent under certain circumstances, the quantum of which was limited by Australian legal requirements. The draft also included the ATO Class Ruling as a closing condition. The parties ceased to discuss the prior drafts of the merger implementation deed.
On July 7, 2022, the Allkem Board held a meeting, also attended by UBS and SC, to review and discuss conceptually the status of due diligence, the valuations of the two companies, potential synergies that may result from a potential transaction, proposed terms of governance of the combined company and proposed relative ownership of the combined company by Allkem shareholders if a transaction were to occur. The Allkem Board concluded that a transaction would be in the best interest of Allkem shareholders if upon terms (a) with a relative combined company ownership reflective of each party’s contribution to the fundamental value of the combined company (including ownership of Allkem shareholders in the combined company of at least 56%) and (b) with appropriate combined company governance terms agreed between the parties (including an approximately equal allocation of members of the board of directors and the management team between Allkem and Livent in a manner consistent with a merger of equals transaction, with a preference for Mr. Pérez de Solay serving as Chief Executive Officer). The Allkem Board then formally provided the Chairman of the Allkem Board authority to negotiate the specific terms of a potential transaction on behalf of Allkem.
Also on July 7, 2022, the Livent Board held a special meeting with Gordon Dyal & Co. to discuss the relative fundamental valuations of Livent and Allkem, the proposed governance of the combined company and the proposed transaction structure. Other than discussions around the parameters and conceptual bases for the determination of the relative ownership of the combined company by Livent and Allkem shareholders, the relative ownership percentage had not yet been negotiated between Livent and Allkem. Following such review and discussion, the Livent Board determined that Mr. Brondeau would meet with Mr. Rowley to negotiate the proposed relative ownership of the combined company by Livent and Allkem shareholders and the proposed governance of the combined company. The Livent Board determined that Mr. Brondeau would propose the ownership of Allkem shareholders in the combined company be 53%, for Livent’s Chief Executive Officer and Chief Financial Officer to be Chief Executive Officer and Chief Financial Officer of the combined company, respectively, and for the Chairman of the Allkem Board to be the Chair of the combined company’s board of directors.
On July 8, 2022, Mr. Brondeau and Mr. Rowley met in Athens, Greece to discuss the valuations of the two companies, the proposed relative ownership split of the combined company by Livent and Allkem shareholders and the proposed domicile, listing location and governance of the combined company. Mr. Brondeau proposed ownership of Allkem shareholders in the combined company of 53%, for Livent’s Chief Executive Officer and Chief Financial Officer to be Chief Executive Officer and Chief Financial Officer of the combined company, and for the Chairman of the Allkem Board to be the Chair of the combined company’s board of directors. He also proposed that the board of directors of the combined company be made up of five directors nominated by Allkem and six directors nominated by Livent, and that the headquarters of the combined company be located in the U.S. Mr. Rowley informed Mr. Brondeau that he was not authorized to accept Livent’s proposal with respect to the board of directors and management of the combined company and that the Allkem Board required ownership of the combined company for Allkem shareholders to be in line with the fundamental value contributed by Allkem relative to the fundamental value contributed by Livent based on a risk-adjusted NAV analysis.
On July 10, 2022, Davis Polk sent to Sidley Austin a revised draft of the transaction agreement. The material changes made by Davis Polk were that each Livent Share would be exchanged for one NewCo Share, with each Allkem Share to receive a to-be-agreed number of NewCo Shares or CDIs, that Allkem had to pay a termination fee if the Allkem Board changed its recommendation due to the Independent Expert not recommending in favor of the transaction, that once the scheme had occurred the merger was still subject to the closing condition that there be no applicable law prohibiting the merger and to remove the ATO Class Ruling as a closing condition. Following instructions from Mr. Brondeau and Livent management, Gordon Dyal & Co. sent to SC proposed transaction terms and a target for the proposed signing date. The proposed transaction terms sent by Livent included a proposed ownership of Livent stockholders in the combined company of 47% and a proposed ownership of Allkem shareholders in the combined company of 53%. The proposed terms also called for Livent’s Chief Executive Officer and Chief Financial Officer to be Chief Executive Officer and Chief Financial Officer of the combined company, respectively, and for Allkem’s Chief Executive Officer to be the President and Chief Growth Officer of the combined company. Livent’s proposed transaction terms also included that the board of directors of the combined company be made up of five directors nominated by Allkem, including the then-current Chairman of the Allkem Board, and six directors nominated by Livent, including the Chairman of the Livent Board and Livent’s Chief Executive Officer, with the then-current Chairman of the Allkem Board as the Chair of the combined company’s board of directors but not standing for re-election as a director following the first annual general meeting of the combined company. The individual directors were to be determined by the then-current Chairmen of the Allkem and Livent Board.
On July 11, 2022 the Allkem Board met to discuss the meeting held between Mr. Rowley and Mr. Brondeau on July 8, 2022 and the proposal received from Gordan Dyal & Co on July 10, 2022. The Allkem Board discussed the exchange ratio and combined company management structure proposed by Livent and unanimously determined that such a transaction was not in the best interests of Allkem shareholders. The Allkem Board viewed there as being a lack of alignment between Allkem and Livent with respect to both Allkem’s proposed ownership in the combined company and the proposed governance arrangements. In particular, the Allkem Board determined that Allkem shareholders owning 53% of the combined company did not accurately reflect Allkem’s contribution to the fundamental value of the combined company and that the governance arrangements should be more reflective of the Allkem Board's view of a merger of equals transaction, with representation on the combined company’s board of directors and senior management team drawn equally from both companies. As such, the Allkem Board determined to disengage from any further discussions with Livent with respect to the potential transaction.
Following such determination of the Allkem Board, Mr. Rowley informed Mr. Brondeau that a potential transaction based on Livent’s proposed terms was not acceptable to the Allkem Board. Given the lack of alignment on the terms, the parties terminated discussions with respect to the potential transaction.
On October 3, 2022, Allkem announced the appointment of Mr. Peter Coleman as a director to the Allkem Board, the expected retirement of Mr. Rowley from the Allkem Board at the close of Allkem’s 2022 Annual General Meeting, to be held on November 15, 2022, and the appointment of Mr. Coleman as the Chairman of the Allkem Board following Mr. Rowley’s retirement.
Also around that time Mr. Graves reached out to Mr. Pérez de Solay and, on October 3, 2022, the two met in person in New York City to discuss the possibility of re-engaging in discussions regarding a potential merger of equals transaction. Mr. Pérez de Solay indicated that he needed time to engage with the newly-announced future Chairman of the Allkem Board and the Allkem Board with respect thereto.

On October 22, 2022, Mr. Graves and Mr. Antoniazzi met with Mr. Pérez de Solay in Buenos Aires, Argentina and discussed Livent and Allkem potentially re-engaging in negotiations regarding a potential merger of equals transaction. Mr. Pérez de Solay noted that he would discuss the matter with Mr. Coleman on October 25, 2022 in New York City.
On November 4, 2022, Mr. Graves and Mr. Pérez de Solay spoke by phone to discuss re-engaging in negotiations regarding a potential merger of equals transaction between Livent and Allkem. On the call, Mr. Graves and Mr. Pérez de Solay generally discussed the potential process for determining the relative ownership percentages of Livent and Allkem shareholders in the combined company based on the underlying fundamental value of the two businesses (meaning their relative contributions to the NAV of the combined company based on a risk-adjusted discounted cash flow analysis, on a pre-synergy basis). They agreed that it would make sense for both parties to re-engage regarding exploring a potential merger of equals transaction in the first quarter of calendar year 2023.
On November 15, 2022, at the close of Allkem’s 2022 Annual General Meeting, Mr. Rowley retired from the Allkem Board and Mr. Coleman succeeded him as the Chairman of the Allkem Board.
On January 27, 2023, the Allkem Board held a meeting at which Mr. Pérez de Solay presented to and reviewed with the Allkem Board where previous discussions were left and certain considerations with respect to a possible transaction with Livent. At the meeting, there was discussion among the members of the Allkem Board regarding whether there was a strategic rationale for a potential transaction at that time and what matters resulting from the previous engagement would need to be addressed before any formal re-engagement could progress. The Allkem Board authorized Mr. Pérez de Solay to discuss potential re-engagement with Livent, while noting that any such re-engagement would require the discussion of certain matters raised by the Allkem Board at the time of terminating the previous discussions with Livent.
On February 8, 2023, Mr. Graves and Mr. Pérez de Solay met in New York City. At the meeting, Mr. Graves and Mr. Pérez de Solay discussed re-engaging in discussions regarding a potential transaction and a timeline for doing so. They agreed that, if they were to move forward, the key priorities for each party would be to complete due diligence, agree on combined company personnel issues, including the composition of the board of directors and who would serve as Chief Executive Officer and Chief Financial Officer of the combined company, and agree on the relative ownership percentages of Livent and Allkem shareholders in the combined company, though specific relative ownership percentages and board of directors composition numbers were not discussed.
On February 20, 2023, Mr. Graves and Mr. Pérez de Solay spoke by phone to continue discussing re-engaging with respect to the potential merger of equals transaction between Livent and Allkem.
On February 23, 2023, at a regular meeting of the Livent Board, Livent management and a representative of Gordon Dyal & Co. provided an update on the latest discussions with Allkem’s Chief Executive Officer and discussed again with the Livent Board the rationale for a potential merger of equals transaction between Livent and Allkem.
On March 5, 2023, Mr. Graves and Mr. Pérez de Solay met in Toronto, Canada to discuss on a preliminary basis key updates in each company’s business, potential synergies that may result from a potential transaction, proposed management and governance of the combined company, and the process for determining the relative ownership percentages of Livent and Allkem shareholders in the combined company. Mr. Graves and Mr. Pérez de Solay did not re-negotiate the terms that were proposed in July 2022. They agreed that the parties would intend to be constructive on matters such as the size and composition of the board of the combined company. They also agreed that the Chairmen of Allkem and Livent should agree on the Chief Executive Officer of the combined company and that the parties should exchange updated financial projections.
On March 9, 2023, Mr. Coleman and Mr. Brondeau spoke by phone. Mr. Brondeau noted that the prior discussions had terminated because the parties could not agree on the relative ownership percentages of Livent and Allkem shareholders in the combined company, as well as the management and governance of the combined company. Mr. Coleman and Mr. Brondeau agreed in principle that the parties should endeavor to move quickly to explore a potential transaction. Following this call, Mr. Graves and Mr. Pérez de Solay spoke by phone to discuss these same topics conceptually, as well as preliminary due diligence.
On March 13, 2023 and March 14, 2023, each of Allkem and Livent provided the other with updated financial projections with respect to itself. Livent’s updated financial projections were prepared by Livent management, and Allkem’s updated financial projections were prepared by the Allkem business development team with assistance from the relevant Allkem project and technical teams and UBS. Each party’s financial projections were provided in largely the same form as those provided in May 2022, though they were updated to reflect such party’s analysis and opinion on the current state and outlook of the lithium market and the applicable respective businesses, in particular with respect to cost inflation and the timing, production, operating costs and capital spend associated with each company’s operating assets and development projects.
The key changes to Livent’s updated financial projections as compared to the projections provided in May 2022, including changes to assumptions used in the projections, were as follows:
Metrics based on 2023 to 2062 period:	Livent’s updated financial projections (2023)
Total development capital cost per LCE at Salar del Hombre Muerto	Increased by 6%
Total development capital cost per LCE at Nemaska Lithium	Increased by 26%
Total average operating costs (revenue less EBITDA) per LCE	Increased by 28%
With respect to longer-dated projects, the projected cash flows therefrom were adjusted to reflect such higher pricing and higher costs. There were no changes to Livent’s updated financial projections as compared to the projections provided in May 2022 with respect to the timing of completion of its projects in Salar del Hombre Muerto and Nemaska Lithium. The material assumptions in Livent’s updated financial projections are described in the section “Unaudited Prospective Financial Information—Material Underlying Assumptions” on page 110 of this proxy statement/prospectus.
The key changes to Allkem’s updated financial projections as compared to the projections provided in May 2022, including changes to assumptions used in the projections, were as follows:
Metrics based on 2023 to 2066(1) period:	Allkem’s updated financial projections (2023)
Timing of completion of James Bay	Later by ~6 months
Timing of completion of Sal de Vida	Later by ~3 months
Timing of completion of Olaroz (Stage 2)	Later by ~9 months
Timing of completion of Naraha	Later by ~9 months
Total average operating costs (revenue less EBITDA) per LCE	Increased by 1%
Production capacity across portfolio	Increased by 29% mainly due to increases in capacity at Sal de Vida, James Bay and a reduction at Cauchari
Mine life at Mt Cattlin	Increased by ~5 years
Downstream	Included additional lithium hydroxide plants
(1)
The projections provided by Allkem in March 2023 included projections for 2067, but the projections provided by Allkem in May 2022 did not include projections for 2067, so for comparison purposes 2067 is not included.

Each party’s updated financial projections were prepared in connection with such party’s respective board of directors’ evaluation of the potential transaction and for due diligence purposes and, in the case of Livent’s financial projections, for Gordan Dyal & Co.’s fairness opinion in connection with the potential transaction. The reliability of the assumptions underlying each party’s updated financial projections was evaluated during the due diligence review thereof. Specifically, Allkem engaged Ausenco Limited as an outside advisor to undertake an engineering and technical review of the inputs to the financial projections provided by Livent and assist with various other due diligence matters.
On March 16, 2023, members of Livent and Allkem management and representatives from UBS met in Buenos Aires, Argentina, with other representatives of Livent joining via videoconference. At the meeting, among other things, each party presented updates on its business and the parties reviewed and discussed the potential synergies that may result from a potential transaction. The parties also discussed key areas of due diligence, the potential transaction structure, disclosure matters and a potential timeline to signing a transaction agreement if the process progressed. The parties did not discuss relative ownership percentages or the exchange ratio with specificity.
Following the meeting on March 16, 2023 and until the signing of the transaction agreement on May 10, 2023, Livent management and its advisors, on the one hand, and Allkem management and its advisors, on the other hand, held multiple calls on various aspects of the potential transaction, including with respect to due diligence, potential synergies that may result from a potential transaction, potential transaction structure, tax matters, regulatory matters, treatment of equity awards and communications planning. The parties did not discuss relative ownership percentages, the exchange ratio or the board of directors composition of the combined company with specificity.
On March 22, 2023, the Allkem Board held a meeting, also attended by UBS, to review and discuss the potential strategic merit of a possible transaction with Livent and the key issues required to be addressed in order for the Allkem Board to formally re-engage regarding a potential transaction. Following this review and discussion, the Allkem Board determined that a transaction with Livent had the potential to deliver greater value to Allkem shareholders as compared to Allkem’s stand-alone business plan, and authorized the continued re-engagement with Livent and its advisors with respect to a potential transaction, subject to there being alignment in principle on targeted due diligence deliverables and a plan for negotiating certain social and governance matters between the parties.
On March 27, 2023, Mr. Coleman and Mr. Brondeau again spoke by phone. Mr. Coleman noted that the Allkem Board was supportive of proceeding with exploring a potential merger of equals transaction with Livent, which would be subject to alignment on certain key terms. Mr. Brondeau noted that Livent would be willing to agree to Mr. Coleman being the Chair of the board of directors of the combined company. Mr. Coleman indicated that the Allkem Board was still considering the issue of the Chief Executive Officer of the combined company. Mr. Brondeau indicated that it was critical that Mr. Graves, who had experience being the chief executive officer of a U.S. publicly listed company, be the Chief Executive Officer of the combined company given that the combined company would be a U.S. listed company with a substantial portion of investors being U.S. investors. Mr. Coleman and Mr. Brondeau also conceptually discussed the potential size of the board of directors of the combined company, as well as the relative ownership of the Livent and Allkem shareholders in the combined company, with Mr. Brondeau noting that it would not be possible to do a transaction if the Allkem Board insisted on an ownership percentage for the Allkem shareholders significantly greater than the percentage proposed in July 2022 when the parties had terminated discussions. The discussions did not involve any specific proposal of the relative ownership percentages or board of directors composition other than the Chair position.
Also on March 27, 2023, Mr. Graves and Mr. Pérez de Solay spoke by phone. Mr. Pérez de Solay suggested in-person meetings between the parties in New York City on April 17, 2023 and April 18, 2023 in order to discuss matters relating to the potential transaction.
Later on the same day, Gordon Dyal & Co. and UBS spoke by phone to discuss organizational matters, including scheduling in-person meetings in New York City on April 17, 2023 and April 18, 2023 with an aim to significantly progress remaining due diligence, investor communications, tax, transaction structure and potential synergies matters. Around that time, Allkem advised that it had also engaged Morgan Stanley & Co. LLC (“MS”) as financial advisor to provide additional support and advice, including with respect to perspectives on U.S. market aspects of a potential transaction, and that SC had ceased to assist Allkem in connection with the proposed transaction. In relation to the parties’ reengagement, Allkem did not ultimately enter into an engagement letter with SC regarding the potential transaction and SC’s involvement in connection with the potential transaction did not continue. Also around that time, Livent advised that GS had ceased to assist Livent in connection with the proposed transaction. GS was not involved in the preparation of any of the disclosure or any analysis in this proxy statement/prospectus.
On April 10, 2023, Mr. Coleman and Mr. Brondeau spoke by phone. During this call, they discussed, among other matters, the potential treatment of outstanding Allkem and Livent equity awards in the potential transaction, the relative valuations of the two companies for purposes of determining the relative ownership percentages of Livent and Allkem shareholders in the combined company, the pricing assumptions to be utilized in the parties’ respective financial models and the projects included in each party’s financial projections.
On April 12, 2023, Mr. Graves and Mr. Pérez de Solay discussed by phone the agenda for the upcoming in-person meetings in New York City and the status of due diligence, among other matters.
On April 17, 2023 and April 18, 2023, Livent management and representatives of Gordon Dyal & Co. and Davis Polk held meetings with Allkem management and representatives of UBS, MS and Sidley Austin in New York City. The parties discussed various due diligence matters, potential synergies that may result from a potential transaction, transaction structure considerations, tax matters, accounting matters, disclosure matters, equity compensation matters and communications and investor relations workstreams. The parties agreed that for purposes of calculating the relative fundamental valuation of each company, early-stage development projects would be included and each party would independently risk-adjust each of such projects for valuation purposes.

On April 17, 2023, Mr. Coleman and Mr. Brondeau discussed by phone the two companies’ conceptual views on the relative ownership percentages of Livent and Allkem shareholders in the combined company and due diligence, among other matters. The discussions did not involve any specific proposal of the relative ownership percentages or board of directors composition.
On April 18, 2023, Mr. Coleman, Mr. Brondeau, Mr. Graves and Mr. Pérez de Solay discussed on a videoconference the due diligence and investor relations workstreams, among other matters.
On April 24, 2023, Mr. Coleman and Mr. Brondeau discussed by phone due diligence and the treatment of outstanding Livent and Allkem equity awards in the potential transaction.
On April 25, 2023, representatives of Ausenco Limited, a third-party consultant acting on behalf of Allkem completed a due diligence site visit of Livent’s Bessemer City (USA) operation. Their responsibility was to perform engineering and technical reviews generally, including of the Livent site.
Also on April 25, 2023, at a regular meeting of the Livent Board, Livent management provided an update on transaction negotiations, due diligence, potential synergies and valuations of the two companies, and indicative timeline. The Livent Board was updated that Livent management expected Livent’s ownership of the combined company to be below 50%, but that the proposed transaction should reflect a merger of equals structure.
On April 26, 2023, representatives of Audere Partners, a third-party consultant acting on behalf of Livent, completed a due diligence site visit of Sal de Vida. Their responsibility was to perform a site visit and review the Allkem site.
On April 26, 2023 and April 27, 2023, representatives of Ausenco Limited, acting on behalf of Allkem completed a due diligence site visit of Livent’s Fenix and Guemes operations, respectively. Their responsibility was to perform a site visit and review the Livent operations.
On April 27, 2023, representatives of Ausenco Limited, acting on behalf of Allkem, completed a due diligence site visit of the Whabouchi Mine. Their responsibility was to perform engineering and technical reviews generally, including of the Livent site. Also on April 27, 2023, representatives of Audere Partners, acting on behalf of Livent, completed a due diligence site visit of Olaroz. Their responsibility was to perform a site visit and review the Allkem site.
On April 27, 2023, Davis Polk sent Sidley Austin initial drafts of the forms of memorandum and articles of association of the combined company, which would become effective in connection with the closing of the potential transaction. These drafts provided for annual elections of directors, the ability of the NewCo board of directors to issue blank check preferred shares, and advance notice requirements for shareholders to nominate directors.
Also on April 27, 2023, the Allkem Board held discussions, with Allkem’s management, UBS and MS present, regarding the latest findings from the technical, legal, financial and accounting due diligence conducted with respect to Livent to date and the proposed terms of the transaction agreement. Following such discussion, Allkem’s management was authorized to continue engagement with Livent, with particular focus on the respective ownership percentage of Livent and Allkem shareholders in the combined company and the composition of the board of directors and senior management of the combined company.
On May 1, 2023, the respective Chairmen of the Livent Board and the Allkem Board and the respective Chief Executive Officers of Livent and Allkem met in New York City. After extensive negotiations with respect to the potential transaction based on the respective relative fundamental valuation work completed by the parties, the parties agreed in principle that they would recommend to their respective boards of directors that the ownership percentage of Allkem shareholders in the combined company be approximately 56% and the ownership percentage of Livent stockholders in the combined company be approximately 44% in any potential transaction. This was the first time since the parties resumed discussions in October 2022 that specific ownership percentages of Livent stockholders and Allkem shareholders in the combined company were discussed. As had been discussed in May 2022, the primary valuation methodology used to determine these proposed respective ownership percentages was based on each party’s relative NAV contribution, calculated using estimated present value of the unlevered, after-tax future cash flows that each of Livent and Allkem was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources. This methodology captured differences in longer-dated growth and capital intensity. The methodology utilized the financial projections provided by each of Allkem and Livent, which were adjusted in the course of the parties’ due diligence reviews to account for certain risks. The agreement in principle that the ownership percentage of Allkem shareholders in the combined company would be approximately 56% based on such fundamental valuation ultimately compared to 53% implied by the volume-weighted average market prices of Allkem Shares and Livent Shares over the one-month period preceding the signing of the Transaction Agreement described below.
Subject to agreement upon the respective ownership percentages in the combined company, the parties also agreed in principle to recommend to their respective boards of directors certain governance and other matters in connection with a potential transaction, including: (a) that the Chair of the combined company be the current Chairman of the Allkem Board (b) that the Chief Executive Officer and Chief Financial Officer of the combined company be the current Chief Executive Officer and Chief Financial Officer of Livent, respectively; (c) that the board of directors of the combined company be comprised of 14 members, seven of whom would be from the Livent Board, including Livent’s Chief Executive Officer, and seven of whom would be from the Allkem Board, including the Chairman of the Allkem Board; (d) that the new name, ticker symbol and headquarters of the combined company be determined following any signing of a definitive agreement with respect to the potential transaction and prior to scheme effectiveness; and (e) that the Chairs of the Audit and Compensation Committees of the board of directors of the combined company would be from the Allkem Board and the Chairs of the Nominating and Sustainability Committees of the board of directors of the combined company would be from the Livent Board. This was the first time since the parties resumed discussions in October 2022 that the specific composition of the board of directors of the combined company and the specific Chairs of the committees of the board of directors of the combined company were discussed.
Also on May 1, 2023, Sidley Austin sent to Davis Polk a revised draft of the transaction agreement that had been sent to them by Davis Polk in July 2022. The material changes in Sidley Austin’s draft were the deletion of the closing condition to the merger that there be no applicable law prohibiting the merger once the scheme had occurred, the reinsertion of the ATO Class Ruling as a closing condition, the addition of the right of the parties to terminate the agreement if there is an Intervening Event, and the removal of the termination fee payable by Allkem if Allkem terminated the agreement due to the Independent Expert not recommending in favor of the transaction unless it was the result of a superior proposal. The Sidley Austin draft also indicated that treatment of the outstanding Livent and Allkem equity awards in the transaction was still being considered.
On May 2, 2023, representatives of Primero Group, a third-party consultant acting on behalf of Livent, completed a due diligence site visit of Allkem’s Mt Cattlin operation. Their responsibility was to perform a site visit and review the Allkem site.
On May 4, 2023, Sidley Austin sent to Davis Polk revised drafts of the forms of memorandum and articles of association of the combined company, with the primary change being to enhance the advance notice requirements for shareholders to nominate directors.
On May 5, 2023, the Livent Board held a special meeting, also attended by representatives of Livent management, Gordon Dyal & Co. and Davis Polk, to review the potential transaction. During the meeting, representatives of Gordon Dyal & Co. reviewed with the Livent Board its analysis of the financial terms of the potential transaction and representatives of Davis Polk reviewed the key terms of the proposed transaction agreement and advised the Livent Board of its fiduciary duties in considering the potential transaction. The Livent Board considered the updated projections during this meeting as part of its consideration of the valuations of the two companies. The projections were for the period 2023 to 2067 to reflect life-of-the-mine for each asset, although it was acknowledged that the later years would be more unreliable and subject to holding certain key assumptions constant to reflect a steady-state environment. Throughout the presentation the Livent directors asked questions.
Also on May 5, 2023, KWM sent to Allens drafts of the scheme of arrangement and the deed poll that would be entered into in connection with the potential transaction. Also on May 5, 2023, Davis Polk sent to Sidley Austin a revised draft of the transaction agreement. The material changes in Davis Polk’s draft were to reinsert a closing condition to the merger that there be no applicable law prohibiting the merger once the scheme had occurred and the inclusion of a closing condition for Livent that Davis Polk or Sidley Austin deliver a tax opinion. Davis Polk’s draft also included the proposed treatment of the Allkem Performance Rights based on Livent’s then understanding of the treatment that the Allkem Board may have been considering, which contemplated that between 60% and 70% of the outstanding Allkem Performance Rights would vest on an accelerated basis, in the proportion determined by the

Allkem Board, and that the combined company would issue replacement awards equivalent to any unvested awards. Davis Polk’s draft also contemplated that (i) outstanding Livent equity awards held by directors would vest and be settled for cash and (ii) all other outstanding Livent equity awards would be assumed by the combined company, with prorated vesting of such awards once assumed.
On May 7, 2023, Sidley Austin sent to Davis Polk a revised draft of the transaction agreement. The material changes in Sidley Austin’s draft were to change the exchange ratio of Allkem Shares for NewCo Shares or CDIs to one-for-one, with the exchange ratio of Livent Shares for NewCo Shares to be determined, to specify that up to 100% of the outstanding Allkem Performance Rights of employees made redundant at closing may vest on an accelerated basis, to remove the closing condition to the merger that there be no applicable law prohibiting the merger once the scheme had occurred, and that Livent would be responsible for the actions of NewCo prior to closing.
On each of May 8, 2023 and May 9, 2023, the Allkem Board convened and Allkem’s management presented to the Allkem Board updates on, and draft documentation related to, matters relating to the potential transaction. These matters included (a) the proposed financial terms of the potential transaction, (b) projected transaction-related synergies, (c) employee and social issues relating to the potential transaction, (d) the latest drafts of the proposed transaction agreement and certain proposed ancillary documentation, including the scheme of arrangement, (e) proposed governance, management and structuring arrangements for the combined company and (f) the Allkem Board’s obligations regarding the consideration and approval of any potential transaction.
On May 9, 2023, Davis Polk sent to Sidley Austin a revised draft of the transaction agreement. The material change in Davis Polk’s draft was to provide that Livent would not be responsible for NewCo’s pre-closing actions (provided that a material breach, intentional breach or fraud of NewCo would be deemed to be a material breach, intentional breach or fraud, respectively, of Livent), and that Allkem would pay a termination fee if the Allkem Board changed its recommendation due to the Independent Expert not recommending in favor of the transaction due to an alternative acquisition proposal.
Also on May 9, 2023, the Livent Board held a special meeting, also attended by representatives of Livent management, Gordon Dyal & Co. and Davis Polk, to further review the potential transaction. During the meeting, Livent management and Livent’s advisors provided the Livent Board with updates with respect to the financial and legal terms of the potential transaction, during which the Livent Board had the opportunity to ask questions and discuss. The Livent Board also reviewed the projections. Following the discussion of the updated terms, representatives of Gordon Dyal & Co. rendered to the Livent Board an oral opinion, which was subsequently confirmed by delivery of a written opinion to the Livent Board dated May 10, 2023 (attached as Annex C to this proxy statement/prospectus), that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in its opinion, the exchange ratio of Livent Shares for NewCo Shares in the potential transaction was fair from a financial point of view to the Livent stockholders. After further discussion with respect to the potential transaction, the Livent Board unanimously: (a) declared the proposed transaction agreement and the consummation of the potential transaction to be advisable and fair to, and in the best interests of, Livent and the Livent stockholders, (b) approved the proposed transaction agreement and the potential transactions contemplated thereby, (c) authorized the execution, delivery and performance of the proposed transaction agreement on its terms, (d) directed that the proposed transaction agreement be submitted to a vote at the Livent special meeting and (e) recommended that the Livent stockholders approve the proposed transaction agreement. For a detailed discussion of Gordon Dyal & Co.’s opinion, please see below under “—Opinion of Livent’s Financial Advisor.”
On May 10, 2023, Sidley Austin sent to Davis Polk a revised draft of the transaction agreement. The draft included the exchange ratio of 2.406 Newco Shares for each Livent Share, which was calculated based on the agreed 44% ownership of Livent shareholders in the combined company.
Also on May 10, 2023, the Allkem Board held a meeting at which Allkem management presented and discussed with the Allkem Board the proposed financial and legal terms of the potential transaction and proposed drafts of the transaction agreement and certain other ancillary documents, the ASX announcement materials and the joint investor presentation. Following the Allkem Board’s review and discussion, the Allkem Board unanimously adopted resolutions subject to finalization of the proposed transaction agreement by Allkem’s Chief Executive Officer: (a) declaring that entry into the proposed transaction agreement and the proposed consummation of the transactions contemplated thereby (subject to their terms and conditions) are in the best interests of Allkem and the Allkem shareholders, (b) approving the proposed transaction agreement and the proposed transactions contemplated thereby on its terms, the proposed scheme of arrangement and the proposed deed poll, (c) authorizing the execution, delivery and performance of the proposed transaction agreement on its terms, (d) directing that, subject to the applicable court making orders convening an Allkem scheme meeting, the proposed scheme of arrangement be put to the Allkem shareholders for consideration and approval at the Allkem scheme meeting, (e) recommending that the Allkem shareholders vote in favor of the proposed scheme of arrangement at the Allkem scheme meeting, subject to (in accordance with the proposed transaction agreement) no Superior Proposal emerging and the Independent Expert concluding (and continuing to conclude) that the proposed scheme of arrangement is in the best interest of the Allkem shareholders and (f) subject to satisfaction or waiver of all conditions to the implementation of the proposed scheme of arrangement (other than the approval of the applicable court and the required lodging of an office copy of the approval), apply to the applicable court for orders approving the proposed scheme of arrangement pursuant to applicable law. The Allkem Board further unanimously approved, following the finalization and execution of the proposed transaction agreement, the release to ASX of the proposed press release and joint investor presentation. The Allkem Board then delegated to Allkem’s Chief Executive Officer the authority to finalize and execute the proposed transaction agreement.
In connection with such approvals by the Livent Board and the Allkem Board, Livent management and representatives of Davis Polk worked with Allkem management and representatives of Sidley Austin to finalize the transaction agreement on the terms approved by the Livent Board and the Allkem Board.
Later in the morning of May 10, 2023, each of Livent, Allkem and NewCo executed the transaction agreement. Shortly following the execution of the transaction agreement, the parties issued a joint press release and investor presentation announcing the execution of the transaction agreement.
Recommendation of the Livent Board; Livent’s Reasons for the Transaction
At its meeting on May 9, 2023, the members of the Livent Board unanimously declared that the Transaction Agreement and the consummation of the transaction were advisable and fair to, and in the best interests of, Livent and Livent’s stockholders. The Livent Board unanimously recommends that the stockholders of Livent vote in favor of the Livent Transaction Agreement Proposal at the Livent Special Meeting.
In evaluating the Transaction Agreement and the proposed transaction, the Livent Board consulted with management, as well as Livent’s internal and outside legal counsel and its financial advisor, and considered a number of factors, weighing both assumed benefits of the transaction as well as potential risks of the transaction.
The Livent Board considered the following factors that it believes generally support its determinations and recommendations:
•
the Livent Board’s belief that, after a thorough review, the transaction is more favorable to Livent’s stockholders than the potential value that might result from any other alternatives available, including remaining an independent company, or pursuing a significant acquisition or other business combination;

•
the Livent Board’s expectations relating to the aggregate value of the NewCo Shares to be retained by Livent stockholders after giving effect to the combination of Livent’s and Allkem’s businesses, relative to the value of the Livent Shares on a standalone basis if Livent were not to engage in the transaction, including the fact that, following the transaction, Livent stockholders will have the opportunity to participate in the potential value created by combining Livent and Allkem and benefit from any increases in the value of NewCo Shares;

•
the Livent Board’s belief that the combined company would create a leading global lithium chemicals producer with enhanced business-critical scale, including a presence in three major lithium geographies (i.e., the South American “lithium triangle,” Western Australia and Canada) and a combined lithium deposit that is among the largest in the world;

•
the Livent Board’s belief that the combined company would be better able to serve the large and growing global customer base across EV and energy storage value chains, with strong customer relationships from both companies;

•
the Livent Board’s expectation that the transaction will immediately increase global capabilities, scale and know how after the closing, which is business critical for the industry in which Livent operates;

•	the Livent Board’s belief that, after a comprehensive analysis, the geographically complementary and relatively low-cost asset portfolios of Allkem will provide value to Livent’s stockholders;

•
the Livent Board’s belief that the combined company would have a stronger financial profile with a strong combined balance sheet and cash flow generation that allows the delivery of accelerated growth plans;

•	the Livent Board’s belief that the combined company would have a path to achieving anticipated production capacity of approximately 250 kMT of LCE by the end of calendar year 2027;
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the anticipated generation of estimated pre-tax cost synergies of approximately $125 million per year by 2027 (the majority of which is expected to be realized within three years of the transaction) (excluding the impact of approximately $40 million in estimated and non-recurring costs to achieve these synergies), with full run rate cost synergies of approximately $135 million per year by the end of 2032, and one-time capital expenditure savings of approximately $200 million by the end of 2025, mainly driven by asset proximity and co-development in Argentina and Canada, as well as savings at NewCo from operating model integration in the view of Livent’s management;

•	the financial and other terms and conditions of the Transaction Agreement as reviewed by the Livent Board;
•	the thoroughness of Livent’s due diligence examinations of Allkem and discussions with Livent’s management and financial and legal advisors;
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the fact that for United States federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the merger and scheme, taken together, are intended to qualify as an exchange described in Section 351(a) of the Code and an exception to Section 367(a) of the Code is expected to apply (assuming applicable holders enter into certain agreements with the IRS);

•
that the fixed exchange ratio will not adjust downwards or upwards to compensate for changes in the price of Livent Shares or Allkem Shares prior to the consummation of the transaction and therefore provides certainty to Livent’s stockholders as to their pro forma percentage ownership of approximately 44% of the combined company, which is in line with the relative fundamental valuations and the premium paid in similar merger of equal transactions;

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the expected greater liquidity and continuity for investors, through a primary listing of NewCo Shares on the NYSE, on which the Livent Shares are currently listed, and a listing on the ASX to enable the trading of CDIs, and the potential inclusion in key S&P indices in the U.S. and the S&P / ASX 200 index in Australia (through pro rata CDI inclusion) based on the implied combined market capitalization of Livent and Allkem as well as other factors;

•
information and discussions regarding the benefits of size and scale and the expected credit profile of the combined company and the expected pro forma effect of the proposed transaction on these factors;

•
the opinion of Gordon Dyal & Co. rendered to the Livent Board, to the effect that as of May 10, 2023 and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Exchange Ratio is fair from a financial point of view to the holders of Livent Shares (other than certain excluded shares), as more fully described in the section below entitled “The Transaction—Opinion of Livent’s Financial Advisor” beginning on page 101 of this proxy statement/prospectus;

•	the likelihood that the transaction will be consummated, based on, among other things:
○	the closing conditions to the transaction, which the Livent Board considered to be appropriately limited; and
○
the commitment made by Allkem and Livent in the Transaction Agreement to cooperate with each other and use their respective reasonable best efforts to obtain required regulatory approvals, including under the HSR Act, CFIUS laws and applicable foreign antitrust and investment screening laws (including, under certain circumstances and subject to specified limits, Allkem’s commitment to divest certain assets or commit to limitations on the business of Allkem to the extent provided in the Transaction Agreement), as discussed further under “The Transaction Agreement—Efforts to Obtain Required Approvals”;

•	the terms and conditions of the Transaction Agreement and the course of negotiations of such agreement, including, among other things:

○
the ability of Livent, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited alternative transaction proposal, as further described under “The Transaction Agreement—No Solicitation of Competing Proposals”;

○
the ability of the Livent Board, under certain circumstances, to change its recommendation to Livent’s stockholders concerning the transaction, as further described under “The Transaction Agreement—Board Change of Recommendation”; and

○
the ability of the Livent Board to terminate the Transaction Agreement under certain circumstances, subject to certain conditions (including payment of a termination fee to Allkem and certain rights of Allkem giving it the opportunity to match a superior proposal), as further described under “The Transaction Agreement—Termination of the Transaction Agreement”;

•
the termination fee of $64.6 million payable to Allkem upon termination of the Transaction Agreement under specified circumstances is reasonable in light of, among other things, the benefits of the transaction to Livent stockholders and the likelihood that such a fee would not preclude or unreasonably restrict the emergence of a superior proposal, as well as the fact that generally no termination fee is payable by Livent to Allkem if Livent stockholders do not approve the Livent Transaction Agreement Proposal and the Livent Board has not changed its recommendation to Livent stockholders to vote for such proposal and Livent has not breached certain provisions of the Transaction Agreement;

•	Livent would receive a termination fee of $64.6 million from Allkem in specified circumstances;
•
the terms of the Transaction Agreement that restrict Allkem’s ability to solicit alternative transaction proposals and, subject to certain exceptions, to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative transaction with Allkem, as further discussed under “The Transaction Agreement—No Solicitation of Competing Proposals”;

•
the belief of the Livent Board that the end date (of February 10, 2024 (subject to extension by either party until May 10, 2024 in order to obtain required antitrust, investment screening or other regulatory approvals)) provisions of the Transaction Agreement allow for sufficient time to complete the transaction;

•
the executive leadership arrangements contained in the Transaction Agreement, which provide that, after completion of the transaction, the existing Chief Executive Officer and Chief Financial Officer of Livent will hold the same positions in NewCo; and

•
the governance arrangements contained in the Transaction Agreement, which provide that, after completion of the transaction, the NewCo board of directors will consist of 14 directors, seven of whom will be from the Livent Board (including Livent’s Chief Executive Officer) and will be nominated by Livent (the Transaction Agreement has since been amended to provide for 12 directors on the NewCo board of directors, but this remains evenly split between members of the Livent Board (including Livent’s Chief Executive Officer) and the Allkem Board).

The Livent Board also considered a variety of risks and other countervailing factors, including:
•
that the fixed exchange ratio implies a premium to Allkem shareholders based on the share prices of the two companies at the time of announcement and will not adjust upwards to compensate for changes in the price of Livent Shares or Allkem Shares prior to the consummation of the transaction;

•
the restrictions on the conduct of Livent’s business during the pendency of the transaction, which may delay or prevent Livent from undertaking business opportunities that may arise or may negatively affect Livent’s ability to attract and retain key personnel;

•
the terms of the Transaction Agreement that restrict Livent’s ability to solicit alternative transaction proposals and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative transaction, as further discussed under “The Transaction Agreement—No Solicitation of Competing Proposals”;

•	the potential for diversion of management and employee attrition and the possible effects of the announcement and pendency of the transaction on customers and business relationships;

•
the amount of time it could take to complete the transaction, including the fact that completion of the transaction depends on factors outside of Livent’s control, including regulatory approvals, approval of Allkem’s shareholders, and approval of the scheme by the Court, and that there can be no assurance that the conditions to the transaction will be satisfied even if the transaction is approved by Livent’s stockholders;

•
the fact that Allkem would generally not be required to pay a termination fee if the Transaction Agreement is terminated due to regulatory impediments, the failure of Allkem shareholders to approve the transaction, or the failure of the Court to approve the scheme absent a material breach of the Transaction Agreement by Allkem;

•
the possibility of non-consummation of the transaction and the potential consequences of non-consummation, including the potential negative impacts on Livent, its business and the trading price of the Livent Shares;

•
the risk that the combined company could be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes following closing pursuant to Section 7874 of the Code, including as a result of a change in applicable law with respect to Section 7874 of the Code or any other U.S. tax law, or official interpretations thereof, or a change in certain facts (including relative values);

•
the risk that the IRS may assert that the combined company should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code;

•	the challenges inherent in the combination of two business enterprises of the size and scope of Livent and Allkem and the cross-border nature of the combined company;
•
the fact that Livent and Allkem have incurred and will continue to incur significant transaction costs and expenses in connection with the transaction, regardless of whether the transaction is consummated, and that these costs may be greater than anticipated; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The Livent Board believed that overall the transaction was a unique opportunity and concluded that the uncertainties, risks and potentially negative factors relevant to the transaction are outweighed by the potential benefits that it expects Livent and its stockholders will achieve as a result of the transaction.
In considering the recommendation of the Livent Board, Livent’s stockholders should be aware that directors and executive officers of Livent have interests in the proposed transaction that are in addition to, or different from, any interests they might have as stockholders. See “—Interests of Livent’s Directors and Executive Officers in the Transaction” beginning on page 115 of this proxy statement/prospectus.
This discussion of the information and factors considered by the Livent Board includes the principal positive and negative factors considered by the Livent Board, but is not intended to be exhaustive and may not include all of the factors considered by the Livent Board. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Livent Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to Livent’s stockholders. Although the foregoing factors are divided into generally positive and generally negative factors, the factors are not presented in order of relative importance and the Livent Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Rather, the Livent Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Livent Board may have viewed each factor as more or less positive or negative, or given differing weights to different factors.
Opinion of Livent’s Financial Advisor
Gordon Dyal & Co. was retained by Livent to act as its financial advisor and to render a financial opinion in connection with the proposed transaction. Livent selected Gordon Dyal & Co. to act as its financial advisor based on, among other things, Gordon Dyal & Co.’s qualifications, expertise and reputation, its knowledge of and experience in complex transactions in Livent’s industry and its knowledge of Livent’s business and affairs. On May 9, 2023, Gordon Dyal & Co. rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 10, 2023, to the Livent Board to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Gordon Dyal & Co. set forth in its written opinion, the Merger Exchange Ratio was fair from a financial point of view to the holders of Livent Shares (other than certain excluded shares).
The full text of Gordon Dyal & Co.’s written opinion to the Livent Board, dated May 10, 2023, is attached to this proxy statement/prospectus as Annex C, and is incorporated by reference in this proxy statement/prospectus in its entirety. Livent stockholders should read the opinion in its entirety for a discussion of the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Gordon Dyal & Co. in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Gordon Dyal & Co.’s opinion was directed to the Livent Board and addressed only the fairness from a financial point of view to the holders of Livent Shares (other than certain excluded shares), as of the date of the opinion, of the Merger Exchange Ratio. Gordon Dyal & Co.’s opinion did not address any other aspects of the transaction and did not and does not constitute a recommendation as to how stockholders of Livent or Allkem should vote at the stockholders’ meetings to be held in connection with the transaction.
In connection with this opinion, Gordon Dyal & Co., among other things:
1.	reviewed a draft of the Transaction Agreement dated May 9, 2023;
2.	reviewed publicly available financial statements and other information of each of Livent and Allkem;
3.	reviewed certain internal financial statements and other financial and operating information of each of Livent and Allkem, respectively;
4.	reviewed Livent’s Adjusted Allkem Forecasts, as described further in the section entitled “—Unaudited Prospective Financial Information”;
5.	reviewed the Livent Forecasts, as described further in the section entitled “—Unaudited Prospective Financial Information”;
6.	reviewed the Projected Synergies, as described further in the section entitled “—Unaudited Prospective Financial Information”;
7.	reviewed the Combined Forecasts, as described further in the section entitled “—Unaudited Prospective Financial Information”;
8.
reviewed certain estimates of lithium reserves and resources for Allkem prepared by its management and third-party engineering firms, as adjusted and extrapolated by the management of Livent (which we refer to in this section as the “Allkem Resources Estimates”);

9.
reviewed certain estimates of lithium reserves and resources for Livent prepared by its management and third-party engineering firms (which we refer to in this section, together with the Allkem Resources Estimates, as the “Resources Estimates”);

10.
reviewed certain lithium price assumptions and the outlook for future lithium prices published by independent information service providers as well as real lithium price assumptions (including price sensitivity) provided by Livent management for lithium hydroxide, lithium carbonate and spodumene for use in the analysis (which we refer to in this section as the “Pricing Assumptions”);

11.	discussed the past and current operations and financial conditions and prospects of Allkem and of Livent with senior executives of Livent;
12.	compared the financial terms of the transaction with the publicly available financial terms of certain transactions which Gordon Dyal & Co. believed to be generally relevant;
13.	reviewed the historical trading prices and trading activity for the Allkem Shares and Livent Shares; and
14.	performed such other studies and analyses, reviewed such other information and considered such other factors as Gordon Dyal & Co. deemed appropriate.
The projections, pricing, and discount rates presented are on a real basis (adjusted for inflation), based on then current observed market estimates.

For purposes of rendering its opinion, Gordon Dyal & Co., with the consent of the Livent Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information (including with respect to forecasts, synergies and valuation estimates) provided to, discussed with or reviewed by, Gordon Dyal & Co. (including information that was available from generally recognized public sources), without assuming any responsibility for independent verification thereof. In that regard, Gordon Dyal & Co. assumed, with the consent of the Livent Board, that Livent’s Adjusted Allkem Forecasts, the Livent Forecasts, the Projected Synergies, the Combined Forecasts, the Resources Estimates and the Pricing Assumptions were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Livent. At the direction of the Livent Board, Gordon Dyal & Co.’s analyses relating to the business and financial prospects of Livent and Allkem for purposes of its opinion were made on the bases of Livent’s Adjusted Allkem Forecasts, the Livent Forecasts, the Projected Synergies, the Combined Forecasts, the Resources Estimates and the Pricing Assumptions. Gordon Dyal & Co. did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Allkem, Livent or any of their subsidiaries and Gordon Dyal & Co. was not furnished with any such evaluation or appraisal. Gordon Dyal & Co. assumed that the final Transaction Agreement would not differ from the draft dated May 9, 2023 in any way which would be meaningful to its analysis. Gordon Dyal & Co. assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Livent or Allkem or on the expected benefits of the transaction in any way meaningful to its analysis. Gordon Dyal & Co. also assumed that the transaction will be consummated on the terms set forth in the Transaction Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Gordon Dyal & Co.’s opinion did not address the underlying business decision of Livent to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to Livent; nor did it address any legal, regulatory, tax or accounting matters. Gordon Dyal & Co.’s opinion addressed only the fairness from a financial point of view to the holders of Livent Shares (other than certain excluded shares), as of the date of the opinion, of the Merger Exchange Ratio. Gordon Dyal & Co. did not express any view on, and its opinion did not address, any other term or aspect of the Transaction Agreement, the transaction, Allkem, NewCo or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the transaction, including the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transaction, or any class of such persons in connection with the transaction, whether relative to the Merger Exchange Ratio pursuant to the Transaction Agreement or otherwise. Gordon Dyal & Co. did not express any opinion as to the prices at which any securities of Livent, Allkem or NewCo would trade at any time or as to the impact of the transaction on the solvency or viability of Livent, Allkem or NewCo or the ability of Livent, Allkem or NewCo to pay their respective obligations when they come due. Gordon Dyal & Co.’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Gordon Dyal & Co. as of, the date of the opinion and Gordon Dyal & Co. assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion.
Summary of Financial Analyses by Gordon Dyal & Co.
The following is a summary of the material financial analyses performed by Gordon Dyal & Co., in connection with its oral opinion provided to the Livent Board on May 9, 2023 and the preparation of its written opinion to the Livent Board, dated May 10, 2023. The following summary is not a complete description of Gordon Dyal & Co.’s opinion or the financial analyses performed and factors considered by Gordon Dyal & Co. in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of May 8, 2023, the last trading day prior to Gordon Dyal & Co.’s presentation to the Livent Board, and is not necessarily indicative of current market conditions. In performing the financial analyses summarized below and in arriving at its opinion, at the direction of the Livent Board, Gordon Dyal & Co. used and relied upon certain Livent projections, as described in the section below entitled “—Unaudited Prospective Financial Information.” Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Gordon Dyal & Co., the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Gordon Dyal & Co.’s opinion.

For purposes of its financial analyses and opinion, Gordon Dyal & Co. used a pro forma ownership in NewCo by Livent stockholders of approximately 44% based on a fixed exchange ratio of 2.406 shares of NewCo for each Livent Share (other than certain excluded shares). This summary includes all analysis performed by Gordon Dyal & Co. for purposes of its opinion. Gordon Dyal & Co. did not rely upon a comparable company analysis, a comparable transaction analysis or a side-by-side comparison as such analyses were not deemed to be relevant for purposes of evaluating the fairness of this merger of equals transaction.
Illustrative Net Asset Value Analysis
Livent Standalone Net Asset Value Analysis
Using the Livent projections, Gordon Dyal & Co. performed an illustrative NAV analysis of Livent by calculating the estimated present value of the unlevered, after-tax future cash flows that Livent was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources during the calendar year beginning January 1, 2024 through the full calendar year ending December 31, 2061, and including one working capital release and mine closing costs in 2062, as reflected in the Livent projections as provided to Gordon Dyal & Co. by Livent. Gordon Dyal & Co. calculated the estimated present value of these cash flows assuming real lithium product prices ranging from +20% to -20% of Livent management’s real lithium product projected pricing, which took into account Livent’s estimated calendar year 2023 to 2025 contracted volumes, per Livent management. “Livent Management +20%” below reflects a high commodity price scenario and “Livent Management -20%” below reflects a low commodity price scenario.
The discounted cash flows also took into account Livent’s projected cash expenses, depreciation and amortization, taxes, capital expenditures, working capital, contracted prepayments, and export duty rebates. Using real discount rates ranging from 10.500% to 11.750%, reflecting estimates of Livent’s weighted average cost of capital, and a mid-period discounting convention, Gordon Dyal & Co. discounted to present value, as of December 31, 2023, estimates of such unlevered, after-tax future cash flows for Livent. Gordon Dyal & Co. then calculated indications of Livent’s illustrative NAV by adding to the illustrative discounted unlevered, after-tax future cash flows the value of Livent’s net cash balance as of December 31, 2023 (which was provided by Livent management). This range of implied NAVs for Livent was then divided by 209,475,051, the number of fully diluted Livent Shares outstanding as of May 8, 2023, determined using the treasury stock method and taking into account the impact of outstanding dilutive securities, to arrive at a range of implied NAVs per Livent Share. This analysis implied the following illustrative ranges of NAVs per Livent Share (rounded to the nearest $0.01 per share):
(in $ per share)	Livent NAV Per Share Based on Livent Projections
	Real Discount Rate
Real Lithium Product Pricing Assumptions	10.500%	11.125%	11.750%
Livent Management	$49.56	$46.44	$43.62
Livent Management +20%	$64.08	$60.07	$56.44
Livent Management −20%	$34.98	$32.75	$30.73
Allkem Standalone Net Asset Value Analysis
Using each of the cases of Livent’s Adjusted Allkem Forecasts, Gordon Dyal & Co. performed an illustrative NAV analysis of Allkem by calculating the estimated present value of the unlevered, after-tax future cash flows that Allkem was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources during the calendar year beginning January 1, 2024 through the full calendar year ending December 31, 2067 (and including working capital releases and mine closing costs), as reflected in Livent’s Adjusted Allkem Forecasts as provided to Gordon Dyal & Co. by Livent. Gordon Dyal & Co. calculated these cash flows based on each of the cases of Livent’s Adjusted Allkem Forecasts. Gordon Dyal & Co. calculated the estimated present value of these cash flows assuming real lithium product prices ranging from +20% to -20% of Livent management’s projected real lithium product pricing, which took into account Allkem’s estimated calendar year 2023 to 2025 contracted volumes, per Allkem management, which pricing and volume assumptions Livent’s management approved. The discounted cash flows also took into account Allkem’s projected cash expenses, depreciation and amortization, taxes, capital expenditures, and working capital, which Livent’s management approved. Using real discount rates ranging from 9.250% to 10.500%, reflecting an estimate of Allkem’s weighted average cost of capital and a mid-period discounting convention, Gordon Dyal & Co. discounted to present value, as of December 31, 2023, estimates of such unlevered, after-tax future cash flows for Allkem. Gordon Dyal & Co. then calculated a range of indications of Allkem’s illustrative NAVs by adding to the illustrative discounted unlevered, after-tax future cash flows the value of Allkem’s net cash balance as of December 31, 2023 (which was provided by Allkem management) to arrive at a range of implied NAVs of Allkem. This analysis implied the following illustrative ranges of NAVs for Allkem (rounded to the nearest $0.1 billion):
(in $ billions)	Allkem NAVs Based on Livent’s Adjusted Allkem Forecasts
	Case A			Case B
	Real Discount Rate			Real Discount Rate
Real Lithium Product Pricing Assumptions	9.250%	9.875%	10.500%	9.250%	9.875%	10.500%
Livent Management	$13.3	$12.4	$11.6	$14.0	$13.0	$12.1
Livent Management +20%	$18.3	$17.0	$15.9	$19.1	$17.8	$16.6
Livent Management −20%	$8.4	$7.8	$7.2	$8.8	$8.1	$7.5
Pro Forma Combined Company Net Asset Value Analysis
Using Livent’s Adjusted Allkem Forecasts, the Livent Forecasts, the Projected Synergies, and Resources Estimates, among other things, Gordon Dyal & Co. performed an illustrative NAV analysis of the pro forma combined company. The pro forma combined company NAV analysis reflected the standalone NAVs, exclusive of the impact of the Projected Synergies, derived for (i) Livent, plus (ii) Allkem (for each of the cases of Livent’s Adjusted Allkem Forecasts), plus (iii) the NAV of the Projected Synergies (including cost, capital and operating model integration benefits). Gordon Dyal & Co. calculated such NAV value of the Projected Synergies using real discount rates ranging from 9.750% to 11.125%, and a mid-period discounting convention discounted to present value, as of December 31, 2023. This range of implied NAVs for the pro forma combined company was then divided by 1,145,484,055, the number of fully diluted shares of the pro forma combined company expected to be outstanding following the completion of the merger as of May 8, 2023, determined using the treasury stock method and taking into account the impact of outstanding dilutive securities, to derive a range of illustrative NAVs per NewCo Share. Gordon Dyal & Co. then multiplied the range of illustrative NAVs per share by the Merger Exchange Ratio to obtain the below illustrative range of NAVs per share (rounded to the nearest $0.01 per share) of the NewCo Shares to be received by Livent stockholders in the merger:
(in $ per share)			Standalone Livent NAV / Share	Pro Forma Combined Company NAV / Share
	Real Discount Rate			Livent’s Adjusted Allkem Forecasts
Real Lithium Product Pricing Assumptions	Livent	Allkem		Case A	Case B
Livent Management	11.125%	9.875%	$46.44	$49.54	$50.74
	10.500%	9.250%	$49.56	$53.13	$54.45
	11.750%	10.500%	$43.62	$46.38	$47.46
	11.750%	9.250%	$43.62	$50.33	$51.65
	10.500%	10.500%	$49.56	$49.16	$50.24
Livent Management +20%	11.125%	9.875%	$60.07	$65.75	$67.44
Livent Management −20%	11.125%	9.875%	$32.75	$33.26	$33.96

Illustrative Contribution Analysis
Gordon Dyal & Co. analyzed the relative potential contributions of Livent and Allkem based on each company’s standalone NAVs and calculated the Merger Exchange Ratio implied by such relative contribution (in each case rounded to the nearest 0.1% and 0.001x, respectively) to be compared against the Merger Exchange Ratio of 2.406x and implied pro forma ownership in NewCo by Livent and Allkem shareholders of approximately 44% and 56%, respectively:
	Real Lithium Pricing Assumptions	Livent’s Adjusted Allkem Forecasts	Real Discount Rate		Relative Economic Contribution		Implied Exchange Ratio
					Livent	Allkem
NAV	Livent Management Pricing	Case A	10.500%	9.250%	43.9%	56.1%	2.392x
			11.125%	9.875%	44.0%	56.0%	2.409x
			11.750%	10.500%	44.2%	55.8%	2.427x
	Livent Management Pricing +20%		10.500%	9.250%	42.5%	57.5%	2.262x
			11.125%	9.875%	42.6%	57.4%	2.273x
			11.750%	10.500%	42.7%	57.3%	2.283x
	Livent Management Pricing −20%		10.500%	9.250%	46.6%	53.4%	2.671x
			11.125%	9.875%	46.9%	53.1%	2.708x
			11.750%	10.50%	47.3%	52.7%	2.746x
	Livent Management Pricing	Case B	10.500%	9.250%	42.7%	57.3%	2.286x
			11.125%	9.875%	43.0%	57.0%	2.306x
			11.750%	10.500%	43.2%	56.8%	2.326x
	Livent Management Pricing +20%		10.500%	9.250%	41.4%	58.6%	2.160x
			11.125%	9.875%	41.5%	58.5%	2.172x
			11.750%	10.500%	41.6%	58.4%	2.184x
	Livent Management Pricing −20%		10.500%	9.250%	45.5%	54.5%	2.561x
			11.125%	9.875%	45.9%	54.1%	2.600x
			11.750%	10.500%	46.3%	53.7%	2.641x
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Gordon Dyal & Co.’s opinion. In arriving at its fairness determination, Gordon Dyal & Co. considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Gordon Dyal & Co. made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.
Gordon Dyal & Co. prepared these analyses for the purpose of providing its opinion to the Livent Board as to the fairness from a financial point of view to the holders of Livent Shares (other than certain excluded shares), as of the date of the opinion, of the Merger Exchange Ratio pursuant to the Transaction Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Livent, Allkem, NewCo, Gordon Dyal & Co. or any other person assumes responsibility if future results are materially different from those forecasted.
The Merger Exchange Ratio was determined through arm’s-length negotiations between Livent and Allkem and was approved by the Livent Board. Gordon Dyal & Co. provided advice to Livent during these negotiations. Gordon Dyal & Co. did not, however, recommend any specific amount of consideration to Livent or the Livent Board or that any specific exchange ratio constituted the only appropriate consideration for the transaction.
As described above, Gordon Dyal & Co.’s opinion to the Livent Board was one of many factors taken into consideration by the Livent Board in making its determination to approve the Transaction Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Gordon Dyal & Co. in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Gordon Dyal & Co. included as Annex C to this proxy statement/prospectus.
The issuance of the fairness opinion was approved by an Opinion Committee of Gordon Dyal & Co.
Livent engaged Gordon Dyal & Co. to act as a financial advisor to Livent and the Livent Board based on its qualifications, experience and reputation, as well as familiarity with the business of Livent. Gordon Dyal & Co. is an internationally recognized Mergers & Acquisitions advisory firm and is regularly engaged in the valuation of businesses in connection with transactions and acquisitions and valuations for corporate and other purposes.
Under the terms of Gordon Dyal & Co.’s engagement letter, Livent has agreed to pay Gordon Dyal & Co. a fee of $35.0 million for Gordon Dyal & Co.’s services rendered in connection with the transaction, $28.0 million of which is contingent upon consummation of the transaction, and Livent has agreed to reimburse certain of Gordon Dyal & Co.’s expenses arising, and indemnify Gordon Dyal & Co. against certain liabilities that may arise, out of Gordon Dyal & Co.’s engagement.
During the two-year period prior to the date of the opinion, Gordon Dyal & Co. and its affiliates provided certain advisory services to Livent and its affiliates in connection with various strategic and other special projects, for which it has received or may receive compensation. The aggregate amount of fees paid to Gordon Dyal & Co. for financial advisory services provided to Livent in the two-year period prior to the date of the opinion was approximately $9.0 million. Specifically, during the two-year period prior to the date of the opinion, Gordon Dyal & Co. performed the following investment banking and financial services: having acted as a financial advisor to Livent in connection with a potential transaction with Allkem, and Livent’s acquisition of equity interests of Nemaska Lithium during 2022. No material relationship existed between Gordon Dyal & Co. and its affiliates and Allkem pursuant to which compensation was received by Gordon Dyal & Co. or its affiliates. Gordon Dyal & Co. and its affiliates may in the future provide financial advisory services to Livent, Allkem, NewCo and their respective affiliates for which Gordon Dyal & Co. and its affiliates may receive compensation.
Unaudited Prospective Financial Information
Neither Livent nor Allkem, as a matter of course, publicly discloses long-term projections or internal projections of its future financial performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates, other than, from time to time, Livent providing guidance with respect to the then-current fiscal year for certain expected financial results and operational metrics and Allkem providing company-level production and capital expenditure forecasts and certain project-level general guidance in their respective regular earnings press releases and communications and other investor materials. Neither Livent nor Allkem endorses any unaudited prospective financial information as a reliable indication of future results. However, in connection with its evaluation of the transaction, the Livent Board considered:
•
certain non-public unaudited prospective financial information relating to Livent on a standalone basis for certain calendar years ending December 31, 2023 through 2062, prepared by Livent’s management (the “Livent Forecasts”);

•
certain non-public unaudited prospective financial information relating to Allkem on a standalone basis for certain calendar years ending December 31, 2023 through 2067, prepared by Livent management, reflecting a single set of certain non-public unaudited prospective financial information relating to Allkem on a standalone basis provided by Allkem’s management to Livent and two cases of adjustments thereto made by Livent’s management, resulting in two separate Livent-adjusted cases (“Livent’s Adjusted Allkem Forecasts” or “Allkem Case A” and “Allkem Case B,” as applicable);

•
certain non-public unaudited prospective pro forma combined financial information relating to NewCo for certain calendar years ending December 31, 2023 through 2067, prepared by Livent’s management, as the summation of the Livent Forecasts and Livent’s Adjusted Allkem Forecasts for each of Allkem Case A and Allkem Case B, with certain further adjustments as described below (the “Combined Forecasts”); and

•
certain synergies projected to result from the transaction for certain calendar years ending December 31, 2023 through 2062, reflecting certain synergies projected to result from the transaction jointly developed by Livent’s and Allkem’s respective management, adjusted by Livent’s management to reflect Livent’s

Adjusted Allkem Forecasts, and certain projected operating model integration benefits based on an assumption of integrating Livent’s operating model following the completion of the transaction developed by Livent’s management without input of Allkem (the “Projected Synergies”).
The Livent Forecasts, Livent’s Adjusted Allkem Forecasts, the Combined Forecasts and the Projected Synergies (collectively, the “Forecasts”) were provided to Gordon Dyal & Co. by Livent for its use and reliance in connection with its financial analyses and opinion summarized under “—Opinion of Livent’s Financial Advisor” beginning on page 101 of this proxy statement/prospectus. The Livent Forecasts were originally developed by Livent management beginning in the first quarter of 2022 in connection with the transaction, updated in the first quarter of 2023 and made available to Allkem in March 2023. The other Forecasts were subsequently developed in connection with the transaction, and all Forecasts were presented to the Livent Board on May 5, 2023 and again on May 9, 2023 as part of Livent’s overall evaluation of the transaction. Although there is uncertainty in developing projections over 40 years out, the Livent Board believed that it was reasonable and appropriate to consider such projections in connection with the proposed transaction because they reflect the life-of-the-mine for each asset, which is customary for considering value in the industry of Livent and Allkem, although the later years would be more unreliable and subject to holding certain key assumptions constant to reflect a steady-state environment. Given the finite life of the relevant assets, the Livent Board considered that projections through the life-of-the-mine and in accordance with the life-of-the-mine plan for each asset would be a more reasonable and appropriate basis for assessing net asset value as opposed to considering a terminal value that assumes a perpetual life of the assets. Livent’s Adjusted Allkem Forecasts and the Combined Forecasts were not made available to Allkem. The Forecasts are summarized below.
Certain Limitations on the Forecasts
This proxy statement/prospectus relates to the transaction, which involves two separate transactions contemplated by the Transaction Agreement governed by different laws. Generally speaking, the merger pursuant to which Livent is contemplated to be acquired by NewCo is subject to US laws (including the Securities Act, the Exchange Act and Delaware law) and the scheme pursuant to which Allkem is contemplated to be acquired by NewCo is subject to Australian laws. This proxy statement/prospectus is not a disclosure document for the purposes of the Australian Corporations Act, was not prepared for the purposes of the scheme and does not purport to comply with Australian laws (including those concerning the disclosure of prospective financial information). Allkem shareholders will receive the scheme booklet, which will include all information that is required under Australian law and that the Allkem Board considers material for Allkem shareholders in determining whether to vote in favor of or against the scheme. This proxy statement/prospectus is a prospectus of NewCo with respect to the NewCo Shares to be issued to Livent stockholders in the transaction and a proxy statement of Livent in connection with the Livent Special Meeting. Allkem shareholders are cautioned to rely only on the scheme booklet, and not on this proxy statement/prospectus, when making any investment decision (including whether to vote in favor of or against the scheme, and whether or not to acquire Allkem Shares or NewCo Shares or CDIs). Allkem believes that the Forecasts would be deemed unsuitable for disclosure in Australia, and therefore the Forecasts will not be included in the scheme booklet. Disclosure of forward-looking information in Australia is subject to certain specific regulatory requirements, which Allkem believes would be contravened by the disclosure of the Forecasts to Allkem shareholders in connection with the scheme.
Livent stockholders are cautioned against attributing undue certainty to the Forecasts, and should be aware that none of Livent, Allkem nor NewCo intends to furnish any updates to the Forecasts.
The Forecasts were not prepared with a view to compliance with GAAP, IFRS, the published guidelines of the SEC (including those regarding projections, forward-looking statements, pro forma financial information or the use of non-GAAP measures) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective or pro forma financial information. The Forecasts may therefore differ from how Livent provides annual guidance.
The Forecasts included in this proxy statement/prospectus have been prepared by Livent’s management. The Forecasts included in this proxy statement/prospectus were not approved by the Allkem Board. The Forecasts were based on internally prepared unaudited forward-looking financial information, which in turn was based on the inputs, assumptions, estimates and judgments made or used by management at the respective times of their preparation and speak only as of such times. Neither Livent’s nor Allkem’s independent registered public accounting firms, nor any other independent registered public accounting firm, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Forecasts nor have they expressed an opinion or any other form of assurance with respect thereto. The report of KPMG LLP incorporated by reference herein and the report of Ernst & Young included in this proxy statement/prospectus relate to Livent’s and Allkem’s previously issued historical financial statements, respectively. Those reports do not extend to the Forecasts or other forward-looking information and should not be read to do so.
The inputs used by Livent management in Livent’s Adjusted Allkem Forecasts are based in part on unaudited forecasts prepared by Allkem’s management, which themselves were prepared in a manner consistent with certain information Allkem has historically reported under IFRS. Accordingly, Livent’s Adjusted Allkem Forecasts may not be consistent with GAAP as applied by Livent and therefore may not be comparable to similarly titled amounts used by Livent or other companies reporting under GAAP.
The Combined Forecasts are a summation of the Livent Forecasts and Livent’s Adjusted Allkem Forecasts and reflect the Projected Synergies. The Livent Forecasts, Livent’s Adjusted Allkem Forecasts and the Combined Forecasts are calculated reflecting revenue, measures of earnings and cash flows based on Livent’s or Allkem’s, as applicable, respective ownership interests in entities in which it owns equity interests, which is not consistent in certain respects with either Livent’s GAAP financial reporting or Allkem’s IFRS financial reporting (“Net Attributable Real Basis”). The Combined Forecasts are not presented in accordance with Article 11 of Regulation S-X. Pro forma information prepared and presented according to Article 11 of Regulation S-X has a different basis of preparation, and may be substantially different, from the Combined Forecasts.
The Forecasts include non-GAAP financial measures (which term, for purposes of the Forecasts, includes non-IFRS measures with respect to Allkem), including Adjusted EBITDA and Unlevered Free Cash Flow. These non-GAAP measures were included instead of GAAP measures due to the uncertainty and inherent difficulty of predicting the occurrence, financial impact and timing of certain items that are required by GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP or IFRS (as applicable), and non-GAAP financial measures as used by Livent in the Forecasts may not be comparable to similarly titled amounts used by other companies or in other contexts. These non-GAAP measures are included in this proxy statement/prospectus because such information was made available to the Livent Board and Gordon Dyal & Co. and used in the process leading to the execution of the Transaction Agreement, as described elsewhere in this proxy statement/prospectus. Reconciliations of such projected non-GAAP financial measures to the most directly comparable measures prepared in accordance with GAAP or IFRS, as applicable, are not being provided because they are not required in a filing related to a business combination in the circumstances presented in this proxy statement/prospectus and, in any event, Livent is unable to provide reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which any relevant adjustments would be recognized. For the same reason, Livent is unable to address the potential significance of the unavailable information. Accordingly, we have not provided a reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net income or cash provided by operating activities, respectively, which Livent believes are the most closely related applicable GAAP measures.
The Forecasts, pricing, and discount rates presented are on a real basis, i.e., as adjusted for inflation, based on current observed market estimates.
Although a summary of the Forecasts is presented with numerical specificity, this information is not factual and is not necessarily predictive of actual future results. The Forecasts are forward-looking statements and reflect inputs, assumptions, estimates and judgments as to future events (including those described below under “—Material Underlying Assumptions”) made or used by Livent’s management that it believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to Livent’s management at the time, reflects the best currently available estimates and judgments, and presents, to the best of Livent’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Livent, Allkem and NewCo, as applicable. Some or all of the assumptions that have been made in connection with the preparation of the Forecasts may have changed since the date the Forecasts were prepared. Certain information below provides summaries of the material assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the Forecasts. Important factors that may affect actual results and cause the Forecasts not to be achieved include any inaccuracy of the assumptions underlying the Forecasts (including, among others, those described below under “—Material Underlying Assumptions”), the ultimate timing, outcome and results of integrating the operations of Livent and Allkem, general economic, financial, political, legal, regulatory and industrial conditions, changes in demand for lithium or products that require lithium, changes in actual or projected production, production capacity, production costs or cash flows, the ability to realize synergies, competitive pressures, changes in tax laws or accounting rules, changes in government regulations and regulatory requirements, costs and availability of resources and the other factors described under “Risk Factors” beginning on page 37 and under “Cautionary Statement Regarding Forward-Looking Statements” on page 14, in each case of this proxy statement/prospectus. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that Livent, Gordon Dyal & Co., Allkem, NewCo, their respective representatives or any other recipient of this information considered, or now considers, the Forecasts to be material information of Livent, Allkem or NewCo or necessarily predictive of actual future results nor should it be construed as financial guidance.
The Forecasts do not take into account any circumstances or events occurring after the date that they were prepared. Neither the Livent Forecasts nor Livent’s Adjusted Allkem Forecasts give effect to the transaction. Actual results may be materially different from those contained in the Forecasts, and, because the Forecasts cover multiple years and extend many years into the future, such information by its nature becomes less predictive with each successive year. Because the Forecasts reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. Except to the extent required by applicable U.S. federal securities laws, none of Livent, Allkem nor NewCo intend, and each expressly disclaims any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any of the assumptions underlying the Forecasts are shown to be in error. None of Livent, Allkem nor NewCo can give any assurance that, had the Forecasts been prepared either as of the date of the Transaction Agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used.
None of Livent, Allkem, NewCo nor any of their respective affiliates, directors, officers, advisors or other representatives has made or makes any representation to any Livent stockholder or other person relating to the Forecasts, including regarding the ultimate performance of Livent, Allkem or NewCo compared to the information contained in the Forecasts (or their underlying assumptions) or that the Forecasts will be achieved (or that their underlying assumptions will occur).

Material Underlying Assumptions
The Forecasts reflect numerous assumptions and estimates as to future events made using information available at the time. The material assumptions underlying the Forecasts are: (i) certain contract prices for lithium hydroxide, lithium carbonate and spodumene based on Livent management guidance, (ii) certain non-contracted prices based on Livent management’s estimates as informed by third-party benchmarks, as applicable, which are set forth in the real lithium product pricing assumptions table below in the section entitled “—Lithium Price Assumptions” further below, (iii) asset level operating cost assumptions (including assumptions as to increased growth capital expenditures and increased operating expense potential, production timing, the efficacy of certain technology at various facilities and the realization of certain Projected Synergies), (iv) general overhead cost assumptions (based on historical data and inflation estimates and the realization of certain Projected Synergies), (v) assumptions based on Livent’s long-range plans, extended through the estimated life-of-mine for each asset, (vi) assumptions regarding the recovery of the mineral resources and reserves of Livent and Allkem, based on the resources and reserves described in the then-available technical report summaries for each of Livent and Allkem, including as to the timing of such recovery, (vii) assumptions regarding the completion, cost and timing of Livent’s and Allkem’s expansion projects, including the development of new production or processing facilities that are described in the section entitled “Properties” in Livent’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein, and in the section entitled “Business Overview of Allkem—Business Assets and Operations—Properties Overview” beginning on page 207 of this proxy statement/prospectus, which, with respect to the timing of completion of such expansion projects, were that the Livent expansion projects would be completed by 2023-2029 for Salar del Hombre Muerto and 2025 for Nemaska Lithium, and that the Allkem expansion projects would be completed by 2027 for Mt Cattlin, 2023-2025 for Olaroz, 2024-2027 for Sal de Vida, 2026-2030 for Cauchari, 2025-2028 for James Bay, 2023-2025 for Naraha and 2026-2027 for the hydroxide facilities, and (viii) Livent management’s view of the lithium market with respect to competitive dynamics, supply and demand, pricing and cost. However, because the Forecasts are based on the aforementioned assumptions that may or may not materialize as assumed, and because the Forecasts and underlying assumptions cover multiple years and extend many years into the future, such information by its nature cannot be predicted with certainty. See the section above entitled “—Certain Limitations on the Forecasts”.
Lithium Price Assumptions
The following table summarizes real lithium product pricing assumptions Livent employed for all volumes without a contracted fixed price to estimate the future after-tax cash flows that Gordon Dyal & Co. considered in the Livent Forecasts, Livent’s Adjusted Allkem Forecasts and Combined Forecasts. “Livent Management” real lithium product pricing reflects Livent management’s then best estimates informed by third-party data providers and Wall Street research estimates, as applicable, and were not subject to independent verification. As such, there can be no assurance that such assumptions, opinions or judgments are correct, nor that the projections will be achieved. “Livent Management +20%” real lithium product pricing reflects a high commodity price scenario and “Livent Management -20%” real lithium product pricing reflects a low commodity price scenario:
	Real Lithium Product Pricing Assumptions (Uncontracted Volumes)
(in $/ton)		2023E	2024E	2025E onwards
Livent Management	Lithium Hydroxide	$65,000	$35,000	$25,000
	Battery Grade Lithium Carbonate	$50,000	$30,000	$22,000
	Technical Grade Lithium Carbonate	$46,000	$26,000	$18,000
	Spodumene	$4,250	$2,500	$1,900

Livent Management +20%	Lithium Hydroxide	$78,000	$42,000	$30,000
	Battery Grade Lithium Carbonate	$60,000	$36,000	$26,400
	Technical Grade Lithium Carbonate	$55,200	$31,200	$21,600
	Spodumene	$5,100	$3,000	$2,280

	Real Lithium Product Pricing Assumptions (Uncontracted Volumes)
(in $/ton)		2023E	2024E	2025E onwards
Livent Management −20%	Lithium Hydroxide	$52,000	$28,000	$20,000
	Battery Grade Lithium Carbonate	$40,000	$24,000	$17,600
	Technical Grade Lithium Carbonate	$36,800	$20,800	$14,400
	Spodumene	$3,400	$2,000	$1,520
The Livent Forecasts
The Livent Forecasts, which were prepared by Livent’s management prior to the announcement of the transaction, do not give effect to the transaction, including the impact of negotiating or executing the transaction, the expenses that may be incurred in connection with consummating the transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Transaction Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transaction. The Livent Forecasts included the following estimates of Livent’s future financial performance on a Net Attributable Real Basis:
	Fiscal year ending December 31,
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2035E	2040E	2045E	2050E	2055E	2060E	2062E(4)
	($ amounts in millions)
Revenue	$1,114	$1,620	$1,727	$1,984	$2,414	$2,546	$2,788	$3,267	$3,272	$3,272	$3,272	$3,272	$3,272	$3,272	$2,875	—
Adjusted EBITDA(1)(2)	$594	$1,010	$1,033	$1,135	$1,412	$1,469	$1,629	$1,953	$1,954	$1,958	$1,955	$1,961	$1,891	$1,899	$1,680	—
Unlevered free cash flow(1)(3)	$(104)	$40	$252	$689	$778	$952	$1,152	$1,335	$1,478	$1,478	$1,474	$1,461	$1,428	$1,431	$1,289	$492
(1)	This figure is a non-GAAP financial measure.
(2)
Adjusted EBITDA is intended to reflect projected net income before interest, tax, depreciation and amortization, further adjusted to exclude the impact of certain non-cash charges, such as remeasurement losses, and non-recurring charges, such as restructuring and similar charges and certain separation-related costs.

(3)
Unlevered free cash flow is intended to reflect projected net cash provided by (used in) operating activities after deducting projected capital expenditures (including, in each case, the proportional share of such projected cash flows and capital expenditures from equity method investments) and adding back interest payments on financial liabilities.

(4)	Represents a working capital release and mining closure costs (capital expenditures).
Livent’s Adjusted Allkem Forecasts
Livent’s Adjusted Allkem Forecasts, which were prepared by Livent prior to the announcement of the transaction, do not give effect to the transaction, including the impact of negotiating or executing the transaction, the expenses that may be incurred in connection with consummating the transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Transaction Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transaction. Livent’s Adjusted Allkem Forecasts reflect a single set of certain non-public unaudited prospective financial information relating to Allkem on a standalone basis provided by Allkem’s management to Livent and two cases of adjustments thereto made by Livent’s management, resulting in two separate Livent-adjusted cases. Given the number of early-stage development projects included in Allkem’s financial projections and the varying levels of public disclosure available on such projects, Livent’s management developed Allkem Case A and Allkem Case B to illustrate a range of potential financial outcomes. These include Livent’s management’s expectations for certain contracted and non-contracted prices for lithium hydroxide, lithium carbonate, and spodumene, adjustments to reflect the risk of potential delays in production timing and the ramp-up to full operations for certain projects, adjustments to expected capital expenditures and operating costs, and adjustments to certain early-stage development projects to reflect likelihood of success. The key difference between Allkem Case A and Allkem Case B is that Case B represents a higher likelihood of success for certain of Allkem’s early-stage development projects in the view of Livent’s management.

Livent’s Adjusted Allkem Forecasts included the following estimates of Allkem’s future financial performance on a Net Attributable Real Basis:
Allkem Case A
	Calendar year ending December 31,
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2035E	2040E	2045E	2050E	2055E	2060E	2065E	2066E	2067E(5)
	($ amounts in millions)
Revenue	$1,449	$1,304	$1,622	$2,196	$2,932	$3,699	$4,324	$4,044	$4,178	$4,224	$4,294	$3,252	$2,699	$2,699	$2,699	$2,297	$252	—
Adjusted EBITDA(1)(2)(3)	$1,040	$815	$953	$1,406	$1,948	$2,499	$2,935	$2,808	$2,884	$2,929	$2,952	$2,223	$1,879	$1,879	$1,879	$1,611	$160	—
Unlevered free cash flow(1)(4)	$136	$(460)	$(950)	$182	$870	$1,346	$1,783	$1,828	$1,881	$1,889	$1,887	$1,417	$1,224	$1,228	$1,235	$1,054	$184	$(21)
(1)	This figure is a non-GAAP financial measure.
(2)
Burdened for approximately $8-10 million of pre-tax right-of-use depreciation & amortization and interest on an attributable basis based on the fiscal year ending December 31, 2022. Amounts vary slightly on an annual basis.

(3)
Adjusted EBITDA is intended to reflect projected net income before interest, tax, depreciation and amortization, further adjusted to exclude the impact of certain non-cash charges, such as remeasurement losses, and non-recurring charges, such as restructuring and similar charges and certain separation-related costs.

(4)
Unlevered free cash flow is intended to reflect projected net cash provided by (used in) operating activities after deducting projected capital expenditures (including, in each case, the proportional share of such projected cash flows and capital expenditures from equity method investments) and adding back interest payments on financial liabilities.

(5)	Represents a working capital release and mining closure costs (capital expenditures).
Allkem Case B
	Calendar year ending December 31,
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2035E	2040E	2045E	2050E	2055E	2060E	2065E	2066E	2067E(5)
	($ amounts in millions)
Revenue	$1,449	$1,304	$1,622	$2,196	$2,943	$3,729	$4,376	$4,109	$4,263	$4,318	$4,388	$3,346	$2,793	$2,793	$2,793	$2,391	$280	—
Adjusted EBITDA(1)(2)(3)	$1,040	$815	$953	$1,416	$2,034	$2,616	$3,066	$2,949	$3,037	$3,090	$3,112	$2,383	$2,039	$2,039	$2,039	$1,772	$228	—
Unlevered free cash flow(1)(4)	$135	$(460)	$(1,079)	$107	$916	$1,400	$1,847	$1,920	$1,982	$1,997	$1,995	$1,526	$1,333	$1,338	$1,345	$1,166	$222	$(20)
(1)	This figure is a non-GAAP financial measure.
(2)
Burdened for approximately $8-10 million of pre-tax right-of-use depreciation & amortization and interest on an attributable basis based on the fiscal year ending December 31, 2022. Amounts vary slightly on an annual basis.

(3)
Adjusted EBITDA is intended to reflect projected net income before interest, tax, depreciation and amortization, further adjusted to exclude the impact of certain non-cash charges, such as remeasurement losses, and non-recurring charges, such as restructuring and similar charges and certain separation-related costs.

(4)
Unlevered free cash flow is intended to reflect projected net cash provided by (used in) operating activities after deducting projected capital expenditures (including the proportional share from equity method investments) and adding back interest payments on financial liabilities.

(5)	Represents a working capital release and mining closure costs (capital expenditures).
The Combined Forecasts
The Combined Forecasts, which were prepared by Livent’s management, were prepared by adding the Livent Forecasts, Livent’s Adjusted Allkem Forecasts and Projected Synergies.
The Combined Forecasts included the following estimates of NewCo’s future financial performance:
Combined Forecasts (based on Allkem Case A)(1)
	Calendar year ending December 31,
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2035E	2040E	2045E	2050E	2055E	2060	2062E	2067E(5)
	($ amounts in millions)
Adjusted EBITDA(2)(3)	$1,634	$1,820	$2,050	$2,621	$3,483	$4,095	$4,694	$4,894	$4,973	$5,021	$5,041	$4,314	$3,899	$3,908	$3,640	$1,961	—
Unlevered free cash flow(2)(4)	$32	($327)	($563)	$955	$1,751	$2,458	$3,107	$3,339	$3,535	$3,569	$3,563	$3,067	$2,833	$2,838	$2,666	$1,994	$(21)
(1)	Reflects the Projected Synergies.

(2)	This figure is a non-GAAP financial measure.
(3)
Adjusted EBITDA is intended to reflect projected net income before interest, tax, depreciation and amortization, further adjusted to exclude the impact of certain non-cash charges, such as remeasurement losses, and non-recurring charges, such as restructuring and similar charges and certain separation-related costs.

(4)
Unlevered free cash flow is intended to reflect projected net cash provided by (used in) operating activities after deducting projected capital expenditures (including the proportional share from equity method investments) and adding back interest payments on financial liabilities.

(5)	Represents a working capital release and mining closure costs (capital expenditures).
Combined Forecasts (based on Allkem Case B)(1)
	Calendar year ending December 31,
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2035E	2040E	2045E	2050E	2055E	2060E	2062E	2067E(5)
	($ amounts in millions)
Adjusted EBITDA(2)(3)	$1,634	$1,820	$2,050	$2,631	$3,568	$4,212	$4,826	$5,035	$5,126	$5,183	$5,202	$4,475	$4,061	$4,069	$3,801	2,122	—
Unlevered free cash flow(2)(4)	$31	($327)	($692)	$881	$1,797	$2,513	$3,173	$3,433	$3,639	$3,680	$3,674	$3,179	$2,946	$2,952	$2,780	$2,111	$(20)
(1)	Reflects the Projected Synergies.
(2)	This figure is a non-GAAP financial measure.
(3)
Adjusted EBITDA is intended to reflect projected net income before interest, tax, depreciation and amortization, further adjusted to exclude the impact of certain non-cash charges, such as remeasurement losses, and non-recurring charges, such as restructuring and similar charges and certain separation-related costs.

(4)
Unlevered free cash flow is intended to reflect projected net cash provided by (used in) operating activities after deducting projected capital expenditures (including the proportional share from equity method investments) and adding back interest payments on financial liabilities.

(5)	Represents a working capital release and mining closure costs (capital expenditures).
Projected Synergies
The Projected Synergies reflect certain synergies projected to result from the transaction, and all such material synergies have been disclosed in this proxy statement/prospectus.
The Projected Synergies include:
•
Annual pre-tax cost synergies estimated at approximately $122 million expected to be achieved by the end of 2027 (the majority of which is expected to be realized within three years of the transaction) (excluding the impact of approximately $40 million in estimated non-recurring costs to achieve these synergies);

•	Full run rate annual pre-tax cost synergies of approximately $135 million expected to be achieved by 2032;
•	One time capital expenditure savings of approximately $200 million expected to be achieved by the end of 2025;
•
Adjustments from Livent’s management to reflect Livent’s Adjusted Allkem Forecasts (which were reflected without input of Allkem), including adjustments to the assumptions underlying Allkem’s management’s projections for production volume, project launch and ramp timing, pricing and cost structure, among other things; and

•
Operating model integration benefits, based on Livent’s management’s assumption of integrating Livent’s centralized operating model (which were estimated and reflected without input of Allkem). In the view of Livent’s management, deploying Livent’s centralized operating model as assets and products come onstream allows for greater value capture and results in a portion of Allkem’s operations being conducted in jurisdictions where Livent operations are located, including the United States and Singapore, which have lower tax rates than the jurisdictions where Allkem currently operates.

The Projected Synergies included the following estimates:
	Calendar year ending December 31,
	2024E	2025E	2026E	2027E(4)	2028E	2029E	2030E	2031E	2035E	2040E	2045E	2050E	2055E	2060E	2062E	2067E
	($ amounts in millions)
Pre-Tax Cost Synergies(1)	$26	$75	$80	$122	$127	$130	$133	$134	$135	$135	$130	$130	$130	$82	$82	—
Costs to Achieve Pre-Tax Cost Synergies(1)	$(30)	$(10)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital expenditure Synergies(1)(2)	$112	$87	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Operating Model Integration Savings (Allkem Case A)(3)(5)	$(14)	$3	$30	$18	$72	$83	$83	$83	$105	$105	$95	$87	$86	$82	$208	—
Operating Model Integration Savings (Allkem Case B)(3)(6)	$(14)	$3	$30	$19	$74	$84	$85	$85	$107	$107	$99	$91	$89	$86	$214	—
(1)
The cost and capital expenditure synergies are primarily a function of NewCo’s expected production volumes and cost structure. These jointly developed synergies were based on the financial models that each of Livent and Allkem shared with the other (prior to any adjustments made to the other management’s assumptions).

(2)	Excludes impact of foregone depreciation.
(3)	Developed by Livent’s management without input of Allkem.
(4)
The number for 2027E that was jointly developed by Livent's and Allkem's respective management prior to adjustment by Livent's management to reflect Livent's Adjusted Allkem Forecasts was approximately $125 million.

(5)	Represents an adjustment by Livent’s management for Allkem Case A to incorporate Livent’s optimized business operating model.
(6)	Represents an adjustment by Livent’s management for Allkem Case B to incorporate Livent’s optimized business operating model.
Interests of Livent’s Directors and Executive Officers in the Transaction
Certain of Livent’s directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of holders of Livent Shares generally. The Livent Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Transaction Agreement and the transactions contemplated thereby, in approving the Transaction Agreement and the transactions contemplated thereby and in recommending to holders of Livent Shares that they vote to approve the Livent Transaction Agreement Proposal, the Livent Advisory Compensation Proposal, the NewCo Advisory Governance Documents Proposals and the Livent Adjournment Proposal. For more information, see the sections entitled “—Background of the Transaction” beginning on page 85 and “—Recommendation of the Livent Board; Livent’s Reasons for the Transaction” beginning on page 98, in each case of this proxy statement/prospectus. Such interests are described in more detail below.
In addition, following completion of the transaction, certain members of the Livent Board will serve as directors of NewCo, and certain executive officers of Livent will serve as executive officers of NewCo, as further described in the section entitled “Management and Corporate Governance of NewCo” beginning on page 289 of this proxy statement/prospectus.
Treatment of Livent Equity Awards
Each of Livent’s directors and executive officers holds one or more of the following types of awards: Livent RSUs, Livent PSUs, Livent Options and Livent Director RSUs. Livent’s non-employee directors only hold Livent Director RSUs and do not hold any other types of equity incentive awards. Upon completion of the transaction, outstanding Livent equity awards will be treated as follows:
•
Livent RSUs. At the effective time, each Livent RSU will be assumed by NewCo and will be subject to substantially the same terms and conditions as applied to the related Livent RSU immediately prior to the effective time, except that the Livent Shares subject to such Livent RSUs will be converted into the right to receive, upon vesting, a number of NewCo Shares equal to the product of (A) the number of Livent Shares underlying such Livent RSUs immediately prior to the effective time, multiplied by (B) 2.406. Following such assumption, each assumed Livent RSU that is unvested and outstanding as of the date of signing of the Transaction Agreement will vest on a pro rata basis and, to the extent of such vesting, will be exchanged into the right to receive the merger consideration at the effective time or as soon as practicable thereafter.

•
Livent PSUs. At the effective time, each Livent PSU will fully vest, with the number of Livent Shares subject to such Livent PSUs determined based on the achievement of the higher of target and actual performance. At the effective time or as soon as practicable thereafter, each Livent PSU will be canceled in exchange for the right to receive the merger consideration.

•
Livent Options. At the effective time, each Livent Option will be assumed by NewCo. Each Livent Assumed Option (whether vested or unvested) will be subject to substantially the same terms and conditions as applied to the related Livent Option immediately prior to the effective time, except that (x) each such Livent Assumed Option will be converted into a stock option to acquire a number of NewCo Shares equal to the product of (A) the number of Livent Shares underlying such Livent Assumed Options immediately prior to the effective time, multiplied by (B) 2.406; and (y) the exercise price per NewCo Share will be equal to the product of (A) the original exercise price per Livent Share when such Livent Assumed Option was granted, divided by (B) 2.406.

•
Livent Director RSUs. Immediately prior to the effective time, any Livent Director RSUs will vest in full and be cancelled and converted into the right to receive an amount in cash equal to (A) the number of Livent Shares subject to such Livent Director RSU immediately prior to the effective time, multiplied by (B) the higher of (i) the first available closing price of the merger consideration and (ii) the closing price per Livent Share as reported in the NYSE on the last trading day preceding the closing date.

Following the effective time, to the extent provided in the applicable award agreement, assumed Livent equity awards will vest, to the extent unvested, on a “double-trigger” basis in the event of an award holder’s termination of employment by NewCo without “cause” or by the holder for “good reason,” in each case within two years following the effective time.
The table below sets forth the number of outstanding Livent RSUs, Livent PSUs, Livent Options and Livent Director RSUs held by each of Livent’s executive officers and non-employee directors as of June 30, 2023 and an estimate of the intrinsic (i.e., in the money) value of such awards (on a pre-tax basis) based on a price per Livent Share of $25.37 (average closing market price over the first five business days following the first public announcement of the transaction on May 10, 2023). Depending on the date upon which the closing of the merger actually occurs, certain Livent RSUs, Livent PSUs, Livent Options that are unvested as of the date of this joint proxy statement/prospectus and that are included in the table below may vest pursuant to their terms, without regard to the merger. For additional information regarding shares of Livent common stock held by Livent executive officers and non-employee directors, see the section entitled “Security Ownership of Certain Beneficial Holders, Directors and Management of Livent.”
Person	Unvested Livent RSUs (#)	Unvested Livent RSUs ($)	Unvested Livent PSUs (#)	Unvested Livent PSUs ($)	Vested Livent Options (#)	Vested Livent Options ($)	Unvested Livent Options (#)	Unvested Livent Options ($)
Executive Officer
Paul W. Graves	145,347	$3,687,453	42,781	$1,085,354	647,886	$8,174,752	320,793	$1,392,600
Gilberto Antoniazzi	37,855	$960,381	10,996	$278,969	133,724	$1,467,755	84,291	$368,105
Sara Ponessa	27,665	$701,861	8,479	$215,112	53,334	$446,406	59,510	$254,728
Non-Employee Directors
Pierre Brondeau	5,027	$127,535	—	—	—	—	—	—
Michael F. Barry	5,027	$127,535	—	—	—	—	—	—
G. Peter D’Aloia	5,027	$127,535	—	—	—	—	—	—
Christina Lampe-Önnerud	5,027	$127,535	—	—	—	—	—	—
Pablo Marcet	5,027	$127,535	—	—	—	—	—	—
Steven T. Merkt	5,027	$127,535	—	—	—	—	—	—
Robert C. Pallash	5,027	$127,535	—	—	—	—	—	—
Andrea E. Utecht	5,027	$127,535	—	—	—	—	—	—

These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the merger following the date of this proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Livent’s executive officers and non-employee directors may materially differ from the amounts set forth above.
Existing Livent Executive Severance Agreements
Each of Livent’s executive officers entered into an executive severance agreement with Livent, effective as of Livent’s initial public offering and as amended as of February 23, 2021, which generally provides that, in the event such individual’s employment is terminated by Livent without “cause” or by such individual for “good reason,” in each case within the 24-month period following a “change in control” of Livent, then such individual would be entitled, contingent on the executive’s execution of a release of claims in favor of Livent and its affiliates, to the payments and benefits detailed below.
•	An amount equal to three times (in the case of Messrs. Graves and Antoniazzi) and two times (in the case of Ms. Sara Ponessa, General Counsel and Secretary) the base salary, payable in a lump sum;
•	An amount equal to three times (in the case of Messrs. Graves and Antoniazzi) and two times (in the case of Ms. Ponessa) the target annual incentive award, payable in a lump sum;
•	A pro-rated annual incentive award for the year of termination;
•	Reimbursement for outplacement services for a two-year period following the termination date, with the total reimbursements capped at 15% of base salary as of the termination date;
•
Continuation of medical and welfare benefits (including life and accidental death and dismemberment and disability insurance coverage) for such individual (and covered spouse and dependents), at the same premium cost and coverage level as in effect as of the change in control date, for three years (in the case of Messrs. Graves and Antoniazzi) and two years (in the case of Ms. Ponessa) following the date of termination (or, if earlier, the date on which substantially similar benefits at a comparable cost are available from a subsequent employer) or, if such benefits continuation is not permissible under the applicable plan or would result in adverse tax consequences, cash benefits in lieu thereof under the executive severance agreements; and

•
Continuation of retirement benefits for three years (in the case of Messrs. Graves and Antoniazzi) and two years (in case of Ms. Ponessa) following the date of termination of the annual company contribution made on the Livent executive officer’s behalf to Livent’s qualified retirement plan and Livent’s nonqualified retirement plan as in effect immediately prior to the date of the change in control (excluding any pre-tax or post-tax contribution authorized by such executive officer).

The Livent executive severance agreements provide that if the amounts to be received in connection with a change in control would trigger the excise tax on parachute payments, either the payments will be lowered so as not to trigger the excise tax, or they will be paid in full subject to the tax, whichever produces the better net after-tax position.
For an estimate of the amounts that would be realized by each of Livent’s executive officers upon a qualifying termination event at the effective time under their Livent executive severance agreements, see the section entitled “—Interests of Livent’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Livent’s Named Executive Officers” beginning on page 119 of this proxy statement/prospectus.
Arrangements with Allkem
As of the date of this proxy statement/prospectus, there are no employment, equity contribution or other agreements, arrangements or understandings between any Livent directors or executive officers, on the one hand, and Allkem, on the other hand. The transaction is not conditioned upon any non-employee director or executive officer of Livent entering into any such agreements, arrangements or understandings.
Livent 2023 and 2024 Annual Compensation
Under the Transaction Agreement, Livent may modify or increase the compensation or benefits payable or to become payable to any of its directors and executive officers in the ordinary course of business consistent with past practice and pay or award, or commit to pay or award, any bonuses or incentive compensation as part of Livent’s fiscal years 2023 and 2024 annual compensation programs consistent with its past practice or otherwise in the ordinary course of business consistent with past practice.
Livent Retention Program
Under the Transaction Agreement, Livent and its subsidiaries may establish a retention program in connection with the transaction, under which Livent may grant cash-based retention awards to any Livent service providers (including Livent’s executive officers) with a value of up to $7.5 million in the aggregate, with no individual grant to exceed $250,000. In August 2023, with Allkem’s consent, Livent approved an increase of the cash retention pool from $7.5 million to $11.1 million in the aggregate.
On July 18, 2023, the compensation committee of the Livent Board approved implementing such retention program for select Livent service providers. Under the retention program, each of Mr. Antoniazzi and Ms. Ponessa will receive a retention bonus of $250,000 payable on the date that is 12 months following the closing of the merger, subject to his or her continued employment with the combined company or any applicable affiliate through the payment date. In the event that Mr. Antoniazzi or Ms. Ponessa voluntarily resigns for any reason, including for “good reason,” from Livent or its affiliates prior to the payment date, or if he or she is terminated for unsatisfactory job performance or misconduct, the retention bonus will be forfeited in its entirety. In the event that he or she is terminated without “cause” prior to the payment date, he or she will remain entitled to receive the retention bonus payment, contingent on the executive’s execution of a release of claims in favor of Livent and its affiliates. Mr. Graves did not receive any retention bonus under the retention program.
Livent Transaction Bonus Program
On October 12, 2023, the compensation committee of the Livent Board approved a transaction bonus program, pursuant to which select Livent service providers will be eligible to receive a bonus upon the closing of the merger, subject to continued service through such date. Under the transaction bonus program, Mr. Graves is eligible to receive a cash transaction bonus of $500,000 and each of Mr. Antoniazzi and Ms. Ponessa is eligible to receive a transaction bonus of $200,000.
Employment Arrangements Following the Transaction
Following the closing of the merger, pursuant to the Transaction Agreement, Livent’s Chief Executive Officer and Chief Financial Officer will become the Chief Executive Officer and Chief Financial Officer of the combined company, respectively. The parties have also since determined that Livent’s General Counsel will become the General Counsel of the combined company. As of the date of this proxy statement/prospectus, none of Livent’s executive officers have entered into any definitive agreements or arrangements regarding employment with NewCo to be effective following the completion of the transaction (other than entitlement to receive the retention bonuses as described in the section above). However, prior to the effective time, Livent may initiate discussions regarding employment terms and may enter into definitive agreements regarding employment for certain of Livent’s employees to be effective as of the effective time, subject to the terms of the Transaction Agreement.
Combined Company Equity Compensation
In connection with the transaction, NewCo intends to adopt a new equity incentive plan. The purpose of the equity incentive plan will be to motivate and reward performance of NewCo’s directors, executives, other employees and consultants and to further the best interests of NewCo and its shareholders. As of the date of this proxy statement/prospectus, the terms and conditions of such equity incentive plan have not yet been determined.
Combined Company Director Compensation
In connection with the transaction, NewCo intends to adopt a new director compensation program. The purpose of the director compensation program will be to attract and retain a high caliber of directors and align their interests to NewCo’s shareholders. As of the date of this proxy statement/prospectus, the terms and conditions of such director compensation program have not yet been determined.

Indemnification; Directors’ and Officers’ Insurance
See “The Transaction Agreement—Directors’ and Officers’ Insurance and Indemnification” beginning on page 165 of this proxy statement/prospectus, for a summary of the obligations of NewCo with respect to indemnification and insurance coverage for Livent directors and executive officers after the completion of the transaction.
NewCo will provide for indemnification for its directors up to the full extent permitted by the Jersey Companies Law in its articles of association, and may also additionally provide for such indemnification in indemnity agreements with its directors although no such agreements have been entered into as of the date of this proxy statement/prospectus.
Board of Directors and Executive Officers of the Combined Company
See “Management and Corporate Governance of NewCo” beginning on page 289 of this proxy statement/prospectus for an overview of the composition of the board of directors and executive officers of NewCo following the completion of the transaction. Livent’s Chief Executive Officer, Chief Financial Officer and General Counsel will serve as the Chief Executive Officer, Chief Financial Officer and General Counsel of NewCo, and six of NewCo’s 12 board members will be members of the current Livent Board, including the current Chief Executive Officer of Livent. The Livent Nominees for the NewCo board of directors are: (i) Michael F. Barry, (ii) Paul W. Graves, (iii) Christina Lampe-Önnerud, (iv) Pablo Marcet, (v) Steven T. Merkt and (vi) Robert C. Pallash.
Quantification of Payments and Benefits to Livent’s Named Executive Officers
The table and accompanying footnotes below set forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Livent’s NEOs (as identified in accordance with SEC regulations) and that is based on, or otherwise relates to, the transaction. The amounts in the table are estimated using the following assumptions and such additional assumptions as may be set forth in the footnotes to the table, which may or may not occur:
•	that the effective time will occur on November 30, 2023 (which, as an illustration, is the assumed closing date of the merger solely for purposes of this golden parachute compensation disclosure);
•
when calculating the amount received in connection with a “double trigger” termination, that each of Livent’s NEOs experiences a qualifying termination event as of the effective time that results in severance benefits becoming payable to him or her under the individual’s severance agreement with Livent without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G under Section 4999 of the Code;

•	that the equity awards that were outstanding as of June 30, 2023 are the equity awards that Livent has granted to its NEOs through, and are outstanding as of, November 30, 2023;
•	that the number of Livent Shares subject to Livent PSUs will be determined at target level of achievement; and
•
that the price per Livent Share at the effective time is $25.37 (the average closing market price over the first five business days following the first public announcement of the transaction on May 10, 2023, as required by Item 402(t) of Regulation S-K).

The calculations in the tables below do not include amounts for which Livent’s NEOs were already entitled to receive or are already vested as of the date of this proxy statement/prospectus, including payments with respect to vested equity awards. The calculations in this table also do not include compensation actions that may occur after the date of this proxy statement/prospectus but before the effective time. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, after the date of this proxy statement/prospectus but before the effective time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by Livent’s NEOs may materially differ from the amounts set forth below. Livent’s NEOs will not receive any tax reimbursements in connection with the transaction. For additional details regarding the terms of the payments quantified below, see the sections of this proxy statement/prospectus captioned “—Treatment of Livent Equity Awards” and “—Existing Livent Executive Severance Agreements.”

GOLDEN PARACHUTE COMPENSATION
Named Executive Officers	Cash(1)	Equity(2)	Pension / NQDC(3)	Perquisites / Benefits(4)	Other(5)	Total
Paul W. Graves	$5,946,959	$6,165,407	$608,017	$88,866	$629,000	$13,438,249
Gilberto Antoniazzi	$2,495,158	$1,607,455	$692,021	$88,334	$517,500	$5,400,467
Sara Ponessa	$1,462,126	$1,171,701	$132,486	$58,623	$508,500	$3,333,436
(1)
Cash. As described in the section above entitled “—Existing Livent Executive Severance Agreements,” the amount shown is equal to (A) three times (and two times for Ms. Ponessa) the sum of base salary plus target annual incentive, calculated by using the highest annualized base salary and target annual incentive available to the NEO during his/her career with Livent; plus (B) the pro rata amount of any annual incentive award payable as of the effective time.

(2)
Equity. As described in the section above entitled “—Treatment of Livent Equity Awards,” the amount shown represents the value of the Livent RSUs, Livent PSUs and Livent Options, calculated as follows:

Named Executive Officers	Livent RSUs(a)	Livent PSUs(b)	Livent Options(c)	Value of All Equity Awards
Paul W. Graves	$3,687,453	$1,085,354	$1,392,600	$6,165,407
Gilberto Antoniazzi	$960,381	$278,969	$368,105	$1,607,455
Sara Ponessa	$701,861	$215,112	$254,728	$1,171,701
(a)
All unvested Livent RSUs will be assumed by NewCo and then vest on a pro rata basis upon the change in control, even if the NEO was not terminated. The amounts shown reflect the market value of the Livent RSUs calculated based on the stock price of $25.37 per share (the average closing market price over the first five business days following the first public announcement of the transaction on May 10, 2023), consisting of (i) for Mr. Graves: $2,264,515 that would accelerate on a “single-trigger” basis upon the change in control and an additional $1,422,938 that would accelerate on a “double-trigger” basis if the NEO is terminated within two years following the change in control due to either a termination by Livent or its applicable affiliate without “cause” or a resignation by the NEO with “good reason,” (ii) for Mr. Antoniazzi: $596,631 that would accelerate on a “single-trigger” basis and an additional $363,750 that would accelerate on a “double-trigger” basis and (iii) for Ms. Ponessa: $419,394 that would accelerate on a “single-trigger” basis and an additional $282,467 that would accelerate on a “double-trigger” basis.

(b)
All unvested PSUs will accelerate in full at the better of target or actual performance upon the change in control. The amounts shown reflect the market value of the accelerated Livent PSUs assuming target performance, based on the stock price of $25.37 per share.

(c)
All Livent Options will be assumed by NewCo upon the change in control. As disclosed above, each Livent Assumed Option will be subject to substantially the same terms and conditions as applied to the related Livent Option immediately prior to the effective time. No converted Livent Options vest at the effective time based solely on the closing of the merger. The amounts shown reflect the market value of the Livent Options that would accelerate on a “double-trigger” basis in the event that an NEO is terminated within two years following the change in control due to either a termination by Livent or its applicable affiliate without “cause” or a resignation by the NEO with “good reason,” calculated at a per share value of $25.37. The ultimate value of accelerated vesting for the foregoing options will depend on the stock price on the date of exercise.

(3)
Pension/NQDC. The amount shown is equal to three times (and two times for Ms. Ponessa) the sum of the annual company contributions made on the NEO’s behalf to the Livent Savings and Investment Plan and the Livent Nonqualified Savings Plan.

(4)
Perquisites / Benefits. Represents welfare benefits of health care and dental, life insurance and disability insurance continuation for three years (and two years for Ms. Ponessa). The amounts shown are the estimated cost to Livent for such benefits during the period.

(5)
The amounts reported in this column reflect (A) the maximum amount that could be paid by Livent to the NEOs with respect to outplacement services, (B) the cash retention bonuses that will be payable to Mr. Antoniazzi and Ms. Ponessa (consisting of $250,000 for each of Mr. Antoniazzi and Ms. Ponessa) and (C) the cash transaction bonuses that will be payable to Mr. Graves, Mr. Antoniazzi and Ms. Ponessa (consisting of $500,000, $200,000 and $200,000, respectively). The NEOs are entitled to outplacement services, which are capped at 15% of the NEO’s base salary. The actual amounts paid in respect of such services will be determined based upon the outplacement services obtained, if any, by an NEO upon termination. The cash retention bonuses for Mr. Antoniazzi and Ms. Ponessa will be payable on the one-year anniversary of the closing of the merger, contingent upon their continued employment with the combined company or any applicable affiliate through the one-year anniversary of the closing of the merger or the prior termination of their employment by the combined company or any applicable affiliate without “cause.” The cash transaction bonuses will be payable upon the closing of the merger, contingent upon continued employment through such event. For additional information on the retention bonus program and the transaction bonuses, see the sections above entitled “—Livent Retention Program” and “—Livent Transaction Bonus Program.”

Interests of Allkem’s Directors and Executive Officers in the Transaction
Certain of Allkem’s directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of holders of Allkem Shares generally. Certain of such interests are described in more detail below.
In addition, following completion of the transaction, certain members of the Allkem Board will serve as directors of NewCo, as further described below and in the section entitled “Management and Corporate Governance of NewCo” beginning on page 289 of this proxy statement/prospectus.

Treatment of Allkem Performance Right Awards
Allkem’s executive officers hold Allkem performance right awards (“Allkem Performance Rights”). The Transaction Agreement provides that, upon completion of the transaction, the Allkem equity awards outstanding as of the time the Livent Stockholder Approval and Allkem Shareholder Approval have both been received (“outstanding and unvested Allkem Performance Rights” or “outstanding Allkem Performance Rights”) will be treated as follows:
•
If Role Not Made Redundant. No later than the date of scheme effectiveness, each outstanding and unvested Allkem Performance Right held by an employee of Allkem whose role is not being made redundant in connection with the transaction will vest in the proportion to be determined by the Allkem Board, with any performance conditions deemed to have been met. However, pursuant to the terms of the Transaction Agreement, no less than 60% and no more than 70% of the aggregate number of outstanding and unvested Allkem Performance Rights that are held by employees of Allkem whose roles are not being made redundant in connection with the transaction may vest by no later than the date of scheme effectiveness. The vested Allkem Performance Rights will be exchanged for Allkem Shares prior to the Scheme Record Date and be eligible to receive the scheme consideration in connection with the scheme. The remaining outstanding and unvested Allkem Performance Rights will lapse and be of no further force or effect by no later than the date of scheme effectiveness and, as soon as practicable following the date of scheme implementation, NewCo will grant replacement awards to the prior holders who are employees of NewCo, which replacement awards will (i) be substantially comparable in value to the corresponding lapsed Allkem Performance Rights as of immediately prior to the date of scheme effectiveness, (ii) be in respect of NewCo Shares and (iii) if the employment of the holder of a replacement award is terminated as a result of redundancy in the 12 months following the date of scheme implementation, vest in full upon such termination.

•
If Role Made Redundant. No later than the date of scheme effectiveness, each outstanding and unvested Allkem Performance Right held by an employee of Allkem whose role is being made redundant in connection with the transaction will vest in the proportion to be determined by the Allkem Board, with any performance conditions deemed to have been met. Pursuant to the terms of the Transaction Agreement, up to 100% of the aggregate number of outstanding and unvested Allkem Performance Rights that are held by employees of Allkem whose roles are being made redundant in connection with the transaction may vest by no later than the date of scheme effectiveness. The vested Allkem Performance Rights will be exchanged for Allkem Shares prior to the Scheme Record Date and be eligible to receive the scheme consideration in connection with the scheme. The remaining outstanding and unvested Allkem Performance Rights will lapse and be of no further force or effect by no later than the date of scheme effectiveness.

In accordance with the terms outlined above, the Allkem Board has determined that the outstanding and unvested Allkem Performance Rights —including certain outstanding and unvested Allkem Performance Rights held by the current Chief Executive Officer of Allkem, Mr. Martín Pérez de Solay, and the current acting Chief Financial Officer of Allkem, Mr. Christian Cortes—will vest no later than the date of scheme effectiveness pursuant to the following table:
	Percentage of Allkem Performance Rights that will vest by no later than the date of scheme effectiveness:
	Allkem Performance Rights issued for Fiscal Year 2022	Allkem Performance Rights issued for Fiscal Year 2023	Allkem Performance Rights issued for Fiscal Year 2024
Management Long-Term Incentive Program Allkem Performance Rights (with vesting based on base production capacity)	98%	100%	16%
Management Long-Term Incentive Program Allkem Performance Rights (with vesting based on bonus production capacity)	0%	0%	16%
Management Long-Term Incentive Program Allkem Performance Rights (with vesting based on relative total shareholder return)	100%	100%	16%

	Percentage of Allkem Performance Rights that will vest by no later than the date of scheme effectiveness:
	Allkem Performance Rights issued for Fiscal Year 2022	Allkem Performance Rights issued for Fiscal Year 2023	Allkem Performance Rights issued for Fiscal Year 2024
Management Long-Term Award Allkem Performance Rights (granted to members of management who do not participate in the Management Long-Term Incentive Program, with vesting based on continued employment as of the end of a three-year vesting period)	100%	100%	100%
Merger Retention Allkem Performance Rights (granted in connection with the Galaxy/Orocobre Merger, with vesting based on continued employment as of the vesting date of August 25, 2024)	100%	N/A	N/A
In accordance with the table above, as of the date of this proxy statement/prospectus, 238,772 of Mr. Pérez de Solay’s outstanding and unvested Allkem Performance Rights are expected to vest by no later than the date of scheme effectiveness. Further, 51,112 of Mr. Cortes’s outstanding and unvested Allkem Performance Rights are expected to vest by no later than the date of scheme effectiveness.
The outstanding and unvested Allkem Performance Rights that do not vest per the table above will lapse and be of no further force or effect by no later than the date of scheme effectiveness.
Arrangements with Livent
As of the date of this proxy statement/prospectus, there are no employment, equity contribution or other agreements, arrangements or understandings between any Allkem directors or executive officers, on the one hand, and Livent, on the other hand. The transaction is not conditioned upon any non-employee director or executive officer of Allkem entering into any such agreements, arrangements or understandings.
Allkem 2023 and 2024 Annual Compensation
Under the Transaction Agreement, Allkem may modify or increase the compensation or benefits payable or to become payable to any of its directors and executive officers in the ordinary course of business consistent with past practice and pay or award, or commit to pay or award, any bonuses or incentive compensation as part of Allkem’s fiscal years 2023 and 2024 annual compensation programs consistent with its past practice or otherwise in the ordinary course of business consistent with past practice.
In light of the transaction, the Allkem Board has determined that the cash and Allkem Performance Rights components of a management short-term incentive program maintained by Allkem—in which Mr. Pérez de Solay and Mr. Cortes participate—that Allkem has historically awarded on an annual basis will be paid out, pro rata, in cash for Allkem’s 2024 fiscal year assuming the transaction is completed. For certain members of Allkem’s executive team—including Mr. Pérez de Solay and Mr. Cortes—the amount of such payments will be determined based upon the satisfaction of certain established key performance indicators and the timing of the completion of the transaction.
Allkem Transaction Completion Bonuses
In connection with the transaction, the Allkem Board approved transaction completion bonuses payable to certain employees of Allkem upon the completion of the transaction. Such transaction completion bonuses are intended to reward the significant time and effort spent by these employees in connection with the design, negotiation and completion of the transaction. Upon the completion of the transaction, Mr. Pérez de Solay will be entitled to receive a transaction completion bonus of $500,000, subject to certain terms and conditions and payable in cash upon completion of the nine month notice period in connection with the plan for the cessation of his employment (as described further below in “—Allkem Chief Executive Officer Arrangements”). Upon the completion of the transaction, Mr. Cortes will be entitled to receive a transaction completion bonus of $200,000, subject to certain terms and conditions and payable in cash.
Additionally, in connection with the transaction, the Allkem Board approved special exertion fees for the members of the Allkem Board (other than Mr. Pérez de Solay). Such special exertion fees are intended to recognize the significant time and effort spent by these directors in connection with the evaluation, design and negotiation of the transaction. Upon the mailing of the scheme booklet to Allkem shareholders, (i) Mr. Peter Coleman will be entitled to receive special exertion fees of $65,000, (ii) Ms. Leanne Heywood, Mr. Richard Seville and Mr. John Turner will each be entitled to receive special exertion fees of $40,000 and (iii) Mr. Fernando Oris de Roa, Ms. Florencia Heredia and Mr. Alan Fitzpatrick will each be entitled to receive special exertion fees of $30,000, in each case payable in cash.
Allkem Retention Program
Under the Transaction Agreement, Allkem and its subsidiaries may establish a retention program in connection with the transaction, under which Allkem may grant cash-based retention awards to any service providers of Allkem (including Allkem’s executive officers) with a value of up to $7.5 million in the aggregate, with no individual grant to exceed $250,000. In August 2023, with Livent’s consent, Allkem approved an increase of the potential cash retention pool from $7.5 million to $13 million in the aggregate.
Accordingly, the Allkem Board has approved a retention program. Under the Allkem retention program, if Mr. Pérez de Solay remains employed by Allkem or NewCo for nine months following the completion of the transaction in connection with the plan for the cessation of his employment (as described further below in “—Allkem Chief Executive Officer Arrangements”), he will be entitled to receive a retention bonus of $187,500, payable in cash and subject to certain terms and conditions. Under the Allkem retention program, if Mr. Cortes remains employed by NewCo for 12 months following the completion of the transaction, he will receive a retention bonus of $250,000, payable in cash.
Combined Company Board of Directors and Executive Officers
Six of NewCo’s 12 board members will be members of the current Allkem Board, each of whom have been nominated by Allkem. The current Chairman of the Allkem Board, Mr. Peter Coleman, will serve as the Chair of the board of directors of NewCo. The Allkem Nominees for the NewCo board of directors are: (i) Peter Coleman, (ii) Alan Fitzpatrick, (iii) Florencia Heredia, (iv) Leanne Heywood, (v) Fernando Oris de Roa and (vi) John Turner.
Pursuant to the Transaction Agreement, the executive leadership structure of NewCo (other than the Chief Executive Officer and Chief Financial Officer of NewCo, who will be the current Chief Executive Officer and Chief Financial Officer of Livent, respectively) as of the effective time was contemplated to be mutually determined by Livent and Allkem prior to the scheme effectiveness, and the persons to fill such positions as of the effective time were contemplated to be mutually determined by Livent and Allkem prior to the scheme effectiveness with the objective of filling such positions with the most qualified persons. Pursuant to the Transaction Agreement, the parties have since made this determination, and Mr. Cortes is expected to be on the senior management team of NewCo as the Chief Integration Officer, subject to agreement upon the terms of his employment with NewCo.
See “Management and Corporate Governance of NewCo” beginning on page 289 of this proxy statement/prospectus for additional information regarding the composition of the board of directors and executive officers of NewCo following the completion of the transaction.
Combined Company Employment Arrangements
As of the date of this proxy statement/prospectus, none of Allkem’s executive officers have (i) reached an understanding on potential employment or other retention terms with NewCo (other than with respect to Mr. Cortes to the extent described above) or (ii) entered into any definitive agreements or arrangements regarding employment or other retention with NewCo to be effective at or following the completion of the transaction. However, prior to the scheme implementation, Allkem may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Allkem’s employees to be effective as of the scheme implementation, subject to the terms of the Transaction Agreement.
Combined Company Equity Compensation
In connection with the transaction, NewCo intends to adopt a new equity incentive plan. The purpose of the equity incentive plan will be to motivate and reward performance of NewCo’s directors, executives, other employees and consultants and to further the best interests of NewCo and its shareholders. As of the date of this proxy statement/prospectus, the terms and conditions of such equity incentive plan have not yet been determined.

Combined Company Director Compensation
In connection with the transaction, NewCo intends to adopt a new director compensation program. The purpose of the director compensation program will be to attract and retain a high caliber of directors and align their interests to NewCo’s shareholders. As of the date of this proxy statement/prospectus, the terms and conditions of such director compensation program have not yet been determined.
Allkem Chief Executive Officer Arrangements
Following the completion of the transaction, the current Chief Executive Officer of Allkem, Mr. Pérez de Solay, is expected to cease being employed by Allkem and NewCo. Pursuant to the terms of his existing employment agreement with Allkem, Mr. Pérez de Solay is expected to remain an employee of Allkem for approximately nine months following the completion of the transaction. In accordance with the provisions of his existing employment agreement, and in addition to the compensation and other benefits described elsewhere in this section (including the Allkem Performance Rights vesting, the management short-term incentive program payments, the transaction completion bonus, the retention bonus and the redundancy payment), Mr. Pérez de Solay will be eligible to receive: (i) a pro rata portion of his current annual salary for the period following the completion of the transaction during which he remains employed by Allkem and the remainder of the month during which the employment separation occurs; (ii) prorated management long-term incentive program and management short-term incentive program cash payments; and (iii) any other entitlements required to be paid under applicable law.
As of the date of this proxy statement/prospectus, the specific role and responsibilities of Mr. Pérez de Solay for the period following the completion of the transaction during which he remains employed by Allkem have not yet been determined, but his responsibilities may include assisting to facilitate the integration process.
At approximately the time of the completion of the transaction, either Allkem or NewCo is expected to enter into a letter agreement with Mr. Pérez de Solay outlining the compensation and other benefits for which he is eligible in connection with his employment separation. Certain of the payments to be made to Mr. Pérez de Solay are conditional upon a formal separation deed being signed by Mr. Pérez de Solay at the end of his employment with Allkem.
Allkem Redundant Employees Program
In connection with Mr. Pérez de Solay’s employment separation described above, he will be entitled to receive certain benefits including (i) all amounts payable to him under Allkem’s long-term and short-term incentive programs, (ii) a payment equal to the applicable pro rata portion of the maximum amount of the retention bonus for which he was eligible, as described above, (iii) a severance payment equal to 50% of his annual compensation (equal to his base salary and required statutory entitlements for calculation of severance), which is based on his years of service as of the date of transaction completion, and (iv) any other statutory entitlements (other than statutory severance or notice or payment in lieu of notice where applicable, which are covered by the foregoing clause (iii)), in each case subject to certain terms and conditions and a general release of claims in favor of NewCo and its affiliates, among other things.
In addition, the Allkem Board has approved a redundancy program in connection with the transaction providing for benefits potentially payable to the limited number of employees of Allkem whose roles will be made redundant or materially change as a consequence of the completion of the transaction. Under this program, certain Allkem employees whose roles are deemed redundant or materially changed—including Mr. Cortes—may be eligible to receive benefits if their employment with NewCo or Allkem is terminated by NewCo or Allkem (because of such redundancy or change) or by the employees (for any reason).
Accordingly, in the event that Mr. Cortes does not agree upon the terms of his employment with NewCo, he will be entitled to receive an amount equal to the greater of (i) the maximum amount of the retention bonus for which he was eligible, as described above, and (ii) the maximum amount of the severance payment for which he would have been eligible, as described below, subject to certain terms and conditions and payable in cash.
In the event Mr. Cortes does agree upon the terms of his employment with NewCo but his employment with NewCo is terminated by NewCo or by himself (for any reason) within six months of the date of scheme effectiveness, he will be entitled to receive certain benefits including (i) all amounts payable to him under Allkem’s long-term and short-term incentive programs, (ii) a payment equal to the applicable pro rata portion of the maximum amount of the retention bonus for which he was eligible, as described above, (iii) a severance payment equal to the greater of any statutory or contractual redundancy or severance entitlements, the remaining pro rata portion of the maximum amount of the retention bonus for which he was eligible, as described above, and 80% of his annual compensation (equal to his base salary and required statutory entitlements for calculation of severance), which is based on his years of service as of the last day of his employment, and (iv) any other statutory entitlements (other than statutory severance or notice or payment in lieu of notice where applicable, which are covered by the foregoing clause (iii)), in each case subject to certain terms and conditions and a general release of claims in favor of NewCo and its affiliates, among other things. However, if at the time of the termination of his employment with NewCo payments required by contract or law to be made to Mr. Cortes are greater than those outlined above, he will alternatively be eligible to receive such greater payments.
Indemnification; Directors’ and Officers’ Insurance
See “The Transaction Agreement—Directors’ and Officers’ Insurance and Indemnification” beginning on page 165 of this proxy statement/prospectus for a summary of the obligations of NewCo with respect to indemnification of and insurance coverage for Allkem’s directors and executive officers after the completion of the transaction.
NewCo will provide for indemnification for its directors up to the full extent permitted by the Jersey Companies Law in its articles of association, and may also additionally provide for such indemnification in indemnity agreements with its directors although no such agreements have been entered into as of the date of this proxy statement/prospectus.
Allkem’s Reasons for the Transaction
After careful consideration, on May 10, 2023, the Allkem Board unanimously resolved that the entry into the Transaction Agreement and the proposed consummation of the transaction are in the best interests of Allkem and Allkem’s shareholders, approved the Transaction Agreement and the transaction and authorized the execution, delivery and performance of the Transaction Agreement, upon the terms and subject to the conditions set forth in the Transaction Agreement, among other things.
In reaching its determination, the Allkem Board reviewed a significant amount of public and confidential information, consulted with and received the advice of Allkem’s financial, technical, legal, accounting and tax advisors and gave due consideration to a number of factors that the Allkem Board believed supported its determination, including the following factors (not in any relative order of importance):
Strategic Considerations
The Allkem Board considered that the transaction is expected to provide a number of significant strategic opportunities, including the following:
•
the view that the transaction would create a leading global lithium chemicals producer with enhanced business-critical scale, including a presence in three major lithium geographies (i.e., the South American “lithium triangle,” Western Australia and Canada) and a combined lithium deposit base that is among the largest in the world;

•
the view that the combined company would have a highly complementary and vertically integrated business model, including exposure to a broad range of lithium chemical products, low-cost assets and a more resilient supply chain and enhanced operating flexibility and efficiency to better serve customers;

•
the view that the combined company would have a path to de-risk and accelerate growth, including achieving anticipated production capacity of approximately 250 kMT of LCE by calendar year 2027, due to its pipeline of growth projects and complementary expertise in hard rock mining, conventional and direct lithium extraction-based processes and lithium carbonate production and hydroxide processing; and

•
the view that the combined company would have a deeper pool of technical, capital and projects expertise in a human resource constrained industry, which would draw on best practice learnings from both companies.

Financial Considerations
The Allkem Board also considered that the transaction is expected to provide a number of significant financial opportunities for Allkem’s shareholders and the combined company, including the following:

•
the fixed exchange ratio for the consideration payable to Allkem’s shareholders in the transaction was based on each company’s estimated relative fundamental valuation contribution to the combined company’s risk-adjusted net asset value, on a pre-synergy basis;

•
the fact that the transaction is expected to result in Allkem’s shareholders owning approximately 56% of the combined company, compared to 53% that was implied by the volume-weighted average market prices of Allkem Shares and Livent Shares over the one-month period preceding the signing of the Transaction Agreement, which implies a premium of approximately 14% to Allkem’s shareholders (measured as the difference between the agreed Merger Exchange Ratio and the implied merger exchange ratio based on the prices of Allkem Shares and Livent Shares using volume weighted average share prices over this period, and calculated assuming Allkem shareholders exchange their Allkem Shares for NewCo Shares at an implied price of A$13.54 per share, which in turn was calculated using the one-month volume weighted average price of Livent Shares over the same period ($21.81), the Merger Exchange Ratio, and the average of the daily USD to AUD foreign exchange rates over the same period);

•	the view that the transaction would be accretive to Allkem’s and Livent’s shareholders on a net asset value per share basis following anticipated synergies;
•
the view that the transaction would provide approximately $125 million per year of estimated annual pre-tax cost synergies by 2027 (with the majority expected to be realized within three years of the transaction) (excluding the impact of approximately $40 million in estimated non-recurring costs to achieve these synergies), and approximately $200 million of estimated one-time capital expenditure savings expected by the end of 2025 largely from consolidated infrastructure, streamlined construction and procurement operations and leveraged complementary engineering work;

•
the view that the combined company would have a stronger financial profile and be positioned to accelerate and deliver upon a growth strategy with a strong balance sheet (including combined liquidity of approximately $1.4 billion based on the companies’ respective publicly reported information as of March 31, 2023 and limited indebtedness) and positive cash flow generation; and

•	the view that the transaction is generally expected to be cash-free and tax-free for both Allkem’s shareholders and Livent’s stockholders.
Other Factors Considered by the Allkem Board
In addition to considering the strategic and financial opportunities described above, the Allkem Board considered the following additional factors, which it viewed as supporting and informing its determination to approve the Transaction Agreement and the transaction:
•
the view that greater value is expected to be created for Allkem’s shareholders as the expected owners of approximately 56% of the combined company than as the owners of all of Allkem on a standalone basis, largely due to the factors described above;

•	the view that the transaction would be more value accretive for Allkem’s shareholders when compared to other available strategic alternatives considered by the Allkem Board;
•
the view that the transaction would provide Allkem’s shareholders with greater liquidity with respect to their investments, including through the primary listing of the NewCo Shares on the NYSE and a foreign exempt quotation of the CDIs on the ASX and seeking inclusion in key S&P indexes in the U.S. and the S&P / ASX 200 index in Australia (through pro rata CDI inclusion) based on the implied combined market capitalization of Livent and Allkem as well as other factors;

•	the scope of the due diligence investigation of Livent’s business, operations, financial condition, earnings and prospects conducted by and on behalf of Allkem, and the substantive results thereof;
•	the current and prospective business climate in the lithium industry;
•
the governance arrangements that are expected to enable the combined company to benefit from proven and experienced business leaders at both the board of directors and executive officer levels, including:

○	The NewCo board of directors consisting of 14 directors, seven of whom will be from Allkem’s existing board of directors and will be nominated by Allkem and seven of whom will be from Livent’s existing board of directors and will be nominated by Livent (the Transaction Agreement has since been amended to provide for 12 directors on the NewCo board of directors, but this remains evenly split between members of the Allkem Board and the Livent Board);
○	Mr. Peter Coleman, the current Chairman of the Allkem Board, serving as the Chair of the NewCo board of directors; and
○	directors nominated by Allkem serving as the Chairs of the Audit Committee and the Compensation Committee of the NewCo board of directors;
•	the commercial, operational and capital deployment teams of NewCo that are expected to be comprised of representatives from both Allkem and Livent and are expected to enable continuity of management;
•	the other terms and conditions of the Transaction Agreement and related documentation, including:
○	the nature and scope of the representations, warranties and covenants of Livent and Allkem in the Transaction Agreement;
○
the restrictions on Livent soliciting alternative transaction proposals from third parties and/or providing confidential due diligence information to, or engaging in discussions with, third parties interested in pursuing alternative transactions, except under certain circumstances;

○	the fact that Livent must pay Allkem a termination fee of $64.6 million if the Transaction Agreement is terminated under certain circumstances;
○
the fact that Allkem would not be required to pay Livent a termination fee if the Transaction Agreement is terminated due to regulatory impediments or, in the absence of a Competing Proposal, due to the failure of Allkem’s shareholders to approve the scheme, the failure of the Independent Expert to conclude that the scheme is in the best interests of Allkem’s shareholders or the failure of the Court to approve the scheme;

○
the provisions permitting Allkem, subject to certain terms and conditions, to change its board of directors’ recommendation or to propose or enter into an alternative transaction, and terminate the Transaction Agreement, in response to a Superior Proposal or an Intervening Event;

○
the right, subject to certain terms and conditions, to terminate the Transaction Agreement if the scheme is not effective on or before February 10, 2024 (subject to extension by either party until May 10, 2024 in order to obtain required antitrust, investment screening or other regulatory approvals);

○	the nature and scope of the restrictions on the conduct of Livent’s business until the consummation of the transaction or the termination of the Transaction Agreement;
○
the expectation that the restrictions on Allkem under the Transaction Agreement provide Allkem with sufficient operating flexibility to conduct its business in the ordinary course between the execution of the Transaction Agreement and the consummation of the transaction;

○
the fact that Allkem’s aggregate monetary liability for any breaches of the terms of the Transaction Agreement is limited to $64.6 million, except in the case of intentional and material breach or fraud;

○
the nature and scope of the obligations of Livent to use its reasonable best efforts to obtain the required governmental approvals under the antitrust and investment screening laws of specified jurisdictions, including to potentially agree to certain obligations and restrictions (including divestitures) that would not reasonably be expected to have a material and adverse impact on Livent or the benefits or synergies that Livent expects to realize from the transaction;

○
the fact that Allkem’s obligation to consummate the transaction is conditioned on its receipt of confirmation from the ATO that either the ATO is prepared to issue a class ruling or there are no material impediments which may prevent the ATO from issuing a class ruling confirming that qualifying Australian resident shareholders of Allkem will be eligible to choose rollover relief to the extent they receive NewCo Shares or CDIs in connection with the scheme; and

○
the nature and scope of the other conditions to the consummation of the transaction, including the absence of any events that have a material adverse effect on either party, the receipt of the required governmental approvals under the antitrust and investment screening laws of specified jurisdictions, the conclusion by the Independent Expert that the scheme is in the best interests of Allkem’s shareholders, the approval by the Court of the scheme and the approval by Allkem’s shareholders of the scheme; and
•	the likelihood and the anticipated timing of the consummation of the transaction based on, among other things:
○	the nature and scope of the conditions to the consummation of the transaction;
○	the possibility that a third party would make an offer to merge, acquire or otherwise enter into an extraordinary transaction with Livent or Allkem;
○
the likelihood that the ATO would confirm that either it is prepared to issue a class ruling or there are no material impediments which may prevent it from issuing a class ruling confirming that qualifying Australian resident shareholders of Allkem will be eligible to choose rollover relief to the extent they receive NewCo Shares or CDIs in connection with the scheme on a timely basis; and

○
the likelihood that the required governmental approvals under the antitrust and investment screening laws of specified jurisdictions would be received without the imposition of certain obligations and restrictions (including divestitures) that would reasonably be expected to have a material and adverse impact on a party or the benefits or synergies that a party expects to realize from the transaction on a timely basis.

In the course of its deliberations regarding the transaction, the Allkem Board also identified and considered a number of uncertainties and risks, including the following (not in any relative order of importance):
•
the challenges inherent in completing the transaction on the anticipated timetable, including the fact that consummation of the transaction depends on factors outside of Allkem’s control such as regulatory approvals, conclusion by the Independent Expert that the scheme is in the best interests of Allkem’s shareholders, approval of the scheme by the Court, approval of the scheme by Allkem’s shareholders and approval of the transaction by Livent’s stockholders, and that there can be no assurance that the conditions that must be satisfied or waived for the transaction to occur will be satisfied or waived;

•	the risk that required regulatory approvals, the receipt of which is beyond Allkem’s and Livent’s control, may be delayed, conditioned or denied;
•	the risk that Livent’s stockholders or Allkem’s shareholders vote against the proposals at the Livent Special Meeting or Allkem’s scheme meeting, respectively;
•
the challenges inherent in integrating the businesses, operations and workforces of Livent with those of Allkem, and developing and executing a successful strategy and business plan for the combined company;

•
the potential for management diversion and employee attrition during the period prior to the consummation of the transaction, and the potential negative effects on Allkem’s and, ultimately, the combined company’s, business operations and relationships;

•
the risk that, despite the efforts of Allkem and Livent prior to the consummation of the transaction, the combined company may lose its relationships with one or more significant customers, suppliers or other strategic partners or be unable to retain key officers or other employees;

•
the risk of not capturing the anticipated cost savings and synergies and performance improvements, and the risk that other anticipated benefits described above might not be realized, take longer to achieve or involve additional costs to achieve;

•	the challenges inherent in the combination of two business enterprises of the size and scope of Allkem and Livent and the cross-border nature of the combined company;
•
the fact that Allkem and Livent have incurred and will continue to incur significant transaction costs and expenses in connection with the transaction, regardless of whether the transaction is consummated, and that those costs may be greater than anticipated;

•
the risk that the accounting treatment of the transaction differs from what the parties had anticipated at the time of execution of the Transaction Agreement, and that additional expenses and inefficiencies may result from that treatment;

•	the risk that NewCo could be treated as a domestic corporation for U.S. federal income tax purposes, and the tax expenses and inefficiencies that may result from that treatment;
•	the risks associated with becoming a U.S. domestic registrant subject to U.S. securities laws, including associated costs, compliance and reporting requirements;
•
the risks associated with establishing NewCo’s primary stock exchange listing in the U.S. on the NYSE and the risk that NewCo may not be included in indices in the U.S. and Australia (including an S&P index in the U.S. and the S&P / ASX 200 index in Australia);

•	certain terms of the Transaction Agreement, including, among other things:
○
the restrictions on Allkem soliciting alternative transaction proposals from third parties and/or providing confidential due diligence information to, or engaging in discussions with, third parties interested in pursuing alternative transactions, except under certain circumstances;

○	the fact that Allkem must pay Livent a termination fee of $64.6 million if the Transaction Agreement is terminated under certain circumstances;
○
the provisions permitting Livent, subject to certain terms and conditions, to change its board of directors’ recommendation or propose or enter into an alternative transaction, and to terminate the Transaction Agreement, in response to a Superior Proposal or an Intervening Event;

○
the nature and scope of the obligations of Allkem to use its reasonable best efforts to obtain the required governmental approvals under the antitrust and investment screening laws of specified jurisdictions, including, under certain circumstances and subject to specified limits, potentially being required to divest certain assets or commit to limitations on the business of Allkem to the extent provided in the Transaction Agreement;

○
the nature and scope of the restrictions on the conduct of Allkem’s business until the consummation of the transaction or termination of the Transaction Agreement, which may delay or prevent Allkem from undertaking certain opportunities that may arise;

○
the fact that Livent’s aggregate monetary liability for any breaches of the terms of the Transaction Agreement is limited to $64.6 million, except in the case of intentional and material breach or fraud; and

○
the fact that the definition of “Material Adverse Effect” has a number of customary exceptions, as described in detail in the section entitled “The Transaction Agreement—Conditions That Must Be Satisfied or Waived for the Transaction to Occur” beginning on page 167 of this proxy statement/prospectus, and is generally a very high standard as applied by courts; and

•
the risks of the type and nature described under “Risk Factors,” beginning on page 37 of this proxy statement/prospectus, and the matters described under “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 14 of this proxy statement/prospectus.

The Allkem Board determined that, overall, these uncertainties and risks were outweighed by the potential significant benefits that the Allkem Board expects Allkem’s shareholders to achieve as a result of the transaction. The Allkem Board was aware that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The foregoing discussion of the factors considered by the Allkem Board is not intended to be exhaustive, but rather includes the material factors considered by the Allkem Board. In view of the complexity and wide variety of factors considered in connection with its evaluation of the transaction, both positive and negative, Allkem did not find it practicable or useful and did not attempt to quantify or otherwise assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transaction Agreement and the transaction. In addition, individual members of the Allkem Board may have given differing weights to different factors or viewed each factor as more or less positive or negative. The Allkem Board made its determination after considering the totality of the information available to it and the factors involved as a whole, including the factors described above, and weighing perceived benefits of the transaction against potential risks.
The explanation of the reasoning of the Allkem Board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 14 of this proxy statement/prospectus.
Regulatory Approvals
Antitrust Clearance in the U.S.
The merger is subject to the requirements of the HSR Act, which prevents the parties from consummating the transaction until, among other things, Livent and Allkem have filed notifications with and furnished certain information to the FTC and the Antitrust Division and the 30-calendar day waiting period has expired or been terminated by the FTC or the Antitrust Division. If the FTC or the Antitrust Division issues a request for additional information and documentary material (a “second request”) prior to the expiration of the initial waiting period, Livent and Allkem must observe a second 30-calendar day waiting period, which would begin to run only after each of Livent and Allkem has substantially complied with the second request, unless such waiting period is terminated earlier or the waiting period is otherwise extended through agreement by the FTC or the Antitrust Division and the parties to the transaction.
Each of Livent and Allkem filed a Notification and Report Form for Certain Mergers and Acquisitions with the Antitrust Division and the FTC as required pursuant to the HSR Act. On August 17, 2023, at 11:59 p.m., Eastern Time, the required waiting period under the HSR Act for the transaction expired.
At any time before or after the termination of the statutory waiting periods under the HSR Act, or before or after the effective time, the Antitrust Division and others may take action under U.S. antitrust laws, including seeking to enjoin the completion of the merger, to rescind or other unwinding of the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. Although neither Livent nor Allkem believes that the merger will violate U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Private parties may also seek to take legal action under U.S. antitrust laws under certain circumstances.
Non-U.S. Antitrust Clearances
Livent and Allkem derive revenues and have assets in other jurisdictions where merger control filings or clearances may be necessary or recommended. Approval has been received from the applicable antitrust authorities in Canada, China, Japan and South Korea and a courtesy letter has been sent to the antitrust authority in Australia.
Livent and Allkem may also make merger control filings in a limited number of additional jurisdictions, but completion of the transaction is not conditioned on clearance from those jurisdictions having been achieved or waived. Although neither Livent nor Allkem believes that the transaction will violate antitrust laws outside of the U.S., there can be no assurance that non-U.S. regulatory authorities or, under certain circumstances, private parties, will not attempt to challenge the transaction on antitrust grounds or for other reasons.
Investment Clearances and Regulations
Livent and Allkem are active in jurisdictions where investment screening law filings or clearances may be necessary or recommended. Approval has been received from the applicable investment screening authorities in the United Kingdom and Australia.
Additionally, the Committee on Foreign Investment in the U.S. (“CFIUS”) is an interagency committee authorized to review certain transactions involving foreign investment in the U.S. by foreign persons in order to determine the effect of such transactions on the national security of the U.S. Transactions that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) are subject to CFIUS jurisdiction. Because Allkem is considered a “foreign person” and the transaction would result in “control” of a “U.S. business” under such applicable rules and regulations, the transaction is subject to CFIUS jurisdiction. Clearance under CFIUS laws is a condition to the consummation of the transaction and the transaction cannot be consummated until clearance under CFIUS laws has been received or waived. CFIUS unconditionally cleared the transaction on August 28, 2023, and therefore, the closing condition related to clearance under CFIUS laws in the U.S. has been satisfied.
Australian Court and Allkem Shareholder Approval
Under the Australian Corporations Act, the scheme must be approved by both Allkem shareholders and the Court to become effective. At the First Court Hearing, Allkem will seek orders to convene a meeting of Allkem shareholders to vote on a resolution to approve the scheme. The shareholders’ resolution to approve the scheme must be passed by: (i) a majority in number of Allkem shareholders that are present and voting at the scheme meeting (either in person or by proxy, attorney or in the case of a corporation its duly appointed corporate representative); and (ii) 75% or more of the votes cast on the resolution by Allkem shareholders who are present and voting at the scheme meeting (either in person or by proxy, attorney or in the case of a corporation its duly appointed corporate representative). If the resolution to approve the scheme is passed at the scheme meeting and all other conditions to the scheme implementation are satisfied or waived, except for conditions relating to the approval of the Court or lodgment of the Court order approving the scheme, Allkem will then seek approval of the Court for the scheme at the Second Court Hearing. The First Court Hearing occurred on November 8, 2023.
Accounting Treatment
The transaction is being accounted for as a business combination using the acquisition method with Livent as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the transaction, the entity that issues equity interests is generally the acquiring entity. However, under certain situations, the acquirer for accounting purposes may not necessarily be the entity that issues its equity interest to effect the business combination, particularly when the entity was newly created by one or more parties to a business combination. After careful consideration, Livent has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•	NewCo is a shell company and was formed in contemplation and for the purpose of completing the transaction;
•	Livent initiated the negotiation of the transaction;
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The Chief Executive Officer and the Chief Financial Officer of Livent will continue as the Chief Executive Ofﬁcer and Chief Financial Ofﬁcer, respectively, of NewCo and Livent’s other executive officer, Ms. Sara Ponessa, General Counsel, will continue to perform the same role for NewCo;

•	Under the NewCo articles of association, the Chief Executive Officer has the authority to select NewCo’s officers other than those required to be elected by the NewCo board of directors;
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The NewCo board of directors will be split evenly with six nominees from each of Livent and Allkem with equal voting rights, and matters on which the NewCo board of directors is deadlocked will not be approved (in this regard, the appointment of Mr. Peter Coleman, who is Allkem’s current Chairman, as the Chair of the NewCo board of directors did not impact the analysis because NewCo’s Chair will not have any tie-breaking or other special voting powers or any ability to affect the voting powers of the other NewCo directors under NewCo’s articles of association);

•
There was an implied approximately 14% premium (measured as the difference between the agreed Merger Exchange Ratio and the implied merger exchange ratio based on the prices of Allkem Shares and Livent Shares, using volume weighted average share prices over one month from April 10, 2023 through May 9, 2023, the day immediately prior to the date of the Transaction Agreement) to Allkem shareholders;

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Notwithstanding that former shareholders of Allkem will own approximately 56% of the NewCo Shares (either directly or through CDIs) compared to Livent stockholders owning approximately 44%, on a fully diluted basis, the shareholders of NewCo will be diffuse with no holder or group of holders having a significant voting or minority ownership and there is no large minority interest and, as discussed above, the NewCo board of directors representing the shareholders will be split evenly with six nominees from each of Livent and Allkem, and each director (including the Chair) will have equal voting rights; and

•
Livent had a similar total market capitalization to Allkem prior to the announcement of the transaction, notwithstanding Allkem’s larger size in terms of assets, earnings and revenues as of the date of this proxy statement/prospectus.

Accordingly, Allkem’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the transaction with the excess of the purchase consideration over the fair value of Allkem’s net assets being recorded as goodwill, and Livent’s assets and liabilities will continue to be recorded at their pre-transaction historical carrying value for all periods presented in the financial statements of the combined company. Livent’s valuation work with respect to Allkem’s assets and liabilities is ongoing and subject to change. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174 of this proxy statement/prospectus for more detail.
Listing of NewCo Shares and CDIs
NewCo, Livent and Allkem will use their respective reasonable best efforts to obtain listing approval from the NYSE for the NewCo Shares to be issued to the holders of Livent Shares and the NewCo Shares to be issued to eligible holders of Allkem Shares (including NewCo Shares underlying CDIs issued to eligible Allkem shareholders). NewCo, Livent and Allkem will also use their respective reasonable best efforts to obtain approval for the admission of NewCo as a foreign exempt listing to the official list of ASX and the approval for official quotation of the CDIs to allow Allkem shareholders to trade CDIs on the ASX.
Delisting and Deregistration of Livent Shares
Following the completion of the transaction, the Livent Shares will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded. At such time, Livent will cease filing its own periodic and other reports with the SEC.
Delisting of Allkem Shares
Following the completion of the transaction, Allkem will be delisted from the ASX and the TSX and Allkem Shares will cease to be quoted on ASX.
Dissenters’ Rights of Livent Stockholders
Under Section 262 of the DGCL, holders of Livent Shares are not entitled to exercise dissenters’ or appraisal rights in connection with the merger because Livent Shares are listed on the NYSE and holders of Livent Shares (other than certain excluded shares) are not required to receive consideration other than NewCo Shares, which are expected to be listed on the NYSE.
Appraisal or dissenters’ rights are not available in all circumstances. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. However, appraisal rights are available for the shares of any classes or series of stock of a constituent corporation if the holders thereof are required by the terms of the merger agreement to accept for their shares anything other than: (i) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), (ii) shares of stock of any other corporation that is publicly listed or held by more than 2,000 holders of record (or depositary receipts in respect thereof), (iii) cash in lieu of fractional shares or fractional depositary receipts described above, or (iv) any combination of the foregoing. Because Livent Shares are listed on the NYSE, a national securities exchange, and because Livent stockholders will receive as merger consideration only NewCo Shares, which are expected to be publicly listed for trading on the NYSE upon the completion of the merger, and cash in lieu of fractional shares, Livent stockholders will not be entitled to appraisal rights in connection with the merger.
Material U.S. Federal Income Tax Considerations for U.S. Holders
The following is a discussion of the material U.S. federal income tax considerations generally applicable to U.S. holders (as defined below) with respect to the merger and the scheme, consummated as described in the Transaction Agreement and this proxy statement/prospectus, and with respect to the ownership and disposition of NewCo Shares. This discussion applies only to U.S. holders who exchange their Livent Shares for NewCo Shares in the merger, and who hold the Livent Shares, and who will hold the NewCo Shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is based upon the Code, Treasury Regulations promulgated thereunder, judicial authorities and administrative rulings and decisions, all as in effect on the date hereof. These authorities may change, possibly with retroactive effect, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion does not describe all of the tax considerations that may be relevant to a U.S. holder in light of the holder’s particular circumstances (such as the unearned income Medicare contribution tax or the alternative minimum tax). It also does not describe U.S. state and local and non-U.S. tax considerations. Further, it does not address tax considerations applicable to U.S. holders of Allkem Shares.
This discussion is not intended to be a complete analysis and does not address all potential tax considerations that may be relevant to a U.S. holder. Moreover, this discussion does not address particular tax considerations that may be applicable to a U.S. holder subject to special treatment under the Code, including:
•	certain financial institutions;
•	an insurance company;
•	a regulated investment company, real estate investment trust, or mutual fund;
•	a dealer or electing trader in securities that uses a mark-to-market method of tax accounting;
•	a person who holds Livent Shares, or will hold NewCo Shares, as the case may be, as part of a “straddle,” integrated transaction or similar transaction;
•	a person who holds Livent Shares, or will hold NewCo Shares, as the case may be, in an individual retirement or other tax-deferred account;
•	a person whose functional currency is not the U.S. dollar;
•
a person who received Livent Shares, or who acquires NewCo Shares, as the case may be, pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

•	a person required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;
•	a person who holds Livent Shares, or will hold NewCo Shares, as the case may be, in connection with a trade or business conducted outside of the U.S.;
•
an entity or arrangement treated as a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes); or

•	a tax-exempt entity.
In addition, this discussion does not address the tax consequences to a U.S. holder who holds Livent Shares and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of NewCo immediately after the transaction pursuant to the applicable Treasury Regulations under Section 367 of the Code (a “five-percent transferee shareholder”). A U.S. holder who believes they could become a five-percent transferee shareholder of NewCo should consult their own tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement with the IRS, which might be a condition to the U.S. holder’s ability to obtain tax-free treatment in the transaction.
For purposes of this summary, a U.S. holder is a beneficial owner of Livent Shares and, after the transaction, NewCo Shares who is:
•	an individual citizen or resident of the U.S.;
•	a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S., any state therein or the District of Columbia; or
•	an estate or trust the income of which is subject to U.S. federal income tax without regard to its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes exchanges its Livent Shares in the merger, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. Partners in a partnership that intends to exchange its Livent Shares in the merger are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
U.S. holders are urged to consult their own tax advisor as to the U.S. federal income tax consequences of the merger and the scheme, including the income tax consequences arising from the U.S. holder’s own facts and circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences arising out of the merger and the scheme and the ownership and disposition of NewCo Shares.
U.S. Federal Income Tax Consequences to U.S. Holders of the Merger and the Scheme, including the Exchange of Livent Shares for NewCo Shares
Application of Sections 351 and 368 of the Code
In connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Davis Polk has rendered to NewCo its opinion, dated October 30, 2023, to the effect that, based upon and subject to the assumptions, exceptions, limitations and qualifications set forth therein and in the federal income tax opinion filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part (including, for the avoidance of doubt, the assumption that market conditions between the date of such opinion and the effective time do not impact the relative valuation of Livent and Allkem for purposes of Treasury Regulations Section 1.367(a)-3(c) and Section 7874(a)(2)(B) of the Code), and representations from Livent, Allkem, and NewCo, (i) either (A) the merger will qualify as a reorganization under Section 368(a) of the Code, or (B) the merger and the scheme, taken together, will qualify as an exchange described in Section 351(a) of the Code, (ii) the transfer of Livent Shares (other than certain excluded shares) by Livent stockholders pursuant to the merger (other than by any Livent stockholder who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of NewCo following the merger that does not enter into a five year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) should qualify for an exception to Section 367(a)(1) of the Code, and (iii) the merger and scheme will not result in NewCo being treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a “domestic corporation” pursuant to Section 7874(b) of the Code. If the merger and scheme have the tax treatment described in the opinion of Davis Polk (defined above as the Intended U.S. Tax Treatment), then:
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The exchange of Livent Shares by U.S. holders for NewCo Shares in the merger will not result in the recognition of any gain or loss with respect to a U.S. holder’s Livent Shares (except with respect to cash received in lieu of fractional shares, as discussed below).

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The aggregate tax basis of any NewCo Shares a U.S. holder receives in exchange for all of its Livent Shares in the merger, including fractional NewCo Shares deemed received and redeemed or sold, as discussed below, will be the same as the aggregate tax basis of its Livent Shares.

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The holding period of any NewCo Shares (including fractional NewCo Shares deemed received and redeemed as discussed below) a U.S. holder receives in the merger will include the holding period of the Livent Shares it exchanged for such NewCo Shares.

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If a U.S. holder has differing bases or holding periods in respect of its Livent Shares, the U.S. holder must determine the bases and holding periods in the NewCo Shares received in the merger separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Livent Shares the U.S. holder exchanges.

•
Because NewCo will not issue any fractional NewCo Shares in the merger, if a U.S. holder exchanges Livent Shares in the merger, and would otherwise have received a fraction of a NewCo Share, the U.S. holder will receive cash. In such a case, the U.S. holder will be treated as having received a fractional share and having received such cash in redemption of the fractional share. The amount of any capital gain or loss the U.S. holder recognizes will equal the amount of cash received with respect to the fractional share less the ratable portion of the tax basis of the Livent Shares surrendered that is allocated to the fractional share. Capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Livent Shares is more than one year on the date of closing of the merger. The deductibility of capital losses is subject to limitations.

Application of Section 367 of the Code
Generally, Section 367(a)(1) of the Code and the applicable Treasury Regulations thereunder provide that where a U.S. stockholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a tax-free reorganization, the U.S. stockholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. In this case, the principal requirement (although there are others) is that the fair market value of Allkem, at the time of the merger, must equal or exceed the fair market value of Livent, as specially determined for purposes of Section 367 of the Code. Although the parties expect that this requirement be satisfied, that determination cannot be known definitively until the time of the merger.
Livent has a lower value than Allkem based on the percentage of the NewCo Shares that the holders of Livent Shares will own following the transaction. Nevertheless, Section 367 of the Code requires certain adjustments to values to be made as of the consummation of the merger. For example, the fair market value of Livent for purposes of this test must include the aggregate amount of certain prior distributions (including stock repurchases) by Livent during the 36 months prior to the consummation of the merger, and the fair market value of Allkem must not include certain passive assets acquired outside the ordinary course of business during the 36 months prior to the consummation of the merger. Based on the percentage of the NewCo Shares that the holders of Livent Shares will own following the transaction, and taking such adjustments under Section 367 of the Code into account, with data available as of July 19, 2023, Allkem and Livent believe that the fair market value of Allkem is larger than the fair market value of Livent as of such date for these purposes, but no assurances can be given regarding the actual results on the consummation of the merger.
Additionally, in order to avoid application of Section 367(a)(1) to the transaction, Livent must comply with certain reporting requirements. Livent intends to comply with such reporting requirements.
Notwithstanding the Intended U.S. Tax Treatment, if the merger qualifies as tax-free under Section 368(a) of the Code or Section 351(a) of the Code but is subject to Section 367(a)(1) of the Code, a U.S. holder of Livent Shares would generally be subject to the consequences described in the second paragraph of “—Failure to Qualify for the Intended U.S. Tax Treatment,” below, although such U.S. holder would recognize only gain, not loss.
Livent’s obligation to effect the transaction is conditioned on Davis Polk or Sidley Austin delivering an opinion in respect of the Transaction Agreement U.S. Tax Treatment, as described in “—Tax Opinions” below. Livent may, under the terms of the Transaction Agreement, waive this condition in whole or in part, but is under no obligation to do so.
Application of Section 7874 of the Code
Under current U.S. federal income tax law, a corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under generally applicable U.S. federal income tax rules, NewCo, which is organized under the laws of the Bailiwick of Jersey and an Irish tax resident, is classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code, however, contains rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and require an analysis of all relevant facts and circumstances, and there is limited guidance on their application.
Under Section 7874 of the Code, a corporation created or organized outside the U.S. (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “ownership test”). The ownership test in clause (iii) above is modified with respect to potential “third-country transactions” such that the ownership test will be met if, after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (as modified, the “modified ownership test”). Because the transaction is a potential third-country transaction, the modified ownership test will apply to determine whether NewCo is treated as a U.S. corporation under Section 7874 of the Code. As discussed below, the Section 7874 ownership percentage of the Livent stockholders is expected to be less than 60%. Therefore, the transaction is not expected to be a “third-country transaction” as that term is used in the applicable Treasury Regulations.
For purposes of Section 7874 of the Code, the first two conditions described above are expected be met with respect to the transaction because NewCo will acquire indirectly all of the assets of Livent through the merger, and NewCo, including its “expanded affiliated group,” is not expected to satisfy the substantial business activities test upon consummation of the merger. As a result, whether Section 7874 will apply to cause NewCo to be treated as a U.S. corporation for U.S. federal income tax purposes following the merger should depend on the satisfaction of the modified ownership test.
Based upon the terms of the scheme and the merger, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, and certain factual assumptions, Livent and NewCo currently expect that the Section 7874 ownership percentage of the Livent stockholders in NewCo should be less than 60%. Accordingly, NewCo is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, the calculations for determining share ownership for purposes of the ownership test under Section 7874 of the Code are complex, subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes to applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect), and subject to certain factual uncertainties. In addition, whether the modified ownership test has been satisfied must be finally determined after completion of the merger, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, for purposes of determining the ownership percentage of Livent stockholders for purposes of Section 7874, certain adjustments are made, which could be affected by actions that occur prior to, or in connection with, the scheme and the merger. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.
If NewCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. investors could be subject to U.S. withholding tax.
It is not a condition to the scheme implementation that Davis Polk or Sidley Austin deliver an opinion addressing the Intended Section 7874 Tax Treatment. However, as discussed above, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part (and based upon and subject to the assumptions, exceptions, limitations and qualifications described above), Davis Polk has rendered to NewCo an opinion that addresses the Intended Section 7874 Tax Treatment.
Failure to Qualify for the Intended U.S. Tax Treatment
As discussed above, until closing, the parties cannot definitively determine the tax treatment of the merger and the scheme. In addition, no assurance can be given that the IRS will not assert, or that a court would not sustain, that the merger and scheme do not qualify for the Intended U.S. Tax Treatment.
If the IRS were successfully to challenge the qualification of the merger as a reorganization under Section 368(a) of the Code and the qualification of the merger and scheme, taken together, as an exchange described in Section 351(a) of the Code, a U.S. holder would generally be required to recognize gain or loss equal to the difference between the U.S. holder’s adjusted tax basis in the Livent Shares it surrenders in the merger and an amount equal to the fair market value, as of the consummation of the merger, of any NewCo Shares received or to be received in the merger plus any cash received in the merger in lieu of fractional shares. Any gain or loss so recognized would be long-term capital gain if the U.S. holder had held the Livent Shares for more than one year as of the consummation of the merger or the implementation of the scheme, as applicable. Generally, in such event, the U.S. holder’s tax basis in the NewCo Shares received in the merger would equal the fair market value of such NewCo Shares as of the consummation of the merger, and the U.S. holder’s holding period for the NewCo Shares would begin on the day after the date of the applicable transaction.
Livent’s obligation to effect the transaction is conditioned on Davis Polk or Sidley Austin delivering an opinion in respect of the Transaction Agreement U.S. Tax Treatment, as described in “—Tax Opinions” below.

Tax Opinions
As a condition to the scheme implementation, Livent will have requested and received from Davis Polk or, if Davis Polk is unable or unwilling, Sidley Austin, its opinion to Livent, which will be dated as of the sanction date and based on the facts, representations and assumptions set forth or referred to in the opinion, that the transaction should qualify for the Transaction Agreement U.S. Tax Treatment. Livent may, under the terms of the Transaction Agreement, waive this condition in whole or in part, but is under no obligation to do so. It is not a condition to the scheme implementation that a tax opinion address the Intended Section 7874 Tax Treatment.
In addition, as described above, Davis Polk has rendered to NewCo its opinion, dated October 30, 2023, to the effect that, based upon and subject to the assumptions, exceptions, limitations and qualifications set forth therein and in the federal income tax opinion filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part (including, for the avoidance of doubt, the assumption that market conditions between the date of such opinion and the effective time do not impact the relative valuation of Livent and Allkem for purposes of Treasury Regulations Section 1.367(a)-3(c) and Section 7874(a)(2)(B) of the Code), and representations from Livent, Allkem, and NewCo, that the transaction qualifies for the Intended U.S. Tax Treatment.
An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Livent nor NewCo intends to obtain a ruling from the IRS with respect to the tax consequences of the merger or the scheme. If the IRS were to successfully challenge the “reorganization” status of the merger or the “exchange” status of the merger and the scheme, taken together, or the conclusions regarding the application of Section 367(a) of the Code and Section 7874 of the Code, the tax consequences would differ from those described in this proxy statement/prospectus.
Tax Consequences of the Merger to Livent and Allkem
Livent and Allkem will not be subject to U.S. federal income tax on the merger or the scheme, as applicable. However, Livent will continue to be subject to U.S. federal income tax after the merger. NewCo will not be subject to U.S. federal income tax on the merger or the scheme, and, as discussed above, NewCo does not expect to be generally subject to U.S. federal income tax after the merger and the scheme. Consistent with this expectation, the remainder of this discussion assumes that NewCo will not be treated as a U.S. corporation for U.S. federal income tax purposes.
U.S. Federal Income Tax Consequences for U.S. Holders of Holding NewCo Shares
Dividends
Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” any cash distributions paid on NewCo Shares will be treated as dividends to the extent paid out of NewCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and included in a U.S. holder’s income on the date of the U.S. holder’s receipt of the dividend. Any distributions in excess of current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the NewCo Shares and then as capital gain. Because NewCo does not expect to maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles, U.S. holders should assume that any distribution with respect to the NewCo Shares will constitute ordinary dividend income.
Subject to certain holding-period requirements, for so long as NewCo Shares are listed on the NYSE or another established securities market in the U.S. any dividends paid to non-corporate U.S. holders generally will be eligible for taxation as “qualified dividend income,” which is generally taxable at preferable rates. Any such dividends will not be eligible for the dividends-received deduction available to U.S. corporations under the Code. U.S. holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. For U.S. foreign tax credit purposes, any dividend generally will be treated as foreign-source dividend income and will generally constitute passive category income. The DWT may not be considered a creditable tax by a U.S. holder if the U.S. holder otherwise would have been eligible for an exemption from the DWT but failed to timely submit properly executed DWT Forms to the appropriate recipient. U.S. holders should consult their tax advisers regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale or Other Disposition of NewCo Shares
Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” any gain or loss realized on the sale or other disposition of NewCo Shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the NewCo Shares for more than one year. The amount of any such gain or loss will equal the difference, if any, between the U.S. holder’s adjusted tax basis in such NewCo Shares and the amount realized on the disposition. Any long term capital gain recognized by a non-corporate U.S. holder may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. Any gain recognized by a U.S. holder on the sale or other disposition of NewCo Shares generally will be treated as U.S. source gain for U.S. foreign tax credit purposes.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as NewCo, will be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if either (i) 75% or more of its gross income consists of certain types of “passive” income or (ii) 50% or more of the fair market value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. Allkem believes that it was not a PFIC for its taxable year prior to the closing, and Livent and Allkem do not expect NewCo to be a PFIC for its first taxable year that includes the closing or the foreseeable future. Because determining PFIC status is a fact-intensive exercise made on an annual basis and depends on the composition of a non-U.S. corporation’s assets and income at such time, no assurance can be given that Allkem is not, and NewCo will not be, classified as a PFIC. Furthermore, because the value of the gross assets of NewCo is likely to be determined in large part by reference to the market capitalization of NewCo, a decline in the value of NewCo Shares may result in NewCo becoming a PFIC. There can also be no assurance that the IRS will agree with any conclusion of either Allkem or the combined company that it is not treated as a PFIC.
If NewCo were a PFIC for any taxable year during which a U.S. holder held NewCo Shares, gain recognized by the U.S. holder on a sale or other disposition (including certain pledges) of the NewCo Shares would be allocated ratably over the U.S. holder’s holding period for the NewCo Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before NewCo became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, to the extent any distribution in respect of the NewCo Shares exceeded 125% of the average of the annual distributions on NewCo Shares received by the U.S. holder during the preceding three years or the holder’s holding period, whichever was shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections might be available that would result in alternative treatments (such as mark-to-market treatment) of NewCo Shares.
In addition, if NewCo were a PFIC for the taxable year in which NewCo paid a dividend or for the prior taxable year, the favorable tax rates applicable to long-term capital gains discussed above with respect to dividends paid to non-corporate U.S. holders would not apply.
If the U.S. holder owns NewCo Shares during any taxable year in which NewCo is a PFIC, the U.S. holder may be subject to certain reporting obligations with respect to NewCo Shares, including reporting on IRS Form 8621. A failure to file such form may result in penalties and may suspend the running of the statute of limitations on the tax return.
Each U.S. holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of holding and disposing of NewCo Shares if Allkem is, or NewCo becomes, classified as a PFIC, including the possibility of making a mark-to-market or other election and the applicability of annual filing requirements.
Tax Reporting
Certain U.S. holders may be required to file a statement with their U.S. federal income tax return and retain permanent records with respect to the transaction, including information regarding the amount, basis, and fair market value of all transferred property.
In addition, certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer such as NewCo that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of $5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. holders of NewCo Shares who fail to report the required information could be subject to substantial penalties.
U.S. holders are urged to consult with their own tax advisors regarding reporting requirements applicable to the merger and the scheme and to the holding of NewCo Shares.
Backup Withholding and Information Reporting
Payments of dividends and sales proceeds that are made within the U.S. or through certain U.S.-related financial intermediaries generally are subject to information reporting and backup withholding unless (1) the U.S. holder of NewCo Shares is a corporation or other exempt recipient or (2) in the case of backup withholding, the U.S. holder of NewCo Shares provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
The amount of any backup withholding from a payment to a U.S. holder of NewCo Shares will be allowed as a credit against its U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.
Irish Tax Considerations
The following is a summary of the material Irish tax consequences of the transaction for certain beneficial owners of Livent Shares in connection with the merger and the scheme, including the ownership and disposal of NewCo Shares received by such holders pursuant to the merger. This discussion is based on Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this proxy statement/prospectus, all of which are subject to differing interpretations or change, possibly with retroactive effect.
This summary does not purport to be a complete analysis or listing of all potential Irish tax considerations that may apply to a holder as a result of the merger and the scheme or as a result of the ownership and disposition of NewCo Shares by a holder. In addition, this discussion does not address all aspects of Irish taxation that may be relevant to particular holders, nor does it take into account the individual facts and circumstances of any particular holder that may affect the Irish tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, tax advice. This discussion does not address Irish pay related social insurance, nor does it address any tax consequences specific to stock options, free shares or warrants. The summary is not exhaustive and stockholders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transaction and of the acquisition, ownership and disposal of NewCo Shares. There can be no assurance that the Irish tax authorities will not challenge the Irish tax treatment described below or that, if challenged, such treatment will be sustained by a court.
The summary applies only to shareholders who will own NewCo Shares as capital assets and does not apply to other categories of holders of NewCo Shares, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds and Livent stockholders who have, or who are deemed to have, acquired their NewCo Shares by virtue of an Irish office or employment (performed or carried on in Ireland).
Irish Capital Gains Tax (“CGT”)
The rate of tax on chargeable gains (where applicable) in Ireland is 33%.
Non-resident shareholders of NewCo Shares
The exchange of Livent Shares by shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their Livent Shares in connection with a trade carried on by such Livent stockholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains on the exchange of their Livent Shares, or on receipt of NewCo Shares pursuant to the merger and the scheme.
NewCo shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their NewCo Shares in connection with a trade carried on by such NewCo shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their NewCo Shares.

Irish resident NewCo shareholders
The receipt by a Livent stockholder who is either resident or ordinarily resident in Ireland for Irish tax purposes or who holds their Livent Shares in connection with a trade carried on in Ireland through a branch or agency of NewCo Shares pursuant to the merger and the scheme should be treated as a reconstruction for the purposes of Irish CGT. Accordingly, such Livent stockholders should not be treated as having made a disposal of their Livent Shares for the purposes of Irish CGT to the extent that they receive NewCo Shares. Instead, the NewCo Shares should be treated as the same asset as the Livent Shares in respect of which they are issued and treated as acquired at the same time and for the same acquisition cost as those Livent Shares for Irish tax purposes. A chargeable gain or allowable loss should therefore only arise on a subsequent disposal of NewCo Shares.
A subsequent disposal of NewCo Shares by a NewCo shareholder who is resident or ordinarily resident in Ireland for Irish tax purposes or who holds his, her or its NewCo Shares in connection with a trade carried on by such person through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, generally be subject to Irish CGT.
A NewCo shareholder who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon a subsequent disposal of NewCo Shares during the period in which such individual is a non-resident.
Stamp Duty
No Irish stamp duty will be payable on the merger or the scheme.
No Irish stamp duty will arise on a subsequent transfer of NewCo Shares.
Withholding Tax on Dividends
Distributions made by NewCo will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax (“DWT”) currently at a rate of 25%.
For DWT purposes, a distribution includes any distribution that may be made by NewCo to NewCo shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular NewCo shareholder, NewCo is responsible for withholding DWT prior to making such distribution.
General Exemptions
Irish domestic law provides that a non-Irish resident NewCo shareholder is not subject to DWT on dividends received from NewCo if such NewCo shareholder is beneficially entitled to the dividend and is either:
•	a person (not being a company) resident for tax purposes in a Relevant Territory (as defined below) (including the U.S.) and is neither resident nor ordinarily resident in Ireland;
•	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;
•
a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•
a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•
a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above NewCo or, in respect of NewCo Shares held through DTC, any qualifying intermediary appointed by NewCo, has received from the NewCo shareholder, where required, the relevant Irish Revenue Commissioners DWT forms (the “DWT Forms”) prior to the payment of the dividend.

In this context, Relevant Territory means: (i) a Member State of the European Union (other than Ireland); (ii) a country with which Ireland has a tax treaty in force by virtue of section 826(1) of the Taxes Consolidation Act, 1997 (as amended) (“TCA”); or (iii) a country with which Ireland has a tax treaty that is signed and which will come into force once all ratification procedures set out in section 826(1) TCA have been completed.
Links to the various DWT Forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. The information on such website does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus.
Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.
For non-Irish resident NewCo shareholders who cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such NewCo shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.
NewCo Shares Held by Residents of Relevant Territories
NewCo shareholders who are residents of a Relevant Territory must satisfy the conditions of one of the exemptions referred to above under the heading “General Exemptions” in this section, including the requirement to furnish valid DWT forms, in order to receive dividends without suffering DWT. If such NewCo shareholders hold their NewCo Shares through DTC, they must provide the appropriate DWT forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by NewCo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the NewCo shareholder by the broker). If such NewCo shareholders hold their NewCo Shares directly, they must provide the appropriate DWT forms to NewCo’s transfer agent at least seven business days before the record date for the dividend. It is strongly recommended that such NewCo shareholders complete the appropriate DWT Forms and provide them to their brokers or NewCo’s transfer agent, as the case may be, as soon as possible after receiving their NewCo Shares.
If any NewCo shareholder who is resident in a Relevant Territory receives a dividend from which DWT has been withheld, the NewCo shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the NewCo shareholder is beneficially entitled to the dividend.
NewCo Shares Held by Residents of Ireland
Most Irish tax resident or ordinarily resident NewCo shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their NewCo Shares.
Shareholders that are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by NewCo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the NewCo shareholder by the broker) (in the case of NewCo Shares held through DTC), or to NewCo’s transfer agent at least seven business days before the record date for the dividend (in the case of NewCo Shares held directly).
NewCo Shares Held by Other Persons
NewCo shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any NewCo shareholders are exempt from DWT, but receive dividends subject to DWT, such NewCo shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.
NewCo will rely on information received directly or indirectly from brokers and its transfer agent in determining where NewCo shareholders reside, whether they have provided the required DWT Forms.
Income Tax on Dividends Paid on NewCo Shares
Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies.

A NewCo shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from NewCo. An exception to this position may apply where such NewCo shareholder holds NewCo Shares through a branch or agency in Ireland through which a trade is carried on.
A NewCo shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional liability to Irish income tax or the universal social charge. An exception to this position may apply where the NewCo shareholder holds NewCo Shares through a branch or agency in Ireland through which a trade is carried. The DWT deducted by NewCo discharges the liability to Irish income tax.
Irish resident or ordinarily resident NewCo shareholders may be subject to Irish tax and/or the universal social charge on dividends received from NewCo. Credit should be available against this Irish tax for any DWT declared by NewCo. Such NewCo shareholders should consult their own tax advisors.
Capital Acquisitions Tax
Irish capital acquisitions tax (“CAT”) is principally comprised of gift tax and inheritance tax. CAT could apply to a gift or inheritance of NewCo Shares if either the disponer or successor is resident or ordinarily resident in Ireland at the date of the gift or inheritance.
CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. NewCo shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.
Jersey Tax Considerations
The following summary of the anticipated tax treatment in Jersey of NewCo and holders of NewCo Shares is based on Jersey taxation law and practice as they are understood to apply at the date of this proxy statement/prospectus. It does not constitute, nor should it be considered to be, legal or tax advice and does not address all aspects of Jersey tax law and practice (including without limitation such tax law and practice as they apply to any land or building situated in Jersey, or as they apply to certain types of persons, such as persons holding or acquiring shares in the course of trade, collective investment schemes or insurance companies). Holders of NewCo Shares should consult their professional advisors on the implications of acquiring, buying, holding, selling or otherwise disposing of NewCo Shares under the laws of any jurisdictions in which they may be liable to taxation. Holders of NewCo Shares should be aware that tax rules and practice and their interpretation may change.
Taxation of NewCo and of Non-Jersey Residents
On the basis that NewCo is incorporated in Jersey, but is centrally managed and controlled, and is solely resident for tax purposes, in Ireland, a jurisdiction where the highest rate of corporate tax is at least 10%, NewCo will not be a Jersey tax resident and will not be liable to pay Jersey income tax other than on certain Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended). No such income is expected to arise.
Dividends on NewCo Shares may be paid by NewCo without withholding or deduction for or on account of Jersey income tax and holders of NewCo Shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such shares. It is possible that the current tax regime applicable in Jersey may be amended and NewCo could become subject to taxation in Jersey. Please see below under the heading “Shareholders of a Jersey Company” in relation to the status of Jersey resident holders of NewCo Shares.
Goods and Services Tax
The States of Jersey introduced a Goods and Services Tax, which we refer to as GST, with effect from May 6, 2008. A company may opt out of the GST regime by applying to become an international services entity (“ISE”), as provided by the Goods and Services Tax (Jersey) Law 2007. ISE status is obtained upon meeting certain requirements and paying a prescribed annual fee. As an ISE, a company is exempted both from registering for GST and from accounting for GST on supplies made and received in Jersey solely for the purpose of its business. It is anticipated that NewCo will maintain ISE status and the NewCo board of directors intends to conduct the business of the combined company such that no GST will be incurred by NewCo.

Shareholders of a Jersey Company
Any shareholders of a Jersey company who are resident for tax purposes in Jersey will incur income tax on any dividends paid on the shares held by them.
No stamp duty is levied on the transfer inter vivos, exchange, issue or repurchase of shares (unless the articles of association of the company convey the right to occupy property in Jersey or in certain circumstances where the company has a direct or indirect interest in certain Jersey real estate), but there is a stamp duty payable when Jersey grants of probate and letters of administration are required. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of shares who is domiciled in Jersey, or situated in Jersey in respect of a holder of shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains, transactions or gifts nor are there other estate duties.
LEGAL PROCEEDINGS
Shareholder Demand Letters
As of November 14, 2023, Livent has received four letters from purported Livent stockholders demanding that Livent’s board of directors take action on behalf of Livent to remedy allegations regarding Livent’s disclosures to shareholders with respect to various alleged omissions of material information in this proxy statement/prospectus relating to the proposed transaction, and three demands made under Section 220 of the DGCL for books and records related to the transaction and this proxy statement/prospectus. Livent believes all such demands are without merit.

THE TRANSACTION AGREEMENT
The summary of the material provisions of the Transaction Agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. This summary may not contain all of the information about the Transaction Agreement that is important to you. You are advised to read the Transaction Agreement in its entirety carefully as it is the legal document governing the transaction.
The Transaction Agreement contains representations, warranties and covenants that the parties have made to each other as of specific dates. The representations, warranties and covenants in the Transaction Agreement were made solely for purposes of the Transaction Agreement and the transaction and agreements contemplated thereby among the parties thereto, including to allocate contractual risk among the parties thereto instead of establishing matters as facts, and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. The representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to public disclosure to stockholders, including reports and documents filed by Livent with the SEC or published and filed by Allkem with ASIC or under the listing rules of the ASX and/or TSX. Additionally, the assertions embodied in the representations, warranties and covenants contained in the Transaction Agreement (and summarized below) are qualified by information in disclosure letters provided by Livent to Allkem and by Allkem to Livent in connection with the signing of the Transaction Agreement, and the assertions embodied in the representations and warranties contained in the Transaction Agreement (and summarized below) are qualified by certain information contained in certain of Livent’s filings with the SEC, by certain information contained in certain of Allkem’s filings and documents published and filed with ASIC or under the listing rules of the ASX and/or TSX and by certain publicly available information contained in documents filed or lodged with or available from certain governmental entities. These disclosure letters, SEC filings, ASIC filings and publications and filings under the listing rules of the ASX and TSX contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Transaction Agreement. In addition, information concerning the subject matter of the representations and warranties may have changed after May 10, 2023, the date of the Transaction Agreement. You are not third party beneficiaries under the Transaction Agreement and you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Livent, Allkem or NewCo or any of their respective subsidiaries or affiliates.
Accordingly, the representations, warranties and covenants in the Transaction Agreement and the description of them in this proxy statement/prospectus should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings Livent has publicly filed with the SEC or has otherwise made publicly available. Such information can be found in this proxy statement/prospectus and in the reports, statements and filings Livent has publicly filed with the SEC or has otherwise made publicly available, as described in the section entitled “Where You Can Find More Information.”
The Transaction
The Transaction Agreement provides that, if the transaction is approved by Livent’s and Allkem’s respective shareholders and the other conditions to closing the transaction are satisfied or waived at or prior to the closing of the transaction, (a) pursuant to the scheme, each issued, fully paid Allkem Share will be exchanged for (i) where the Allkem shareholder has not elected to receive NewCo Shares in the transaction, one CDI (with exceptions for certain jurisdictions in which Allkem shareholders may receive NewCo Shares unless they elect otherwise) and (ii) where the Allkem shareholder has elected to receive NewCo Shares, one NewCo Share (provided that, where an Allkem shareholder has a registered address in an ineligible jurisdiction, the Allkem Shares of the ineligible Allkem shareholder will be transferred to a sale nominee prior to the scheme implementation, and the sale nominee will then be issued CDIs under the scheme and will subsequently sell all of the CDIs issued to it and remit a pro-rata share of the net proceeds of the sale of all of the CDIs issued to the sale nominee to each ineligible Allkem shareholder); and (b) as promptly as practicable after the scheme implementation, Merger Sub will merge with and into Livent, with Livent surviving the merger as a wholly owned indirect subsidiary of NewCo, pursuant to which each Livent Share, other than certain excluded shares, will be converted into the right to receive 2.406 NewCo Shares. As a result of the transaction, each of Livent and Allkem will be wholly owned subsidiaries of NewCo, the former Livent stockholders will become holders of NewCo Shares, and former Allkem shareholders will become holders of NewCo Shares or CDIs. Immediately following the completion of the transaction, former Allkem shareholders are expected to hold approximately 56% of NewCo and former Livent stockholders are expected to hold approximately 44% of NewCo.

Upon completion of the transaction, the NewCo Shares will be registered with the SEC and are expected to be listed and traded on the NYSE under the symbol “ALTM.” Following the transaction, the Livent Shares will be delisted from the NYSE and deregistered under the Exchange Act, and Livent will cease to be publicly traded and will cease filing periodic and other reports with the SEC. In addition, Allkem will be delisted from the ASX and TSX and Allkem Shares will cease to be quoted on ASX and will no longer be publicly traded on a securities exchange in Australia or Canada.
Subject to the satisfaction or waiver of the conditions to the scheme implementation set forth in the Transaction Agreement, the scheme will be implemented in accordance with the terms of the scheme. If Allkem Shareholder Approval is obtained at the scheme meeting and all other conditions to the scheme implementation are satisfied or waived (except for conditions relating to the approval of the Court or lodgment of the Court order approving the scheme), Allkem will then seek approval of the Court for the scheme. The scheme will become effective on the date on which the Court order approving the scheme is filed with ASIC (referred to as the scheme effectiveness). The scheme is expected to become effective on the date of the court order approving the scheme or the following business day. The transfer of the Allkem Shares to NewCo in accordance with the scheme (referred to as the scheme implementation) is expected to occur approximately seven trading days after the scheme effectiveness. For more information, see the section entitled “The Transaction Agreement—Conditions That Must Be Satisfied or Waived for the Transaction to Occur.”
Subject to the satisfaction or waiver of the conditions to the consummation of the merger set forth in the Transaction Agreement, the closing of the merger will take place as promptly as practicable following the scheme implementation. At the merger closing, a certificate of merger satisfying the applicable requirements of the DGCL will be duly executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The certificate of merger will specify that the merger will become effective at such time that the certificate of merger is filed with the Secretary of State of the State of Delaware or such other time as Livent and Allkem may mutually agree and specify in the certificate of merger. The date and time that the merger becomes effective is referred to herein as the effective time.
At the effective time, the certificate of incorporation and bylaws of Livent shall be amended and restated to be in the form of the certificate of incorporation and bylaws, respectively, of Merger Sub, as in effect immediately prior to the effective time except with respect to provisions regarding the name and incorporation of Merger Sub and indemnification and exculpation provisions and, as so amended and restated, will be the certificate of incorporation and bylaws, respectively, of Livent as the surviving corporation in the merger (the “surviving corporation”) until thereafter changed or amended as provided therein or by applicable law.
Governance of NewCo
The parties will take all action necessary such that, at and following the effective time:
•
The NewCo board of directors will consist of 12 directors, six of whom will be from the existing Allkem Board, including the Chairman of the Allkem Board as of immediately prior to the scheme implementation, and will be nominated by Allkem, and six of whom will be from the existing Livent Board, including the Chief Executive Officer of Livent as of immediately prior to the effective time, and will be nominated by Livent. Pursuant to the Transaction Agreement, Livent and Allkem have since nominated the following individuals for the NewCo board of directors: (i) Michael F. Barry, (ii) Peter Coleman, (iii) Alan Fitzpatrick, (iv) Paul W. Graves, (v) Florencia Heredia, (vi) Leanne Heywood, (vii) Christina Lampe-Önnerud, (viii) Pablo Marcet, (ix) Steven T. Merkt, (x) Robert C. Pallash, (xi) Fernando Oris de Roa and (xii) John Turner;

•	the initial Chair of the NewCo board of directors will be the Chairman of the Allkem Board as of immediately prior to the scheme implementation;
•
the initial Chief Executive Officer and Chief Financial Officer of NewCo will be the Chief Executive Officer and Chief Financial Officer, respectively, of Livent as of immediately prior to the effective time;

•	NewCo’s applicable corporate governance policies will require that there be a mandatory retirement age of 75 for the members of the NewCo board of directors;

•
NewCo’s applicable corporate governance policies will require that the NewCo board of directors have the following committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Sustainability Committee and such other committees as determined by the NewCo board of directors from time to time;

•	each of the Chair of the Audit Committee and the Compensation Committee will be an Allkem Nominee;
•	each of the Chair of the Nominating and Corporate Governance Committee and the Sustainability Committee will be a Livent Nominee; and
•
the executive leadership structure of NewCo (other than the Chief Executive Officer and Chief Financial Officer), and the persons to fill such positions, in each case as of the effective time, were contemplated to be mutually determined in good faith by Livent and Allkem prior to the scheme effectiveness with the objective of filling such positions with the most qualified persons. Pursuant to the Transaction Agreement, the parties have since made this determination, including that Livent’s current General Counsel, Ms. Sara Ponessa, will assume the role of General Counsel of NewCo, as well as determining the rest of the broader senior management team of NewCo as of the effective time, consisting of an approximately equal split of employees from each of Allkem and Livent.

The parties will take all action necessary such that NewCo’s current memorandum of association and articles of association will, as of immediately prior to the scheme effectiveness and until amended after the effective time in accordance with their terms, be amended and restated in the respective forms attached as Annex B to this proxy statement/prospectus.
In addition, the name and headquarters location of NewCo will be mutually determined in good faith by Livent and Allkem prior to the scheme effectiveness. It is expected that the headquarters of NewCo will be in North America and the ticker symbol of NewCo on the NYSE will be “ALTM.”
Merger Consideration
At the effective time, each Livent Share issued and outstanding immediately prior to the effective time (but excluding Livent Shares held as treasury stock by Livent or Livent Shares held by any of its subsidiaries) will automatically be cancelled and converted into the right to receive 2.406 validly issued, fully paid and non-assessable NewCo Shares. From and after the effective time, the holders of Livent Shares will cease to have any rights with respect to the Livent Shares except the right to receive the merger consideration, and cash in lieu of fractional NewCo Shares, if any, which would be issuable upon surrender of such Livent Shares.
At the effective time, all Livent Shares that are owned by Livent or Livent Shares held by any of its subsidiaries will be cancelled and will cease to exist and no consideration will be delivered in exchange for such shares.
At the effective time, each issued and outstanding share of common stock, $0.001 par value per share, of Merger Sub will be automatically converted into one validly issued, fully paid and non-assessable share of common stock of the surviving corporation and such shares will constitute the only outstanding shares of capital stock of the surviving corporation.
The merger consideration to be provided for each Livent Share will be adjusted to provide the holders of Livent Shares the same economic effect as the Transaction Agreement provides if at any time after the date of the Transaction Agreement and prior to the effective time, any change in the outstanding Livent Shares occurs by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities, or other similar change.
No fractional NewCo Shares will be exchanged for any Livent Shares in connection with the transaction. Each holder of Livent Shares whose Livent Shares were validly converted into the right to receive NewCo Shares and who would otherwise have been entitled to receive a fraction of a NewCo Share will receive, in lieu thereof, cash, without interest, in an amount representing such holder’s (after aggregating all Livent Shares of such holder) proportionate interest in the net proceeds from the sale by the Exchange Agent for the account of all such holders of NewCo Shares which would otherwise be issued. The sale of such excess shares by the exchange agent will be executed on the NYSE within ten business days after the effective time, and the net proceeds credited for any fractional NewCo Shares will be determined on the average net proceeds per NewCo Share.

Surrender of Livent Shares
Prior to the effective time, NewCo will appoint a U.S. bank or trust company or other independent financial institution in the U.S. reasonably satisfactory to Livent and Allkem to act as the Exchange Agent in connection with the transaction.
At or prior to the effective time, NewCo will deliver to the Exchange Agent a number of NewCo Shares in book-entry form equal to the aggregate merger consideration to which holders of Livent Shares (other than certain excluded shares) will become entitled, together with any amounts payable in respect of dividends or other distributions on the NewCo Shares in accordance with Transaction Agreement.
As promptly as practicable after the effective time, NewCo and the surviving corporation will cause the Exchange Agent to mail a notice to each holder of record of a certificate representing Livent Shares (other than certain excluded shares), or book-entry shares not held through the Depositary Trust Company (“DTC”). The notice will advise the holder of the effectiveness of the merger and include a letter of transmittal specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates (or affidavits of loss in lieu of the certificates) or transfer of the book-entry shares to the Exchange Agent and will provide instructions for surrendering the certificates (or affidavits of loss in lieu of the certificates) or transferring the book entry shares in exchange for the merger consideration, the fractional share consideration (if any) and any dividends or distributions to which the holder has the right to receive pursuant to the Transaction Agreement.
With respect to book-entry shares held through DTC, Livent and Allkem will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as reasonably practicable following the effective time, upon surrender of eligible Livent Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the merger consideration, the fractional share consideration (if any) and any dividends or distributions to which the holder has the right to receive pursuant to the Transaction Agreement.
After the effective time and upon surrender to the Exchange Agent of a certificate (or affidavit of loss in lieu of the certificates), upon the transfer of book-entry shares not held through DTC or upon the transfer of book-entry shares that are held through DTC in accordance with DTC’s customary procedures, in each case, the holder of Livent Shares (other than certain excluded shares) will receive the number of NewCo Shares (in book-entry form) in respect of the aggregate merger consideration that such holder is entitled to receive pursuant to the Transaction Agreement (after taking into account all Livent Shares (other than certain excluded shares) then held by such holder), any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to the Transaction Agreement, and, as and when available, any fractional share consideration which such holder has the right to receive. Surrendered certificates will be cancelled and no interest will be paid or accrue on any amounts payable upon such surrender.
If any portion of the merger consideration is to be paid to a transferee other than the person whose name the surrendered certificate is registered, the proper number of NewCo Shares may only be transferred to such transferee if the certificate formerly representing such shares is surrendered to the Exchange Agent, along with all documents evidencing such transfer and the payment of applicable transfer taxes in form and substance reasonably satisfactory to NewCo and the Exchange Agent.
At the effective time, the stock transfer books of Livent will be closed and thereafter there will be no further registration of transfers of Livent Shares on the records of the surviving corporation. From and after the effective time, the holders of certificates outstanding immediately prior to the effective time will cease to have any rights with respect to the Livent Shares except as otherwise provided for in the Transaction Agreement or by applicable law. If, after the effective time, certificates or book-entry shares are presented to the surviving corporation for any reason, they will be cancelled and exchanged as provided in the Transaction Agreement.
At any time following the 12-month anniversary of the effective time, NewCo will be entitled to require the Exchange Agent to deliver to NewCo any funds (including any interest received with respect thereto) or NewCo Shares remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of certificates or book-entry shares, and thereafter such holders will be entitled to look only to the surviving corporation and NewCo (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the applicable merger consideration, including any dividends or other distributions on NewCo Shares and any fractional share consideration, payable upon due surrender of their certificates or book-entry shares, without any interest thereon.

Notwithstanding the foregoing, none of the surviving corporation, NewCo or the Exchange Agent will be liable to any holder of a certificate or book-entry share for any merger consideration or other amounts delivered to a public official in accordance with any applicable abandoned property, escheat or similar law and any portion of the merger consideration or other cash that remains undistributed to the holders of certificates and book-entry shares as of immediately prior to such time that the merger consideration or such cash would otherwise escheat to, or become the property of, any governmental entity will, to the extent permitted by applicable law, become the property of NewCo, free and clear of all claims or interests of any person previously entitled thereto.
If any certificate representing Livent Shares has been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the person claiming the loss, theft or destruction of such certificate (and, if required by NewCo or the Exchange Agent, the posting by such person of a bond in a reasonable amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate) the Exchange Agent will issue to such holder the merger consideration plus any cash in lieu of a fractional share, and any dividends and other distributions such holder has the right to receive pursuant to the terms of the Transaction Agreement.
No dividends or other distributions with respect to NewCo Shares with a record date after the effective time will be paid to the holder of any unsurrendered certificate or book-entry share with respect to the NewCo Shares issuable under the Transaction Agreement. Following the surrender of any such certificate (or affidavit of loss in lieu thereof) or book-entry share, the holder will be paid, without interest, (i) the amount of dividends and other distributions with a record date after the effective time theretofore paid with respect to such NewCo Shares to which such holder is entitled pursuant to the terms of the Transaction Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such NewCo Shares.
Allkem, Livent, NewCo and the surviving corporation are entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts payable under the Transaction Agreement, such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local, U.S. or non-U.S. law. To the extent that amounts are so withheld and remitted to the appropriate governmental entity, such withheld amounts will be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made. If any of Allkem, Livent, NewCo or the surviving corporation becomes aware of any withholding obligation with respect to any non-compensatory payment under the Transaction Agreement, then such party will provide prompt notice thereof to the other parties, and Allkem, Livent, NewCo and the surviving corporation will use commercially reasonable efforts to provide such forms or other information reasonably requested by other parties that are reasonably necessary to establish any exemption from or reduction of withholding taxes.
Treatment of Allkem Performance Rights
The terms of the Transaction Agreement provide that each holder of outstanding and unvested Allkem Performance Rights whose role is not being made redundant in connection with the transaction will have his or her outstanding and unvested Allkem Performance Rights vest in the proportion determined by the Allkem Board, with any performance conditions deemed to have been met, provided that, in aggregate, no less than 60% and no more than 70% of the total number of Allkem Performance Rights held by such Allkem employees will vest by no later than the date of scheme effectiveness. Each vested Allkem Performance Right will be exchanged for an Allkem Share prior to the Scheme Record Date and be eligible to receive the scheme consideration. The remaining unvested Allkem Performance Rights will lapse no later than the date of scheme effectiveness and, as soon as practicable following the date of scheme implementation, NewCo will issue replacement awards to the prior holders who are employees of NewCo which will (i) be substantially comparable in value to the corresponding lapsed Allkem Performance Rights as of immediately prior to the date of scheme effectiveness, (ii) be in respect of NewCo Shares and (iii) if the employment of a holder of a replacement award is terminated as a result of redundancy in the 12 months following the date of scheme implementation, vest in full upon such termination. Each holder of Allkem Performance Rights whose role will be made redundant in connection with the transaction, will have up to 100% of his or her Allkem Performance Rights vested, as determined by the Allkem Board, with any performance conditions deemed to have been met, by no later than the date of scheme effectiveness. Each vested Allkem Performance Right will be exchanged for an Allkem Share prior to the Scheme Record Date and be eligible to receive the scheme consideration. The remaining unvested performance rights will lapse no later than the date of scheme effectiveness.

In accordance with the terms outlined above, the Allkem Board has determined that the outstanding and unvested Allkem Performance Rights will vest no later than the date of scheme effectiveness pursuant to the following table:
	Percentage of Allkem Performance Rights that will vest by no later than the date of scheme effectiveness:
	Allkem Performance Rights issued for Fiscal Year 2022	Allkem Performance Rights issued for Fiscal Year 2023	Allkem Performance Rights issued for Fiscal Year 2024
Management Long-Term Incentive Program Allkem Performance Rights (with vesting based on base production capacity)	98%	100%	16%
Management Long-Term Incentive Program Allkem Performance Rights (with vesting based on bonus production capacity)	0%	0%	16%
Management Long-Term Incentive Program Allkem Performance Rights (with vesting based on relative total shareholder return)	100%	100%	16%
Management Long-Term Award Allkem Performance Rights (granted to members of management who do not participate in the Management Long-Term Incentive Program, with vesting based on continued employment as of the end of a three-year vesting period)	100%	100%	100%
Merger Retention Allkem Performance Rights (granted in connection with the Galaxy/Orocobre Merger, with vesting based on continued employment as of the vesting date of August 25, 2024)	100%	N/A	N/A
The outstanding and unvested Allkem Performance Rights that do not vest per the table above will lapse and be of no further force or effect by no later than the date of scheme effectiveness.
Treatment of Livent Equity Awards
Each of Livent’s directors and executive officers holds one or more of the following types of awards: Livent RSUs (as defined below), Livent PSUs (as defined below), stock options to purchase Livent Shares and Livent Director RSUs (as defined below). Livent’s non-employee directors only hold Livent Director RSUs and do not hold any other types of equity incentive awards. Upon completion of the merger, outstanding Livent equity awards will be treated as follows:
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Livent RSUs. At the effective time, each outstanding time-vested restricted stock unit with respect to Livent Shares (“Livent RSU”) will be assumed by NewCo and will be subject to substantially the same terms and conditions as applied to the related Livent RSU immediately prior to the effective time, except that the Livent Shares subject to such Livent RSUs will be converted into the right to receive, upon vesting, a number of NewCo Shares equal to the product of (i) the number of Livent Shares underlying such Livent RSUs immediately prior to the effective time, multiplied by (ii) 2.406. Following such assumption, each assumed Livent RSU that is unvested and outstanding as of the date of signing of the Transaction Agreement will vest on a pro rata basis and, to the extent of such vesting, will be exchanged into the right to receive the merger consideration, plus the fractional share consideration (if any), at the effective time or as soon as practicable thereafter.

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Livent PSUs. At the effective time, each outstanding performance-based restricted stock unit with respect to Livent Shares (“Livent PSU”) will fully vest, with the number of Livent Shares subject to such Livent PSUs determined based on the achievement of the higher of target and actual performance. At the effective time or as soon as practicable thereafter, each Livent PSU will be canceled in exchange for the right to receive the merger consideration, plus the fractional share consideration (if any).

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Livent Options. At the effective time, each outstanding time-vested stock option (whether vested or unvested) with respect to Livent Shares (the “Livent Option”) will be assumed by NewCo (each, a “Livent Assumed Option”). Each Livent Assumed Option will be subject to substantially the same terms and conditions as applied to the related Livent Option immediately prior to the effective time, except that (x) each such Livent Assumed Option will be converted into a stock option to acquire a number of NewCo

Shares equal to the product of (i) the number of Livent Shares underlying such Livent Assumed Options immediately prior to the effective time, multiplied by (ii) 2.406; and (y) the exercise price per NewCo Share will be equal to the product of (i) the original exercise price per share of a Livent Share when such Livent Assumed Option was granted, divided by (ii) 2.406.
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Livent Director RSUs. Notwithstanding anything to the contrary, immediately prior to the effective time, any outstanding time-vested restricted stock unit held by any Livent non-employee directors with respect to Livent Shares (“Livent Director RSUs”) will vest in full and be cancelled and converted into the right to receive an amount in cash equal to (i) the number of Livent Shares subject to such Livent Director RSUs immediately prior to the effective time, multiplied by (ii) the higher of (A) the first available closing price of the merger consideration and (B) the closing price per share of Livent Shares as reported in the NYSE, on the last trading day preceding the closing date.

Following the effective time, to the extent provided in the applicable award agreement, assumed Livent equity awards will vest, to the extent unvested, on a “double-trigger” basis in the event of an award holder’s termination of employment by NewCo without “cause” or by the holder for “good reason,” in each case within two years following the effective time.
For an estimate of the amounts that would be realized by each of Livent’s executive officers upon a qualifying termination event at the effective time in respect of their unvested Livent equity awards that are outstanding on June 30, 2023, see the section entitled “The Transaction—Interests of Livent’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Livent’s Named Executive Officers” beginning on page 119 of this proxy statement/prospectus. The estimated amount that would be realized by each of Livent’s eight non-employee directors in respect of his or her unvested outstanding Livent Director RSUs if the transaction were to be completed on November 30, 2023 is $127,535. The amounts in this paragraph were determined using a price per Livent Share of $25.37 (Livent’s average closing market price over the first five business days following the first public announcement of the merger on May 10, 2023). These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the merger following the date of this proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Livent’s executive officers and directors who are not executive officers may materially differ from the amounts set forth above.
Representations and Warranties in the Transaction Agreement
The Transaction Agreement contains a number of representations and warranties made by Livent and Allkem that are subject in some cases to exceptions and qualifications (including exceptions for inaccuracies that are not material to the party making the representations and warranties and its subsidiaries, taken as a whole, and exceptions for inaccuracies that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making such representations and warranties). See the section entitled “—Definition of Material Adverse Effect” for a description of the definition of material adverse effect. These representations and warranties are also qualified (i) by certain information (A) filed by Livent with the SEC or certain governmental entities regulating the activities and operations of Livent or any of its subsidiaries or (B) filed or disclosed by Allkem with ASIC or to the ASX and/or TSX or certain governmental entities regulating the activities and operations of Allkem or any of its subsidiaries and (ii) by certain information in the disclosure letters delivered in connection with the Transaction Agreement.
None of the representations and warranties contained in the Transaction Agreement or in any certificate or other writing delivered pursuant to the Transaction Agreement survive the effective time.
Reciprocal representations and warranties
Each of Livent and Allkem makes representations and warranties in the Transaction Agreement relating to, among other things:
•	qualification, organization, good standing and corporate or other organizational power;
•	capitalization or share capital, including equity awards;
•	authority with respect to the execution and delivery of the Transaction Agreement, and the due and valid execution and delivery and enforceability of the Transaction Agreement;

•	required regulatory filings and consents and approvals of governmental entities and third parties;
•	absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;
•	accuracy of SEC reports, with respect to Livent, or ASIC documents, with respect to Allkem;
•	fair presentation and GAAP compliance with respect to Livent’s financial statements, and fair presentation and IFRS compliance with respect to Allkem’s financial statements;
•	internal controls and disclosure controls and procedures;
•	absence of undisclosed liabilities and off-balance-sheet arrangements;
•	compliance with laws, court orders and permits;
•	matters related to employee benefit and compensation plans;
•	environmental laws;
•	absence of changes or events that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the applicable party;
•	conduct of business in the ordinary course consistent with past practice;
•	absence of certain investigations and litigation;
•	tax matters;
•	labor matters;
•	intellectual property matters;
•	real property matters;
•	shareholder votes required for the Livent Stockholder Approval or the Allkem Shareholder Approval, as applicable, and the inapplicability of anti-takeover statutes;
•	material contracts;
•	insurance matters;
•	fees payable to finders or brokers in connection with the transaction;
•	compliance with anti-corruption laws, including the U.S. Foreign Corrupt Practices Act;
•	sanctions matters;
•	export and import matters;
•	matters related to mining rights;
•	each of Livent and Allkem’s ownership of equity interests in the other party or such other party’s subsidiaries;
•	status under the Investment Canada Act; and
•	the absence of other representations or warranties made outside of the Transaction Agreement.
Livent also makes representations and warranties in the Transaction Agreement relating to the receipt of an opinion from Gordon Dyal & Co. as to the fairness of the Merger Exchange Ratio, from a financial point of view, to the Livent stockholders.
Definition of Material Adverse Effect
Certain of the representations and warranties in the Transaction Agreement made by Livent or Allkem are subject to materiality or material adverse effect qualifications (i.e., they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).
Under the Transaction Agreement, a material adverse effect with respect to a person (i.e., Livent or Allkem) is generally defined as any change, effect, development, circumstance, condition, state of facts, event or occurrence

(“Effect”) (i) that would prevent or materially impair, in the case of Livent, the ability of Livent, NewCo, Merger Sub or Irish IntermediateCo to consummate the scheme or the merger, and in the case of Allkem, the ability of Allkem to consummate the scheme or the merger, in each case, prior to the end date (as the same may be extended), or (ii) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of such person and its subsidiaries, taken as a whole, except for any Effect to the extent resulting or arising from any of the following, either alone or in combination (which will not be deemed to constitute a material adverse effect and will not be taken into account when determining whether a material adverse effect exists or has occurred or would reasonably be expected to exist or occur):
•	any changes in global, national or regional economic conditions, including any changes generally affecting financial, credit or capital market conditions;
•
conditions (or changes therein) in any industry or industries in which such person or any of its subsidiaries operates, including in the lithium mining and chemicals industry (including changes in general market prices for lithium chemicals and related products (including pricing under futures contracts));

•	general legal, tax, economic, political and/or regulatory conditions (or changes therein);
•	any change or prospective changes in GAAP, IFRS, Australian Accounting Standards, JORC, NI 43-101, Subpart 1300 or the interpretation thereof;
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any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of and by any governmental entity (including with respect to taxes);

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the execution and delivery of the Transaction Agreement and, in the case of Livent, the deed poll, or the negotiation, public announcement, pendency or consummation of the transaction or compliance with the terms of the Transaction Agreement and, in the case of Livent, the deed poll, including any transaction litigation and including any actual or potential loss or impairment after the date of the Transaction Agreement of any contract or business relationship to the extent arising as a result thereof (it being understood that this bullet will not apply with respect to any representation or warranty contained in the Transaction Agreement or, in the case of Livent, the deed poll, to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Transaction Agreement or, in the case of Livent, the deed poll, or the consummation of the transaction or the compliance with the terms of the Transaction Agreement or, in the case of Livent, the deed poll;

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any change in the price or trading volume of the shares of such person, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account);

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any failure by such person to meet, or any change in, any internal or published projections, estimates or expectations of such person’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account);

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Effects arising out of changes in geopolitical conditions, the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Transaction Agreement;

•	any action taken at the request of the other party in writing;
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any reduction in the credit rating or credit rating outlook of such person or its subsidiaries or any increase in credit default swap spreads with respect to indebtedness of such person or its subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account); or

•	effects arising out of any conversion or reconciliation among IFRS, GAAP, Australian Accounting Standards, JORC, NI 43-101 and Subpart 1300 undertaken in connection with the transaction;
except, in the case of bullets one through five and nine, to the extent such party and its subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which such party and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect).
Covenants Regarding Conduct of Business
Each of Livent and Allkem has agreed to be bound by certain covenants in the Transaction Agreement restricting the conduct of their respective businesses between the date of the Transaction Agreement and the earlier of the effective time and the termination of the Transaction Agreement in accordance with its terms.
Conduct of Business by Livent
In general, except as expressly contemplated, required or expressly permitted by the Transaction Agreement, as required by applicable law, or as consented to in writing by Allkem (which consent may not be unreasonably withheld, delayed or conditioned, and which consent will be deemed to have been received if Allkem does not respond to such request within five business days), Livent, NewCo, Merger Sub and Irish IntermediateCo have agreed to, and Livent has agreed to cause its subsidiaries (with certain exceptions) to, conduct its business in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with governmental entities and with customers, suppliers and other persons with whom it and they have material business relations.
In addition to these agreements regarding the conduct of business generally, except as expressly contemplated, required or expressly permitted by the Transaction Agreement, as required by applicable law, or as consented to in writing by Allkem (which consent may not be unreasonably withheld, delayed or conditioned, and which consent will be deemed to have been received if Allkem does not respond to such request within five business days), Livent, NewCo, Merger Sub and Irish IntermediateCo have agreed not to, and Livent has agreed to cause its subsidiaries (with certain exceptions) not to:
•	amend the governing documents of Livent or any of its subsidiaries;
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split, combine, subdivide, reduce or reclassify any of its issued or unissued capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction by a subsidiary of Livent which remains a subsidiary of Livent after consummation of such transaction or as otherwise permitted by the Transaction Agreement;

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declare, determine to be paid, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests, except for any dividends or distributions paid by a direct or indirect subsidiary of Livent to another direct or indirect subsidiary of Livent or to Livent;

•	enter into any agreement with respect to the voting of its capital stock or other equity interests;
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purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (i) pursuant to the vesting of, exercise (whether cashless or not), forfeiture of or withholding of taxes with respect to, Livent equity awards, in each case in accordance with past practice and as required or permitted by the terms of the Livent equity plan as in effect on the date of the Transaction Agreement (or as modified after the date of the Transaction Agreement in accordance with the terms of the Transaction Agreement) or (ii) purchases, repurchases, redemptions or other acquisitions of capital stock or other equity interests of any Livent subsidiary by Livent or any other Livent subsidiary);

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authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (excluding any transactions, mergers or consolidations between Livent subsidiaries or transfers of interests of Livent subsidiaries to Livent or other Livent subsidiaries, or liquidation or dissolution of a Livent subsidiary);

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except as required by the terms and conditions of any Livent benefit plan in effect on the date of the Transaction Agreement (including when the Livent Board is affirmatively required to exercise discretion thereunder, provided that the Livent Board is acting reasonably):

•	grant any long-term incentive awards (including Livent equity awards), other than in the ordinary course of business consistent with past practice;
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materially amend or modify any Livent benefit plan or establish any new material Livent benefit plan, other than to renew Livent’s health care insurance program in the ordinary course of business consistent with past practice;

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modify or increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, other than in the ordinary course of business consistent with past practice (including any such increases made in response to inflation or to align with existing market rates);

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pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (i) as part of Livent’s fiscal year 2023 or 2024 annual compensation program, in each case consistent with past practice, or (ii) otherwise in the ordinary course of business consistent with past practice;

•	establish, adopt, enter into, amend or terminate any collective bargaining agreement or other contract with any labor organization;
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except as contemplated by the Transaction Agreement, take any action to accelerate the vesting, payment or funding of any payment or benefit payable or to become payable to any of its directors, officers, employees or individual independent contractors;

•	terminate the employment of any officer of Livent subject to Section 16 of the Exchange Act, other than for cause;
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hire any officer, employee or individual independent contractor having total target annual cash compensation of more than $300,000, or any officer of Livent subject to Section 16 of the Exchange Act, other than to fill open positions or positions that become open, to complete hirings that are already in progress as of the date of the Transaction Agreement or to fill new roles that have been duly budgeted and approved; or

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implement or announce any employee layoffs (other than for cause or in the ordinary course of business consistent with past practice) or location closings (other than any consolidation of existing corporate offices within the U.S. in a manner which does not require any terminations except for cause);

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make any material change in financial accounting policies, principles, practices or procedures or any of Livent’s methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable law or SEC rules;

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authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of any business or investments in third parties (excluding any capital expenditures), whether by merger, consolidation, purchase of property or assets, joint venture, licenses or otherwise, except for such transactions for consideration (including the assumption of liabilities) that does not exceed (when taken together with all other such transactions) $10 million in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);

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enter into any new material line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Livent as of the date of the Transaction Agreement;

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issue, deliver, grant, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock, voting securities or other equity interests in Livent or any of its subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interests, or any rights, warrants or options to acquire any such shares of its capital stock, voting securities or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Livent equity award under any existing Livent equity plan, other than (i) as otherwise required by the terms and conditions of any Livent equity award as in effect on the date of the Transaction Agreement (including when the Livent Board is affirmatively required to exercise discretion thereunder, provided that the Livent Board is acting reasonably) or issued after the date of the Transaction Agreement in accordance with the terms of the Transaction Agreement, (ii) issuances of Livent Shares in respect of the settlement of Livent equity awards outstanding on the date of the Transaction Agreement and in accordance with their respective terms as in effect on the date of the Transaction Agreement, (iii) as otherwise permitted by the terms of the Transaction Agreement or (iv) issuances of securities to Livent by a subsidiary of Livent or between subsidiaries of Livent;
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create, incur, assume or otherwise become liable with respect to any indebtedness (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), other than (i) indebtedness solely between Livent and a subsidiary of Livent or between subsidiaries of Livent in the ordinary course of business consistent with past practice, (ii) borrowings by Livent or any of its subsidiaries in the ordinary course of business consistent with past practice under Livent’s existing credit agreement and guarantees of such borrowings issued by the subsidiaries of Livent to the extent required under the terms of such credit agreement as in effect on the date of the Transaction Agreement, (iii) in connection with any existing project financing or future project financing publicly disclosed by Livent prior to the date of the Transaction Agreement and (iv) in connection with letters of credit issued or hedging arrangements entered into in the ordinary course of business consistent with past practice;

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make any loans, advances or capital contributions to, or investments in, any other person (other than Livent (in the case of loans and advances) or any subsidiary of Livent), in each case, other than in the ordinary course of business consistent with past practice or as otherwise permitted by the Transaction Agreement;

•
sell, lease, license, transfer, exchange, swap, let lapse, cancel, pledge, abandon or otherwise dispose of, or subject to any lien (other than certain permitted liens), any properties or assets (including intellectual property but excluding its own equity interests), except (i) in the case of liens, as required in connection with any indebtedness permitted to be incurred pursuant to the Transaction Agreement, (ii) sales of inventory or products produced in the ordinary course of business consistent with past practice, or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (iii) non-exclusive licenses of intellectual property in the ordinary course of business consistent with past practice, (iv) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds (when taken together with all other such transactions) $5 million in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such transaction), and (v) for transactions among Livent and its subsidiaries or among its subsidiaries;

•
without limiting Livent’s ability to take action pursuant to the Transaction Agreement with respect to transaction litigation, settle, or offer or propose to settle, any proceeding involving or against Livent or any of its subsidiaries, other than ordinary course disputes with vendors, customers or employees in which no litigation or arbitration commences, and settlements or compromises of any proceeding where the amount paid in an individual settlement or compromise by Livent (and not including any amount paid by Livent’s third-party insurance carriers or third parties) does not exceed an amount agreed-upon with Allkem and there is no material non-monetary relief;

•
make or change any material tax election or change any tax accounting period for purposes of a material tax or material method of tax accounting, settle or compromise any audit or proceeding relating to taxes that involves a material amount of taxes or enter into any “closing agreement” with respect to any material tax;

•
make or commit to any new capital expenditure, other than (i) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident, (ii) in the ordinary course of business consistent with past practice or (iii) an amount, in the aggregate, not in excess of 110% of an amount agreed-upon with Allkem;

•
except in the ordinary course of business consistent with past practice or with respect to matters that are expressly permitted by the Transaction Agreement, enter into any contract that would, if entered into prior to the date of the Transaction Agreement, be a material contract, or modify, amend or terminate any of Livent’s material contracts or waive, release or assign any material rights, benefits or claims thereunder;

•
terminate, revoke, amend or otherwise modify the joinder agreements or any other contract with NewCo, a subsidiary of NewCo, Irish IntermediateCo or Merger Sub or any equityholder, director or officer thereof in such equityholder’s, director’s or officer’s capacity as such; or

•	agree, resolve or commit, in writing or otherwise, to take any of the foregoing actions.
Conduct of Business by Allkem
In general, except as expressly contemplated, required or expressly permitted by the Transaction Agreement, as required by applicable law, or as consented to in writing by Livent (which consent may not be unreasonably withheld, delayed or conditioned, and which consent will be deemed to have been received if Livent does not respond to such request within five business days), Allkem has agreed to, and to cause its subsidiaries (with certain exceptions) to, conduct its business in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with governmental entities and with customers, suppliers and other persons with whom it and they have material business relations.
In addition, except as expressly contemplated, required or expressly permitted by the Transaction Agreement, as required by applicable law, or as consented to in writing by Livent (which consent may not be unreasonably withheld, delayed or conditioned, and which consent will be deemed to have been received if Livent does not respond to such request within five business days), Allkem has agreed not to, and to cause its subsidiaries (with certain exceptions) not to:
•	amend the governing documents of Allkem or any of its subsidiaries;
•
split, combine, subdivide, reduce or reclassify any of its issued or unissued capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction by a subsidiary of Allkem which remains a subsidiary of Allkem after consummation of such transaction or as otherwise permitted by the Transaction Agreement;

•
declare, determine to be paid, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests, except for any dividends or distributions paid by a direct or indirect subsidiary of Allkem to another direct or indirect subsidiary of Allkem or to Allkem;

•	enter into any agreement with respect to the voting of its capital stock or other equity interests;
•
purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (i) pursuant to the vesting of, exercise (whether cashless or not) of, forfeiture of or withholding of taxes with respect to, Allkem Performance Rights, in each case in accordance with past practice and as required or permitted by the terms of the Allkem equity plan as in effect on the date of the Transaction Agreement (or as modified after the date of the Transaction Agreement in accordance with the terms of the Transaction Agreement) or (ii) purchases, repurchases, redemptions or other acquisitions of capital stock or other equity interests of any Allkem subsidiary by Allkem or any other Allkem subsidiary);

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (excluding any transactions, mergers or consolidations between Allkem subsidiaries or transfers of interests of Allkem subsidiaries to Allkem or other Allkem subsidiaries, or liquidation or dissolution of an Allkem subsidiary);

•
except as required by the terms and conditions of any Allkem benefit plan in effect as of the date of the Transaction Agreement (including when the Allkem Board is affirmatively required to exercise discretion thereunder, provided that the Allkem Board is acting reasonably):

•	grant any long-term incentive awards (including Allkem Performance Rights), other than in the ordinary course of business consistent with past practice;
•
materially amend or modify any Allkem benefit plan or establish any new material Allkem benefit plan, other than to renew Allkem’s health care insurance program in the ordinary course of business consistent with past practice ;

•
modify or increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, other than in the ordinary course of business consistent with past practice (including any such increases made in response to inflation or to align salaries with existing market rates);

•
pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (i) as part of Allkem’s fiscal year 2023 or 2024 annual compensation program, in each case consistent with past practice, or (ii) otherwise in the ordinary course of business consistent with past practice;

•	establish, adopt, enter into, amend or terminate any collective bargaining agreement or other contract with any labor organization;
•
except as contemplated by the Transaction Agreement, take any action to accelerate the vesting, payment or funding of any payment or benefit payable or to become payable to any of its directors, officers, employees or individual independent contractors;

•	terminate the employment of any key management personnel of Allkem, other than for cause;
•
hire any officer, employee or individual independent contractor having total target annual cash compensation of more than $300,000, or any key management personnel of Allkem, other than to fill open positions or positions that become open, to complete hirings that are already in progress as of the date of the Transaction Agreement or to fill new roles that have been duly budgeted and approved; or

•
implement or announce any employee layoffs (other than for cause or in the ordinary course of business consistent with past practice) or location closings (other than any consolidation of existing corporate offices within Australia in a manner which does not require any terminations except for cause);

•
make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS, Australian Accounting Standards, applicable law (including applicable Canadian securities laws) or ASIC, ASX or TSX rules, regulations and policy;

•
authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of any business or investments in third parties (excluding any capital expenditures), whether by merger, consolidation, purchase of property or assets, joint venture, licenses or otherwise, except for such transactions for consideration (including the assumption of liabilities) that does not exceed (when taken together with all other such transactions) $10 million in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);

•
enter into any new material line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Allkem as of the date of the Transaction Agreement;

•
issue, deliver, grant, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock, voting securities or other equity interests in Allkem or any of its subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interests, or any rights, warrants or options to acquire any such shares of its capital stock, voting securities or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Allkem Performance Rights under any existing Allkem equity plan, other than (i) as otherwise required by the terms and conditions of any Allkem Performance Rights as in effect on the date of the Transaction Agreement (including when the Allkem Board is affirmatively required to exercise discretion thereunder, provided that the Allkem Board is acting reasonably) or issued after the date of the Transaction Agreement in accordance with the terms of the Transaction Agreement, (ii) issuances of Allkem Shares (or on market purchase and subsequent transfer of Allkem Shares by the Allkem share plan trustee) in respect of the settlement of Allkem Performance Rights outstanding on the date of the Transaction Agreement and in accordance with their respective terms as in effect on the date of the Transaction Agreement, (iii) as otherwise permitted by the terms of the Transaction Agreement or (iv) issuances of securities to Allkem by a subsidiary of Allkem or between subsidiaries of Allkem;
•
create, incur, assume or otherwise become liable with respect to any indebtedness (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), other than (i) indebtedness solely between Allkem and a subsidiary of Allkem or between subsidiaries of Allkem in the ordinary course of business consistent with past practice, (ii) in connection with any existing project financing or future project financing publicly disclosed by Allkem prior to the date of the Transaction Agreement and (iii) in connection with letters of credit issued or hedging arrangements entered into in the ordinary course of business consistent with past practice;

•
make any loans, advances or capital contributions to, or investments in, any other person (other than Allkem (in the case of loans and advances) or any subsidiary of Allkem), in each case, other than in the ordinary course of business consistent with past practice or as otherwise permitted by the Transaction Agreement;

•
sell, lease, license, transfer, exchange, swap, let lapse, cancel, pledge, abandon or otherwise dispose of, or subject to any lien (other than certain permitted liens), any properties or assets (including intellectual property but excluding its own equity interests), except (i) in the case of liens, as required in connection with any indebtedness permitted to be incurred pursuant to the Transaction Agreement, (ii) sales of inventory or products produced in the ordinary course of business consistent with past practice, or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (iii) non-exclusive licenses of intellectual property in the ordinary course of business consistent with past practice, (iv) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds (when taken together with all other such transactions) $5 million in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such transaction), and (v) for transactions among Allkem and its subsidiaries or among its subsidiaries;

•
without limiting Allkem’s ability to take action pursuant to the Transaction Agreement with respect to transaction litigation, settle, or offer or propose to settle, any proceeding involving or against Allkem or any of its subsidiaries, other than ordinary course disputes with vendors, customers or employees in which no litigation or arbitration commences, and settlements or compromises of any proceeding where the amount paid in an individual settlement or compromise by Allkem (and not including any amount paid by Allkem’s third-party insurance carriers or third parties) does not exceed an amount agreed-upon with Livent and there is no material non-monetary relief;

•
make or change any material tax election or change any tax accounting period for purposes of a material tax or material method of tax accounting, settle or compromise any audit or proceeding relating to taxes that involves a material amount of taxes or enter into any “closing agreement” with respect to any material tax;

•
make or commit to any new capital expenditure, other than (i) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident, (ii) in the ordinary course of business consistent with past practice or (iii) an amount, in the aggregate, not in excess of 110% of an amount agreed-upon with Livent;

•
except in the ordinary course of business consistent with past practice or with respect to matters that are expressly permitted by the Transaction Agreement, enter into any contract that would, if entered into prior to the date of the Transaction Agreement, be a material contract, or modify, amend or terminate any of Allkem’s material contracts or waive, release or assign any material rights, benefits or claims thereunder; or

•	agree, resolve or commit, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Competing Proposals
The Transaction Agreement contains provisions outlining the limited circumstances in which Livent and Allkem may solicit, encourage, facilitate or respond to potential Competing Proposals (defined below) or inquiries by third parties.
Under these reciprocal (except as noted below) provisions, each of Livent and Allkem has agreed that, except as expressly permitted by the Transaction Agreement, it will not, and it will cause its subsidiaries and its and their respective directors, officers and employees not to, and it will use reasonable best efforts to cause its and its subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third-party agents, advisors and representatives not to, directly or indirectly:
•
initiate, solicit, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer, that constitutes, or would reasonably be expected to lead to, any Competing Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations with any third party with respect to, relating to or in furtherance of any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal;

•
provide any non-public information or data or access to the properties, assets or employees of Livent or Allkem and their respective subsidiaries, as applicable, to any third party in connection with, related to or in contemplation of any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal;

•	in the case of Livent only, approve any third party becoming an “interested shareholder” under Section 203 of the DGCL;
•
discuss with any third party, approve or recommend, or propose to discuss, approve or recommend, or execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to a Competing Proposal or any inquiry, proposal or offer, in each case of the foregoing that would reasonably be expected to lead to a Competing Proposal (other than a confidentiality agreement in accordance with the requirements provided for in the Transaction Agreement); or

•	submit any Competing Proposal to the vote of Livent’s or Allkem’s shareholders, as applicable;
provided that each party or any of its representatives may, in response to an unsolicited inquiry or proposal from a third party, inform a third party or its representative of the restrictions imposed by the provisions of the Transaction Agreement (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted by the Transaction Agreement).
The Transaction Agreement also requires each of Livent and Allkem to, and cause its subsidiaries and its and their respective directors, officers and employees to, and use reasonable best efforts to cause its and its subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any third party conducted previously with respect to any inquiry, proposal or offer that constitutes a Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal.
Furthermore, the Transaction Agreement requires each of Livent and Allkem to, within 24 hours from the date of the Transaction Agreement, request from each third party (and such third party’s representatives) that has executed a confidentiality agreement in connection with such third party’s consideration of making a Competing Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning such party or any of its subsidiaries and to, within 24 hours from the date of the Transaction Agreement, terminate all physical and electronic data access previously granted to each such third party.
Each of Livent and Allkem, as applicable, is required to notify the other promptly but in any event no later than 48 hours after (a) receipt by any executive officer or director of such party of any Competing Proposal or any inquiries, expressions of interest, proposals or offers that are or would reasonably be expected to lead to a Competing Proposal, (b) receipt by such party (or any of its representatives) of any request for information relating to it or any of its subsidiaries from any third party who has made or is reasonably likely to be seeking to make a Competing Proposal, or (c) any discussions or negotiations with respect to a Competing Proposal sought to be initiated or continued by any person with it, its subsidiaries or any of their respective representatives. Such notice will indicate the name of such person and contain a written summary of the material financial (including price) and other terms and conditions of any such inquiries, expressions of interest, proposals, offers or requests. Each of Livent and Allkem, as applicable, is also required to keep the other party informed, on a reasonably current basis, of the status and material developments or terms of any such inquiries, expressions of interest, proposals, offers or requests (including any amendments thereto) and the status of any such discussions or negotiations. Livent and Allkem each also agree that it and each of its respective subsidiaries will not enter into any agreement with any person that prohibits it from providing any information to the other party in accordance with, or otherwise complying with, the non-solicitation provisions of the Transaction Agreement.
Each of Livent and Allkem, as applicable, will not (and will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality (solely to the extent entered into in connection with a Competing Proposal), “standstill” or similar agreement to which it or any of its subsidiaries is a party, and each of Livent and Allkem, as applicable, will, or will cause its applicable subsidiary or subsidiaries to, enforce the standstill provisions of any such agreement; provided that, prior to, but not after, the time its shareholder approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, its board of directors determines in good faith, after consultation with its outside legal counsel that failing to take such action would likely breach the statutory or fiduciary duties of its board of directors under applicable law, it may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Competing Proposal to its board of directors and communicate such waiver to the applicable third party; provided, however, that it will advise the other party promptly (and in no event later than 48 hours) after taking such action.
Board Change of Recommendation
Each of Livent and Allkem, as applicable, has agreed that, except as expressly permitted by the Transaction Agreement, its board of directors will not, directly or indirectly:
•
change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify in a manner adverse to the other party, its Board Recommendation;

•	fail to include its Board Recommendation in this proxy statement/prospectus, in the case of Livent, or the scheme booklet, in the case of Allkem;
•	approve, adopt, endorse or recommend, or publicly propose or announce any intention to approve, adopt, endorse or recommend, any Competing Proposal;
•
publicly agree or propose to enter into, any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to a Competing Proposal (other than a confidentiality agreement as provided for in the Transaction Agreement) (an “Alternative Acquisition Agreement”);

•
in the case of Livent only, in the case of a Competing Proposal that is structured as a tender offer or exchange offer pursuant to the Exchange Act for outstanding Livent Shares (other than by Allkem or an affiliate of Allkem), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three business days prior to the date the Livent Special Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date the Livent Special Meeting is held, including adjournments) or (B) ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer; or

•	cause or permit it to enter into an Alternative Acquisition Agreement.
Each of Livent and Allkem has agreed that, as applicable:
•
in the case of Livent only, the Livent Board may, after consultation with its outside legal counsel, make such disclosures as it determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or make any “stop, look and listen”

communication or any other disclosure to the Livent stockholders pursuant to Rule 14d-9(f) under the Exchange Act or make a disclosure that is required by applicable law; provided, however, that if such disclosure has the effect of withdrawing or modifying in a manner adverse to Allkem the Livent Board Recommendation, such disclosure will be deemed to be a Change of Recommendation by Livent and Allkem will have the right to terminate the Transaction Agreement as set forth therein;
•
prior to, but not after, the receipt of its shareholder approval, it and its representatives, as applicable, may engage in the activities prohibited by the Transaction Agreement (and, only with respect to a Competing Proposal that satisfies the requirements laid out in the Transaction Agreement, may solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Competing Proposal or any modification thereto) with any person if it receives a bona fide written Competing Proposal from such person that was not solicited at any time following the execution of the Transaction Agreement in breach of the obligations set forth in the Transaction Agreement; provided, however, that (i) no information that is prohibited from being furnished pursuant to the Transaction Agreement may be furnished until it receives an executed confidentiality agreement from such person containing obligations on the recipient of that information which its board of directors, acting in good faith and after taking advice from its external legal advisers experienced in transactions of this nature, determines are appropriate for a transaction of the nature of a Competing Proposal, and which contains standstill provisions that apply to the third party subject to exceptions that it (acting reasonably) considers appropriate in the circumstances having regard to (among other things) the fact that it is already subject to a public change of control proposal, as applicable; provided, further, that such confidentiality agreement does not contain provisions that prohibit it from providing any information to the other party in accordance with the Transaction Agreement or that otherwise prohibits it from complying with the provisions of the Transaction Agreement; (ii) any such non-public information has previously been made available to, or is made available to, the other party prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such person, except that it is not required to provide or make available to the other party any information that it, acting reasonably, determines is likely commercially sensitive information of that person; and (iii) prior to taking any such actions, its board of directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal is, or could reasonably be considered to become, a Superior Proposal and that failing to take such actions would likely breach the statutory or fiduciary duties of its board of directors under applicable law;

•
prior to, but not after, the receipt of its shareholder approval, its board of directors will be permitted, through its representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to the Transaction Agreement, to provide any non-public information to) any person that has made a Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for its board of directors to make an informed determination under the Transaction Agreement;

•
prior to, but not after, the receipt of its shareholder approval, in response to a bona fide written Competing Proposal from a third party that was not solicited in breach of, and did not otherwise arise from a breach of, the obligations set forth in the Transaction Agreement, if its board of directors so chooses, its board of directors may effect a Change of Recommendation; provided, however, that such a Change of Recommendation may not be made unless and until:

•	its board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal;
•
its board of directors determines in good faith, after consultation with its outside legal counsel, that failing to effect a Change of Recommendation in response to such Superior Proposal would likely breach the statutory or fiduciary duties of its board of directors under applicable law;

•
it provides the other party written notice of such proposed action and the basis thereof at least four business days in advance, which notice will set forth in writing that its board of directors intends to consider whether to take such action and include all material terms and conditions of the Competing Proposal;

•
after giving such notice and prior to effecting such Change of Recommendation, it will make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the other party (to the extent the other party wishes to negotiate) to make such adjustments or revisions to the terms of the Transaction Agreement as would permit its board of directors not to effect a Change of Recommendation in response thereto; and

•
at the end of such four business day period, prior to taking action to effect a Change of Recommendation, its board of directors takes into account any adjustments or revisions to the terms of the Transaction Agreement proposed by the other party in writing and any other information offered by the other party in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Competing Proposal remains a Superior Proposal and that failing to effect a Change of Recommendation in response to such Superior Proposal would likely breach the statutory or fiduciary duties of its board of directors under applicable law; provided that in the event of any material amendment or material modification to any Superior Proposal, it will be required to deliver a new written notice to the other party and to comply with the requirements of the Transaction Agreement with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days; and

•
prior to, but not after, receipt of its shareholder approval, in response to (i) an Intervening Event that occurs or arises after the date of the Transaction Agreement or (ii) only in the case of Allkem, due to the Independent Expert not concluding (or ceasing to conclude) that the scheme is in the best interest of Allkem shareholders (the “Independent Expert Event”) and, in each case, that did not arise from its breach of the Transaction Agreement, such party may, if its board of directors so chooses, effect a Change of Recommendation; provided, however, that such a Change of Recommendation may not be made unless and until:

•
only in the case of an Intervening Event, its board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that an Intervening Event has occurred;

•
only in the case of an Intervening Event, its board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failing to effect a Change of Recommendation in response to such Intervening Event would likely breach the statutory or fiduciary duties of its board of directors under applicable law;

•
it provides the other party written notice of such proposed action and the basis thereof four business days in advance, which notice will set forth in writing that its board of directors intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Intervening Event or the Independent Expert Event, as applicable;

•
after giving such notice and prior to effecting such Change of Recommendation and if requested by the other party, it negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the other party (to the extent the other party wishes to negotiate) to make such adjustments or revisions to the terms of the Transaction Agreement as would permit its board of directors not to effect a Change of Recommendation in response thereto; and

•
at the end of such four business day period, prior to taking action to effect a Change of Recommendation, its board of directors takes into account any adjustments or revisions to the terms of the Transaction Agreement proposed by the other party in writing and any other information offered by the other party in response to the notice, and only in the case of an Intervening Event, determines in good faith after consultation with its financial advisors and outside legal counsel, that failing to effect a Change of Recommendation in response to such Intervening Event would likely breach the statutory or fiduciary duties of its board of directors under applicable law; provided that in the event of any material changes regarding any Intervening Event, it will be required to deliver a new written notice to the other party and to comply with the requirements of the Transaction Agreement with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original four business day notice period.

Stockholder Meetings
Under the terms of the Transaction Agreement, the parties have agreed to cooperate and use their reasonable best efforts to cause the date and time of the Livent Special Meeting and the scheme meeting to be coordinated such that they occur within a single period of 24 consecutive hours, and in any event as close in time as possible.
Livent Special Meeting
Livent has agreed to, in accordance with applicable law and its organizational documents, cause the Livent Special Meeting to be duly called and held as promptly as reasonably practicable after clearance of this proxy statement/prospectus by the SEC for the purpose of obtaining the Livent Stockholder Approval. Livent will, through the Livent Board, make the Livent Board Recommendation, include the Livent Board Recommendation in this proxy statement/prospectus and solicit and use its reasonable best efforts to obtain the Livent Stockholder Approval, unless there has been a Change of Recommendation by the Livent Board in accordance with the terms of the Transaction Agreement.
Livent will have the right, following consultation with Allkem, to make one or more successive postponements, adjournments or other delays of the Livent Special Meeting of not more than 15 days individually (i) if, on a date for which the Livent Special Meeting is scheduled, Livent has not received proxies representing a sufficient number of Livent Shares to obtain the Livent Stockholder Approval, (ii) if insufficient Livent Shares would be represented at the Livent Special Meeting to constitute a quorum necessary to conduct the business of the Livent Special Meeting, (iii) if such adjournment, postponement or delay is reasonably determined to be required by applicable law, including to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided or made available to Livent stockholders or to permit dissemination of information which is material to the Livent stockholders voting at the Livent Special Meeting and to give Livent stockholders sufficient time to evaluate any such supplement or amendment or other information, or (iv) if the scheme meeting has been adjourned or postponed by Allkem, to the extent necessary to enable the Livent Special Meeting and the scheme meeting to be held within a single period of 24 consecutive hours. Other than pursuant to clause (iii) or (iv) of the prior sentence or with the prior written consent of Allkem, the Livent Special Meeting may not be adjourned or postponed to a date that is, in the aggregate, more than 60 days after the date for which the Livent Special Meeting was originally scheduled.
Allkem Scheme Meeting
Allkem has agreed to, in accordance with applicable law and as promptly as reasonably practicable, apply for an order of the Court pursuant to the Australian Corporations Act directing Allkem to convene the scheme meeting and, as soon as reasonably practicable after such order is made by the Court, request ASIC to register the explanatory statement included in the scheme booklet in relation to the scheme in accordance with the Australian Corporations Act, and cause the scheme meeting to be duly called and held in accordance with such order of the Court and as promptly as reasonably practicable following the mailing of the scheme booklet (as approved by the Court) for the purposes of obtaining the Allkem Shareholder Approval. Allkem will, through the Allkem Board, make the Allkem Board Recommendation, include the Allkem Board Recommendation in the scheme booklet and solicit and use its reasonable best efforts to obtain the Allkem Shareholder Approval, unless there has been a Change of Recommendation by the Allkem Board in accordance with the terms of the Transaction Agreement.
Allkem will have the right, following consultation with Livent, to make one or more successive postponements, adjournments or other delays of the scheme meeting of not more than 15 days individually (i) if, on a date for which the scheme meeting is scheduled, Allkem has not received proxies representing a sufficient number of Allkem Shares to obtain Allkem Shareholder Approval, (ii) if such adjournment, postponement or delay is reasonably determined to be (A) required by applicable law, including to the extent necessary to ensure that any required supplement or amendment to the scheme booklet is provided or made available to Allkem shareholders or to permit dissemination of information which is material to the Allkem shareholders voting at the scheme meeting and to give Allkem shareholders sufficient time to evaluate any such supplement or amendment or other information, or (B) necessary or advisable in the event that one or more of the required governmental consents under antitrust or investment screening laws required to be obtained as a condition to the scheme implementation and the status of which would be material to Allkem shareholders voting at the scheme meeting has not been obtained at such time, (iii) if insufficient Allkem Shares would be represented at the scheme meeting to constitute a quorum necessary to conduct the business of the scheme meeting, or (iv) if the Livent Special Meeting has been adjourned or postponed by Livent, to the extent necessary to enable the Livent Special Meeting and the scheme meeting to be held within a single period of 24 consecutive hours. Other than pursuant to clause (ii) or (iv) of the prior sentence or with the prior written consent of Livent, the scheme meeting may not be adjourned or postponed to a date that is, in the aggregate, more than 60 days after the date for which the scheme meeting was originally scheduled.
Efforts to Obtain Required Approvals
Subject to the terms and conditions of the Transaction Agreement, each of Livent and Allkem has agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Transaction Agreement to consummate and make effective the transaction as promptly as reasonably practicable (and in any event prior to the end date).
In particular, each of the parties has agreed to:
•
prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of the Transaction Agreement the notifications, filings and other information required to be filed under any applicable antitrust or investment screening laws with respect to the transaction, including the HSR Act and CFIUS laws) in order to consummate the transaction;

•
obtain as promptly as reasonably practicable (and in any event prior to the end date) all consents, registrations, approvals, permits, expirations or terminations of waiting periods and authorizations necessary or advisable to be obtained from any governmental entity and any third party in order to consummate the transaction, including the HSR Act and CFIUS laws; and

•
use its reasonable best efforts to resolve as promptly as reasonably practicable (and in any event prior to the end date) such objections, if any, as may be asserted by any governmental entity in connection with any applicable laws with respect to the transaction.

Notwithstanding the forgoing, neither Allkem nor Livent will be required to take any action to (and neither party may nor may allow its subsidiaries to, without the prior written consent of the other party) (i) give any guarantee or other consideration in respect of any governmental consent in connection with the Transaction Agreement or the transaction; (ii) litigate, pursue, defend or otherwise contest any proceeding or order relating to the Transaction Agreement or the transaction; or (iii) take or agree to take any action, or refrain or agree to refrain from taking any action, or offer, negotiate, accept, permit, become subject to or suffer to exist any action, restriction, condition, limitation, understanding, consent decree, hold separate order or other arrangement, that would reasonably be expected to: (A) require the sale, license, assignment, transfer or divestiture of any business or assets of Livent or Allkem, or any of their respective subsidiaries, or (B) limit, impair, alter, change or restrict Livent’s or Allkem’s (or any of their respective subsidiaries’) freedom of action or commercial practices with respect to, or its or their ability to retain, their respective businesses or any portion thereof (each of clauses (A) and (B), a “Restriction”), in each case of the immediately foregoing clauses (A) and (B) that, together with any other such action, would reasonably be expected to have a material and adverse impact on such person and its subsidiaries, taken as a whole, or the benefits or synergies that such person expects to realize from the transaction.
Further, each of Livent and Allkem will be permitted to (i) engage in discussions or negotiations with any applicable governmental entity regarding the requirement, scope or terms of such divestiture or other Restriction, or (ii) subject to the terms of the Transaction Agreement, engage in litigation (including any appeals) with any governmental entity relating to the matters contemplated by the Transaction Agreement; provided, that in exercising the foregoing rights in clauses (i) and (ii), each of Livent and Allkem, as applicable, must act reasonably and as promptly as reasonably practicable and in a manner that would not reasonably be expected to delay the consummation of the transaction beyond the end date, and, prior to taking such action, consult with the other party.
In no event will Allkem, Livent or their respective subsidiaries be required to propose, commit to or effect any Restriction (and neither Allkem nor Livent and their respective subsidiaries will propose, commit to or effect any Restriction without the prior written consent of the other party, which may, subject to each party’s obligations described above, be withheld in such party’s sole discretion) with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the scheme effectiveness or the closing of the transaction.
Livent and Allkem will cooperate with each other and use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to cause all notices to be given to, and all consents to be obtained from, all persons required pursuant to any material contract to which such party is a party in connection with the transaction or any other contract for which consent is reasonably necessary, proper or advisable to consummate the transaction and the other party requests such party to obtain, as promptly as reasonably practicable; provided, however, that none of Livent, Allkem nor any of their respective subsidiaries will have any obligation to (i) amend or modify any contract for the purpose of obtaining such a consent, (ii) pay any consideration to or make any accommodation for any person for the purpose of obtaining such a consent, (iii) pay any costs and expenses of any person resulting from the process of obtaining such a consent or (iv) commence any proceeding to obtain such a consent, and neither Livent nor Allkem will, without the prior written consent of the other party, take any such action if it would be commercially unreasonable to do so.
Except as required under the Transaction Agreement, each of Livent and Allkem will not (and will cause their respective subsidiaries and affiliates not to) acquire or agree to acquire any business, or a substantial portion of the assets or equity of any business, if such acquisition would be reasonably likely to prevent or materially delay the scheme effectiveness or the closing of the transaction.
Directors’ and Officers’ Insurance and Indemnification
NewCo has agreed to indemnify and hold harmless all past and present directors and officers of Livent and Allkem and their respective subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses, subject to return in certain circumstances), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened civil, criminal or administrative actions, suits, claims, litigation, charges, demands, notices of violation, enforcement actions, hearings, arbitrations, audits, examinations, inquiries, investigations or other proceedings in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in connection with such persons serving as an officer or director of Livent, Allkem or any of their respective subsidiaries or of any person serving at the request of Livent, Allkem or any of their respective subsidiaries as a director, officer, employee or agent of another person, to the fullest extent permitted by applicable law and provided pursuant to the Livent and Allkem governing documents or the organizational documents of any Livent or Allkem subsidiary or any indemnification agreements, if any, in existence on the date of the Transaction Agreement.
Livent and Allkem may (or, if Livent or Allkem fails to do so, NewCo will), at or prior to the effective time, purchase a prepaid directors’ and officers’ liability “tail” insurance policy or other comparable directors’ and officers’ liability and fiduciary liability policies providing coverage for claims asserted prior to and for seven years after the effective time with respect to any matters existing or occurring at or prior to the effective time (and, with respect to claims made prior to or during such period, until final resolution thereof), with levels of coverage, terms, conditions, retentions and limits of liability that are at least as favorable as those contained in Livent’s or Allkem’s (as applicable) directors’ and officers’ insurance policies and fiduciary liability insurance policies in effect as of the date of the Transaction Agreement, subject to certain limitations.
Integration Planning
As promptly as reasonably practicable after the date of the Transaction Agreement, the Chief Executive Officer of Allkem and the Chief Executive Officer of Livent and such other individuals to be jointly designated by the Chief Executive Officer of Allkem and the Chief Executive Officer of Livent will, in good faith and subject to applicable law, work to develop a post-closing integration plan. Neither party will have control over any other party’s operations, business or decision-making before the effective time, and control overall of such matters will remain in the hands of the relevant party, in each case, subject to the terms and conditions of the Transaction Agreement.
Employee Benefits
During the period commencing at the effective time and ending on the earlier of the first anniversary of the effective time or December 31, 2024 (the “Continuation Period”), NewCo will, or will cause the surviving corporation, Allkem or any applicable subsidiary of NewCo to, provide any employee of Livent or Allkem or any of their respective subsidiaries who continues to be employed by NewCo or its subsidiaries immediately after the effective time (collectively, the “Continuing Employees”) with (i) base salary or hourly wage and short term cash incentive bonus opportunity that, in each case, is no less than the base pay or hourly wage and short-term cash incentive bonus opportunity paid or made available, respectively, to the applicable Continuing Employee immediately prior to the effective time, (ii) severance benefits that are no less favorable to the applicable Continuing

Employee than those applicable immediately prior to the effective time, and (iii) group employee benefits that are substantially similar in the aggregate to the group employee benefits provided to the Continuing Employees under either the Livent benefit plans or the Allkem benefit plans, as applicable, immediately prior to the effective time.
Tax Matters
The parties, along with their subsidiaries, have agreed that, prior to the effective time, none of them will take or cause to be taken, or fail to take or cause to be taken, any action, which action or failure could reasonably be expected to (i) prevent the merger and the scheme from qualifying for the Transaction Agreement U.S. Tax Treatment, or (ii) cause NewCo to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the transaction.
Additionally, as a condition to the scheme implementation, Livent will have requested and received from Davis Polk or, if Davis Polk is unable or unwilling, Sidley Austin, its opinion to Livent, which will be dated as of the sanction date and based on the facts, representations and assumptions set forth or referred to in the opinion, that the transaction should qualify for the Transaction Agreement U.S. Tax Treatment. If, due to any change in applicable law prior to the effective time, NewCo would be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the transaction, the parties have agreed to work together in good faith to change the method or structure of effecting the combination of Livent and Allkem as necessary to prevent such result while preserving the relative economics of the parties, the Allkem shareholders and the Livent stockholders in all material respects.
However, the Transaction Agreement provides that none of Allkem, its subsidiaries, Livent, its subsidiaries, any of the NewCo Parties or the surviving corporation will have any liability or obligation to any former holder of Livent Shares or Allkem Shares if the transaction fails to qualify for the Transaction Agreement U.S. Tax Treatment, or NewCo is treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 and the Treasury Regulations promulgated thereunder.
The parties have agreed to use reasonable best efforts to cause their officers to execute and deliver to Sidley Austin and/or Davis Polk, as applicable, customary tax representation letters in form and substance reasonably satisfactory to such advisor at such time or times as such advisor shall reasonably request.
Other Covenants and Agreements
The Transaction Agreement contains certain other covenants and agreements, including covenants relating to:
•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time;
•	cooperation between Livent and Allkem in connection with public announcements;
•	cooperation between Livent and Allkem in connection with each party’s indebtedness and any credit agreements, indentures, notes or other documents or instruments governing or related to indebtedness;
•	causing certain acquisitions and dispositions of Livent Shares and NewCo Shares to be exempt under Rule 16b-3 of the Exchange Act;
•	using reasonable best efforts to cause the NewCo Shares to be approved for listing on the NYSE and to establish a listing on the ASX to enable the trading of CDIs;
•	delisting of the Livent Shares from the NYSE and the deregistration of the Livent Shares under the Exchange Act;
•	application to the ASX to suspend trading in Allkem Shares and removal of Allkem from the official list of ASX and TSX;
•	establishing NewCo’s tax residence and registering NewCo for corporation tax, in each case, in the Republic of Ireland;
•	cooperation between Livent and Allkem regarding any litigation related to the transaction;
•	compliance with anti-takeover laws;

•	establishing NewCo’s fiscal year end as December 31; and
•	seeking inclusion of the NewCo Shares and the CDIs in an S&P index (in the case of the NewCo Shares) and the S&P / ASX 200 index (in the case of the CDIs).
Conditions That Must Be Satisfied or Waived for the Transaction to Occur
Conditions That Must Be Satisfied or Waived for the Scheme Implementation to Occur
If Allkem Shareholder Approval is obtained at the scheme meeting and all other conditions to the scheme implementation are satisfied or waived (except for conditions relating to the approval of the Court or lodgment of the Court order approving the scheme), Allkem will then seek approval of the Court for the scheme. The scheme will become effective on the date on which the Court order approving the scheme is filed with ASIC (referred to as the scheme effectiveness). The scheme is expected to become effective on the date of the court order approving the scheme or the following business day. The transfer of the Allkem Shares to NewCo in accordance with the scheme (referred to as the scheme implementation) is expected to occur approximately seven trading days after the scheme effectiveness.
Mutual Conditions
The parties’ obligations with respect to the scheme implementation do not become binding unless and until the satisfaction, or, to the extent permitted by applicable law, waiver by each of Allkem and Livent, on or before the sanction date of the following conditions:
•	as at 8:00 a.m. AWST on the sanction date, each of the conditions set out below (other than the conditions in the second and third bullets below) has been satisfied or waived (where permitted);
•	the approval by the Court (or any court of competent jurisdiction on appeal therefrom) (without material modification) of the scheme pursuant to Section 411(4)(b) of the Australian Corporations Act;
•	the lodging by Allkem of an office copy of the Court orders approving the scheme under Section 411(4)(b) of the Australian Corporations Act with ASIC;
•
the closing of the merger being capable of occurring, and would reasonably be expected to occur, as promptly as practicable following implementation of the scheme, meaning no applicable impediments under the terms of the Transaction Agreement exist or are foreseen such that there is any possibility that the scheme implementation and the merger closing do not occur around the same time, noting that the only condition to the merger occurring is the occurrence of the scheme implementation;

•	the Allkem Shareholder Approval being duly obtained at the scheme meeting (or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken);
•	the Livent Stockholder Approval being duly obtained at the Livent Special Meeting (or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken);
•
(i) the NYSE having approved the listing of the NewCo Shares to be issued to the holders of Livent Shares and the NewCo Shares, including the NewCo Shares underlying the CDIs, to be issued to holders of Allkem Shares pursuant to the transaction, subject to official notice of issuance, and (ii) the ASX having provided approval for the admission of NewCo as a foreign exempt listing to the official list of ASX and the approval for official quotation of the CDIs, whether or not such approval is subject to conditions;

•
all applicable governmental consents under specified antitrust and investment screening laws, in each case on any terms described in the Transaction Agreement (as the list may be amended with the written consent of Livent and Allkem) must have been obtained or made (as applicable) and remain in full force and effect and all applicable waiting periods (including any extensions by agreement or operation of law) applicable to the scheme and the merger with respect thereto must have expired, lapsed or been terminated (as applicable);

•
the registration statement on Form S-4 of which this proxy statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order (which has not been withdrawn) or proceedings initiated by the SEC seeking any stop order;

•
(i) no governmental entity of a competent jurisdiction will have issued any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transaction and (ii) no governmental entity having jurisdiction over any party shall have adopted any law that is in effect and makes consummation of the transaction illegal or otherwise prohibited (it being understood that if any such law arises out of or relates to antitrust laws or investment screening laws, the presence of such law will only be a failure to meet a condition to the scheme implementation to the extent the violation or contravention of such law as in effect would reasonably be expected to result in criminal liability to any person, personal liability to any director or officer of Allkem, Merger Sub, NewCo, Livent or any of their respective subsidiaries, or a material adverse effect on NewCo and its subsidiaries following the effective time); and
•	at 8:00 a.m. AWST on the sanction date, neither the Transaction Agreement nor the deed poll having been terminated in accordance with its terms.
Conditions to Obligations of Allkem
The obligations of Allkem with respect to the scheme implementation are also subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Allkem) of the following conditions on or before the sanction date:
•
certain representations and warranties of Livent with respect to capitalization are true and correct, subject only to de minimis inaccuracies, on the date of the Transaction Agreement and at the sanction date as though made on the sanction date (or, in the case of representations and warranties given as of another specified date, as of that date);

•
the representations and warranties of Livent that there has not occurred any Effect since December 31, 2022, that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Livent are true and correct in all respects on the date of the Transaction Agreement and at the sanction date as though made on the sanction date;

•
certain representations and warranties of Livent with respect to organization, capitalization, corporate authority, opinion of financial advisor, required vote, takeover statutes and finders and brokers are true and correct in all material respects (without any materiality, material adverse effect or similar qualification) on the date of the Transaction Agreement and at the sanction date as though made on the sanction date (or, in the case of representations and warranties given as of another specified date, as of that date);

•
the other representations and warranties of Livent set forth in the Transaction Agreement are true and correct in all respects on the date of the Transaction Agreement and at the sanction date as though made on the sanction date (or, in the case of representations and warranties given as of another specified date, as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality, material adverse effect or similar qualification), individually or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on Livent;

•
each of Livent and the NewCo Parties have in all material respects performed the obligations and complied with the covenants required by the Transaction Agreement to be performed or complied with by it prior to the sanction date;

•
Livent has delivered to Allkem a certificate, dated as of the sanction date and signed by the Chief Executive Officer of Livent, certifying on behalf of Livent to the effect that the conditions set forth in the preceding five bullets have been satisfied;

•	there has been no material adverse effect with respect to Livent;
•
the Independent Expert has issued the IER, which concludes that the scheme is in the best interest of Allkem shareholders and the Independent Expert does not change, withdraw or qualify its conclusion in any written update to its IER or withdraw the IER; and

•
Allkem has received confirmation (verbal or otherwise) from the ATO that either (i) there are no material impediments to or material issues to be resolved which may prevent the ATO from issuing the ATO Class Ruling or (ii) the ATO is prepared to issue the ATO Class Ruling, in a form and substance satisfactory to Allkem (acting reasonably), confirming that qualifying Australian resident Allkem shareholders will be eligible to choose rollover relief to the extent to which they receive NewCo Shares or CDIs in exchange for their Allkem Shares in connection with the scheme. Should an ATO Class Ruling not be available for all qualifying Australian resident Allkem shareholders, an ATO Class Ruling that includes (or would include, when issued) a confirmation that qualifying Australian resident shareholders who hold their shares on capital account are eligible to claim rollover relief will be deemed acceptable to Allkem.
Conditions to Obligations of Livent and NewCo
The obligations of Livent and NewCo with respect to the scheme implementation are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Livent) of the following conditions on or before the sanction date:
•
certain representations and warranties of Allkem with respect to capitalization are true and correct, subject only to de minimis inaccuracies, on the date of the Transaction Agreement and at the sanction date as though made on the sanction date (or, in the case of representations and warranties given as of another specified date, as of that date);

•
the representations and warranties of Allkem that there has not occurred any Effect since June 30, 2022, that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Allkem are true and correct in all respects on the date of the Transaction Agreement and at the sanction date as though made on the sanction date;

•
certain representations and warranties of Allkem with respect to organization, capitalization, corporate authority, required vote, takeover statutes and finders and brokers are true and correct in all material respects (without any materiality, material adverse effect or similar qualification) on the date of the Transaction Agreement and at the sanction date as though made on the sanction date (or, in the case of representations and warranties given as of another specified date, as of that date);

•
the other representations and warranties of Allkem set forth in the Transaction Agreement are true and correct on the date of the Transaction Agreement and at the sanction date as though made on the sanction date (or, in the case of representations and warranties given as of another specified date, as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality, material adverse effect or similar qualification), individually or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on Allkem;

•	Allkem has in all material respects performed the obligations and complied with the covenants required by the Transaction Agreement to be performed or complied with by it prior to the sanction date;
•
Allkem has delivered to Livent a certificate, dated as of the sanction date and signed by the Chief Executive Officer of Allkem, certifying on behalf of Allkem to the effect that the conditions set forth in the preceding five bullets have been satisfied;

•	there has been no material adverse effect with respect to Allkem; and
•
Livent has sought and received an opinion of Davis Polk, or, if Davis Polk is unable or unwilling to provide such opinion, Sidley Austin, dated as of the sanction date, in form and substance reasonably satisfactory to Livent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and as of the date thereof, (i) either (A) the merger should qualify as a “reorganization” under Section 368(a) of the Code or (B) the merger and the scheme, taken together, should qualify as an exchange described in Section 351(a) of the Code, and (ii) the transfer of Livent Shares (other than certain excluded shares) by Livent stockholders pursuant to the merger (other than by any Livent stockholder who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of NewCo following the merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) should qualify for an exception to Section 367(a)(1) of the Code.

Conditions That Must Be Satisfied or Waived for the Merger to Occur
The closing of the merger is subject to the condition that the scheme implementation has occurred.
Termination of the Transaction Agreement
Termination Prior to the Scheme Effectiveness. The Transaction Agreement may be terminated and the transaction may be abandoned at any time prior to the scheme effectiveness under the following circumstances:

•	by either Livent or Allkem:
•
if the Allkem Shareholder Approval is not obtained at the scheme meeting, or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken (the “Allkem Shareholder Approval Failure Termination Right”);

•
if the Livent Stockholder Approval is not obtained at the Livent Special Meeting, or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken (the “Livent Stockholder Approval Failure Termination Right”); or

•
if the Court declines or refuses to make any orders directing Allkem to convene the scheme meeting or declines or refuses to approve the scheme, and either (x) no appeal of the Court’s decision is made, or (y) on appeal, a court of competent jurisdiction issues a final and non-appealable ruling upholding the declination or refusal (as applicable) of the Court, and such outcome was not principally caused by a material breach of any representation, warranty, covenant or agreement set forth in the Transaction Agreement by the party seeking to terminate the Transaction Agreement.

•	by Allkem:
•
if Livent or a NewCo Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (i) would cause the conditions to Allkem’s obligation to consummate the transaction relating to the accuracy of Livent’s representations and warranties and compliance with its covenants and agreements contained in the Transaction Agreement to not be satisfied, and (ii) is either incapable of being cured or is not cured by the earlier of (A) the end date and (B) 30 days following written notice by Allkem thereof (provided that Allkem is not then in breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement which breach would cause the conditions to Livent’s obligation to consummate the transaction relating to the accuracy of Allkem’s representations and warranties and compliance with its covenants and agreements contained in the Transaction Agreement to not be satisfied) (the “Allkem Material Breach Termination Right”);

•
prior to the receipt of the Allkem Shareholder Approval, if there has occurred an Allkem Change of Recommendation in connection with a Superior Proposal; provided that prior to or concurrently with such termination Allkem pays or causes to be paid to Livent the Allkem Termination Fee (the “Allkem Change of Recommendation Termination Right”);

•
prior to the receipt of the Allkem Shareholder Approval, if there has occurred an Allkem Change of Recommendation in response to an Intervening Event; provided that prior to or concurrently with such termination Allkem pays or causes to be paid to Livent the Allkem Termination Fee (the “Allkem Intervening Event Termination Right”);

•
prior to the receipt of the Allkem Shareholder Approval, if there has occurred an Allkem Change of Recommendation due to an Independent Expert Event; provided that, in the case such Independent Expert Event is caused by the existence of a Competing Proposal, prior to or concurrently with such termination Allkem pays or causes to be paid to Livent the Allkem Termination Fee (the “Allkem Independent Expert Event Termination Right”); or

•
if, prior to the receipt of the Livent Stockholder Approval, (i) the Livent Board effects a Livent Change of Recommendation, or (ii) an intentional and material breach by Livent of the covenant relating to calling the Livent Special Meeting for the purpose of obtaining the Livent Stockholder Approval has occurred (the “Allkem Adverse Change Termination Right”);

•	by Livent:
•
if Allkem has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (i) would cause the conditions to Livent’s obligation to consummate the transaction relating to the accuracy of Allkem’s representations and warranties and compliance with its covenants and agreements contained in the Transaction Agreement to not be satisfied, and (ii) is either incapable of being cured or is not cured by the earlier of (A) the end date and (B) 30 days following written notice by Livent thereof (provided that any of Livent or a NewCo Party is not then in breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement which breach would cause the conditions to Allkem’s obligation to consummate the transaction relating to the accuracy of Livent’s representations and warranties and compliance with its covenants and agreements contained in the Transaction Agreement to not be satisfied) (the “Livent Material Breach Termination Right”);

•
prior to the receipt of the Livent Stockholder Approval, if there has occurred a Livent Change of Recommendation in connection with a Superior Proposal; provided that prior to or concurrently with such termination Livent pays or causes to be paid to Allkem the Livent Termination Fee (the “Livent Change of Recommendation Termination Right”);

•
prior to the receipt of the Livent Stockholder Approval, if there has occurred a Livent Change of Recommendation in response to an Intervening Event; provided that prior to or concurrently with such termination Livent pays or causes to be paid to Allkem the Livent Termination Fee (the “Livent Intervening Event Termination Right”); or

•
if, prior to the receipt of the Allkem Shareholder Approval, (i) the Allkem Board effects an Allkem Change of Recommendation, or (ii) an intentional and material breach by Allkem of the covenant relating to applying for an order of the Court pursuant to the Australian Corporations Act to convene the scheme meeting and otherwise taking required steps to cause the scheme meeting to be called for the purpose of obtaining the Allkem Shareholder Approval has occurred (the “Livent Adverse Change Termination Right”).

Termination Prior to the Effective Time. In addition to the circumstances listed above, the Transaction Agreement may be terminated and the transaction may be abandoned at any time prior to the effective time (including after scheme effectiveness) under the following circumstances:
•	by mutual written consent of Livent and Allkem; or
•	by either Livent or Allkem:
•
if the scheme effectiveness has not occurred by 5:00 p.m. (AWST) on February 10, 2024 (subject to extension by either party until May 10, 2024 in order to obtain antitrust or investment screening law or other regulatory approvals), and such outcome was not principally caused by a material breach of certain covenants set forth in the Transaction Agreement by the party seeking to terminate the Transaction Agreement; or

•
if (i) any governmental entity of competent jurisdiction has issued a final and non-appealable order that is in effect and permanently restrains, enjoins or otherwise prohibits the consummation of the merger or the scheme or (ii) any governmental entity having jurisdiction over a party has adopted a law that is in effect that permanently makes illegal or otherwise permanently prohibits the consummation of the merger or the scheme (and such outcome was not principally caused by a material breach of any representation, warranty, covenant or agreement set forth in the Transaction Agreement by the party seeking to terminate the Transaction Agreement). In the case of clause (ii) above, if such law arises out of or relates to antitrust laws or investment screening laws, such law will only result in a right to terminate the Transaction Agreement to the extent the violation or contravention of such law as in effect would reasonably be expected to result in criminal liability to any person, personal liability to any director or officer of Allkem, Merger Sub, NewCo, Livent or any of their respective subsidiaries, or a material adverse effect on NewCo and its subsidiaries following the effective time.

Effect of Termination
If the Transaction Agreement is terminated in accordance with its terms, the Transaction Agreement will become void and of no effect with no liability on the part of any party (or of any of its respective representatives), except under certain provisions of the Transaction Agreement that will survive such termination, including provisions relating to the payment of termination fees, fees and expenses, and publicity. However, no such termination will relieve or otherwise affect the liability of any party for fraud or any “Intentional Breach” of the Transaction Agreement by such party prior to termination. For purposes of the Transaction Agreement, “Intentional Breach” means, with respect to any agreement or covenant of a party in the Transaction Agreement, an action or omission intentionally taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party takes (or fails to take) with actual knowledge (determined without regard to the definition of “knowledge” in the Transaction Agreement) that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.
Termination Fee
Livent has agreed to pay Allkem a termination fee of $64.6 million if the Transaction Agreement is terminated:
•	by Allkem pursuant to the Allkem Adverse Change Termination Right;
•	by Livent pursuant to the Livent Change of Recommendation Termination Right or the Livent Intervening Event Termination Right; or
•
(i) by either Livent or Allkem pursuant to the End Date Termination Right or the Livent Stockholder Approval Failure Termination Right, or by Allkem pursuant to the Allkem Material Breach Termination Right following an intentional and material breach of a covenant by Livent, (ii) prior to such termination but after the date of the Transaction Agreement, a bona fide Competing Proposal has been publicly made to Livent or any of its subsidiaries, has been made directly to the Livent stockholders generally or otherwise has become public or any person has publicly announced an intention (whether or not conditional) to make a bona fide Competing Proposal to Livent or, in the case of termination by Allkem pursuant to the Allkem Material Breach Termination Right, a Competing Proposal has been made publicly or privately to the Livent Board, and (iii) within 12 months after the date of a termination in either of the cases referred to in the preceding clauses (i) and (ii), Livent consummates a Competing Proposal or enters into a definitive agreement providing for a Competing Proposal (provided that solely for purposes of this bullet, all references to “20% or more” in the definition of “Competing Proposal” will be deemed to be references to “more than 50%”).

Allkem has agreed to pay Livent a termination fee of $64.6 million if the Transaction Agreement is terminated:
•	by Livent pursuant to the Livent Adverse Change Termination Right (other than in the event such Allkem Change of Recommendation is due to an Independent Expert Event);
•	by Allkem pursuant to the Allkem Change of Recommendation Termination Right, the Allkem Intervening Event Termination Right or, if applicable, the Allkem Independent Expert Event Termination Right; or
•
(i) by either Livent or Allkem pursuant to the End Date Termination Right or the Allkem Shareholder Approval Failure Termination Right, or by Livent pursuant to the Livent Material Breach Termination Right following an intentional and material breach of a covenant by Allkem, (ii) prior to such termination but after the date of the Transaction Agreement, a bona fide Competing Proposal has been publicly made to Allkem or any of its subsidiaries, has been made directly to the Allkem shareholders generally or otherwise has become public or any person has publicly announced an intention (whether or not conditional) to make a bona fide Competing Proposal to Allkem or, in the case of termination by Livent pursuant to the Livent Material Breach Termination Right, a Competing Proposal has been made publicly or privately to the Allkem Board, and (iii) within 12 months after the date of a termination in either of the cases referred to in the preceding clauses (i) and (ii), Allkem consummates a Competing Proposal or enters into a definitive agreement providing for a Competing Proposal (provided that solely for purposes of this bullet, all references to “20% or more” in the definition of “Competing Proposal” will be deemed to be references to “more than 50%”).

In circumstances where a termination fee is payable to a party, the party’s right to receive the termination fee will be its sole and exclusive remedy under the Transaction Agreement in connection with the circumstances giving rise to the payment, except in the case of fraud or Intentional Breach by the other party. Neither party will be required to pay the termination fee on more than one occasion.
No Third-Party Beneficiaries
The Transaction Agreement is not intended to, and does not, confer upon any person other than Livent, Allkem, NewCo and Merger Sub any rights or remedies thereunder other than (i) in connection with the provisions described under “—Directors’ and Officers’ Insurance and Indemnification,” (ii) from and after the scheme implementation, the right of Allkem shareholders to receive the scheme consideration and (iii) from and after the effective time, the rights of Livent stockholders to receive the merger consideration.
Other Remedies and Limitation of Liabilities
Prior to the termination of the Transaction Agreement in accordance with its terms and in the absence of an obligation of either party to pay a termination fee pursuant to the Transaction Agreement, the parties are entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of the Transaction Agreement by any other party, to a decree or order of specific performance to specifically enforce the terms and provisions of the Transaction Agreement and to any further equitable relief. Except as provided in the Transaction Agreement, each of the parties to the Transaction Agreement agree that the failure of any party to perform its agreements and covenants under the Transaction Agreement will cause irreparable injury to the non-breaching parties and that monetary damages, even if available, would not be an adequate remedy therefor.
The maximum aggregate monetary liability of any party to the Transaction Agreement with respect to a breach of the terms of the Transaction Agreement is $64.6 million, except in the case of any fraud or any Intentional Breach of the Transaction Agreement.
Prior to the closing, a material breach of the Transaction Agreement, Intentional Breach or fraud by NewCo, any subsidiary of NewCo, Irish IntermediateCo or Merger Sub will be deemed to be a material breach of the Transaction Agreement, Intentional Breach or fraud, respectively, by Livent.
Modification, Amendment or Waiver
The Transaction Agreement may only be amended or modified prior to the effective time by the written agreement of Livent and Allkem.
At any time prior to the effective time, either party may, to the extent legally allowed and except as otherwise set forth in the Transaction Agreement, (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to such party, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party.
Governing Law
The Transaction Agreement is governed by the laws of the State of Delaware (without the application of the laws or statutes of limitations of a different jurisdiction); provided, that (i) the scheme and matters related thereto are governed by the laws of Western Australia, Australia (solely to the extent required by such laws) and (ii) the deed poll is governed by the laws of Western Australia, Australia.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On May 10, 2023, Livent entered into the Transaction Agreement with Allkem and NewCo. Pursuant to the terms of the Transaction Agreement, both Livent and Allkem will become wholly owned subsidiaries of NewCo.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet included in this proxy statement/prospectus as of September 30, 2023 (the “Pro Forma Balance Sheet”), gives effect to the transaction as if the transaction had been completed on September 30, 2023, and combines the unaudited condensed consolidated balance sheet of Livent as of September 30, 2023, with Allkem’s audited consolidated balance sheet as of June 30, 2023.
The unaudited pro forma condensed combined statement of operations included in this proxy statement/prospectus for the nine months ended September 30, 2023 (the “Pro Forma Interim Period”) and the year ended December 31, 2022 (the “Pro Forma Annual Period”) give effect to the transaction as if it had occurred on January 1, 2022, the first day of Livent’s fiscal year ended December 31, 2022, and combines the historical results of Livent and Allkem. The unaudited pro forma condensed combined statement of operations included in this proxy statement/prospectus for the Pro Forma Annual Period, combines Livent’s audited consolidated statement of operations for the fiscal year ended December 31, 2022, and Allkem’s unaudited consolidated statement of profit or loss for the twelve months ended December 31, 2022, calculated as the audited consolidated statement of profit or loss for the year ended June 30, 2022, less the unaudited interim consolidated income statement for the six months ended December 31, 2021, plus the unaudited interim consolidated income statement for the six months ended December 31, 2022.
The unaudited pro forma condensed combined statement of operations included in this proxy statement/prospectus for the Pro Forma Interim Period has been prepared on a one-quarter lag basis and combines Livent’s interim unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023, with Allkem’s unaudited statement of profit and loss for the nine months ended June 30, 2023 (the unaudited statement of profit or loss has been prepared by Allkem’s management for purposes of the unaudited pro forma condensed combined statement of operations and is not separately included in this proxy statement/prospectus since Allkem is not required to and does not publish quarterly financial statements).
For purposes of the unaudited pro forma condensed combined financial information, the applicable historical financial statements of Allkem have been reclassified to align to the financial statement presentation of Livent and adjusted for differences between IFRS and GAAP and adjusted for Livent’s accounting policies for material accounting policy differences. Given that Allkem’s historical financial information is presented in thousands of U.S. dollars, there are certain instances where figures presented in the tables below in millions do not agree precisely to the sum thereof due to rounding. Further, the unaudited pro forma condensed combined financial information includes transaction accounting adjustments which are necessary to account for the transaction in accordance with GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Livent’s management believes are reasonable.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•	The accompanying notes to the unaudited pro forma condensed combined financial information;
•
The separate audited financial statements of Livent as of and for the fiscal year ended December 31, 2022, and the related notes, included in Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, incorporated by reference into this proxy statement/prospectus;

•
The separate interim unaudited condensed consolidated financial statements of Livent as of and for the nine months ended September 30, 2023, and the related notes, included in Livent’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, incorporated by reference into this proxy statement/prospectus; and

•	The separate audited consolidated financial statements of Allkem as of and for the fiscal year ended June 30, 2023, and the related notes, included in this proxy statement/prospectus.

Description of the Transaction
The Transaction Agreement provides that (a) pursuant to the scheme, each Allkem Share will be exchanged for the scheme consideration, and (b) following the scheme implementation, Merger Sub, an indirect subsidiary of NewCo, will merge with and into Livent, with Livent surviving the merger as a wholly owned indirect subsidiary of NewCo, pursuant to which each Livent Share, other than certain excluded shares, will be converted into the right to receive 2.406 NewCo Shares. Where an Allkem shareholder has a registered address in an ineligible jurisdiction, in lieu of receiving NewCo Shares or CDIs, the Allkem Shares of the ineligible Allkem Shareholder will be transferred to a sale nominee prior to the scheme implementation, and the sale nominee will then be issued CDIs under the scheme and will subsequently sell all of the CDIs issued to it and remit a pro-rata share of the net proceeds of the sale of all of the CDIs issued to the sale nominee to each ineligible Allkem shareholder. The number of Allkem shareholders that may receive cash proceeds is not expected to be material, and it is assumed no Allkem shareholders will receive cash proceeds for purposes of the unaudited pro forma condensed combined financial information. As a result of the transaction, each of Livent and Allkem will become wholly owned subsidiaries of NewCo.
Further, under the terms of the Transaction Agreement:
•
Each holder of outstanding and unvested Allkem Performance Rights, whose role is not being made redundant through the execution of the transaction, will have their Allkem Performance Rights vest in the proportion determined by the Allkem Board provided that, in aggregate, no less than 60% and no more than 70% of the total number held by such Allkem employees will vest by no later than the date of scheme effectiveness. Each vested Allkem Performance Right will be exchanged for an Allkem Share prior to the Scheme Record Date and be eligible to receive the scheme consideration. The remaining unvested Allkem Performance Rights will lapse and, as soon as practicable following the transaction, NewCo will issue replacement awards to the prior holders which will (i) be substantially comparable in value to the corresponding lapsed Allkem Performance Rights as at the date of scheme effectiveness, (ii) be in respect of NewCo Shares and (iii) if the employment of a holder of a replacement right is terminated as a result of redundancy in the 12 months following the transaction, vest in full upon such termination. Each holder of outstanding Allkem Performance Rights whose role will be made redundant through the execution of the transaction will have up to 100% of their awards vested, as determined by the Allkem Board, by no later than the date of scheme effectiveness. Each vested Allkem Performance Right will be exchanged for an Allkem Share prior to the Scheme Record Date and be eligible to receive the scheme consideration. The remaining unvested Allkem Performance Rights will lapse. For purposes of the unaudited pro forma condensed combined financial information, all holders of outstanding Allkem Performance Rights are assumed to hold roles that are not being made redundant.

•
Unvested Livent RSUs will be assumed by NewCo then vest on a pro rata basis based on the number of days elapsed from the commencement date of the vesting period to the date of the merger compared to the original vesting period, rounded down to the nearest whole share. Unvested Livent RSUs assumed by NewCo shall be subject to substantially the same terms and conditions as the previous Livent Shares except for the right to receive NewCo shares upon vesting. Vested Livent RSUs at the time of the merger, including those so vested on a pro rata basis, will be canceled in exchange for the right to receive the merger consideration of 2.406 NewCo Shares per Livent RSU, plus any cash consideration related to fractional shares.

•
Livent PSUs will vest in full based on the achievement of the higher of target or actual performance. Vested Livent PSUs at the time of the merger will be canceled in exchange for the right to receive the merger consideration of 2.406 NewCo Shares per Livent RSU, plus any cash consideration related to fractional shares.

•
All Livent Options will be assumed by NewCo at substantially the same terms and conditions as prior to the merger, provided that the number of shares exercisable by each option and the exercise price of each option will be adjusted by the Merger Exchange Ratio.

•
Livent Director RSUs will vest in full immediately prior to the merger. At the time of the merger, the awards will be cancelled and converted into a right to receive cash per award equal to the higher of (i) the first available closing price of the NewCo Share and (ii) closing price per Livent Share, as reported in the NYSE, on the last trading day preceding the merger date.

Additionally, NewCo will assume the obligation to issue NewCo Shares upon any conversion of Livent’s outstanding 4.125% Convertible Senior Notes due 2025 (the “Livent Convertible Notes”), pursuant to the indenture governing the Livent Convertible Notes.
Accounting for the Transaction
The transaction is being accounted for as a business combination using the acquisition method with Livent as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the transaction, the entity that issues equity interests is generally the acquiring entity. However, under certain situations, the acquirer for accounting purposes may not necessarily be the entity that issues its equity interest to effect the business combination, particularly when the entity was newly created by one or more parties to a business combination. After careful consideration, Livent has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•	NewCo is a shell company and was formed in contemplation and for the purpose of completing the transaction;
•	Livent initiated the negotiation of the transaction;
•
The Chief Executive Officer and the Chief Financial Officer of Livent will continue as the Chief Executive Ofﬁcer and Chief Financial Ofﬁcer, respectively, of NewCo and Livent’s other executive officer, Ms. Sara Ponessa, General Counsel, will continue to perform the same role for NewCo;

•	Under the NewCo articles of association, the Chief Executive Officer has the authority to select NewCo’s officers other than those required to be elected by the NewCo board of directors;
•
The NewCo board of directors will be split evenly with six nominees from each of Livent and Allkem with equal voting rights, and matters on which the NewCo board of directors is deadlocked will not be approved (in this regard, the appointment of Mr. Peter Coleman, who is Allkem’s current Chairman, as the Chair of the NewCo board of directors did not impact the analysis because NewCo’s Chair will not have any tie-breaking or other special voting powers or any ability to affect the voting powers of the other NewCo directors under NewCo’s articles of association);

•
There was an implied approximately 14% premium (measured as the difference between the agreed Merger Exchange Ratio and the implied merger exchange ratio based on the prices of Allkem Shares and Livent Shares, using volume weighted average share prices over one month from April 10, 2023 through May 9, 2023, the day immediately prior to the date of the Transaction Agreement) to Allkem shareholders;

•
Notwithstanding that former shareholders of Allkem will own approximately 56% of the NewCo Shares (either directly or through CDIs) compared to Livent stockholders owning approximately 44%, on a fully diluted basis, the shareholders of NewCo will be diffuse with no holder or group of holders having a significant voting or minority ownership, and, as discussed above, the NewCo board of directors representing the shareholders will be split evenly with six nominees from each of Livent and Allkem, and each director (including the Chair) will have equal voting rights; and

•
Livent had a similar total market capitalization to Allkem prior to the announcement of the transaction, notwithstanding Allkem’s larger size in terms of assets, earnings and revenues as of the date of this proxy statement/prospectus.

Accordingly, Allkem’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the transaction with the excess of the purchase consideration over the fair value of Allkem’s net assets being recorded as goodwill, and Livent’s assets and liabilities will continue to be recorded at their pre-transaction historical carrying value for all periods presented in the financial statements of the combined company.
The process of valuing the net assets of Allkem immediately prior to the merger, as well as evaluating accounting policies for conformity, is preliminary. Accordingly, the aggregate transaction consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 − Basis of Presentation to the unaudited pro forma condensed combined financial information for more information.

For the purpose of the unaudited pro forma condensed combined financial information, the applicable historical financial information of Allkem has been reclassified to conform to Livent’s financial statement presentation, converted from IFRS to GAAP and adjusted for Livent’s accounting policies for material accounting policy differences.
The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the transaction had been completed on the dates set forth above, nor is it indicative of the future results or financial position of NewCo.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2023
($ in millions)
	Livent’s Historical	Allkem’s Historical (Reclassified) Note 2
	As of September 30,2023	As of June 30, 2023	IFRS to GAAP and Policy Adjustments	Note 3	Purchase Accounting and Other Adjustments	Note 5	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$112.6	$821.4	$—		$(3.9)	5(a)	$930.1
Trade receivables, net	110.1	142.9	—		—		253.0
Inventories, net	202.7	126.5	5.0	3(h)	111.4	5(b)	445.6
Prepaid and other current assets	52.8	30.9	—		—		83.7
Total current assets	478.2	1,121.7	5.0		107.5		1,712.4
Investments	504.8	7.5	8.5	3(h)	87.0	5(c)	607.8
Property, plant and equipment, net of accumulated depreciation	1,215.4	3,370.3	(52.6)	3(b),(c),(d),(g)	923.9	5(d)	5,457.0
Goodwill	—	519.8	—		(516.7)	5(e)	3.1
Deferred income taxes	0.4	3.1	—	3(e),(f)	—		3.5
Right of use assets - operating leases, net	6.4	40.8	3.1	3(c)	9.3	5(f)	59.6
Other assets	155.9	154.2	—		5.5	5(b)	315.6
Total assets	$2,361.1	$5,217.2	$(36.0)		$616.5		$8,158.8
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	—	42.5	—		—		42.5
Accounts Payable, trade and other	71.1	137.4	—		—		208.5
Accrued and other current liabilities	55.0	66.7	8.5	3(h)	83.3	5(g)	213.5
Environmental liabilities − current	—	9.8	—		—		9.8
Contract liability − short-term	9.7	—	—		—		9.7
Operating lease liabilities −current	1.1	13.3	—		—		14.4
Income taxes	1.4	176.2	10.1	3(d),(h)	—		187.7
Total current liabilities	138.3	445.8	18.6		83.3		686.0
Long-term debt	243.1	231.8	—		—		474.9
Operating lease liabilities − long-term	5.5	39.9	—		—		45.4
Environmental liabilities – long- term	6.5	—	—		—		6.5
Deferred income taxes	11.7	849.4	(9.7)	3(b),(c),(d),(g)	363.3	5(h)	1,214.7
Contract liability − long-term	198.0	—	—		—		198.0
Other long-term liabilities	17.4	76.5	(34.9)	3(b)	—		59.0
Commitments and contingent liabilities	—	—	—		—		—
Total current and long-term liabilities	620.5	1,643.4	(26.0)		446.6		2,684.5
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

	Livent’s Historical	Allkem’s Historical (Reclassified) Note 2
	As of September 30,2023	As of June 30, 2023	IFRS to GAAP and Policy Adjustments	Note 3	Purchase Accounting and Other Adjustments	Note 5	Pro Forma Combined
Equity
Common stock	0.1	—	—		—		0.1
Capital in excess of par value of common stock	1,166.7	2,686.1	—		760.6	5(i)	4,613.4
Retained earnings	626.8	725.1	(20.1)	3(a),(b),(c),(d),(h)	(743.1)	5(i)	588.7
Accumulated other comprehensive loss	(52.1)	(5.8)	5.3	3(a),(b)	0.5	5(i)	(52.1)
Treasury stock, at cost	(0.9)	(2.3)	—		2.3	5(i)	(0.9)
Non-controlling interests	—	170.6	4.8	3(b),(c),(d),(h)	149.6	5(j)	325.0
Total equity	1,740.6	3,573.8	(10.0)		169.9		5,474.3
Total liabilities and equity	$2,361.1	$5,217.2	$(36.0)		$616.5		$8,158.8
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For The Nine Months Ended September 30, 2023
($ in millions, except per share data)
	Livent’s Historical	Allkem’s Historical (Reclassified) Note 2
	For the nine months ended September 30, 2023	For the nine months ended June 30, 2023	IFRS to GAAP and Policy Adjustments	Note 3	Purchase Accounting and Other Adjustments	Note 6	Pro Forma Combined
Revenue	$700.7	$915.7	$—		$—		$1,616.4
Costs and expenses:
Cost of sales	274.8	258.0	11.6	3(b),(c), (d),(h)	37.5	6(a)	581.9
Gross margin	425.9	657.7	(11.6)		(37.5)		1,034.5
Selling, general and administrative expenses	47.1	52.0	0.8	3(c)	0.1	6(b)	100.0
Research and development expenses	3.3	—	—		—		3.3
Restructuring and other charges	34.7	9.9	—		—		44.6
Total costs and expenses	359.9	319.9	12.4		37.6		729.8
Income/(loss) from operations before equity in net loss of unconsolidated affiliates, interest income, net, and other loss / (gain)	340.8	595.8	(12.4)		(37.6)		886.6
Equity in net loss / (gain) of unconsolidated affiliates	22.0	1.6	(8.5)	3(h)	—		15.1
Interest income, net	—	(50.9)	(3.9)	3(c)	—		(54.8)
Other loss / (gain)	(21.4)	20.8	0.1	3(a)	—		(0.5)
Income from operations before income taxes	340.2	624.3	(0.1)		(37.6)		926.8
Income tax expense	47.8	211.9	0.4	3(d),(h)	(12.6)	6(d)	247.5
Net income from continuing operations	$292.4	$412.5	$(0.5)		$(25.0)		$679.4
Net income from continuing operations attributable to non-controlling interests	—	64.8	1.1	3(h)	(3.9)	6(e)	62.0
Net income from continuing operations attributable to Livent/Allkem, respectively	$292.4	$347.7	$(1.6)		$(21.1)		$617.4
Net income per weighted average share − basic	$1.63	$0.55					$0.57
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

	Livent’s Historical	Allkem’s Historical (Reclassified) Note 2
	For the nine months ended September 30, 2023	For the nine months ended June 30, 2023	IFRS to GAAP and Policy Adjustments	Note 3	Purchase Accounting and Other Adjustments	Note 6	Pro Forma Combined
Net income per weighted average share − diluted	$1.40	$0.54					$0.54
Weighted average common shares outstanding – basic	179.7	637.4					1,075.8	6(f)
Weighted average common shares outstanding − diluted	209.3	640.7					1,146.4	6(f)
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2022
($ in millions, except per share data)
	Livent’s Historical	Allkem’s Historical (Reclassified) Note 2	IFRS to GAAP and Policy Adjustments	Note 3	Purchase Accounting and Other Adjustments	Note 6	Pro Forma Combined
Revenue	$813.2	$1,122.1	$—		$—		$1,935.3
Costs and expenses:
Costs of sales	417.5	316.4	13.1	3(c),(d),(h)	129.1	6(a)	876.1
Gross margin	395.7	805.7	(13.1)		(129.1)		1,059.2
Selling, general and administrative expenses	55.2	56.3	0.7	3(c)	0.2	6(b)	112.4
Research and development expenses	3.9	0.5	—		—		4.4
Restructuring and other charges	7.5	—	—		83.3	6(c)	90.8
Separation-related costs/(income)	0.7	—	—		—		0.7
Total costs and expenses	484.8	373.2	13.8		212.6		1,084.4
Income/(loss) from operations before equity in net loss of unconsolidated affiliates, interest income, net, loss on debt extinguishment, and other loss / (gain)	328.4	748.9	(13.8)		(212.6)		850.9
Equity in net loss (gain) of unconsolidated affiliates	15.1	6.2	(4.8)	3(h)	—		16.5
Interest income, net	—	(10.9)	(5.3)	3(c)	—		(16.2)
Loss on debt extinguishment	0.1	—	—		—		0.1
Other loss / (gain)	(22.2)	(10.8)	2.2	3(a)	—		(30.8)
Income/(loss) from operations before income taxes	335.4	764.4	(5.9)		(212.6)		881.3
Income tax expense/(benefit)	61.9	219.7	(1.4)	3(d),(h)	(47.0)	6(d)	233.2
Net income/(loss) from continuing operations	$273.5	$544.6	$(4.5)		$(165.6)		$648.0
Net income from continuing operations attributable to non-controlling interests	—	74.0	0.3	3(h)	(25.2)	6(e)	49.1
Net income from continuing operations attributable to Livent/Allkem, respectively	$273.5	$470.6	$(4.8)		$(140.4)		$598.9
Net income/(loss) per weighted average share − basic	$1.59	$0.74					$0.56
Net income/(loss) per weighted average share − diluted	$1.36	$0.74					$0.52
Weighted average common shares outstanding − basic	171.8	637.4					1,075.8	6(f)
Weighted average common shares outstanding − diluted	201.6	639.8					1,146.4	6(f)
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 − Basis of Presentation
The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.
Livent and Allkem’s historical financial statements were prepared in accordance with GAAP and IFRS, respectively. For the purpose of the unaudited pro forma condensed combined financial information, the historical financial information of Allkem has been reclassified to conform to Livent’s financial statement presentation, converted from IFRS to GAAP and adjusted for Livent’s accounting policies for material accounting policy differences. As discussed in Note 2, certain reclassifications were made to align Livent and Allkem’s financial statement presentation. Livent is currently in the process of evaluating Allkem’s accounting policies, which will be finalized upon completion of the transaction, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Livent as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Livent and Allkem. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of transaction consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate transaction consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate transaction consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the transaction could differ materially from the preliminary allocation of aggregate transaction consideration. The final valuation will be based on the actual net tangible and intangible assets of Allkem existing at the acquisition date.
The Pro Forma Balance Sheet and the unaudited pro forma condensed combined statement of operations for the Pro Forma Interim Period and the Pro Forma Annual Period presented herein, are based on the historical financial statements of Livent and Allkem. As a result of Livent having a different fiscal period-end than Allkem, the unaudited pro forma condensed combined financial information has been aligned as follows:
•
The Pro Forma Balance Sheet is presented as if Livent’s acquisition of Allkem had occurred on September 30, 2023, and combines the unaudited condensed consolidated balance sheet of Livent as of September 30, 2023 with the audited consolidated balance sheet of Allkem as of June 30, 2023.

•
The unaudited pro forma condensed combined statement of operations for the Pro Forma Interim Period has been prepared as if the transaction had occurred on January 1, 2022 and combines Livent’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023 with Allkem’s unaudited interim consolidated income statement for the nine months ended June 30, 2023. Allkem’s unaudited interim consolidated income statement for the nine months ended June 30, 2023 is calculated as the audited consolidated statement of profit or loss for the year ended June 30, 2023, less the unaudited interim consolidated income statement for the three months ended September 30, 2022. Allkem’s unaudited interim consolidated income statement for the nine months ended June 30, 2023 was prepared by Allkem’s management for purposes of the unaudited pro forma condensed combined statement of operations and is not separately included in this proxy statement/prospectus since Allkem is not required to and does not publish quarterly financial statements.

•
The unaudited pro forma condensed combined statement of operations for the Pro Forma Annual Period has been prepared as if the transaction had occurred on January 1, 2022 and combines Livent’s audited consolidated statement of operations for the fiscal year ended December 31, 2022 with Allkem’s unaudited consolidated statement of profit or loss for the twelve months ended December 31, 2022. Allkem’s unaudited consolidated statement of profit or loss for the twelve months ended December 31, 2022 is calculated as the audited consolidated statement of profit or loss for the year ended June 30, 2022, less the unaudited interim consolidated income statement for the six months ended December 31, 2021, plus the unaudited interim consolidated income statement for the six months ended December 31, 2022.

Given the different fiscal year ends, Allkem’s historical unaudited interim consolidated income statement for the three months ended December 31, 2022 is included in both the Pro Forma Interim Period and the Pro Forma Annual Period. Allkem revenue and net income from continuing operations attributable to Allkem were $265.8 million and $86.4 million, respectively, for the three months ended December 31, 2022.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the transaction or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances. Management is not aware of any material transactions between Livent and Allkem during the periods presented. Accordingly, adjustments to eliminate transactions between Livent and Allkem have not been reflected in the unaudited pro forma condensed combined financial information.
Note 2 − Livent and Allkem Reclassification Adjustments
Certain reclassification adjustments have been made to conform Allkem’s historical financial statement presentation to Livent’s financial statement presentation. Following the transaction, NewCo will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.
Refer to the table below for a preliminary reconciliation of the historical financial information of Allkem to Livent’s presentation. The amounts included in the table below may differ slightly from the historical financial statements of Allkem due to rounding.
Allkem Historical Financial Statement Line Item	Allkem as of June 30, 2023	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
Balance Sheet as of June 30, 2023
Cash and cash equivalents	821.4	—		821.4	Cash and cash equivalents
Trade and other receivables	142.9	—		142.9	Trade receivables, net
Inventory	126.5	—		126.5	Inventories, net
Prepayments	30.9	—		30.9	Prepaid and other current assets
Current Assets	1,121.7	—		1,121.7	Current Assets
Other receivables	42.7	(42.7)	(a)	—	Other assets
Inventory	86.7	(86.7)	(a)	—	Other assets
Financial assets at fair value through other comprehensive income	3.5	4.0	(b)	7.5	Investments
Other financial assets	21.4	(21.4)	(a)	—	Other assets
Property, plant and equipment	2,943.5	426.8	(c),(d)	3,370.3	Property, plant and equipment, net of accumulated depreciation
Intangible assets	520.5	(0.7)	(e)	519.8	Goodwill
—	—	40.8	(c)	40.8	Right of use assets – operating leases, net
Exploration and evaluation assets	467.6	(467.6)	(d)	—	Property, plant and equipment, net of accumulated depreciation
Investment in associates	4.0	(4.0)	(b)	—	Investments
Other non-current assets	2.7	151.5	(a),(e)	154.2	Other assets
Deferred tax assets	3.1	—		3.1	Deferred income taxes
Non-Current Assets	4,095.5	—		4,095.5	Non-Current Assets
Total Assets	5,217.2	—		5,217.2	Total Assets
Trade and other payables	137.4	—		137.4	Accounts payable, trade and other
Loans and borrowings	42.5	—		42.5	Current portion of long-term debt
Provisions	13.9	(13.9)	(f)	—	Accrued and other current liabilities

Allkem Historical Financial Statement Line Item	Allkem as of June 30, 2023	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
—	—	9.8	(f)	9.8	Environmental liabilities − current
Lease liabilities	13.3	—		13.3	Operating lease liabilities – current
Income tax payable	176.2	—		176.2	Income taxes
Other liabilities	62.6	4.1	(f)	66.7	Accrued and other current liabilities
Current Liabilities	445.8	—		445.8	Current Liabilities
Other payables	29.0	(29.0)	(g)	—	Other long-term liabilities
Loans and borrowings	231.8	—		231.8	Long-term debt
Provisions	47.5	(47.5)	(g)	—	Other long-term liabilities
Lease liabilities	39.9	—		39.9	Operating lease liabilities – long-term
—	—	76.5	(g)	76.5	Other long-term liabilities
Deferred tax liability	849.4	—		849.4	Deferred income taxes
Non-Current Liabilities	1,197.6	—		1,197.6	Non-Current Liabilities
Total Liabilities	1,643.4	—		1,643.4	Total Liabilities
Net Assets	3,573.8	—		3,573.8	Net Assets
Issued capital	2,686.1	—		2,686.1	Capital in excess of par value of common stock
Reserves	(5.8)	—		(5.8)	Accumulated other comprehensive loss
Retained earnings	725.1	—		725.1	Retained earnings
Treasury shares	(2.3)	—		(2.3)	Treasury stock, at cost
Equity attributable to non-controlling interests	170.6	—		170.6	Non-controlling interests
Total Equity	3,573.8	—		3,573.8	Total Equity
(a)
Other receivables of $42.7 million, inventory (non-current) of $86.7 million, and other financial assets of $21.4 million have been reclassified to other non-current assets to conform with Livent’s presentation.

(b)	Investment in associates of $4.0 million has been reclassified to Investments to conform with Livent’s presentation.
(c)
Right of use assets of $40.8 million have been reclassified from property, plant and equipment to a separate right of use assets – operating leases, net line item on the unaudited pro forma condensed combined balance sheet.

(d)	Exploration and evaluation assets of $467.6 million have been reclassified to property, plant and equipment to conform with Livent’s presentation.
(e)
Capitalized software of $0.7 million has been reclassified from intangible assets to other non-current assets. The residual balance of intangible assets is goodwill related to the Galaxy/Orocobre Merger and has been reclassified as a separate goodwill financial statement line item accordingly.

(f)
Provisions (current) of $4.1 million have been reclassified to accrued and other current liabilities. The remaining balance of provisions (current) of $9.8 million was reclassified to environmental liabilities — current.

(g)	Other payables of $29.0 million, and provisions (non-current) of $47.5 million have been reclassified to other long-term liabilities.

Allkem Historical Financial Statement Line Item	Allkem for the Nine Months Ended June 30, 2023	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
Income Statement for nine months ended June 30, 2023
Revenue	915.7	—		915.7	Revenue
Cost of sales	95.7	162.3	(h),(i), (j),(l)	258.0	Cost of sales

Allkem Historical Financial Statement Line Item	Allkem for the Nine Months Ended June 30, 2023	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
Gross Profit	820.0	(162.3)		657.7	Gross margin
Other income	(52.7)	73.5	(k)	20.8	Other loss / (gain)
Corporate and administrative expenses	52.6	(1.7)	(h)	50.9	Selling, general and administrative expenses
Acquisition and merger costs	9.9	—		9.9	Restructuring and other charges
Selling expenses	73.3	(73.3)	(i)	—	Selling, general and administrative expenses
Depreciation and amortization expense	82.3	(81.2)	(j)	1.1	Selling, general and administrative expenses
Share of net profit/loss of associates	1.6	—		1.6	Equity in net loss of unconsolidated affiliates
Foreign currency gain/loss	73.5	(73.5)	(k)	—	Other loss / (gain)
Profit before interest and income tax	579.5	(6.1)		573.4	—
Finance income	(63.1)	—		(63.1)	Interest income, net
Finance costs	18.3	(6.1)	(l)	12.2	Interest income, net
Profit before income tax	624.3	—		624.3	Income from operations before income taxes
Income Tax Expense / (Benefit)	211.9	—		211.9	Income tax expense/(benefit)
Profit after taxation from continuing operations	412.5	—		412.5	Net income/(loss) from continuing operations
(h)
Share based payments related to operations staff of $1.7 million have been reclassified to cost of sales. Remaining corporate and administrative expenses of $50.9 million have been presented as selling, general and administrative expenses.

(i)
Royalties of $36.6 million, export duties of $15.9 million and dispatching and logistics of $20.8 million previously included in selling expenses are directly related to operations and have been reclassified to cost of sales.

(j)
Depreciation and amortization of $81.2 million which are directly attributable to Allkem’s operations have been reclassified to cost of sales. The remaining $1.1 million of depreciation relates to corporate assets and has been presented in selling, general and administrative expenses.

(k)	Foreign currency gains and losses of $73.5 million have been reclassified to other loss / (gain).
(l)
Finance costs of $4.8 million related to a loss on current and non-current Value Added Tax (“VAT”) recoveries and $1.3 million of accretion expenditure related to Allkem’s rehabilitation provision have been reclassified to cost of sales.

Allkem Historical Financial Statement Line Item	Allkem for the Year Ended December 31, 2022	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
Income Statement for the year ended December 31, 2022
Revenue	1,122.1	—		1,122.1	Revenue
Cost of sales	169.5	146.9	(m),(o), (p),(r)	316.4	Cost of sales
Gross Profit	952.6	(146.9)		805.7	Gross margin
Other income	(47.2)	36.4	(q)	(10.8)	Other loss / (gain)
Corporate and administrative	57.6	(2.7)	(m),(n)	54.9	Selling, general and administrative expenses

Allkem Historical Financial Statement Line Item	Allkem for the Year Ended December 31, 2022	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
—	—	0.5	(n)	0.5	Research and development expenses
Selling expenses	79.2	(79.2)	(o)	—	Selling, general and administrative expenses
Depreciation and amortization expenses	63.6	(62.4)	(p)	1.2	Selling, general and administrative expenses
Asset impairment and write-downs	0.2	—		0.2	Selling, general and administrative expenses
Share of net profit/loss of associates	6.2	—		6.2	Equity in net loss of unconsolidated affiliates
Foreign currency gain/loss	36.4	(36.4)	(q)	—	Other loss / (gain)
Profit before interest and income tax	756.6	(3.1)		753.5	—
Finance income	(26.5)	—		(26.5)	Interest income, net
Finance costs	18.7	(3.1)	(r)	15.6	Interest income, net
Profit before income tax	764.4	—		764.4	Income from operations before income taxes
Income Tax Expense	219.7	—		219.7	Income tax expense/(benefit)
Profit after taxation from continuing operations	544.6	—		544.6	Net income/(loss) from continuing operations
(m)
Share based payments related to operational staff of $2.2 million have been reclassified to cost of sales. Remaining corporate and administrative expenses of $54.9 million have been presented as selling, general and administrative expenses.

(n)
Research and development costs of $0.5 million have been reclassified from corporate and administrative expenses to a separate line item in the unaudited pro forma condensed combined statement of operations.

(o)
Royalties of $44.9 million, export duties of $15.3 million and dispatching and logistics of $19.0 million previously included in selling expenses are directly related to operations and have been reclassified to cost of sales.

(p)
Depreciation and amortization of $62.4 million which are directly attributable to Allkem’s operations has been reclassified to cost of sales. The remaining $1.2 million of depreciation relates to corporate assets and has been presented in selling, general and administrative expenses.

(q)	Foreign currency gains and losses of $36.4 million have been reclassified to other loss / (gain).
(r)
Finance costs of $3.0 million related to a loss on current and non-current VAT recoveries and $0.1 million of accretion expenditure related to Allkem’s rehabilitation provision have been reclassified to cost of sales.

Note 3 – IFRS to GAAP and Policy Adjustments
The historical consolidated financial information of Allkem has been converted from IFRS to GAAP, applying Livent’s accounting policies for material accounting policy differences. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Allkem’s financial information to identify differences in accounting policies as compared to those of Livent and differences in financial statement presentation as compared to the presentation of Livent. Adjustments for the Pro Forma Balance Sheet are based on Allkem’s audited consolidated balance sheet as of June 30, 2023 and adjustments for the unaudited condensed combined statements of operations for the Pro Forma Interim Period and Pro Forma Annual Period are based on Allkem’s unaudited interim consolidated income statement for the nine months ended June 30, 2023 and unaudited consolidated statement of profit or loss for the year ended December 31, 2022. With the information currently available, Livent has determined there are certain accounting policy differences which have been adjusted for as summarized below.
a.
Allkem has designated certain financial assets to be measured at fair value through other comprehensive income (“FVOCI”). Under GAAP, those financial assets will be recognized at fair value through profit or loss (“FVTPL”).

i.
Balance sheet impact: Cumulative losses of $6.4 million were reclassified from accumulated other comprehensive loss to retained earnings as of the Pro Forma Balance Sheet date. There were no changes to the carrying amount of the financial assets on the unaudited pro forma condensed combined balance sheet.

ii.
Income statement impact: The amount reclassified from other comprehensive income to other loss / (gain) was a loss of $0.1 million and a loss of $2.2 million for the Pro Forma Interim Period and the Pro Forma Annual Period, respectively.

b.
Allkem’s asset retirement obligations (“AROs” or rehabilitation provisions as disclosed in Allkem’s Financial Report for the Year Ended June 30, 2023 (the “Allkem 2023 Annual Report”)) were discounted using risk-free rates under IFRS. These obligations have been remeasured using a credit adjusted discount rate under GAAP, with the credit adjustment being specific to the entity with the AROs. The cash flows used for the measurement of Allkem’s ARO are probability weighted, representing cash outflows which are probable for each of Allkem’s applicable sites. After initial recognition and measurement of the AROs, any incremental liabilities incurred (or expected to be incurred) in subsequent periods are considered to be an additional “layer” of the original ARO. Each “layer” is initially measured at fair value.

i.
Balance sheet impact: AROs included within other long-term liabilities decreased by $34.9 million and the related AROs included within property, plant and equipment decreased $34.6 million as of the Pro Forma Balance Sheet date. A corresponding adjustment to deferred taxes was made to decrease deferred income tax liabilities of $11.3 million. In addition, cumulative adjustments of an increase to retained earnings of $9.7 million and a decrease of $1.1 million of accumulated other comprehensive loss as of the Pro Forma Balance Sheet date were recorded. An increase in non-controlling interests of $3.0 million associated with these balance sheet adjustments was also recorded.

ii.
Income statement impact: The change resulted in a decrease to depreciation of $0.1 million and nil recorded in cost of sales for the Pro Forma Interim Period and the Pro Forma Annual Period, respectively.

c.
Allkem, in its capacity as a lessee, adopted a single model for lease accounting under IFRS and has remeasured its leases in accordance with GAAP. Under GAAP, Allkem has reclassified all of its leases as operating leases based on their contractual terms and conditions. The following adjustments have been made for Allkem’s operating leases under GAAP:

i.	Balance sheet impact:
A.
Right of use assets were increased by $3.1 million as of the Pro Forma Balance Sheet date and previously capitalized depreciation of $0.5 million was deducted from property, plant and equipment, due to different methods of depreciation for operating lease right of use assets under GAAP and the single lessee model under IFRS;

B.
Cumulative adjustments relating to the balances of right of use assets and liabilities of $1.1 million were recognized directly as an increase in retained earnings as of the Pro Forma Balance Sheet date; and

C.	An increase in deferred income tax liabilities of $0.9 million and an increase in non-controlling interests of $0.6 million associated with these balance sheet adjustments were recorded.
ii.	Income statement impact:
A.
Previously recognized finance costs of $3.8 million for the Pro Forma Interim Period and $5.2 million for the Pro Forma Annual Period were reclassified to cost of sales and $0.1 million of finance costs for both the Pro Forma Interim Period and the Pro Forma Annual Period were reclassified to selling, general and administrative expenses. These reclassifications were made based on the nature and use of the underlying leased assets;

B.
In addition, a further reclassification of depreciation expense from cost of sales to selling, general and administrative expenses of $0.7 million for the Pro Forma Interim Period and $0.6 million for the Pro Forma Annual Period, was made based on the nature and use of the underlying leased assets; and

C.
An additional impact of the adoption of GAAP from IFRS was a nil and $0.1 million reduction to cost of sales in the Pro Forma Interim Period and Pro Forma Annual Period and represents the difference in the method of depreciation for operating lease right of use assets under GAAP and the single lessee model under IFRS.

d.
Allkem capitalizes exploration and evaluation (“E&E”) expenditure on an area of interest basis under the IFRS framework. Under GAAP, E&E expenditure is capitalized under a successful efforts basis, that is, when proven and probable reserves are established for the sites where E&E activities are being performed. E&E assets recognized as part of business combinations continue to be capitalized, which represents the majority of Allkem’s E&E assets from the Galaxy/Orocobre Merger in August 2021.

i.
Balance sheet impact: An adjustment of $28.0 million recognized as a decrease in property, plant and equipment, net of accumulated depreciation and a decrease to retained earnings of $26.4 million has been recorded related to prior period amounts that were previously capitalized on the Pro Forma Balance Sheet. A corresponding adjustment of $8.4 million was recognized in current income taxes related to the decrease in deferred income tax liabilities of $9.8 million. A decrease in non-controlling interests of $0.2 million associated with these balance sheet adjustments was recorded.

ii.
Income statement impact: E&E assets of $5.3 million and $3.6 million which were previously capitalized have been recognized as an expense within cost of sales for the Pro Forma Interim Period and the Pro Forma Annual Period, respectively. Incremental tax benefit of $1.4 million for the Pro Forma Interim Period and $1.3 million for the Pro Forma Annual Period related to the impact of the unaudited pro forma condensed combined statement of operations adjustment.

e.
Allkem has not recognized any deferred tax assets in relation to its investment in the Toyotsu Lithium Corporation (“TLC”) based on the probability of realizing benefits associated with the deferred tax assets.

i.
Balance sheet impact: Under GAAP, gross deferred tax assets of $0.8 million, with an offsetting valuation allowance of $0.8 million, were recognized as of the Pro Forma Balance Sheet date, resulting in a net nil impact on deferred income taxes.

f.	Allkem has not recognized any deferred tax assets in relation to tax losses for its Canadian operations based on the likelihood of future profitability in that jurisdiction.
i.
Balance sheet impact: Under GAAP, gross deferred tax assets of $16.2 million, with an offsetting valuation allowance of $16.2 million, were recognized as of the Pro Forma Balance Sheet date, resulting in a net nil impact on deferred income taxes.

g.
Allkem acquired a mining tenement through an asset swap, with a net cash outflow of $0.4 million. The deferred tax implications of this asset swap were exempt for IFRS purposes. Under GAAP, the deferred tax implication of the asset acquisition has been recognized using the simultaneous equation method.

i.
Balance sheet impact: Under GAAP, additional deferred tax liabilities of $10.5 million, with a corresponding increase to property, plant and equipment, were recognized as of the Pro Forma Balance Sheet date.

h.
While not a difference between the GAAP and IFRS frameworks, Livent uses the first in first out (“FIFO”) method for inventory costing, while Allkem uses the weighted average cost (“WAC”) method resulting in a policy difference.

i.	Balance sheet impact:
A.
An increase of $8.5 million was recorded in accrued and other current liabilities as of the Pro Forma Balance Sheet date and a corresponding $8.5 million increase to Allkem’s investment in TLC as of the Pro Forma Balance Sheet date as a result of the use of FIFO which increased the cost of TLC inventory described in more detail in the income statement impact below.

B.
An increase of $5.0 million was recorded in inventory as of the Pro Forma Balance Sheet date and a corresponding increase of $1.7 million in current income taxes was recorded as of the Pro Forma Balance Sheet date as a result of using FIFO which impacts the cost of inventory for Sales

De Jujuy and Mt Cattlin described in more detail in the income statement impact below. In addition, an increase to retained earnings of $1.9 million as of the Pro Forma Balance Sheet date was recorded. An increase in non-controlling interests of $1.4 million associated with this balance sheet adjustment was recorded.
ii.	Income statement impact:
A.
Under FIFO, the cost of TLC inventory increased by $8.5 million as of the Pro Forma Balance Sheet date and results in a corresponding reduction in TLC’s cost of sales of $8.5 million and $4.8 million for the Pro Forma Interim Period and Pro Forma Annual Period, respectively. The net flow on impact for Allkem is a reduction in its equity accounted share of the loss from the associate of $8.5 million for the Pro Forma Interim Period and $4.8 million for the Pro Forma Annual Period. The increase in cost of TLC’s inventory at the Pro Forma Balance Sheet date effects realized profits from the sale of inventory between TLC and Allkem. The reduction in Allkem’s equity accounted share of the loss from the associate of $8.5 million and $4.8 million resulted in an increase of $8.5 million and $4.8 million in Allkem’s elimination adjustment for unrealized profits from the sale of inventory between TLC and Allkem recorded in cost of sales for the Pro Forma Interim Period and the Pro Forma Annual Period, respectively.

B.
Under FIFO, the cost of inventory for Sales De Jujuy and Mt Cattlin combined, decreased by $5.2 million and increased by $0.2 million for the Pro Forma Interim Period and Pro Forma Annual Period, respectively. Incremental tax expense of $1.8 million for the Pro Forma Interim Period and incremental tax benefit of $0.1 million for the Pro Forma Annual Period and an increase in income attributable to noncontrolling interests of $1.1 million for the Pro Forma Interim Period and $0.3 million for the Pro Forma Annual Period related to the net impact of this unaudited pro forma condensed combined statement of operations adjustment.

Note 4 – Preliminary purchase price allocation
Estimated Aggregate Transaction Consideration
Allkem shareholders will receive NewCo Shares as purchase consideration in connection with the transaction as discussed above; however, because Livent is the accounting acquirer and Allkem is the acquiree for accounting purposes, the pro forma financial statements reflect the estimated fair value of the equity to be issued, as represented by the market price of Livent Shares to Allkem shareholders. The following table summarizes the preliminary estimated aggregate transaction consideration for Allkem with reference to Livent’s share price of $12.96 on November 13, 2023:
(in millions, except per share amounts)	Amount
Total Allkem Shares subject to exchange as of September 30, 2023	639.3
Adjusted share price of Livent Shares as of November 13, 2023(i)	$5.39
Estimated value of NewCo Shares issued to Allkem shareholders	$3,445.8
Estimated converted Allkem Performance Rights attributable to pre-combination service(ii)	$4.8
Preliminary estimated aggregate transaction consideration	$3,450.6
(i)
As the calculation is deemed to reflect the capital increase of the accounting acquirer, the share price of Livent Shares is adjusted by dividing the share price of Livent Shares by the Merger Exchange Ratio (i.e., 2.406 NewCo Shares per Livent Share), or $12.96 divided by 2.406, resulting in $5.39, in order to reflect the value of Livent Shares that Allkem shareholders would receive if Livent were to issue its own shares.

(ii)
As discussed in “—Description of the Transaction” above, certain Allkem Performance Rights will be replaced by NewCo’s equity awards with similar terms. Amount represents the estimated consideration attributable to pre-combination service for settlement or replacement of Allkem’s outstanding Allkem Performance Rights, specifically (A) the fair value related to Allkem Performance Rights vested but unexercised exchanged into an Allkem Share immediately prior to the transaction, (B) the fair value attributable to pre-combination services for unvested Allkem Performance Rights accelerated pursuant to the Transaction Agreement, and (C) the fair value attributable to pre-combination services for unvested Allkem Performance Rights replaced by NewCo’s equity awards with similar terms. The portion of the fair value of NewCo equity awards not included in consideration transferred represents compensation expense of the combined entity based on the vesting terms of the converted awards.

The preliminary estimated aggregate transaction consideration could significantly differ from the amounts presented due to movements in the price of Livent Shares up to the closing date. A sensitivity analysis related to the fluctuation in the price of Livent Shares was performed to assess the impact a hypothetical change of 10% on the closing price of Livent Shares on November 13, 2023 would have on the estimated preliminary aggregate transaction consideration as of the closing date:
	Stock Price	Total Estimated Consideration
		(in millions)
10% increase	$14.26	$3,795.9
10% decrease	$11.66	$3,105.4
Preliminary Aggregate Transaction Consideration Allocation
The assumed accounting for the transaction, including the preliminary aggregate transaction consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Allkem, Livent used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. Livent is expected to use widely accepted income-based, market-based, and/or cost-based valuation approaches upon finalization of purchase accounting for the merger. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Livent believes are reasonable. The purchase price adjustments relating to Allkem’s assets acquired and liabilities assumed by Livent are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.
The following table summarizes the preliminary aggregate transaction consideration allocation, as if the transaction had been completed on September 30, 2023:
(in millions)	Amount
Total estimated preliminary aggregate transaction consideration	$3,450.6

Assets:
Cash and cash equivalents	$821.4
Trade receivables	142.9
Inventories, net(i)	242.9
Prepaid and other current assets	30.9
Investments	103.0
Property, plant and equipment(ii)	4,241.6
Deferred income taxes	3.1
Right of use assets - operating leases, net	53.2
Other assets(i)	159.7
Total assets acquired	$5,798.5

Liabilities:
Current portion of long-term debt	42.5
Accounts payable, trade and other	137.4
Accrued and other current liabilities	120.4
Operating lease liabilities - current	13.3
Income taxes	186.3
Long-term debt	231.8
Operating lease liabilities - long-term	39.9
Environmental liabilities	9.8
Deferred income taxes	1,203.0

(in millions)	Amount
Other long-term liabilities	41.6
Total liabilities assumed	$2,026.0
Estimated preliminary fair value of net assets acquired	$3,772.5
Add: Estimated preliminary fair value of noncontrolling interests acquired	325.0
Goodwill	$3.1
(i)
Includes preliminary fair value of inventories totaling $335.1 million, of which $242.9 million is classified as current and $92.2 million is classified as non-current. Brine inventory is classified as non-current if the brine will not be processed and sold within 12 months after the balance sheet date. A 25% change in the valuation of inventories would cause a corresponding increase or decrease in the adjustment to cost of sales of approximately $0.4 million for the Pro Forma Interim Period and $27.9 million for the Pro Forma Annual Period. The fair value of the inventory is preliminary and is subject to change. The fair value of inventory was estimated using the comparative sales method, which relies on certain key inputs and judgments including expected sales price of the inventory, percentage complete of the work-in-process inventory, estimated costs of completion and disposal of the inventory, and forecasted profit margins earned on the sale of the inventory. Changes in these inputs could have a significant impact on the inventory valuation. The impact on cost of sales following the transaction may differ significantly between periods based upon the final value assigned for inventory.

(ii)
Includes preliminary fair value of mineral rights totaling $2,876.0 million and non-mineral rights property, plant and equipment totaling $1,365.6 million. Mineral rights were identified for each of Allkem’s five primary mining locations and the assessed value for each right is inclusive of the fair value associated with the mine property as well as the fair value associated with any capitalized exploration and evaluation assets (as disclosed in the Allkem 2023 Annual Report). Fair value for the mineral rights by location were: Mt Cattlin - $25.0 million, James Bay - $1,051.0 million, Sal de Vida - $653.0 million, Cauchari - $295.0 million, and Olaroz - $852.0 million. Mineral rights, including evaluation and exploration assets, are classified within property, plant and equipment as mining properties on the unaudited condensed combined balance sheet.

A 10% change in the valuation of the mineral rights would cause a corresponding increase or decrease in the depreciation expense of approximately $2.9 million for the Pro Forma Interim Period and $0.9 million for the Pro Forma Annual Period. Pro forma depreciation expense is preliminary and the mineral rights are depreciated using a units of production method while all other property, plant and equipment is depreciated using the straight-line method (see Note 6(a) for more details). The amount of depreciation following the transaction may differ significantly between periods based upon the final value assigned and depreciation methodology used for each identifiable asset.
The identification and valuation of Allkem’s property, plant and equipment is preliminary and is subject to change. The fair value of the mineral rights was estimated using the multi-period excess earnings method. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the asset, net of charges for the use of other identifiable assets of the business including working capital, fixed assets, and other intangible assets. The primary estimates and assumptions used under this methodology pertain to the future forecasted cash flows and corresponding discount rate associated with the mineral rights, which reflect the cash flow expectations that Livent and Allkem have as well as the prevailing market participant cost of capital. The projections utilized for the mineral rights valuation are consistent with Livent’s Adjusted Allkem Forecasts that were relied upon in connection with Gordon Dyal & Co.’s fairness opinion. For more information on the underlying assumptions of these forecasts, please see the section of this proxy statement/prospectus entitled “The Transaction—Unaudited Prospective Financial Information”. The fair value of non-mineral right property, plant and equipment assets was estimated using the cost approach method. The cost approach method relies on estimating the replacement or reproduction costs of new assets along with factors of physical deterioration, based on the principle an asset would not be purchased for more than it will cost to replace it with an asset of comparable utility.
Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
Adjustments included in Purchase Accounting and Other Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:
(a)	Reflects cash settlement of outstanding Livent Director RSUs, as described in “—Description of the Transaction” above.
(b)	Reflects the preliminary purchase accounting adjustment for inventories, net based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s inventories - carrying value	$(218.2)
Preliminary fair value of acquired inventories	335.1
Net pro forma transaction accounting adjustment to inventories	$116.9
After the closing, the step up in inventories to fair value will increase cost of goods sold as the inventories are sold (see Note 4 above for more details), $111.4 million of the step up was applied to current inventory and $5.5 million of the step up was applied to non-current inventory classified in other assets.
(c)	Reflects the preliminary purchase accounting adjustment for Allkem’s investment in TLC.
(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical carrying value of investment in TLC	$(16.0)
Preliminary fair value of equity method investment in TLC	103.0
Net pro forma transaction accounting adjustment to investment in TLC	$87.0
(d)	Reflects the preliminary purchase accounting adjustment for property, plant and equipment based on the acquisition method of accounting.
(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical net book value of property, plant & equipment	$(3,317.7)
Preliminary fair value of acquired property, plant & equipment(i)	4,241.6
Net pro forma transaction accounting adjustment to property, plant & equipment, net of accumulated depreciation	$923.9
(i)	Includes fair value of both mineral rights and non-mineral right property, plant and equipment as described above in Note 4.
(e)
Preliminary goodwill adjustment of $(516.7) million which represents the elimination of historical goodwill and excess of the estimated aggregate transaction consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical goodwill	$(519.8)
Goodwill per purchase price allocation (Note 4)	3.1
Net pro forma transaction accounting adjustment to goodwill	$(516.7)
(f)
Reflects the preliminary purchase accounting adjustment to right of use assets of $9.3 million, to measure the operating lease right of use assets at the same amount as the associated lease liability in accordance with the acquisition method of accounting. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

(g)
The pro forma adjustment for accrued and other current liabilities represents: (i) $38.1 million of estimated transaction-related costs to be incurred by Livent which have not yet been reflected in the historical consolidated financial statements of Livent and (ii) $45.2 million of estimated transaction-related costs to be incurred by Allkem which have not yet been reflected in the historical consolidated financial statements of Allkem.

(h)
Represents the adjustment to deferred tax liability of $363.3 million associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation, primarily resulting from the preliminary fair value of property, plant and equipment and inventory. These adjustments were based on the applicable statutory tax rate with respect to the estimated purchase price allocation. The effective tax rate of NewCo could be significantly different (either higher or lower) depending on post-transaction activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the transaction. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.
(i)	Reflects the adjustments to shareholders’ equity:
(in millions)	Common equity	Capital in excess of par value of common equity	Retained earnings	Accumulated other comprehensive loss	Treasury stock, at cost
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical equity	$—	$(2,686.1)	$(705.0)	$0.5	$2.3
NewCo Shares and replacement awards issued to Allkem shareholders	—	3,450.6	—	—	—
Acceleration and cash settlement of Livent Director RSUs	—	(3.9)	—	—	—
Estimated transaction costs(i)	—	—	(38.1)	—	—
Net pro forma transaction accounting adjustments to equity	$—	$760.6	$(743.1)	$0.5	$2.3
(i)
Represents estimated transaction-related costs that are not currently reflected in the historical consolidated financial statements of Livent; these estimated transaction costs consist primarily of advisor fees, legal fees, accounting fees, and certain deal related bonuses. It is assumed that these costs will not affect the condensed combined statements of operations beyond twelve months after the closing date of the transaction. The balance excludes $45.2 million of estimated transaction costs to be incurred by Allkem as a result of the transaction, which were not reflected in the Allkem 2023 Annual Report. These costs will be recognized as an expense in Allkem’s pre-combination income statement and therefore they are reflected as a liability assumed by Livent, and do not impact the statement of operations of the combined entity.

(j)	Reflects the preliminary purchase accounting adjustment related to Allkem’s non-controlling interest.
(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical non-controlling interests	$(175.4)
Preliminary fair value of acquired non-controlling interests	325.0
Net pro forma transaction accounting adjustments to non-controlling interests	$149.6
Note 6 − Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Operations
Adjustments included in the Purchase Accounting and Other Adjustments column in the accompanying unaudited pro forma condensed combined statements of operations for the Pro Forma Interim Period and Pro Forma Annual Period are as follows:
(a)	Reflects the adjustments to cost of sales which includes the following components:
(in millions)	For the Nine Months Ended September 30, 2023	For the Year Ended December 31, 2022
Pro forma transaction accounting adjustments:
Inventory step-up flowing through cost of sales(i)	$1.6	$111.4
Property, plant and equipment depreciation step-up(ii)	35.1	16.6
Record increase in lease expense on Allkem’s leases due to purchase accounting adjustment	0.8	1.1
Net pro forma transaction accounting adjustment to cost of sales	$37.5	$129.1
(i)
Costs for the year ended December 31, 2022 reflect the step-up in inventory classified as current on the unaudited condensed combined balance sheet. Costs for the nine months ended September 30, 2023 reflect the portion of the step-up in inventory classified as non-current and included in other assets on the unaudited condensed combined balance sheet expected to be sold in the nine months ended September 30, 2023.

(ii)
Reflects the revised depreciation of property, plant and equipment assets arising on the acquisition of Allkem and is based on management’s preliminary estimate of useful lives and future production. Livent has historically depreciated all asset classes of property, plant and equipment on a straight-line basis. Allkem has historically depreciated their mining extraction equipment and mine properties using units of production (“UOP”) and uses a straight-line basis for all other asset classes. The mining extraction equipment and mine properties would be classified as separate asset classes for the combined entity and will continue to be depreciated using UOP on a go-forward basis. All other asset classes will use the straight-line depreciation method.

The effect on operating results from depreciation of purchase adjustments for acquired assets using the UOP depreciation method for the five years following the transaction is as follows:
(in millions)	2024	2025	2026	2027	2028
Depreciation of mining equipment and mine properties purchase adjustment	9.1	23.1	27.0	28.9	34.5
(b)	Reflects the adjustments to selling, general and administrative expenses (“SG&A”) for the increase in lease expense on Allkem’s leases.
(in millions)	For the Nine months Ended September 30, 2023	For the Year Ended December 31, 2022
Pro forma transaction accounting adjustments:
Record increase in lease expense on Allkem’s leases due to purchase accounting adjustment	0.1	0.2
Net pro forma transaction accounting adjustment to SG&A	$0.1	$0.2
(c)
Represents $83.3 million of transaction-related costs for the year ended December 31, 2022 that are not currently reflected in the historical consolidated financial statements of Livent or Allkem. Livent recognized transaction related costs of $2.9 million and $25.0 million in the Pro Forma Annual Period and Pro Forma Interim Period, respectively. Allkem recognized transaction related costs of $9.9 million in the Pro Forma Interim Period. It is assumed that these costs will not affect the condensed combined statements of operations beyond twelve months after the closing date of the transaction.

(d)
To record the income tax impact of the pro forma adjustments based on the statutory tax rates of the jurisdictions in which the related pro forma adjustment is recorded. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-transaction activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the transaction. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(e)
Represents the pro forma economic interest the noncontrolling shareholders hold in Allkem’s subsidiaries. The amount is determined by multiplying the applicable pro forma adjustments relevant to those subsidiaries by the noncontrolling interest.

(f)
The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of Livent Shares, the incremental NewCo Shares issued to Livent stockholders based on the Merger Exchange Ratio, issuance of CDIs and NewCo Shares to Allkem shareholders based on the Scheme Exchange Ratio, and issuances of shares in connection with the vesting of previously existing equity-based awards. In connection with the transaction, certain Allkem Performance Rights held by Allkem employees will be converted into NewCo equity awards. At this time, management has completed a preliminary analysis related to eligible employees and vesting schedules to determine the impact to the diluted weighted average shares from the converted Allkem Performance Rights. The pro forma basic and diluted weighted average shares outstanding are as follows:

(in millions, except Livent and Allkem share exchange ratio)
NewCo Shares to be exchanged for Livent Shares:
Historical Livent weighted average shares outstanding – Basic(i)	179.7
Livent equity-based awards that will vest upon closing of the transaction	0.8
Total Livent Shares subject to exchange(ii)	180.5
Livent Merger Exchange Ratio	2.406
NewCo Shares to be exchanged for Livent Shares – Basic	434.3
Historical Livent weighted average shares outstanding – Diluted(iii)	209.3
Livent Merger Exchange Ratio	2.406
NewCo Shares to be exchanged for Livent Shares – Diluted	503.6

NewCo Shares to be exchanged for Allkem Shares:
Allkem Shares outstanding	639.3
Allkem Performance Rights that will vest upon closing of the transaction	2.2
Total Allkem Shares subject to exchange(iv)	641.5
Allkem Scheme Exchange Ratio	1.0
NewCo Shares to be exchanged for Allkem Shares – Basic	641.5
NewCo replacement awards issued for Allkem Performance Rights that did not vest upon closing of the transaction(v)	1.3
NewCo Shares to be exchanged for Allkem Shares – Diluted	642.8
NewCo Shares to be exchanged for the year ended December 31, 2022 – Basic(vi)	1,075.8
NewCo Shares to be exchanged for the year ended December 31, 2022 – Diluted(vi)	1,146.4
NewCo Shares to be exchanged for the nine months ended September 30, 2023 – Basic	1,075.8
NewCo Shares to be exchanged for the nine months ended September 30, 2023 – Diluted	1,146.4
(i)	Weighted average number of Livent Shares issued and outstanding, excluding treasury shares, as of September 30, 2023, which will be exchanged for NewCo Shares.
(ii)
Weighted average number of Livent Shares issued and outstanding, excluding treasury shares, as of September 30, 2023, including Livent RSUs and Livent PSUs for which vesting will be accelerated pursuant to the transaction and will be exchanged for NewCo Shares.

(iii)
Estimated number of dilutive Livent Shares (reflecting the impact of certain of Livent’s outstanding share-based awards and the Livent Convertible Notes) based on the weighted average share calculation for the nine months ended September 30, 2023.

(iv)
Number of Allkem Shares issued and outstanding, excluding treasury shares, as of September 30, 2023, including Allkem vested Allkem Performance Rights and unvested Allkem Performance Rights for which vesting will be accelerated pursuant to the transaction and will be exchanged for NewCo Shares.

(v)
Estimated number of dilutive Allkem Performance Rights that were not accelerated pursuant to the transaction and were replaced with NewCo equity-based awards with similar terms and conditions as the original Allkem Performance Rights.

(vi)
Basic and diluted shares outstanding, excluding treasury shares, for the nine months ended September 30, 2023 were also utilized for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 of the combined company.

COMPARATIVE MARKET PRICES AND DIVIDEND INFORMATION
Stock Prices
Livent Shares are listed on the NYSE under the symbol “LTHM.” Allkem Shares are quoted on the ASX under the symbol “AKE” and listed on the TSX under the symbol “AKE”
The table below sets forth, for the calendar period indicated, the high and low closing prices per Livent Share reported on the NYSE and per Allkem Share reported on the ASX, the principal stock exchange for the Allkem Shares. For periods prior to August 25, 2021, the reported prices for Allkem Shares reflect the share prices of Orocobre, Allkem's predecessor entity prior to the Galaxy/Orocobre Merger.
	Livent Shares (U.S.$)		Allkem Shares (A$)
	High	Low	High	Low
For the calendar period ended:
2023
October 1 through November 13	18.54	12.96	11.75	8.72
Third Quarter	28.87	17.09	16.73	11.32
Second Quarter	27.56	19.90	16.32	10.83
First Quarter	27.39	18.97	14.03	9.99
2022	35.05	19.52	16.26	8.65
Fourth Quarter	33.62	19.52	16.26	11.09
Third Quarter	35.05	20.10	15.99	9.52
Second Quarter	34.49	20.66	14.10	9.64
First Quarter	26.43	19.86	11.66	8.65
2021	32.43	15.75	10.48	4.15
Fourth Quarter	32.43	22.18	10.48	7.97
Third Quarter	25.84	17.21	9.96	6.44
Second Quarter	21.17	16.40	7.20	4.93
First Quarter	23.41	15.75	5.85	4.15
2020	19.20	4.19	4.55	1.84
Fourth Quarter	19.20	9.03	4.55	2.45
Third Quarter	9.36	5.93	3.28	2.38
Second Quarter	8.74	4.60	2.80	1.84
First Quarter	11.86	4.19	3.79	2.03
2019	14.56	5.64	3.84	2.26
The table below sets forth the historical closing prices per Livent Share and per Allkem Share on May 9, 2023, the last trading day before the public announcement of the signing of the Transaction Agreement, and November 13, 2023, the latest practicable date before the date of this proxy statement/prospectus. The implied value of the transaction consideration at any time should be calculated for the Livent Shares based on the Merger Exchange Ratio of 2.406 NewCo Shares per Livent Share and for the Allkem Shares based on the Scheme Exchange Ratio of 1.000 NewCo Share per Allkem Share.
	Livent Share (U.S.$)	Allkem Share (A$)(1)
May 9, 2023	24.23	12.83
November 13, 2023	12.96	8.72
(1)
The USD value of one Allkem Share was approximately U.S.$8.68 and U.S.$5.56 on May 9, 2023 and November 13, 2023, respectively, based on the AUD to USD closing exchange rate of A$1.4789 per U.S.$1.00 on May 9, 2023 and A$1.5682 per U.S.$1.00 on November 13, 2023.

You are urged to obtain up-to-date market prices for Livent Shares and Allkem Shares before making your decision with respect to the approval of the Livent Transaction Agreement Proposal. The market price per share of Livent Shares and Allkem Shares could change significantly and may not be indicative of the value of NewCo Shares once they start trading on or after the date the transaction is consummated.
The tables above show only historical comparisons. These comparisons may not provide meaningful information to Livent stockholders in determining whether to approve the Livent Transaction Agreement Proposal. You are urged to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the Livent Transaction Agreement Proposal. Although the Merger Exchange Ratio is fixed at 2.406 NewCo Shares per Livent Share and the Scheme Exchange Ratio is fixed at one NewCo Share (including, unless the Allkem shareholder otherwise elects, one CDI) per Allkem Share, the market prices of Livent Shares and Allkem Shares will fluctuate before the Livent Special Meeting and the closing of the transaction. No assurance can be given concerning the market prices of Livent Shares and Allkem Shares before or at the time of the consummation of the transaction, or the market price of NewCo Shares on or after the date of the consummation of the transaction. See the sections entitled “Risk Factors” and “Where You Can Find More Information” of this proxy statement/prospectus.
Exchange Rates
The table below sets forth, for the calendar period indicated, the high, low, average and period end exchange rates for the Australian dollar, based on “Bloomberg Generic Composite Rate”, expressed in AUD per USD. The Bloomberg Generic Composite Rate is a composite rate based on indicative rates contributed by market participants and compiled by Bloomberg.
	Period End	Average(1)	Low	High
	(A$ per U.S.$1.00)
For the calendar period ended:
2023
October 1 through November 13	1.5682	1.5702	1.5354	1.5883
Third Quarter	1.5540	1.5287	1.4516	1.5741
Second Quarter	1.5006	1.4968	1.4525	1.5378
First Quarter	1.4958	1.4636	1.4012	1.5199
2022	1.4678	1.4424	1.3197	1.6130
Fourth Quarter	1.4678	1.5219	1.4569	1.6130
Third Quarter	1.5624	1.4646	1.4042	1.5624
Second Quarter	1.4483	1.4011	1.3197	1.4588
First Quarter	1.3362	1.3806	1.3307	1.4305
2021	1.3769	1.3323	1.2550	1.4290
Fourth Quarter	1.3769	1.3728	1.3256	1.4290
Third Quarter	1.3837	1.3613	1.3281	1.4013
Second Quarter	1.3335	1.2989	1.2749	1.3371
First Quarter	1.3166	1.2943	1.2550	1.3193
2020	1.2999	1.4525	1.2999	1.7408
Fourth Quarter	1.2999	1.3673	1.2999	1.4229
Third Quarter	1.3962	1.3987	1.3558	1.4460
Second Quarter	1.4486	1.5226	1.4243	1.6672
First Quarter	1.6292	1.5235	1.4250	1.7408
2019	1.4252	1.4388	1.3745	1.4917
(1)	The average rate for a period is the arithmetic average of the Bloomberg Generic Composite Rates observed daily during the business days of that period.
Dividend Information
Neither Livent nor Allkem have declared or paid any cash dividends since becoming public companies and neither company currently has a dividend policy. Any future determination by NewCo to pay dividends will be at the discretion of the NewCo board of directors in accordance with applicable law and will be dependent upon NewCo’s financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that its board of directors considers relevant at the time. At the date of this proxy statement/prospectus, no declaration or payment of cash dividends by NewCo is planned.

BUSINESS OVERVIEW OF NEWCO
The following discussion of NewCo’s business and strategies after the completion of the transaction is based on the intentions, beliefs, plans, expectations and objectives of the respective boards of directors of Livent and Allkem. See the sections of this proxy statement/prospectus entitled “The Transaction—Recommendation of the Livent Board; Livent’s Reasons for the Transaction” and “The Transaction—Allkem’s Reasons for the Transaction” for more information. NewCo expects to continue to operate the businesses and pursue the existing strategies of Livent and Allkem in a substantially similar manner to those described, with respect to Livent, under the caption “Business” in Livent’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this proxy statement/prospectus, and, with respect to Allkem, in the section of this proxy statement/prospectus entitled “Business Overview of Allkem” elsewhere in this proxy statement/prospectus, in each case, adapted to seek to capture the opportunities presented by the transaction and the strategic benefits of operating as a combined company, as discussed below. However, NewCo’s business strategies will ultimately be determined by the NewCo board of directors and implemented by NewCo’s management team. For additional discussion on the management and governance of NewCo following the completion of the transaction, see the section of this proxy statement/prospectus entitled “Management and Corporate Governance of NewCo.” Accordingly, the NewCo business overview and strategies discussed below are subject to change and subject to numerous risks and uncertainties, many of which may be outside of Livent’s, Allkem’s and NewCo’s control, including but not limited to those discussed or referred to elsewhere in this proxy statement/prospectus in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Overview of NewCo
Through the combination of Livent and Allkem, NewCo is expected to become a global lithium chemicals producer with a diversified product offering. The combination is expected to create an enhanced value proposition for shareholders, customers and employees through the following:
•	Global footprint and presence in three major lithium extraction geographies, including the South American “Lithium Triangle,” Western Australia and Canada;
•	Diverse set of products exposure, including lithium hydroxide, carbonate, spodumene and specialties;
•	Complementary business models across chemical processing, hard rock and brine;
•	Potential for material and highly realizable synergies; and
•	Enhanced NewCo business strategy, featuring:
○	Enhanced business-critical scale and greater capacity to meet growing customer demand;
○	Highly complementary and vertically integrated business model;
○	Greater capacity and execution expertise to accelerate growth; and
○	Commitment to ESG values.
On a combined basis, NewCo will have:
•	Pro forma revenue of $1,935.3 million and $1,616.4 million for the year ended December 31, 2022 and nine months ended September 30, 2023, respectively;
•
Pro forma net income from continuing operations of $648.0 million and pro forma Adjusted EBITDA of $1,134.8 million for the year ended December 31, 2022 and Pro forma net income from continuing operations of $679.4 million and pro forma Adjusted EBITDA of $1,024.1 million for the nine months ended September 30, 2023 (see “—Explanation and Reconciliation of Non-GAAP Measures” below for a reconciliation of this non-GAAP measure to pro forma net income);

•	Pro forma cash and cash equivalents of $930.1 million as of September 30, 2023; and
•	Fourteen key assets and approximately 2,600 employees globally across seven countries.
The foregoing financial metrics have been extracted or derived from, and should be read together with, the unaudited pro forma condensed combined financial information elsewhere in this proxy statement/prospectus.

Explanation and Reconciliation of Non-GAAP Measures
Livent and Allkem have historically evaluated their operating performance using, in addition to measures of net income under GAAP and IFRS, respectively, certain non-GAAP and non-IFRS measures, including as discussed in more detail in Livent's SEC filings incorporated by reference in this proxy statement/prospectus and under the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations of Allkem” beginning on page 249 of this proxy statement/prospectus. Livent and Allkem expect that NewCo will continue to evaluate its operating performance using, in addition to net income as determined under GAAP, certain non-GAAP measures, such as EBITDA, which is defined as net income plus interest expense, net, income tax expense, and depreciation and amortization, and Adjusted EBITDA, which is defined as EBITDA, further adjusted for remeasurement losses, restructuring and other charges, separation-related costs, COVID-19 related costs, foreign currency losses and gains, certain transaction costs (including in connection with the transaction), other loss related to equity method investments and certain other losses or gains that are non-recurring. Livent’s and Allkem’s respective management teams believe the use of these non-GAAP measures will allow NewCo’s management and investors to compare more easily the financial performance of NewCo’s underlying business from period to period. The non-GAAP information provided may not be comparable to similar measures disclosed by other companies because of differing methods used by other companies in calculating EBITDA and Adjusted EBITDA. These measures should not be considered as a substitute for net income or other measures of performance reported in accordance with GAAP.
The following table sets forth a reconciliation of pro forma Adjusted EBITDA to the pro forma net income of the combined business for the year ended December 31, 2022 and the nine months ended September 30, 2023. Given the different fiscal year ends of Livent and Allkem, the pro forma Adjusted EBITDA of the combined business for the nine months ended September 30, 2023 is based on Livent’s interim unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023 and Allkem’s unaudited statement of profit and loss for the nine months ended June 30, 2023 as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174 of this proxy statement/prospectus. As the information below is based on unaudited pro forma condensed combined financial information prepared according to Article 11 of Regulation S-X, it is based on preliminary information that is subject to certain significant judgments and assumptions and is not necessarily indicative of NewCo’s operating performance for any future period. We have not presented unaudited pro forma EBITDA or Adjusted EBITDA for the three or nine months ended September 30, 2023 since the unaudited pro forma condensed combined financial information contained elsewhere in this proxy statement/prospectus for the Pro Forma Interim Period has been prepared on a one quarter lag basis and we believe the presentation of these non-GAAP performance measures on a lag basis would be of limited use to investors. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174 of this proxy statement/prospectus for more information about the limitations of the unaudited pro forma condensed combined financial information.
	Nine months ended September 30, 2023	Year ended December 31, 2022
Pro Forma Net Income From Continuing Operations	$679.4	$648.0
Add back:
Income tax expense	247.5	233.2
Interest income, net	(54.8)	(16.2)
Depreciation and amortization	133.7	102.6
Pro Forma EBITDA	1,005.8	967.6
Add back:
Inventory adjustment due to purchase price allocation(a)	1.6	111.4
Argentina remeasurement losses(b)	37.0	21.2
Restructuring and other charges(c)	44.6	90.8
COVID-19 related costs(d)	—	2.4
Other loss related to equity method investments(e)	9.2	11.3
Other non-recurring items(f)	—	1.0
Subtract:
Blue Chip Swap gain(g)	(74.1)	(69.4)
Argentina interest income(h)	—	(1.5)
Pro Forma Adjusted EBITDA	$1,024.1	$1,134.9
(a)
Relates to the step-up in inventory classified as current on the unaudited condensed combined balance sheet quantified as part of purchase accounting as it is considered a one-time, non-recurring cost.

(b)
Represents impact of currency fluctuations on tax assets and liabilities and on long-term monetary assets associated with Livent and Allkem's capital expansion as well as significant currency devaluations.

(c)
Restructuring and other charges consist primarily of transaction costs incurred by Livent and Allkem to facilitate the transaction. Livent also continually performs strategic reviews and assesses the return on its business. This sometimes results in management changes or in a plan to restructure the operations of the business. As part of these restructuring plans, demolition costs and write-downs of long-lived assets may occur. Restructuring and other charges also include miscellaneous nonrecurring costs, exit costs, severance-related costs and environmental remediation costs incurred by Livent.

(d)
Represents incremental costs associated with the COVID-19 pandemic recorded in “Cost of sales” in Livent’s consolidated statement of operations, including but not limited to, incremental quarantine related absenteeism, incremental facility cleaning costs, COVID-19 testing, pandemic related supplies and personal protective equipment for employees, among other costs; offset by economic relief provided by foreign governments. No material impact of COVID-19 in the year ended December 31, 2022 was recorded in Allkem’s consolidated statement of profit and loss.

(e)
Represents Livent’s 50% share (which was 25% prior to June 6, 2022) in costs incurred for certain project-related costs to align its investee’s (Nemaska Lithium) reported results with Livent’s capitalization policies, interest expense incurred by NLI and, for the calendar year ended December 31, 2022, non-recurring transaction costs related to its initial investment in NLI totaling $9.9 million, all included in Equity in net loss of unconsolidated affiliates in its consolidated statement of operations. In addition, includes Allkem’s share of loss on the 75% economic interest in TLC and is excluded from Adjusted EBITDA because TLC is constructing a plant that is still in either the development or commissioning phase, all included in Share of loss of associate, net of tax in its consolidated statement of profit and loss.

(f)
Represents Livent’s legal and professional fees and other separation-related activities totaling $0.7 million and $0.1 million partial write-off of deferred financing costs for the amendments to Livent’s Revolving Credit Facility incurred in the calendar year ended December 31, 2022 and excluded from the calculation of Adjusted EBITDA because the loss is nonrecurring. Also includes Allkem impairment and write-downs amounts totaling $0.2 million for the calendar year ended December 31, 2022, which are also considered non-recurring in nature.

(g)
Represents non-recurring gains of $21.4 million for the nine months ended September 30, 2023 for Livent and $52.7 million for the nine months ended June 30, 2023 for Allkem, and non-recurring gains of $22.2 million and $47.2 million for Livent and Allkem, respectively, for the year ended December 31, 2022 from the sale in Argentine pesos of Argentine Sovereign U.S. dollar-denominated bonds due to the significant divergence of Argentina’s Blue Chip Swap market exchange rate from the official rate.

(h)
Represents interest income received from the Argentina government for the period beginning when the recoverability of certain expansion-related VAT receivables were approved by the Argentina government and ending on the date when the reimbursements were paid by the Argentina government but is excluded from our calculation of Adjusted EBITDA because of its association with long-term capital projects which will not be operational until future periods.

Geographic Footprint
NewCo will have a presence in three major lithium extraction geographies, including the South American “Lithium Triangle,” Western Australia and Canada. NewCo’s geographically diverse assets are expected to put it in a good position to meet the anticipated growth in demand for lithium products. NewCo’s geographic presence following the completion of the transaction, reflecting the combined group’s production and chemical processing assets in key lithium regions globally, is illustrated in the map below.

Leading Presence in Key Lithium Regions

James Bay
Nemaska (50%)(6)
Bécancour (50%)(6)
Bessemer City
Bromborough, England
Naraha (75%)(5)
Rugao, China(7)
Zhejiang, China(7)
Zhangjiagang, China
Cauchari
Olaroz (66.5%)(4)
Sal de Vida
Hombre Muerto
Güemes
Mt. Cattlin
Hard Rock
Brine
Chemical Processing
Pro Forma FY 2022 Revenue by Product (1)
Lithium Specialties(2) 17%
Spodumene 31%
Lithium Hydroxide 21%
Lithium Carbonate(3) 31%

(1)	Excludes tantalum sales, which were minimal in the year ended December 31, 2022.
(2)	Lithium specialties includes butyllithium (BuLi), high purity lithium metal, lithium phosphate, pharmaceutical-grade lithium carbonate, high purity lithium chloride, and specialty organics.
(3)	Includes minimal lithium chloride (LiCl) sales in 2022.
(4)	Remaining ownership split between TTC (25.0%) and Jujuy Energía y Minería Sociedad del Estado (JEMSE) (8.5%).
(5)	Remaining 25.0% economic interest owned by TTC.
(6)	Remaining 50.0% economic interest owned by Investissement Québec.
(7)	Operated under exclusive and strict manufacturing contracts.
Lithium Products
NewCo will produce a diverse set of lithium products, a brief overview of which is set forth below:

(1)	Includes minimal lithium chloride sales in calendar year 2022.
Business Model
NewCo expects to benefit from the integration of Livent’s and Allkem’s complementary skillsets, including conventional brine extraction, direct lithium brine extraction, hard rock mining, chemical processing and production of battery grade and specialty lithium products. These skills are expected to assist NewCo in streamlining its existing lithium production processes and optimizing the design of future developments. Through the combination, NewCo will increase its exposure to upstream and downstream lithium operations to form a more global and vertically integrated lithium chemicals producer than Livent and Allkem are on a standalone basis.
Synergy Potential
The combined business will bring together teams with extensive expertise in project development, product innovation and marketing, which is anticipated to result in enhanced business capabilities through the sharing of technological expertise, improved flexibility in product flows, plant optimization and enhanced marketing efficiencies. Through the expected vertical integration of Livent’s and Allkem’s asset portfolios and supply chains, NewCo is also expected to benefit from operational synergies in Argentina and Canada and logistics and procurement synergies across its operations. The combination of these is expected to contribute substantially to achieving NewCo’s projected savings.
Specifically, approximately $125 million of annual pre-tax operating cost synergies are estimated for NewCo by 2027 (excluding the impact of approximately $40 million in estimated non-recurring costs to achieve these synergies), increasing up to approximately $135 million by the end of 2032, from selling, general and administrative expense, asset optimization and logistics and procurement savings. A significant portion of the synergies are expected to be realized through removing duplicate costs, improving procurement, site management, transport and logistics functions at Sal de Vida, Hombre Muerto and Québec and closely integrating operations. The majority of the annual run-rate pre-tax operating cost synergies are expected to be realized within three years.
In addition to operating synergies, NewCo is expected to realize approximately $200 million in one-time capital expenditure savings, driven by consolidating infrastructure, streamlining construction and procurement operations and leveraging complementary engineering work at Hombre Muerto and Sal de Vida, as well as at a co-located spodumene to hydroxide facility processing materials from the combined company’s Québec spodumene assets.
Business Strategy
The discussion below should be read together with, and is qualified in its entirety by, the information under the caption “Business—Livent Strategy” in Livent’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this proxy statement/prospectus, and in the section of this proxy statement/prospectus entitled “Business Overview of Allkem—Business Overview—Strategy”, which information has been adapted in the discussion below to capture the opportunities presented by the transaction and the strategic benefits of operating as a combined company.
As a result of the combination of Livent and Allkem, NewCo is expected to have enhanced ability to meet its strategic objectives through the following:
Enhanced business-critical scale and greater capacity to meet growing customer demand
Allkem and Livent believe that the transaction will give NewCo a large and complementary asset footprint with a presence in key lithium regions in three continents. NewCo expects that the increased economies of scale and asset base in its geographically adjacent asset portfolios in Argentina and North America will enable it to enhance its production and project execution efficiency. Further, NewCo’s lithium chemical manufacturing facilities will be located in close proximity to key lithium customers, enabling it to deliver its existing range of lithium performance chemicals to meet the growing demand of those customers.
Highly complementary and vertically integrated business model
The transaction enables stronger vertical integration across the lithium value chain than Allkem and Livent have on a standalone basis. NewCo is expected to have a broad product offering and to be highly scalable across both potential resource and production assets. This is anticipated to immediately enhance operational flexibility and reliability, resulting in lower costs and greater value capture across the lithium value chain. NewCo will also bring together complementary expertise in hard rock, brine and lithium chemical processing, with proven ability to produce products that are sought after by leading battery manufacturers and EV original equipment manufacturers (“OEMs”).
Greater capacity and execution expertise to accelerate growth
Livent and Allkem believe that their complementary expertise in hard rock mining and conventional and direct lithium extraction-based processes will enable NewCo to accelerate and reduce the risk of developing Livent’s and

Allkem’s respective pipelines of advanced and complementary growth projects, creating the potential for NewCo to achieve lithium production capacity of approximately 250 kMT per annum of LCE by the end of 2027.

The chart below sets forth the anticipated evolution and stage of development of the combined company’s growth projects, along with the expected growth of its combined production capacity on a net attributable basis.

Estimated Combined Attributable Annual Lithium Production Capacity (LCE)

- **~60 kMT** — *YE20A*
- **~90 kMT** — *YE23E*
- **~250 kMT** — *YE27E*

Growth Pipeline

Production

- Hombre Muerto
- Olaroz Stage 1
- Bessemer City / China Hydroxide
- Mt Cattlin
- Butyllithium and Other Specialty Products (Global)

Commissioning

- Hombre Muerto Expansion 1A
- Naraha
- Olaroz Stage 2
- Bessemer City Expansion

Construction / Development

- Hombre Muerto Expansion 1B
- Sal de Vida Stage 1
- Nemaska (Whabouchi)
- Nemaska (Bécancour)

Planning / Studies

- James Bay
- Additional Hydroxide Expansion (with Recycling Capabilities)
- Olaroz Stage 3 / Cauchari
- Hombre Muerto Expansions 2 & 3
- Sal de Vida Stage 2

Lithium Carbonate (LiCa) | Lithium Hydroxide (LiOH) | Other

NewCo’s projected 2027 production capacity assumes the completion of the first two of three planned expansions, which are either underway or which are in the design stage, at Livent’s Salar del Hombre Muerto property, as discussed below, and Livent’s attributable share of the expected production capacity (50%) from the property being developed in the James Bay area in the Province of Québec (the “Whabouchi Mine”) by its investee, Nemaska Lithium, as discussed below.
At Salar del Hombre Muerto, the first expansion is underway in two phases and each phase involves the construction of a new selective absorption plant, a new carbonate plant and supporting infrastructure. The first phase is expected to be completed in late 2023 and the second phase is expected to begin production in 2024. The first expansion is designed to double Livent’s current lithium production capacity to approximately 40 kMT on an LCE basis per year. Livent’s second expansion, which is currently in its early design phase, will include another selective absorption plant, a new carbonate plant and supporting infrastructure, including recycling capabilities designed to save energy and reduce utility-related capital and operating costs. The second expansion is designed to increase capacity by another 30 kMT LCE per year, with potential first production as early as the end of 2025. Livent’s third expansion, which is in an earlier stage and not included in the aforementioned 2027 production capacity target, is designed to rely mainly on existing infrastructure, including the reuse and expansion of current pre-concentrate ponds, which are expected to provide enough feed for a new carbonate plant with an expected annual capacity of 30 kMT LCE. The third expansion, if successful, would expand total lithium production capacity at the Salar del Hombre Muerto property to roughly 100 kMT LCE by approximately 2030.
At the Whabouchi Mine, which is undergoing late-stage engineering work, the production capacity is based on NLI’s lithium spodumene concentrator, which is expected to have an annual production capacity of approximately 30 kMT on an LCE basis (of which an expected approximately 15 kMT LCE is attributable to Livent), and which is expected to commence commercial production in 2025. Additionally, NLI is finalizing the specifications and clearing the site for a lithium hydroxide conversion facility (planned to be located in an industrial park in Bécancour, Québec, approximately 1,300 km (by road and rail) from the Whabouchi Mine). The Bécancour facility is expected to be fed by 100% of the spodumene concentrate output from the Whabouchi Mine once the Bécancour facility concentrator begins operating at full capacity.

The remainder of NewCo’s projected 2027 production capacity consists of Allkem-related capacities on an attributable LCE basis, including Olaroz (28 kMT), Mt Cattlin (22 kMT), Sal de Vida (45 kMT), James Bay (43 kMT) and Cauchari (25 kMT), where the production capacity of Mt Cattlin and James Bay are stated as average annual production capacities over the remaining life of mine (“LOM”).
At Olaroz, of which Allkem owns a 66.5% equity interest, the second expansion is underway. Allkem developed Stage 1 of Olaroz from 2012 to 2014, with the installation of production wells, water and gas supplies, power generation, evaporation ponds and a processing plant with 17.5 kMT per annum of LCE capacity. Stage 2 of Olaroz commenced construction in 2019 and achieved first production in July 2023. Stage 2 comprises additional evaporation ponds and an additional standalone processing facility with 25 kMT per annum of LCE capacity. Production achieved through Stage 2 of Olaroz is expected to continue to increase during calendar year 2023, with full production reached within one year of its first production in July 2023.
Mt Cattlin is currently in production. Successful reserves and resources replacement confirmed an expected four to five year mine life extension to Allkem’s fiscal year 2027 to fiscal year 2028 via open pit methods at Mt Cattlin. Average annual production for the LOM is expected to be approximately 22.4 kMT per annum LCE.
The 45 kMT of projected production capacity from Sal de Vida is expected to be from two stages. The Sal de Vida Stage 1 project is currently under construction. The first two strings of evaporation ponds reached approximately 98% completion by the end of Allkem’s fiscal year 2023. The first nine ponds have been filled with brine and lined. The carbonate carbonation plant construction is now underway, with first production expected during the second half of calendar year 2025 and ramp up expected to take one year. Production capacity for Stage 1 is designed at 15 kMT per annum LCE. The Stage 2 expansion is expected to be completed on the same design basis as Stage 1 with a twofold modular replication of the Stage 1 design. Stage 2 construction is anticipated to commence upon receipt of applicable permits and substantial mechanical completion of Stage 1, with first production from Stage 2 expected approximately 2.5 to 3 years thereafter, that is, Stage 2 is expected to be ready for production during calendar year 2027. Production capacity for Stage 2 is designed at 30 kMT per annum LCE. Allkem is proposing to develop both stages of Sal de Vida as conventional evaporation pond and carbonation operations utilizing brine expertise gained from its Olaroz operation.
The 43 kMT of projected production capacity from James Bay is expected to be achieved following construction at James Bay, which Allkem expects to commence in the first half of calendar year 2024, with an approximate 18-month construction period that is anticipated to be completed in the second half of calendar year 2025. Following construction, Allkem expects that commissioning and preproduction activities will be completed within three months. Thereafter, production capacity at James Bay is anticipated to increase and reach full capacity after approximately nine months.
The 25 kMT of projected production capacity from Cauchari is anticipated to advance during calendar year 2027 with substantial mechanical completion, pre-commissioning and commissioning activities expected by the first half of that calendar year, first production expected in the second half of calendar year 2027 and ramp up expected to take one year. Production capacity for this project is designed at 25 kMT per annum LCE. Allkem is proposing to develop Cauchari as a conventional evaporation pond and carbonation operation utilizing brine expertise gained from its Olaroz operations and Sal de Vida development project.
For additional information on these assets, see the section of this proxy statement/prospectus entitled “Business Overview of Allkem”. The production expansions discussed above are subject to potential unanticipated delays and other risks and uncertainties, including those discussed under “Risk Factors”.
Commitment to ESG values
Livent’s and Allkem’s respective commitments to environmental stewardship, sustainability, community development and effective corporate governance practices will be leveraged to create similar values and expectations within NewCo. Each party has been recognized by various organizations for their respective ESG achievements, including the International Lithium Association and the United Nations. By continuing Livent’s and Allkem’s active participation in industry efforts to advance transparency, safety, responsible operations, rigorous supply chains and community engagement and development, the parties believe NewCo will be well-positioned to contribute to a transition to a low carbon future.

BUSINESS OVERVIEW OF ALLKEM
Business Overview
General
Allkem, an ASX-listed Australian public company limited by shares, is a lithium company with a global portfolio of lithium chemical and spodumene concentrate operations and projects. Allkem’s registered office is in Brisbane, Australia and its headquarters are in Buenos Aires, Argentina. Allkem was formed by the Galaxy/Orocobre Merger. On November 30, 2021, following shareholder approval at the 2021 annual general meeting, Orocobre (which acquired all of the fully paid ordinary shares of Galaxy under the Galaxy/Orocobre Merger, and accordingly became the ultimate holding company of the merged group) changed its name to Allkem Limited.
Allkem produces and develops lithium products across the globe, and its portfolio includes lithium brine operations in Argentina, a hard rock lithium operation in Australia, and a lithium hydroxide conversion facility in Japan. In addition, Allkem has new project developments underway in Canada and Argentina that are aimed at enhancing Allkem’s international scale and product flexibility to meet the growth in market demand that is expected as a part of a global transition to a net zero carbon future.
Allkem has an established track record in developing and operating lithium mines and chemical processing facilities. Allkem’s key assets include:
•	Mt Cattlin lithium spodumene mine in Ravensthorpe, Western Australia;
•	Olaroz lithium facility in Jujuy Province, Argentina (of which Allkem owns a 66.5% equity interest);
•	Cauchari lithium brine project in Jujuy Province, Argentina;
•	Sal de Vida lithium brine project in Catamarca Province, Argentina;
•	James Bay lithium spodumene project in Québec, Canada; and
•	Naraha lithium hydroxide plant in Naraha, Japan (of which Allkem owns a 75% economic interest).
Allkem believes its development pipeline will allow Allkem to supply the growing lithium market as the world migrates to lower emissions transport and energy solutions. Further, Allkem’s vertically integrated production base allows Allkem to service multiple markets and customers.
Allkem’s products produce critical battery materials and support various stages of the battery storage value chain. Allkem’s hard rock lithium operations create spodumene concentrate, an intermediate product used in the lithium carbonate and hydroxide conversion process, which is in turn used in the battery storage value chain. Allkem’s lithium brine operations produce technical grade carbonate, which is both used as feedstock for Allkem’s lithium hydroxide conversion facility and sold for use in industrial markets, including those related to glass, frit and flux production. Allkem’s lithium brine operations also produce battery grade carbonate and feedstock for lithium hydroxide, which are in turn used to produce high-end batteries. Allkem employs approximately 1,300 people across Australia, Argentina, Canada and Japan.
Allkem Shares are quoted on the ASX under the symbol “AKE” and listed on the TSX under the symbol “AKE.” Allkem’s fiscal year ends on June 30.
Allkem’s principal places of business are Western Australia, Argentina and Canada. Allkem’s registered office is located at Riparian Plaza—Level 35, 71 Eagle Street, Brisbane, Queensland 4000, Australia, and its telephone number is +61 7 3064 3600. Allkem’s website is www.allkem.co. The information contained on, or that can be accessed through, Allkem’s website is not, and shall not be deemed to be, incorporated by reference into or part of this proxy statement/prospectus. Unless otherwise stated, all financial data of Allkem included in this section entitled “Business Overview of Allkem” has been determined in accordance with IFRS and is presented in U.S. dollars.
Strategy
Allkem’s growth strategy centers around its commitment to assisting with global decarbonization as the world migrates to lower emissions solutions for transport and energy. As a producer of core material for lithium-ion batteries, Allkem believes it is well positioned to benefit from this movement and the growing demand for lithium chemicals. Allkem intends to build its project pipeline and production capacity to meet growing customer demand and to continue to advance early-stage projects and execute on near term growth projects.

In order to capitalize on its growth opportunities, Allkem’s strategy is underpinned by its core pillars:
•	Growth. Allkem focuses on its ability to integrate vertically and sustainably scale production.
•	Sustainability. Allkem focuses on a net zero emissions target, human rights and local communities and safety, quality and productivity.
•	Customer Focus. Allkem focuses on expanding a diversified customer base, while also maintaining and growing existing relationships.
•	Product Quality. Allkem focuses on optimizing product quality and product reliability.
•	Cost Leadership. Allkem focuses on leveraging management expertise across operations and improving bargaining power with suppliers.
Business Assets and Operations
Allkem operates primarily in Argentina, Western Australia and Canada. Allkem’s primary focus is on operation of the lithium business and development of lithium deposits. Allkem has five operating segments: Corporate, Olaroz, Mt Cattlin, James Bay and Sal De Vida. The Corporate segment includes non-operating assets such as Cauchari and the investment in TLC, a Japanese incorporated joint venture that operates Naraha. The other operating segments are tied to Allkem’s facilities and projects, which are further described below. For additional information on Allkem’s properties, see the section entitled “—Properties” beginning on page 220 of this proxy statement/prospectus.
Properties Overview
The aggregate annual production capacity and production of Allkem for its three most recent fiscal years is shown in the table below. Amounts are shown in metric tons of product:
Annual Production Capacity and Production (Metric Tons) Fiscal Year Ended June 30,
		2023		2022		2021
Product(1)	Property	Production Capacity	Production	Production Capacity	Production	Production Capacity	Production
Lithium Carbonate(8)	Olaroz(2)(3)	11,638	11,107	11,638	8,554	11,638	8,386
Spodumene Concentrate(9)	Mt Cattlin(4)	1,800,000(7)	130,984	1,800,000(7)	193,563	1,800,000(7)	173,320
Lithium Hydroxide	Naraha(5)(6)	7,500	150	—	—	—	—
(1)
Table does not include non-lithium production amounts, including borates (which business was divested by Allkem in the sale of its former Borax segment in December 2022, as discussed further in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allkem” beginning on page 249 of this proxy statement/prospectus) and tantalum (which production is immaterial to Allkem).

(2)
Through the Olaroz joint venture, as described in the “Properties Overview” section below, Allkem owns a 66.5% interest in Olaroz and, therefore, the table above reflects 66.5% of the Olaroz production capacity and production.

(3)
Olaroz Stage 1 has capacity of 17,500 metric tons of lithium carbonate. Olaroz Stage 2 has capacity of 25,000 metric tons of lithium carbonate and achieved first production in July 2023, subsequent to fiscal year end. The combined capacity of Olaroz Stage 1 and Stage 2, subsequent to fiscal year end, is 42,500 metric tons of lithium carbonate.

(4)	Allkem acquired Mt Cattlin as part of the Galaxy/Orocobre Merger on August 25, 2021. Production capacity and production shown for Mt Cattlin are for entire periods, including pre-acquisition periods.
(5)	Naraha is a downstream production facility that further refines lithium carbonate to lithium hydroxide with a production capacity of 10,000 metric tons of lithium hydroxide.
(6)
Through the Naraha joint venture, as described in the “Properties Overview” section below, Allkem owns a 75% economic interest in Naraha and, therefore, is reporting 75% of the Naraha production capacity and production.

(7)	Mt Cattlin production capacity is stated on the basis of metric tons of ore feeding the process facility.
(8)	Lithium carbonate production amounts shown as lithium carbonate. Conversion to lithium metal is 0.1878 metric tons of lithium metal to 1 metric ton of lithium carbon.
(9)
Spodumene concentrate production amounts shown as metric tons of spodumene at an average Li2O% grade of approximately 5.6%. Conversion to lithium metal is 0.02552 metric tons of lithium metal to 1 metric ton of spodumene concentrate at 5.5% Li2O. Conversion to lithium metal is 0.02784 metric tons of lithium metal to 1 metric ton of spodumene concentrate at 6.0% Li2O.

Additional details regarding Allkem’s projects and production facilities are set forth below.
Olaroz Lithium Facility
Olaroz is located in the Jujuy Province of northern Argentina, 230 kilometers northwest of the capital city San Salvador de Jujuy. Olaroz produces lithium carbonate chemicals for the battery, technical and chemical markets.
The Olaroz joint venture operates Olaroz and is managed through the operating company Sales de Jujuy S.A. (“SDJ”), which is owned 66.5% by Allkem, 25% by TTC and 8.5% by Jujuy Energía y Minería Sociedad del Estado (“JEMSE”). Allkem’s and TTC’s interests in SDJ are held via Sales de Jujuy Pte Ltd, a Singapore incorporated company. In 2019, the agreement governing the Olaroz joint venture was amended to provide Allkem accounting control and, since that time, the Olaroz joint venture has been consolidated in Allkem’s financial statements, with TTC’s and JEMSE’s interests reflected as non-controlling interests. The Olaroz joint venture was originally funded through a combination of equity contributions, debt contributions and third-party debt. To date, Allkem has contributed $195.2 million to the Olaroz joint venture, which includes Allkem funding certain of JEMSE’s pro rata contributions in an amount equal to $9.7 million. JEMSE’s funding contribution for Stage 1 of Olaroz is to be repaid to Allkem from future dividends from SDJ. JEMSE is not contributing funding to Stage 2. Allkem has received $7.5 million of ordinary pro rata dividends from the Olaroz joint venture to date. Additional contributions of $6.4 million, including $0.7 million of JEMSE pro rata contributions, are committed. The joint venture arrangement governing the relationship between Allkem and TTC has no set calendar expiration date and contemplates customary joint venture termination rights for each party, including in the event of a material breach by the other party.
Allkem, as operator, developed Stage 1 of Olaroz from 2012 to 2014, with the installation of production wells, water and gas supplies, power generation, evaporation ponds and a processing plant with 17,500 metric tons per annum (“mtpa”) of LCE capacity. Stage 2 of Olaroz commenced construction in 2019 and achieved first production in July 2023. Stage 2 comprises additional evaporation ponds and an additional standalone processing facility with 25,000 mtpa of LCE capacity. Production achieved through Stage 2 of Olaroz is expected to continue to increase during calendar year 2023, with full production reached within one year of its first production in July 2023. Olaroz holds the necessary environmental permits for the Stage 1 and Stage 2 production and SDJ has received the relevant permissions for Olaroz development and operating activities from both provincial and federal agencies.
TTC has the sole and exclusive rights to market and sell all lithium products produced by SDJ from Stage 1 and Stage 2 for 20 years from the commencement of production from Stage 2, which occurred in July of 2023, subject to oversight from a joint marketing committee comprised of an equal number of TTC and Allkem representatives. Under this arrangement, the Olaroz joint venture sold to TTC product, primarily consisting of lithium carbonate, equal to $592.2 million in fiscal year 2023, $292.8 million in fiscal year 2022 and $66.4 million in fiscal year 2021. Certain of these sales are ultimately to TLC, which is described below. No royalty payments have been made or are expected with respect to the Olaroz joint venture.
Mt Cattlin
Mt Cattlin is wholly owned by Allkem and is located two kilometers north of the town of Ravensthorpe in Western Australia. The Mt Cattlin mine produces spodumene concentrate utilizing conventional extraction and processing techniques. The spodumene concentrate produced at Mt Cattlin is trucked to the Port of Esperance for export to Asian customers.
Mt Cattlin is currently in production. Successful reserves and resources replacement confirmed an expected four to five year mine life extension to Allkem’s fiscal year 2027 to fiscal year 2028 via open pit methods. Average annual production for the LOM is expected to be approximately 22,400 mtpa LCE.
Sal de Vida
Sal de Vida is wholly owned by Allkem and is located on the Salar del Hombre Muerto in the Province of Catamarca in northwest Argentina, approximately 200 kilometers from Olaroz in the Puna region at approximately 4,000 meters above sea level. Sal de Vida is designed to primarily produce battery grade lithium carbonate through an evaporation and processing operation.
The Sal de Vida Stage 1 project is currently under construction. The first two strings of evaporation ponds reached approximately 98% completion by the end of Allkem’s fiscal year 2023. The first nine ponds have been filled with brine and lined. The carbonate carbonation plant construction is now underway, with first production expected during the second half of calendar year 2025 and ramp up expected to take one year. Production capacity for Stage 1 is designed at 15,000 mtpa LCE.
The Stage 2 expansion is expected to be completed on the same design basis as Stage 1 with a twofold modular replication of the Stage 1 design. Stage 2 construction is anticipated to commence upon receipt of applicable permits and substantial mechanical completion of Stage 1, with first production from Stage 2 expected approximately 2.5 to 3 years thereafter, that is, Stage 2 is expected to be ready for production during calendar year 2027. Production capacity for Stage 2 is designed at 30,000 mtpa LCE.
Allkem is proposing to develop both stages as conventional evaporation pond and carbonation operations utilizing brine expertise gained from its Olaroz operation.
James Bay
James Bay is wholly owned by Allkem and is located in Québec, Canada, approximately 130 kilometers east of James Bay and the Cree Nation of Eastmain community. James Bay is located in proximity to the North American EV market and has access to key infrastructure in the region, including clean, renewable energy. Allkem is proposing to develop James Bay as a hard rock operation, maximizing the usage of renewable energy and utilizing spodumene expertise gained from its Australian operation, Mt Cattlin.
James Bay’s 2 million metric ton per annum process plant throughput design remains unchanged, producing a 5.6% Li2O spodumene concentrate with operational flexibility to produce a 6.0% Li2O spodumene concentrate. Average annual production for the project is estimated at approximately 43,000 mtpa LCE. Construction at James Bay is expected to commence in the first half of calendar year 2024, with an approximate 18-month construction period that is anticipated to be completed in the second half of calendar year 2025. Following construction, Allkem expects that commissioning and preproduction activities will be completed within three months. Thereafter, production capacity at James Bay is anticipated to increase and reach full capacity after approximately nine months.
Cauchari
Cauchari is wholly owned by Allkem and is located immediately south of Olaroz. Allkem acquired 100% of Cauchari in 2020 through the acquisition of Advantage Lithium Corporation (“AAL”). Cauchari has similar brine characteristics to Olaroz, although lower grade, and provides additional flexibility for Allkem with regard to project expansion at Olaroz.
At Cauchari, substantial mechanical completion, pre-commissioning and commissioning activities are expected by the first half of calendar year 2027, with first production expected in the second half of calendar year 2027 and ramp up expected to take one year. Production capacity for this project is designed at 25,000 mtpa LCE. Allkem is proposing to develop Cauchari as a conventional evaporation pond and carbonation operation utilizing brine expertise gained from its Olaroz operations and Sal de Vida development project.
Naraha Lithium Hydroxide Plant
Naraha is designed to convert technical grade lithium carbonate feedstock sourced from Olaroz into purified battery grade lithium hydroxide.
Naraha is a joint venture between TTC and Allkem operated by TLC, a Japanese incorporated joint venture. TTC is the manager of Naraha and holds 51% of the Class A shares in TLC, and Allkem holds 49% of the Class A and 100% of the Class B shares in TLC. Class B shares have no voting rights, but full participation rights in dividends and distributions. This structure results in an economic ownership of 75% for Allkem and 25% for TTC in Naraha. TTC, on behalf of TLC, manages the operation of Naraha with input from Allkem technical personnel and oversight from a technical oversight committee of Allkem and TTC personnel. As of June 30, 2023, Allkem has contributed $12.4 million (JPY 1,500 million) in equity financing and provided loans of $31.7 million (JPY 4,586 million) to the Naraha joint venture, and has not received any dividends or distributions from the Naraha joint venture. An additional loan was made in July 2023 in the amount of $16.6 million (JPY 2,400 million), and further equity contributions and loans are possible in the future. The joint venture arrangement governing the relationship between Allkem and TTC has no set calendar expiration date and contemplates customary joint venture termination rights for each party, including in the event of a material breach by the other party.

TTC has the sole and exclusive rights to market and sell all lithium products produced by TLC, subject to oversight from a joint marketing committee comprised of an equal number of TTC and Allkem representatives. Under this arrangement, TLC sold to TTC lithium hydroxide equal to $60.8 million in fiscal year 2023 (and none in fiscal years 2021 and 2022). No royalty payments have been made or are expected with respect to the Naraha joint venture.
Galaxy/Orocobre Merger
On August 25, 2021, Allkem was formed by the Galaxy/Orocobre Merger, by which Orocobre, a listed company based in Australia with a diversified lithium asset portfolio, acquired all of the fully paid ordinary shares of Galaxy, a listed company based in Australia with a diversified lithium asset portfolio, and accordingly became the ultimate holding company of the merged group. Prior to the Galaxy/Orocobre Merger, (i) Orocobre owned Cauchari and its interests in Olaroz and Naraha and (ii) Galaxy owned 100% of Mt Cattlin, Sal de Vida and James Bay. Orocobre and Galaxy merged in order to expand each company’s lithium sources and to diversify geographically, and the Galaxy/Orocobre Merger provided the combined group with a portfolio of world class assets with which Allkem now supplies lithium chemicals. On November 30, 2021, following shareholder approval at the 2021 annual general meeting, Orocobre changed its name to Allkem Limited.
Raw Materials
Timely and cost-effective execution of Allkem’s mining operations and exploration activities are dependent on the adequate and timely supply of water, electricity, fuel, chemicals and other critical supplies, including lime and soda ash.
For Allkem’s brine-based lithium operations, the following raw materials are sourced:
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Water and Brine. Brine is extracted from wells in the salt lake (salar) and pumped to large scale evaporation ponds. The processing of brines consumes industrial water, which is extracted and treated to be used in processing and is then returned to the evaporation ponds after processing to recover residual lithium.

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Energy. Energy is generated by natural gas generators to power processes in the production plant and provide electricity. Diesel is used on site for machinery and the transport fleet. Allkem’s greatest source of energy is supplied by solar radiation which is used for concentrating brine in the evaporation ponds.

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Reagents. Lime, soda ash, and other reagents and CO2 are incorporated in the process to remove impurities and crystallize and purify lithium carbonate product. In terms of volume, lime and soda ash are the highest consumables. Lime is procured locally from various suppliers with a mixture of medium-term contracts with prices tied to key consumables and long-standing relationships. Soda ash is imported from different international suppliers with a mix of medium- or long-term contractual relationships.

For Allkem’s hard rock lithium operations, the following raw materials are sourced:
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Water. Groundwater is sourced from a bore field, a decant return line from in pit tailings storage facility and rainwater tanks. Raw water is sourced from water bores and piped to either the raw water dam to be used in the processing plant or for use in dust suppression in mining operations. Rainwater is also captured and primarily used for drill rigs.

•	Energy. Diesel is used for electricity generation and for the transport fleet, plant and machinery. Energy is used to treat water in a reverse osmosis plant for human consumption.
Seasonality
Allkem’s operations in Argentina may be seasonally impacted by weather, with lower evaporation rates generally in winter and increased amounts of rainfall during different seasons. These changes can result in significant variability in the production profile of Allkem’s projects and may, in turn, negatively impact Allkem’s operations and financial performance. Allkem seeks to manage weather associated risks through various efforts, including use of large evaporation ponds and careful pond management, construction of channels and diversions for natural water flows and close monitoring of environmental conditions.

Market, Customers and Competitors
Demand and Supply
The lithium market is underpinned by government policies around the globe supporting a net zero future, primarily through the electrification of transport and energy storage to combat climate change. Leading auto manufacturers have made significant investments in lithium-ion battery technology and are committed to electrifying their fleets.
The lithium market balance has shown significant volatility in recent years. A large supply deficit resulted from historical underinvestment relative to strong demand growth in EVs. The rise in lithium prices over the last few years has incentivized investment in additional supply. Despite this, the ability for supply to meet demand remains uncertain, given the persistence of delays and cost increases across both brownfield and greenfield developments.
Demand
During calendar year 2022, there was accelerated growth in demand for lithium chemicals and spodumene concentrate in response to record demand from EVs. In calendar year 2022, Global EV sales grew approximately 55% year over year, totaling approximately 10.5 million units. Chinese EV battery production over the same period increased approximately 147% year over year, totaling a record 542 gigawatt hours in calendar year 2022.
Demand growth in 2023 year to date has been relatively slower, reflecting yearly destocking, scheduled maintenance outages and the Lunar New Year break in the world’s largest market, China. Demand for EVs in China was also impacted by adjustments to EV subsidy policy and price competition from internal combustion engine vehicle OEMs, which sought to destock inventory prior to the introduction of more stringent emissions targets in July 2023.
Despite near term volatility, the fundamentals underpinning lithium demand appear to remain sound. EV sales continued to grow during the quarter ended March 31, 2023, notably with Chinese EV sales increasing by approximately 25% year over year and sales in the United States and the European Union also posting growth and higher-than-expected penetration. EV demand is supported by government targets and policies, including the European Union’s parliamentary agreement that all new vehicles registered in Europe must be zero emission by 2035 and the more recently announced United States Environmental Protection Agency emissions standards that the EPA projects will result in 60% of new vehicle sales being EVs by 2030, and 67% by 2032.
Lithium chemicals and spodumene concentrate have historically been sold largely under annual and long-term contracts. Reported spot prices reflect marginal volumes rather than prices in the high-volume contract market.
Supply
The supply response to the high pricing environment in calendar year 2022 resulted in higher lithium chemical production, increasing approximately 25% year over year. Incremental supply to date has largely been sourced from existing operations or restarting previously idled capacity. There has been limited availability of mined and refined lithium to date due to the majority being either locked under existing offtake arrangements or allocated for internal consumption by integrated producers. Additional lithium supply (both greenfield and brownfield) is expected to continue to come online in the short to medium term. However, the quantum of increase is likely to continue to lag relative to consensus views, attributed to the complexity involved in lithium projects, as well as jurisdictional risk associated with these new developments.
Interest from automakers in the lithium industry has continued to increase, with global OEMs investing and funding directly into lithium assets in order to secure supply. Geopolitical motivations from Western economies seeking to prioritize the development of localized battery supply chains has added to the competition for supply.
The race to secure key critical materials has further intensified across the EV battery value chain.
Customers
Allkem produces lithium concentrate and chemical products for its global customer base. Allkem’s customers are non-government entities with both short and long-term contracts. Allkem has a portfolio of customers located in China, South Korea, Japan, Europe, the United States and Argentina. Allkem’s top customers are all foreign and primarily headquartered and operate in Asia, specifically in China, Japan and Korea. The types of lithium concentrate and products

Allkem provides to its top customers include spodumene concentrate and lithium carbonate. Allkem’s customers operate across the battery value chain, as well as in industrial applications. Allkem’s top customers generally operate within the conversion, cathode materials and battery market segments. Even though Allkem’s total revenue comes from a relatively small number of customers, Allkem is not materially dependent on any single long-term contract with a customer.
Competitors
Allkem competes globally against a number of other lithium producers. At present, the majority of lithium chemicals is produced in Asia, particularly in China, Japan and Korea, as well as in Chile and Argentina. With the support of government policy, significant battery supply chain and production capacity is expected to come online in Europe and North America.
Key barriers to entry are access to a stable supply of lithium feedstock, technical experience, development capital and developmental lead time.
Allkem’s largest operating competitors include: Sociedad Química y Minera de Chile, Ganfeng Lithium Co., Ltd., Albemarle Corporation and Pilbara Minerals Limited.
Allkem is positioned to compete given its asset footprint, experience in upstream operations and downstream capacity. Allkem’s competitors listed above also have both upstream and downstream capabilities, with the exception of Pilbara Minerals Limited (which has upstream operations, and recently announced a new planned downstream joint venture). Allkem has other competitors which do not have both. Further, Allkem’s operational jurisdictions include countries with a free trade agreement with the United States, which enables vehicles using Allkem’s products to qualify for the IRA’s clean vehicle tax credit. Most, but not all, of Allkem’s competitors also have operations in countries with a free trade agreement with the United States.
Allkem competes through the reliability and quality of its products. Allkem is an existing supplier with proven operational experience. Allkem’s products are produced in accordance with the battery grade requirements of customers within the EV supply chain, as well as the expectations of customers outside of the EV supply chain. Allkem also offers product guarantees to customers for a period of time post-delivery to ensure product quality meets customer expectations. Allkem regularly surveys customers with respect to the quality of its products and services to ensure continued customer satisfaction.
Allkem also competes through its management of operating costs. Allkem closely monitors unit costs, which are publicly disclosed. In fiscal year 2023, Allkem’s cash margin was approximately 84% and 89% at Mt Cattlin and Olaroz, respectively. Allkem remains strongly focused on managing its costs, particularly given the impact of inflationary cost pressures across its operations.
Further, Allkem competes through the prioritization of sustainability and safety. Sustainability is promoted internally at Allkem, as carbon emissions per ton of product produced is a key performance indicator for Allkem’s executive team. Allkem annually publishes a sustainability report, which outlines key ESG measures for the public to access and review. The information in such sustainability report does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus. Allkem also emphasizes safety, as it regularly monitors and publishes Total Recordable Injury Frequency Rates (“TRIFR”) as well as Lost Time Injury Frequency Rates for each of its sites (such measures include data for both employees and contractors). Further, TRIFR recently experienced year over year improvement at both Mt Cattlin and Olaroz. The improvement in safety performance is attributed to Allkem’s implementation of new proactive safety observation procedures, including Field Critical Control Check observations.
Government Regulation
Allkem and its operations are subject to various federal, state and local laws, including with respect to Argentina, the provinces of Jujuy, Catamarca and Salta in Argentina, the Commonwealth of Australia, the State of Western Australia, Canada, the province of Québec in Canada and Japan.
Argentine Laws and Regulations
The Argentine legal system is a civil law system and is based mainly on pillars, which are the National Constitution (the “NC”) and the Civil and Commercial Code of the Nation. Argentina is a federal country, composed of 23 autonomous provinces and the autonomous city of Buenos Aires, organized under the NC. The NC states that each of the provinces determines its own local institutions by which it will be governed and enacts its own provincial constitution and certain laws. As a result, the mining industry in Argentina is regulated at the national, provincial and municipal levels.
Allkem is subject to various regulatory requirements in Argentina, principally by the substantive national mining legislation, the Argentine Mining Code (the “AMC”). The AMC, as amended, governs the rights, obligations and procedures relating to the exploration, exploitation and use of mineral substances and establishes the legal framework governing the relationship between the state and those who develop any type of mining activity. It also regulates the relationship between those who develop mining activities and third parties. The AMC provides for two types of mining rights–exploration permits and mining concessions–both of which are granted on a first-come, first-served basis. Exploration permits are exclusive authorizations to explore a certain area during the period and to the extent provided by the AMC. The exploration permit is opposable regarding third parties, and holders of such will have exclusivity rights to apply for and obtain a mining concession within the area covered by this permit. Mining concessions grant the title holder the right to conduct further exploration works after a discovery has taken place, and to exploit all mineral deposits within the boundaries of the mine. Mining concessions are not subject to a life term and, therefore, to the extent the title holder does not incur any of the concession termination events set forth in the AMC, the concession will last until the mineral reserves are exhausted. The two essential obligations to keep the title of a mining concession in good standing are the payment of an annual mining fee (canon) and to file and comply with an investment plan. Non-compliance with these obligations may provide for the termination of the concession. Additionally, mines are to be kept active since inactivity under certain circumstances can lead to revocation of the concession.
In addition to the national legal framework, Allkem’s operations, being located in different provinces of Argentina, are also subject to the respective provincial legislation in force. The relevant mining rights are granted by the provinces to third parties (individual or legal entities) by means of a legal concession. Once a mining concession is granted, the title holder owns all the mineral deposits within the boundaries of the property, whatever the mineral substance contained therein.
Allkem is also subject to the Mining Investment Law No. 24,196, as amended by Law No. 25,161 (“MIL”), which establishes a promotional regime that provides for certain tax incentives and benefits for companies duly registered thereunder, including a 30-year term fiscal stability of national, provincial and municipal tax rates (as from the date of filing of the feasibility report); a deduction from income tax for prospecting, exploration and feasibility study expenditures; a refund of VAT fiscal credits resulting from exploration works; accelerated depreciation of fixed assets; and a 3% cap on royalties payable out of production to the province where the deposit is located. Allkem’s subsidiaries (SDJ and Galaxy Lithium Sal de Vida S.A.) are duly registered before the Registry of the MIL. In the case of Olaroz, Allkem’s 30-year term fiscal stability expires in 2041 and, in the case of Sal de Vida, Allkem’s 30-year term fiscal stability expires in 2043.
Environmental
According to the NC, the national government must control, protect and preserve the environment and natural resources across the national territory and has general legislative powers to issue regulations containing minimum rules on environmental protection, natural resources, natural and cultural heritage, biological diversity, and environmental information and education and, at the same time, the provinces must issue the provisions required to complement those federal basic regulations in order to effectively implement, within their territories, the protection provided by the NC, adapting it to their own environment and development modalities and peculiarities, but without infringing upon the federal powers.
In relation to the mining-environmental licensing process, the National Law No 24,585 provides that prior to the commencement of any activity contemplated within the scope of the Complementary Title of the Environmental Protection for Mining Activity of the AMC, an Environmental Impact Report (“EIR”) shall be submitted to the enforcement authority. The filed EIR should then be assessed with a technical, scientific and legal-administrative process of analysis and valuation, through which its components, doubts and omissions should be identified, related and ranked, in accordance with policies, judgments and parameters assumed by the enforcement authority. If possible, the enforcement authority might summon the affected community for a public audience. Once assessment of the EIR has concluded, the enforcement authority shall issue the Environmental Impact Statement (“EIS”), or Declaración de Impacto Ambiental, which is the final document of the assessment, containing the terms under which the activity shall be performed in connection with the environment, the community and the authority. The EIS shall be updated at a maximum of every two years through the filing of a renewal EIR containing the results of executed environmental actions, as well as the new facts that have been generated. Each of the provinces complements the above mentioned mining-environmental licensing process within their own provincial regulation.
The NC and specific Minimum Standards Laws, such as the General Environmental Law No. 25,675, are the main sources of environmental legislation, together with (i) the Complementary Title of the Environmental Protection for Mining Activity of the AMC, as amended by Law No. 24,585, (ii) the Complementary Rules approved in 1996 by the Federal Council of Mining and (iii) provincial local procedural regulations.
Australian Laws and Regulations
Allkem’s Australian operations are subject to a number of legislative and regulatory requirements under Australian federal and state laws. The Australian mining industry is highly regulated, and operation of a mining project depends upon the grant and maintenance of required mining tenements, agreements, authorizations, approvals, licenses and permits.
Allkem must ensure that all mining tenements, licenses, permits or leases required for its Western Australian activities have been granted under the relevant legislation. The grant of a mining tenement is generally at the discretion of the relevant minister, or a mining registrar or mining warden appointed under the legislation in the relevant state or territory, and usually requires engagement with relevant indigenous groups who claim or hold native title.
Mining legislation largely regulates the assessment, development and utilization of minerals in Western Australia. Except in some limited circumstances, all minerals on or below the surface of land (whether in or on private or public land) are owned by the state. As the owner of the minerals, state and territory governments are entitled to grant mining tenements, which confer rights on lessees or licensees to explore for and mine minerals.
The Western Australian mining legislation provides for the grant of different mining tenements that permit exploration, mining (i.e., the taking and sale of minerals), and the development and operation of infrastructure required for mining operations, for a specified term. Those mining tenements typically include obligations to pay rent, meet annual minimum expenditure obligations, lodge regular reports with government agencies, and comply with other conditions of the mining tenement. The conduct of activities on a mining tenement will generally be subject to the tenement holder obtaining other approvals, including approvals with respect to environmental impact.
Royalties apply to the production of spodumene and are payable to the Western Australian State Government. The royalty is currently applied at a rate of 5% on the revenue realized from the sale of spodumene concentrate.
There are also extensive laws that regulate approvals for environmental impacts associated with mining and the protection of Aboriginal heritage. These laws can result in extensive conditions on approvals and encourage proponents to reach agreement with indigenous groups about how any potential harm to Aboriginal heritage can be minimized or mitigated.
Some of the key legislation and governing agencies that are relevant to Mt Cattlin are listed below:
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Aboriginal Heritage Act 1972 (WA) and Aboriginal Cultural Heritage Act 2021 (WA) regulated by the Department of Planning, Lands and Heritage, and the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth) regulated by the Department of Climate Change, Energy, the Environment and Water;

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Environmental Protection Act 1986 (WA) and Rights in Water and Irrigation Act 1914 (WA) regulated by the Department of Water and Environmental Regulation, and the Environment Protection and Biodiversity Conservation Act 1999 (Cth) regulated by the Department of Climate Change, Energy, the Environment and Water;

•	Mining Act 1978 (WA) and Mining Regulations 1981 (WA), regulated by the Department of Mines, Industry Regulation and Safety;
•	Native Title Act 1993 (Cth), regulated by the Attorney-General’s Department and the National Native Title Tribunal; and
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Work Health and Safety Act 2020 (WA), Work Health and Safety (General) Regulations 2022 (WA), and Work Health and Safety (Mines) Regulations 2022 regulated by Worksafe WA and the Department of Mines, Industry Regulation and Safety.

Canadian Laws and Regulations
James Bay is subject to Canadian federal and provincial laws and regulations. Both levels of the Canadian government regulate environmental assessments and release of contaminants to the receiving environment. In addition to federal and provincial laws, James Bay is also subject to the specific framework established pursuant to the James Bay and Northern Québec Agreement (the “JBNQA”).
JBNQA
The JBNQA was signed in 1975 as the first modern indigenous land claim agreement and treaty in Canada and has constitutional protection under section 35 of the Constitution Act, 1982. The JBNQA covers numerous matters, including land regime, local and regional government, health and education, justice and police, environmental and social protection, hunting, fishing and trapping rights and community and economic development. Section 5 of the JBNQA sets out a specific land regime applicable to the territory and Section 22 of the JBNQA provides for a specific environmental and social protection regime in relation to development activities on the territory of the JBNQA, including mining development projects.
The JBNQA land regime provides for Category I, Category II and Category III lands:
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Category I lands are reserved for the exclusive use of the Cree. They may be used for residential, community, commercial, industrial or other purposes. In addition, the Cree have an exclusive right to hunting, fishing and trapping;

•	Category II lands are contiguous to Category I lands. They are part of the public domain of Québec. These are lands where the Cree have exclusive rights of hunting, fishing and trapping; and
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Category III lands represent all lands in the JBNQA territory not included in Category I and Category II lands. General access to Category III lands is in accordance with provincial legislation and regulations concerning public lands. Exclusive rights or privileges are not granted to the Cree regarding Category III, but the Cree are nevertheless granted non-exclusive rights to pursue their harvesting activities (hunting, fishing and trapping) year-round.

James Bay is located on Category III lands.
The specific environmental and social protection regime set out in Section 22 of the JBNQA provides for an assessment and review procedure which is further detailed below.
Federal
The Canadian Environmental Assessment Act, 2012 (SC 2012, c 19, s 52) is the legal basis for the federal environmental assessment process of James Bay. In application of the Regulations Designating Physical Activities (DORS/2012-147), as the mine will extract more than 3,000 t/d (s.16(a) of the Schedule), an environmental assessment was to be conducted by the Canadian Environmental Assessment Agency, now the Impact Assessment Agency of Canada (the “Agency”). In June 2019, an agreement between the Agency and the Cree Nation Government (“CNG”) established that the environmental assessment would be conducted by a Joint Assessment Committee (“JAC”), composed of representatives appointed by the CNG and the Agency to accommodate the special context of the JBNQA. The JAC established the key mitigation measures necessary to avoid any significant adverse environmental effects and follow-up requirements, accounting for the measures proposed by the proponent, the opinion of the government experts, and observations received from the First Nations (the Cree Nation of Eastmain, the Cree of the First Nation of Waskaganish and the Cree First Nation of Waswanipi) and the public. The environmental assessment report was then submitted to the federal Minister of the Environment and Climate Change for approval. The Minister issued its decision statement and the project conditions in January 2023, which allows the proponent to apply for federal authorizations and permits required, including under the Fisheries Act (RSC 1985, c F-14) (the “Fisheries Act”), when required.
In addition to receiving the decision statement and complying with the conditions attached thereto, the proponent must manage mine effluents before their release into the environment in compliance with the Metal and Diamond Mining Effluent Regulations (SOR/2002-222) and the pollution prevention provisions of the Fisheries Act. The Fisheries Act also prohibits work, undertaking or activity that results in the harmful alteration, disruption or destruction of fish habitat, unless authorized by the Minister of Fisheries and Oceans. To comply with such requirement, an offsetting plan will have to be prepared and approved by the Minister of Fisheries and Oceans to mitigate residual adverse effects on fish and fish habitat pertaining to the harmful alteration, destruction or disturbance of fish habitat, and the death of fish associated with carrying out James Bay.
Other federal laws and regulations apply at certain stages of James Bay, including requirements relating to the protection of migratory birds and wildlife species at risk.
Provincial
The Ministry of Environment, the Fight against Climate Change, Wildlife and Parks (known as the Ministère de l’Environnement, de la Lutte contre les changements climatiques, de la Faune et des Parcs) (“MELCCFP”) is the Québec government department responsible for protecting the environment, ensuring the conservation and enhancement of biodiversity and playing a key role in the climate transition from a sustainable perspective in order to contribute to the priority issues of Québec society.
The Environment Quality Act (CQLR, c.Q-2) (“EQA”) establishes the provincial environmental authorization framework. As James Bay is located within the territory governed by the JBNQA, it is also subject to Section 22 of the JBNQA. Title II of the EQA sets out the provisions that apply to the Nord-du-Québec region and is intended to implement the provincial jurisdiction aspects of Section 22 of the JBNQA with regards to the environmental and social impact assessment and review process. Schedule A of the EQA lists all applicable projects that bring about the assessment and review process such as mining developments. Further to a project notice, the impact assessment statement, developed in accordance with guidelines set out by the Environmental and Social Impact Evaluating Committee (“COMEV”), is submitted to the Environmental and Social Impact Review Committee (“COMEX”). The COMEV and the COMEX are independent bodies composed of members appointed by the Québec government and the CNG. The COMEX oversees the assessment and review process. Once the assessment and review process is complete, the COMEX will provide the MELCCFP with a recommendation as to whether or not the MELCCFP’s Deputy Minister, as JBNQA Administrator, should issue the approval for James Bay to proceed. With this authorization, the proponent may then apply for other provincial permits and authorizations, including those required under the EQA.
The Mining Act (CQLR, c M-13.1) requires the claim holder to obtain a mining lease before mineral substances are mined. The application for the mining lease is to be submitted to the Ministry of Natural Resources and Forests (known as the Ministère des Ressources naturelles et des Forêts) and must be accompanied by a survey of the parcel of the land concerned, a report describing the nature, extent and probable value of the deposit, certified by an engineer or a geologist, and a project feasibility study as well as a scoping and market study as regards to processing (further to the concentration stage already planned on the project site) in Québec. The mining lease cannot be granted before the rehabilitation and restoration plan is approved, and the authorizations required under the EQA have been issued. The proponent must furnish a financial guarantee to the Québec government covering the anticipated cost of completing the work required under the rehabilitation and restoration plan to ensure that funds will be available to carry out the work provided for in the rehabilitation and restoration plan in the event of default by the proponent. The financial guarantee must be furnished in a form prescribed by regulation and must be paid in three installments: the first payment must be made within 90 days of receiving the plan’s approval and each subsequent payment must be made on the anniversary of the plan’s approval. The first payment represents 50% of the total amount of the guarantee, and the second and third payments represent 25% each. The rehabilitation and restoration plan must be updated every five years or more often in certain circumstances.
Sandpits and quarries located outside the mining lease boundaries are also subjected to mining rights such as a non-exclusive lease to mine surface mineral substances and an exclusive lease to mine surface mineral substances. The sandpits and quarries are also subjected to the assessment and review process set out above.
Board of Directors and Key Management Personnel
Board of Directors
The Allkem Board possesses a mix of skills, knowledge and experience that enables it to discharge its responsibilities and deliver Allkem’s corporate objectives. Allkem’s directors have significant public company management experience, together with backgrounds in exploration, project development, operations management, financial markets, accounting, law and finance. Further, their experience covers many industry sectors both within Australia and internationally. The Allkem Board has committees, which include the Audit and Risk Committee, People and Remuneration Committee, Nomination and Governance Committee and the Sustainability Committee.

The Allkem Board is currently comprised of:
Peter Coleman	Independent Non-Executive Chairman
Martín Pérez de Solay	Managing Director and Chief Executive Officer
Fernando Oris de Roa	Independent Non-Executive Director
Leanne Heywood	Independent Non-Executive Director
Alan Fitzpatrick	Independent Non-Executive Director
John Turner	Independent Non-Executive Director
Florencia Heredia	Independent Non-Executive Director
Richard Seville	Non-Executive Director
Compensation of Non-Executive Directors
Allkem’s non-executive directors are compensated by way of fees in the form of cash, non-cash benefits or superannuation contributions, with levels of compensation reflective of the time commitments, complexity and responsibilities of the role. Allkem’s non-executive directors do not receive retirement benefits, other than statutory superannuation. Allkem’s non-executive directors do not receive performance-based compensation.
Key Management Personnel
Allkem’s management team is led by Mr. Martín Pérez de Solay, the Managing Director and Chief Executive Officer of Allkem, who brings a range of expertise including engineering, operational improvement, banking, finance and executive management. The other member of Allkem’s key management personnel is Mr. Christian Cortes, the acting Chief Financial Officer, who has extensive international business experience across professional services, resources and chemical products industries gained in Australia and North and South America. Mr. Pérez de Solay and Mr. Cortes are the executive officers of Allkem for purposes of this proxy statement/prospectus.
Compensation of Key Management Personnel
The Managing Director and Chief Executive Officer and the acting Chief Financial Officer of Allkem are provided with a mix of compensation that is balanced between fixed and “at risk” components, which are aligned to Allkem’s short and long-term strategic priorities and objectives and take into account competition for talent and skills among peer companies. The mix of compensation currently includes fixed compensation, short-term incentives (“STIs”) and long-term incentives (“LTIs”). The mix of remuneration components and the measures of performance used in the incentive plans are chosen by the Allkem Board to ensure that there is a strong link between remuneration, management performance and sustainable company performance to increase shareholder value.
The Managing Director and Chief Executive Officer and the acting Chief Financial Officer of Allkem have defined performance vesting conditions with respect to the incentive or “at risk” component of their total remuneration packages. These performance vesting conditions are set at the start of each fiscal year (in the case of the annual STI incentive awards) or at the commencement of the award (in the case of the three-year LTI incentive awards).
Participants in the STI and LTI plans are awarded Allkem Performance Rights, which are entitlements to be allocated an Allkem Share with no exercise price, subject to the satisfaction of any vesting conditions as described above. An Allkem Performance Right will only vest and be exercisable when a vesting notice is given or deemed to be given to a participant under Allkem’s Performance Rights and Options Plan (the “PROP”), as discussed below, and any applicable vesting conditions have been satisfied, waived by the Allkem Board or are deemed to have been satisfied under the rules of the PROP.
Human Capital
Allkem had 1,313 employees as of May 31, 2023, based in Australia (166 employees), Argentina (1,119 employees), Canada (26 employees) and Japan (2 employees). Since the completion of the Galaxy/Orocobre Merger, Allkem has been focused on standardizing its approach to safety and well-being across the company. Allkem’s new organizational design has been defined and implemented, bringing three new members to its executive team with responsibility for sales and marketing, project development and sustainability and external affairs. In addition, two other leaders from within the company have recently assumed new positions on the executive team, with responsibility for Australian operations and finance.

Allkem is committed to striving to conduct its business activities in accordance with the following values and behaviors, which are intended to underpin Allkem’s work culture and how personnel work together to achieve Allkem’s vision:
•	Respect. Allkem fosters trusted relationships with its collaborators, the different communities in which it operates and its business partners.
•	Inclusion. Allkem promotes a working environment where everyone is treated with respect and differences are considered and celebrated.
•	Empowerment. Allkem encourages all of its collaborators to live to their fullest potential and to be proud of the role they play.
•	Commitment. Allkem keeps its promises, reinforcing its reputation as a trustworthy and qualified partner.
•	Integrity. Allkem is consistent with its core values in all of its tasks and in its interactions with others.
Allkem continues to foster personal growth and professional impact through an inclusive culture, celebrating diversity in all areas where Allkem operates. Attracting and retaining quality employees is of particular importance to Allkem, considering the relatively isolated regions where Allkem operates and the increasingly competitive environment in the lithium sector. Allkem’s objectives include being an employer of choice and for its employees to be proud of the company they work for. Allkem is a values-based organization where “how” matters and where there is an organizational culture based on mutual respect which embraces diversity and inclusivity, providing opportunities for professional development and competitive benefits.
In Allkem’s Argentine operations, Sales de Jujuy and Sal de Vida, there are employees that are represented by the Mining Union (AOMA).
Allkem does not tolerate discrimination, harassment, vilification or victimization of any employee of the company or group member. There is an employee hotline and Whistleblower Policy to enable grievances to be raised either directly or anonymously. Allkem is committed to enhancing diversity and inclusion at all levels of the organization and believes that by fostering a diverse and inclusive workforce, the company is better able to attract, retain and motivate employees from the widest possible pool of talent.
Diversity, Equity and Inclusion
Allkem believes that developing a diverse, skilled, engaged and productive workforce is essential for contributing to the long-term value of Allkem’s business. Allkem operates across a diverse range of locations, with a workforce that values and reflects the cultures of each of these areas. Allkem celebrates diversity and inclusion and values the enhanced perspective this brings to the management approach. Allkem places a focus on increasing gender diversity in the mining sector and building workforce capacity in local communities near its operations and projects.
Allkem’s Chief Human Resources Officer oversees the development and implementation of the Diversity and Inclusion Strategy within the business through the Human Resources Departments in each region where Allkem operates. Allkem’s commitment is outlined in its Diversity and Inclusion Policy. The Allkem Board’s People and Remuneration Committee oversees strategy to achieve diversity targets for employees. Allkem’s Chief Sustainability and External Affairs Officer oversees development of strategy for inclusion of local and indigenous communities which is implemented by the Shared Value and Community teams at each operation and advanced project. This approach is outlined in Allkem’s Community and Social Performance Policy. The Allkem Board’s Sustainability Committee overseas strategy for building shared value with local communities including local employment. The Nomination and Governance Committee oversees target setting and strategy to achieve diversity on the Allkem Board.
Employee Incentives
Allkem has operated the PROP since 2012, and it was last approved by Allkem shareholders at Allkem’s 2022 annual general meeting. The PROP is an at-risk equity incentive plan that allows Allkem to provide Allkem Performance Rights to eligible and invited employees under both the STI and LTI plans, as discussed above, to assist in the reward, retention and motivation of eligible participants, as well as the recruitment of new employees to Allkem. The Allkem Board may invite any employee, or other person as determined by the Allkem Board (other than non-executive directors, who are not eligible to participate in the PROP) to participate in the PROP in its sole and absolute discretion. Allkem Performance Rights are supported by the Allkem Employee Share Scheme Trust, which has been established to facilitate and manage the issue or acquisition of shares upon the settlement of vested and exercised Allkem Performance Rights. The Allkem Board views the operation of the PROP as an important part of retaining eligible employees and aligning their interests with the creation of shareholder value. All Allkem Performance Rights currently outstanding were issued under the terms of the PROP.
Supply Chain Human Capital Safeguards
The Allkem Board’s Sustainability Committee Charter specifically assigns responsibility for human rights in relation to community and supply chain matters, including reporting in accordance with the Australian Modern Slavery Act 2018, to the Allkem Board’s Sustainability Committee. Allkem also has policies in place which outline its commitment to human rights, responsible labor practices and associated capacity building. These policies include Allkem’s Corporate Code of Conduct, Whistleblower Policy, Human Rights Policy, Community and Social Performance Policy and Sustainable Development Policy.
ESG and Sustainability
As a signatory of the UN Global Compact, and in accordance with the UN Sustainable Development Goals, Allkem implements ambitious sustainability strategies to aim to ensure the long-term social, environmental and economic sustainability of the business. Allkem’s long-term commitment to sustainability and transparent reporting has been recognized with ongoing inclusion in the Dow Jones Sustainability Indices, an improved MSCI ESG AA rating and becoming a constituent of the FTSE4Good Index series. In February 2023, Allkem was also included in the S&P Global Sustainability Yearbook based on performance in the 2022 S&P Global Corporate Sustainability Assessment.
The central focus of Allkem’s sustainability strategy has three aspects: safe and sustainable operations, thriving communities and responsible products that promote the transition to a net zero carbon future:
•
Safe and Sustainable Operations. To aim to maintain the highest levels of safety, efficiency and resilience, Allkem sets clear safety, environment and social objectives and fosters a culture of collaboration and continuous improvement to drive efficiency, quality and sustainable development.

•
Thriving Communities. To aim to cultivate thriving, resilient communities that are autonomous and self-sustaining, Allkem believes in creating shared value and has defined its strategy to manage, monitor and report performance against community-based sustainable development commitments.

•
Responsible Products. To aim to be the supplier of choice for quality lithium chemicals, Allkem strives to deliver quality products in a sustainable and transparent manner throughout its global value chain that will contribute to the global transition towards a net zero carbon economy.

Allkem regularly engages with stakeholders to better understand what topics are important to them and why. These topics are assessed in Allkem’s yearly materiality assessment and validated with Allkem’s executive team and the Allkem Board’s Sustainability Committee. Allkem responds to stakeholders on each of these topics within its annual sustainability reporting disclosures. Allkem believes its sustainability strategy is evident in the way Allkem operates and develops its portfolio. Allkem’s 2022 Sustainability Report contains detailed information regarding its ESG programs and initiatives, as well as its 2025 and 2030 sustainability goals, and is located on Allkem’s website (at www.allkem.co/sustainability/sustainability-reporting). Nothing on Allkem’s website, including its 2022 Sustainability Report or sections thereof, shall be or be deemed incorporated by reference into or part of this proxy statement/prospectus.
Community Involvement and Development
Allkem seeks meaningful long-term relationships that respect local cultures and create lasting benefits. Allkem is privileged to have respectful partnerships with local and indigenous communities in Ravensthorpe, Western Australia, Catamarca, Jujuy and Salta, Argentina and Québec, Canada. Allkem understands the importance of listening to all voices that make up its communities and being responsive to community and government concerns and, therefore, Allkem monitors and manages environmental impacts and opportunities and makes this information available. Allkem’s 2022 Sustainability Report contains detailed information regarding its shared value community programs and initiatives.

Climate-Related Matters
Allkem supports the Task Force on Climate-related Financial Disclosures (the “TCFD”). Allkem is monitoring the development of the new International Sustainability Standards Board (ISSB) S2 Standard, incorporating the recommendations of the TCFD. Allkem’s approach to the elements of the TCFD framework are summarized below.
Governance
Allkem has established a governance structure for the management of climate-related issues at the Allkem Board level, with its Sustainability Committee exercising oversight. Updates on physical and transitional climate-related risks and opportunities along the value chain are a regular agenda item at each meeting of the Sustainability Committee. At the management level, risks and opportunities associated with climate change are the responsibility of the Head of Operations in each of the regions where Allkem operates, together with the Chief Sustainability and External Affairs Officer, reporting directly to the Chief Executive Officer on these matters.
Strategy
Allkem’s lithium development pipeline is anticipated to allow Allkem to supply the growing market as the world migrates to lower emissions transport and energy solutions. Further, Allkem’s vertically integrated production base allows it to service multiple markets and customers, reducing potential supply chain emissions associated with product transportation.
Scenario Planning
Allkem has defined what short, medium and long-term means to its business from a climate change perspective. Lithium supply and demand forecasts that are incorporated in Allkem’s strategic business planning draw on a range of climate change transition scenarios. These are informed by global commitments and actions to limit the rise in global warming temperatures to 1.5°C and avoid the worst effects of climate change. Significant demand growth for lithium is underway and is underpinned by global support of major economies and automakers to decarbonize through the adoption of electric transport.
Allkem has completed a climate change risk assessment, identifying both physical and transitional climate-related risks and opportunities along its value chain. This assessment incorporates two detailed climate scenarios out to 2040 to guide the identification of risks and opportunities. These scenarios incorporate physical and transitional drivers and potential impacts on Allkem’s business across products and services, supply chain, communities, adaptation and mitigation activities, investment in research and development and operations.
The Allkem Board’s Climate Change Statement outlines Allkem’s commitment to the reduction of global greenhouse gas emissions and the transition of its business scope 1 and 2 emissions to net zero by 2035. Allkem is investigating the most efficient methods to implement these reductions in its operations. Energy efficiency and renewable energy are key considerations in Allkem’s development projects as they move forward. Allkem reports on climate-related indicators annually in its publicly released sustainability reports and in investor surveys such as the CDP Climate Survey and the S&P Global Corporate Sustainability Assessment (CSA).
Corporate Code of Conduct
Allkem has adopted a Corporate Code of Conduct that applies to all directors, officers, employees, contractors and service providers, regardless of their role or location within or with respect to Allkem.
Legal Proceedings
Due to the nature of Allkem’s business, it may, from time to time, become involved in litigation or other legal proceedings. As of the date of this proxy statement/prospectus, Allkem is not involved in any material legal dispute and is not party to any material litigation.
Properties
Allkem operates globally, with its principal executive office located in Buenos Aires, Argentina and its regional shared services offices located in Perth and Brisbane, Australia, Jujuy and Catamarca, Argentina and Toronto and Montreal, Canada. Each of these properties is leased. In addition, Allkem owns, or owns interests in, production facilities and projects in Mt Cattlin, Australia, Jujuy and Catamarca, Argentina, James Bay, Canada and Naraha, Japan. Allkem believes that its production facilities and administrative offices are generally well maintained and adequate to operate its business.

The function and location of Allkem’s owned and leased properties are presented in the table below. Additional details regarding Allkem’s significant mineral properties can be found below the table.
Location	Function	Leased/Owned
Australia
Mt Cattlin, Western Australia	Production of lithium spodumene minerals and lithium concentrate	Owned
Perth, Western Australia	Administrative	Leased
Brisbane, Queensland	Administrative	Leased
Argentina
Salar de Olaroz, Jujuy	Production of lithium carbonate (technical and battery-grade)	Owned(1)
Salar del Hombre Muerto, Catamarca	Production of technical and battery-grade lithium carbonate (currently under development)	Owned
Ciudad de Buenos Aires, Buenos Aires	Corporate Headquarters	Leased
San Salvador de Jujuy, Jujuy	Administrative	Leased
San Fernando del Valle de Catamarca, Catamarca	Administrative	Leased
Canada
James Bay, Québec	Production of lithium spodumene minerals and lithium concentrate (currently under development)	Owned
Montreal, Québec	Administrative	Leased
Toronto, Ontario	Administrative	Leased
Japan
Naraha, Fukushima	Production of technical and battery-grade lithium hydroxide (currently under development)	Owned(2)
(1)	Olaroz is owned through a joint venture with ownership of 66.5% by Allkem, 25% by TTC and 8.5% by JEMSE. Cauchari is wholly owned by Allkem.
(2)	Naraha is owned through a joint venture, TLC, with economic ownership of 75% by Allkem and 25% by TTC.
Mineral Properties
Set forth below is information regarding Allkem’s mineral properties, which has been prepared pursuant to requirements of Subpart 1300. As used in this section entitled “Properties,” the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource,” “inferred mineral resource,” “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” are defined and used in accordance with Subpart 1300. Under Subpart 1300, the disclosure of mineral resources must be based on an initial assessment prepared by a qualified person (“QP”) and the disclosure of mineral reserves must be based on a preliminary feasibility study or feasibility study prepared by a QP. The reporting of mineral reserves under Subpart 1300 requires, among other things, the QP’s determination that any identified mineral resources can be the basis of an economically viable project.
Except for that portion of mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources are estimates based on limited geological evidence and sampling and have a degree of uncertainty as to their existence that is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Estimates of inferred mineral resources may not be converted to a mineral reserve. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, it cannot be assumed that all or any part of an inferred mineral resource exists, that it can be the basis of an economically viable project, that it will ever be upgraded to a higher category, or that all or any part of the inferred mineral resources will ever be converted into mineral reserves.
As an ASX-listed company, Allkem makes public disclosures in accordance with the JORC Code. In addition, as a TSX-listed company, Allkem makes public disclosures in accordance with NI 43-101. While these sets of reporting standards and Subpart 1300 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they embody different approaches and definitions and their requirements differ in many circumstances. The mineral resources and reserves that Allkem is required to publicly report under the JORC Code and NI 43-101 are not part of this proxy statement/prospectus and should not be considered a current estimate of Allkem’s resources and reserves under Subpart 1300 or other SEC rules.
Overview
The map below presents the locations of Allkem’s mineral properties as of June 30, 2023. Olaroz and Mt Cattlin are operating mineral extraction facilities and James Bay, Cauchari and Sal de Vida are mineral properties in development.

As of June 30, 2023, Allkem had the following operating mineral extraction facilities and mineral development projects:
Location	Ownership (%)	Extraction Type	Stage
Australia
Mt Cattlin, Western Australia	100%	Hard rock	Production
Argentina
Salar de Olaroz, Jujuy (Olaroz)	66.5%(1)	Brine	Exploration(2)
Salar del Hombre Muerto, Catamarca (Sal de Vida)	100%	Brine	Development
Salar de Cauchari, Jujuy (Cauchari)	100%	Brine	Development
Canada
James Bay, Québec	100%	Hard rock	Development
(1)
Olaroz is owned through a joint venture with ownership of 66.5% by Allkem, 25% by TTC and 8.5% by JEMSE and, pursuant to Subpart 1300, is reported in this “Properties” section only for the portion of production, mineral resources or mineral reserves attributable to Allkem’s 66.5% interest in the property.

(2)	Allkem has started extraction at Olaroz without determining mineral reserves.

The aggregate annual production from Allkem’s mineral extraction facilities for Allkem’s three most recent fiscal years is shown in the table below. The amounts represent Allkem’s attributable portions based on ownership percentages noted above and are shown in metric tons:
	Aggregate Annual Production (metric tons) Fiscal Year Ended June 30,
	2023	2022	2021
Lithium (Lithium metal)(1)
Australia
Mt Cattlin	3,225	5,036	4,670
Argentina
Olaroz(2)	2,087	1,607	1,575
Total lithium metal	5,312	6,643	6,245
(1)
Lithium production amounts shown as lithium metal. Conversion to LCE is 0.1878 metric tons of lithium metal to 1 metric ton of LCE (i.e., a conversion factor of 5.323). Table does not include non-lithium production amounts, including borates (which business was divested by Allkem in the sale of its former Borax segment in December 2022, as discussed further in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allkem” beginning on page 249 of this proxy statement/prospectus) and tantalum (which production is immaterial to Allkem).

(2)	Lithium metal production from Olaroz represents 66.5% of production of Olaroz, which is attributable to Allkem’s interest in the Olaroz joint venture.
See the individual property disclosure below for further details regarding mineral rights, titles, property size, permits, licenses and other information for Allkem’s significant mineral extraction facilities and mineral development projects. The extracted brine or hard rock from the mineral properties is processed at facilities on location (as described below) or processed, or further processed, at other facilities.
The following table provides a summary of Allkem’s mineral resources, exclusive of reserves, as of June 30, 2023. The below mineral resource amounts are rounded and shown in thousands of metric tons. Where applicable, the amounts represent Allkem’s attributable portion based on the ownership percentages noted above. Additional information regarding mineral resources for each material property is included in the “Material Individual Properties” section below, as well as in the technical report summaries filed as exhibits to this registration statement of which this proxy statement/prospectus forms a part.
	Measured Mineral Resources		Indicated Mineral Resources		Measured and Indicated Mineral Resources		Inferred Mineral Resources
	Amount (‘000s metric tons)	Grade (% Li2O)	Amount (‘000s metric tons)	Grade (% Li2O)	Amount (‘000s metric tons)	Grade (% Li2O)	Amount (‘000s metric tons)	Grade (% Li2O)
Lithium - Hard Rock(1)(3)(13) (Ore)
Australia
Mt Cattlin(4)	100	1.00%	3,200	1.40%	3,300	1.39%	600	1.10%
Canada
James Bay(5)	—	—%	18,100	1.12%	18,100	1.12%	55,900	1.29%
Total	100	1.00%	21,300	1.16%	21,400	1.16%	56,500	1.29%
	Amount (‘000s metric tons)	Grade (ppm)	Amount (‘000s metric tons)	Grade (ppm)	Amount (‘000s metric tons)	Grade (ppm)	Amount (‘000s metric tons)	Grade (ppm)
Tantalum - Ta2O5(1)(3)(12) (Ore)
Australia
Mt Cattlin	100	179	3,200	201	3,300	200	600	207
Total	100	1793	200	201	3,300	200	600	207

	Amount (‘000s metric tons)	Concentration (mg/L)	Amount (‘000s metric tons)	Concentration (mg/L)	Amount (‘000s metric tons)	Concentration (mg/L)	Amount (‘000s metric tons)	Concentration (mg/L)
Lithium - Brine(2)(3)(6)(8) (Lithium metal)
Argentina
Olaroz(7)(9)	1,565	659	499	592	2,065	641	1,105	609
Sal de Vida(10)	578	745	180	730	758	742	122	556
Cauchari(11)	302	581	321	494	623	519	285	473
Total	2,445	670	1,000	585	3,446	641	1,512	579
(1)	Hard rock assets are expressed in thousand metric tons of ore.
(2)	Brine assets are expressed in thousand metric tons of lithium metal.
(3)	Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated reasonable prospects for economic extraction.
(4)
For Mt Cattlin, a cut-off grade of 0.3% Li2O was utilized for a spodumene concentrate (6.0% Li2O) price of $1,500 per metric ton and an A$/US$ exchange rate of 1.43 over the entirety of the LOM of 5 to 6 years. The estimate is reported in-situ and exclusive of mineral reserves.

(5)
For James Bay, a raised cut-off grade of 0.5% Li2O was utilized due to metallurgical considerations. The calculated break-even cut-off grade is 0.17% Li2O. Mineral resources are estimated using a long-term spodumene concentrate (6.0% Li2O) price of $1,500/t and a Canadian dollar (“C$”)/US$ exchange rate of 1.33 over the entirety of the LOM of 19 years. The estimate is reported in-situ and exclusive of mineral reserves.

(6)	Lithium metal is converted to lithium carbonate (Li2CO3) with a conversion factor of 5.323 (i.e., 5.323 metric tons of LCE per 1 metric ton lithium metal).
(7)
Through the Olaroz joint venture, Allkem owns a 66.5% interest in Olaroz and, therefore, is reporting 66.5% of the mineral resources that are subject to the Olaroz joint venture. In addition to Allkem’s stake in the Olaroz joint venture, Allkem also owns 100% of six properties immediately in the north of Olaroz, which properties’ mineral resources are reported on a 100% basis.

(8)
For lithium brine, the estimate is reported in-situ and exclusive of mineral reserves, where the lithium mass is representative of what remains in the reservoir after the LOM. To calculate mineral resources exclusive of mineral reserves, a direct correlation was assumed between proven reserves and measured resources, as well as probable reserves and indicated resources. Proven mineral reserves (from the point of reference of brine pumped to the evaporation ponds) were subtracted from measured mineral resources, and probable mineral reserves (from the point of reference of brine pumped to the evaporation ponds) were subtracted from indicated mineral resources. The average grade for measured and indicated resources exclusive of mineral reserves was calculated based on the remaining brine volume and lithium mass.

(9)
For Olaroz, a lithium cut-off grade of 300 mg/l was utilized based on an elevated cut-off grade for a price of $20,000 per metric ton LCE over the entirety of the LOM of 32 years. The average lithium grade of the measured and indicated mineral resources corresponds to 609 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average mineral resources concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

(10)
For Sal de Vida, an elevated lithium cut-off grade of 300 mg/l was utilized based on a price of $20,000 per metric ton LCE over the entirety of the LOM of 40 years. The average lithium grade of the measured and indicated mineral resources corresponds to 742 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average measured and indicated mineral resources concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

(11)
For Cauchari, an elevated lithium cut-off grade of 300 mg/l was utilized based on a price of $20,000 per metric ton LCE over the entirety of the LOM of 30 years. The average lithium grade of the measured and indicated mineral resources corresponds to 519 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average measured and indicated mineral resources concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

(12)	Tonnage of lithium hard rock ore resources reported for Mt Cattlin above include the concentration of tantalum in parts per million (ppm) reported in this row.
(13)
LCE is converted to Li2O with a conversion factor of 2.473 (i.e., 2.473 metric tons of LCE per 1 metric ton of Li2O). Li2O is converted to lithium metal with a conversion factor of 0.464 (i.e., 0.464 metric ton of lithium metal per 1 metric ton of Li2O).

The following table provides a summary of Allkem’s mineral reserves as of June 30, 2023. The below mineral reserve amounts are rounded and shown in thousands of metric tons. The amounts represent Allkem’s attributable portion based on ownership percentages noted above. Additional information regarding mineral reserves for each material property is included in the “Material Individual Properties” section below, as well as in the technical report summaries filed as exhibits to this registration statement of which this proxy statement/prospectus forms a part.
	Proven Mineral Reserves		Probable Mineral Reserves		Total Mineral Reserves
	Amount (‘000s metric tons)	Grade (% Li2O)	Amount (‘000s metric tons)	Grade (% Li2O)	Amount (‘000s metric tons)	Grade (% Li2O)
Lithium - Hard Rock (Ore)(1)(3)
Australia
Mt Cattlin(3)	200	0.90%	7,000	1.17%	7,100	1.18%
Canada
James Bay(4)	—	—%	37,296	1.27%	37,296	1.27%
Total	200	0.90%	44,296	1.25%	44,396	1.26%
	Amount (‘000s metric tons)	Grade (ppm)	Amount (‘000s metric tons)	Grade (ppm)	Amount (‘000s metric tons)	Grade (ppm)
Tantalum - Ta2O5 (Ore)(1)(8)
Australia
Mt Cattlin	200	120	7,000	121	7,100	120
Total	200	120	7,000	121	7,100	120
	Amount (‘000s metric tons)	Grade (mg/L)	Amount (‘000s metric tons)	Grade (mg/L)	Amount (‘000s metric tons)	Grade (mg/L)
Lithium - Brine (Lithium metal)(2)
Argentina
Olaroz(5)	—	—	—	—	—	—
Sal de Vida(6)	84	799	383	748	467	757
Cauchari(7)	43	571	169	485	212	501
Total	127	722	552	667	679	677
(1)	Hard rock assets are expressed in thousand metric tons of ore.
(2)	Brine assets are expressed in thousand metric tons of lithium metal.
(3)
For Mt Cattlin, a cut-off grade of 0.3% Li2O was utilized for a spodumene concentrate (6.0% Li2O) price of $1,500 per metric ton and an A$/US$ exchange rate of 1.43 over the entirety of the LOM of 5 to 6 years. Mineral reserves are calculated in-situ.

(4)
For James Bay, mineral reserves are reported using a cut-off grade of 0.62% Li2O and include 8.7% dilution at an average grade of 0.42% Li2O. The average LOM strip ratio is 3.56:1. Mineral reserves are estimated using a long-term spodumene concentrate (6.0% Li2O) price of $1,500/t and a C$/US$ exchange rate of 1.33 over the entirety of the LOM of 19 years. Bulk density of ore is variable, outlined in the geological block model, and averages 2.7 g/t. Mineral reserves are calculated in-situ.

(5)	No mineral reserves have been determined at Olaroz, and Allkem has started extraction at Olaroz without determining mineral reserves.
(6)
For Sal de Vida, an elevated lithium cut-off grade of 300 mg/l was utilized based on a projected price of $20,000 per metric ton LCE over the entirety of the LOM of 40 years. The average lithium grade of the proven and probable reserves corresponds to 757 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average proven and probable reserve concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

(7)
For Cauchari, an elevated lithium cut-off grade of 300 mg/l was utilized based on a projected price of $20,000 per metric ton LCE over the entirety of the LOM of 30 years. The average lithium grade of the proven and probable reserves corresponds to 501 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average proven and probable reserves concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

(8)
Tonnage of lithium hard rock ore reserves reported for Mt Cattlin above include the concentration of tantalum in ppm reported in this row. To date, Allkem’s tantalum production has been immaterial and a byproduct of lithium mining.

Material Individual Properties
Mt Cattlin, Australia
Overview

Mt Cattlin is a hard rock, open pit mine (latitude 33° 33’ 47” South, longitude 120° 2’ 4” East) wholly owned by Galaxy Lithium Pty Ltd, a wholly owned subsidiary of Allkem. Mt Cattlin is located two kilometers north of the town of Ravensthorpe and 450 kilometers southwest of Perth in Western Australia. There is established access to the site via major road networks, as discussed further below.
Initial construction of the Mt Cattlin facility and site infrastructure began in November 2009 with mining activities and subsequent concentrate production commencing in June 2010. Due to market conditions, the operation was suspended and put into care and maintenance during 2013 and resumed mining and processing operations in 2016. Mt Cattlin has since been in continuous production.
Mining Lease M74/244, granted as of December 24, 2009 (the “Mt Cattlin Mining Lease”), governs all of Allkem’s current mineral extraction, production, mining and processing facilities at Mt Cattlin. The Mt Cattlin Mining Lease covers 1,830 hectares (“ha”) and was granted on December 24, 2009. The lease is wholly owned by Allkem, which also holds the underlying freehold title of the land subject to the current mining operations. Allkem also maintains a number of exploration and prospecting licenses contiguous with M74/244. The foregoing description of the Mt Cattlin Mining Lease does not purport to be complete and is qualified in its entirety by reference to the Mt Cattlin Mining Lease, a copy of which is being filed as Exhibit 10.9 to the registration statement of which this proxy statement/prospectus forms a part and is incorporated herein by reference.
The Mt Cattlin deposit is a spodumene-rich, tantalite-bearing pegmatite within the Ravensthorpe Terrane, with host rocks comprising both the Annabelle Volcanics to the west and the Manyutup Tonalite to the east. The contact between these rock types transects the deposit area. The pegmatites that host the lithium-rich mineralization occur as a series of sub-horizontal sills surrounded by both volcanic and intrusive rocks. The weathering profile across the Mt Cattlin area is typically shallow with fresh rock encountered sometimes at depths of less than 20 meters below the surface.

Lithium and tantalum mineralization occurs almost exclusively within the pegmatites. In places, they occur as stacked horizons that overlap in cross-section. The current extent of mineralization covers an area of around 1.6 kilometers east-west and 1 kilometer north-south. The pegmatites have a diverse mineralogy hosting a rich array of minerals with spodumene as the dominant lithium ore mineral. Several types of spodumene are observed, which include light green and white varieties. Tantalum occurs as the manganese-rich end members of the columbite-tantalite series. Tantalum is recovered as a by-product from the mining operation.
Ravensthorpe has a Mediterranean climate, featuring moist, mild winters and hot, dry summers. The area receives an average annual rainfall of 113 millimeters with annual average minimum and maximum temperatures at 10.5 degrees Celsius (“oC”) and 22.8oC respectively. The local topography is undulating, with the maximum elevation at 265 meters above sea level. The Cattlin Creek passes through the project area and separates the eastern and western mining areas. The region has largely been cleared for livestock and grain production.
As of June 30, 2023, the total book value of Mt Cattlin and its associated plant and equipment was approximately $96.3 million.
Rights and Royalties
In 2020, Galaxy entered into an agreement with former joint venture partner Traka Resources Limited (“Traka Resources”) regarding exploration access to specific tenements in the north of Mt Cattlin. Traka Resources had previously held a 20% free carried interest in tenements E74/401, P74/370 and P74/373, and the 2020 agreement stipulated that Traka Resources would retain 100% of the gold and copper rights on these tenements in exchange for releasing their 20% interest in lithium and tantalum rights to Galaxy.
Royalties on the production of spodumene are payable to the Western Australian State Government at a rate of 5% on the revenue realized from the sale of spodumene concentrate from the Port of Esperance. Additional royalties are payable at a rate of 5% on the revenue realized from the sale of tantalum by-product sold to processors in Western Australia. Royalties are also due at a rate of 73 cents per dry metric ton of aggregate product sold. If any relevant sales are in US dollars, the Department of Mines, Industry Regulation and Safety of the Western Australian State Government specifies the exchange rate for the royalty payable to the Western Australia State Government.
In addition, a royalty payment of A$1.50 per ton of ore crushed at the mining tenement M74/244 is payable to Lithium Royalty Corp (“LRC”), a non-associated company, pursuant to a royalty agreement that LRC acquired by way of assignment in June 2018 from the previous holder of the royalty.
Operations, Accessibility and Infrastructure
Mt Cattlin is a conventional hard rock open pit mine using conventional open pit mining methods to extract ore, which is then transported to the processing plant by truck. The processing plant is located immediately to the west of the mining area and utilizes conventional processing techniques to generate spodumene and by-product tantalite concentrates from open pit mining of the pegmatite ore deposit. The spodumene concentrate produced is trucked to the Port of Esperance for loading and shipment to customers predominantly in China.
As an existing operation, Mt Cattlin is serviced by established infrastructure, including sealed roads to the site and a highway network to Perth and the nearest regional centers of Albany and Esperance, which both support heavy industry and have regional airports, as well as an export port located at Esperance, the Port of Esperance. The spodumene concentrate is trucked to the Port of Esperance via the South Coast Highway. The Port of Esperance has storage capacity for up to 45,000 metric tons of Mt Cattlin spodumene concentrate prior to ship loading.
Access to the site from Perth is via either the Brookton Highway (540 kilometers) or the Albany and South Coast Highways (690 kilometers). Internal site roads to service the project are in place and are suitable to act as haul roads for mining trucks and mining related activities.
The mine services facilities are separated between the administration area located at the entrance to the site and the mining and workshop areas. The site’s process water is currently sourced from the empty north-east pit and pumped back to the process plant for treatment and distribution. Water quality has remained stable and consistent with background levels since the commencement of mining and abstraction.
The power generation system at Mt Cattlin is owned and operated by an Independent Power Provider under a Power Purchase Agreement (“PPA”) with Pacific Energy (formerly Contract Power). The PPA was originally in place for 5 years from 2018, when the mine was recommissioned, and was extended in June 2022 for a further 5 years under the same terms and conditions.

The operations workforce is domiciled in the regional towns of Ravensthorpe and Hopetoun, and the operation supports fly-in/fly-out commuting from the source-hub of Perth.
Mineral Processing
Mt Cattlin utilizes conventional processing techniques to generate spodumene and by-product tantalite concentrates from open pit mining of the pegmatite ore deposit. The processing plant consists of a crushing circuit, optical beneficiation circuit, dense media separation (“DMS”) plant, product handling facilities and tailings storage facilities. Mt Cattlin has capacity to process up to 1.8 million metric tons of ore per year, having been subject to a series of upgrades since the original 1 million metric tons per year capacity facility when it was commissioned in 2010. Final shipment grades and volumes are determined by a third-party, which independently samples the shipment and produces the final certificate.
Exploration and Expansion Activities
Allkem has acquired several other tenements in the Ravensthorpe area and has an active exploration program that includes surface geology mapping, rock chip and soil sampling, remote sensing and airborne and ground geophysics. Tenements to the east of Ravensthorpe comprising the West Kundip and McMahon Projects contain manganese and copper/gold targets. To the north of Mt Cattlin, rock chip sampling of outcropping pegmatites returned highly anomalous tantalum values and elevated lithium values at the Enduro Prospect. Further evaluation and drilling returned the best intercept of 2 meters at 1.45% Li2O. Projects to the west and south of Mt Cattlin, which have been explored for pegmatite-hosted lithium and tantalum mineralization, include the Bakers Hill, Floater and Sirdar projects. Programs of mainly surface sampling and geological mapping have been carried out over these tenements in addition to airborne geophysics.
Mineral Resources and Reserves
A summary of Mt Cattlin’s lithium mineral resources, exclusive of reserves, and reserves as of June 30, 2023 are shown in the following tables. This is the first time estimated mineral resources, exclusive of reserves, and reserves have been determined for Mt Cattlin in accordance with Subpart 1300. Albert Thamm, F.Aus.IMM, an Allkem employee, served as a QP and prepared the estimates of lithium mineral resources at Mt Cattlin, with an effective date of June 30, 2023. Employees of Mining Plus Pty Ltd. (“Mining Plus”), a third-party firm comprising mining experts in accordance with Subpart 1300, also served as QPs and prepared the estimates of lithium mineral reserves at Mt Cattlin, with an effective date of June 30, 2023. Mining Plus’s employees who prepared the technical report summary are not employees of Allkem. Neither Mining Plus nor its employees who prepared the technical report summary are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in Mt Cattlin. A copy of the QPs’ technical report summary with respect to the lithium mineral resource and reserve estimates at Mt Cattlin, effective as of June 30, 2023, is filed as Exhibit 96.1 to this registration statement of which this proxy statement/prospectus forms a part. The amounts below represent Allkem’s 100% ownership and are presented as metric tons of ore in thousands.
The Mt Cattlin mineral resources, exclusive of reserves, estimates as of June 30, 2023 are summarized in the following table:
Lithium – Hard Rock	Amount	Grade	Grade
(Ore)	(‘000s metric tons)	(% Li2O)	(Ta2O5 ppm)
Measured Mineral Resources	100	1.00%	179
Indicated Mineral Resources	3,200	1.40%	201
Total Measured and Indicated Mineral Resources	3,300	1.39%	200
Inferred Mineral Resources	600	1.10%	207
Total Measured, Indicated and Inferred Mineral Resources	3,900	1.34%	201
•	Hard rock assets are expressed in thousand metric tons of ore.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated reasonable prospects for economic extraction.
•	Mineral resources have been reported as in-situ.

•	Mineral resources are reported considering a set of assumptions for reporting purposes:
○
A cut-off grade of 0.3% Li2O was utilized for a spodumene concentrate (6.0% Li2O) price of $1,500 per metric ton, tantalum concentrate price of $20 per pound and an A$/US$ exchange rate of 1.43 over the entirety of the LOM of 5 to 6 years.

○	Processing costs of US$36.96/t of ore.
○	Mining costs of US$3.00/t of ore.
○	Transport costs of US$34.74/t of spodumene concentrate.
○	State royalty of 5%.
○	Li2O% metallurgical recovery of 75%.
○	Ta2O5 ppm metallurgical recovery of 25%.
○	Inherent mining dilution and recovery of 17% and 93%, respectively.
The Mt Cattlin mineral reserve estimates as of June 30, 2023 are summarized in the following table:
Lithium – Hard Rock	Amount	Grade	Grade
(Ore)	(‘000s metric tons)	(% Li2O)	(Ta2O5 ppm)
Proven Mineral Resources (In-situ)	200	0.90%	120
Probable Mineral Reserves (In-situ)	5,200	1.3%	130
Probable Mineral Reserves (Stockpile)	1,800	0.8%	95
Total Mineral Reserves	7,100	1.16%	121
•	Hard rock assets are expressed in thousand metric tons of ore.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Mineral reserves are calculated in-situ.
•	Mineral reserves are reported considering the following theoretical cut-off parameters:
○
A cut-off grade of 0.3% Li2O was utilized for a spodumene concentrate (6.0% Li2O) price of $1,500 per metric ton, tantalum concentrate price of $20 per pound and an A$/US$ exchange rate of 1.43 over the entirety of the LOM of 5 to 6 years.

○	Processing costs of US$36.96/t of ore.
○	Mining costs of US$3.00/t of ore.
○	Transport costs of US$34.74/t of spodumene concentrate.
○	State royalty of 5%.
○	Metallurgical recovery of 70.1%.
○	Li2O% metallurgical recovery of 66.5%.
○	Ta2O5 ppm metallurgical recovery of 20%.
○	Inherent mining dilution and recovery of 17% and 93%, respectively.
Additional information about key assumptions and parameters relating to the lithium mineral resources and reserves at Mt Cattlin is discussed in Sections 11 and 12, respectively, and key assumptions relating to the price estimates for mineral resources and reserves is discussed in Section 16, in the Mt Cattlin technical report summary filed as Exhibit 96.1 to this registration statement of which this proxy statement/prospectus forms a part. The mineral resource and reserve estimates are subject to a number of uncertainties, including future changes in product prices or the market trends underlying price estimates (including those described under “—Market, Customers and Competitors—Demand and Supply” above), production costs and/or other factors affecting the LOM plan, differences in size and grade and recovery rates from those expected and changes in project parameters.

Olaroz, Argentina
Overview

Olaroz is in production and is operated by a lithium chemicals production joint venture. Olaroz is managed through the operating company SDJ, which is owned 66.5% by Allkem, 25% by TTC and 8.5% by JEMSE. As a part of the joint venture, TTC is the exclusive sales agent for products from Olaroz, with Allkem and TTC exercising shared decision making over marketing, product allocation and sales terms.
Olaroz (latitude 23° 27’ 46.54” South, longitude 66° 42’ 8.94” West) is located 230 kilometers northwest of the capital city San Salvador de Jujuy in the province of Jujuy at 3,900 meters altitude, adjacent to the paved international highway (RN52) that links the San Salvador de Jujuy with ports in the Antofagasta region of Chile.
The joint venture holds mineral properties that cover the majority of the Salar de Olaroz, including tenements covering 47,615 ha and two exploration properties (“cateos”) and consisting of 33 mining concessions. Allkem commenced exploration at Olaroz in 2008 and has been extracting lithium since 2013 and producing lithium carbonate since 2015 from the Stage 1 operations of Olaroz. Further, in July of 2023, Allkem achieved first production from the Stage 2 operations of Olaroz.
In addition to its stake in SDJ, Allkem also owns 100% of six properties immediately in the north of Olaroz, which contribute an additional 9,575 ha. The properties in the far north of the salar and over gravel sediments of the Rosario River delta and surrounding alluvial material (i.e., material deposited by a stream or flowing water along its course) are interpreted to overlie a deeper extension of the salar. In addition to those six properties, Allkem has also acquired the Maria Victoria property in the north of Olaroz.
None of these six wholly owned Allkem properties are in production. Further exploration drilling and test work is planned to confirm the scale of lithium potential of these properties.
Mineralization in the Olaroz salar consists of lithium dissolved in a hyper-saline brine, which is multiple times more concentrated than seawater. The lithium concentration is the product of the solar evaporation of brackish water which flows into the salar as groundwater and occasional surface water flows. The concentrated brine with lithium is distributed throughout the salar in pore spaces between grains of sediment. The brine also extends a considerable distance away from the salar, beneath alluvial gravel fans around the edges of the salar. These areas are largely unexplored by the company to date. In addition to lithium, there are other elements, such as sodium, magnesium and boron, which constitute impurities and are removed in the ponds and in the processing plant.
Given the greater depth of exploration from 2019 onward and improved geological understanding, the geological interpretation has been simplified to five major hydrogeological units, consisting of the upper halite and northern sequence of the salar, underlying sand silt and clay units, a halite dominated sequence, a lower sequence with more sandy units and a unit of alluvial sediments that surrounds the salar and extends to considerable depth in the west of the salar.
Olaroz is located in Salar de Olaroz, which is in the high-altitude Puna ecoregion of the Altiplano of northwest Argentina, where extensive lithium brine resources are present. The climate is cold and dry and rainfall is generally restricted to the summer months of December through March. Solar radiation is high, especially during the summer months of October through March, leading to high evaporation rates. The area is windy, with wind speeds of up to 80 kilometers per hour recorded during the dry season.
As of June 30, 2023, the total book value of Olaroz and its associated plant and equipment was approximately $1,258.7 million.
Joint Venture
In 2019, the agreement governing the Olaroz joint venture was amended to provide Allkem accounting control and, since that time, the Olaroz joint venture has been consolidated in Allkem’s financial statements, with TTC’s and JEMSE’s interests reflected as non-controlling interests. The Olaroz joint venture was originally funded through a combination of equity contributions, debt contributions and third-party debt. As of June 30, 2023, Allkem has contributed $195.2 million to the Olaroz joint venture, which includes Allkem funding certain of JEMSE’s pro rata contributions in an amount equal to $9.7 million. JEMSE’s funding contribution for Stage 1 of Olaroz is to be repaid to Allkem from future dividends from SDJ. JEMSE is not contributing funding to Stage 2. Allkem has received $7.5 million of ordinary pro rata dividends from the Olaroz joint venture as of June 30, 2023. Additional contributions of $6.4 million, including $0.7 million of JEMSE pro rata contributions, are committed. The joint venture arrangement governing the relationship between Allkem and TTC has no set calendar expiration date and contemplates customary joint venture termination rights for each party, including in the event of a material breach by the other party.
TTC has the sole and exclusive rights to market and sell all lithium products produced by SDJ from Stage 1 and Stage 2 for 20 years from the commencement of production from Stage 2, which occurred in July of 2023, subject to oversight from a joint marketing committee comprised of an equal number of TTC and Allkem representatives. Under this arrangement, the Olaroz joint venture sold to TTC product, primarily consisting of lithium carbonate, equal to $592.2 million in fiscal year 2023, $292.8 million in fiscal year 2022 and $66.4 million in fiscal year 2021. No royalty payments have been made or are expected with respect to the Olaroz joint venture.
Rights and Royalties
Allkem, as operator, developed Stage 1 of Olaroz from 2012 to 2014, with the installation of production wells, water and gas supplies, power generation, evaporation ponds and a processing plant with 17,500 mtpa lithium carbonate capacity. Stage 2 of Olaroz commenced construction in 2019 and achieved first production in July of 2023. Stage 2 comprises additional evaporation ponds and an additional standalone processing facility with 25,000 mtpa of lithium carbonate capacity. Olaroz holds the necessary environmental permits for the Stage 1 and Stage 2 production and SDJ has received the relevant permissions for Olaroz development and operating activities from both provincial and federal agencies.
According to the AMC, the ownership of the minerals which form part of a mine belong to the government of the province where the mine is located. Mining royalties in Jujuy are due to the province in consideration for exploitation rights granted to the owner of the mine as concession for the exploitation. The mining royalties are specifically set forth and regulated by the Jujuy Provincial Tax Code (Title Seven, Law No. 5,791, as amended) (the “Jujuy Tax Code”). Pursuant to Section 344 of the Jujuy Tax Code, the provincial mining royalty is limited to 3% of the mine head value of the extracted ore, calculated as the sales price less direct cash costs related to exploitation and excluding fixed asset depreciation. Section 345 of the Jujuy Tax Code provides that mining royalties shall be calculated based on sworn statements filed by the company on a monthly basis, within 15 calendar days after the previous liquidated month period. Section 346 of the Jujuy Tax Code provides that the relevant tax authority has the right to review the sworn statements and to request payment of any difference in favor of the province.
In addition, pursuant to Federal Argentine regulation Decree Nr. 1060/20, a 4.5% export duty on the FOB price is to be paid when exporting lithium products.
Further, JEMSE, the Jujuy provincial mining body, holds an 8.5% interest in SDJ. JEMSE is the sole Class B shareholder of SDJ. Pursuant to SDJ’s bylaws, JEMSE has the right to appoint one director, one alternate director and one syndic (which is a delegate). JEMSE also has the right to receive a percentage of any declared dividends to be paid by SDJ in proportion with its ownership interest. According to SDJ’s bylaws, any capital stock increase approved by SDJ’s shareholders shall keep the relative proportion of the Class A and Class B shares consistent, such that JEMSE continues to hold an 8.5% interest. To that extent, upon the request of JEMSE, the Class A shareholder may lend JEMSE the necessary amounts to subscribe its shareholder proportion in the relevant capital stock increase.
Operations, Accessibility and Infrastructure
Olaroz is an established lithium brine evaporation and processing operation. The operation has extensive infrastructure and facilities that have been supplemented for the Stage 2 expansion. The general facilities include wellfields, evaporation ponds, liming plants, freshwater production wells, a reverse osmosis plant, a gas fueled power generation plant, boilers for steam generation, a lithium processing plant, soda ash storage, lithium carbonate bagging and other storage areas for reagents and supplies, a laboratory, warehouses, refueling and equipment workshops, offices and control facilities, camp, transport control and a security facility.
Olaroz is located in the province of Jujuy at 3,900-meter altitude, adjacent to the paved international highway (RN52) that links the Jujuy Provincial capital, San Salvador de Jujuy, with ports in the Antofagasta region of Chile that are used to export the lithium carbonate product and to import key chemicals, equipment and other materials used in the production of lithium carbonate. In addition, both Jujuy and Salta have regular flights to and from Buenos Aires.
Olaroz is also located close to an existing gas pipeline, from which a spur line was constructed to supply Olaroz, providing a well-priced energy source. Industrial or raw water is obtained from production wells installed in the Archibarca alluvial fan area to the south-southeast of the plant. Wells have been installed in the Rosario Delta area in addition to the original wells in the Archibarca area to provide the additional industrial water for process plant demand. The existing operation has a contractor operated modular gas fueled electrical power generator complex. The power supply provides the power needs for the brine extraction wells, evaporation pond brine transfers, liming plant, lithium carbonate plant and camp.
Olaroz is managed on a drive-in/drive-out basis, with personnel coming from the regional centers, primarily Salta and San Salvador de Jujuy. A substantial camp is maintained that provides accommodation, recreation, meals and a manned clinic. Olaroz is supported with accounting, logistics, human resources and supply functions based in an office in Jujuy.
There are a number of local villages within 50 kilometers of Olaroz. These include the villages of Olaroz Chico, El Toro, Catua and Sey. The regional administrative center of Susques (population of approximately 2,000 people) is a one-hour drive northeast of Olaroz.
Mineral Processing
The Olaroz bore field and ponds have been operating since 2013 and the processing of lithium on site and sale of lithium carbonate product commenced from 2015 as a part of the Olaroz Stage 1 development. Lithium bearing brine hosted in pore spaces within sediments in the salar is extracted by pumping, using a series of production wells to pump brine to evaporation ponds for concentration of the brine. Olaroz currently produces brine from two wellfields with wells installed and operating at depths up to 650 meters. Pipelines for individual wells transport the brine to transfer ponds, from where brine is pumped to the evaporation ponds. The ponds are located directly south of the plant and on the lower slopes of the Archibarca alluvial fan.
The Olaroz process relies upon the removal of the bulk of the magnesium content by slaked lime addition to the brine, increasing the lithium concentration by evaporation, removing many different salts along the evaporation path by crystallization, polishing of the upgraded brine by removal of calcium and magnesium at an intermediate temperature and carbonate concentration, precipitation of the lithium carbonate product using high temperature and sodium carbonate additions, product filtration, drying and bagging.

Olaroz Stage 2 development is designed with a substantial increase in the evaporation pond area and a second processing plant to increase productive capacity up to 42,500 mtpa lithium carbonate from the combined Stage 1 and Stage 2 facilities.
Exploration and Expansion Activities
The initial exploration conducted at Olaroz indicated the salar contained a very significant brine volume that would support multiple stages of development. The Stage 1 development of 17,500 mtpa lithium carbonate was based on drilling conducted to a depth of 200 meters, supported by interpretation of the Olaroz basin from gravity and electrical geophysics. The geophysical data indicated the salar occupies a deep basin, which has now been confirmed by drilling to have a depth greater than 1,400 meters locally.
Drilling to support Stage 2 of Olaroz has been to depths between 400 and 650 meters, depending on the location within the basin. This deeper drilling has provided further information around sedimentation during basin filling and confirmed that deposition of coarser grained higher porosity and permeability sediments has been principally from the western side of the basin. Drilling has not yet intersected the basement rocks beneath the salar, despite drilling a 1,400-meter-deep exploration hole in one of the deeper locations in the basin.
Mineral Resources and Reserves
A summary of Olaroz’s lithium mineral resources, exclusive of reserves, as of June 30, 2023 is shown in the following table. This is the first time estimated mineral resources, exclusive of reserves, have been determined for Olaroz in accordance with Subpart 1300. An employee of Hydrominex Geoscience, a third-party firm comprising mining experts in accordance with Subpart 1300, served as a QP and prepared the estimates of lithium mineral resources at Olaroz, with an effective date of June 30, 2023. Hydrominex Geoscience’s employee who prepared the technical report summary is not an employee of Allkem. Neither Hydrominex Geoscience nor its employee who prepared the technical report summary are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in Olaroz. An employee of Gunn Metallurgy, a third-party firm comprising mining experts in accordance with Subpart 1300, also served as a QP and prepared the estimates of lithium mineral reserves at Olaroz, with an effective date of June 30, 2023. Gunn Metallurgy’s employee who prepared the technical report summary is not an employee of Allkem. Neither Gunn Metallurgy nor its employee who prepared the technical report summary are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in Olaroz. No mineral reserves have been determined at Olaroz, and Allkem has started extraction at Olaroz without determining mineral reserves. A copy of the QPs’ technical report summary with respect to the lithium mineral resource estimate at Olaroz, effective as of June 30, 2023, is filed as Exhibit 96.2 to this registration statement of which this proxy statement/prospectus forms a part. The amounts below represent Allkem’s attributable portion based on its 66.5% ownership and are presented as metric tons in thousands.
The Olaroz mineral resources, exclusive of reserves, estimates as of June 30, 2023 are summarized in the following table:
Lithium – Brine	Attributable Amount	Concentration
(Lithium metal)	(‘000s metric tons)	(mg/L)
Measured Mineral Resources	1,565	659
Indicated Mineral Resources	499	592
Total Measured and Indicated Mineral Resources	2,065	641
Inferred Mineral Resources	1,105	609
Total Measured, Indicated and Inferred Mineral Resources	3,170	631
•	Brine assets are expressed in thousand metric tons of lithium metal.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated reasonable prospects for economic extraction.
•	Lithium metal is converted to lithium carbonate (Li2CO3) with a conversion factor of 5.323 (i.e., 5.323 metric tons of LCE per 1 metric ton of lithium metal).
•
Through the Olaroz joint venture, Allkem owns a 66.5% interest in Olaroz and, therefore, is reporting 66.5% of the mineral resources that are subject to the Olaroz joint venture. In addition to Allkem’s stake in the Olaroz joint venture, Allkem also owns 100% of six properties immediately in the north of Olaroz, which properties’ mineral resources are reported on a 100% basis.

•
The estimate is reported in-situ and exclusive of mineral reserves, where the lithium mass is representative of what remains in the reservoir after the LOM. To calculate mineral resources exclusive of mineral reserves, a direct correlation was assumed between proven reserves and measured resources, as well as probable reserves and indicated resources. Proven mineral reserves (from the point of reference of brine pumped to the evaporation ponds) were subtracted from measured mineral resources, and probable mineral reserves (from the point of reference of brine pumped to the evaporation ponds) were subtracted from indicated mineral resources. The average grade for measured and indicated resources exclusive of mineral reserves was calculated based on the remaining brine volume and lithium mass.

•
An elevated lithium cut-off grade of 300 mg/l was utilized based on a projected price of $20,000 per metric ton LCE over the entirety of the LOM of 32 years. The average lithium grade of the measured and indicated mineral resources corresponds to 641 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average mineral resources concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

•	The estimated economic cut-off grade utilized for resource reporting purposes is 300 mg/l lithium, based on the following assumptions:
○	A technical grade LCE price of $20,000/metric ton.
○	A calculated recovery factor for the salar operation over the span of LOM is 62%, equivalent to the assumed process recovery factor of 62%.
○	An average annual brine pumping rate of 600 L/s is assumed.
○
Cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate and capital costs. Average LOM operating cost is calculated at approximately $4,149/metric ton LCE.

Additional information about key assumptions and parameters relating to the lithium mineral resources at Olaroz is discussed in Section 11 and key assumptions relating to the price estimates for mineral resources is discussed in Section 16, in the Olaroz technical report summary filed as Exhibit 96.2 to this registration statement of which this proxy statement/prospectus forms a part. The mineral resource estimates are subject to a number of uncertainties, including future changes in product prices or the market trends underlying price estimates (including those described under “—Market, Customers and Competitors—Demand and Supply” above), production costs and/or other factors affecting the LOM plan, differences in size and grade and recovery rates from those expected and changes in project parameters.

Sal de Vida, Argentina
Overview

Sal de Vida is wholly owned by Allkem. Sal de Vida (latitude 25° 24’ 33.71” South, longitude 66° 54’ 44.73” West) is located approximately 200 kilometers south of Olaroz in the high-altitude Puna ecoregion of the Altiplano of northwest Argentina at approximately 4,000 meters above sea level. Sal de Vida is within Salar del Hombre Muerto in the Province of Catamarca, 650 kilometers from the city of San Fernando del Valle de Catamarca via Antofagasta de la Sierra and 390 kilometers from the city of Salta via San Antonio de los Cobres. The nearest villages are Antofagasta de la Sierra in Catamarca Province, 145 kilometers south of the project site, and San Antonio de los Cobres in Salta Province, 210 kilometers north of the project site.
Sal de Vida was established in 2009. Lithium One Inc. (“Lithium One”), a public company listed on the TSX, completed work on the project, including ground magnetic geophysical surveys, trenching and sampling, drilling, and a preliminary economic assessment assuming production of lithium carbonate and potassium chloride. Subsequently, Galaxy gained control over Sal de Vida in 2012 following a merger with Lithium One. Since that date, Galaxy and, following the Galaxy/Orocobre Merger, Allkem have completed core drill programs, short-term and constant-rate pumping tests, mining and process studies, constructed pilot ponds and operated a pilot plant, updated risk assessments, conducted baseline studies, completed an Environmental Impact Report, estimated and refined capital and operating costs and obtained the Environmental Impact Assessment approval permit to construct and operate Stage 1, among other things.
Sal de Vida tenements are held by Allkem and comprise 31 mining concessions over an area of 26,253 ha. As of the date of this proxy statement/prospectus, all concessions are in good standing with all statutory annual payments (mining canon) and reporting obligations up to date.
The Sal de Vida deposit is a brine system. The salar system in the Hombre del Muerto basin is considered to be typical of a mature salar in Argentina, containing relatively high concentrations of lithium brine due to the presence of lithium-bearing rocks and local geothermal waters associated with Andean volcanic activity. The Hombre del Muerto basin has an evaporite core (i.e., a sedimentary deposit of soluble salts resulting from the evaporation of water) that is dominated by halite. Sal de Vida’s brine chemistry has a high lithium grade and low levels of magnesium, calcium and boron impurities.
Sal de Vida is located in the Puna ecoregion of the Argentina Altiplano where the climate is extremely cold and dry. Rainfall is generally restricted to the summer months of December through March. Solar radiation is high, especially during the summer months of October through March, leading to high evaporation rates. The area is windy, with wind speeds of up to 80 kilometers per hour recorded during the dry season. Sal de Vida is located in a flat plain with two major perennial streams that feed the salar from the south, the Río de los Patos and the Rio Trapiche.
As of June 30, 2023, the total book value of Sal de Vida and its associated plant and equipment was approximately $1,593.7 million.
Rights and Royalties
The AMC considers mining activities to be public utility. As such, Catamarca Province Law 4757 requires provincial royalties that are generally limited to 3% of the mine head value of the extracted ore, calculated as the sales price less direct cash costs related to exploitation and excluding fixed asset depreciation.
On December 20, 2021, Allkem and the Province of Catamarca executed a Royalties Commitment Deed, pursuant to which Allkem is to pay to the Province of Catamarca a maximum amount of 3.5% of the “net monthly revenue” from Sal de Vida (which is also the maximum amount payable for the entirety of Sal de Vida, inclusive of any expansion). This royalty is inclusive of the standard provincial royalty, an additional contribution of 3.2% less the mining royalty and water cannon amounts, and a 0.3% corporate sustainability contribution. The payment of the standard provincial royalty is due once commercial production at Sal de Vida commences, while the payment of the additional contribution and the corporate sustainability contribution began as of the grant of the relevant water concession in Decree No. 2867 on November 4, 2022.
The additional contribution amount is exclusively used for conducting investment projects, infrastructure works and productive development within the area where Sal de Vida is located and, specifically, within the direct (Department of Antofagasta) and indirect (Department of Belén and Santa María) zones of influence of Sal de Vida. The corporate sustainability contribution amount is exclusively used for conducting investment projects, infrastructure works and productive development within the area where Sal de Vida is located and, specifically, within the direct zone of influence.
Further, pursuant to Federal Argentine regulation Decree Nr. 1060/20, a 4.5% export duty on the FOB price is to be paid when exporting lithium products.
Operations, Accessibility and Infrastructure
The main route to Sal de Vida is from the city of San Fernando del Valle de Catamarca via National Route 40 to Belen and Provincial Route 43 through Antofagasta de la Sierra to the Salar del Hombre Muerto. The road is paved to Antofagasta de la Sierra and continues unpaved for the last 145 kilometers to Salar del Hombre Muerto. This road is well maintained and also serves Livent’s Fenix Lithium Operations and Galan Lithium Ltd.’s Hombre Muerto Project.
The closest powerline, a 330-kilo-volt-amperes line, is located 140 kilometers north of Sal de Vida, oriented southeast–northwest, and supplies power to Chile. However, due to the distance to Sal de Vida and the estimated capital requirements for accessing this network, Sal de Vida is expected to utilize site-generated power. Water use rights may be acquired by permit, by concession and, under laws enacted in some provinces, through authorization. Water easements were granted in 2013 and expanded in 2020. Sal de Vida sources water from two operational wells located near Rio Los Patos.
The closest settlement to Sal de Vida is Ciénaga La Redonda, which is located approximately 5 kilometers by road from the site. There are also communities that claim to be indigenous and/or descendants of native peoples within the project area. The majority of the workforce comes from local villages, such as San Antonio de los Cobres and Antofalla de la Sierra, and the provincial capital city, San Fernando del Valle de Catamarca.

Mineral Processing
The Sal de Vida process will commence with brine extracted from wells extending to a depth of up to 300 meters into the salar. Brine will be pumped to a series of evaporation ponds, where it will be evaporated to increase the salt concentration beyond the sodium chloride saturation point. Sodium chloride will precipitate as halite solids that will collect at the bottom of the ponds.
Thereafter, the Sal de Vida process relies upon the removal of the bulk of the magnesium content by slaked lime addition to the brine with the solids separated from the brine and reporting to a discard facility, increasing the lithium concentration by evaporation, removing many different salts along the evaporation path by crystallization, polishing of the upgraded brine by removal of calcium and magnesium at an intermediate temperature and carbonate concentration, precipitation of the lithium carbonate product using high temperature and sodium carbonate additions, solid liquid separation, drying and bagging.
Exploration and Expansion Activities
Mineral exploration began in the Salar del Hombre Muerto with shallow pit campaigns to obtain data on near-surface geology, subsurface water levels, brine chemistry and physical parameters. Multiple geophysical campaigns also were completed for subsurface interpretations including gravity, vertical electric soundings and transient electromagnetic surveys. Drilling was conducted in several phases between 2009 and 2021. A total of 40 brine well, core and reverse circulation drill holes have been completed.
In April 2022, Allkem announced plans to increase total planned capacity to 45,000 mtpa lithium carbonate, an increase in the capacity of Stage 1 and consolidation of Stages 2 and 3 into a single expansion. The production capacity of Sal de Vida is expected to be dedicated to predominantly battery grade lithium carbonate through an evaporation and processing operation at the Salar del Hombre Muerto site. Development is planned to be delivered in two stages with Stage 1 currently in construction targeting 15,000 mtpa lithium carbonate production capacity and Stage 2 targeting 30,000 mtpa lithium carbonate production capacity. It is proposed that once the commissioning of Stage 1 commences, the development of Stage 2 will commence.
Mineral Resources and Reserves
A summary of Sal de Vida’s lithium mineral resources, exclusive of reserves, and reserves as of June 30, 2023 are shown in the following tables. This is the first time estimated mineral resources, exclusive of reserves, and reserves have been determined for Sal de Vida in accordance with Subpart 1300. Employees of Montgomery & Associates Consultores Limitada (“Montgomery & Associates”), a third-party firm comprising mining experts in accordance with Subpart 1300, served as QPs and prepared the estimates of lithium mineral resources and reserves at Sal de Vida, with an effective date of June 30, 2023. Montgomery & Associates’ employees who prepared the technical report summary are not employees of Allkem. Neither Montgomery & Associates nor its employees who prepared the technical report summary are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in Sal de Vida. An employee of Gunn Metallurgy, a third-party firm comprising mining experts in accordance with Subpart 1300, also served as a QP and prepared the estimates of lithium mineral reserves at Olaroz, with an effective date of June 30, 2023. Gunn Metallurgy’s employee who prepared the technical report summary is not an employee of Allkem. Neither Gunn Metallurgy nor its employee who prepared the technical report summary are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in Olaroz. A copy of the QPs’ technical report summary with respect to the lithium mineral resource and reserve estimates at Sal de Vida, effective as of June 30, 2023, is filed as Exhibit 96.3 to this registration statement of which this proxy statement/prospectus forms a part. The amounts below represent Allkem’s 100% ownership and are presented as metric tons in thousands.
The Sal de Vida mineral resources, exclusive of reserves, estimates as of June 30, 2023 are summarized in the following table:
Lithium - Brine (Lithium metal)	Amount (‘000s metric tons)	Concentration (mg/L)
Measured Mineral Resources	578	745
Indicated Mineral Resources	180	730
Total Measured and Indicated Mineral Resources	758	742
Inferred Mineral Resources	122	556

Lithium - Brine (Lithium metal)	Amount (‘000s metric tons)	Concentration (mg/L)
Total Measured, Indicated and Inferred Mineral Resources	880	716
•	Brine assets are expressed in thousand metric tons of lithium metal.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated reasonable prospects for economic extraction.
•	Lithium metal is converted to lithium carbonate (Li2CO3) with a conversion factor of 5.323 (i.e., 5.323 metric tons of LCE per 1 metric ton of lithium metal).
•
The estimate is reported in-situ and exclusive of mineral reserves, where the lithium mass is representative of what remains in the reservoir after the LOM. To calculate mineral resources exclusive of mineral reserves, a direct correlation was assumed between proven reserves and measured resources, as well as probable reserves and indicated resources. Proven mineral reserves (from the point of reference of brine pumped to the evaporation ponds) were subtracted from measured mineral resources, and probable mineral reserves (from the point of reference of brine pumped to the evaporation ponds) were subtracted from indicated mineral resources. The average grade for measured and indicated resources exclusive of mineral reserves was calculated based on the remaining brine volume and lithium mass.

•
An elevated lithium cut-off grade of 300 mg/l was utilized based on a projected price of $20,000 per metric LCE ton over the entirety of the LOM of 40 years. The average lithium grade of the measured and indicated resources corresponds to 742 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average measured and indicated resources concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

•	The estimated economic cut-off grade utilized for resource reporting purposes is 300 mg/l lithium, based on the following assumptions:
○	A technical grade LCE price of $20,000/metric ton.
○	A calculated recovery factor for the salar operation over the span of LOM is 68%, lower than the estimated process recovery factor of 70%.
○	An average annual brine pumping rate of 506 L/s is assumed.
○
Operating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average LOM operating cost is calculated at approximately $4,003/metric ton LCE.

The Sal de Vida mineral reserve estimates as of June 30, 2023 are summarized in the following table:
Lithium - Brine (Lithium metal)	Amount (‘000s metric tons)	Concentration (mg/L)
Proven Mineral Reserves	84	799
Probable Mineral Reserves	383	748
Total Mineral Reserves	467	757
•	Brine assets are expressed in thousand metric tons of lithium metal.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Lithium metal is converted to lithium carbonate (Li2CO3) with a conversion factor of 5.323 (i.e., 5.323 metric tons of LCE per 1 metric ton of lithium metal).
•
An elevated lithium cut-off grade of 300 mg/l was utilized based on a projected price of $20,000 per metric ton LCE over the entirety of the LOM of 40 years. The average lithium grade of the proven and probable reserves corresponds to 757 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average Proven and Probable reserve concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

•	The estimated economic cut-off grade utilized for reserve reporting purposes is 300 mg/l lithium, based on the following assumptions:
○	A technical grade LCE price of $20,000/metric ton.
○	A calculated recovery factor for the salar operation over the span of LOM is 68%, lower than the estimated process recovery factor of 70%.
○	An average annual brine pumping rate of 506 L/s is assumed.
○
Cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate and capital costs. Average LOM operating cost is calculated at approximately $4,003/metric ton LCE.

Additional information about key assumptions and parameters relating to the lithium mineral resources and reserves at Sal de Vida is discussed in Sections 11 and 12, respectively, and key assumptions relating to the price estimates for mineral resources and reserves is discussed in Section 16, in the Sal de Vida technical report summary filed as Exhibit 96.3 to this registration statement of which this proxy statement/prospectus forms a part. The mineral resource and reserve estimates are subject to a number of uncertainties, including future changes in product prices or the market trends underlying price estimates (including those described under “—Market, Customers and Competitors—Demand and Supply” above), production costs and/or other factors affecting the LOM plan, differences in size and grade and recovery rates from those expected and changes in project parameters.
Cauchari, Argentina
Overview

Cauchari (latitude 23° 29’ 13.19” South, longitude 66° 42’ 34.30” West), which is located immediately south of, and has similar brine characteristics to, Olaroz, is wholly owned by Allkem. Cauchari is located in the Puna region, 230 kilometers west of the city of San Salvador de Jujuy in Jujuy Province of northern Argentina and is at an altitude of 3,900 meters above sea level. The Cauchari tenements cover 28,906 ha and consist of 22 mining concessions. Cauchari was acquired by Orocobre in 2020 following the completion of a statutory plan of arrangement with AAL, and then Cauchari was acquired by Allkem in 2021 pursuant to the Galaxy/Orocobre Merger.
The physiography of Cauchari on the Puna Plateau is characterized by north-south trending basins and ranges with canyons cutting through the Western and Eastern Cordilleras. There are numerous volcanic centers in the Puna. Dry salars occur within many of the closed basins which have internal (endorheic) drainage. Inflow to these salars is in the form of summer rainfall, surface water runoff and groundwater inflows and discharge is through evaporation.

Based on the drilling campaigns carried out in the salar between 2011 and 2018, six major geological units were identified and correlated from the logging of drill cuttings and undisturbed core to a general depth of over 600 meters. No borehole has reached bedrock.
Salar de Cauchari is a mixed style salar, with a halite nucleus in the center of the salar overlain with up to 50 meters of fine grained (clay) sediments. The halite core is interbedded with clayey to silty and sandy layers. The salar is surrounded by relative coarse grained alluvial sediments and fluvial sediments (i.e., fine to coarse-grained sedimentary rocks, such as sandstone or conglomerate, produced by stream or river action). These fans demark the perimeter of the actual salar visible in satellite images and at depth extend towards the center of the salar where they form the distal facies with an increase in sand and silt. At depth between 300 meters and 600 meters, a deep sand unit has been intercepted in several core holes in the southeast sector of Cauchari.
Cauchari is located in Salar de Cauchari, which is in the high-altitude Puna ecoregion of the Altiplano of northwest Argentina, where extensive lithium brine resources are present. The climate is cold and dry and rainfall is generally restricted to the summer months of December through March. Solar radiation is high, especially during the summer months of October through March, leading to high evaporation rates. The area is windy, with wind speeds of up to 80 kilometers per hour recorded during the dry season.
As of June 30, 2023, the total book value of Cauchari and its associated plant and equipment was approximately $38.2 million.
Rights and Royalties
The Cauchari mining concessions are now held as applications for exploitation permits. As of the date of this proxy statement/prospectus, all exploitation permits are pending, and are expected to replace the cateos (exploration permits) previously held by SAS. Provided that the title holder fulfills the legal requirements, the exploitation permits are expected to be granted. The surface rights are independently owned from the mining rights by the communities of Catua, Termas de Tuzgle de Puesto Sey and/or Los Manantiales de Pastos Chicos.
According to the AMC, the ownership of the minerals which form part of a mine belong to the government of the province where the mine is located. Mining royalties in Cauchari will ultimately be due to the province in consideration for exploitation rights granted to the owner of the mine as concession for the exploitation. The mining royalties are specifically set forth and regulated by the Jujuy Tax Code. Cauchari is subject to the Provincial Mining royalty, which is limited to 3% of the mine head value of the extracted ore, calculated as the sales price less direct cash costs related to exploitation and excluding fixed asset depreciation. Section 345 of the Jujuy Tax Code provides that mining royalties shall be calculated based on sworn statements that shall be filed by the company on a monthly basis, within 15 calendar days after the previous liquidated month period. Section 346 of the Jujuy Tax Code provides that the relevant tax authority has the right to review the sworn statements and to request payment of any difference in favor of the province.
Further, pursuant to Federal Argentine regulation Decree Nr. 1060/20, a 4.5% export duty on the FOB price is to be paid when exporting lithium products.
Operations, Accessibility and Infrastructure
Once fully operational, Cauchari will be a lithium brine evaporation and processing operation. The operation will include extensive infrastructure and facilities that are being supported by the neighboring Olaroz site. The Cauchari general facilities include wellfields, evaporation ponds, liming plants, freshwater production wells, a reverse osmosis plant, a gas fueled power generation plant, boilers for steam generation, a lithium processing plant, soda ash storage, lithium carbonate bagging and other storage areas for reagents and supplies, a laboratory, warehouses, refueling and equipment workshops, offices and control facilities, camp, dining rooms and sports and recreation facilities, a gate house, a weighbridge, and transport control and security facility.
Cauchari is reached by paved and unpaved roads from either Salta or Jujuy. The distance between San Salvador de Jujuy, the capital city of Jujuy Province, and Cauchari is approximately 230 kilometers and takes about 4 hours by car. The access from Jujuy is via Hwy RN 9 for approximately 60 kilometers to the town of Purmamarca, from there, via Hwy RN 52 for a further 150 kilometers, passing the village of Susques to RP 70 along the west side of Cauchari, approximately 70 kilometers east of the international border with Chile at Paso Jama. Cauchari is accessed directly from RP 70. Cauchari also sits just to the south of paved Hwy RN 52 that connects with the international border with Chile 80 kilometers to the west and the major mining center of Calama and the ports of Antofagasta and Mejillones in northern Chile, which are both major ports for the export of mineral commodities and import of mining equipment.

Industrial water will be obtained from alluvial production wells installed specifically for Cauchari and located up to 62.1 kilometers to the south-southeast of the plant. Electrical power required for Cauchari is under study and several alternatives are under consideration, such as electrical generators fed by natural gas through a gas pipeline tapping into the Atacama Gas Pipeline. A stand-by diesel generator station will also be considered, which can power selected equipment during outages. In general, all of the distribution is aerial unless there are major restrictions, in which case, underground distribution will be adopted.
Cauchari will be managed similarly to Olaroz with a drive-in/drive-out basis, with personnel coming from the regional centers, primarily San Salvador de Jujuy. Surrounding the project, there are a number of local villages within 100 kilometers of the Cauchari/Olaroz salars. The villages include Olaroz Chico, El Toro, Catua and Sey. The regional administrative center of Susques (population of approximately 2,000 people) is a one-hour drive northeast of Cauchari.
Mineral Processing
Cauchari will include the design and installation of production wells, evaporation ponds and a processing plant to obtain 25,000 mtpa of battery grade lithium carbonate. As a general overview of the process, the brine that feeds the lithium carbonate plant is obtained from two brine production wellfields. The northwest wellfield will be operated for the first 9 years of the project and then brine production will switch to the southeast wellfield during year 9 and onwards.
Thereafter, the Cauchari process relies upon the removal of the bulk of the magnesium content by slaked lime addition to the brine with the solids removed from the brine and reporting to a discard facility, increasing the lithium concentration by evaporation, removing many different salts along the evaporation path by crystallization, polishing of the upgraded brine by removal of calcium and magnesium at an intermediate temperature and carbonate concentration, precipitation of the lithium carbonate product using high temperature and sodium carbonate additions, product filtration, drying and bagging.
Exploration and Expansion Activities
Based on the drilling campaigns carried out in the salar between 2011 and 2018, six major geological units were identified and correlated from the logging of drill cuttings and undisturbed core to a general depth of over 600 meters. No borehole has reached bedrock. The first program in 2011 by SAS (Phase I) covered the southeast sector of Cauchari and the second and third campaigns by AAL (Phase II and III) covered both the northwest and southeast sector of Cauchari. Allkem is currently assessing options to conduct further drilling at Cauchari.
Mineral Resources and Reserves
A summary of Cauchari’s lithium mineral resources, exclusive of reserves, and reserves as of June 30, 2023, are shown in the following tables. This is the first time estimated mineral resources, exclusive of reserves, and reserves have been determined for Cauchari in accordance with Subpart 1300. Marek Dworzanowski, a self-employed Consultant Metallurgical Engineer, served as a QP and prepared the estimates of lithium mineral resources and reserves at Cauchari, with an effective date of June 30, 2023. Marek Dworzanowski is not an employee of Allkem. Marek Dworzanowski is not an affiliate of Allkem or another entity that has an ownership, royalty, or other interest in Cauchari. Frederik Reidel, Managing Director of Atacama Water SpA, also served as a QP and prepared the estimates of lithium mineral resources and reserves at Cauchari, with an effective date of June 30, 2023. Frederik Reidel is not an employee of Allkem. Neither Atacama Water SpA nor Frederik Reidel are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in Cauchari. A copy of the QPs’ technical report summary with respect to the lithium mineral resource and reserve estimates at Cauchari, effective as of June 30, 2023, is filed as Exhibit 96.4 to this registration statement of which this proxy statement/prospectus forms a part. The amounts represent Allkem’s 100% ownership and are presented as metric tons in thousands.

The Cauchari mineral resources, exclusive of reserves, estimates as of June 30, 2023 are summarized in the following table:
Lithium - Brine (Lithium metal)	Amount (‘000s metric tons)	Concentration (mg/L)
Measured Mineral Resources	302	581
Indicated Mineral Resources	321	494
Total Measured and Indicated Mineral Resources	623	519
Inferred Mineral Resources	285	473
Total Measured, Indicated and Inferred Mineral Resources	908	516
•	Brine assets are expressed in thousand metric tons of lithium metal.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated reasonable prospects for economic extraction.
•	Lithium metal is converted to lithium carbonate (Li2CO3) with a conversion factor of 5.323 (i.e., 5.323 metric tons of LCE per 1 metric ton of lithium metal).
•
The estimate is reported in-situ and exclusive of mineral reserves, where the lithium mass is representative of what remains in the reservoir after the LOM. To calculate mineral resources exclusive of mineral reserves, a direct correlation was assumed between proven reserves and measured resources, as well as probable reserves and indicated resources. Proven mineral reserves (from the point of reference of brine pumped to the evaporation ponds) were subtracted from measured mineral resources, and probable mineral reserves (from the point of reference of brine pumped to the evaporation ponds) were subtracted from indicated mineral resources. The average grade for measured and indicated resources exclusive of mineral reserves was calculated based on the remaining brine volume and lithium mass.

•
An elevated lithium cut-off grade of 300 mg/l was utilized based on a projected price of $20,000 per metric ton LCE over the entirety of the LOM of 30 years. The average lithium grade of the measured and indicated mineral resources corresponds to 519 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average measured and indicated resource concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

•	The estimated economic cut-off grade utilized for resource reporting purposes is 300 mg/l lithium, based on the following assumptions:
○	A technical grade LCE price of $20,000/metric ton.
○	A calculated recovery factor for the salar operation over the span of LOM is 66%, lower than the estimated process recovery factor of 67%.
○	An average annual brine pumping rate of 480 L/s is assumed.
○
Cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate and capital costs. Average LOM operating cost is calculated at approximately $4,081/metric ton LCE.

The Cauchari mineral reserve estimates as of June 30, 2023 are summarized in the following table:
Lithium - Brine (Lithium metal)	Amount (‘000s metric tons)	Concentration (mg/L)
Proven Mineral Reserves	43	571
Probable Mineral Reserves	169	485
Total Mineral Reserves	212	501
•	Brine assets are expressed in thousand metric tons of lithium metal.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Lithium metal is converted to lithium carbonate (Li2CO3) with a conversion factor of 5.323 (i.e., 5.323 metric tons of LCE per 1 metric ton of lithium metal)..
•
An elevated lithium cut-off grade of 300 mg/l was utilized based on a projected price of $20,000 per metric ton LCE over the entirety of the LOM of 30 years. The average lithium grade of the proven and probable reserves corresponds to 501 mg/l and represents the flux-weighted composite brine collected as brine is routed to the evaporation ponds. Extracted grades at individual production wells and the average proven and probable reserves concentration are well above the 300 mg/l cut-off grade, demonstrating that there are reasonable prospects for economic extraction.

•	The estimated economic cut-off grade utilized for reserve reporting purposes is 300 mg/l lithium, based on the following assumptions:

○	A technical grade LCE price of $20,000/metric ton.
○	A calculated recovery factor for the salar operation over the span of LOM is 66%, lower than the estimated process recovery factor of 67%.
○	An average annual brine pumping rate of 480 L/s is assumed.
○
Cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate and capital costs. Average LOM operating cost is calculated at approximately $4,081/metric ton LCE.

Additional information about key assumptions and parameters relating to the lithium mineral resources and reserves at Cauchari is discussed in Sections 11 and 12, respectively, and key assumptions relating to the price estimates for mineral resources and reserves is discussed in Section 16, in the Cauchari technical report summary filed as Exhibit 96.4 to this registration statement of which this proxy statement/prospectus forms a part. The mineral resource and reserve estimates are subject to a number of uncertainties, including future changes in product prices or the market trends underlying price estimates (including those described under “—Market, Customers and Competitors—Demand and Supply” above), production costs and/or other factors affecting the LOM plan, differences in size and grade and recovery rates from those expected and changes in project parameters.
James Bay, Canada
Overview

80°0'W
78°0'W
76°0'W
74°0'W
54°0'N
52°0'N
50°0'N
N
Matagami
Québec City
Montréal
Chisasibi
Radisson
Wemindji
James Bay
Lithium
Project
Eastmain
Waskaganish
Ontario
Québec
Mistissini
Chibougamau
Chapais
Matagami

Allkem

0 50 100 150 200 km

James Bay (latitude 52° 13’ 58.03” North, longitude 77° 3’ 56.40” West) is wholly owned by Allkem through two Canadian wholly owned subsidiaries. James Bay is located in northwestern Québec, 382 kilometers north of the community of Matagami. James Bay is approximately 130 kilometers east of James Bay and the Cree Nation of Eastmain community.
In February 2011, Galaxy signed a joint venture agreement with Lithium One for the exploration and eventual development of James Bay. In May 2011, under the terms of that agreement, Galaxy acquired an initial 20% equity interest and had the potential to increase its stake to 70% through the completion of a definitive feasibility study within a 24-month period. On July 4, 2012, Galaxy completed a merger with Lithium One, effectively acquiring 100% of James Bay. On August 25, 2021, Galaxy merged with Orocobre. Under the Galaxy/Orocobre Merger, Allkem acquired 100% of James Bay.
Spodumene is the dominant lithium-bearing mineral found on the project and is a relatively rare pyroxene (a crystalline mineral) that is composed of lithia (8.03% Li2O), aluminum oxide (27.40% Al2O3) and silica (64.58% SiO2). It is found in lithium-rich granitic pegmatites, commonly associated with quartz, k-feldspar, albite, muscovite with minor lepidolite, tourmaline and beryl.
The climate at James Bay is classified as Continental Subarctic. James Bay is characterized as having long cold winters and short warm summers. The winter season can begin as early as October and extend through April. Temperatures in winter range from 5°C to below -45°C, with significant snow cover. Temperatures range from approximately 15°C to 35°C during the summer months, with moderate rainfall and thunderstorms during exceptionally hot weather conditions. During dry summer period, forest fires are common in the region.
As of June 30, 2023, the total book value of James Bay and its associated plant and equipment was approximately $437.4 million.
Rights and Royalties
James Bay comprises two contiguous packages of mining titles, covering an area of approximately 11,130 ha. All claims are classified as “map designed claims”, also known as “CDC”-type claims under the Québec Mining Act, and provide the holder the exclusive right to explore for mineral substances on the land subject to the claims. The boundaries of the claims have not been legally surveyed. All claims at James Bay are in good standing as of the date of this proxy statement/prospectus. Allkem has obtained all necessary permits and certifications from government agencies to allow for exploration at James Bay.
Two net smelter return (“NSR”) royalties remain on James Bay affecting various parts of the project. Ridgeline Royalties Inc. owns a 0.5% NSR royalty covering 11 claims (totaling an area of approximately 93 ha) forming part of James Bay pursuant to an agreement dated May 14, 2009. The royalty is not subject to any buy back right.
LRC owns a 1.5% NSR royalty covering 23 claims (totaling an area of approximately 1,195 ha) forming part of James Bay pursuant to an agreement dated June 9, 2009. Allkem has the right to buy back one-third of the royalty (equaling 0.5%) at any time for an amount of CAD $500,000. The royalty is calculated on the net amount received by the operator of the project after deduction of certain costs and charges, which are customary for this type of royalty. The royalty must be paid, at the latest, 45 days after the end of each quarter. An annual report relating to the calculation and payment of the royalty as of December 31 of each year must be delivered to LRC on or before March 31 following the end of such calendar year. LRC has a maximum period of three months following the delivery of such annual report to contest the calculation of the royalty.
James Bay is subject to the JBNQA, which governs a range of matters between the Government of Québec and the Cree Nations of Québec. On March 18, 2019, a Preliminary Development Agreement (“PDA”) was entered into between the Cree Nation of Eastmain, the Grand Council of the Cree Nations and the Cree Nations Government and Galaxy. The PDA is to be replaced by an Impact Benefit Agreement (“IBA”) prior to commencing construction of James Bay. The IBA is currently being negotiated between Allkem and the Cree Nations.
James Bay is also subject to a federal and provincial environmental assessment, which must be consistent with the JBNQA. In January 2023, the federal Minister for the Environment and Climate Change issued federal authorization for James Bay. Allkem is now awaiting the issuance of provincial authorization by the Government of Québec following completion of the environmental and social impact assessment and review process by the COMEX. Once the key approvals are obtained, there are a range of other approvals required prior to commencing construction at James Bay.

Operations, Accessibility and Infrastructure
The James Bay process consists of the following key areas: three stage crushing circuit where crushing is carried out to reduce the particle size of the Run Of Mine (i.e., the unprocessed mined material) and allow increased separation efficiency downstream, DMS utilizes the density differences between the various minerals in the feed to separate the gangue from the material of value and where fines tailings dewatering and disposal occurs, coarse tailings disposal, reagent storage and preparation and concentrate handling.
The property is located 10 kilometers south of the Eastmain River and 130 kilometers east of the Eastmain community. The Eastmain Road links the property to the Eastmain village on the coast of James Bay. James Bay is readily accessible year-round by the paved Billy-Diamond Highway that connects Matagami to the village of Radisson. The property is approximately a four-hour drive north of Matagami, Québec, located adjacent to the Relais Routier km 381 Truck Stop operated by the Société de Développement de la Baie-James (“SDBJ”).
The Relais Routier km 381 Truck Stop provides services including lodging and food, fuel, electricity, telephone services and a helipad. It is owned and operated by the SDBJ, a state-run corporation owned by the Government of Québec. It is located less than one kilometer from James Bay.
The town of Matagami is an established community, located 381 kilometers south of the Relais Routier km 381 Truck Stop. The community is able to provide additional services and support to industrial projects in the James Bay territory, including the mining sector. In addition, a transshipment zone owned by the Town of Matagami is intended to be used for transportation of goods and spodumene concentrate. The Billy-Diamond highway passes adjacent to the James Bay property, providing an all-weather, year-long access to the site. The road is managed and maintained by the SDBJ.
A 450 kilovolt direct current electrical transmission line passes 1 kilometer to the east of the deposit, which provides direct power from Radisson to New England, USA. Electrical power is not available for public use from this line; however, Allkem finished construction of a new powerline in April 2023 that links the 69 kilovolt line located 8 kilometers to the south of the property to the proposed location of the processing plant. Connection work remains to be completed once permits are obtained.
Mineral Processing
The pegmatite deposit will be mined by conventional open pit methods. All material will require drilling and blasting and will be removed using mining excavators and haul trucks. The preliminary pit design extends approximately two kilometers northwest/southeast along the strike of the pegmatite mineralization and has an average width of 500 meters. The design is divided into three pits with depths of 160 meters, 170 meters and 260 meters. Mining is scheduled to achieve low waste stripping in the initial years with a gradual increase later in the mine life. The average strip ratio for the LOM plan is 3.56:1.
The process design is based on an annual throughput of 2 million metric tons of ore to produce a final product grade of 5.6% Li2O, with operational flexibility to increase the concentrate grade to 6.0% Li2O. The selected process is similar to that currently utilized at Mt Cattlin, which incorporates a similar flowsheet based on crushing, screening and DMS stages. Processing involves a conventional three-stage crushing circuit, followed by a DMS plant. Similar to Mt Cattlin, crystal sizes are coarse and, therefore, grinding and flotation methods are not necessary, contributing to lower operating costs.
Detailed engineering is currently underway alongside procurement activities including ordering of key long lead items and equipment packages (temporary camps, primary sub-station, process equipment, etc.). Hydro-Québec completed the installation of the powerline (weather-related critical work) to connect hydro power to the site. Allkem is also progressing the recruitment of key operational personnel for the project.
Exploration and Expansion Activities
Although the James Bay lithium deposit was discovered in the 1960s, no systematic exploration was conducted on the property until Lithium One started exploring the property after entering into an option agreement in March 2008 with five parties, including SDBJ. Since then, Galaxy commenced infill drilling at James Bay in early March 2017, which was completed in mid-August 2017, with the objective of delineating the various pegmatite dikes and to find potential resource extensions. Step-out holes were drilled to explore the down-dip extension of known pegmatites and drilling commenced on previously mapped, but unexplored, pegmatites. Galaxy mapped and drilled additional pegmatite bodies located on the east side of the Billy-Diamond Highway, expanding the footprint of the known mineralization. In addition to the resource definition program in the summer of 2017, additional drilling was conducted between late November 2017 and the end of February 2018 to provide samples for metallurgical and geotechnical studies and to test under proposed infrastructure locations. Between mid-January and early April 2022, a sterilization drilling campaign was conducted under proposed infrastructure locations. In addition, a small resource delineation campaign was designed to define the northern extents of mineralization. Further, a significant resource delineation drilling program was conducted between early December 2022 and mid-April 2023. Following a planned review of the results of this drilling program, Allkem will consider various options and alternatives with respect to any further exploration activities.
Mineral Resources and Reserves
A summary of James Bay lithium mineral resources, exclusive of reserves, and reserves as of June 30, 2023, are shown in the following tables. This is the first time estimated mineral resources, exclusive of reserves, and reserves have been determined for James Bay in accordance with Subpart 1300. Employees of SLR Consulting (Canada) Ltd. (“SLR Canada”), a third-party firm comprising mining experts in accordance with Subpart 1300, served as QPs and prepared the estimates of lithium mineral resources and reserves at James Bay, with an effective date of June 30, 2023. SLR Canada’s employees who prepared the technical report summary are not employees of Allkem. Neither SLR Canada nor its employees who prepared the technical report summary are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in James Bay. Employees of Wave International Pty Ltd. (“Wave International”), a third-party firm comprising mining experts in accordance with Subpart 1300, also served as QPs and prepared the estimates of lithium mineral resources and reserves at James Bay, with an effective date of June 30, 2023. Wave International’s employees who prepared the technical report summary are not employees of Allkem. Neither Wave International nor its employees who prepared the technical report summary are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in James Bay. Employees of WSP Canada Inc. (“WSP Canada”), a third-party firm comprising mining experts in accordance with Subpart 1300, also served as QPs and prepared the estimates of lithium mineral resources and reserves at James Bay, with an effective date of June 30, 2023. WSP Canada’s employees who prepared the technical report summary are not employees of Allkem. Neither WSP Canada nor its employees who prepared the technical report summary are affiliates of Allkem or another entity that has an ownership, royalty, or other interest in James Bay. A copy of the QPs’ technical report summary with respect to the lithium mineral resource and reserve estimates at James Bay, effective as of June 30, 2023, is filed as Exhibit 96.5 to this registration statement of which this proxy statement/prospectus forms a part. The amounts represent Allkem’s 100% ownership and are presented as metric tons in thousands.
The James Bay mineral resources, exclusive of reserves, estimates as of June 30, 2023 are summarized in the following table:
Lithium - Hard Rock (Ore metric tons)	Amount (‘000s metric tons)	Grade (% Li2O)
Measured Mineral Resources	—	—%
Indicated Mineral Resources	18,100	1.12%
Total Measured and Indicated Mineral Resources	18,100	1.12%
Inferred Mineral Resources	55,900	1.29%
Total Measured, Indicated and Inferred Mineral Resources	74,000	1.25%
•	Hard rock assets are expressed in thousand metric tons of ore.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated reasonable prospects for economic extraction.
•	Mineral resources have been reported as in-situ.
•	Mineral resources are reported using a raised cut-off grade of 0.5% Li2O due to metallurgical considerations. The calculated break-even cut-off grade is 0.17% Li2O.
•	Mineral resources are estimated using a long-term spodumene concentrate (6.0% Li2O) price of $1,500/t and a C$/US$ exchange rate of 1.33 over the entirety of the LOM of 19 years.
•	Mineral resources were constrained using a Whittle pit optimization shell using the following set of assumptions for mineral resource reporting:

○	Processing costs of C$13.23/t of ore.
○	G&A costs of C$13.86/t of ore.
○	Closure, Sustaining CAPEX, and IBA payments of C$6.83/t of ore.
○	Mining costs of C$4.82/t of ore.
○	Metallurgical recovery of 70.1%.
○	Transport costs of $86.16/t of spodumene concentrate.
○	NSR royalty of 0.32%.
○	Average pit slope angle of 47.5 degrees.
The James Bay mineral reserve estimates as of June 30, 2023 are summarized in the following table:
Lithium - Hard Rock (Ore metric tons)	Amount (‘000s metric tons)	Grade (% Li2O)
Proven Mineral Reserves	—	—%
Probable Mineral Reserves	37,296	1.27%
Total Mineral Reserves	37,296	1.27%
•	Hard rock assets are expressed in thousand metric tons of ore.
•	Comparison of values may not add up due to rounding or the use of averaging methods.
•	Mineral reserves are reported using a cut-off grade of 0.62% Li2O and include 8.7% dilution at an average grade of 0.42% Li2O. The average LOM strip ratio is 3.56:1.
•	Mineral reserves are calculated in-situ.
•	Mineral reserves are estimated using a long-term spodumene concentrate (6.0% Li2O) price of $1,500/t and a C$/US$ exchange rate of 1.33 over the entirety of the LOM of 19 years.
•	Bulk density of ore is variable, outlined in the geological block model, and averages 2.7 g/t.
•	Mineral reserves were constrained within the pit design using the following set of assumptions:
○	Processing costs of C$18.13/t of ore.
○	G&A, Royalties, IBA, Owner’s cost, Closure, and Sustaining costs of C$38.17/t of ore.
○	Mining costs of C$5.70/t of ore.
○	Metallurgical recovery of 68.9%.
○	Transport and Insurance costs of $105.8/t of spodumene concentrate.
○	Average pit slope angle of 47.5 degrees.
Additional information about key assumptions and parameters relating to the lithium mineral resources and reserves at James Bay is discussed in Sections 11 and 12, respectively, and key assumptions relating to the price estimates for mineral resources and reserves is discussed in Section 16, in the James Bay technical report summary filed as Exhibit 96.5 to this registration statement of which this proxy statement/prospectus forms a part. The mineral resource and reserve estimates are subject to a number of uncertainties, including future changes in product prices or the market trends underlying price estimates (including those described under “—Market, Customers and Competitors—Demand and Supply” above), production costs and/or other factors affecting the LOM plan, differences in size and grade and recovery rates from those expected and changes in project parameters.
Internal Controls
The modeling and analysis of Allkem’s mineral resources and reserves was developed by Allkem’s site personnel and reviewed by several levels of internal management, as well as the QPs for each site. The development of such resources and reserves estimates, including related assumptions, were prepared by the QPs.
When determining resources and reserves, as well as the differences between resources and reserves, management developed specific criteria, each of which must be met to qualify as a resource or reserve, respectively. These criteria, such as demonstration of economic viability, points of reference and grade, are specific and attainable. The QPs and management agree on the reasonableness of the criteria for the purposes of estimating resources and reserves. Calculations using these criteria are reviewed and validated by the QPs.

Estimations and assumptions were developed independently for each significant mineral property. All estimates require a combination of historical data and key assumptions and parameters. When possible, resources and data from public information and generally accepted industry sources, such as governmental resource agencies, were used to develop these estimations.
Allkem has developed quality assurance and quality control (“QA/QC”) procedures to ensure the process for developing mineral resource and reserve estimates is sufficiently accurate, which have been reviewed by the applicable QPs. QA/QC procedures include independent checks (duplicates) on samples by third party laboratories, blind blank/standard insertion into sample streams and duplicate sampling, among others. In addition, the QPs are reviewing the consistency of historical production at each site as part of their analysis of the QA/QC procedures. See additional details regarding the controls for each site in the technical summary reports filed as Exhibits 96.1 to 96.5 to this registration statement of which this proxy statement/prospectus forms a part.
Allkem recognizes the risks inherent in mineral resource and reserve estimates, such as the geological complexity, the interpretation and extrapolation of field and well data, changes in operating approach, macroeconomic conditions and new data, among others.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ALLKEM
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allkem, or MD&A of Allkem, is intended to facilitate an understanding of Allkem’s business and results of operations and should be read in conjunction with Allkem’s historical consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. Some of the information contained in the following MD&A of Allkem or set forth elsewhere in this proxy statement/prospectus, including information with respect to Allkem’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors—Risks Relating to Allkem’s Business” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, Allkem’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following MD&A of Allkem.
The historical consolidated financial statements of Allkem discussed in the following MD&A of Allkem are reported under IFRS and are presented in U.S. dollars, unless otherwise noted. For the exchange rates used to translate from the functional currency of each entity to U.S. dollars, see Allkem’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus.
Overview
Allkem, an ASX-listed Australian public company limited by shares, is a lithium company with a global portfolio of lithium chemical and spodumene concentrate operations and projects. Allkem’s registered office is in Brisbane, Australia and its headquarters are in Buenos Aires, Argentina. Allkem was formed by the Galaxy/Orocobre Merger. On November 30, 2021, following shareholder approval at the 2021 annual general meeting, Orocobre (which acquired all of the fully paid ordinary shares of Galaxy under the Galaxy/Orocobre Merger, and accordingly became the ultimate holding company of the merged group) changed its name to Allkem Limited.
Allkem produces and develops lithium products across the globe, and its diverse portfolio includes lithium brine operations in Argentina, a hard rock lithium operation in Australia, and a lithium hydroxide conversion facility in Japan. In addition, Allkem has new project developments underway in Canada and Argentina that are aimed at enhancing Allkem’s international scale and product flexibility to meet the growth in market demand that is expected as a part of a global transition to a net zero carbon future.
Allkem has an established track record in developing and operating lithium mines and chemical processing facilities. Allkem’s key assets include:
•	Mt Cattlin lithium spodumene mine in Ravensthorpe, Western Australia;
•	Olaroz lithium facility in Jujuy Province, Argentina (of which Allkem owns a 66.5% equity interest);
•	Cauchari lithium brine project in Jujuy Province, Argentina;
•	Sal de Vida lithium brine project in Catamarca Province, Argentina;
•	James Bay lithium spodumene project in Québec, Canada; and
•	Naraha lithium hydroxide plant in Naraha, Japan (of which Allkem owns a 75% economic interest).
Allkem believes its development pipeline will allow Allkem to supply the growing lithium market as the world migrates to lower emissions transport and energy solutions. Further, Allkem’s vertically integrated production base allows Allkem to service multiple markets and customers.
Trends, Events and Key Factors Affecting Operations
Allkem believes that the trends, events and key factors discussed below have significantly affected its results of operations, financial position and cash flows in the periods reported in Allkem’s historical consolidated financial statements contained in this proxy statement/prospectus and expects that these factors will continue to have a significant influence on Allkem’s results of operations, financial position and cash flows in the future.
Lithium Market
Allkem’s results of operations, financial position and cash flows are dependent on the growth of the lithium market. The lithium market is growing substantially from the rapid increase in EV production and adoption, given that lithium is a key raw material in EV batteries. This growth has also been supported by government stimulus and policies around the globe targeting a net zero carbon future through transport electrification, among other initiatives. Lithium is also used in other applications, including agrochemicals, pharmaceuticals, ceramics and glass and lubricant greases. Leading auto manufacturers have made significant investments in lithium-ion battery technology and are committed to electrifying their fleets. Interest from automakers in the lithium industry continues to increase with OEMs around the globe investing and funding directly into lithium companies and assets in order to secure supply. The global lithium-ion battery supply chain is growing significantly, and consumer demand and EV sales continue to grow, which is forecasted to result in a lithium chemicals supply deficit in the medium-term.
For additional discussion regarding the potential risks for Allkem related to the lithium market, see the section entitled “Risk Factors—Risks Relating to Allkem’s Business” beginning on page 57 of this proxy statement/prospectus.
Climate-Related Matters
Allkem’s operations and financial performance are susceptible to the challenges posed by climate change. Consequently, Allkem continues to monitor climate-related risks and is developing and implementing climate change and decarbonization initiatives. For example, Allkem supports the Task Force on Climate-related Financial Disclosures (TCFD), and Allkem has established a governance structure for the management of climate-related issues at the Allkem Board level, with the Allkem Board Sustainability Committee having oversight. Updates on physical and transitional climate-related risks and opportunities along the value chain are a regular agenda item at each meeting of the Allkem Board Sustainability Committee. At the management level, risks and opportunities associated with climate change are the responsibility of the Head of Operations in each of the regions where Allkem operates, along with Allkem’s Chief Sustainability and External Affairs Officer, reporting directly to the Chief Executive Officer on these matters.
Allkem has defined what short, medium and long-term means to its business from a climate change perspective. Lithium supply and demand forecasts that are incorporated in Allkem’s strategic business planning draw on a range of climate change transition scenarios. These are informed by global commitments and actions to limit the rise in global warming temperatures to 1.5°C and avoid the worst effects of climate change. Significant demand growth for lithium is underway and is underpinned by global support of major economies and automakers to decarbonize through the adoption of electric transport.
For additional discussion regarding the potential risks for Allkem related to climate-related matters, see the section entitled “Risk Factors—Risks Relating to Allkem’s Business” beginning on page 57 of this proxy statement/prospectus.
Galaxy/Orocobre Merger
On August 25, 2021, Allkem was formed by the Galaxy/Orocobre Merger, by which Orocobre, a listed company based in Australia with a diversified lithium asset portfolio, acquired all of the fully paid ordinary shares of Galaxy, a listed company based in Australia with a diversified lithium asset portfolio, and accordingly became the ultimate holding company of the merged group. Orocobre and Galaxy merged in order to expand each company’s lithium sources and to diversify geographically, and the Galaxy/Orocobre Merger provided the combined group with a portfolio of world class assets. On November 30, 2021, following shareholder approval at the 2021 annual general meeting, Orocobre changed its name to Allkem Limited.
The Galaxy/Orocobre Merger was accounted for using the acquisition method under IFRS, with Orocobre determined to be the accounting acquirer. Allkem’s historical consolidated financial statements include the results of Galaxy for the ten months from the acquisition date on August 25, 2021 to June 30, 2022 and for the 12 months ended June 30, 2023. Prior to the Galaxy/Orocobre Merger, Allkem’s primary assets were a 66.5% equity interest in an operating brine development project in Argentina (i.e., Olaroz), a brine development project in Argentina (i.e., Cauchari), a 75% economic interest in a Lithium Hydroxide Plant in Japan (i.e., Naraha) and a Borax operation in Argentina, which was subsequently disposed of in December 2022 and has been accounted for as a discontinued operation under IFRS. In the Galaxy/Orocobre Merger, the assets acquired by Allkem included an operational hard rock mine and concentrator in Western Australia (i.e., Mt Cattlin), a brine development project in Argentina (i.e., Sal de Vida) and a hard rock spodumene project in Canada (i.e., James Bay).

For additional discussion regarding the acquisition method under IFRS, see Note 4: Business Combinations and Note 30: Summary of significant accounting policies in the notes to Allkem’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus.
Sale of Borax Segment
On December 16, 2022, Allkem completed the sale of Borax Holdings No 1 Pty Ltd, Borax Holdings No 2 Pty Ltd and Borax Argentina S.A., which operated its Borax business in Argentina (“Borax”), to Golden Wattle Springs Pty Ltd (“Golden Wattle”), and in turn acquired the Maria Victoria lithium tenement located in the Olaroz basin in Argentina from Minera Santa Rita S.R.L. (“MSR”). Under the transactions, Allkem transferred to Golden Wattle, a group associated with MSR, all of the issued shares in the two Borax holding companies, which included $13.8 million cash for employee and rehabilitation liabilities, and MSR sold to Allkem 100% ownership of the Maria Victoria tenement. The sale of the Borax segment has been accounted for as a discontinued operation under IFRS.
For additional discussion regarding discontinued operations under IFRS, see Note 2: Discontinued operations and Note 30: Summary of significant accounting policies in the notes to Allkem’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus.
Results of Operations
($ in thousands)	Fiscal Year Ended June 30,
	2023	2022	2021
Revenue	1,207,801	744,683	66,370
Cost of sales	(142,000)	(144,521)	(25,004)
Gross profit	1,065,801	600,162	41,366
Other income	66,023	31,666	1,725
Corporate and administrative expenses	(66,470)	(43,509)	(16,868)
Merger and acquisition costs	(9,945)	(12,760)	(1,243)
Selling expenses	(89,562)	(57,024)	(2,966)
Depreciation and amortization expense	(98,786)	(63,310)	(18,758)
Asset impairment and write-downs	—	(244)	—
Share of net loss of associate	(2,114)	(2,951)	(1,682)
Foreign currency loss	(83,280)	(10,260)	(3,619)
Profit/(loss) before interest and income tax	781,667	441,770	(2,045)
Finance income	72,311	5,980	1,602
Finance costs	(24,071)	(20,180)	(22,664)
Profit/(loss) before income tax	829,907	427,570	(23,107)
Income tax expense	(305,332)	(92,884)	(67,940)
Profit/(loss) after taxation from continuing operations	524,575	334,686	(91,047)
(Loss)/Profit after tax for the period from discontinued operations	(3,278)	2,537	1,573
Profit/(loss) for the period	521,297	337,223	(89,474)
IFRS versus GAAP
It may be difficult for shareholders or the market generally to meaningfully compare Allkem’s financial statements under IFRS to those financial statements of companies that prepare financial statements in accordance with GAAP. A discussion regarding certain key differences between IFRS and GAAP can be found in the section entitled “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 182 of this proxy statement/prospectus. Additionally, a discussion of significant accounting policies adopted in the preparation of Allkem’s historical consolidated financial statements can be found in Note 30: Summary of significant accounting policies in the notes to Allkem’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus.
For additional discussion regarding the potential risks related to Allkem’s reporting under IFRS, see the section entitled “Risk Factors—Risks Relating to Allkem’s Business” beginning on page 57 of this proxy statement/prospectus.

Non-IFRS Financial Measures
In addition to profit, as determined in accordance with IFRS, Allkem evaluates operating performance using certain non-IFRS measures, including EBITDAIX, which Allkem defines as earnings from continuing operations before interest, taxes, merger and acquisition costs, depreciation, amortization, impairments and write-downs (writebacks), gains from financial instruments, foreign currency gains/(losses), share of net loss of associate, business combination acquisition costs and other adjustments due to purchase price allocation. Allkem’s management believes the use of these non-IFRS measures allows management and investors to compare more easily the financial performance of Allkem’s underlying business from period to period. The non-IFRS information provided may not be comparable to similar measures disclosed by other companies because of differing methods used by other companies in calculating EBITDAIX. EBITDAIX should not be considered as a substitute for profit or other measures of performance or liquidity reported in accordance with IFRS. The following table reconciles EBITDAIX from profit.
($ in thousands)	Fiscal Year Ended June 30,
	2023	2022	2021
Total profit/(loss) for the period	521,297	337,223	(89,474)
Discontinued operations	3,278	(2,537)	(1,573)
Total profit/(loss) for the period – continuing operations	524,575	334,686	(91,047)
Add: Income tax expense	305,332	92,884	67,940
Profit/(loss) for the period before tax	829,907	427,570	(23,107)
Add merger and acquisition costs(a)	9,945	12,760	1,243
Add amortization of customer contracts due to purchase price allocation(b)	—	13,400	—
Add inventory adjustment due to purchase price allocation(b)	—	12,367	—
Less other income(c)	(66,023)	(31,666)	(1,725)
Add foreign currency (gains)/losses(d)	83,280	10,260	3,619
Add share of loss of associate, net of tax(e)	2,114	2,951	1,682
Add impairment/write-downs (writebacks)(f)	—	244	18,138
Add interest (income)/costs	(48,240)	14,200	21,062
Add depreciation & amortization	98,786	49,910	18,758
EBITDAIX	909,769	511,996	3,394
(a)	Merger and acquisition costs (2023: $9.9 million, 2022: $12.8 million, 2021: $1.2 million) are excluded from EBITDAIX because they are nonrecurring.
(b)
In 2022, $12.4 million related to the realization of inventory at a value in excess of the cost of production and $13.4 million related to the amortization of customer contract assets acquired as a part of the Galaxy/Orocobre Merger and are excluded from EBITDAIX because they are nonrecurring and relate to non-cash valuation adjustments arising from the Galaxy/Orocobre Merger.

(c)	Represents primarily gain from financial instruments and is excluded from EBITDAIX because it does not relate to operations.
(d)
Represents realized and unrealized losses on AUD denominated balances in corporate entities, with a USD functional currency, Argentine Peso denominated balances in entities based in Argentina and USD balances in Canadian entities. These amounts are excluded from the calculation of EBITDAIX because they primarily relate to income tax, cash and other transactional tax balances or as associated with long-term capital projections, which are expected to be operations in future periods.

(e)	Represents the share of loss on the 75% economic interest in TLC and is excluded from EBITDAIX because TLC is constructing a plant that is still in either the development or commissioning phase.
(f)	Represents impairment of assets and inventory write-down reversals and is excluded from EBITDAIX because the loss (or reversal) is nonrecurring.
Fiscal Year Ended June 30, 2023, compared to Fiscal Year Ended June 30, 2022
Revenue
Revenue of $1,207,801 thousand for fiscal year 2023 increased by $463,118 thousand, or 62.2%, versus $744,683 thousand for fiscal year 2022. The revenue increase was primarily due to an increase of $2,658/dry metric ton (“dmt”), or 119.7%, in the average realized sales price of spodumene from Mt Cattlin to $4,879/dmt in fiscal year 2023, as compared to $2,221/dmt in fiscal year 2022, and an increase of $20,583/metric ton, or 88.0%, in the average realized sales price of lithium carbonate from Olaroz to $43,981/metric ton in fiscal year 2023, as compared to $23,398/metric ton in fiscal year 2022. There was also an increase of 674 metric tons, or 5.4%, of lithium carbonate sold from Olaroz to 13,186 metric tons in fiscal year 2023, from 12,512 in fiscal year 2022. In fiscal year 2023,

Allkem recognized revenue of $99,738 thousand of low grade spodumene sold from Mt Cattlin and $12,279 thousand of lithium carbonate by-products sold from Olaroz. No low grade spodumene or lithium carbonate by-products were sold in fiscal year 2022. These increases were partially offset by a decrease of 95,424 dmt, or 47.5%, of spodumene concentrate sold from Mt Cattlin to 105,291 dmt in fiscal year 2023, from 200,715 dmt in fiscal year 2022.
Gross Profit
Gross profit of $1,065,801 thousand for fiscal year 2023 increased by $465,639 thousand, or 77.6%, versus $600,162 thousand for fiscal year 2022. The increase in gross profit was due to the higher average realized sales price for spodumene from Mt Cattlin, the higher average realized sales price for lithium carbonate from Olaroz, and increased sales of low grade product from Mt Cattlin and lithium carbonate by-product from Olaroz. This was partially offset by lower sales volumes at Mt Cattlin, and cost of sales increasing due to inflationary cost pressure. The gross profit margin of 88.2% for fiscal year 2023 increased by 7.6%, versus 80.6% for fiscal year 2022.
Other Income
Other income of $66,023 thousand for fiscal year 2023 increased by $34,357 thousand, or 108.5%, versus $31,666 thousand for fiscal year 2022. The increase was due to higher gains on financial instruments.
Corporate and Administrative Expenses
Corporate and administrative expenses of $66,470 thousand for fiscal year 2023 increased by $22,961 thousand, or 52.8%, versus $43,509 thousand for fiscal year 2022. The increase was due to increases in employee benefit and share based payment expenses of $15,211 thousand, legal and consulting fees of $4,016 thousand and travel expenses of $3,580 thousand in relation to expanded operations and the full year of merged operations of the Galaxy and Orocobre businesses.
Merger and Acquisition Costs
Merger and acquisition costs of $9,945 thousand for fiscal year 2023 decreased by $2,815 thousand, or 22.1%, versus $12,760 thousand for fiscal year 2022. Merger and acquisition costs in fiscal year 2023 related to advisory and legal costs in connection with the announced contemplated combination with Livent, while merger and acquisition costs in fiscal year 2022 related to merger facilitation fees and stamp duty incurred as a part of the Galaxy/Orocobre Merger. Merger and acquisition costs vary depending on the size and timing of the merger or acquisition, and more expenses are expected to be incurred in subsequent periods for the announced contemplated combination with Livent.
Selling Expenses
Selling expenses of $89,562 thousand for fiscal year 2023 increased by $32,538 thousand, or 57.1%, versus $57,024 thousand for fiscal year 2022. The increase was primarily due to an increase in mining royalty expenses of $18,110 thousand, primarily at Mt Cattlin, and an increase in export duty expenses at Olaroz of $11,283 thousand due to the increase in revenue in fiscal year 2023.
Depreciation and Amortization Expense
Depreciation and amortization expense of $98,786 thousand for fiscal year 2023 increased $35,476 thousand, or 56.0%, versus $63,310 thousand for fiscal year 2022. The increase was primarily due to $49,950 thousand of amortization of capitalized mining expenditure with respect to the Mt Cattlin operations in fiscal year 2023, and impacted by no customer contract amortization in fiscal year 2023, compared to $13,400 thousand in fiscal year 2022 related to the Galaxy/Orocobre Merger.
Asset Impairment and Write-Downs
There were no asset impairment and write-downs for fiscal year 2023. Asset impairment and write-downs of $244 thousand for fiscal year 2022 related to the lapsed rights of the Maria Victoria mining properties.
Share of Net Loss of Associate
Share of net loss of associate of $2,114 thousand for fiscal year 2023 decreased $837 thousand, or 28.4%, versus $2,951 thousand for fiscal year 2022. While production and sales of Lithium Hydroxide began in fiscal year 2023 at Naraha, the decrease was due to lower administration expenses in TLC in fiscal year 2023.

Foreign Currency Loss
Foreign currency loss of $83,280 thousand for fiscal year 2023 increased $73,020 thousand, or 711.7%, versus $10,260 thousand for fiscal year 2022. The increase was due to increased cash holdings in Argentine Pesos and the strengthening of the USD against the AUD and the Argentine Peso. The Argentine Peso depreciated 105% against the USD for fiscal year 2023, as compared to 30.8% for fiscal year 2022.
Finance Income
Finance income of $72,311 thousand for fiscal year 2023 increased $66,331 thousand, or 1109.2%, versus $5,980 thousand for fiscal year 2022. This increase was due to increased cash balances held in term deposits denominated in Argentine Pesos with corresponding higher interest rates for fiscal year 2023.
Finance Costs
Finance costs of $24,071 thousand for fiscal year 2023 increased by $3,891 thousand, or 19.3%, versus $20,180 thousand for fiscal year 2022. This increase was due to changes in the fair value of financial assets and liabilities and the unwinding of interest expenses related to long-term rehabilitation provisions. The increase was partially offset by lower interest expenses on external borrowings.
Income Tax Expense
Income tax expense of $305,332 thousand for fiscal year 2023 increased by $212,448 thousand, or 228.7%, versus $92,884 thousand for fiscal year 2022. The increased income from operations in fiscal year 2023 resulted in a $118,957 thousand increase in tax expenses. The tax expense also increased by $62,440 thousand due to less previously unrecognized tax losses in 2023 versus 2022.
(Loss)/Profit After Tax from Discontinued Operations
Allkem’s Borax segment was disposed in December 2022 and its results have been reclassified to a discontinued operation. The loss after tax from discontinued operations was $3,278 thousand for fiscal year 2023, a decrease of $5,815 thousand versus a $2,537 thousand profit for fiscal year 2022. The loss was attributable to a $5,749 thousand loss on disposal related to the recycling of the Borax foreign currency translation reserve balance at the time of disposal. There was also a $66 thousand decrease in profit that was due to only six months of the Borax segment’s results being included in fiscal year 2023 before it was disposed, compared to 12 months of results included in fiscal year 2022.
Profit/(Loss) for the Year
Profit for the year of $521,297 thousand for fiscal year 2023 increased by $184,074 thousand, or 54.6%, from $337,223 thousand for fiscal year 2022. The increase was due to higher realized sales prices on lithium carbonate and spodumene concentrate from Olaroz and Mt Cattlin, respectively, partially offset by higher income tax expenses, selling expenses, and depreciation and amortization expenses.
Fiscal Year Ended June 30, 2022, compared to Fiscal Year Ended June 30, 2021
Revenue
Revenue of $744,683 thousand for fiscal year 2022 increased by $678,313 thousand, or 1,022.0%, versus $66,370 thousand for fiscal year 2021. This increase was due to the contribution of $451,925 thousand in revenue from Mt Cattlin acquired on August 25, 2021, as a part of the Galaxy/Orocobre Merger, and an increase of $18,415/dmt, or 369.6%, in the average realized sales price of lithium carbonate from Olaroz to $23,398/metric ton in fiscal year 2022 compared to $4,983/metric ton in fiscal year 2021. These increases were partially offset by a decrease of 807 metric tons, or 6.1%, of lithium carbonate sold from Olaroz, to 12,512 metric tons in fiscal year 2022 from 13,319 in fiscal year 2021.
Gross Profit
Gross profit of $600,162 thousand for fiscal year 2022 increased by $558,796 thousand, or 1,350.9%, versus $41,366 thousand for fiscal year 2021. The increase in gross profit was due to the contribution of Mt Cattlin and higher average realized sales price for lithium carbonate from Olaroz, partially offset by lower sales volumes and cost of sales increasing due to inflationary cost pressure and an increase in sales of battery grade carbonate. Gross profit margin of 80.6% for fiscal year 2022 increased by 18.3%, versus 62.3% for fiscal year 2021.

Other Income
Other income of $31,666 thousand increased by $29,941 thousand, or 1,735.7%, versus $1,725 thousand in fiscal year 2021. The increase was due to higher gains on financial instruments.
Corporate and Administrative Expenses
Corporate and administrative expense of $43,509 thousand increased by $26,641 thousand, or 157.9%, versus $16,868 thousand in fiscal year 2021. The increase in corporate and administrative expense was due to increased staff levels, compensation and professional services expense subsequent to the Galaxy/Orocobre Merger.
Merger and Acquisition Costs
Merger and acquisition costs of $12,760 thousand for fiscal year 2022 increased $11,517 thousand, or 926.5%, versus $1,243 thousand in fiscal year 2021. The increase was due to $5,630 thousand in merger facilitation fees and $3,873 thousand in stamp duty incurred as a part of the Galaxy/Orocobre Merger.
Selling Expenses
Selling expenses of $57,024 thousand for fiscal year 2022 increased by $54,058 thousand, or 1822.6%, versus $2,966 thousand in fiscal year 2021. The increase was due to mining royalty expenses of $23,518 thousand and logistics expenses of $17,982 thousand associated with sales from Mt Cattlin recognized as a part of the Galaxy/Orocobre Merger and increases of $6,879 thousand in Argentine export duties and $5,400 thousand in royalties due to increased revenue.
Depreciation and Amortization Expense
Depreciation and amortization expense of $63,310 thousand for fiscal year 2022 increased $44,552 thousand, or 237.5%, versus $18,758 thousand in fiscal year 2021. The increase in depreciation and amortization expense was due to an additional $31,044 thousand in depreciation and amortization on assets acquired in the Galaxy/Orocobre Merger and the amortization of $13,400 thousand in customer contracts recognized in conjunction with the Galaxy/Orocobre Merger.
Asset Impairment and Write-Downs
Asset impairment and write-downs of $244 thousand for fiscal year 2022 related to the lapsed rights of the Maria Victoria mining properties.
Share of Net Loss of Associate
Share of net loss of associate of $2,951 thousand in fiscal year 2022 increased $1,269 thousand, or 75.4%, versus $1,682 thousand in fiscal year 2021. The increase was due to higher corporate expenses in Allkem’s associate interest in TLC.
Foreign Currency Loss
Foreign currency loss of $10,260 thousand in fiscal year 2022 increased $6,641 thousand, or 183.5%, versus $3,619 thousand in fiscal year 2021. The increase was due to strengthening of the USD against the AUD and the Argentine Peso and increased foreign currency financial assets.
Finance Income
Finance income of $5,980 thousand in fiscal year 2022 increased $4,378 thousand, or 273.3%, versus $1,602 thousand in fiscal year 2021. This increase was due to higher average cash and cash equivalents between periods, which amounted to $663,538 thousand as of June 30, 2022, versus $258,319 thousand as of June 30, 2021, and a higher effective interest rate on short-term deposits of 1.95% in fiscal year 2022 versus 0.74% in fiscal year 2021.
Finance Costs
Finance costs of $20,180 thousand in fiscal year 2022 decreased by $2,484 thousand, or 11.0%, versus $22,664 thousand in fiscal year 2021. This decrease was due to lower interest expense on external borrowings, partially offset by an increase in interest expense on lease liabilities.

Income Tax Expense
Income tax expense of $92,884 thousand in fiscal year 2022 increased by $24,944 thousand, or 36.7%, versus $67,940 thousand in fiscal year 2021. The increase was due to an increase in income from operations and foreign exchange and hyperinflation losses of $12,162 thousand, partially offset by the recognition of $67,172 thousand in previously unrecognized tax losses. The tax expense in fiscal year 2021 included a $49,669 thousand impact of the increase from 25% to 35% in tax rate for fiscal years commencing from January 1, 2021 in Argentina on deferred tax balances.
Profit After Tax from Discontinued Operations
Allkem’s Borax segment was disposed in December 2022 and the results have been reclassified to a discontinued operation. Profit after tax from discontinued operations was $2,537 thousand in fiscal year 2022, an increase of $964 thousand, or 61.3%, versus $1,573 thousand in fiscal year 2021. The increase was largely due to higher restructuring costs incurred in fiscal year 2021 in Borax.
Profit/(Loss) for the Year
Profit for the year of $337,223 thousand for fiscal year 2022 increased by $426,697 thousand, from a loss of $89,474 thousand in fiscal year 2021. The increase was due to the contribution of Galaxy, as a part of the Galaxy/Orocobre Merger, higher realized sales prices on lithium carbonate from Olaroz and recognition of previously unrecognized tax losses offset by higher selling and depreciation and amortization expenses.
Liquidity and Capital Resources
Allkem’s prospective success in funding its cash needs will depend on the strength of the lithium market and Allkem’s continued ability to generate cash from operations and raise capital from other sources. Allkem finances its operations primarily through cash flows provided by operating activities, borrowings from banks and related parties and proceeds from the issuance of equity securities. The principal uses of cash in Allkem’s business generally have been funding working capital, capital investment, resource development costs and service of debt.
Cash and Cash Equivalents
Cash and cash equivalents as of June 30, 2023, 2022 and 2021 were $821,429 thousand, $663,538 thousand and $258,319 thousand, respectively. Cash and cash equivalents include amounts that are subject to currency control restrictions in Argentina of $144,144 thousand, $14,024 thousand and $9,573 thousand as of June 30, 2023, 2022 and 2021, respectively.
Statement of Cash Flows
Cash Provided by (Used in) Operating Activities
Cash provided by operating activities was $790,910 thousand for the fiscal year ended June 30, 2023, a $349,300 thousand increase from the $441,610 thousand of cash provided by operating activities for the fiscal year ended June 30, 2022. The increase related to an increase of $470,504 thousand in receipts from customers and $48,955 thousand increase in interest received offset by a $87,509 thousand increase in payments to suppliers and employees.
Cash provided by operating activities was $441,610 thousand for the fiscal year ended June 30, 2022, a $460,020 thousand increase from the $18,410 thousand cash used in operating activities for the fiscal year ended June 30, 2021. The increase related to $320,636 thousand in cash provided by operating activities from Mt Cattlin acquired on August 25, 2021, as a part of the Galaxy/Orocobre Merger, as well as an increase of $154,863 thousand of cash flows provided by operating activities at Olaroz, primarily driven by higher receipts from customers.
Cash Provided by (Used in) Investing Activities
Cash used in investing activities was $508,314 thousand for the fiscal year ended June 30, 2023, a $471,253 thousand increase from $37,061 thousand for the fiscal year ended June 30, 2022. The increase related to increased purchases of property, plant and equipment of $255,002 thousand in fiscal year 2023. There were no cash inflows from business combinations for fiscal year 2023, compared to $209,525 thousand of cash acquired as part of the Galaxy/Orocobre Merger received in fiscal year 2022.

Cash used in investing activities was $37,061 thousand for the fiscal year ended June 30, 2022, a $54,576 thousand decrease from $91,637 thousand for the fiscal year ended June 30, 2021. The decrease related to $209,525 thousand in cash acquired as a part of the Galaxy/Orocobre Merger and an increase of $29,322 thousand in proceeds from sales of financial instruments offset by increased payments of $142,211 thousand for purchases of property, plant and equipment, $21,594 thousand for exploration and evaluation assets and a related party loan of $18,700 thousand.
Cash (Used in) Provided by Financing Activities
Cash used in financing activities was $66,229 thousand for the fiscal year ended June 30, 2023, a $69,201 thousand decrease from $2,972 thousand of cash provided by financing activities for the fiscal year ended June 30, 2022. The decrease primarily related to a $17,939 thousand payment of treasury shares during the fiscal year ended June 30, 2023, a $44,800 thousand decrease in proceeds from borrowings, and a $3,705 thousand increase in dividends paid to non-controlling interests.
Cash provided by financing activities was $2,972 thousand for the fiscal year ended June 30, 2022, a $195,982 thousand decrease from $198,954 thousand for the fiscal year ended June 30, 2021. The decrease related to a $119,987 thousand decrease in proceeds from the issuance of shares and a $69,171 thousand decrease in the proceeds of borrowings.
Debt Facilities and Loans
Allkem has entered into a number of debt facilities and loans, as described further below. As of June 30, 2023, Allkem was, and Allkem currently is, in compliance with all of its debt facility and loan covenants.
Project Loan and Financing Facilities
SDJ, a subsidiary of Allkem, which is indirectly owned 66.5% by Allkem and owned 25% by TTC and 8.5% by JEMSE, entered into a project loan facility with Mizuho Bank related to Olaroz (the “Project Loan Facility”):
•
The Project Loan Facility for Stage 1 of Olaroz provides for a total of $191.9 million. The Stage 1 loan had an outstanding principal balance of $28.5 million as of June 30, 2023, and an outstanding balance of $48.1 million and $66.9 million as of June 30, 2022 and 2021, respectively. The interest rate for the Stage 1 loan is the Stable Overnight Funding Rate (“SOFR”) plus a margin of 0.80%. The interest rate related to 88.6% of the loan was hedged in 2015 with such rate currently at 4.896% until the last repayment in September 2024. Sales de Jujuy Pte Ltd has provided security in favor of Mizuho Bank over the shares it owns in SDJ and the Japan Organization for Metals and Energy Security, which covers 82.35% of the outstanding principal amount; and

•
The Project Loan Facility for Stage 2 of Olaroz provides for a total of $180 million. The Stage 2 loan had an outstanding balance of $162 million as of June 30, 2023 and an outstanding balance of $180 million and $146 million as of June 30, 2022 and 2021, respectively. The interest rate for the Stage 2 loan is a fixed rate of 2.5119% per annum until September 2023 and then 2.6119% per annum until expiry in March 2029.

On July 25, 2023, subsequent to the 2023 fiscal year end, Galaxy Lithium (SAL DE VIDA) S.A., which is owned 100% by Allkem, entered into a project financing facility with the International Finance Corporation related to Sal de Vida (the “Project Financing Facility”). The Project Financing Facility provides for a total of $130 million in limited recourse, sustainability-linked green project financing maturing in March 2033, with repayment commencing in March 2026. The Project Financing Facility bears interest at SOFR plus a margin of 4.8% with adjustments of up to +/- 0.25% based on the performance against agreed sustainability targets, as measured at June 2026, 2028 and 2030. The Project Financing Facility is supported by a parent guarantee until completion of construction and subject to affirmative and negative covenants with a requirement to hedge 75% of the floating rate exposure of the facility by completion of Sal de Vida.
Working Capital Facilities
Allkem has had two working capital facilities:
•
The pre-export facility with Bank Macro provides for a facility limit of $13 million as of June 30, 2023, and $8 million as of both June 30, 2022 and 2021. The pre-export facility beared interest at 6% and expired on July 30, 2023 ; and

•
The working capital facility with HSBC Australia Limited (“HSBC”) provides for a facility limit of A$5 million as of June 30, 2023, and provided for nil as of both June 30, 2022 and 2021. The working capital facility currently bears interest at 5.75% (a variable reference rate set and updated periodically by HSBC for their loan products, less margin of 5.2%) and is an on-demand facility. No amounts have been drawn through and as of June 30, 2023.

TTC and Affiliate Loans
SDJ, a subsidiary of Allkem, which is indirectly owned 66.5% by Allkem and owned 25% by TTC and 8.5% by JEMSE, entered into the following loans with TTC related to Olaroz:
•
A loan that provides for a total of $5.1 million. The loan had an outstanding balance of $5.1 million as of June 30, 2023. For fiscal year 2023, the loan beared interest at SOFR plus a margin of 6% per annum. The loan will be payable prior to July 2024;

•
A loan that provides for a total of $50.1 million. The loan had an outstanding balance of $39.5 million as of June 30, 2023, and an outstanding balance of $50.1 million as of both June 30, 2022 and 2021. For fiscal year 2023, the loan beared interest at SOFR plus a margin of 6% per annum, as compared to the London Interbank Offered Rate (“LIBOR”) plus a margin of 6% per annum for fiscal years 2022 and 2021. The loan will be payable prior to July 2028;

•
A loan that provides for a total of $39.1 million. The loan had an outstanding balance of $39.1 million as of June 30, 2023, and an outstanding balance of $34.4 million and $23.6 million as of June 30, 2022 and 2021, respectively. For fiscal year 2023, the loan beared interest at SOFR plus a margin of 6% per annum, as compared to LIBOR plus a margin of 6% per annum for fiscal years 2022 and 2021. The loan will be payable prior to July 2030; and

•
A loan that provides for a total of $0.3 million. The loan had an outstanding balance of $0.3 million as of each of June 30, 2023, 2022 and 2021. For fiscal year 2023, the loan beared interest at SOFR plus a margin of 0.75% per annum, as compared to LIBOR plus a margin of 0.75% per annum for fiscal years 2022 and 2021. The loan will be payable prior to July 2029.

Contractual Obligations and Commercial Commitments
Allkem has exploration commitments and contractual obligations. In the jurisdictions in which Allkem operates, it must meet minimum expenditure commitments over exploration tenements and otherwise maintain those tenements in good standing. Further, Allkem’s contractual commitments are related to purchase agreements for consumables and energy at its operations. For additional information regarding Allkem’s contractual obligations and commercial commitments, see Note 28: Commitments in the notes to Allkem’s historical consolidated financial statements contained elsewhere in this proxy statement/prospectus.
Liquidity Outlook
Allkem plans to meet its liquidity needs through available cash, cash generated from operations, borrowings from banks and related parties and proceeds from the issuance of equity securities. While Allkem continues to closely monitor its cash generation and capital spending in light of continuing uncertainties in the global economy, Allkem believes that it will continue to have the financial flexibility to fund its new project developments that are aimed at enhancing Allkem’s international scale and product flexibility to meet the growth in market demand that is expected as a part of a global transition to a net zero carbon future.
Market, Liquidity and Credit Risks
Allkem’s earnings, cash flows and financial position are exposed to various market, liquidity and credit risks. The Allkem Board has established Allkem's Risk Management Framework, and has delegated responsibility to the Audit and Risk Committee to develop and monitor the risk management policies and report to the Allkem Board.
For discussion regarding market, liquidity and credit risks that may affect Allkem, see Note 18: Financial risk management in the notes to Allkem’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus.

Critical Accounting Estimates
Allkem’s discussion and analysis of its financial condition and results of operations is based on the historical consolidated financial statements of Allkem included elsewhere in this proxy statement/prospectus, which have been prepared in accordance with IFRS. The preparation of these financial statements requires management to make informed estimates and judgments that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. Allkem bases its estimates and judgments on historical experience, current conditions, market forecasts and other reasonable factors. Changes in facts and circumstances may result in revised estimates, and actual results may differ from these estimates. Discussed below are the estimates and assumptions that Allkem considers to be critical in the preparation of its financial statements.
Revenue
Revenue is measured at the fair value of the consideration received or receivable, including returns and allowances, trade discounts and volume rebates. Revenue is recognized when control of goods passes from the seller to the buyer dictated by the Incoterms specified in the sales contract, and this is the point the performance obligations have been completed. Allkem assesses whether its performance obligation, being the delivery of product, is satisfied prior to the recognition of revenue. Significant judgment is involved in assessing when Allkem satisfies its performance obligations with its customers, including timing of customer acceptance, if applicable. Allkem’s contracts with customers give rise to contract assets or contract liabilities, including embedded derivative amounts, arising from provisional pricing within those contracts.
Business Combination
The Galaxy/Orocobre Merger has been accounted for as a business combination under IFRS. Allkem exercised judgment in relation to the identification of the accounting acquirer, which was determined to be Orocobre, by considering the relative voting rights in the post-acquisition combined entity, the composition of the board of directors, the composition of the senior management and the terms of the exchange of equity instruments.
In undertaking the acquisition accounting, Allkem was required to measure the consideration transferred and the fair value of identifiable assets, liabilities and contingent liabilities acquired at the acquisition date and assess the existence of goodwill. The fair value measurement of identifiable assets, liabilities and contingent liabilities required significant judgment and complex estimation, specifically in relation to:
•	Mineral rights (including lithium assets);
•	Exploration and evaluation assets (including key forecast assumptions, such as discount rates, commodity prices and operating and capital costs);
•	Restoration and rehabilitation provision (including estimation of timing and applicable regulatory and compliance requirements); and
•	Measurement of deferred tax assets and liabilities in various jurisdictions in which Galaxy operated.
Resources and Reserves
Mineral resources are estimates of the amount of material that may be economically and legally extracted. Ore reserves are a portion of the mineral resource that can be extracted, processed and profitably sold from Allkem’s properties under current and foreseeable economic conditions. Allkem determines mineral resources and ore reserves according to the standards incorporated in the JORC Code.
The estimation of mineral resources requires significant management judgment and interpretation of complex geological data in terms of estimating the quantity and/or grade of resources, which involves the size, shape and depth of ore or brine bodies.
Estimates of mineral resources and ore reserves may change from period to period as the economic assumptions used to estimate the reserves change and additional geological data is generated during the course of operations. Changes in these estimates may affect Allkem’s financial results and financial position. These changes may impact depreciation, asset carrying values, rehabilitation provisions and deferred tax balances. If reserves estimates are revised downwards, earnings could be affected by higher depreciation expense or an immediate write-down of the asset’s carrying value.

The above discussed estimations of mineral resources are used for purposes of the preparation of Allkem’s financial statements and information in accordance with IFRS. For additional discussion regarding the potential risks related to Allkem’s reporting under the JORC Code, see the section entitled “Risk Factors—Risks Relating to Allkem’s Business” beginning on page 57 of this proxy statement/prospectus.
Impairment
Determining the recoverable amounts of exploration and evaluation assets, capitalized in accordance with Allkem’s accounting policy, requires estimates and assumptions as to future events and circumstances and whether successful development and commercial exploration, or alternatively sale, of the respective areas of interest will be achieved. Critical to this assessment are estimates and assumptions as to:
•	Ore reserves;
•	Timing of expected cash flows;
•	Exchange rates;
•	Commodity prices; and
•	Future capital requirements.
Changes in these estimates and assumptions as new information about the presence or recoverability of an ore reserve becomes available, may impact the assessment of the recoverable amount of exploration and evaluation assets.
Current and Deferred Taxation
Allkem and its wholly owned Australian subsidiaries are members of the Allkem tax consolidated group (the “TCG”). Allkem is the head entity of the TCG. Galaxy Resources Pty Ltd and its Australian subsidiaries joined the TCG on the August 25, 2021, upon acquisition in the Galaxy/Orocobre Merger. Accordingly, income tax expense factored in the recognition of the tax benefit of previously unrecognized tax losses carried forward by the TCG and those Australian tax losses transferred to the TCG as a result of the acquisition of Galaxy.
Allkem has operations in Argentina, which is a hyperinflationary economy. Accordingly, income tax expense factors in adjustment to tax bases of assets and liabilities, including carry forward tax losses, of its Argentine operations and the associated deferred tax impact due to:
•	Devaluation of the Argentine Peso compared to the USD; and
•	Application of specific Argentine tax legislation in respect of inflation.
In relation to deferred tax asset, significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.
The tax position of the TCG is subject to the examination of taxing authorities in the jurisdictions in which it operates. Upon examination, it is possible that a taxing authority may arrive at a different conclusion on transactions with uncertain tax treatment which could impact the determination of taxable profit, tax bases, rates, losses or credits of the TCG. For additional discussion regarding the potential risks for Allkem related to tax matters, see the section entitled “Risk Factors—Risks Relating to Allkem’s Business” beginning on page 57 of this proxy statement/prospectus.
Inventory
Inventories are valued at the lower of cost and net realizable value. Cost is determined primarily on the basis of average costs. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to make the sale. Certain estimates, including expected brine recoveries and work in progress volumes, are calculated by engineers using available industry, engineering and scientific data. Estimates used are periodically reassessed by Allkem, taking into account technical analysis and historical performance.

Provision for Rehabilitation
Allkem has recognized a provision for rehabilitation obligations associated with its operations. In determining the present value of the provision, assumptions and estimates are made in relation to:
•	Discount rates;
•	Expected cost to dismantle and remove the plant from the site; and
•	Expected timing of those costs.
Exchange Transaction
As an exchange transaction under IFRS 6 Exploration for and Evaluation of Mineral Resource, the consideration for the disposal of Allkem’s Borax segment is to be measured with reference to the fair value of consideration received (consisting of cash and María Victoria lithium tenement) unless it is not possible to reliably measure the fair value of consideration received. As the fair value of the acquired María Victoria lithium tenement could not be reliably measured, the cost of the acquired tenement is measured with reference to the fair value of the net assets sold by the TGC as part of the disposal of Borax business.
Historically, Allkem’s Borax segment had been loss making and, in prior periods, its non-current assets were impaired. In the absence of impairment reversal indicators, the TGC determined the carrying amount of the Borax segment’s net assets provided a reasonable approximation of their fair value.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS,
DIRECTORS AND MANAGEMENT OF LIVENT
The following table shows, as of November 10, 2023 the number of Livent Shares beneficially owned by each of Livent’s directors and NEOs and all of Livent’s directors and executive officers as a group. Each director and each NEO beneficially owns less than 1% of the Livent Shares. The percentages of outstanding shares in the subsequent tables are based on a total of 179,812,100 Livent Shares outstanding as of November 10, 2023, which are held by a total of 2,166 Livent stockholders of record (which does not include beneficial holders of Livent Shares in “street name” or other beneficial holders holding via nominees or identified in security position listings maintained by depository trust companies).
Name	Beneficial Ownership on November 10, 2023 Livent Shares	Percent of Class
Paul W. Graves(1)	853,411	*
Gilberto Antoniazzi(1)	166,264	*
Sara Ponessa(1)	68,173	*
Pierre Brondeau(2)	400,250	*
Michael F. Barry(2)	62,323	*
G. Peter D’Aloia(2)	202,153	*
Christina Lampe-Önnerud (2)	27,280	*
Pablo Marcet(2)	34,280	*
Steven T. Merkt(2)	44,498	*
Robert C. Pallash(2)	74,950	*
Andrea E. Utecht(2)	141,156	*
All current directors and executive officers as a group (11 persons)(1)(2)	2,074,738	1.15%
*	Less than one percent of class.
(1)
For the NEOs, Livent Shares “beneficially owned” include: (i) Livent Shares owned or controlled by the individual; (ii) Livent Shares held in the Livent Nonqualified Savings Plan and the Livent Qualified Savings Plan for the account of the individual (97,816 for Mr. Graves); and (iii) Livent Shares subject to options that are presently exercisable or will be exercisable within 60 days of November 10, 2023 (647,886 for Mr. Graves, 133,724 for Mr. Antoniazzi, 53,334 for Ms. Ponessa, and 834,994 for all current executive officers as a group).

(2)
For the non-employee directors, Livent Shares “beneficially owned” include: (i) Livent Shares owned or controlled by the individual; and (ii) restricted stock units that are vested as of November 10, 2023 or that will vest within 60 days thereafter (43,998 for Mr. Merkt, 27,848 for Mr. Barry, 51,760 for Mr. Brondeau, 5,380 for Ms. Utecht, 56,452 for Mr. D’Aloia, 27,280 for each of Ms. Lampe-Önnerud and Mr. Marcet, 43,385 for Mr. Pallash, and 283,383 for all directors as a group). Directors have no power to vote or dispose of Livent Shares represented by restricted stock units until the Livent Shares are distributed and, until such distribution, directors have only an unsecured claim against Livent.

The only persons known to Livent to beneficially own, as of November 10, 2023, more than five percent of outstanding Livent Shares are set forth in the following table.
Beneficial Owner	Number of Livent Shares Beneficially Owned	Percent of Outstanding Livent Shares
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	28,767,522	16.0%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	20,001,456	11.1%
(1)
Based on information contained in a Schedule 13G/A filed by such beneficial owner with the SEC on January 26, 2023, BlackRock, Inc. has sole voting power over 28,430,537 Livent Shares and sole dispositive power over 28,767,522 Livent Shares.

(2)
Based on information contained in a Schedule 13G/A filed by such beneficial owner with the SEC on February 9, 2023, The Vanguard Group, Inc. has sole dispositive power over 19,547,781 Livent Shares, shared voting power over 281,904 Livent Shares and shared dispositive power over 453,675 Livent Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS,
DIRECTORS AND MANAGEMENT OF ALLKEM
The following table describes the beneficial ownership of Allkem Shares as of November 10, 2023 (except as set forth below) by each person known to Allkem to be the beneficial owner of more than five percent of the outstanding Allkem Shares, as well as each director and NEO of Allkem and the directors and executive officers of Allkem as a group. The beneficial ownership percentages set forth below are based on a total of 639,321,293 Allkem Shares outstanding as of November 10, 2023, which were held by a total of approximately 51,089 holders of record of Allkem Shares (which does not include beneficial holders of Allkem Shares in “street name” or other beneficial holders holding via nominees or identified in security position listings maintained by depository trust companies).
Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the Allkem Shares set forth in the following table.
	Allkem Shares Beneficially Owned (1)
Name	Number	Percentage
>5% Shareholders
Toyota Tsusho Corporation(2)	39,296,636	6.15%
State Street Corporation(3)	35,185,964	5.50%
Directors and Executive Officers
Peter Coleman	33,025	*
Martín Pérez de Solay	793,317	*
Fernando Oris de Roa	70,000	*
Leanne Heywood	25,002	*
Alan Fitzpatrick	7,320	*
John Turner	90,960	*
Florencia Heredia	10,650	*
Richard Seville	3,000,000	*
Christian Cortes	78,893	*
All Directors and Executive Officers as a Group (9 Persons)	4,109,167	*
*	Less than one percent of the outstanding Allkem Shares.
(1)
In accordance with SEC rules, each listed shareholder’s beneficial ownership includes: (i) all Allkem Shares the shareholder actually owns beneficially or of record; (ii) all Allkem Shares over which the shareholder has or shares voting or investment control; and (iii) all Allkem Shares subject to Allkem Performance Rights that are vested and exercisable as of, or will vest and become exercisable within 60 days of November 10, 2023.

(2)
Based on information set forth in filings made by TTC and certain of its affiliates with the ASX pursuant to the Australian Corporations Act on August 26, 2021, which are the most recent such filings. TTC’s address is 4-9-8, Meieki, Nakamura-ku, Nagoya 450-8575, Japan. TTC’s beneficial ownership percentage was calculated by dividing the 39,296,636 Allkem Shares reported as held by TTC on August 26, 2021 by the 639,321,293 Allkem Shares outstanding as of November 10, 2023.

(3)
Based on information set forth in filings made by State Street Corporation and certain of its affiliates with the ASX pursuant to the Australian Corporations Act on September 12, 2023. State Street Corporation’s address is One Congress Street Boston, Massachusetts 02114-2016. State Street Corporation’s beneficial ownership percentage was calculated by dividing the 35,185,964 Allkem Shares reported as held by State Street Corporation on September 12, 2023 by the 639,321,293 Allkem Shares outstanding as of November 10, 2023.

DESCRIPTION OF NEWCO SHARES
As a result of the transaction, Livent stockholders will become shareholders of NewCo. The rights of former Livent stockholders following the consummation of the transaction will be governed by the NewCo Organizational Documents, as well as the laws of the Bailiwick of Jersey, including the Jersey Companies Law. The following is a summary of the material terms of the NewCo Shares as set forth in the NewCo Organizational Documents and the material provisions of the laws of the Bailiwick of Jersey. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable form of the NewCo articles of association that will become effective upon scheme effectiveness and that is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein. For a summary of the differences between your current rights as a Livent stockholder and your rights as a NewCo shareholder following completion of the transaction, see “Comparison of the Rights of Holders of Livent Shares and NewCo Shares.”
Share Capital
The authorized share capital of NewCo will be $5,125,000,000, divided into 5,000,000,000 ordinary shares of $1.00 par value each and 125,000,000 preferred shares of $1.00 par value each, which may be issued in such class or classes or series as the NewCo board of directors may determine in accordance with the NewCo Organizational Documents. Upon consummation of the transaction, NewCo will have an estimated 1,071,811,451 ordinary shares issued and outstanding (not including NewCo Shares issuable in respect of equity-based awards under Livent’s and Allkem’s equity-based compensation plans to be assumed by NewCo upon the completion of the transaction or under Livent’s convertible bonds, which will become convertible into NewCo Shares upon the completion of the transaction).
All ordinary shares have equal voting rights and no right to a fixed income and carry the right to receive dividends that have been declared by the NewCo board of directors. The holders of ordinary shares have the right to receive notice of, and to attend and vote at, all general meetings of NewCo. The rights and obligations attaching to any preferred shares will be determined at the time of issue by the NewCo board of directors in its absolute discretion and must be set forth in a statement of rights. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both. Upon consummation of the transaction, NewCo will not have any preferred shares issued and outstanding. This ability to issue blank check preferred shares means that the NewCo board of directors will have the ability to adopt a shareholder rights plan, or a “poison pill”, in the future.
The NewCo board of directors may issue NewCo Shares or preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of the NYSE, ASX or other stock exchange or quotation system on which any class or series of NewCo’s shares may be listed or quoted.
Subject to the NewCo articles of association and the rights or restrictions attached to any shares or class of shares, if NewCo is wound up and the property of NewCo available for distribution among the shareholders is more than sufficient to pay (i) all the debts and liabilities of NewCo and (ii) the costs, charges and expenses of the winding up, the excess must be divided among the shareholders in proportion to the number of shares held by them, irrespective of the amounts paid or credited as paid on the shares. If NewCo is wound up, the directors or liquidator (as applicable) may, subject to the NewCo articles of association and any other sanction required by the Jersey Companies Law, (i) divide in specie among the shareholders the whole or any part of the assets of NewCo and, for that purpose, value any assets and determine how the division will be carried out as between the shareholders or different classes of shareholders and (ii) vest the whole or any part of the assets in trustees for the benefit of the shareholders and those liable to contribute to the winding up.
CDIs are units of beneficial ownership in shares constituted under Australian law which may be held and transferred through the CHESS system. For further information regarding the CDIs, see “—CHESS Depositary Interests” below. All references to shares in this document will be deemed, where the context permits, also to be references to the CDIs.
NewCo’s registered office address and the address where NewCo’s register of members is maintained is 3rd Floor, 44 Esplanade, St. Helier, Jersey, JE4 9WG.
Organizational Documents; Jurisdiction
The rights of NewCo shareholders will be governed by, among other things, the NewCo Organizational Documents and the laws of the Bailiwick of Jersey, including the Jersey Companies Law. The NewCo articles of association will provide that, while each member submits to the non-exclusive jurisdiction of the Royal Court of Jersey and the courts which may hear appeals from that court, the Royal Court of Jersey will (unless the Jersey Companies Law or any other Jersey law provides otherwise or unless the board of directors of NewCo determines otherwise) be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of NewCo; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of NewCo to NewCo or its members, creditors or other constituents; (iii) any action asserting a claim against NewCo or any director or officer of NewCo arising pursuant to any provision of the Jersey Companies Law or the NewCo articles of incorporation (as either may be amended from time to time); or (iv) any action asserting a claim against NewCo or a NewCo director or officer governed by the internal affairs doctrine (unless the Jersey Companies Law or any other Jersey law provides otherwise or the board of directors of NewCo determines otherwise). The exclusive forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. However, there is uncertainty whether a U.S. or Bailiwick of Jersey court would enforce the exclusive forum provision for actions for breach of fiduciary duty and other claims.
Voting Rights
Each NewCo Share will entitle the holder to one vote per share at any general meeting of shareholders. An ordinary resolution requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon. A special resolution requires approval by the holders of two-thirds of the voting rights represented at a meeting, in person or by proxy, and voting thereon (or such greater majority as the NewCo articles of association may prescribe).
Voting rights with respect to any class of preferred shares (if any) will be determined by the NewCo board of directors and set out in the relevant statement of rights for such class.
Neither Jersey law nor the NewCo articles of association restrict non-resident shareholders from holding or exercising voting rights in relation of NewCo Shares. There are no provisions in the Jersey Companies Law relating to cumulative voting.
No Preemptive Rights
NewCo shareholders will not have preemptive rights to acquire newly issued NewCo Shares.
Variation of Rights
The rights attached to any class of NewCo Shares, such as voting, dividends and the like, may, unless their terms of issue state otherwise, be varied by a special resolution passed at a separate meeting of the holders of shares of such class.
Certificated and Uncertificated Shares
NewCo Shares may be held in either certificated or uncertificated form. Every holder of certificated shares is entitled, without payment, to have a certificate for the shares that it owns executed under NewCo’s seal or in such other manner as provided by the Jersey Companies Law.
Transfer of Shares
Generally, fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the NewCo articles of association unless the transfer is restricted by applicable securities laws or prohibited by another instrument.
Dividends
The NewCo board of directors may declare and pay any dividends from time to time as the NewCo board of directors may determine. The NewCo board of directors may rescind a decision to pay a dividend, before the payment date, in its sole discretion. The payment of a dividend does not require shareholder confirmation or approval at a general meeting of the shareholders.

Holders of NewCo Shares are entitled, subject to the rules of the NYSE, ASX or other stock exchange or quotation system on which any class or series of NewCo’s shares may be listed or quoted (including any rules relating to the transfers of securities), to receive equally, on a per share basis, any dividends that may be declared in respect of NewCo Shares by the NewCo board of directors.
The NewCo board of directors may direct that a dividend will be satisfied from any available source permitted by law, including wholly or partly by the distribution of assets, including paid up shares or securities of NewCo or another company.
Under the Jersey Companies Law, a distribution (including a dividend) may be debited by a company from any account of that company other than the nominal capital account or a capital redemption reserve. The directors of a Bailiwick of Jersey company which authorize a distribution must make a statutory solvency statement in the form set out in the Jersey Companies Law.
The NewCo articles of association permit the NewCo board of directors to require that all dividend payments will be paid only through electronic transfer into an account (of a type approved by the NewCo board of directors) selected by the shareholder rather than by a bank check.
No dividend or other amounts payable on or in respect of a share will bear interest as against NewCo (unless the terms of the share specify otherwise).
If any dividend is unclaimed for 11 calendar months after issuance, the NewCo board of directors may stop payment on the dividend or otherwise make use of the unclaimed amount for the benefit of NewCo until claimed or otherwise disposed of according to applicable law.
Alteration of Share Capital
Under the Jersey Companies Law, NewCo may, by special resolution of its shareholders: increase its share capital; consolidate or sub-divide its share capital; convert shares into or from stock; re-denominate any of its shares into another currency or reduce its share capital, capital redemption reserve or share premium account in any way.
Redeemable Shares
The NewCo Shares will not initially be redeemable. Pursuant and subject to the Jersey Companies Law and the NewCo articles of association, the NewCo board of directors may issue redeemable shares or convert existing non-redeemable shares, whether issued or not, into redeemable shares, which shares will be, in each case, redeemable in accordance with their terms or at the option of NewCo and/or at the option of the holder. However, an issued non-redeemable share may only be converted into a redeemable share with the agreement of the applicable holder (which agreement will be deemed to exist with respect to any non-redeemable shares tendered by such holder for conversion, repurchase, buy back or redemption and regardless of whether or not such holder is aware that NewCo is the purchaser of such shares in such transaction) or pursuant to a special resolution.
Purchase of Own Shares
Subject to the provisions of the Jersey Companies Law and the NewCo articles of association, NewCo may purchase its own shares or CDIs (including any redeemable shares) and either cancel them or hold them as treasury shares.
Under Jersey law, NewCo’s purchase of its own shares or CDIs must be sanctioned by a special resolution of NewCo’s shareholders. If the purchase is to be made on a stock exchange, the special resolution must specify the maximum number of shares or CDIs to be purchased, the maximum and minimum prices which may be paid, and the date on which the authority to purchase is to expire (which may not be more than five years after the date of the resolution). If the purchase is to be made otherwise than on a stock exchange, the purchase must be made pursuant to a written purchase contract approved in advance by a resolution of shareholders. The shares being purchased do not carry the right to vote on the resolution sanctioning the purchase or approving that contract. However, the NewCo articles of association permit the NewCo board of directors to convert any of its shares into redeemable shares with the consent of the holder of such shares, and thus allow the board of directors to authorize share redemptions in this manner without a special resolution of NewCo’s shareholders.
CHESS Depositary Interests
CDIs are quoted and traded on the financial market operated by ASX. NewCo Shares are expected to be able to be traded on the NYSE, but will not be able to be traded on the financial market operated by the ASX. This is because ASX’s electronic settlement system, known as CHESS, cannot be used directly for the transfer of securities of issuers, such as NewCo, incorporated in countries whose laws do not recognize CHESS as a system to record uncertificated holdings or to electronically transfer legal title. CDIs have been created to facilitate electronic settlement and transfer in Australia for companies in this situation.
CHESS depositary interests are a type of depositary receipt which provide the holder with ultimate beneficial ownership of the underlying ordinary shares of NewCo. Following closing of the transaction, the legal title to these ordinary shares is held by Cede & Co (being the registered nominee of the US central securities depository), with CHESS Depositary Nominees Pty Ltd (ABN 75 071 346 506), a wholly owned subsidiary of ASX, which we refer to as the Depositary Nominee, holding the beneficial title to those NewCo Shares on behalf of holders of CDIs.
Each CDI represents a beneficial interest in one NewCo ordinary share and, unlike NewCo Shares, each CDI can be held, transferred and settled electronically through CHESS.
CDIs are traded electronically on the ASX. However, there are a number of differences between holding CDIs and NewCo Shares. The major differences are that:
•	holders of CDIs do not have legal title in the underlying NewCo Shares to which the CDIs relate (the chain of title in the NewCo Shares underlying the CDIs is summarized above);
•
holders of CDIs are not able to vote personally as shareholders at a meeting of NewCo. Instead, holders of CDIs are provided with a voting instruction form which will enable them to instruct the Depositary Nominee in relation to the exercise of voting rights. In addition, a holder of CDIs is able to request the Depositary Nominee to appoint the CDI holder or a third party nominated by the CDI holder as its proxy so that the proxy so appointed may exercise the votes attaching to the NewCo Shares; and

•
holders of CDIs will not be directly entitled to certain other rights conferred on holders of NewCo Shares, including the right to apply to a Bailiwick of Jersey court for an order on the grounds that the affairs of NewCo are being conducted in a manner which is unfairly prejudicial to the interests of NewCo shareholders; and the right to apply to the Jersey Financial Services Commission to have an inspector appointed to investigate the affairs of NewCo.

Holders of CDIs may convert their CDIs into NewCo Shares in sufficient time before the relevant meeting, in which case they will be able to vote personally as shareholders of NewCo.
Application of Standard Table
The “standard table” of provisions under the Jersey Companies Law will not apply.
Listing
NewCo Shares are expected to be listed on the NYSE under the symbol “ALTM.”
Federal Securities Law Consequences
Following the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, the NewCo Shares issued in the transaction to holders of Livent Shares will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for NewCo Shares issued to any holder of Livent Shares who may be deemed an “affiliate” for purposes of Rule 144 of the Securities Act of NewCo after completion of the transaction. Persons who may be deemed “affiliates” of NewCo generally include individuals or entities that control, are controlled by or are under common control with, NewCo and may include the executive officers and directors of NewCo as well as its principal shareholders.
The NewCo Shares and CDIs to be issued in the transaction to holders of Allkem Shares have not been, and are not expected to be, registered under the Securities Act or the securities laws of any other jurisdiction. The NewCo Shares and CDIs to be issued in the transaction to holders of Allkem Shares will be issued pursuant to an exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act based on the approval of the scheme by the Court. Section 3(a)(10) of the Securities Act exempts securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the fairness of the terms and conditions of the issuance and exchange of the securities have been approved by any court or authorized governmental entity, after a hearing upon the fairness of the terms and conditions of the exchange at which all persons to whom securities will be issued have the right to appear and to whom adequate notice of the hearing has been given. If the Court approves the scheme, its approval will constitute the basis for the NewCo Shares and CDIs to be issued without registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act. The NewCo Shares and CDIs issued pursuant to Section 3(a)(10) of the Securities Act will be freely transferable under U.S. federal securities laws, except by any holder of Allkem Shares who may be deemed an “affiliate” for purposes of Rule 144 of the Securities Act of NewCo after completion of the transaction.
In the event that NewCo Shares or CDIs are in fact held by affiliates of NewCo, those holders may resell the NewCo Shares (1) in accordance with the provisions of Rule 144 under the Securities Act or (2) as otherwise permitted under the Securities Act. Rule 144 generally provides that “affiliates” of NewCo may not sell securities of NewCo received in the transaction unless the sale is effected in compliance with the volume, current public information, manner of sale and timing limitations set forth in such rule. These limitations generally permit sales made by an affiliate in any three-month period that do not exceed the greater of 1% of the outstanding NewCo Shares or the average weekly reported trading volume in such securities over the four calendar weeks preceding the placement of the sale order, provided that the sales are made in unsolicited, open market “broker transactions” and that current public information on NewCo is available.

COMPARISON OF THE RIGHTS OF HOLDERS OF LIVENT SHARES AND NEWCO SHARES
The following is a summary discussion of the material differences between the rights of Livent stockholders before the consummation of the transaction and the rights of NewCo shareholders after the consummation of the transaction. The rights of Livent stockholders are currently governed by the Livent certificate of incorporation, the Livent bylaws and Delaware law, including the DGCL. Upon consummation of the transaction, Livent stockholders will become shareholders of NewCo, and NewCo’s current memorandum of association and articles of association will be amended to be in substantially the applicable form attached as Annex B to this proxy statement/prospectus, which is incorporated herein by reference. As a result, the rights of Livent stockholders following the transaction will be governed by the NewCo Organizational Documents and the laws of the Bailiwick of Jersey.
The rights attaching to the CDIs are economically equivalent to the rights attaching to the NewCo Shares and, unless otherwise stated, any reference to NewCo Shares in this comparison includes CDIs. See the section entitled “Description of NewCo Shares” beginning on page 264 of this proxy statement/prospectus.
The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. This summary does not reflect any of the rules of the NYSE or ASX that may apply to NewCo or Livent in connection with the transaction or otherwise. This summary is qualified in its entirety by reference to the Livent certificate of incorporation, the Livent bylaws, the NewCo Organizational Documents, Delaware law (including the DGCL) and Jersey law (including the Jersey Companies Law), which you are urged to read carefully. Livent has filed with the SEC the Livent certificate of incorporation and the Livent bylaws referenced in this summary of stockholder rights and will send copies to you without charge, upon your request. See the section entitled “Where You Can Find More Information” on page 301 of this proxy statement/prospectus.
Livent	NewCo

ORGANIZATIONAL DOCUMENTS

The rights of Livent stockholders are currently governed by the DGCL, as well as the Livent certificate of incorporation and the Livent bylaws.	The rights of NewCo shareholders will be governed by Jersey law, including the Jersey Companies Law, as well as the NewCo Organizational Documents.

SHARE CAPITAL

Authorized and Outstanding Shares

The Livent certificate of incorporation authorizes 2,000,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

Livent’s common stock is listed on the New York Stock Exchange under the symbol “LTHM.”

The authorized share capital of NewCo will be $5,125,000,000, divided into 5,000,000,000 ordinary shares of $1.00 par value each and 125,000,000 preferred shares of $1.00 par value each.

The NewCo board of directors may issue NewCo Shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of the NYSE, ASX or other stock exchange or quotation system on which any class or series of NewCo’s shares may be listed or quoted.

Preferred Shares

The Livent Board is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights and preferences related thereto.

The Livent Board may issue preferred stock without stockholder approval, unless stockholder approval is required by applicable law or by the rules of the NYSE

The NewCo board of directors may issue preferred shares in such class or classes or series as the NewCo board of directors may determine in accordance with the NewCo articles of association.

Upon consummation of the transaction, NewCo will not have any preferred shares issued and outstanding.

Livent	NewCo
or other stock exchange or quotation system on which any class or series of Livent’s shares may be listed or quoted.

As of the date of this proxy statement/prospectus, Livent does not have any preferred stock outstanding.

The NewCo board of directors may issue preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of the NYSE, ASX or other stock exchange or quotation system on which any class or series of NewCo’s shares may be listed or quoted.

Certificated and Uncertificated Shares

Pursuant to the Livent bylaws, the Livent Board may authorize the issuance of stock either in certificated or in uncertificated form.

Each certificate or other evidence of stock ownership will be signed in the name of Livent by the Chairman of the board of directors, the president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer. In case any such officer who has signed or whose facsimile signature has been placed upon such certificate will have ceased to be such officer before such certificate is issued, such certificate may nevertheless be issued by Livent with the same effect as if such officer had not ceased to be such officer at the date of its issue.

Within a reasonable time after the issuance or transfer of uncertificated stock, Livent will send to the registered owner thereof, a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holder of uncertificated shares of the same class or series will be identical.

NewCo Shares may be held in either certificated or uncertificated form.

Every holder of certificated shares is entitled, without payment, to have one certificate for all the shares of each class that it owns executed under NewCo’s seal or in such other manner as provided by the Jersey Companies Law and the NewCo articles of association.

Upon payment of a reasonable sum, as the board of directors may determine, every holder is entitled to several certificates each for one or more of that holder’s shares.

Preemptive Rights

Under the DGCL, Livent stockholders do not have preemptive rights (the right of existing stockholders to participate in subsequent share issuances) unless, and except to the extent that, these rights are affirmatively granted to such stockholder in the certificate of incorporation. The Livent certificate of incorporation expressly disclaims any preemptive rights for stockholders.
Jersey law and the NewCo articles of association do not provide preemptive rights to NewCo shareholders to acquire newly issued NewCo Shares.

Redemption or Repurchase of Shares

There are no redemption, sinking fund or conversion rights with respect to the Livent Shares.

If the Livent Board were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms and relevant sections of the DGCL would govern the redemption of such shares of preferred stock.

The NewCo Shares will not initially be redeemable. Pursuant to the Jersey Companies Law and the NewCo articles of association, the NewCo board of directors may issue redeemable shares or convert existing non-redeemable shares, whether issued or not, into redeemable shares, which shares will be, in each case, redeemable in accordance with their terms or at the option of NewCo and/or at the option of the holder

Livent	NewCo

(provided that an issued non-redeemable share may only be converted into a redeemable share with the agreement of the applicable holder (which agreement will be deemed to exist with respect to any non-redeemable shares tendered by such holder for conversion, repurchase, buy back or redemption and regardless of whether or not such holder is aware that NewCo is the purchaser of such shares in such transaction) or pursuant to a special resolution).

Subject to the provisions of the Jersey Companies Law and the NewCo articles of association, NewCo may purchase its own shares (including any redeemable shares) or CDIs and either cancel them or hold them as treasury shares.

Under Jersey law, NewCo’s purchase of its own shares or CDIs must be sanctioned by a special resolution of NewCo’s shareholders. If the purchase is to be made on a stock exchange, the special resolution must specify the maximum number of shares or CDIs to be purchased, the maximum and minimum prices which may be paid, and the date on which the authority to purchase is to expire (which may not be more than five years after the date of the resolution). If the purchase is to be made other than on a stock exchange, the purchase must be made pursuant to a written purchase contract approved in advance by a resolution of shareholders. The shares being purchased do not carry the right to vote on the resolution sanctioning the purchase or approving that contract. However, the NewCo articles of association permit its board of directors to convert any of its shares into redeemable shares with the consent of the holder of such shares, and thus allow the board of directors to authorize share redemptions in this manner without a special resolution of NewCo’s shareholders.

Rights to Dividends

Section 170 of the DGCL provides that the directors of a corporation may declare and pay dividends upon the shares of its capital stock subject to certain limitations.
The NewCo board of directors may declare and pay any dividends from time to time as the NewCo board of directors may determine. The NewCo board of directors may rescind a decision to pay a dividend before the payment date in its sole discretion. The payment of a dividend does not require shareholder confirmation or approval at a general meeting of the shareholders.

Holders of NewCo Shares are entitled to receive equally, on a per share basis, any dividends that may be declared on a per share basis as adjusted with reference to any portion of the share, which is not fully paid. The NewCo board of directors may direct that a dividend will be satisfied from any available source permitted by law, including wholly or partly by the distribution of assets,

Livent	NewCo

including paid-up shares or securities of another company. If, in the future, NewCo declares cash dividends, such dividends will be declared in U.S. dollars.

The NewCo articles of association permits the NewCo board of directors to require that all dividend payments will be paid only through electronic transfer into an account selected by the shareholder rather than by a bank cheque.

Appraisal Rights

In general under the DGCL, in connection with a merger or consolidation (subject to certain exceptions, such as that described below) stockholders will have appraisal rights in connection with such merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation, as applicable, will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

However, Livent stockholders are not entitled to appraisal rights under Section 262 of the DGCL in connection with the merger because Livent Shares are listed on the NYSE and holders of eligible shares of Livent are not required to receive consideration other than shares of NewCo, which are expected to be listed on the NYSE.
No appraisal rights are available to shareholders of a company organized under the laws of the Bailiwick of Jersey.

Disclosure of Interests

Holders of beneficial interests in Livent Shares must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder.
Holders of beneficial interests in NewCo Shares must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder.

Under the NewCo articles of association, NewCo may, by written notice, require any person whom NewCo knows or has reasonable cause to believe to hold an interest in NewCo Shares or to have held an interest at any time during the three years prior, to confirm whether that is the case and give further information as to their interest as requested. Where a person fails to comply with such notice within the reasonable time period specified in the notice or has made a statement which is false or inadequate, then, unless the NewCo board of directors determines otherwise, the following restrictions will apply to the applicable shares and to any new shares issued in right of those shares for so long as such person remains in default under the notice:

 • no voting rights will be exercisable in respect of those shares;

Livent	NewCo

 • any dividend or other distribution payable in respect of those shares will be withheld by NewCo without interest; and

 •  no transfer of those shares will be registered except for an “excepted transfer”.

 An “excepted transfer” means a transfer:

 •  pursuant to acceptance of a takeover offer under the Jersey Companies Law;

 •  made through the NYSE, ASX or any other stock exchange on which NewCo Shares are normally traded; or

 •  of the whole of a person’s beneficial interest in the shares to an unaffiliated third party.

SHAREHOLDER MEETINGS

Time and Place of Meetings

Under the Livent bylaws, all meetings of stockholders will be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the board of directors (or the Chairman of the board of directors in the absence of a designation by the board of directors).

Under the Livent bylaws, written notice of any meeting must be given not less than ten nor more than sixty days before the date of the meeting to each stockholder of record entitled to vote at such meeting. If mailed, notice is given when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of Livent. Each such notice must state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

General meetings may be held at such place or places, date and time as may be decided by the NewCo board of directors in accordance with the NewCo articles of association or as otherwise provided by the Jersey Companies Laws.

Under the NewCo articles of association and applicable stock exchange listing rules (including any rules relating to the settlement of transfers of securities), the notice for a general meeting must be sent to all shareholders and holders of CDIs. The content of a notice of a general meeting called by the NewCo board of directors is to be decided by the NewCo board of directors, but it must designate the meeting as an annual or extraordinary general meeting and must state the general nature of the business to be transacted at the meeting and any other matters required by the Jersey Companies Law.

Voting Rights, Cumulative Voting

Each Livent stockholder will be entitled to one vote for each share of stock entitled to vote and held by such stockholder.
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation provides otherwise, and Livent’s certificate of incorporation is silent on this point.

The Livent certificate of incorporation provides that the holders of Livent common stock are entitled to vote on all matters on which stockholders are generally entitled to

Each NewCo Share will entitle the holder to one vote per share at any general meeting of shareholders.

An ordinary resolution requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon. A special resolution requires approval by the holders of two-thirds of the voting rights represented at a meeting, in person or by proxy, and voting thereon (or such greater majority as the NewCo articles of association may prescribe).

Livent	NewCo
vote, except that holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon under the certificate of incorporation or pursuant to Delaware law.

Voting rights with respect to any class of preferred shares (if any) will be determined by the NewCo board of directors and set out in the relevant statement of rights for such class.

Neither Jersey law nor the NewCo articles of association restrict non-resident shareholders from holding or exercising voting rights in relation of NewCo Shares.

There are no provisions in the Jersey Companies Law relating to cumulative voting.

Action by Written Consent

Under the DGCL, unless otherwise provided for in the corporation’s certificate of incorporation, any action required to be taken at a meeting of the stockholders, or any action which may be taken at a meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Livent’s certificate of incorporation prohibits stockholder actions to be taken by written consent in lieu of a meeting because no one person or group beneficially owns a majority of the outstanding shares of all classes and series of Livent capital stock entitled to vote at a special meeting of stockholders.

Under Jersey law, unless prohibited by a company’s articles of association, a unanimous resolution in writing passed by each shareholder entitled to vote on the matter may affect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of auditors.

The NewCo articles of association prohibit shareholder actions to be taken by unanimous written resolution. Under the NewCo articles of association, any action required or permitted to be taken by shareholders or any class of them must be effected at a general meeting of NewCo or of the class in question and may not be effected by any consent or resolution in writing of the shareholders.

Quorum

Under the DGCL and Livent bylaws, the holders of a majority of the total number of shares issued and outstanding, and entitled to vote at the applicable meeting, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of the business; provided, however, that where a separate vote by a class or classes or series is required, the holders of a majority of the voting power of the shares of such class or classes or series, present in person or by proxy, will constitute a quorum entitled to take action with respect to the vote on such matter.

Under the NewCo articles of association, no business may be transacted at any general meeting unless a quorum (the holders of at least a majority of the voting power of the shares entitled to vote at such meeting) is present in person or by proxy at the time when the meeting proceeds to business.

Annual Meetings of Stockholders / Shareholders

Under the DGCL, if a corporation does not hold an annual meeting to elect directors within the thirteen-month period following its last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under Jersey law, NewCo must hold an annual general meeting once every calendar year and not more than 18 months may elapse between two successive annual general meetings, at such date, time and place as may be determined by the NewCo board of directors.

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The Livent bylaws provide that the annual meeting of the stockholders will be held on such date and at such time as may be fixed by resolution of the board of directors. At the annual meeting, stockholders will elect directors and transact such other business as may be properly brought before the meeting.

A general shareholder meeting may only be called by a resolution of the NewCo board of directors or as otherwise provided in the Jersey Companies Law.

Under the NewCo articles of association and applicable stock exchange listing rules (including relating to the settlement of transfers of securities), the notice for the annual general meeting must be sent to all shareholders and holders of CDIs. The NewCo board of directors may determine that the shareholders entitled to receive a notice of a general meeting are the shareholders on the register on a day determined by NewCo.

Special Meetings of Stockholders / Shareholders

Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such other person or persons as may be authorized by the certificate of incorporation or by the bylaws.

The Livent bylaws provide that special meetings of the stockholders may be called at any time and for any purpose or purposes only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors or the Chairman of the board of directors, acting in his or her sole discretion, and may not be called by any other person or persons.

The NewCo board of directors may, and upon request of shareholders as required by Jersey law (and as described below) must, convene an extraordinary general meeting of the shareholders.

Under the Jersey Companies Law, shareholders of NewCo holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may legally require the directors to call a meeting of shareholders.

Under the Jersey Companies Law, upon receiving a requisition notice from shareholders, the NewCo board of directors must call a special meeting to be held as soon as practicable but in any case not later than two months after the date of the deposit of the requisition. If the directors do not within 21 days from the date of the deposit of the requisition proceed to call a meeting to be held within two months of that date, the requisitionists, or any of them representing more than half of the total voting rights of all of them, may themselves call a meeting, but a meeting so called may not be held after three months from that date.

Livent	NewCo
Shareholder Proposals

The Livent bylaws provide that for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the secretary of Livent by delivering to, or mailed and received at, the principal executive offices of Livent not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholders’ notice to the secretary must set forth for each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on Livent’s books, of the stockholder proposing such business, (iii) the class and number of shares of Livent which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. No business may be conducted at an annual meeting except in accordance with the aforementioned procedures.

Under the NewCo articles of association and in accordance therewith, a shareholder of record who has the right to vote at an annual general meeting may, in the case of an annual general meeting, on giving notice to NewCo no earlier than 120 days and no later than 90 days before the date which is one year after the date of the previous annual general meeting (subject to limited exceptions specified in the NewCo articles of association), require that annual general meeting to conduct such other business as may be a proper matter for shareholder action.

In addition, a shareholder (i) who is a shareholder of record both as of the date such notice is delivered to NewCo and on the record date for the determination of shareholders entitled to vote at the extraordinary general meeting and (ii) who has the right to vote at general meetings may propose persons for nomination as directors subject to complying with the applicable requirements set forth in the NewCo articles of association, including delivery to NewCo of specified information on director nominees. Shareholder nominations must be made by notice of (i) in the case of annual general meetings, no earlier than 120 days and no later than 90 days (in each case from the anniversary date of the preceding annual general meeting), or (ii) in the case of extraordinary general meetings called for the purpose of electing directors, not later than the 10th day following the day on which public announcement is first made of the date of such meeting.

SHAREHOLDER SUITS

Delaware’s law regarding derivative actions is judicially made, either through case law or court rules. Under Delaware law, prior to initiating a derivative suit against a corporation, stockholders must first make a demand on the board to determine if such suit is in the best interest of the corporation (except in certain situations in which such a demand would be futile, as determined by Delaware law). Under the DGCL, in any derivative suit instituted by a stockholder of a corporation, it shall be stated in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which such stockholder complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the grounds that the company’s affairs are being or have been conducted in a manner which is unfairly prejudicial to the interests of its shareholders generally or of some part of its shareholders (including at least the member) or that an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial.

There may also be common or customary law personal actions available to shareholders.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company in the future,

Livent	NewCo

requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

BOARD OF DIRECTORS

Size and Classification

Under the Livent bylaws, the number of directors constituting the whole Livent Board is fixed by resolution adopted by affirmative vote of a majority of the whole board, except that the number may not be less than three or more than 15.

There are currently nine directors on the Livent Board.

Under Livent’s certificate of incorporation and bylaws, the board of directors is classified and directors hold office for a term of three years, with each term ending on the date of the third annual meeting following the annual meeting at which the director was elected, subject to the election and qualification of a successor to such director and to the earlier death, resignation or removal of such director.

Under Article 73 of the Jersey Companies Law, NewCo (as a public limited company) must always have a minimum of two directors. Under the NewCo articles of association, the number of directors may not be more than 15.

The NewCo board of directors is not classified.

Election

Livent directors are elected by the stockholders by the vote of the majority of the votes cast with respect to such director at any stockholder meeting called for the purpose of the election of directors at which a quorum is present. However, if as of a date that is 14 days in advance of the date the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote in the election of directors generally.

Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to the secretary of Livent in accordance with the requirements set forth in the Livent bylaws. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with such procedure.

Under the NewCo articles of association, each director will be elected by the vote of the majority of votes cast with respect to the director at any meeting of the shareholders called for the purpose of the election of directors at which a quorum is present, provided that if as of a date that is 14 days in advance of the date NewCo files its definitive proxy statement with the Securities and Exchange Commission the number of directors exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote in the election of directors generally.

As described under “—Shareholder Proposals” above, certain shareholders that comply with the notice requirements and other requirements of NewCo’s articles of association will have the right to nominate director nominees.

The NewCo board of directors may not nominate for election or re-election as director any candidate who has not agreed to tender, promptly following the meeting at which he or she is elected as director, an

Livent	NewCo
The Livent bylaws also provide that the board of directors or a committee of the board of directors may not nominate for election or reelection as director any candidate who has not agreed to tender, promptly following the meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (a) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection, and (b) acceptance of such resignation by the board of directors.

If an incumbent director nominee fails to receive the required number of votes for reelection, within 90 days after certificate of the election results, the nominating and corporate governance committee of the board of directors will recommend to the board of directors whether to accept or reject the resignation or whether other action should be taken and the board of directors will act on such committee’s recommendation.

irrevocable resignation that will be effective upon (i) the failure to receive the required number of votes for re-election at the next annual meeting of shareholders at which he or she faces re-election, and (ii) acceptance of such resignation by the NewCo board of directors.

The NewCo articles of association provide that if an incumbent director does not receive the required number of votes for re-election, within 90 days after certification of the election results, a governance committee of the NewCo board of directors will recommend to the board whether to accept or reject the resignation or whether other action should be taken and the NewCo board of directors will act on such recommendation.

Under the NewCo articles of association, all directors are subject to annual re-election by shareholders. Directors will hold office until the conclusion of the next annual general meeting following his or her appointment, unless such director is re-elected at the general meeting.

Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) will be elected as directors and an absolute majority of votes cast will not be a pre-requisite to the election of such directors.

Removal

Under the Livent bylaws and certificate of incorporation, and subject to certain stockholder rights stated therein, a director may only be removed for cause.
Under the NewCo articles of association, a director may only be removed from office by ordinary resolution of NewCo shareholders in a general meeting for cause, including, but not limited to:

 • the director’s conviction (with a plea of nolo contendere deemed to be a conviction) of a serious felony involving moral turpitude or a violation of U.S. federal or state securities law, but excluding a conviction based entirely on vicarious liability; or

 • the director’s commission of any material act of dishonesty (such as embezzlement) resulting or intended to result in material personal gain or enrichment of the director at the expense of NewCo or any subsidiary and which act, if made subject to criminal charges, would be reasonably likely to be charged as a felony.

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For these purposes nolo contendere, felony and moral turpitude have the meaning given to them by the laws of the U.S. or any relevant state thereof and will include equivalent acts in any other jurisdiction.

Vacancies

The Livent bylaws provide that vacancies on the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors will hold office for a term that will coincide with the remaining term of the class of directors to which he or she is elected. A director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor. The board of directors will not fill a director vacancy or newly created directorship with any candidate who has not agreed to tender, promptly following his or her appointment to the board of directors, the same form of resignation as described under “—Election” above.

The NewCo articles of association provide that any vacancy occurring on the NewCo board of directors (whether caused by increase in size of the NewCo board of directors, or by death, disability, resignation, removal or otherwise) will only be filled by a majority of the NewCo board of directors then in office, even though fewer than a quorum, or by a sole remaining director.

Any directors appointed by the NewCo board of directors to fill a vacancy will hold office until the next annual general meeting following his or her appointment.

Powers of the Board of Directors

Pursuant to the Livent bylaws, the board of directors will have the entire management of the business of Livent and will have and may exercise all the powers of Livent. The board of directors may also designate two or more of their number to constitute an executive committee, which committee will have and may exercise, when the board is not in session, all of the powers of the board in the management of the business and affairs of Livent, including the power to appoint assistant secretaries and assistant treasurers, and to authorize the seal of Livent to be affixed to all papers which may require it. The executive committee may make rules for the calling, holding and conduct of its meetings and the keeping of records thereof.

The Livent bylaws also provide that the board of directors may delegate for the time being the powers or duties of any officer of the corporation, in case of his absence, disability, death or removal, or for any other reason, to any other officer or to any director.
Subject to the provisions of the Jersey Companies Law and the NewCo articles of association, the business of NewCo is managed by the board, which can exercise all the powers of NewCo.

Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of a board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records

Under the Jersey Companies Law, a director of a Bailiwick of Jersey company, in exercising the director’s powers and discharging the director’s duties, must:

 • act honestly and in good faith with a view to the best interests of the company; and

Livent	NewCo
of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation.

 • exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Customary law is also an important source of law in the area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Bailiwick of Jersey courts view English common law as highly persuasive in this area. In summary, the following duties will apply as manifestations of the general fiduciary duty under the Jersey Companies Law:

Duty to act in good faith

A director has a duty to act in what he or she bona fide considers to be the best interests of the company. He or she must not act for any collateral purpose. In keeping with such a position of trust, the courts will give the individual director discretion to determine this, and are likely only to infer that he or she was not acting in good faith if no reasonable director could have believed that the course of action was in the best interests of the company.

Generally, as with other fiduciary duties, the duty of good faith is owed by every director individually and not collectively as a board and is owed only to the company and not to any other person, be it another company or an individual.

Duty to act with diligence

A director will be responsible for the conduct of the company’s business and have a duty to exercise reasonable care, skill and diligence in doing so. Therefore the directors should keep fully informed as to the financial position of the company, and seek to attend board meetings and participate in the management of the company whenever possible.

Duty to exercise powers for a proper purpose

Even if directors are acting in good faith and in the interests of the company and its shareholders as a whole, they must nevertheless use their powers for the purposes for which they were conferred and not for any collateral purpose.

Duty to account for profits

Jersey law generally precludes a director from taking a personal profit from any opportunities arising from his

Livent	NewCo

directorship, even if he is acting honestly and for the good of the company. However, the NewCo articles of association permit the director to be personally interested in arrangements involving NewCo, subject to the requirement to disclose such interest. The NewCo articles of association entitle directors to receive compensation and payment of expenses as determined by the NewCo board of directors.

Indemnification of Directors and Officers

The Livent bylaws provide that current or former directors or officers of Livent that are made a party or are threatened to be made a party to or are involved in any proceeding, by reason of the fact of their role as a director or officer of Livent or are or were serving at the request of Livent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Livent (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent) will be indemnified and held harmless by Livent to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators: provided that in the case of a proceeding initiated by any such person, Livent must provide indemnification only if such proceeding was authorized by the whole board of directors (subject to certain exceptions set forth in the Livent bylaws).

The right to indemnification is a contract right and includes the right to be paid by Livent the expenses incurred in defending any such proceeding in advance of its final disposition, consistent with the DGCL and the limitations set forth in the Livent bylaws.

Livent may, but shall not be obligated to, purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Livent against any liability, cost or expense. Livent may enter into contracts with any director, officer, employee or agent of Livent or of any corporation, partnership, joint venture, trust or other enterprise where a director or officer of Livent was serving at the request of Livent as a director, officer, employee or agent and may create a trust fund, grant a security interest or use

Under the Jersey Companies Law, a Bailiwick of Jersey company may not exempt from liability nor indemnify any person from any liability which would otherwise attach to that person by reason of the fact that the person is or was a director of the company, subject to certain specified exceptions:

 • any liability incurred in defending any proceedings (whether civil or criminal):

○ in which judgment is given in the person’s favor or the person is acquitted;

○ which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person; or

○ which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

 • any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

 • any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

 • any liability against which the company normally maintains insurance for persons other than directors.

To the maximum extent permitted by applicable law, every present or former director or officer of NewCo

Livent	NewCo
other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnifications.
will be indemnified by NewCo against any loss or liability incurred by him by reason of being or having been such a director or officer. The NewCo board of directors may authorize the purchase or maintenance by NewCo for any current or former director or officer of such insurance as is permitted by applicable law in respect of any liability which would otherwise attach to such current or former director or officer.

Limitation of Director Liability

The DGCL allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care through a provision in the certificate of incorporation. An amendment, repeal or elimination of such a provision shall not affect its application with respect to an act or omission by a director occurring before such amendment, repeal or elimination unless the provision provides otherwise at the time of such act or omission. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of a limitation on liability in the certificate of incorporation, directors may be liable to corporations and their stockholders for monetary damages for acts of gross negligence. Livent’s certificate of incorporation limits the liability of its directors to the fullest extent permitted by this law.

Specifically, Livent’s directors are not personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability:

 • for any breach of the director’s duty of loyalty to Livent or its stockholders;

 • for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 • under Section 174 of the DGCL; or

 • for any transaction from which the director derived an improper personal benefit.

This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the corporation’s stockholders.

Subject to the exceptions set out above, the Jersey Companies Law does not contain any other provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.

Under Article 212 of the Jersey Companies Law, Bailiwick of Jersey courts have power to relieve a director of liability in proceedings for negligence, default, breach of duty or breach of trust if it appears that the director acted honestly and, given the circumstances, ought fairly to be excused.

Livent	NewCo
Directors’ Conflict of Interest

Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

 • the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

 • the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

 • the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at the applicable meeting.

Under Jersey law, each director who has, directly or indirectly, an interest of which he or she is aware in a transaction entered into or proposed to be entered into by NewCo or a subsidiary of NewCo which to a material extent conflicts or may conflict with the interests of NewCo, must disclose to NewCo the nature and extent of his or her interest.

Under the NewCo articles of association, such director may be counted in the quorum of any NewCo board of directors meeting at which the conflicted transaction is considered (unless prohibited by the Jersey Companies Law) but cannot cast a vote in respect of the matter.

Failure to disclose an interest entitles NewCo or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to NewCo for any profit or gain realized.

Notwithstanding a failure to disclose an interest, a transaction is not voidable and a director is not accountable for profits if the transaction is disclosed in reasonable detail in the notice calling the meeting and confirmed by special resolution.

In addition, a court must not set aside a transaction (but it may still require that the director account for any profit or gain realized) unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and that the transaction was not reasonable or fair to NewCo at the time it was entered into.

MERGERS AND CONSOLIDATIONS

General

Under Section 251 of the DGCL, a merger requires (i) the board of directors of each corporation that desires to merge to adopt a resolution approving an agreement of merger and declaring its advisability and (ii) the adoption of the executed agreement of merger by holders of a majority of the outstanding voting power of the shares of capital stock entitled to vote thereon of each corporation at an annual or special meeting.

A merger carried out in accordance with the Jersey Merger Regime set out under Part 18B of the Jersey Companies Law (the “Jersey Merger Regime”) requires shareholder approval by special resolution.

The NewCo articles of association do not alter the default voting threshold provided by Jersey law and do not permit shareholder actions by written consent, so any merger carried out in accordance with the Jersey Merger

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Regime will require shareholder approval by special resolution passed by at least two-thirds of the voting rights represented at a meeting, in person or by proxy, and voting thereon (or such greater majority as the NewCo articles of association may prescribe).

For the avoidance of doubt, the transaction that is the subject of this proxy statement/prospectus does not constitute a merger for the purposes of the Jersey Companies Law and is therefore not being carried out in accordance with the Jersey Merger Regime.

Business Combinations with Interested Stockholders

Unless otherwise provided in a corporation’s certificate of incorporation, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in certain “business combination” transactions with any “interested stockholder” (each as defined below) for a period of three years following the date that such stockholder became an interested stockholder. Pursuant to the Livent certificate of incorporation, because no one person or group beneficially owns a majority of the outstanding shares of all classes and series of Livent capital stock entitled to vote at any annual or special meeting of stockholders, Livent is governed by Section 203 of DGCL.

Under the Livent certificate of incorporation, because no one person or group beneficially owns a majority of the outstanding shares of all classes and series of Livent capital stock entitled to vote at any annual or special meeting of stockholders, certain business combinations require the affirmative vote of the holders of 80% of the outstanding voting stock, voting together as a single class, regardless of whether no vote or a lower percentage may be required by law or otherwise.

However, such higher percentage is not required, and only the affirmative vote required by law or the Livent certificate of incorporation will be required, if the business combination has been approved by a majority of the disinterested directors.

Under the Livent certificate of incorporation, a “business combination” includes:

 • any merger or consolidation of Livent or any subsidiary with (a) any interested stockholder or (b) any other corporation (whether or not itself an interested stockholder) which is, or after such merger or consolidation would be, an affiliate of an interested stockholder; or

Under the NewCo articles of association, NewCo will be prohibited from engaging in any business combination with any “interested shareholder” for a period of three years following the time that such shareholder became an interested shareholder (subject to certain specified exceptions), unless (in addition to other exceptions) prior to such business combination the NewCo board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an “interested shareholder.”

An “interested shareholder” is (subject to certain specified exceptions) any person (together with its affiliates and associates) that (i) owns more than 15% of NewCo’s voting stock or (ii) is an affiliate or associate of NewCo and owned more than 15% of NewCo’s voting stock within three years of the date on which it is sought to be determined whether such person is an “interested shareholder.”

Livent	NewCo
 • any merger, sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder or any affiliate of any interested stockholder of any assets of Livent or any subsidiary having an aggregate fair market value of $20,000,000 or more; or

 • the issuance or transfer by Livent or any subsidiary (in one transaction or a series of transactions) of any securities of Livent or any subsidiary to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $20,000,000 or more; or

 • the adoption of any plan or proposal for the liquidation or dissolution of Livent proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; or

 • any reclassification of securities (including any reverse stock split), or recapitalization of Livent, or any merger or consolidation of Livent with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Livent or any subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

An “interested stockholder” includes any person (other than Livent, any subsidiary or any employee benefit plan of Livent) who or which:

 • is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock;

 •  is an affiliate of Livent and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then-outstanding voting stock; or

 • is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any

Livent	NewCo
interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

Parent-Subsidiary Mergers

The DGCL provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock, subject to certain limitations where the subsidiary is not wholly owned.
The Jersey Companies Law provides that a parent company, by way of special resolution, may merge with any subsidiary, subject to certain statutory conditions.

Holding Company Reorganization

Under Section 251(g) of the DGCL, a Delaware corporation may reorganize itself into a holding company structure without stockholder approval so long it adheres to certain requirements.
The Jersey Companies Law provides that a holding company merger between a holding company and one or more of its wholly owned subsidiaries in which the holding company continues as the survivor company, or an inter-subsidiary merger between companies that are wholly owned subsidiaries of the same holding body, must be approved by a special resolution of each merging company, but without approval of a merger agreement and subject to certain statutory conditions.

EXCLUSIVE FORUM

Under the Livent certificate of incorporation and Livent bylaws, the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Livent to Livent or the Livent’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Livent certificate of incorporation or the Livent bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, will, in each case, be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to such courts having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Livent will be deemed to have notice of and consented to the above provisions.

The NewCo articles of association will provide that each member submits to the non-exclusive jurisdiction of the Royal Court of Jersey and the courts which may hear appeals from that court. However, the Royal Court of Jersey will (unless the Jersey Companies Law or any other Jersey law provides otherwise or unless the board of directors of NewCo determines otherwise) be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of NewCo; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of NewCo to NewCo or its members, creditors or other constituents; (iii) any action asserting a claim against NewCo or any director or officer of NewCo arising pursuant to any provision of the Jersey Companies Law or the NewCo articles of association (as either may be amended from time to time); or (iv) any action asserting a claim against NewCo or a NewCo director or officer governed by the internal affairs doctrine (unless the Jersey Companies Law or any other Jersey law provides otherwise or the board of directors of NewCo determines otherwise). The exclusive forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. However, there is uncertainty whether a

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U.S. or Bailiwick of Jersey court would enforce the exclusive forum provision for actions for breach of fiduciary duty and other claims.

DISSOLUTION

Under the DGCL, a corporation may voluntarily dissolve (i) if the board of directors adopts a resolution to that effect by a majority vote of the outstanding stock of the corporation entitled to vote thereon and a certificate of dissolution is filed with the Delaware Secretary of State, or (ii) without action of the directors of Livent if all the stockholders entitled to vote thereon consent in writing and a certificate of dissolution is filed with the Delaware Secretary of State.

Under the Jersey Companies Law, a company may be wound up voluntarily (summary winding up), under supervision (creditors’ winding up), or by the courts of Jersey (winding up on just and equitable grounds). A special resolution of a company is required to approve a summary winding up. A creditors’ winding up can either be commenced by a special resolution of the shareholders or by a creditor with a claim of not less than £3,000 against a Bailiwick of Jersey company making an application to the Royal Court of Jersey for an order commencing a creditors’ winding-up. In the case of a winding up on just and equitable grounds, a company may be wound up by the Bailiwick of Jersey court if the court is of the opinion that it is (i) just and equitable to do so; or (ii) it is expedient and in the public interest to do so.

Subject to the NewCo articles of association and the rights or restrictions attached to any shares or class of shares, if NewCo is wound up and the property of NewCo available for distribution among the shareholders is more than sufficient to pay (i) all the debts and liabilities of the Company and (ii) the costs, charges and expenses of the winding up, the excess must be divided among the shareholders in proportion to the number of shares held by them, irrespective of the amounts paid or credited as paid on the shares.

If NewCo is wound up, the directors or liquidator (as applicable) may, subject to the NewCo articles of association and any other sanction required by the Jersey Companies Law, do either or both of the following: (i) divide in specie among the shareholders the whole or any part of the assets of NewCo and, for that purpose, value any assets and determine how the division will be carried out as between the shareholders or different classes of shareholders; and/or (ii) vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Certain provisions of the Livent certificate of incorporation and the Livent bylaws may be amended only by the affirmative vote of the holders of at least 80% of the then-outstanding voting stock of Livent.

Subject to the requirements described above, Livent reserves the right to amend the certificate of incorporation

The memorandum of association and articles of association of a Bailiwick of Jersey company each may only be amended by special resolution, requiring approval by the holders of two-thirds of the voting rights represented at a meeting, in person or by proxy, and voting thereon (or such greater majority as the NewCo articles of association may prescribe).

Livent	NewCo
in any manner prescribed by Delaware law or the Livent certificate of incorporation, and all rights granted to stockholders are subject to such reservation.

Subject to the requirements described above, the Livent bylaws may otherwise be amended at any regular or special meeting of the board of directors or of the stockholders, by the affirmative vote of a majority of the whole board of directors, or by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote, as the case may be.

MANAGEMENT AND CORPORATE GOVERNANCE OF NEWCO
Directors of NewCo
Following the closing of the transaction, the NewCo board of directors will be comprised of 12 members as follows:
•	six current Allkem directors (each of whom has been nominated by Allkem); and
•	six current Livent directors (each of whom has been nominated by Livent).
Pursuant to the Transaction Agreement, Livent has nominated the following current Livent directors for the NewCo board of directors: (i) Michael F. Barry, (ii) Paul W. Graves, (iii) Christina Lampe-Önnerud, (iv) Pablo Marcet, (v) Steven T. Merkt and (vi) Robert C. Pallash, and Allkem has nominated the following current Allkem directors for the NewCo board of directors: (i) Peter Coleman, (ii) Alan Fitzpatrick, (iii) Florencia Heredia, (iv) Leanne Heywood, (v) Fernando Oris de Roa and (vi) John Turner. Allkem’s current Chairman, Mr. Peter Coleman, will serve as the Chair of NewCo. Livent’s current Chief Executive Officer, Mr. Paul W. Graves, will serve as a director of NewCo as one of the Livent Nominees.
Set forth below are brief biographical descriptions of the Livent Nominees and Allkem Nominees.
Peter Coleman
Mr. Peter Coleman, age 63, is currently the Chair of the Allkem Board. Mr. Coleman is the former Chief Executive Officer and Managing Director of Woodside Energy Group Limited (Australia’s largest independent gas producer) having served in that role from 2011 until his retirement in June 2021. Prior to joining Woodside, Mr. Coleman spent 27 years with the ExxonMobil group in a variety of roles, including Vice President—Asia Pacific from 2010 to 2011 and Vice President—Americas from 2008 to 2010. Mr. Coleman has been a non-executive director of SLB (a NYSE listed oilfield services company) since 2021. Since 2012, Mr. Coleman has been an adjunct professor of corporate strategy at the University of Western Australia Business School, is a member of the Singapore Energy International Advisory Panel and has chaired the Australia Korea Foundation since 2016. He is the recipient of an Alumni Lifetime Achievement Award from Monash University and a Fellowship from the Australian Academy of Technological Sciences and Engineering. Mr. Coleman has been awarded Honorary Doctoral degrees in Law and Engineering from Monash and Curtin Universities respectively, and was awarded the Heungin Medal for Diplomatic Service by the Republic of South Korea. Mr. Coleman holds a Bachelor of Engineering (Civil and Computing) and an MBA. Mr. Coleman is an experienced executive who will bring a wealth of corporate knowledge from the global energy sector to the NewCo board of directors.
Paul W. Graves
Mr. Paul W. Graves, age 52, is currently the Chief Executive Officer of Livent. Mr. Graves previously served as Executive Vice President and Chief Financial Officer of FMC Corporation (“FMC”) from 2012 to 2018. Mr. Graves previously served as a managing director and partner in the Investment Banking Division at Goldman Sachs Group in Hong Kong and was the co-head of Natural Resources for Asia (excluding Japan). In that capacity, he was responsible for managing the company’s Pan-Asian Natural Resources Investment Banking business. Mr. Graves also served as Global Head of Chemical Investment Banking for Goldman Sachs, which he joined in 2000. Mr. Graves previously held finance and auditing roles of increasing responsibility at Ernst & Young, British Sky Broadcasting Group, ING Barings and J. Henry Schroder & Co. Mr. Graves was a member of the board of directors of Lydall, Inc., a global provider of specialty filtration and advanced materials solutions, from April 2021 until October 2021. Mr. Graves previously served on the board of directors of the Farmers Business Network, a private independent agricultural tech and commerce platform, from April 2022 to October 2023. He currently serves on the board of directors of Nemaska Lithium. Mr. Graves’s in-depth knowledge of the lithium business, his experience as FMC’s Chief Financial Officer and his financial expertise will enable him to offer valuable insights to the NewCo board of directors.
Christina Lampe-Önnerud
Ms. Christina Lampe-Önnerud, age 56, currently serves as a director of Livent. Dr. Lampe-Önnerud is an internationally recognized expert on lithium-ion batteries (for EVs) and energy storage. She currently serves as Founder, Chairperson and Chief Executive Officer of Cadenza Innovation, Inc., a private lithium-ion battery technology provider, having served in those positions since 2012. She previously founded Boston-Power, Inc., a private global lithium-ion battery manufacturer (“Boston-Power”), where she served as Chairperson and Chief Executive Officer. She has also held a senior executive position at hedge fund firm Bridgewater Associates, LP and served as director and partner in the Technology and Innovation Practice at innovation and management consulting firm, Arthur D. Little, Inc. Dr. Lampe-Önnerud also serves as Co-Chair of Li-Bridge, a U.S. Department of Energy initiative to accelerate the development of a robust and secure supply chain for lithium-based batteries. In addition to her role as Chairperson for Cadenza Innovation’s board of directors, Dr. Lampe-Önnerud serves on the board of directors of ON Semiconductor Corporation (also known as onsemi), a semiconductor supplier company listed on the Nasdaq Global Market (“Nasdaq”), and the board of directors of the New York Battery and Energy Storage Technology Consortium, a private not-for-profit industry trade association. She previously served on the boards of directors for FuelCell Energy, Inc., a Nasdaq listed public fuel cell company, from 2018 to 2019, Syrah Resources Limited, an ASX listed industrial minerals and technology company, from 2016 until 2019, and Boston-Power from 2005 until 2012. Renowned for her pioneering work in developing and commercializing lithium-ion batteries, Dr. Lampe-Önnerud holds more than 80 patents. She is a two-time World Economic Forum Technology Pioneer winner, an organization for which she co-chaired its Global Futures Council on Energy Technologies. She has served as an advisor to the United Nations, is a member of Sweden’s Royal Academy of Engineering Sciences and serves on MIT’s Visiting Committee for the Chemistry Department. Dr. Lampe-Önnerud’s lithium-ion battery industry experience and her executive positions at technology-based businesses will make her a significant contributor to the NewCo board of directors.
Michael F. Barry
Mr. Michael F. Barry, age 64, currently serves as a director of Livent. Mr. Barry is the former Chief Executive Officer and President of Quaker Chemical Corporation, d/b/a Quaker Houghton (“Quaker”), a NYSE listed industrial process fluids company, and has been Chairman of the Board of Quaker since May 2009. Mr. Barry held various leadership and executive positions of increasing responsibility after joining Quaker in 1998, including, in addition to his role as Chief Executive Officer and President from October 2008 to November 2021, Senior Vice President and Managing Director—North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader—Metalworking and Coatings from July to December 2005; Vice President and Global Industry Leader—Industrial Metalworking and Coatings from January 2004 to June 2005; and Vice President and Chief Financial Officer from 1998 to August 2004. Mr. Barry was also a member of the board of directors of Rogers Corporation, a NYSE listed specialty materials and components company, from which he retired in May 2020. Mr. Barry also serves on the Board of Trustees of Drexel University. Mr. Barry will bring significant business experience from his senior executive positions in the global chemical industry, as well as valuable experience as a director of other public companies, to the NewCo board of directors.
Steven T. Merkt
Mr. Steven T. Merkt, age 55, currently serves as a director of Livent. Since August 2012, Mr. Merkt has been the President of the Transportation Solutions segment at TE Connectivity Ltd. (“TE”), a NYSE listed company and one of the world’s largest suppliers of connectivity and sensor solutions to the automotive and commercial vehicle marketplaces. Before August 2012, Mr. Merkt was President of TE’s Automotive business. Since joining TE in 1989, Mr. Merkt has held various leadership positions in general management, operations, engineering, marketing, supply chain and new product launches. Mr. Merkt is also a member of the board of directors of the Isonoma Foundation, a foundation whose mission is to help diminish disparities in healthcare, housing and education in the Philadelphia and Harrisburg regions of Pennsylvania. Mr. Merkt’s experience, particularly in the automotive and commercial vehicle sectors, will make him a valuable contributor to the NewCo board of directors.
Pablo Marcet
Mr. Pablo Marcet, age 60, currently serves as a director of Livent. Mr. Marcet is the founder of Geo Logic S.A., a private management consulting company that services the mining sector, and has served as President since 2003. He also served as the President and Chief Executive Officer of Waymar Resources Limited, a private Canadian mineral exploration company, from 2010 to 2014, until its acquisition by Orosur Mining Inc. Prior to this, Mr. Marcet served as President, Subsidiaries and Operations, Argentina, of Northern Orion Resources Inc., a private copper and gold producer, from 2003 until 2007, and held senior roles with BHP Billiton, an Australian multinational mining, metals and natural gas petroleum company, from 1988 until 2003. Mr. Marcet also currently serves on the board of directors of St. George’s College. Previously, Mr. Marcet was a member of the board of directors of U3O8 Corp. (recently renamed as Green Shift Commodities Ltd.), a former private uranium and battery commodities company that was previously listed on Canada’s TSX Venture Exchange (“TSXV”), from 2011 until August 2020; Esrey Resources Ltd., a private metal extraction company that was previously listed on the TSXV, from 2017 until 2020; Barrick Gold Corporation, a NYSE-listed gold and copper mining company, from 2016 until 2019; Orosur Mining Inc., a TSXV-listed minerals exploration and development company, from 2014 until 2016; and Waymar Resources Limited from 2010 until 2014. Mr. Marcet will bring valuable knowledge of the mining industry in Latin America, and particularly in Argentina, to the NewCo board of directors.
Robert C. Pallash
Mr. Robert C. Pallash, age 72, currently serves as a director of Livent. From January 2008 to December 2013, Mr. Pallash served as President, Global Customer Group and Senior Vice President of Visteon Corporation (“Visteon”), a Nasdaq listed automotive parts manufacturer, and he retired from such positions in December 2013. Prior to becoming President, Global Customer Group, from August 2005 to January 2008, Mr. Pallash served as Senior Vice President, Asia Customer Group for Visteon. He joined Visteon in September 2001 as Vice President, Asia Pacific. Visteon filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in May 2009 and emerged from bankruptcy in October 2010. Prior to joining Visteon, Mr. Pallash served as President of TRW Automotive Japan, a private automotive part manufacturer, beginning in 1999. Mr. Pallash has served as a member of the board of directors of FMC since 2008, and he previously served on the board of directors of Halia Climate Controls, a majority-owned subsidiary of Visteon, in South Korea until December 2013. Mr. Pallash’s international experience, particularly in Asia, which is a critical region for lithium and the broader energy storage supply chain, as well as his automotive industry experience will enable him to bring significant value as a member of the NewCo board of directors.
Alan Fitzpatrick
Mr. Alan Fitzpatrick, age 74, is currently a member of the Allkem Board. Mr. Fitzpatrick previously served as a director of Galaxy Resources Limited from 2019 until the Galaxy/Orocobre Merger. Since 2013, he has served as a consultant and owner of Alan Fitzpatrick Consulting. Throughout his career, Mr. Fitzpatrick has held senior positions with BHP Group Limited (a public Australian multinational mining and metals company), Gold Fields Limited (a public South African gold mining company), Newmont Corporation (a public American gold mining company) and Bechtel Corporation (an engineering, construction and project management company). Mr. Fitzpatrick will bring a wide range of knowledge and significant experience in the technical mining industry to the NewCo board of directors.
Florencia Heredia
Ms. Florencia Heredia, age 56, is currently a member of the Allkem Board. Since 2017 when she joined the firm, Ms. Heredia has been a senior partner of Allende & Brea, an Argentine legal firm, where she currently heads the energy and natural resources practice and co-heads the ESG and sustainability practice. Ms. Heredia has a long-standing experience of 31 years in the mining industry. Ms. Heredia previously served as a director of Galaxy Resources Limited from 2018 until the Galaxy/Orocobre Merger. Ms. Heredia serves as Chair of SEERIL (Section of Energy, Environment, Natural Resources and Infrastructure Law) of the International Bar Association, has been a Trustee and Secretary of the Board to the Foundation of Natural Resources and Energy Law (former Rocky Mountain Mineral Law Foundation) and is a member of the International Affairs Committee of PDAC (Prospectors and Developers Association of Canada), the Argentinean-Canadian Chamber of Commerce and the Board of the Argentinean-British Chamber of Commerce, the Executive Committee of the International Women Forum (Argentinean Chapter) and the Academic Board of RADHEM in Argentina. Ms. Heredia regularly teaches courses in mining and environmental law topics at the Universidad Catolico de Cuyo, the Universidad Catolica Argentina and as guest lecturer at Dundee University. Since 2018, she has been a member of the Advisory Board to the Law School of Universidad Torcuato di Tella in Argentina. For the past 20 years, she has been repeatedly cited as a leading practitioner in Natural Resources law by, among others, Chambers & Partners, Who’s Who Legal and Legal 500 including being named “Mining Lawyer of the Year” in 2013, 2015, 2016, 2018, 2019, 2020 and 2021. Ms. Heredia will bring extensive experience advising financial institutions and companies in complex mining transactions to the NewCo board of directors.

Leanne Heywood
Ms. Leanne Heywood OAM (Order of Australia Medal), age 58, is currently a member of the Allkem Board. Ms. Heywood previously served as a director of Orocobre Limited from 2016 until the Galaxy/Orocobre Merger. Ms. Heywood previously held a senior position at Rio Tinto Group, from 2005 to 2015. Since 2019, Ms. Heywood has been a director of Midway Limited (a public company processing and exporting woodfibre) and Quickstep Holdings Limited (a public company developing and manufacturing defense technology). She has also served on the board of Symbio Holdings Limited (a public Australian cloud communications software company) and Snowy Hydro Limited (an Australian private government business entity) since 2022. Ms. Heywood’s experience includes strategic marketing, business finance (as Fellow of CPA Australia) and compliance and she has led organizational restructurings, dispositions and acquisitions. Additionally, Ms. Heywood has deep experience in international customer relationship management, stakeholder management (including with respect to governments and investment partners) and executive leadership in Asia, the Americas and Europe. Ms. Heywood is an experienced board member who will bring significant corporate, financial and compliance experience in the mining sector to the NewCo board of directors.
Fernando Oris de Roa
Mr. Fernando Oris de Roa, age 70, is currently a member of the Allkem Board. Mr. Oris de Roa previously served as a director of Orocobre Limited from 2010 until the Galaxy/Orocobre Merger. Mr. Oris de Roa previously served as Ambassador of Argentina to the United States in 2018 and 2019. Mr. Oris de Roa is a highly successful business leader with a history of developing and operating large enterprises within Argentina and a reputation for upholding integrity and social responsibility in his business practices. Mr. Oris de Roa holds a Masters Degree from the Harvard Kennedy School of Government. Mr. Oris de Roa will bring valuable corporate experience and Argentine political perspectives to the NewCo board of directors.
John Turner
Mr. John Turner, age 62, is currently a member of the Allkem Board. Mr. Turner is a partner of Fasken Martineau DuMoulin LLP, a law firm with offices in Canada, the UK, South Africa and China, where he has served as partner since 1997 and is currently the leader of the Global Mining Group and Chair of the Capital Markets and Mergers & Acquisitions Group. Mr. Turner has been involved in many of the leading corporate finance and merger and acquisition deals in the resources sector. Mr. Turner previously served as a director of Galaxy Resources Limited from 2017 until the Galaxy/Orocobre Merger. Mr. Turner has also been the non-executive Chairman of GoGold Resources, Inc., a TSX-listed gold and silver mining company, since 2019. Mr. Turner will bring significant corporate, legal and transactional experience in the mining sector to the NewCo board of directors.
Director Independence
As required under the NYSE listing standards (the “NYSE listing standards”), a majority of the members of the NewCo board of directors must qualify as “independent,” as affirmatively determined by the board of directors. It is expected that all of the NewCo directors, other than Mr. Graves, will be “independent” under the applicable NYSE listing standards.
Corporate Governance of NewCo
Following the closing of the transaction, notable features of NewCo’s corporate governance will include the following:
•
The NewCo board of directors will consist of 12 directors, six of whom will be from the existing Allkem Board, and six of whom will be from the existing Livent Board, including the current Chief Executive Officer of Livent. The initial Chair of the NewCo board of directors will be the Chairman of the existing Allkem Board as of immediately prior to the scheme implementation.

•
At least four standing committees of the NewCo board of directors, including an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Sustainability Committee.

•
Each of the Chair of the Audit Committee and the Compensation Committee as of the effective time will be from the existing Allkem Board, as determined by Allkem prior to the scheme effectiveness. Each of the Chair of the Nominating and Corporate Governance Committee and the Sustainability Committee as of the effective time will be from the existing Livent Board, as determined by Livent prior to the scheme effectiveness.

The NewCo board of directors will act as its ultimate decision-making body and will advise and oversee management, including the Chief Executive Officer, who will be responsible for the day-to-day operations and management of NewCo. The board of directors will review NewCo’s financial performance on a regular basis at board meetings and through periodic updates. The board of directors will review NewCo’s long-term strategic plans and the financial, accounting, risk management and other issues facing NewCo.
NewCo’s Chief Executive Officer will be responsible for development and implementation of NewCo’s business strategy and for day-to-day operations and management of NewCo.
Board Committees
The board of directors of NewCo will have an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Sustainability Committee.
Audit Committee
Each member of the Audit Committee is expected to be “independent,” as defined by NYSE listing standards and SEC Rule 10A-3.
At least one member of the NewCo Audit Committee will meet the requirements of an “audit committee financial expert” as defined by the applicable SEC rules and the NYSE corporate governance standards. Each member of the audit committee is expected to be “financially literate” as that term is defined by the NYSE listing standards. It is expected that the primary responsibilities of the Audit Committee will include:
•
reviewing the annual report, proxy statement and periodic SEC filings, such as NewCo’s reports on Form 10-K and 10-Q, and ensuring that NewCo’s financial reports fairly represent its operations, performance and condition;

•	reviewing with management NewCo’s earnings releases;
•	reviewing the effectiveness and adequacy of NewCo’s internal controls;
•	reviewing significant changes in accounting policies;
•	selecting an independent registered public accounting firm and confirming its independence;
•	pre-approving audit and non-audit services provided by the independent registered public accounting firm; and
•	reviewing the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal audit function.
Compensation Committee
Each member of the Compensation Committee is expected to be “independent,” as defined by NYSE listing standards.
It is expected that the primary responsibilities of the Compensation Committee will include:
•	reviewing and approving executive compensation policies and practices and establishing total compensation for the Chief Executive Officer, among other officers;
•	reviewing annually NewCo’s compensation programs, policies and practices;
•	reviewing the terms of employment agreements, severance agreements, change in control agreements and other compensatory arrangements;
•	monitoring corporate programs relating to diversity, equity and inclusion;

•	recommending to the board of directors NewCo’s submissions to shareholders on executive compensation matters and assessing the results of such votes; and
•	reviewing executive stock ownership guidelines and overseeing clawback, hedging, and pledging policies.
Nominating and Corporate Governance Committee
Each member of the Nominating and Corporate Governance Committee is expected to be “independent,” as defined by NYSE listing standards.
It is expected that the primary responsibilities of the Nominating and Corporate Governance Committee will include:
•	reviewing and recommending director candidates;
•	recommending the number, function, composition and Chairs of the board of directors’ committees;
•	overseeing corporate governance, including an annual review of governance principles;
•	reviewing and approving director compensation policies, including the determination of director compensation;
•	overseeing board of directors and committee evaluation procedures; and
•	determining director independence.
Sustainability Committee
It is expected that the primary responsibilities of the Sustainability Committee will include:
•	reviewing and overseeing employee occupational safety and health, and process safety programs;
•	monitoring environmental responsibility and risk mitigation programs, including those relating to climate change, green-house gases, water, waste, energy and biodiversity;
•	monitoring corporate social responsibility programs, including those relating to community, health and safety, human rights and responsible supply chain;
•	reviewing sustainability disclosures;
•	monitoring audits and assurance of sustainability data and data collection methodology, including through independent third party audits, studies, and sustainability rating bodies; and
•	reviewing and overseeing sustainability management systems.
Corporate Governance Guidelines, Policies and Code of Business Conduct
In accordance with the NYSE listing standards, as of the effective time, NewCo will adopt Corporate Governance Guidelines and a Code of Business Conduct and Ethics in a form customary for a NYSE-listed company.
The Corporate Governance Guidelines will cover such matters as director qualifications and responsibilities, responsibilities of key NewCo board committees, director compensation and matters relating to succession planning.
The Code of Business Conduct and Ethics will prohibit conflicts of interest and competition of officers, directors and employees with NewCo and will contain provisions with respect to confidentiality, fair dealing, protection and proper use of the company’s assets and compliance with law.
Executive Officers of NewCo
Livent’s current Chief Executive Officer, Mr. Paul W. Graves, Livent’s current Chief Financial Officer, Gilberto Antoniazzi, and Livent’s current General Counsel, Ms. Sara Ponessa, will serve as the Chief Executive Officer, Chief Financial Officer and General Counsel, respectively, of NewCo.
Please refer to the biography of Paul W. Graves in the section entitled “—Directors of NewCo” above. Set forth below are brief biographical descriptions of Mr. Antoniazzi and Ms. Ponessa.

Gilberto Antoniazzi
Mr. Gilberto Antoniazzi, age 56, has served as Livent’s Vice President and Chief Financial Officer since May 2018. Before joining Livent, Mr. Antoniazzi held various leadership positions across FMC, including from 2004 to 2013, as the Chief Financial Officer for FMC’s Latin America Region, and from 2013 to May 2018, as the Chief Financial Officer for FMC’s Agricultural Solutions business segment. Mr. Antoniazzi earned his Masters of Business Administration from the University of Michigan, and his Bachelor of Business Administration from Fundação Getulio Vargas in Brazil.
Sara Ponessa
Ms. Sara Ponessa, age 52, has served as the General Counsel and Secretary of Livent since May 2018. Before joining Livent, Ms. Ponessa was the Senior Business Counsel for the FMC Lithium business segment of FMC and served as business counsel to FMC’s former Alkali Chemicals and Peroxygen’s divisions. Prior to joining FMC, Ms. Ponessa worked as senior counsel for AstraZeneca, a Nasdaq listed biopharmaceutical company; as Vice President and Risk Management and Compliance Section Manager for Wilmington Trust Company, a private company that provides international corporate and institutional banking services; and as a legal associate with the law firm Saul Ewing LLP. Ms. Ponessa is also a former commissioner with the Philadelphia Human Relations Commission, a Philadelphia governmental agency, and a former board member of the Philadelphia VIP, a private organization which provides volunteer legal services for low-income families.
Pursuant to the Transaction Agreement, the parties have also since mutually selected the broader senior management team of NewCo as of the effective time, consisting of an approximately equal split of employees from each of Allkem and Livent.
Company Secretaries
The current secretary of NewCo is Ogier Global (Ireland) Limited of Investment House, 8-34 Percy Place, Percy Exchange, Ballsbridge, Dublin 4, D04 P5K3, Ireland, a private limited company incorporated in Ireland with company number 643114. The current assistant secretary of NewCo is Ogier Global Company Secretary (Jersey) Limited of 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG, a private limited company incorporated in Jersey with company number 124131.
Upon the closing of the transaction, the secretary of NewCo will be Sara Ponessa, the General Counsel of NewCo. The joint assistant secretaries of NewCo will be: (i) Ogier Global (Ireland) Limited of Investment House, 8-34 Percy Place, Percy Exchange, Ballsbridge, Dublin 4, D04 P5K3, Ireland, a private limited company incorporated in Ireland with company number 643114; and (ii) Ogier Global Company Secretary (Jersey) Limited of 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG, a private limited company incorporated in Jersey with company number 124131.
Related Party Transactions
Other than the agreements and arrangements entered into or assumed in connection with the transaction, which are discussed elsewhere in this proxy statement/prospectus, NewCo is not a participant in any transactions in which its directors, director nominees, executive officers, significant security holders or such persons’ immediate family members have a direct or indirect material interest.
For information about Livent’s related party transactions, see the caption titled “IV. Information About the Board of Directors and Corporate Governance—Corporate Governance—Related Party Transactions Policy” in Livent’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 16, 2023, which is incorporated by reference in this proxy statement/prospectus. For information about Allkem’s related party transactions, see Note 28: Related party disclosures in the notes to Allkem’s historical consolidated financial statements contained elsewhere in this proxy statement/prospectus.

LEGAL MATTERS
The validity of the NewCo Shares offered hereby will be passed upon for NewCo by Ogier (Jersey) LLP, St. Helier, Jersey.

EXPERTS
The consolidated financial statements of Livent Corporation as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Allkem Limited as of June 30, 2023 and 2022 and for each of the fiscal years ended June 30, 2023, 2022 and 2021 included in the registration statement of which this proxy statement/prospectus forms a part have been audited by Ernst & Young, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Integral Consulting Inc. has prepared the Technical Report Summary with respect to Livent’s Salar del Hombre Muerto property, which is summarized and otherwise referred to in the documents incorporated by reference in this proxy statement/prospectus. Integral Consulting Inc. is a qualified person as defined in Subpart 1300. As of the date of this proxy statement/prospectus, Integral Consulting Inc. is not an affiliate of NewCo or Livent and does not own any NewCo Shares or Livent Shares.
BBA Inc., DRA Americas Inc., SGS Geological Services and Carl Pednault and Marc Rougier from WSP Canada Inc. (together, the “Whabouchi TRS Authors”) have prepared the Technical Report Summary with respect to the Whabouchi Mine property, which is summarized and otherwise referred to in the documents incorporated by reference in this proxy statement/prospectus. The Whabouchi TRS Authors are each qualified persons as defined in Subpart 1300. As of the date of this proxy statement/prospectus, the Whabouchi TRS Authors are not affiliates of NewCo or Livent and do not own any NewCo Shares or Livent Shares.
Employees of Mining Plus Pty Ltd., a third-party firm comprising mining experts in accordance with Subpart 1300, and Albert Thamm, F.Aus.IMM, an Allkem employee (together, the “Mt Cattlin TRS Authors”), have prepared the Technical Report Summary with respect to Mt Cattlin, which is summarized and otherwise referred to in the documents incorporated by reference in this proxy statement/prospectus. The Mt Cattlin TRS Authors are each qualified persons as defined in Subpart 1300. As of the date of this proxy statement/prospectus, Albert Thamm is an affiliate of Allkem given his employment at Allkem. The Mt Cattlin TRS Authors are otherwise not affiliates of NewCo or Allkem.
An employee of Hydrominex Geoscience, a third-party firm comprising mining experts in accordance with Subpart 1300, and an employee of Gunn Metallurgy, a third-party firm comprising mining experts in accordance with Subpart 1300 (together, the “Olaroz TRS Authors”), have prepared the Technical Report Summary with respect to Olaroz, which is summarized and otherwise referred to in the documents incorporated by reference in this proxy statement/prospectus. The Olaroz TRS Authors are each qualified persons as defined in Subpart 1300. As of the date of this proxy statement/prospectus, the Olaroz TRS Authors are not affiliates of NewCo or Allkem.
Employees of Montgomery & Associates Consultores Limitada, a third-party firm comprising mining experts in accordance with Subpart 1300, and an employee of Gunn Metallurgy, a third-party firm comprising mining experts in accordance with Subpart 1300 (together, the “Sal de Vida TRS Authors”), have prepared the Technical Report Summary with respect to Sal de Vida, which is summarized and otherwise referred to in the documents incorporated by reference in this proxy statement/prospectus. The Sal de Vida TRS Authors are each qualified persons as defined in Subpart 1300. As of the date of this proxy statement/prospectus, the Sal de Vida TRS Authors are not affiliates of NewCo or Allkem.
Frederik Reidel, Managing Director of Atacama Water SpA, and Marek Dworzanowski, a self-employed Consultant Metallurgical Engineer (together, the “Cauchari TRS Authors”), have prepared the Technical Report Summary with respect to Cauchari, which is summarized and otherwise referred to in the documents incorporated by reference in this proxy statement/prospectus. The Cauachari TRS Authors are each qualified persons as defined in Subpart 1300. As of the date of this proxy statement/prospectus, the Cauchari TRS Authors are not affiliates of NewCo or Allkem.
Employees of SLR Consulting (Canada) Ltd., a third-party firm comprising mining experts in accordance with Subpart 1300, employees of Wave International Pty Ltd., a third-party firm comprising mining experts in accordance with Subpart 1300, and employees of WSP Canada Inc., a third-party firm comprising mining experts in accordance with Subpart 1300, (together, the “James Bay TRS Authors”) have prepared the Technical Report Summary with respect to James Bay, which is summarized and otherwise referred to in the documents incorporated by reference in this proxy statement/prospectus. The James Bay TRS Authors are each qualified persons as defined in Subpart 1300. As of the date of this proxy statement/prospectus, the James Bay TRS Authors are not affiliates of NewCo or Allkem.

FUTURE SHAREHOLDER AND STOCKHOLDER PROPOSALS
NewCo
Assuming consummation of the transaction, NewCo shareholders will be entitled to present proposals for consideration at forthcoming NewCo shareholder meetings provided that they comply with the applicable rules promulgated by the SEC and the NewCo Organizational Documents. The deadline for submission of all NewCo shareholder proposals for its next annual meeting will be disclosed in a subsequent filing with the SEC.
Livent
Livent will hold an annual meeting in 2024 only if the transaction has not already closed. In order to make a proposal for consideration at such annual meeting, a Livent stockholder must deliver notice to Livent at the address set forth below, containing certain information specified in Livent’s bylaws, not less than 60 nor more than 90 days before the date of the meeting. However, if Livent provides notice or public disclosure of the date of its 2024 annual meeting less than 70 days in advance of the meeting date, then the deadline for the Livent stockholder’s notice and other required information is 10 days after the date of Livent’s notice or public disclosure of the date of such annual meeting.
In addition to being able to present proposals for consideration at Livent’s 2024 annual meeting, Livent stockholders may also be able to have their proposals included in Livent’s proxy statement and form of proxy for such annual meeting. In order to have a stockholder proposal included in such proxy statement and form of proxy, the proposal must be delivered to Livent at the address set forth below not later than November 17, 2023, and the Livent stockholder must otherwise comply with applicable SEC requirements. The Livent stockholder must also comply with the notice requirements in the preceding paragraph to have their proposals included in Livent's proxy statement and form of proxy for such annual meeting.
All notices related to the above must be sent to the Corporate Secretary, Livent Corporation, 1818 Market Street, Suite 2550, Philadelphia, PA 19103.

HOUSEHOLDING OF PROXY MATERIALS
The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own Livent Shares in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment.
Stockholders who participate in householding continue to receive separate proxy cards and control numbers for voting electronically. A stockholder who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing to Livent Corporation, 1818 Market Street, Suite 2550, Philadelphia, PA 19103, or calling (215) 299-5900. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.
If you are a registered stockholder or hold your shares in an employee benefit plan, we sent you and each registered or plan stockholder at your address separate sets of proxy materials.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
NewCo is incorporated under the laws of the Bailiwick of Jersey with its registered office located at 3rd Floor, 44 Esplanade, St. Helier, Jersey, JE4 9WG. Certain of NewCo’s current directors and certain of the experts named in this proxy statement/prospectus currently reside outside the U.S. A substantial portion of the assets of NewCo following the consummation of the transaction will be, and of these experts are, located outside the U.S. It may not be possible for you to effect service of process within the U.S. upon non-U.S. resident experts or upon NewCo or its directors, or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against NewCo.
NewCo has appointed Corporation Service Company as its agent to receive service of process with respect to any action brought against NewCo in the U.S. under the federal securities or other laws of the U.S. or of the laws of any state of the U.S.
A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which may be enforced by Bailiwick of Jersey courts provided that:
•	the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;
•	the judgment is given on the merits and is final, conclusive and non-appealable;
•	the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;
•	the defendant is not immune under the principles of public international law;
•	the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;
•	the judgment was not obtained by fraud; and
•	the recognition and enforcement of the judgment is not contrary to public policy in Jersey.
Bailiwick of Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.
Bailiwick of Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Bailiwick of Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, NewCo has been further advised by its Jersey legal counsel that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against NewCo or its officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION
Livent files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC filings of Livent are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Livent files with the SEC by going to Livent’s internet website at https://ir.livent.com. The internet website address of Livent is provided as an inactive textual reference only. The information provided on the internet website of Livent, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Livent to “incorporate by reference” into this proxy statement/prospectus documents Livent files with the SEC. This means that Livent can disclose important information to you by referring you to those documents. This document incorporates by reference documents that Livent has previously filed with the SEC and documents that Livent may file with the SEC after the date of this document and prior to the date of the Livent Special Meeting. These documents contain important information about Livent and its financial condition. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that NewCo and Livent file with the SEC may update and supersede that information.
This proxy statement/prospectus incorporates by reference the following documents and any documents subsequently filed by Livent with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date of the Livent Special Meeting:
•	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023;
•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 4, 2023, for the quarter ended June 30, 2023, filed with the SEC on August 4, 2023, and for the quarter ended September 30, 2023, filed with the SEC on November 9, 2023;

•	Definitive Proxy Statement on Schedule 14A filed on March 16, 2023; and
•	Current Reports on Form 8-K filed on May 1, 2023, May 10, 2023, August 2, 2023, September 25, 2023 and October 24, 2023.
Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Livent, without charge, by written or telephonic request directed to Investor Relations, Livent Corporation, 1818 Market Street, Philadelphia, Suite 2550, Pennsylvania 19103, or calling (215) 299-5900; or Morrow Sodali LLC, Livent’s proxy solicitor, by calling toll-free at (800) 662-5200 or via email at Livent@info.morrowsodali.com; or from the SEC through the SEC website at the address provided above.
Notwithstanding the foregoing, information furnished by Livent on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.
Neither Allkem nor NewCo currently file reports with the SEC. Following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, NewCo will file annual, quarterly and current reports and other information with the SEC. SEC filings of NewCo will be available to the public at the SEC website at www.sec.gov.
THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. LIVENT HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/ PROSPECTUS IS DATED   , 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO LIVENT STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Report of Independent Auditors
To the Directors of Allkem Limited
Opinion
We have audited the consolidated financial statements of Allkem Limited (the “Group”), which comprise the consolidated statements of financial position as of 30 June 2023 and 2022 and the related consolidated statements of profit or loss, comprehensive income, changes in equity and cash flows for the each of the three years in the period ended 30 June 2023, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Group at 30 June 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended 30 June 2023 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Ernst & Young
Brisbane, Australia
5 September 2023

Consolidated statement of profit or loss
for the year ended 30 June 2023
		2023	2022	2021
	Note	US$'000	US$'000	US$'000
Revenue	1	1,207,801	744,683	66,370
Cost of sales		(142,000)	(144,521)	(25,004)
Gross profit		1,065,801	600,162	41,366
Other income	3a	66,023	31,666	1,725
Corporate and administrative expenses	3b	(66,470)	(43,509)	(16,868)
Merger and acquisition costs		(9,945)	(12,760)	(1,243)
Selling expenses	3c	(89,562)	(57,024)	(2,966)
Depreciation and amortisation expense	10,11	(98,786)	(63,310)	(18,758)
Asset impairment and write-downs		—	(244)	—
Share of net loss of associate	22	(2,114)	(2,951)	(1,682)
Foreign currency loss	3d	(83,280)	(10,260)	(3,619)
Profit/(loss) before interest and income tax		781,667	441,770	(2,045)
Finance income	3e	72,311	5,980	1,602
Finance costs	3f	(24,071)	(20,180)	(22,664)
Profit/(loss) before income tax		829,907	427,570	(23,107)
Income tax expense	5a	(305,332)	(92,884)	(67,940)

Profit/(loss) after taxation from continuing operations		524,575	334,686	(91,047)
Discontinued operations:
(Loss)/profit after tax for the period from discontinued operations	2	(3,278)	2,537	1,573
Profit/(loss) for the period		521,297	337,223	(89,474)

Profit/(loss) for the year attributable to:
Owners of the parent entity		441,711	305,674	(59,625)
Non-controlling interests		79,586	31,549	(29,849)

Profit/(loss) for the period		521,297	337,223	(89,474)

Earnings per share for profit/(loss) attributable to the ordinary equity holders of the Company
Basic earnings per share (US cents per share)	6	69.31	51.59	(18.02)
Diluted earnings per share (US cents per share)	6	68.92	51.34	(18.02)
Earnings per share for profit/(loss) from continuing operations attributable to the ordinary equity holders of the Company
Basic earnings per share (US cents per share)	6	69.82	51.16	(18.50)
Diluted earnings per share (US cents per share)	6	69.43	50.91	(18.50)
Comparative financial information has been re-presented to separately disclose the contribution of discontinued operations. Refer to Note 2 for further information.
These consolidated financial statements should be read in conjunction with the accompanying notes.

Consolidated statement of comprehensive income
for the year ended 30 June 2023
		2023	2022	2021
	Note	US$'000	US$'000	US$'000
Profit/(loss) for the period		521,297	337,223	(89,474)
Other comprehensive income/(loss), net of tax
(Items that may be reclassified subsequently to profit or loss)
Foreign currency translation (losses)/gains – subsidiaries	16b	(19,291)	(2,560)	1,500
Foreign currency translation losses – associate	16b	(458)	(291)	(88)
Net gains on revaluation of derivatives – hedging instruments		1,010	2,945	2,159
(Items that will not be reclassified subsequently to profit or loss)
Changes in fair value of financial assets designated at fair value through other comprehensive income	16b	(424)	(5,985)	—
Other comprehensive (loss)/income for the year, net of tax		(19,163)	(5,891)	3,571

Total comprehensive income/(loss) for the year, net of tax		502,134	331,332	(85,903)

Total comprehensive income/(loss) attributable to:
Owners of the parent entity		422,210	298,797	(56,777)
Non-controlling interests		79,924	32,535	(29,126)
Total comprehensive income/(loss) for the year, net of tax		502,134	331,332	(85,903)
These consolidated financial statements should be read in conjunction with the accompanying notes.

Consolidated statement of financial position
as at 30 June 2023
		2023	2022
	Note	US$'000	US$'000
Current assets
Cash and cash equivalents	17	821,429	663,538
Trade and other receivables	7	142,915	81,804
Inventory	9	126,474	76,241
Prepayments	8	30,879	10,298
Total current assets		1,121,697	831,881
Non-current assets
Other receivables	7	42,724	49,241
Inventory	9	86,665	53,402
Financial assets at fair value through other comprehensive income		3,474	4,048
Other financial assets	17	21,372	16,356
Property, plant and equipment	10	2,943,452	2,557,882
Intangible assets	11	520,487	525,012
Exploration and evaluation assets	12	467,557	424,961
Investment in associate	22	4,017	890
Other non-current assets		2,670	3,841
Deferred tax assets	5b	3,078	25,217
Total non-current assets		4,095,496	3,660,850
Total assets		5,217,193	4,492,731
Current liabilities
Trade and other payables	14	137,354	96,443
Derivative financial instruments		—	1,086
Loans and borrowings	17	42,519	37,574
Provisions	15	13,870	14,297
Lease liabilities	13	13,329	10,197
Income tax payable		176,174	44,692
Other liabilities		62,600	18,247
Total current liabilities		445,846	222,536
Non-current liabilities
Other payables	14	29,022	30,973
Derivative financial instruments		—	336
Loans and borrowings	17	231,756	274,103
Provisions	15	47,456	59,350
Lease liabilities	13	39,917	38,222
Deferred tax liability	5c	849,445	785,845
Total non-current liabilities		1,197,596	1,188,829
Total liabilities		1,643,442	1,411,365
Net assets		3,573,751	3,081,366
Equity
Issued capital	16a	2,686,134	2,686,134
Treasury shares	16a	(2,311)	—
Reserves	16b	(5,790)	(14,114)
Retained earnings		725,131	316,554
Equity attributable to the owners of Allkem		3,403,164	2,988,574
Equity attributable to non-controlling interests		170,587	92,792
Total equity		3,573,751	3,081,366
These consolidated financial statements should be read in conjunction with the accompanying notes.

Consolidated statement of changes in equity
for the year ended 30 June 2023
	Note	Issued capital US$’000	Treasury Shares US$’000	Reserves US$’000	Retained earnings US$’000	Total US$’000	Non- controlling interests US$’000	Total US$’000
Balance as at 1 July 2020		548,462	—	(16,608)	70,505	602,359	88,215	690,574
Loss for the year		—	—	—	(59,625)	(59,625)	(29,849)	(89,474)
Other comprehensive income/(loss) for the year	16b	—	—	2,848	—	2,848	723	3,571
Total comprehensive income/(loss)		—	—	2,848	(59,625)	(56,777)	(29,126)	(85,903)
Shares issued during the year i)	16a	120,050	—	—	—	120,050	—	120,050
Share-based payments	16b	—	—	1,902	—	1,902	—	1,902
Other movements		—	—	(806)	—	(806)	(726)	(1,532)
Balance as at 30 June 2021		668,512	—	(12,664)	10,880	666,728	58,363	725,091

Balance as at 1 July 2021		668,512	—	(12,664)	10,880	666,728	58,363	725,091
Profit for the year		—	—	—	305,674	305,674	31,549	337,223
Other comprehensive income/(loss) for the year	16b	—	—	(6,877)	—	(6,877)	986	(5,891)
Total comprehensive income/(loss)		—	—	(6,877)	305,674	298,797	32,535	331,332
Shares issued during the year i)	16a	2,017,622	—	—	—	2,017,622	—	2,017,622
Share-based payments	16b	—	—	5,427	—	5,427	—	5,427
Other movements		—	—	—	—	—	1,894	1,894
Balance as at 30 June 2022		2,686,134	—	(14,114)	316,554	2,988,574	92,792	3,081,366

Balance as at 1 July 2022		2,686,134	—	(14,114)	316,554	2,988,574	92,792	3,081,366
Profit for the year		—	—	—	441,711	441,711	79,586	521,297
Reclassification to profit or loss	2,16b	—	—	5,749	—	5,749	—	5,749
Other comprehensive income/(loss) for the year	16b	—	—	(25,250)	—	(25,250)	338	(24,912)
Total comprehensive income/(loss)		—	—	(19,501)	441,711	422,210	79,924	502,134
Acquisition of treasury shares	16a	—	(17,939)	—	—	(17,939)	—	(17,939)
Issue of treasury shares for share-based payments	16a	—	15,628	(15,628)	—	—	—	—
Share-based payments	16b	—	—	11,048	—	11,048	—	11,048
Dividends paid to non-controlling interests ii)		—	—	—	—	—	(3,706)	(3,706)
Transfer of retained earnings to legal and discretionary reserve	16b	—	—	32,405	(32,405)	—	—	—
Other		—	—	—	(729)	(729)	1,577	848
Balance as at 30 June 2023		2,686,134	(2,311)	(5,790)	725,131	3,403,164	170,587	3,573,751
i)	Shares issued are net of transaction costs (net of tax)
ii)	Dividends paid by subsidiaries in the Group that had non-controlling interests
These consolidated financial statements should be read in conjunction with the accompanying notes.

Consolidated statement of cash flows
for the year ended 30 June 2023
		2023	2022	2021
	Note	US$’000	US$’000	US$’000
Cash flows from operating activities
Receipts from customers		1,200,846	730,342	89,165
Payments to suppliers and employees		(371,700)	(284,191)	(97,133)
Interest received		54,958	6,003	1,993
Interest paid		(14,066)	(10,544)	(12,435)
Income tax paid		(79,128)	—	—
Net cash provided by/(used in) operating activities	25	790,910	441,610	(18,410)

Cash flows from investing activities
Cash acquired from business combination		—	209,525	—
Payments for exploration and evaluation assets		(40,497)	(22,699)	(1,105)
Proceeds from the sale of assets		—	1,499	2,450
Purchase of property, plant and equipment		(493,721)	(238,719)	(96,508)
Loans provided to related party		(15,471)	(18,700)	—
Proceeds from financial instruments		66,359	32,033	2,711
Proceeds from financial assets		—	—	815
Payment for deposits		(5,017)	—	—
Payments for investment in associate	22	(5,699)	—	—
Cash disposed from disposal of subsidiary	2	(14,468)	—	—
Proceeds on disposal of subsidiary	2	200	—	—
Net cash used in investing activities		(508,314)	(37,061)	(91,637)

Cash flows from financing activities
Proceeds from issue of shares (net of transaction costs)		—	(636)	119,351
Payments of treasury shares	16a	(17,939)	—	—
Payments of lease liabilities		(9,302)	(9,413)	(3,323)
Proceeds from borrowings		—	44,800	113,971
Proceeds from minority interests		838	1,894	—
Repayment of borrowings		(36,121)	(33,673)	(31,045)
Dividends paid to non-controlling interests		(3,705)	—	—
Net cash (used in)/provided by financing activities		(66,229)	2,972	198,954

Net increase in cash and cash equivalents		216,367	407,521	88,907
Cash and cash equivalents, net of overdrafts, at the beginning of the year		663,538	258,319	171,836
Effect of exchange rates on cash holdings in foreign currencies		(58,476)	(2,302)	(2,424)

Cash and cash equivalents, net of overdrafts, at the end of the year	17	821,429	663,538	258,319
These consolidated financial statements should be read in conjunction with the accompanying notes.

About this report
General Information
Allkem Limited is a company limited by shares whose shares are publicly traded, incorporated in Australia and is a for-profit entity for the purposes of preparing the financial statements. The financial statements are for the consolidated entity consisting of Allkem Limited (the ‘Company’ or the ‘Parent’) and its subsidiaries and together are referred to as the ‘Group’ or ‘Allkem’.
The registered office is: Level 35, 71 Eagle Street, Brisbane, Queensland 4000, Australia. The principal places of business are Western Australia, Argentina, and Canada. The financial statements were authorised for issue on 4 September 2023 by the Directors of the Company. The Directors have the power to amend and reissue the financial statements.
The financial statements are general purpose financial statements which:
-	Have been prepared in accordance with the requirements of the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB),
-	Have been prepared under the historical cost convention, as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value,
-	Are presented in US Dollars ($US or USD), with all amounts in the financial report being rounded off to the nearest thousand US Dollars, unless otherwise indicated,
-	Where necessary, comparative information has been reclassified to conform with changes in presentation in the current year.
-
Revenue and expenses of Borax Argentina S.A., a discontinued operation as at the date of the financial statements, have been re-presented in the consolidated statement of profit and loss, and in the 2022 and 2021 comparatives to separately disclose the contribution of discontinued operations. The restatement reflects the sale of Borax Argentina S.A. which was completed on 16 December 2022 and is detailed in Note 2.

-
Adopt all new and amended Accounting Standards and Interpretations issued by the IASB that are relevant to the operations of the Group and effective for reporting periods beginning on or before 1 July 2022, and

-	Equity accounting for its associate is detailed in Note 22.
Significant and other accounting policies that summarise the measurement basis used and that are relevant to an understanding of the financial statements are provided throughout the notes to the financial statements and in Note 30.
Significant judgements and estimates
The Group has identified a number of critical accounting policies under which significant judgements, estimates and assumptions are made. Actual results may differ for these estimates under different assumptions and conditions. This may materially affect financial results and the carrying amount of assets and liabilities to be reported in the next and future periods. Additional information relating to these critical accounting policies is embedded within the following notes:
Note	Critical accounting policy
1	Revenue
4	Business Combination
10	Impairment
5	Deferred Taxation
9	Inventory
12	Exploration and evaluation
15	Provision for rehabilitation
20	Share-based payments

About this report(continued)
Resource estimates
Resources are estimates of the amount of product that can be economically and legally extracted, processed and sold from the Group’s properties under current and foreseeable economic conditions. The Group determines, and reports ore resources under the standards incorporated in the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves, 2012 edition (the JORC Code).
The determination of ore resources includes estimates and assumptions about a range of geological, technical and economic factors, including: quantities, grades, production techniques, recovery rates, production costs, transport costs, commodity demand, commodity prices and exchange rates. Changes in ore resources impact the assessment of recoverability of exploration and evaluation assets, property, plant and equipment, the carrying amount of assets depreciated on a units of production basis, provision for site restoration and the recognition of deferred tax assets, including tax losses.
Estimating the quantity and/or grade of resources requires the size, shape and depth of ore or brine bodies to be determined by analysing geological data. This process requires complex and difficult geological judgements to interpret the data.
Resources impact on financial reporting
Estimates of resources may change from period to period as the economic assumptions used to estimate resource change and additional geological data is generated during the course of operations. Changes in resources may affect the Group’s financial results and financial position in a number of ways, including:
-	asset carrying values may be affected due to changes in estimated future production levels,
-
depreciation, depletion and amortisation charged in the statement of profit or loss may change where such charges are determined on the units of production basis, or where the useful economic lives of assets change,

-	decommissioning, site restoration and environmental provisions may change where changes in estimated resources affect expectations about the timing or cost of these activities,
-	the carrying amount of deferred tax assets may change due to changes in estimates of the likely recovery of the tax benefits.
Foreign currency translation
The functional currency of the entities within the Group is USD, with exception of Borax Argentina S.A. (ARS), Toyotsu Lithium Corporation (YEN), Mt Cattlin operations (AUD), and James Bay operations (CAD). In preparation of the financial statements the following exchange rates have been used to translate from the functional currency of each entity to the presentational currency of the Group:
				Movement (%)	Movement (%)
Spot Rates	30 June 2023	30 June 2022	30 June 2021	30 June 2023 to 30 June 2022	30 June 2022 to 30 June 2021
ARS -> USD 1	256.7000	125.2300	95.7100	(104.98%)	(30.84%)
YEN -> USD 1	144.6761	136.3778	110.4914	(6.08%)	(23.43%)
AUD-> USD 1	1.5083	1.4516	1.3301	(3.91%)	(9.13%)
CAD-> USD 1	1.3294	1.2897	1.2394	(3.08%)	(4.06%)
Average Rates (Year)
ARS -> USD 1	247.8067	105.4145	83.8555	(135.08%)	(25.71%)
YEN -> USD 1	140.9211	117.2517	106.4626	(20.19%)	(10.13%)
AUD-> USD 1	1.4909	1.3774	1.3412	(8.24%)	(2.70%)
CAD-> USD 1	1.3309	1.2652	1.2832	(5.19%)	1.40%

About this report(continued)
Argentina’s economy is hyperinflationary from 1 July 2018, and as such Allkem accounts for its ARS functional currency entities as hyperinflationary effective from this date. As most financial assets and liabilities of its ARS functional currency entities are denominated in USD, and the Group's functional currency is USD, there is no material impact other than income tax balances and Value Added Tax (VAT) receivables, on the consolidated financial statements of the Group.
Note 1: Segment reporting and revenue
The Group operates primarily in Argentina, Australia and Canada. The Group's primary focus is on the operation of the lithium business and development of lithium deposits. The Group has five reportable segments, being Corporate, Olaroz, Mt Cattlin, James Bay and Sal De Vida projects. The Corporate segment includes non-operating lithium deposits and the investment in Toyota Lithium Corporation.
On 16 December 2022, the Group disposed of the Borax group of entities comprising Borax Holdings No 1 Pty Ltd, Borax Holdings No 2 Pty Ltd and Borax Argentina S.A., which operated the Borax business. Unless otherwise noted, the segment information reported on the following pages does not include any amounts for Borax, which is described in more detail in Note 2.
In determining operating segments, the Group has had regard to the information and reports the Chief Operating Decision maker (CODM) uses to make strategic decisions regarding resources. The Managing Director & Chief Executive Officer (MD/CEO) is considered to be the CODM and is empowered by the Board of Directors to allocate resources and assess the performance of the Group. The CODM assesses and reviews the business using the operating segments below. Segment performance is evaluated based on the performance criteria parameters agreed for each segment. These include, but are not limited to: financial performance, exploration and development activity, production volumes and cost controls. Transfer prices between operating segments are on an arm's length basis in a manner similar to transactions with third parties.
The following tables present revenue and profit information for the Group's operating segments for financial year 2023.
	Corporate	Olaroz	Mt Cattlin	Sal De Vida	James Bay	Total before eliminations	Eliminations on consolidation	Total Group
	2023	2023	2023	2023	2023	2023	2023	2023
	US $'000	US $'000	US $'000	US $'000	US $'000	US $'000	US $'000	US $'000
Revenue	—	592,211	615,590	—	—	1,207,801	—	1,207,801
EBITDAIX(1)	(36,092)	475,181	515,881	(146)	(702)	954,122	(44,353)	909,769
Less depreciation & amortisation	(1,363)	(16,320)	(80,259)	(786)	(58)	(98,786)	—	(98,786)
EBITIX(2)	(37,455)	458,861	435,622	(932)	(760)	855,336	(44,353)	810,983
Less interest income/(costs)	39,367	13,830	18,119	(9,942)	(4)	61,370	(13,130)	48,240
EBTIX(3)	1,912	472,691	453,741	(10,874)	(764)	916,706	(57,483)	859,223
Less merger costs(4)	(9,514)	—	—	(431)	—	(9,945)	—	(9,945)
Add other income – gains from financial instruments	839	—	—	65,184	—	66,023	—	66,023
Add foreign currency gains/(losses)	7,797	(79,143)	908	(8,868)	(1,010)	(80,316)	(2,964)	(83,280)
Less share of loss of associate, net of tax	(2,114)	—	—	—	—	(2,114)	—	(2,114)
Segment profit/(loss) for the period before tax	(1,080)	393,548	454,649	45,011	(1,774)	890,354	(60,447)	829,907
Income tax (expense)/benefit	(3,679)	(158,810)	(130,879)	(27,976)	—	(321,344)	16,012	(305,332)
Total profit/(loss) for the year – continuing operations	(4,759)	234,738	323,770	17,035	(1,774)	569,010	(44,435)	524,575
Discontinued operations(5)								(3,278)
Total profit for the year								521,297
(1)	EBITDAIX - Segment earnings before interest, taxes, depreciation, amortisation, merger costs, gains from financial instruments, foreign

Note 1: Segment reporting and revenue(continued)
currency gains/(losses), business combination acquisition costs, non-cash business combination adjustments, and share of associate’s losses. Includes an elimination of unrealised profits of US$44,353,000 for sales by Olaroz to the equity-accounted associate.
(2)
EBITIX - Segment earnings before interest, taxes, impairment, gains from financial instruments, foreign currency gains/(losses), business combination acquisition costs, non-cash business combination adjustments, and share of associate’s losses.

(3)
EBTIX - Segment earnings before taxes, impairment, gains from financial instruments, foreign currency gains/(losses), business combination acquisition costs, non-cash business combination adjustments, and share of associate’s losses.

(4)
Details of the business combination are included in Note 4. The Mt Cattlin segment includes US$12.4 million related to the realisation of inventory at a value in excess of the cost of production and US$13.4 million related to the amortisation of customer contract assets acquired as part of the business combination.

(5)	The discontinued operations represent the results of Borax (refer Note 2).
The following tables present revenue and profit information for the Group's operating segments for financial year 2022.
	Corporate	Olaroz	Mt Cattlin	Sal De Vida	James Bay	Total before eliminations	Eliminations on consolidation	Total Group
	2022	2022	2022	2022	2022	2022	2022	2022
	US $'000	US $'000	US $'000	US $'000	US $'000	US $'000	US $'000	US $'000
Revenue	—	292,758	451,925	—	—	744,683	—	744,683
EBITDAIX(1)	(25,505)	220,431	336,178	(510)	(344)	530,250	(18,254)	511,996
Less depreciation & amortisation	(1,149)	(17,717)	(30,309)	(697)	(38)	(49,910)	—	(49,910)
EBITIX(2)	(26,654)	202,714	305,869	(1,207)	(382)	480,340	(18,254)	462,086
Less interest income/(costs)	15,454	(24,153)	1,177	747	(4)	(6,779)	(7,421)	(14,200)
EBTIX(3)	(11,200)	178,561	307,046	(460)	(386)	473,561	(25,675)	447,886
Less acquisition costs(4)	(12,760)	—	—	—	—	(12,760)	—	(12,760)
Less amortisation of customer contracts due to purchase price allocation(4)	—	—	(13,400)	—	—	(13,400)	—	(13,400)
Less inventory adjustment due to purchase price allocation(4)	—	—	(12,367)	—	—	(12,367)	—	(12,367)
Add other income – gains from financial instruments	4,547	—	—	27,119	—	31,666	—	31,666
Add foreign currency gains/(losses)	(3,024)	(7,481)	1,099	(1,173)	(1,310)	(11,889)	1,629	(10,260)
Less share of loss of associate, net of tax	(2,951)	—	—	—	—	(2,951)	—	(2,951)
Less impairment/write-downs	(244)	—	—	—	—	(244)	—	(244)
Segment profit/(loss) for the year before tax	(25,632)	171,080	282,378	25,486	(1,696)	451,616	(24,046)	427,570
Income tax (expense)/benefit	63,221	(74,935)	(84,713)	(3,667)	(4)	(100,098)	7,214	(92,884)
Total profit/(loss) for the year – continuing operations	37,589	96,145	197,665	21,819	(1,700)	351,518	(16,832)	334,686
Discontinued operations(5)								2,537
Total profit for the year								337,223
(1)
EBITDAIX - Segment earnings before interest, taxes, depreciation, amortisation, impairment, gains from financial instruments, foreign currency gains/(losses), business combination acquisition costs, non-cash business combination adjustments, and share of associate’s losses. Includes an elimination of unrealised profits of US$18,247,000 for sales by Olaroz to the equity-accounted associate.

(2)
EBITIX - Segment earnings before interest, taxes, impairment, gains from financial instruments, foreign currency gains/(losses), business combination acquisition costs, non-cash business combination adjustments, and share of associate’s losses.

(3)
EBTIX - Segment earnings before taxes, impairment, gains from financial instruments, foreign currency gains/(losses), business combination acquisition costs, non-cash business combination adjustments, and share of associate’s losses.

(4)
On 25 August 2021, the Group acquired Galaxy Resources Limited. Acquisition-related costs for business combination of US$12.8 million included stamp duty of US$3.9 million and merger facilitation fees of US$5.6 million in 2022. The Mt Cattlin segment includes US$12.4 million related to the realisation of inventory at a value in excess of the cost of production and US$13.4 million related to the amortisation of customer contract assets acquired as part of the business combination. Details of the business combination are included in Note 4.

(5)	The discontinued operations represent the results of Borax (refer Note 2).

Note 1: Segment reporting and revenue(continued)
The following tables present revenue and profit information for the Group's operating segments for financial year 2021.
	Corporate	Olaroz	Total underlying	Eliminations on consolidation	Total Group
	2021	2021	2021	2021	2021
	US$'000	US$'000	US$'000	US$'000	US$'000
Revenue	—	66,370	66,370	—	66,370
EBITDAIX(1)	(8,058)	11,452	3,394	—	3,394
Less depreciation & amortisation	(464)	(18,294)	(18,758)	—	(18,758)
EBITIX(2)	(8,522)	(6,842)	(15,364)	—	(15,364)
Less interest income/(costs)	14,685	(29,739)	(15,054)	(6,008)	(21,062)
EBTIX(3)	6,163	(36,581)	(30,418)	(6,008)	(36,426)
Less acquisition costs(4)	(1,243)	—	(1,243)	—	(1,243)
Add other income – gains from financial instruments	1,725	—	1,725	—	1,725
Add realisation of inventory write-downs	—	18,138	18,138	—	18,138
Add foreign currency gains/(losses)	327	(3,946)	(3,619)	—	(3,619)
Less share of loss of associate, net of tax	(1,682)	—	(1,682)	—	(1,682)
Segment loss for the year before tax	5,290	(22,389)	(17,099)	(6,008)	(23,107)
Income tax expense	—	(67,940)	(67,940)	—	(67,940)
Total loss for the year – continuing operations	5,290	(90,329)	(85,039)	(6,008)	(91,047)
Discontinued operations(5)					1,573
Total loss for the year					(89,474)
(1)
EBITDAIX - Segment earnings before interest, taxes, depreciation, amortisation, impairment, rehabilitation provision remeasurement, realisation of inventory write-downs, gains from financial instruments, foreign currency gains/(losses), and share of associate’s losses.

(2)
EBITIX - Segment earnings before interest, taxes, impairment, rehabilitation provision remeasurement, realisation of inventory write-downs, gains from financial instruments, foreign currency gains/(losses), and share of associate’s losses.

(3)
EBTIX - Segment earnings before taxes, impairment, rehabilitation provision remeasurement, realisation of inventory write-downs, gains from financial instruments, foreign currency gains/(losses), and share of associate’s losses.

(4)	Details of the business combination are included in Note 4.
(5)	The discontinued operations represent the results of Borax (refer Note 2).
The following tables present assets and liabilities and cashflows for the Group's operating segments. Segment assets and liabilities are measured in the same manner as the financial statements and are allocated based on the operations of the segment.
	Corporate	Borax[1]	Olaroz	Mt Cattlin	Sal De Vida	James Bay	Eliminations on consolidation	Total Group
	US$'000	US$'000	US$'000	US$'000	US$'000	US$'000	US$'000	US$'000
2023
Segment assets	1,486,800	—	1,696,269	737,865	2,018,808	393,541	(1,116,090)	5,217,193
Segment liabilities	(233,886)	—	(1,161,138)	(361,029)	(567,634)	(88,149)	768,394	(1,643,442)
Other disclosures
Investment in associate	4,017	—	—	—	—	—	—	4,017
Additions to property plant and equipment, exploration and evaluation assets	2,150	—	266,452	97,418	135,508	80,028	(13,130)	568,426
2022
Segment assets	1,362,782	18,921	1,309,031	460,650	1,980,697	473,159	(1,112,509)	4,492,731
Segment liabilities	(120,104)	(12,147)	(1,020,864)	(457,864)	(469,403)	(147,850)	816,867	(1,411,365)
Other disclosures
Investment in associate	890	—	—	—	—	—	—	890
Additions to property plant and equipment, exploration and evaluation assets	433	1,634	160,885	32,430	63,740	2,840	—	261,962

Note 1: Segment reporting and revenue(continued)
	Corporate	Borax[1]	Olaroz	Mt Cattlin	Sal De Vida	James Bay	Eliminations on consolidation	Total Group
	US$'000	US$'000	US$'000	US$'000	US$'000	US$'000	US$'000	US$'000
2023
Cash inflow/(outflow) from operating activities	(21,399)	516	453,221	418,224	(11,320)	(29,908)	(18,424)	790,910
Cash inflow/(outflow) from investing activities	(52,090)	(15,929)[2]	(241,292)	(85,644)	(78,873)	(73,252)	38,766	(508,314)
Cash inflow/(outflow) from financing activities	(105,281)	15,060	(42,683)	(105,480)	90,232	102,265	(20,342)	(66,229)
2022
Cash inflow/(outflow) from operating activities	(31,984)	(389)	152,604	320,636	747	(4)	—	441,610
Cash inflow/(outflow) from investing activities	198,567	(1,233)	(140,742)	(37,788)	(53,065)	(2,800)	—	(37,061)
Cash inflow/(outflow) from financing activities	(993)	(24)	10,089	(6,100)	—	—	—	2,972
2021
Cash inflow/(outflow) from operating activities	(17,943)	1,792	(2,259)	—	—	—	—	(18,410)
Cash inflow/(outflow) from investing activities	1,749	1,766	(95,152)	—	—	—	—	(91,637)
Cash inflow/(outflow) from financing activities	118,966	(35)	80,023	—	—	—	—	198,954
1	Borax was divested during the financial year 30 June 2023 (refer Note 2).
2	Inclusive of (US$14,468,000) cash disposed from disposal of Borax.
For the year ended 30 June 2023		Mt Cattlin	Olaroz	Total
		US$'000	US$'000	US$'000
Type of goods	Timing of recognition
Lithium Carbonate	A point in time	—	579,932	579,932
Spodumene concentrate	A point in time	513,695	—	513,695
Spodumene concentrate – low grade	A point in time	99,738	—	99,738
Tantalum	A point in time	2,157	—	2,157
Other	A point in time	—	12,279	12,279
Total revenue		615,590	592,211	1,207,801
Geographical markets
Asia		613,433	544,438	1,157,871
Europe		—	33,070	33,070
South America		—	625	625
North America		—	14,078	14,078
Australia		2,157	—	2,157
Total revenue		615,590	592,211	1,207,801
For the year ended 30 June 2022		Mt Cattlin	Olaroz	Total
		US$'000	US$'000	US$'000
Type of goods	Timing of recognition
Lithium Carbonate	A point in time	—	292,758	292,758
Spodumene concentrate	A point in time	445,832	—	445,832
Tantalum	A point in time	6,093	—	6,093
Total revenue		451,925	292,758	744,683

Note 1: Segment reporting and revenue(continued)
For the year ended 30 June 2022	Mt Cattlin	Olaroz	Total
	US$'000	US$'000	US$'000
Geographical markets
Asia	445,832	280,634	726,466
Europe	—	9,898	9,898
North America	—	2,226	2,226
Australia	6,093	—	6,093
Total revenue	451,925	292,758	744,683
For the year ended 30 June 2021		Olaroz	Total
		US$'000	US$'000
Type of goods	Timing of recognition
Lithium Carbonate	A point in time	66,370	66,370
Total revenue		66,370	66,370
Geographical markets
Asia		51,804	51,804
Europe		12,605	12,605
North America		1,961	1,961
Total revenue		66,370	66,370
Revenue accounting policy
Revenue is measured at the fair value of the consideration received or receivable, including returns and allowances, trade discounts and volume rebates. Revenue is recognised when control of goods passes from the seller to the buyer dictated by the Incoterms specified in the sales contract, this is the point the performance obligations have been completed. The Group assesses whether its performance obligation, being the delivery of product, is satisfied prior to the recognition of revenue. The Group has concluded that revenue from the sale of spodumene and the sale of lithium carbonate is recognised at the point in time when control of the asset is transferred to the customer, which occurs on delivery of the product over the ship’s rail on the bill of lading date. In certain sale transactions where there are stringent requirements on the delivered product, the Group will defer revenue for these sales until such time as it can evidence acceptance of the product by the customer.
The Group's customers are non-government customers with both short and long-term contracts. The Group’s contracts with customers give rise to contract assets or contract liabilities, including embedded derivative amounts, arising from provisional pricing within those contracts. Balances related to sales are included in trade receivables (see Note 7) and deposits received in advance (see Note 14). Revenue is recognised on an as-invoiced basis; and is measured at the fair value of the consideration received or receivable, including returns and allowances, trade discounts and volume rebates. A reduction of revenues of US$43,002,000 (2022: US$13,869,000 increase, 2021: US$1,600,000 increase) with provisional pricing recognised in the year ended 30 June 2023.
In financial year 2023, two customers with a credit rating of A contributed 71% of the Group’s total revenue (2022: 70%, 2021: 100%), the spodumene concentrate customer represented 22% (2022: 32%, 2021: nil) and lithium carbonate customer represented 49% (2022: 38%, 2021: 100%) of Group’s total revenue.
Significant judgements and estimates
Significant judgement is involved in assessing when the Group satisfies its performance obligations with its customers, including timing of customer acceptance, if applicable.
Note 2: Discontinued operations
On 16 December 2022 the group completed the sale of Borax Argentina S.A. (“Borax”) to Golden Wattle Springs Pty Ltd (“Golden Wattle”) and acquired the María Victoria lithium tenement from Minera Santa Rita S.R.L.(“MSR”).

Note 2: Discontinued operations(continued)
Under the transactions:
•
Allkem transferred to Golden Wattle (a group associated with MSR) all of the issued shares in the two Borax holding companies which included US$13.8 million cash for employee and rehabilitation liabilities: and

•	MSR sold to an Allkem subsidiary 100% ownership of the María Victoria Tenement.
The above transaction is treated as an exchange of the Borax operation for the María Victoria property for accounting purposes. At the time of the transaction, the María Victoria lithium tenement was an exploration asset in respect of which there was no JORC reserves or resources (inferred or otherwise).
The Borax group of entities comprising Borax Holdings No 1 Pty Ltd, Borax Holdings No 2 Pty Ltd and Borax Argentina S.A., which carried all the Borax operation have been reclassified as a discontinued operation in the current and prior period comparatives. The results of the discontinued operation are set out below.
	2023	2022	2021
	US$'000	US$'000	US$'000
Revenue	13,278	25,135	18,390
Other income	322	367	7,505
Expenses excluding net finance costs	(11,377)	(23,387)	(24,265)
Finance income, net	248	422	(57)
Profit from operations	2,471	2,537	1,573
Foreign currency translation reserve reclassified to profit or loss on disposal	(5,749)	—	—
(Loss)/profit from discontinued operations	(3,278)	2,537	1,573
Net cash flows of the Borax disposal group	2023	2022	2021
	US$'000	US$'000	US$'000
Operating	516	(389)	1,792
Investing	(1,461)	(1,233)	1,766
Financing – provided by Allkem group	15,060	(24)	(35)
Net cash inflow/(outflow)	14,115	(1,646)	3,523

Earnings per share from discontinued operation
Basic earnings per share (US cents per share)	(0.51)	0.43	0.48
Diluted earnings per share (US cents per share)	(0.51)	0.43	0.48
The major classes of assets and liabilities of the Borax disposal group were:
2023
US$'000
Cash and cash equivalent	14,468
Inventory	6,226
Other assets	6
Receivables	6,473
Property, plant and equipment	4,890
Payables	(5,917)
Provisions	(6,382)
Net assets disposed	19,764
Less: Cash consideration received	(200)
Add: Cash consideration paid for property	400
Cost capitalised on acquisition of property	19,964

Note 2: Discontinued operations(continued)
The net cash outflow arising on the disposal of the Borax discontinued operation:
Cash received from sale of the discontinued operation	200
Cash sold as part of discontinued operation	(14,468)
Net cash outflow on disposal of the discontinued operation	(14,268)
Significant judgements and estimates
As an exchange transaction under IFRS 6 Exploration for and Evaluation of Mineral Resource the consideration for the disposal of Borax is measured with reference to the fair value of consideration received (cash and María Victoria lithium tenement) unless it is not possible to reliably measure the fair value of consideration received. As the fair value of the acquired María Victoria lithium tenement could not be reliably measured, the cost of the acquired tenement is measured with reference to the fair value of the net assets given up by the Group as part of the disposal of Borax business.
Historically, the Borax had been loss making and its non-current assets were impaired in prior periods. In the absence of impairment reversal indicators, the Group determined the carrying amount of Borax’s net assets provided a reasonable approximation of their fair value.
Note 3: Income, expenses, finance income and finance costs
	2023	2022	2021
	US$'000	US$'000	US$'000
3a) Other income
Gains from financial instruments	66,023	31,666	1,725
Total other income	66,023	31,666	1,725
Gains from financial instruments relate to conversion bonds to Argentinean pesos (ARS) due to the significant divergence of Argentina’s secondary currency market exchange rate from the official ARS exchange rate.
		2023	2022	2021
	Note	US$’000	US$’000	US$’000
3b) Corporate and administrative expenses
Employee benefit expenses		(29,257)	(19,560)	(7,515)
Audit fees	26	(436)	(447)	(243)
Legal and consulting fees		(10,006)	(5,990)	(1,210)
Share-based payments	20	(10,768)	(5,254)	(1,848)
Travel		(4,752)	(1,172)	(163)
Insurance		(1,212)	(1,525)	(1,033)
Office & communication costs		(5,547)	(3,726)	(1,261)
Listing & investor relations costs		(916)	(1,335)	(513)
Bank Fees		(1,716)	(956)	(616)
Environmental monitoring & studies		(949)	(361)	(330)
Restructuring costsi)		—	—	(1,361)
Other costs		(911)	(3,183)	(775)
Total corporate and administrative expenses		(66,470)	(43,509)	(16,868)
i)
There were no restructuring costs during the year ended 30 June 2023 (2022: nil). During the year ended 30 June 2021 the group incurred US$1,361,000 restructuring costs from continuing operations. Included in such costs, there was a termination payment for a supply agreement of US$1,200,000 (Olaroz segment), and fixed costs of US$161,000 (Olaroz segment) which were not allocated to the cost of inventories due to the reduction of production volumes resulting from COVID-19.

Note 3: Income, expenses, finance income and finance costs(continued)
	2023	2022	2021
	US$’000	US$’000	US$’000
3c) Selling costs
Export duties	(20,445)	(9,162)	(2,283)
Mining royalty	(47,650)	(29,540)	(622)
Dispatching & logistics	(21,467)	(18,322)	(61)
Total selling costs	(89,562)	(57,024)	(2,966)

3d) Foreign currency loss
Total foreign currency loss	(83,280)	(10,260)	(3,619)
Foreign currency losses relate to realised and unrealised losses on AUD denominated balances in the corporate entities, ARS denominated balances in entities based in Argentina, and USD balances in Canadian entities.
The increase in foreign currency loss in 2023 is largely attributable to the increase in ARS denominated deposits which exposes the Group to higher foreign currency losses. Counteracting these losses, the increase in ARS denominated deposits result in higher interest income due as these ARS denominated deposits earn higher interest rates. (Refer Note 3e).
	2023	2022	2021
	US$’000	US$’000	US$’000
3e) Finance income
Interest income on loans receivable	23	46	118
Interest income from short term deposits	72,288	5,934	1,484
Total finance income	72,311	5,980	1,602
Interest income from short term deposits has increased largely due to this increase in ARS denominated deposits which attracts high interest rates. (Refer also to Note 3d).
	2023	2022	2021
	US$’000	US$’000	US$’000
3f) Finance costs
Interest expense on external loans and borrowings and other finance costs amortised	(4,246)	(8,598)	(11,744)
Interest expense on loans and borrowings from related	(3,840)	(2,543)	(2,333)
Interest expense on lease liabilities	(5,597)	(4,669)	(2,520)
Other finance costs related to related party loans	(2,876)	(1,851)	(1,730)
Change in fair value of financial assets and liabilities	(6,268)	(2,487)	(4,277)
Unwinding of the rehabilitation provision	(1,244)	(32)	(60)
Total finance costs	(24,071)	(20,180)	(22,664)
i)
The interest expense to the related party is non-cash and will be paid on repayment of the loans (Note 27). Total interest is US$8,217,000 (2022: US$5,004,000, 2021: US$4,336,000) and US$4,377,000 (2022: US$2,461,000, 2021: US$2,003,000) of this has been capitalised to property, plant and equipment.

Recognition and measurement
Interest income
For all financial instruments measured at amortised cost and interest-bearing financial assets, interest income or expense is recorded using the effective interest rate (EIR). EIR is the rate that discounts the estimated future cash payments or receipts over the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability. Interest income is included in finance income in the statement of profit or loss.

Note 4: Business Combinations
On 25 August 2021, the Group acquired 100% of the voting shares of Galaxy Resources Limited (Galaxy), a listed company based in Australia with a diversified lithium asset portfolio including an operational hard rock mine and concentrator in Western Australia (Mt Cattlin project), a brine development project in Argentina (Sal De Vida project) and a hard rock spodumene project in Canada (James Bay project). The Group has acquired Galaxy because it will help company to expand the lithium source and diversify geographically. The acquisition has been accounted for using the acquisition method. The consolidated financial statements include the results of Galaxy for the twelve months ended 30 June 2023 and the ten months from acquisition date on 25 August 2021 to 30 June 2022.
The fair values of the identifiable assets and liabilities of Galaxy as at the date of acquisition were:
Fair Value recognised on acquisitioni)
US $’000
Assets
Cash and cash equivalents	209,525
Trade and other receivables	2,958
Inventory	43,243
Financial assets at fair value through other comprehensive income	10,088
Assets classified as held for sale	1,449
Property, plant and equipment	1,474,876
Exploration and evaluation assets	356,395
Other current assets	16,798
Other non-current receivablesii)	4,518
Other non-current assets	4,000
Deferred tax asset	10,000
2,133,850
Liabilities
Trade and other payables	43,298
Advance payments	16,499
Provisions	30,297
Lease liabilities	15,635
Deferred tax liability	534,017
639,746
Total identifiable net assets at fair value	1,494,104
Goodwill arising on acquisition	524,017
Total consideration	2,018,121
Satisfied by:
Equity instruments (ordinary shares of Allkem)	2,018,121
Total consideration transferred	2,018,121
Analysis of cash flows on acquisition
Net cash acquired with the subsidiary (included in cash flows from investing activities)	209,525
Net cash flow on acquisition	209,525
i)	The purchase price allocation is final as at 30 June 2022.
ii)	Fair value has been determined using a discounted cash flow valuation technique based on forecast timing of receipts and discount rate relevant to the cash flow stream (Level 3).
From the date of acquisition, Galaxy contributed US$451.9 million of revenue and US$299.1 million to the net profit before tax from continuing operations of the Group. If the combination had taken place at the beginning of the year, revenue from continuing operations would have been US$765.1 million, and profit before tax from continuing operations for the Group would have been US$433.2 million.

Note 4: Business Combinations(continued)
The goodwill recognised is primarily attributed to the deferred tax liabilities arising on property, plant and equipment at Sal De Vida and James Bay.
Acquisition-related costs amounting to US$12.8 million (including stamp duty of US$3.9 million and merger facilitation fees of US$5.6 million) (2021: US$1.2 million) have been excluded from the consideration transferred and have been recognised as acquisition costs in the consolidated statement of profit or loss.
Significant judgments and estimates
When applying the acquisition accounting for the Galaxy Resources Limited business combination transaction, the Group has made judgements in relation to the identification of the acquirer, which was determined to be Allkem Limited by considering the relative voting rights in the post-acquisition combined entity, the composition of the board of directors, the composition of the senior management and the terms of the exchange of equity instruments.
Note 5: Income tax
	2023	2022	2021
	US$’000	US$’000	US$’000
5a) Income tax expense
Current income tax expense	(254,585)	(44,887)	—
Deferred tax expense	(48,831)	(47,997)	(67,940)
Amounts under provided in prior years	(1,916)	—	—
Total income tax expense	(305,332)	(92,884)	(67,940)
Deferred income tax expense included in income tax expense comprises:
Decrease/(increase) in deferred tax assets	5,984	(68,073)	12,600
Decrease in deferred tax liabilities	(54,815)	(44,603)	(80,540)
Benefit of previously unrecognised tax losses, tax credits or temporary differences	—	64,679	—
	(48,831)	(47,997)	(67,940)
	2023	2022
	US$’000	US$’000
5b) Deferred tax assets
Carry forward tax losses	2,944	37,311
Financial liabilities	37,631	32,680
Other non-financial liabilities	36,598	19,444
Total deferred tax assets	77,173	89,435
Set-off of deferred tax liabilities pursuant to set-off provisions	(74,095)	(64,218)
Net deferred tax assets	3,078	25,217
	2023	2022
	US$’000	US$’000
5c) Deferred tax liabilities
Property, plant and equipment	(796,340)	(704,773)
Inventories	(2,773)	(18,200)
Other financial assets	(41,452)	(17,768)
Exploration and evaluation assets	(82,975)	(109,322)
Total deferred tax liabilities	(923,540)	(850,063)
Set-off of deferred tax liabilities pursuant to set-off provisions	74,095	64,218
Net deferred tax liabilities	(849,445)	(785,845)

Note 5: Income tax(continued)
5d) Numerical reconciliation of income tax expense to loss before tax
	2023	2022	2021
	US$’000	US$’000	US$’000
Profit/(loss) before income tax expense from continuing operations	829,907	427,570	(23,107)
(Loss)/profit before income tax from discontinued operations	(3,278)	2,537	1,573
Tax (expense)/benefit at Australian tax rate of 30% (2022: 30%, 2021: 30%)	(247,989)	(129,032)	6,460
Tax effect of amounts which are (not deductible)/taxable in calculating taxable income:
Share-based payments	(3,230)	(1,576)	(554)
Share of loss of associates	(634)	(885)	(505)
Other	—	—	106
Non-deductible expenses	(11,925)	(4,259)	—
Tax losses and credits for the year not recognised	(2,327)	(3,111)	—
Previously unrecognised tax losses and temporary differences	4,732	67,172	1,513
Impact of tax rates applicable outside of Australia	(19,859)	(9,031)	(49,669)
Foreign exchange and effects of hyperinflation	(26,016)	(12,162)	(25,291)
Amounts under provided in prior years	1,916	—	—
Income tax expense	(305,332)	(92,884)	(67,940)
Tax Consolidation
Allkem Limited and its wholly owned Australian subsidiaries are members of the Allkem tax consolidated group (TCG). Allkem Limited is the head entity of the TCG.
Galaxy Resources Pty Ltd and its Australian subsidiaries joined the TCG on the 25 August 2021 and transferred US$68.2 million of carry forward losses into the TCG.
Deferred tax benefits of US$10 million was recognised in the Galaxy business combination (refer Note 4). The recognition was predicated on the prices of spodumene concentrate at that time. In the period from 25 August 2021 to 30 June 2022, there was a substantial increase in the price of spodumene concentrate and these changed market conditions have resulted in the remaining balance of US$58.2 million of carry forward tax losses to be recognised in the 2022 period. During the 2022 period, the TCG utilised US$34.1 million of transferred losses and all group losses.
During the 2023 period, following the finalisation of the Galaxy Resources Pty Ltd group tax filings, an additional US$5.5 million of transferred tax losses were identified that could be brought into the TCG and the amount of transferred group losses utilised in FY22 was reduced to US$24.7 million.
During the 2023 period, the TCG utilised US$44.6 million of transferred losses. The TCG holds a carry forward loss balance of US$0.7 million (2022: US$34.1 million) to offset future taxable profits of the TCG and the TCG has tax payable of US$73.4 million (2022: US$44.7 million).
Taxation outside of Australia
Each entity outside of Australia is responsible for its own taxation. The tax payable for the rest of the group is US$102.8 million (2022: nil).
Franking Credits
The franking credit balance, including franking credits that will arise from the payment of income tax payable as at the end of the financial year is US$143.5 million (2022: US$44.7 million, 2021: Nil).
Recognition and measurement
Australian tax consolidation legislation
Allkem Limited and its wholly-owned Australian controlled entities are part of a tax consolidation group under Australian taxation legislation. The head entity, Allkem Limited and the controlled entities in the tax consolidated group continue to account for their own current and deferred tax amounts. The Group has applied the stand-alone

Note 5: Income tax(continued)
taxpayer approach in determining the appropriate amount of current taxes and deferred taxes to allocate to members of the tax consolidated group. In addition to its own current and deferred tax amounts, Allkem Limited also recognises the current tax liabilities (or assets) and the deferred tax assets arising from unused tax losses and unused tax credits assumed from controlled entities in the tax consolidated group. Within the Company’s stand-alone financial statements, assets or liabilities arising under tax funding agreements with the tax consolidated entities are recognised as amounts receivable from or payable to other entities in the Group. Any difference between the amounts assumed and amounts receivable or payable under the tax funding agreement are recognised as a contribution to (or distribution from) wholly-owned tax consolidated entities.
Current income tax
Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Group operates and generates taxable income.
Current income tax relating to items recognised directly in equity is recognised in equity and not in the statement of profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Deferred tax
Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised, or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. Deferred tax items are recognised in correlation to the underlying transaction.
Deferred tax assets are recognised for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised.
Deferred income tax assets and liabilities are recognised for all taxable temporary differences except:
-
When the deferred income tax liability arose from the initial recognition of goodwill or of an asset or liability in a transaction that was not a business combination and that, at the time of the transaction, affected neither the accounting profit nor taxable profit or loss.

-
In respect of deductible/taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.
Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.
Significant judgement and estimates
Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

Note 5: Income tax(continued)
The tax position of the Group is subject to the examination of taxing authorities in the jurisdictions in which it operates. Upon examination, it is possible that a taxing authority may arrive at a different conclusion on transactions with uncertain tax treatment which could impact the determination of taxable profit, tax bases, rates, losses or credits of the Group.
Note 6: Earnings per share
Basic earnings per share (EPS) amounts are calculated by dividing the net profit for the year attributable to ordinary equity holders of the Parent by the weighted average number of ordinary shares outstanding during the year.
Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary equity holders of the Parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential performance rights into ordinary shares.
The following reflects the income and share data used in the basic and diluted earnings per share computations:
	2023	2022	2021
	US$’000	US$’000	US$’000
Profit/(loss) attributable to ordinary equity holders of the parent:
Profit/(loss) for the financial year	521,297	337,223	(89,474)
Exclude non-controlling interests	(79,586)	(31,549)	29,849
Net profit used in the calculation of basic and dilutive EPS	441,711	305,674	(59,625)
Exclude loss/(profit) from discontinued operations	3,278	(2,537)	(1,573)
Net profit/(loss) used in the calculation of basic and dilutive EPS from continuing operationsi)	444,989	303,137	(61,198)
	No.	No.	No.
Weighted average number of ordinary shares outstanding during the period used in the calculation of basic EPS	637,323,060	592,546,337	330,859,370
Weighted average number of options and performance rights outstandingii)	3,560,122	2,892,020	—
Weighted average number of ordinary shares outstanding during the period used in the calculation of dilutive EPS	640,883,182	595,438,357	330,859,370
i)	Basis and dilutive EPS related to discontinued operations is detailed in Note 2.
ii)
Weighted average performance rights outstanding for 2021 that may be issued in the future and potentially dilute the earnings per share that have not been considered in the calculation due to anti-dilutive effect: 2,533,348.

Note 7: Trade and other receivables
	2023	2022
	US$’000	US$’000
Current trade and other receivables
Trade receivables	77,919	43,915
Interest receivable	18,161	558
Other receivables	2,953	16,810
Receivable from joint venture partyiii)	2,016	—
VAT tax credits & other tax receivablei)	41,866	20,521
Total current trade and other receivables	142,915	81,804

Non-current other receivables
Receivable from joint venture partyiii)	6,134	6,555
Receivable from associate	31,934	16,463
Other receivables	1,216	1,911
VAT tax creditsii)	3,440	24,312
Total non-current other receivables	42,724	49,241
i)	Trade receivables are net of provisional price adjustments (US$43,002,000) (2022: nil, 2021: nil). See Note 1 for further details.

Note 7: Trade and other receivables(continued)
ii)
The Group has a total of US$41,713,000 (2022: US$32,399,000, 2021: US$24,471,000) of current and non-current Value Added Tax (VAT) recoveries due from the Argentina revenue authority. The Group records VAT at fair value due to the hyperinflationary economy in Argentina and the highly devaluing local currency. Fair value has been determined using a discounted cash flow valuation technique based on the forecast timing of recovery of VAT, and interest rate and exchange rate relevant for that time period (Level 3). The gains and losses are recognised within finance costs in the income statement as a change in fair value of financial assets and liabilities (refer Note 3f).

iii)
Fair value has been determined using a discounted cash flow valuation technique based on forecast timing of receipts and discount rate relevant to the cash flow stream (Level 3). The gains and losses are recognised within finance costs in the income statement as a change in fair value of financial assets and liabilities (refer Note 3f).

iv)	Receivable from associate are denominated in JPY and collectable between 2025 to 2028.
Recognition and Measurement
Trade receivables generally have credit terms of 30 days. They are presented as current assets unless collection is not expected for more than 12 months after reporting date. The Group applies the simplified approach to providing expected credit losses as prescribed by IFRS 9 Financial Instruments. Refer to Note 18 (c) for further commentary on credit risk.
Note 8: Prepayments
	2023	2022
	US$’000	US$’000
Prepayments to suppliers	30,569	9,881
Prepayments to tax authorities	310	417
Total current prepayments	30,879	10,298
Note 9: Inventories
	2023	2022
	US$’000	US$’000
Current
Finished products	29,891	28,449
Work in progress	68,813	25,711
Materials and spare parts	27,770	22,081
Total current	126,474	76,241
Non-current
Work in progress	86,665	51,894
Materials and spare parts	—	1,508
Total non-current	86,665	53,402
Current inventory balance includes a provision for losses in finished products and materials and spare parts of US$1,905,000 (2022: US$1,958,000) and work in progress of US$1,507,000 (2022: US$1,695,000). Non-current inventory balance includes a provision for losses related to work in progress of US$5,689,000 (2022: US$3,685,000).
Recognition and measurement
Inventories are valued at the lower of cost and net realisable value. Cost is determined primarily on the basis of average costs. Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to make the sale. The cost of raw materials and consumable stores is the purchase price. The cost of partly processed and saleable commodities is generally the cost of production, including:
-	Labour costs, materials and contractor expenses which are directly attributable to the processing of commodities ready-for-sale (lithium carbonate, spodumene concentrate and other products).
-
The depreciation of mining properties and leases and of property, plant and equipment used in the extraction and processing of brine, production of lithium carbonate and production of spodumene concentrate.

-	Production overheads.
Brine inventory quantities are assessed primarily through surveys and assays. If the brine will not be processed within 12 months after the balance sheet date, it is included within non-current assets.

Note 9: Inventories(continued)
Spodumene ore stockpiles are measured by estimating the number of tonnes added and removed from the stockpile, the number of contained Li2O tonnes is based on assay data and the estimated recovery percentage based on the expected processing method. Stockpile tonnages are verified by periodic surveys.
Significant judgments and estimates
Certain estimates, including expected brine recoveries and work in progress volumes, are calculated by engineers using available industry, engineering and scientific data. Estimates used are periodically reassessed by the Group taking into account technical analysis and historical performance.
Note 10: Property, plant and equipment
	Land & buildings	Plant & equipment	Mine properties	Leased Plant & Equipment(1)	Deferred stripping	Work in progress	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Cost
As at 1 July 2021	7,212	457,237	247,322	34,538	138	243,398	989,845
Additions – purchases	9,785	99,268	74,839	—	25,439	29,388	238,719
Capitalised interest	—	—	—	—	—	5,904	5,904
Leases - additions/modifications	—	—	—	2,736	—	—	2,736
Acquisition of a subsidiary (Note 4)	—	101,095	1,360,712	13,069	—	—	1,474,876
Remeasurement of rehabilitation provision	—	—	4,955	—	—	—	4,955
Internal transfers	—	5,915	—	—	—	(5,915)	—
Exchange differences	(59)	—	—	(6)	—	(264)	(329)
As at 30 June 2022	16,938	663,515	1,687,828	50,337	25,577	272,511	2,716,706
Additions - purchases	624	10,128	68,012	—	69,857	334,465	483,086
Capitalised interest	—	—	—	—	—	10,783	10,783
Leases - additions/modifications	—	—	—	14,496	—	—	14,496
Remeasurement of rehabilitation provision	—	(4,068)	1,528	—	—	(188)	(2,728)
Divestment of subsidiary	(1,139)	(2,698)	—	(37)	—	(2,507)	(6,381)
Disposals	—	(42)	—	—	—	(241)	(283)
Internal transfers	—	138,578	—	—	—	(138,578)	—
Exchange differences	(198)	(2,373)	(4,727)	(1)	(1,779)	1,501	(7,577)
As at 30 June 2023	16,225	803,040	1,752,641	64,795	93,655	477,746	3,208,102

Accumulated depreciation/ impairment
As at 1 July 2021	(6,946)	(93,173)	(3,892)	(6,483)	(138)	(128)	(110,760)
Depreciation expense	(699)	(26,811)	(13,932)	(6,221)	(2,006)	—	(49,669)
Depreciation capitalised to inventory	—	(28)	—	—	—	—	(28)
Exchange differences	826	218	—	520	69	—	1,633
As at 30 June 2022	(6,819)	(119,794)	(17,824)	(12,184)	(2,075)	(128)	(158,824)
Depreciation expense	(441)	(16,866)	(11,251)	(11,780)	(58,143)	—	(98,481)
Depreciation capitalised to inventory	—	(14,921)	—	—	—	—	(14,921)
Divestment of subsidiary	1,128	337	—	25	—	—	1,490
Disposals	—	42	—	—	—	—	42
Exchange differences	121	1,836	3,322	9	756	—	6,044
As at 30 June 2023	(6,011)	(149,366)	(25,753)	(23,930)	(59,462)	(128)	(264,650)

Net Book Value
As at 30 June 2022	10,119	543,721	1,670,004	38,153	23,502	272,383	2,557,882
As at 30 June 2023	10,214	653,674	1,726,888	40,865	34,193	477,618	2,943,452

Note 10: Property, plant and equipment (continued)
Recognition and measurement
Tangible property, plant and equipment assets are stated at acquisition cost, net of the related accumulated depreciation, amortisation and impairment losses. Cost includes expenditure directly attributable to the acquisition and commissioning of the asset. Land is not depreciated.
Costs attributable to assets under construction are only capitalised when it is probable that future economic benefits associated with the asset will flow to the Group and the costs can be measured reliably. Assets are depreciated or amortised from the date of acquisition or from the time an asset is completed and held ready for use.
The useful lives used for the depreciation and amortisation of assets are presented below:
-	Buildings and infrastructure: 20 to 30 years
-	Plant: 5 to 40 years
-	Leased plant and equipment: lease period – 1 to 10 years
-	Mining extraction equipment: Units of production
-	Mine properties: Units of production
The depreciation and amortisation rates are reviewed annually and adjusted if appropriate. An asset’s carrying amount is written down to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.
Note 11: Intangible assets
	Goodwill	Software	Total
	US$’000	US$’000	US$’000
At cost	519,817	2,412	522,229
Accumulated depreciation	—	(1,742)	(1,742)
As at 30 June 2023	519,817	670	520,487
At cost	524,017	2,432	526,449
Accumulated depreciation	—	(1,437)	(1,437)
As at 30 June 2022	524,017	995	525,012
	2023	2022
	US$’000	US$’000
Balance at beginning of year	525,012	727
Goodwill - acquired as part of business combination (Note 4)	—	524,017
Software - additions	—	544
Software - disposals	(20)	—
Software - amortisation expense	(305)	(276)
Goodwill – exchange differences	(4,200)	—
Balance at the end of year	520,487	525,012
Goodwill of US$439.2 million (2022:US$439.2 million) and US$80.6 million (2022: US$84.8 million) has been allocated to the Sal De Vida and James Bay projects respectively which are cash-generating units and also operating and reportable segments. The goodwill asset is assessed for impairment after netting the deferred tax liabilities that gave rise to the goodwill asset. The recoverable amount of the cash-generating units acquired as part of the business combination exceeds the carrying amounts of assets acquired and no impairment has been recognised.
Recognition and measurement
Intangible assets are stated at acquisition cost, net of the related accumulated amortisation and impairment losses that they might have experienced. Cost includes expenditure directly attributable to the acquisition and commissioning the asset.
The useful lives used for the amortisation of software are 3 to 5 years.

Note 11: Intangible assets(continued)
Goodwill is measured as described in Note 30g. Goodwill is not amortised but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes, being the operating segments.
Note 12: Exploration and evaluation assets
Exploration and evaluation expenditure carried forward in respect of areas of interest are:
	2023	2022
	US$’000	US$’000
Balance at beginning of year	424,961	45,867
Acquired as part of business combinationi)	—	356,395
Acquired in exchange for Borax operationii)	19,964	—
Capitalised exploration expenditure	40,097	22,699
Exchange differences	(17,465)	—
Balance at the end of year	467,557	424,961
i)	On 25 August 2021, the Group acquired Galaxy Resources Limited.
ii)	The María Victoria property was acquired in exchange for the Borax operation. Refer Note 2.
Recognition and measurement
Exploration and evaluation expenditures incurred are capitalised in respect of each identifiable area of interest. These costs are capitalised to the extent that they are expected to be recovered through the successful development of the area or where activities in the area have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves or sale. Accumulated costs in relation to an abandoned area are written off in full against profit in the year in which the decision to abandon the area is made. When production commences, the accumulated costs for the relevant area of interest are amortised over the life of the area according to the rate of depletion of the economically recoverable reserves using a units of production method.
A regular review is undertaken of each area of interest to determine the appropriateness of continuing to capitalise costs in relation to that area of interest. If, after expenditure is capitalised, information becomes available suggesting that the recovery of expenditure is unlikely, the amount capitalised is written off to profit or loss in the period when the new information becomes available.
Significant judgments and estimates
Determining the recoverability of exploration and evaluation assets capitalised in accordance with the Group’s accounting policy requires estimates and assumptions as to future events and circumstances and whether successful development and commercial exploration, or alternatively sale, of the respective areas of interest will be achieved.
Critical to this assessment are estimates and assumptions as to ore reserves, the timing of expected cash flows, exchange rates, commodity prices and future capital requirements. Changes in these estimates and assumptions as new information about the presence or recoverability of an ore reserve becomes available, may impact the assessment of the recoverable amount of exploration and evaluation assets. If, after having capitalised the expenditure under the accounting policies, a judgment is made that the recovery of the expenditure is unlikely, an impairment loss is recorded in the profit or loss.

Note 13: Lease Liabilities
	2023	2022
	US$’000	US$’000
Lease liabilities
Balance at the beginning of the year	48,419	35,685
Recognised as part of business combinationi)	—	15,635
Additions/modifications	14,496	6,512
Accretion of interest - expense	5,597	4,702
Lease payments	(14,917)	(14,420)
Exchange differences	(350)	305
Balance at the end of the year	53,245	48,419
i)	On 25 August 2021, the Group acquired Galaxy Resources Limited.
	2023	2022
	US$’000	US$’000
Lease liabilities are due as follows:
Not later than 1 year	13,329	10,197
Total current	13,329	10,197
Later than 1 year and not later than 5 years	18,227	17,167
Later than 5 years	21,690	21,055
Total non-current	39,917	38,222
Balance at 30 June	53,246	48,419
	2023	2022
	US$’000	US$’000
Right of use assets – included in property, plant, and equipment (Note 10)
Land and buildings	2,555	2,127
Plant and equipment	38,310	36,026
Carrying amount of right of use assets at 30 June	40,865	38,153
	2023	2022	2021
	US$’000	US$’000	US$’000
Amounts recognised in the statement of profit or loss:
Depreciation charge for right of use assets
Land and buildings	(812)	(384)	(310)
Plant and equipment	(10,968)	(5,887)	(1,746)
Total depreciation charge	(11,780)	(6,271)	(2,056)
Total cash outflow for leases in 2023 was US$14,917,000 (2022: US$14,420,000, 2021: US$3,323,000).
Accounting for the Group’s leasing activities
A significant proportion by value of the Group’s lease contracts relate to plant facilities and various equipment. Other leases include office buildings, warehouses, power generator and vehicles. Lease contracts are typically made for fixed periods of 6 months to 8 years but may have extension options as described below.
Contracts may contain both lease and non-lease components. The group allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real estate for which the group is a lessee, it has elected not to separate lease and non-lease components and instead accounts for these as a single lease component. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Note 13: Lease Liabilities(continued)
At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payment occurs.
In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.
The Group recognises right of use assets at the commencement date of the lease, the date the underlying asset is available for use. Right of use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right of use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right of use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right of use assets are subject to impairment.
Extension and termination options are included in a number of property and equipment leases across the group. These are used to maximise operational flexibility in terms of managing the assets used in the group’s operations. The majority of extension and termination options held are exercisable only by the group and not by the respective lessor.
Note 14: Trade and other payables
		2023	2022
	Note	US$’000	US$’000
Current
Trade payables and accrued expensesi)		127,509	93,859
Advance payments from customers		3,899	403
Interest payable		1,554	2,181
Interest payable to a related party	27	4,392
Total current		137,354	96,443
Non-current
Other payables and accrued expenses		12,364	13,477
Interest payable to a related party	27	16,658	17,496
Total non-current		29,022	30,973
i)	The amounts are unsecured and non-interest bearing and generally on 30 to 60 day terms. The carrying amounts approximate fair value.
Note 15: Provisions
		2023	2022
	Note	US$’000	US$’000
Current
Employee benefits	15a	4,075	3,843
Provision for rehabilitation	15b	9,795	10,454
Total current		13,870	14,297
Non-current
Employee benefits	15a	553	419
Provision for rehabilitation	15b	46,903	58,732
Other provisions		—	199
Total non-current		47,456	59,350

Note 15: Provisions(continued)
15a) Employee benefits
	2023	2022
	US$’000	US$’000
Annual leave	4,075	3,334
Long service leave	553	419
Borax Argentina S.A. defined benefit pension plan	—	509
Total	4,628	4,262
15b) Rehabilitation provision
Reconciliation of the carrying amount of provision for rehabilitation is set out below:
		2023	2022
	Note	US$’000	US$’000
Balance at the beginning of year		69,186	33,934
Recognised as part of business combinationi)		—	30,297
Additions reflected in property, plant and equipment	10	1,528	6,257
Changes in assumptions reflected in property, plant and equipment	10	(4,256)	(1,334)
Divestment of subsidiaryii)		(6,311)	—
Expenditure on rehabilitations activities		(4,261)	—
Foreign currency translation movement		(432)	—
Unwinding of the rehabilitation provision		1,244	32
Balance at the end of year		56,698	69,186
i)	On 25 August 2021, the Group acquired Galaxy Resources Limited.
ii)	Divested as part of the Borax discontinued operation (refer Note 2).
The Group has recognised a provision for rehabilitation obligations associated with the each of the group’s operations, and in respect of the tailings site at a former Lithium One Inc. mining site in Canada. Additions of US$1,528,000 (2022: US$5,002,000) for Sal de Vida and US$nil (2022: US$1,255,000) for Olaroz were recognised in the current year. A remeasurement adjustment relating to Olaroz (including Olaroz stage 2 expansion works) of (US$3,571,000) (2022: nil), Mt Cattlin of (US$685,000) (2022: nil) and Borax $nil (2022: (US$1,302,000)) was recognised in the current year. The Group spent US$4,261,000 (2022: nil) at the tailings site in Canada.
Recognition and measurement
Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of profit or loss, net of any reimbursement.
Employee benefits
Wages, salaries, annual leave and sick leave liabilities for wages and salaries, including non-monetary benefits, annual leave and accumulating sick leave expected to be settled within 12 months of the reporting date are recognised in respect of employees' services up to the reporting date. They are measured at the amounts expected to be paid when the liabilities are settled. Based on past experience, the Group does not expect the full amount of annual leave classified as current liabilities to be settled within the next 12 months. However, these amounts must be classified as current liabilities since the Group does not have an unconditional right to defer the settlement of these amounts. Expenses for non-accumulating sick leave are recognised when the leave is taken and are measured at the rates paid or payable.
Long service leave
The Group recognises a liability for long service leave for Australian employees measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using

Note 15: Provisions(continued)
the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures, and periods of service. Expected future payments are discounted using market yields at the reporting date on the applicable corporate bond with terms to maturity and currencies that match, as closely as possible, the estimated future cash outflows.
Environmental protection, rehabilitation, and closure costs
Provision is made for close down, restoration and environmental rehabilitation costs (which include the dismantling and demolition of infrastructure, removal of residual materials and remediation of disturbed areas) in the financial period when the related environmental disturbance occurs, based on the estimated future costs using information available at the statement of financial position date. The provision is discounted using a current market-based pre-tax discount rate that reflects the time value of money and risk specific to the liability. The unwinding of the discount is included in the interest expense in the statement of profit or loss. At the time of establishing the provision, a corresponding asset is capitalised, where it gives rise to a future benefit, and is depreciated over future production from the operations to which it relates. The provision is reviewed on an annual basis for changes to obligations, legislation or discount rates that impact estimated costs or useful lives of operations. The cost of the related asset is adjusted for changes in the provision resulting from changes in the estimated cash flows or discount rate and the adjusted cost of the asset is depreciated prospectively.
Significant judgements and estimates
The Group has recognised a provision for rehabilitation obligations associated with each of the group’s operations. In determining the present value of the provision, assumptions and estimates are made in relation to discount rates, the expected cost to dismantle and remove the plant from the site and the expected timing of those costs.
Note 16: Equity and reserves
16a) Issued capital and treasury shares
		2023	2022	2021	2023	2022	2021
Issued capital	Note	No. shares	No. shares	No. shares	US$’000	US$’000	US$’000
Balance at the beginning of year		637,657,586	344,158,072	277,092,327	2,686,134	668,512	548,462
Performance rights exercisedi)	19	—	900,942	114,516	—	—	—
Shares issued, net of transactions costsii)		—	292,598,572	66,951,229	—	2,017,622	120,050
Balance at the end of year		637,657,586	637,657,586	344,158,072	2,686,134	2,686,134	668,512
Treasury shares	Note	No. shares	No. shares	No. shares	US$’000	US$’000	US$’000
Balance at the beginning of year		500	—	—	—	—	—
Treasury shares acquired	19	1,818,326	500	—	17,939	—	—
Performance rights exercisedi)		(1,584,104)	—	—	(15,628)	—	—
Balance at the end of year		234,722	500	—	2,311	—	—
i)	Represents performance rights exercised under the Company’s share-based payments plans and executive service agreements. Refer to Note 19 for share-based payments.
ii)
Transaction costs (net of tax) for the shares issued in 2022 were US$446,000 (2021: US$3,706,000). 292,598,572 ordinary shares were issued on 25 August 2021 at a price of US$6.90 (AU$9.52) per share as a result of the Galaxy Resources Ltd business combination (refer Note 4).

In 2021, 50,046,288 ordinary shares were issued on 2 September 2020 at a price of US$1.87 (AU$2.52) per share as part of an equity raise and 16,904,941 ordinary shares were issued on 2 October 2020 at a price of US$1.79 (AU$2.52) per share under the Share Purchase Plan.
Recognition and measurement
Ordinary shares are classified as equity. Transaction costs arising on the issue of ordinary shares are recognised in equity as a reduction of the share proceeds received.

Note 16: Equity and reserves(continued)
16b) Reserves
	Share- based payments	Cashflow hedge	Foreign currency translation	Other	Total
	US$’000	US$’000	US$’000	US$’000	US$’000
Balance as at 1 July 2020	7,829	(2,362)	(35,453)	13,378	(16,608)
Foreign currency translation differences	—	—	1,412	—	1,412
Cashflow hedge through other comprehensive income	—	1,436	—	—	1,436
Other comprehensive income	—	1,436	1,412	—	2,848
Share-based payments	1,902	—	—	—	1,902
Other movements	—	—	—	(806)	(806)
Balance as at 30 June 2021	9,731	(926)	(34,041)	12,572	(12,664)

Balance as at 1 July 2021	9,731	(926)	(34,041)	12,572	(12,664)
Foreign currency translation differences	—	—	(2,851)	—	(2,851)
Cashflow hedge through other comprehensive income	—	1,959	—	—	1,959
Financial assets at fair value through other comprehensive income	—	—	—	(5,985)	(5,985)
Other comprehensive income/(loss)	—	1,959	(2,851)	(5,985)	(6,877)
Share-based payments	5,427	—	—	—	5,427
Balance as at 30 June 2022	15,158	1,033	(36,892)	6,587	(14,114)

Balance as at 1 July 2022	15,158	1,033	(36,892)	6,587	(14,114)
Reclassification to income statementi)	—	—	5,749	—	5,749
Foreign currency translation differences	—	—	(25,498)	—	(25,498)
Cashflow hedge through other comprehensive income	—	672	—	—	672
Financial assets at fair value through other comprehensive income	—	—	—	(424)	(424)
Other comprehensive income/(loss)	—	672	(19,749)	(424)	(19,501)
Issue of treasury shares for share-based payments	(15,628)	—	—	—	(15,628)
Share-based payments	11,048	—	—	—	11,048
Transfer of retained earnings to legal and discretionary reserve	—	—	—	32,405	32,405
Balance as at 30 June 2023	10,578	1,705	(56,641)	38,568	(5,790)
i)	Foreign currency translation reserve related to the Borax discontinued operation (refer Note 2).
ii)	The transfer of retained earnings to the legal and discretionary reserve was completed in accordance with local Argentinean corporate law.
Nature and purpose of reserve
Share-based payments reserve
The share-based payments reserve represents the fair value of share-based remuneration provided to employees.
Foreign currency translation reserve
The foreign currency translation reserve records exchange differences arising on translation of foreign controlled subsidiaries and investments in associates with a functional currency other than USD. Equity of the Parent entity is translated at historical rates of exchange prevailing on the date of each transaction.
Cashflow hedge reserve
The cashflow hedge reserve records the revaluation of derivative financial instruments that are designated cashflow hedges and are recognised under other comprehensive income. Amounts are recognised in the income statement when the associated hedge transactions affect the income statement.
Other reserve
Legal and discretionary reserves are required in Argentinean companies in accordance with local corporate law.

Note 17: Net cash/debt
			2023	2022
	Interest rate	Maturity	US$’000	US$’000
Current
Loans & borrowings - project loan (a)	SOFR + 0.80%	2023-2024	(37,382)	(37,574)
Related party loans (c)			(5,137)	—
Total current debt			(42,519)	(37,574)

Non-current
Loans & borrowings - project loan (a)	2.51% - 2.61%	2024-2029	(152,840)	(189,327)
Related party loans (c)			(78,916)	(84,776)
Total non-current debt			(231,756)	(274,103)

Total debt			(274,275)	(311,677)

Cash at bank and on hand			81,459	142,668
Short term deposits (d)			739,970	520,870
Total cash and cash equivalents			821,429	663,538
Financial assets - non-current (e)			21,372	16,356
Total cash and financial assets			842,801	679,894

Net cash/(debt)			568,526	368,217

Equity			(3,573,751)	(3,081,366)
Capital and net cash			(3,005,225)	(2,713,149)

Cash ratio			19%	14%
The Group has exposure to USD LIBOR through its Project Loan Facility, loans payable to related parties and an interest rate swap. As part of the inter-bank offer rate (IBOR) reform, USD LIBOR will no longer be available after 30 June 2023 and will be replaced with alternative reference rates. Review of the reform and its implications to the Group were undertaken and contractual changes were completed in FY2023 with. Secured Overnight Financing Rate (SOFR) replacing LIBOR under the contracts from 1 July 2023.
(a) Project Loan Facility
The total project loan facility for Stage 1 is US$191.9 million (2022: US$191.9 million). Sales De Jujuy Pte Ltd has provided security in favour of Mizuho Bank over the shares it owns in Sales De Jujuy S.A. and JOGMEC covers 82.35% of the outstanding principal amount. As at 30 June 2023 the stage 1 loan has an outstanding principal balance of US$28.5 million (2022: US$48.1 million). The interest rate for stage 1 is SOFR + 0.80%. The interest rate related to 88.6% of the loan was hedged in 2015 with such rate currently 4.896% until the last repayment in September 2024.
The total project loan facility for Stage 2 is US$180 million (2022: US$180 million). The total US$180 million (2022: US$180 million) has been drawn down as at 30 June 2023 with US$18 million (2022: nil) repaid, resulting in an outstanding principal balance of US$162 million (2022: US$180 million). The interest rate for Stage 2 is a fixed rate of 2.5119% per annum until September 2023 and then 2.6119% per annum until expiry in March 2029.
The fair value of loans and borrowings are US$184.2 million (2022: the carrying amounts approximate fair value less transaction costs). Fair value has been determined using a discounted cash flow valuation technique based on contractual and expected cashflows and current market interest rates.
(b) Working Capital Facility
During the financial year the working capital facilities of Sales De Jujuy S.A. of the Group were not drawn.

Note 17: Net cash/debt(continued)
(c) Loan repayable to a related party – Toyota Tsusho Corporation (TTC) and other associated entities
Current loans owing to related parties total US$5.1 million (2022: nil) bears interest at SOFR + 6% per annum payable prior to July 2024. Non-current loans owing to related parties total US$78.9 million (2022: US$84.8 million):
-	US$39.5 million (2022: US$50.1 million) bears interest at SOFR + 6% (2022: LIBOR + 6%) per annum and will be payable prior to July 2028.
-	US$39.1 million (2022: US$34.4 million) bears interest at SOFR + 6% (2022: LIBOR + 6%) per annum and will be payable prior to July 2030.
-	US$273,000 (2022: US$273,000) bears interest at SOFR + 0.75% (2022: LIBOR + 0.75%) per annum and will be payable prior to July 2029.
A further loan drawdown from TTC during the year totalled US$15.3 million (2022: US$7.8 million).
Loans and Borrowings
The carrying amounts of the loans and borrowings approximate fair value. Fair value has been determined using a discounted cash flow valuation technique based on contractual and expected cash flows and current market interest rates (Level 2).
(d) Short Term Deposits
The effective interest rate on USD denominated short term deposits was 5.48% p.a. (2022: 1.95% p.a.). The Group has US$142.3 million (2022: US$0.6 million) ARS denominated short term deposits with an effective interest rate of 83% p.a. (2022: 54% p.a.).
Short term deposits held at 30 June 2023 can be readily converted to cash with notice to the relevant financial institution with no substantial penalty. Cash and short-term deposits are disclosed in the cash flow statement, net of bank overdrafts.
Amounts of US$2.3 million (2022: US$7.9 million) and US$76.7 million (2022: US$83.9 million) have been set aside as reserves to provide cash backing for guarantees provided by TTC for the Naraha debt facility and the stage 2 debt facility, respectively. In agreement with TTC, US$135 million (2022: US$135 million) of cash was reserved to support pre completion guarantees provided by TTC in relation to the stage 2 loan facility of US$180 million (2022: US$180 million). Amounts are reserved as the debt facilities are drawn down.
Of the maximum reserve funds of US$135 million; up to US$60 million (2022: US$60 million) can be used to fund stage 1 activities. The remaining US$75 million (2022: US$ 75 million) of the reserved funds plus any unused stage 1 reserve of US$60 million can be used to fund cost overruns, VAT and working capital spend. As at 30 June 2023 reserves set aside have reduced from US$135 million at inception to US$76.7 million (2022: US$95.0 million).
Allkem pays TTC 2.5% per annum on any funds used out of the US$135 million. All funds in reserve accounts are controlled by Allkem. The requirements to maintain reserve accounts will cease once TTC is no longer required to provide pre completion guarantees. Upon completion, when specific milestones are attained, JOGMEC will guarantee 82.35% of such loan and hence the unused reserved funds will be reduced by such percentage and become unrestricted funds.
(e) Non-current Financial Assets
The non-current financial assets are long term cash deposits funded by shareholders to partially secure borrowings of the Group. These deposits are non-interest bearing and are generally held until the borrowings have been repaid. The carrying value approximates fair value.
Capital management
Capital includes equity attributable to the equity holders of the Parent. The primary objective of the Group’s capital management is to ensure that it maintains a strong credit profile and healthy capital ratios to support its business and maximise shareholder value.

Note 17: Net cash/debt(continued)
The Group manages its capital structure and appropriately adjusts it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes for managing capital during the financial year.
The change in the gearing ratio in 2023 reflects the increase in cash held in term deposits as a result of the cash generated from the profitable operations of the Group.
Recognition and measurement
Cash and cash equivalents
Cash and short-term deposits in the statement of financial position comprise cash at banks and on hand and short-term deposits with a maturity of three months or less, which are subject to an insignificant risk of changes in value.
Loans and borrowings
Borrowings are initially recognised at fair value net of transaction costs. Interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method (EIR). Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance costs in the statement of profit or loss.
Borrowing costs which are directly attributable to the construction of a qualifying asset are capitalised during the period of time that is required to complete the asset for its intended use. The capitalisation rate used to determine the amount of borrowing costs to be capitalised is the weighted average interest rate applicable to the specific debt relating to the asset 2.9% (2022: 2.1%).
Note 18: Financial risk management
The Group’s financial instruments comprise deposits with banks, financial assets, amounts receivable and payable, interest-bearing liabilities, financial liabilities, and financial derivatives. The main purpose of these financial instruments is to provide finance for Group operations.
The Board of Directors has overall responsibility for the establishment and oversight of the Group's risk management framework. Management is responsible for developing and monitoring the risk management policies and reports to the Board.
18a) Market risk
Market risk is the risk adverse movements in foreign exchange and or interest rates will affect the Group’s financial performance or the value of its holdings of financial instruments. The objective of risk management is to manage the market risks inherent in the business to protect the profitability and return on assets.
i) Interest rate risk
The Group's exposure to interest rate risk, which is the risk that a financial instrument's value will fluctuate as a result of reasonably possible changes in market interest rates arises in relation to the Group's cash and debt balances. This risk is managed through the renewal of the hedge portion of Stage 1 debt by the use of interest rate swaps during the period that the debt is floating and fixed term deposits.
At reporting date, the Group has net exposure of (US$572,399,000) (2022: (US$397,352,000)) to interest rate risk.
During the year, the net realised loss arising from interest rate hedging activities for the Group was US$1,010,000 (2022: US$2,945,000, 2021: US$2,159,000) as a result of market interest rates closing lower than the average hedged rate. The total realised loss represents the effective portion of the hedge which has been recognised in interest expense.

Note 18: Financial risk management (continued)
Interest rate sensitivity
With all other variables held constant, the Group’s profit after tax and equity are affected through the impact of floating and/or fluctuating interest rates on cash, receivables, borrowings and financial instruments as follows:
	2023	2022
	US$’000	US$’000
Effect on profit after tax and equity as a result of a:
1% +/- reasonably possible change in interest rates	(4,007)	(2,781)
The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment. The debt repayments to a related party are either fixed interest or the interest is being capitalised as part of the expansion project, refer to Note 17.
ii) Foreign currency risk
Foreign exchange risk arises when future commercial transactions and recognised assets and liabilities are denominated in a currency that is not the entity’s functional currency. The Group is exposed to foreign exchange risk arising from currency exposures to Australian Dollar (AUD) and Argentinean Peso (ARS), arising from the purchase of goods and services, VAT receivables and income tax payables. The Group does not currently undertake any hedging of foreign currency items.
Foreign currency sensitivity
The following tables demonstrate the sensitivity to a possible change in the AUD and ARS exchange rates relative to the US$, with all other variables held constant. The impact on the Group’s profit after tax and equity is due to changes in the fair value of monetary assets and liabilities.
	2023	2022
	US$’000	US$’000
Effect on profit after tax and equity as a result of a:
50% +/- reasonably possible change in US$ (vs ARS)	(20,014)	(13,490)
10% +/- reasonably possible change in US$ (vs AU$)	1,410	1,694
iii) Market role commodity price risk
Allkem‘s lithium chemicals are sold into global markets. The market prices of lithium are key drivers of the Group’s capacity to generate cashflow.
The prices of lithium chemicals have fluctuated widely in recent years; with significant price increases experienced in the current year. Many of these factors are beyond the control of the Group including, but not limited to, the relationship between global supply and demand for lithium chemicals which may be affected by, but not limited to:
•	development and commercial acceptance of lithium-based applications and technologies, and/or
•	the introduction of new technologies that may not be based on lithium,
•	forward selling by producers,
•	the cost of production,
•	new mine developments and mine closures,
•	advances in various production technologies for such minerals and general global economic conditions.
The prices of lithium and other commodities can also be affected by the outlook for inflation, interest rates, currency exchange rates and supply and demand issues. These factors may have an adverse effect on the Group's production, development, and exploration activities, as well as its ability to fund its future activities. All sales contracts are agreed in USD or USD equivalent prices. The spodumene concentrate contracts are agreed for the period up to 3 years and lithium carbonate contracts up to 7 years.

Note 18: Financial risk management (continued)
iv) Effects of hedge accounting on the consolidated balance sheet and consolidated profit and loss
The impact of hedging instruments designated in hedging relationships on the consolidated statement of financial position is as follows:
	Notional amount		Carrying amount assets/(liability)		Change in fair value used for measuring ineffectiveness
	2023	2022	2023	2022	2023	2022
Cash Flow Hedges Interest Rate Risk	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Interest Rate Swaps	25,425	42,585	163	(1,422)	(1,585)	(3,948)
The impact of hedged items designated in hedging relationships on the consolidated statement of financial position is as follows:
	Cash flow hedge reserve		Change in fair value used for measuring ineffectiveness
	2023	2022	2023	2022
Cash Flow Hedge (before tax)	US$’000	US$’000	US$’000	US$’000
Forecast floating interest payments	1,705	1,033	(1,585)	(3,948)
The interest rate swaps have a hedge ratio of 1:1 (2022: 1:1). A hedging gain of US$1,010,000 (2022: US$2,945,000) was recognised in other comprehensive income. US$804,000 (2022: US$2,799,000) was reclassified from other comprehensive income to finance costs in the profit and loss. Material ineffectiveness related to cashflow hedges was not recognised.
18b) Liquidity risk
Liquidity risk is the risk that the Group will not be able meet its financial obligations as they fall due. This risk is managed by ensuring, to the extent possible, that there is sufficient liquidity (through cash and cash equivalents and available borrowing facilities) to meet liabilities when due, without incurring unacceptable losses or risking damage to the Group's reputation.
	Within 12 months	1 to 5 years	Over 5 years	Total	Carrying amount
	US$’000	US$’000	US$’000	US$’000	US$’000
Payables	137,352	29,022	—	166,374	166,374
Loans and borrowings	51,403	237,549	60,172	349,124	274,275
Lease liabilities	13,329	18,227	21,690	53,246	53,246
Total as at 30 June 2023	202,084	284,798	81,862	568,744	493,895

Payables	96,443	30,973	—	127,416	127,416
Loans and borrowings	43,698	150,806	295,602	490,106	311,677
Lease liabilities	14,270	27,968	29,936	72,174	48,419
Derivatives - Interest Rate Swap	1,086	336	—	1,422	1,422
Total as at 30 June 2022	155,497	210,083	325,538	691,118	488,934
18c) Credit risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables), receivables from associate, and from its treasury activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.
The maximum exposure to credit risk, excluding the value of any collateral or other security, at balance date to recognised financial assets, is the carrying amount, net of any provisions for impairment of those assets, as disclosed in the statement of financial position and notes to the financial statements.

Note 18: Financial risk management (continued)
Customer credit risk is managed by each business unit subject to the Group’s procedures and controls relating to customer credit risk management. Outstanding customer receivables are regularly reviewed. An impairment analysis is performed at each reporting date by assessing the expected credit loss customers with outstanding balances. The provision rates are based on historic experience, customer profile and economic conditions.
Generally, trade receivables are written-off if past due for more than one year. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets disclosed in Note 7. The Group does not hold collateral as security. As at 30 June 2023, the Group had nil provisions (2022: US$224,000) for expected credit loss.
The receivable from associate is considered to have a low credit risk.
Credit risk on cash transactions and derivative contracts is managed through the Board approval. The Group’s net exposures and the credit ratings of its counterparties are regularly confirmed.
18d) Fair values
The fair value of cash, cash equivalents and non-interest-bearing financial assets and liabilities approximates their carrying value due to their short maturity. The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) are determined using valuation techniques. These valuation techniques maximise the use of observable market data where available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in Level 2. The Group measures and recognises interest rate swaps at fair value on a recurring basis.
The fair value of interest rate swaps has been determined as the net present value of contracted cashflows. These values have been adjusted to reflect the credit risk of the Group and relevant counterparties, depending on whether the instrument is a financial asset or a financial liability. The existing exposure method, which discounts estimated future cash flows to present value using credit adjusted discount factors.
The fair value of non-current borrowings is estimated by discounting the future contractual cash flows at the current market interest rates that are available to Allkem for similar financial instruments. For the period ended 30 June 2023 the borrowing rates were determined to be between 2.37% to 2.89% (2022: 2.1% to 2.13%) for USD denominated debt.
No financial assets or liabilities are readily traded on organised markets in a standardised form. The aggregate values and carrying amounts of financial assets and liabilities are disclosed in the statement of financial position and notes to the financial statements. Fair values are materially in line with carrying values. The shares in listed entities comprise listed investments for which a Level 1 fair value hierarchy has been applied (quoted price in an active market).
Financial assets		Carrying Amount		Fair Value
		2023	2022	2023	2022
	Note	US$’000	US$’000	US$’000	US$’000
Cash and cash equivalents	17	821,429	663,538	821,429	663,538
Financial assets - non-current	17	21,372	16,356	21,372	16,356
Financial assets at FVOCI		3,474	4,048	3,474	4,048
Financial assets at amortised cost:
Trade and other receivables - current	7	99,033	61,283	99,033	61,283
Trade and other receivables - non-current	7	1,216	1,911	1,216	1,911
Financial assets at fair value:
VAT tax credits & other tax receivable - current	7	41,866	20,521	41,866	20,521
Receivable from a joint venture party - current	7	2,016	—	2,016	—
Receivable from a joint venture party - non-current	7	6,134	6,555	6,134	6,555
Receivable from associate	7	31,934	16,463	31,934	16,463
VAT tax credits	7	3,440	24,312	3,440	24,312
Total financial assets		1,031,914	814,987	1,031,914	814,987

Note 18: Financial risk management (continued)
Financial liabilities		Carrying Amount		Fair Value
		2023	2022	2023	2022
	Note	US$’000	US$’000	US$’000	US$’000
Financial liabilities at amortised cost:
Trade and other payables - current	14	137,354	96,443	137,354	96,443
Trade and other payables - non-current	14	29,022	30,973	29,022	30,973
Loans and borrowings - current	17	42,519	37,574	42,047	37,574
Loans and borrowings - non-current	17	231,756	274,103	225,915	274,103
Financial liabilities at fair value:
Derivatives - interest rate swap	18	—	1,422	—	1,422
Total financial liabilities		440,651	440,515	434,338	440,515
18e) Liabilities arising from financing activities
Changes in liabilities arising from financing activities:
		1 July 2022	Business Combination	Net Cash Flow	Other	30 June 2023
	Note	US$’000	US$’000	US$’000	US$’000	US$’000
Financial liabilities
Current
Loans and borrowings	17	37,574	—	—	4,945	42,519
Lease liabilities	13	10,197	—	(9,320)	12,452	13,329
Non-current
Loans and borrowings	17	274,103	—	(37,402)	(4,945)	231,756
Lease liabilities	13	38,222	—	—	1,695	39,917
Total financial liabilities arising from financing activities		360,096	—	(46,722)	14,147	327,521
		1 July 2021	Business Combination	Net Cash Flow	Other	30 June 2022
	Note	US$’000	US$’000	US$’000	US$’000	US$’000
Financial liabilities
Current
Loans and borrowings	17	34,683	—	2,880	11	37,574
Lease liabilities	13	2,562	15,635	(9,413)	1,413	10,197
Non-current
Loans and borrowings	17	266,278	—	8,247	(422)	274,103
Lease liabilities	13	33,123	—	—	5,099	38,222
Total financial liabilities arising from financing activities		336,646	15,635	1,714	6,101	360,096
Note 19: Share-based payments
Performance Rights & Option Plan (PROP)
Under the Performance Rights & Option Plan (PROP), awards are made to executives and employees who have an impact on the Group’s performance and are delivered in the form of options and rights.

Note 19: Share-based payments(continued)
Prior to 2022, Performance Rights (PRs) awarded under the PROP vest over a period of 3 years and are subject to the following Total Shareholder Return (TSR) outperformance conditions, and continuous service until the vesting date.
TSR performance condition (absolute, 50%)	Proportion of PROP which vest
If TSR falls below 7.5% return per annum	None of the performance rights vest
If TSR lies between 7.5% and 10% return per annum	50% of the performance rights vest
If TSR lies between 10% and 12.5% return per annum	75% of the performance rights vest
If TSR lies at or above the 12.5% return per annum	100% the performance rights vest
TSR performance condition (relative, 50%)[1]	Proportion of PROP which vest
Less than 50th percentile	None of the performance rights vest
Equal to or greater than 50th percentile	50% of the performance rights vest
Greater than 75th percentile	100% of the performance rights vest
1	TSR performance condition over the measurement period relative to the constituent companies of the ASX 300 Resources Index subject to the thresholds.
Following the review of the PROP, the performance conditions were revised in March 2022 and approved by the shareholders at the Annual General Meeting in November 2022. Under the updated PROP, Performance Rights awarded as a Long Term Incentive (LTI) vest over a period of 3 years and are subject to continuous service until the vesting date, and subject to either revised TSR performance conditions or production capacity performance conditions. The PRs have an expiry date of the earlier of 2 years after the vesting date and 5 years after the grant date.
The key performance conditions of the updated plan are as follows:
Relative TSR performance condition
The relative TSR performance condition measures the company’s Total Shareholder Return over a three-year period relative to the TSR of a comparator peer group of 20 (2022:20) companies.
Performance Condition - Relative TSR	Proportion of Relative TSR Awards vesting
If Relative TSR below 50th percentile	Nil
If Relative TSR at the 50th percentile	50%
If Relative TSR between 50th and 75th Percentile	Straight-line pro-rata between 50% and 75%
If Relative TSR above 75th percentile	100%
Production Capacity performance condition
The production capacity performance condition measures the production capacity achieved by the Group against the production capacity target. The production capacity target for this purpose means the annualised demonstrated Lithium Carbonate Equivalent (LCE) production capacity of the Group’s assets at the measurement date.
There are two types of Performance Rights with these performance conditions, a Base Production Capacity Performance Rights (Base PCPR) and a Bonus Production Capacity Performance Rights (Bonus PCPR).
Production Capacity Vesting Percentage: Performance conditions for 2023-PROP Measurement date: 30 June 2025
Achievement (tonnes)	% of Base	% of Bonus PCPR to vest
120,000 or more	100%	100%
115,000 to 119,999	100%	80%
110,000 to 114,999	100%	60%
105,000 to 109,999	100%	40%
100,001 to 104,999	100%	20%
100,000	100%	0%
75,000 to 99,999	Pro-rata straight line vesting 75% to 99%	0%
Less than 75,000	Nil	0%

Note 19: Share-based payments(continued)
Performance conditions for 2022-PROP Measurement date: 30 June 2024
Achievement (tonnes)	% of Base	% of Bonus PCPR to vest
100,000 or more	100%	100%
95,000 to 99,999	100%	80%
90,000 to 94,999	100%	60%
85,000 to 89,999	100%	40%
80,000 to 84,999	100%	20%
75,000 to 79,999	100%	0%
56,250 to 74,999	Pro-rata straight line vesting 75% to 99%	0%
Less than 56,250	Nil	0%
Other Performance Rights
Short Term Incentive (STI) Performance Rights are awarded as part of executives’ and employees’ short term incentives. The amount received is dependent on achieving individual performance objectives and are subject to continuous service until the vesting date.
Long Term Awards to a limited number of value employees not on PROP plans, and Merger Retention Performance Rights are subject to continuous service until the vesting date. The PRs have an expiry date of the earlier of 2 years after the vesting date and 5 years after the grant date.
Movements in the year of unvested performance rights are:
Grant Date	Vesting date	Expiry date	Exercise price (AU$)	1 July 2022 No.	Granted No	Vested No.1	Forfeited/ lapsed No.	30 June 2023 No.
11 Mar 2020	31Aug 2022	30Sep 2022	—	1,221,519	—	(1,221,519)	—	—
13 Nov 2020	31Aug 2023	30Sep 2023	—	228,649	—	—	—	228,649
17 Dec 2020	31Aug 2023	30Sep 2023	—	991,410	—	(174,036)	(57,304)	760,070
10 Nov 2021	25Aug 2022	25Aug 2024	—	214,870	—	(214,870)	—	—
10 Nov 2021	25Aug 2023	25Aug 2025	—	168,053	—	—	(20,523)	147,530
10 Nov 2021	25Aug 2024	25Aug 2026	—	54,500	—	—	(19,578)	34,922
30 Nov 2021	30Sep 2022	30Sep 2024	—	131,219	—	(115,344)	(15,875)	—
30 Nov 2021	30Sep 2023	30Sep 2025	—	42,621	—	(17,755)	—	24,866
30 Nov 2021	30Sep 2024	30Sep 2026	—	222,806	—	(66,153)	—	156,653
22 May2022	1Sep 2022	1Sep 2024	—	270,997	—	(242,404)	(28,593)	—
22 May2022	30Sep 2024	30Sep 2026	—	634,290	—	—	(89,997)	544,293
22 May2022	30Sep 2024	30Sep 2026	—	65,357	—	—	(7,676)	57,681
15 Nov 2022	15 Nov 2025	15 Nov 2027	—	—	129,923	(9,450)	—	120,473
15 Nov 2022	15 Nov 2023	15 Nov 2025	—	—	48,189	—	—	48,189
23 Dec 2022	1Sep 2023	1Sep 2025	—	—	337,439	—	(12,142)	325,297
23 Dec 2022	1Sep 2024	1Sep 2026	—	—	43,615	—	—	43,615
23 Dec 2022	1Sep 2025	1Sep 2027	—	—	942,295	—	(25,700)	916,595
21 Mar 2023	1Sep 2023	1Sep 2025	—	—	35,525	—	—	35,525
21 Mar 2023	1Sep 2025	1Sep 2027	—	—	47,775	—	—	47,775
Total performance rights – unvested				4,246,291	1,584,761	(2,061,531)	(277,388)	3,492,133
1.	The performance rights held by Mr Kaplan (formerly CFO, deceased 10 February 2023) are deemed to have vested for accounting purposes.
Movements in the year of performance rights that have vested and not exercised are:
	Exercise price (AU$)	1 July 2022 No.	Vested No	Exercised No.	30 June 2023 No.
Total performance rights – vested and not exercised	—	—	2,061,531	(1,584,104)	477,427

Note 19: Share-based payments(continued)
During the year, 186,050 PRs (2022: 396,646) were granted to the KMP. Refer to the Remuneration Report for further details of PRs issued to KMP.
1,004,412 PRs were granted pursuant to the Company's LTI plan for Nil consideration ( 2022: 922,453). 364,393 PRs were granted during the year for the FY22 STI (2022: 360,119) and were issued for nil consideration. In 2022, 522,141 PRs were granted to staff as Merger Retention Bonuses. All PRs are exercisable at AU$0.00. PRs granted as STI and Merger Retention Bonus vest on the above dates providing continuous employment is maintained. 89,881 PRs (2022: 65,357) granted under the LTI plan vest to employees providing continuous employment is maintained. Remaining PRs granted under the LTI plan are subject to Relative TSR or Production hurdles.
All PRs granted are over ordinary shares, which confer a right of one ordinary share per PR. The PRs hold no voting or dividend rights. At the end of the financial year there are 695,793 PRs on issue to KMP (2022: 1,271,634).
At the date of issue, the weighted average share price of PRs granted in the current year was AU$11.81 (2022: AU$11.51). The PRs outstanding at 30 June 2023 had a weighted average exercise price of AU$0.00 (2022: AU$0.00) and a weighted average remaining contractual life of 1.06 years (2022: 1.04 years).
The weighted average fair value of options and PRs granted during the year was AU$12.17 (2022: AU$11.07).
The fair value of PRs granted is deemed to represent the value of the employee services received over the vesting period. The fair value of equity settled PRs are estimated at the date of grant using a Monte Carlo Simulation with the following inputs (taking into account the performance conditions described above):
PR Grant	2021 - PROP				2022 - LTI
Grant date	13-Nov-20	13-Nov-20	17-Dec-20	17-Dec-20	30-Nov-21	30-Nov-21
Number issued	114,325	114,324	538,154	538,154	89,122	133,684
Fair value at grant date (AU$)	1.79	2.20	3.25	3.60	7.73	10.22
Share price (AU$)	2.97	2.97	4.31	4.31	10.22	10.22
Exercise price (AU$)	—	—	—		—	—
Expected volatility	52%	52%	53%	53%	54%	54%
Right's life	3 years	3 years	3 years	3 years	2.8 years	2.8 years
Expected dividends	—	—	—	—	—	—
Risk-free interest rate	0.10%	0.10%	0.10%	0.10%	0.81%	0.81%
PR Grant	2022 - LTI				2022 - Merger Completion
Grant date	22-May-22	22-May-22	22-May-22	22-May-22	10-Nov-21	30-Nov-21
Number issued	229,826	143,652	260,812	65,357	161,976	42,097
Fair value at grant date (AU$)	13.05	13.05	10.81	13.05	9.18	10.22
Share price (AU$)	13.05	13.05	13.05	13.05	9.18	10.22
Exercise price (AU$)	—	—	—	—	—	—
Expected volatility	55%	55%	55%	55%	55%	54%
Right's life	2.4 years	2.4 years	2.4 years	2.4 years	0.8 years	0.8 years
Expected dividends	—	—	—	—	—	—
Risk-free interest rate	2.62%	2.62%	2.62%	2.62%	1.73%	0.81%
PR Grant	2022 – Merger Completion				2023 - LTI
Grant date	10-Nov-21	10-Nov-21	10-Nov-21	10-Nov-21	15-Nov-22	15-Nov-22
Number issued	52,894	52,894	115,159	54,500	51,969	77,954
Fair value at grant date (AU$)	9.18	9.18	9.18	9.18	10.71	14.25
Share price (AU$)	9.18	9.18	9.18	9.18	14.25	14.25
Exercise price (AU$)	—	—	—	—	—	—
Expected volatility	55%	55%	55%	55%	56%	56%
Right's life	0.8 years	1.8 years	1.8 years	2.8 years	2.9 years	2.9 years
Expected dividends	—	—	—	—	—	—
Risk-free interest rate	1.73%	1.73%	1.73%	1.73%	3.27%	3.27%

Note 19: Share-based payments(continued)
PR Grant	2023 - LTI				2023 - STI
Grant date	23-Dec-22	23-Dec-22	21-Mar-23	21-Mar-23	15-Nov-22	23-Dec-22	21-Mar-23
Number issued	340,847	601,448	18,237	29,538	48,189	313,824	14,522
Fair value at grant date (AU$)	9.06	13.13	6.61	10.28	14.25	13.13	10.28
Share price (AU$)	13.13	13.13	10.28	10.28	14.25	13.13	10.28
Exercise price (AU$)	—	—	—	—	—	—	—
Expected volatility	55%	55%	53%	53%	56%	55%	53%
Right's life	2.7 years	2.7 years	2.5 years	2.5 years	0.8 years	0.7 years	0.8 years
Expected dividends	—	—	—	—	—	—	—
Risk-free interest rate	3.01%	3.01%	2.83%	2.83%	3.27%	3.01%	2.83%
Recognition and measurement
Historical volatility has been the basis for determining expected share price volatility as it is assumed that this is indicative of future movements. The total expense arising from share-based payment transactions recognised during the period as part of employee benefit expense was US$10,768,000 (2022: US$5,254,000) and as part of discontinued operations was US$114,000 (2022: US$173,000).
The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model. That cost is recognised, together with a corresponding increase in other capital reserves in equity, over the period in which the performance and/or service conditions are fulfilled in employee benefits expense. The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The statement of profit or loss, expense or credit for a period represents the movement in cumulative expense recognised as at the beginning and end of that period and is recognised in employee benefits expense.
No expense is recognised for awards that do not ultimately vest, except for equity-settled transactions for which vesting is conditional upon a market or non-vesting condition. These are treated as vesting irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.
When the terms of an equity-settled award are modified, the minimum expense recognised is the expense had the terms not been modified if the original terms of the award are met. An additional expense is recognised for any modification that increases the total fair value of the share-based payments transaction or is otherwise beneficial to the employees as measured at the date of modification.
The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share (further details are given in Note 6).
Significant judgements and estimates
The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and assumptions made.

Note 20: Information relating to subsidiaries
The consolidated financial statements of the Group include:
	Country of incorporation Principal place of business tax residency	% equity interest held by the Group
Entity Name		2023	2022
Borax Argentina Holding No 1 Pty Ltd i)	Australia	—	100.00
Borax Argentina Holding No 2 Pty Ltd i)	Australia	—	100.00
Borax Argentina S.A. i)	Argentina	—	100.00
Sales De Jujuy Pte Ltd	Singapore	72.68	72.68
Sales De Jujuy S.A.	Argentina	66.50	66.50
Borax Brasil Pelstras E Conferencias Ltda	Brazil	100.00	100.00
La Frontera Minerals S.A.	Argentina	100.00	100.00
Olaroz Lithium S.A.	Argentina	100.00	100.00
El Trigal S.A.	Argentina	100.00	100.00
Los Andes Compañía Minera S.A.	Argentina	66.81	66.81
A.C.N. 646 148 754 Pty Ltd	Australia	100.00	100.00
Advantage Lithium S.A.	Argentina	100.00	85.00
Allkem Corporate Services Pty Ltd ii)	Australia	100.00	—
South American Salar Minerals Pty Ltd	Australia	100.00	100.00
South American Salar S.A.	Argentina	100.00	100.00
Galaxy Resources Pty Ltd	Australia	100.00	100.00
Galaxy Lithium Australia Pty Ltd	Australia	100.00	100.00
Galaxy Resources International Ltd	Hong Kong	100.00	100.00
Galaxy Lithium Holdings BV	Netherlands	100.00	100.00
Galaxy Lithium (CANADA) INC	Canada	100.00	100.00
Galaxy Lithium ONE INC	Canada	100.00	100.00
Galaxy Lithium (ONTARIO) INC	Canada	100.00	100.00
Allkem Financial Services Pty Ltd (formerly General Mining Corporation Pty Ltd)	Australia	100.00	100.00
Galaxy Lithium (SAL DE VIDA) S.A.	Argentina	100.00	100.00
i)	Entities disposed and presented as discontinued operations (refer Note 2).
ii)	Incorporated 19 December 2022.
Basis of consolidation
The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as at 30 June 2023.
Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:
-	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee),
-	Exposure, or rights, to variable returns from its involvement with the investee, and
-	The ability to use its power over the investee to affect its returns.
The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Note 20: Information relating to subsidiaries(continued)
The Group treats transactions with non-controlling interests that do not result in a loss of control as transactions with equity owners of the Group. A change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognised in a separate reserve within equity attributable to owners of the Group.
When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group's accounting policies. All intra-Group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation. Profit from sales of goods to associates which remain on the associate’s balance sheet at period end are recognised only to the extent of the unrelated investors’ interests in the associate. Allkem’s share of the profit on sales to associates is deferred against cost of sales and recognised as an other liability until the goods have been onsold by the associate.
Note 21: Material partly owned subsidiaries
Financial information of subsidiaries that have material non-controlling interests is provided below. The group has an interest of 72.68% in Sales De Jujuy Pte Ltd and 66.5% in Sales De Jujuy S.A. The operations of the business are located in Argentina. The summarised financial information of the subsidiaries is provided below. This information is based on amounts before inter-company eliminations and include fair value from the business combination.
Summarised statement of profit and loss for the year ended 30 June 2023:
	2023	2022	2021
	US$’000	US$’000	US$’000
Revenue	592,211	292,758	66,370
Cost of sales	(50,665)	(40,982)	(24,950)
Gross profit	541,546	251,776	41,420
Corporate and administrative costs	(29,039)	(15,957)	(8,864)
Selling costs	(37,200)	(15,384)	(2,966)
Net finance income/(costs)	13,830	(24,153)	(29,739)
Depreciation	(16,320)	(17,717)	(18,294)
Foreign exchange	(79,159)	(7,478)	(3,947)
Profit/(loss) before income tax	393,658	171,087	(22,390)
Income tax expense/(benefit)	(158,810)	(74,935)	(67,940)
Profit/(loss) for the year from continuing operations	234,848	96,152	(90,330)
Other comprehensive income	672	1,959	1,435
Total comprehensive profit/(loss)	235,520	98,111	(88,895)

Profit/(loss) attributable to non-controlling interests	79,586	31,549	(29,371)
Summarised statement of financial position as at 30 June 2023:
	2023	2022
	US$’000	US$’000
Current assets	321,011	180,001
Non-current assets	1,344,006	1,117,399
Total assets	1,665,017	1,297,400
Current liabilities	231,127	75,730
Non-current liabilities	930,000	945,131
Total labilities	1,161,127	1,020,861
Net assets	503,890	276,539

Total equity	503,890	276,539

Attributable to:
Equity holders of the parent	333,303	183,747
Non-controlling interest	170,587	92,792
Total equity attributable to members	503,890	276,539

Note 22: Investment in associate
The Group has a 75% economic interest in Toyotsu Lithium Corporation (TLC). Toyota Tsusho Corporation (TTC) has the remaining (25%) economic interest in TLC. The Group has a 49% ownership interest in TLC and TTC has the remaining 51% ownership interest.
Entity Name	Country of incorporation & principal place of business	% economic interest held by the Group
		2023	2022
Toyotsu Lithium Corporation (TLC)	Japan	75.00	75.00
Reconciliation of the movement in investment in associate is set out below:
	2023	2022
	US$’000	US$’000
Balance at the beginning of year	890	4,230
Additional capital contribution during the period	5,699	—
Loss from equity accounted investment in associates	(2,114)	(2,951)
Foreign currency translation reserve	(458)	(389)
Balance at the end of year	4,017	890
	2023	2022	2021
	US$’000	US$’000	US$’000
Revenue	60,845	—	—
Cost of sales	(60,740)	—	—
Corporate and administrative expenses	(2,833)	(3,888)	(2,193)
Loss before income tax	(2,728)	(3,888)	(2,193)
Income tax expense	(90)	(47)	(50)
Loss for the period	(2,818)	(3,935)	(2,243)
Total comprehensive loss	(2,818)	(3,935)	(2,243)
Allkem's share of the loss for the year	(2,114)	(2,951)	(1,682)
Allkem's share of total comprehensive loss	(2,114)	(2,951)	(1,682)
TLC constructed and now operates the Naraha Lithium Hydroxide Plant, located in Japan. The primary grade lithium carbonate feedstock for the plant is sourced from the Olaroz Lithium Facility’s Stage 2 expansion.
On 23 December 2022 the Group made the additional contribution of US$5.7 million to Toyotsu Lithium Corporation.
The Group has invested capital of JPY 1,500 million (2022: JPY 750 million) (US$12.4 million / 2022: US$6.7 million) into TLC.
TLC has been accounted for as an associate due to the fact that Allkem does not have control of TLC; but has significant influence. This is evidenced by Allkem having 2 of the 5 board members whilst decisions are made by a majority. The functional currency of TLC is Japanese YEN, therefore it generates an FCTR on translation to US dollars. A translation difference of US$69,000 (2022: US$301,000) was recognised in the current year. See Note 30) for the Group’s accounting policy on Investment in associates and joint arrangements and associates. No dividends have been received from the associate.
Statement of financial position
	2023	2022
	US$’000	US$’000
Current assets	114,495	29,074
Non-current assets	49,877	68,977
Total assets	164,372	98,051
Current liabilities	107,935	50,820
Non-current liabilities	51,082	46,045
Total liabilities	159,017	96,865

Note 22: Investment in associate(continued)
	2023	2022
	US$’000	US$’000
Net assets	5,355	1,186
Contributed equity	16,563	8,964
Reserves	(934)	(323)
Accumulated losses	(10,274)	(7,455)
Total equity	5,355	1,186

Allkem's share of total equity	4,017	890
Note 23: Parent entity information
The following information relates to the parent entity. The ultimate parent entity within the Group is Allkem Limited.
The individual financial statements for the parent entity show the following aggregate amounts below:
	2023	2022
	US$’000	US$’000
Current assets	192,465	341,875
Non-current assets	2,688,066	2,482,719
Total assets	2,880,531	2,824,594
Current liabilities	195,104	74,195
Non-current liabilities	1,222	3,576
Total liabilities	196,326	77,771
Net assets	2,684,205	2,746,823
Contributed equity	2,663,213	2,665,524
Reserves	(37,184)	(43,978)
Accumulated profits	58,176	125,277
Total equity	2,684,205	2,746,823
(Loss)/profit for the year	(5,923)	52,325
Total comprehensive (loss)/income for the year	(5,923)	52,325
The parent entity has several employees. A portion of the costs associated with these employees are borne by a subsidiary of the parent entity and are not included in the above disclosures.
Recognition and measurement
The financial information for the parent entity, Allkem Limited, has been prepared on the same basis as the consolidated financial statements, except investments in subsidiaries, associates and joint venture entities are accounted for at cost in the individual financial statements of Allkem Limited.
Note 24: Companies covered by Deed of Cross Guarantee
The wholly-owned subsidiaries listed below have entered into a Deed of Cross Guarantee with Allkem Limited in accordance with ASIC Corporations (Wholly-owned Companies) Instrument 2016/785 and are relieved from the Corporations Act 2001 requirement to prepare and lodge an audited financial report and directors’ report. The effect of the deed is that each party guarantees the debts of the others.
The following wholly-owned subsidiaries are a party to the Deed of Cross Guarantee during the financial year ended 30 June 2023:
-	Allkem Ltd;
-	Galaxy Resources Pty Ltd; and
-	Galaxy Lithium Australia Pty Ltd;

Note 24: Companies covered by Deed of Cross Guarantee (continued)
The table below sets out the statement of financial performance for the entities that are party to the Deed of Cross Guarantee.
	2023	2022
	US$’000	US$’000
Revenue	615,589	451,931
Cost of sales	(46,983)	(74,077)
Gross profit	568,606	377,854
Other income	7,087	1,824
Corporate and administrative expenses	(32,844)	(20,066)
Merger and acquisition costs	(9,514)	(12,760)
Selling expenses	(52,549)	(41,640)
Depreciation and amortisation expense	(78,085)	(28,558)
Foreign currency gain	22,191	18,884
Asset impairment and write down	(18,515)	—
Profit before interest and income tax	406,377	295,538
Finance income	49,535	18,036
Finance costs	1,102	(1,390)
Profit before income tax	457,014	312,184
Income tax expense	(116,866)	(17,989)
Profit for the year	340,148	294,195
The above results represent the period of performance that Allkem consolidates the entities that are party to the Deed of Cross Guarantee.
The table below sets out the statement of financial position for the entities that are party to the Deed of Cross Guarantee.
	2023	2022
	US$’000	US$’000
Current assets
Cash and cash equivalents	638,175	562,504
Trade and other receivables	114,216	100,532
Inventory	41,951	13,113
Prepayments	1,583	834
Total current assets	795,925	676,983
Non-current assets
Other receivables	306,027	299,846
Property, plant and equipment	90,951	81,751
Financial assets	5,000	—
Intangible assets	168	252
Exploration and evaluation assets	8,906	3,065
Net deferred tax assets	3,078	25,217
Investments at fair value through other comprehensive income	3,474	4,048
Investment in subsidiaries, associates and joint ventures	1,956,161	2,002,326
Other	2,670	3,841
Total non-current assets	2,376,435	2,420,346
Total assets	3,172,360	3,097,329
Current liabilities
Trade and other payables	42,405	41,180
Provisions	2,326	1,896
Income tax payable	73,405	40,672

Note 24: Companies covered by Deed of Cross Guarantee (continued)
	2023	2022
	US$’000	US$’000
Lease liabilities	9,651	7,317
Total current liabilities	127,787	91,065
Non-current liabilities
Other payables	—	1,670
Loans and borrowings	—	723
Provisions	12,069	13,357
Lease liabilities	2,227	1,820
Total non-current liabilities	14,296	17,570
Total liabilities	142,083	108,635
Net assets	3,030,277	2,988,694

Equity
Issued capital	2,663,213	2,665,524
Reserves	(37,183)	(43,978)
Retained earnings	404,247	367,148
Total equity	3,030,277	2,988,694
Note 25: Reconciliation of profit/(loss) for the year to net cash generated from operating activities:
	2023	2022	2021
	US$’000	US$’000	US$’000
Profit/(loss) after income tax	521,297	337,223	(89,474)

Adjustments for:
Non-cash employee benefits expense	10,768	5,427	1,902
Depreciation and amortisation	98,786	63,344	18,759
Impairment loss	—	244	912
Foreign currency translation reserve transferred to profit	5,749	—	—
Gain on disposal of assets	—	—	(2,450)
Gain on financial instruments	(66,023)	(32,033)	(2,711)
Share of net losses of associates	2,114	2,951	1,682
Unwinding of discount on rehabilitation provision	1,244	32	368
FX loss from equity raise	—	—	700
Non-cash finance costs	—	—	4,719
Unrealised foreign exchange	58,476	5,038	4,781
Changes in operating assets and liabilities:i)
(Increase) in receivables	(44,425)	(46,254)	(7,136)
(Increase)/decrease in inventory	(74,802)	7,965	(24,430)
(Increase)/decrease in prepayments	(20,587)	(5,955)	3,978
(Increase)/decrease in payables	39,798	(2,403)	5,016
Increase in net deferred tax liabilities	85,889	48,898	67,940
Increase in income tax payable	131,482	44,692	—
(Decrease) in provisions	(3,209)	(5,806)	(2,966)
Increase in other liabilities	44,353	18,247	—

Net cash provided by /(used in) operating activities	790,910	441,610	(18,410)
The consolidated statement of cashflows includes both continuing and discontinued operations.
i)	Net of assets acquired as part of business combination

Note 26: Auditors Remuneration
During the year the following fees were paid or payable for services provided by Ernst & Young (EY) as the auditor of the parent entity, Allkem Limited by EY’s related network firms.
	2023	2022	2021
	US$	US$	US$
Audit and review of financial statements
- Australia	287,505	323,581	187,986
- Argentina	148,405	177,500	121,832
Other audit services
- Australia	368,647	—	—
Total auditors’ remuneration	804,557	501,081	309,818
Corporate and administrative expenses	435,910	446,033	242,720
Acquisition and merger costs	368,647	—	—
Discontinued operations	—	55,048	67,098
Total auditors’ remuneration	804,557	501,081	309,818
Note 27: Related party disclosures
Transactions with related parties and outstanding balances
Other Related Parties
The following table provides the total amount of transactions with related parties for the relevant financial year.
		2023	2022	2021
Transactions impacting the statement of profit or loss	Note	US$	US$	US$
Sales to a related party	1	592,211,349	292,757,620	66,370,456
Interest expense to a related party (gross of any capitalisation)	3f	(8,387,484)	(5,009,465)	(4,357,875)
		2023	2022
Transactions impacting the statement of financial position:	Note	US$	US$
Trade and other receivables from a related party
Trade receivables - current	7	36,716,013	39,078,658
Other receivables - current	7	—	13,869,439
Receivables - non-currenti)	7	31,934,000	16,462,784
Loans payable to a related party
Current	17	5,137,222	—
Non-current	17	78,915,783	84,776,481
Interest payable to a related party
Current	14	4,392,192	—
Non-current	14	16,658,291	17,495,483
i)	Non-current receivable from associate is denominated in Japanese Yen.
Key Management Personnel
Compensation of Key Management Personnel of the Group:
	2023	2022	2021
	US$	US$	US$
Short-term employee benefits	2,481,676	2,544,973	1,367,716
Post-employment benefits	18,928	20,246	18,343
Other long-term benefits	9,205	22,903	6,094
Share-based payments	2,106,185	1,446,613	513,484
Total compensation	4,615,994	4,034,735	1,905,637

Note 27: Related party disclosures (continued)
Transactions with Directors and Key Management Personnel
Mr. Turner and Ms. Heredia are respectively partners of legal firms Fasken (based in Canada) and Allende & Brea (based in Argentina) both of which provide professional legal services to the Group. These legal fees are paid by Allkem directly to Fasken and Allende & Brea on an arms’ length basis.
The Board has determined that the value of these services is not sufficiently material to interfere with the Directors’ capacity to bring an independent judgement to bear on issues before the Board and to act in the best interests of the Group as a whole rather than in the interests of an individual security holder or other party. In addition, Ms. Heredia does not personally receive the Director’s fee paid by Allkem. This fee is paid by Allkem directly to Allende & Brea which then distributes the fee in accordance with its partner remuneration policy. Fees paid to Fasken and Allende & Brea for services provided in the 2023 financial year were CAD 979,686 (2022: US$227,000, 2021: nil) and US$592,707 (2022: US$190,000, 2021: nil) respectively.
Other than the items noted above, there have been no other transactions with key management personnel of the Group during 2023 (2022: Nil, 2021: Nil).
Note 28: Commitments
	2023	2022
	US$’000	US$’000
Not later than 1 year
Exploration commitmentsi)	10,657	1,124
Contracts – Property plant and equipmentii)	179,194	114,919
Contracts – Operatingii)	19,059	7,104
Total	208,909	123,148
Later than 1 year but not later than 5 years
Exploration commitmentsi)	9,449	4,762
Contracts – Property plant and equipment	51,187	—
Contracts - Operatingii)	33,302	3,832
Total	93,938	8,594
i)
The Group must meet minimum expenditure commitments in relation to option agreements over exploration tenements and to maintain those tenements in good standing. The commitments exist at balance sheet date but have not been brought to account. If the relevant mineral tenement is relinquished the expenditure commitment also ceases.

ii)	The Group has contractual commitments regarding purchase agreements for construction and equipment at its operations and development sites.
iii)	The Group has contractual commitments regarding purchase agreements for consumables and energy at its operations.
Note 29: Subsequent Events
On 25 July 2023, Allkem announced the signing of a US$130 million limited-recourse, sustainability-linked green project financing facility maturing in March 2033, with repayment commencing in March 2026. The facility bears interest at the Secured Overnight Funding Rate (SOFR) plus a margin of 4.8% with adjustments of up to +/- 0.25% based on the performance against agreed sustainability targets, as measured at June 2026, 2028 and 2030. The facility is supported by a guarantee until completion only and subject to affirmative and negative covenants with a requirement to hedge 75% of the floating rate exposure of the facility by completion of the Sal de Vida project.
On 11 August 2023, Allkem announced that effective 9 August 2023 that its James Bay Lithium Project in Quebec, Canada has increased its mineral resources to 110.2 Mt @1.3% Li2O at a cut-off grade of 0.50% Li2O. This includes 54.3 Mt @ 1.30% Li2O in the indicated category and an additional 55.9Mt @ 1.29% Li2O in the inferred category. The previous feasibility study from December 2021 included indicated resources of 40.3 MT @ 1.40% Li2O and nil inferred resources at a 0.62% Li2O cut-off.
Other than disclosed above, there were no significant events occurring after balance date.

Note 30: Summary of significant accounting policies
Other significant accounting policies adopted in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated. Where necessary, comparative information has been reclassified to conform with changes in presentation in the current year.
30a) Goods and Services Tax (GST) and Value-Added Tax (VAT)
Revenues, expenses and assets are recognised net of the amount of GST (or overseas: VAT), except:
-
When the GST/VAT incurred on a sale or a purchase of assets or services is not payable to or recoverable from the taxation authority, in which case the GST/VAT is recognised as part of the revenue or the expense item or as part of the cost of acquisition of the asset, as applicable, and

-	When receivables and payables are stated with the amount of GST/VAT included.
The net amount of GST/VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position. Commitments and contingencies are disclosed net of the amount of GST/VAT recoverable from, or payable to, the taxation authority.
The Group records VAT at fair value due to the hyperinflationary economy in Argentina and the highly devaluing local currency.
30b) Foreign currency translation
The Group’s consolidated financial statements are presented in US Dollars, which is the Parent’s presentation currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group uses the direct method of consolidation and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.
Transactions and balances
Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.
Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.
Differences arising on settlement or translation of monetary items are recognised in profit or loss with the exception of monetary items that are designated as part of the Group’s net investment of a foreign operation. These are recognised in other comprehensive income until the net investment is disposed of, at which time, the cumulative amount is reclassified to profit or loss. Tax charges and credits attributable to exchange differences on those monetary items are also recorded in other comprehensive income.
Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of gain or loss on change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in other comprehensive income or profit or loss are also recognised in other comprehensive income or profit or loss, respectively).
Group companies
On consolidation, the assets and liabilities of foreign operations are translated into USD at the rate of exchange prevailing at the reporting date and their statements of profit or loss are translated at the average exchange rate for each month of the financial year. The exchange differences arising on translation for consolidation purposes are recognised in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in profit or loss.
Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

Note 30: Summary of significant accounting policies(continued)
30c) Investment in associates and joint arrangements
Associates are all entities over which the group has significant influence but not control or joint control. This is generally the case where the Group holds between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting.
The Group’s investments in its joint ventures are accounted for using the equity method. A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.
Under the equity method of accounting, the investments are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses of the investee in profit or loss, and the Group’s share of movements in other comprehensive income of the investee in other comprehensive income. Dividends received or receivable from associates and joint ventures are recognised as a reduction in the carrying amount of the investment.
Unrealised gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest in these entities. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of equity-accounted investees have been changed where necessary to ensure consistency with the policies adopted by the Group.
The carrying amount of equity-accounted investments is tested for impairment in accordance with the policy described in Note 4.
The financial statements of the joint venture are prepared for the same reporting period as the Group. The financial statements of the associates are not aligned with group and the necessary disclosures are noted in Note 22. Adjustments are made to bring the accounting policies in line with those of the Group.
Upon loss of joint control over the joint venture, the Group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of the joint venture upon loss of joint control and the fair value of the retained investment and proceeds from disposal is recognised in profit or loss.
30d) Impairment of non-financial assets
The Group assesses at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or Cash Generating Unit’s (CGU) fair value less costs of disposal and its value in use. Recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets in which case the asset is allocated to its appropriate CGU.
When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset or CGU is considered impaired and is written down to its recoverable amount. The Group bases its impairment calculation on budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated.
The Group considers annually whether there have been any indicators of impairment and then tests whether non-current assets, including Investments in associates, property, plant and equipment and right-of-use assets, have suffered any impairment. If there are any indicators of impairment, the recoverable amounts of CGU’s have been determined based on value in use calculations or fair value less cost of disposal. The assessment of impairment indicators and impairment calculations require the use of assumptions and estimates.
30e) Discontinued Operations
A discontinued operation is a component of the Group’s business, the operations and cash flows of which can be clearly distinguished from the rest of the Group and which: represents a separate major line of business or geographical area of operations; or is part of a single co-ordinated plan to dispose of a separate major line of business or geographical area of operations.

Note 30: Summary of significant accounting policies(continued)
Classification as a discontinued operation occurs at the earlier of disposal or when the operation meets the criteria to be classified as held-for-sale.
When an operation is classified as a discontinued operation, the comparative statement of profit or loss and other comprehensive income is re-presented as if the operation had been discontinued from the start of the earliest comparative year presented.
31f) Derivative financial instruments and hedge accounting
Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged. The Group designates certain derivatives as hedges of the cashflows of recognised assets and liabilities, and highly probable forecast transactions (cashflow hedges).
At inception, the Group documents the relationship between hedging instruments and hedged items, the risk management objective and the strategy for undertaking various hedge transactions.
The Group, at inception and on an ongoing basis, documents its assessment of whether the derivatives used in hedging transactions have been, and will continue to be, highly effective in offsetting future cashflows of hedged items. Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument.
The Group enters into hedge relationships where the critical terms of the hedging instrument match exactly with the terms of the hedged item, and so a qualitative assessment of effectiveness is performed. If changes in circumstances affect the terms of the hedged item such that the critical terms no longer match exactly with the critical terms of the hedging instrument, the Group uses the hypothetical derivative method to assess effectiveness.
The fair values of derivative financial instruments used for hedging purposes are disclosed in this section. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months. It is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.
Cashflow hedge
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income, and accumulated in reserves in equity limited to the cumulative change in fair value of the hedged item on a present value basis from the inception of the hedge. Ineffectiveness is recognised on a cash flow hedge where the cumulative change in the designated component value of the hedging instrument exceeds on an absolute basis the change in value of the hedged item attributable to the hedged risk. Ineffectiveness may arise where the timing of the transaction changes from what was originally estimated, or differences arise between credit risk inherent within the hedged item and the hedging instrument. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss within other income or other expense. When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately reclassified to profit or loss.
If the hedge ratio for risk management purposes is no longer optimal but the risk management objective remains unchanged and the hedge continues to qualify for hedge accounting, the hedge relationship will be rebalanced by adjusting either the volume of the hedging instrument or the volume of the hedged item so that the hedge ratio aligns with the ratio used for risk management purposes. Any hedge ineffectiveness is calculated and accounted for at the time of the hedge relationship rebalancing.
30g) Business combinations
Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount

Note 30: Summary of significant accounting policies(continued)
of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in corporate and administrative expenses.
The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organised workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.
When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.
Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Contingent consideration classified as a financial liability are subsequently remeasured to fair value with changes to fair value recognised in profit or loss.
Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed). If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the difference is recognised directly in profit or loss as a bargain purchase.
After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.
30h) New and amended standards and interpretations adopted by the Group
The accounting policies adopted are consistent with those of the previous financial year. There were no new and amended accounting standards and interpretations applied for the first time during the year by the Group that had an impact on the amounts recognised in prior periods or expected to significantly affect the current or future periods.
30i) New accounting standards and interpretations not yet adopted
Certain new accounting standards and interpretations have been published that are not mandatory for this reporting period and have not been early adopted by the Group. These new accounting standards and interpretations not yet adopted are not expected to have a material effect on the Group in the current period and on foreseeable future transactions.

Annex A
EXECUTION VERSION
TRANSACTION AGREEMENT

by and among
ALLKEM LIMITED
(“Anaconda”)
LIGHTNING-A LIMITED
(“New Topco”)

– and –
LIVENT CORPORATION
(“Lion”)

dated as of May 10, 2023

A-i

A-ii

Exhibit A	Conditions to the Scheme
Exhibit B	Required Governmental Consents
Exhibit C	Form of Deed Poll
Exhibit D	Form of Scheme of Arrangement
Exhibit E	Forms of Memorandum of Association and Articles of Association of New Topco
Exhibit F	Form of Joinder Agreement
A-iii

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”), dated as of May 10, 2023, is entered into by and among: Livent Corporation, a Delaware corporation (“Lion”); Lightning-A Limited, a limited company incorporated under the Laws of the Bailiwick of Jersey (“New Topco”); and Allkem Limited, an Australian public company limited by shares (“Anaconda”). Lion, New Topco and Anaconda and, following the execution of the Joinder Agreements, Irish IntermediateCo and U.S. Merger Sub, are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Lion and Anaconda wish to effect a strategic transaction;
WHEREAS, in furtherance thereof, the Parties propose that, upon the terms and subject to the conditions set forth herein, in the Scheme and in the Deed Poll: (a) pursuant to the Scheme, each issued fully paid ordinary share of Anaconda on issue at the Scheme Record Date (the “Anaconda Shares”) will be exchanged for, (i) where the Anaconda Shareholder is not a Share Electing Anaconda Shareholder, one New Topco CHESS Depositary Instrument (a “CDI”), with each CDI representing a beneficial ownership interest (but not legal title) in one ordinary share, par value $1.00 per share, of New Topco (a “New Topco Share”), or, (ii) where the Anaconda Shareholder is a Share Electing Anaconda Shareholder, one New Topco Share, as set out in the Scheme (the “Scheme Consideration”), and (b) as promptly as practicable following the Scheme Implementation, U.S. Merger Sub shall merge with and into Lion (the “Merger”), with Lion surviving the Merger as a wholly owned Subsidiary of New Topco, pursuant to which each share of common stock, par value $0.001 per share, of Lion (the “Lion Shares”), other than the Lion Excluded Shares, shall be converted into the right to receive 2.406 New Topco Shares (such number, the “Merger Exchange Ratio”).
WHEREAS, the board of directors of Lion (the “Lion Board of Directors”) has unanimously adopted resolutions (a) declaring that this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Scheme) (the “Transactions”) are advisable and fair to, and in the best interests of, Lion and the Lion Stockholders, (b) approving this Agreement and the Transactions, (c) authorizing the execution, delivery and performance of this Agreement on its terms, (d) directing that this Agreement be submitted to a vote at the Lion Special Meeting and (e) recommending that the Lion Stockholders approve this Agreement (the “Lion Board Recommendation”);
WHEREAS, the board of directors of Anaconda (the “Anaconda Board of Directors”) has unanimously adopted resolutions (a) declaring that entry into this Agreement and the proposed consummation of the Transactions (subject to their terms and conditions) are in the best interests of Anaconda and the Anaconda Shareholders, (b) approving this Agreement and the Transactions on the terms of this Agreement, the Scheme and Deed Poll, (c) authorizing the execution, delivery and performance of this Agreement on its terms, (d) directing that, subject to the Court making orders convening the Scheme Meeting, the Scheme be put to the Anaconda Shareholders for consideration and approval at the Scheme Meeting, (e) recommending that the Anaconda Shareholders vote in favor of the Scheme at the Scheme Meeting, subject to (in accordance with this Agreement) no Anaconda Superior Proposal emerging and the Independent Expert concluding (and continuing to conclude) that the Scheme is in the best interest of Anaconda Shareholders (the “Anaconda Board Recommendation”), and (f) subject to satisfaction or waiver of all Conditions other than the Conditions in paragraphs 1(b) and 1(c) of Exhibit A, apply to the Court for orders approving the Scheme pursuant to Section 411(4)(b) of the Australian Act;
WHEREAS, the sole director of New Topco (the “New Topco Board”) has approved this Agreement, the Deed Poll and the Transactions;
WHEREAS, in accordance with the steps plan set forth on Section 1.01 of the New Topco Disclosure Letter (the “Steps Plan”) and upon the terms and subject to the conditions set forth herein, (a) a newly formed Irish private company limited by shares (“Irish IntermediateCo”) and a newly formed Delaware corporation (“U.S. Merger Sub”) will each become a party to this Agreement by entering into a joinder agreement in the form attached hereto as Exhibit F (the “Joinder Agreements”) and (b) following the Scheme Implementation, New Topco will become the sole shareholder of Irish IntermediateCo and Irish IntermediateCo will become the sole stockholder of U.S. Merger Sub;
WHEREAS, (a) for U.S. federal income Tax purposes, it is the intent of the Parties that (i) the Merger qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), (ii) the Merger and the

Scheme, taken together, qualify as an exchange described in Section 351(a) of the Code and (iii) the transfer of Lion Eligible Shares by Lion Stockholders pursuant to the Merger (other than by any Lion Stockholder who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of New Topco following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) qualify for an exception to Section 367(a)(1) of the Code, (b) for Australian Tax purposes, it is the intent of the Parties that eligible Australian resident Anaconda Shareholders may choose rollover relief to the extent to which they receive New Topco Shares or CDIs in exchange for their Anaconda Shares in connection with the Scheme, (c) for Australian tax and stamp duty purposes respectively, it is the intent of the Parties that (i) the ATO Class Ruling will be submitted to the ATO and (ii) an application will be made to the Commissioner of State Revenue of Western Australia (“Commissioner”) pursuant to section 261 of the Duties Act 2008 (WA) (the “Duties Act”) requesting a pre-transaction decision to the effect that, if implemented, the Scheme will be exempt from duty as a “relevant consolidation transaction” under section 259 of the Duties Act (clauses (a), (b) and (c), collectively, the “Intended Tax Treatment”) and (d) this Agreement constitutes, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368- 2(g); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
THE SCHEME
Section 1.1. The Scheme. Anaconda agrees that, subject to the terms and conditions of this Agreement, it will put the Scheme to the Anaconda Shareholders in the manner set forth in this Agreement. Except in connection with a termination of this Agreement in accordance with Article VIII, Anaconda and New Topco shall perform their obligations under the Scheme and the Deed Poll and, prior to the Scheme Effectiveness, neither Anaconda nor New Topco will amend or modify the Scheme or the Deed Poll, or agree to any conditions being made by the Court in relation to the Scheme (including under subsection 411(6) of the Australian Act), without the written agreement of Lion and Anaconda, such agreement not to be unreasonably withheld, conditioned or delayed by Lion or Anaconda unless the effect of such modification, amendment or condition would be to materially impact the terms of the Transaction. For the avoidance of doubt, if Lion and Anaconda do not agree in writing to any conditions, amendments or modifications required by the Court to be made in relation to the Scheme, as contemplated by this clause, the Condition in paragraph 1(b) of Exhibit A will not be satisfied.
Section 1.2. Responsibilities of Anaconda in Respect of the Scheme. On the terms set forth in the Scheme and this Agreement:
(a) Anaconda will keep Lion reasonably informed and consult with Lion as to the performance of the obligations and responsibilities required of Anaconda pursuant to this Agreement or the Scheme and as to any developments relevant to the proper implementation of the Scheme;
(b) Anaconda shall, as promptly as reasonably practicable, notify Lion of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Booklet with ASIC (and, subsequently, with the Court for approval under subsection 411(1) of the Australian Act) or the Scheme Implementation;
(c) Anaconda shall promptly prepare the information relating to Anaconda and its Subsidiaries in the Scheme Booklet in compliance with all applicable Laws, RG 60 and in accordance with Section 5.5;
(d) Anaconda shall promptly appoint the Independent Expert and any investigating accountant in connection with the preparation of the Scheme Booklet, and provide such assistance and information as is reasonably requested by them in connection with the preparation of the IER or the investigating accountant report (as applicable) for inclusion in the Scheme Booklet and any other materials to be prepared by them for inclusion in the Scheme Booklet (including any updates to such reports or materials);

(e) Anaconda shall consult with Lion as to the content and presentation of the Scheme Booklet, including (subject to Section 5.5):
(i) providing to Lion drafts of the Scheme Booklet and the IER for the purpose of enabling Lion to review and provide comments on such draft documents and Anaconda shall in good faith reasonably consider any comments made by Lion (provided, that in relation to the IER, Lion’s review is to be limited to a review for factual accuracy);
(ii) providing to Lion a revised draft of the Scheme Booklet within a reasonable time before its filing with ASIC and to enable Lion to review and provide comments on the draft Scheme Booklet before the date of its filing and Anaconda shall in good faith reasonably consider any comments made by Lion; and
(iii) obtaining written approval from Lion (such approval not to be unreasonably withheld, delayed or conditioned) in relation to the factual accuracy of the information relating to Lion and its Subsidiaries appearing in the Scheme Booklet before its filing with ASIC; provided that Anaconda shall incorporate all reasonably necessary or appropriate information about Lion and its Subsidiaries provided by Lion for inclusion in the Scheme Booklet;
(f) Anaconda shall, as promptly as reasonably practicable, apply to ASIC for the production of:
(i) an indication of intent letter stating that it does not intend to appear before the Court at the First Court Hearing; and
(ii) a statement under paragraph 411(17)(b) of the Australian Act stating that ASIC has no objection to the Scheme;
(g) Anaconda shall (subject to all Conditions, other than the Condition relating to Court approval in paragraphs 1(b) and 1(c) of Exhibit A, being satisfied or waived in accordance with paragraph 4, 5 or 6 of Exhibit A (as applicable)), as promptly as reasonably practicable, apply to the Court for orders approving the Scheme as agreed to by the Anaconda Shareholders at the Scheme Meeting;
(h) at the Second Court Hearing, Anaconda shall provide to the Court a certificate in the form of a deed confirming whether or not the Conditions (other than the Condition relating to Court approval in paragraphs 1(b) and 1(c) of Exhibit A) have been satisfied or waived in accordance with paragraph 4, 5 or 6 of Exhibit A (as applicable);
(i) Anaconda shall procure that it is represented by counsel at the Court hearing convened for the purposes of section 411(4)(b) of the Australian Act;
(j) Anaconda shall lodge with ASIC an office copy of the Court Order in accordance with subsection 411(10) of the Australian Act approving the Scheme as soon as possible after the date on which the Court makes the Court Order and in accordance with the time limit set out in item 10 of Appendix 7A of the ASX Listing Rules (or such later date as may be agreed by Anaconda and Lion);
(k) Anaconda shall, if the Scheme Effectiveness occurs, finalize and close the Anaconda Share Register as of the Scheme Record Date (which will include details of the names and registered addresses for each Anaconda Shareholder), and determine entitlements to the Scheme Consideration, and execute proper instruments of transfer and effect the registration and transfer of the Anaconda Shares to New Topco on the Scheme Implementation Date, in accordance with the terms of the Scheme and the Deed Poll; and
(l) in relation to the condition at paragraph 2(f) of Exhibit A, Anaconda shall (i) provide Lion a reasonable opportunity to review the form and content of all materials to be provided to the ATO to obtain the ATO Class Ruling and reasonably consider Lion’s comments on those materials in good faith; (ii) use its reasonable endeavors to ensure and procure that paragraph 2(f) of Exhibit A is satisfied as soon as practicable after the date of this document, including (following consultation with Lion) taking all steps reasonably required as part of that process and responding to requests for information from the ATO on a timely basis; (iii) reasonably promptly inform Lion of any circumstances of which it becomes aware which would reasonably be expected to result in paragraph 2(f) of Exhibit A not being satisfied in accordance with its terms; and (iv) consult with Lion in obtaining the ATO Class Ruling, including reasonably considering any comments provided by the ATO following the process in clause (i), and each of Anaconda and Lion agree to take all actions as both Anaconda and Lion agree (each acting reasonably) are necessary or desirable following such consultation; and

(m) Anaconda shall lodge an application to the Commissioner pursuant to section 261 of the Duties Act for a pre-transaction decision to the effect that, if implemented the Scheme will be exempt from duty as a “relevant consolidation transaction” under section 259 of the Duties Act. In relation to any such application, Anaconda shall (i) provide Lion a reasonable opportunity to review the form and content of all materials to be provided to the Commissioner and consider Lion’s reasonable comments on those materials in good faith (and more generally in relation to Anaconda’s engagement with the Commissioner in connection with obtaining any pre-transaction decision) and (ii) consult with Lion in obtaining any pre-transaction decision, including taking into account any comments provided by the Commissioner following the process in clause (i), and agree to take all actions that Anaconda and Lion agree (each acting reasonably) are necessary or desirable following such consultation.
Section 1.3. Responsibilities of Lion and New Topco in Respect of the Scheme. On the terms set forth in the Scheme and this Agreement:
(a) Lion shall keep Anaconda reasonably informed and consult with Anaconda as to the performance of the obligations and responsibilities required of Lion and New Topco pursuant to this Agreement or the Scheme and as to any developments relevant to the proper implementation of the Scheme;
(b) Lion shall afford, in a timely manner, all such cooperation and assistance as may reasonably be requested by Anaconda in respect of the preparation and verification of any document or in connection with any confirmation required for the Scheme Implementation, including the provision to Anaconda of such information and confirmations relating to it, the Lion Subsidiaries, New Topco and any of its or their respective directors, officers or employees as Anaconda may reasonably request (including for the purposes of facilitating the delivery of the IER and applying for and, subject to section 1.2(l), obtaining any ATO Class Ruling). Without limiting the foregoing, Lion shall, using commercially reasonable efforts to do so promptly, prepare the information relating to Lion and its Subsidiaries in the Scheme Booklet in compliance with all applicable Laws, RG 60 and in accordance with Section 5.5;
(c) New Topco shall, by no later than one Business Day prior to the First Court Hearing, execute the Deed Poll;
(d) Lion shall, before the commencement of the Second Court Hearing, provide to Anaconda for provision to the Court at such hearing a certificate in the form of a deed confirming whether or not, in respect of matters within Lion’s knowledge, the Conditions (other than the Condition relating to Court approval in paragraphs 1(b) and 1(c) of Exhibit A) have been satisfied or waived in accordance with paragraph 4, 5 or 6 of Exhibit A (as applicable), a draft of which certificate shall be provided by Lion to Anaconda at least five Business Days prior to the Second Court Hearing;
(e) at the Second Court Hearing, New Topco shall provide to the Court a certificate in the form of a deed confirming whether or not the Conditions (other than the Condition relating to Court approval in paragraphs 1(b) and 1(c) of Exhibit A) have been satisfied or waived in accordance with paragraph 4, 5 or 6 of Exhibit A (as applicable);
(f) New Topco shall procure that it is represented by counsel at the Court hearing convened for the purposes of section 411(4)(b) of the Australian Act;
(g) New Topco shall issue, or procure the issue, to each Anaconda Shareholder the Scheme Consideration for each Anaconda Share on, and subject to, the terms of the Scheme;
(h) New Topco shall take all necessary steps to authorize and effect a buy-back, redemption or cancellation of capital of all of the shares on issue by New Topco immediately before the Scheme Implementation, such buy-back, redemption or cancellation to take effect simultaneously with the Scheme Implementation; and
(i) New Topco shall use reasonable best efforts to take all steps necessary to establish New Topco’s tax residence in the Republic of Ireland and to duly register New Topco for corporation tax in the Republic of Ireland as promptly as reasonably practicable after the date hereof, and New Topco shall use reasonable best efforts to not, at any time, take any action which would reasonably be expected to cause New Topco to be a corporate tax resident in any country other than the Republic of Ireland, in each case unless Lion, Anaconda and New Topco agree in writing otherwise.

Section 1.4. Ineligible Overseas Anaconda Shareholders.
(a) New Topco will be under no obligation under the Scheme or the Deed Poll to issue, and will not issue, any New Topco Shares or CDIs to any Ineligible Overseas Anaconda Shareholder. Instead, after the Scheme Record Date, but prior to Scheme Implementation, the Anaconda Shares held by each Ineligible Overseas Anaconda Shareholder on the Scheme Record Date will be transferred to a nominee appointed by Anaconda (the “Sale Nominee”), for the Sale Nominee to deal with the CDIs issued to it in accordance with the terms of the Scheme.
(b) Anaconda must appoint the Sale Nominee at least five Business Days prior to the Scheme Meeting.
(c) The terms of appointment of the Sale Nominee under Section 1.4(a) must provide:
(i) for the Sale Nominee to deal with the CDIs to which each Ineligible Overseas Anaconda Shareholder would otherwise be entitled to be issued, in accordance with the requirements of the Scheme; and
(ii) without limiting paragraph (i), that if (y) the Scheme is terminated in accordance with its terms or (z) if Scheme Implementation has not occurred within five Business Days after the Scheme Record Date (or such later time determined by Anaconda in its sole discretion), the Anaconda Shares transferred to and held by the Sale Nominee in respect of each Ineligible Overseas Anaconda Shareholder must be remitted to the relevant Ineligible Overseas Anaconda Shareholders.
Section 1.5. Treatment of Anaconda Equity Awards.
(a) Anaconda must ensure that the following actions are taken by the Anaconda Board of Directors in relation to the performance right awards outstanding on the Scheme Effective Date with respect to Anaconda Shares (“Outstanding Performance Rights”):
(i) on the Scheme Effective Date, each holder of Outstanding Performance Rights that are outstanding and unvested as of immediately prior to the Scheme Effective Date (including, for the avoidance of doubt, any Outstanding Performance Rights granted in accordance with Section 5.2(b)(iii) in respect of Anaconda’s fiscal year 2024) (the “Unvested Performance Rights”) will have their Unvested Performance Rights vest in the proportion determined by the Anaconda Board (with any performance conditions deemed to have been met); and the remaining unvested portion of such Unvested Performance Rights must immediately lapse and be of no further effect, provided that:
(A) no less than 60% and no more than 70% of the aggregate number of Unvested Performance Rights that are held by employees whose role is not being made redundant in connection with the Transactions will vest on the Scheme Effective Date;
(B) up to 100% of the aggregate number of Unvested Performance Rights that are held by employees whose role will be made redundant in connection with the Transactions will vest on the Scheme Effective Date, provided that a list of such employees (and a schedule of the Unvested Performance Rights held by such employees) shall be provided by Anaconda to Lion at least five days prior to the Scheme Effective Date; and
(C) prior to the Scheme Record Date, Anaconda will issue Anaconda Shares due to each holder of an Anaconda Performance Right that has vested (in whole or in part) in accordance with this Section 1.5(a)(i) as the case may be; and
(ii) Prior to the Scheme Effective Date, Anaconda shall take all actions necessary or appropriate to effectuate the treatment of Outstanding Performance Rights contemplated by this Section 1.5, including:
(A) obtaining any necessary consents or approvals;
(B) providing any necessary notices or communications to holders or other Persons; and
(C) adopting any necessary or appropriate resolutions of the Anaconda Board of Directors (or any applicable committee thereof).
(b) As soon as practicable following the Scheme Implementation Date and prior to the grant of the Replacement Awards, New Topco shall file with the SEC a registration statement on an appropriate form or a post-effective amendment to a registration statement previously filed under the Securities Act (in either case, the “New Topco S-8”) with respect to a number of New Topco Shares at least equal to the number of New Topco Shares subject to the Replacement Awards and shall maintain the effectiveness of such statement while such awards remain outstanding.
(c) As soon as practicable following the Scheme Implementation Date, New Topco shall grant to any employee of New Topco or its applicable Subsidiary, such number of replacement awards (“Replacement Awards”) equal to the number of Outstanding Performance Rights previously held by such employee that lapsed in accordance with Section 1.5(a)(i), provided that (i) the Replacement Awards shall be substantially comparable in value to the corresponding Outstanding Performance Rights as of immediately prior to the Scheme Effective Date, (ii) the Replacement Awards shall be with respect to New Topco Shares and (iii) if the employment of a holder of a Replacement Award is terminated as a result of redundancy within 12 months following the Scheme Implementation Date, then such Replacement Awards shall vest in full upon such termination, subject to such holder executing and not revoking a release in favor of New Topco.
ARTICLE II.
THE MERGER
Section 2.1. Appointment of Exchange Agent. Prior to the Effective Time, New Topco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Lion and Anaconda (the “Exchange Agent”) to act as exchange agent for the Merger and to deliver the Merger Consideration to former Lion Stockholders in accordance with the terms hereof. New Topco shall enter into an exchange agent agreement in form and substance reasonably satisfactory to Lion and Anaconda with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.
Section 2.2. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “Delaware Code”), at the Effective Time, U.S. Merger Sub shall be merged with and into Lion, whereupon the separate existence of U.S. Merger Sub shall cease, and Lion shall continue as the surviving corporation (Lion, as the surviving corporation in the Merger, the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation shall be a wholly owned Subsidiary of New Topco. The Merger shall have the effects provided in this Agreement and as specified in the Delaware Code.
Section 2.3. Merger Closing. Subject to the satisfaction of the conditions set forth in Section 7.2 (or, to the extent permitted by applicable Law, waiver of such conditions by the Party or Parties entitled to the benefit thereof), the closing of the Merger (the “Merger Closing”) will take place via the exchange of electronic signatures and documents, at the offices of Davis Polk & Wardwell LLP, 450 Lexington Ave, New York, New York 10017, as promptly as practicable following the Scheme Implementation in accordance with the Steps Plan.
Section 2.4. Effective Time. At the Merger Closing, a certificate of merger satisfying the applicable requirements of the Delaware Code (the “Certificate of Merger”) shall be duly executed and filed with the Secretary of State of the State of Delaware as provided in the Delaware Code and the Parties shall make any other filings, recordings or publications required to be made by Lion or U.S. Merger Sub under the Delaware Code in connection with the Merger. The Certificate of Merger, as filed with the Secretary of State of the State of Delaware, shall specify that the Merger shall become effective at such time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such other time as Anaconda and Lion may mutually agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).
Section 2.5. Governing Documents of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Lion shall be amended and restated to be in the form of the certificate of incorporation of U.S. Merger Sub, as in effect immediately prior to the Effective Time (except that all references therein to U.S. Merger Sub shall be references to the Surviving Corporation, the provisions relating to the incorporation of U.S. Merger Sub shall be omitted and as otherwise required by Section 6.4) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until (subject to Section 6.4) thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Lion Bylaws shall be amended and restated to be in the form of the bylaws of U.S. Merger Sub, as in effect immediately prior to the Effective Time (except that all references therein to U.S. Merger Sub shall be references to the Surviving Corporation and as otherwise required by Section 6.4), and, as so amended and restated, shall be the bylaws of the Surviving Corporation until (subject to Section 6.4) thereafter changed or amended as provided therein or by applicable Law.
Section 2.6. Directors and Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the directors of U.S. Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Lion immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the certificate of incorporation and bylaws of the Surviving Corporation and by applicable Law.
Section 2.7. Treatment of Capital Stock.
(a) Treatment of Lion Shares. Except as otherwise provided in Section 2.9, and subject to Section 2.7(e), Section 2.8(h) and Section 2.10, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Lion or U.S. Merger Sub, each Lion Share issued and outstanding immediately prior to the Effective Time, other than the Lion Excluded Shares (the “Lion Eligible Shares”), shall be automatically converted into the right to receive a number of validly issued, fully paid and non-assessable New Topco Shares equal to the Merger Exchange Ratio (the “Merger Consideration”). “Lion Excluded Shares” means each Lion Share held as treasury stock immediately prior to the Effective Time by Lion and each Lion Share held by any Lion Subsidiary.
(b) Conversion of Lion Eligible Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Lion or U.S. Merger Sub, all of the Lion Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each holder of Lion Eligible Shares shall cease to have any rights with respect thereto, except the right to receive (without any interest thereon) (i) the Merger Consideration pursuant to this Article II, (ii) any dividends or other distributions pursuant to Section 2.8(g) and (iii) any Fractional Share Consideration.
(c) Cancellation of Lion Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Lion or U.S. Merger Sub, all Lion Excluded Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(d) Treatment of U.S. Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Lion or U.S. Merger Sub, each issued and outstanding share of common stock, $0.001 par value per share, of U.S. Merger Sub shall be automatically converted into, and become, one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation, and shall be held by New Topco.
(e) Adjustment to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Lion Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any number or amount contained in this Agreement which is based upon the price or number of the Lion Shares (including the Merger Consideration) shall be correspondingly adjusted to provide the holders of Lion Shares the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, nothing in this Section 2.7(e) shall be construed to permit Lion or any of its Subsidiaries to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
Section 2.8. Payment for Securities; Surrender of Certificates.
(a) Exchange Fund. At or prior to the Effective Time, New Topco shall deliver to the Exchange Agent New Topco Shares in book-entry form equal to the aggregate Merger Consideration for the sole benefit of the holders of Lion Eligible Shares (such New Topco Shares, together with any dividends or other distributions paid to the Exchange Agent pursuant to Section 2.8(g), the “Exchange Fund”). New Topco shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and any amounts payable in respect of dividends or other distributions on the New Topco Shares in accordance with Section 2.8(g), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. To the extent cash is deposited in the Exchange Fund as contemplated by Section 2.8(g) or with respect to the Fractional Share Consideration, such cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by New Topco (with the advance written consent of Lion and Anaconda, such consent not to be unreasonably withheld, conditioned or delayed by Lion or Anaconda).
(b) Letter of Transmittal. As promptly as practicable after the Effective Time, New Topco and the Surviving Corporation shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of Lion Eligible Shares that are Certificates or Book-Entry Shares not held through the Depositary Trust Company (“DTC”) notice advising such holder of the effectiveness of the Merger, including (i) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.8(f)) or transfer such the Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such materials to be in such form and have such other provisions as Anaconda may reasonably specify (the “Letter of Transmittal”), and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) or transferring such Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, the Fractional Share Consideration (if any) and any dividends or distributions to which the holder has the right to receive pursuant to Section 2.8(g). With respect to Book-Entry Shares held through DTC, Lion and Anaconda shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as reasonably practicable following the Effective Time, upon surrender of Lion Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, the Fractional Share Consideration (if any) and any dividends or distributions to which the holder has the right to receive pursuant to Section 2.8(g).
(c) Procedures for Surrender.
(i) After the Effective Time, and (x) upon surrender to the Exchange Agent of Lion Eligible Shares that are Certificates, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 2.8(f)) in accordance with the terms of the Letter of Transmittal and accompanying instructions, (y) upon the transfer of Lion Eligible Shares that are Book-Entry Shares not held through DTC, in accordance with the terms of the Letter of Transmittal and accompanying instructions or (z) upon the transfer of Lion Eligible Shares that are Book-Entry Shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures, in each case, the holder of such Lion Eligible Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to deliver to each such holder (subject to Section 2.8(e)), (A) the number of New Topco Shares (in book-entry form) in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 2.7 (after taking into account all Lion Eligible Shares then held by such holder), (B) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.8(g), and (C) as and when available, any Fractional Share Consideration which such holder has the right to receive.
(ii) No interest will be paid or accrued on any amount payable upon due surrender of the Lion Eligible Shares, and any Certificates formerly representing Lion Eligible Shares that have been so surrendered shall be cancelled by the Exchange Agent. The New Topco Shares issued and paid in accordance with the terms of this Section 2.8 upon conversion of any Lion Eligible Shares (together with the Fractional Share Consideration (if any) and any dividends or distributions which a holder has the right to receive pursuant to Section 2.8(g)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Lion Eligible Shares.
(iii) If any portion of the Merger Consideration is to be paid to a transferee other than the Person in whose name the surrendered Certificate (in the case of Lion Eligible Shares that are Certificates) is registered, the proper number of New Topco Shares may be transferred by the Exchange Agent to such a transferee only if (A) the Certificates formerly representing such Lion Eligible Shares are surrendered to the Exchange Agent, and (B) the Certificates are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to New Topco and the Exchange Agent. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. If any New Topco Shares are to be delivered to a Person other than the holder in whose name any Lion Eligible Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of New Topco Shares to a Person other than the registered holder of any Lion Eligible Shares, or shall establish to the satisfaction of New Topco and the Exchange Agent that such Tax has been paid or is not applicable.
(d) Transfer Books; No Further Ownership Rights in Lion Shares. At the Effective Time, the stock transfer books of Lion shall be closed and thereafter there shall be no further registration of transfers of Lion Shares on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Lion Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e) Termination of Exchange Fund; No Liability. At any time following the 12-month anniversary of the Effective Time, New Topco shall be entitled to require the Exchange Agent to deliver to New Topco any funds (including any interest received with respect thereto) or New Topco Shares remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and New Topco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any dividends or other distributions on New Topco Shares in accordance with Section 2.8(g) and any Fractional Share Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.8(b), without any interest thereon. Notwithstanding the foregoing, (i) none of the Surviving Corporation, New Topco or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law and (ii) any portion of the Merger Consideration or other cash that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to such time that the Merger Consideration or such cash would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of New Topco, free and clear of all claims or interests of any Person previously entitled thereto.
(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by New Topco or the Exchange Agent, the posting by such holder of a bond in such amount as New Topco or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.7, any amount payable in respect of Fractional Share Consideration and any dividends or other distributions on such New Topco Shares in accordance with Section 2.8(g), in each case without any interest thereon.
(g) Dividends or Distributions with Respect to New Topco Shares. No dividends or other distributions with respect to New Topco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the New Topco Shares issuable hereunder. All such dividends and other distributions shall instead be paid by New Topco to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law and Section 2.10, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New Topco Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender payable with respect to such New Topco Shares to which such holder is entitled pursuant to this Agreement.
(h) Fractional Shares. No fractional New Topco Shares will be exchanged for any Lion Shares. Notwithstanding any other provision of this Agreement, each holder of Lion Shares whose Lion Shares were validly converted into the right to receive New Topco Shares and who would otherwise have been entitled to receive a fraction of a New Topco Share (after aggregating all Lion Shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof, cash (without interest) (the “Fractional Share Consideration”) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent for the account of all such holders of New Topco Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. The proceeds resulting from the sale of the Excess Offer Shares shall be free of commissions, transfer Taxes and other out-of-pocket transaction costs. The net proceeds of such sale will be distributed to the holders of Lion Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional New Topco Shares will be determined on the average net proceeds per New Topco Share. Any such sale shall be made within ten Business Days after the Effective Time, or such shorter period as may be required by applicable Law.
Section 2.9. Treatment of Lion Equity Awards.
(a) Lion RSUs.
(i) At the Effective Time and unless otherwise agreed with a particular holder as of the date hereof, each outstanding time-vested restricted stock unit (or portion thereof) with respect to Lion Shares (“Lion RSU”) (including, for the avoidance of doubt, any Lion Interim RSU) shall be assumed by New Topco (each, a “Lion Assumed RSU”). Each Lion Assumed RSU shall be subject to substantially the same terms and conditions as applied to the related Lion RSU immediately prior to the Effective Time, except that (x) the Lion Shares subject to such Lion Assumed RSUs shall be converted into the right to receive, upon vesting, a number of New Topco Shares equal to the product of (A) the number of Lion Shares underlying such Lion Assumed RSUs immediately prior to the Effective Time, multiplied by (B) the Merger Exchange Ratio; and (y) each Lion Assumed RSU shall be subject to clause (ii) below.
(ii) At the Effective Time and unless otherwise agreed with a particular holder as of the date hereof, any Lion Assumed RSU that is unvested and outstanding as of the date hereof (excluding, for the avoidance of doubt, any Lion Interim RSU) shall vest on a pro rata basis, with the numerator being the number of days starting immediately after the vesting commencement date of such Lion RSUs and ending on the Effective Time and the denominator of which is the number of days comprising the vesting period applicable to such Lion Assumed RSUs and the resulting number rounded down to the nearest whole share (to the extent any Lion Assumed RSUs so vest, the “Lion Cancelled RSUs”). At the Effective Time or as soon as practicable thereafter, each Lion Cancelled RSU shall be canceled in exchange for the right to receive the Merger Consideration, plus the Fractional Share Consideration (if any).
(b) Lion PSUs. At the Effective Time and unless otherwise agreed with a particular holder as of the date hereof, each outstanding performance-based restricted stock unit (or portion thereof) with respect to Lion Shares (“Lion PSU”) (including, for the avoidance of doubt, any Lion Interim PSU) shall fully vest, with the number of Lion Shares subject to such Lion PSUs for purposes of this Section 2.9(b) determined based on the achievement of the higher of target or actual performance. At the Effective Time or as soon as practicable thereafter, each Lion PSU shall be canceled in exchange for the right to receive the Merger Consideration, plus the Fractional Share Consideration (if any).
(c) Lion Options. At the Effective Time and unless otherwise agreed with a particular holder as of the date hereof, each outstanding stock option (whether vested or unvested) with respect to Lion Shares (the “Lion Option”) (including, for the avoidance of doubt, any Lion Interim Option) shall be assumed by New Topco (each, a “Lion Assumed Option”). Each Lion Assumed Option shall be subject to substantially the same terms and conditions as applied to the related Lion Option immediately prior to the Effective Time, except that (x) each such Lion Assumed Option will be converted into a stock option to acquire a number of New Topco Shares equal to the product of (i) the number of Lion Shares underlying such Lion Assumed Option immediately prior to the Effective Time, multiplied by (ii) the Merger Exchange Ratio (rounded down to the nearest whole share); and (y) the exercise price per New Topco Share shall be equal to the product of (i) the original exercise price per share of a Lion Share when such Lion Assumed Option was granted, divided by (ii) the Merger Exchange Ratio (rounded up to the nearest whole cent). The assumption of Lion Assumed Options pursuant to this Section shall be effected in a manner that satisfies the requirements of Section 409A of the Code and this Section 2.9(c) will be construed consistent with this intent.
(d) Lion Director RSUs. Notwithstanding anything to the contrary in Section 2.9(a), immediately prior to the Effective Time, any outstanding time-vested restricted stock unit (or portion thereof) held by any Lion non-employee directors with respect to Lion Shares (“Lion Director RSU”) shall vest in full (to the extent any Lion Director RSUs so vest, the “Lion Cancelled Director RSUs”). At the Effective Time, each Lion Cancelled Director RSU shall be cancelled and converted into the right to receive, at the Effective Time from New Topco, or as soon as practicable thereafter, an amount in cash equal to (i) the number of shares of Lion Shares subject to such Lion Cancelled Director RSUs immediately prior to the Effective Time, multiplied by (ii) the higher of (A) the first available closing price of the Merger Consideration and (B) the closing price per share of Lion Shares as reported in the New York Stock Exchange, on the last trading day preceding the Closing Date.
(e) As soon as practicable following the Effective Time, the New Topco S-8 shall register a number of shares at least equal to the number of New Topco Shares subject to the Lion Assumed RSUs and Lion Assumed Options, and New Topco shall maintain the effectiveness of such statement while such awards remain outstanding.
Section 2.10. Withholding. Anaconda, Lion, New Topco and the Surviving Corporation shall each be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts payable pursuant to this Agreement, such amounts as are required to be withheld or deducted with respect to such payment under the Code, or any applicable provisions of state, local or U.S. or non-U.S. Law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any of Anaconda, Lion, New Topco or the Surviving Corporation becomes aware of any withholding obligation with respect to any non-compensatory payment hereunder, then such party shall provide prompt notice thereof to the other parties, and Anaconda, Lion, New Topco and the Surviving Corporation shall use commercially reasonable efforts to provide such forms or other information reasonably requested by other parties that are reasonably necessary to establish any exemption from or reduction of withholding Taxes. The Parties agree that Lion or New Topco may, together with Anaconda, approach the ATO to obtain clarification that no withholding under Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth) is required in respect of the Scheme and that each of Anaconda, Lion and New Topco (as applicable) will provide all information and assistance reasonably required to make that approach. The Parties agree to provide each other a reasonable opportunity to review the form and content of all materials to be provided to the ATO and reasonably consider each other’s comments on those materials in good faith.
ARTICLE III.
REPRESENTATIONS AND
WARRANTIES OF LION
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Anaconda by Lion at the time of entering into this Agreement (the “Lion Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Lion Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or as disclosed in the Lion SEC Documents filed or furnished with the SEC or any document lodged or filed with, or information available from, any register or site maintained by any Governmental Entity (other than an Argentinian Governmental Entity) regulating the activities and operations of Lion or any Lion Subsidiary since January 1, 2018 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Lion hereby represents and warrants to Anaconda as follows (it being understood and agreed that any representations and warranties contained in this Article III with respect to Nemaska (other than those representations and warranties set forth in Section 3.27) shall be deemed to be made only to the extent of Lion’s knowledge with respect thereto, regardless of whether such representation or warranty expressly includes such a qualification):
Section 3.1. Qualification, Organization, etc. Each of Lion, New Topco and each Lion Subsidiary is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect. As of the Merger Closing, each of Irish IntermediateCo and U.S. Merger Sub will be a legal entity duly organized, validly existing and, where relevant in good standing under the Laws of its respective jurisdiction of organization, and will have all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as then conducted and will be qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect. To the extent not publicly available, (a) Lion has made available to Anaconda true and complete copies of the Lion Certificate and the Lion Bylaws and New Topco has made available to Anaconda the memorandum of association and articles of association of New Topco, in each case as amended through and as in effect on the date of this Agreement, and (b) as of the Sanction Date, New Topco will have made available to Anaconda the constitution of Irish IntermediateCo and the certificate of incorporation and bylaws of U.S. Merger Sub (clauses (a) and (b), collectively, the “Lion Governing Documents”). The Lion Governing Documents with respect to Lion and New Topco are in full force and effect and neither of Lion or New Topco is in violation of the Lion Governing Documents in any material respect. As of the Sanction Date, the Lion Governing Documents with respect to Irish IntermediateCo and U.S. Merger Sub will be in full force and effect and neither of Irish IntermediateCo or U.S. Merger Sub will be in violation of the Lion Governing Documents in any material respect.
Section 3.2. Capitalization.
(a) The authorized capital stock of Lion consists of 2,000,000,000 Lion Shares and 50,000,000 shares of preferred stock, par value $0.001 per share (“Lion Preferred Stock”). As of the close of business on May 8, 2023 in Philadelphia, Pennsylvania, United States of America (such date and time, the “Lion Capitalization Date”), (i) (A) 179,687,880 Lion Shares were issued and outstanding (with fractional shares 0.5 and above rounded up), (B) 105,897 Lion Shares were held in treasury (with fractional shares below 0.5 rounded down) and (C) no Lion Shares were held by Subsidiaries of Lion, (ii) 10,683,837 Lion Shares were reserved and available for issuance pursuant to the Lion Equity Plan, including (A) 957,654 Lion Shares reserved and available for issuance pursuant to the outstanding Lion RSUs, (B) 260,502 Lion Shares subject to issuance pursuant to the Lion PSUs (based upon the maximum number of Lion Shares issuable upon settlement of outstanding Lion PSUs) and (C) 2,243,103 Lion Shares subject to issuance pursuant to outstanding Lion Options, and (iii) no shares of Lion Preferred Stock were issued or outstanding or held in treasury. All of the outstanding Lion Shares are, and all Lion Shares reserved for issuance as noted above shall be, at the time of issuance, duly authorized, validly issued, fully paid and non-assessable. From the Lion Capitalization Date to the date of this Agreement, Lion has not issued any Lion Shares except pursuant to the settlement of Lion Equity Awards outstanding as of the Lion Capitalization Date, in accordance with their terms, and has not issued any Lion Preferred Stock. Except as set forth in this Section 3.2(a), as of the date of this Agreement, Lion has no shares of capital stock or other equity interests issued or outstanding other than (i) the Lion Shares that were outstanding on the Lion Capitalization Date and (ii) Lion Shares that were reserved for issuance as set forth in this Section 3.2(a) as of the Lion Capitalization Date and have become outstanding after the Lion Capitalization Date. Except as set forth in this Section 3.2(a), as of the date of this Agreement, Lion has no shares of capital stock or other equity interests reserved for issuance.

(b) As of the date of this Agreement and the Sanction Date, the authorized share capital of New Topco consists of $10,000 divided into 10,000 New Topco Shares. As of the date of this Agreement, one New Topco Share has been issued and is owned by the Person set forth on Section 3.2(b) of the Lion Disclosure Letter, free and clear of all Liens. As of the Sanction Date and immediately prior to the Scheme Implementation, all of the issued New Topco Shares will be owned in accordance with the Steps Plan, free and clear of all Liens. As of the date of this Agreement, the Sanction Date and immediately prior to the Scheme Implementation, each of the issued and outstanding New Topco Shares or other issued and outstanding equity securities of New Topco has been and will be duly authorized and validly issued and is fully paid and nonassessable. The New Topco Shares to be issued pursuant to the Scheme and the Merger in accordance with Article I and Article II will be duly authorized, validly issued, fully paid and nonassessable and not subject to pre-emptive rights.
(c) As of the Sanction Date and immediately prior to the Merger Closing, (i) all of the issued shares of Irish IntermediateCo will be duly authorized, validly issued, fully paid and nonassessable, and (ii) all of the outstanding shares of capital stock or other outstanding equity securities of U.S. Merger Sub will be duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock or other outstanding equity securities of Irish IntermediateCo will be, immediately prior to the Merger Closing, owned directly by New Topco, free and clear of all Liens. All of the outstanding shares of capital stock or other outstanding equity securities of U.S. Merger Sub will be, as of the Sanction Date, owned directly by Irish IntermediateCo and, immediately prior to the Merger Closing, owned directly by Irish IntermediateCo and indirectly by New Topco, in each case free and clear of all Liens.
(d) Except as set forth on Section 3.2(d) of the Lion Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Lion Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned solely by Lion or by a direct or indirect wholly owned Lion Subsidiary, free and clear of all Liens.
(e) New Topco (i) was formed solely for the purpose of entering into the Transactions and (ii) since the date of its formation has not conducted any business and has no, and prior to the Scheme Implementation and the Merger Closing will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. Each of Irish IntermediateCo and U.S. Merger Sub (i) will be formed solely for the purpose of entering into the Transactions and (ii) from the date of its formation until the Merger Closing will not conduct any business and will not have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(f) Except as set forth in Section 3.2(a) and Section 3.2(f) of the Lion Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate Lion or any Lion Subsidiary to: (i) issue, transfer or sell any shares in the capital or other equity interests of Lion or any Lion Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Lion or a wholly owned Lion Subsidiary); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (iii) redeem or otherwise acquire any such shares in its capital or other equity interests.
(g) Except as set forth on Section 3.2(g) of the Lion Disclosure Letter, neither Lion nor any Lion Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Lion Stockholders or any Lion Subsidiary on any matter.
(h) There are no voting trusts or other agreements or understandings to which Lion or any Lion Subsidiary is a party with respect to the voting of the shares of capital stock or other equity interest of Lion or any Lion Subsidiary.
(i) Section 3.2(i) of the Lion Disclosure Letter sets forth, as of the date of this Agreement, (i) each Lion Subsidiary and the ownership interest of Lion in each Lion Subsidiary and (ii) any other Person in which Lion or any of the Lion Subsidiaries own capital stock or other equity interest.

(j) Except as set forth in Section 3.2(a) and Section 3.2(j) of the Lion Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate Lion or any Lion Subsidiary to (i) provide a material capital contribution to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person that is not a Lion Subsidiary; or (ii) make any payment to any Person the value of which is derived from, or calculated based on, the value of Lion Shares, Lion Preferred Stock or any other Lion equity interests or any equity interests of any Lion Subsidiary.
Section 3.3. Corporate Authority Relative to this Agreement; No Violation.
(a)
(i) Lion has all requisite corporate power and authority to enter into this Agreement and, assuming the Lion Stockholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions to which it is or is contemplated to be a party, including the Merger. The execution, delivery and performance by Lion of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Lion Board of Directors and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Lion or any Lion Subsidiary are necessary to authorize the consummation of the Transactions other than, with respect to the Merger, obtaining the Lion Stockholder Approval. As of the date of this Agreement, the Lion Board of Directors has unanimously adopted resolutions (i) declaring that this Agreement and the consummation of the Transactions are advisable and fair to, and in the best interests of, Lion and the Lion Stockholders, (ii) approving this Agreement and the Transactions, (iii) authorizing the execution, delivery and performance of this Agreement on its terms, (iv) directing that this Agreement be submitted to a vote at the Lion Special Meeting and (v) making the Lion Board Recommendation. This Agreement has been duly and validly executed and delivered by Lion and constitutes the valid and binding agreement of Lion, enforceable against Lion in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (1) and (2), the “Enforceability Exceptions”).
(ii) New Topco has all requisite corporate power and authority to enter into this Agreement and the Deed Poll and, assuming all Conditions are satisfied (or waived, if permitted) and, if required, the approvals for the New Topco Capital Increase are obtained, to perform its obligations (x) hereunder and to consummate the Transactions to which it is or is contemplated to be a party and (y) under the Deed Poll. The execution, delivery and performance by New Topco of this Agreement and the Deed Poll and the consummation of the Transactions have been duly and validly authorized, and, except as contemplated by this Agreement, no other corporate proceedings on the part of New Topco is necessary to authorize the consummation of the Transactions. Subject to the Enforceability Exceptions, this Agreement has been duly and validly executed and delivered by New Topco and constitutes the valid and binding agreement of New Topco, enforceable against New Topco in accordance with its terms.
(iii) Upon the execution of the Joinder Agreements, Irish IntermediateCo and U.S. Merger Sub will each have all requisite corporate power and authority to enter into the Joinder Agreements and this Agreement and, assuming all Conditions are satisfied (or waived, if permitted), to perform its obligations hereunder and to consummate the Transactions to which it is or is contemplated to be a party. The execution, delivery and performance by each of Irish IntermediateCo and U.S. Merger Sub of the Joinder Agreements when executed and delivered, and the performance by each of Irish IntermediateCo and U.S. Merger Sub of this Agreement when it is a Party, and the consummation of the Transactions when it is a Party will have been duly and validly authorized, except for the adoption of this Agreement by the sole stockholder of U.S. Merger Sub (the “Merger Sub Stockholder Approval”), which will occur promptly following the execution of the Joinder Agreements by U.S. Merger Sub. Subject to the Enforceability

Exceptions, when executed and delivered by each of Irish IntermediateCo and U.S. Merger Sub, each such Joinder Agreement will be duly executed and delivered by Irish IntermediateCo and U.S. Merger Sub and will constitute the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms.
(b)
(i) The execution, delivery and performance by Lion of this Agreement and the consummation by Lion of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filings, consents, approvals, authorizations, clearances or other actions under the Antitrust Laws or the Investment Screening Laws applicable to the Transactions and the expiration or termination of any applicable waiting periods thereunder, (iii) the filing with the SEC of the Proxy Statement and any amendments or supplements thereto, and other filings required under, and compliance with any applicable requirements of the Securities Act, Exchange Act and any other applicable securities laws, (iv) compliance with any applicable requirements of the NYSE, (v) compliance with any applicable requirements of the Jersey Financial Services Commission and (vi) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
(ii) The execution, delivery and performance by the New Topco Parties of this Agreement and the consummation by the New Topco Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, the approval of the Court of the Scheme and the filing of the Court Order with ASIC, (ii) the filings, consents, approvals, authorizations, clearances or other actions under the Antitrust Laws or the Investment Screening Laws applicable to the Transactions and the expiration or termination of any applicable waiting periods thereunder, (iii) the filing with ASIC and the Court of the Scheme Booklet and any amendments or supplements thereto, (iv) the filing with the SEC of the Form S-4 and any amendments or supplements thereto and other filings required under, and compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws, (v) compliance with any applicable requirements of ASIC, the Court, the NYSE and the Jersey Financial Services Commission and (vi) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
(c) The execution, delivery and performance by Lion and the New Topco Parties of this Agreement and, in the case of New Topco, the Deed Poll, and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Lion Governing Documents or the comparable governing instruments of any Lion Subsidiary, (ii) assuming that the consents, approvals and filings referred to in Section 3.3(b) are made and obtained and receipt of the Lion Stockholder Approval and the Merger Sub Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming that the consents, approvals and filings referred to in Section 3.3(b) are made and obtained and receipt of the Lion Stockholder Approval and the Merger Sub Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Lion or any Lion Subsidiary is entitled under any provision of any Lion Material Contract or (iv) result in the creation or imposition of any Lien on any asset of Lion or any Lion Subsidiary other than any Lion Permitted Liens, with only such exceptions, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
Section 3.4. Reports and Financial Statements.
(a) Lion and each Lion Subsidiary has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2021 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, together with any exhibits and schedules thereto and any information incorporated by reference therein, in each case as amended since the date of their filing and prior to the date hereof, collectively the “Lion Filings”). Each of the Lion Filings, at the

time of its filing or being furnished complied or, if not yet filed or furnished, will at the time of being filed or furnished comply, in each case, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Lion Filings, and the applicable requirements of the NYSE. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Lion Filings did not, and each Lion Filing filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, to Lion’s knowledge, none of the Lion Filings is the subject of ongoing SEC review, inquiry, investigation or challenge or the subject of any outstanding or unresolved SEC comments.
(b) Each of the audited and unaudited consolidated financial statements included in or incorporated by reference into the Lion Filings (including the related notes and schedules) fairly presents or, in the case of the Lion Filings filed after the date of this Agreement, will fairly present, in each case, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Lion and the Lion Subsidiaries, as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, normal and recurring year-end audit adjustments that are not and will not be material in amount or effect).
Section 3.5. Internal Controls and Procedures. Lion has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to Lion and the Lion Subsidiaries and as otherwise as required by Rule 13a-15 or 15d-15 under the Exchange Act. Lion’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Lion in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Lion’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, Lion, each Lion Subsidiary and each of their respective officers and directors in their capacities as such are in compliance with, and, since the Applicable Date, have complied with, the applicable provisions of Sarbanes-Oxley Act and the Exchange Act. Based on its evaluation of internal controls over financial reporting for the fiscal year ending December 31, 2022, Lion’s management has disclosed to Lion’s auditors and the audit committee of the Lion Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Lion’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Lion’s internal control over financial reporting. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from any current or former employee of Lion or any Lion Subsidiary regarding questionable accounting, auditing or legal compliance matters have, to the knowledge of Lion, been received by Lion.
Section 3.6. No Undisclosed Liabilities. There are no obligations or liabilities of Lion or any Lion Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case other than (i) liabilities or obligations disclosed, reflected or reserved against in the consolidated balance sheet of Lion as of December 31, 2022, and the notes thereto set forth in Lion’s annual report on Form 10-K for the fiscal year ended December 31, 2022, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2022, (iii) liabilities or obligations arising out of this Agreement (and which do not arise out of a breach by Lion of any representation or warranty or covenant in this Agreement), or (iv) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.

Section 3.7. Compliance with Laws; Permits.
(a) Lion and each Lion Subsidiary is, and since the Applicable Date has been, in compliance with and is not, and since the Applicable Date has not been, in default under, or in violation of, any Law or Order applicable to Lion, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
(b) Lion and the Lion Subsidiaries are, and since the Applicable Date have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, registrations, concessions, approvals and orders of any Governmental Entity necessary for Lion and the Lion Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Lion Permits”), except where the failure to have any of the Lion Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect. All Lion Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect. Lion and each Lion Subsidiary is in compliance with all Lion Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
(c) Neither Lion nor any Lion Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
Section 3.8. Environmental Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect: (a) Lion and the Lion Subsidiaries are now, and have been since the Applicable Date, in compliance with all Environmental Laws and Environmental Permits; (b) neither Lion nor any Lion Subsidiary has treated, stored, handled, manufactured, generated, distributed, sold, disposed of or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would result in liability under any Environmental Law; (c) neither Lion nor any Lion Subsidiary has, since the Applicable Date (or earlier to the extent unresolved), received any notice alleging that Lion or any Lion Subsidiary may be in violation of or subject to liability, and there is no claim, Proceeding, demand, Lien, Order, investigation or information request current, pending or, to the knowledge of Lion, threatened against Lion or any Lion Subsidiary, under any Environmental Law or relating to any Hazardous Substances; and (d) neither Lion nor any Lion Subsidiary has assumed or provided an indemnity with respect to any current or pending obligation or liability of any other Person relating to Environmental Laws or any Hazardous Substances (excluding any indemnities included in Contracts entered into in the ordinary course of business that are not principally related to environmental liabilities).
Section 3.9. Employee Benefit Plans.
(a) Section 3.9(a) of the Lion Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each material Lion Benefit Plan. With respect to each material Lion Benefit Plan, Lion has made available to Anaconda true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, the current plan document, all amendments thereto and the most recent summary or a summary plan description provided to participants.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, (i) each of the Lion Benefit Plans has been established, funded, operated and administered in compliance with its terms and in accordance with applicable Laws; (ii) except as reflected in their terms, no Lion Benefit Plan provides benefits, including death or medical or other welfare benefits (whether or not insured), with respect to current or former employees or directors of Lion or any Lion Subsidiary (or their dependents or beneficiaries) beyond their retirement or other termination of service, other than coverage mandated by applicable Laws; (iii) there are no current, pending, or to the knowledge of Lion, threatened Proceedings (other than routine claims for benefits) with respect to any of the Lion Benefit Plans; (iv) Lion and the Lion Subsidiaries have complied with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010; and (v) no event has occurred with respect to any Lion Benefit Plan that has resulted in a Tax under Chapter 43 of the Code.

(c) Except as set forth on Section 3.9(c) of the Lion Disclosure Letter, no Lion Benefit Plan is, and none of Lion, any of the Lion Subsidiaries or any of their ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to or otherwise has any liability or obligation (contingent or otherwise) with respect to, a: (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA), (iii) plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).
(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, (i) each of the Lion Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current favorable determination letter, or is entitled to rely on an or opinion or advisory letter, as to its qualification and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. A copy of the most recent favorable determination, opinion or advisory letter has been provided or made available to Anaconda.
(e) Other than as expressly contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event, including a termination of employment, forgiveness of indebtedness or otherwise) could (i) materially increase any benefits or compensation otherwise payable under any Lion Benefit Plan or (ii) result in any material acceleration of the time of payment, funding or vesting of, or result in the forfeiture of, any compensation or benefits under any Lion Benefit Plan.
(f) Lion is not a party to nor does it have any obligation under any Lion Benefit Plan to “gross up,” “indemnify,” or compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
Section 3.10. Absence of Certain Changes or Events.
(a) Since December 31, 2022, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
(b) To the extent not publicly disclosed, since December 31, 2022 through the date of this Agreement, the business of Lion and the Lion Subsidiaries has been conducted, in all material respects, in the ordinary course of business.
Section 3.11. Investigation; Litigation. There are no civil, criminal or administrative actions, suits, claims, litigation, charges, demands, notices of violation, enforcement actions, hearings, arbitrations, audits, examinations, inquiries, investigations or other proceedings (“Proceedings”) current, pending or, to the knowledge of Lion, threatened against Lion or any Lion Subsidiary, except for those that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to Lion and the Lion Subsidiaries, taken as a whole.
Section 3.12. Tax Matters.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect:
(i) all Tax Returns that are required to be filed by or with respect to Lion or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;
(ii) Lion and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested by Lion or any of its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Lion and its Subsidiaries included in the Lion SEC Documents;
(iii) there is no current, pending or threatened in writing Proceeding with a Governmental Entity with respect to any Taxes of Lion or any of its Subsidiaries;

(iv) neither Lion nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;
(v) in the past two years, neither Lion nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 as relates to Section 355 (or any similar provisions of state, local, or non-U.S. Law);
(vi) no claim has been made in writing by a Governmental Entity in a jurisdiction where any of Lion or its Subsidiaries does not file Tax Returns that such Person is or may be required to filed Tax Returns in, or subject to taxation by, that jurisdiction;
(vii) other than where such item arises or election or change is made in the ordinary course of business, neither Lion nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Scheme Effective Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Scheme Effective Date, (B) any prepaid amount or deferred revenue received on or prior to the Scheme Effective Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) entered into on or prior to the Scheme Effective Date, (D) any “domestic use election” (or analogous concepts under state, local or non-U.S. Law) or (E) a change in the method of accounting for a period ending prior to or including the Scheme Effective Date;
(viii) none of Lion or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or (ii) agreements or arrangements exclusively between or among Lion and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than Lion or any of its wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), transferee or successor liability, or otherwise;
(ix) there are no Liens for Taxes upon any property or assets of Lion or any of its Subsidiaries, except for the Lion Permitted Liens; and
(x) neither Lion nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).
(b) Neither Lion nor any of its Subsidiaries has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger and the Scheme from qualifying for the Intended Tax Treatment or (ii) cause New Topco to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions.
(c) Notwithstanding any other provision in this Agreement, the representations and warranties contained in this Section 3.12 and, to the extent relating to Taxes, Section 3.9 and Section 3.13 are the only representations and warranties being made by Lion and the Lion Subsidiaries with respect to Taxes.
Section 3.13. Labor Matters.
(a) Lion and the Lion Subsidiaries are, and since the Applicable Date, have been, in compliance with all applicable Laws respecting labor, employment and employment practices, including those relating to terms and conditions of employment, wages and hours, occupational safety and health, immigration, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, redundancies, mass layoffs, plant closures, affirmative action, workers’ compensation, labor relations, employee leaves of absence, worker and employee classification, payment and withholding of employment-related Taxes, and unemployment insurance, except where any such failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, since the Applicable Date: (i) Lion and its Subsidiaries have fully and timely paid all wages, salaries, prevailing wages, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, contract, or company policy; and (ii) each individual who has provided services to Lion or its Subsidiaries was properly classified and treated as an independent contractor, consultant, or other service provider for all applicable purposes.
(b) (i) Except as set forth on Section 3.13(b) of the Lion Disclosure Letter, (i) neither Lion nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (“Labor Organization”) and (ii) no employee of Lion or any of its Subsidiaries is represented by a Labor Organization with respect to such employment.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect: (i) there is no unfair labor practice charge current, pending or, to the knowledge of Lion, threatened against Lion or any of its Subsidiaries, (ii) neither Lion nor any Lion Subsidiary is subject to an actual, pending or, to the knowledge of Lion, threatened, labor dispute, strike, slowdown, walkout or work stoppage, nor has Lion or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage since the Applicable Date, (iii) to the knowledge of Lion, there are, and since the Applicable Date have been no organizational campaigns, petitions or other activities or proceedings of any Labor Organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Lion or any of its Subsidiaries or to compel Lion or any of its Subsidiaries to bargain with any such Labor Organization, and (iv) to the knowledge of Lion, there are, and since the Applicable Date have been, no actual or threatened organizational efforts with respect to the formation of a collective bargaining unit or Labor Organization decertification activities involving employees of Lion or any of its Subsidiaries.
Section 3.14. Intellectual Property.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect: (i) Lion or a Lion Subsidiary owns or otherwise possesses a valid and legally enforceable right to use all Intellectual Property used in or necessary for their respective businesses as currently conducted, free and clear of all Liens; (ii) there are no current, pending or, to the knowledge of Lion, threatened claims, actions or Proceedings against Lion or any Lion Subsidiary by any Person (x) alleging infringement, misappropriation or other violations by Lion or any Lion Subsidiary of any third party’s Intellectual Property or (y) challenging the ownership, validity or enforceability of any Intellectual Property owned by Lion or any Lion Subsidiary; (iii) the conduct of the businesses of Lion and the Lion Subsidiaries has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property; (iv) to the knowledge of Lion, no third party has infringed, misappropriated or violated or is infringing, misappropriating or violating any Intellectual Property owned by Lion or any Lion Subsidiary; (v) the Intellectual Property owned by Lion or any of its Subsidiaries is not subject to any outstanding settlement or Order restricting the use, registration, ownership or disposition thereof; (vi) Lion and the Lion Subsidiaries have taken commercially reasonable efforts to maintain and protect all Intellectual Property owned by Lion or any Lion Subsidiary and the integrity and security of Lion’s and the Lion Subsidiaries’ information technology systems, including data stored or contained therein, and there has been no breach of or other unauthorized access to such systems or any theft or loss of any confidential information or Personal Information held by Lion or any Lion Subsidiary; and (vii) neither Lion nor any Lion Subsidiary is bound by any Contract that, upon consummation of the Transactions, will cause or require Lion or Anaconda or any of their Subsidiaries (other than Lion or any of its Subsidiaries, to the extent so bound prior to the Scheme Effective Date) to grant, or cause to be granted, to any third party any right to or with respect to any Intellectual Property owned by any of them prior to the Scheme Effective Date.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, the businesses of Lion and each Lion Subsidiary are being conducted in compliance with all applicable Laws pertaining to privacy, data protection and information security.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, the IT Assets owned, used, or held for use by Lion or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Lion and its Subsidiaries, (ii) since the Applicable Date, have not malfunctioned or failed and (iii) to the knowledge of Lion, are free from any malicious code.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect (i) Lion and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Lion or its Subsidiaries, and (ii) to the knowledge of Lion, there has been no unauthorized access to or unauthorized use of any IT Assets, confidential information, Personal Information or trade secrets owned or held for use by Lion or its Subsidiaries.
Section 3.15. Real Property.
(a) With respect to the real property owned by Lion or any Lion Subsidiary (such property collectively, the “Lion Owned Real Property”), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, either Lion or a Lion Subsidiary has good and marketable fee simple title to such Lion Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable (or that may thereafter be paid without penalty) or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Lion and the Lion Subsidiaries included in the Lion SEC Documents; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts which are not overdue for a period of more than 90 days and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Lion and the Lion Subsidiaries included in the Lion SEC Documents; (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Lion included in the Lion SEC Documents filed with the SEC prior to the date of this Agreement or notes thereto or securing Indebtedness reflected on such balance sheet; (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Lion included in the Lion SEC Documents filed with the SEC prior to the date of this Agreement; (v) that is an easement, covenant, condition or restriction of record or Lien as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of Lion or any of the Lion Subsidiaries; (vi) that is a zoning or other governmentally established Lien as to which no material violation exists or, if such violation exists, as to which the cure of such violation would not materially interfere with the conduct of the business of Lion or any of the Lion Subsidiaries; (vii) that is a railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease regarding any sign as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of Lion or any of the Lion Subsidiaries; (viii) that is an imperfection of title or license, if any, that does not materially impair the use or operation of any real property to which it relates in the conduct of the business of Lion or any of the Lion Subsidiaries; (ix) affecting the underlying fee interest of any Lion Leased Real Property; or (x) set forth in Section 3.15(a) of the Lion Disclosure Letter (any such Lien described in any of clauses (i) through (x), a “Lion Permitted Lien”). Neither Lion nor any of the Lion Subsidiaries has received notice of any current or pending, and to the knowledge of Lion there is no threatened, condemnation proceeding with respect to any Lion Owned Real Property, except proceedings which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Lion Owned Real Property or any portion thereof or interest therein, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, (i) each material lease, sublease and other agreement under which Lion or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Lion Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (ii) no uncured default of a material nature on the part of Lion or, if applicable, its Subsidiary or, to the knowledge of Lion, the landlord thereunder exists with respect to any Lion Leased Real Property and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, Lion and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Lion Leased Real Property, free and clear of all Liens, except for Lion Permitted Liens.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Lion Owned Real Property and the Lion Leased Real Property are in good condition and repair and sufficient for the operation of the business conducted thereon.
Section 3.16. Opinion of Financial Advisor. The Lion Board of Directors has received the opinion of Gordon Dyal & Co., LLC to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Exchange Ratio is fair from a financial point of view to the holders of Lion Shares.
Section 3.17. Required Vote; Takeover Statutes.
(a) The Lion Stockholder Approval is the only vote of holders of securities of Lion required to adopt this Agreement and to consummate the Transactions.
(b) Assuming the accuracy of the representations and warranties in Section 4.24, no Takeover Statute applicable to Lion or its affiliates nor any anti-takeover provision in the Lion Governing Documents is applicable to the Transactions.
Section 3.18. Material Contracts.
(a) Section 3.18 of the Lion Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.18(a) under which Lion or any Lion Subsidiary is bound or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.18(a), in each case whether entered into before, on or after the date of this Agreement, being referred to herein as the “Lion Material Contracts”):
(i) (A) any material joint venture, partnership or other similar Contract and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement relating to Lion or any Lion Subsidiary;
(ii) each Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Lion or any of its Subsidiaries has or could reasonably be expected to have material continuing rights or obligations following the date of this Agreement, including pursuant to any “earn-out” or indemnity;
(iii) each Contract under which Lion or any Lion Subsidiary (x) is granted any license or other right with respect to any Intellectual Property of a third party (excluding licenses to off-the-shelf software), or (y) has granted to a third party any license or other right with respect to any Intellectual Property (excluding non-exclusive licenses granted in the ordinary course of business) and, in each of (x) and (y), which such Contract or Intellectual Property is material to Lion and the Lion Subsidiaries, taken as a whole;
(iv) each Contract that limits the freedom of Lion or any Lion Subsidiary to compete in any line of business or geographic region (including any Contract that requires Lion or any Lion Subsidiary to work exclusively with any Person in any line of business or geographic region, or which by its terms would so limit the freedom of New Topco or its Subsidiaries after the Effective Time), or with any Person, or otherwise restricts the research, development, extraction, manufacture, marketing, distribution or sale of any product by Lion and the Lion Subsidiaries, in each case, in a manner that is material to the business of Lion and the Lion Subsidiaries, taken as a whole, as currently conducted;
(v) each Contract involving the settlement of any Proceeding or threatened Proceeding (or series of related Proceedings) (A) which (x) would reasonably be expected to involve payments after the date hereof in excess of $10,000,000 or (y) would reasonably be expected to impose or currently imposes material monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Lion or any Lion Subsidiary (or, following the Merger Closing, New Topco or any of its Subsidiaries) or (B) which is material to Lion and the Lion Subsidiaries, taken as a whole, and with respect to which material conditions precedent to the settlement have not been satisfied as of the date hereof;
(vi) each collective bargaining agreement or other similar Contract with any Labor Organization; and
(vii) (A) each loan Contract, promissory note, letter of credit (to the extent drawn) and other evidence of indebtedness for borrowed money in excess of $10,000,000, (B) any mortgages, pledges and other evidences of Liens securing such obligations on any real or other property that is material to Lion and the Lion Subsidiaries, taken as a whole, and (C) any guarantees provided for the benefit of any Person (other than a Lion Subsidiary) that is material to Lion and the Lion Subsidiaries, taken as a whole, other than performance guarantees to any customer or supplier in the ordinary course of business.
(b) Lion has made available to Anaconda prior to the date of this Agreement a true and complete copy (including all attachments, schedules and exhibits thereto) of each Lion Material Contract as in effect on the date of this Agreement. Except for breaches, violations or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, (i) each Lion Material Contract is in full force and effect and is a valid and binding Contract of Lion or its Subsidiaries, as applicable, and, to the knowledge of Lion, of each other party thereto, enforceable against Lion or such Subsidiary, as applicable, and, to the knowledge of Lion, each other party thereto, in accordance with its terms (except for any Lion Material Contract that expired in accordance with its terms or was otherwise amended, modified or terminated after the date of this Agreement in accordance with Section 5.1) and (ii) (x) neither Lion nor any of its Subsidiaries, nor (y) to the knowledge of Lion any other party to a Lion Material Contract, has (in the case of each of (x) or (y)) violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, such Lion Material Contract, and neither Lion nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lion Material Contract.
Section 3.19. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, (a) all current, insurance policies (or replacements thereof) and Contracts of insurance of Lion and its Subsidiaries are in full force and effect and are valid and binding and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Lion nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
Section 3.20. Finders and Brokers. Neither Lion nor any Lion Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Lion has engaged Gordon Dyal & Co. Advisory Group LP as Lion’s financial advisor, and a copy of the engagement letter between Lion and such financial advisor has previously been provided to Anaconda.
Section 3.21. Anti-Corruption.
(a) To the knowledge of Lion, neither Lion nor any Lion Subsidiary, nor any of their respective officers, directors, managers, employees or agents, representatives or other persons acting on their behalf, has, since January 1, 2021, in connection with the business of Lion or any Lion Subsidiary, (i) made any unlawful payment or given, offered, promised, authorized, or agreed to give, money or anything else of value, directly or indirectly, to any Government Official for the purpose of influencing any action or decision of the Government Official in his or her official capacity or inducing the Government Official to use his or her influence with any Governmental Entity to affect or influence any official act, or (ii) otherwise taken any action in violation of the FCPA or other applicable Bribery Legislation.
(b) Except as would not be material to Lion and the Lion Subsidiaries, taken as a whole, neither Lion nor any Lion Subsidiary, nor any director, manager, employee or, to the knowledge of Lion, any agent, representative or other person acting on behalf of Lion or any Lion Subsidiary has, since January 1, 2021, been subject to any actual, pending, or, to Lion’s knowledge, threatened Proceedings, or made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Lion or any Lion Subsidiary of any Bribery Legislation.
(c) Except as would not be material to Lion and the Lion Subsidiaries, taken as a whole, Lion and each Lion Subsidiary have maintained and currently maintain (i) books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Lion and each Lion Subsidiary, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of Lion and each Lion Subsidiary are executed only in accordance with management’s general or specific authorization.

(d) Lion and each Lion Subsidiary have instituted policies and procedures reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
Section 3.22. Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, to the knowledge of Lion, neither Lion nor any Lion Subsidiary, nor any director or manager, employee or agent of Lion or of any Lion Subsidiary, (a) is a Sanctioned Person, (b) has, since January 1, 2021, engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Lion or any Lion Subsidiary, (c) has, since January 1, 2021, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Lion, been the subject of an investigation or allegation of such a violation or sanctionable conduct, or (d) made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Lion or any Lion Subsidiary of any applicable Sanctions Law.
Section 3.23. Export and Import Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, to the knowledge of Lion, none of Lion or any Lion Subsidiary, or any director, manager, employee or agent of Lion or any Lion Subsidiary have, since the Applicable Date, committed any violation of Ex-Im Laws, including requirements regarding the export, reexport, transfer or provision of any goods, software, technology, data or service within the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws and the valuation, classification, or duty treatment requirements of imported merchandise, the eligibility requirements of imported merchandise for favorable duty rates or other special treatment, country of origin marking requirements, antidumping and countervailing duties, and all other applicable U.S. import laws administered by U.S. Customs and Border Protection (or similar Laws of other jurisdictions in which Lion and the Lion Subsidiaries operate).
Section 3.24. Mining Rights. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, the Lion Mining Rights, the Lion Easements and the Lion Water Rights (a) have been duly filed and registered with the respective registry, (b) have been validly granted to and registered in the name of Lion or a Lion Subsidiary, (c) are owned by Lion or a Lion Subsidiary with good and valid title thereto and (d) are in full force and effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, all fees and other amounts in respect thereof have been paid in full and neither Lion nor any Lion Subsidiary owes any payments to the surface landowners of the land covered by the Lion Easements and Lion or its Subsidiary has otherwise satisfied all current requirements under applicable Law relating to the granting and holding of mining easements. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect, no Person other than Lion or a Lion Subsidiary has any right, title or interest in, to or under the Lion Mining Rights, the Lion Easements or the Lion Water Rights and there are no adverse or competing claims in respect thereof or Liens thereon. Neither Lion nor any Lion Subsidiary has any exploration and exploitation concessions, mining rights, easements, rights of ways, servitudes or other similar interests other than the Lion Mining Rights, the Lion Easements and the Lion Water Rights.
Section 3.25. Anaconda Share Ownership. None of Lion or any Lion Subsidiary directly or indirectly owns, beneficially or otherwise, any Anaconda Shares.
Section 3.26. Investment Canada Act. As of the date of this Agreement and as of immediately prior to the Merger Closing, Lion is a trade agreement investor or a WTO investor under the Investment Canada Act.
Section 3.27. Nemaska. As of the date of this Agreement, the equity interests in Nemaska owned by Lion or any Lion Subsidiary are set forth on Section 3.27 of the Lion Disclosure Letter, and are owned by Lion or such Lion Subsidiary free and clear of all Liens.
Section 3.28. No Other Representations. Except for the representations and warranties contained in Article IV or in any certificates delivered by Anaconda in connection with the Scheme, Lion acknowledges that none of Anaconda or any of its Subsidiaries nor any of its or their Representatives makes, and Lion acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Anaconda or any of its Subsidiaries, or with respect to any other information (or the accuracy or completeness thereof) provided or made available to Lion in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Lion or to Lion’s Representatives in “data rooms” or management presentations related to the Transactions.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF ANACONDA
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Lion by Anaconda at the time of entering into this Agreement (the “Anaconda Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Anaconda Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or as disclosed in an announcement by Anaconda (or Galaxy Resources Limited or Orocobre Limited) to ASX or TSX, a document lodged or filed by Anaconda (or Galaxy Resources Limited or Orocobre Limited) with ASIC or the Canadian Securities Commissions or a document lodged or filed with, or information available from, any register or site maintained by any Governmental Entity (other than an Argentinian Governmental Entity) regulating the activities and operations of Anaconda or any Anaconda Subsidiary since January 1, 2018 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “principal risks” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Anaconda hereby represents and warrants to Lion and the New Topco Parties as follows (it being understood and agreed that any representations and warranties contained in this Article IV with respect to Naraha (other than those representations and warranties set forth in Section 4.26) shall be deemed to be made only to the extent of Anaconda’s knowledge with respect thereto, regardless of whether such representation or warranty expressly includes such a qualification):
Section 4.1. Qualification, Organization, etc. Each of Anaconda and each Anaconda Subsidiary is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect. To the extent not publicly available, Anaconda has made available to Lion true and complete copies of the constitution of Anaconda as amended through and as in effect as of the date of this Agreement (the “Anaconda Governing Document”). The Anaconda Governing Document is in full force and effect and Anaconda is not in violation of the Anaconda Governing Document in any material respect.
Section 4.2. Share Capital.
(a) As of the close of business on May 8, 2023 in Brisbane, Queensland, Australia (such date and time, the “Anaconda Capitalization Date”), there were on issue 637,658,086 Anaconda Shares, of which 203,434 were held by the share plan trustee appointed under the Share Plan Trust Deed, and 3,978,071 Anaconda Performance Rights (in the case of performance-based Performance Rights, based upon the maximum number of Anaconda Shares issuable upon settlement of such performance-based Performance Rights), and no Anaconda Shares were held by Anaconda Subsidiaries. All of the outstanding Anaconda Shares are validly issued, fully paid and non-assessable. From the Anaconda Capitalization Date to the date of this Agreement, Anaconda has not issued any Anaconda Shares except pursuant to the settlement of Anaconda Performance Rights outstanding as of the Anaconda Capitalization Date, in accordance with their terms. Except as set forth in this Section 4.2(a), as of the date of this Agreement, Anaconda has no shares or other equity interests on issue other than (i) the Anaconda Shares that were outstanding on the Anaconda Capitalization Date and (ii) Anaconda Performance Rights that have vested and become Anaconda Shares after the Anaconda Capitalization Date in accordance with their terms.
(b) Except as set forth on Section 4.2(b) of the Anaconda Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Anaconda Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned solely by Anaconda or by a direct or indirect wholly owned Anaconda Subsidiary, free and clear of all Liens.
(c) Except as set forth in Section 4.2(a) and Section 4.2(c) of the Anaconda Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate Anaconda or any Anaconda Subsidiary to (i) issue, transfer or sell any shares in the capital or other equity interests of Anaconda or any Anaconda Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Anaconda or a wholly owned Anaconda Subsidiary); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (iii) redeem or otherwise acquire any such shares in its capital or other equity interests.
(d) Except as set forth on Section 4.2(d) of the Anaconda Disclosure Letter, neither Anaconda nor any Anaconda Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Anaconda Shareholders or any Anaconda Subsidiary on any matter.
(e) There are no voting trusts or other agreements or understandings to which Anaconda or any Anaconda Subsidiary is a party with respect to the voting of the shares of capital stock or other equity interest of Anaconda or any Anaconda Subsidiary.
(f) Section 4.2(f) of the Anaconda Disclosure Letter sets forth, as of the date of this Agreement (i) each Anaconda Subsidiary and the ownership interest of Anaconda in each Anaconda Subsidiary and (ii) any other Person in which Anaconda or any of the Anaconda Subsidiaries’ own capital stock or other equity interest.
(g) Except as set forth in Section 4.2(a) and Section 4.2(g) of the Lion Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate Anaconda or any Anaconda Subsidiary to (i) provide a material capital contribution to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person that is not an Anaconda Subsidiary; or (ii) make any payment to any Person the value of which is derived from, or calculated based on, the value of Anaconda Shares or any other Anaconda equity interests or any equity interests of any Anaconda Subsidiary.
Section 4.3. Corporate Authority Relative to this Agreement; No Violation.
(a) Anaconda has all requisite corporate power and authority to enter into this Agreement and, assuming all Conditions are satisfied (or waived, if permitted) to perform its obligations hereunder and to consummate the Transactions to which it is or is contemplated to be a party (in all cases, subject to the terms, conditions and intended operation of this Agreement, the Scheme and the Deed Poll). The execution, delivery and performance by Anaconda of this Agreement and the consummation of the Transactions have been duly and validly authorized, and, except as contemplated by this Agreement, no other corporate proceedings on the part of Anaconda or any Anaconda Subsidiary are necessary to authorize the consummation of the Transactions other than the Anaconda Shareholder Approval. As of the date of this Agreement, the Anaconda Board of Directors has unanimously adopted resolutions (i) declaring that this Agreement and the consummation of the Transactions are in the best interests of Anaconda and the Anaconda Shareholders (subject to no Anaconda Superior Proposal emerging and the Independent Expert concluding (and continuing to conclude) that the Scheme is in the best interest of the Anaconda Shareholders), (ii) approving this Agreement and the Transactions, (iii) authorizing the execution, delivery and performance of this Agreement on its terms, (iv) directing that, subject to this Agreement not having been terminated in accordance with its terms (including in connection with (x) an Anaconda Superior Proposal emerging or (y) the Independent Expert failing to conclude (or failing to continue to conclude) that the Scheme is in the best interest of the Anaconda Shareholders), the Scheme be submitted to the Court and submitted to a vote at the Scheme Meeting and (v) making the Anaconda Board Recommendation. Subject to the Enforceability Exceptions, this Agreement has been duly and validly executed and delivered by Anaconda and constitutes the valid and binding agreement of Anaconda, enforceable against Anaconda in accordance with its terms.
(b) The execution, delivery and performance by Anaconda of this Agreement and the consummation by Anaconda of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the approval of the Court of the Scheme and the filing of the Court Order with ASIC, (ii) the filings, consents, approvals, authorizations, clearances or other actions under the Antitrust Laws or the Investment Screening Laws applicable to the Transactions and the expiration or termination of any applicable waiting periods thereunder, (iii) the filing with ASIC and the Court of the Scheme Booklet and any amendments or supplements thereto, (iv) compliance with any applicable requirements of ASX, TSX, ASIC, the Canadian Securities Commissions and the Court, (v) compliance with any applicable requirements of the Jersey Financial Services Commission and (vi) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
(c) The execution, delivery and performance by Anaconda of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Anaconda Governing Documents or the comparable governing instruments of any Anaconda Subsidiary, (ii) assuming that the consents, approvals and filings referred to in Section 4.3(b) are made and obtained and receipt of the Anaconda Shareholder Approval, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming that the consents, approvals and filings referred to in Section 4.3(b) are made and obtained and receipt of the Anaconda Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Anaconda or any Anaconda Subsidiary is entitled under any provision of any Anaconda Material Contract or (iv) result in the creation or imposition of any Lien on any asset of Anaconda or any Anaconda Subsidiary other than any Anaconda Permitted Liens, with only such exceptions, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
Section 4.4. Reports and Financial Statements.
(a) Anaconda and the Anaconda Subsidiaries have filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by them with or to ASIC since the Applicable Date (the forms, certifications, statements, reports and documents filed with or furnished to ASIC since the Applicable Date and those filed with or furnished to ASIC subsequent to the date of this Agreement, together with any exhibits and schedules thereto and any information incorporated by reference therein, in each case as amended since the date of their filing and prior to the date hereof, collectively, the “Anaconda ASIC Documents”). Each of the Anaconda ASIC Documents, at the time of its filing or being furnished complied or, if not yet filed or furnished, will at the time of being filed or furnished comply, in each case, in all material respects with the applicable requirements of the Australian Act and the applicable requirements of ASIC. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), except as would not be material to Anaconda and its Subsidiaries, taken as a whole, the Anaconda ASIC Documents did not, and each Anaconda ASIC Documents filed with or furnished to ASIC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, to Anaconda’s knowledge, none of the Anaconda ASIC Documents is the subject of ongoing ASIC review, inquiry, investigation or challenge or the subject of outstanding or unresolved comments.
(b) Each of the audited and unaudited consolidated financial statements included in or incorporated by reference into the Anaconda ASIC Documents (including the related notes and schedules) fairly presents or, in the case of the Anaconda ASIC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, in conformity with IFRS applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Anaconda and the Anaconda Subsidiaries, as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, normal and recurring year-end audit adjustments, that are not and will not be material in amount or effect).
(c) Since the Applicable Date, Anaconda has complied in all material respects with its continuous disclosure obligations under ASX Listing Rule 3.1.
Section 4.5. Internal Controls and Procedures. Anaconda has established and maintains disclosure controls and procedures and internal control over financial reporting sufficient to ensure that all material information required to be disclosed by Anaconda in the reports that it files or publishes under the rules and regulations of ASX and TSX is recorded, processed, summarized and reported within the time periods specified in the rules and forms of applicable Law (including the rules and regulations of ASX and TSX), and that all such material information is accumulated and communicated to Anaconda’s management as appropriate to allow timely decisions regarding required disclosure and to enable Anaconda’s management to make such reports. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, Anaconda, each Anaconda Subsidiary and each of their respective officers and directors in their capacities as such are in compliance with, and, since the Applicable Date, have complied with the applicable provisions of the requirements of ASX and TSX. Based on its evaluation of internal controls over financial reporting for the fiscal half year ending December 31, 2022, Anaconda’s management has disclosed to Anaconda’s auditors and the audit committee of the Anaconda Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Anaconda’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Anaconda’s internal control over financial reporting. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from any current or former employee of Anaconda or any Anaconda Subsidiary regarding questionable accounting, auditing or legal compliance matters have, to the knowledge of Anaconda, been received by Anaconda.
Section 4.6. No Undisclosed Liabilities. There are no obligations or liabilities of Anaconda or any Anaconda Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case other than (i) liabilities or obligations disclosed, reflected or reserved against in the consolidated balance sheet of Anaconda as of June 30, 2022, and the notes thereto set forth in Anaconda’s 2022 Annual Report for the fiscal year ended June 30, 2022, (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2022, (iii) liabilities or obligations arising out of this Agreement (and which do not arise out of a breach by Anaconda of any representation or warranty or covenant in this Agreement), or (iv) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
Section 4.7. Compliance with Laws; Permits.
(a) Anaconda and each Anaconda Subsidiary is, and since the Applicable Date has been, in compliance with and is not, and since the Applicable Date has not been, in default under, or in violation of, any Law or Order applicable to Anaconda, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
(b) Anaconda and the Anaconda Subsidiaries are, and since the Applicable Date have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, registrations, concessions, approvals and orders of any Governmental Entity necessary for Anaconda and the Anaconda Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Anaconda Permits”), except where the failure to have any of the Anaconda Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect. All Anaconda Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect. Anaconda and each Anaconda Subsidiary is in compliance with all Anaconda Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
(c) Neither Anaconda nor any Anaconda Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
Section 4.8. Environmental Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect: (a) Anaconda and the Anaconda Subsidiaries are now, and have been since the Applicable Date, in compliance with all Environmental Laws and Environmental Permits; (b) neither Anaconda nor any Anaconda Subsidiary has treated, stored, handled, manufactured, generated, distributed, sold, disposed of or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would result in liability under any Environmental Law; (c) neither Anaconda nor any Anaconda Subsidiary has, since the Applicable Date (or earlier to the extent unresolved), received any notice alleging that Anaconda or any Anaconda Subsidiary may be in violation of or subject to liability, and there is no claim, Proceeding, demand, Lien, Order, investigation or information request current, pending or, to the knowledge of Anaconda, threatened against Anaconda or any Anaconda Subsidiary, under any Environmental Law or relating to any Hazardous Substances; and (d) neither Anaconda nor any Anaconda Subsidiary has assumed or provided an indemnity with respect to any current or pending obligation or liability of any other Person relating to Environmental Laws or any Hazardous Substances (excluding any indemnities included in Contracts entered into in the ordinary course of business that are not principally related to environmental liabilities).
Section 4.9. Employee Benefit Plans.
(a) Section 4.9(a) of the Anaconda Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each material Anaconda Benefit Plan. With respect to each material Anaconda Benefit Plan, Anaconda has made available to Lion true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, the current plan document, all amendments thereto and the most recent summary or a summary plan description provided to participants (or, in the case of an equity plan, to the ASX).
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, (i) each of the Anaconda Benefit Plans has been established, funded, operated and administered in compliance with its terms and in accordance with applicable Laws; (ii) except as reflected in their terms, no Anaconda Benefit Plan provides benefits, including death or medical or other welfare benefits (whether or not insured), with respect to current or former employees or directors of Anaconda or any Anaconda Subsidiary (or their dependents or beneficiaries) beyond their retirement or other termination of service, other than coverage mandated by applicable Laws; and (iii) there are no current, pending, or to the knowledge of Anaconda, threatened Proceedings (other than routine claims for benefits) with respect to any of the Anaconda Benefit Plans.
(c) Other than as expressly contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event, including a termination of employment, forgiveness of indebtedness or otherwise) could (i) materially increase any benefits or compensation otherwise payable under any Anaconda Benefit Plan or (ii) result in any material acceleration of the time of payment, funding or vesting of, or result in the forfeiture of, any compensation or benefits under the Anaconda Benefit Plan.
(d) Anaconda is not a party to nor does it have any obligation under any Anaconda Benefit Plan to “gross up,” “indemnify,” or compensate any person for excise Taxes payable pursuant to any applicable Law.
Section 4.10. Absence of Certain Changes or Events.
(a) Since June 30, 2022, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
(b) To the extent not publicly disclosed, since June 30, 2022 through the date of this Agreement, the business of Anaconda and the Anaconda Subsidiaries has been conducted, in all material respects, in the ordinary course of business.
Section 4.11. Investigation; Litigation. There are no Proceedings current, pending or, to the knowledge of Anaconda, threatened against Anaconda or any Anaconda Subsidiary, except for those that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to Anaconda and the Anaconda Subsidiaries, taken as a whole.
Section 4.12. Tax Matters.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect:
(i) all Tax Returns that are required to be filed by or with respect to Anaconda or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;
(ii) Anaconda and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested by Anaconda or any of its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS on the consolidated financial statements of Anaconda and its Subsidiaries included in the Anaconda ASIC Documents and the forms, certifications, statements, reports and documents filed with or furnished to the Canadian Securities Commissions by Anaconda and its Subsidiaries since the Applicable Date and those filed with or furnished to the Canadian Securities Commissions by Anaconda and its Subsidiaries subsequent to the date of this Agreement, together with any exhibits and schedules thereto and any information incorporated by reference therein, in each case as amended since the date of their filing and prior to the date hereof (collectively, the “Anaconda Canadian Securities Commissions Documents” and, together with the Anaconda ASIC Documents, the “Anaconda Disclosure Documents”);
(iii) there is no current, pending or threatened in writing Proceeding with a Governmental Entity with respect to any Taxes of Anaconda or any of its Subsidiaries;
(iv) neither Anaconda nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;
(v) in the past two years, neither Anaconda nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 as relates to Section 355 (or any similar provisions of state, local or non-U.S. Law);
(vi) no claim has been made in writing by a Governmental Entity in a jurisdiction where any of Anaconda or its Subsidiaries does not file Tax Returns that such Person is or may be required to filed Tax Returns in, or subject to taxation by, that jurisdiction;
(vii) other than where such item arises or election or change is made in the ordinary course of business, neither Anaconda nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Scheme Effective Date as a result of (A) any “closing agreement,” as described in Section 7121 of the Code (or any directly equivalent provision of state, local or non-U.S. Law) entered into on or prior to the Scheme Effective Date, (B) any “domestic use election” (or directly equivalent election under state, local or non-U.S. Law) or (C) a change in the method of accounting for a period ending prior to or including the Scheme Effective Date;
(viii) none of Anaconda or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or (ii) agreements or arrangements exclusively between or among Anaconda and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than Anaconda or any of its wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any directly equivalent provision of state, local or non-U.S. Law), transferee or successor liability, or otherwise;
(ix) there are no Liens for Taxes upon any property or assets of Anaconda or any of its Subsidiaries, except for the Lion Permitted Liens; and
(x) neither Anaconda nor any of its Subsidiaries has participated in any arrangement that would be subject to the Australian general anti-avoidance provisions or other directly equivalent provisions under U.S. federal, state or local law or non-U.S. law.
(b) Neither Anaconda nor any of its Subsidiaries has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger and the Scheme from qualifying for the Intended Tax Treatment or (ii) cause New Topco to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions.

(c) Notwithstanding any other provision in this Agreement, the representations and warranties contained in this Section 4.12 and, to the extent relating to Taxes, Section 4.9 and Section 4.13 are the only representations and warranties being made by Anaconda and the Anaconda Subsidiaries with respect to Taxes.
Section 4.13. Labor Matters.
(a) Anaconda and the Anaconda Subsidiaries are, and since the Applicable Date, have been, in compliance with all applicable Laws respecting labor, employment and employment practices, including those relating to terms and conditions of employment, wages and hours, occupational safety and health, immigration, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, redundancies, mass layoffs, plant closures, affirmative action, workers’ compensation, labor relations, employee leaves of absence, worker and employee classification, payment and withholding of employment-related Taxes, and unemployment insurance, except where any such failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, since the Applicable Date: (i) Anaconda and its Subsidiaries have fully and timely paid all wages, salaries, prevailing wages, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, contract, or company policy; and (ii) each individual who has provided services to Anaconda or its Subsidiaries was properly classified and treated as an independent contractor, consultant, or other service provider for all applicable purposes.
(b) (i) Neither Anaconda nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other Contract with any Labor Organization and (ii) no employee of Anaconda or any of its Subsidiaries is represented by a Labor Organization with respect to such employment.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect: (i) there is no unfair labor practice charge current, pending or, to the knowledge of Anaconda, threatened against Anaconda or any of its Subsidiaries, (ii) neither Anaconda nor any Anaconda Subsidiary is subject to an actual, pending or, to the knowledge of Anaconda, threatened, labor dispute, strike, slowdown, walkout or work stoppage, nor has Anaconda or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage since the Applicable Date, (iii) to the knowledge of Anaconda, there are, and since the Applicable Date have been no organizational campaigns, petitions or other activities or proceedings of any Labor Organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Anaconda or any of its Subsidiaries or to compel Anaconda or any of its Subsidiaries to bargain with any such Labor Organization, and (iv) to the knowledge of Anaconda, there are, and since the Applicable Date have been, no actual or threatened organizational efforts with respect to the formation of a collective bargaining unit or Labor Organization decertification activities involving employees of Anaconda or any of its Subsidiaries.
Section 4.14. Intellectual Property.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect: (i) Anaconda or an Anaconda Subsidiary owns or otherwise possesses a valid and legally enforceable right to use all Intellectual Property used in or necessary for their respective businesses as currently conducted, free and clear of all Liens; (ii) there are no current, pending or, to the knowledge of Anaconda, threatened claims, actions or Proceedings against Anaconda or any Anaconda Subsidiary by any Person (x) alleging infringement, misappropriation or other violations by Anaconda or any Anaconda Subsidiary of any third party’s Intellectual Property or (y) challenging the ownership, validity or enforceability of any Intellectual Property owned by Anaconda or any Anaconda Subsidiary; (iii) the conduct of the businesses of Anaconda and the Anaconda Subsidiaries has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property; (iv) to the knowledge of Anaconda, no third party has infringed, misappropriated or violated or is infringing, misappropriating or violating any Intellectual Property owned by Anaconda or any Anaconda Subsidiary; (v) the Intellectual Property owned by Anaconda or any of its Subsidiaries is not subject to any outstanding settlement or Order restricting the use, registration, ownership or disposition thereof; (vi) Anaconda and the Anaconda Subsidiaries have taken commercially reasonable efforts to maintain and protect all Intellectual Property owned by Anaconda or any Anaconda Subsidiary and the integrity and security of Anaconda’s and the Anaconda

Subsidiaries’ information technology systems, including data stored or contained therein, and there has been no breach of or other unauthorized access to such systems or any theft or loss of any confidential information or Personal Information held by Anaconda or any Anaconda Subsidiary; and (vii) neither Anaconda nor any Anaconda Subsidiary is bound by any Contract that, upon consummation of the Transactions, will cause or require Lion or Anaconda or any of their Subsidiaries (other than Anaconda or any of its Subsidiaries, to the extent so bound prior to the Scheme Effective Date) to grant, or cause to be granted, to any third party any right to or with respect to any Intellectual Property owned by any of them prior to the Scheme Effective Date.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, the businesses of Anaconda and each Anaconda Subsidiary are being conducted in compliance with all applicable Laws pertaining to privacy, data protection and information security.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, the IT Assets owned, used, or held for use by Anaconda or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Anaconda and its Subsidiaries, (ii) since the Applicable Date, have not malfunctioned or failed and (iii) to the knowledge of Anaconda, are free from any malicious code.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect (i) Anaconda and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Anaconda or its Subsidiaries, and (ii) to the knowledge of Anaconda, there has been no unauthorized access to or unauthorized use of any IT Assets, confidential information, Personal Information or trade secrets owned or held for use by Anaconda or its Subsidiaries.
Section 4.15. Real Property.
(a) With respect to the real property owned by Anaconda or any Anaconda Subsidiary (such property collectively, the “Anaconda Owned Real Property”), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, either Anaconda or an Anaconda Subsidiary has good and marketable fee simple title to such Anaconda Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable (or that may thereafter be paid without penalty) or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS on the consolidated financial statements of Anaconda and the Anaconda Subsidiaries included in the Anaconda Disclosure Documents; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts which are not overdue for a period of more than 90 days and for which adequate reserves have been established in accordance with IFRS on the consolidated financial statements of Anaconda and the Anaconda Subsidiaries included in the Anaconda Disclosure Documents; (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Anaconda included in the Anaconda Disclosure Documents filed with ASIC prior to the date of this Agreement or notes thereto or securing Indebtedness reflected on such balance sheet; (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Anaconda included in the Anaconda Disclosure Documents filed with ASIC prior to the date of this Agreement; (v) that is an easement, covenant, condition or restriction of record or Lien as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of Anaconda or any of the Anaconda Subsidiaries; (vi) that is a zoning or other governmentally established Lien as to which no material violation exists or, if such violation exists, as to which the cure of such violation would not materially interfere with the conduct of the business of Anaconda or any of the Anaconda Subsidiaries; (vii) that is a railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease regarding any sign as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of Anaconda or any of the Anaconda Subsidiaries; (viii) that is an imperfection of title or license, if any, that does not materially impair the use or operation of any real property to which it relates in the conduct of the business of Anaconda or any of the Anaconda Subsidiaries; (ix) affecting the underlying fee interest of any Anaconda Leased Real Property; or (x) set forth in Section 4.15(a) of the Anaconda Disclosure Letter (any such Lien described in any of clauses (i) through (x), a “Anaconda Permitted Lien”). Neither Anaconda nor any of the Anaconda Subsidiaries has received notice of any current or pending, and to the knowledge of Anaconda there is no threatened, condemnation proceeding with respect to any Anaconda Owned Real Property, except proceedings which have not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Anaconda Owned Real Property or any portion thereof or interest therein, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, (i) each material lease, sublease and other agreement under which Anaconda or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Anaconda Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (ii) no uncured default of a material nature on the part of Anaconda or, if applicable, its Subsidiary or, to the knowledge of Anaconda, the landlord thereunder exists with respect to any Anaconda Leased Real Property and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, Anaconda and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Anaconda Leased Real Property, free and clear of all Liens, except for Anaconda Permitted Liens.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Anaconda Owned Real Property and the Anaconda Leased Real Property are in good condition and repair and sufficient for the operation of the business conducted thereon.
Section 4.16. Required Vote; Takeover Provisions.
(a) The Anaconda Shareholder Approval is the only vote of holders of securities of Anaconda required to approve the Scheme and to consummate the Transactions.
(b) Assuming the accuracy of the representations and warranties in Section 3.25, no anti-takeover provision in the Anaconda Governing Documents is applicable to the Transactions.
Section 4.17. Material Contracts.
(a) Section 4.17 of the Anaconda Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.17(a) under which Anaconda or any Anaconda Subsidiary is bound or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.17(a), in each case whether entered into before, on or after the date of this Agreement, being referred to herein as the “Anaconda Material Contracts”):
(i) (A) any material joint venture, partnership or other similar Contract and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement relating to Anaconda or any Anaconda Subsidiary;
(ii) each Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Anaconda or any of its Subsidiaries has or could reasonably be expected to have material continuing rights or obligations following the date of this Agreement, including pursuant to any “earn-out” or indemnity;
(iii) each Contract under which Anaconda or any Anaconda Subsidiary (x) is granted any license or other right with respect to any Intellectual Property of a third party (excluding licenses to off-the-shelf software), or (y) has granted to a third party any license or other right with respect to any Intellectual Property (excluding non-exclusive licenses granted in the ordinary course of business) and, in each of (x) and (y), which such Contract or Intellectual Property is material to Anaconda and the Anaconda Subsidiaries, taken as a whole;

(iv) each Contract that limits the freedom of Anaconda or any Anaconda Subsidiary to compete in any line of business or geographic region (including any Contract that requires Anaconda or any Anaconda Subsidiary to work exclusively with any Person in any line of business or geographic region, or which by its terms would so limit the freedom of New Topco or its Subsidiaries after the Effective Time), or with any Person, or otherwise restricts the research, development, extraction, manufacture, marketing, distribution or sale of any product by Anaconda and the Anaconda Subsidiaries, in each case, in a manner that is material to the business of Anaconda and the Anaconda Subsidiaries, taken as a whole, as currently conducted;
(v) each Contract involving the settlement of any Proceeding or threatened Proceeding (or series of related Proceedings) (A) which (x) would reasonably be expected to involve payments after the date hereof in excess of $10,000,000 or (y) would reasonably be expected to impose or currently imposes material monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Anaconda or any Anaconda Subsidiary (or, following the Merger Closing, New Topco or any of its Subsidiaries) or (B) which is material to Anaconda and the Anaconda Subsidiaries, taken as a whole, and with respect to which material conditions precedent to the settlement have not been satisfied as of the date hereof;
(vi) each collective bargaining agreement or other similar Contract with any Labor Organization; and
(vii) (A) each loan Contract, promissory note, letter of credit (to the extent drawn) and other evidence of indebtedness for borrowed money in excess of $10,000,000, (B) any mortgages, pledges and other evidences of Liens securing such obligations on any real or other property that is material to Anaconda and the Anaconda Subsidiaries, taken as a whole, and (C) any guarantees provided for the benefit of any Person (other than an Anaconda Subsidiary) that is material to Anaconda and the Anaconda Subsidiaries, taken as a whole, other than performance guarantees to any customer or supplier in the ordinary course of business.
(b) Anaconda has made available to Lion prior to the date of this Agreement a true and complete copy (including all attachments, schedules and exhibits thereto) of each Anaconda Material Contract as in effect on the date of this Agreement. Except for breaches, violations or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, (i) each Anaconda Material Contract is in full force and effect and is a valid and binding Contract of Anaconda or its Subsidiaries, as applicable, and, to the knowledge of Anaconda, of each other party thereto, enforceable against Anaconda or such Subsidiary, as applicable, and, to the knowledge of Anaconda, each other party thereto, in accordance with its terms (except for any Anaconda Material Contract that expired in accordance with its terms or was otherwise amended, modified or terminated after the date of this Agreement in accordance with Section 5.2) and (ii) (x) neither Anaconda nor any of its Subsidiaries, nor (y) to the knowledge of Anaconda any other party to an Anaconda Material Contract, has (in the case of each of (x) or (y)) violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, such Anaconda Material Contract, and neither Anaconda nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Anaconda Material Contract.
Section 4.18. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, (a) all current, insurance policies (or replacements thereof) and Contracts of insurance of Anaconda and its Subsidiaries are in full force and effect and are valid and binding and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Anaconda nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect.
Section 4.19. Finders and Brokers. Neither Anaconda nor any Anaconda Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Anaconda has engaged UBS Securities Australia Limited and Morgan Stanley & Co. LLC as Anaconda’s financial advisors, and copies of the engagement letters between Anaconda and such financial advisors have previously been provided to Lion.

Section 4.20. Anti-Corruption.
(a) To the knowledge of Anaconda, neither Anaconda nor any Anaconda Subsidiary, nor any of their respective officers, directors, managers, employees or agents, representatives or other persons acting on their behalf, has, since January 1, 2021, in connection with the business of Anaconda or any Anaconda Subsidiary, (i) made any unlawful payment or given, offered, promised, authorized, or agreed to give, money or anything else of value, directly or indirectly, to any Government Official, for the purpose of influencing any action or decision of the Government Official in his or her official capacity or inducing the Government Official to use his or her influence with any Governmental Entity to affect or influence any official act, or (ii) otherwise taken any action in violation of the FCPA or any other applicable Bribery Legislation.
(b) Except as would not be material to Anaconda and the Anaconda Subsidiaries, taken as a whole, neither Anaconda nor any Anaconda Subsidiary, nor any director, manager, employee or, to the knowledge of Anaconda, any agent, representative or other person acting on behalf of Anaconda or any Anaconda Subsidiary has, since January 1, 2021, been subject to any actual, pending, or, to Anaconda’s knowledge, threatened Proceedings, or made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Anaconda or any Anaconda Subsidiary of any Bribery Legislation.
(c) Except as would not be material to Anaconda and the Anaconda Subsidiaries, taken as a whole, Anaconda and each Anaconda Subsidiary have maintained and currently maintain (i) books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Anaconda and each Anaconda Subsidiary, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of Anaconda and each Anaconda Subsidiary are executed only in accordance with management’s general or specific authorization.
(d) Anaconda and each Anaconda Subsidiary have instituted policies and procedures reasonably designed to ensure compliance in all material respects with applicable Bribery Legislation and maintain such policies and procedures in force.
Section 4.21. Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, to the knowledge of Anaconda, neither Anaconda nor any Anaconda Subsidiary, nor any director, manager, employee or agent of Anaconda or of any Anaconda Subsidiary, (a) is a Sanctioned Person, (b) has, since January 1, 2021, engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Anaconda or any Anaconda Subsidiary, (c) has, since January 1, 2021, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Anaconda, been the subject of an investigation or allegation of such a violation or sanctionable conduct, or (d) made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Anaconda or any Anaconda Subsidiary of any applicable Sanctions Law.
Section 4.22. Export and Import Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, to the knowledge of Anaconda, none of Anaconda or any Anaconda Subsidiary, or any director, manager, employee or agent of Anaconda or any Anaconda Subsidiary have, since the Applicable Date, committed any violation of Ex-Im Laws, including requirements regarding the export, reexport, transfer or provision of any goods, software, technology, data or service within the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws and the valuation, classification, or duty treatment requirements of imported merchandise, the eligibility requirements of imported merchandise for favorable duty rates or other special treatment, country of origin marking requirements, antidumping and countervailing duties, and all other applicable U.S. import laws administered by U.S. Customs and Border Protection (or similar Laws of other jurisdictions in which Anaconda and the Anaconda Subsidiaries operate).
Section 4.23. Mining Rights. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, the Anaconda Mining Rights, the Anaconda Easements and the Anaconda Water Rights (a) have been duly filed and registered with the respective registry, (b) have been granted to and registered in the name of Anaconda or an Anaconda Subsidiary, (c) are owned by Anaconda or an Anaconda Subsidiary with good and valid title thereto and (d) are in full force and effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, all fees and other amounts in respect thereof have been paid in full and neither Anaconda nor any Anaconda Subsidiary owes any payments to the surface landowners of the land covered by the Anaconda Easements and Anaconda or its Subsidiary has otherwise satisfied all current requirements under applicable Law relating to the granting and holding of mining easements. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Anaconda Material Adverse Effect, no Person other than Anaconda or an Anaconda Subsidiary has any right, title or interest in, to or under the Anaconda Mining Rights, the Anaconda Easements or the Anaconda Water Rights and there are no adverse or competing claims in respect thereof or Liens thereon. Neither Anaconda nor any Anaconda Subsidiary has any exploration and exploitation concessions, mining rights, easements, rights of ways, servitudes or other similar interests other than the Anaconda Mining Rights, the Anaconda Easements and the Anaconda Water Rights.
Section 4.24. Lion Share Ownership. None of Anaconda or any Anaconda Subsidiary directly or indirectly owns, beneficially or otherwise, any Lion Shares.
Section 4.25. Investment Canada Act. As of the date of this Agreement and as of immediately prior to the Scheme Effectiveness, Anaconda is a trade agreement investor or a WTO investor under the Investment Canada Act.
Section 4.26. Naraha. As of the date of this Agreement, the equity interests in Naraha owned by Anaconda or any Anaconda Subsidiary are set forth on Section 4.26 of the Anaconda Disclosure Letter, and are owned by Anaconda or such Anaconda Subsidiary free and clear of all Liens.
Section 4.27. No Other Representations. Except for the representations and warranties contained in Article III or in any certificates delivered by Lion or New Topco in connection with the Scheme, Anaconda acknowledges that neither Lion nor any of its Subsidiaries nor any Representative of Lion makes, and Anaconda acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Lion or any of its Subsidiaries or with respect to any other information (or the accuracy or completeness thereof) provided or made available to them in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Anaconda or its Representatives in “data rooms” or management presentations related to the Transactions.
ARTICLE V.
COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING
Section 5.1. Conduct of Business by Lion Pending the Effective Time.
(a) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Lion Disclosure Letter, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Anaconda (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed in the case of this clause (z) that (1) subject to the requirements of Section 9.5 and clause (2) below, Lion shall only be required to seek consent from Anaconda in any form in writing (including email) deemed sufficient by Lion, (2) Lion shall submit such consent to each of Martín Pérez de Solay and Rick Anthon, or any such other persons identified in writing by Anaconda and delivered to Lion from time to time in accordance with the terms of Section 9.5 (each, the “Anaconda Representative”), any of whom shall have the authority on behalf of Anaconda to approve or reject such request and (3) if an Anaconda Representative does not approve or reject such request within five Business Days of Lion’s submission of such request, such consent shall be deemed given by Anaconda), each of Lion and the New Topco Parties shall, and Lion shall cause each Lion Subsidiary (other than Nemaska) to, conduct its business in the ordinary course of business, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with Governmental Entities and with customers, suppliers and other Persons with whom it and they have material business relations.
(b) Without limiting the generality and in furtherance of the foregoing, between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Lion Disclosure Letter, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Anaconda (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed in the case of this clause (z) that (1) subject to the requirements of Section 9.5 and clause (2) below, Lion shall only be required to seek consent from Anaconda in any form in writing (including email) deemed sufficient by Lion, (2) Lion shall submit such consent to the Anaconda Representatives, any of whom shall have the authority on behalf of Anaconda to approve or reject such request and (3) if an Anaconda Representative does not approve or reject such request within five Business Days of Lion’s submission of such request, such consent shall be deemed given by Anaconda), Lion and the New Topco Parties shall not, and Lion shall cause each Lion Subsidiary (other than Nemaska) not to:
(i) (A) amend the Lion Governing Documents or the governing documents of any Lion Subsidiary, (B) split, combine, subdivide, reduce or reclassify any of its issued or unissued capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except as permitted by Section 5.1(b)(iii) or for any such transaction by a Lion Subsidiary which remains a Lion Subsidiary after consummation of such transaction, (C) declare, determine to be paid, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests, except for any dividends or distributions paid by a direct or indirect Lion Subsidiary to another direct or indirect Lion Subsidiary or to Lion, (D) enter into any agreement with respect to the voting of its capital stock or other equity interests, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (1) pursuant to the vesting of, exercise (whether cashless or not), forfeiture of, or withholding of Taxes with respect to, Lion Equity Awards, in each case in accordance with past practice and as required or permitted by the terms of the Lion Equity Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of capital stock or other equity interests of any Lion Subsidiary by Lion or any other Lion Subsidiary);
(ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (excluding any transactions, mergers or consolidations between Lion Subsidiaries or transfers of interests of Lion Subsidiaries to Lion or other Lion Subsidiaries, or liquidation or dissolution of a Lion Subsidiary);
(iii) except as required by the terms and conditions of any Lion Benefit Plan in effect on the date of this Agreement (including when the Lion Board of Directors is affirmatively required to exercise discretion thereunder, provided that the Lion Board of Directors is acting reasonably), (A) grant any long-term incentive awards (including Lion Equity Awards), other than in the ordinary course of business, (B) materially amend or modify any Lion Benefit Plan or establish any new material Lion Benefit Plan (including any plan, program or arrangement that would be a Lion Benefit Plan if it were in existence immediately before the date of this Agreement), other than to renew Lion’s health care insurance program in the ordinary course of business, (C) modify or increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, other than in the ordinary course of business (including, for the avoidance of doubt, any such increases made in response to inflation or to align with existing market rates), (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (1) as part of Lion’s fiscal year 2023 annual compensation program, (2) as part of Lion’s fiscal year 2024 annual compensation program (in the case of clauses (1) and (2), consistent with past practice) or (3) otherwise in the ordinary course of business, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other Contract with any Labor Organization, (F) except as contemplated by Section 2.9, take any action to accelerate the vesting, payment or funding of any payment or benefit payable or to become payable to any of its directors, officers, employees or individual independent contractors, (G) terminate the employment of any Lion Senior Officer, other than for cause, (H) hire any officer, employee or individual independent contractor having total target annual cash compensation of more than $300,000, or any Lion Senior Officer, other than to fill open positions or positions that become open, to complete hirings that are already in progress as of the date hereof or to fill new roles that have been duly budgeted and approved, or (I) implement or announce any employee layoffs (other than for cause or in the ordinary course of business) or location closings (other than any consolidation of existing corporate offices within the United States in a manner which does not require any terminations except for cause);
(iv) make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC rules;

(v) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of any business or investments in third parties (excluding any capital expenditures, which are the subject of Section 5.1(b)(xiii)), whether by merger, consolidation, purchase of property or assets, joint venture, licenses or otherwise, except for such transactions for consideration (including assumption of liabilities) that does not exceed (when taken together with all other such transactions) $10,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);
(vi) enter into any new material line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Lion as of the date of this Agreement;
(vii) issue, deliver, grant, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock, voting securities or other equity interests in Lion or any Lion Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interests, or any rights, warrants or options to acquire any such shares of its capital stock, voting securities or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Lion Equity Award under any existing Lion Equity Plan, other than (A) as otherwise required by the terms and conditions of any Lion Equity Award as in effect on the date hereof (including when the Lion Board of Directors is affirmatively required to exercise discretion thereunder, provided that the Lion Board of Directors is acting reasonably)) or issued after the date hereof in accordance with the terms of this Agreement, (B) issuances of Lion Shares in respect of the settlement of Lion Equity Awards outstanding on the date hereof and in accordance with their respective terms as in effect on the date hereof, (C) as permitted by Section 5.1(b)(iii) or (D) issuances of securities to Lion by a Lion Subsidiary or between Lion Subsidiaries;
(viii) create, incur, assume or otherwise become liable with respect to any Indebtedness (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), other than (A) Indebtedness solely between Lion and a Lion Subsidiary or between Lion Subsidiaries in the ordinary course of business, (B) borrowings by Lion or any Lion Subsidiary in the ordinary course of business under the Lion Credit Agreement and guarantees of such borrowings issued by the Lion Subsidiaries to the extent required under the terms of the Lion Credit Agreement as in effect on the date hereof, (C) in connection with any existing project financing or future project financing publicly disclosed by Lion prior to the date hereof and (D) in connection with letters of credit issued or hedging arrangements entered into in the ordinary course of business;
(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than Lion (in the case of loans and advances) or any Lion Subsidiary), in each case, other than in the ordinary course of business or as otherwise permitted pursuant to Section 5.1(b)(v);
(x) sell, lease, license, transfer, exchange, swap, let lapse, cancel, pledge, abandon or otherwise dispose of, or subject to any Lien (other than any Lion Permitted Lien), any properties or assets (including Intellectual Property but excluding its own equity interests), except (A) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(b)(viii), (B) sales of inventory or products produced in the ordinary course of business, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (C) non-exclusive licenses of Intellectual Property in the ordinary course of business, (D) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds (when taken together with all other such transactions) $5,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such transaction), and (E) for transactions among Lion and its Lion Subsidiaries or among Lion Subsidiaries;
(xi) without limiting Section 6.8, settle, or offer or propose to settle, any Proceeding involving or against Lion or any Lion Subsidiary, other than (A) ordinary course disputes with vendors, customers or employees in which no litigation or arbitration commences and (B) settlements or compromises of any

Proceeding where (1) the amount paid in an individual settlement or compromise by Lion (and not including any amount paid by Lion’s third-party insurance carriers or third parties) does not exceed the amount set forth in Section 5.1(b)(xi) of the Lion Disclosure Letter and (2) there is no material non-monetary relief;
(xii) (A) make or change any material Tax election or change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (B) settle or compromise any audit or Proceeding relating to Taxes that involves a material amount of Taxes or (C) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax;
(xiii) make or commit to any new capital expenditure, other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident or (B) in the ordinary course of business or (C) an amount, in the aggregate, not in excess of 110% of the capital expenditure amount for the twelve-month period following the date of this Agreement set forth in Section 5.1(b)(xiii) of the Lion Disclosure Letter;
(xiv) except in the ordinary course of business or with respect to matters that are expressly permitted by the other provisions of this Section 5.1(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Lion Material Contract, or (B) modify, amend or terminate any Lion Material Contract or waive, release or assign any material rights, benefits or claims thereunder;
(xv) terminate, revoke, amend or otherwise modify the Joinder Agreements or any other Contract with New Topco, a Subsidiary of New Topco, Irish IntermediateCo or U.S. Merger Sub or any equityholder, director or officer thereof in such equityholder’s, director’s or officer’s capacity as such; or
(xvi) agree, resolve or commit, in writing or otherwise, to do any of the foregoing.
(c) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Lion Disclosure Letter, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Anaconda (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed in the case of this clause (z) that (1) subject to the requirements of Section 9.5 and clause (2) below, Lion shall only be required to seek consent from Anaconda in any form in writing (including email) deemed sufficient by Lion, (2) Lion shall submit such consent to the Anaconda Representatives, any of whom shall have the authority on behalf of Anaconda to approve or reject such request and (3) if an Anaconda Representative does not approve or reject such request within five Business Days of Lion’s submission of such request, such consent shall be deemed given by Anaconda), Lion shall use its commercially reasonable efforts to cause Nemaska to conduct its business in the ordinary course of business to the extent it is in a position of control with respect thereto.
(d) Without in any way limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Anaconda, directly or indirectly, the right to control or direct the operations of Lion prior to the Effective Time. Prior to the Effective Time, Lion shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.2. Conduct of Business by Anaconda Pending the Effective Time.
(a) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.2 of the Anaconda Disclosure Letter, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Lion (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed in the case of this clause (z) that (1) subject to the requirements of Section 9.5 and clause (2) below, Anaconda shall only be required to seek consent from Lion in any form in writing (including email) deemed sufficient by Anaconda and (2) Anaconda shall submit such consent to Gilberto Antoniazzi, Barbara Fochtman or such other persons identified in writing by Lion and delivered to Anaconda from time to time in accordance with the terms of Section 9.5 (each, the “Lion Representative”) who shall have the authority on behalf of Lion to approve or reject such request and (3) if the Lion Representative does not approve or reject such request within five Business Days of Anaconda’s submission of such request, such consent shall be deemed given by Lion), Anaconda shall, and shall cause each Anaconda Subsidiary (other than Naraha) to, conduct its business in the ordinary course of business, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with Governmental Entities and with customers, suppliers and other Persons with whom it and they have material business relations.
(b) Without limiting the generality and in furtherance of the foregoing, between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.2 of the Anaconda Disclosure Letter, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Lion (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed in the case of this clause (z) that (1) subject to the requirements of Section 9.5 and clause (2) below, Anaconda shall only be required to seek consent from Lion in any form in writing (including email) deemed sufficient by Anaconda, (2) Anaconda shall submit such consent to the Lion Representative who shall have the authority on behalf of Lion to approve or reject such request and (3) if the Lion Representative does not approve or reject such request within five Business Days of Anaconda’s submission of such request, such consent shall be deemed given by Lion), Anaconda shall not, and shall cause each Anaconda Subsidiary (other than Naraha) not to:
(i) (A) amend the Anaconda Governing Documents or the governing documents of any Anaconda Subsidiary, (B) split, combine, subdivide, reduce or reclassify any of its issued or unissued capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except as permitted by Section 5.2(b)(iii) or for any such transaction by an Anaconda Subsidiary which remains an Anaconda Subsidiary after consummation of such transaction, (C) declare, determine to be paid, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests, except for any dividends or distributions paid by a direct or indirect Anaconda Subsidiary to another direct or indirect Anaconda Subsidiary or to Anaconda, (D) enter into any agreement with respect to the voting of its capital stock or other equity interests, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (1) pursuant to the vesting of, exercise (whether cashless or not) of, forfeiture of, or withholding of Taxes with respect to, Anaconda Performance Rights, in each case in accordance with past practice and as required or permitted by the terms of the Anaconda Equity Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of capital stock or other equity interests of any Anaconda Subsidiary by Anaconda or any other Anaconda Subsidiary);
(ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (excluding any transactions, mergers or consolidations between Anaconda Subsidiaries or transfers of interests of Anaconda Subsidiaries to Anaconda or other Anaconda Subsidiaries, or liquidation or dissolution of an Anaconda Subsidiary);
(iii) except as required by the terms and conditions of any Anaconda Benefit Plan in effect on the date of this Agreement (including when the Anaconda Board of Directors is affirmatively required to exercise discretion thereunder, provided that the Anaconda Board of Directors is acting reasonably), (A) grant any long-term incentive awards (including Anaconda Performance Rights), other than in the ordinary course of business, (B) materially amend or modify any Anaconda Benefit Plan or establish any new material Anaconda Benefit Plan (including any plan, program or arrangement that would be an Anaconda Benefit Plan if it were in existence immediately before the date of this Agreement), other than to renew Anaconda’s health care insurance program in the ordinary course of business, (C) modify or increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, other than in the ordinary course of business (including, for the avoidance of doubt, any such increases made in response to inflation or to align salaries with existing market rates), (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (1) as part of Anaconda’s fiscal year 2023 annual compensation program, (2) as part of Anaconda’s fiscal year 2024 annual compensation program (in the case of clauses (1) and (2), consistent with past practice) or (3) otherwise in the ordinary course of business, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other Contract with any Labor Organization, (F) except as contemplated by Section 1.5, take any action to accelerate the vesting, payment or funding of any payment or benefit payable or to become payable to any of its directors, officers, employees or individual independent contractors, (G) terminate the employment of any Anaconda KMP, other than for cause, (H) hire any officer, employee or individual independent contractor having total target annual cash compensation of more than $300,000, or any Anaconda KMP, other than to fill open positions or positions that become open or to complete hirings that are already in progress as of the date hereof or to fill new roles that have been duly budgeted and approved, or (I) implement or announce any employee layoffs (other than for cause or in the ordinary course of business) or location closings (other than any consolidation of existing corporate offices within Australia in a manner which does not require any terminations except for cause);
(iv) make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS, Australian Accounting Standards, applicable Law (including applicable Canadian Securities Laws) or ASIC, ASX or TSX rules, regulations and policy;
(v) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of any business or investments in third parties (excluding any capital expenditures, which are the subject of Section 5.2(b)(xiii)), whether by merger, consolidation, purchase of property or assets, joint venture, licenses or otherwise, except for such transactions for consideration (including assumption of liabilities) that does not exceed (when taken together with all other such transactions) $10,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);
(vi) enter into any new material line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Anaconda as of the date of this Agreement;
(vii) issue, deliver, grant, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock, voting securities or other equity interests in Anaconda or any Anaconda Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interests, or any rights, warrants or options to acquire any such shares of its capital stock, voting securities or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Anaconda Performance Rights under any existing Anaconda Equity Plan, other than (A) as otherwise required by the terms and conditions of any Anaconda Performance Rights as in effect on the date hereof (including when the Anaconda Board of Directors is affirmatively required to exercise discretion thereunder, provided that the Anaconda Board of Directors is acting reasonably)) or issued after the date hereof in accordance with the terms of this Agreement, (B) issuances of Anaconda Shares (or on market purchase and subsequent transfer of Anaconda Shares by the Anaconda Share Plan trustee) in respect of the settlement of Anaconda Performance Rights outstanding on the date hereof and in accordance with their respective terms as in effect on the date hereof, (C) as permitted by Section 5.2(b)(iii) or (D) issuances of securities to Anaconda by an Anaconda Subsidiary or between Anaconda Subsidiaries;
(viii) create, incur, assume or otherwise become liable with respect to any Indebtedness (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), other than (A) Indebtedness solely between Anaconda and an Anaconda Subsidiary or between Anaconda Subsidiaries in the ordinary course of business, (B) in connection with any existing project financing or future project financing publicly disclosed by Anaconda prior to the date hereof and (C) in connection with letters of credit issued or hedging arrangements entered into in the ordinary course of business;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than Anaconda (in the case of loans and advances) or any Anaconda Subsidiary), in each case, other than in the ordinary course of business or as otherwise permitted pursuant to Section 5.2(b)(v);
(x) sell, lease, license, transfer, exchange, swap, let lapse, cancel, pledge, abandon or otherwise dispose of, or subject to any Lien (other than any Anaconda Permitted Lien), any properties or assets (including Intellectual Property but excluding its own equity interests), except (A) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.2(b)(viii), (B) sales of inventory or products produced in the ordinary course of business, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (C) non-exclusive licenses of Intellectual Property in the ordinary course of business, (D) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds (when taken together with all other such transactions) $5,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such transaction), and (E) for transactions among Anaconda and its Anaconda Subsidiaries or among Anaconda Subsidiaries;
(xi) without limiting Section 6.8, settle, or offer or propose to settle, any Proceeding involving or against Anaconda or any Anaconda Subsidiary, other than (A) ordinary course disputes with vendors, customers or employees in which no litigation or arbitration commences and (B) settlements or compromises of any Proceeding where (1) the amount paid in an individual settlement or compromise by Anaconda (and not including any amount paid by Anaconda’s third-party insurance carriers or third parties) does not exceed the amount set forth in Section 5.2(b)(xi) of the Anaconda Disclosure Letter and (2) there is no material non-monetary relief.
(xii) (A) make or change any material Tax election or change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (B) settle or compromise any audit or Proceeding relating to Taxes that involves a material amount of Taxes, or (C) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax;
(xiii) make or commit to any new capital expenditure, other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident, (B) in the ordinary course of business or (C) an amount, in the aggregate, not in excess of 110% of the capital expenditure amount for the twelve-month period following the date of this Agreement set forth in Section 5.2(b)(xiii) of the Anaconda Disclosure Letter;
(xiv) except in the ordinary course of business or with respect to matters that are expressly permitted by the other provisions of this Section 5.2(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be an Anaconda Material Contract, or (B) modify, amend or terminate any Anaconda Material Contract or waive, release or assign any material rights, benefits or claims thereunder; or
(xv) agree, resolve or commit, in writing or otherwise, to do any of the foregoing.
(c) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Anaconda Disclosure Letter, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Lion (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed in the case of this clause (z) that (1) subject to the requirements of Section 9.5 and clause (2) below, Anaconda shall only be required to seek consent from Lion in any form in writing (including email) deemed sufficient by Anaconda, (2) Anaconda shall submit such consent to the Lion Representatives, any of whom shall have the authority on behalf of Lion to approve or reject such request and (3) if a Lion Representative does not approve or reject such request within five Business Days of Anaconda’s submission of such request, such consent shall be deemed given by Lion), Anaconda shall use its commercially reasonable efforts to cause Naraha to conduct its business in the ordinary course of business to the extent it is in a position of control with respect thereto.

(d) Without in any way limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Lion, directly or indirectly, the right to control or direct the operations of Anaconda prior to the Scheme Effectiveness. Prior to the Scheme Effectiveness, Anaconda shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.3. Solicitation by Lion.
(a) Except as expressly permitted by this Section 5.3, Lion shall, and Lion shall cause the Lion Subsidiaries and each of its and the Lion Subsidiaries’ respective directors, officers and employees to, and shall use its reasonable best efforts to cause its and the Lion Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Lion Third Party conducted heretofore with respect to any inquiry, proposal or offer that constitutes a Lion Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Lion Competing Proposal. Lion will promptly (and in each case within 24 hours from the date of this Agreement) deliver written notice to each Lion Third Party (and such Lion Third Party’s Representatives) that has executed a confidentiality agreement for purposes of evaluating any transaction that could be a Lion Competing Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Lion or any Lion Subsidiary and shall promptly (and in each case within 24 hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Lion Third Party.
(b) No Solicitation or Negotiation. Lion agrees that, except as expressly permitted by this Section 5.3 (including if required under Section 5.3(a) and including as expressly permitted by Section 5.3(e)), it shall not, and it shall cause the Lion Subsidiaries and each of its and the Lion Subsidiaries’ respective directors, officers and employees not to, and it shall use reasonable best efforts to cause its and the Lion Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives not to, directly or indirectly:
(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Lion Competing Proposal;
(ii) engage in, continue or otherwise participate in any discussions or negotiations with any Lion Third Party with respect to, relating to or in furtherance of any Lion Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Lion Competing Proposal;
(iii) provide any non-public information or data or access to the properties, assets or employees of Lion or its Subsidiaries to any Lion Third Party in connection with, related to or in contemplation of any Lion Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Lion Competing Proposal;
(iv) approve any Lion Third Party becoming an “interested stockholder” under Section 203 of the Delaware Code;
(v) discuss with any Lion Third Party, approve or recommend, or propose to discuss, approve or recommend, or execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to a Lion Competing Proposal or any inquiry, proposal or offer, in each case of the foregoing that would reasonably be expected to lead to a Lion Competing Proposal (other than a confidentiality agreement as provided in Section 5.3(e)(ii) entered into in compliance with Section 5.3(e)(ii)); or
(vi) submit any Lion Competing Proposal to the vote of the Lion Stockholders;
provided, that notwithstanding anything to the contrary in this Section 5.3, Lion or any of its Representatives may, in response to an unsolicited inquiry or proposal from a Lion Third Party, inform a Lion Third Party or its Representative of the restrictions imposed by the provisions of this Section 5.3 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) Notice. Lion shall promptly notify Anaconda (in no event later than 48 hours) of (i) the receipt by any executive officer or director of Lion of any Lion Competing Proposal or any inquiries, expressions of interest, proposals or offers that are or would reasonably be expected to lead to a Lion Competing Proposal, (ii) the receipt by Lion (or any of its Representatives) of any request for information relating to Lion or any of its Subsidiaries from any Lion Third Party who has made or is reasonably likely to be seeking to make a Lion Competing Proposal, or (iii) any discussions or negotiations with respect to a Lion Competing Proposal sought to be initiated or continued by any Lion Third Party with Lion, its Subsidiaries or any of their respective Representatives. Each such notice shall indicate the name of such Person and contain a written summary of the material financial (including price) and other terms and conditions of any inquiries, expressions of interest, proposals, offers or requests. Following delivery of the initial notice, Lion shall keep Anaconda informed, on a reasonably current basis, of the status and material developments or terms of any such inquiries, expressions of interest, proposals, offers or requests (including any amendments thereto) and the status of any such discussions or negotiations. Neither Lion nor any of its Subsidiaries will enter into any agreement with any Person which prohibits Lion from providing any information to Anaconda in accordance with, or otherwise complying with, this Section 5.3.
(d) Lion agrees that, except as expressly permitted by Section 5.3(e), the Lion Board of Directors shall not, directly or indirectly:
(i) change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify in a manner adverse to Anaconda, the Lion Board Recommendation;
(ii) fail to include the Lion Board Recommendation in the Proxy Statement;
(iii) approve, adopt, endorse or recommend, or publicly propose or announce any intention to approve, adopt, endorse or recommend, any Lion Competing Proposal;
(iv) publicly agree or propose to enter into, any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to a Lion Competing Proposal (other than a confidentiality agreement as provided in Section 5.3(e)(ii) entered into in compliance with Section 5.3(e)(ii)) (a “Lion Alternative Acquisition Agreement”);
(v) in the case of a Lion Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Lion Shares (other than by Anaconda or an affiliate of Anaconda), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three Business Days prior to the date the Lion Special Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date the Lion Special Meeting is held, including adjournments) or (B) ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer; or
(vi) cause or permit Lion to enter into a Lion Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i) through (v), a “Lion Change of Recommendation”).
(e) Notwithstanding anything in this Agreement to the contrary:
(i) the Lion Board of Directors may, after consultation with its outside legal counsel, make such disclosures as the Lion Board of Directors determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or make any “stop, look and listen” communication or any other disclosure to the Lion Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or make a disclosure that is required by applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying in a manner adverse to Anaconda the Lion Board Recommendation, such disclosure shall be deemed to be a Lion Change of Recommendation and Anaconda shall have the right to terminate this Agreement as set forth in Section 8.1(e);

(ii) prior to, but not after, the receipt of the Lion Stockholder Approval, Lion and its Representatives may engage in the activities prohibited by Sections 5.3(b)(ii) or 5.3(b)(iii) (and, only with respect to a Lion Competing Proposal that satisfies the requirements in this Section 5.3(e)(ii), may solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Lion Competing Proposal or any modification thereto) with any Person if Lion receives a bona fide written Lion Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 5.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 5.3(b) may be furnished until Lion receives an executed confidentiality agreement from such Person containing obligations on the recipient of that information which the Lion Board of Directors, acting in good faith and after taking advice from Lion’s external legal advisers experienced in transactions of this nature, determines are appropriate for a transaction of the nature of a Lion Competing Proposal, and which contains standstill provisions that apply to the third party subject to exceptions that Lion (acting reasonably) considers appropriate in the circumstances having regard to (among other things) the fact that Lion is already subject to a public change of control proposal, as applicable; provided, further, that such confidentiality agreement does not contain provisions that prohibit Lion from providing any information to Anaconda in accordance with this Section 5.3 or that otherwise prohibits Lion from complying with the provisions of this Section 5.3; (B) any such non-public information has previously been made available to, or is made available to, Anaconda prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, save that Lion is not required to provide or make available to Anaconda any information that Lion, acting reasonably, determines is likely commercially sensitive information of that Person; and (C) prior to taking any such actions, the Lion Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Lion Competing Proposal is, or could reasonably be considered to become, a Lion Superior Proposal and that failing to take such actions would likely breach the statutory or fiduciary duties of the Lion Board of Directors under applicable Law;
(iii) prior to, but not after, the receipt of the Lion Stockholder Approval, the Lion Board of Directors shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to provide any non-public information to) any Person that has made a Lion Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Lion Board of Directors to make an informed determination under Section 5.3(e)(ii);
(iv) prior to, but not after, the receipt of the Lion Stockholder Approval, in response to a bona fide written Lion Competing Proposal from a Lion Third Party that was not solicited in breach of, and did not otherwise arise from a breach of, the obligations set forth in this Section 5.3, if the Lion Board of Directors so chooses, the Lion Board of Directors may effect a Lion Change of Recommendation; provided, however, that such a Lion Change of Recommendation may not be made unless and until:
(A) the Lion Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Lion Competing Proposal is a Lion Superior Proposal;
(B) the Lion Board of Directors determines in good faith, after consultation with its outside legal counsel, that failing to effect a Lion Change of Recommendation in response to such Lion Superior Proposal would likely breach the statutory or fiduciary duties of the Lion Board of Directors under applicable Law;
(C) Lion provides Anaconda written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Lion Board of Directors intends to consider whether to take such action and include all material terms and conditions of the Lion Competing Proposal;
(D) after giving such notice and prior to effecting such Lion Change of Recommendation, Lion shall make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Anaconda (to the extent Anaconda wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Lion Board of Directors not to effect a Lion Change of Recommendation in response thereto; and

(E) at the end of such four Business Day period, prior to taking action to effect a Lion Change of Recommendation, the Lion Board of Directors takes into account any adjustments or revisions to the terms of this Agreement proposed by Anaconda in writing and any other information offered by Anaconda in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Lion Competing Proposal remains a Lion Superior Proposal and that failing to effect a Lion Change of Recommendation in response to such Lion Superior Proposal would likely breach the statutory or fiduciary duties of the Lion Board of Directors under applicable Law; provided that in the event of any material amendment or material modification to any Lion Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Lion Superior Proposal shall be deemed material), Lion shall be required to deliver a new written notice to Anaconda and to comply with the requirements of this Section 5.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.3(e)(iv) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period; and
(v) prior to, but not after, receipt of the Lion Stockholder Approval, in response to a Lion Intervening Event that occurs or arises after the date of this Agreement and that did not arise from a breach of this Agreement by Lion, Lion may, if the Lion Board of Directors so chooses, effect a Lion Change of Recommendation; provided, however, that such a Lion Change of Recommendation may not be made unless and until:
(A) the Lion Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that a Lion Intervening Event has occurred;
(B) the Lion Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failing to effect a Lion Change of Recommendation in response to such Lion Intervening Event would likely breach the statutory or fiduciary duties of the Lion Board of Directors under applicable Law;
(C) Lion provides Anaconda written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Lion Board of Directors intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Lion Intervening Event;
(D) after giving such notice and prior to effecting such Lion Change of Recommendation and if requested by Anaconda, Lion negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Anaconda (to the extent Anaconda wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Lion Board of Directors not to effect a Lion Change of Recommendation in response thereto; and
(E) at the end of such four Business Day period, prior to taking action to effect a Lion Change of Recommendation, the Lion Board of Directors takes into account any adjustments or revisions to the terms of this Agreement proposed by Anaconda in writing and any other information offered by Anaconda in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that failing to effect a Lion Change of Recommendation in response to such Lion Intervening Event would likely breach the statutory or fiduciary duties of the Lion Board of Directors under applicable Law; provided that in the event of any material changes regarding any Lion Intervening Event, Lion shall be required to deliver a new written notice to Anaconda and to comply with the requirements of this Section 5.3(e)(v) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.3(e)(v) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period.
(f) Lion shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality (solely to the extent entered into in connection with a Lion Competing Proposal), “standstill” or similar agreement to which it or any of its Subsidiaries is a party, and Lion shall, or shall cause its applicable Subsidiary or Subsidiaries to, enforce the standstill provisions of any such agreement; provided that, notwithstanding any other provision in this Section 5.3, prior to, but not after, the time the Lion

Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Lion Board of Directors determines in good faith, after consultation with its outside legal counsel that failing to take such action would likely breach the statutory or fiduciary duties of the Lion Board of Directors under applicable Law, Lion may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Lion Competing Proposal to the Lion Board of Directors and communicate such waiver to the applicable third party; provided, however, that Lion shall advise Anaconda promptly (and in no event later than 48 hours) after taking such action. Lion represents and warrants to Anaconda that it has not taken any action that (i) would be prohibited by this Section 5.3(f) or (ii) but for the ability to take actions likely required by the statutory or fiduciary duties owed by the Lion Board of Directors under applicable Law, would have been prohibited by this Section 5.3(f), in each case, during the 30 days prior to the date of this Agreement.
(g) Notwithstanding anything to the contrary in this Section 5.3, any action, or failure to take action, that is taken by a director or officer of Lion or by any Representative of Lion acting at Lion’s direction or on its behalf, in each case, in violation of this Section 5.3, shall be deemed to be a breach of this Section 5.3 by Lion.
(h) Notwithstanding anything to the contrary in Section 5.3(c), a statement by or on behalf of Lion or by or on behalf of the Lion Board of Directors or any member of the Lion Board of Directors to the effect that (x) the Lion Board of Directors has determined that a Lion Competing Proposal is a Lion Superior Proposal and the notice and negotiation period required by Section 5.3(e)(iv) has commenced, (y) a Lion Intervening Event has occurred and the notice and negotiation period required by Section 5.3(e)(v) has commenced, or (z) Lion Stockholders should take no action pending the completion of the notice and negotiation period required by Section 5.3(e)(iv) or Section 5.3(e)(v) (as applicable), does not, in and of itself, (i) constitute a Lion Change of Recommendation, (ii) contravene this Agreement, (iii) give rise to an obligation to pay the Lion Termination Fee, or (iv) give rise to a termination right under this Agreement.
(i) References in this Section 5.3 to the “Lion Board of Directors” shall mean the Lion Board of Directors or, to the extent applicable, a duly authorized committee thereof.
(j) Nothing in this Section 5.3 will prevent the Lion Board of Directors from making any public disclosure required to comply with its obligations under applicable Law or the rules of the NYSE; provided, however, that if such disclosure has the effect of withdrawing or modifying in a manner adverse to Anaconda the Lion Board Recommendation, such disclosure shall be deemed to be a Lion Change of Recommendation and Anaconda shall have the right to terminate this Agreement as set forth in Section 8.1(e).
Section 5.4. Solicitation by Anaconda.
(a) Except as expressly permitted by this Section 5.4, Anaconda shall, and Anaconda shall cause the Anaconda Subsidiaries and each of its and the Anaconda Subsidiaries’ respective directors, officers and employees to, and shall use its reasonable best efforts to cause its and the Anaconda Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Anaconda Third Party conducted heretofore with respect to any inquiry, proposal or offer that constitutes an Anaconda Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Anaconda Competing Proposal. Anaconda will promptly (and in each case within 24 hours from the date of this Agreement) deliver written notice to each Anaconda Third Party (and such Anaconda Third Party’s Representatives) that has executed a confidentiality agreement for purposes of evaluating any transaction that could be an Anaconda Competing Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Anaconda or any Anaconda Subsidiary and shall promptly (and in each case within 24 hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Anaconda Third Party.
(b) No Solicitation or Negotiation. Anaconda agrees that, except as expressly permitted by this Section 5.4 (including if required under Section 5.4(a) and including as expressly permitted by Section 5.4(e)), it shall not, and it shall cause the Anaconda Subsidiaries and each of its and the Anaconda Subsidiaries’ respective directors, officers and employees not to, and it shall use reasonable best efforts to cause its and the Anaconda Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Anaconda Competing Proposal;
(ii) engage in, continue or otherwise participate in any discussions or negotiations with any Anaconda Third Party with respect to, relating to or in furtherance of any Anaconda Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Anaconda Competing Proposal;
(iii) provide any non-public information or data or access to the properties, assets or employees of Anaconda or its Subsidiaries to any Anaconda Third Party in connection with, related to or in contemplation of any Anaconda Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Anaconda Competing Proposal;
(iv) discuss with any Anaconda Third Party, approve or recommend, or propose to discuss, approve or recommend, or execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to an Anaconda Competing Proposal or any inquiry, proposal or offer, in each case of the foregoing that would reasonably be expected to lead to an Anaconda Competing Proposal (other than a confidentiality agreement as provided in Section 5.4(e)(i) entered into in compliance with Section 5.4(e)(i)); or
(v) submit any Anaconda Competing Proposal to the vote of the Anaconda Shareholders;
provided, that notwithstanding anything to the contrary in this Section 5.4, Anaconda or any of its Representatives may, in response to an unsolicited inquiry or proposal from an Anaconda Third Party, inform an Anaconda Third Party or its Representative of the restrictions imposed by the provisions of this Section 5.4 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).
(c) Notice. Anaconda shall promptly notify Lion (in no event later than 48 hours) of (i) the receipt by any executive officer or director of Anaconda of any Anaconda Competing Proposal or any inquiries, expressions of interest, proposals or offers that are or would reasonably be expected to lead to an Anaconda Competing Proposal, (ii) the receipt by Anaconda (or any of its Representatives) of any request for information relating to Anaconda or any of its Subsidiaries from any Anaconda Third Party who has made or is reasonably likely to be seeking to make an Anaconda Competing Proposal, or (iii) any discussions or negotiations with respect to an Anaconda Competing Proposal sought to be initiated or continued by any Anaconda Third Party with Anaconda, its Subsidiaries or any of their respective Representatives. Each such notice shall indicate the name of such Person and contain a written summary of the material financial (including price) and other terms and conditions of any inquiries, expressions of interest, proposals, offers or requests. Following delivery of the initial notice, Anaconda shall keep Lion informed, on a reasonably current basis, of the status and material developments or terms of any such inquiries, expressions of interest, proposals, offers or requests (including any amendments thereto) and the status of any such discussions or negotiations. Neither Anaconda nor any of its Subsidiaries will enter into any agreement with any Person which prohibits Anaconda from providing any information to Lion in accordance with, or otherwise complying with, this Section 5.4.
(d) Anaconda agrees that, except as expressly permitted by Section 5.4(e), the Anaconda Board of Directors shall not, directly or indirectly:
(i) change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify in a manner adverse to Lion, the Anaconda Board Recommendation;
(ii) fail to include the Anaconda Board Recommendation in the Scheme Booklet;
(iii) approve, adopt, endorse or recommend, or publicly propose or announce any intention to approve, adopt, endorse or recommend, any Anaconda Competing Proposal;
(iv) publicly agree or propose to enter into, any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to an Anaconda Competing Proposal (other than a confidentiality agreement as provided in Section 5.4(e)(i) entered into in compliance with Section 5.4(e)(i)) (a “Anaconda Alternative Acquisition Agreement”); or
(v) cause or permit Anaconda to enter into an Anaconda Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i) through (iv), a “Anaconda Change of Recommendation”).
(e) Notwithstanding anything in this Agreement to the contrary:
(i) prior to, but not after, the receipt of the Anaconda Shareholder Approval, Anaconda and its Representatives may engage in the activities prohibited by Sections 5.4(b)(ii) or 5.4(b)(iii) (and, only with respect to an Anaconda Competing Proposal that satisfies the requirements in this Section 5.4(e)(i), may solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Anaconda Competing Proposal or any modification thereto) with any Person if Anaconda receives a bona fide written Anaconda Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 5.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 5.4(b) may be furnished until Anaconda receives an executed confidentiality agreement from such Person containing obligations on the recipient of that information which the Anaconda Board of Directors, acting in good faith and after taking advice from Anaconda’s external legal advisers experienced in transactions of this nature, determines are appropriate for a transaction of the nature of a Anaconda Competing Proposal, and which contains standstill provisions that apply to the third party subject to exceptions that Anaconda (acting reasonably) considers appropriate in the circumstances having regard to (among other things) the fact that Anaconda is already subject to a public change of control proposal, as applicable; provided, further, that such confidentiality agreement does not contain provisions that prohibit Anaconda from providing any information to Lion in accordance with this Section 5.4 or that otherwise prohibits Anaconda from complying with the provisions of this Section 5.4; (B) any such non-public information has previously been made available to, or is made available to, Lion prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, save that Anaconda is not required to provide or make available to Lion any information that Anaconda, acting reasonably, determines is likely commercially sensitive information of that Person; and (C) prior to taking any such actions, the Anaconda Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Anaconda Competing Proposal is, or could reasonably be considered to become, an Anaconda Superior Proposal and that failing to take such actions would likely breach the statutory or fiduciary duties of the Anaconda Board of Directors under applicable Law;
(ii) prior to, but not after, the receipt of the Anaconda Shareholder Approval, the Anaconda Board of Directors shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to provide any non-public information to) any Person that has made an Anaconda Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Anaconda Board of Directors to make an informed determination under Section 5.4(e)(i);
(iii) prior to, but not after, the receipt of the Anaconda Shareholder Approval, in response to a bona fide written Anaconda Competing Proposal from a third party that was not solicited in breach of, and did not otherwise arise from a breach of, the obligations set forth in this Section 5.4, if the Anaconda Board of Directors so chooses, the Anaconda Board of Directors may effect an Anaconda Change of Recommendation; provided, however, that such an Anaconda Change of Recommendation may not be made unless and until:
(A) the Anaconda Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Anaconda Competing Proposal is an Anaconda Superior Proposal;

(B) the Anaconda Board of Directors determines in good faith, after consultation with its outside legal counsel, that failing to effect an Anaconda Change of Recommendation in response to such Anaconda Superior Proposal would likely breach the statutory or fiduciary duties of the Anaconda Board of Directors under applicable Law;
(C) Anaconda provides Lion written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Anaconda Board of Directors intends to consider whether to take such action and include all material terms and conditions of the Anaconda Competing Proposal;
(D) after giving such notice and prior to effecting such Anaconda Change of Recommendation, Anaconda shall make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Lion (to the extent Lion wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Anaconda Board of Directors not to effect an Anaconda Change of Recommendation in response thereto; and
(E) at the end of such four Business Day period, prior to taking action to effect an Anaconda Change of Recommendation, the Anaconda Board of Directors takes into account any adjustments or revisions to the terms of this Agreement proposed by Lion in writing and any other information offered by Lion in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Anaconda Competing Proposal remains an Anaconda Superior Proposal and that failing to effect an Anaconda Change of Recommendation in response to such Anaconda Superior Proposal would likely breach the statutory or fiduciary duties of the Anaconda Board of Directors under applicable Law; provided that in the event of any material amendment or material modification to any Anaconda Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Anaconda Superior Proposal shall be deemed material), Anaconda shall be required to deliver a new written notice to Lion and to comply with the requirements of this Section 5.4(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.4(e)(iii) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period; and
(iv) prior to, but not after, receipt of the Anaconda Shareholder Approval, (A) in response to an Anaconda Intervening Event that occurs or arises after the date of this Agreement or (B) due to the Independent Expert not concluding (or ceasing to conclude) that the Scheme is in the best interest of Anaconda Shareholders (the “Independent Expert Event”), and, in each case, that did not arise from a breach of this Agreement by Anaconda, Anaconda may, if the Anaconda Board of Directors so chooses, effect an Anaconda Change of Recommendation; provided, however, that such an Anaconda Change of Recommendation may not be made unless and until:
(A) in the case of an Anaconda Intervening Event, the Anaconda Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that an Anaconda Intervening Event has occurred;
(B) in the case of an Anaconda Intervening Event, the Anaconda Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failing to effect an Anaconda Change of Recommendation in response to such Anaconda Intervening Event would likely breach the statutory or fiduciary duties of the Anaconda Board of Directors under applicable Law;
(C) Anaconda provides Lion written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Anaconda Board of Directors intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Anaconda Intervening Event or the Independent Expert Event, as applicable;
(D) after giving such notice and prior to effecting such Anaconda Change of Recommendation and if requested by Lion, Anaconda negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Lion (to the extent Lion wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Anaconda Board of Directors not to effect an Anaconda Change of Recommendation in response thereto; and
(E) at the end of such four Business Day period, prior to taking action to effect an Anaconda Change of Recommendation, the Anaconda Board of Directors takes into account any adjustments or revisions to the terms of this Agreement proposed by Lion in writing and any other information offered by Lion in response to the notice, and in the case of an Anaconda Intervening Event, determines in good faith after consultation with its financial advisors and outside legal counsel, that failing to effect an Anaconda Change of Recommendation in response to such Anaconda Intervening Event would likely breach the statutory or fiduciary duties of the Anaconda Board of Directors under applicable Law; provided that in the event of any material changes regarding any Anaconda Intervening Event, Anaconda shall be required to deliver a new written notice to Lion and to comply with the requirements of this Section 5.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.4(e)(iv) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period.
(f) Anaconda shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality (solely to the extent entered into in connection with an Anaconda Competing Proposal), “standstill” or similar agreement to which it or any of its Subsidiaries is a party, and Anaconda shall, or shall cause its applicable Subsidiary or Subsidiaries to, enforce the standstill provisions of any such agreement; provided that, notwithstanding any other provision in this Section 5.4, prior to, but not after, the time the Anaconda Shareholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Anaconda Board of Directors determines in good faith, after consultation with its outside legal counsel that failing to take such action would likely breach the statutory or fiduciary duties of the Anaconda Board of Directors under applicable Law, Anaconda may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make an Anaconda Competing Proposal to the Anaconda Board of Directors and communicate such waiver to the applicable third party; provided, however, that Anaconda shall advise Lion promptly (and in no event later than 48 hours) after taking such action. Anaconda represents and warrants to Lion that it has not taken any action that (i) would be prohibited by this Section 5.4(f) or (ii) but for the ability to take actions likely required by the statutory or fiduciary duties owed by the Anaconda Board of Directors under applicable Law, would have been prohibited by this Section 5.4(f), in each case, during the 30 days prior to the date of this Agreement.
(g) Notwithstanding anything to the contrary in this Section 5.4, any action, or failure to take action, that is taken by a director or officer of Anaconda or by any Representative of Anaconda acting at Anaconda’s direction or on its behalf, in each case, in violation of this Section 5.4, shall be deemed to be a breach of this Section 5.4 by Anaconda.
(h) Notwithstanding anything to the contrary in Section 5.4(d), a statement by or on behalf of Anaconda or by or on behalf of the Anaconda Board of Directors or any member of the Anaconda Board of Directors to the effect that (x) the Anaconda Board of Directors has determined that an Anaconda Competing Proposal is an Anaconda Superior Proposal and the notice and negotiation period required by Section 5.4(e)(iii) has commenced, (y) an Anaconda Intervening Event or Independent Expert Event has occurred and the notice and negotiation period required by Section 5.4(e)(iv) has commenced, or (z) Anaconda Shareholders should take no action pending the completion of the notice and negotiation period required by Section 5.4(e)(iii) or Section 5.4(e)(iv) (as applicable), does not, in and of itself, (i) constitute an Anaconda Change of Recommendation, (ii) contravene this Agreement, (iii) give rise to an obligation to pay the Anaconda Termination Fee, or (iv) give rise to a termination right under this Agreement.
(i) References in this Section 5.4 to the “Anaconda Board of Directors” shall mean the Anaconda Board of Directors or, to the extent applicable, a duly authorized committee thereof.
(j) Nothing in this Section 5.4 will prevent the Anaconda Board of Directors from making any public disclosure required to comply with its obligations under applicable Law, the ASX Listing Rules or the rules of the TSX; provided, however, that if such disclosure has the effect of withdrawing or modifying in a manner adverse to Lion the Anaconda Board Recommendation, such disclosure shall be deemed to be an Anaconda Change of Recommendation and Lion shall have the right to terminate this Agreement as set forth in Section 8.1(f).
Section 5.5. Preparation of the Scheme Booklet, the Proxy Statement and the Form S-4; Lion Special Meeting; Anaconda Scheme Meeting.
(a) Subject to the other terms hereof, as promptly as reasonably practicable following the date hereof, each of Anaconda, New Topco and Lion shall cooperate in preparing and Anaconda (in the case of the Scheme Booklet) and New Topco and Lion (in the case of the Proxy Statement and Form S-4) shall cause to be filed:
(i) with the SEC, (A) the proxy statement relating to the matters to be submitted to the Lion Stockholders at the Lion Special Meeting, which will be used as a prospectus of New Topco with respect to the New Topco Shares issuable in the Merger (such proxy and prospectus materials, and any amendments or supplements thereto, the “Proxy Statement”) and (B) a registration statement on Form S-4 (of which the Proxy Statement will form a part as a prospectus of New Topco) pursuant to which the offer and sale of New Topco Shares in the Merger will be registered pursuant to the Securities Act (together with any amendments and supplements thereto, the “Form S-4”);
(ii) with ASIC (and, subsequently, the Court), the Scheme Booklet; provided that the Scheme Booklet will be filed with ASIC at a mutually agreed reasonable time following the initial filing of the Form S-4 with the SEC, so as to permit ASIC to finish its review of the Scheme Booklet as soon as practicable after SEC approval of the Form S-4, and so that the Scheme Booklet can then be lodged immediately with the Court (subject to Section 5.5(g)); and
(iii) with the Jersey Financial Services Commission (in respect of New Topco only), (A) the Proxy Statement, Form S-4, and/or any other relevant documentation required to be submitted for prior approval in accordance with the Companies (General Provisions) (Jersey) Order 2002; and (B) the New Topco S-8, and/or any other relevant documentation required to be submitted for prior approval in accordance with the Control of Borrowing (Jersey) Order 1958.
Each of the Parties shall use its reasonable best efforts to (i) respond as promptly as reasonably practicable to any comments from the SEC, have the Proxy Statement cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as reasonably practicable (subject to mutually agreed postponement of such effectiveness if either Lion or Anaconda reasonably considers it necessary or advisable in connection with a postponement of the Scheme Meeting and/or the Lion Special Meeting pursuant to this Section 5.5), keep the Form S-4 effective as long as is necessary to consummate the Scheme and the Merger and mail the Proxy Statement to the Lion Stockholders as promptly as reasonably practicable after the Form S-4 is declared effective and the Scheme Booklet is approved by the Court at the First Court Hearing, (ii) respond as promptly as reasonably practicable to any comments from ASIC, TSX or the Court with respect to the Scheme Booklet and dispatch the Scheme Booklet to the Anaconda Shareholders as promptly as reasonably practicable after its approval by the Court at the First Court Hearing. Subject to the other terms hereof, Anaconda and Lion will cooperate in good faith to coordinate the timing of the mailing of the Proxy Statement and the Scheme Booklet with the objective of mailing the Proxy Statement and the Scheme Booklet as promptly as reasonably practicable following the date hereof (subject to mutually agreed postponement of such mailing if either Lion or Anaconda reasonably considers it necessary or advisable in connection with a postponement of the Scheme Meeting and/or the Lion Special Meeting pursuant to this Section 5.5); and (iii) respond as promptly as reasonably practicable to any comments from the Jersey Financial Services Commission in respect of the Proxy Statement, Form S-4, New Topco S-8 and/or any other relevant documentation requiring the prior approval of the Jersey Financial Services Commission and ensure that such documentation is in the appropriate form to receive the required approval from the Jersey Financial Services Commission with respect thereto.
(b) Each Party shall, as promptly as reasonably practicable after receipt thereof, provide the other Parties with copies of any written comments with respect to the Proxy Statement, the Form S-4, the New Topco S-8 or the Scheme Booklet that are received from the SEC, the Jersey Financial Services Commission, ASIC, TSX or the Court (as applicable). Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or the Form S-4 prior to filing such with the SEC or the Jersey Financial Services Commission, or the Scheme Booklet prior to its filing with the Court, TSX or ASIC (other than any filing, amendment or supplement in connection with a Lion Change of

Recommendation or an Anaconda Change of Recommendation, in each case that is made in accordance with Section 5.3 or Section 5.4, as applicable) and consider such other Party’s comments in good faith, and each Party will promptly provide the other Party with a copy of all such filings made with the SEC, the Jersey Financial Services Commission, the Court and ASIC. Anaconda shall request that the Court hold the First Court Hearing as promptly as reasonably practicable following the conclusion of ASIC’s review of the Scheme Booklet pursuant to section 411(2) of the Australian Act.
(c) Each Party shall, as promptly as reasonably practicable, prepare and furnish all information concerning such Party required to be included in the Proxy Statement and the Form S-4 pursuant to the Securities Act and Exchange Act, the Companies (General Provisions) (Jersey) Order 2002 and the Scheme Booklet pursuant to the Australian Act, the Australian Regulations, Canadian Securities Laws, ASX Listing Rules, TSX Company Manual, and RG 60, including with respect to the preparation and inclusion of any required pro forma or audited or other financial information (including by preparing, as promptly as reasonably practicable, financial statements in accordance with GAAP or with a reconciliation to GAAP to the extent the same is so required), and shall provide any other information concerning such Person and its Subsidiaries to the other Parties to be included therein and provide such other assistance and cooperation as may be reasonably requested by such other Party in the preparation of the Proxy Statement, the Form S-4, the Scheme Booklet and the resolution of any comments to any of the foregoing received from the SEC, the Jersey Financial Services Commission, the Court, TSX or ASIC. Without limiting the foregoing, Lion, Anaconda and New Topco shall be responsible for preparing or causing to be prepared as promptly as reasonably practicable after the date of this Agreement any New Topco financial information or pro forma financial information required to be included in the Form S-4 or the Scheme Booklet, as applicable. Each Party shall use its reasonable best efforts to cause its independent registered public accounting firm to consent to the inclusion or incorporation by reference of its audit reports on the annual audited consolidated financial statements included in the Form S-4 and, if requested by Anaconda, the Scheme Booklet.
(d) Each of Anaconda and Lion shall use its reasonable best efforts to ensure that the information relating to Anaconda and its Subsidiaries in the case of Anaconda, and relating to Lion, New Topco and their respective Subsidiaries in the case of Lion, contained in the Form S-4, the Proxy Statement and the Scheme Booklet will not, (i) in the case of the Proxy Statement, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Lion Stockholders or at the time of the Lion Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), (ii) in the case of the Form S-4 and the Proxy Statement, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective or any post-effective amendment thereto or to the Proxy Statement is declared effective, or (iii) in the case of the Scheme Booklet, on the date the Scheme Booklet is first mailed to Anaconda Shareholders, or at the time of the Scheme Meeting, with respect to each of the foregoing clauses (i) through (iii), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and, in respect of the Scheme Booklet, be misleading or deceptive in any material respect (whether by omission or otherwise), including in the form and context in which it appears in the Scheme Booklet. If any information relating to Lion, New Topco or Anaconda, respectively, or any of their respective Subsidiaries, should be discovered by Lion or Anaconda which, in the reasonable judgment of Lion or Anaconda, respectively, should be set forth in an amendment of, or a supplement to, any of the Form S-4, the Proxy Statement or the Scheme Booklet so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, or, in respect of the Scheme Booklet, not be misleading or deceptive in any material respect (whether by omission or otherwise), including in the form and context in which it appears in the Scheme Booklet, the Party that discovers such information shall promptly notify the other Parties, and Lion or Anaconda shall cooperate in the prompt filing with (to the extent required by applicable Law) the SEC, the Jersey Financial Services Commission, ASIC, TSX or the Court (as applicable) of any necessary amendment of, or supplement to, the Scheme Booklet, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the Anaconda Shareholders or Lion Stockholders (as applicable). The Scheme Booklet shall contain a responsibility statement to the effect that (A) Lion is responsible for the information about Lion, New Topco and their respective Subsidiaries contained in the Scheme Booklet and (B) Anaconda is responsible for the information about Anaconda, the Anaconda Subsidiaries and such other matters as Anaconda is responsible for under applicable Law, contained in the Scheme Booklet.

(e) Subject to the other terms hereof, Lion shall, in accordance with applicable Law and the Lion Governing Documents and subject to Section 5.5(g), cause the Lion Special Meeting to be duly called and held as promptly as reasonably practicable after clearance of the Form S-4 by the SEC for the purpose of obtaining the Lion Stockholder Approval. Subject to Section 5.3, Lion shall, through the Lion Board of Directors, make the Lion Board Recommendation, include such Lion Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Lion Stockholder Approval, unless in each case of the foregoing there has been a Lion Change of Recommendation in accordance with the terms of Section 5.3(e). Once Lion has established a record date for the Lion Special Meeting, Lion shall not, without the prior written consent of Anaconda (not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Lion Special Meeting; provided that Lion shall have the right, following consultation with Anaconda, to make one or more successive postponements, adjournments or other delays of the Lion Special Meeting of not more than 15 days individually (i) if, on a date for which the Lion Special Meeting is scheduled, Lion has not received proxies representing a sufficient number of Lion Shares to obtain the Lion Stockholder Approval, whether or not a quorum is present, or (ii) if insufficient Lion Shares would be represented at the Lion Special Meeting to constitute a quorum necessary to conduct the business of the Lion Special Meeting, (iii) if such adjournment, postponement or delay is reasonably determined to be required by applicable Law, including to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to Lion Stockholders or to permit dissemination of information which is material to the Lion Stockholders voting at the Lion Special Meeting and to give Lion Stockholders sufficient time to evaluate any such supplement or amendment or other information; provided, that the 15-day period provided for in this sentence will not apply to adjournment, postponement or delay pursuant to this clause (iii) and any such adjournment or postponement will allow for reasonable additional time (as reasonably determined by Lion in consultation with outside legal counsel), or (iv) if the Scheme Meeting has been adjourned or postponed by Anaconda in accordance with Section 5.5(f), to the extent necessary to enable the Lion Special Meeting and the Scheme Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 5.5(g). Other than pursuant to clause (iii) or (iv) of the prior sentence or with the prior written consent of Anaconda, the Lion Special Meeting may not be adjourned or postponed to a date that is, in the aggregate, more than 60 days after the date for which the Lion Special Meeting was originally scheduled. Once Lion has established a record date for the Lion Special Meeting, Lion shall not change such record date or establish a different record date for the Lion Special Meeting without the prior written consent of Anaconda (not to be unreasonably withheld, conditioned or delayed), unless (x) following consultation with Anaconda, required to do so by applicable Law or the Lion Governing Documents, (y) Lion reasonably determines it is necessary or advisable to obtain the Lion Stockholder Approval or (z) it is required in connection with any adjournment or postponement of the Lion Special Meeting permitted by the preceding sentences (it being understood that in the case of this clause (z), Lion shall consult with and consider in good faith the views of Anaconda in connection with setting such new record date). Without the prior written consent of Anaconda, the approval of this Agreement shall be the only matter (other than (1) matters of procedure and matters required by applicable Law to be voted on by the Lion Stockholders in connection with the adoption of this Agreement or the Transactions (including a “say-on-golden-parachute” non-binding advisory vote) and (2) any required votes of the Lion Stockholders with respect to the contemplated governing documents of New Topco) that Lion shall propose to be acted on by the Lion Stockholders at the Lion Special Meeting. During the proxy solicitation period Lion shall keep Anaconda reasonably informed of the number of proxy votes received in respect of resolutions to be proposed at the Lion Special Meeting.
(f) Subject to the other terms hereof, Anaconda shall, in accordance with applicable Law and as promptly as reasonably practicable, apply for an order of the Court pursuant to subsection 411(1) of the Australian Act directing Anaconda to convene the Scheme Meeting and, as soon as reasonably practicable after such order is made by the Court, request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Australian Act, and, subject to Section 5.5(g), cause the Scheme Meeting to be duly called and held in accordance with such order of the Court and as promptly as reasonably practicable following the mailing of the Scheme Booklet (as approved by the Court) for the purposes of obtaining the Anaconda Shareholder Approval. Subject to Section 5.4, Anaconda shall, through the Anaconda Board of Directors, make the Anaconda Board Recommendation, include such Anaconda Board Recommendation in the Scheme Booklet, and solicit and use its reasonable best efforts to obtain the Anaconda Shareholder Approval, unless in each case of the foregoing there has been an Anaconda Change of Recommendation in accordance with the terms of Section 5.4(e). Once Anaconda has established a date for the

Scheme Meeting, Anaconda shall not, without the prior written consent of Lion (not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Scheme Meeting; provided that Anaconda shall have the right, following consultation with Lion, to make one or more successive postponements, adjournments or delays of the Scheme Meeting of not more than 15 days individually (i) if, on a date for which the Scheme Meeting is scheduled, Anaconda has not received proxies representing a sufficient number of Anaconda Shares to obtain the Anaconda Shareholder Approval, whether or not a quorum is present, (ii) if such adjournment, postponement or delay is reasonably determined to be (x) required by applicable Law (including any Order of the Court), including to the extent necessary to ensure that any necessary supplement or amendment to the Scheme Booklet is provided or made available to Anaconda Shareholders or to permit dissemination of information which is material to the Anaconda Shareholders voting at the Scheme Meeting and to give Anaconda Shareholders sufficient time to evaluate any such supplement or amendment or other information, or (y) necessary or advisable in the event that one or more of the required Governmental Consents under Antitrust Laws or Investment Screening Laws required to be obtained pursuant to the Condition in paragraph 1(h) of Exhibit A and the status of which would be material to Anaconda Shareholders voting at the Scheme Meeting has not been obtained at such time; provided, that the 15-day period provided for in this sentence will not apply to adjournment or postponement pursuant to this clause (ii) and any such adjournment or postponement will allow for reasonable additional time (as reasonably determined by Anaconda in consultation with outside legal counsel), (iii) if insufficient Anaconda Shares would be represented at the Scheme Meeting to constitute a quorum necessary to conduct the business of the Scheme Meeting or (iv) if the Lion Special Meeting has been adjourned or postponed by Lion in accordance with Section 5.5(e), to the extent necessary to enable the Scheme Meeting and the Lion Special Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 5.5(g). Other than pursuant to clause (ii) or (iv) of the prior sentence or with the prior written consent of Lion, the Scheme Meeting may not be adjourned or postponed to a date that is, in the aggregate, more than 60 days after the date for which the Scheme Meeting was originally scheduled. Once Anaconda has established a record date for the Scheme Meeting, Anaconda shall not change such record date or establish a different record date for the Scheme Meeting without the prior written consent of Lion (not to be unreasonably withheld, conditioned or delayed), unless (x) following consultation with Lion, required to do so by the Court, applicable Law or the Anaconda Governing Documents, (y) Anaconda reasonably determines it is necessary or advisable to obtain the Anaconda Shareholder Approval or (z) it is required in connection with any adjournment or postponement of the Scheme Meeting permitted by the preceding sentences (it being understood that in the case of this clause (z), Anaconda shall consult with and consider in good faith the views of Lion in connection with setting such new record date). Without the prior written consent of Lion, the approval of the Scheme shall be the only matter (other than (A) matters of procedure and matters required by applicable Law to be voted on by the Anaconda Shareholders in connection with the approval of the Scheme or the Transactions and (B) any required votes of the Anaconda Shareholders with respect to the contemplated governing documents of New Topco) that Anaconda shall propose to be acted on by the Anaconda Shareholders at the Scheme Meeting. During the proxy solicitation period, Anaconda shall keep Lion reasonably informed of the number of proxy votes received in respect of resolutions to be proposed at the Scheme Meeting. Anaconda shall request that the Court hold the Second Court Hearing as promptly as reasonably practicable following the Anaconda Shareholder Approval.
(g) Notwithstanding anything to the contrary herein, it is the intention of the Parties that, and each of the Parties shall cooperate and use their reasonable best efforts to cause that, the date and time of the Lion Special Meeting and the Scheme Meeting shall be coordinated such that they occur within a single period of 24 consecutive hours, and in any event as close in time as possible, and at a time (taking into account scheduled Court recess) such that the Second Court Hearing could be held promptly thereafter.
ARTICLE VI.
ADDITIONAL AGREEMENTS
Section 6.1. Access; Confidentiality; Notice of Certain Events.
(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to the Confidentiality Agreement, each Party shall, and shall cause each of its Subsidiaries to, (x) afford any other Party and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the properties, offices, books, Contracts, commitments, personnel and records of the applicable Party and its Subsidiaries and (y) furnish reasonably promptly to any other Party and its Representatives such information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. To the extent reasonably required in connection with the development of the post-closing integration plan pursuant to Section 6.11, each Party shall, and shall cause each of its Subsidiaries to, afford to any other Party and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the personnel of the applicable Party and its Subsidiaries and (y) furnish reasonably promptly to such other Party and its Representatives such information (financial or otherwise) concerning its business and personnel as such other Party may reasonably request.
(b) Lion shall give prompt notice to Anaconda (x) of any notice or other communication received by Lion or any of the Lion Subsidiaries from any Governmental Entity in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Lion, Anaconda or their respective Subsidiaries, or (y) of any Proceeding commenced or, to Lion’s knowledge, threatened, against Lion or any Lion Subsidiary or otherwise relating to, involving or affecting Lion or any Lion Subsidiary, in each case in connection with, arising from or otherwise relating to the Transactions. Anaconda shall give prompt notice to Lion (x) of any notice or other communication received by Anaconda or any of the Anaconda Subsidiaries from any Governmental Entity in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Lion, Anaconda or their respective Subsidiaries, or (y) of any Proceeding commenced or, to Anaconda’s knowledge, threatened, against Anaconda or any Anaconda Subsidiary or otherwise relating to, involving or affecting Anaconda or any Anaconda Subsidiary, in each case in connection with, arising from or otherwise relating to the Transactions.
(c) Notwithstanding the foregoing, no Party shall be required by this Section 6.1 to provide another Party or its Representatives with access to such properties, offices, books, Contracts, commitments, personnel and records, or to furnish any such information, (i) the disclosure of which would violate any applicable Law (provided however that the applicable Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law), or (ii) that is subject to any attorney-client, attorney work product or other legal privilege (provided however that the applicable Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each Party shall not be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a “Phase II”) of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of the other Party (which may be granted or withheld in such other Party’s sole discretion).
(d) The failure to deliver any notice pursuant to Section 6.1(b) shall not result in or constitute a failure of any of the Conditions or the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.
Section 6.2. Filings; Other Actions; Notification.
(a) Cooperation. Except where an alternative standard is required pursuant to the terms and conditions of this Agreement and subject to the limitations set forth in Section 6.2(b), Anaconda and Lion shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement to consummate and make effective the Transactions as promptly as reasonably practicable (and in any event prior to the End Date), including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed under any applicable Antitrust Laws or Investment Screening Laws with respect to the Transactions, including the CFIUS Notice) and to obtain as promptly as reasonably practicable (and in any event prior to the End Date) all consents, registrations, approvals, permits, expirations or terminations of waiting periods and authorizations necessary or advisable to be obtained from any Governmental Entity and any third party, in each case in order to consummate the Transactions, including the CFIUS Approval. In furtherance and not in limitation of the foregoing (but subject to the limitations set forth in Section 6.2(b)), each of the Parties shall use its reasonable best efforts to resolve as promptly as reasonably practicable (and in any event prior to the End Date) such objections, if any, as may be asserted by any Governmental Entity in connection with any applicable Laws with respect to the Transactions. Subject to applicable Laws relating to the exchange of information, each of Anaconda and Lion shall (i) have the right to review in advance and, to the extent practicable and permitted by applicable Law, each will consult the other on, any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Transactions, (ii) provide the other with copies of all material substantive written correspondence between it (or its Subsidiaries or its or their respective Representatives) and any Governmental Entity relating to the Transactions, (iii) consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any applicable Law prior to their submission; provided that materials furnished pursuant to this Section 6.2 may be redacted as necessary to address reasonable attorney-client or other privilege concerns, or as necessary to address any applicable Law relating to the exchange of information.
(b) Notwithstanding anything in this Agreement to the contrary:
(i) neither Anaconda nor any of its Subsidiaries shall be required to, and Lion may not and may not allow any of its Subsidiaries to, without the prior written consent of Anaconda: (A) give any guarantee or other consideration in respect of any Governmental Consent in connection with this Agreement or the Transactions; (B) litigate, pursue, defend or otherwise contest any Proceeding or Order relating to this Agreement or the Transactions; or (C) take or agree to take any action, or refrain or agree to refrain from taking any action, or offer, negotiate, accept, permit, become subject to or suffer to exist any action, restriction, condition, limitation, understanding, consent decree, hold separate order or other arrangement, that would reasonably be expected to: (1) require the sale, license, assignment, transfer or divestiture of any business or assets of any of Anaconda or Lion, or any of their respective Subsidiaries; or (2) limit, impair, alter, change or restrict Anaconda’s or Lion’s (or any of their respective Subsidiaries’) freedom of action or commercial practices with respect to, or its or their ability to retain, their respective businesses or any portion thereof (each of clauses (1) and (2), a “Restriction”), in each case of the immediately foregoing clauses (1) and (2) that, together with any other such action, would reasonably be expected to have a material and adverse impact on Anaconda and the Anaconda Subsidiaries, taken as a whole, or the benefits or synergies that Anaconda expects to realize from the Transactions; it being understood that Anaconda’s obligation to agree to any Restriction “as promptly as reasonably practicable” shall not preclude or restrict Anaconda from (I) engaging in discussions or negotiations with any applicable Governmental Entity regarding the requirement, scope or terms of such divestiture or other Restriction, or (II) subject to Section 6.2(b)(ii), engaging in litigation (including any appeals) with any Governmental Entity relating to the matters contemplated by this Section 6.2; provided, that in exercising the foregoing rights in clause (I) and (II), Anaconda shall act reasonably and as promptly as reasonably practicable and in a manner that would not reasonably be expected to delay the consummation of the Transactions beyond the End Date, and, prior to taking such action, consult with Lion; and
(ii) neither Lion nor any of its Subsidiaries shall be required to, and Anaconda may not and may not allow any of its Subsidiaries to, without the prior written consent of Lion: (A) give any guarantee or other consideration in respect of any Governmental Consent in connection with this Agreement or the Transactions; (B) litigate, pursue, defend or otherwise contest any Proceeding or Order relating to this Agreement or the Transactions; or (C) take or agree to take any action, or refrain or agree to refrain from taking any action, or offer, negotiate, accept, permit, become subject to or suffer to exist any action, restriction, condition, limitation, understanding, consent decree, hold separate order or other arrangement, that would reasonably be expect to constitute a Restriction that, together with any other such action, would reasonably be expected to have a material and adverse impact on Lion and the Lion Subsidiaries, taken as a whole, or the benefits or synergies that Lion expects to realize from the Transactions; it being understood that Lion’s obligation to agree to any Restriction “as promptly as reasonably practicable” shall not preclude or restrict Lion from (I) engaging in discussions or negotiations with any applicable Governmental Entity regarding the requirement, scope or terms of such divestiture or other Restriction, or (II) subject to Section 6.2(b)(i), engaging in litigation (including any appeals) with any Governmental Entity relating to the matters contemplated by this Section 6.2; provided, that in exercising the foregoing rights in clause (I) and (II), Lion shall act reasonably and as promptly as reasonably practicable and in a manner that would not reasonably be expected to delay the consummation of the Transactions beyond the End Date, and, prior to taking such action, consult with Anaconda.

(iii) In no event shall Anaconda, Lion or their respective Subsidiaries be required to propose, commit to or effect any Restriction (and neither Anaconda nor Lion and their respective Subsidiaries shall propose, commit to or effect any Restriction without the prior written consent of the other Party, which may, subject to this Section 6.2, be withheld in such Party’s sole discretion) with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Scheme Effectiveness or the Merger Closing.
(c) Subject to the terms of Section 6.12 and except as otherwise expressly set forth herein or in the Lion Disclosure Letter or the Anaconda Disclosure Letter, Lion and Anaconda shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to cause all notices to be given to, and all consents to be obtained from, all Persons required pursuant to any material Contract to which such Party is a party in connection with the Transactions or any other Contract for which consent is reasonably necessary, proper or advisable to consummate the Transactions and the other Party requests such Party to obtain, as promptly as reasonably practicable; provided, however, that none of Lion, Anaconda nor any of their respective Subsidiaries shall have any obligation to (i) amend or modify any Contract for the purpose of obtaining such a consent, (ii) pay any consideration to or make any accommodation for any Person for the purpose of obtaining such a consent, (iii) pay any costs and expenses of any Person resulting from the process of obtaining such a consent or (iv) commence any Proceeding to obtain such a consent, and neither Lion nor Anaconda shall, without the prior written consent of the other party, take any such action if it would be commercially unreasonable to do so.
(d) Except as otherwise required under this Agreement, each of Lion and Anaconda shall not (and shall cause its Subsidiaries and affiliates not to) acquire or agree to acquire any business, or a substantial portion of the assets or equity of any business, if such acquisition would be reasonably likely to prevent or materially delay the Scheme Effectiveness or the Merger Closing.
Section 6.3. Publicity. To the extent permitted by applicable Law and subject to the immediately following sentence, Lion and Anaconda shall consult with each other and consider in good faith the comments of the other before, directly or indirectly, issuing or causing the publication of any press release or making any other public announcement or public communication with respect to the Transactions and, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or make such other announcement or communication, shall not take any such action without the prior written consent of the other Party. Notwithstanding the foregoing, neither Lion nor Anaconda will be required to consult with or obtain the consent of the other Party with respect to any such press release, public announcement or other public communication (a) if the Lion Board of Directors has effected a Lion Change of Recommendation in accordance with Section 5.3 and such release, announcement or communication relates thereto, (b) if the Anaconda Board of Directors has effected an Anaconda Change of Recommendation in accordance with Section 5.4 and such release, announcement or communication relates thereto, (c) if the information contained therein substantially reiterates (and is not inconsistent with) previous press releases, announcements or communications made by Anaconda and Lion in compliance with this Section 6.3 or (d) in connection with any dispute between the Parties regarding this Agreement or the Transactions.
Section 6.4. Directors’ and Officers’ Insurance and Indemnification. In furtherance and not in limitation of any rights that the past and present directors and officers of Lion and its Subsidiaries (collectively, the “Lion Indemnified Parties”) and the past and present directors and officers of Anaconda and its Subsidiaries (collectively, the “Anaconda Indemnified Parties” and, together with the Lion Indemnified Parties, the “Indemnified Parties”) may otherwise be entitled to pursuant to those agreements set forth on Section 6.4 of the Lion Disclosure Letter (in the case of the Lion Indemnified Parties) or Section 6.4 of the Anaconda Disclosure Letter (in the case of the Anaconda Indemnified Parties):
(a) From and after the Effective Time, New Topco shall, or shall cause the Surviving Corporation (in the case of the Lion Indemnified Parties) and Anaconda (in the case of the Anaconda Indemnified Parties) to, indemnify and hold harmless all Indemnified Parties against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law and pursuant to the Lion Governing Documents or the organizational documents of any Lion Subsidiary (with respect to past and present directors and officers of Lion and its Subsidiaries), the Anaconda Governing Documents or the organizational documents of any Anaconda Subsidiary (with respect to past and present directors and officers of Anaconda and its Subsidiaries) or any indemnification agreements, if any, in existence on the date of this Agreement and set forth on Section 6.4 of the Lion Disclosure Letter or the Anaconda Disclosure Letter, respectively; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of Lion, Anaconda or any of their respective Subsidiaries or of any Person serving at the request of Lion, Anaconda or any of their respective Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by applicable Law and provided pursuant to the Lion Governing Documents or the organizational documents of any Lion Subsidiary (with respect to past and present directors and officers of Lion and its Subsidiaries), the Anaconda Governing Documents or the organizational documents of any Anaconda Subsidiary (with respect to past and present directors and officers of Anaconda and its Subsidiaries) or any indemnification agreements, if any, in existence on the date of this Agreement.
(b) The Parties agree that after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) or in any agreement, if any, in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For seven years after the Effective Time, New Topco shall cause to be maintained in effect the provisions in (i) the Lion Governing Documents and the organizational documents of any Lion Subsidiary that are in existence on the date of this Agreement (with respect to past and present directors and officers of Lion and its Subsidiaries), (ii) the Anaconda Governing Documents or the organizational documents of any Anaconda Subsidiary that are in existence on the date of this Agreement (with respect to past and present directors and officers of Anaconda and its Subsidiaries) and (iii) any other agreements of Lion, Anaconda or any of their respective Subsidiaries with any Indemnified Party, if any, in existence on the date of this Agreement and set forth on Section 6.4 of the Lion Disclosure Letter or the Anaconda Disclosure Letter, respectively, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time without the consent of such Indemnified Party.
(c) At or prior to the Effective Time, Lion and Anaconda shall be permitted to, and if Lion or Anaconda is unable to, New Topco shall, purchase a prepaid directors’ and officers’ liability “tail” insurance policy or other comparable directors’ and officers’ liability and fiduciary liability policies, in each case providing coverage for claims asserted prior to and for seven years after the Effective Time with respect to any matters existing or occurring at or prior to the Effective Time (and, with respect to claims made prior to or during such period, until final resolution thereof), with levels of coverage, terms, conditions, retentions and limits of liability that are at least as favorable as those contained in Lion’s or Anaconda’s (as applicable) directors’ and officers’ insurance policies and fiduciary liability insurance policies in effect as of the date hereof (the “D&O Insurance”); provided that (x) neither Lion or Anaconda may purchase D&O Insurance if the aggregate annual cost exceeds 300% of the current annual premium paid by Lion or Anaconda (as applicable) and (y) if the aggregate annual cost for such insurance coverage exceeds 300% of the current annual premium paid by Lion or Anaconda (as applicable), New Topco shall instead be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate annual cost of 300% of the current annual premium.
(d) In the event New Topco, the Surviving Corporation or Anaconda or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of New Topco, the Surviving Corporation or Anaconda, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.4 shall be in addition to any rights such individual may have under the Delaware Code, the Australian Act, the Companies (Jersey) Law 1991, the Lion Governing Documents or the organizational documents of any Lion Subsidiary, the Anaconda Governing Documents or the organizational documents of any Anaconda Subsidiary, the organizational documents of New Topco or any indemnification agreements set forth on Section 6.4 of the Lion Disclosure Letter or Section 6.4 of the Anaconda Disclosure Letter.
Section 6.5. Takeover Statutes. If any Takeover Statute applicable to Lion or any Lion Subsidiary is or may become applicable to this Agreement or the Transactions, Lion and the Lion Board of Directors, in reasonable consultation with Anaconda and with such reasonable assistance as may be required from Anaconda and the Anaconda Board of Directors, shall take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as reasonably practicable on the terms of this Agreement (but neither Lion nor the Lion Board of Directors will be required to take any action that would, or would be reasonably likely to, contravene any applicable Law). If any Takeover Statute applicable to Anaconda or any Anaconda Subsidiary is or may become applicable to this Agreement or the Transactions, Anaconda and the Anaconda Board of Directors, in reasonable consultation with Lion and with such reasonable assistance as may be required from Lion and the Lion Board of Directors, shall take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as reasonably practicable on the terms of this Agreement (but neither Anaconda nor the Anaconda Board of Directors will be required to take any action that would, or would be reasonably likely to, contravene any applicable Law).
Section 6.6. Employee Benefits Matters.
(a) During the period commencing at the Effective Time and ending on the earlier of the first anniversary of the Effective Time or December 31, 2024 (the “Continuation Period”), New Topco shall, or shall cause the Surviving Corporation, Anaconda or any applicable Subsidiary of New Topco to, provide the Continuing Employees with (i) base salary or hourly wage and short-term cash incentive bonus opportunity that, in each case, is no less than the base pay or hourly wage and short-term cash incentive bonus opportunity paid or made available, respectively, to the applicable Continuing Employee immediately prior to the Effective Time, (ii) severance benefits that are no less favorable to the applicable Continuing Employee than those applicable immediately prior to the Effective Time, and (iii) group employee benefits that are substantially similar in the aggregate to the group employee benefits provided to the Continuing Employees under either the Lion Benefit Plans or the Anaconda Benefit Plans, as applicable, immediately prior to the Effective Time.
(b) Effective as of the Effective Time and to the extent permissible under applicable Law and the terms of the applicable benefit or compensation plan (provided, that to the extent not permissible under the terms of the applicable plan, the plan sponsor shall amend the applicable benefit or compensation plan to effectuate the provisions of this Section 6.6(b) or, if such benefit or compensation plan cannot be so amended, Anaconda and Lion shall consult to determine an appropriate benefit or compensation alternative to effectuate the intent of this Section 6.6(b)), for purposes of vesting, eligibility to participate and level of benefits under the Anaconda Benefit Plans or Lion Benefit Plans in which any employee of Anaconda or Lion or any of their respective Subsidiaries who continues to be employed by New Topco or its Subsidiaries immediately after the Effective Time (collectively, the “Continuing Employees”) participates during the Continuation Period (such benefit plans, collectively, the “New Plans”), each Continuing Employee shall be credited with his or her years of service with Lion, Anaconda or any of their respective Subsidiaries and their respective predecessors before the Effective Time to the extent such Continuing Employee was entitled, before the Effective Time, to credit for such service under any Anaconda Benefit Plan, Lion Benefit Plan or applicable Law, as applicable, for similar purposes prior to the Effective Time; provided that the foregoing shall not apply with respect to (i) to the extent that the employees of Anaconda and its Subsidiaries and the employees of Lion and its Subsidiaries are treated similarly, any defined benefit pension plan, (ii) any equity-based plan or arrangement, (iii) to the extent that the employees of Anaconda and its Subsidiaries and the employees of Lion and its Subsidiaries participating in the New Plan are treated similarly, the level of the employer contribution under any U.S. tax-qualified or non-qualified defined contribution plans, (iv) the determination of the level of benefits, including any employer subsidy, applicable to a Continuing Employee under any New Plan that provides retiree medical benefits, (v) any benefit plan that is frozen or for which participation is limited to a grandfathered population, (vi) if such service was recognized for similar purposes prior to the Effective Time, to the extent that its application would result in a Continuing Employee receiving service credit in excess of the maximum service credit that such Continuing Employee, respectively, could be credited for such similar purpose or (vii) to the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service. Notwithstanding anything to the contrary within the foregoing sentence, nothing in this Section 6.6(b) shall be interpreted to prevent any Continuing Employee from receiving the full service credit for his or her years of service with Lion, Anaconda or any of their respective Subsidiaries and their respective predecessors before the Effective Time that was already provided to such individual within any benefit plan in which that Continuing Employee was participating in or was eligible to participate in immediately prior to the Effective Time.
(c) Anaconda and Lion shall reasonably cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Anaconda or Lion and their respective Subsidiaries in accordance with all applicable Laws and works council or other bargaining agreements, if any.
(d) Between the date of this Agreement and the Effective Time, Lion and Anaconda shall use their commercially reasonable efforts to cooperate with each other as necessary to enable the Parties to comply with the provisions of this Section 6.6 and to furnish to one another such information regarding employment and benefits (including information related to the provision of services by any third-party vendors) as the other may from time to time reasonably request.
(e) Lion and Anaconda shall provide each other with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of Lion, Anaconda or any of their respective Subsidiaries if such communications relate to any of the Transactions, and will provide the other Party with a reasonable opportunity to review and comment on such communications prior to distribution.
(f) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Anaconda, the Surviving Corporation or any of their respective affiliates, or shall interfere with or restrict in any way the rights of Anaconda, the Surviving Corporation or any of their respective affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or any other Person at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Anaconda, the Surviving Corporation or any of their respective affiliates and the Continuing Employee; any severance, benefit or other applicable plan or program covering such Continuing Employee; or applicable Law. Without limiting the generality of Section 9.10 and notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.6, express or implied, shall (i) be deemed or construed to establish, terminate or be an amendment or other modification of any Lion Benefit Plan, Anaconda Benefit Plan, New Plan or any other compensation or benefit plan, program, scheme, agreement, policy, Contract or arrangement, (ii) create any third party rights or remedies of any nature whatsoever in any current or former employee, director, or service provider of Lion, Anaconda or their affiliates (or any beneficiaries or dependents thereof) or any other Person who is not a Party to this Agreement, (iii) limit or otherwise prevent or restrict New Topco, the Surviving Corporation, or any applicable Subsidiary of New Topco from providing compensation, benefits, and other employment terms and conditions to Continuing Employees in accordance with the requirements of applicable Law or Contract with any Labor Organization or (iv) alter or limit the ability of New Topco, the Surviving Corporation, Anaconda or any of their respective affiliates to establish, amend, modify or terminate any Lion Benefit Plan, Anaconda Benefit Plan, New Plan or other compensation or benefit plan, program, scheme, agreement, policy, Contract or arrangement at any time assumed, established, sponsored or maintained by any of them.
Section 6.7. Rule 16b-3. Prior to the Effective Time, Lion and New Topco shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Lion equity securities (including derivative securities) and acquisitions of New Topco equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of Lion subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Lion or New Topco, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8. Transaction Litigation; Notices. Each of Anaconda and Lion shall promptly notify the other of any shareholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it, any of its Subsidiaries or its or their respective directors or officers, in each case by any shareholder of Anaconda or Lion, as applicable, relating to this Agreement or any of the Transactions (collectively, the “Transaction Litigation”) and shall keep the other Party reasonably informed regarding any Transaction Litigation. Each of Anaconda and Lion shall have the right to participate in, but not control, the defense of any Transaction Litigation brought against the other Party, any of its Subsidiaries or its or their directors or officers and the Party controlling such defense shall consult with the other Party regarding the defense of any such Transaction Litigation and take into consideration all of such other Party’s reasonable comments or requests with respect to such Transaction Litigation. Prior to the Merger Closing, neither Lion nor any Lion Subsidiary shall settle, offer to settle or otherwise permit or participate in, directly or indirectly, the settlement or offer or settlement of any such Transaction Litigation without the prior written consent of Anaconda, such consent not to be unreasonably withheld, conditioned or delayed. Prior to the Scheme Implementation, neither Anaconda nor any Anaconda Subsidiary shall settle, offer to settle or otherwise permit or participate in, directly or indirectly, the settlement or offer or settlement of any such Transaction Litigation without the prior written consent of Lion, such consent not to be unreasonably withheld, conditioned or delayed. In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.8 and Section 5.1 or Section 5.2, the provisions of this Section 6.8 shall control.
Section 6.9. Listing.
(a) Delisting and Deregistration Matters.
(i) Prior to the Effective Time, Lion shall take all actions as may be necessary, proper or advisable under applicable Law and the rules and policies of NYSE such that the delisting of the Lion Shares from the NYSE and the deregistration of the Lion Shares under the Exchange Act shall occur as promptly as reasonably practicable after the Effective Time.
(ii) Except to the extent required to comply with applicable Law, Anaconda shall not take any action within its control to cause Anaconda Shares to cease being quoted on ASX or to become suspended from quotation prior to the Scheme Effective Date.
(iii) Anaconda will (A) apply to ASX to suspend trading in Anaconda Shares with effect from the close of trading on the Scheme Effective Date, (B) apply to TSX to delist Anaconda from TSX with effect on and from the close of trading on the Scheme Effective Date, or such other date as Lion and Anaconda may agree, acting reasonably, following consultation with TSX, and (C) apply to ASX to remove Anaconda from the official list of ASX with effect on and from the close of trading on the trading day immediately following the Scheme Implementation Date, or such other date as Lion and Anaconda may agree, acting reasonably, following consultation with ASX. Anaconda will use its reasonable best efforts to cease being a reporting issuer in each of the jurisdictions in Canada where it is currently a reporting issuer as promptly as practicable after the Scheme Implementation Date.
(b) Exchange Listing. New Topco, Lion and Anaconda shall use their respective reasonable best efforts to cause the New Topco Shares (including those New Topco Shares issued in connection with the CDIs) and CDIs to be issued pursuant to the Merger and the Scheme and in accordance with this Agreement, the Scheme, the Deed Poll and the Form S-4 to be approved for listing on the date of the Merger Closing on the NYSE (in the case of New Topco Shares) and on the trading day following the Scheme Effectiveness on ASX (in the case of CDIs), subject to official notice of issuance in the case of the NYSE and admission to quotation in the case of ASX; provided that until the Scheme Implementation Date the CDIs will trade on ASX on a deferred settlement basis. If any of the Parties discovers that an amendment or supplement to documents or other information filed with the NYSE or ASX should be filed pursuant to applicable Law, or so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that makes such discovery shall promptly notify the other Parties and each Party shall use reasonable best efforts to cause an appropriate amendment or supplement to be filed with the NYSE and ASX, as applicable, and, to the extent required by applicable Law, to cause such information to be made public.

(c) Indices. New Topco, Lion and Anaconda shall use their respective reasonable best efforts to seek the inclusion after the Effective Time of the New Topco Shares (including those New Topco Shares issued in connection with the CDIs) and the CDIs in an S&P index (in the case of the New Topco Shares) and the ASX 200 index (in the case of the CDIs).
Section 6.10. New Topco Governing Documents; New Topco Capital Increase.
(a) The Parties will take all such actions necessary such that, effective upon and following the Effective Time (but, in the case of Section 6.10(a)(i), (x) and (xi), effective prior to the Scheme Effectiveness):
(i) The name, ticker symbol and headquarters location of New Topco as of the Effective Time will be mutually determined in good faith by Lion and Anaconda prior to the Scheme Effectiveness.
(ii) The New Topco Board shall consist of 14 directors, seven of whom shall be from the Anaconda Board of Directors and shall be nominated by Anaconda prior to the Scheme Effectiveness (the “Anaconda Nominees”) and seven of whom (the “Lion Nominees”) shall be from the Lion Board of Directors, including the Chief Executive Officer of Lion as of immediately prior to the Effective Time, and shall be nominated by Lion prior to the Scheme Effectiveness.
(iii) The initial Chairman of the New Topco Board shall be the Chairman of the Anaconda Board of Directors as of immediately prior to the Scheme Implementation.
(iv) The initial Chief Executive Officer and Chief Financial Officer of New Topco shall be the Chief Executive Officer and Chief Financial Officer, respectively, of Lion as of immediately prior to the Effective Time.
(v) The executive leadership structure of New Topco (other than the Chief Executive Officer and Chief Financial Officer) as of the Effective Time will be mutually determined in good faith by Lion and Anaconda prior to the Scheme Effectiveness, and the persons to fill such positions as of the Effective Time will be mutually determined in good faith by Lion and Anaconda prior to the Scheme Effectiveness with the objective of filling such positions with the most qualified persons.
(vi) New Topco’s applicable corporate governance policies as of the Effective Time shall require that there be a mandatory retirement age of 75 for the members of the New Topco Board.
(vii) New Topco’s applicable corporate governance policies as of the Effective Time shall require that the New Topco Board have the following committees: an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Nominating and Corporate Governance Committee (the “Nominating Committee”), a Sustainability Committee (the “Sustainability Committee”), and such other committees as determined by the New Topco Board from time to time.
(viii) Each of the Chair of the Audit Committee and the Compensation Committee as of the Effective Time shall be an Anaconda Nominee, as determined by Anaconda prior to the Scheme Effectiveness.
(ix) Each of the Chair of the Nominating Committee and the Sustainability Committee as of the Effective Time shall be a Lion Nominee, as determined by Lion prior to the Scheme Effectiveness.
(x) New Topco shall become a public limited company incorporated under the Laws of the Bailiwick of Jersey in accordance with the Steps Plan and shall remain as such until the Effective Time.
(xi) The Memorandum of Association and Articles of Association of New Topco shall, as of immediately prior to the Scheme Effectiveness and until amended after the Effective Time in accordance with their terms, be as set forth on Exhibit E.
(b) Prior to the approval of the Form S-4 by the SEC, the Parties agree to take all corporate action, and New Topco shall take or cause to be taken all such steps (if any), as may be required for New Topco to issue the New Topco Shares in respect of the Scheme and the Merger (the “New Topco Capital Increase”), including the due passing of related shareholders resolutions and board resolutions. Prior to the Effective Time, the Parties agree to take all action for New Topco to adopt an equity incentive plan that is reasonably and mutually acceptable to Anaconda and Lion to implement the provisions of Section 1.5 and Section 2.9.

(c) The Parties shall use their respective reasonable best efforts such that, effective immediately (and in any event as promptly as reasonably practicable) following the Effective Time, the sole jurisdiction of tax residence of New Topco shall be the Republic of Ireland.
Section 6.11. Integration Planning. As promptly as reasonably practicable after the date hereof, the Chief Executive Officer of Anaconda and the Chief Executive Officer of Lion and such other individuals as shall be jointly designated by the Chief Executive Officer of Anaconda and the Chief Executive Officer of Lion will, in good faith and subject to applicable Law, work to develop a post-closing integration plan. Neither Party shall have control over any other Party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant Party, in each case subject to the terms and conditions of this Agreement.
Section 6.12. Financing Cooperation. During the period from the date of this Agreement to the Effective Time, the Parties shall cooperate in good faith to mutually determine and use their respective reasonable best efforts to implement any necessary, appropriate or desirable actions and arrangements in anticipation of the consummation of the Transactions regarding each Party’s and its Subsidiaries’ Indebtedness and all credit agreements, indentures, notes or other documents or instruments governing or relating to such Indebtedness, including arrangements by way of amendments, consents, offers to exchange, offers to purchase, redemption, payoff, new financing or otherwise and with respect to refinancing, retaining, repaying or terminating a Party’s or its Subsidiaries’ Indebtedness and the credit agreements, indentures, notes or other documents governing or relating to such Indebtedness (including, if and as applicable, the delivery of all required notices and taking of all customary actions reasonably necessary to facilitate the termination of commitments under, repayment in full of and release of any Lien, if any, in each case at the Effective Time).
Section 6.13. Tax Matters.
(a) Prior to the Effective Time, none of Anaconda, the Anaconda Subsidiaries, Lion, the Lion Subsidiaries or the New Topco Parties shall take or cause to be taken, or fail to take or cause to be taken, any action, which action or failure to act could reasonably be expected to (i) prevent the Merger and the Scheme from qualifying for the Intended Tax Treatment or (ii) cause New Topco to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions. Except as otherwise required by applicable Law, the Parties shall, and shall cause their affiliates to, treat, for U.S. federal income tax purposes, (A) the Transactions consistently with the Intended Tax Treatment and (B) New Topco as a foreign corporation for U.S. federal income tax purposes. No party shall, or shall permit its affiliates to, take any position for Tax purposes inconsistent therewith, except to the extent otherwise required by applicable Law. Each Party agrees that this Agreement constitutes, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding any provision in this Agreement to the contrary, none of Anaconda, the Anaconda Subsidiaries, Lion, the Lion Subsidiaries, the New Topco Parties or the Surviving Corporation shall have any liability or obligation to any holder of Lion Shares or Anaconda Shares should the Merger or the Scheme fail to qualify for the Intended Tax Treatment or should New Topco be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 or the Treasury Regulations promulgated thereunder.
(b) Each Party shall promptly notify the other Party in writing if, before the Effective Time, such Party knows or has reason to believe that (i) the Merger and the Scheme may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment) or (ii) New Topco may be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 and the Treasury Regulations promulgated thereunder, in each case as a result of the Transactions. If, due to any change in applicable Law prior to the Effective Time, New Topco would be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions, the Parties shall work together in good faith to change the method or structure of effecting the combination of Lion and Anaconda (including the provisions of Article I and Article II) as necessary to prevent such result while preserving the relative economics of the Parties, the Anaconda Shareholders and the Lion Stockholders in all material respects. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by the Parties in accordance with Section 9.1.

(c) Each Party shall use reasonable best efforts to cause its officers to execute and deliver to Sidley Austin LLP and/or Davis Polk & Wardwell LLP, as applicable, customary tax representation letters in form and substance reasonably satisfactory to such advisor at such time or times as such advisor shall reasonably request, including (i) on the date the Proxy Statement or the Form S-4, as applicable, shall have been declared effective by the SEC, (ii) on such other date(s) as determined reasonably necessary by such advisor in connection with the preparation and filing of the Proxy Statement or the Form S-4, (iii) at the Merger Closing and (iv) on such other dates as determined reasonably necessary or appropriate by such advisor.
(d) New Topco and Lion shall, and shall cause the Surviving Corporation to, comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6) and shall use commercially reasonable efforts to make arrangements with each “five-percent transferee shareholder” of New Topco within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) that informs New Topco that it intends to enter into, or has entered into, a gain recognition agreement with the IRS under Treasury Regulations Section 1.367(a)-8 with respect to any of the Transactions intended to reasonably ensure that such shareholder will be informed of any disposition of any property that would require the recognition of gain under such shareholder’s gain recognition agreement entered into under Treasury Regulations Section 1.367(a)-8.
(e) New Topco shall cause Irish IntermediateCo to elect, as of the formation date for Irish IntermediateCo, to be classified for U.S. federal income tax purposes as a foreign eligible entity disregarded as separate from its sole owner, and neither New Topco, Lion nor Irish IntermediateCo shall change or otherwise revoke such election on or prior to the Effective Time.
Section 6.14. Appeal Process. If the Court refuses to make any orders directing Anaconda to convene the Scheme Meeting or approving the Scheme, Lion and Anaconda shall:
(a) consult with each other in good faith as to whether to appeal the Court’s decision; and
(b) appeal the Court decision unless Lion and Anaconda agree otherwise or an independent senior counsel opines that, in his or her view, an appeal would have no reasonable prospect of success.
Section 6.15. Steps Plan. Each Party hereby agrees to effect the transactions set forth on the Steps Plan in the manner set forth therein for purposes of effecting the Scheme Effectiveness, Scheme Implementation and the Merger Closing.
Section 6.16. Fiscal Year End. Each Party hereby agrees to use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable, to establish and maintain that, following the Merger Closing, the fiscal year end for New Topco shall be December 31, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings.
Section 6.17. Joinder Agreements. The Parties hereby agree that upon the execution by each of Irish IntermediateCo and U.S. Merger Sub of the Joinder Agreements, such Party shall become entitled to, and subject to, all of the rights and obligations of “Irish IntermediateCo” or “U.S. Merger Sub,” as the case may be, under this Agreement.
Section 6.18. Other Agreements. The Parties hereby agree to the matters set forth on Section 6.18 of the Anaconda Disclosure Letter and Section 6.18 of the Lion Disclosure Letter.
ARTICLE VII.
CONDITIONS
Section 7.1. Scheme Conditions. The Conditions are hereby incorporated in and shall constitute a part of this Agreement.
Section 7.2. Merger Conditions. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by such Party of the following condition: the Scheme Implementation shall have occurred.

Section 7.3. Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1 or 7.2 or Exhibit A, as the case may be, to be satisfied if such Party’s (or, in the case of Lion, a New Topco Party’s) breach in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement was the principal cause of such failure.
ARTICLE VIII.
TERMINATION
Section 8.1. Termination. This Agreement may be terminated and the Scheme, the Merger and the other Transactions may be abandoned at any time prior to the Scheme Effectiveness (or, solely in the case of Section 8.1(a), Section 8.1(d) or Section 8.1(g), at any time prior to the Effective Time) and (except in the case of Section 8.1(b)(ii), Section 8.1(b)(iii), Section 8.1(c)(ii), Section 8.1(c)(iii), Section 8.1(c)(iv), Section 8.1(e) and Section 8.1(f)) whether before or after the Anaconda Shareholder Approval or the Lion Stockholder Approval have been obtained:
(a) by mutual written consent of Anaconda and Lion;
(b)
(i) by Lion (provided that any of Lion, or a New Topco Party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of the Conditions in paragraphs 2(a) or 2(b) of Exhibit A), if Anaconda shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the Conditions in paragraphs 3(a) or 3(b) of Exhibit A and (B) is either incapable of being cured or is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Lion thereof;
(ii) by Lion, prior to the receipt of the Lion Stockholder Approval, if there has occurred a Lion Change of Recommendation pursuant to Section 5.3(e)(iv); provided that prior to or concurrently with such termination Lion pays or causes to be paid to Anaconda the Lion Termination Fee; or
(iii) by Lion, prior to the receipt of the Lion Stockholder Approval, if there has occurred a Lion Change of Recommendation in response to a Lion Intervening Event pursuant to Section 5.3(e)(v); provided that prior to or concurrently with such termination Lion pays or causes to be paid to Anaconda the Lion Termination Fee;
(c)
(i) by Anaconda (provided that Anaconda is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of the Conditions in paragraphs 3(a) or 3(b) of Exhibit A), if Lion or a New Topco Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the Conditions in paragraphs 2(a) or 2(b) of Exhibit A and (B) is either incapable of being cured or is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Anaconda thereof;
(ii) by Anaconda, prior to the receipt of the Anaconda Shareholder Approval, if there has occurred an Anaconda Change of Recommendation pursuant to Section 5.4(e)(iii); provided that prior to or concurrently with such termination Anaconda pays or causes to be paid to Lion the Anaconda Termination Fee;
(iii) by Anaconda, prior to the receipt of the Anaconda Shareholder Approval, if there has occurred an Anaconda Change of Recommendation in response to an Anaconda Intervening Event pursuant to Section 5.4(e)(iv); provided that prior to or concurrently with such termination Anaconda pays or causes to be paid to Lion the Anaconda Termination Fee; or
(iv) by Anaconda, prior to the receipt of the Anaconda Shareholder Approval, if there has occurred an Anaconda Change of Recommendation following an Independent Expert Event pursuant to Section 5.4(e)(iv); provided that, in the case such Independent Expert Event is caused by the existence of an Anaconda Competing Proposal, prior to or concurrently with such termination Anaconda pays or causes to be paid to Lion the Anaconda Termination Fee;

(d) by either Anaconda or Lion, if the Scheme Effectiveness shall not have occurred by 5:00 p.m. AWST, on the End Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose material breach (or, in the case of Lion, a New Topco Party’s material breach) of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of the Scheme Effectiveness not occurring prior to the End Date;
(e) by Anaconda, prior to the receipt of the Lion Stockholder Approval, if (i) there has occurred a Lion Change of Recommendation or (ii) an intentional and material breach of the first sentence of Section 5.5(e) by Lion shall have occurred;
(f) by Lion, prior to the receipt of the Anaconda Shareholder Approval, if (i) there has occurred an Anaconda Change of Recommendation or (ii) an intentional and material breach of the first sentence of Section 5.5(f) by Anaconda shall have occurred;
(g) by either Lion or Anaconda if (i) any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order that is in effect and permanently restrains, enjoins or otherwise prohibits the consummation of the Merger or the Scheme or (ii) any Governmental Entity having jurisdiction over a Party shall have adopted a Law that is in effect that permanently makes illegal or otherwise permanently prohibits the consummation of the Merger or the Scheme (provided that if any such Law arises out of or relates to Antitrust Laws or Investment Screening Laws, such Law will only result in a right to terminate this Agreement pursuant to this Section 8.1(g)(ii) to the extent it would constitute a Material Restraint; provided, further, that, for clarity, notwithstanding anything to the contrary in the definition of Material Restraint, such Law must permanently prohibit or permanently make illegal the consummation of the Merger or the Scheme); provided that the right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to any Party whose material breach (or, in the case of Lion, a New Topco Party’s material breach) of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of such Order or Law;
(h) by either Lion or Anaconda, if:
(i) the Anaconda Shareholder Approval shall not have been obtained at the Scheme Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or
(ii) the Lion Stockholder Approval shall not have been obtained at the Lion Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or
(i) by either Anaconda or Lion, if the Court declines or refuses to make any orders directing Anaconda to convene the Scheme Meeting or declines or refuses to approve the Scheme, and either (subject to compliance with Section 6.14) (x) no appeal of the Court’s decision is made, or (y) on appeal, a court of competent jurisdiction issues a final and non-appealable ruling upholding the declination or refusal (as applicable) of the Court; provided that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to any Party whose material breach (or, in the case of Lion, a New Topco Party’s material breach) of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of such declination or refusal.
Section 8.2. Effect of Termination.
(a) In the event this Agreement is terminated pursuant to Section 8.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2 and as set forth in Section 9.2, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve (i) Lion from any obligation to pay, if applicable, the Lion Termination Fee pursuant to Section 8.2(b) or (ii) Anaconda from any obligation to pay, if applicable, the Anaconda Termination Fee pursuant to Section 8.2(c); provided further that no such termination shall relieve or otherwise affect the liability of any Party for fraud or any Intentional Breach of this Agreement by such Party prior to termination.
(b) If this Agreement is terminated (x) by Anaconda pursuant to Section 8.1(e) or (y) by Lion pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii), then Lion shall, within two Business Days after such termination in the case of clause (x) or prior to or concurrently with such termination in the case of clause (y), pay Anaconda a fee equal to $64,600,000 (the “Lion Termination Fee”). In addition, if (i) this Agreement is terminated (A) by

Anaconda or Lion pursuant to Section 8.1(d) or Section 8.1(h)(ii) or (B) by Anaconda pursuant to Section 8.1(c)(i) in respect of an intentional and material breach of any covenant of Lion, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Lion Competing Proposal shall have been publicly made to Lion or any of its Subsidiaries, shall have been made directly to the Lion Stockholders generally or shall have otherwise become public or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Lion Competing Proposal or, in the case of termination by Anaconda pursuant to Section 8.1(c)(i), a Lion Competing Proposal shall have been made publicly or privately to the Lion Board of Directors, and (iii) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 8.2(b), Lion consummates a Lion Competing Proposal or enters into a definitive agreement providing for a Lion Competing Proposal, then Lion shall pay the Lion Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 8.2(b), the term “Lion Competing Proposal” shall have the meaning assigned to such term in Section 9.6, except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall Lion be required to pay the Lion Termination Fee on more than one occasion.
(c) If this Agreement is terminated (x) by Lion pursuant to Section 8.1(f) (other than in the event of an Anaconda Change of Recommendation due to an Independent Expert Event) or (y) by Anaconda pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii), or, in the case the relevant Independent Expert Event is caused by the existence of an Anaconda Competing Proposal, Section 8.1(c)(iv), then Anaconda shall, within two Business Days after such termination in the case of clause (x) or prior to or concurrently with such termination in the case of clause (y), pay Lion a fee equal to $64,600,000 (the “Anaconda Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Anaconda or Lion pursuant to Section 8.1(d) or Section 8.1(h)(i) or (B) by Lion pursuant to Section 8.1(b)(i) in respect of an intentional and material breach of any covenant of Anaconda, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Anaconda Competing Proposal shall have been publicly made to Anaconda or any of its Subsidiaries, shall have been made directly to the Anaconda Shareholders generally or shall have otherwise become public or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Anaconda Competing Proposal or, in the case of termination by Lion pursuant to Section 8.1(b)(i), an Anaconda Competing Proposal shall have been made publicly or privately to the Anaconda Board of Directors, and (iii) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 8.2(c), Anaconda consummates an Anaconda Competing Proposal or enters into a definitive agreement providing for an Anaconda Competing Proposal, then Anaconda shall pay the Anaconda Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 8.2(c), the term “Anaconda Competing Proposal” shall have the meaning assigned to such term in Section 9.6, except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall Anaconda be required to pay the Anaconda Termination Fee on more than one occasion.
(d) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement. Accordingly, if Lion fails to pay when due the Lion Termination Fee, if any, or if Anaconda fails to pay when due the Anaconda Termination Fee, if any (any such amount, a “Payment”), and, in order to obtain such Payment, the Party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the Party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank, N.A. in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.
(e)
(i) Subject to the remainder of this Section 8.2(e)(i) and without limiting Anaconda’s rights pursuant to Section 9.15, but notwithstanding anything else to the contrary in this Agreement, Anaconda’s right to receive payment from Lion of the Lion Termination Fee pursuant to Section 8.2(b), under circumstances in which such fee is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 8.2(d), shall constitute the sole and exclusive remedy of Anaconda against Lion and the New Topco Parties and their respective Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Lion Related Parties”) for all damages, costs, expenses, liabilities or losses of any kind (collectively, “Damages”) suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, such amount is (A) the sole and exclusive remedy of Anaconda against the Lion Related Parties in connection with the circumstances giving rise to such payment in respect of the Transactions or in connection with this Agreement and all other remedies (whether at law, in contract, in equity, in tort or otherwise) are expressly excluded (including any right of Anaconda to specific performance, injunctive relief, claims for amounts other than the Lion Termination Fee or any other remedies which would otherwise be available in equity or law as a remedy for a breach or threatened breach of this Agreement) and (B) received by Anaconda in complete settlement of any and all claims that Anaconda may have had against the Lion Related Parties in connection with the circumstances giving rise to such payment in respect of the Transactions or in connection with this Agreement and none of the Lion Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 9.3, except that, to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement or fraud by Lion or a New Topco Party or such Intentional Breach or fraud by Lion or a New Topco Party shall cause the Scheme Implementation or the Merger not to occur, Anaconda shall be entitled to the payment of the Lion Termination Fee (to the extent owed pursuant to Section 8.2(b)) together with any costs, fees or expenses payable pursuant to Section 8.2(d), and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach or fraud (as reduced by any Lion Termination Fee previously paid by Lion).
(ii) Subject to the remainder of this Section 8.2(e)(ii) and without limiting Lion’s rights pursuant to Section 9.15, but notwithstanding anything else to the contrary in this Agreement, Lion’s right to receive payment from Anaconda of the Anaconda Termination Fee pursuant to Section 8.2(c), under circumstances in which such fee is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 8.2(d), shall constitute the sole and exclusive remedy of Lion and the New Topco Parties against Anaconda and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Anaconda Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, such amount is (A) the sole and exclusive remedy of Lion and the New Topco Parties against the Anaconda Related Parties in connection with the circumstances giving rise to such payment in respect of the Transactions or in connection with this Agreement and all other remedies (whether at law, in equity, in contract in tort or otherwise) are expressly excluded (including any right of Lion to specific performance, injunctive relief, claims for amounts other than the Anaconda Termination Fee or any other remedies which would otherwise be available in equity or law as a remedy for a breach or threatened breach of this Agreement) and (B) received by Lion in complete settlement of any and all claims that Lion or the New Topco Parties may have had against the Anaconda Related Parties in connection with the circumstances giving rise to such payment in respect of the Transactions or in connection with this Agreement and none of the Anaconda Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 9.3, except that to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement or fraud by Anaconda or such Intentional Breach or fraud by Anaconda shall cause the Scheme Implementation or the Merger not to occur, Lion shall be entitled to the payment of the Anaconda Termination Fee (to the extent owed pursuant to Section 8.2(c)), together with any costs, fees or expenses payable pursuant to Section 8.2(d), and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach or fraud (as reduced by any Anaconda Termination Fee paid by Anaconda).
ARTICLE IX.
MISCELLANEOUS
Section 9.1. Amendment and Modification; Waiver.
(a) Subject to applicable Law, at any time prior to the Effective Time, this Agreement may only be amended, modified or supplemented in a writing signed on behalf of each of Anaconda and Lion.

(b) At any time and from time to time prior to the Effective Time, Lion may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Anaconda, (ii) waive any inaccuracies in the representations and warranties made to Lion or the New Topco Parties, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Lion contained herein. Any agreement on the part of Lion to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Lion.
(c) At any time and from time to time prior to the Effective Time, Anaconda may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Lion or the New Topco Parties, (ii) waive any inaccuracies in the representations and warranties made to Anaconda, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Anaconda contained herein. Any agreement on the part of Anaconda to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Anaconda.
(d) Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Section 9.2. Survival. This Article IX and the agreements of the Parties contained in Article II and Section 6.4 (Directors’ and Officers’ Insurance and Indemnification) shall survive the Scheme Effectiveness and the Effective Time. This Article IX (other than Section 9.1 (Amendment and Modification; Waiver), and Section 9.14 (Assignment)) and the agreements of the Parties contained in Section 6.3 (Publicity) and Section 8.2 (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.
Section 9.3. Expenses. Except as set forth in this Section 9.3 or Section 8.2, all fees and expenses incurred in connection with this Agreement, the Merger, the Scheme and the other Transactions shall be paid by the Party incurring such expenses, whether or not the Merger and/or the Scheme is consummated, except that each of Anaconda and Lion shall bear and pay one-half the costs and expenses (other than the fees and expenses of each Party’s non-shared attorneys and accountants, which shall be borne by the Party incurring such expenses) incurred by the Parties hereto in connection with (a) the filings of the premerger notification and report forms under the Antitrust Laws or Investment Screening Laws (including filing fees) and (b) filing fees in respect of the filing of the Form S-4, the filing of the Scheme Booklet, and any other filings with any other Governmental Entity required in connection with the Transactions. New Topco must pay any stamp duty (including any fees, fines, penalties and interest) payable or assessed as being payable in connection with this Agreement, the Scheme or the Merger.
Section 9.4. GST.
(a) GST Pass On. If GST is payable, or notionally payable, on a supply made under or in connection with this Agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the “GST Amount”). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. If a tax invoice is not received prior to the provision of that other consideration, the GST Amount is payable within ten days of the receipt of a tax invoice. This Section 9.4 does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.
(b) Reimbursements. Where any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other liability, it shall be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.
(c) Adjustment Event. If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the Parties.
(d) No Merger. This clause will not merge upon Scheme Implementation or Merger Closing and will continue to apply after expiration or termination of this Agreement.

(e) Interpretation. Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in a GST Act shall have the same meaning in this clause.
Section 9.5. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):
if to Anaconda, to:
Allkem Limited
Level 35, 71 Eagle St
Brisbane, Queensland 4000
Attention:	Rick Anthon, Corporate Development
John Sanders, Chief Legal Officer and Company Secretary
Email:	rick.anthon@allkem.co
john.sanders@allkem.co

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
United States of America
Attention:	Brian J. Fahrney
Joseph P. Michaels
Email:	bfahrney@sidley.com
joseph.michaels@sidley.com

King & Wood Mallesons
Level 30, QVI Building, 250 St Georges Terrace
Perth, Western Australia 6000
Attention:	Antonella Pacitti
Email:	Antonella.Pacitti@au.kwm.com

if to Lion or a New Topco Party, to:

Livent Corporation
c/o Livent Corporation
1818 Market Street, Suite 2550
Philadelphia, PA 19103
United States of America
Attention:	Gilberto Antoniazzi;
General Counsel
Email:	gilberto.antoniazzi@livent.com;
sara.ponessa@livent.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
United States of America
Attention:	William H. Aaronson;
Cheryl Chan
Email:	william.aaronson@davispolk.com;
cheryl.chan@davispolk.com

Allens
Level 28, 126 Philip St
Sydney, NSW 2000
Australia
Attention:	Guy Alexander
Email:	Guy.Alexander@allens.com.au

if to Lion or a New Topco Party, to:

Lightning-A Limited
Percy Exchange, 8-34 Percy Place,
Ballsbridge, Dublin 4
Attn: Juan Carlos Cruz Chellew
Attention:	Gilberto Antoniazzi;
General Counsel
Email:	gilberto.antoniazzi@livent.com;
sara.ponessa@livent.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
United States of America
Attention:	William H. Aaronson;
Cheryl Chan
Email:	william.aaronson@davispolk.com;
cheryl.chan@davispolk.com
Allens
Level 28, 126 Philip St
Sydney, NSW 2000
Australia
Attention:	Guy Alexander
Email:	Guy.Alexander@allens.com.au
Certain Definitions. For the purposes of this Agreement, the term:
“Anaconda Benefit Plan” means each benefit or compensation plan, program, scheme, policy, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation or paid time off, stock purchase, equity or equity- based (including stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock), severance, retention, employment, change of control, pension, retirement, welfare or other fringe benefit plan, policy, program, scheme, arrangement or agreement that is sponsored, maintained or contributed to by Anaconda or any Anaconda Subsidiary or which Anaconda or any Anaconda Subsidiary is obligated to sponsor, maintain or contribute to or under or with respect to which Anaconda or any Anaconda Subsidiary has any obligation or liability (whether actual or contingent).
“Anaconda Competing Proposal” means any inquiry, contract, proposal, offer or indication of interest from any Anaconda Third Party relating to any transaction or series of related transactions (other than transactions only with Lion or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, equity purchase, merger, scheme of arrangement or otherwise) by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of Anaconda or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that constitute 20% or more of Anaconda’s and its Subsidiaries’ consolidated assets (by fair market value), or generated 20% or more of Anaconda’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding Anaconda Shares or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Anaconda Shares entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, scheme of arrangement, recapitalization, liquidation, dissolution or similar transaction involving Anaconda, or any of its Subsidiaries whose business or assets constitute 20% or more of Anaconda’s and its Subsidiaries’ consolidated assets (by fair market value), or generated 20% or more of Anaconda’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months.
“Anaconda Easement” means the easements, right of ways, servitudes and other similar interests owned by Anaconda or any Anaconda Subsidiary.
“Anaconda Equity Plan” means the Anaconda Performance Rights and Options Plan, last approved by Anaconda Shareholders on 15 November 2022.
“Anaconda Intervening Event” means an Effect that is material to Anaconda that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Anaconda Board of Directors as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Anaconda Board of Directors as of the date of this Agreement); provided, however, that in no event shall the following constitute an Anaconda Intervening Event: (a) the receipt, existence or terms of an actual or possible Anaconda Competing Proposal or Anaconda Superior Proposal, (b) any change, in and of itself, in the price or trading volume of Anaconda Shares or Lion Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Anaconda Intervening Event, to the extent otherwise permitted by this definition), (c) any Effect relating to Lion or any of its Subsidiaries that does not amount to a Lion Material Adverse Effect, individually or in the aggregate, (d) conditions (or changes in such conditions) in the lithium mining and chemicals industry (including changes in general market prices for lithium chemicals, lithium spodumene concentrate and related products (including pricing under futures contracts) and political or regulatory changes affecting the industry or any changes in applicable Law), (e) any opportunity to acquire (by merger, joint venture, partnership, consolidation, scheme of arrangement, acquisition of equity or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person or (f) the fact that Anaconda or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Anaconda Intervening Event, to the extent otherwise permitted by this definition).
“Anaconda KMP” means a person who is a member of the ‘key management personnel’ for Anaconda as that term is defined in Section 9 of the Corporations Act.
“Anaconda Material Adverse Effect” means (a) any Effect that would prevent or materially impair the ability of Anaconda to consummate the Scheme prior to the End Date (as the same may be extended) or (b) any Effect which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Anaconda and its Subsidiaries, taken as a whole; provided however that, solely for the purposes of clause (b), no Effects to the extent resulting or arising from any of the following, either alone or in combination, shall be deemed to constitute an Anaconda Material Adverse Effect or shall be taken into account when determining whether an Anaconda Material Adverse Effect exists or has occurred or would reasonably be expected to exist or occur: (i) any changes in global, national or regional economic conditions, including any changes generally affecting financial, credit or capital market conditions, (ii) conditions (or changes therein) in any industry or industries in which Anaconda or any of its Subsidiaries operates, including in the lithium mining and chemicals industry (including changes in general market prices for lithium chemicals and related products (including pricing under futures contracts)), (iii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), (iv) any change or prospective changes in GAAP, IFRS, Australian Accounting Standards, JORC, NI 43-101, Subpart 1300 or the interpretation thereof, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (vi) the execution and delivery of this Agreement or the negotiation, public announcement, pendency or consummation of the Transactions or compliance with the terms of this Agreement, including any Transaction Litigation and including any actual or potential loss or impairment after the date hereof of any Contract or business relationship to the extent arising as a result thereof (it being understood that this clause (vi) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (vii) any change in the price or trading volume of Anaconda Shares, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Anaconda Material Adverse Effect” may be taken into account), (viii) any failure by Anaconda to meet, or any change in, any internal or published projections, estimates or expectations of Anaconda’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Anaconda to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of “Anaconda Material Adverse Effect” may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (x) any action taken at the request of Lion in writing, (xi) any reduction in the credit rating or credit rating outlook of Anaconda or the Anaconda Subsidiaries or any increase in credit default swap spreads with respect to indebtedness of Anaconda or the Anaconda Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Anaconda Material Adverse Effect” may be taken into account) or (xii) Effects arising out of any conversion or reconciliation among IFRS, GAAP, Australian Accounting Standards, JORC, NI 43-101 and Subpart 1300 undertaken in connection with the Transactions except, in the case of clauses (i) through (v) and clause (ix), to the extent Anaconda and the Anaconda Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Anaconda and the Anaconda Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be an Anaconda Material Adverse Effect).
“Anaconda Mining Rights” means the mining rights and concessions owned by Anaconda or any Anaconda Subsidiary.
“Anaconda Performance Rights” means performance rights or other equity instruments issued or to be issued under the Anaconda Equity Plan.
“Anaconda Share Register” means the register of members of Anaconda maintained in accordance with the Australian Act.
“Anaconda Shareholder Approval” means the approval of the Scheme at the Scheme Meeting (or any adjournment of such meeting) by the Anaconda Shareholders by the requisite majorities under subparagraph 411(4)(a)(ii) of the Australian Act, or such other threshold as approved by the Court.
“Anaconda Shareholders” means the holders of Anaconda Shares.

“Anaconda Subsidiaries” means the Subsidiaries of Anaconda.
“Anaconda Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement in breach of this Agreement and is made after the date of this Agreement by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Lion or any of its affiliates) to acquire, directly or indirectly, (a) businesses or assets of Anaconda or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for all or substantially all of the fair market value of Anaconda and its Subsidiaries’ assets or that generated all or substantially all of Anaconda’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months, respectively, or (b) all or substantially all of the outstanding Anaconda Shares, in each case whether by way of merger, amalgamation, scheme of arrangement, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of equity or assets or otherwise, that in the good-faith determination of the Anaconda Board of Directors, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Anaconda’s shareholders than the Transactions (after taking into account the time likely to be required to consummate such proposal, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing or certainty of closing, the identity of the Person or Persons making the proposal and any adjustments or revisions to the terms of this Agreement offered by Lion in response to such proposal or otherwise), after considering all factors the Anaconda Board of Directors deems relevant.
“Anaconda Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Lion or any of its affiliates or any of its or their Representatives acting on behalf of Lion or such affiliate in connection with the Transactions.
“Anaconda Water Rights” means the water rights owned by Anaconda or any Anaconda Subsidiary.
“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.
“ASIC” means the Australian Securities and Investments Commission.
“ASX” means ASX Limited ACN 008 624 691 and, where the context requires, the securities exchange that it operates.
“ASX Listing Rules” means the official listing rules of ASX.
“ATO” means the Australian Taxation Office.
“ATO Class Ruling” means a class ruling from the ATO in relation to rollover relief for Anaconda Shareholders who are Australian tax residents who are receiving the Scheme Consideration in connection with the Scheme.
“Australian Accounting Standards” means the Australian Accounting Standards, consistently applied.
“Australian Act” means the Corporations Act 2001 (Cth).
“Australian Regulations” means the Corporations Regulations 2001 (Cth).
“Book-Entry Share” means a non-certificated Lion Share represented by book-entry.
“Bribery Legislation” means any and all of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Anaconda or Lion operates.
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Brisbane, Queensland, Australia, the Bailiwick of Jersey or Philadelphia, Pennsylvania, United States of America.

“Canadian Securities Commissions” means collectively, the applicable securities commission or securities regulatory authority in each of the provinces of Canada.
“Canadian Securities Laws” means, collectively, all applicable securities laws of each of the provinces of Canada and the respective rules and regulations under such laws together with applicable published policy statements, blanket orders, instruments and notices of the Canadian Securities Commissions.
“Certificates” means a certificate or certificates which immediately prior to the Effective Time represented outstanding Lion Shares.
“CFIUS” means the interagency Committee on Foreign Investment in the United States and any CFIUS member or agency acting on behalf of CFIUS or participating in the CFIUS process.
“CFIUS Approval” means (a) that, at the conclusion of any review or investigation conducted pursuant to the DPA, the Parties shall have received a written notice from CFIUS that (i) it has concluded that the Transactions are not “covered transactions” and are not subject to review under the DPA, or (ii) it has concluded action under the DPA with respect to the Transactions, or (b) CFIUS has sent a report (the “CFIUS Report”) to the President of the United States (“POTUS”) requesting POTUS’s decision, and POTUS has (i) announced a decision not to take any action to suspend or prohibit the Transactions or (ii) not taken any action to suspend or prohibit the Transactions after fifteen days from the date of receipt of the CFIUS Report.
“CFIUS Notice” means a notice with respect to the Transactions submitted to CFIUS by the Parties pursuant to 31 C.F.R. Part 800 Subpart E.
“Conditions” means the conditions set forth in Exhibit A, and “Condition” means any one of the Conditions.
“Confidentiality Agreement” means the Confidentiality Agreement, dated April 20, 2022, between Anaconda and Lion, as it may be amended from time to time.
“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
“Court” means the Federal Court of Australia (Western Australian registry), or such other court of competent jurisdiction under the Australian Act as may be agreed to in writing by Anaconda and Lion.
“Court Order” means the order or orders of the Court sanctioning the Scheme under Section 411(4)(b) of the Australian Act.
“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“Deed Poll” means a deed poll substantially in the form of Exhibit C to this Agreement under which New Topco covenants in favor of Anaconda Shareholders to perform the obligations attributed to New Topco under the Scheme.
“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, and including as implemented through 31 C.F.R. Part 800.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“End Date” means the date that is nine months following the date of this Agreement; provided that if as of such date the Condition set forth in either paragraph 1(h) or 1(j) of Exhibit A has not been satisfied and would not be satisfied on such date if the Scheme Effective Date were to occur on such date (and is not waived by the applicable Parties in their sole discretion (where applicable and to the extent permitted by applicable Law)), the “End Date” shall be the date that is twelve months following the date of this Agreement if Lion so notifies Anaconda, or Anaconda so notifies Lion, in writing on or prior to the date that is nine months following the date of this Agreement; provided that such right to extend the End Date shall not be available to any Party whose material breach (or, in the case of Lion, a New Topco Party’s material breach) of such Party’s obligations under Section 6.2 has been the principal cause of the failure of the Scheme Effectiveness to be consummated by the date that is nine months following the date of this Agreement.

“Environmental Law” means all Laws which relate to pollution, protection of the environment, or public or worker health or safety (regarding Hazardous Substances).
“Environmental Permits” means any permit, license, consent, certificate, registration, variance, exemption, authorization or approval required under Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any Person or trade or business, any other Person or trade or business (a) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person or trade or business, (b) that together with the first Person or trade or business at any relevant time would be treated as a single employer under Section 414 of the Code, or (c) that is a member of the same “controlled group” as the first Person or trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Ex-Im Laws” means all Laws relating to export, re-export, transfer or import controls, including the International Traffic in Arms Regulations administered by the U.S. Department of State, the Export Administration Regulations administered by the U.S. Department of Commerce, the customs and import Laws administered by U.S. Customs and Border Protection, and similar Laws of Canada, the European Union, the United Kingdom, and any other relevant jurisdiction.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“First Court Hearing” means the hearing of the Court pursuant to Section 411(4)(a) of the Australian Act to consider and, if thought fit, approve the mailing of the Scheme Booklet (with or without amendment) and convene the Scheme Meeting.
“GAAP” means the United States generally accepted accounting principles, consistently applied.
“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, political party, or state-owned or state-controlled company, or (b) any candidate for political office.
“Governmental Consents” means all consents, clearances, approvals, permissions, nonactions, orders, waivers, permits, expirations of waiting periods, authorizations and notices required to be obtained or made prior to the Scheme Effectiveness or the Merger Closing, as applicable, by Anaconda or Lion or any of their respective Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation and implementation and the Merger, the Scheme and the other Transactions.
“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, including any arbitral body (public or private), (b) any public international governmental organization, or (c) any agency, commission, division, instrumentality, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition.
“GST” means GST (with the meaning given in the GST Act), value added tax, other sales or turnover tax or other Tax of a similar nature imposed in any country.
“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
“Hazardous Substance” means any material, substance or waste that is subject to regulation, or for which liability or standards of conduct may be imposed, under any Environmental Laws, including petroleum and per- and polyfluoroalkyl substances.
“IER” means a report, including any update or supplementary report, of the Independent Expert setting out whether or not the Scheme is in the best interests of the Anaconda Shareholders.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.
“Indebtedness” means, with respect to any Person,

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;
(c) any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;
(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;
(f) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, IFRS or Australian Accounting Standards, recorded as capital leases; and
(g) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include (i) any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness, (ii) in the case of Anaconda or any of its Subsidiaries, any guarantee provided for the benefit of Anaconda or any of its wholly owned Subsidiaries or (iii) in the case of Lion or any of its Subsidiaries, any guarantee provided for the benefit of Lion or any of its wholly owned Subsidiaries.
“Independent Expert” means the independent expert nationally recognized in Australia appointed by Anaconda to prepare the IER.
“Ineligible Overseas Anaconda Shareholder” means a person who holds one or more Anaconda Shares on the Scheme Record Date whose address is shown on the Anaconda Share Register as a place outside of Australia, Argentina, British Virgin Islands, Canada, China, Hong Kong, Japan, Malaysia, New Zealand, Singapore, the United Kingdom and the United States (unless otherwise agreed by Anaconda, Lion and New Topco in writing, each acting reasonably) or any other jurisdictions agreed by Anaconda, Lion and New Topco in writing as lawful and not unduly impracticable or onerous for New Topco to issue such Anaconda Shareholder New Topco Shares or CDIs upon the Scheme Implementation in accordance with the terms of this Agreement (each acting reasonably).
“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world, including with respect to: (a) patents, utility models, and any other governmental grant for the protection of inventions or industrial designs, applications for the foregoing, and all reissues, reexaminations, divisionals, continuations, and continuations-in-part thereof, (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, corporate names and other similar designations of source or origin, together with the goodwill associated therewith and symbolized thereby, as well as any rights to domain names (c) copyrights, copyrightable works and other works of authorship, (d) trade secrets and other confidential information, including know-how, inventions (whether or not patentable), concepts, methods, processes, apparatuses, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) software, including data, databases and documentation therefor, and (g) in each case of (a) through (f), whether registered or unregistered, and including all applications for any such rights as well as the right to apply for such rights and all goodwill associated with, any of the foregoing.
“Intentional Breach” means, with respect to any agreement or covenant of a Party in this Agreement, an action or omission intentionally taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) with actual knowledge (determined without regard to the definition of “knowledge” in this Agreement) that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.
“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28, and the regulations promulgated thereunder.

“Investment Screening Laws” means any applicable U.S. or foreign Laws that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“ITAA 1997” means the Income Tax Assessment Act 1997 (Cth).
“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.6(a) of the Anaconda Disclosure Letter with respect to Anaconda, or (b) the Persons listed in Section 9.6(a) of the Lion Disclosure Letter with respect to Lion.
“Law” means any law (including common law), statute, code, rule, regulation, Order, ordinance or other pronouncement of any Governmental Entity having the effect of law or stock exchange rule.
“Lien” means any lien, charge, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or encumbrance or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Lion Benefit Plan” means each benefit or compensation plan, program, scheme, policy, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation or paid time off, stock purchase, equity or equity-based (including stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock), severance, retention, employment, change of control, pension, retirement, retention or other fringe benefit plan, policy, program, scheme, arrangement or agreement that is sponsored, maintained or contributed to by Lion or any Lion Subsidiary or which Lion or any Lion Subsidiary is obligated to sponsor, maintain or contribute to or under or with respect to which Lion or any Lion Subsidiary has any obligation or liability (whether actual or contingent).
“Lion Bylaws” means the bylaws of Lion.
“Lion Certificate” means the Certificate of Incorporation of Lion.
“Lion Competing Proposal” means any inquiry, contract, proposal, offer or indication of interest from any Lion Third Party relating to any transaction or series of related transactions (other than transactions only with Anaconda or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, equity purchase, merger, or otherwise) by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of Lion or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that constitute 20% or more of Lion’s and its Subsidiaries’ consolidated assets (by fair market value), or generated 20% or more of Lion’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding Lion Shares or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Lion Shares entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lion or any of its Subsidiaries whose business or assets constitute 20% or more of Lion’s and its Subsidiaries’ consolidated assets (by fair market value), or generated 20% or more of Lion’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months.
“Lion Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 1, 2022, by and among Lion, Livent USA Corp., Citibank, N.A., as administrative agent, and the lenders party thereto.
“Lion Easement” means the easements, right of ways, servitudes and other similar interests owned by Lion or any Lion Subsidiary.
“Lion Equity Awards” means, collectively, the Lion Options, Lion PSUs, and Lion RSUs.

“Lion Equity Plan” means the Lion Incentive Compensation and Stock Plan, effective as of October 10, 2018.
“Lion Interim Option” means any Lion Option that is granted on or after the date hereof and on or prior to the Effective Time.
“Lion Interim PSU” means any Lion PSU that is granted on or after the date hereof and on or prior to the Effective Time.
“Lion Interim RSU” means any Lion RSU that is granted on or after the date hereof and on or prior to the Effective Time.
“Lion Intervening Event” means an Effect that is material to Lion that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Lion Board of Directors as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Lion Board of Directors as of the date of this Agreement); provided, however, that in no event shall the following constitute a Lion Intervening Event: (a) the receipt, existence or terms of an actual or possible Lion Competing Proposal or Lion Superior Proposal, (b) any change, in and of itself, in the price or trading volume of Lion Shares or Anaconda Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Lion Intervening Event, to the extent otherwise permitted by this definition), (c) any Effect relating to Anaconda or any of its Subsidiaries that does not amount to an Anaconda Material Adverse Effect, individually or in the aggregate, (d) conditions (or changes in such conditions) in the lithium mining and chemicals industry (including changes in general market prices for lithium chemicals, lithium spodumene concentrate and related products (including pricing under futures contracts) and political or regulatory changes affecting the industry or any changes in applicable Law), (e) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of equity or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person or (f) the fact that Lion or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Lion Intervening Event, to the extent otherwise permitted by this definition).
“Lion Material Adverse Effect” means (a) any Effect that would prevent or materially impair the ability of Lion or a New Topco Party to consummate the Scheme or the Merger prior to the End Date (as the same may be extended), or (b) any Effect which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Lion and its Subsidiaries, taken as a whole; provided however that, solely for the purposes of clause (b), no Effects to the extent resulting or arising from any of the following, either alone or in combination, shall be deemed to constitute a Lion Material Adverse Effect or shall be taken into account when determining whether a Lion Material Adverse Effect exists or has occurred or is would reasonably be expected to exist or occur: (i) any changes in global, national or regional economic conditions, including any changes generally affecting financial, credit or capital market conditions, (ii) conditions (or changes therein) in any industry or industries in which Lion or any of its Subsidiaries operates, including in the lithium mining and chemicals industry (including changes in general market prices for lithium chemicals and related products (including pricing under futures contracts)), (iii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), (iv) any change or prospective changes in GAAP, IFRS, Australian Accounting Standards, JORC, NI 43-101, Subpart 1300 or the interpretation thereof, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (vi) the execution and delivery of this Agreement and the Deed Poll or the negotiation, public announcement, pendency or consummation of the Transactions or compliance with the terms of this Agreement and the Deed Poll, including any Transaction Litigation and including any actual or potential loss or impairment after the date hereof of any Contract or business relationship to the extent arising as a result thereof (it being understood that this clause (vi) shall not apply with respect to any representation or warranty contained in this Agreement and the Deed Poll to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the Deed Poll or the consummation of the Transactions or the compliance with the terms of this Agreement or the Deed Poll), (vii) any change in the price or trading volume of Lion Shares, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Lion Material Adverse Effect” may be taken into account), (viii) any failure by Lion to meet, or any change in, any internal or published projections, estimates or expectations of Lion’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Lion to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of “Lion Material Adverse Effect” may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (x) any action taken at the request of Anaconda in writing, (xi) any reduction in the credit rating or credit rating outlook of Lion or the Lion Subsidiaries or any increase in credit default swap spreads with respect to indebtedness of Lion or the Lion Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Lion Material Adverse Effect” may be taken into account), or (xii) Effects arising out of any conversion or reconciliation among IFRS, GAAP, Australian Accounting Standards, JORC, NI 43-101 and Subpart 1300 undertaken in connection with the Transactions except, in the case of clauses (i) through (v) and clause (ix), to the extent Lion and the Lion Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Lion and the Lion Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Lion Material Adverse Effect).
“Lion Mining Rights” means the mining rights and concessions owned by Lion or any Lion Subsidiary.
“Lion SEC Documents” means, collectively, (a) Lion’s annual reports on Form 10-K, (b) Lion’s quarterly reports on Form 10-Q, (c) each of Lion’s current reports on Form 8-K, and (d) Lion’s proxy statements relating to its annual meeting of shareholders, in each case filed or furnished by Lion with the SEC since January 1, 2021.
“Lion Senior Officers” means the executive officers of Lion or its Subsidiaries that are subject to the reporting requirements of Section 16(a) of the Exchange Act.
“Lion Special Meeting” means the meeting of the holders of Lion Shares for the purpose of seeking the Lion Stockholder Approval, including any postponement or adjournment thereof.
“Lion Stockholder Approval” means the affirmative vote of a majority of the outstanding Lion Shares entitled to vote on the adoption of this Agreement and the approval of the Transactions at the Lion Special Meeting in favor of such adoption and approval, respectively.
“Lion Stockholders” means the holders of Lion Shares.
“Lion Subsidiaries” means the Subsidiaries of Lion.
“Lion Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement in breach of this Agreement and is made after the date of this Agreement by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Anaconda or any of its affiliates) to acquire, directly or indirectly, (a) businesses or assets of Lion or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for all or substantially all of the fair market value of Lion and its Subsidiaries’ assets or that generated all or substantially all of Lion’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months, respectively, or (b) all or substantially all of the outstanding Lion Shares, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of equity or assets or otherwise, that in the good-faith determination of the Lion Board of Directors, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Lion’s stockholders than the Transactions (after taking into account the time likely to be required to consummate such proposal, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing or certainty of closing, the identity of the Person or Persons making the proposal and any adjustments or revisions to the terms of this Agreement offered by Anaconda in response to such proposal or otherwise), after considering all factors the Lion Board of Directors deems relevant.
“Lion Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Anaconda or any of its affiliates or any of its or their Representatives acting on behalf of Anaconda or such affiliate in connection with the Transactions.

“Lion Water Rights” means the water rights owned by Lion or any Lion Subsidiary.
“Material Restraint” means any Law adopted by any Governmental Entity having jurisdiction over any Party that (a) is in effect, (b) makes illegal or otherwise prohibits the consummation of the Merger or the Scheme and (c) either (i) arises under Antitrust Laws or Investment Screening Laws of the jurisdictions set forth in Exhibit B (as the same may be amended with the written consent of Anaconda and Lion) or (ii) the violation or contravention of which would reasonably be expected to result in (A) criminal liability to any Person, (B) personal liability to any director or officer of a Party or any of their respective Subsidiaries or (C) a material adverse effect on New Topco and its Subsidiaries following the Effective Time.
“Naraha” means Toyotsu Lithium Corporation, a corporation formed under the Laws of Japan.
“Nemaska” means Nemaska Lithium Inc., a corporation amalgamated and existing under the federal Laws of Canada.
“New Topco Disclosure Letter” means the disclosure letter delivered to Anaconda by New Topco at the time of entering into this Agreement.
“New Topco Parties” means New Topco and, following the execution of a Joinder Agreements, Irish IntermediateCo and U.S. Merger Sub.
“NI 43-101” means National Instrument 43-101, Standards of Disclosure for Mineral Projects.
“NYSE” means the New York Stock Exchange.
“Order” means any order, judgment, injunction, ruling, writ, determination, award or decree of any Governmental Entity.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Information” means any information that, alone or in combination with other information held by Lion, Anaconda or any of their respective Subsidiaries, as applicable, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.“Representatives” means, when used with respect to Anaconda or Lion, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Anaconda or Lion, as applicable, and their respective Subsidiaries.
“RG 60” means Regulatory Guide 60 issued by ASIC in September 2020.
“Sanction Date” means the first day on which the Court hears the application for an order under section 411(4)(b) of the Australian Act approving the Scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard.
“Sanctioned Country” means any country or region that is, or was at any time since January 1, 2018, the subject or target of a comprehensive embargo under Sanctions Laws or Ex-Im Laws (including Cuba, Iran, North Korea, Syria, and the Crimea region and the “so-called” Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or other targeted restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable sanctions- or export-related restricted party list, including the U.S. Department of Treasury, Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, OFAC’s Consolidated Sanctions List, the U.S. Department of Commerce’s Denied Persons, Entity or Unverified Lists, His Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets, the UN Security Council Consolidated List or the European Union Consolidated List of Financial Sanctions Targets; (b) any other Person that is subject to any such sanctions or restrictions as a result of a relationship of ownership, control, or agency with any Person(s) described in the foregoing clause (a), or otherwise; or (c) any Person located, organized, or resident in a Sanctioned Country.

“Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State or any other relevant Governmental Entity of a member state of the Organization for Economic Cooperation and Development.
“Scheme” means the proposed scheme of arrangement under Part 5.1 of the Australian Act between Anaconda and Anaconda Shareholders, the form of which is attached as Exhibit D to this Agreement, or in such other form as agreed in writing by Anaconda, Lion and New Topco in accordance with the terms of this Agreement, subject to any alterations or conditions made or required by the Court under Section 411(6) of the Australian Act and agreed to in writing by Anaconda, Lion and New Topco in accordance with the terms of this Agreement.
“Scheme Booklet” means a document (or the relevant sections of the Form S-4 comprising the Scheme Booklet) (including any amendments or supplements thereto) to be dispatched to Anaconda Shareholders containing (a) details of the Scheme, (b) the notice or notices of the Scheme Meeting, (c) an explanatory statement as required by the Australian Act, the Australian Regulations and RG 60 and as may be required by Canadian Securities Laws and the TSX Company Manual with respect to the Scheme, (d) the IER, (e) such other information as may be required or necessary pursuant to the Australian Act and (f) such other information as Anaconda and Lion shall agree (acting reasonably).
“Scheme Effective Date” means the date on which the Scheme Effectiveness occurs.
“Scheme Effectiveness” means the coming into effect under subsection 411(10) of the Australian Act of the order of the Court made under paragraph 411(4)(b) of the Australian Act in relation to the Scheme.
“Scheme Implementation” means the implementation of the Scheme upon the terms and subject to the conditions hereof.
“Scheme Implementation Date” means the date on which Scheme Implementation occurs, being the third ASX trading day after the Scheme Record Date, or such other date as may be agreed to in writing by Anaconda and Lion; provided, that Anaconda and Lion shall use their respective reasonable best efforts, after consulting with the Anaconda Share registry and the New Topco Share registry, to agree an earlier ASX trading day.
“Scheme Meeting” means the meeting of the Anaconda Shareholders (and any adjournment thereof) ordered by the Court to be convened under Section 411(1) of the Australian Act in connection with the Scheme and for the purpose of obtaining the Anaconda Shareholder Approval.
“Scheme Record Date” means 7.00 p.m. (Sydney Time) on the second ASX trading day after the Scheme Effectiveness, or such other date and time as may be agreed to in writing by Anaconda and Lion; provided, that Anaconda and Lion shall use their respective reasonable best efforts, after consulting with the Anaconda Share registry and the New Topco Share registry, to agree an earlier ASX trading day.
“SEC” means the United States Securities and Exchange Commission.
“Second Court Hearing” means the hearing of the Court pursuant to Section 411(4)(b) of the Australian Act to approve the Scheme.
“Securities Act” means the United States Securities Act of 1933.
“Share Electing Anaconda Shareholder” means an Anaconda Shareholder on the Scheme Record Date who (a) is not an Ineligible Overseas Anaconda Shareholder and (b) has made a Share Election.
“Share Election” means a valid election for New Topco Shares made pursuant to the terms of the Scheme.
“Share Plan Trust Deed” means the Share Plan Trust Deed, dated November 7, 2012.
“Subpart 1300” means Subpart 1300 of Regulation S-K under the Securities Act.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner. For the avoidance of doubt, Nemaska shall be deemed a Subsidiary of Lion under this Agreement and Naraha shall be deemed a Subsidiary of Anaconda under this Agreement.
“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the Delaware Code, Chapter 6 of the Australian Act, the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth), or similar Law, and any restrictive provision in the Lion Governing Documents or the Anaconda Governing Documents.
“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, deduction, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, GST, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, escheat or unclaimed property, registration, alternative or add-on minimum or estimated tax, any tax amounts pursuant to a European Union “state aid” claim or a “false claims” act, including any interest, penalty, charge, fine, fee, additions to tax or additional amounts attributable to or imposed with respect to any of the foregoing, whether disputed or not.
“Tax Return” means any report, return, information return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“TSX” means the Toronto Stock Exchange and, where the context requires, the financial market that it operates.
“TSX Company Manual” means the official company manual of TSX.
“WTO” means the World Trade Organization.
Section 9.6. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
Defined Term	Location
“Agreement”	Preamble
“Anaconda”	Preamble
“Anaconda ASIC Documents”	Section 4.4(a)
“Anaconda Canadian Securities Commissions Documents”	Section 4.12(a)(ii)
“Anaconda Board of Directors”	Recitals, Section 5.4(i)
“Anaconda Board Recommendation”	Recitals
“Anaconda Capitalization Date”	Section 4.2(a)
“Anaconda Change of Recommendation”	Section 5.4(d)(vi)
“Anaconda Disclosure Documents”	Section 4.12(a)(ii)
“Anaconda Disclosure Letter”	Article IV
“Anaconda Governing Documents”	Section 4.1
“Anaconda Indemnified Parties”	Section 6.4
“Anaconda Leased Real Property”	Section 4.15(b)
“Anaconda Material Contracts”	Section 4.17(a)
“Anaconda Nominees”	Section 6.10(a)(ii)
“Anaconda Owned Real Property”	Section 4.15(a)
“Anaconda Permits”	Section 4.7(b)
“Anaconda Permitted Lien”	Section 4.15(a)
“Anaconda Related Parties”	Section 8.2(e)(ii)
“Anaconda Representative”	Section 5.1(a)
“Anaconda Shares”	Recitals

Defined Term	Location
“Anaconda Termination Fee”	Section 8.2(c)
“Applicable Date”	Section 3.4(a)
“Audit Committee”	Section 6.10(a)(vii)
“CDI”	Recitals
“Certificate of Merger”	Section 2.4
“Code”	Recitals
“Commissioner”	Recitals
“Compensation Committee”	Section 6.10(a)(vii)
“Continuation Period”	Section 6.6(a)
“Continuing Employees”	Section 6.6(b)
“D&O Insurance”	Section 6.4(c)
“Damages”	Section 8.2(e)(i)
“Delaware Code”	Section 2.2
“DTC”	Section 2.8(b)
“Duties Act”	Recitals
“Effective Time”	Section 2.4
“Enforceability Exceptions”	Section 3.3(a)
“Excess Offer Shares”	Section 2.8(h)
“Exchange Agent”	Section 2.1
“Exchange Fund”	Section 2.8(a)
“FATA”	Exhibit A
“Form S-4”	Section 5.5(a)(i)
“Fractional Share Consideration”	Section 2.8(h)
“Indemnified Parties”	Section 6.4
“Independent Expert Event”	Section 5.4(e)(iv)
“Intended Tax Treatment”	Recitals
“Irish IntermediateCo”	Recitals
“Joinder Agreements”	Recitals
“Labor Organization”	Section 3.13(b)
“Letter of Transmittal”	Section 2.8(b)
“Lion”	Preamble
“Lion Assumed Option”	Section 2.9(c)
“Lion Assumed RSU”	Section 2.9(a)(i)
“Lion Board of Directors”	Recitals, Section 5.3(i)
“Lion Board Recommendation”	Recitals
“Lion Capitalization Date”	Section 3.2(a)
“Lion Cancelled Director RSUs”	Section 2.9(d)
“Lion Cancelled RSUs”	Section 2.9(a)(ii)
“Lion Change of Recommendation”	Section 5.3(d)(vi)
“Lion Director RSU”	Section 2.9(d)
“Lion Disclosure Letter”	Article III
“Lion Eligible Shares”	Section 2.7(a)
“Lion Excluded Shares”	Section 2.7(a)
“Lion Filings”	Section 3.4(a)
“Lion Governing Documents”	Section 3.1
“Lion Indemnified Parties”	Section 6.4
“Lion Leased Real Property”	Section 3.15(b)
“Lion Material Contracts”	Section 3.18(a)
“Lion Nominees”	Section 6.10(a)(ii)
“Lion Option”	Section 2.9(c)

Defined Term	Location
“Lion Owned Real Property”	Section 3.15(a)
“Lion Permits”	Section 3.7(b)
“Lion Permitted Lien”	Section 3.15(a)
“Lion Preferred Stock”	Section 3.2(a)
“Lion PSU”	Section 2.9(b)
“Lion Related Parties”	Section 8.2(e)(i)
“Lion Representative”	Section 5.2(a)
“Lion RSU”	Section 2.9(a)(i)
“Lion Shares”	Recitals
“Lion Termination Fee”	Section 8.2(b)
“Merger”	Recitals
“Merger Closing”	Section 2.3
“Merger Consideration”	Section 2.7(a)
“Merger Exchange Ratio”	Recitals
“Merger Sub Stockholder Approval”	Section 3.3(a)(iii)
“New Topco”	Preamble
“New Topco Board”	Recitals
“New Topco Capital Increase”	Section 6.10(b)
“New Topco Share”	Recitals
“New Plans”	Section 6.6(b)
“Nominating Committee”	Section 6.10(a)(vii)
“Outstanding Performance Rights”	Section 1.5(a)
“Parties”	Preamble
“Party”	Preamble
“Payment”	Section 8.2(d)
“Payor”	Section 8.2(d)
“Proceedings”	Section 3.11
“Proxy Statement”	Section 5.5(a)(i)
“Recipient”	Section 8.2(d)
“Replacement Awards”	Section 1.5(c)
“Restriction”	Section 6.2(b)(i)
“Sale Nominee”	Section 1.4(a)
“Sarbanes-Oxley Act”	Section 3.5
“Scheme Consideration”	Recitals
“Subdivision 14-D”	Section 2.10
“Surviving Corporation”	Section 2.2
“Sustainability Committee”	Section 6.10(a)(vii)
“Transaction Litigation”	Section 6.8
“Transactions”	Recitals
“Treasurer”	Exhibit A
“Unvested Performance Rights”	Section 1.5(a)(i)
“U.S. Merger Sub”	Preamble
“VAT Amount”	Section 9.4
Section 9.7. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement or in the Anaconda Disclosure Letter, the Lion Disclosure Letter or the New Topco Disclosure Letter are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean (except where expressly noted) such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to the determination of any period of time, the word “from” means “from and including”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice”. All references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (a) posted and made available to the other Parties or their Representatives on the Intralinks due diligence data site, with respect to Lion, or on the Ansarada due diligence data site, with respect to Anaconda, as applicable, maintained by either company for the purpose of the Transactions, in each case prior to the date hereof and including any information in the designated “clean team” areas of such data sites or (b) provided via electronic mail or in person prior to the date hereof. The word “or” means “and/or” unless the context otherwise requires.
Section 9.8. Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.9. Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (including the Lion Disclosure Letter, the Anaconda Disclosure Letter and the New Topco Disclosure Letter), and all annexes and exhibits hereto (including the Scheme, the Deed Poll and the Joinder Agreements), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that, until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, (i) Anaconda, Lion and the New Topco Parties shall be permitted to take the actions contemplated by this Agreement and (ii) the Confidentiality Agreement shall survive in full force and effect if any earlier expiration or termination is contemplated by the terms thereof) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b) This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than (i) as provided in Section 6.4 (Directors’ and Officers’ Insurance and Indemnification) (which shall be enforceable by the Indemnified Parties), (ii) from and after the Scheme Implementation, the right of the Anaconda Shareholders to receive the Scheme Consideration and (iii) from and after the Effective Time, the right of Lion Stockholders to receive the Merger Consideration.
Section 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are each fulfilled to the extent possible.
Section 9.11. Governing Law; Jurisdiction.
(a) This Agreement shall be interpreted and construed in accordance with, and any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by, the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction; provided however that (i) the Scheme and matters related thereto shall, solely to the extent required by the Laws of Western Australia, Australia be governed by, and construed in accordance with, the Laws of Western Australia, Australia, and (ii) the Deed Poll shall be governed by, and construed in accordance with, the Laws of Western Australia, Australia.
(b) Each Party, with respect to any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the Transactions (whether brought by any Party or any of its affiliates or against any Party or its affiliates), (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Notwithstanding the forgoing, the Scheme and matters directly related to the sanction thereof shall be subject to the jurisdiction of the Court and any appellate courts therefrom.
Section 9.12. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.
Section 9.13. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion.
Section 9.14. Enforcement; Remedies; Limitation of Liability; Subsidiaries; New Topco.
(a) Except as otherwise expressly provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) Except as provided in Section 8.2(e), the Parties agree that irreparable injury will occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII and in the absence of an obligation to make payment of the Lion Termination Fee or the Anaconda Termination Fee, as applicable, pursuant to Section 8.2(e), each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.
(c) Except as provided in Section 8.2(e), the Parties’ rights in this Section 9.15 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.15 on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity. For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.15, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(d) Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 8.2 and this Section 9.15, the maximum aggregate monetary liability of any Party with respect to a breach of the terms of this Agreement shall be an amount equal to the Anaconda Termination Fee, except in the case of any fraud or any Intentional Breach of this Agreement; provided that, for the avoidance of doubt, nothing in this Section 9.15(d) shall prohibit, restrict or otherwise affect any Party’s rights to seek and obtain the remedy of specific performance or any other remedy referred to in this Section 9.15.
(e) Whenever this Agreement requires a Subsidiary of Lion or Anaconda to take any action, such requirement shall be deemed to include an undertaking on the part of Lion or Anaconda, as applicable, to cause such Subsidiary to take such action.
(f) Prior to the Merger Closing, a material breach of this Agreement, Intentional Breach or fraud by New Topco, a Subsidiary of New Topco, Irish IntermediateCo or U.S. Merger Sub shall be deemed to be a material breach of this Agreement, Intentional Breach or fraud, respectively, by Lion.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
ALLKEM LIMITED

By:	/s/ Martín Pérez de Solay
Name:	Martín Pérez de Solay
Title:	Chief Executive Officer
[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
LIGHTNING-A LIMITED

By:	/s/ Juan Carlos Cruz Chellew
Name:	Juan Carlos Cruz Chellew
Title:	Director
[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
LIVENT CORPORATION

By:	/s/ Paul Graves
Name:	Paul Graves
Title:	President and Chief Executive Officer
[Signature Page to Transaction Agreement]

Exhibit A

CONDITIONS
1.
Subject to paragraph 4 of this Exhibit A, the Parties’ obligations with respect to the Scheme Implementation do not become binding unless and until satisfaction or, to the extent permitted by applicable Law, waiver by each of Anaconda and Lion on or before the Sanction Date of the following conditions:

(a)
as at 8:00 a.m. AWST on the Sanction Date, each of the conditions set out in this Exhibit A (other than the conditions in paragraph 1(b) and paragraph 1(c) of this Exhibit A) has been satisfied or waived (where permitted);

(b)	the approval by the Court (or any court of competent jurisdiction on appeal therefrom) (without material modification) of the Scheme pursuant to Section 411(4)(b) of the Australian Act;
(c)	the lodging by Anaconda of an office copy of the Court approving the Scheme under Section 411(4)(b) of the Australian Act;
(d)	the Merger Closing shall be capable of occurring, and would reasonably be expected to occur, as promptly as practicable following the Scheme Implementation in accordance with the Steps Plan;
(e)	the Anaconda Shareholder Approval being duly obtained at the Scheme Meeting (or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken);
(f)	the Lion Stockholder Approval being duly obtained at the Lion Special Meeting (or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken);
(g)
(i) the NYSE having approved the listing of the New Topco Shares to be issued to the holders of Lion Shares and the New Topco Shares, including New Topco Shares underlying the CDIs, to be issued to holders of Anaconda Shares pursuant to the Scheme and the Merger, subject to official notice of issuance, and (ii) ASX having provided approval for the admission of New Topco as a foreign exempt listing to the official list of ASX and the approval for official quotation of the CDIs, whether or not such approval is subject to conditions;

(h)
all applicable Governmental Consents under the respective Antitrust Laws and the Investment Screening Laws of the jurisdictions set forth in Exhibit B on any terms described therein (as the same may be amended with the written consent of Anaconda and Lion) with respect to the Scheme and the Merger shall have been obtained or made (as applicable) and remain in full force and effect and all applicable waiting periods (including any extensions by agreement or operation of law) applicable to the Scheme and the Merger with respect thereto shall have expired, lapsed or been terminated (as applicable);

(i)
the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order (which has not been withdrawn) or Proceedings initiated by the SEC seeking any stop order;

(j)
(i) no Governmental Entity of a competent jurisdiction shall have issued any Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the Scheme and (ii) no Governmental Entity having jurisdiction over any Party shall have adopted any Law that is in effect and makes consummation of the Merger or the Scheme illegal or otherwise prohibited (it being understood that if any such Law arises out of or relates to Antitrust Laws or Investment Screening Laws, the presence of such Law will only be a failure to meet a condition under this paragraph 1(j) of this Exhibit A to the extent it would constitute a Material Restraint);

(k)	as at 8:00 a.m. AWST on the Sanction Date, neither the Agreement nor the Deed Poll having been terminated in accordance with its terms.
2.
Subject to paragraph 5 of this Exhibit A, Anaconda’s obligations with respect to the Scheme Implementation will also be conditional upon the satisfaction or, to the extent permitted by applicable Law, waiver by Anaconda on or before the Sanction Date of the following conditions:

(a)
(i) the representations and warranties of Lion set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(f), Section 3.2(g) and Section 3.2(h) (in the case of Section 3.2(f), Section 3.2(g) and Section 3.2(h), only as applied to Lion and not Lion Subsidiaries) shall be true and correct, subject only to de minimis inaccuracies, (A) on the date of this Agreement and (B) at the Sanction Date as though made

A-A-1

on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); (ii) the representations and warranties of Lion set forth in (x) Section 3.10(a) shall be true and correct in all respects and (y) the first sentence of Section 3.1, Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), Section 3.2(h), Section 3.2(i), Section 3.3(a), Section 3.16, Section 3.17 and Section 3.20 (in the case of Section 3.2(f), Section 3.2(g) and Section 3.2(h), only as applied to Lion Subsidiaries and not Lion) shall be true and correct in all material respects (in the case of this clause (y), without any materiality, Lion Material Adverse Effect or similar qualification), in the case of each of clauses (x) and (y), (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iii) the other representations and warranties of Lion set forth in Article III shall be true and correct in all respects (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that, notwithstanding anything herein to the contrary, the condition set forth in this paragraph 2(a)(iii) of Exhibit A shall be deemed to have been satisfied even if any representations and warranties of Lion are not so true and correct unless the failure of such representations and warranties of Lion to be so true and correct (read for purposes of this paragraph 2(a)(iii) of Exhibit A without any materiality, Lion Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Lion Material Adverse Effect;
(b)
Each of Lion and the New Topco Parties shall have in all material respects performed the obligations and complied with the covenants required by the Agreement to be performed or complied with by it prior to the Sanction Date;

(c)
Lion shall have delivered to Anaconda a certificate, dated as of the Sanction Date and signed by the Chief Executive Officer of Lion, certifying on behalf of Lion to the effect that the conditions set forth in paragraphs 2(a) and 2(b) of this Exhibit A have been satisfied;

(d)	there shall not have been any Lion Material Adverse Effect;
(e)
the Independent Expert shall have issued the IER, which concludes that the Scheme is in the best interest of Anaconda Shareholders and the Independent Expert does not change, withdraw or qualify its conclusion in any written update to its IER or withdraw the IER; and

(f)
Anaconda shall have received confirmation (verbal or otherwise) from the ATO that either (1) there are no material impediments to or material issues to be resolved which may prevent the ATO from issuing the ATO Class Ruling or (2) the ATO is prepared to issue the ATO Class Ruling, in a form and substance satisfactory to Anaconda (acting reasonably), confirming that qualifying Australian resident Anaconda Shareholders will be eligible to choose rollover relief to the extent to which they receive New Topco Shares or CDIs in exchange for their Anaconda Shares in connection with the Scheme. For the avoidance of doubt, should an ATO Class Ruling not be available for all qualifying Australian resident Anaconda Shareholders, an ATO Class Ruling that includes (or would include, when issued) a confirmation that qualifying Australian resident shareholders who hold their shares on capital account are eligible to claim rollover relief will be acceptable to Anaconda.

3.
Subject to paragraph 6 of this Exhibit A, Lion’s and New Topco’s obligations with respect to the Scheme Implementation will also be conditional upon the satisfaction or, to the extent permitted by applicable Law, waiver by Lion on or before the Sanction Date of the following conditions:

(a)
(i) the representations and warranties of Anaconda set forth in Section 4.2(a), Section 4.2(c), Section 4.2(d) and Section 4.2(e) (in the case of Section 4.2(c), Section 4.2(d) and Section 4.2(e), only as applied to Anaconda and not Anaconda Subsidiaries) shall be true and correct, subject only to de minimis inaccuracies, (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); (ii) the representations and warranties of Anaconda set forth in (x) Section 4.10(a) shall be true and correct in all respects and (y) the first sentence of Section 4.1, Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.2(e), Section 4.2(f), Section 4.3(a), Section 4.16 and Section 4.19 (in the case of Section 4.2(c),

A-A-2

Section 4.2(d) and Section 4.2(e), only as applied to Anaconda Subsidiaries and not Anaconda) shall be true and correct in all material respects (in the case of this clause (y), without any materiality, Anaconda Material Adverse Effect or similar qualification), in the case of each of clauses (x) and (y), (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iii) the other representations and warranties of Anaconda set forth in Article IV shall be true and correct in all respects (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that, notwithstanding anything herein to the contrary, the condition set forth in this paragraph 3(a)(iii) of Exhibit A shall be deemed to have been satisfied even if any representations and warranties of Anaconda are not so true and correct unless the failure of such representations and warranties of Anaconda to be so true and correct (read for purposes of this paragraph 3(a)(iii) of Exhibit A without any materiality, Anaconda Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have an Anaconda Material Adverse Effect;
(b)	Anaconda shall have in all material respects performed the obligations and complied with the covenants required by the Agreement to be performed or complied with by it prior to the Sanction Date;
(c)
Anaconda shall have delivered to Lion a certificate, dated as of the Sanction Date and signed by the Chief Executive Officer of Anaconda, certifying on behalf of Anaconda to the effect that the conditions set forth in paragraphs 3(a) and 3(b) of this Exhibit A have been satisfied;

(d)	there shall not have been any Anaconda Material Adverse Effect; and
(e)
Lion shall have sought and received an opinion of Davis Polk & Wardwell LLP, or, if Davis Polk & Wardwell LLP is unable or unwilling to provide such opinion, Sidley Austin LLP (whichever such firm delivers such opinion, “Company Tax Counsel”), dated as of the Sanction Date, in form and substance reasonably satisfactory to Lion, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and as of the date thereof, (i) either (A) the Merger should qualify as a “reorganization” under Section 368(a) of the Code or (B) the Merger and the Scheme, taken together, should qualify as an exchange described in Section 351(a) of the Code, and (ii) the transfer of Lion Eligible Shares by Lion Stockholders pursuant to the Merger (other than by any Lion Stockholder who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of New Topco following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) should qualify for an exception to Section 367(a)(1) of the Code. In rendering such opinion, Company Tax Counsel may rely on the tax representation letters provided for in Section 6.13(c), and such other information provided to it by Lion, New Topco and/or Anaconda for purposes of rendering such opinion.

4.
Anaconda and Lion reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 1 of this Exhibit A (provided that each Party agrees to any such waiver).

5.	Anaconda reserves the right (but shall be under no obligation) to waive, in whole or in part, to the extent permitted by applicable Law, all or any of the conditions in paragraph 2.
6.	Lion reserves the right (but shall be under no obligation) to waive, in whole or in part, to the extent permitted by applicable Law, all or any of the conditions in paragraph 3.
A-A-3

Exhibit B

REQUIRED GOVERNMENTAL CONSENTS
Antitrust Laws:
1.	Australia, pursuant to the Competition and Consumer Act 2010 (Cth)
2.	Canada, pursuant to the Competition Act 1985
3.	China, pursuant to the Anti-Monopoly Law of the People’s Republic of China
4.	Japan, pursuant to the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947)
5.	South Korea, pursuant to the Monopoly Regulation and Fair Trade Act
6.	U.S., pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976
Investment Screening Laws:
1.	Australia, pursuant to the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”), on the following terms:
a.
New Topco has received written notice under the FATA, by or on behalf of the Treasurer of the Commonwealth of Australia (“Treasurer”), advising that (or to the effect that) the Commonwealth Government of Australia has no objections to the Scheme, and where it would be a notifiable action or a notifiable national security action under the FATA, the Merger, either unconditionally or subject only to (A) “standard” tax conditions which are in the form, or substantially in the form, of those set out in Part D of the Australian Foreign Investment Review Board’s Guidance Note 12 “Tax Conditions” (in the form last updated on 9 July 2021) and (B) any conditions or undertakings that are acceptable to Anaconda, Lion and New Topco, each acting reasonably; or

b.
following the giving of notice of the Transactions under the FATA, the Treasurer becomes precluded by passage of time from making an order or decision under Division 2 of Part 3 of the FATA in respect of the Scheme, where it would be or involve a notifiable action or a notifiable national security action under the FATA, the Merger, and the 10 day period referred to in section 82(2)(a) of the FATA has ended or the period referred to in section 82(2)(b) of the FATA has ended (whichever is applicable).

2.	UK, pursuant to the National Security and Investment Act 2022
3.	U.S., consisting of the CFIUS Approval
Other Antitrust Laws and Investment Screening Laws:
1.
Any jurisdiction if and to the extent an Antitrust Law or Investment Screening Law thereof enters into force after the date of the Agreement and prior to the Sanction Date which requires a Governmental Consent with respect to the Scheme or the Merger, provided that the violation or contravention of such Antitrust Law or Investment Screening Law would reasonably be expected to result in a material and adverse effect on New Topco and its Subsidiaries, taken as a whole, on an ongoing basis following the Effective Time.

2.
Any jurisdiction if and to the extent a Governmental Entity thereof exercises authority pursuant to an Antitrust Law or Investment Screening Law to require any Party to seek or obtain a Governmental Consent therefrom prior to the Sanction Date, provided that the violation or contravention of such requirement would reasonably be expected to result in a material and adverse effect on New Topco and its Subsidiaries, taken as a whole, on an ongoing basis following the Effective Time.

A-B-1

Exhibit C

FORM OF DEED POLL
See attached.
A-C-1

EXHIBIT C
Deed Poll
THIS DEED POLL is made on     2023
BY:
[•], whose principal executive office is at [•]. (New TopCo).
IN FAVOUR AND FOR THE BENEFIT OF:
Eligible Shareholders.
Ineligible Overseas Shareholders.
BACKGROUND
(A)	On or about 10 May 2023, Allkem, Livent and New TopCo entered into a transaction agreement with respect to (among other things) the Scheme and associated matters (Transaction Agreement).
(B)	Under the Transaction Agreement:
(1)	Allkem has agreed to propose the Scheme, pursuant to which (among other things):
(i)	New TopCo will provide to each Eligible Shareholder the Scheme Consideration in respect of each of their Scheme Shares; and
(ii)	the Eligible Shareholders will transfer to New TopCo, and New TopCo will acquire, all of the Scheme Shares; and
(2)	New TopCo has agreed to (among other things) enter into this Deed Poll.
(C)	New TopCo is executing this Deed Poll to covenant in favour of the Eligible Shareholders and the Ineligible Overseas Shareholders to perform its obligations under the Scheme.
NEW TOPCO DECLARES AS FOLLOWS
1	INTERPRETATION
1.1	Definitions
Insolvency Event means, in respect of a person:
(a)	an administrator being appointed to the person;
(b)	any of the following occurring:
(i)	a controller or analogous person being appointed to the person or any of the person’s property;
(ii)
an application being made to a court for an order to appoint a controller, provisional liquidator, trustee for creditors or in bankruptcy or analogous person to the person or any of the person’s property, other than where the application is stayed, withdrawn, dismissed or set aside within 14 days; or

(iii)	an appointment of the kind referred to in subparagraph (ii) being made (whether or not following a resolution or application);
(c)	the person being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand;
(d)	an application being made to a court for an order for its winding up which is not set aside within 14 days;
(e)	an order being made, or the person passing a resolution, for its winding up;
(f)	the person:
(i)
suspending payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent; or

(ii)	being unable to pay its debts or otherwise insolvent;
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(g)	the person entering into a compromise or arrangement with, or assignment for the benefit of, its members or creditors generally;
(h)	a court or other authority enforcing any judgment or order against the person for the payment of money or the recovery of any property; or
(i)	any analogous event under the laws of any applicable jurisdiction, unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has been approved by Allkem.
Scheme means the proposed scheme of arrangement under Part 5.1 of the Corporations Act between Allkem, Eligible Shareholders and Ineligible Overseas Shareholders, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by New TopCo, Livent and Allkem.
Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this Deed Poll.
1.2	Rules for interpreting this Deed Poll
Clause 1.2 of the Scheme applies to the interpretation of this Deed Poll, except that references to “Scheme” are to be read as references to “Deed Poll”.
2	NATURE OF THIS DEED POLL
New TopCo acknowledges and agrees that:
(a)
This Deed Poll may be relied on and enforced by any Scheme Shareholder and by the Sale Nominee in accordance with its terms even though the Scheme Shareholders and the Sale Nominee are not party to it; and

(b)
Under the Scheme, each Scheme Shareholder and the Sale Nominee each irrevocably appoints Allkem and each of its directors and officers, jointly and severally, as its agent and attorney to enforce this Deed Poll against New TopCo.

3	CONDITIONS PRECEDENT AND TERMINATION
3.1	Conditions precedent
This Deed Poll, and New TopCo’s obligations under this Deed Poll, are subject to the Scheme becoming Effective.
3.2	Termination
(a)
Unless New TopCo and Allkem otherwise agree in writing (and, if required, as approved by the Court), New TopCo’s obligations under this Deed Poll will automatically terminate, and the terms of this Deed Poll will be of no further force or effect, if the Transaction Agreement is terminated in accordance with its terms.

(b)	If this Deed Poll is terminated pursuant to clause 3.2(a):
(i)	New TopCo is released from its obligations under this Deed Poll; and
(ii)	each Scheme Shareholder and the Sale Nominee retains any rights, powers or remedies it has against New TopCo in respect of any breach of this Deed Poll that occurred before it was terminated.
4	SCHEME OBLIGATIONS
4.1	Undertaking to provide Scheme Consideration
Subject to clause 3, in consideration of the transfer of each Scheme Share to New TopCo in accordance with the Scheme, New TopCo covenants in favour of each Eligible Shareholder and the Ineligible Overseas Shareholders that it will:
(a)	provide the Scheme Consideration to each Eligible Shareholder on the Scheme Implementation Date; and
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(b)	undertake and perform all other actions and obligations, and give each covenant, attributed to it or otherwise contemplated of it under the Scheme, as if named as a party to the Scheme, in each case, subject to and in accordance with the terms of the Scheme.
4.2	Consideration Shares to rank equally
New TopCo covenants in favour of each Scheme Shareholder and in favour of the Sale Nominee that each Consideration Share (including those to be issued to CDN or its custodian in connection with the Consideration CDIs) will, upon issue:
(a)	be duly issued and fully paid;
(b)	be free from any Encumbrances, pledges and interests of third parties of any kind; and
(c)	rank equally in all respects, including for future dividends, with all existing New TopCo Shares then on issue.
5	PERFORMANCE OF OBLIGATIONS GENERALLY
5.1	Performance of the Scheme
New TopCo must comply with the obligations attributed to New TopCo under the Scheme and this Deed Poll (on and subject to their terms and conditions) and do all acts necessary or desirable on its part to give full effect to the Scheme.
6	REPRESENTATIONS AND WARRANTIES
New TopCo represents and warrants in favour of each Scheme Shareholder and in favour of the Sale Nominee that:
(a)	(status) it is a validly existing corporation in accordance with the laws of its place of incorporation and remains in good standing thereunder;
(b)	(power) it has full legal capacity and power to enter into this Deed Poll and to carry out the transactions contemplated by this Deed Poll;
(c)
(corporate authority) it has taken all corporate action that is necessary to authorise it to enter into this Deed Poll and it has taken or will take all corporate action that is necessary to authorise it to carry out the transactions contemplated by this Deed Poll;

(d)	(Deed Poll effective) this Deed Poll constitutes valid and binding obligations on it, enforceable against it in accordance with its terms;
(e)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this Deed Poll do not and will not conflict with:
(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or
(ii)	any law binding on or applicable to it or its assets,
(f)	(no Insolvency Event) it is not affected by an Insolvency Event.
7	CONTINUING OBLIGATIONS
This Deed Poll is irrevocable and, subject to clause 3, remains in full force and effect until the earlier of:
(a)	New TopCo having fully performed its obligations under this Deed Poll; and
(b)	termination of this Deed Poll pursuant to clause 3.2.
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8	NOTICES
8.1	How to give a notice
A notice, consent or other communication under this Deed Poll is only effective if it is:
(a)	in writing, legible and in English, signed by or on behalf of the person giving it;
(b)	addressed to the person to whom it is to be given; and
(c)	either:
(i)	delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person’s address; or
(ii)	sent in electronic form (such as email).
8.2	When a notice is given
A notice, consent or other communication that complies with this clause 8 is regarded as given and received upon:
(a)	if sent by mail:
(i)	within Australia – three Business Days after posting; or
(ii)	to or from a place outside Australia – seven Business Days after posting;
(b)	if sent in electronic form:
(i)	if it is transmitted by 5.00 pm on a Business Day – when sent; or
(ii)	if it is transmitted after 5.00 pm on a Business Day, or at any time on a day that is not a Business Day – on the next Business Day, provided that no notice of failure of transmission or other error message is received by the sender.
8.3	Address for notices
New TopCo’s mail address and email address are those set out below, or as New TopCo otherwise notifies.
Address:	Percy Exchange, 8-34 Percy Place, Ballsbridge, Dublin 4
Email:	[•]
Attention:	Attention: The Secretary
Copy to:	Guy Alexander, Allens at Guy.Alexander@allens.com.au William H. Aaronson, Davis Polk & Wardwell LLP at william.aaronson@davispolk.com Cheryl Chan, Davis Polk & Wardwell LLP at cheryl.chan@davispolk.com
9	GENERAL
9.1	Amendment
A provision of this Deed Poll may not be amended or varied unless:
(a)
before the Second Court Date, the amendment or variation is agreed to in writing by Allkem (on behalf of each Scheme Shareholder but without the need for Allkem to refer the amendment or variation to any Scheme Shareholder) and, if required, is approved by the Court; or

(b)
on or after the Second Court Date, the amendment or variation is agreed to in writing by Allkem (on behalf of each Scheme Shareholder and the Sale Nominee but without the need for Allkem to refer the amendment or variation to any Scheme Shareholder or the Sale Nominee) and is approved by the Court, and New TopCo executes a further deed poll in favour of each Scheme Shareholder and the Sale Nominee giving effect to that amendment or variation.
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9.2	Assignment
(a)
The rights created by this Deed Poll are personal to New TopCo, each Scheme Shareholder and the Sale Nominee and, except with the prior written consent of Allkem and New TopCo, cannot and must not be assigned, encumbered, charged or otherwise dealt with at law or in equity by a Scheme Shareholder or by the Sale Nominee.

(b)	Any purported dealing in contravention of clause 9.2(a) is invalid.
9.3	Waiver of rights
A right may only be waived in writing, signed by the party giving the waiver, and:
(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of that right;
(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and
(c)	the exercise, or partial exercise, of a right does not prevent any further exercise of that right or of any other right.
9.4	Operation of this Deed Poll
(a)
The rights, powers and remedies of New TopCo, the Scheme Shareholders and the Sale Nominee under this Deed Poll are in addition to, and do not replace, exclude or limit, any other rights, powers or remedies provided by law independently of this Deed Poll.

(b)	Any provision of this Deed Poll that is void, illegal or unenforceable:
(i)
in a particular jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this Deed Poll in that or any other jurisdiction; and

(ii)	is, where possible, to be severed to the extent necessary to make this Deed Poll valid, legal or enforceable, unless this would materially change the intended effect of this Deed Poll.
9.5	Duty
New TopCo must:
(a)
pay all stamp duty payable or assessed as being payable in connection with this Deed Poll, the Scheme, or the transfer by the Eligible Shareholders of the Scheme Shares pursuant to the Scheme (including any fees, fines, penalties and interest in connection with any of these amounts); and

(b)	indemnify each Eligible Shareholder against any liability arising from any failure by New TopCo to comply with clause 9.5(a).
9.6	Consent
New TopCo consents to Allkem producing this Deed Poll to the Court.
9.7	Further acts
New TopCo must, at their own expense, promptly do all things and execute all documents reasonably necessary to give full effect to this Deed Poll and all transactions contemplated by it.
9.8	Governing law
(a)	This Deed Poll and any dispute arising out of or in connection with the subject matter of this Deed Poll is governed by the laws of Western Australia.
(b)
New TopCo irrevocably submits to the jurisdiction of the Federal Court of Australia (Western Australian registry) and of the courts competent to determine appeals from that court with respect to any proceedings

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that may be brought at any time arising out of or in connection with the subject matter of this Deed Poll. New TopCo irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in any inconvenient forum.
EXECUTED as a deed poll.
Signed Sealed and Delivered by New TopCo in the presence of:

Signature of Witness	Signature of Authorised Signatory

Name of Witness	Name of Authorised Signatory
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Exhibit D

FORM OF SCHEME OF ARRANGEMENT
See attached.
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EXHIBIT D Scheme of Arrangement

Under section 411 of the Corporations Act

BETWEEN:
(1)	Allkem Limited (ACN 112 589 910) whose registered office is at Level 35, 71 Eagle Street, Brisbane QLD 4000 (Allkem);
(2)	Eligible Shareholders; and
(3)	Ineligible Overseas Shareholders.
PRELIMINARY MATTERS
(A)
Allkem is a public company limited by shares incorporated in Australia. It has its registered office at registered office is at Level 35, 71 Eagle Street, Brisbane QLD 4000. Allkem is admitted to the official list of ASX and Allkem Shares are quoted on the securities exchange operated by ASX and the TSX.

(C)	Livent Corporation (Livent) is a public corporation incorporated in Delaware, in the United States of America. It has its principal executive office at [•]. Livent stock is listed on NYSE.
(D)	New TopCo (New TopCo) is a public limited company incorporated under the laws of the Bailiwick of Jersey. It has its registered address at [•].
(E)	Allkem, Livent and New TopCo entered into the Transaction Agreement on or about 10 May 2023 to facilitate (among other things) the implementation of this Scheme as part of the Transaction.
(F)
By no later than the day that is one Business Day prior to the First Court Date, New TopCo will have executed the Deed Poll under which New TopCo will covenant in favour of the Eligible Shareholders and Ineligible Overseas Shareholders to perform the obligations attributable to it under this Scheme, including to provide the Scheme Consideration to Eligible Shareholders in accordance with the terms of this Scheme.

(G)	If this Scheme becomes Effective:
(a)	after the Scheme Record Date and prior to Scheme Implementation, all of the Ineligible Shares will be transferred to the Sale Nominee; and
(b)	on the Implementation Date:
(i)	New TopCo will provide the Scheme Consideration to Eligible Shareholders (including the Sale Nominee) in accordance with the terms of this Scheme and the Deed Poll;
(ii)	all of the Scheme Shares, and all of the rights and entitlements attaching to them as at the Implementation Date, will be transferred to New TopCo; and
(iii)	Allkem will enter New TopCo’s name in the Allkem Share Register as the holder of all of the Scheme Shares; and
(c)
following the Implementation Date, the Consideration CDIs issued to the Sale Nominee on Scheme Implementation in respect of the Ineligible Shares transferred to it under paragraph (a) will be sold by the Sale Nominee, with the net proceeds of such Consideration CDIs being paid to the Ineligible Overseas Shareholders on a pro-rata basis.

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OPERATIVE PROVISIONS
1	INTERPRETATION
1.1	Definitions
The following definitions apply in this Scheme.
Allkem Share means a fully paid ordinary share in Allkem.
Allkem Share Register means the register of members of Allkem maintained in accordance with the Corporations Act.
Allkem Share Registry means Computershare Investor Services Pty Limited ACN 078 279 277.
Allkem Shareholder means a person entered in the Allkem Share Register as a holder of one or more Allkem Shares.
ASIC means the Australian Securities and Investments Commission.
ASX means ASX Limited (ACN 008 624 691), and, where the context requires, the securities exchange that it operates.
ASX Listing Rules means the official listing rules of ASX.
Business Day:
(a)	when used in relation to the Implementation Date and the Scheme Record Date, has the meaning given in the ASX Listing Rules; and
(b)	in all other cases, means any day other than:
(i)	a Saturday or a Sunday; or
(ii)
a day on which banking and savings and loan institutions are authorised or required by law to be closed in Perth, Western Australia, Australia, Brisbane, Queensland, Australia, the Bailiwick of Jersey or Philadelphia, Pennsylvania, United States of America.

CDI means a CHESS Depositary Interest, representing beneficial ownership of one New TopCo Share.
CDN means CHESS Depositary Nominees Pty Limited (ACN 071 346 506).
CHESS means the Clearing House Electronic Subregister System for the electronic transfer of securities operated by ASX Settlement Pty Limited ABN 49 008 504 532.
Consideration CDI means a New TopCo CDI issued under this Scheme as Scheme Consideration.
Consideration Share means a New TopCo Share to be issued under this Scheme as Scheme Consideration.
Corporations Act means the Corporations Act 2001 (Cth).
Court means the Federal Court of Australia (Western Australian registry) or such other court of competent jurisdiction under the Corporations Act as may be agreed to in writing by Allkem and Livent.
Court Orders means the order or orders of the Court approving this Scheme under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act).
Deed Poll means the deed poll substantially in the form of Exhibit C to the Transaction Agreement, under which New TopCo covenants in favour of Eligible Shareholders and Ineligible Overseas Shareholders to perform the obligations attributed to New TopCo under this Scheme.
Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to this Scheme.
Eligible Shareholder means:
(a)	a Scheme Shareholder who is not an Ineligible Overseas Shareholder; and
(b)	the Sale Nominee.
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Encumbrance means:
(a)	a Security Interest; or
(b)	an easement, restrictive covenant, caveat or similar restriction over property.
FIRB means the Australian Foreign Investment Review Board.
Governmental Entity means a government, government department or a governmental, semi-governmental, administrative, statutory or judicial entity, agency, authority, commission, department, tribunal, or person charged with the administration of a law or agency, whether in Australia or elsewhere, including the Australian Competition and Consumer Commission, ASIC, ASX, the Takeovers Panel, and any self-regulatory organisation established under statute or by ASX, or any applicable foreign equivalents of the specified bodies.
Ineligible Consideration CDIs has the meaning given in clause 4.4(f).
Ineligible Overseas Shareholder means an Allkem Shareholder whose Registered Address at the Scheme Record Date is a place outside of Australia and Argentina, British Virgin Islands, Canada, China, Hong Kong, Japan, Malaysia, New Zealand, Singapore, the United Kingdom and the United States (unless otherwise agreed by Allkem, Livent and New TopCo in writing, each acting reasonably) or any other jurisdictions agreed by Allkem, Livent and New Topco in writing as lawful and not unduly impracticable or onerous for New TopCo to issue such Allkem Shareholder New TopCo Shares or CDIs upon Scheme Implementation in accordance with the terms of this Agreement (each acting reasonably).
Ineligible Shares has the meaning given in clause 4.4(c).
Ineligible Share Transfer means a duly completed and executed proper instrument of transfer in respect of the Ineligible Shares for the purposes of section 1071B of the Corporations Act, in favour of the Sale Nominee, being a master transfer of all of the Ineligible Shares.
Merger means the proposed merger between US Merger Sub and Livent in accordance with the Transaction Agreement.
Net Proceeds means the total proceeds of sale of all of the Ineligible Consideration CDIs after the deduction of any applicable fees, brokerage, taxes and charges of the Sale Nominee reasonably incurred in connection with the sale of the Ineligible Consideration CDIs.
New TopCo Share means an ordinary share, par value of $[•], of New TopCo.
New TopCo Share Register means the register of shareholders of New TopCo.
NYSE means the New York Stock Exchange.
Registered Address means, in relation to an Allkem Shareholder, the address of the shareholder shown in the Allkem Share Register.
Sale Nominee means the nominee appointed by Allkem in accordance with clause 4.4 of this Scheme to sell the Ineligible Consideration CDIs under the terms of this Scheme (or any nominee of such person).
Scheme means this scheme of arrangement under Part 5.1 of the Corporations Act between Allkem, the Eligible Shareholders and the Ineligible Overseas Shareholders, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by New TopCo, Livent and Allkem.
Scheme Consideration means the consideration to be provided by New TopCo to each Eligible Shareholder for the transfer of each Scheme Share under this Scheme, as set out in clause 4.
Scheme Effective Date means the date on which this Scheme becomes Effective.
Scheme Implementation means the implementation of this Scheme.
Scheme Implementation Date means the date on which Scheme Implementation occurs, being the third Business Day following the Scheme Record Date, or such other date as may be agreed to in writing by Allkem and Livent.
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Scheme Meeting means the meeting of Allkem Shareholders (and any adjournment thereof) ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme.
Scheme Record Date means 7.00 pm (Sydney time) on the second Business Day after the Scheme Effective Date, or such other date and time as may be agreed to in writing by Allkem and Livent.
Scheme Share means:
(a)	each Allkem Share held by a Scheme Shareholder (other than an Ineligible Overseas Shareholder) as at the Scheme Record Date; and
(b)	each Allkem Share held by an Ineligible Overseas Shareholder and transferred to the Sale Nominee after the Scheme Record Date and prior to Scheme Implementation pursuant to clause 4.4 of this Scheme.
Scheme Shareholder means an Allkem Shareholder as at the Scheme Record Date, taking into account registration of all registrable transfers and transmission applications in accordance with clause 5.1.
Scheme Transfer means a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of New TopCo, being a master transfer of all of the Scheme Shares.
Second Court Date means the first day on which the Court hears an application for an order under section 411(4)(b) of the Corporations Act approving this Scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard.
Security Interest means any security interest, including:
(a)	a security interest that is subject to the Personal Property Securities Act 2009 (Cth);
(b)	any other mortgage, charge, pledge or lien; or
(c)
any other interest or arrangement of any kind that in substance secures the payment of money or the performance of an obligation, or that gives a creditor priority over unsecured creditors in relation to any property.

Share Electing Shareholder means an Eligible Shareholder (other than the Sale Nominee) who has provided Allkem with a duly completed Share Election before 7.00 pm (Sydney time) on the day that is three Business Days prior to the Scheme Record Date.
Share Election means a validly completed notice by an Eligible Shareholder (other than the Sale Nominee) requesting to receive the Scheme Consideration as Consideration Shares instead of Consideration CDIs.
Takeovers Panel means the Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth).
Terms of Appointment means the deed or other document under which the Sale Nominee is appointed under clause 4.4 of this Scheme.
Transaction means this Scheme and the Merger (which is expected to become effective following Scheme Implementation in accordance with the Transaction Agreement).
Transaction Agreement means the transaction agreement dated on or about 10 May 2023 between Allkem, Livent and New TopCo relating to (among other things) Scheme Implementation.
TSX means the Toronto Stock Exchange.
Unclaimed Money Act means the Unclaimed Money Act 1990 (WA).
US Merger Sub means a Delaware corporation that will be formed after the date of the Transaction Agreement and that will ultimately be (but will not at any time prior to Scheme Implementation be) an indirect wholly-owned subsidiary of New TopCo and that is referred to as “U.S. Merger Sub” in the Transaction Agreement.
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1.2	Rules for interpreting this Scheme
Headings and catchwords are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Scheme, except where the context makes it clear that a rule is not intended to apply.
(a)	A reference to:
(i)
a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a clause is to a clause of this Scheme;
(iii)
a document (including this Scheme) or agreement, or a provision of a document (including this Scheme) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iv)	a group of persons is a reference to any 2 or more of them jointly and to each of them individually;
(v)	a party to this Scheme, or to any other document or agreement, includes a permitted substitute or a permitted assign of that party;
(vi)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and
(vii)	any thing (including a right, amount, obligation or concept) includes each part of it.
(b)	A singular word includes the plural, and vice versa.
(c)	A word that suggests one gender includes the other genders.
(d)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.
(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.
(f)	The word officer has the same meaning as given by the Corporations Act.
(g)	A reference to A$, $ or dollar is to Australian currency.
(h)	A reference to time in this Scheme is a reference to Australian Western Standard Time, unless otherwise expressly specified.
(i)	Nothing in this Scheme is to be construed adversely to a party just because that party prepared this Scheme or prepared or proposed the relevant part of this Scheme.
1.3	Non–Business Days
If the day on or by which a person must do something under this Scheme is not a Business Day, the person must do it on or by the next Business Day.
2	CONDITIONS PRECEDENT
2.1	Conditions precedent to the Scheme
This Scheme is conditional upon, and will not become Effective unless and until, each of the following conditions precedent is satisfied.
(a)
As at 8.00 am on the Second Court Date, the conditions in Exhibit A of the Transaction Agreement (other than the conditions in paragraph 1(b) and 1(c) of Exhibit A of the Transaction Agreement) has been satisfied or waived in accordance with the terms of the Transaction Agreement.

(b)	Prior to 8.00 am on the Second Court Date, neither the Transaction Agreement nor the Deed Poll has been terminated in accordance with their terms.
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(c)
The order of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act, subject to such alterations or conditions being agreed in accordance with clause 3.3) approving this Scheme comes into effect pursuant to section 411(10) of the Corporations Act on or before either or both of the Transaction Agreement and the Deed Poll are terminated in accordance with their respective terms.

2.2	Certificates
(a)	Before 8.30 am on the Second Court Date:
(i)	Allkem must provide to the Court:
(A)	a certificate, in the form of a deed, confirming whether or not, in respect of matters within Allkem’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied
(B)
a certificate from Livent, in the form of a deed, confirming whether or not, in respect of matters within Livent’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied; and

(ii)
New TopCo must provide to the Court a certificate, in the form of a deed, confirming whether or not, in respect of matters within New TopCo’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied.

(b)	The certificates referred to in clause 2.2(a) constitute conclusive evidence that the conditions precedent in clauses 2.1(a) and 2.1(b) have been satisfied.
2.3	Scheme Effective Date
Subject to clause 2.1, this Scheme takes effect on the Scheme Effective Date.
2.4	When Scheme will lapse
Unless Allkem, New TopCo and Livent otherwise agree in writing (and, if required, as approved by the Court), this Scheme will immediately lapse and be of no further force or effect if, without limiting any rights under the Transaction Agreement either or both of the Transaction Agreement and the Deed Poll are terminated in accordance with their respective terms.
3	THE SCHEME
3.1	Lodgement of copy of Court Order with ASIC
Allkem must lodge with ASIC an office copy of the Court Orders in accordance with section 411(10) of the Corporations Act:
(a)	as soon as possible after the date on which the Court makes the Court Orders and in accordance with the time limit set out in item 10 of Appendix 7A of the ASX Listing Rules; or
(b)	on such other Business Day and by such other time as agreed to in writing by Livent and Allkem.
3.2	Transfer of Scheme Shares
On the Scheme Implementation Date:
(a)
subject to New TopCo taking the steps to provide the Scheme Consideration which it is required to take on the Scheme Implementation Date under clause 4, all of the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Scheme Implementation Date, will be transferred to New TopCo without the need for any further act by any Scheme Shareholder or the Sale Nominee (other than acts performed by Allkem or its directors and officers as attorney and agent for the Scheme Shareholders and the Sale Nominee under this Scheme) by:

(i)
Allkem delivering to New TopCo a duly completed registrable Scheme Transfer to transfer the Scheme Shares to New TopCo, which Scheme Transfer has been duly executed by Allkem (or any of its directors and officers) as the attorney and agent of each Eligible Shareholder as a transferor under clauses 6.2 and 6.4; and

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(ii)	New TopCo duly completing and executing the Scheme Transfer as transferee and delivering the Scheme Transfer to Allkem for registration; and
(b)	immediately following receipt of the Scheme Transfer in accordance with clause 3.2(a)(ii), Allkem must:
(i)	attend to registration of the Scheme Transfer; and
(ii)	enter or procure the entry of the name and address of New TopCo in the Allkem Share Register as the holder of all of the Scheme Shares.
3.3	Alteration or condition to Scheme
If the Court proposes to approve this Scheme subject to any alterations or conditions under section 411(6) of the Corporations Act, and those alterations or conditions have been agreed to in writing by each of Allkem, Livent and New TopCo:
(a)	Allkem may, by its counsel, consent on behalf of all persons concerned, including each Scheme Shareholder (and, to avoid doubt, the Sale Nominee), to those alterations or conditions; and
(b)	each Scheme Shareholder (and, to avoid doubt, the Sale Nominee) agrees to any such alterations or conditions that counsel for Allkem has consented to.
4	SCHEME CONSIDERATION
4.1	Elections by Eligible Shareholders
(a)
Each Eligible Shareholder (other than the Sale Nominee) may become a Share Electing Shareholder by providing Allkem with a duly completed Share Election before 7.00 pm (Sydney time) on the day that is three Business Days prior to the Scheme Record Date.

(b)	To avoid doubt, a Share Election submitted by an Ineligible Overseas Shareholder will be of no force or effect.
4.2	Entitlement to Scheme Consideration
(a)
On the Scheme Implementation Date, in consideration for the transfer to New TopCo of Scheme Shares under the terms of this Scheme, each Eligible Shareholder will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with this clause 4.

(b)	Subject to clauses 4.3 to 4.7 the Scheme Consideration to be provided to each Eligible Shareholder will be:
(i)	where the Eligible Shareholder is not a Share Electing Shareholder or is the Sale Nominee , 1 Consideration CDI for each Scheme Share; and
(ii)	where the Eligible Shareholder is a Share Electing Shareholder and is not the Sale Nominee, 1 Consideration Share for each Scheme Share.
4.3	Provision of Scheme Consideration
Subject to clauses 4.4 to 4.7, New TopCo must:
(a)	on the Scheme Implementation Date (or, in the case of sub-paragraphs (C), (D), (E) and (F) of clause 4.3(a)(iii), by no later than the Business Day following the Scheme Implementation Date):
(i)	issue to each Eligible Shareholder (or procure the issue to each Eligible Shareholder of) the applicable Scheme Consideration in accordance with this Scheme;
(ii)
in the case of Scheme Consideration that is required to be provided to Eligible Shareholders in the form of Consideration Shares, procure that the name and address of each relevant Eligible Shareholder is entered in the New TopCo Share Register as the holder of the applicable Consideration Shares (being the name and Registered Address of the relevant Eligible Shareholder as at the Scheme Record Date); and

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(iii)	in the case of Scheme Consideration that is required to be provided to Eligible Shareholders in the form of Consideration CDIs:
(A)
issue to CDN (or to a custodian who will hold the New TopCo Shares on CDN’s behalf) to be held on trust that number of New TopCo Shares that will enable CDN to issue Consideration CDIs as contemplated by this clause 4.3;

(B)
procure that the name and address of CDN or of its custodian (as applicable) is entered into the New TopCo Share Register in respect of those New TopCo Shares underlying the Consideration CDIs, and that a share certificate or holding statement (or equivalent document) in the name of CDN representing those New TopCo Shares is sent to CDN;

(C)	procure that CDN issues to each relevant Eligible Shareholder the number of Consideration CDIs to which it is entitled under this clause 4.3; and
(D)
procure that the name and address of each relevant Eligible Shareholder is entered in the records maintained by CDN or its custodian (as applicable) or both, as the holder of the Consideration CDIs issued to that Eligible Shareholder;

(E)	in the case of each such Eligible Shareholder who held Scheme Shares on the CHESS subregister, procure that the Consideration CDIs are held on the CHESS subregister; and
(F)	in the case of each such Eligible Shareholder who held Scheme Shares on the issuer sponsored subregister, the Consideration CDIs are held on the issuer sponsored subregister; and
(b)
no later than two Business Days after the Scheme Implementation Date, send or procure the dispatch to each Eligible Shareholder, to their Registered Address as at the Scheme Record Date (or, in the case of the Sale Nominee, as specified in the Ineligible Share Transfer), a securities certificate, holding statement or allotment confirmation representing the Consideration Shares or Consideration CDIs (as applicable) issued to that Eligible Shareholder.

4.4	Ineligible Overseas Shareholders
(a)	New TopCo has no obligation to issue, and will not issue, any Scheme Consideration under this Scheme to any Ineligible Overseas Shareholder.
(b)	Allkem must:
(i)	prior to the First Court Hearing, appoint the Sale Nominee;
(ii)
ensure that, under the Terms of Appointment, the Sale Nominee irrevocably undertakes to and is otherwise obliged to do all such things required by this clause 4.4 of this Scheme (including, but not limited to, under clause 4.4(c)); and

(iii)	procure that the Sale Nominee:
(A)	performs all acts attributed to it under this clause 4.4; and
(B)	otherwise does all things necessary to give effect to this clause 4.4.
(c)
After the Scheme Record Date, and prior to Scheme Implementation, all of the Allkem Shares which were held by Ineligible Overseas Shareholders as at the Scheme Record Date (each an Ineligible Share and together the Ineligible Shares), together with all rights and entitlements attaching to those Ineligible Shares, will be transferred to the Sale Nominee:

(i)
without the need for any further act by any Ineligible Overseas Shareholder (other than acts performed by Allkem or its directors or officers as attorney and agent for the Ineligible Overseas Shareholders); and

(ii)
on the basis that, if (1) the Scheme lapses under clause 2.4, or (2) Scheme Implementation has not occurred within 5 Business Days after the Scheme Record Date (or such later time determined by Allkem in its sole discretion), (each a Return Event), the Sale Nominee must return the Ineligible Consideration Shares to the relevant Ineligible Overseas Shareholders as soon as reasonably practicable (and in any event, no later than 15 Business Days after the date on which Allkem gives written notice of the Return Event to the Sale Nominee) without any cost incurred by or fee payable to the Ineligible Overseas Shareholder.

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(d)
Allkem must procure that the Sale Nominee accepts the transfer of the Ineligible Shares under clause 4.4(c) by immediately executing the Ineligible Share Transfer as transferee and delivering it to Allkem for registration.

(e)	In order to give effect to the transfer of Ineligible Shares to the Sale Nominee under clause 4.4(c), Allkem will:
(i)	as attorney and agent for each Ineligible Overseas Shareholder, execute the Ineligible Share Transfer provided under clause 4.4(d); and
(ii)
register the transfer of the Ineligible Shares to the Sale Nominee and enter the name of the Sale Nominee in the Allkem Share Register in respect of all of the Ineligible Shares transferred under clause 4.4(c).

(f)	Allkem must procure that the Sale Nominee, and must enforce its contractual rights to ensure that the Sale Nominee:
(i)
sells the CDIs issued as Scheme Consideration in respect of the Ineligible Shares (Ineligible Consideration CDIs) (on ASX or off-market) as soon as reasonably practicable and in any event no more than 15 Business Days after the Scheme Implementation Date, in the manner, and on the terms, the Sale Nominee determines in good faith (and at the risk of the Ineligible Overseas Shareholder); and

(ii)
as soon as reasonably practicable and in any event no more than 10 Business Days after settlement of all the sales of the Ineligible Consideration CDIs under clause 4.4(f)(i), remits to Allkem the Net Proceeds.

(g)
Promptly after receipt of the Net Proceeds, Allkem must pay each Ineligible Overseas Shareholder, or procure the payment to each Ineligible Overseas Shareholder of, such proportion of the Net Proceeds to which that Ineligible Overseas Shareholder is entitled (rounded down to the nearest cent), to be determined in accordance with the following formula:

where:
A = (B / C) × D
A = the proportion of the Net Proceeds to which that Ineligible Overseas Shareholder is entitled;
B = the number of Ineligible Shares transferred to the Sale Nominee in respect of that Ineligible Overseas Shareholder;
C = the total number of Ineligible Shares that were transferred to the Sale Nominee; and
D = the Net Proceeds.
(h)	The Net Proceeds will be payable to Ineligible Overseas Shareholders in Australian dollars.
(i)	Each Ineligible Overseas Shareholder acknowledges and agrees that:
(i)
none of Allkem, Livent, New TopCo or the Sale Nominee give any assurance as to the price or foreign exchange rate that will be achieved for the sale of the Ineligible Consideration CDIs described in clause 4.4(f); and

(ii)	Allkem, Livent, New TopCo and the Sale Nominee each expressly disclaim any fiduciary duty to any Ineligible Overseas Shareholder that may arise in connection with this clause 4.4.
(j)	Allkem must pay or procure that each Ineligible Overseas Shareholder is paid any amounts owing under clause 4.4(g) by either (in the absolute discretion of Allkem):
(i)
where an Ineligible Overseas Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Allkem Share Registry to receive dividend payments from Allkem by electronic funds transfer to a bank account nominated by the Ineligible Overseas Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

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(ii)
dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Ineligible Overseas Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Ineligible Overseas Shareholder (in the case of joint holders, the cheque will be drawn in the name of the joint holders and dispatched in accordance with the procedures set out in clause 4.6(b)).

(k)
Each Ineligible Overseas Shareholder appoints Allkem, and each director and officer of Allkem, as its agent to receive on its behalf any financial services guide (or similar or equivalent document) and any other notices (including any updates of those documents) that the Sale Nominee is required to provide to Ineligible Overseas Shareholders under the Corporations Act or any other applicable law.

(l)
Payment of the relevant amounts calculated in accordance with clauses 4.4(g) to an Ineligible Overseas Shareholder in accordance with this clause 4.4 satisfies in full New TopCo’s obligations to the Ineligible Overseas Shareholder under this Scheme in respect of the Scheme Consideration.

4.5	Other ineligible Scheme Shareholders
(a)	Where the issue of Scheme Consideration to which an Eligible Shareholder would otherwise be entitled under this Scheme would result in a breach of law:
(i)	New TopCo will issue the maximum possible Scheme Consideration to that Eligible Shareholder without giving rise to such a breach; and
(ii)
any further Scheme Consideration to which that Eligible Shareholder is entitled, but the issue of which to that Eligible Shareholder would give rise to such a breach, will instead be issued to the Sale Nominee and dealt with under clause 4.4, as if:

(A)	references to “Ineligible Overseas Shareholders” also included that Eligible Shareholder; and
(B)	references to “Ineligible Consideration CDIs” also included any of that Eligible Shareholder’s Scheme Consideration that has been issued to the Sale Nominee.
(b)
Where the issue of Scheme Consideration to the Sale Nominee under this Scheme would result in a breach of law, Allkem must use its reasonable best efforts to appoint another person as the Sale Nominee in accordance with clause 4.4.

4.6	Joint holders
In the case of Scheme Shares held in joint names:
(a)	any Scheme Consideration will be issued to and registered in the names of the joint holders; and
(b)	any other document required to be sent under this Scheme will be forwarded to the holder whose name appears first in the Allkem Share Register as at the Scheme Record Date or to the joint holders.
4.7	Orders of a court or Governmental Entity
(a)	If New TopCo or Allkem (or the Allkem Share Registry) receives written notice of an order or direction made by a court of competent jurisdiction or by a Governmental Entity that:
(i)
requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Eligible Shareholder, which would otherwise be payable or required to be issued to that Eligible Shareholder by Allkem or New TopCo in accordance with this clause 4 (including in connection with any withholding or deduction under clauses 4.7(b)), then Allkem or New TopCo (as applicable) will be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(ii)
prevents Allkem or New TopCo from providing consideration to any particular Scheme Shareholder in accordance with this clause 4, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Allkem or New TopCo (as applicable) will be entitled to:

(A)
in the case of any Ineligible Overseas Shareholder, retain an amount, in Australian dollars, equal to the relevant Ineligible Overseas Shareholder’s share of any proceeds of sale received by Allkem pursuant to clause 4.4; and

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(B)
not issue (or, in the case of Allkem, direct New TopCo not to issue), or issue (or, in the case of Allkem, direct New TopCo to issue) to a permitted trustee or nominee, such Scheme Consideration as that Scheme Shareholder would otherwise be entitled to under clause 4.3, until such time as provision of the consideration in accordance with this clause 4 is permitted by that (or another) order or direction or otherwise by law.
(b)
New TopCo and Allkem (as applicable) may deduct and withhold from any consideration that would otherwise be provided to a Scheme Shareholder in accordance with this clause 4, any amount that New TopCo or Allkem (as applicable) determines is required to be deducted and withheld from that consideration under any applicable law, including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Entity.

(c)
To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing agency.

(d)
To avoid doubt, any payment or retention by Allkem or New TopCo (as applicable) under clauses 4.7(a), 4.7(b) and 4.7(c) will constitute the full discharge of New TopCo’s obligations under clause 4.3 with respect to the amount so paid or retained until, in the case of clause 4.7(a)(ii), the amount is no longer required to be retained.

4.8	Consideration Shares to rank equally
New TopCo covenants in favour of Allkem (in its own right and on behalf of each Eligible Shareholder and each Ineligible Overseas Shareholder) that:
(a)	the Consideration Shares to be issued (including the New TopCo Shares underlying the Consideration CDIs) as the Scheme Consideration will, on issue:
(i)	be duly issued and fully paid in accordance with applicable laws and the memorandum and articles of association of New TopCo;
(ii)
be free from any Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise, or restriction on transfer of any kind, other than as provided for in the memorandum and articles of association of New TopCo or as required under applicable law; and

(iii)	rank equally in all respects, including for future dividends, with all existing New TopCo Shares then on issue; and
(b)	it will apply for, or has applied for:
(i)	the listing of the Consideration Shares on the NYSE, subject to official notice of issuance;
(ii)	admission of New TopCo to the official list of ASX (as a foreign exempt listing) commencing on the Business Day following the Scheme Effective Date; and
(iii)	official quotation of the Consideration CDIs on ASX, subject to customary conditions, commencing:
(A)	on the Business Day following the Scheme Effective Date (or such later day as ASX may require) until the Scheme Implementation Date, on a deferred settlement basis; and
(B)	on the Business Day following the Scheme Implementation Date, on an ordinary (T+2) basis.
4.9	Unclaimed monies
(a)	Allkem may cancel a cheque issued under clause 4.4(j)(ii) if the cheque:
(i)	is returned to Allkem; or
(ii)	has not been presented for payment within 6 months after the date on which the cheque was sent.
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(b)
During the period of 12 months commencing on the Scheme Implementation Date, on request in writing from a Scheme Shareholder to Allkem (or the Allkem Share Registry) (which request may not be made until the date that is 20 Business Days after the Scheme Implementation Date), Allkem must reissue a cheque that was previously cancelled under clause 4.9(a).

(c)	The Unclaimed Money Act will apply in relation to any Scheme Consideration that becomes “unclaimed money” (as defined in section 6 of the Unclaimed Money Act).
4.10	Title to and rights in Scheme Shares
(a)
Immediately upon the provision of the Scheme Consideration to each Eligible Shareholder in accordance with this clause 4, New TopCo will be beneficially entitled to the Scheme Shares transferred to it under this Scheme pending registration by Allkem of the name and address of New TopCo in the Allkem Share Register as the holder of the Scheme Shares.

(b)
To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to New TopCo will, at the time of transfer to New TopCo, vest in New TopCo free from all:

(i)	Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise; and
(ii)	restrictions on transfer of any kind.
(c)
To avoid doubt, notwithstanding clause 4.10(a), to the extent that clause 4.7(a) applies to any Eligible Shareholder, New TopCo will be beneficially entitled to any Scheme Shares held by that Eligible Shareholder immediately upon compliance with clause 4.7 on the Scheme Implementation Date as if New TopCo had provided the Scheme Consideration to that Eligible Shareholder.

5	DEALINGS IN ALLKEM SHARES
5.1	Allkem Share dealings that are recognised
To establish the identity of the Scheme Shareholders, dealings in Allkem Shares (or other alterations to the Allkem Share Register) will be recognised only if:
(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Allkem Share Register as the holder of the relevant Allkem Shares as at the Scheme Record Date; and
(b)
in all other cases, registrable transfers or transmission applications in respect of those dealings, or valid requests in respect of other alternations, are received by the Allkem Share Registry at or before the Scheme Record Date, and Allkem must not accept for registration, nor recognise for any purpose (except a transfer to New TopCo pursuant to this Scheme and any subsequent transfer by New TopCo or its successors in title, or a transfer in accordance with clause 4.4(c) to the Sale Nominee), any transfer or transmission application or other request in respect of Allkem Shares received after the Scheme Record Date, or received prior to the Scheme Record Date but not in registrable or actionable form.
5.2	Allkem to register transfer and transmission applications
Allkem must register registrable transfers and transmission applications of the kind referred to in clause 5.1(b) by the Scheme Record Date, provided that, for the avoidance of doubt, nothing in this clause 5.2 requires Allkem to register a transfer that would result in an Allkem Shareholder holding a parcel of Allkem Shares that is less than a “marketable parcel” (within the meaning given to that term in the operating rules of ASX).
5.3	Transfers received after Scheme Record Date not recognised
If this Scheme becomes Effective, each Scheme Shareholder (and any person claiming through any Scheme Shareholder) must not dispose of or transfer, or purport or agree to dispose of or transfer, any Scheme Share or any interest in them after the Scheme Record Date, other than pursuant to this Scheme (including as contemplated in clause 4.4(c)), and any such disposal or transfer, purported disposal or transfer or attempted
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disposal or transfer will be void and of no legal effect whatsoever and Allkem must disregard any disposal, transfer or transmission application in respect of Scheme Shares received after the Scheme Record Date (to avoid doubt, except for pursuant to the Ineligible Share Transfer contemplated by clause 4.4(c)).
5.4	Allkem to maintain Allkem Share Register to determine entitlements
(a)
In order to determine entitlements to the Scheme Consideration, Allkem must maintain, or procure the maintenance of, the Allkem Share Register in accordance with this clause 5 until the Scheme Consideration has been paid to Scheme Shareholders and New TopCo has been entered into the Allkem Share Register as the holder of the Scheme Shares.

(b)	The Allkem Share Register in this form will solely determine entitlements to the Scheme Consideration.
5.5	Holding statements no effect from Scheme Record Date
(a)
All holding statements for Allkem Shares (other than any holding statements (1) in favour of the Sale Nominee with respect to the Ineligible shares or (2) in favour of New TopCo) will cease to have effect as documents of title (or evidence thereof) after the Scheme Record Date.

(b)
Each entry on the Allkem Share Register at and from the Scheme Record Date (other than those entries in respect of New TopCo or a transfer in accordance with clause 4.4(c) to the Sale Nominee) will cease to have any effect other than as evidence of an entitlement to the Scheme Consideration in respect of the Scheme Shares relating to that entry.

5.6	Allkem to provide contact information for Scheme Shareholders
Allkem must ensure that, as soon as practicable after the Scheme Record Date (and in any event by 8.00 am on the day that is two Business Days after the Scheme Record Date), New TopCo is given details of the name, Registered Address and holding of Allkem Shares of each Eligible Shareholder in the form New TopCo reasonably requires.
5.7	Suspension of trading
Allkem will apply to ASX to suspend trading of Allkem Shares on ASX with effect from the close of trading on the Scheme Effective Date.
5.8	Termination of official quotation
Allkem will apply:
(a)	to ASX, for:
(i)	removal of Allkem from the official list of ASX; and
(ii)	termination of the official quotation of Allkem Shares on ASX;
with effect on and from the close of trading on the trading day immediately following the Scheme Implementation Date, or such other date as Livent and Allkem may agree, acting reasonably, following consultation with ASX; and
(b)
to TSX for the delisting of Allkem from TSX with effect on and from the close of trading on the Scheme Effective Date, or such other date as Livent and Allkem may agree, acting reasonably, following consultation with TSX.

6	GENERAL PROVISIONS
6.1	Allkem giving effect to the Scheme
Allkem must do all things (including executing all documents), and must ensure that its employees and agents do all things (including executing all documents), that are necessary or desirable to give full effect to the Scheme and the transactions contemplated by it.
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6.2	Scheme Shareholders’ agreements and consents
Each Scheme Shareholder and the Sale Nominee irrevocably:
(a)	agrees for all purposes to:
(i)	in the case of Ineligible Overseas Shareholders, the transfer of their Ineligible Shares to the Sale Nominee;
(ii)	in the case of Eligible Shareholders:
(A)	become a member of New TopCo;
(B)
in the case of Eligible Shareholders who are issued Consideration CDIs pursuant to this Scheme, to have their name entered in the records maintained by CDN or its custodian (as applicable) or both, as the holder of CDIs;

(C)	in the case of Eligible Shareholders who are issued Consideration Shares pursuant to this Scheme, to have their name registered in the New TopCo Share Register as a holder of New TopCo Shares; and
(D)	be bound by the memorandum of association and articles of association of New TopCo; and
(iii)	in the case of Eligible Shareholders, the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, to New TopCo, in each case, in accordance with this Scheme;
(b)
agrees for all purposes and to the extent permitted by law, that all instructions, notifications or elections made by the Scheme Shareholder or the Sale Nominee to Allkem (binding or deemed to be binding between the Scheme Shareholder and Allkem) relating to Allkem or its securities (except for tax file numbers), including instructions, notifications or elections relating to:

(i)	whether distributions or dividends are to be paid by cheque or into a specific account; and
(ii)	notices or other communications from Allkem,
will, except to the extent determined otherwise by New TopCo in its sole discretion, be deemed from the Scheme Implementation Date to be a binding instruction, notification or election (as applicable) made by the Scheme Shareholder or the Sale Nominee (as applicable) to New TopCo in respect of any New TopCo Shares provided to the Scheme Shareholder or the Sale Nominee (as applicable), until and unless that deemed instruction, notification or election is revoked or amended by the Scheme Shareholder or the Sale Nominee giving written notice to New TopCo share registry;
(c)	agrees to the variation, cancellation or modification of the rights attached to their Scheme Shares constituted by or resulting from, and in accordance with, this Scheme;
(d)
acknowledges that this Scheme binds Allkem, all Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and the Sale Nominee;

(e)
consents to Allkem, New TopCo and Livent doing all things (including executing all deeds, instruments, transfers or other documents) as may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it; and

(f)
acknowledges and agrees that Allkem, as agent of each Scheme Shareholder and of the Sale Nominee, may sub–delegate its functions under this Scheme to any of its directors and officers, jointly and severally, in each case, without the need for any further act by the Scheme Shareholder or the Sale Nominee (as applicable).
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6.3	Scheme Shareholders’ warranties
(a)
Each Scheme Shareholder and the Sale Nominee is taken to have warranted to Allkem and New TopCo (and, in the case of an Ineligible Overseas Shareholder, to the Sale Nominee), and to have appointed and authorised Allkem as its attorney and agent to warrant to New TopCo (and, in the case of an Ineligible Overseas Shareholder, to the Sale Nominee), that:

(i)
all their Allkem Shares (including any rights and entitlements attaching to their Allkem Shares) that are transferred under this Scheme will, at the time of their transfer, be fully paid and free from all:

(A)	Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise; and
(B)	restrictions on transfer of any kind;
(ii)
they have full power and capacity to transfer their Allkem Shares to New TopCo (or, in the case of Ineligible Overseas Shareholders, to the Sale Nominee), together with any rights and entitlements attaching to those Allkem Shares, under this Scheme; and

(iii)	as at the Scheme Record Date, they have no existing right to be issued any other Allkem Shares or any other form of securities in Allkem.
(b)
Allkem undertakes in favour of each Scheme Shareholder (and, in the case of an Ineligible Overseas Shareholder, for the Sale Nominee) that it will provide such warranty to New TopCo as agent and attorney of each Scheme Shareholder.

6.4	Appointment of Allkem as attorney of Scheme Shareholders and Sale Nominee
On and from the Scheme Effective Date, each Scheme Shareholder and the Sale Nominee, without the need for any further act, irrevocably appoint Allkem and each of its directors and officers, jointly and severally, as its attorney and agent to:
(a)
execute any document or do any other act necessary, expedient or incidental to give full effect to this Scheme and the transactions contemplated by it, including executing and delivering the Scheme Transfer under clause 3.2 and the Ineligible Share Transfer under clause 4.4; and

(b)	enforce the Deed Poll against New TopCo,
and Allkem accepts such appointment in respect of itself and on behalf of each of its directors and officers.
6.5	Appointment of New TopCo as agent, attorney and sole proxy in respect of Scheme Shares
Immediately upon the provision of the Scheme Consideration to each Eligible Shareholder, until New TopCo is registered as the holder of all Scheme Shares in the Allkem Share Register, each Eligible Shareholder:
(a)
irrevocably appoints New TopCo as its attorney and agent (and directs New TopCo as its attorney and agent to appoint any of the directors and officers of New TopCo as its sole proxy and, where applicable, corporate representative, of that Eligible Shareholder) to:

(i)	attend shareholders’ meetings of Allkem;
(ii)	exercise the votes attaching to the Scheme Shares registered in the name of the Eligible Shareholder; and
(iii)	sign any Allkem Shareholders’ resolution (whether in person, by proxy or by corporate representative);
(b)	must take all other action in the capacity of a registered holder of Scheme Shares as New TopCo reasonably directs;
(c)
undertake not to attend or vote at any shareholders’ meetings of Allkem or sign any Allkem Shareholders’ resolution (whether in person, by proxy or by corporate representative) other than pursuant to clause 6.5(a); and

(d)
acknowledges and agrees that in exercising the powers conferred by clause 6.5(a), New TopCo and any director, officer or agent nominated by New TopCo may act in the best interests of New TopCo as the intended registered holder of the Scheme Shares.

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6.6 Binding effect of Scheme
(a)
This Scheme binds Allkem, all of the Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and the Sale Nominee and, to the extent of any inconsistency, overrides the constitution of Allkem.

(b)
Any covenant from any Scheme Shareholder or the Sale Nominee in favour of New TopCo or any obligation owed by any Scheme Shareholder or the Sale Nominee to New TopCo will be enforceable by New TopCo against such person directly and, to the extent necessary, may enforce such rights through Allkem as party to the Scheme.

6.7	No liability when acting in good faith
Neither Allkem nor New TopCo, nor any of their respective directors, officers, secretaries or employees will be liable under the Scheme or the Deed Poll for anything done or omitted to be done in good faith in the performance of this Scheme or the Deed Poll.
6.8	Deed Poll
Allkem undertakes in favour of each Scheme Shareholder and in favour of the Sale Nominee to enforce the Deed Poll against New TopCo for and on behalf of each Scheme Shareholder and the Sale Nominee.
6.9	Notices
(a)
Where a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Allkem, it will be deemed to be received on the date (if any) on which it is actually received at Allkem’s registered office or at the Allkem Share Registry and on no other date.

(b)
The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by an Allkem Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

6.10	Stamp duty
New TopCo will pay all stamp duty (if any) and any related interest, fines, fees and penalties payable on, or in connection with, the transfer of the Ineligible Shares to the Sale Nominee and of the Scheme Shares to New TopCo pursuant to this Scheme.
6.11	Governing law
(a)	This Scheme and any dispute arising out of or in connection with the subject matter of this Scheme is governed by the laws of Western Australia.
(b)
Each party irrevocably submits to the jurisdiction of the Federal Court of Australia (Western Australian registry) and of the courts competent to determine appeals from that court with respect to any proceedings that may be brought at any time arising out of or in connection with the subject matter of this Scheme. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in any inconvenient forum.

A-D-17

Exhibit E
FORMS OF NEW TOPCO MEMORANDUM OF ASSOCIATION AND
ARTICLES OF ASSOCIATION
See attached.
A-E-1

EXHIBIT E
Dated   [•]
Companies (Jersey) Law 1991

Public Company Limited by Shares
MEMORANDUM OF ASSOCIATION
OF
[•] PLC
A-E-2

Companies (Jersey) Law 1991

Public Company Limited by Shares

Memorandum of Association

of

[•] plc
1.	The name of the Company is [•] plc.
2.	The Company is a public company limited by shares.
3.	The Company is a par value company.
4.	The Company has unrestricted corporate capacity.
5.	The liability of each member arising from his or her holding of a share is limited to the amount (if any) unpaid on it.
6.	The share capital of the Company is US$[•] divided into [•] ordinary shares of US$[•] each and [•] preferred shares of US$[•] each.
A-E-3

[•] plc

Articles of Association
A-E-4

Contents

1	Preliminary		A-E-8
	1.1	Definitions and interpretation	A-E-8
	1.2	Standard Table not to apply	A-E-11
	1.3	Exercising powers	A-E-11
	1.4	Currency	A-E-12
2	Share capital		A-E-12
	2.1	Share capital and share issues	A-E-12
	2.2	Rights attaching to ordinary shares	A-E-12
	2.3	Series or classes of preferred shares	A-E-13
	2.4	Rights of preferred shares	A-E-13
	2.5	Effect of Statement of Rights	A-E-13
	2.6	Redeemable shares	A-E-14
	2.7	Fractions of shares	A-E-14
	2.8	Alteration of share capital	A-E-14
	2.9	Purchase of shares	A-E-14
	2.10	Conversion or reclassification of shares	A-E-14
	2.11	Variation of class rights	A-E-14
	2.12	Shareholder rights plan	A-E-15
	2.13	Joint holders of shares	A-E-15
	2.14	Equitable and other claims	A-E-16
	2.15	Issue of share certificates	A-E-16
3	Calls, forfeiture, indemnities, lien and surrender		A-E-16
	3.1	Calls	A-E-16
	3.2	Proceedings to recover calls	A-E-17
	3.3	Payments in advance of calls	A-E-17
	3.4	Forfeiting partly paid shares	A-E-17
	3.5	Lien on shares	A-E-18
	3.6	Sale, reissue or other disposal of shares by the Company	A-E-19
	3.7	Interest payable by member	A-E-20
4	Distributions		A-E-20
	4.1	Dividends	A-E-20
	4.2	Capitalising profits	A-E-21
	4.3	Ancillary powers	A-E-22
	4.4	Reserves	A-E-23
	4.5	Carrying forward profits	A-E-23
5	Transfer of shares		A-E-23
	5.1	Form of transfer	A-E-23
	5.2	Transfers of uncertificated shares	A-E-23
	5.3	Transfers of certificated shares	A-E-23
	5.4	Power to suspend registration	A-E-24
	5.5	Fee, if any, payable for registration	A-E-24
	5.6	Company may retain instrument of transfer	A-E-24
	5.7	Transmission of shares	A-E-24
6	Disclosure of interests		A-E-25
	6.1	Tracing notices	A-E-25
	6.2	Failure to Respond	A-E-25
7	General meetings		A-E-27
	7.1	Calling general meetings	A-E-27
	7.2	Notice of general meetings	A-E-28
A-E-5

	7.3	Nominations and Proposals by Members	A-E-29
	7.4	Record time for members	A-E-34
	7.5	Admission to general meetings	A-E-35
	7.6	Quorum at general meetings	A-E-36
	7.7	Chairperson of general meetings	A-E-36
	7.8	Conduct at general meetings	A-E-36
	7.9	Decisions at general meetings	A-E-37
	7.10	Voting rights	A-E-37
	7.11	Representation at general meetings	A-E-38
	7.12	DTC System Voting Arrangements	A-E-40
	7.13	No member action by written resolution	A-E-41
8	Directors		A-E-41
	8.1	Appointment and retirement of directors	A-E-41
	8.2	Vacating office	A-E-42
	8.3	Removal from office	A-E-42
	8.4	Remuneration	A-E-42
	8.5	Director need not be a member	A-E-43
	8.6	Directors may contract with the Company and hold other offices	A-E-43
	8.7	Powers and duties of directors	A-E-43
	8.8	Delegation by the Board	A-E-44
	8.9	Proceedings of directors	A-E-44
	8.10	Calling meetings of the Board	A-E-45
	8.11	Notice of meetings of the Board	A-E-45
	8.12	Quorum at meetings of the Board	A-E-45
	8.13	Chairperson and deputy chairperson of the Board	A-E-45
	8.14	Decisions of the Board	A-E-46
	8.15	Written resolutions	A-E-46
	8.16	Validity of acts	A-E-46
9	Business combinations with interested members		A-E-46
	9.1	Business combinations with interested members	A-E-46
10	Officers		A-E-49
	10.1	Executive directors	A-E-49
	10.2	Provisions applicable to all officers	A-E-49
11	Indemnity and insurance		A-E-50
	11.1	Persons to whom articles 11.2 and 11.4 apply	A-E-50
	11.2	Indemnity	A-E-50
	11.3	Extent of indemnity	A-E-50
	11.4	Insurance	A-E-50
	11.5	Savings	A-E-51
	11.6	Deed	A-E-51
12	Winding up		A-E-51
	12.1	Distributing surplus	A-E-51
	12.2	Dividing property	A-E-51
13	Inspection of and access to records		A-E-52
14	Seals		A-E-52
	14.1	Manner of execution	A-E-52
	14.2	Common seal	A-E-52
	14.3	Safe custody of Seal	A-E-52
	14.4	Using the Seal	A-E-52
	14.5	Seal register	A-E-52
A-E-6

	14.6	Duplicate seals and certificate seals	A-E-52
	14.7	Sealing and signing certificates	A-E-53
15	Notices		A-E-53
	15.1	Notices by the Company to members	A-E-53
	15.2	Notices by the Company to directors	A-E-54
	15.3	Notices by directors to the Company	A-E-54
	15.4	Time of service	A-E-54
	15.5	Other communications and documents	A-E-54
	15.6	Written notices	A-E-54
16	General		A-E-54
	16.1	Submission to jurisdiction	A-E-54
	16.2	Prohibition and enforceability	A-E-55
	16.3	Corporate governance policies	A-E-55
A-E-7

[•] plc

Articles of Association
A public company limited by shares
1	Preliminary
1.1	Definitions and interpretation
(a)	The meanings of the terms used in these articles are set out below.
Term	Meaning
Acting Chairperson	has the meaning given to that term in article 7.7(d).

affiliate	a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

annual general meeting	an annual general meeting of the Company that the Companies Law requires to be held.

Board	the directors for the time being of the Company or those directors who are present at a meeting at which there is a quorum.

Business Day	has the meaning given to that term in the listing rules of the New York Stock Exchange.

CDI
means a CHESS depositary interest that represents a beneficial ownership in a share in the Company registered in the name of CDI Nominee (or in the name of a nominee or custodian who will hold the shares in the Company on CDI Nominee’s behalf).

CDI Nominee	means CHESS Depositary Nominees Pty Limited (ACN 071 346 506).

CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd.

Companies Law	the Companies (Jersey) Law 1991.

Control, including the terms controlling, controlled by and under common control with the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

CREST Order	the Companies (Uncertificated Securities) (Jersey) Order 1999, as amended from time to time, including any provisions of or under the Companies Law which alter or replace such regulations.
A-E-8

Term	Meaning
Default Shares	has the meaning given to that term in article 6.2(a).

Derivative Security	has the meaning given to that term in article 7.3(f)(3).

Designated Stock Exchange	the New York Stock Exchange, the Australian Securities Exchange or any other stock exchange or automated quotation system on which the Company’s securities are then traded.

directors	the directors of the Company.

distribution	has the meaning given to that expression in Article 114 of the Companies Law.

dividend	any dividend (whether interim or final) resolved to be paid on shares pursuant to these articles.

DTC	the Depositary Trust Company or any successor company.

DTC Depositary
Cede & Co. and/or any other custodian, depositary or nominee of DTC which holds shares under arrangements that facilitate the holding and trading of beneficial interests in ordinary shares in the DTC System.

DTC Proxy
in relation to any shares held by the DTC Depositary, any person who is, for the purposes of any general meeting or resolution, appointed a proxy (whether by way of instrument of proxy, power of attorney, mandate or otherwise) by:

 a) the DTC Depositary; or
 b) a proxy, attorney or other agent appointed by any other person whose authority is ultimately derived (whether directly or indirectly) from the DTC Depositary.

DTC System	the electronic system operated by DTC by which title to securities or interests in securities may be evidenced and transferred in dematerialised form.

Exchange Act	the U.S. Securities Exchange Act of 1934.

Exemption Order	the Companies (Transfers of Shares – Exemptions) (Jersey) Order 2014 as amended from time to time, including any provisions of or under the Companies Law which alter or replace such regulations.

extraordinary general meeting	any general meeting of the Company other than the annual general meeting.

Liabilities	has the meaning given to that term in article 11.2.

Listing Rules	the listing rules of the Designated Stock Exchange.

Officer	has the meaning given to that term in article 11.1.

A-E-9

Term	Meaning
public announcement
disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service in the United States or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to sections 13, 14 or 15(d) of the Exchange Act.

Record Time	has the meaning given to that term in article 7.4.

Representative	in relation to a member that is a body corporate means a person authorised by the body corporate to act as its representative at the meeting.

Seal	any common seal, duplicate seal or certificate seal of the Company.

share	means shares in the Company.

special resolution	a resolution of the Company passed as a special resolution in accordance with the Companies Law.

Statement of Rights	has the meaning given to that term in article 2.4.

Transmission Event
1 for a member who is an individual – the member’s death, the member’s bankruptcy, or a member becoming of unsound mind, or a person who, or whose estate, is liable to be dealt with in any way under the laws relating to mental health; and
2 for a member who is a body corporate – the insolvency, bankruptcy or dissolution of the member or the succession by another body corporate to the assets and liabilities of the member.

Uncertificated
in relation to a share, means a share title to which is recorded in the register as being held in uncertificated form and title to which, by virtue of the CREST Order, may be transferred by means of a relevant system.

(b)	A reference in these articles to a partly paid share is a reference to a share on which there is an amount unpaid.
(c)	A reference in these articles to an amount unpaid on a share includes a reference to any amount of the issue price which is unpaid.
(d)	A reference in these articles to a call or an amount called on a share includes a reference to a sum that, by the terms of issue of a share, becomes payable on issue or at a fixed date.
(e)
Except where a special resolution or another percentage is specified, a reference to a resolution or ordinary resolution of the Company is a reference to a resolution passed by a majority of votes cast by the members present at a general meeting.

(f)	A reference in these articles to a member for the purposes of a meeting of members is a reference to a registered holder of shares as at the relevant Record Time.
(g)
A reference in these articles to a member present at a general meeting is a reference to a member present in person, electronically in accordance with article 7.5(d) or by proxy, attorney or Representative.

(h)	A chairperson or deputy chairperson appointed under these articles may be referred to as chairman or chairwoman, or deputy chairman or chairwoman, or as chair, if applicable.
(i)	A reference in these articles to a person holding or occupying a particular office or position is a reference to any person who occupies or performs the duties of that office or position.
A-E-10

(j)
A reference to a document being ‘signed’ or to ‘signature’ includes that document being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, includes the document being authenticated in accordance with the Companies Law or any other method approved by the Board.

(k)	Unless the contrary intention appears, in these articles:
(1)	the singular includes the plural and the plural includes the singular;
(2)	words that refer to any gender include all genders;
(3)
words used to refer to persons generally include natural persons as well as bodies corporate, bodies politic, partnerships, joint ventures, associations, boards, groups or other bodies (whether or not the body is incorporated);

(4)	a reference to a person includes that person’s successors and legal personal representatives;
(5)
a reference to a statute or regulation, or a provision of any of them includes all statutes, regulations or provisions amending, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(6)	a reference to the Listing Rules includes any variation, consolidation, amendment or replacement of those rules and is to be taken to be subject to any applicable waiver or exemption; and
(7)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.
(l)
Specifying anything in these articles after the words ‘including’, ‘includes’ or ‘for example’ or similar expressions does not limit what else is included unless there is express wording to the contrary.

(m)	In these articles, headings and bold type are only for convenience and do not affect the meaning of these articles.
1.2	Standard Table not to apply
The regulations contained in the Standard Table adopted pursuant to the Companies (Standard Table) (Jersey) Order 1992 and any regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.
1.3	Exercising powers
(a)	The Company may, in any way the Companies Law permits:
(1)	exercise any power;
(2)	take any action; or
(3)	engage in any conduct or procedure;
which, under the Companies Law, a company limited by shares may exercise, take or engage in.
(b)	Where these articles provide that a person ‘may’ do a particular act or thing, the act or thing may be done at the person’s discretion.
(c)
Where these articles confer a power to do a particular act or thing, the power is, unless the contrary intention appears, to be taken as including a power exercisable in the same way and subject to the same conditions (if any) to repeal, rescind, revoke, amend or vary that act or thing.

(d)	Where these articles confer a power to do a particular act or thing, the power may be exercised from time to time and may be exercised subject to conditions.
(e)
Where these articles confer a power to do a particular act or thing concerning particular matters, the power is, unless the contrary intention appears, to be taken to include a power to do that act or thing as to only some of those matters or as to a particular class of those matters, and to make different provision concerning different matters or different classes of matters.

A-E-11

(f)
Where these articles confer a power to make appointments to an office or position (except the power to appoint a director under article 8.1(b)), the power is, unless the contrary intention appears, to be taken to include a power:

(1)	to appoint a person to act in the office or position until a person is formally appointed to the office or position;
(2)	to remove or suspend any person appointed (without prejudice to any rights or obligations under any contract between the person and the Company); and
(3)	to appoint another person temporarily in the place of any person removed or suspended or in the place of any sick or absent holder of the office or position.
(g)	Where these articles give power to a person to delegate a function or power:
(1)	the delegation may be concurrent with, or (except in the case of a delegation by the Board) to the exclusion of, the performance or exercise of that function or power by the person;
(2)	the delegation may be either general or limited in any way provided in the terms of delegation;
(3)	the delegation need not be to a specified person but may be to any person holding, occupying or performing the duties of a specified office or position;
(4)	the delegation may include the power to delegate; and
(5)
where performing or exercising that function or power depends on that person’s opinion, belief or state of mind about a matter, that function or power may be performed or exercised by the delegate on the delegate’s opinion, belief or state of mind about that matter.

1.4	Currency
Any amount payable to the holder of a share, whether in relation to dividends, repayment of capital, participation in surplus property of the Company or otherwise, may be paid in any currency determined by the Board. The Board may fix a time on or before the payment date as the time at which the applicable exchange rate will be determined for that purpose.
2	Share capital
2.1	Share capital and share issues
(a)
The share capital of the Company is as specified in the Memorandum of Association and the shares of the Company shall have the rights and be subject to the conditions contained in these articles and, to the extent applicable, in the Statement of Rights relating to preferred shares of any class.

(b)	Subject to these articles, the Board may, from time to time in its discretion:
(1)	issue, allot or grant options for, or otherwise dispose of, shares in the Company; and
(2)	decide:
(A)	the persons to whom shares are issued or options are granted;
(B)	the terms on which shares are issued or options are granted; and
(C)	the rights and restrictions attached to those shares or options.
2.2	Rights attaching to ordinary shares
Subject to the Companies Law and the provisions of these articles, the rights attaching to ordinary shares are as follows:
(a)
As regards income – Each ordinary share confers on the holder thereof the right to receive such profits of the Company available for distribution as the Board may declare after any payment to the members holding shares of any other class other than ordinary shares of any amount then payable in accordance with the relevant Statement of Rights or other terms of issue of that class.

A-E-12

(b)
As regards capital – If the Company is wound up, the holder of an ordinary share is entitled, following payment to the members holding shares of any other class other than ordinary shares of all amounts then payable to them in accordance with the relevant Statement of Rights or other terms of issue of that class, to repayment of the stated amount of the capital paid up thereon and thereafter any surplus assets of the Company then remaining shall be distributed pari passu among the holders of the ordinary shares in proportion to the amounts paid up thereon.

(c)
As regards voting – At any general meeting of the Company and any separate class meeting of the holders of ordinary shares, every person who was a holder of ordinary shares at the Record Time and who is present at such meeting has one vote for every ordinary share of which such person was the holder as of the Record Time.

(d)	As regards redemption – the ordinary shares are not redeemable, unless issued as redeemable or converted into redeemable ordinary shares pursuant to article 2.6.
2.3	Series or classes of preferred shares
The Board is hereby authorised to issue the preferred shares in one or more series or classes and determine from time to time before issuance the number of shares to be included in any such series or class and the designation, powers, preferences, rights and qualifications, limitations or restrictions of such series or class.
2.4	Rights of preferred shares
The authority of the Board with respect to each such series or class of preferred shares will include, without limiting the generality of article 2.3, the determination of any or all of the following, which shall be set out in a statement of rights in respect of each series or class of preferred shares (Statement of Rights), all as may be determined from time to time by the Board and as may be permitted by the Companies Law:
(a)	the series or class to which each preferred share shall belong, such series or class to be designated with a series or class number and, if the Board so determines, title;
(b)
details of any dividends payable in respect of the relevant series or class, if any, including whether such dividends will be cumulative or noncumulative, the dividend rate of such series or class, and the dates and preferences of dividends on such series or class;

(c)	details of rights attaching to shares of the relevant series or class to receive a return of capital on a winding up of the Company;
(d)
details of the voting rights attaching to shares of the relevant series or class (which may provide, without limitation, that each preferred share shall have more than one vote on a poll at any general meeting of the Company);

(e)
a statement as to whether shares of the relevant series or class are redeemable (either at the option of the holder and/or the Company) and, if so, on what terms such shares are redeemable (including, and only if so determined by the Board, the amount for which such shares shall be redeemed (or a method or formula for determining the same) and the date on which they shall be redeemed);

(f)
a statement as to whether shares of the relevant series or class are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares, or any other security, of the Company or any other person (in each case, either at the option of the holder and/or the Company) and, if so, on what rates or terms such shares are convertible or exchangeable;

(g)	the right, if any, to subscribe for or to purchase any securities of the Company or any other person;
(h)
any other designations, powers, preferences and relative, participating, optional or other rights, obligations and restrictions, if any, attaching to preferred shares of any class or series as the Board may determine in its discretion; and/or

(i)	the price at which shares of the relevant series or class shall be issued.
2.5	Effect of Statement of Rights
Once a Statement of Rights has been adopted for a class or series of preferred shares:
(a)	it is binding on members and the Board as if contained in these articles;
A-E-13

(b)	it must be filed on behalf of the Company with the Registrar of Companies in Jersey in accordance with the Companies Law;
(c)	the provisions of article 2.11 apply to any variation or abrogation thereof that may be effected by the Company or the Board; and
(d)
upon the redemption of a preferred share (if it is redeemable) pursuant to the Statement of Rights relating thereto, the holder thereof ceases to be entitled to any rights in respect thereof and accordingly such holder’s name must be removed from the register of members and the share must thereupon be cancelled.

2.6	Redeemable shares
Subject to the provisions of the Companies Law, the Board may:
(a)	issue; or
(b)
convert existing non-redeemable shares, whether issued or not, into, shares that are to be redeemed, or are liable to be redeemed, either in accordance with their terms or at the option of the Company and/or at the option of the holder; provided that an issued non-redeemable share may only be converted into a redeemable share pursuant to article 2.6(b) with the agreement of the applicable holder (which agreement shall be deemed to exist with respect to any non-redeemable shares tendered by such holder for conversion, repurchase, buy back or redemption and regardless of whether or not such holder is aware that the Company is the purchaser of such shares in such transaction) or pursuant to a special resolution.

2.7	Fractions of shares
(a)	Subject to the Companies Law, the Company may, in the Board’s discretion, issue fractions of a share of any class.
(b)
A fraction of a share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a share of that class of shares.

2.8	Alteration of share capital
The Board may do anything required to give effect to any special resolution altering the Company’s share capital, including, where a member becomes entitled to a fraction of a share on a consolidation, by:
(a)	making cash payments;
(b)	determining that fractions may be disregarded to adjust the rights of all members;
(c)	appointing a trustee to deal with any fractions on behalf of members; and
(d)	rounding down or rounding up each fractional entitlement to the nearest whole share.
2.9	Purchase of shares
Subject to the provisions of the Companies Law, the Company may, to the extent authorised by special resolution, purchase its shares (including any redeemable shares) and either cancel them or hold them as treasury shares.
2.10	Conversion or reclassification of shares
(a)	Subject to article 2.11 and the provisions of the Companies Law, the Company may by special resolution convert or reclassify shares from one class to another.
(b)
Notwithstanding article 2.11 but subject to the Companies Law, the Board may convert or reclassify any previously classified but unissued shares of any existing class from time to time in one or more existing classes of shares without the approval of members of the Company.

2.11	Variation of class rights
(a)	The rights attached to any class of shares may, unless their terms of issue state otherwise, be varied by a special resolution passed at a separate meeting of the holders of shares of the class.
A-E-14

(b)	The provisions of these articles relating to general meetings apply, with necessary changes, to separate class meetings as if they were general meetings.
(c)
The rights conferred on the holders of any class of shares are to be taken as not having been varied by the creation or issue of further shares ranking ahead, after or pari passu with them, unless the terms of issue provide otherwise.

(d)	The rights conferred upon the holders of ordinary shares are to be taken as not having been varied by the creation, issue, redemption or conversion of any preferred shares.
2.12	Shareholder rights plan
(a)
The Board is hereby authorised to establish a shareholder rights plan including approving the execution of any document relating to the adoption and/or implementation of a rights plan. A rights plan may be in such form and may be subject to such terms and conditions as the Board shall determine in its absolute discretion.

(b)	The Board is hereby authorised to grant rights to subscribe for shares of the Company in accordance with a rights plan.
(c)
The Board may, in accordance with a rights plan, exercise any power under such rights plan (including a power relating to the issuance, redemption or exchange of rights or shares) on a basis that excludes one or more members, including a member who has acquired or may acquire a significant interest in or control of the Company.

(d)
The Board is authorised to exercise the powers under this article 2.12 for any purpose that the Board, in its discretion, deems reasonable and appropriate, including, without limitation, to ensure that:

(1)	any process which may result in an acquisition of a significant interest or change of control of the Company is conducted in an orderly manner;
(2)	all holders of ordinary shares will be treated fairly and in a similar manner;
(3)	any potential acquisition of a significant interest or change of control of the Company which would be unlikely to treat all members of the Company fairly and in a similar manner would be prevented;
(4)	the use of abusive tactics by any person in connection with any potential acquisition of a significant interest or change of control of the Company would be prevented;
(5)	an optimum price for shares would be received by or on behalf of all members of the Company;
(6)	the success of the Company would be promoted for the benefit of its members as a whole;
(7)	the long-term interests of the Company, its employees, its members and its business would be safeguarded;
(8)	the Company would not suffer serious economic harm;
(9)	the Board has additional time to gather relevant information or pursue appropriate strategies; or
(10)	all or any of the above.
2.13	Joint holders of shares
Where two (2) or more persons are registered as the holders of a share, they hold it as joint tenants with rights of survivorship, on the following conditions:
(a)	they are liable individually as well as jointly for all payments, including calls, in respect of the share;
(b)	subject to article 2.13(a), on the death of any one of them the survivor is the only person the Company will recognise as having any title to the share;
(c)	any one of them may give effective receipts for any dividend, bonus, interest or other distribution or payment in respect of the share; and
(d)	except where persons are jointly entitled to a share because of a Transmission Event, the Company may, but is not required to, register more than four (4) persons as joint holders of the share.
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2.14	Equitable and other claims
The Company may treat the registered holder of a share as the absolute owner of that share and need not, except as required by law:
(a)	recognise a person as holding a share on trust, even if the Company has notice of a trust; or
(b)
recognise, or be bound by, any equitable, contingent, future or partial claim to or interest in a share by any other person, except an absolute right of ownership in the registered holder, even if the Company has notice of that claim or interest.

2.15	Issue of share certificates
(a)	Subject to article 2.15(e), upon being entered in the register of members as the holder of a share, a member is entitled:
(1)
without payment, to one certificate for all the shares of each class held by that member (and, upon transferring a part of the member’s holding of shares of any class, to a certificate for the balance of that holding); and

(2)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that member’s shares.
(b)
Every certificate shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and whether they are fully paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine and the Companies Law permits.

(c)
The Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate for a share to one joint holder shall be a sufficient delivery to all of them.

(d)	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:
(1)	evidence;
(2)	indemnity;
(3)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and
(4)	payment of a reasonable fee, if any, for issuing a replacement share certificate, as the Board may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
(e)
Subject to article 2.15(f), at any time the relevant shares are listed on the Designated Stock Exchange (provided that the Designated Stock Exchange remains an ‘approved stock exchange’ (as defined in the Exemption Order)), the Company shall not be required to (although may, in its absolute discretion choose to), produce a share certificate in accordance with this article 2.15.

(f)
Following a written request at any time from a member to the Company requesting a share certificate in respect of shares held by that member, the Company shall, within two (2) months of receipt by the Company of that written request, complete and have ready for delivery the certificate of such shares in respect of which the request was made, unless the conditions of allotment of the shares otherwise provide.

3	Calls, forfeiture, indemnities, lien and surrender
3.1	Calls
(a)	Subject to the terms on which any shares are issued, the Board may:
(1)	make calls on the members for any amount unpaid on their shares which is not by the terms of issue of those shares made payable at fixed times; and
(2)	on the issue of shares, differentiate between members as to the amount of calls to be paid and the time for payment.
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(b)	The Board may require a call to be paid by instalments.
(c)
The Board must send members notice of a call at least fourteen (14) days before the amount called is due, specifying the amount of the call, the time for payment and the manner in which payment must be made.

(d)	Each member must pay the amount called to the Company by the time and in the manner specified for payment.
(e)	A call is taken to have been made when the resolution of the Board authorising the call is passed.
(f)	The Board may revoke a call or extend the time for payment.
(g)	A call is valid even if a member for any reason does not receive notice of the call.
(h)	If an amount called on a share is not paid in full by the time specified for payment, the person who owes the amount must pay:
(1)	interest on the unpaid part of the amount from the date payment is due to the date payment is made, at a rate determined under article 3.7; and
(2)	any costs, expenses or damages the Company incurs due to the failure to pay or late payment.
(i)	Any amount unpaid on a share that, by the terms of issue of the share, becomes payable on issue or at a fixed date:
(1)	is treated for the purposes of these articles as if that amount were payable under a call duly made and notified; and
(2)	must be paid on the date on which it is payable under the terms of issue of the share.
(j)	The Board may, to the extent the law permits, waive or compromise all or part of any payment due to the Company under the terms of issue of a share or under this article 3.1.
3.2	Proceedings to recover calls
(a)	In a proceeding to recover a call, or an amount payable due to the failure to pay or late payment of a call, proof that:
(1)	the name of the defendant is entered in the register as the holder or one of the holders of the share on which the call is claimed;
(2)	the resolution making the call is recorded in the minute book; and
(3)	notice of the call was given to the defendant complying with these articles, is conclusive evidence of the obligation to pay the call and it is not necessary to prove the appointment of the Board who made the call or any other matter.
(b)	In article 3.2(a), defendant includes a person against whom the Company alleges a set-off or counterclaim, and a proceeding to recover a call or an amount is to be interpreted accordingly.
3.3	Payments in advance of calls
(a)	The Board may accept from a member the whole or a part of the amount unpaid on a share even though no part of that amount has been called.
(b)
The Board may authorise payment by the Company of interest on an amount accepted under article 3.3(a), until the amount becomes payable, at a rate agreed between the Board and the member paying the amount.

(c)	The Board may repay to a member any amount accepted under article 3.3(a).
3.4	Forfeiting partly paid shares
(a)	If a member fails to pay the whole of a call or an instalment of a call by the time specified for payment, the Board may serve a notice on that member:
(1)	requiring payment of the unpaid part of the call or instalment, together with any interest that has accrued and all costs, expenses or damages that the Company has incurred due to the failure to pay;
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(2)	specifying a further time (at least fourteen (14) days after the date of the notice) by which, and the manner in which, the amount payable under article 3.4(a)(1) must be paid; and
(3)	stating that if the whole of the amount payable under article 3.4(a)(1) is not paid by the time and in the manner specified, the shares on which the call was made will be liable to be forfeited.
(b)
If a member does not comply with a notice served under article 3.4(a), the Board may by resolution forfeit any share concerning which the notice was given at any time after the day named in the notice and before the payment required by the notice is made.

(c)	A forfeiture under article 3.4(b) includes all dividends, interest and other amounts payable by the Company on the forfeited share and not actually paid before the forfeiture.
(d)	Where a share has been forfeited:
(1)	notice of the resolution must be given to the member in whose name the share stood immediately before the forfeiture; and
(2)	an entry of the forfeiture, with the date, must be made in the register of members.
(e)	Failure to give the notice or to make the entry required under article 3.4(d) does not invalidate the forfeiture.
(f)
A forfeited share becomes the property of the Company and the Board may sell, reissue or otherwise dispose of the share as it thinks fit and, in the case of reissue or other disposal, with or without crediting as paid up any amount paid on the share by any former holder.

(g)	A person whose shares have been forfeited ceases to be a member as to the forfeited shares, but must, unless the Board decides otherwise, pay to the Company:
(1)	all calls, instalments, interest, costs, expenses and damages owing on the shares at the time of the forfeiture; and
(2)	interest on the unpaid part of the amount payable under article 3.4(g)(1), from the date of the forfeiture to the date of payment, at a rate determined under article 3.7.
(h)
The forfeiture of a share extinguishes all interest in, and all claims and demands against the Company relating to, the forfeited share and, subject to article 3.6(h), all other rights attached to the share.

(i)	The Board may:
(1)	exempt a share from all or part of this article 3.4;
(2)	waive or compromise all or part of any payment due to the Company under this article 3.4; and
(3)	before a forfeited share has been sold, reissued or otherwise disposed of, cancel the forfeiture on the conditions it decides.
3.5	Lien on shares
(a)	The Company has a first lien on:
(1)	each partly paid share for all unpaid calls and instalments due on that share; and
(2)	each share for any amounts the Company is required by law to pay and has paid in respect of that share.
In each case the lien extends to reasonable interest and expenses incurred because the amount is not paid.
(b)	The Company’s lien on a share extends to all dividends, interest and other amounts payable on the share and to the proceeds of sale of the share.
(c)	The Board may sell a share on which the Company has a lien as it thinks fit where:
(1)	an amount for which a lien exists under this article 3.5 is presently payable; and
(2)	the Company has given the registered holder a written notice, at least fourteen (14) days before the date of the sale, stating and demanding payment of that amount.
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(d)	The Board may do anything necessary or desirable to protect any lien, charge or other right to which the Company is entitled under these articles or a law.
(e)
When the Company registers a transfer of shares on which the Company has a lien without giving the transferee notice of its claim, the Company’s lien is released so far as it relates to amounts owing by the transferor or any predecessor in title.

(f)	The Board may:
(1)	exempt a share from all or part of this article 3.5; and
(2)	waive or compromise all or part of any payment due to the Company under this article 3.5.
3.6	Sale, reissue or other disposal of shares by the Company
(a)	A reference in this article 3.6 to a sale of a share by the Company is a reference to any sale, reissue or other disposal of a share under article 3.4(f) or article 3.5(c).
(b)	When the Company sells a share, the Company may:
(1)	receive the purchase money or consideration given for the share;
(2)	effect a transfer of the share or execute or appoint a person to execute, on behalf of the former holder, a transfer of the share; and
(3)	register as the holder of the share the person to whom the share is sold.
(c)
A person to whom the Company sells shares need not take any steps to investigate the regularity or validity of the sale, or to see how the purchase money or consideration on the sale is applied. That person’s title to the shares is not affected by any irregularity by the Company in relation to the sale. A sale of the share by the Company is valid even if a Transmission Event occurs to the member before the sale.

(d)
The only remedy of a person who suffers a loss because of a sale of a share by the Company is a claim for damages against the Company, but the Company shall not be liable for a loss caused by the price at which the shares are sold in good faith.

(e)	The proceeds of a sale of shares by the Company must be applied in paying:
(1)	first, the expenses of the sale;
(2)	secondly, all amounts payable (whether presently or not) by the former holder to the Company, and any balance must be paid to the former holder on the former holder delivering to the Company proof of title to the shares acceptable to the Board.
(f)
Until the proceeds of a sale of a share sold by the Company are claimed or otherwise disposed of according to law, the Board may invest or use the proceeds in any other way for the benefit of the Company.

(g)	The Company is not required to pay interest on money payable to a former holder under this article 3.6.
(h)	On completion of a sale, reissue or other disposal of a share under article 3.4(f), the rights which attach to the share which were extinguished under article 3.4(h) revive.
(i)	A written statement by a director or secretary of the Company that a share in the Company has been:
(1)	duly forfeited under article 3.4(b);
(2)	duly sold, reissued or otherwise disposed of under article 3.4(f); or
(3)	duly sold under article 3.5(c),
on a date stated in the statement is conclusive evidence of the facts stated as against all persons claiming to be entitled to the share, and of the right of the Company to forfeit, sell, reissue or otherwise dispose of the share.
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3.7	Interest payable by member
(a)	For the purposes of articles 3.1(h)(1) and 3.4(g)(2), the rate of interest payable to the Company is:
(1)	if the Board has fixed a rate, that rate; or
(2)	in any other case, a rate per annum 2% higher than the rate prescribed in respect of unpaid judgments in the Royal Court of Jersey.
(b)	Interest accrues daily and may be capitalised monthly or at such other intervals the Board decides.
4	Distributions
4.1	Dividends
(a)	Subject to each Statement of Rights and the provisions of the Companies Law, the Board may pay any dividends from time to time as the Board may determine, including any interim dividends.
(b)	The Board may rescind a decision to pay a dividend, before the payment date in its sole discretion.
(c)	The Board may pay any dividend required to be paid under the terms of issue of a share.
(d)	The Board may pay half-yearly, quarterly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate.
(e)	Paying a dividend does not require confirmation or approval at a general meeting.
(f)	Subject to any rights or restrictions attached to any shares or class of shares:
(1)
all dividends must be paid equally on all shares, except that a partly paid share confers an entitlement only to the proportion of the dividend which the amount paid (not credited) on the share is of the total amounts paid and payable (excluding amounts credited);

(2)	for the purposes of article 4.1(f)(1), unless the Board decides otherwise, an amount paid on a share in advance of a call is to be taken as not having been paid until it becomes payable; and
(3)	interest is not payable by the Company on any dividend or any amounts payable therewith.
(g)	The Board may fix a record date for a dividend.
(h)
A dividend in respect of a share must be paid, subject to the rules of any Designated Stock Exchange (including any rules relating to the settlement of transfers of securities), to the person who is registered, or entitled under articles 5.1, 5.2 and 5.3 to be registered, as the holder of the share:

(1)	where the Board has fixed a record date in respect of the dividend, on that date; or
(2)	where the Board has not fixed a record date in respect of that dividend, on the date fixed for payment of the dividend, and a transfer of a share that is not registered, or left with the Company for registration under articles 5.1, 5.2 and 5.3, on or before that date is not effective, as against the Company, to pass any right to the dividend.
(i)	When resolving to pay a dividend, the Board may direct payment of the dividend from any available source permitted by law, including:
(1)	wholly or partly by the distribution of specific assets, including paid-up shares or other securities of the Company or of another body corporate, either generally or to specific members; and
(2)
to particular members wholly or partly out of any particular fund or reserve or out of profits derived from any particular source, and to the other members wholly or partly out of any other particular fund or reserve or out of profits derived from any other particular source.

(j)
Where a person is entitled to a share because of a Transmission Event, the Board may, but need not, retain any dividends payable on that share until that person becomes registered as the holder of that share or transfers it.

(k)	The Board may retain from any dividend payable to a member any amount presently payable by the member to the Company and apply the amount retained to the amount owing.
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(l)
The Board may decide the method of payment of any dividend or other amount in respect of a share. Different methods of payment may apply to different members or groups of members (such as overseas members). Without limiting any other method of payment which the Company may adopt, payment in respect of a share may be made:

(1)	by such electronic or other means approved by the Board directly to an account (of a type approved by the Board) nominated in writing by the member or the joint holders; or
(2)
by cheque sent to the address of the member shown in the register of members or, in the case of joint holders, to the address shown in the register of members of any of the joint holders, or to such other address as the member or any of the joint holders in writing direct.

(m)	A cheque sent under article 4.1(l):
(1)	may be made payable to bearer or to the order of the member to whom it is sent or any other person the member directs; and
(2)	is sent at the member’s risk.
(n)
If the Board decides that payments will be made by electronic transfer into an account (of a type approved by the Board) nominated by a member, but no such account is nominated by the member or an electronic transfer into a nominated account is rejected or refunded, the Company may credit the amount payable to an account of the Company to be held until the member nominates a valid account.

(o)
Where a member does not have a registered address or the Company believes that a member is not known at the member’s registered address or cheques have been returned undelivered or other payment methods have failed on more than one occasion, the Company may credit an amount payable in respect of the member’s shares to an account of the Company to be held until the member claims the amount payable or nominates a valid account.

(p)
An amount credited to an account under articles 4.1(n) or 4.1(o) is to be treated as having been paid to the member at the time it is credited to that account. The Company will not be a trustee of the money and no interest will accrue on the money. The money may be used for the benefit of the Company until claimed or otherwise disposed of according to applicable law.

(q)
If a cheque for an amount payable under article 4.1(l) is not presented for payment for at least eleven (11) calendar months after issue or an amount is held in an account under articles 4.1(n) or 4.1(o) for at least eleven (11) calendar months, the Board may stop payment on the cheque and invest or otherwise make use of the amount for the benefit of the Company until claimed or otherwise disposed of according to applicable law.

(r)	A dividend that remains unclaimed for a period of ten (10) years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.
(s)
Provided the directors act reasonably and in accordance with the Companies Law, they shall not incur any personal liability to the holders of shares conferring a preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferred rights.

4.2	Capitalising profits
(a)	Subject to:
(1)	any rights or restrictions attached to any shares or class of shares; and
(2)	any special resolution of the Company;
the Board may capitalise and distribute to members, in the same proportions as the members are entitled to receive dividends, any amount:
(3)	forming part of the undivided profits of the Company;
(4)	representing profits arising from an ascertained accretion to capital or a revaluation of the assets of the Company;
(5)	arising from the realisation of any assets of the Company; or
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(6)	otherwise available for distribution as a dividend.
(b)	The Board may resolve that all or any part of the capitalised amount is to be applied:
(1)	in paying up in full, at an issue price decided by the Board, any unissued shares in or other securities of the Company;
(2)	in paying up any amounts unpaid on shares or other securities held by the members;
(3)	partly as specified in article 4.2(b)(1) and partly as specified in article 4.2(b)(2); or
(4)	any other method permitted by law.
The members entitled to share in the distribution must accept that application in full satisfaction of their interest in the capitalised amount.
(c)	Articles 4.1(f), 4.1(g), 4.1(h), and 4.1(s) apply, so far as they can and with any necessary changes, to capitalising an amount under this article 4.2 as if references in those articles to:
(1)	a dividend were references to capitalising an amount; and
(2)	a record date were references to the date the Board resolves to capitalise the amount under this article 4.2.
(d)
Where the terms of options (existing at the date the resolution referred to in article 4.2(b) is passed) entitle the holder to an issue of bonus shares under this article 4.2, the Board may in determining the number of unissued shares to be so issued, allow in an appropriate manner for the future issue of bonus shares to options holders.

4.3	Ancillary powers
(a)
To give effect to any resolution to reduce the capital of the Company, to satisfy a dividend as set out in article 4.1(i)(1) or to capitalise any amount under article 4.2, the Board may settle as it thinks expedient any difficulty that arises in making the distribution or capitalisation and, in particular:

(1)	make cash payments in cases where members are entitled to fractions of shares or other securities;
(2)	decide that amounts or fractions of less than a particular value decided by the Board may be disregarded to adjust the rights of all parties;
(3)	fix the value for distribution of any specific assets;
(4)	pay cash or issue shares or other securities to any member to adjust the rights of all parties;
(5)	vest any of those specific assets, cash, shares or other securities in a trustee on trust for the persons entitled to the distribution or capitalised amount; and
(6)
authorise any person to make, on behalf of all the members entitled to any specific assets, cash, shares or other securities as a result of the distribution or capitalisation, an agreement with the Company or another person which provides, as appropriate, for the distribution or issue to them of shares or other securities credited as fully paid up or for payment by the Company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing shares or other securities by applying their respective proportions of the amount resolved to be distributed or capitalised.

(b)	Any agreement made under an authority referred to in article 4.3(a)(6) is effective and binds all members concerned.
(c)
If a distribution, transfer or issue of specific assets, shares or securities to a particular member or members is, in the Board’s discretion, considered impracticable or would give rise to parcels of securities that do not constitute a marketable parcel, the Board may make a cash payment to those members or allocate the assets, shares or securities to a trustee to be sold on behalf of, and for the benefit of, those members, instead of making the distribution, transfer or issue to those members. Any proceeds receivable by members under this article 4.3(c) will be net of expenses incurred by the Company and trustee in selling the relevant assets, shares or securities.

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(d)
If the Company distributes to members (either generally or to specific members) securities in the Company or in another body corporate or trust (whether as a dividend or otherwise and whether or not for value), each of those members appoints the Company as such member’s agent to do anything needed to give effect to that distribution, including agreeing to become a member of that other body corporate.

4.4	Reserves
(a)	The Board may set aside out of the Company’s profits any reserves or provisions it decides.
(b)	The Board may appropriate to the Company’s profits any amount previously set aside as a reserve or provision.
(c)
Setting aside an amount as a reserve or provision does not require the Board to keep the amount separate from the Company’s other assets or prevent the amount being used in the Company’s business or being invested as the Board decides.

4.5	Carrying forward profits
The Board may carry forward any part of the profits remaining that they consider should not be distributed as dividends or capitalised, without transferring those profits to a reserve or provision.
5	Transfer of shares
5.1	Form of transfer
(a)
Subject to the following articles about the transfer of shares, a member may transfer any certificated shares or, Uncertificated shares in accordance with the CREST Order, to another person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:

(1)	where the shares are fully paid, by or on behalf of that member; and
(2)	where the shares are partly paid, by or on behalf of that member and the transferee.
(b)	Subject to the provisions of the CREST Order the transferor of a share is deemed to remain the holder until the name of the transferee is entered in the register in respect of it.
5.2	Transfers of uncertificated shares
(a)
The Company shall register the transfer of any shares held in Uncertificated form by means of a relevant system in accordance with the Companies Law and the CREST Order and the rules of the relevant system.

(b)	The Board may, in its absolute discretion, refuse to register any transfer of an Uncertificated share where permitted by these articles, the Companies Law and the CREST Order.
5.3	Transfers of certificated shares
Subject to the Exemption Order:
(a)
An instrument of transfer of a certificated share may be in any usual form or in any other form which the Board may approve and shall be signed by or on behalf of the transferor and (except in the case of a fully paid share) by or on behalf of the transferee.

(b)	The Board may, in its absolute discretion, refuse to register any instrument of transfer of a certificated share:
(1)
which is not fully paid up but, in the case of a class of shares which has been admitted to trading on the Designated Stock Exchange, not so as to prevent dealings in those shares from taking place on an open and proper basis;

(2)	on which the Company has a lien; or
(3)	as otherwise required by applicable law.
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(c)	The Board may also refuse to register any instrument of transfer of a certificated share unless it is:
(1)	left at the registered office of the Company, or at such other place as the Board may decide, for registration;
(2)
accompanied by the certificate for the shares to be transferred and such other evidence (if any) as the Board may reasonably require to prove the title of the intending transferor or his right to transfer the shares; and

(3)	in respect of only one class of shares.
5.4	Power to suspend registration
(a)	The Board may suspend registration of the transfer of shares at such times and for such periods (not exceeding 30 days in any calendar year) as it determines.
(b)
The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding 30 days in any year) as the Board may determine in its discretion. Unless otherwise permitted by the CREST Order, the Company may not close any register relating to a participating security without the consent of the approved operator of the relevant system.

5.5	Fee, if any, payable for registration
(a)	If the Board so decides, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a share.
5.6	Company may retain instrument of transfer
(a)
The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Board refuses to register shall be returned to the person lodging it when notice of the refusal is given.

5.7	Transmission of shares
(a)	Subject to article 5.7(c), where a member dies, the only persons the Company will recognise as having any title to the member’s shares or any benefits accruing on those shares are:
(1)	where the deceased was a sole holder, the legal personal representative of the deceased; and
(2)	where the deceased was a joint holder, the survivor or survivors.
(b)	Article 5.7(a) does not release the estate of a deceased member from any liability on a share, whether that share was held by the deceased solely or jointly with other persons.
(c)	The Board may register a transfer of shares signed by a member before a Transmission Event even though the Company has notice of the Transmission Event.
(d)	A person who becomes entitled to a share because of a Transmission Event may, on producing such evidence as the Board requires to prove that person’s entitlement to the share, choose:
(1)	to be registered as the holder of the share by signing and giving the Company a written notice stating that choice; or
(2)	to nominate some other person to be registered as the transferee of the share by executing or effecting in some other way a transfer of the share to that other person.
(e)
The provisions of these articles concerning the right to transfer shares and the registration of transfers of shares apply, so far as they can and with any necessary changes, to a notice or transfer under article 5.7(d) as if the relevant Transmission Event had not occurred and the notice or transfer were executed or effected by the registered holder of the share.

(f)
Where two (2) or more persons are jointly entitled to a share because of a Transmission Event they will, on being registered as the holders of the share, be taken to hold the share as joint tenants and article 2.13 will apply to them.

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6	Disclosure of interests
6.1	Tracing notices
(a)	The Company may give notice to any person whom the Company knows or has reasonable cause to believe:
(1)	to hold an interest (as defined in article 6.2(i)(4)) in the Company’s shares (of a class of shares admitted to trading); or
(2)
to have held an interest in the Company’s shares (of a class of shares admitted to trading) at any time during the three (3) years immediately preceding the date on which on which the notice is issued.

(b)	The notice may require the person:
(1)	to confirm that such person holds such an interest in the Company’s shares or (as the case may be) to state whether or not it is the case, and
(2)	if such person holds, or has during that time held, any such interest, to give such further information as may be required in accordance with the following provisions of this article 6.1.
(c)
The notice may require the person to whom it is addressed to give particulars of the person’s own present or past interest in the Company’s shares held by such person at any time during the three (3) year period mentioned above.

(d)	The notice may require the person to whom it is addressed, where:
(1)	such person’s interest is a present interest and another interest in the shares subsists, or
(2)
another interest in the shares subsisted during the three (3) year period mentioned above at a time when such person’s interest subsisted, to give, to the best of such person’s knowledge, such particulars with respect to that other interest as are required by the notice.

(e)	The particulars referred to in articles 6.1(c) and 6.1(d) include:
(1)	the identity of any person who holds an interest in the shares in question; and
(2)	the terms of any agreement or arrangement to which any person who holds an interest in such shares is or was party:
(A)	relating to the exercise of any right conferred by the shares or the acquisition of any interest in the shares; or
(B)	which constitutes a Derivative Security.
(f)
The notice may require the person to whom it is addressed, where the person’s interest is a past interest, to give (to the best of such person’s knowledge) particulars of the identity of the person who held that interest immediately upon the person ceasing to hold it.

(g)	The information required by the notice must be given within such reasonable time as may be specified in the notice.
6.2	Failure to Respond
(a)
If a member, or any other person appearing to have an interest in shares held by that member, has been given a notice under article 6.1 and has failed in relation to any shares (the Default Shares) to give the Company the information thereby required within three (3) Business Days from the time reasonably specified in the notice, the following sanctions shall apply, unless the Board otherwise determines in relation to the Default Shares:

(1)
the member shall not be entitled in respect of the Default Shares to be present or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll, or to exercise any other right conferred by membership in respect of the Default Shares in relation to any such meeting or poll;

(2)
any dividend (or other distribution) payable in respect of the Default Shares shall be withheld by the Company (without interest) and the member shall not be entitled to elect to receive shares instead of any such dividend (or other distribution); and

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(3)	no transfer, other than an excepted transfer, of any shares held by the member may be registered unless:
(i)	the member is not in default as regards supplying the information required; and
(ii)	the member proves to the satisfaction of the Board that no person in default as regards supplying such information has an interest in any of the shares the subject of the transfer.
(b)
In support of article 6.2(a), the Board may, at any time while sanctions under article 6.2(a) apply in relation to any shares, effect a transfer of the shares (or any interest in them) in favour of such nominee as specified by the Board.

(c)
Where any person appearing to have an interest in the Default Shares has been duly served with a notice or copy thereof and the Default Shares which are the subject of such notice are held by a person holding shares or rights or interests in shares in the Company on a nominee basis who has been determined by the Company to be an approved nominee (an Approved Nominee):

(1)
the provisions of this article 6 shall be treated as applying only to such Default Shares held by the Approved Nominee and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Approved Nominee; and

(2)
where the member upon whom a default notice is served is an Approved Nominee acting in its capacity as such, the obligations of the Approved Nominee as a member of the Company are limited to disclosing to the Company such information as is known to it relating to any person appearing to have an interest in the shares held by it.

(d)
Where the sanctions under article 6.2(a) apply in relation to any shares, they shall cease to have effect at the end of the period of seven (7) days (or such shorter period as the Board may determine) following the earlier of:

(1)	receipt by the Company of the information required by the notice mentioned in that article; and
(2)	receipt by the Company of notice that the shares have been transferred by means of an excepted transfer.
(e)	The Board may in its absolute discretion suspend or cancel any of the sanctions at any time in relation to any Default Shares.
(f)
Upon sanctions ceasing to have effect in relation to any shares, any dividend withheld in respect of the shares must be paid to the relevant member and, if the Board has effected a transfer under article 6.2(b), the shares must be transferred back to the previous holder.

(g)
Any new shares in the Company issued in right of Default Shares shall be subject to the same sanctions as apply to the Default Shares, and the Board may make any right to an allotment of the new shares subject to sanctions corresponding to those which will apply to those shares on issue, provided that:

(1)
any sanctions applying to, or to a right to, new shares by virtue of this article 6.2 shall cease to have effect when the sanctions applying to the related Default Shares cease to have effect (and shall be suspended or cancelled if and to the extent that the sanctions applying to the related Default Shares are suspended or cancelled); and

(2)	article 6.2(a) shall apply to the exclusion of this article 6.2(g) if the Company gives a separate notice under article 6.1 in relation to the new shares.
(h)
Where, on the basis of information obtained from a member in respect of any shares held by such member, the Company gives a notice under article 6.1 to any other person, it shall at the same time send a copy of the notice to the member. The accidental omission to do so, or the non-receipt by the member of the copy, shall, however, not invalidate or otherwise affect the application of article 6.2.

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(i)	For the purposes of articles 6.1 and 6.2:
(1)	an excepted transfer means, in relation to any shares held by a member:
(A)	a transfer pursuant to acceptance of a takeover offer (within the meaning of article 116 of the Companies Law) in respect of shares in the Company;
(B)	a transfer in consequence of a sale made through any stock exchange on which the shares are normally traded; or
(C)
a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member and with any other person appearing to be interested in the shares;

(3)
a person, other than the member holding a share, will be treated as appearing to have an interest in such share if the member has informed the Company that the person has, or might have, an interest in such share, or if the Company (after taking account of any information obtained from the member or, pursuant to a notice under article 6.1, from anyone else) knows or has reasonable cause to believe that the person has, or may have, an interest in such share;

(4)
a person shall be treated as having an interest in the Company’s shares if, for the purposes of sections 13(d) and 13(g) of the Exchange Act, the person would be deemed to constitute a beneficial owner of the share (which shall include holding a CDI); and

(5)	reference to a person having failed to give the Company the information required by a notice, includes reference to:
(A)	the person having failed or refused to give all or any part of it;
(B)	the person having given any information which the person knows to be false in a material particular or having recklessly given information which is false in a material particular; and
(C)	the Company knowing or having reasonable cause to believe that any of the information provided is false or materially incorrect.
(e)	Nothing in article 6.2 limits the powers of the Company under article 6.1 or any other powers of the Company whatsoever.
7	General meetings
7.1	Calling general meetings
(a)	A general meeting may only be called:
(1)	by a Board resolution; or
(2)	as otherwise required by the Companies Law.
(b)	The Board may, by public announcement, change the venue for, postpone or cancel a general meeting, but:
(1)	a meeting that is called in accordance with a members’ requisition under the Companies Law; or
(2)	any other meeting that is not called by a Board resolution,
may not be postponed or cancelled without the prior written consent of the persons who called or requisitioned the meeting.
(c)
At an annual general meeting, only such nominations of persons for election to the Board shall be considered and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual general meeting, nominations and other business must be a proper matter for member action and must be:

(1)	specified in the notice of general meeting given by or at the direction of the Board in accordance with article 7.2;
(2)	brought before the meeting by or at the direction of the Board or a duly authorised committee thereof; or
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(3)	otherwise properly brought before the meeting by a member who:
(A)
is a member of record of the Company (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination(s) are made, only if such beneficial owner is the beneficial owner of shares of the Company) both at the time the notice provided for in article 7.3 is delivered to the general counsel of the Company and on the record date for the determination of members entitled to vote at the general meeting,

(B)	is entitled to vote at the meeting, and
(C)	complies with the procedures and requirements set forth in article 7.3.
(d)
Except as otherwise provided by the Companies Law, at an extraordinary general meeting, only such business may be conducted as is a proper matter for member action and as shall have been brought before the meeting pursuant to the notice of general meeting given by or at the direction of the Board in accordance with article 7.2. Nothing contained herein shall prohibit the Board from submitting matters to the members at any extraordinary general meeting requested by members.

(e)	Further, if the Board has determined that directors shall be elected at such extraordinary general meeting, then nominations of persons for election to the Board may be made:
(1)	by or at the direction of the Board or by the general counsel; or
(2)	by any member of the Company who satisfies each of the requirements set forth in subclauses (A), (B) and (C) of article 7.1(c)(3) above.
7.2	Notice of general meetings
(a)
Subject to the rules of any Designated Stock Exchange (including any rules relating to the settlement of transfers of securities), notice of a general meeting must be given to each person who at the time of giving the notice:

(1)	is a member or auditor of the Company; or
(2)	is entitled to a share because of a Transmission Event and has provided evidence of such entitlement that is satisfactory to the Board.
(b)	The annual general meeting shall be designated as such and all other general meetings shall be designated extraordinary general meetings.
(c)
The content of a notice of a general meeting called by the Board is to be decided by the Board, but it must state the general nature of the business to be transacted at the meeting and any other matters required by the Companies Law.

(d)	Except with the approval of the Board or the chairperson, no person may move any amendment to a proposed resolution or to a document that relates to such a resolution.
(e)	A person may waive notice of any general meeting by written notice to the Company.
(f)	Failure to give a member or any other person notice of a general meeting or a proxy form does not invalidate anything done or any resolution passed at the general meeting if:
(1)	the failure occurred by accident or inadvertent error;
(2)	before or after the meeting, the person notifies the Company of the person’s agreement to that thing or resolution; or
(3)	such failure is waived in accordance with article 7.2(g).
(g)	A person’s attendance at a general meeting waives any objection that person may have to:
(1)	a failure to give notice, or the giving of a defective notice, of the meeting unless the person at the beginning of the meeting objects to the holding of the meeting; and
(2)
the consideration of a particular matter at the meeting which is not within the business referred to in the notice of the meeting, unless the person objects to considering the matter when it is presented.

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7.3	Nominations and Proposals by Members
(a)
For nominations or other business to be properly brought before an annual general meeting by a member in accordance with article 7.1(c)(3), the member must have given timely notice thereof in writing and in proper form to the general counsel of the Company even if such matter is already the subject of any notice to the members or public announcement from the Board.

(b)
To be timely in the case of an annual general meeting, a member’s notice must be delivered to or mailed and received at the principal executive offices of the Company or such other place designated by the Company for such purposes, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual general meeting (provided, however, that in the event that there was no annual general meeting in the prior year or the date of the annual general meeting is more than thirty (30) days before or more than ninety (90) days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company).

(c)
In the event the Company calls an extraordinary general meeting for the purpose of electing one or more directors to the Board, any member who is (i) a member of record of the Company (and, with respect to any beneficial owner, if different, on whose behalf such nomination(s) are made, only if such beneficial owner is the beneficial owner of shares of the Company) both at the time the notice provided for in article 7.3 is delivered to the general counsel of the Company and on the record date for the determination of members entitled to vote at the extraordinary general meeting and (ii) entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of general meeting, if the member complies with the procedures and requirements set forth in this article 7.3. To be timely, such notice shall be delivered to the Company’s general counsel at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such extraordinary general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such extraordinary general meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting.

(d)
In no event shall any adjournment, deferral or postponement of a general meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a member’s notice as described in these articles.

(e)
The number of nominees a member may nominate for election at a general meeting shall not exceed the number of directors to be elected at such general meeting, and for the avoidance of doubt, no member shall be entitled to make additional or substitute nominations following the expiration of the applicable time periods.

(f)
A member’s notice providing for the nomination of persons for election to the Board or other business proposed to be brought before a general meeting shall set out, as to the member giving the notice the following information, in each case as of the date of such member’s notice:

(1)	the name and address of such member, as they appear on the Company’s books, and of each of its Member Associated Persons;
(2)
the class or series and number of shares of the Company which are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) (provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of the Company as to which such person has a right to acquire beneficial ownership at any time in the future) and owned of record by such member or any of its Member Associated Persons;

(3)
the class or series, if any, and number of options, warrants, puts, calls, convertible securities, stock appreciation rights, or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Company or with a value derived in whole or in part from the value of any class

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or series of shares or other securities of the Company, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of the Company (each a “Derivative Security”), which are, directly or indirectly, beneficially owned by such member or any of its Member Associated Persons;
(4)
any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such member or any of its Member Associated Persons, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares or other securities of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member or Member Associated Person with respect to any class or series of shares or other securities of the Company, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any class or series or shares or other securities of the Company;

(5)
a complete and accurate description of any performance-related fees (other than asset-based fees) to which such member or any Member Associated Person may be entitled as a result of any increase or decrease in the value of the Company’s securities or any Derivative Securities, including any such fees to which members of any Member Associated Person’s immediate family sharing the same household may be entitled;

(6)
a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Company that such member or any of its Member Associated Persons has;

(7)	any proxy, contract, arrangement, understanding or relationship pursuant to which such member or any of its Member Associated Persons has a right to vote any shares or other securities of the Company;
(8)
any direct or indirect interest of such member or any of its Member Associated Persons in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (a list of which will be provided by the Company following a written request therefor by the member to the general counsel of the Company) (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(9)
any rights to dividends on the shares of the Company owned beneficially by such member or any of its Member Associated Persons that are separated or separable from the underlying shares of the Company;

(10)
any proportionate interest in shares of the Company or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such member or any of its Member Associated Persons is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any;

(11)
a description of all agreements, arrangements, and understandings between such member or any of its Member Associated Persons and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of shares of the Company or Derivative Securities;

(12)
all other information relating to such member or any of its Member Associated Persons that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such business or the election of directors in a contested election pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(13)
all other information that, as of the date of the notice, would be required to be included in a filing with respect to the Company on Schedule 13D (including the exhibits thereto) under the Exchange Act (or any successor provision thereto) by such member or the beneficial owner, if any, on whose behalf the nomination or proposal is made;

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(14)
the identification of the names and addresses of other members (including beneficial owners) known by such member to support the nomination(s) or other business proposal(s) submitted by such member and, to the extent known, the class and number of all shares of the Company owned beneficially or of record by such other members(s) or other beneficial owner(s);

(15)
a statement as to whether either such member or any of its Member Associated Persons intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to elect such member’s nominees and/or approve such proposal (as applicable) and/or otherwise to solicit proxies from the members in support of such nomination or proposal (as applicable) and/or solicit the holders of shares in support of director nominees other than the Company’s nominees pursuant to Rule 14a-19 under the Exchange Act;

(16)
a representation that the member is a holder of record or a beneficial owner of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy, attorney or Representative at the meeting to propose such nomination and/or other business (as applicable); and

(17)	such additional information that the Company may reasonably request regarding such member or any of its Member Associated Persons.
(g)
A member’s notice providing for the nomination of persons for election to the Board shall, in addition to the information required by clause (f) above, set out, as to each person whom the member proposes to nominate for election or re-election as a director:

(1)	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
(2)
a description of all direct and indirect compensation and other agreements, arrangements and understandings, and any other material relationships, between or among such member or any of its Member Associated Persons, on the one hand, and each proposed nominee or its affiliates or associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the member making the nomination or any of its Member Associated Persons were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant or such Member Associated Person;

(3)
a completed and signed questionnaire regarding the background and qualifications of such person to serve as a director, in a form to be provided by the Company after receiving a request by such member to the general counsel of the Company;

(4)
all information with respect to such person that would be required to be set forth in a member’s notice pursuant to this article 7.3 if such person were a member or beneficial owner, on whose behalf the nomination was made, submitting a notice providing for the nomination of a person or persons for election as a director or directors of the Company in accordance with this article 7.3;

(5)	such person’s written representation and agreement (in a form to be provided by the Company after receiving a request by such member to the general counsel of the Company):
(A)
that such person is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law,

(B)
that such person is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Company,

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(C)
that such person would, if elected as a director, comply with all of the Company’s corporate governance, ethics, conflict of interest, confidentiality and share ownership and trading policies and guidelines applicable generally to the Company’s directors (such policies and guidelines to be provided by the Company upon written request to the general counsel of the Company);

(D)
that such person will provide facts, statements and other information in all communications with the Company and its members that are or will be true and correct and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and

(E)
that such person will tender his or her resignation as a director of the Company if the Board determines that such person failed to comply with the provisions of such representation and agreement in any material respect, provides such person notice of any such determination and, if such non-compliance may be cured, such person fails to cure such non-compliance within ten (10) Business Days after delivery of such notice to such person.

(6)
all other information relating to such person or such person’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by such member or any Member Associated Person in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(7)
such additional information that the Company may reasonably request to determine the eligibility or qualifications of such person to serve as a director or an independent director of the Company, or that could be material to a reasonable member’s understanding of the qualifications and/or independence, or lack thereof, of such nominee as a director.

(h)
A member’s notice regarding business proposed to be brought before a general meeting other than the nomination of persons for election to the Board shall, in addition to the information required by clause (f) above, set out:

(1)	a brief description of:
(A)	the business desired to be brought before such meeting, including the text of any resolution proposed for consideration by the members;
(B)	the reasons for conducting such business at the meeting; and
(C)
any material interest of such member or any of its Member Associated Persons in such business, including a description of all agreements, arrangements and understandings between such member or Member Associated Person and any other person(s) (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the member,

(2)
if the matter such member proposes to bring before any general meeting involves an amendment to the Company’s memorandum or articles of association, the specific wording of such proposed amendment, and

(3)	such additional information that the Company may reasonably request regarding the business that such member proposes to bring before the meeting.
(i)
The foregoing notice requirements shall be deemed satisfied with respect to any proposal submitted pursuant to Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act if a member has notified the Company of its intention to present such proposal at an annual general meeting in compliance with such rule and such member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual general meeting.

(j)	For purposes of this article 7.3, the term associate shall be as defined in Rule 12b-2 under the Exchange Act.
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(k)	For purposes of this article 7.3, a Member Associated Person of any member submitting a proposal or nomination pursuant to this article 7 means:
(1)	any beneficial owner of shares of the Company on whose behalf the nomination or proposal is made by such member;
(2)	any affiliate or associate of such member or such beneficial owner described in clause (1);
(3)
any person or entity who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with, or any person acting in concert in respect of any matter involving the Company or its securities with, either such member or such beneficial owner described in clause (1);

(4)	any member of the immediate family of such member or such beneficial owner described in clause (1);
(5)
any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such member, such beneficial owner described in clause (1) or any other Member Associated Person with respect to any proposed business or nominations, as applicable; and

(6)	each person whom the member proposes to nominate for election or re-election as a director.
(l)
Notwithstanding the foregoing provisions of these articles, a member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this article 7.3, including Rule 14a-19.

(m)	Nothing in this article 7.3 shall be deemed to:
(1)
affect any rights of members to request inclusion of proposals in the Company’s proxy statement pursuant to the applicable rules and regulations promulgated under the Exchange Act (including, without limitation, Rule 14a-8 under the Exchange Act);

(2)	confer upon any member a right to have a nominee or any proposed business included in the Company’s proxy statement; or
(3)	affect any rights of the holders of any class or series of preferred shares to elect directors pursuant to any applicable provisions of these articles.
(n)
The Board may require any proposed nominee to submit to interviews with the Board or any committee thereof, and such proposed nominee shall make himself or herself available for any such interviews within ten (10) days following such request.

(o)
The member providing notice pursuant to this section shall confirm or update the information contained in such member’s notice, if necessary, (x) not later than ten (10) days after the record date for the notice of the meeting so that such information is true and correct as of the record date for the notice of the meeting, and (y) not later than eight (8) Business Days before the meeting or any adjournment or postponement thereof so that such information is true and correct as of the date that is ten (10) Business Days before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated information not later than eight (8) Business Days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement). For the avoidance of doubt, any information provided pursuant to this article 7.3(o) shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this article 7.3 and shall not extend the time period for the delivery of notice pursuant to this article 7.3. If a member fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this article 7.3.

(p)
If any information submitted pursuant to this article 7.3 by any member shall be inaccurate in any material respect (as determined by the Board or a committee thereof), such information shall be deemed not to have been provided in accordance with this article 7.3. Any member providing notice pursuant to this article 7.3 shall notify the general counsel of the Company in writing at the principal executive offices of the Company of any inaccuracy or change in any information submitted pursuant to this article 7.3 (including if any member or any Member Associated Person no longer intends to solicit proxies from the Company’s members) within two (2) Business Days after becoming aware of such inaccuracy or change, and any such

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notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such member. Upon written request of the general counsel of the Company on behalf of the Board (or a duly authorized committee thereof), any such member shall provide, within seven (7) Business Days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by such member pursuant to this article 7.3 and (B) a written affirmation of any information submitted by such member pursuant to this article 7.3 as of an earlier date. If a member fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this article 7.3.
(q)
Notwithstanding the foregoing provisions of this article 7.3, if the member (or a qualified representative of the member) does not appear at the general meeting of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business must not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

(r)
For purposes of this article 7.3, to be considered a qualified representative of the member, a person must be a duly authorised officer, manager or partner of such member or must be authorised by a writing executed by such member or an electronic transmission delivered by such member to act for such member as proxy at the general meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the general meeting.

(s)
Any member and each of its Member Associated Persons soliciting proxies from other members must use a proxy card color other than white, which color shall be reserved for the exclusive use of the Board.

(t)
The chairperson of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before a general meeting was made or proposed in accordance with the procedures set forth in article 7.3 (including whether the member or beneficial owner, if any, on whose behalf the nomination or proposal is made (or is part of a group which solicited) did or did not so solicit, as the case may be, proxies or votes in support of such member’s nominee or proposal in compliance with such member’s representation as required by article 7.3(f)) and, if any proposed nomination or business is not in compliance with article 7.3, to declare that such defective proposal or nomination shall be disregarded.

(u)
Notwithstanding the foregoing provisions of this article 7.3, unless otherwise required by law, if (x) any member or Member Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (y) such member or Member Associated Person subsequently notifies the Company that it no longer intends to solicit proxies in support of the election or re-election of such proposed nominees in accordance with Rule 14a-19(b) under the Exchange Act or fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Company that such member or Member Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence) and (2) no other member or Member Associated Person has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such proposed nominee and has complied with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or has failed to timely provide reasonable evidence sufficient to satisfy the Company that such member or Member Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Company (which proxies and votes shall be disregarded). Upon request by the Company, if any member provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such member shall deliver to the Company, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

7.4	Record time for members
(a)
For the purpose of determining whether a person is entitled as a member to receive notice of, attend or vote at a meeting and how many votes such person may cast, the Company may specify in the notice of the

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meeting a date (the Record Time), not more than sixty (60) days nor less than ten (10) days before the date fixed for the meeting, as the date for the determination of the members entitled to receive notice of, attend or vote at the meeting or to appoint a proxy to do so.
(b)
Changes to the entries in the register of members of the Company after the Record Time shall be disregarded in determining the rights of any person to receive notice of, attend or vote at such meeting.

(c)	The Record Time applies to any adjournment or postponement of the meeting, unless the Company determines a new record time for the adjourned or postponed meeting.
7.5	Admission to general meetings
(a)
The chairperson of a general meeting may take any action he or she considers appropriate for the safety of persons attending the meeting and the orderly conduct of the meeting and may refuse admission to, or require to leave and remain out of, the meeting any person:

(1)	in possession of a pictorial-recording or sound-recording device;
(2)	in possession of a placard or banner;
(3)	in possession of an article considered by the chairperson to be dangerous, offensive or liable to cause disruption;
(4)	who refuses to produce or permit examination of any article, or the contents of any article, in the person’s possession;
(5)	who refuses to comply with a request to turn off a mobile telephone, personal communication device or similar device;
(6)	who behaves or threatens to behave or who the chairperson has reasonable grounds to believe may behave in a dangerous, offensive or disruptive way; or
(7)	who is not entitled to receive notice of the meeting.
The chairperson may delegate the powers conferred by this article to any person he or she thinks fit.
(b)	A person, whether a member or not, requested by the Board or the chairperson to attend a general meeting is entitled to be present and, at the request of the chairperson, to speak at the meeting.
(c)
If the chairperson of a general meeting considers that there is not enough room for the members who wish to attend the meeting, he or she may arrange for any person whom he or she considers cannot be seated in the main meeting room to observe or attend the general meeting in a separate room. Even if the members present in the separate room are not able to participate in the conduct of the meeting, the meeting will nevertheless be treated as validly held in the main room.

(d)	A separate meeting place may be linked to the main place of a general meeting by an instantaneous audio-visual communication device which, by itself or in conjunction with other arrangements:
(1)	gives the member or general body of members in the separate meeting place a reasonable opportunity to participate in proceedings in the main place;
(2)	enables the chairperson to be aware of proceedings in the other place; and
(3)	enables the member or members in the separate meeting place to vote on a poll, a member present at the separate meeting place is taken to be present at the general meeting and entitled to exercise all rights as if he or she was present at the main place. For the avoidance of doubt, this article 7.5(d) permits the Company, to the extent the Company determines, to treat members to be present at, and allow them to participate in, a general meeting where they participate online or otherwise through the use of an audio-visual communication device, including by giving electronic instructions to the Company.
(e)	If, before or during the meeting, any technical difficulty occurs where one or more of the matters set out in article 7.5(d) is not satisfied, the chairperson may:
(1)	adjourn the meeting until the difficulty is remedied; or
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(2)	continue to hold the meeting in the main place (and any other place which is linked under article 7.5(d)) and transact business, and no member may object to the meeting being held or continuing.
(f)	Nothing in this article 7.5 or in article 7.8 is to be taken to limit the powers conferred on the chairperson by law.
7.6	Quorum at general meetings
(a)
No business may be transacted at a general meeting, except the election of a chairperson and the adjournment of the meeting, unless a quorum of members is present when the meeting proceeds to business.

(b)	A quorum is persons holding or representing by proxy, attorney or Representative at least a majority of the voting power of the shares entitled to vote at such meeting.
(c)	If a quorum is not present within thirty (30) minutes after the time appointed for the general meeting:
(1)	where the meeting was called at the request of members, the meeting must be dissolved; or
(2)
in any other case, the meeting stands adjourned to the day, time and place the directors present decide or, if they do not make a decision, to the same day in the next week at the same time and place and if a quorum is not present at the adjourned meeting within thirty (30) minutes after the time appointed for the meeting, the meeting must be dissolved.

7.7	Chairperson of general meetings
(a)
The chairperson of the Board or, in the absence of the chairperson, the deputy chairperson of the Board, the chief executive officer of the Company or any such other person as the chairperson, deputy chairperson or chief executive officer may appoint, is entitled, if present within fifteen (15) minutes after the time appointed for a general meeting and willing to act, to preside as chairperson at the meeting.

(b)
The directors present may choose any officer or director of the Company to preside as chairperson if, at a general meeting, the chairperson, deputy chairperson or chief executive officer is not present within fifteen (15) minutes after the time appointed for the meeting and another person has not otherwise been appointed pursuant to article 7.7(a).

(c)	If the directors do not choose a chairperson under article 7.7(b), the members present must elect as chairperson of the meeting:
(1)	another director who is present and willing to act; or
(2)	if no other director is present and willing to act, a member or officer of the Company who is present and willing to act.
(d)
A chairperson of a general meeting may, for any item of business or discrete part of the meeting, vacate the chair in favour of another person nominated by him or her (Acting Chairperson). Where an instrument of proxy appoints the chairperson as proxy for part of the proceedings for which an Acting Chairperson has been nominated, the instrument of proxy is taken to be in favour of the Acting Chairperson for the relevant part of the proceedings.

(e)	Wherever the term ‘chairperson’ is used in this article 7, it is to be read as a reference to the chairperson of the general meeting, unless the context indicates otherwise.
7.8	Conduct at general meetings
(a)	Subject to the provisions of the Companies Law, the chairperson is responsible for the general conduct of the meeting and for the procedures to be adopted at the meeting.
(b)	The chairperson may, at any time the chairperson considers it necessary or desirable for the efficient and orderly conduct of the meeting:
(1)
impose a limit on the time that a person may speak on each motion or other item of business and terminate debate or discussion on any business, question, motion or resolution being considered by the meeting and require the business, question, motion or resolution to be put to a vote of the members present;

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(2)	adopt any procedures for casting or recording votes at the meeting whether on a show of hands or on a poll, including the appointment of scrutineers; and
(3)
decide not to put to the meeting any resolution proposed in the notice convening the meeting (other than a resolution proposed by members in accordance with the Companies Law or required by the Companies Law to be put to the meeting).

(c)	A decision by a chairperson under articles 7.8(a) or 7.8(b) is final.
(d)
Subject to article 7.1(b), whether or not a quorum is present, the chairperson may postpone the meeting before it has started if, at the time and place appointed for the meeting, he or she considers that:

(1)	there is not enough room for the number of members who wish to attend the meeting; or
(2)	a postponement is necessary in light of the behaviour of persons present or for any other reason so that the business of the meeting can be properly carried out.
(e)
A postponement under article 7.8(d) will be to another time, which may be on the same day as the meeting, and may be to another place (and the new time and place will be taken to be the time and place for the meeting as if specified in the notice that called the meeting originally).

(f)	Subject to article 7.1(b), the chairperson may at any time during the course of the meeting:
(1)
adjourn the meeting or any business, motion, question or resolution being considered or remaining to be considered by the meeting either to a later time at the same meeting or to an adjourned meeting; and

(2)
for the purpose of allowing any poll to be taken or determined, suspend the proceedings of the meeting for such period or periods as he or she decides without effecting an adjournment. No business may be transacted and no discussion may take place during any suspension of proceedings unless the chairperson otherwise allows.

(g)
The chairperson’s rights under articles 7.8(d) and 7.8(f) are exclusive and, unless the chairperson requires otherwise, no vote may be taken or demanded by the members present concerning any postponement, adjournment or suspension of proceedings.

(h)	Only unfinished business may be transacted at a meeting resumed after an adjournment.
(i)	Where a meeting is postponed or adjourned under this article 7.8, notice of the postponed or adjourned meeting must be given by public announcement, but need not be given to any other person.
(j)	Where a meeting is postponed or adjourned, the Board may, by public announcement, postpone, cancel or change the place of the postponed or adjourned meeting.
7.9	Decisions at general meetings
(a)
Except where a special resolution or another percentage is required, questions arising at a general meeting must be decided by a majority of votes cast by the members present at the meeting. A decision made in this way is for all purposes, a decision of the members.

(b)	If the votes are equal on a proposed resolution, the chairperson of the meeting has a casting vote, in addition to any deliberative vote.
(c)	Each matter submitted to a general meeting is to be decided on a poll.
(d)
A poll at a general meeting must be taken in the way and at the time the chairperson directs. The result of the poll as declared by the chairperson is the resolution of the meeting at which the poll was demanded.

7.10	Voting rights
(a)
Subject to these articles and the Companies Law and to any rights or restrictions attached to any shares or class of shares, at a general meeting, every member present has one vote for each share held as at the Record Time by the member entitling the member to vote, except for partly paid shares, each of which confers only the fraction of one vote which the amount paid (not credited) on the share bears to the total amounts paid and payable (excluding amounts credited) on the share. An amount paid in advance of a call is disregarded for this purpose.

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(b)
A joint holder may vote at a meeting either personally or by proxy, attorney or Representative as if that person was the sole holder. If more than one joint holder tenders a vote in respect of the relevant shares, the vote of the holder named first in the register who tenders a vote, whether in person or by proxy, attorney or Representative, must be accepted to the exclusion of the votes of the other joint holders.

(c)
The parent or guardian of an infant member may vote at any general meeting on such evidence being produced of the relationship or of the appointment of the guardian as the Board may require and any vote so tendered by a parent or guardian of an infant member must be accepted to the exclusion of the vote of the infant member.

(d)
A person entitled to a share because of a Transmission Event may vote at a general meeting in respect of that share in the same way as if that person were the registered holder of the share if, at least forty-eight (48) hours before the meeting (or such shorter time as the Board determines), the Board:

(1)	admitted that person’s right to vote at that meeting in respect of the share; or
(2)	was satisfied of that person’s right to be registered as the holder of, or to transfer, the share.
Any vote duly tendered by that person must be accepted and the vote of the registered holder of those shares must not be counted.
(e)	Where a member holds a share on which a call or other amount payable to the Company has not been duly paid:
(1)	that member is only entitled to be present at a general meeting and vote if that member holds, as at the Record Time, other shares on which no money is then due and payable; and
(2)	on a poll, that member is not entitled to vote in respect of that share but may vote in respect of any shares that member holds, as at the Record Time, on which no money is then due and payable.
(f)	A member is not entitled to vote any particular shares on a resolution if, under the Companies Law or the Listing Rules:
(1)	the member must not vote or must abstain from voting those particular shares on the resolution; or
(2)	a vote of those particular shares on the resolution by the member must be disregarded for any purposes.
If the member or a person acting as proxy, attorney or Representative of the member does tender a vote of those particular shares on that resolution, that vote must not be counted.
(g)	An objection to the validity of a vote tendered at a general meeting must be:
(1)	raised before or immediately after the result of the vote is declared; and
(2)	referred to the chairperson, whose decision is final.
(h)	A vote tendered, but not disallowed by the chairperson under article 7.10(g), is valid for all purposes, even if it would not otherwise have been valid.
(i)	The chairperson may decide any difficulty or dispute which arises as to the number of votes that may be cast by or on behalf of any member and the decision of the chairperson is final.
7.11	Representation at general meetings
(a)	Subject to these articles, each member entitled to vote at a general meeting may vote:
(1)	in person or, where a member is a body corporate, by its Representative;
(2)	by proxy; or
(3)	by attorney.
A member may appoint more than one proxy or attorney to attend and vote at a specific meeting, provided that each appointment relates to a different share or shares held by that member.
(b)	A proxy, attorney or Representative may, but need not, be a member of the Company.
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(c)	An instrument appointing a proxy is valid if it is in accordance with the Companies Law or in any form approved by the Board.
(d)
A vote given in accordance with an instrument appointing a proxy or attorney is valid despite the transfer of the share in respect of which the instrument was given if the transfer is not registered by the time at which the instrument appointing the proxy or attorney is required to be received under article 7.11(h).

(e)	Unless otherwise provided in the appointment of a proxy, attorney or Representative, an appointment will be taken to confer authority:
(1)
even though the appointment may refer to specific resolutions and may direct the proxy, attorney or Representative how to vote on those resolutions, to do any of the acts specified in article 7.11(f); and

(2)
even though the appointment may refer to a specific meeting to be held at a specified time or venue, where the meeting is rescheduled, adjourned or postponed to another time or changed to another venue, to attend and vote at the rescheduled, adjourned or postponed meeting or at the new venue.

(f)	The acts referred to in article 7.11(e)(1) are:
(1)	to vote on any amendment moved to the proposed resolutions and on any motion that the proposed resolutions not be put or any similar motion;
(2)	to vote on any motion before the general meeting, whether or not the motion is referred to in the appointment; and
(3)	to act generally at the meeting (including to speak, demand a poll, join in demanding a poll and to move motions).
(g)
A proxy form issued by the Company must allow for the insertion of the name of the person to be primarily appointed as proxy and may provide that, in circumstances and on conditions specified in the form that are not inconsistent with these articles, the chairperson of the relevant meeting (or another person specified in the form) is appointed as proxy.

(h)
A proxy or attorney may not vote at a general meeting or adjourned or postponed meeting or on a poll unless the instrument appointing the proxy or attorney, and the authority under which the instrument is signed or a certified copy of the authority, are received by the Company:

(1)
at least forty-eight (48) hours, or such lesser time as specified by the Board in the notice of meeting, (or in the case of an adjournment or postponement of a meeting, any lesser time that the Board or the chairperson of the meeting decides) before the time for holding the meeting or adjourned or postponed meeting or taking the poll, as applicable; or

(2)
where article 7.11(i)(2) applies, such shorter period before the time for holding the meeting or adjourned or postponed meeting or taking the poll, as applicable, as the Company determines in its discretion.

A document is received by the Company under this article 7.11(h) when it is received in accordance with the Companies Law, and to the extent permitted by the Companies Law, if the document is produced or the transmission of the document is otherwise verified to the Company in the way specified in the notice of meeting.
In calculating time periods under this article, the Board may specify, in any case, that no account shall be taken of any part of a day that is not a working day.
(i)	Where the Company receives an instrument appointing a proxy or attorney in accordance with this article 7.11 and within the time period specified in article 7.11(h)(1), the Company is entitled to:
(1)
clarify with the appointing member any instruction in relation to that instrument by written or verbal communication and make any amendments to the instrument required to reflect any clarification; and

(2)
where the Company considers that the instrument has not been duly executed, return the instrument to the appointing member and request that the member duly execute the instrument and return it to the Company within the period determined by the Company under article 7.11(h)(2) and notified to the member.

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(j)
The member is taken to have appointed the Company as its attorney for the purpose of any amendments made to an instrument appointing a proxy in accordance with article 7.11(i)(1). An instrument appointing a proxy or attorney which is received by the Company in accordance with article 7.11(i)(2) is taken to have been validly received by the Company.

(k)
The appointment of a proxy or attorney is not revoked by the appointor attending and taking part in the general meeting, but if the appointor votes on a resolution, the proxy or attorney is not entitled to vote, and must not vote, as the appointor’s proxy or attorney on the resolution.

(l)
Unless written notice of the matter has been received at the Company’s registered office (or at another place specified for lodging an appointment of a proxy, attorney or Representative for the meeting) within the time period specified under articles 7.11(i) or 7.11(h) (as applicable), a vote cast by a proxy, attorney or Representative is valid even if, before the vote is cast:

(1)	a Transmission Event occurs to the member; or
(2)	the member revokes the appointment of the proxy, attorney or Representative or revokes the authority under which a third party appointed the proxy, attorney or Representative.
(m)
The chairperson may require a person acting as a proxy, attorney or Representative to establish to the chairperson’s satisfaction that the person is the person duly appointed to act. If the person fails to satisfy the requirement, the chairperson may:

(1)	exclude the person from attending or voting at the meeting; or
(2)
permit the person to exercise the powers of a proxy, attorney or Representative on the condition that, if required by the Company, such person produce evidence of the appointment within the time set by the chairperson.

(n)	The chairperson may delegate his or her powers under article 7.11(m) to any person.
7.12	DTC System Voting Arrangements
(a)
Subject to the Companies Law, for the purpose of facilitating the giving of voting instructions for any general meeting by any person who holds, or holds interests in, beneficial interests in shares that are held and traded in the DTC System:

(1)
each DTC Proxy may appoint (whether by way of instrument of proxy, power of attorney, mandate or otherwise) more than one person as its proxy in respect of the same general meeting or resolution provided that the instrument of appointment shall specify the number of shares in respect of which the proxy is appointed and only one proxy may attend the general meeting and vote in respect of any one share;

(2)
each DTC Proxy may appoint (by power of attorney, mandate or otherwise) an agent (including, without limitation, a proxy solicitation agent or similar person) for the purposes of obtaining voting instructions and submitting them to the Company on behalf of that DTC Proxy, whether in hard copy form or electronic form;

(3)
each instrument of appointment made by a DTC Proxy or its agent shall, unless the Company is notified to the contrary in writing at least three hours before the start of the meeting (or adjourned meeting), be deemed to confer on the relevant proxy or agent the power and authority to appoint one or more sub proxies or sub agents or otherwise sub delegate any or all of its powers to any person;

(4)
the Board may accept any instrument of appointment made by a DTC Proxy or its agent as sufficient evidence of the authority of that DTC Proxy or agent or require evidence of the authority under which any such appointment has been made; and

(5)	the Board may, to give effect to the intent of this article 7.12:
(A)
make such arrangements, either generally or in any particular case, as it thinks fit (including, without limitation, making or facilitating arrangements for the submission to the Company of voting instructions on behalf of DTC Proxies, whether in hard copy form or electronic form);

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(B)	make such regulations, either generally or in any particular case, as it thinks fit, whether in addition to, or in substitution for, any other provision of these articles; and
(C)
do such other acts and things as it considers necessary or desirable (including, without limitation, approving the form of any instrument of appointment of proxy or agent, whether in hard copy form or electronic form).

(b)
If any question arises at or in relation to a general meeting as to whether any person has been validly appointed as a proxy or agent by a DTC Proxy or its agent to vote (or exercise any other right) in respect of any shares:

(1)	if the question arises at a general meeting, the question will be determined by the chairperson of the meeting in his or her sole discretion; or
(2)	if the question arises otherwise than at a general meeting, the question will be determined by the Board in its sole discretion.
The decision of the chairperson of the meeting or the Board (as applicable), which may include declining to recognise a particular appointment as valid, will, if made in good faith, be final and binding on all persons interested.
7.13	No member action by written resolution
Any action required or permitted to be taken by members or any class of them must be effected at a general meeting of the Company or of the class in question and may not be effected by any consent or resolution in writing of the members.
8	Directors
8.1	Appointment and retirement of directors
(a)
The maximum number of directors is to be determined by the Board, but may not be more than fifteen (15). The Board may not determine a maximum which is less than the number of directors in office at the time the determination takes effect.

(b)
The Board may appoint any eligible person to be a director, either as an addition to the existing directors or to fill a casual vacancy, but so that the total number of directors does not exceed the maximum number fixed under these articles.

(c)
The Board or a committee of the Board shall not nominate for election or re-election as director any candidate who has not agreed to tender, promptly following the meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (i) the failure to receive the required number of votes for re-election at the next annual meeting of members at which he or she faces re-election, and (ii) acceptance of such resignation by the Board.

(d)
Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting of the members called for the purpose of the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote in the election of directors generally. For purposes of this article 8.1(d), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes “withheld” with respect to that director.

(e)
If an incumbent director nominee fails to receive the required number of votes for re-election, within ninety (90) days after certification of the election results, the Nominating and Corporate Governance Committee of the Board will recommend to the Board whether to accept or reject the resignation or whether other action should be taken and the Board will act on the Nominating and Corporate Governance Committee’s recommendation.

(f)	A director appointed by the Board under article 8.1(b) holds office until the conclusion of the next annual general meeting following his or her appointment.
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(g)
Subject to the rights of the holders of any outstanding class or series of preferred shares, each director shall be elected at each annual general meeting and shall hold office until the next succeeding annual general meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification or removal from office.

(h)
Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors and an absolute majority of votes cast shall not be a pre-requisite to the election of such directors.

(i)
The retirement of a director from office under these articles and the re-election of a director or the election of another person to that office (as the case may be) takes effect at the conclusion of the meeting at which the retirement and re-election or election occur.

(j)
Subject to the rights of the holders of any outstanding class or series of preferred shares, any vacancy on the Board, including a vacancy resulting from an increase in the number of directors, shall only be filled by the affirmative vote of a majority of the Board then in office, even though fewer than a quorum, or by a sole remaining director.

8.2	Vacating office
In addition to the circumstances prescribed by the Companies Law and these articles, the office of a director becomes vacant if the director:
(a)	becomes prohibited or disqualified by applicable law from acting as a director of the Company;
(b)	resigns by written notice to the Company; or
(c)	is removed from office under article 8.3.
8.3	Removal from office
A director may be removed from office by ordinary resolution of the Company in a general meeting for cause, including, but not limited to:
(a)
the director’s conviction (with a plea of nolo contendere deemed to be a conviction) of a serious felony involving moral turpitude or a violation of U.S. federal or state securities law, but excluding a conviction based entirely on vicarious liability; or

(b)
the director’s commission of any material act of dishonesty (such as embezzlement) resulting or intended to result in material personal gain or enrichment of the director at the expense of the Company or any subsidiary and which act, if made the subject to criminal charges, would be reasonably likely to be charged as a felony, and for these purposes nolo contendere, felony and moral turpitude has the meaning given to them by the laws of the United States of America or any relevant state thereof and shall include equivalent acts in any other jurisdiction.
8.4	Remuneration
(a)	Each director may be paid such remuneration out of the funds of the Company as the Board determines for his or her services as a director, including fees and reimbursement of expenses.
(b)	Remuneration under article 8.4(a) may be provided in such manner that the Board decides, including by way of non-cash benefit, such as a contribution to a superannuation fund.
(c)
Any director who performs extra services, makes any special exertions for the benefit of the Company or who otherwise performs services which, in the opinion of the Board, are outside the scope of the ordinary duties of a non- executive director, may be remunerated for the services (as determined by the Board) out of the funds of the Company.

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8.5	Director need not be a member
(a)	Unless the Board determines otherwise from time to time in its discretion, a director is not required to hold any shares in the Company to qualify for appointment.
(b)	A director is entitled to attend and speak at general meetings and at meetings of the holders of a class of shares, even if he or she is not a member or a holder of shares in the relevant class.
8.6	Directors may contract with the Company and hold other offices
(a)
The Board may make regulations requiring the disclosure of interests that a director, and any person deemed by the Board to be related to or associated with the director, may have in any matter concerning the Company or a related body corporate. Any regulations made under these articles bind all directors.

(b)	No act, transaction, agreement, instrument, resolution or other thing is invalid or voidable only because a person fails to comply with any regulation made under article 8.6(a).
(c)
A director is not disqualified from contracting or entering into an arrangement with the Company as vendor, purchaser or in another capacity, merely because the director holds office as a director or because of the fiduciary obligations arising from that office.

(d)
A contract or arrangement entered into by or on behalf of the Company in which a director is in any way interested is not invalid or voidable merely because the director holds office as a director or because of the fiduciary obligations arising from that office.

(e)
A director who is interested in any arrangement involving the Company is not liable to account to the Company for any profit realised under the arrangement merely because the director holds office as a director or because of the fiduciary obligations arising from that office.

(f)
A director may hold any other office or position (except auditor) in the Company or any related body corporate in conjunction with his or her directorship and may be appointed to that office or position on terms (including remuneration and tenure) the Board decides.

(g)
A director may be or become a director or other officer of, or interested in, any related body corporate or any other body corporate promoted by or associated with the Company, or in which the Company may be interested as a vendor, and need not account to the Company for any remuneration or other benefits the director receives as a director or officer of, or from having an interest in, that body corporate.

(h)
A director who has an interest in a matter that is being considered at a meeting of the Board may, despite that interest, be present and be counted in a quorum at the meeting, unless that is prohibited by the Companies Law, but may not vote on the matter if such interest is one which to a material extent conflicts or may conflict with the interests of the Company and of which the director is aware, and in respect of any such matter the decision of the chairperson of the meeting shall be final. No act, transaction, agreement, instrument, resolution or other thing is invalid or voidable only because a director fails to comply with this prohibition.

(i)
The Board may exercise the voting rights given by shares in any corporation held or owned by the Company in any way the Board decides. This includes voting for any resolution appointing a director as a director or other officer of that corporation or voting for the payment of remuneration to the directors or other officers of that corporation.

(j)
A director who is interested in any contract or arrangement may, despite that interest, participate in the execution of any document by or on behalf of the Company evidencing or otherwise connected with that contract or arrangement.

8.7	Powers and duties of directors
(a)
The business and affairs of the Company are to be managed by or under the direction of the Board, which (in addition to the powers and authorities conferred on it by these articles) may exercise all powers and do all things that are:

(1)	within the power of the Company; and
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(2)	are not by these articles or by law directed or required to be done by the Company in a general meeting.
(b)	The Board may exercise all the powers of the Company:
(1)	to borrow or raise money in any other way;
(2)	to charge any of the Company’s property or business or any of its uncalled capital; and
(3)	to issue debentures or give any security for a debt, liability or obligation of the Company or of any other person.
(c)
Debentures or other securities may be issued on the terms and at prices decided by the Board, including bearing interest or not, with rights to subscribe for, or exchange into, shares or other securities in the Company or a related body corporate or with special privileges as to redemption, participating in share issues, attending and voting at general meetings and appointing directors.

(d)
The Board may decide how cheques, promissory notes, banker’s drafts, bills of exchange or other negotiable instruments must be signed, drawn, accepted, endorsed or otherwise executed, as applicable, by or on behalf of the Company.

(e)	The Board may:
(1)
appoint or employ any person as an officer, agent or attorney of the Company for the purposes, with the powers, discretions and duties (including those vested in or exercisable by the Board), for any period and on any other conditions they decide;

(2)	authorise an officer, agent or attorney to delegate any of the powers, discretions and duties vested in the officer, agent or attorney; and
(3)	remove or dismiss any officer, agent or attorney of the Company at any time, with or without cause.
(f)	A power of attorney may contain any provisions for the protection and convenience of the attorney or persons dealing with the attorney that the Board decides.
(g)	Nothing in this article 8.7 limits the general nature of article 8.7(a).
8.8	Delegation by the Board
(a)	The Board may delegate any of its powers to one director, a committee of the Board, or any person or persons.
(b)	A director, committee of the Board, or person to whom any powers have been so delegated must exercise the powers delegated in accordance with any directions of the Board.
(c)	The acceptance of a delegation of powers by a director may, if the Board so resolves, be treated as an extra service or special exertion performed by the delegate for the purposes of article 8.4(e).
(d)
The provisions of these articles applying to meetings and resolutions of the Board apply, so far as they can and with any necessary changes, to meetings and resolutions of a committee of the Board, except to the extent they are contrary to any direction given under article 8.8(b).

8.9	Proceedings of directors
(a)	The directors may meet together to attend to business and adjourn and otherwise regulate their meetings as they decide.
(b)
The contemporaneous linking together by telephone or other electronic means of a sufficient number of directors to constitute a quorum, constitutes a meeting of the Board. All the provisions in these articles relating to meetings of the Board apply, as far as they can and with any necessary changes, to meetings of the Board by telephone or other electronic means.

(c)
A meeting by telephone or other electronic means is to be taken to be held at the place where the chairperson of the meeting is or at such other place the chairperson of the meeting decides, as long as at least one of the directors involved was at that place for the duration of the meeting.

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(d)
A director taking part in a meeting by telephone or other electronic means is to be taken to be present in person at the meeting and all directors participating in the meeting will (unless there is a specific statement otherwise) be taken to have consented to the holding of the meeting by the relevant electronic means.

(e)
If, before or during the meeting, any technical difficulty occurs where one or more directors cease to participate, the chairperson may adjourn the meeting until the difficulty is remedied or may, where a quorum of directors remains present, continue with the meeting.

8.10	Calling meetings of the Board
(a)	The chairperson of the Board, the chief executive officer of the Company or a majority of the Board may call a meeting of the Board.
(b)	A secretary must, if requested by the chairperson of the Board, the chief executive officer of the Company or a majority of the Board, call a meeting of the Board.
8.11	Notice of meetings of the Board
(a)	Notice of a meeting of the Board must be given to each person who is, at the time the notice is given, a director, except a director on leave of absence approved by the Board.
(b)	A notice of a meeting of the Board:
(1)	must specify the time and place of the meeting;
(2)	need not state the nature of the business to be transacted at the meeting;
(3)	may, if necessary, be given immediately before the meeting; and
(4)	may be given in person or by post or by telephone, fax or other electronic means, or in any other way consented to by the directors from time to time.
(c)	A director may waive notice of a meeting of the Board by giving notice to that effect in person or by post or by telephone, fax or other electronic means.
(d)	Failure to give a director notice of a meeting of the Board does not invalidate anything done or any resolution passed at the meeting if:
(1)	the failure occurred by accident or inadvertent error; or
(2)	the director attended the meeting or waived notice of the meeting (whether before or after the meeting).
(e)	A person who attends a meeting of the Board waives any objection that person may have to a failure to give notice of the meeting.
8.12	Quorum at meetings of the Board
(a)	No business may be transacted at a meeting of the Board unless a quorum of directors is present at the time the business is dealt with.
(b)	Unless the Board decides differently, a majority of the total number of directors in office constitutes a quorum.
(c)
If there is a vacancy in the office of a director, the remaining directors may act. But, if their number is not sufficient to constitute a quorum, they may act only in an emergency or to increase the number of directors to a number sufficient to constitute a quorum or to call a general meeting of the Company.

8.13	Chairperson and deputy chairperson of the Board
(a)
The Board must elect a director to the office of chairperson of the Board and may elect one or more directors to the office of deputy chairperson of the Board. The Board may decide the period for which those offices will be held.

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(b)
Meetings of the Board shall be presided over by the chairperson of the Board or, in his or her absence, by the director who is designated by the chairperson of the Board prior to the applicable meeting, if any, or, in his or her absence, by the deputy chairperson of the Board, if any, or, in his or her absence, by a chairperson chosen at the meeting. The general counsel of the Company shall act as secretary of the meeting, but in his or her absence, the chair of the meeting may appoint any person to act as secretary of the meeting.

8.14	Decisions of the Board
(a)	The Board, at a meeting at which a quorum is present, may exercise any authorities, powers and discretions vested in or exercisable by the Board under these articles.
(b)	Questions arising at a meeting of the Board must be decided by a majority of votes cast by the directors present and entitled to vote on the matter.
8.15	Written resolutions
(a)
A resolution in writing signed by all directors or a resolution in writing of which notice has been given to all directors and which is signed by all directors entitled to vote on the resolution is a valid resolution of the Board. The resolution is taken to have been passed by a meeting of the Board when the last director signs or consents to the resolution unless provided otherwise in such written resolution.

(b)	A director may consent to a resolution by:
(1)	signing the document containing the resolution (or a copy of that document); or
(2)
giving to the Company a written notice (including by fax to its registered office or other electronic means) addressed to the general counsel or to the chairperson of the Board signifying assent to the resolution and either setting out its terms or otherwise clearly identifying them.

8.16	Validity of acts
An act done by a meeting of the Board, a committee of the Board or a person acting as a director is not invalidated by:
(a)	a defect in the appointment of a person as a director or a member of a committee; or
(b)	a person so appointed being disqualified or not being entitled to vote, if that circumstance was not known by the Board, committee or person when the act was done.
9	Business combinations with interested members
9.1	Business combinations with interested members
(a)
Notwithstanding any other provisions of these articles, the Company must not engage in any business combination with any interested member for a period of three (3) years following the time that such member became an interested member, unless:

(1)	prior to such time the Board approved either the business combination or the transaction which resulted in the member becoming an interested member;
(2)
upon consummation of the transaction which resulted in the member becoming an interested member, the interested member owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested member) those shares owned:

(A)	by persons who are directors and also officers; and
(B)
employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender, exchange or takeover offer; or

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(3)
at or subsequent to such time the business combination is approved by the Board and authorised at a general meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting shares which is not owned by the interested member.

(b)	The restrictions contained in article 9.1(a) shall not apply if:
(1)	the Company does not have a class of voting shares that is either:
(A)	listed on a stock exchange; or
(B)
held of record by more than 2,000 members, unless any of the foregoing results from action taken, directly or indirectly, by an interested member or from a transaction in which a person becomes an interested member;

(2)	a member becomes an interested member inadvertently and:
(A)	as soon as practicable divests itself of ownership of sufficient shares so that the member ceases to be an interested member; and
(B)
would not, at any time within the three (3)-year period immediately prior to a business combination between the Company and such member, have been an interested member but for the inadvertent acquisition of ownership; or

(3)
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which:

(A)	constitutes one of the transactions described in article 9.1(c);
(B)
is with or by a person who either was not an interested member during the previous three (3) years or who became an interested member with the approval of the Board or during the period described in article 9.1(b)(1); and

(C)
is approved or not opposed by a majority of the members of the Board then in office (but not less than one (1)) who were directors prior to any person becoming an interested member during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors.

(4)	the business combination is with an interested member who became an interested member at a time when the restrictions contained in this article 9.1 did not apply by reason of article 9.1(b)(1).
(c)	The proposed transactions referred to in article 9.1(b)(3)(A) are limited to:
(1)	a merger or consolidation of the Company (except for a merger in respect of which no vote of the members of the Company is required);
(2)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company; or

(3)	a proposed tender, exchange or takeover offer for 50% or more of the outstanding voting shares of the Company.
(d)	The Company shall give not less than twenty (20) days’ notice to all interested members prior to the consummation of any of the transactions described in article 9.1(c)(1) or 9.1(c)(2).
(e)	As used in this article 9.1, the term:
(1)	Associate, when used to indicate a relationship with any person, means:
(A)
any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares;

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(B)	any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
(C)	any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;
(2)	Business combination, when used in reference to the Company and any interested member of the Company, means:
(A)
any merger or consolidation of the Company (including by way of compromise, arrangement, reconstruction, amalgamation or takeover) or any direct or indirect majority- owned subsidiary of the Company with (A) the interested member, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested member and as a result of such merger or consolidation article 9.1(a) is not applicable to the surviving entity;

(B)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of the Company, to or with the interested member, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company;

(C)
any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the interested member, except:

(i)
pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which securities were outstanding prior to the time that the interested member became such;

(ii)	pursuant to a merger of the Company with or into a single direct or indirect wholly-owned subsidiary of the Company;
(iii)
pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Company subsequent to the time the interested member became such;

(iv)	pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or
(v)	any issuance or transfer of shares by the Company;
provided however, that in no case under items (iii)-(v) of this clause (C) of this article 9.1(e)(2) shall there be an increase in the interested member’s proportionate share of the shares of any class or series of the Company or of the voting shares of the Company;
(D)
any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the interested member, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the interested member; or

(E)
any receipt by the interested member of the benefit, directly or indirectly (except proportionately as a member of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in clauses (A)-(D) of this article 9.1(e)(2)) provided by or through the Company or any direct or indirect majority- owned subsidiary;

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(3)	Interested member means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that:
(A)	is the owner of 15% or more of the outstanding voting shares of the Company; or
(B)
is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting shares of the Company at any time within the three (3)-year period immediately prior to the date on which it is sought to be determined whether such person is an interested member, and the affiliates and associates of such person;

provided, however, that the term interested member shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided, that such person shall be an interested member if thereafter such person acquires additional voting shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person.
For the purpose of determining whether a person is an interested member, the voting shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of clause (4) of this article 9.1(e), but shall not include any other unissued shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(4)	Owner, including the terms own and owned, when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:
(A)	beneficially owns such shares, directly or indirectly; or
(B)
has (i) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender, exchange or takeover offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (ii) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(C)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of this article 9.1(e)(4)), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

10	Officers
10.1	Executive directors
(a)	The Board may appoint one or more of the directors to be an officer. For the avoidance of doubt, an officer need not be a director.
(b)	A director who is an officer may be referred to by any title the Board decides on.
10.2	Provisions applicable to all officers
(a)
The officers of the Company shall be a chief executive officer, one or more vice presidents, a secretary, a treasurer, and a controller, all of whom shall be elected by the Board. The Board or the chief executive officer of the Company may appoint such other officers, including one or more assistant secretaries, assistant treasurers and assistant controllers as either of them shall deem necessary, who shall have such authority and perform such duties as may be prescribed in such appointment.

(b)	The appointment of an officer may be for the period, at the remuneration and on the conditions the Board decides.
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(c)	The Board may:
(1)	delegate to or give an officer any powers, discretions and duties it decides;
(2)	withdraw, suspend or vary any of the powers, discretions and duties given to an officer; and
(3)	authorise the officer to delegate any of the powers, discretions and duties given to the officer.
(d)	Unless the Board decides otherwise, the office of a director who is employed by the Company or by a subsidiary of the Company automatically becomes vacant if the director ceases to be so employed.
(e)	An act done by a person acting as an officer is not invalidated by:
(1)	a defect in the person’s appointment as an officer;
(2)	the person being disqualified to be an officer; or
(3)	the person having vacated office,
if the person did not know that circumstance when the act was done.
11	Indemnity and insurance
11.1	Persons to whom articles 11.2 and 11.4 apply
Rules 11.2 and 11.4 apply:
(a)	to each person who is or has been a director or officer (within the meaning of article 10.2(a)) of the Company; and
(b)	to such other officers or former officers of the Company or of its related bodies corporate as the Board in each case determines;
(each an Officer for the purposes of this article 11).
11.2	Indemnity
The Company must indemnify each Officer on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses (Liabilities) incurred by the Officer as a present or former director or officer of the Company or of a related body corporate.
11.3	Extent of indemnity
The indemnity in article 11.2:
(a)	is enforceable without the Officer having to first incur any expense or make any payment;
(b)	is a continuing obligation and is enforceable by the Officer even though the Officer may have ceased to be a director or officer of the Company or its related bodies corporate; and
(c)	applies to Liabilities incurred both before and after the adoption of these articles.
11.4	Insurance
The Company may, to the full extent permitted by law:
(a)	purchase and maintain insurance; and/or
(b)	pay or agree to pay a premium for insurance,
for each Officer against any Liability incurred by the Officer as a present or former director or officer of the Company or of a related body corporate including, but not limited to, a liability for negligence or for reasonable costs and expenses incurred in defending or responding to proceedings, whether civil or criminal and whatever their outcome.
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11.5	Savings
Nothing in article 11.2 or 11.4:
(a)	affects any other right or remedy that a person to whom those articles apply may have in respect of any Liability referred to in those articles;
(b)	limits the capacity of the Company to indemnify or provide or pay for insurance for any person to whom those articles do not apply; or
(c)	limits or diminishes the terms of any indemnity conferred or agreement to indemnify entered into prior to the adoption of these articles.
11.6	Deed
The Company may enter into a deed with any Officer to give effect to the rights conferred by this article 11 or the exercise of a discretion under this article 11 on such terms as the Board thinks fit which are not inconsistent with this article 11.
12	Winding up
12.1	Distributing surplus
Subject to these articles and the rights or restrictions attached to any shares or class of shares:
(a)	if the Company is wound up and the property of the Company available for distribution among the members is more than sufficient to pay:
(1)	all the debts and liabilities of the Company; and
(2)	the costs, charges and expenses of the winding up,
the excess must be divided among the members in proportion to the number of shares held by them, irrespective of the amounts paid or credited as paid on the shares;
(b)	for the purpose of calculating the excess referred to in article 12.1(a), any amount unpaid on a share is to be treated as property of the Company;
(c)
the amount of the excess that would otherwise be distributed to the holder of a partly paid share under article 12.1(a) must be reduced by the amount unpaid on that share at the date of the distribution; and

(d)
if the effect of the reduction under article 12.1(c) would be to reduce the distribution to the holder of a partly paid share to a negative amount, the holder must contribute that amount to the Company.

12.2	Dividing property
(a)
If the Company is wound up, the liquidator or the directors, as the case may be, may, subject to these articles and any other sanction required by the Companies Law, do either or both of the following:

(1)
divide in specie among the members the whole or any part of the assets of the Company and, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members;

(2)	vest the whole or any part of the assets in trustees for the benefit of members and those liable to contribute to the winding up.
(b)	No member shall be compelled to accept any assets if an obligation attaches to them.
(c)
If any of the property to be divided under article 12.2(a) includes securities with a liability to calls, any person entitled under the division to any of the securities may, within ten (10) days after the passing of the special resolution referred to in article 12.2(a), by written notice direct the liquidator to sell the person’s proportion of the securities and account for the net proceeds. The liquidator must, if practicable, act accordingly.

(d)	Nothing in this article 12.2 takes away from or affects any right to exercise any statutory or other power which would have existed if this article were omitted.
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(e)	Article 4.3 applies, so far as it can and with any necessary changes, to a division by a liquidator under article 12.2(a) as if references in article 4.3 to:
(1)	the Board were references to the liquidator; and
(2)	a distribution or capitalisation were references to the division under article 12.2(a).
13	Inspection of and access to records
(a)
A person who is not a director does not have the right to inspect any of the Board papers, books, records or documents of the Company, except as provided by law, or these articles, or as authorised by the Board.

(b)
The Company may enter into contracts with its directors or former directors agreeing to provide continuing access for a specified period after the director ceases to be a director to Board papers, books, records and documents of the Company which relate to the period during which the director or former director was a director on such terms and conditions as the Board thinks fit and which are not inconsistent with this article 13.

(c)	The Company may procure that its subsidiaries provide similar access to Board papers, books, records or documents as that set out in articles 13(a) and 13(b).
(d)	This article 13 does not limit any right the directors or former directors otherwise have.
14	Seals
14.1	Manner of execution
Without limiting the ways in which the Company can execute documents under the Companies Law and subject to these articles, the Company may execute a document if the document is signed by any director(s) and/or person(s) authorised by the Board for that purpose (which authorisation may be granted retrospectively).
14.2	Common seal
The Company may have a common seal. If the Company has a common seal, articles 14.3 to 14.7 apply.
14.3	Safe custody of Seal
The Board must provide for the safe custody of the Seal.
14.4	Using the Seal
Subject to article 14.7 and unless a different procedure is decided by the Board, if the Company has a common seal any document to which it is affixed must be signed by any director(s) and/or person(s) authorised by the Board for that purpose.
14.5	Seal register
(a)
The Company may keep a Seal register and, on affixing the Seal to any document (other than a certificate for securities of the Company) may enter in the register particulars of the document, including a short description of the document.

(b)	The register, or any details from it that the Board requires, may be produced at meetings of the Board for noting the use of the Seal since the previous meeting of the Board.
(c)	Failure to comply with articles 14.5(a) or 14.5(b) does not invalidate any document to which the Seal is properly affixed.
14.6	Duplicate seals and certificate seals
(a)
The Company may have one or more duplicate seals for use in place of its common seal outside the state or territory where its common seal is kept. Each duplicate seal must be a facsimile of the common seal of the Company with the addition on its face of the words ‘duplicate seal’ and the name of the place where it is to be used.

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(b)	A document sealed with a duplicate seal, or a certificate seal as provided in article 14.7, is to be taken to have been sealed with the common seal of the Company.
14.7	Sealing and signing certificates
Unless otherwise provided by the Board either generally or in a particular case, the Seal and the signature of any director, secretary or other person to be printed on or affixed to any certificates for securities in the Company may be printed or affixed by some mechanical or other means.
15	Notices
15.1	Notices by the Company to members
(a)
Without limiting any other way in which notice may be given to a member under these articles, the Companies Law, applicable securities laws and/or the Listing Rules, the Company may give a notice to a member by:

(1)	delivering it personally to the member;
(2)	sending it by prepaid post to the member’s address in the register of members or any other address the member supplies to the Company for giving notices;
(3)	sending it by fax or other electronic means to the fax number or electronic address the member has supplied to the Company for giving notices; or
(4)	publishing the notice on a website and providing notification to that effect to the member by any of the other means permitted under this article 15.1.
(b)	The Company may give a notice to the joint holders of a share by giving the notice in the way authorised by article 15.1(a) to the joint holder named first in the register of members for the share.
(c)
The Company may give a notice to a person entitled to a share as a result of a Transmission Event by delivering it or sending it in the manner authorised by article 15.1(a) addressed to the name or title of the person, to:

(1)	the address, fax number or electronic address that person has supplied to the Company for giving notices to that person; or
(2)
if that person has not supplied an address, fax number or electronic address, to the address, fax number or electronic address to which the notice might have been sent if that Transmission Event had not occurred.

(d)	A notice given to a member under articles 15.1(a) or 15.1(b) is, even if a Transmission Event has occurred and whether or not the Company has notice of that occurrence:
(1)	duly given for any shares registered in that person’s name, whether solely or jointly with another person; and
(2)	sufficiently served on any person entitled to the shares because of the Transmission Event.
(e)	A notice given to a person who is entitled to a share because of a Transmission Event is sufficiently served on the member in whose name the share is registered.
(f)
A person who, because of a transfer of shares, becomes entitled to any shares registered in the name of a member, is taken to have received every notice which, before that person’s name and address is entered in the register of members for those shares, is given to the member complying with this article 15.1.

(g)	A signature to any notice given by the Company to a member under this article 15.1 may be printed or affixed by some mechanical, electronic or other means.
(h)	Where a member does not have a registered address or where the Company believes that member is not known at the member’s registered address, all notices are taken to be:
(1)	given to the member if the notice is exhibited in the Company’s registered office for a period of forty-eight (48) hours; and
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(2)	served at the commencement of that period,
unless and until the member informs the Company of the member’s address.
15.2	Notices by the Company to directors
The Company may give a notice to a director by:
(a)	delivering it personally to him or her;
(b)	sending it by prepaid post to his or her usual residential or business address, or any other address he or she has supplied to the Company for giving notices; or
(c)	sending it by fax or other electronic means to the fax number or electronic address he or she has supplied to the Company for giving notices.
15.3	Notices by directors to the Company
A director may give a notice to the Company by:
(a)	delivering it to the Company’s registered office;
(b)	sending it by prepaid post to the Company’s registered office; or
(c)	sending it by fax or other electronic means to the principal fax number or electronic address at the Company’s registered office.
15.4	Time of service
(a)	A notice from the Company properly addressed and posted is taken to be served at 10.00am (local time in the place of dispatch) on the day after the date it is posted.
(b)	A certificate signed by a secretary or officer of the Company to the effect that a notice was duly posted under these articles is conclusive evidence of that fact.
(c)
Where the Company sends a notice by fax, the notice is taken as served at the time the fax is sent if the correct fax number appears on the facsimile transmission report produced by the sender’s fax machine.

(d)	Where the Company sends a notice by electronic transmission, the notice is taken as served at the time the electronic transmission is sent.
(e)
Where the Company gives a notice to a member by any other means permitted by the Companies Law relating to the giving of notices and electronic means of access to them, the notice is taken as given at 10.00am (local time in the place of the Company’s principal office) on the day after the date on which the member is notified that the notice is available.

(f)	Where a given number of days’ notice or notice extending over any other period must be given, the day of service is not to be counted in the number of days or other period.
15.5	Other communications and documents
Rules 15.1 to 15.4 (inclusive) apply, so far as they can and with any necessary changes, to serving any communication or document.
15.6	Written notices
A reference in these articles to a written notice includes a notice given by fax or other electronic means. A signature to a written notice need not be handwritten.
16	General
16.1	Submission to jurisdiction
(a)	Each member submits to the non-exclusive jurisdiction of the Royal Court of Jersey and the courts which may hear appeals from that court.
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(b)	Unless the Companies Law or any other Jersey law provides otherwise or unless the Board determines otherwise, the Royal Court of Jersey is the sole and exclusive forum for:
(1)	any derivative action or proceeding brought on behalf of the Company,
(2)	any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or its members, creditors or other constituents,
(3)
any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Companies Law or these articles (as either may be amended from time to time), or

(4)	any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.
16.2	Prohibition and enforceability
(a)	Any provision of, or the application of any provision of, these articles which is prohibited in any place is, in that place, ineffective only to the extent of that prohibition.
(b)
Any provision of, or the application of any provision of, these articles which is void, illegal or unenforceable in any place does not affect the validity, legality or enforceability of that provision in any other place or of the remaining provisions in that or any other place.

16.3	Corporate governance policies
(a)
The directors may, from time to time, and except as required by applicable law or the Listing Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the directors on various corporate governance related matters, as the directors shall determine from time to time.

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Exhibit F

FORM OF JOINDER AGREEMENT
See attached.
A-F-1

Exhibit F
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT (this “Joinder Agreement”), dated as of [•], 2023, is entered into by [[    ], a newly formed Irish private company limited by shares/[    ], a Delaware corporation] (“Joined Party”).
Reference is hereby made to that certain Transaction Agreement (the “Transaction Agreement”), dated as of May 10, 2023, by and among Livent Corporation, a Delaware corporation (“Lion”); Lightning-A Limited, a limited company incorporated under the Laws of the Bailiwick of Jersey (“New Topco”); and Allkem Limited, an Australian public company limited by shares (“Anaconda”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement.
1. Joinder by Joined Party. Joined Party has received and reviewed and understands the terms of the Transaction Agreement. Joined Party hereby agrees to, and does become a party to, the Transaction Agreement and agrees to be and is bound by all of such terms and conditions thereof as applicable to [“Irish IntermediateCo”/“U.S. Merger Sub”], the “New Topco Parties”, and each “Party” thereunder, including all covenants, rights and obligations, to the same extent as if Joined Party were [“Irish IntermediateCo”/“U.S. Merger Sub”] party thereto, in each case effective as of the date hereof. This Joinder Agreement shall serve as a counterpart signature page to the Transaction Agreement and by executing below, Joined Party is deemed to have executed the Transaction Agreement as if an original party thereto, effective as of the date hereof.
2. Representations and Warranties by Joined Party. Joined Party hereby represents and warrants that:
(a) Joined Party has all requisite corporate power and authority to enter into this Joinder Agreement and, assuming all Conditions are satisfied (or waived, if permitted), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Joined Party of this Joinder Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, [except for the adoption of the Transaction Agreement by the sole stockholder of Joined Party (the “Sole Stockholder Approval”), which will occur promptly following the execution of this Joinder Agreement by Joined Party.]1 Subject to the Enforceability Exceptions, this Joinder Agreement constitutes the valid and binding agreement of Joined Party, enforceable against Joined Party in accordance with its terms;
(b) The execution, delivery and performance by Joined Party of this Joinder Agreement and the consummation by Joined Party of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, the approval of the Court of the Scheme and the filing of the Court Order with ASIC, (ii) the filings, consents, approvals, authorizations, clearances or other actions under the Antitrust Laws or the Investment Screening Laws applicable to the Transactions and the expiration or termination of any applicable waiting periods thereunder, (iii) the filing with ASIC and the Court of the Scheme Booklet and any amendments or supplements thereto, (iv) the filing with the SEC of the Form S-4 and any amendments or supplements thereto and other filings required under, and compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws, (v) compliance with any applicable requirements of ASIC, the Court, the NYSE and the Jersey Financial Services Commission and (vi) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect; and
(c) The execution, delivery and performance by Joined Party of this Joinder Agreement and the consummation by Joined Party of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the governing instruments of Joined Party, (ii) assuming that the consents, approvals and filings referred to in Section (b) are made and obtained [and receipt of the Sole Stockholder Approval]2, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming that the consents, approvals and filings
[1]	This proviso will only be included in the Joinder Agreement for U.S. Merger Sub.
[2]	To be included in the Joinder for U.S. Merger Co.
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referred to in Section (b) are made and obtained [and receipt of the Sole Stockholder Approval]3, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Joined Party is entitled under any provision of any Contract to which Joined Party is a party or (iv) result in the creation or imposition of any Lien on any asset of Joined Party other than any Lion Permitted Liens, with only such exceptions, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Lion Material Adverse Effect.
3. Termination. This Joinder Agreement shall terminate upon the earlier to occur of (a) a termination of the Transaction Agreement in accordance with the terms thereof, and (b) the termination of this Agreement by the mutual consent of Lion, Anaconda and Joined Party.
4. Assignment. Joined Party may not assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Joinder Agreement without the prior mutual consent of Lion and Anaconda.
5. Third-Party Beneficiaries. Lion and Anaconda shall be third party beneficiaries of this Joinder Agreement and shall be entitled to exercise the rights set forth in Sections 3 and 4 and enforce the terms of this Joinder Agreement and any waiver, consent or amendment to this Joinder Agreement shall be null and void without the prior mutual consent of Lion and Anaconda.
6. Notice. Any notices provided to Lion in accordance with Section 9.5 of the Transaction Agreement shall be deemed to be notice to Joined Party.
7. Miscellaneous. This Joinder Agreement is a part of, and governed by the terms of, the Transaction Agreement. Without limiting the foregoing, Sections 9.1, 9.3, 9.8, 9.9 and 9.10 through 9.15 of the Transaction Agreement are hereby incorporated, mutatis mutandis, into this Joinder Agreement.
[Signature Page Follows]
[3]	To be included in the Joinder for U.S. Merger Co.
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IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed as of the day and year first above written.
[Joined Party]

By:
Name:
Title:
Signature Page to Joinder Agreement
A-F-4

EXECUTION VERSION
AMENDMENT TO TRANSACTION AGREEMENT
This AMENDMENT TO TRANSACTION AGREEMENT (this “Amendment”), dated as of August 2, 2023, is by and between Livent Corporation, a Delaware corporation (“Livent”), and Allkem Limited, an Australian public company limited by shares (“Allkem”). Each of Livent and Allkem are referred to as a “Party,” and collectively, as the “Parties.”
WHEREAS, the Parties are parties to that certain Transaction Agreement, dated as of May 10, 2023 (the “Original Execution Date”), by and among Livent, Allkem, Allkem Livent plc (f/k/a Lighting-A Limited), a public limited company incorporated under the laws of the Bailiwick of Jersey, and subsequently joined by Lightning-A Merger Sub, Inc., a Delaware corporation (the “Agreement”);
WHEREAS, this Amendment is being entered into and delivered pursuant to Section 9.1(a) of the Agreement which provides that the Agreement may only be amended, modified or supplemented in a writing signed on behalf of each of Allkem and Livent; and
WHEREAS, the Parties desire to amend certain terms of the Agreement to the extent provided herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Section 1. Defined Terms. Each capitalized term used herein but not defined herein has the meaning assigned to such term in the Agreement.
Section 2. Amendment to Certain Sections of the Agreement.
(a) The second recital of the Agreement is hereby amended and restated as follows:
WHEREAS, in furtherance thereof, the Parties propose that, upon the terms and subject to the conditions set forth herein, in the Scheme and in the Deed Poll: (a) pursuant to the Scheme, each issued fully paid ordinary share of Anaconda on issue at the Scheme Record Date (the “Anaconda Shares”) will be exchanged for, (i) where the Anaconda Shareholder is (A) not an Anaconda Canadian Branch Shareholder unless they are a CDI Electing Anaconda Shareholder, (B) not a Share Electing Anaconda Shareholder and (C) the Sale Nominee, one New Topco CHESS Depositary Instrument (a “CDI”), with each CDI representing a beneficial ownership interest (but not legal title) in one ordinary share, par value $1.00 per share, of New Topco (a “New Topco Share”), or, (ii) where the Anaconda Shareholder (A) is a Share Electing Anaconda Shareholder or (B)(x) is an Eligible Anaconda Canadian Branch Shareholder and (y) is not a CDI Electing Anaconda Shareholder, in each case one New Topco Share, as set out in the Scheme (the “Scheme Consideration”), and (b) as promptly as practicable following the Scheme Implementation, U.S. Merger Sub shall merge with and into Lion (the “Merger”), with Lion surviving the Merger as a wholly owned Subsidiary of New Topco, pursuant to which each share of common stock, par value $0.001 per share, of Lion (the “Lion Shares”), other than the Lion Excluded Shares, shall be converted into the right to receive 2.406 New Topco Shares (such number, the “Merger Exchange Ratio”).
(b) Section 6.10(a)(ii) of the Agreement is hereby amended and restated as follows:
(ii) The New Topco Board shall consist of 12 directors, six of whom shall be from the Anaconda Board of Directors and shall be nominated by Anaconda prior to the Scheme Effectiveness (the “Anaconda Nominees”) and six of whom (the “Lion Nominees”) shall be from the Lion Board of Directors, including the Chief Executive Officer of Lion as of immediately prior to the Effective Time, and shall be nominated by Lion prior to the Scheme Effectiveness.
(c) The definition of the defined term “Scheme Implementation Date” in the Agreement is hereby amended and restated as follows:
“Scheme Implementation Date” means the date on which Scheme Implementation occurs, being the fifth ASX trading day after the Scheme Record Date, or such other date as may be agreed to in writing by Anaconda and Lion; provided, that Anaconda and Lion shall use their respective reasonable best efforts, after consulting with the Anaconda Share registry and the New Topco Share registry, to agree an earlier ASX trading day.
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(d) The definition of the defined term “Share Electing Anaconda Shareholder” in the Agreement is hereby amended and restated as follows:
“Share Electing Anaconda Shareholder” means an Anaconda Shareholder (other than an Anaconda Canadian Branch Shareholder) on the Scheme Record Date who is not an Ineligible Overseas Anaconda Shareholder and has made a Share Election.
(e) The following definitions are hereby added to the Agreement as defined terms:
“Anaconda Canadian Branch Shareholder” means an Anaconda Shareholder who is entered in the Canadian branch register of the Anaconda Share Register as a holder of one or more Anaconda Shares.
“CDI Election” means a valid election for CDIs made pursuant to the terms of the Scheme.
“CDI Electing Anaconda Shareholder” means an Anaconda Canadian Branch Shareholder who (a) is not an Ineligible Overseas Anaconda Shareholder and (b) has made a CDI Election.
“Eligible Anaconda Canadian Branch Shareholder” means an Anaconda Canadian Branch Shareholder on the Scheme Record Date who is not an Ineligible Overseas Anaconda Shareholder.
Section 3. Amendment to the New Topco Disclosure Letter. Section 1.01 to the New Topco Disclosure Letter is hereby amended and replaced in its entirety with the content of Schedule 1 hereto.
Section 4. Amendment to Exhibits. Exhibit D (Form of Scheme of Arrangement) to the Agreement is hereby amended and replaced in its entirety with the content of Exhibit D-1 hereto.
Section 5. Conforming Section References. All references and cross-references in the Agreement shall be deemed revised as necessary to be consistent with the revisions to the Agreement set forth in this Amendment.
Section 6. Effect of Amendment. From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement (or any schedule thereof) shall be deemed a reference to the Agreement (and such schedule) as amended hereby. The Parties agree that all references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented. The Agreement shall remain in full force and effect in accordance with its terms.
Section 7. Other Provisions. This Amendment hereby incorporates the provisions of Sections 9.1 (Amendment and Modification; Waiver), 9.8 (Interpretation), 9.9 (Counterparts), 9.10 (Entire Agreement; Third-Party Beneficiaries), 9.11 (Severability), 9.12 (Governing Law; Jurisdiction), 9.13 (Waiver of Jury Trial), 9.14 (Assignment) and 9.15 (Enforcement; Remedies; Limitation of Liability; Subsidiaries) of the Agreement as if fully set forth herein, mutatis mutandis.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
LIVENT CORPORATION

By:	/s/ Paul Graves
Name:	Paul Graves
Title:	President and Chief Executive Officer
ALLKEM LIMITED

By:	/s/ Martín Pérez de Solay
Name:	Martín Pérez de Solay
Title:	Managing Director and CEO
[Signature Page to Amendment to Transaction Agreement]
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Exhibit D-1

[Form of Scheme of Arrangement]
A-I-4

EXHIBIT D Scheme of Arrangement

Under section 411 of the Corporations Act
BETWEEN:
(1)	Allkem Limited (ACN 112 589 910) whose registered office is at Level 35, 71 Eagle Street, Brisbane QLD 4000 (Allkem);
(2)	Eligible Shareholders; and
(3)	Ineligible Overseas Shareholders.
PRELIMINARY MATTERS
(A)
Allkem is a public company limited by shares incorporated in Australia. It has its registered office at registered office is at Level 35, 71 Eagle Street, Brisbane QLD 4000. Allkem is admitted to the official list of ASX and Allkem Shares are quoted on the securities exchange operated by ASX and the TSX.

(C)	Livent Corporation (Livent) is a public corporation incorporated in Delaware, in the United States of America. It has its principal executive office at [•]. Livent stock is listed on NYSE.
(D)	New TopCo (New TopCo) is a public limited company incorporated under the laws of the Bailiwick of Jersey. It has its registered address at [•].
(E)	Allkem, Livent and New TopCo entered into the Transaction Agreement on or about 10 May 2023 to facilitate (among other things) the implementation of this Scheme as part of the Transaction.
(F)
By no later than the day that is one Business Day prior to the First Court Date, New TopCo will have executed the Deed Poll under which New TopCo will covenant in favour of the Eligible Shareholders and Ineligible Overseas Shareholders to perform the obligations attributable to it under this Scheme, including to provide the Scheme Consideration to Eligible Shareholders in accordance with the terms of this Scheme.

(G)	If this Scheme becomes Effective:
(a)	after the Scheme Record Date and prior to Scheme Implementation, all of the Ineligible Shares will be transferred to the Sale Nominee; and
(b)	on the Implementation Date:
(i)	New TopCo will provide the Scheme Consideration to Eligible Shareholders (including the Sale Nominee) in accordance with the terms of this Scheme and the Deed Poll;
(ii)	all of the Scheme Shares, and all of the rights and entitlements attaching to them as at the Implementation Date, will be transferred to New TopCo; and
(iii)	Allkem will enter New TopCo’s name in the Allkem Share Register as the holder of all of the Scheme Shares; and
(c)
following the Implementation Date, the Consideration CDIs issued to the Sale Nominee on Scheme Implementation in respect of the Ineligible Shares transferred to it under paragraph (a) will be sold by the Sale Nominee, with the net proceeds of such Consideration CDIs being paid to the Ineligible Overseas Shareholders on a pro-rata basis.

A-I-5

OPERATIVE PROVISIONS
1	INTERPRETATION
1.1	Definitions
The following definitions apply in this Scheme.
Allkem Canadian Branch Shareholder means an Allkem Shareholder entered in the Canadian branch register of the Allkem Share Register as a holder of one or more Allkem Shares.
Allkem Share means a fully paid ordinary share in Allkem.
Allkem Share Register means the register of members of Allkem maintained in accordance with the Corporations Act, and includes the Canadian branch register.
Allkem Share Registry means Computershare Investor Services Pty Limited ACN 078 279 277, and [Computershare Canada]1.
Allkem Shareholder means a person entered in the Allkem Share Register as a holder of one or more Allkem Shares and includes Allkem Canadian Branch Shareholders.
ASIC means the Australian Securities and Investments Commission.
ASX means ASX Limited (ACN 008 624 691), and, where the context requires, the securities exchange that it operates.
ASX Listing Rules means the official listing rules of ASX.
Business Day:
(a)	when used in relation to the Implementation Date and the Scheme Record Date, has the meaning given in the ASX Listing Rules; and
(b)	in all other cases, means any day other than:
(i)	a Saturday or a Sunday; or
(ii)
a day on which banking and savings and loan institutions are authorised or required by law to be closed in Perth, Western Australia, Australia, Brisbane, Queensland, Australia, the Bailiwick of Jersey or Philadelphia, Pennsylvania, United States of America.

CDI means a CHESS Depositary Interest, representing beneficial ownership of one New TopCo Share.
CDI Election means a validly completed notice by an Eligible Canadian Branch Shareholder requesting to receive the Scheme Consideration as Consideration CDIs instead of Consideration Shares.
CDI Electing Shareholder means an Eligible Canadian Branch Shareholder who has provided Allkem with a duly completed CDI Election before 7.00 pm (Sydney time) on the day that is three Business Days prior to the Scheme Record Date.
CDN means CHESS Depositary Nominees Pty Limited (ACN 071 346 506).
CHESS means the Clearing House Electronic Subregister System for the electronic transfer of securities operated by ASX Settlement Pty Limited ABN 49 008 504 532.
Consideration CDI means a New TopCo CDI issued under this Scheme as Scheme Consideration.
Consideration Share means a New TopCo Share to be issued under this Scheme as Scheme Consideration.
Corporations Act means the Corporations Act 2001 (Cth).
Court means the Federal Court of Australia (Western Australian registry) or such other court of competent jurisdiction under the Corporations Act as may be agreed to in writing by Allkem and Livent.
[1]	Entity name for Canadian transfer agent to be confirmed
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Court Orders means the order or orders of the Court approving this Scheme under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act).
Deed Poll means the deed poll substantially in the form of Exhibit C to the Transaction Agreement, under which New TopCo covenants in favour of Eligible Shareholders and Ineligible Overseas Shareholders to perform the obligations attributed to New TopCo under this Scheme.
Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to this Scheme.
Eligible Shareholder means:
(a)	a Scheme Shareholder who is not an Ineligible Overseas Shareholder; and
(b)	the Sale Nominee.
Eligible Canadian Branch Shareholder means an Eligible Shareholder who is an Allkem Canadian Branch Shareholder as at the Scheme Record Date.
Encumbrance means:
(a)	a Security Interest; or
(b)	an easement, restrictive covenant, caveat or similar restriction over property.
FIRB means the Australian Foreign Investment Review Board.
Governmental Entity means a government, government department or a governmental, semi-governmental, administrative, statutory or judicial entity, agency, authority, commission, department, tribunal, or person charged with the administration of a law or agency, whether in Australia or elsewhere, including the Australian Competition and Consumer Commission, ASIC, ASX, the Takeovers Panel, and any self-regulatory organisation established under statute or by ASX, or any applicable foreign equivalents of the specified bodies.
Ineligible Consideration CDIs has the meaning given in clause 4.4(f).
Ineligible Overseas Shareholder means an Allkem Shareholder whose Registered Address at the Scheme Record Date is a place outside of Australia and Argentina, British Virgin Islands, Canada, China, Hong Kong, Japan, Malaysia, New Zealand, Singapore, the United Kingdom and the United States (unless otherwise agreed by Allkem, Livent and New TopCo in writing, each acting reasonably) or any other jurisdictions agreed by Allkem, Livent and New Topco in writing as lawful and not unduly impracticable or onerous for New TopCo to issue such Allkem Shareholder New TopCo Shares or CDIs upon Scheme Implementation in accordance with the terms of this Agreement (each acting reasonably).
Ineligible Shares has the meaning given in clause 4.4(c).
Ineligible Share Transfer means a duly completed and executed proper instrument of transfer in respect of the Ineligible Shares for the purposes of section 1071B of the Corporations Act, in favour of the Sale Nominee, being a master transfer of all of the Ineligible Shares.
Merger means the proposed merger between US Merger Sub and Livent in accordance with the Transaction Agreement.
Net Proceeds means the total proceeds of sale of all of the Ineligible Consideration CDIs after the deduction of any applicable fees, brokerage, taxes and charges of the Sale Nominee reasonably incurred in connection with the sale of the Ineligible Consideration CDIs.
New TopCo Share means an ordinary share, par value of $[•], of New TopCo.
New TopCo Share Register means the register of shareholders of New TopCo.
NYSE means the New York Stock Exchange.
Registered Address means, in relation to an Allkem Shareholder, the address of the shareholder shown in the Allkem Share Register.
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Sale Nominee means the nominee appointed by Allkem in accordance with clause 4.4 of this Scheme to sell the Ineligible Consideration CDIs under the terms of this Scheme (or any nominee of such person).
Scheme means this scheme of arrangement under Part 5.1 of the Corporations Act between Allkem, the Eligible Shareholders and the Ineligible Overseas Shareholders, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by New TopCo, Livent and Allkem.
Scheme Consideration means the consideration to be provided by New TopCo to each Eligible Shareholder for the transfer of each Scheme Share under this Scheme, as set out in clause 4.
Scheme Effective Date means the date on which this Scheme becomes Effective.
Scheme Implementation means the implementation of this Scheme.
Scheme Implementation Date means the date on which Scheme Implementation occurs, being the fifth Business Day following the Scheme Record Date, or such other date as may be agreed to in writing by Allkem and Livent.
Scheme Meeting means the meeting of Allkem Shareholders (and any adjournment thereof) ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme.
Scheme Record Date means 7.00 pm (Sydney time) on the second Business Day after the Scheme Effective Date, or such other date and time as may be agreed to in writing by Allkem and Livent.
Scheme Share means:
(a)	each Allkem Share held by a Scheme Shareholder (other than an Ineligible Overseas Shareholder) as at the Scheme Record Date; and
(b)	each Allkem Share held by an Ineligible Overseas Shareholder and transferred to the Sale Nominee after the Scheme Record Date and prior to Scheme Implementation pursuant to clause 4.4 of this Scheme.
Scheme Shareholder means an Allkem Shareholder as at the Scheme Record Date, taking into account registration of all registrable transfers and transmission applications in accordance with clause 5.1.
Scheme Transfer means a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of New TopCo, being a master transfer of all of the Scheme Shares.
Second Court Date means the first day on which the Court hears an application for an order under section 411(4)(b) of the Corporations Act approving this Scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard.
Security Interest means any security interest, including:
(a)	a security interest that is subject to the Personal Property Securities Act 2009 (Cth);
(b)	any other mortgage, charge, pledge or lien; or
(c)
any other interest or arrangement of any kind that in substance secures the payment of money or the performance of an obligation, or that gives a creditor priority over unsecured creditors in relation to any property.

Share Electing Shareholder means an Eligible Shareholder (other than the Sale Nominee or an Eligible Canadian Branch Shareholder) who has provided Allkem with a duly completed Share Election before 7.00 pm (Sydney time) on the day that is three Business Days prior to the Scheme Record Date.
Share Election means a validly completed notice by an Eligible Shareholder (other than the Sale Nominee) requesting to receive the Scheme Consideration as Consideration Shares instead of Consideration CDIs.
Takeovers Panel means the Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth).
Terms of Appointment means the deed or other document under which the Sale Nominee is appointed under clause 4.4 of this Scheme.
A-I-8

Transaction means this Scheme and the Merger (which is expected to become effective following Scheme Implementation in accordance with the Transaction Agreement).
Transaction Agreement means the transaction agreement dated on or about 10 May 2023 between Allkem, Livent and New TopCo relating to (among other things) Scheme Implementation.
TSX means the Toronto Stock Exchange.
Unclaimed Money Act means the Unclaimed Money Act 1990 (WA).
US Merger Sub means a Delaware corporation that will be formed after the date of the Transaction Agreement and that will ultimately be (but will not at any time prior to Scheme Implementation be) an indirect wholly-owned subsidiary of New TopCo and that is referred to as “U.S. Merger Sub” in the Transaction Agreement.
1.2	Rules for interpreting this Scheme
Headings and catchwords are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Scheme, except where the context makes it clear that a rule is not intended to apply.
(a)	A reference to:
(i)
a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a clause is to a clause of this Scheme;
(iii)
a document (including this Scheme) or agreement, or a provision of a document (including this Scheme) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iv)	a group of persons is a reference to any 2 or more of them jointly and to each of them individually;
(v)	a party to this Scheme, or to any other document or agreement, includes a permitted substitute or a permitted assign of that party;
(vi)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and
(vii)	any thing (including a right, amount, obligation or concept) includes each part of it.
(b)	A singular word includes the plural, and vice versa.
(c)	A word that suggests one gender includes the other genders.
(d)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.
(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.
(f)	The word officer has the same meaning as given by the Corporations Act.
(g)	A reference to A$, $ or dollar is to Australian currency.
(h)	A reference to time in this Scheme is a reference to Australian Western Standard Time, unless otherwise expressly specified.
(i)	Nothing in this Scheme is to be construed adversely to a party just because that party prepared this Scheme or prepared or proposed the relevant part of this Scheme.
1.3	Non–Business Days
If the day on or by which a person must do something under this Scheme is not a Business Day, the person must do it on or by the next Business Day.
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2	CONDITIONS PRECEDENT
2.1	Conditions precedent to the Scheme
This Scheme is conditional upon, and will not become Effective unless and until, each of the following conditions precedent is satisfied.
(a)
As at 8.00 am on the Second Court Date, the conditions in Exhibit A of the Transaction Agreement (other than the conditions in paragraph 1(b) and 1(c) of Exhibit A of the Transaction Agreement) has been satisfied or waived in accordance with the terms of the Transaction Agreement.

(b)	Prior to 8.00 am on the Second Court Date, neither the Transaction Agreement nor the Deed Poll has been terminated in accordance with their terms.
(c)
The order of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act, subject to such alterations or conditions being agreed in accordance with clause 3.3) approving this Scheme comes into effect pursuant to section 411(10) of the Corporations Act on or before either or both of the Transaction Agreement and the Deed Poll are terminated in accordance with their respective terms.

2.2	Certificates
(a)	Before 8.30 am on the Second Court Date:
(i)	Allkem must provide to the Court:
(A)	a certificate, in the form of a deed, confirming whether or not, in respect of matters within Allkem’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied
(B)
a certificate from Livent, in the form of a deed, confirming whether or not, in respect of matters within Livent’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied; and

(ii)
New TopCo must provide to the Court a certificate, in the form of a deed, confirming whether or not, in respect of matters within New TopCo’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied.

(b)	The certificates referred to in clause 2.2(a) constitute conclusive evidence that the conditions precedent in clauses 2.1(a) and 2.1(b) have been satisfied.
2.3	Scheme Effective Date
Subject to clause 2.1, this Scheme takes effect on the Scheme Effective Date.
2.4	When Scheme will lapse
Unless Allkem, New TopCo and Livent otherwise agree in writing (and, if required, as approved by the Court), this Scheme will immediately lapse and be of no further force or effect if, without limiting any rights under the Transaction Agreement either or both of the Transaction Agreement and the Deed Poll are terminated in accordance with their respective terms.
3	THE SCHEME
3.1	Lodgement of copy of Court Order with ASIC
Allkem must lodge with ASIC an office copy of the Court Orders in accordance with section 411(10) of the Corporations Act:
(a)	as soon as possible after the date on which the Court makes the Court Orders and in accordance with the time limit set out in item 10 of Appendix 7A of the ASX Listing Rules; or
(b)	on such other Business Day and by such other time as agreed to in writing by Livent and Allkem.
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3.2	Transfer of Scheme Shares
On the Scheme Implementation Date:
(a)
subject to New TopCo taking the steps to provide the Scheme Consideration which it is required to take on the Scheme Implementation Date under clause 4, all of the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Scheme Implementation Date, will be transferred to New TopCo without the need for any further act by any Scheme Shareholder or the Sale Nominee (other than acts performed by Allkem or its directors and officers as attorney and agent for the Scheme Shareholders and the Sale Nominee under this Scheme) by:

(i)
Allkem delivering to New TopCo a duly completed registrable Scheme Transfer to transfer the Scheme Shares to New TopCo, which Scheme Transfer has been duly executed by Allkem (or any of its directors and officers) as the attorney and agent of each Eligible Shareholder as a transferor under clauses 6.2 and 6.4; and

(ii)	New TopCo duly completing and executing the Scheme Transfer as transferee and delivering the Scheme Transfer to Allkem for registration; and
(b)	immediately following receipt of the Scheme Transfer in accordance with clause 3.2(a)(ii), Allkem must:
(i)	attend to registration of the Scheme Transfer; and
(ii)	enter or procure the entry of the name and address of New TopCo in the Allkem Share Register as the holder of all of the Scheme Shares.
3.3	Alteration or condition to Scheme
If the Court proposes to approve this Scheme subject to any alterations or conditions under section 411(6) of the Corporations Act, and those alterations or conditions have been agreed to in writing by each of Allkem, Livent and New TopCo:
(a)	Allkem may, by its counsel, consent on behalf of all persons concerned, including each Scheme Shareholder (and, to avoid doubt, the Sale Nominee), to those alterations or conditions; and
(b)	each Scheme Shareholder (and, to avoid doubt, the Sale Nominee) agrees to any such alterations or conditions that counsel for Allkem has consented to.
4	SCHEME CONSIDERATION
4.1	Elections by Eligible Shareholders
(a)
Each Eligible Shareholder (other than the Sale Nominee and the Eligible Canadian Branch Shareholders) may become a Share Electing Shareholder by providing Allkem with a duly completed Share Election before 7.00 pm (Sydney time) on the day that is three Business Days prior to the Scheme Record Date.

(b)
Each Eligible Canadian Branch Shareholder may become a CDI Electing Shareholder by providing Allkem with a duly completed CDI Election before 7.00 pm (Sydney time) on the day that is three Business Days prior to the Scheme Record Date.

(c)	To avoid doubt, a Share Election or CDI Election submitted by an Ineligible Overseas Shareholder will be of no force or effect.
4.2	Entitlement to Scheme Consideration
(a)
On the Scheme Implementation Date, in consideration for the transfer to New TopCo of Scheme Shares under the terms of this Scheme, each Eligible Shareholder will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with this clause 4.

(b)	Subject to clauses 4.3 to 4.7, the Scheme Consideration to be provided to each Eligible Shareholder will be:
(i)	where the Eligible Shareholder is:
(A)	not a Share Electing Shareholder;
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(B)	not an Eligible Canadian Branch Shareholder unless the Eligible Shareholder is a CDI Electing Shareholder; or
(C)	the Sale Nominee,
1 Consideration CDI for each Scheme Share; and
(ii)	where the Eligible Shareholder is:
(A)	a Share Electing Shareholder; or
(B)	an Eligible Canadian Branch Shareholder who is not a CDI Electing Shareholder; and
in either case, is not the Sale Nominee, 1 Consideration Share for each Scheme Share.
4.3	Provision of Scheme Consideration
Subject to clauses 4.4 to 4.7, New TopCo must:
(a)	on the Scheme Implementation Date (or, in the case of sub-paragraphs (C), (D), (E) and (F) of clause 4.3(a)(iii), by no later than the Business Day following the Scheme Implementation Date):
(i)	issue to each Eligible Shareholder (or procure the issue to each Eligible Shareholder of) the applicable Scheme Consideration in accordance with this Scheme;
(ii)
in the case of Scheme Consideration that is required to be provided to Eligible Shareholders in the form of Consideration Shares, procure that the name and address of each relevant Eligible Shareholder is entered in the New TopCo Share Register as the holder of the applicable Consideration Shares (being the name and Registered Address of the relevant Eligible Shareholder as at the Scheme Record Date); and

(iii)	in the case of Scheme Consideration that is required to be provided to Eligible Shareholders in the form of Consideration CDIs:
(A)
issue to CDN (or to a custodian who will hold the New TopCo Shares on CDN's behalf) to be held on trust that number of New TopCo Shares that will enable CDN to issue Consideration CDIs as contemplated by this clause 4.3;

(B)
procure that the name and address of CDN or of its custodian (as applicable) is entered into the New TopCo Share Register in respect of those New TopCo Shares underlying the Consideration CDIs, and that a share certificate or holding statement (or equivalent document) in the name of CDN representing those New TopCo Shares is sent to CDN;

(C)	procure that CDN issues to each relevant Eligible Shareholder the number of Consideration CDIs to which it is entitled under this clause 4.3; and
(D)
procure that the name and address of each relevant Eligible Shareholder is entered in the records maintained by CDN or its custodian (as applicable) or both, as the holder of the Consideration CDIs issued to that Eligible Shareholder;

(E)	in the case of each such Eligible Shareholder who held Scheme Shares on the CHESS subregister, procure that the Consideration CDIs are held on the CHESS subregister; and
(F)	in the case of each such Eligible Shareholder who held Scheme Shares on the issuer sponsored subregister, the Consideration CDIs are held on the issuer sponsored subregister; and
(b)
no later than one Business Day after the Scheme Implementation Date, send or procure the dispatch to each Eligible Shareholder, to their Registered Address as at the Scheme Record Date (or, in the case of the Sale Nominee, as specified in the Ineligible Share Transfer), a securities certificate, holding statement or allotment confirmation representing the Consideration Shares or Consideration CDIs (as applicable) issued to that Eligible Shareholder.

4.4	Ineligible Overseas Shareholders
(a)	New TopCo has no obligation to issue, and will not issue, any Scheme Consideration under this Scheme to any Ineligible Overseas Shareholder.
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(b)	Allkem must:
(i)	prior to the First Court Hearing, appoint the Sale Nominee;
(ii)
ensure that, under the Terms of Appointment, the Sale Nominee irrevocably undertakes to and is otherwise obliged to do all such things required by this clause 4.4 of this Scheme (including, but not limited to, under clause 4.4(c)); and

(iii)	procure that the Sale Nominee:
(A)	performs all acts attributed to it under this clause 4.4; and
(B)	otherwise does all things necessary to give effect to this clause 4.4.
(c)
After the Scheme Record Date, and prior to Scheme Implementation, all of the Allkem Shares which were held by Ineligible Overseas Shareholders as at the Scheme Record Date (each an Ineligible Share and together the Ineligible Shares), together with all rights and entitlements attaching to those Ineligible Shares, will be transferred to the Sale Nominee:

(i)
without the need for any further act by any Ineligible Overseas Shareholder (other than acts performed by Allkem or its directors or officers as attorney and agent for the Ineligible Overseas Shareholders); and

(ii)
on the basis that, if (1) the Scheme lapses under clause 2.4, or (2) Scheme Implementation has not occurred within 5 Business Days after the Scheme Record Date (or such later time determined by Allkem in its sole discretion), (each a Return Event), the Sale Nominee must return the Ineligible Consideration Shares to the relevant Ineligible Overseas Shareholders as soon as reasonably practicable (and in any event, no later than 15 Business Days after the date on which Allkem gives written notice of the Return Event to the Sale Nominee) without any cost incurred by or fee payable to the Ineligible Overseas Shareholder.

(d)
Allkem must procure that the Sale Nominee accepts the transfer of the Ineligible Shares under clause 4.4(c) by immediately executing the Ineligible Share Transfer as transferee and delivering it to Allkem for registration.

(e)	In order to give effect to the transfer of Ineligible Shares to the Sale Nominee under clause 4.4(c), Allkem will:
(i)	as attorney and agent for each Ineligible Overseas Shareholder, execute the Ineligible Share Transfer provided under clause 4.4(d); and
(ii)
register the transfer of the Ineligible Shares to the Sale Nominee and enter the name of the Sale Nominee in the Allkem Share Register in respect of all of the Ineligible Shares transferred under clause 4.4(c).

(f)	Allkem must procure that the Sale Nominee, and must enforce its contractual rights to ensure that the Sale Nominee:
(i)
sells the CDIs issued as Scheme Consideration in respect of the Ineligible Shares (Ineligible Consideration CDIs) (on ASX or off-market) as soon as reasonably practicable and in any event no more than 15 Business Days after the Scheme Implementation Date, in the manner, and on the terms, the Sale Nominee determines in good faith (and at the risk of the Ineligible Overseas Shareholder); and

(ii)
as soon as reasonably practicable and in any event no more than 10 Business Days after settlement of all the sales of the Ineligible Consideration CDIs under clause 4.4(f)(i), remits to Allkem the Net Proceeds.

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(g)
Promptly after receipt of the Net Proceeds, Allkem must pay each Ineligible Overseas Shareholder, or procure the payment to each Ineligible Overseas Shareholder of, such proportion of the Net Proceeds to which that Ineligible Overseas Shareholder is entitled (rounded down to the nearest cent), to be determined in accordance with the following formula:

where:
A = (B/C) × D
A = the proportion of the Net Proceeds to which that Ineligible Overseas Shareholder is entitled;
B = the number of Ineligible Shares transferred to the Sale Nominee in respect of that Ineligible Overseas Shareholder;
C = the total number of Ineligible Shares that were transferred to the Sale Nominee; and
D = the Net Proceeds.
(h)	The Net Proceeds will be payable to Ineligible Overseas Shareholders in Australian dollars.
(i)	Each Ineligible Overseas Shareholder acknowledges and agrees that:
(i)
none of Allkem, Livent, New TopCo or the Sale Nominee give any assurance as to the price or foreign exchange rate that will be achieved for the sale of the Ineligible Consideration CDIs described in clause 4.4(f); and

(ii)	Allkem, Livent, New TopCo and the Sale Nominee each expressly disclaim any fiduciary duty to any Ineligible Overseas Shareholder that may arise in connection with this clause 4.4.
(j)	Allkem must pay or procure that each Ineligible Overseas Shareholder is paid any amounts owing under clause 4.4(g) by either (in the absolute discretion of Allkem):
(i)
where an Ineligible Overseas Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Allkem Share Registry to receive dividend payments from Allkem by electronic funds transfer to a bank account nominated by the Ineligible Overseas Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

(ii)
dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Ineligible Overseas Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Ineligible Overseas Shareholder (in the case of joint holders, the cheque will be drawn in the name of the joint holders and dispatched in accordance with the procedures set out in clause 4.6(b)).

(k)
Each Ineligible Overseas Shareholder appoints Allkem, and each director and officer of Allkem, as its agent to receive on its behalf any financial services guide (or similar or equivalent document) and any other notices (including any updates of those documents) that the Sale Nominee is required to provide to Ineligible Overseas Shareholders under the Corporations Act or any other applicable law.

(l)
Payment of the relevant amounts calculated in accordance with clauses 4.4(g) to an Ineligible Overseas Shareholder in accordance with this clause 4.4 satisfies in full New TopCo’s obligations to the Ineligible Overseas Shareholder under this Scheme in respect of the Scheme Consideration.

4.5	Other ineligible Scheme Shareholders
(a)	Where the issue of Scheme Consideration to which an Eligible Shareholder would otherwise be entitled under this Scheme would result in a breach of law:
(i)	New TopCo will issue the maximum possible Scheme Consideration to that Eligible Shareholder without giving rise to such a breach; and
(ii)
any further Scheme Consideration to which that Eligible Shareholder is entitled, but the issue of which to that Eligible Shareholder would give rise to such a breach, will instead be issued to the Sale Nominee and dealt with under clause 4.4, as if:

(A)	references to “Ineligible Overseas Shareholders” also included that Eligible Shareholder; and
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(B)	references to “Ineligible Consideration CDIs” also included any of that Eligible Shareholder’s Scheme Consideration that has been issued to the Sale Nominee.
(b)
Where the issue of Scheme Consideration to the Sale Nominee under this Scheme would result in a breach of law, Allkem must use its reasonable best efforts to appoint another person as the Sale Nominee in accordance with clause 4.4.

4.6	Joint holders
In the case of Scheme Shares held in joint names:
(a)	any Scheme Consideration will be issued to and registered in the names of the joint holders; and
(b)	any other document required to be sent under this Scheme will be forwarded to the holder whose name appears first in the Allkem Share Register as at the Scheme Record Date or to the joint holders.
4.7	Orders of a court or Governmental Entity
(a)	If New TopCo or Allkem (or the Allkem Share Registry) receives written notice of an order or direction made by a court of competent jurisdiction or by a Governmental Entity that:
(i)
requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Eligible Shareholder, which would otherwise be payable or required to be issued to that Eligible Shareholder by Allkem or New TopCo in accordance with this clause 4 (including in connection with any withholding or deduction under clauses 4.7(b)), then Allkem or New TopCo (as applicable) will be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(ii)
prevents Allkem or New TopCo from providing consideration to any particular Scheme Shareholder in accordance with this clause 4, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Allkem or New TopCo (as applicable) will be entitled to:

(A)
in the case of any Ineligible Overseas Shareholder, retain an amount, in Australian dollars, equal to the relevant Ineligible Overseas Shareholder's share of any proceeds of sale received by Allkem pursuant to clause 4.4; and

(B)
not issue (or, in the case of Allkem, direct New TopCo not to issue), or issue (or, in the case of Allkem, direct New TopCo to issue) to a permitted trustee or nominee, such Scheme Consideration as that Scheme Shareholder would otherwise be entitled to under clause 4.3, until such time as provision of the consideration in accordance with this clause 4 is permitted by that (or another) order or direction or otherwise by law.
(b)
New TopCo and Allkem (as applicable) may deduct and withhold from any consideration that would otherwise be provided to a Scheme Shareholder in accordance with this clause 4, any amount that New TopCo or Allkem (as applicable) determines is required to be deducted and withheld from that consideration under any applicable law, including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Entity.

(c)
To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing agency.

(d)
To avoid doubt, any payment or retention by Allkem or New TopCo (as applicable) under clauses 4.7(a), 4.7(b) and 4.7(c) will constitute the full discharge of New TopCo’s obligations under clause 4.3 with respect to the amount so paid or retained until, in the case of clause 4.7(a)(ii), the amount is no longer required to be retained.

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4.8	Consideration Shares to rank equally
New TopCo covenants in favour of Allkem (in its own right and on behalf of each Eligible Shareholder and each Ineligible Overseas Shareholder) that:
(a)	the Consideration Shares to be issued (including the New TopCo Shares underlying the Consideration CDIs) as the Scheme Consideration will, on issue:
(i)	be duly issued and fully paid in accordance with applicable laws and the memorandum and articles of association of New TopCo;
(ii)
be free from any Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise, or restriction on transfer of any kind, other than as provided for in the memorandum and articles of association of New TopCo or as required under applicable law; and

(iii)	rank equally in all respects, including for future dividends, with all existing New TopCo Shares then on issue; and
(b)	it will apply for, or has applied for:
(i)	the listing of the Consideration Shares on the NYSE, subject to official notice of issuance;
(ii)	admission of New TopCo to the official list of ASX (as a foreign exempt listing) commencing on the Business Day following the Scheme Effective Date; and
(iii)	official quotation of the Consideration CDIs on ASX, subject to customary conditions, commencing:
(A)	on the Business Day following the Scheme Effective Date (or such later day as ASX may require) until the Scheme Implementation Date, on a deferred settlement basis; and
(B)	on the Business Day following the Scheme Implementation Date, on an ordinary (T+2) basis.
4.9	Unclaimed monies
(a)	Allkem may cancel a cheque issued under clause 4.4(j)(ii) if the cheque:
(i)	is returned to Allkem; or
(ii)	has not been presented for payment within 6 months after the date on which the cheque was sent.
(b)
During the period of 12 months commencing on the Scheme Implementation Date, on request in writing from a Scheme Shareholder to Allkem (or the Allkem Share Registry) (which request may not be made until the date that is 20 Business Days after the Scheme Implementation Date), Allkem must reissue a cheque that was previously cancelled under clause 4.9(a).

(c)	The Unclaimed Money Act will apply in relation to any Scheme Consideration that becomes “unclaimed money” (as defined in section 6 of the Unclaimed Money Act).
4.10	Title to and rights in Scheme Shares
(a)
Immediately upon the provision of the Scheme Consideration to each Eligible Shareholder in accordance with this clause 4, New TopCo will be beneficially entitled to the Scheme Shares transferred to it under this Scheme pending registration by Allkem of the name and address of New TopCo in the Allkem Share Register as the holder of the Scheme Shares.

(b)
To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to New TopCo will, at the time of transfer to New TopCo, vest in New TopCo free from all:

(i)	Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise; and
(ii)	restrictions on transfer of any kind.
(c)
To avoid doubt, notwithstanding clause 4.10(a), to the extent that clause 4.7(a) applies to any Eligible Shareholder, New TopCo will be beneficially entitled to any Scheme Shares held by that Eligible Shareholder immediately upon compliance with clause 4.7 on the Scheme Implementation Date as if New TopCo had provided the Scheme Consideration to that Eligible Shareholder.

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5	DEALINGS IN ALLKEM SHARES
5.1	Allkem Share dealings that are recognised
To establish the identity of the Scheme Shareholders, dealings in Allkem Shares (or other alterations to the Allkem Share Register) will be recognised only if:
(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Allkem Share Register as the holder of the relevant Allkem Shares as at the Scheme Record Date; and
(b)
in all other cases, registrable transfers or transmission applications in respect of those dealings, or valid requests in respect of other alternations, are received by the Allkem Share Registry at or before the Scheme Record Date, and Allkem must not accept for registration, nor recognise for any purpose (except a transfer to New TopCo pursuant to this Scheme and any subsequent transfer by New TopCo or its successors in title, or a transfer in accordance with clause 4.4(c) to the Sale Nominee), any transfer or transmission application or other request in respect of Allkem Shares received after the Scheme Record Date, or received prior to the Scheme Record Date but not in registrable or actionable form.
5.2	Allkem to register transfer and transmission applications
Allkem must register registrable transfers and transmission applications of the kind referred to in clause 5.1(b) by the Scheme Record Date, provided that, for the avoidance of doubt, nothing in this clause 5.2 requires Allkem to register a transfer that would result in an Allkem Shareholder holding a parcel of Allkem Shares that is less than a “marketable parcel” (within the meaning given to that term in the operating rules of ASX).
5.3	Transfers received after Scheme Record Date not recognised
If this Scheme becomes Effective, each Scheme Shareholder (and any person claiming through any Scheme Shareholder) must not dispose of or transfer, or purport or agree to dispose of or transfer, any Scheme Share or any interest in them after the Scheme Record Date, other than pursuant to this Scheme (including as contemplated in clause 4.4(c)), and any such disposal or transfer, purported disposal or transfer or attempted disposal or transfer will be void and of no legal effect whatsoever and Allkem must disregard any disposal, transfer or transmission application in respect of Scheme Shares received after the Scheme Record Date (to avoid doubt, except for pursuant to the Ineligible Share Transfer contemplated by clause 4.4(c)).
5.4	Allkem to maintain Allkem Share Register to determine entitlements
(a)
In order to determine entitlements to the Scheme Consideration, Allkem must maintain, or procure the maintenance of, the Allkem Share Register in accordance with this clause 5 until the Scheme Consideration has been paid to Scheme Shareholders and New TopCo has been entered into the Allkem Share Register as the holder of the Scheme Shares.

(b)	The Allkem Share Register in this form will solely determine entitlements to the Scheme Consideration.
5.5	Holding statements no effect from Scheme Record Date
(a)
All holding statements for Allkem Shares (other than any holding statements (1) in favour of the Sale Nominee with respect to the Ineligible shares or (2) in favour of New TopCo) will cease to have effect as documents of title (or evidence thereof) after the Scheme Record Date.

(b)
Each entry on the Allkem Share Register at and from the Scheme Record Date (other than those entries in respect of New TopCo or a transfer in accordance with clause 4.4(c) to the Sale Nominee) will cease to have any effect other than as evidence of an entitlement to the Scheme Consideration in respect of the Scheme Shares relating to that entry.

5.6	Allkem to provide contact information for Scheme Shareholders
Allkem must ensure that, as soon as practicable after the Scheme Record Date (and in any event by 8.00 am on the day that is two Business Days after the Scheme Record Date), New TopCo is given details of the name, Registered Address and holding of Allkem Shares of each Eligible Shareholder in the form New TopCo reasonably requires.
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5.7	Suspension of trading
Allkem will apply to ASX to suspend trading of Allkem Shares on ASX with effect from the close of trading on the Scheme Effective Date.
5.8	Termination of official quotation
Allkem will apply:
(a)	to ASX, for:
(i)	removal of Allkem from the official list of ASX; and
(ii)	termination of the official quotation of Allkem Shares on ASX;
with effect on and from the close of trading on the trading day immediately following the Scheme Implementation Date, or such other date as Livent and Allkem may agree, acting reasonably, following consultation with ASX; and
(b)
to TSX for the delisting of Allkem from TSX with effect on and from the close of trading on the Scheme Effective Date, or such other date as Livent and Allkem may agree, acting reasonably, following consultation with TSX.

6	GENERAL PROVISIONS
6.1	Allkem giving effect to the Scheme
Allkem must do all things (including executing all documents), and must ensure that its employees and agents do all things (including executing all documents), that are necessary or desirable to give full effect to the Scheme and the transactions contemplated by it.
6.2	Scheme Shareholders' agreements and consents
Each Scheme Shareholder and the Sale Nominee irrevocably:
(a)	agrees for all purposes to:
(i)	in the case of Ineligible Overseas Shareholders, the transfer of their Ineligible Shares to the Sale Nominee;
(ii)	in the case of Eligible Shareholders:
(A)	become a member of New TopCo;
(B)
in the case of Eligible Shareholders who are issued Consideration CDIs pursuant to this Scheme, to have their name entered in the records maintained by CDN or its custodian (as applicable) or both, as the holder of CDIs;

(C)	in the case of Eligible Shareholders who are issued Consideration Shares pursuant to this Scheme, to have their name registered in the New TopCo Share Register as a holder of New TopCo Shares; and
(D)	be bound by the memorandum of association and articles of association of New TopCo; and
(iii)
in the case of Eligible Shareholders, the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, to New TopCo, in each case, in accordance with this Scheme;

(b)
agrees for all purposes and to the extent permitted by law, that all instructions, notifications or elections made by the Scheme Shareholder or the Sale Nominee to Allkem (binding or deemed to be binding between the Scheme Shareholder and Allkem) relating to Allkem or its securities (except for tax file numbers), including instructions, notifications or elections relating to:

(i)	whether distributions or dividends are to be paid by cheque or into a specific account; and
(ii)	notices or other communications from Allkem,
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will, except to the extent determined otherwise by New TopCo in its sole discretion, be deemed from the Scheme Implementation Date to be a binding instruction, notification or election (as applicable) made by the Scheme Shareholder or the Sale Nominee (as applicable) to New TopCo in respect of any New TopCo Shares provided to the Scheme Shareholder or the Sale Nominee (as applicable), until and unless that deemed instruction, notification or election is revoked or amended by the Scheme Shareholder or the Sale Nominee giving written notice to New TopCo share registry;
(c)	agrees to the variation, cancellation or modification of the rights attached to their Scheme Shares constituted by or resulting from, and in accordance with, this Scheme;
(d)
acknowledges that this Scheme binds Allkem, all Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and the Sale Nominee;

(e)
consents to Allkem, New TopCo and Livent doing all things (including executing all deeds, instruments, transfers or other documents) as may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it; and

(f)
acknowledges and agrees that Allkem, as agent of each Scheme Shareholder and of the Sale Nominee, may sub–delegate its functions under this Scheme to any of its directors and officers, jointly and severally, in each case, without the need for any further act by the Scheme Shareholder or the Sale Nominee (as applicable).
6.3	Scheme Shareholders' warranties
(a)
Each Scheme Shareholder and the Sale Nominee is taken to have warranted to Allkem and New TopCo (and, in the case of an Ineligible Overseas Shareholder, to the Sale Nominee), and to have appointed and authorised Allkem as its attorney and agent to warrant to New TopCo (and, in the case of an Ineligible Overseas Shareholder, to the Sale Nominee), that:

(i)
all their Allkem Shares (including any rights and entitlements attaching to their Allkem Shares) that are transferred under this Scheme will, at the time of their transfer, be fully paid and free from all:

(A)	Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise; and
(B)	restrictions on transfer of any kind;
(ii)
they have full power and capacity to transfer their Allkem Shares to New TopCo (or, in the case of Ineligible Overseas Shareholders, to the Sale Nominee), together with any rights and entitlements attaching to those Allkem Shares, under this Scheme; and

(iii)	as at the Scheme Record Date, they have no existing right to be issued any other Allkem Shares or any other form of securities in Allkem.
(b)
Allkem undertakes in favour of each Scheme Shareholder (and, in the case of an Ineligible Overseas Shareholder, for the Sale Nominee) that it will provide such warranty to New TopCo as agent and attorney of each Scheme Shareholder.

6.4	Appointment of Allkem as attorney of Scheme Shareholders and Sale Nominee
On and from the Scheme Effective Date, each Scheme Shareholder and the Sale Nominee, without the need for any further act, irrevocably appoint Allkem and each of its directors and officers, jointly and severally, as its attorney and agent to:
(a)
execute any document or do any other act necessary, expedient or incidental to give full effect to this Scheme and the transactions contemplated by it, including executing and delivering the Scheme Transfer under clause 3.2 and the Ineligible Share Transfer under clause 4.4; and

(b)	enforce the Deed Poll against New TopCo, and Allkem accepts such appointment in respect of itself and on behalf of each of its directors and officers.
A-I-19

6.5	Appointment of New TopCo as agent, attorney and sole proxy in respect of Scheme Shares
Immediately upon the provision of the Scheme Consideration to each Eligible Shareholder, until New TopCo is registered as the holder of all Scheme Shares in the Allkem Share Register, each Eligible Shareholder:
(a)
irrevocably appoints New TopCo as its attorney and agent (and directs New TopCo as its attorney and agent to appoint any of the directors and officers of New TopCo as its sole proxy and, where applicable, corporate representative, of that Eligible Shareholder) to:

(i)	attend shareholders' meetings of Allkem;
(ii)	exercise the votes attaching to the Scheme Shares registered in the name of the Eligible Shareholder; and
(iii)	sign any Allkem Shareholders' resolution (whether in person, by proxy or by corporate representative);
(b)	must take all other action in the capacity of a registered holder of Scheme Shares as New TopCo reasonably directs;
(c)
undertake not to attend or vote at any shareholders' meetings of Allkem or sign any Allkem Shareholders' resolution (whether in person, by proxy or by corporate representative) other than pursuant to clause 6.5(a); and

(d)
acknowledges and agrees that in exercising the powers conferred by clause 6.5(a), New TopCo and any director, officer or agent nominated by New TopCo may act in the best interests of New TopCo as the intended registered holder of the Scheme Shares.

6.6	Binding effect of Scheme
(a)
This Scheme binds Allkem, all of the Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and the Sale Nominee and, to the extent of any inconsistency, overrides the constitution of Allkem.

(b)
Any covenant from any Scheme Shareholder or the Sale Nominee in favour of New TopCo or any obligation owed by any Scheme Shareholder or the Sale Nominee to New TopCo will be enforceable by New TopCo against such person directly and, to the extent necessary, may enforce such rights through Allkem as party to the Scheme.

6.7	No liability when acting in good faith
Neither Allkem nor New TopCo, nor any of their respective directors, officers, secretaries or employees will be liable under the Scheme or the Deed Poll for anything done or omitted to be done in good faith in the performance of this Scheme or the Deed Poll.
6.8	Deed Poll
Allkem undertakes in favour of each Scheme Shareholder and in favour of the Sale Nominee to enforce the Deed Poll against New TopCo for and on behalf of each Scheme Shareholder and the Sale Nominee.
6.9	Notices
(a)
Where a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Allkem, it will be deemed to be received on the date (if any) on which it is actually received at Allkem's registered office or at the Allkem Share Registry and on no other date.

(b)
The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by an Allkem Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

6.10	Stamp duty
New TopCo will pay all stamp duty (if any) and any related interest, fines, fees and penalties payable on, or in connection with, the transfer of the Ineligible Shares to the Sale Nominee and of the Scheme Shares to New TopCo pursuant to this Scheme.
A-I-20

6.11	Governing law
(a)	This Scheme and any dispute arising out of or in connection with the subject matter of this Scheme is governed by the laws of Western Australia.
(b)
Each party irrevocably submits to the jurisdiction of the Federal Court of Australia (Western Australian registry) and of the courts competent to determine appeals from that court with respect to any proceedings that may be brought at any time arising out of or in connection with the subject matter of this Scheme. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in any inconvenient forum.

A-I-21

SECOND AMENDMENT TO TRANSACTION AGREEMENT
This SECOND AMENDMENT TO TRANSACTION AGREEMENT (this “Amendment”), dated as of November 5, 2023, is by and between Livent Corporation, a Delaware corporation (“Livent”), and Allkem Limited, an Australian public company limited by shares (“Allkem”). Each of Livent and Allkem are referred to as a “Party,” and collectively, as the “Parties.”
WHEREAS, the Parties are parties to that certain Transaction Agreement, dated as of May 10, 2023 (the “Original Execution Date”), by and among Livent, Allkem, Arcadium Lithium plc (f/k/a Allkem Livent plc, f/k/a Lighting-A Limited), a public limited company incorporated under the laws of the Bailiwick of Jersey, and subsequently joined by Lightning-A Merger Sub, Inc., a Delaware corporation, as amended pursuant to that certain Amendment to Transaction Agreement, dated as of August 2, 2023, by and between Livent and Allkem (as amended, the “Agreement”);
WHEREAS, this Amendment is being entered into and delivered pursuant to Section 9.1(a) of the Agreement, which provides that the Agreement may only be amended, modified or supplemented in writing signed on behalf of each of Allkem and Livent; and
WHEREAS, the Parties desire to amend certain terms of the Agreement to the extent provided herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Section 1. Defined Terms. Each capitalized term used herein but not defined herein has the meaning assigned to such term in the Agreement.
Section 2. Amendment to Certain Sections of the Agreement.
Section 1.5(a) of the Agreement is hereby amended and restated as follows:
(a) Anaconda must ensure that the following actions are taken by the Anaconda Board of Directors in relation to the performance right awards of Anaconda Shares outstanding as of the time at which the Anaconda Shareholder Approval and the Lion Stockholder Approval have both been obtained (“Outstanding Performance Rights”):
(i) by no later than the Scheme Effective Date, each holder of Outstanding Performance Rights that are outstanding and unvested as of such time as both the Anaconda Shareholder Approval and the Lion Stockholder Approval have been obtained (including, for the avoidance of doubt, any Outstanding Performance Rights granted in accordance with Section 5.2(b)(iii) in respect of Anaconda’s fiscal year 2024) (the “Unvested Performance Rights”) will have their Unvested Performance Rights vest in the proportion determined by the Anaconda Board (with any performance conditions deemed to have been met); and the remaining unvested portion of such Unvested Performance Rights must immediately lapse and be of no further effect, provided that:
(A) no less than 60% and no more than 70% of the aggregate number of Unvested Performance Rights that are held by employees whose role is not being made redundant in connection with the Transactions will vest by no later than the Scheme Effective Date;
(B) up to 100% of the aggregate number of Unvested Performance Rights that are held by employees whose role will be made redundant in connection with the Transactions will vest by no later than the Scheme Effective Date, provided that a list of such employees (and a schedule of the Unvested Performance Rights held by such employees) shall be provided by Anaconda to Lion at least five days prior to the date of the Anaconda Shareholder meeting at which the Anaconda Shareholder Approval will be sought; and
(C) prior to the Scheme Record Date, Anaconda will issue Anaconda Shares due to each holder of an Anaconda Performance Right that has vested (in whole or in part) in accordance with this Section 1.5(a)(i) as the case may be; and
(ii) prior to the date of the Scheme Meeting, Anaconda shall take all actions necessary or appropriate to effectuate the treatment of Outstanding Performance Rights contemplated by this Section 1.5, including:
(A) obtaining any necessary consents or approvals;
A-I-22

(B) providing any necessary notices or communications to holders or other Persons; and
(C) adopting any necessary or appropriate resolutions of the Anaconda Board of Directors (or any applicable committee thereof).
Section 3. Amendment to Exhibits. Exhibit C (Form of Deed Poll) to the Agreement is hereby amended and replaced in its entirety with the content of Exhibit C-1 hereto. Exhibit D (Form of Scheme of Arrangement) to the Agreement is hereby amended and replaced in its entirety with the content of Exhibit D-1 hereto.
Section 4. Acknowledgement of Timing for Delisting from TSX. The Parties acknowledge and agree that, for the purposes of the satisfaction of the obligations set forth in Section 6.9(a)(iii)(B) of the Agreement, Allkem may apply to TSX to delist Allkem from TSX with effect on and from the close of trading on TSX on the trading day immediately following the Scheme Implementation Date, provided Allkem also applies to TSX to halt trading of Anaconda Shares from 4:00pm (Toronto time) on the Scheme Effective Date until such time as delisting from TSX has occurred.
Section 5. Conforming Section References; Acknowledgement with respect to Article IX. All references and cross-references in the Agreement shall be deemed revised as necessary to be consistent with the revisions to the Agreement set forth in this Amendment. The Parties acknowledge that due to a formatting error in the Agreement, some of the Section references in Article IX of the Agreement do not align with the corresponding Section references in the Table of Contents of the Agreement. The Parties agree that the Table of Contents of the Agreement accurately reflects the Section references in Article IX of the Agreement and that the reference to Sections in Article IX of the Agreement in this Amendment are based on the Section references as indicated by the Table of Contents of the Agreement.
Section 6. Effect of Amendment. From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement (or any schedule thereof) shall be deemed a reference to the Agreement (and such schedule) as amended hereby. The Parties agree that all references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented. The Agreement shall remain in full force and effect in accordance with its terms.
Section 7. Other Provisions. This Amendment hereby incorporates the provisions of Sections 9.1 (Amendment and Modification; Waiver), 9.8 (Interpretation), 9.9 (Counterparts), 9.10 (Entire Agreement; Third-Party Beneficiaries), 9.11 (Severability), 9.12 (Governing Law; Jurisdiction), 9.13 (Waiver of Jury Trial), 9.14 (Assignment) and 9.15 (Enforcement; Remedies; Limitation of Liability; Subsidiaries) of the Agreement as if fully set forth herein, mutatis mutandis.
[Signature Page Follows]
A-I-23

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
LIVENT CORPORATION

By:	/s/ Paul Graves
	Name:	Paul Graves
	Title:	President and Chief Executive Officer
ALLKEM LIMITED

By:	/s/ Martín Pérez de Solay
	Name:	Martín Pérez de Solay
	Title:	Managing Director and CEO
[Signature Page to Second Amendment to Transaction Agreement]
A-I-24

Exhibit C-1

[Form of Deed Poll]
A-I-25

Deed Poll
THIS DEED POLL is made on      2023
BY:
Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey, whose principal executive office is at Suite 12, Gateway Hub, Shannon Airport House, Shannon, Co. Clare V14 E370 Ireland. (Arcadium Lithium).
IN FAVOUR AND FOR THE BENEFIT OF:
Eligible Shareholders.
Ineligible Overseas Shareholders.
BACKGROUND
(A)	On or about 10 May 2023, Allkem, Livent and Arcadium Lithium entered into a transaction agreement with respect to (among other things) the Scheme and associated matters (Transaction Agreement).
(B)	Under the Transaction Agreement:
(1)	Allkem has agreed to propose the Scheme, pursuant to which (among other things):
(i)	Arcadium Lithium will provide to each Eligible Shareholder the Scheme Consideration in respect of each of their Scheme Shares; and
(ii)	the Eligible Shareholders will transfer to Arcadium Lithium, and Arcadium Lithium will acquire, all of the Scheme Shares; and
(2)	Arcadium Lithium has agreed to (among other things) enter into this Deed Poll.
(C)	Arcadium Lithium is executing this Deed Poll to covenant in favour of the Eligible Shareholders and the Ineligible Overseas Shareholders to perform its obligations under the Scheme.
ARCADIUM LITHIUM DECLARES AS FOLLOWS
1	INTERPRETATION
1.1	Definitions
Insolvency Event means, in respect of a person:
(a)	an administrator being appointed to the person;
(b)	any of the following occurring:
(i)	a controller or analogous person being appointed to the person or any of the person’s property;
(ii)
an application being made to a court for an order to appoint a controller, provisional liquidator, trustee for creditors or in bankruptcy or analogous person to the person or any of the person’s property, other than where the application is stayed, withdrawn, dismissed or set aside within 14 days; or

(iii)	an appointment of the kind referred to in subparagraph (ii) being made (whether or not following a resolution or application);
(c)	the person being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand;
(d)	an application being made to a court for an order for its winding up which is not set aside within 14 days;
(e)	an order being made, or the person passing a resolution, for its winding up;
A-I-26

(f)	the person:
(i)
suspending payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent; or

(ii)	being unable to pay its debts or otherwise insolvent;
(g)	the person entering into a compromise or arrangement with, or assignment for the benefit of, its members or creditors generally;
(h)	a court or other authority enforcing any judgment or order against the person for the payment of money or the recovery of any property; or
(i)	any analogous event under the laws of any applicable jurisdiction, unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has been approved by Allkem.
Scheme means the proposed scheme of arrangement under Part 5.1 of the Corporations Act between Allkem, Eligible Shareholders and Ineligible Overseas Shareholders, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by Arcadium Lithium, Livent and Allkem.
Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this Deed Poll.
1.2	Rules for interpreting this Deed Poll
Clause 1.2 of the Scheme applies to the interpretation of this Deed Poll, except that references to “Scheme” are to be read as references to “Deed Poll”.
2	NATURE OF THIS DEED POLL
Arcadium Lithium acknowledges and agrees that:
(a)
This Deed Poll may be relied on and enforced by any Scheme Shareholder and by the Sale Nominee in accordance with its terms even though the Scheme Shareholders and the Sale Nominee are not party to it; and

(b)
Under the Scheme, each Scheme Shareholder and the Sale Nominee each irrevocably appoints Allkem and each of its directors and officers, jointly and severally, as its agent and attorney to enforce this Deed Poll against Arcadium Lithium.

3	CONDITIONS PRECEDENT AND TERMINATION
3.1
Conditions precedent
This Deed Poll, and Arcadium Lithium’s obligations under this Deed Poll, are subject to the Scheme becoming Effective.
3.2
Termination
(a)
Unless Arcadium Lithium and Allkem otherwise agree in writing (and, if required, as approved by the Court), Arcadium Lithium’s obligations under this Deed Poll will automatically terminate, and the terms of this Deed Poll will be of no further force or effect, if the Transaction Agreement is terminated in accordance with its terms.

(b)	If this Deed Poll is terminated pursuant to clause 3.2(a):
(i)	Arcadium Lithium is released from its obligations under this Deed Poll; and
(ii)	each Scheme Shareholder and the Sale Nominee retains any rights, powers or remedies it has against Arcadium Lithium in respect of any breach of this Deed Poll that occurred before it was terminated.
A-I-27

4
SCHEME OBLIGATIONS
4.1
Undertaking to provide Scheme Consideration
Subject to clause 3, in consideration of the transfer of each Scheme Share to Arcadium Lithium in accordance with the Scheme, Arcadium Lithium covenants in favour of each Eligible Shareholder and the Ineligible Overseas Shareholders that it will:
(a)	provide the Scheme Consideration to each Eligible Shareholder on the Scheme Implementation Date; and
(b)	undertake and perform all other actions and obligations, and give each covenant, attributed to it or otherwise contemplated of it under the Scheme, as if named as a party to the Scheme, in each case, subject to and in accordance with the terms of the Scheme.
4.2
Consideration Shares to rank equally
Arcadium Lithium covenants in favour of each Scheme Shareholder and in favour of the Sale Nominee that each Consideration Share (including those to be issued to CDN or its custodian in connection with the Consideration CDIs) will, upon issue:
(a)	be duly issued and fully paid;
(b)	be free from any Encumbrances, pledges and interests of third parties of any kind; and
(c)	rank equally in all respects, including for future dividends, with all existing Arcadium Lithium Shares then on issue.
5
PERFORMANCE OF OBLIGATIONS GENERALLY
5.1
Performance of the Scheme
Arcadium Lithium must comply with the obligations attributed to Arcadium Lithium under the Scheme and this Deed Poll (on and subject to their terms and conditions) and do all acts necessary or desirable on its part to give full effect to the Scheme.
6
REPRESENTATIONS AND WARRANTIES
Arcadium Lithium represents and warrants in favour of each Scheme Shareholder and in favour of the Sale Nominee that:
(a)	(status) it is a validly existing corporation in accordance with the laws of its place of incorporation and remains in good standing thereunder;
(b)	(power) it has full legal capacity and power to enter into this Deed Poll and to carry out the transactions contemplated by this Deed Poll;
(c)
(corporate authority) it has taken all corporate action that is necessary to authorise it to enter into this Deed Poll and it has taken or will take all corporate action that is necessary to authorise it to carry out the transactions contemplated by this Deed Poll;

(d)	(Deed Poll effective) this Deed Poll constitutes valid and binding obligations on it, enforceable against it in accordance with its terms;
(e)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this Deed Poll do not and will not conflict with:
(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or
(ii)	any law binding on or applicable to it or its assets,
(f)	(no Insolvency Event) it is not affected by an Insolvency Event.
A-I-28

7
CONTINUING OBLIGATIONS
This Deed Poll is irrevocable and, subject to clause 3, remains in full force and effect until the earlier of:
(a)	Arcadium Lithium having fully performed its obligations under this Deed Poll; and
(b)	termination of this Deed Poll pursuant to clause 3.2.
8
NOTICES
8.1
How to give a notice
A notice, consent or other communication under this Deed Poll is only effective if it is:
(a)	in writing, legible and in English, signed by or on behalf of the person giving it;
(b)	addressed to the person to whom it is to be given; and
(c)	either:
(i)	delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person's address; or
(ii)	sent in electronic form (such as email).
8.2
When a notice is given
A notice, consent or other communication that complies with this clause 8 is regarded as given and received upon:
(a)	if sent by mail:
(i)	within Australia – three Business Days after posting; or
(ii)	to or from a place outside Australia – seven Business Days after posting;
(b)	if sent in electronic form:
(i)	if it is transmitted by 5.00 pm on a Business Day – when sent; or
(ii)	if it is transmitted after 5.00 pm on a Business Day, or at any time on a day that is not a Business Day – on the next Business Day, provided that no notice of failure of transmission or other error message is received by the sender.
8.3
Address for notices
Arcadium Lithium’s mail address and email address are those set out below, or as Arcadium Lithium otherwise notifies.
Address:	Percy Exchange, 8-34 Percy Place, Ballsbridge, Dublin 4
Email:	[•]
Attention:	Attention: The Secretary
Copy to:	Guy Alexander, Allens at Guy.Alexander@allens.com.au William H. Aaronson, Davis Polk & Wardwell LLP at william.aaronson@davispolk.com Cheryl Chan, Davis Polk & Wardwell LLP at cheryl.chan@davispolk.com
A-I-29

9
GENERAL
9.1
Amendment
A provision of this Deed Poll may not be amended or varied unless:
(a)
before the Second Court Date, the amendment or variation is agreed to in writing by Allkem (on behalf of each Scheme Shareholder but without the need for Allkem to refer the amendment or variation to any Scheme Shareholder) and, if required, is approved by the Court; or

(b)
on or after the Second Court Date, the amendment or variation is agreed to in writing by Allkem (on behalf of each Scheme Shareholder and the Sale Nominee but without the need for Allkem to refer the amendment or variation to any Scheme Shareholder or the Sale Nominee) and is approved by the Court, and Arcadium Lithium executes a further deed poll in favour of each Scheme Shareholder and the Sale Nominee giving effect to that amendment or variation.
9.2
Assignment
(a)
The rights created by this Deed Poll are personal to Arcadium Lithium, each Scheme Shareholder and the Sale Nominee and, except with the prior written consent of Allkem and Arcadium Lithium, cannot and must not be assigned, encumbered, charged or otherwise dealt with at law or in equity by a Scheme Shareholder or by the Sale Nominee.

(b)	Any purported dealing in contravention of clause 9.2(a) is invalid.
9.3
Waiver of rights
A right may only be waived in writing, signed by the party giving the waiver, and:
(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of that right;
(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and
(c)	the exercise, or partial exercise, of a right does not prevent any further exercise of that right or of any other right.
9.4
Operation of this Deed Poll
(a)
The rights, powers and remedies of Arcadium Lithium, the Scheme Shareholders and the Sale Nominee under this Deed Poll are in addition to, and do not replace, exclude or limit, any other rights, powers or remedies provided by law independently of this Deed Poll.

(b)	Any provision of this Deed Poll that is void, illegal or unenforceable:
(i)
in a particular jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this Deed Poll in that or any other jurisdiction; and

(ii)	is, where possible, to be severed to the extent necessary to make this Deed Poll valid, legal or enforceable, unless this would materially change the intended effect of this Deed Poll.
9.5
Duty
Arcadium Lithium must:
(a)
pay all stamp duty payable or assessed as being payable in connection with this Deed Poll, the Scheme, or the transfer by the Eligible Shareholders of the Scheme Shares pursuant to the Scheme (including any fees, fines, penalties and interest in connection with any of these amounts); and

(b)	indemnify each Eligible Shareholder against any liability arising from any failure by Arcadium Lithium to comply with clause 9.5(a).
9.6
Consent
Arcadium Lithium consents to Allkem producing this Deed Poll to the Court.
A-I-30

9.7
Further acts
Arcadium Lithium must, at their own expense, promptly do all things and execute all documents reasonably necessary to give full effect to this Deed Poll and all transactions contemplated by it.
9.8
Governing law
(a)	This Deed Poll and any dispute arising out of or in connection with the subject matter of this Deed Poll is governed by the laws of Western Australia.
(b)
Arcadium Lithium irrevocably submits to the jurisdiction of the Federal Court of Australia (Western Australian registry) and of the courts competent to determine appeals from that court with respect to any proceedings that may be brought at any time arising out of or in connection with the subject matter of this Deed Poll. Arcadium Lithium irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in any inconvenient forum.

EXECUTED as a deed poll.
Signed Sealed and Delivered by Arcadium Lithium in the presence of:

Signature of Witness	Signature of Authorised Signatory

Name of Witness	Name of Authorised Signatory
A-I-31

Exhibit D-1

[Form of Scheme of Arrangement]
A-I-32

Under section 411 of the Corporations Act
BETWEEN:
(1)	Allkem Limited (ACN 112 589 910) whose registered office is at Level 35, 71 Eagle Street, Brisbane QLD 4000 (Allkem);
(2)	Eligible Shareholders; and
(3)	Ineligible Overseas Shareholders.
PRELIMINARY MATTERS
(A)
Allkem is a public company limited by shares incorporated in Australia. It has its registered office at registered office is at Level 35, 71 Eagle Street, Brisbane QLD 4000. Allkem is admitted to the official list of ASX and Allkem Shares are quoted on the securities exchange operated by ASX and the TSX.

(C)
Livent Corporation (Livent) is a public corporation incorporated in Delaware, in the United States of America. It has its principal executive office at 1818 Market Street, Suite 2550, Philadelphia, Pennsylvania 19103. Livent stock is listed on NYSE.

(D)
Arcadium Lithium plc (Arcadium Lithium) is a public limited company incorporated under the laws of the Bailiwick of Jersey. It has its registered address at Suite 12, Gateway Hub, Shannon Airport House, Shannon, Co. Clare V14 E370 Ireland.

(E)	Allkem, Livent and Arcadium Lithium entered into the Transaction Agreement on or about 10 May 2023 to facilitate (among other things) the implementation of this Scheme as part of the Transaction.
(F)
By no later than the day that is one Business Day prior to the First Court Date, Arcadium Lithium will have executed the Deed Poll under which Arcadium Lithium will covenant in favour of the Eligible Shareholders and Ineligible Overseas Shareholders to perform the obligations attributable to it under this Scheme, including to provide the Scheme Consideration to Eligible Shareholders in accordance with the terms of this Scheme.

(G)	If this Scheme becomes Effective:
(a)	after the Scheme Record Date and prior to Scheme Implementation, all of the Ineligible Shares will be transferred to the Sale Nominee; and
(b)	on the Implementation Date:
(i)	Arcadium Lithium will provide the Scheme Consideration to Eligible Shareholders (including the Sale Nominee) in accordance with the terms of this Scheme and the Deed Poll;
all of the Scheme Shares, and all of the rights and entitlements attaching to them as at the Implementation Date, will be transferred to Arcadium Lithium; and
Allkem will enter Arcadium Lithium’s name in the Allkem Share Register as the holder of all of the Scheme Shares; and
(A)
following the Implementation Date, the Consideration CDIs issued to the Sale Nominee on Scheme Implementation in respect of the Ineligible Shares transferred to it under paragraph (a) will be sold by the Sale Nominee, with the net proceeds of such Consideration CDIs being paid to the Ineligible Overseas Shareholders on a pro-rata basis.

OPERATIVE PROVISIONS
1	INTERPRETATION
1.1	Definitions
The following definitions apply in this Scheme.
Allkem Canadian Branch Shareholder means an Allkem Shareholder entered in the Canadian branch register of the Allkem Share Register as a holder of one or more Allkem Shares.
Allkem Principal Register Shareholder means an Allkem Shareholder entered in the Australian principal register of the Allkem Share Register as a holder of one or more Allkem Shares.
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Allkem Share means a fully paid ordinary share in Allkem.
Allkem Share Register means the register of members of Allkem maintained in accordance with the Corporations Act, and includes the Canadian branch register.
Allkem Share Registry
(a)	when used in relation to Allkem’s Australian principal share register, means Computershare Investor Services Pty Limited ABN 48 078 279 277; and
(b)	when used in relation to Allkem’s Canadian branch share register, means Computershare Investor Services Inc.
Allkem Shareholder means a person entered in the Allkem Share Register as a holder of one or more Allkem Shares and includes Allkem Canadian Branch Shareholders.
Arcadium Lithium Share means an ordinary share, par value of US$1.00, of Arcadium Lithium.
Arcadium Lithium Share Register means the register of shareholders of Arcadium Lithium.
ASIC means the Australian Securities and Investments Commission.
ASX means ASX Limited (ACN 008 624 691), and, where the context requires, the securities exchange that it operates.
ASX Listing Rules means the official listing rules of ASX.
Business Day:
(a)	when used in relation to the Implementation Date and the Scheme Record Date, has the meaning given in the ASX Listing Rules; and
(b)	in all other cases, means any day other than:
(i)	a Saturday or a Sunday; or
(ii)
a day on which banking and savings and loan institutions are authorised or required by law to be closed in Perth, Western Australia, Australia, Brisbane, Queensland, Australia, the Bailiwick of Jersey or Philadelphia, Pennsylvania, United States of America.

CDI means a CHESS Depositary Interest, representing beneficial ownership of one Arcadium Lithium Share.
CDI Election means a validly completed notice by an Eligible Canadian Branch Shareholder requesting to receive the Scheme Consideration as Consideration CDIs instead of Consideration Shares.
CDI Electing Shareholder means an Eligible Canadian Branch Shareholder who has provided Allkem with a duly completed CDI Election by no later than 5.00 pm (Toronto time) / 10.00pm (UTC) on the Election Date.
CDN means CHESS Depositary Nominees Pty Limited (ACN 071 346 506).
CHESS means the Clearing House Electronic Subregister System for the electronic transfer of securities operated by ASX Settlement Pty Limited ABN 49 008 504 532.
Consideration CDI means an Arcadium Lithium CDI issued under this Scheme as Scheme Consideration.
Consideration Share means an Arcadium Lithium Share to be issued under this Scheme as Scheme Consideration.
Corporations Act means the Corporations Act 2001 (Cth).
Court means the Federal Court of Australia (Western Australian registry) or such other court of competent jurisdiction under the Corporations Act as may be agreed to in writing by Allkem and Livent.
Court Orders means the order or orders of the Court approving this Scheme under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act).
Deed Poll means the deed poll under which Arcadium Lithium covenants in favour of Eligible Shareholders and Ineligible Overseas Shareholders to perform the obligations attributed to Arcadium Lithium under this Scheme.
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Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to this Scheme.
Election Date means:
(a)	in the case of Allkem Principal Register Shareholders, 5.00pm (Australian Eastern Daylight Time) on the day that is three Business Days prior to the Record Date;
(b)	in the case of Allkem Canadian Branch Shareholders, 5.00pm (Toronto time) / 10.00pm (UTC) on the day that is three Business Days prior to the Record Date.
Eligible Shareholder means:
(a)	a Scheme Shareholder who is not an Ineligible Overseas Shareholder; and
(b)	the Sale Nominee.
Eligible Canadian Branch Shareholder means an Eligible Shareholder who is an Allkem Canadian Branch Shareholder as at the Scheme Record Date.
Eligible Principal Register Shareholder means an Eligible Shareholder who is:
(a)	a Principal Register Shareholder on the Record Date; or
(b)	the Sale Nominee.
Encumbrance means:
(a)	a Security Interest; or
(b)	an easement, restrictive covenant, caveat or similar restriction over property.
FIRB means the Australian Foreign Investment Review Board.
Governmental Entity means a government, government department or a governmental, semi-governmental, administrative, statutory or judicial entity, agency, authority, commission, department, tribunal, or person charged with the administration of a law or agency, whether in Australia or elsewhere, including the Australian Competition and Consumer Commission, ASIC, ASX, the Takeovers Panel, and any self-regulatory organisation established under statute or by ASX, or any applicable foreign equivalents of the specified bodies.
Ineligible Consideration CDIs has the meaning given in clause 4.4(f).
Ineligible Overseas Shareholder means an Allkem Shareholder whose Registered Address at the Scheme Record Date is a place outside of Australia and Argentina, British Virgin Islands, Canada, China, Hong Kong, Japan, Malaysia, New Zealand, Singapore, the United Kingdom and the United States (unless otherwise agreed by Allkem, Livent and Arcadium Lithium in writing, each acting reasonably) or any other jurisdictions agreed by Allkem, Livent and New Topco in writing as lawful and not unduly impracticable or onerous for Arcadium Lithium to issue such Allkem Shareholder Arcadium Lithium Shares or CDIs upon Scheme Implementation in accordance with the terms of this Agreement (each acting reasonably).
Ineligible Shares has the meaning given in clause 4.4(c).
Ineligible Share Transfer means a duly completed and executed proper instrument of transfer in respect of the Ineligible Shares for the purposes of section 1071B of the Corporations Act, in favour of the Sale Nominee, being a master transfer of all of the Ineligible Shares.
Net Proceeds means the total proceeds of sale of all of the Ineligible Consideration CDIs after the deduction of any applicable fees, brokerage, taxes and charges of the Sale Nominee reasonably incurred in connection with the sale of the Ineligible Consideration CDIs.
NYSE means the New York Stock Exchange.
Registered Address means, in relation to an Allkem Shareholder, the address of the shareholder shown in the Allkem Share Register.
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Sale Nominee means:
(a)
the nominee appointed by Allkem in accordance with clause 4.4 of this Scheme to sell the Ineligible Consideration CDIs under the terms of this Scheme (or any person holding legal title to the Ineligible Shares or the Ineligible Consideration CDIs (as applicable) for the benefit of, and as agent for, that person); or

(b)
if the Terms of Appointment with the Sale Nominee contemplated by paragraph (a) immediately above are terminated after Implementation, any alternate nominee appointed by Allkem on the terms contemplated by clause 4.4 to sell the Ineligible Consideration CDIs under the terms of this Scheme (or any person holding legal title to the Ineligible Shares or the Ineligible Consideration CDIs (as applicable) for the benefit of, and as agent for, that person), as applicable.
Scheme means this scheme of arrangement under Part 5.1 of the Corporations Act between Allkem, the Eligible Shareholders and the Ineligible Overseas Shareholders, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by Arcadium Lithium, Livent and Allkem.
Scheme Consideration means the consideration to be provided by Arcadium Lithium to each Eligible Shareholder for the transfer of each Scheme Share under this Scheme, as set out in clause 4.
Scheme Effective Date means the date on which this Scheme becomes Effective.
Scheme Implementation means the implementation of this Scheme.
Scheme Implementation Date means the date on which Scheme Implementation occurs, being the fifth Business Day following the Scheme Record Date, or such other date as may be agreed to in writing by Allkem and Livent.
Scheme Meeting means the meeting of Allkem Shareholders (and any adjournment thereof) ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme.
Scheme Record Date means 7.00 pm (Australian Eastern Daylight Time) on the second Business Day after the Scheme Effective Date, or such other date and time as may be agreed to in writing by Allkem and Livent.
Scheme Share means:
(a)	each Allkem Share held by a Scheme Shareholder (other than an Ineligible Overseas Shareholder) as at the Scheme Record Date; and
(b)	each Allkem Share held by an Ineligible Overseas Shareholder and transferred to the Sale Nominee after the Scheme Record Date and prior to Scheme Implementation pursuant to clause 4.4 of this Scheme.
Scheme Shareholder means an Allkem Shareholder as at the Scheme Record Date, taking into account registration of all registrable transfers and transmission applications in accordance with clause 5.1.
Scheme Transfer means a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Arcadium Lithium, being a master transfer of all of the Scheme Shares.
Second Court Date means the first day on which the Court hears an application for an order under section 411(4)(b) of the Corporations Act approving this Scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard.
Security Interest means any security interest, including:
(a)	a security interest that is subject to the Personal Property Securities Act 2009 (Cth);
(b)	any other mortgage, charge, pledge or lien; or
(c)
any other interest or arrangement of any kind that in substance secures the payment of money or the performance of an obligation, or that gives a creditor priority over unsecured creditors in relation to any property.

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Share Electing Shareholder means an Eligible Principal Register Shareholder (other than the Sale Nominee) who has provided Allkem with a duly completed Share Election before 5.00 pm (Australian Eastern Daylight Time) on the Election Date.
Share Election means a validly completed notice by an Eligible Principal Register Shareholder (other than the Sale Nominee) requesting to receive the Scheme Consideration as Consideration Shares instead of Consideration CDIs.
Takeovers Panel means the Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth).
Terms of Appointment means the deed or other document under which the Sale Nominee is appointed under clause 4.4 of this Scheme.
Transaction means this Scheme and the US Merger (which is expected to become effective following Scheme Implementation in accordance with the Transaction Agreement).
Transaction Agreement means the transaction agreement dated on or about 10 May 2023 between Allkem, Livent and Arcadium Lithium relating to (among other things) Scheme Implementation.
TSX means the Toronto Stock Exchange.
Unclaimed Money Act means the Unclaimed Money Act 1990 (WA).
US Merger means the proposed merger between US Merger Sub and Livent in accordance with the Transaction Agreement.
US Merger Sub means a Delaware corporation that will be formed after the date of the Transaction Agreement and that will ultimately be (but will not at any time prior to Scheme Implementation be) an indirect wholly-owned subsidiary of Arcadium Lithium and that is referred to as “U.S. Merger Sub” in the Transaction Agreement.
1.2	Rules for interpreting this Scheme
Headings and catchwords are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Scheme, except where the context makes it clear that a rule is not intended to apply.
(a)	A reference to:
(i)
a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a clause is to a clause of this Scheme;
(iii)
a document (including this Scheme) or agreement, or a provision of a document (including this Scheme) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iv)	a group of persons is a reference to any 2 or more of them jointly and to each of them individually;
(v)	a party to this Scheme, or to any other document or agreement, includes a permitted substitute or a permitted assign of that party;
(vi)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and
(vii)	any thing (including a right, amount, obligation or concept) includes each part of it.
(b)	A singular word includes the plural, and vice versa.
(c)	A word that suggests one gender includes the other genders.
(d)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.
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(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.
(f)	The word officer has the same meaning as given by the Corporations Act.
(g)	A reference to time in this Scheme is a reference to Australian Western Standard Time, unless otherwise expressly specified.
(h)	Nothing in this Scheme is to be construed adversely to a party just because that party prepared this Scheme or prepared or proposed the relevant part of this Scheme.
1.3	Non–Business Days
If the day on or by which a person must do something under this Scheme is not a Business Day, the person must do it on or by the next Business Day.
2	CONDITIONS PRECEDENT
2.1	Conditions precedent to the Scheme
This Scheme is conditional upon, and will not become Effective unless and until, each of the following conditions precedent is satisfied.
(a)
As at 8.00 am on the Second Court Date, the conditions in Exhibit A of the Transaction Agreement (other than the conditions in paragraph 1(b) and 1(c) of Exhibit A of the Transaction Agreement) have been satisfied or waived in accordance with the terms of the Transaction Agreement.

(b)	Prior to 8.00 am on the Second Court Date, neither the Transaction Agreement nor the Deed Poll has been terminated in accordance with their terms.
(c)
The order of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act, subject to such alterations or conditions being agreed in accordance with clause 3.3) approving this Scheme comes into effect pursuant to section 411(10) of the Corporations Act on or before either or both of the Transaction Agreement and the Deed Poll are terminated in accordance with their respective terms.

2.2	Certificates
(a)	Before 8.30 am on the Second Court Date:
(i)	Allkem must provide to the Court:
(A)	a certificate, in the form of a deed, confirming whether or not, in respect of matters within Allkem’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied; and
(B)
a certificate from Livent, in the form of a deed, confirming whether or not, in respect of matters within Livent’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied; and

(ii)
Arcadium Lithium must provide to the Court a certificate, in the form of a deed, confirming whether or not, in respect of matters within Arcadium Lithium’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied.

(b)	The certificates referred to in clause 2.2(a) constitute conclusive evidence that the conditions precedent in clauses 2.1(a) and 2.1(b) have been satisfied.
2.3	Scheme Effective Date
Subject to clause 2.1, this Scheme takes effect on the Scheme Effective Date.
2.4	When Scheme will lapse
Unless Allkem, Arcadium Lithium and Livent otherwise agree in writing (and, if required, as approved by the Court), this Scheme will immediately lapse and be of no further force or effect if, without limiting any rights under the Transaction Agreement, either or both of the Transaction Agreement and the Deed Poll are terminated in accordance with their respective terms.
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3	THE SCHEME
3.1	Lodgement of copy of Court Order with ASIC
Allkem must lodge with ASIC an office copy of the Court Orders in accordance with section 411(10) of the Corporations Act:
(a)	as soon as possible after the date on which the Court makes the Court Orders and in accordance with the time limit set out in item 10 of Appendix 7A of the ASX Listing Rules; or
(b)	on such other Business Day and by such other time as agreed to in writing by Livent and Allkem.
3.2	Transfer of Scheme Shares
On the Scheme Implementation Date:
(a)
subject to Arcadium Lithium taking the steps to provide the Scheme Consideration which it is required to take on the Scheme Implementation Date under clause 4, all of the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Scheme Implementation Date, will be transferred to Arcadium Lithium without the need for any further act by any Scheme Shareholder or the Sale Nominee (other than acts performed by Allkem or its directors and officers as attorney and agent for the Scheme Shareholders and the Sale Nominee under this Scheme) by:

(i)
Allkem delivering to Arcadium Lithium a duly completed registrable Scheme Transfer to transfer the Scheme Shares to Arcadium Lithium, which Scheme Transfer has been duly executed by Allkem (or any of its directors and officers) as the attorney and agent of each Eligible Shareholder as a transferor under clauses 6.2 and 6.4; and

(ii)	Arcadium Lithium duly completing and executing the Scheme Transfer as transferee and delivering the Scheme Transfer to Allkem for registration; and
(b)	immediately following receipt of the Scheme Transfer in accordance with clause 3.2(a)(ii), Allkem must:
(i)	attend to registration of the Scheme Transfer; and
(ii)	enter or procure the entry of the name and address of Arcadium Lithium in the Allkem Share Register as the holder of all of the Scheme Shares.
3.3	Alteration or condition to Scheme
If the Court proposes to approve this Scheme subject to any alterations or conditions under section 411(6) of the Corporations Act, and those alterations or conditions have been agreed to in writing by each of Allkem, Livent and Arcadium Lithium:
(a)	Allkem may, by its counsel, consent on behalf of all persons concerned, including each Scheme Shareholder (and, to avoid doubt, the Sale Nominee), to those alterations or conditions; and
(b)	each Scheme Shareholder (and, to avoid doubt, the Sale Nominee) agrees to any such alterations or conditions that counsel for Allkem has consented to.
4	SCHEME CONSIDERATION
4.1	Elections by Eligible Shareholders
(a)
Each Eligible Principal Register Shareholder (other than the Sale Nominee) may become a Share Electing Shareholder by providing Allkem with a duly completed Share Election before 5.00 pm (Australian Eastern Daylight Time) on the Election Date.

(b)
Each Eligible Canadian Branch Shareholder may become a CDI Electing Shareholder by providing Allkem with a duly completed CDI Election before 5.00 pm (Toronto time) / 10:00pm (UTC) on the Election Date.

(c)	To avoid doubt, a Share Election or CDI Election submitted by an Ineligible Overseas Shareholder will be of no force or effect.
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4.2	Entitlement to Scheme Consideration
(a)
On the Scheme Implementation Date, in consideration for the transfer to Arcadium Lithium of Scheme Shares under the terms of this Scheme, each Eligible Shareholder will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with this clause 4.

(b)	Subject to clauses 4.3 to 4.7, the Scheme Consideration to be provided to each Eligible Shareholder will be:
(i)	where the Eligible Shareholder is:
(A)	an Eligible Principal Register Shareholder who is not a Share Electing Shareholder; or
(B)	an Eligible Canadian Branch Shareholder who is a CDI Electing Shareholder,
1 Consideration CDI for each Scheme Share; and
(ii)	where the Eligible Shareholder is:
(A)	an Eligible Principal Register Shareholder who is a Share Electing Shareholder; or
(B)	an Eligible Canadian Branch Shareholder who is not a CDI Electing Shareholder; and
in either case, is not the Sale Nominee, 1 Consideration Share for each Scheme Share.
4.3	Provision of Scheme Consideration
Subject to clauses 4.4 to 4.7, Arcadium Lithium must:
(a)	on the Scheme Implementation Date (or, in the case of sub-paragraphs (C), (D), (E) and (F) of clause 4.3(a)(iii), by no later than the Business Day following the Scheme Implementation Date):
(i)	provide to each Eligible Shareholder (or procure the issue to each Eligible Shareholder of) the applicable Scheme Consideration in accordance with this Scheme;
(ii)
in the case of Scheme Consideration that is required to be provided to Eligible Shareholders in the form of Consideration Shares, procure that the name and address of each relevant Eligible Shareholder is entered in the Arcadium Lithium Share Register as the holder of the applicable Consideration Shares (being the name and Registered Address of the relevant Eligible Shareholder as at the Scheme Record Date); and

(iii)	in the case of Scheme Consideration that is required to be provided to Eligible Shareholders in the form of Consideration CDIs:
(A)
issue to CDN (or to a custodian who will hold the Arcadium Lithium Shares on CDN's behalf) to be held on trust that number of Arcadium Lithium Shares that will enable CDN to issue Consideration CDIs as contemplated by this clause 4.3;

(B)
procure that the name and address of CDN or of its custodian (as applicable) is entered into the Arcadium Lithium Share Register in respect of those Arcadium Lithium Shares underlying the Consideration CDIs, and that a share certificate or holding statement (or equivalent document) in the name of CDN representing those Arcadium Lithium Shares is sent to CDN;

(C)	procure that CDN issues to each relevant Eligible Shareholder the number of Consideration CDIs to which it is entitled under this clause 4.3; and
(D)
procure that the name and address of each relevant Eligible Shareholder is entered in the records maintained by CDN or its custodian (as applicable) or both, as the holder of the Consideration CDIs issued to that Eligible Shareholder;

(E)	in the case of each such Eligible Shareholder who held Scheme Shares on the CHESS subregister, procure that the Consideration CDIs are held on the CHESS subregister; and
(F)	in the case of each such Eligible Shareholder who held Scheme Shares on the issuer sponsored subregister, the Consideration CDIs are held on the issuer sponsored subregister; and
(b)	no later than six Business Days after the Scheme Implementation Date, send or procure the dispatch to each
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Eligible Shareholder, to their Registered Address as at the Scheme Record Date (or, in the case of the Sale Nominee, as specified in the Ineligible Share Transfer), a Direct Registration System statement, holding statement or allotment confirmation representing the Consideration Shares or Consideration CDIs (as applicable) issued to that Eligible Shareholder.
4.4	Ineligible Overseas Shareholders
(a)	Arcadium Lithium has no obligation to issue, and will not issue, any Scheme Consideration under this Scheme to any Ineligible Overseas Shareholder.
(b)	Allkem must:
(i)	prior to the First Court Hearing, appoint the Sale Nominee;
(ii)
ensure that, under the Terms of Appointment, the Sale Nominee irrevocably undertakes to and is otherwise obliged to do all such things required by this clause 4.4 of this Scheme (including, but not limited to, under clause 4.4(c)); and

(iii)	procure that the Sale Nominee:
(A)	performs all acts attributed to it under this clause 4.4; and
(B)	otherwise does all things necessary to give effect to this clause 4.4.
(c)
After the Scheme Record Date, and prior to Scheme Implementation, all of the Allkem Shares which were held by Ineligible Overseas Shareholders as at the Scheme Record Date (each an Ineligible Share and together the Ineligible Shares), together with all rights and entitlements attaching to those Ineligible Shares, will be transferred to the Sale Nominee:

(i)
without the need for any further act by any Ineligible Overseas Shareholder (other than acts performed by Allkem or its directors or officers as attorney and agent for the Ineligible Overseas Shareholders); and

(ii)
on the basis that, if (1) the Scheme lapses under clause 2.4, or (2) Scheme Implementation has not occurred within 5 Business Days after the Scheme Record Date (or such later time determined by Allkem in its sole discretion), (each a Return Event), the Sale Nominee must return the Ineligible Consideration Shares to the relevant Ineligible Overseas Shareholders as soon as reasonably practicable (and in any event, no later than 15 Business Days after the date on which Allkem gives written notice of the Return Event to the Sale Nominee) without any cost incurred by or fee payable to the Ineligible Overseas Shareholder.

(d)
Allkem must procure that the Sale Nominee accepts the transfer of the Ineligible Shares under clause 4.4(c) by immediately executing the Ineligible Share Transfer as transferee and delivering it to Allkem for registration.

(e)	In order to give effect to the transfer of Ineligible Shares to the Sale Nominee under clause 4.4(c), Allkem will:
(i)	as attorney and agent for each Ineligible Overseas Shareholder, execute the Ineligible Share Transfer provided under clause 4.4(d); and
(ii)
register the transfer of the Ineligible Shares to the Sale Nominee and enter the name of the Sale Nominee in the Allkem Share Register in respect of all of the Ineligible Shares transferred under clause 4.4(c).

(f)	Allkem must procure that the Sale Nominee, and must enforce its contractual rights to ensure that the Sale Nominee:
(i)
sells the CDIs issued as Scheme Consideration in respect of the Ineligible Shares (Ineligible Consideration CDIs) (on ASX or off-market) as soon as reasonably practicable and in any event no more than 15 Business Days after the Scheme Implementation Date, in the manner, and on the terms, the Sale Nominee determines in good faith (and at the risk of the Ineligible Overseas Shareholder); and

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(ii)
as soon as reasonably practicable and in any event no more than 10 Business Days after settlement of all the sales of the Ineligible Consideration CDIs under clause 4.4(f)(i), remits to Allkem the Net Proceeds.

(g)
Promptly after receipt of the Net Proceeds, Allkem must pay each Ineligible Overseas Shareholder, or procure the payment to each Ineligible Overseas Shareholder of, such proportion of the Net Proceeds to which that Ineligible Overseas Shareholder is entitled (rounded down to the nearest cent), to be determined in accordance with the following formula:

where:
A = (B/C) × D
A = the proportion of the Net Proceeds to which that Ineligible Overseas Shareholder is entitled;
B = the number of Ineligible Shares transferred to the Sale Nominee in respect of that Ineligible Overseas Shareholder;
C = the total number of Ineligible Shares that were transferred to the Sale Nominee; and
D = the Net Proceeds.
(h)	The Net Proceeds will be payable to Ineligible Overseas Shareholders in Australian dollars.
(i)	Each Ineligible Overseas Shareholder acknowledges and agrees that:
(i)
none of Allkem, Livent, Arcadium Lithium or the Sale Nominee give any assurance as to the price or foreign exchange rate that will be achieved for the sale of the Ineligible Consideration CDIs described in clause 4.4(f); and

(ii)	Allkem, Livent, Arcadium Lithium and the Sale Nominee each expressly disclaim any fiduciary duty to any Ineligible Overseas Shareholder that may arise in connection with this clause 4.4.
(j)	Allkem must pay or procure that each Ineligible Overseas Shareholder is paid any amounts owing under clause 4.4(g) by either (in the absolute discretion of Allkem):
(i)
where an Ineligible Overseas Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Allkem Share Registry to receive dividend payments from Allkem by electronic funds transfer to a bank account nominated by the Ineligible Overseas Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election;

(ii)
by Global Wire Payment Service, if an Ineligible Overseas Shareholder has elected to receive payments electronically in their local currency using the Allkem Share Registry’s Global Wire Payment Service; or

(iii)
dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Ineligible Overseas Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Ineligible Overseas Shareholder (in the case of joint holders, the cheque will be drawn in the name of the joint holders and dispatched in accordance with the procedures set out in clause 4.6(b)).

(k)
Each Ineligible Overseas Shareholder appoints Allkem, and each director and officer of Allkem, as its agent to receive on its behalf any financial services guide (or similar or equivalent document) and any other notices (including any updates of those documents) that the Sale Nominee is required to provide to Ineligible Overseas Shareholders under the Corporations Act or any other applicable law.

(l)
Payment of the relevant amounts calculated in accordance with clauses 4.4(g) to an Ineligible Overseas Shareholder in accordance with this clause 4.4 satisfies in full Arcadium Lithium’s obligations to the Ineligible Overseas Shareholder under this Scheme in respect of the Scheme Consideration.

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4.5	Other ineligible Scheme Shareholders
(a)	Where the issue of Scheme Consideration to which an Eligible Shareholder would otherwise be entitled under this Scheme would result in a breach of law:
(i)	Arcadium Lithium will issue the maximum possible Scheme Consideration to that Eligible Shareholder without giving rise to such a breach; and
(ii)
any further Scheme Consideration to which that Eligible Shareholder is entitled, but the issue of which to that Eligible Shareholder would give rise to such a breach, will instead be issued to the Sale Nominee and dealt with under clause 4.4, as if:

(A)	references to “Ineligible Overseas Shareholders” also included that Eligible Shareholder; and
(B)	references to “Ineligible Consideration CDIs” also included any of that Eligible Shareholder’s Scheme Consideration that has been issued to the Sale Nominee.
(b)
Where the issue of Scheme Consideration to the Sale Nominee under this Scheme would result in a breach of law, Allkem must use its reasonable best efforts to appoint another person as the Sale Nominee in accordance with clause 4.4.

4.6	Joint holders
In the case of Scheme Shares held in joint names:
(a)	any Scheme Consideration will be issued to and registered in the names of the joint holders; and
(b)	any other document required to be sent under this Scheme will be forwarded to the holder whose name appears first in the Allkem Share Register as at the Scheme Record Date or to the joint holders.
4.7	Orders of a court or Governmental Entity
(a)	If Arcadium Lithium or Allkem (or the Allkem Share Registry) receives written notice of an order or direction made by a court of competent jurisdiction or by a Governmental Entity that:
(i)
requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Eligible Shareholder, which would otherwise be payable or required to be issued to that Eligible Shareholder by Allkem or Arcadium Lithium in accordance with this clause 4 (including in connection with any withholding or deduction under clauses 4.7(b)), then Allkem or Arcadium Lithium (as applicable) will be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(ii)
prevents Allkem or Arcadium Lithium from providing consideration to any particular Scheme Shareholder in accordance with this clause 4, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Allkem or Arcadium Lithium (as applicable) will be entitled to:

(A)
in the case of any Ineligible Overseas Shareholder, retain an amount, in Australian dollars, equal to the relevant Ineligible Overseas Shareholder's share of any proceeds of sale received by Allkem pursuant to clause 4.4; and

(B)
not issue (or, in the case of Allkem, direct Arcadium Lithium not to issue), or issue (or, in the case of Allkem, direct Arcadium Lithium to issue) to a permitted trustee or nominee, such Scheme Consideration as that Scheme Shareholder would otherwise be entitled to under clause 4.3, until such time as provision of the consideration in accordance with this clause 4 is permitted by that (or another) order or direction or otherwise by law.
(b)
Arcadium Lithium and Allkem (as applicable) may deduct and withhold from any consideration that would otherwise be provided to a Scheme Shareholder in accordance with this clause 4, any amount that Arcadium Lithium or Allkem (as applicable) determines is required to be deducted and withheld from that consideration under any applicable law, including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Entity.

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(c)
To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing agency.

(d)
To avoid doubt, any payment or retention by Allkem or Arcadium Lithium (as applicable) under clauses 4.7(a), 4.7(b) and 4.7(c) will constitute the full discharge of Arcadium Lithium’s obligations under clause 4.3 with respect to the amount so paid or retained until, in the case of clause 4.7(a)(ii), the amount is no longer required to be retained.

4.8	Consideration Shares to rank equally
Arcadium Lithium covenants in favour of Allkem (in its own right and on behalf of each Eligible Shareholder and each Ineligible Overseas Shareholder) that:
(a)	the Consideration Shares to be issued (including the Arcadium Lithium Shares underlying the Consideration CDIs) as the Scheme Consideration will, on issue:
(i)	be duly issued and fully paid in accordance with applicable laws and the memorandum and articles of association of Arcadium Lithium;
(ii)
be free from any Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise, or restriction on transfer of any kind, other than as provided for in the memorandum and articles of association of Arcadium Lithium or as required under applicable law; and

(iii)	rank equally in all respects, including for future dividends, with all existing Arcadium Lithium Shares then on issue; and
(b)	it will apply for, or has applied for:
(i)	the listing of the Consideration Shares on the NYSE, subject to official notice of issuance;
(ii)	admission of Arcadium Lithium to the official list of ASX (as a foreign exempt listing) commencing on the Business Day following the Scheme Effective Date; and
(iii)	official quotation of the Consideration CDIs on ASX, subject to customary conditions, commencing:
(A)	on the Business Day following the Scheme Effective Date (or such later day as ASX may require) until the Scheme Implementation Date, on a deferred settlement basis; and
(B)	on the Business Day following the Scheme Implementation Date, on an ordinary (T+2) basis.
4.9	Unclaimed monies
(a)	Allkem may cancel a cheque issued under clause 4.4(j)(iii) if the cheque:
(i)	is returned to Allkem; or
(ii)	has not been presented for payment within 6 months after the date on which the cheque was sent.
(b)
During the period of 12 months commencing on the Scheme Implementation Date, on request in writing from a Scheme Shareholder to Allkem (or the Allkem Share Registry) (which request may not be made until the date that is 20 Business Days after the Scheme Implementation Date), Allkem must reissue a cheque that was previously cancelled under clause 4.9(a).

(c)	The Unclaimed Money Act will apply in relation to any Scheme Consideration that becomes “unclaimed money” (as defined in section 6 of the Unclaimed Money Act).
4.10	Title to and rights in Scheme Shares
(a)
Immediately upon the provision of the Scheme Consideration to each Eligible Shareholder in accordance with this clause 4, Arcadium Lithium will be beneficially entitled to the Scheme Shares transferred to it under this Scheme pending registration by Allkem of the name and address of Arcadium Lithium in the Allkem Share Register as the holder of the Scheme Shares.

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(b)
To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Arcadium Lithium will, at the time of transfer to Arcadium Lithium, vest in Arcadium Lithium free from all:

(i)	Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise; and
(ii)	restrictions on transfer of any kind.
(c)
To avoid doubt, notwithstanding clause 4.10(a), to the extent that clause 4.7(a) applies to any Eligible Shareholder, Arcadium Lithium will be beneficially entitled to any Scheme Shares held by that Eligible Shareholder immediately upon compliance with clause 4.7 on the Scheme Implementation Date as if Arcadium Lithium had provided the Scheme Consideration to that Eligible Shareholder.

5	DEALINGS IN ALLKEM SHARES
5.1	Allkem Share dealings that are recognised
To establish the identity of the Scheme Shareholders, dealings in Allkem Shares (or other alterations to the Allkem Share Register) will be recognised only if:
(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Allkem Share Register as the holder of the relevant Allkem Shares as at the Scheme Record Date; and
(b)
in all other cases, registrable transfers or transmission applications in respect of those dealings, or valid requests in respect of other alternations, are received by the Allkem Share Registry at or before the Scheme Record Date, and Allkem must not accept for registration, nor recognise for any purpose (except a transfer to Arcadium Lithium pursuant to this Scheme and any subsequent transfer by Arcadium Lithium or its successors in title, or a transfer in accordance with clause 4.4(c) to the Sale Nominee), any transfer or transmission application or other request in respect of Allkem Shares received after the Scheme Record Date, or received prior to the Scheme Record Date but not in registrable or actionable form.
5.2	Allkem to register transfer and transmission applications
Allkem must register registrable transfers and transmission applications of the kind referred to in clause 5.1(b) by the Scheme Record Date, provided that, for the avoidance of doubt, nothing in this clause 5.2 requires Allkem to register a transfer that would result in an Allkem Shareholder holding a parcel of Allkem Shares that is less than a “marketable parcel” (within the meaning given to that term in the operating rules of ASX).
5.3	Transfers received after Scheme Record Date not recognised
If this Scheme becomes Effective, each Scheme Shareholder (and any person claiming through any Scheme Shareholder) must not dispose of or transfer, or purport or agree to dispose of or transfer, any Scheme Share or any interest in them after the Scheme Record Date, other than pursuant to this Scheme (including as contemplated in clause 4.4(c)), and any such disposal or transfer, purported disposal or transfer or attempted disposal or transfer will be void and of no legal effect whatsoever and Allkem must disregard any disposal, transfer or transmission application in respect of Scheme Shares received after the Scheme Record Date (to avoid doubt, except for pursuant to the Ineligible Share Transfer contemplated by clause 4.4(c)).
5.4	Allkem to maintain Allkem Share Register to determine entitlements
(a)
In order to determine entitlements to the Scheme Consideration, Allkem must maintain, or procure the maintenance of, the Allkem Share Register in accordance with this clause 5 until the Scheme Consideration has been paid to Scheme Shareholders and Arcadium Lithium has been entered into the Allkem Share Register as the holder of the Scheme Shares.

(b)	The Allkem Share Register in this form will solely determine entitlements to the Scheme Consideration.
5.5	Holding statements no effect from Scheme Record Date
(a)
All holding statements for Allkem Shares (other than any holding statements (1) in favour of the Sale Nominee with respect to the Ineligible Shares or (2) in favour of Arcadium Lithium) will cease to have effect as documents of title (or evidence thereof) after the Scheme Record Date.

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(b)
Each entry on the Allkem Share Register at and from the Scheme Record Date (other than those entries in respect of Arcadium Lithium or a transfer in accordance with clause 4.4(c) to the Sale Nominee) will cease to have any effect other than as evidence of an entitlement to the Scheme Consideration in respect of the Scheme Shares relating to that entry.

5.6	Allkem to provide contact information for Scheme Shareholders
Allkem must ensure that, as soon as practicable after the Scheme Record Date (and in any event by 8.00 am on the day that is two Business Days after the Scheme Record Date), Arcadium Lithium is given details of the name, Registered Address and holding of Allkem Shares of each Eligible Shareholder in the form Arcadium Lithium reasonably requires.
5.7	Suspension of trading
Allkem will apply:
(a)	to ASX, to suspend trading of Allkem Shares on ASX with effect from the close of trading on the Scheme Effective Date; and
(b)	to TSX, to suspend trading of Allkem Shares on TSX with effect from 4.00pm (Toronto time) on the Scheme Effective Date.
5.8	Termination of official quotation
Allkem will apply:
(a)	to ASX, for:
(i)	removal of Allkem from the official list of ASX; and
(ii)	termination of the official quotation of Allkem Shares on ASX;
with effect on and from the close of trading on the trading day immediately following the Scheme Implementation Date, or such other date as Livent and Allkem may agree, acting reasonably, following consultation with ASX; and
(b)
to TSX, for the delisting of Allkem from TSX with effect on or about the close of trading (Toronto time) on the trading day immediately following the Scheme Implementation Date, or such other date as Livent and Allkem may agree, acting reasonably, following consultation with TSX.

6	GENERAL PROVISIONS
6.1	Allkem giving effect to the Scheme
Allkem must do all things (including executing all documents), and must ensure that its employees and agents do all things (including executing all documents), that are necessary or desirable to give full effect to the Scheme and the transactions contemplated by it.
6.2	Scheme Shareholders' agreements and consents
Each Scheme Shareholder and the Sale Nominee irrevocably:
(a)	agrees for all purposes to:
(i)	in the case of Ineligible Overseas Shareholders, the transfer of their Ineligible Shares to the Sale Nominee;
(ii)	in the case of Eligible Shareholders:
(A)	become a member of Arcadium Lithium;
(B)
in the case of Eligible Shareholders who are issued Consideration CDIs pursuant to this Scheme, to have their name entered in the records maintained by CDN or its custodian (as applicable), or both, as the holder of CDIs;

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(C)
in the case of Eligible Shareholders who are issued Consideration Shares pursuant to this Scheme, to have their name registered in the Arcadium Lithium Share Register as a holder of Arcadium Lithium Shares; and

(D)	be bound by the memorandum of association and articles of association of Arcadium Lithium; and
(iii)	in the case of Eligible Shareholders, the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, to Arcadium Lithium, in each case, in accordance with this Scheme;
(b)
agrees for all purposes and to the extent permitted by law, that all instructions, notifications or elections made by the Scheme Shareholder or the Sale Nominee to Allkem (binding or deemed to be binding between the Scheme Shareholder and Allkem) relating to Allkem or its securities (except for tax file numbers), including instructions, notifications or elections relating to:

(i)	whether distributions or dividends are to be paid by cheque or into a specific account; and
(ii)	notices or other communications from Allkem,
will, except to the extent determined otherwise by Arcadium Lithium in its sole discretion, be deemed from the Scheme Implementation Date to be a binding instruction, notification or election (as applicable) made by the Scheme Shareholder or the Sale Nominee (as applicable) to Arcadium Lithium in respect of any Arcadium Lithium Shares provided to the Scheme Shareholder or the Sale Nominee (as applicable), until and unless that deemed instruction, notification or election is revoked or amended by the Scheme Shareholder or the Sale Nominee giving written notice to Arcadium Lithium share registry;
(c)	agrees to the variation, cancellation or modification of the rights attached to their Scheme Shares constituted by or resulting from, and in accordance with, this Scheme;
(d)
acknowledges that this Scheme binds Allkem, all Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and the Sale Nominee;

(e)
consents to Allkem, Arcadium Lithium and Livent doing all things (including executing all deeds, instruments, transfers or other documents) as may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it; and

(f)
acknowledges and agrees that Allkem, as agent of each Scheme Shareholder and of the Sale Nominee, may sub–delegate its functions under this Scheme to any of its directors and officers, jointly and severally, in each case, without the need for any further act by the Scheme Shareholder or the Sale Nominee (as applicable).
6.3	Scheme Shareholders' warranties
(a)
Each Scheme Shareholder and the Sale Nominee is taken to have warranted to Allkem and Arcadium Lithium (and, in the case of an Ineligible Overseas Shareholder, to the Sale Nominee), and to have appointed and authorised Allkem as its attorney and agent to warrant to Arcadium Lithium (and, in the case of an Ineligible Overseas Shareholder, to the Sale Nominee), that:

(i)
all their Allkem Shares (including any rights and entitlements attaching to their Allkem Shares) that are transferred under this Scheme will, at the time of their transfer, be fully paid and free from all:

(A)	Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise; and
(B)	restrictions on transfer of any kind;
(ii)
they have full power and capacity to transfer their Allkem Shares to Arcadium Lithium (or, in the case of Ineligible Overseas Shareholders, to the Sale Nominee), together with any rights and entitlements attaching to those Allkem Shares, under this Scheme; and

(iii)	as at the Scheme Record Date, they have no existing right to be issued any other Allkem Shares or any other form of securities in Allkem.
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(b)
Allkem undertakes in favour of each Scheme Shareholder (and, in the case of an Ineligible Overseas Shareholder, for the Sale Nominee) that it will provide such warranty to Arcadium Lithium as agent and attorney of each Scheme Shareholder.

6.4	Appointment of Allkem as attorney of Scheme Shareholders and Sale Nominee
On and from the Scheme Effective Date, each Scheme Shareholder and the Sale Nominee, without the need for any further act, irrevocably appoint Allkem and each of its directors and officers, jointly and severally, as its attorney and agent to:
(a)	execute any document or do any other act necessary, expedient or incidental to give full effect to this Scheme and the transactions contemplated by it, including:
(i)	as attorney and agent for Eligible Shareholders (including the Sale Nominee), executing and delivering the Scheme Transfer under clause 3.2 and;
(ii)	as attorney and agent for Ineligible Overseas Shareholders, executing and delivering the Ineligible Share Transfer under clause 4.4; and
(b)	enforce the Deed Poll against Arcadium Lithium,
and Allkem accepts such appointment in respect of itself and on behalf of each of its directors and officers.
6.5	Appointment of Arcadium Lithium as agent, attorney and sole proxy in respect of Scheme Shares
Immediately upon the provision of the Scheme Consideration to each Eligible Shareholder, until Arcadium Lithium is registered as the holder of all Scheme Shares in the Allkem Share Register, each Eligible Shareholder:
(a)
irrevocably appoints Arcadium Lithium as its attorney and agent (and directs Arcadium Lithium as its attorney and agent to appoint any of the directors and officers of Arcadium Lithium as its sole proxy and, where applicable, corporate representative, of that Eligible Shareholder) to:

(i)	attend shareholders' meetings of Allkem;
(ii)	exercise the votes attaching to the Scheme Shares registered in the name of the Eligible Shareholder; and
(iii)	sign any Allkem Shareholders' resolution (whether in person, by proxy or by corporate representative);
(b)	must take all other action in the capacity of a registered holder of Scheme Shares as Arcadium Lithium reasonably directs;
(c)
undertake not to attend or vote at any shareholders' meetings of Allkem or sign any Allkem Shareholders' resolution (whether in person, by proxy or by corporate representative) other than pursuant to clause 6.5(a); and

(d)
acknowledges and agrees that in exercising the powers conferred by clause 6.5(a), Arcadium Lithium and any director, officer or agent nominated by Arcadium Lithium may act in the best interests of Arcadium Lithium as the intended registered holder of the Scheme Shares.

6.6	Binding effect of Scheme
(a)
This Scheme binds Allkem, all of the Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and the Sale Nominee and, to the extent of any inconsistency, overrides the constitution of Allkem.

(b)
Any covenant from any Scheme Shareholder or the Sale Nominee in favour of Arcadium Lithium or any obligation owed by any Scheme Shareholder or the Sale Nominee to Arcadium Lithium will be enforceable by Arcadium Lithium against such person directly and, to the extent necessary, may enforce such rights through Allkem as party to the Scheme.

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6.7	No liability when acting in good faith
Neither Allkem nor Arcadium Lithium, nor any of their respective directors, officers, secretaries or employees will be liable under the Scheme or the Deed Poll for anything done or omitted to be done in good faith in the performance of this Scheme or the Deed Poll.
6.8	Deed Poll
Allkem undertakes in favour of each Scheme Shareholder and in favour of the Sale Nominee to enforce the Deed Poll against Arcadium Lithium for and on behalf of each Scheme Shareholder and the Sale Nominee.
6.9	Notices
(a)
Where a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Allkem, it will be deemed to be received on the date (if any) on which it is actually received at Allkem's registered office or at the Allkem Share Registry and on no other date.

(b)
The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by an Allkem Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

6.10	Stamp duty
Arcadium Lithium will pay all stamp duty (if any) and any related interest, fines, fees and penalties payable on, or in connection with, the transfer of the Ineligible Shares to the Sale Nominee and of the Scheme Shares to Arcadium Lithium pursuant to this Scheme.
6.11	Governing law
(a)	This Scheme and any dispute arising out of or in connection with the subject matter of this Scheme is governed by the laws of Western Australia.
(b)
Each party irrevocably submits to the jurisdiction of the Federal Court of Australia (Western Australian registry) and of the courts competent to determine appeals from that court with respect to any proceedings that may be brought at any time arising out of or in connection with the subject matter of this Scheme. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in any inconvenient forum.

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Annex B
Dated  [•]
Companies (Jersey) Law 1991

Public Company Limited by Shares
MEMORANDUM OF ASSOCIATION
OF
[•] PLC

Companies (Jersey) Law 1991

Public Company Limited by Shares

Memorandum of Association

of

[•] plc
1.	The name of the Company is [•] plc.
2.	The Company is a public company limited by shares.
3.	The Company is a par value company.
4.	The Company has unrestricted corporate capacity.
5.	The liability of each member arising from his or her holding of a share is limited to the amount (if any) unpaid on it.
6.	The share capital of the Company is US$[•] divided into [•] ordinary shares of US$[•] each and [•] preferred shares of US$[•] each.
B-i

[•] plc

Articles of Association
B-ii

B-iii

B-iv

B-v

[•] plc

Articles of Association
A public company limited by shares
1 Preliminary
1.1	Definitions and interpretation
(a)	The meanings of the terms used in these articles are set out below.
Term	Meaning
Acting Chairperson	has the meaning given to that term in article 7.7(d).
affiliate	a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
annual general meeting	an annual general meeting of the Company that the Companies Law requires to be held.
Board	the directors for the time being of the Company or those directors who are present at a meeting at which there is a quorum.
Business Day	has the meaning given to that term in the listing rules of the New York Stock Exchange.
CDI
means a CHESS depositary interest that represents a beneficial ownership in a share in the Company registered in the name of CDI Nominee (or in the name of a nominee or custodian who will hold the shares in the Company on CDI Nominee’s behalf).

CDI Nominee	means CHESS Depositary Nominees Pty Limited (ACN 071 346 506).
CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd.
Companies Law	the Companies (Jersey) Law 1991.
Control, including the terms controlling, controlled by and under common control with the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

CREST Order	the Companies (Uncertificated Securities) (Jersey) Order 1999, as amended from time to time, including any provisions of or under the Companies Law which alter or replace such regulations.
Default Shares	has the meaning given to that term in article 6.2(a).
Derivative Security	has the meaning given to that term in article 7.3(f)(3).
Designated Stock Exchange	the New York Stock Exchange, the Australian Securities Exchange or any other stock exchange or automated quotation system on which the Company’s securities are then traded.
directors	the directors of the Company.

Term	Meaning
distribution	has the meaning given to that expression in Article 114 of the Companies Law.
dividend	any dividend (whether interim or final) resolved to be paid on shares pursuant to these articles.
DTC	the Depositary Trust Company or any successor company.
DTC Depositary
Cede & Co. and/or any other custodian, depositary or nominee of DTC which holds shares under arrangements that facilitate the holding and trading of beneficial interests in ordinary shares in the DTC System.

DTC Proxy
in relation to any shares held by the DTC Depositary, any person who is, for the purposes of any general meeting or resolution, appointed a proxy (whether by way of instrument of proxy, power of attorney, mandate or otherwise) by:
 a) the DTC Depositary; or
 b) a proxy, attorney or other agent appointed by any other person whose authority is ultimately derived (whether directly or indirectly) from the DTC Depositary.

DTC System	the electronic system operated by DTC by which title to securities or interests in securities may be evidenced and transferred in dematerialised form.
Exchange Act	the U.S. Securities Exchange Act of 1934.
Exemption Order	the Companies (Transfers of Shares – Exemptions) (Jersey) Order 2014 as amended from time to time, including any provisions of or under the Companies Law which alter or replace such regulations.
extraordinary general meeting	any general meeting of the Company other than the annual general meeting.
Liabilities	has the meaning given to that term in article 11.2.
Listing Rules	the listing rules of the Designated Stock Exchange.
Officer	has the meaning given to that term in article 11.1.
public announcement
disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service in the United States or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to sections 13, 14 or 15(d) of the Exchange Act.

Record Time	has the meaning given to that term in article 7.4.
Representative	in relation to a member that is a body corporate means a person authorised by the body corporate to act as its representative at the meeting.
Seal	any common seal, duplicate seal or certificate seal of the Company.
share	means shares in the Company.
special resolution	a resolution of the Company passed as a special resolution in accordance with the Companies Law.
Statement of Rights	has the meaning given to that term in article 2.4.
Transmission Event
1 for a member who is an individual – the member’s death, the member’s bankruptcy, or a member becoming of unsound mind, or a person who, or whose estate, is liable to be dealt with in any way under the laws relating to mental health; and

Term	Meaning
2 for a member who is a body corporate – the insolvency, bankruptcy or dissolution of the member or the succession by another body corporate to the assets and liabilities of the member.
Uncertificated
in relation to a share, means a share title to which is recorded in the register as being held in uncertificated form and title to which, by virtue of the CREST Order, may be transferred by means of a relevant system.

(b)	A reference in these articles to a partly paid share is a reference to a share on which there is an amount unpaid.
(c)	A reference in these articles to an amount unpaid on a share includes a reference to any amount of the issue price which is unpaid.
(d)	A reference in these articles to a call or an amount called on a share includes a reference to a sum that, by the terms of issue of a share, becomes payable on issue or at a fixed date.
(e)
Except where a special resolution or another percentage is specified, a reference to a resolution or ordinary resolution of the Company is a reference to a resolution passed by a majority of votes cast by the members present at a general meeting.

(f)	A reference in these articles to a member for the purposes of a meeting of members is a reference to a registered holder of shares as at the relevant Record Time.
(g)
A reference in these articles to a member present at a general meeting is a reference to a member present in person, electronically in accordance with article 7.5(d) or by proxy, attorney or Representative.

(h)	A chairperson or deputy chairperson appointed under these articles may be referred to as chairman or chairwoman, or deputy chairman or chairwoman, or as chair, if applicable.
(i)	A reference in these articles to a person holding or occupying a particular office or position is a reference to any person who occupies or performs the duties of that office or position.
(j)
A reference to a document being ‘signed’ or to ‘signature’ includes that document being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, includes the document being authenticated in accordance with the Companies Law or any other method approved by the Board.

(k)	Unless the contrary intention appears, in these articles:
(1)	the singular includes the plural and the plural includes the singular;
(2)	words that refer to any gender include all genders;
(3)
words used to refer to persons generally include natural persons as well as bodies corporate, bodies politic, partnerships, joint ventures, associations, boards, groups or other bodies (whether or not the body is incorporated);

(4)	a reference to a person includes that person’s successors and legal personal representatives;
(5)
a reference to a statute or regulation, or a provision of any of them includes all statutes, regulations or provisions amending, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(6)	a reference to the Listing Rules includes any variation, consolidation, amendment or replacement of those rules and is to be taken to be subject to any applicable waiver or exemption; and
(7)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.
(l)
Specifying anything in these articles after the words ‘including’, ‘includes’ or ‘for example’ or similar expressions does not limit what else is included unless there is express wording to the contrary.

(m)	In these articles, headings and bold type are only for convenience and do not affect the meaning of these articles.

1.2 Standard Table not to apply
The regulations contained in the Standard Table adopted pursuant to the Companies (Standard Table) (Jersey) Order 1992 and any regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.
1.3 Exercising powers
(a)	The Company may, in any way the Companies Law permits:
(1)	exercise any power;
(2)	take any action; or
(3)	engage in any conduct or procedure;
which, under the Companies Law, a company limited by shares may exercise, take or engage in.
(b)	Where these articles provide that a person ‘may’ do a particular act or thing, the act or thing may be done at the person’s discretion.
(c)
Where these articles confer a power to do a particular act or thing, the power is, unless the contrary intention appears, to be taken as including a power exercisable in the same way and subject to the same conditions (if any) to repeal, rescind, revoke, amend or vary that act or thing.

(d)	Where these articles confer a power to do a particular act or thing, the power may be exercised from time to time and may be exercised subject to conditions.
(e)
Where these articles confer a power to do a particular act or thing concerning particular matters, the power is, unless the contrary intention appears, to be taken to include a power to do that act or thing as to only some of those matters or as to a particular class of those matters, and to make different provision concerning different matters or different classes of matters.

(f)
Where these articles confer a power to make appointments to an office or position (except the power to appoint a director under article 8.1(b)), the power is, unless the contrary intention appears, to be taken to include a power:

(1)	to appoint a person to act in the office or position until a person is formally appointed to the office or position;
(2)	to remove or suspend any person appointed (without prejudice to any rights or obligations under any contract between the person and the Company); and
(3)	to appoint another person temporarily in the place of any person removed or suspended or in the place of any sick or absent holder of the office or position.
(g)	Where these articles give power to a person to delegate a function or power:
(1)	the delegation may be concurrent with, or (except in the case of a delegation by the Board) to the exclusion of, the performance or exercise of that function or power by the person;
(2)	the delegation may be either general or limited in any way provided in the terms of delegation;
(3)	the delegation need not be to a specified person but may be to any person holding, occupying or performing the duties of a specified office or position;
(4)	the delegation may include the power to delegate; and
(5)
where performing or exercising that function or power depends on that person’s opinion, belief or state of mind about a matter, that function or power may be performed or exercised by the delegate on the delegate’s opinion, belief or state of mind about that matter.

1.4 Currency
Any amount payable to the holder of a share, whether in relation to dividends, repayment of capital, participation in surplus property of the Company or otherwise, may be paid in any currency determined by the Board. The Board may fix a time on or before the payment date as the time at which the applicable exchange rate will be determined for that purpose.
2 Share capital
2.1 Share capital and share issues
(a)
The share capital of the Company is as specified in the Memorandum of Association and the shares of the Company shall have the rights and be subject to the conditions contained in these articles and, to the extent applicable, in the Statement of Rights relating to preferred shares of any class.

(b)	Subject to these articles, the Board may, from time to time in its discretion:
(1)	issue, allot or grant options for, or otherwise dispose of, shares in the Company; and
(2)	decide:
(A)	the persons to whom shares are issued or options are granted;
(B)	the terms on which shares are issued or options are granted; and
(C)	the rights and restrictions attached to those shares or options.
2.2 Rights attaching to ordinary shares
Subject to the Companies Law and the provisions of these articles, the rights attaching to ordinary shares are as follows:
(a)
As regards income – Each ordinary share confers on the holder thereof the right to receive such profits of the Company available for distribution as the Board may declare after any payment to the members holding shares of any other class other than ordinary shares of any amount then payable in accordance with the relevant Statement of Rights or other terms of issue of that class.

(b)
As regards capital – If the Company is wound up, the holder of an ordinary share is entitled, following payment to the members holding shares of any other class other than ordinary shares of all amounts then payable to them in accordance with the relevant Statement of Rights or other terms of issue of that class, to repayment of the stated amount of the capital paid up thereon and thereafter any surplus assets of the Company then remaining shall be distributed pari passu among the holders of the ordinary shares in proportion to the amounts paid up thereon.

(c)
As regards voting – At any general meeting of the Company and any separate class meeting of the holders of ordinary shares, every person who was a holder of ordinary shares at the Record Time and who is present at such meeting has one vote for every ordinary share of which such person was the holder as of the Record Time.

(d)	As regards redemption – the ordinary shares are not redeemable, unless issued as redeemable or converted into redeemable ordinary shares pursuant to article 2.6.
2.3 Series or classes of preferred shares
The Board is hereby authorised to issue the preferred shares in one or more series or classes and determine from time to time before issuance the number of shares to be included in any such series or class and the designation, powers, preferences, rights and qualifications, limitations or restrictions of such series or class.
2.4 Rights of preferred shares
The authority of the Board with respect to each such series or class of preferred shares will include, without limiting the generality of article 2.3, the determination of any or all of the following, which shall be set out in a statement of rights in respect of each series or class of preferred shares (Statement of Rights), all as may be determined from time to time by the Board and as may be permitted by the Companies Law:

(a)	the series or class to which each preferred share shall belong, such series or class to be designated with a series or class number and, if the Board so determines, title;
(b)
details of any dividends payable in respect of the relevant series or class, if any, including whether such dividends will be cumulative or noncumulative, the dividend rate of such series or class, and the dates and preferences of dividends on such series or class;

(c)	details of rights attaching to shares of the relevant series or class to receive a return of capital on a winding up of the Company;
(d)
details of the voting rights attaching to shares of the relevant series or class (which may provide, without limitation, that each preferred share shall have more than one vote on a poll at any general meeting of the Company);

(e)
a statement as to whether shares of the relevant series or class are redeemable (either at the option of the holder and/or the Company) and, if so, on what terms such shares are redeemable (including, and only if so determined by the Board, the amount for which such shares shall be redeemed (or a method or formula for determining the same) and the date on which they shall be redeemed);

(f)
a statement as to whether shares of the relevant series or class are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares, or any other security, of the Company or any other person (in each case, either at the option of the holder and/or the Company) and, if so, on what rates or terms such shares are convertible or exchangeable;

(g)	the right, if any, to subscribe for or to purchase any securities of the Company or any other person;
(h)
any other designations, powers, preferences and relative, participating, optional or other rights, obligations and restrictions, if any, attaching to preferred shares of any class or series as the Board may determine in its discretion; and/or

(i)	the price at which shares of the relevant series or class shall be issued.
2.5 Effect of Statement of Rights
Once a Statement of Rights has been adopted for a class or series of preferred shares:
(a)	it is binding on members and the Board as if contained in these articles;
(b)	it must be filed on behalf of the Company with the Registrar of Companies in Jersey in accordance with the Companies Law;
(c)	the provisions of article 2.11 apply to any variation or abrogation thereof that may be effected by the Company or the Board; and
(d)
upon the redemption of a preferred share (if it is redeemable) pursuant to the Statement of Rights relating thereto, the holder thereof ceases to be entitled to any rights in respect thereof and accordingly such holder’s name must be removed from the register of members and the share must thereupon be cancelled.

2.6 Redeemable shares
Subject to the provisions of the Companies Law, the Board may:
(a)	issue; or
(b)
convert existing non-redeemable shares, whether issued or not, into, shares that are to be redeemed, or are liable to be redeemed, either in accordance with their terms or at the option of the Company and/or at the option of the holder; provided that an issued non-redeemable share may only be converted into a redeemable share pursuant to article 2.6(b) with the agreement of the applicable holder (which agreement shall be deemed to exist with respect to any non-redeemable shares tendered by such holder for conversion, repurchase, buy back or redemption and regardless of whether or not such holder is aware that the Company is the purchaser of such shares in such transaction) or pursuant to a special resolution.

2.7 Fractions of shares
(a)	Subject to the Companies Law, the Company may, in the Board’s discretion, issue fractions of a share of any class.

(b)
A fraction of a share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a share of that class of shares.

2.8 Alteration of share capital
The Board may do anything required to give effect to any special resolution altering the Company’s share capital, including, where a member becomes entitled to a fraction of a share on a consolidation, by:
(a)	making cash payments;
(b)	determining that fractions may be disregarded to adjust the rights of all members;
(c)	appointing a trustee to deal with any fractions on behalf of members; and
(d)	rounding down or rounding up each fractional entitlement to the nearest whole share.
2.9 Purchase of shares
Subject to the provisions of the Companies Law, the Company may, to the extent authorised by special resolution, purchase its shares (including any redeemable shares) and either cancel them or hold them as treasury shares.
2.10 Conversion or reclassification of shares
(a)	Subject to article 2.11 and the provisions of the Companies Law, the Company may by special resolution convert or reclassify shares from one class to another.
(b)
Notwithstanding article 2.11 but subject to the Companies Law, the Board may convert or reclassify any previously classified but unissued shares of any existing class from time to time in one or more existing classes of shares without the approval of members of the Company.

2.11 Variation of class rights
(a)	The rights attached to any class of shares may, unless their terms of issue state otherwise, be varied by a special resolution passed at a separate meeting of the holders of shares of the class.
(b)	The provisions of these articles relating to general meetings apply, with necessary changes, to separate class meetings as if they were general meetings.
(c)
The rights conferred on the holders of any class of shares are to be taken as not having been varied by the creation or issue of further shares ranking ahead, after or pari passu with them, unless the terms of issue provide otherwise.

(d)	The rights conferred upon the holders of ordinary shares are to be taken as not having been varied by the creation, issue, redemption or conversion of any preferred shares.
2.12 Shareholder rights plan
(a)
The Board is hereby authorised to establish a shareholder rights plan including approving the execution of any document relating to the adoption and/or implementation of a rights plan. A rights plan may be in such form and may be subject to such terms and conditions as the Board shall determine in its absolute discretion.

(b)	The Board is hereby authorised to grant rights to subscribe for shares of the Company in accordance with a rights plan.
(c)
The Board may, in accordance with a rights plan, exercise any power under such rights plan (including a power relating to the issuance, redemption or exchange of rights or shares) on a basis that excludes one or more members, including a member who has acquired or may acquire a significant interest in or control of the Company.

(d)
The Board is authorised to exercise the powers under this article 2.12 for any purpose that the Board, in its discretion, deems reasonable and appropriate, including, without limitation, to ensure that:

(1)	any process which may result in an acquisition of a significant interest or change of control of the Company is conducted in an orderly manner;
(2)	all holders of ordinary shares will be treated fairly and in a similar manner;
(3)	any potential acquisition of a significant interest or change of control of the Company which would be unlikely to treat all members of the Company fairly and in a similar manner would be prevented;
(4)	the use of abusive tactics by any person in connection with any potential acquisition of a significant interest or change of control of the Company would be prevented;
(5)	an optimum price for shares would be received by or on behalf of all members of the Company;
(6)	the success of the Company would be promoted for the benefit of its members as a whole;
(7)	the long-term interests of the Company, its employees, its members and its business would be safeguarded;
(8)	the Company would not suffer serious economic harm;
(9)	the Board has additional time to gather relevant information or pursue appropriate strategies; or
(10)	all or any of the above.
2.13 Joint holders of shares
Where two (2) or more persons are registered as the holders of a share, they hold it as joint tenants with rights of survivorship, on the following conditions:
(a)	they are liable individually as well as jointly for all payments, including calls, in respect of the share;
(b)	subject to article 2.13(a), on the death of any one of them the survivor is the only person the Company will recognise as having any title to the share;
(c)	any one of them may give effective receipts for any dividend, bonus, interest or other distribution or payment in respect of the share; and
(d)	except where persons are jointly entitled to a share because of a Transmission Event, the Company may, but is not required to, register more than four (4) persons as joint holders of the share.
2.14 Equitable and other claims
The Company may treat the registered holder of a share as the absolute owner of that share and need not, except as required by law:
(a)	recognise a person as holding a share on trust, even if the Company has notice of a trust; or
(b)
recognise, or be bound by, any equitable, contingent, future or partial claim to or interest in a share by any other person, except an absolute right of ownership in the registered holder, even if the Company has notice of that claim or interest.

2.15 Issue of share certificates
(a)	Subject to article 2.15(e), upon being entered in the register of members as the holder of a share, a member is entitled:
(1)
without payment, to one certificate for all the shares of each class held by that member (and, upon transferring a part of the member’s holding of shares of any class, to a certificate for the balance of that holding); and

(2)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that member’s shares.
(b)
Every certificate shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and whether they are fully paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine and the Companies Law permits.

(c)
The Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate for a share to one joint holder shall be a sufficient delivery to all of them.

(d)	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:
(1)	evidence;
(2)	indemnity;
(3)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and
(4)	payment of a reasonable fee, if any, for issuing a replacement share certificate, as the Board may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
(e)
Subject to article 2.15(f), at any time the relevant shares are listed on the Designated Stock Exchange (provided that the Designated Stock Exchange remains an ’approved stock exchange’ (as defined in the Exemption Order)), the Company shall not be required to (although may, in its absolute discretion choose to), produce a share certificate in accordance with this article 2.15.

(f)
Following a written request at any time from a member to the Company requesting a share certificate in respect of shares held by that member, the Company shall, within two (2) months of receipt by the Company of that written request, complete and have ready for delivery the certificate of such shares in respect of which the request was made, unless the conditions of allotment of the shares otherwise provide.

3	Calls, forfeiture, indemnities, lien and surrender
3.1 Calls
(a)	Subject to the terms on which any shares are issued, the Board may:
(1)	make calls on the members for any amount unpaid on their shares which is not by the terms of issue of those shares made payable at fixed times; and
(2)	on the issue of shares, differentiate between members as to the amount of calls to be paid and the time for payment.
(b)	The Board may require a call to be paid by instalments.
(c)
The Board must send members notice of a call at least fourteen (14) days before the amount called is due, specifying the amount of the call, the time for payment and the manner in which payment must be made.

(d)	Each member must pay the amount called to the Company by the time and in the manner specified for payment.
(e)	A call is taken to have been made when the resolution of the Board authorising the call is passed.
(f)	The Board may revoke a call or extend the time for payment.
(g)	A call is valid even if a member for any reason does not receive notice of the call.
(h)	If an amount called on a share is not paid in full by the time specified for payment, the person who owes the amount must pay:
(1)	interest on the unpaid part of the amount from the date payment is due to the date payment is made, at a rate determined under article 3.7; and
(2)	any costs, expenses or damages the Company incurs due to the failure to pay or late payment.
(i)	Any amount unpaid on a share that, by the terms of issue of the share, becomes payable on issue or at a fixed date:
(1)	is treated for the purposes of these articles as if that amount were payable under a call duly made and notified; and

(2)	must be paid on the date on which it is payable under the terms of issue of the share.
(j)	The Board may, to the extent the law permits, waive or compromise all or part of any payment due to the Company under the terms of issue of a share or under this article 3.1.
3.2 Proceedings to recover calls
(a)	In a proceeding to recover a call, or an amount payable due to the failure to pay or late payment of a call, proof that:
(1)	the name of the defendant is entered in the register as the holder or one of the holders of the share on which the call is claimed;
(2)	the resolution making the call is recorded in the minute book; and
(3)	notice of the call was given to the defendant complying with these articles, is conclusive evidence of the obligation to pay the call and it is not necessary to prove the appointment of the Board who made the call or any other matter.
(b)	In article 3.2(a), defendant includes a person against whom the Company alleges a set-off or counterclaim, and a proceeding to recover a call or an amount is to be interpreted accordingly.
3.3 Payments in advance of calls
(a)	The Board may accept from a member the whole or a part of the amount unpaid on a share even though no part of that amount has been called.
(b)
The Board may authorise payment by the Company of interest on an amount accepted under article 3.3(a), until the amount becomes payable, at a rate agreed between the Board and the member paying the amount.

(c)	The Board may repay to a member any amount accepted under article 3.3(a).
3.4 Forfeiting partly paid shares
(a)	If a member fails to pay the whole of a call or an instalment of a call by the time specified for payment, the Board may serve a notice on that member:
(1)	requiring payment of the unpaid part of the call or instalment, together with any interest that has accrued and all costs, expenses or damages that the Company has incurred due to the failure to pay;
(2)	specifying a further time (at least fourteen (14) days after the date of the notice) by which, and the manner in which, the amount payable under article 3.4(a)(1) must be paid; and
(3)	stating that if the whole of the amount payable under article 3.4(a)(1) is not paid by the time and in the manner specified, the shares on which the call was made will be liable to be forfeited.
(b)
If a member does not comply with a notice served under article 3.4(a), the Board may by resolution forfeit any share concerning which the notice was given at any time after the day named in the notice and before the payment required by the notice is made.

(c)	A forfeiture under article 3.4(b) includes all dividends, interest and other amounts payable by the Company on the forfeited share and not actually paid before the forfeiture.
(d)	Where a share has been forfeited:
(1)	notice of the resolution must be given to the member in whose name the share stood immediately before the forfeiture; and
(2)	an entry of the forfeiture, with the date, must be made in the register of members.
(e)	Failure to give the notice or to make the entry required under article 3.4(d) does not invalidate the forfeiture.
(f)
A forfeited share becomes the property of the Company and the Board may sell, reissue or otherwise dispose of the share as it thinks fit and, in the case of reissue or other disposal, with or without crediting as paid up any amount paid on the share by any former holder.

(g)	A person whose shares have been forfeited ceases to be a member as to the forfeited shares, but must, unless the Board decides otherwise, pay to the Company:
(1)	all calls, instalments, interest, costs, expenses and damages owing on the shares at the time of the forfeiture; and
(2)	interest on the unpaid part of the amount payable under article 3.4(g)(1), from the date of the forfeiture to the date of payment, at a rate determined under article 3.7.
(h)
The forfeiture of a share extinguishes all interest in, and all claims and demands against the Company relating to, the forfeited share and, subject to article 3.6(h), all other rights attached to the share.

(i)	The Board may:
(1)	exempt a share from all or part of this article 3.4;
(2)	waive or compromise all or part of any payment due to the Company under this article 3.4; and
(3)	before a forfeited share has been sold, reissued or otherwise disposed of, cancel the forfeiture on the conditions it decides.
3.5 Lien on shares
(a)	The Company has a first lien on:
(1)	each partly paid share for all unpaid calls and instalments due on that share; and
(2)	each share for any amounts the Company is required by law to pay and has paid in respect of that share.
In each case the lien extends to reasonable interest and expenses incurred because the amount is not paid.
(b)	The Company’s lien on a share extends to all dividends, interest and other amounts payable on the share and to the proceeds of sale of the share.
(c)	The Board may sell a share on which the Company has a lien as it thinks fit where:
(1)	an amount for which a lien exists under this article 3.5 is presently payable; and
(2)	the Company has given the registered holder a written notice, at least fourteen (14) days before the date of the sale, stating and demanding payment of that amount.
(d)	The Board may do anything necessary or desirable to protect any lien, charge or other right to which the Company is entitled under these articles or a law.
(e)
When the Company registers a transfer of shares on which the Company has a lien without giving the transferee notice of its claim, the Company’s lien is released so far as it relates to amounts owing by the transferor or any predecessor in title.

(f)	The Board may:
(1)	exempt a share from all or part of this article 3.5; and
(2)	waive or compromise all or part of any payment due to the Company under this article 3.5.
3.6 Sale, reissue or other disposal of shares by the Company
(a)	A reference in this article 3.6 to a sale of a share by the Company is a reference to any sale, reissue or other disposal of a share under article 3.4(f) or article 3.5(c).
(b)	When the Company sells a share, the Company may:
(1)	receive the purchase money or consideration given for the share;
(2)	effect a transfer of the share or execute or appoint a person to execute, on behalf of the former holder, a transfer of the share; and
(3)	register as the holder of the share the person to whom the share is sold.

(c)
A person to whom the Company sells shares need not take any steps to investigate the regularity or validity of the sale, or to see how the purchase money or consideration on the sale is applied. That person’s title to the shares is not affected by any irregularity by the Company in relation to the sale. A sale of the share by the Company is valid even if a Transmission Event occurs to the member before the sale.

(d)
The only remedy of a person who suffers a loss because of a sale of a share by the Company is a claim for damages against the Company, but the Company shall not be liable for a loss caused by the price at which the shares are sold in good faith.

(e)	The proceeds of a sale of shares by the Company must be applied in paying:
(1)	first, the expenses of the sale;
(2)	secondly, all amounts payable (whether presently or not) by the former holder to the Company, and any balance must be paid to the former holder on the former holder delivering to the Company proof of title to the shares acceptable to the Board.
(f)
Until the proceeds of a sale of a share sold by the Company are claimed or otherwise disposed of according to law, the Board may invest or use the proceeds in any other way for the benefit of the Company.

(g)	The Company is not required to pay interest on money payable to a former holder under this article 3.6.
(h)	On completion of a sale, reissue or other disposal of a share under article 3.4(f), the rights which attach to the share which were extinguished under article 3.4(h) revive.
(i)	A written statement by a director or secretary of the Company that a share in the Company has been:
(1)	duly forfeited under article 3.4(b);
(2)	duly sold, reissued or otherwise disposed of under article 3.4(f); or
(3)	duly sold under article 3.5(c),
on a date stated in the statement is conclusive evidence of the facts stated as against all persons claiming to be entitled to the share, and of the right of the Company to forfeit, sell, reissue or otherwise dispose of the share.
3.7 Interest payable by member
(a)	For the purposes of articles 3.1(h)(1) and 3.4(g)(2), the rate of interest payable to the Company is:
(1)	if the Board has fixed a rate, that rate; or
(2)	in any other case, a rate per annum 2% higher than the rate prescribed in respect of unpaid judgments in the Royal Court of Jersey.
(b)	Interest accrues daily and may be capitalised monthly or at such other intervals the Board decides.
4 Distributions
4.1 Dividends
(a)	Subject to each Statement of Rights and the provisions of the Companies Law, the Board may pay any dividends from time to time as the Board may determine, including any interim dividends.
(b)	The Board may rescind a decision to pay a dividend, before the payment date in its sole discretion.
(c)	The Board may pay any dividend required to be paid under the terms of issue of a share.
(d)	The Board may pay half-yearly, quarterly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate.
(e)	Paying a dividend does not require confirmation or approval at a general meeting.
(f)	Subject to any rights or restrictions attached to any shares or class of shares:
(1)	all dividends must be paid equally on all shares, except that a partly paid share confers an entitlement only to the proportion of the dividend which the amount paid (not credited) on the share is of the total amounts paid and payable (excluding amounts credited);
(2)	for the purposes of article 4.1(f)(1), unless the Board decides otherwise, an amount paid on a share in advance of a call is to be taken as not having been paid until it becomes payable; and
(3)	interest is not payable by the Company on any dividend or any amounts payable therewith.
(g)	The Board may fix a record date for a dividend.
(h)
A dividend in respect of a share must be paid, subject to the rules of any Designated Stock Exchange (including any rules relating to the settlement of transfers of securities), to the person who is registered, or entitled under articles 5.1, 5.2 and 5.3 to be registered, as the holder of the share:

(1)	where the Board has fixed a record date in respect of the dividend, on that date; or
(2)	where the Board has not fixed a record date in respect of that dividend, on the date fixed for payment of the dividend, and a transfer of a share that is not registered, or left with the Company for registration under articles 5.1, 5.2 and 5.3, on or before that date is not effective, as against the Company, to pass any right to the dividend.
(i)	When resolving to pay a dividend, the Board may direct payment of the dividend from any available source permitted by law, including:
(1)	wholly or partly by the distribution of specific assets, including paid-up shares or other securities of the Company or of another body corporate, either generally or to specific members; and
(2)
to particular members wholly or partly out of any particular fund or reserve or out of profits derived from any particular source, and to the other members wholly or partly out of any other particular fund or reserve or out of profits derived from any other particular source.

(j)
Where a person is entitled to a share because of a Transmission Event, the Board may, but need not, retain any dividends payable on that share until that person becomes registered as the holder of that share or transfers it.

(k)	The Board may retain from any dividend payable to a member any amount presently payable by the member to the Company and apply the amount retained to the amount owing.
(l)
The Board may decide the method of payment of any dividend or other amount in respect of a share. Different methods of payment may apply to different members or groups of members (such as overseas members). Without limiting any other method of payment which the Company may adopt, payment in respect of a share may be made:

(1)	by such electronic or other means approved by the Board directly to an account (of a type approved by the Board) nominated in writing by the member or the joint holders; or
(2)
by cheque sent to the address of the member shown in the register of members or, in the case of joint holders, to the address shown in the register of members of any of the joint holders, or to such other address as the member or any of the joint holders in writing direct.

(m)	A cheque sent under article 4.1(l):
(1)	may be made payable to bearer or to the order of the member to whom it is sent or any other person the member directs; and
(2)	is sent at the member’s risk.
(n)
If the Board decides that payments will be made by electronic transfer into an account (of a type approved by the Board) nominated by a member, but no such account is nominated by the member or an electronic transfer into a nominated account is rejected or refunded, the Company may credit the amount payable to an account of the Company to be held until the member nominates a valid account.

(o)
Where a member does not have a registered address or the Company believes that a member is not known at the member’s registered address or cheques have been returned undelivered or other payment methods have failed on more than one occasion, the Company may credit an amount payable in respect of the member’s shares to an account of the Company to be held until the member claims the amount payable or nominates a valid account.

(p)
An amount credited to an account under articles 4.1(n) or 4.1(o) is to be treated as having been paid to the member at the time it is credited to that account. The Company will not be a trustee of the money and no interest will accrue on the money. The money may be used for the benefit of the Company until claimed or otherwise disposed of according to applicable law.

(q)
If a cheque for an amount payable under article 4.1(l) is not presented for payment for at least eleven (11) calendar months after issue or an amount is held in an account under articles 4.1(n) or 4.1(o) for at least eleven (11) calendar months, the Board may stop payment on the cheque and invest or otherwise make use of the amount for the benefit of the Company until claimed or otherwise disposed of according to applicable law.

(r)	A dividend that remains unclaimed for a period of ten (10) years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.
(s)
Provided the directors act reasonably and in accordance with the Companies Law, they shall not incur any personal liability to the holders of shares conferring a preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferred rights.

4.2 Capitalising profits
(a)	Subject to:
(1)	any rights or restrictions attached to any shares or class of shares; and
(2)	any special resolution of the Company;
the Board may capitalise and distribute to members, in the same proportions as the members are entitled to receive dividends, any amount:
(3)	forming part of the undivided profits of the Company;
(4)	representing profits arising from an ascertained accretion to capital or a revaluation of the assets of the Company;
(5)	arising from the realisation of any assets of the Company; or
(6)	otherwise available for distribution as a dividend.
(b)	The Board may resolve that all or any part of the capitalised amount is to be applied:
(1)	in paying up in full, at an issue price decided by the Board, any unissued shares in or other securities of the Company;
(2)	in paying up any amounts unpaid on shares or other securities held by the members;
(3)	partly as specified in article 4.2(b)(1) and partly as specified in article 4.2(b)(2); or
(4)	any other method permitted by law.
The members entitled to share in the distribution must accept that application in full satisfaction of their interest in the capitalised amount.
(c)	Articles 4.1(f), 4.1(g), 4.1(h), and 4.1(s) apply, so far as they can and with any necessary changes, to capitalising an amount under this article 4.2 as if references in those articles to:
(1)	a dividend were references to capitalising an amount; and
(2)	a record date were references to the date the Board resolves to capitalise the amount under this article 4.2.

(d)
Where the terms of options (existing at the date the resolution referred to in article 4.2(b) is passed) entitle the holder to an issue of bonus shares under this article 4.2, the Board may in determining the number of unissued shares to be so issued, allow in an appropriate manner for the future issue of bonus shares to options holders.

4.3 Ancillary powers
(a)
To give effect to any resolution to reduce the capital of the Company, to satisfy a dividend as set out in article 4.1(i)(1) or to capitalise any amount under article 4.2, the Board may settle as it thinks expedient any difficulty that arises in making the distribution or capitalisation and, in particular:

(1)	make cash payments in cases where members are entitled to fractions of shares or other securities;
(2)	decide that amounts or fractions of less than a particular value decided by the Board may be disregarded to adjust the rights of all parties;
(3)	fix the value for distribution of any specific assets;
(4)	pay cash or issue shares or other securities to any member to adjust the rights of all parties;
(5)	vest any of those specific assets, cash, shares or other securities in a trustee on trust for the persons entitled to the distribution or capitalised amount; and
(6)
authorise any person to make, on behalf of all the members entitled to any specific assets, cash, shares or other securities as a result of the distribution or capitalisation, an agreement with the Company or another person which provides, as appropriate, for the distribution or issue to them of shares or other securities credited as fully paid up or for payment by the Company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing shares or other securities by applying their respective proportions of the amount resolved to be distributed or capitalised.

(b)	Any agreement made under an authority referred to in article 4.3(a)(6) is effective and binds all members concerned.
(c)
If a distribution, transfer or issue of specific assets, shares or securities to a particular member or members is, in the Board’s discretion, considered impracticable or would give rise to parcels of securities that do not constitute a marketable parcel, the Board may make a cash payment to those members or allocate the assets, shares or securities to a trustee to be sold on behalf of, and for the benefit of, those members, instead of making the distribution, transfer or issue to those members. Any proceeds receivable by members under this article 4.3(c) will be net of expenses incurred by the Company and trustee in selling the relevant assets, shares or securities.

(d)
If the Company distributes to members (either generally or to specific members) securities in the Company or in another body corporate or trust (whether as a dividend or otherwise and whether or not for value), each of those members appoints the Company as such member’s agent to do anything needed to give effect to that distribution, including agreeing to become a member of that other body corporate.

4.4 Reserves
(a)	The Board may set aside out of the Company’s profits any reserves or provisions it decides.
(b)	The Board may appropriate to the Company’s profits any amount previously set aside as a reserve or provision.
(c)
Setting aside an amount as a reserve or provision does not require the Board to keep the amount separate from the Company’s other assets or prevent the amount being used in the Company’s business or being invested as the Board decides.

4.5 Carrying forward profits
The Board may carry forward any part of the profits remaining that they consider should not be distributed as dividends or capitalised, without transferring those profits to a reserve or provision.

5 Transfer of shares
5.1 Form of transfer
(a)
Subject to the following articles about the transfer of shares, a member may transfer any certificated shares or, Uncertificated shares in accordance with the CREST Order, to another person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:

(1)	where the shares are fully paid, by or on behalf of that member; and
(2)	where the shares are partly paid, by or on behalf of that member and the transferee.
(b)	Subject to the provisions of the CREST Order the transferor of a share is deemed to remain the holder until the name of the transferee is entered in the register in respect of it.
5.2 Transfers of uncertificated shares
(a)
The Company shall register the transfer of any shares held in Uncertificated form by means of a relevant system in accordance with the Companies Law and the CREST Order and the rules of the relevant system.

(b)	The Board may, in its absolute discretion, refuse to register any transfer of an Uncertificated share where permitted by these articles, the Companies Law and the CREST Order.
5.3 Transfers of certificated shares
Subject to the Exemption Order:
(a)
An instrument of transfer of a certificated share may be in any usual form or in any other form which the Board may approve and shall be signed by or on behalf of the transferor and (except in the case of a fully paid share) by or on behalf of the transferee.

(b)	The Board may, in its absolute discretion, refuse to register any instrument of transfer of a certificated share:
(1)
which is not fully paid up but, in the case of a class of shares which has been admitted to trading on the Designated Stock Exchange, not so as to prevent dealings in those shares from taking place on an open and proper basis;

(2)	on which the Company has a lien; or
(3)	as otherwise required by applicable law.
(c)	The Board may also refuse to register any instrument of transfer of a certificated share unless it is:
(1)	left at the registered office of the Company, or at such other place as the Board may decide, for registration;
(2)
accompanied by the certificate for the shares to be transferred and such other evidence (if any) as the Board may reasonably require to prove the title of the intending transferor or his right to transfer the shares; and

(3)	in respect of only one class of shares.
5.4 Power to suspend registration
(a)	The Board may suspend registration of the transfer of shares at such times and for such periods (not exceeding 30 days in any calendar year) as it determines.
(b)
The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding 30 days in any year) as the Board may determine in its discretion. Unless otherwise permitted by the CREST Order, the Company may not close any register relating to a participating security without the consent of the approved operator of the relevant system.

5.5 Fee, if any, payable for registration
(a)	If the Board so decides, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a share.

5.6 Company may retain instrument of transfer
(a)
The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Board refuses to register shall be returned to the person lodging it when notice of the refusal is given.

5.7 Transmission of shares
(a)	Subject to article 5.7(c), where a member dies, the only persons the Company will recognise as having any title to the member’s shares or any benefits accruing on those shares are:
(1)	where the deceased was a sole holder, the legal personal representative of the deceased; and
(2)	where the deceased was a joint holder, the survivor or survivors.
(b)	Article 5.7(a) does not release the estate of a deceased member from any liability on a share, whether that share was held by the deceased solely or jointly with other persons.
(c)	The Board may register a transfer of shares signed by a member before a Transmission Event even though the Company has notice of the Transmission Event.
(d)	A person who becomes entitled to a share because of a Transmission Event may, on producing such evidence as the Board requires to prove that person’s entitlement to the share, choose:
(1)	to be registered as the holder of the share by signing and giving the Company a written notice stating that choice; or
(2)	to nominate some other person to be registered as the transferee of the share by executing or effecting in some other way a transfer of the share to that other person.
(e)
The provisions of these articles concerning the right to transfer shares and the registration of transfers of shares apply, so far as they can and with any necessary changes, to a notice or transfer under article 5.7(d) as if the relevant Transmission Event had not occurred and the notice or transfer were executed or effected by the registered holder of the share.

(f)
Where two (2) or more persons are jointly entitled to a share because of a Transmission Event they will, on being registered as the holders of the share, be taken to hold the share as joint tenants and article 2.13 will apply to them.

6 Disclosure of interests
6.1 Tracing notices
(a)	The Company may give notice to any person whom the Company knows or has reasonable cause to believe:
(1)	to hold an interest (as defined in article 6.2(i)(4)) in the Company’s shares (of a class of shares admitted to trading); or
(2)
to have held an interest in the Company’s shares (of a class of shares admitted to trading) at any time during the three (3) years immediately preceding the date on which on which the notice is issued.

(b)	The notice may require the person:
(1)	to confirm that such person holds such an interest in the Company’s shares or (as the case may be) to state whether or not it is the case, and
(2)	if such person holds, or has during that time held, any such interest, to give such further information as may be required in accordance with the following provisions of this article 6.1.
(c)
The notice may require the person to whom it is addressed to give particulars of the person’s own present or past interest in the Company’s shares held by such person at any time during the three (3) year period mentioned above.

(d)	The notice may require the person to whom it is addressed, where:
(1)	such person’s interest is a present interest and another interest in the shares subsists, or

(2)
another interest in the shares subsisted during the three (3) year period mentioned above at a time when such person’s interest subsisted, to give, to the best of such person’s knowledge, such particulars with respect to that other interest as are required by the notice.

(e)	The particulars referred to in articles 6.1(c) and 6.1(d) include:
(1)	the identity of any person who holds an interest in the shares in question; and
(2)	the terms of any agreement or arrangement to which any person who holds an interest in such shares is or was party:
(A)	relating to the exercise of any right conferred by the shares or the acquisition of any interest in the shares; or
(B)	which constitutes a Derivative Security.
(f)
The notice may require the person to whom it is addressed, where the person’s interest is a past interest, to give (to the best of such person’s knowledge) particulars of the identity of the person who held that interest immediately upon the person ceasing to hold it.

(g)	The information required by the notice must be given within such reasonable time as may be specified in the notice.
6.2 Failure to Respond
(a)
If a member, or any other person appearing to have an interest in shares held by that member, has been given a notice under article 6.1 and has failed in relation to any shares (the Default Shares) to give the Company the information thereby required within three (3) Business Days from the time reasonably specified in the notice, the following sanctions shall apply, unless the Board otherwise determines in relation to the Default Shares:

(1)
the member shall not be entitled in respect of the Default Shares to be present or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll, or to exercise any other right conferred by membership in respect of the Default Shares in relation to any such meeting or poll;

(2)
any dividend (or other distribution) payable in respect of the Default Shares shall be withheld by the Company (without interest) and the member shall not be entitled to elect to receive shares instead of any such dividend (or other distribution); and

(3)	no transfer, other than an excepted transfer, of any shares held by the member may be registered unless:
(i)	the member is not in default as regards supplying the information required; and
(ii)	the member proves to the satisfaction of the Board that no person in default as regards supplying such information has an interest in any of the shares the subject of the transfer.
(b)
In support of article 6.2(a), the Board may, at any time while sanctions under article 6.2(a) apply in relation to any shares, effect a transfer of the shares (or any interest in them) in favour of such nominee as specified by the Board.

(c)
Where any person appearing to have an interest in the Default Shares has been duly served with a notice or copy thereof and the Default Shares which are the subject of such notice are held by a person holding shares or rights or interests in shares in the Company on a nominee basis who has been determined by the Company to be an approved nominee (an Approved Nominee):

(1)
the provisions of this article 6 shall be treated as applying only to such Default Shares held by the Approved Nominee and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Approved Nominee; and

(2)
where the member upon whom a default notice is served is an Approved Nominee acting in its capacity as such, the obligations of the Approved Nominee as a member of the Company are limited to disclosing to the Company such information as is known to it relating to any person appearing to have an interest in the shares held by it.

(d)
Where the sanctions under article 6.2(a) apply in relation to any shares, they shall cease to have effect at the end of the period of seven (7) days (or such shorter period as the Board may determine) following the earlier of:

(1)	receipt by the Company of the information required by the notice mentioned in that article; and
(2)	receipt by the Company of notice that the shares have been transferred by means of an excepted transfer.
(e)	The Board may in its absolute discretion suspend or cancel any of the sanctions at any time in relation to any Default Shares.
(f)
Upon sanctions ceasing to have effect in relation to any shares, any dividend withheld in respect of the shares must be paid to the relevant member and, if the Board has effected a transfer under article 6.2(b), the shares must be transferred back to the previous holder.

(g)
Any new shares in the Company issued in right of Default Shares shall be subject to the same sanctions as apply to the Default Shares, and the Board may make any right to an allotment of the new shares subject to sanctions corresponding to those which will apply to those shares on issue, provided that:

(1)
any sanctions applying to, or to a right to, new shares by virtue of this article 6.2 shall cease to have effect when the sanctions applying to the related Default Shares cease to have effect (and shall be suspended or cancelled if and to the extent that the sanctions applying to the related Default Shares are suspended or cancelled); and

(2)	article 6.2(a) shall apply to the exclusion of this article 6.2(g) if the Company gives a separate notice under article 6.1 in relation to the new shares.
(h)
Where, on the basis of information obtained from a member in respect of any shares held by such member, the Company gives a notice under article 6.1 to any other person, it shall at the same time send a copy of the notice to the member. The accidental omission to do so, or the non-receipt by the member of the copy, shall, however, not invalidate or otherwise affect the application of article 6.2.

(i)	For the purposes of articles 6.1 and 6.2:
(1)	an excepted transfer means, in relation to any shares held by a member:
(A)	a transfer pursuant to acceptance of a takeover offer (within the meaning of article 116 of the Companies Law) in respect of shares in the Company;
(B)	a transfer in consequence of a sale made through any stock exchange on which the shares are normally traded; or
(C)
a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member and with any other person appearing to be interested in the shares;

(3)
a person, other than the member holding a share, will be treated as appearing to have an interest in such share if the member has informed the Company that the person has, or might have, an interest in such share, or if the Company (after taking account of any information obtained from the member or, pursuant to a notice under article 6.1, from anyone else) knows or has reasonable cause to believe that the person has, or may have, an interest in such share;

(4)
a person shall be treated as having an interest in the Company’s shares if, for the purposes of sections 13(d) and 13(g) of the Exchange Act, the person would be deemed to constitute a beneficial owner of the share (which shall include holding a CDI); and

(5)	reference to a person having failed to give the Company the information required by a notice, includes reference to:
(A)	the person having failed or refused to give all or any part of it;
(B)	the person having given any information which the person knows to be false in a material particular or having recklessly given information which is false in a material particular; and

(C)	the Company knowing or having reasonable cause to believe that any of the information provided is false or materially incorrect.
(e)	Nothing in article 6.2 limits the powers of the Company under article 6.1 or any other powers of the Company whatsoever.
7 General meetings
7.1 Calling general meetings
(a)	A general meeting may only be called:
(1)	by a Board resolution; or
(2)	as otherwise required by the Companies Law.
(b)	The Board may, by public announcement, change the venue for, postpone or cancel a general meeting, but:
(1)	a meeting that is called in accordance with a members’ requisition under the Companies Law; or
(2)	any other meeting that is not called by a Board resolution,
may not be postponed or cancelled without the prior written consent of the persons who called or requisitioned the meeting.
(c)
At an annual general meeting, only such nominations of persons for election to the Board shall be considered and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual general meeting, nominations and other business must be a proper matter for member action and must be:

(1)	specified in the notice of general meeting given by or at the direction of the Board in accordance with article 7.2;
(2)	brought before the meeting by or at the direction of the Board or a duly authorised committee thereof; or
(3)	otherwise properly brought before the meeting by a member who:
(A)
is a member of record of the Company (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination(s) are made, only if such beneficial owner is the beneficial owner of shares of the Company) both at the time the notice provided for in article 7.3 is delivered to the general counsel of the Company and on the record date for the determination of members entitled to vote at the general meeting,

(B)	is entitled to vote at the meeting, and
(C)	complies with the procedures and requirements set forth in article 7.3.
(d)
Except as otherwise provided by the Companies Law, at an extraordinary general meeting, only such business may be conducted as is a proper matter for member action and as shall have been brought before the meeting pursuant to the notice of general meeting given by or at the direction of the Board in accordance with article 7.2. Nothing contained herein shall prohibit the Board from submitting matters to the members at any extraordinary general meeting requested by members.

(e)	Further, if the Board has determined that directors shall be elected at such extraordinary general meeting, then nominations of persons for election to the Board may be made:
(1)	by or at the direction of the Board or by the general counsel; or
(2)	by any member of the Company who satisfies each of the requirements set forth in subclauses (A), (B) and (C) of article 7.1(c)(3) above.
7.2 Notice of general meetings
(a)
Subject to the rules of any Designated Stock Exchange (including any rules relating to the settlement of transfers of securities), notice of a general meeting must be given to each person who at the time of giving the notice:

(1)	is a member or auditor of the Company; or
(2)	is entitled to a share because of a Transmission Event and has provided evidence of such entitlement that is satisfactory to the Board.
(b)	The annual general meeting shall be designated as such and all other general meetings shall be designated extraordinary general meetings.
(c)
The content of a notice of a general meeting called by the Board is to be decided by the Board, but it must state the general nature of the business to be transacted at the meeting and any other matters required by the Companies Law.

(d)	Except with the approval of the Board or the chairperson, no person may move any amendment to a proposed resolution or to a document that relates to such a resolution.
(e)	A person may waive notice of any general meeting by written notice to the Company.
(f)	Failure to give a member or any other person notice of a general meeting or a proxy form does not invalidate anything done or any resolution passed at the general meeting if:
(1)	the failure occurred by accident or inadvertent error;
(2)	before or after the meeting, the person notifies the Company of the person’s agreement to that thing or resolution; or
(3)	such failure is waived in accordance with article 7.2(g).
(g)	A person’s attendance at a general meeting waives any objection that person may have to:
(1)	a failure to give notice, or the giving of a defective notice, of the meeting unless the person at the beginning of the meeting objects to the holding of the meeting; and
(2)
the consideration of a particular matter at the meeting which is not within the business referred to in the notice of the meeting, unless the person objects to considering the matter when it is presented.

7.3 Nominations and Proposals by Members
(a)
For nominations or other business to be properly brought before an annual general meeting by a member in accordance with article 7.1(c)(3), the member must have given timely notice thereof in writing and in proper form to the general counsel of the Company even if such matter is already the subject of any notice to the members or public announcement from the Board.

(b)
To be timely in the case of an annual general meeting, a member’s notice must be delivered to or mailed and received at the principal executive offices of the Company or such other place designated by the Company for such purposes, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual general meeting (provided, however, that in the event that there was no annual general meeting in the prior year or the date of the annual general meeting is more than thirty (30) days before or more than ninety (90) days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company).

(c)
In the event the Company calls an extraordinary general meeting for the purpose of electing one or more directors to the Board, any member who is (i) a member of record of the Company (and, with respect to any beneficial owner, if different, on whose behalf such nomination(s) are made, only if such beneficial owner is the beneficial owner of shares of the Company) both at the time the notice provided for in article 7.3 is delivered to the general counsel of the Company and on the record date for the determination of members entitled to vote at the extraordinary general meeting and (ii) entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of general meeting, if the member complies with the procedures and requirements set forth in this article 7.3. To be timely, such notice shall be delivered to the Company’s general counsel at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such extraordinary general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such extraordinary general meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting.
(d)
In no event shall any adjournment, deferral or postponement of a general meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a member’s notice as described in these articles.

(e)
The number of nominees a member may nominate for election at a general meeting shall not exceed the number of directors to be elected at such general meeting, and for the avoidance of doubt, no member shall be entitled to make additional or substitute nominations following the expiration of the applicable time periods.

(f)
A member’s notice providing for the nomination of persons for election to the Board or other business proposed to be brought before a general meeting shall set out, as to the member giving the notice the following information, in each case as of the date of such member’s notice:

(1)	the name and address of such member, as they appear on the Company’s books, and of each of its Member Associated Persons;
(2)
the class or series and number of shares of the Company which are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) (provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of the Company as to which such person has a right to acquire beneficial ownership at any time in the future) and owned of record by such member or any of its Member Associated Persons;

(3)
the class or series, if any, and number of options, warrants, puts, calls, convertible securities, stock appreciation rights, or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Company or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Company, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of the Company (each a “Derivative Security”), which are, directly or indirectly, beneficially owned by such member or any of its Member Associated Persons;

(4)
any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such member or any of its Member Associated Persons, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares or other securities of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member or Member Associated Person with respect to any class or series of shares or other securities of the Company, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any class or series or shares or other securities of the Company;

(5)
a complete and accurate description of any performance-related fees (other than asset-based fees) to which such member or any Member Associated Person may be entitled as a result of any increase or decrease in the value of the Company’s securities or any Derivative Securities, including any such fees to which members of any Member Associated Person’s immediate family sharing the same household may be entitled;

(6)
a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Company that such member or any of its Member Associated Persons has;

(7)	any proxy, contract, arrangement, understanding or relationship pursuant to which such member or any of its Member Associated Persons has a right to vote any shares or other securities of the Company;

(8)
any direct or indirect interest of such member or any of its Member Associated Persons in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (a list of which will be provided by the Company following a written request therefor by the member to the general counsel of the Company) (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(9)
any rights to dividends on the shares of the Company owned beneficially by such member or any of its Member Associated Persons that are separated or separable from the underlying shares of the Company;

(10)
any proportionate interest in shares of the Company or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such member or any of its Member Associated Persons is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any;

(11)
a description of all agreements, arrangements, and understandings between such member or any of its Member Associated Persons and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of shares of the Company or Derivative Securities;

(12)
all other information relating to such member or any of its Member Associated Persons that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such business or the election of directors in a contested election pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(13)
all other information that, as of the date of the notice, would be required to be included in a filing with respect to the Company on Schedule 13D (including the exhibits thereto) under the Exchange Act (or any successor provision thereto) by such member or the beneficial owner, if any, on whose behalf the nomination or proposal is made;

(14)
the identification of the names and addresses of other members (including beneficial owners) known by such member to support the nomination(s) or other business proposal(s) submitted by such member and, to the extent known, the class and number of all shares of the Company owned beneficially or of record by such other members(s) or other beneficial owner(s);

(15)
a statement as to whether either such member or any of its Member Associated Persons intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to elect such member’s nominees and/or approve such proposal (as applicable) and/or otherwise to solicit proxies from the members in support of such nomination or proposal (as applicable) and/or solicit the holders of shares in support of director nominees other than the Company’s nominees pursuant to Rule 14a-19 under the Exchange Act;

(16)
a representation that the member is a holder of record or a beneficial owner of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy, attorney or Representative at the meeting to propose such nomination and/or other business (as applicable); and

(17)	such additional information that the Company may reasonably request regarding such member or any of its Member Associated Persons.
(g)
A member’s notice providing for the nomination of persons for election to the Board shall, in addition to the information required by clause (f) above, set out, as to each person whom the member proposes to nominate for election or re-election as a director:

(1)	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
(2)
a description of all direct and indirect compensation and other agreements, arrangements and understandings, and any other material relationships, between or among such member or any of its Member Associated Persons, on the one hand, and each proposed nominee or its affiliates or associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the member making the nomination or any of its Member Associated Persons were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant or such Member Associated Person;
(3)
a completed and signed questionnaire regarding the background and qualifications of such person to serve as a director, in a form to be provided by the Company after receiving a request by such member to the general counsel of the Company;

(4)
all information with respect to such person that would be required to be set forth in a member’s notice pursuant to this article 7.3 if such person were a member or beneficial owner, on whose behalf the nomination was made, submitting a notice providing for the nomination of a person or persons for election as a director or directors of the Company in accordance with this article 7.3;

(5)	such person’s written representation and agreement (in a form to be provided by the Company after receiving a request by such member to the general counsel of the Company):
(A)
that such person is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law,

(B)
that such person is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Company,

(C)
that such person would, if elected as a director, comply with all of the Company’s corporate governance, ethics, conflict of interest, confidentiality and share ownership and trading policies and guidelines applicable generally to the Company’s directors (such policies and guidelines to be provided by the Company upon written request to the general counsel of the Company);

(D)
that such person will provide facts, statements and other information in all communications with the Company and its members that are or will be true and correct and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and

(E)
that such person will tender his or her resignation as a director of the Company if the Board determines that such person failed to comply with the provisions of such representation and agreement in any material respect, provides such person notice of any such determination and, if such non-compliance may be cured, such person fails to cure such non-compliance within ten (10) Business Days after delivery of such notice to such person.

(6)
all other information relating to such person or such person’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by such member or any Member Associated Person in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(7)
such additional information that the Company may reasonably request to determine the eligibility or qualifications of such person to serve as a director or an independent director of the Company, or that could be material to a reasonable member’s understanding of the qualifications and/or independence, or lack thereof, of such nominee as a director.

(h)
A member’s notice regarding business proposed to be brought before a general meeting other than the nomination of persons for election to the Board shall, in addition to the information required by clause (f) above, set out:

(1)	a brief description of:
(A)	the business desired to be brought before such meeting, including the text of any resolution proposed for consideration by the members;
(B)	the reasons for conducting such business at the meeting; and
(C)
any material interest of such member or any of its Member Associated Persons in such business, including a description of all agreements, arrangements and understandings between such member or Member Associated Person and any other person(s) (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the member,

(2)
if the matter such member proposes to bring before any general meeting involves an amendment to the Company’s memorandum or articles of association, the specific wording of such proposed amendment, and

(3)	such additional information that the Company may reasonably request regarding the business that such member proposes to bring before the meeting.
(i)
The foregoing notice requirements shall be deemed satisfied with respect to any proposal submitted pursuant to Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act if a member has notified the Company of its intention to present such proposal at an annual general meeting in compliance with such rule and such member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual general meeting.

(j)	For purposes of this article 7.3, the term associate shall be as defined in Rule 12b-2 under the Exchange Act.
(k)	For purposes of this article 7.3, a Member Associated Person of any member submitting a proposal or nomination pursuant to this article 7 means:
(1)	any beneficial owner of shares of the Company on whose behalf the nomination or proposal is made by such member;
(2)	any affiliate or associate of such member or such beneficial owner described in clause (1);
(3)
any person or entity who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with, or any person acting in concert in respect of any matter involving the Company or its securities with, either such member or such beneficial owner described in clause (1);

(4)	any member of the immediate family of such member or such beneficial owner described in clause (1);
(5)
any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such member, such beneficial owner described in clause (1) or any other Member Associated Person with respect to any proposed business or nominations, as applicable; and

(6)	each person whom the member proposes to nominate for election or re-election as a director.
(l)
Notwithstanding the foregoing provisions of these articles, a member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this article 7.3, including Rule 14a-19.

(m)	Nothing in this article 7.3 shall be deemed to:
(1)
affect any rights of members to request inclusion of proposals in the Company’s proxy statement pursuant to the applicable rules and regulations promulgated under the Exchange Act (including, without limitation, Rule 14a-8 under the Exchange Act);

(2)	confer upon any member a right to have a nominee or any proposed business included in the Company’s proxy statement; or

(3)	affect any rights of the holders of any class or series of preferred shares to elect directors pursuant to any applicable provisions of these articles.
(n)
The Board may require any proposed nominee to submit to interviews with the Board or any committee thereof, and such proposed nominee shall make himself or herself available for any such interviews within ten (10) days following such request.

(o)
The member providing notice pursuant to this section shall confirm or update the information contained in such member’s notice, if necessary, (x) not later than ten (10) days after the record date for the notice of the meeting so that such information is true and correct as of the record date for the notice of the meeting, and (y) not later than eight (8) Business Days before the meeting or any adjournment or postponement thereof so that such information is true and correct as of the date that is ten (10) Business Days before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated information not later than eight (8) Business Days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement). For the avoidance of doubt, any information provided pursuant to this article 7.3(o) shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this article 7.3 and shall not extend the time period for the delivery of notice pursuant to this article 7.3. If a member fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this article 7.3.

(p)
If any information submitted pursuant to this article 7.3 by any member shall be inaccurate in any material respect (as determined by the Board or a committee thereof), such information shall be deemed not to have been provided in accordance with this article 7.3. Any member providing notice pursuant to this article 7.3 shall notify the general counsel of the Company in writing at the principal executive offices of the Company of any inaccuracy or change in any information submitted pursuant to this article 7.3 (including if any member or any Member Associated Person no longer intends to solicit proxies from the Company’s members) within two (2) Business Days after becoming aware of such inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such member. Upon written request of the general counsel of the Company on behalf of the Board (or a duly authorized committee thereof), any such member shall provide, within seven (7) Business Days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by such member pursuant to this article 7.3 and (B) a written affirmation of any information submitted by such member pursuant to this article 7.3 as of an earlier date. If a member fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this article 7.3.

(q)
Notwithstanding the foregoing provisions of this article 7.3, if the member (or a qualified representative of the member) does not appear at the general meeting of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business must not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

(r)
For purposes of this article 7.3, to be considered a qualified representative of the member, a person must be a duly authorised officer, manager or partner of such member or must be authorised by a writing executed by such member or an electronic transmission delivered by such member to act for such member as proxy at the general meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the general meeting.

(s)
Any member and each of its Member Associated Persons soliciting proxies from other members must use a proxy card color other than white, which color shall be reserved for the exclusive use of the Board.

(t)
The chairperson of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before a general meeting was made or proposed in accordance with the procedures set forth in article 7.3 (including whether the member or beneficial owner, if any, on whose behalf the nomination or proposal is made (or is part of a group which solicited) did or did not so solicit, as the case may be, proxies or votes in support of such member’s nominee or proposal in compliance with such member’s representation as required by article 7.3(f)) and, if any proposed nomination or business is not in compliance with article 7.3, to declare that such defective proposal or nomination shall be disregarded.
(u)
Notwithstanding the foregoing provisions of this article 7.3, unless otherwise required by law, if (x) any member or Member Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (y) such member or Member Associated Person subsequently notifies the Company that it no longer intends to solicit proxies in support of the election or re-election of such proposed nominees in accordance with Rule 14a-19(b) under the Exchange Act or fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Company that such member or Member Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence) and (2) no other member or Member Associated Person has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such proposed nominee and has complied with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or has failed to timely provide reasonable evidence sufficient to satisfy the Company that such member or Member Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Company (which proxies and votes shall be disregarded). Upon request by the Company, if any member provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such member shall deliver to the Company, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

7.4 Record time for members
(a)
For the purpose of determining whether a person is entitled as a member to receive notice of, attend or vote at a meeting and how many votes such person may cast, the Company may specify in the notice of the meeting a date (the Record Time), not more than sixty (60) days nor less than ten (10) days before the date fixed for the meeting, as the date for the determination of the members entitled to receive notice of, attend or vote at the meeting or to appoint a proxy to do so.

(b)
Changes to the entries in the register of members of the Company after the Record Time shall be disregarded in determining the rights of any person to receive notice of, attend or vote at such meeting.

(c)	The Record Time applies to any adjournment or postponement of the meeting, unless the Company determines a new record time for the adjourned or postponed meeting.
7.5 Admission to general meetings
(a)
The chairperson of a general meeting may take any action he or she considers appropriate for the safety of persons attending the meeting and the orderly conduct of the meeting and may refuse admission to, or require to leave and remain out of, the meeting any person:

(1)	in possession of a pictorial-recording or sound-recording device;
(2)	in possession of a placard or banner;
(3)	in possession of an article considered by the chairperson to be dangerous, offensive or liable to cause disruption;
(4)	who refuses to produce or permit examination of any article, or the contents of any article, in the person’s possession;
(5)	who refuses to comply with a request to turn off a mobile telephone, personal communication device or similar device;
(6)	who behaves or threatens to behave or who the chairperson has reasonable grounds to believe may behave in a dangerous, offensive or disruptive way; or
(7)	who is not entitled to receive notice of the meeting.

The chairperson may delegate the powers conferred by this article to any person he or she thinks fit.
(b)	A person, whether a member or not, requested by the Board or the chairperson to attend a general meeting is entitled to be present and, at the request of the chairperson, to speak at the meeting.
(c)
If the chairperson of a general meeting considers that there is not enough room for the members who wish to attend the meeting, he or she may arrange for any person whom he or she considers cannot be seated in the main meeting room to observe or attend the general meeting in a separate room. Even if the members present in the separate room are not able to participate in the conduct of the meeting, the meeting will nevertheless be treated as validly held in the main room.

(d)	A separate meeting place may be linked to the main place of a general meeting by an instantaneous audio-visual communication device which, by itself or in conjunction with other arrangements:
(1)	gives the member or general body of members in the separate meeting place a reasonable opportunity to participate in proceedings in the main place;
(2)	enables the chairperson to be aware of proceedings in the other place; and
(3)	enables the member or members in the separate meeting place to vote on a poll, a member present at the separate meeting place is taken to be present at the general meeting and entitled to exercise all rights as if he or she was present at the main place. For the avoidance of doubt, this article 7.5(d) permits the Company, to the extent the Company determines, to treat members to be present at, and allow them to participate in, a general meeting where they participate online or otherwise through the use of an audio-visual communication device, including by giving electronic instructions to the Company.
(e)	If, before or during the meeting, any technical difficulty occurs where one or more of the matters set out in article 7.5(d) is not satisfied, the chairperson may:
(1)	adjourn the meeting until the difficulty is remedied; or
(2)	continue to hold the meeting in the main place (and any other place which is linked under article 7.5(d)) and transact business, and no member may object to the meeting being held or continuing.
(f)	Nothing in this article 7.5 or in article 7.8 is to be taken to limit the powers conferred on the chairperson by law.
7.6 Quorum at general meetings
(a)
No business may be transacted at a general meeting, except the election of a chairperson and the adjournment of the meeting, unless a quorum of members is present when the meeting proceeds to business.

(b)	A quorum is persons holding or representing by proxy, attorney or Representative at least a majority of the voting power of the shares entitled to vote at such meeting.
(c)	If a quorum is not present within thirty (30) minutes after the time appointed for the general meeting:
(1)	where the meeting was called at the request of members, the meeting must be dissolved; or
(2)
in any other case, the meeting stands adjourned to the day, time and place the directors present decide or, if they do not make a decision, to the same day in the next week at the same time and place and if a quorum is not present at the adjourned meeting within thirty (30) minutes after the time appointed for the meeting, the meeting must be dissolved.

7.7 Chairperson of general meetings
(a)
The chairperson of the Board or, in the absence of the chairperson, the deputy chairperson of the Board, the chief executive officer of the Company or any such other person as the chairperson, deputy chairperson or chief executive officer may appoint, is entitled, if present within fifteen (15) minutes after the time appointed for a general meeting and willing to act, to preside as chairperson at the meeting.

(b)
The directors present may choose any officer or director of the Company to preside as chairperson if, at a general meeting, the chairperson, deputy chairperson or chief executive officer is not present within fifteen (15) minutes after the time appointed for the meeting and another person has not otherwise been appointed pursuant to article 7.7(a).

(c)	If the directors do not choose a chairperson under article 7.7(b), the members present must elect as chairperson of the meeting:
(1)	another director who is present and willing to act; or
(2)	if no other director is present and willing to act, a member or officer of the Company who is present and willing to act.
(d)
A chairperson of a general meeting may, for any item of business or discrete part of the meeting, vacate the chair in favour of another person nominated by him or her (Acting Chairperson). Where an instrument of proxy appoints the chairperson as proxy for part of the proceedings for which an Acting Chairperson has been nominated, the instrument of proxy is taken to be in favour of the Acting Chairperson for the relevant part of the proceedings.

(e)	Wherever the term ‘chairperson’ is used in this article 7, it is to be read as a reference to the chairperson of the general meeting, unless the context indicates otherwise.
7.8 Conduct at general meetings
(a)	Subject to the provisions of the Companies Law, the chairperson is responsible for the general conduct of the meeting and for the procedures to be adopted at the meeting.
(b)	The chairperson may, at any time the chairperson considers it necessary or desirable for the efficient and orderly conduct of the meeting:
(1)
impose a limit on the time that a person may speak on each motion or other item of business and terminate debate or discussion on any business, question, motion or resolution being considered by the meeting and require the business, question, motion or resolution to be put to a vote of the members present;

(2)	adopt any procedures for casting or recording votes at the meeting whether on a show of hands or on a poll, including the appointment of scrutineers; and
(3)
decide not to put to the meeting any resolution proposed in the notice convening the meeting (other than a resolution proposed by members in accordance with the Companies Law or required by the Companies Law to be put to the meeting).

(c)	A decision by a chairperson under articles 7.8(a) or 7.8(b) is final.
(d)
Subject to article 7.1(b), whether or not a quorum is present, the chairperson may postpone the meeting before it has started if, at the time and place appointed for the meeting, he or she considers that:

(1)	there is not enough room for the number of members who wish to attend the meeting; or
(2)	a postponement is necessary in light of the behaviour of persons present or for any other reason so that the business of the meeting can be properly carried out.
(e)
A postponement under article 7.8(d) will be to another time, which may be on the same day as the meeting, and may be to another place (and the new time and place will be taken to be the time and place for the meeting as if specified in the notice that called the meeting originally).

(f)	Subject to article 7.1(b), the chairperson may at any time during the course of the meeting:
(1)
adjourn the meeting or any business, motion, question or resolution being considered or remaining to be considered by the meeting either to a later time at the same meeting or to an adjourned meeting; and

(2)
for the purpose of allowing any poll to be taken or determined, suspend the proceedings of the meeting for such period or periods as he or she decides without effecting an adjournment. No business may be transacted and no discussion may take place during any suspension of proceedings unless the chairperson otherwise allows.

(g)
The chairperson’s rights under articles 7.8(d) and 7.8(f) are exclusive and, unless the chairperson requires otherwise, no vote may be taken or demanded by the members present concerning any postponement, adjournment or suspension of proceedings.

(h)	Only unfinished business may be transacted at a meeting resumed after an adjournment.
(i)	Where a meeting is postponed or adjourned under this article 7.8, notice of the postponed or adjourned meeting must be given by public announcement, but need not be given to any other person.
(j)	Where a meeting is postponed or adjourned, the Board may, by public announcement, postpone, cancel or change the place of the postponed or adjourned meeting.
7.9 Decisions at general meetings
(a)
Except where a special resolution or another percentage is required, questions arising at a general meeting must be decided by a majority of votes cast by the members present at the meeting. A decision made in this way is for all purposes, a decision of the members.

(b)	If the votes are equal on a proposed resolution, the chairperson of the meeting has a casting vote, in addition to any deliberative vote.
(c)	Each matter submitted to a general meeting is to be decided on a poll.
(d)
A poll at a general meeting must be taken in the way and at the time the chairperson directs. The result of the poll as declared by the chairperson is the resolution of the meeting at which the poll was demanded.

7.10 Voting rights
(a)
Subject to these articles and the Companies Law and to any rights or restrictions attached to any shares or class of shares, at a general meeting, every member present has one vote for each share held as at the Record Time by the member entitling the member to vote, except for partly paid shares, each of which confers only the fraction of one vote which the amount paid (not credited) on the share bears to the total amounts paid and payable (excluding amounts credited) on the share. An amount paid in advance of a call is disregarded for this purpose.

(b)
A joint holder may vote at a meeting either personally or by proxy, attorney or Representative as if that person was the sole holder. If more than one joint holder tenders a vote in respect of the relevant shares, the vote of the holder named first in the register who tenders a vote, whether in person or by proxy, attorney or Representative, must be accepted to the exclusion of the votes of the other joint holders.

(c)
The parent or guardian of an infant member may vote at any general meeting on such evidence being produced of the relationship or of the appointment of the guardian as the Board may require and any vote so tendered by a parent or guardian of an infant member must be accepted to the exclusion of the vote of the infant member.

(d)
A person entitled to a share because of a Transmission Event may vote at a general meeting in respect of that share in the same way as if that person were the registered holder of the share if, at least forty-eight (48) hours before the meeting (or such shorter time as the Board determines), the Board:

(1)	admitted that person’s right to vote at that meeting in respect of the share; or
(2)	was satisfied of that person’s right to be registered as the holder of, or to transfer, the share.
Any vote duly tendered by that person must be accepted and the vote of the registered holder of those shares must not be counted.
(e)	Where a member holds a share on which a call or other amount payable to the Company has not been duly paid:
(1)	that member is only entitled to be present at a general meeting and vote if that member holds, as at the Record Time, other shares on which no money is then due and payable; and

(2)	on a poll, that member is not entitled to vote in respect of that share but may vote in respect of any shares that member holds, as at the Record Time, on which no money is then due and payable.
(f)	A member is not entitled to vote any particular shares on a resolution if, under the Companies Law or the Listing Rules:
(1)	the member must not vote or must abstain from voting those particular shares on the resolution; or
(2)	a vote of those particular shares on the resolution by the member must be disregarded for any purposes.
If the member or a person acting as proxy, attorney or Representative of the member does tender a vote of those particular shares on that resolution, that vote must not be counted.
(g)	An objection to the validity of a vote tendered at a general meeting must be:
(1)	raised before or immediately after the result of the vote is declared; and
(2)	referred to the chairperson, whose decision is final.
(h)	A vote tendered, but not disallowed by the chairperson under article 7.10(g), is valid for all purposes, even if it would not otherwise have been valid.
(i)	The chairperson may decide any difficulty or dispute which arises as to the number of votes that may be cast by or on behalf of any member and the decision of the chairperson is final.
7.11 Representation at general meetings
(a)	Subject to these articles, each member entitled to vote at a general meeting may vote:
(1)	in person or, where a member is a body corporate, by its Representative;
(2)	by proxy; or
(3)	by attorney.
A member may appoint more than one proxy or attorney to attend and vote at a specific meeting, provided that each appointment relates to a different share or shares held by that member.
(b)	A proxy, attorney or Representative may, but need not, be a member of the Company.
(c)	An instrument appointing a proxy is valid if it is in accordance with the Companies Law or in any form approved by the Board.
(d)
A vote given in accordance with an instrument appointing a proxy or attorney is valid despite the transfer of the share in respect of which the instrument was given if the transfer is not registered by the time at which the instrument appointing the proxy or attorney is required to be received under article 7.11(h).

(e)	Unless otherwise provided in the appointment of a proxy, attorney or Representative, an appointment will be taken to confer authority:
(1)
even though the appointment may refer to specific resolutions and may direct the proxy, attorney or Representative how to vote on those resolutions, to do any of the acts specified in article 7.11(f); and

(2)
even though the appointment may refer to a specific meeting to be held at a specified time or venue, where the meeting is rescheduled, adjourned or postponed to another time or changed to another venue, to attend and vote at the rescheduled, adjourned or postponed meeting or at the new venue.

(f)	The acts referred to in article 7.11(e)(1) are:
(1)	to vote on any amendment moved to the proposed resolutions and on any motion that the proposed resolutions not be put or any similar motion;
(2)	to vote on any motion before the general meeting, whether or not the motion is referred to in the appointment; and
(3)	to act generally at the meeting (including to speak, demand a poll, join in demanding a poll and to move motions).

(g)
A proxy form issued by the Company must allow for the insertion of the name of the person to be primarily appointed as proxy and may provide that, in circumstances and on conditions specified in the form that are not inconsistent with these articles, the chairperson of the relevant meeting (or another person specified in the form) is appointed as proxy.

(h)
A proxy or attorney may not vote at a general meeting or adjourned or postponed meeting or on a poll unless the instrument appointing the proxy or attorney, and the authority under which the instrument is signed or a certified copy of the authority, are received by the Company:

(1)
at least forty-eight (48) hours, or such lesser time as specified by the Board in the notice of meeting, (or in the case of an adjournment or postponement of a meeting, any lesser time that the Board or the chairperson of the meeting decides) before the time for holding the meeting or adjourned or postponed meeting or taking the poll, as applicable; or

(2)
where article 7.11(i)(2) applies, such shorter period before the time for holding the meeting or adjourned or postponed meeting or taking the poll, as applicable, as the Company determines in its discretion.

A document is received by the Company under this article 7.11(h) when it is received in accordance with the Companies Law, and to the extent permitted by the Companies Law, if the document is produced or the transmission of the document is otherwise verified to the Company in the way specified in the notice of meeting.
In calculating time periods under this article, the Board may specify, in any case, that no account shall be taken of any part of a day that is not a working day.
(i)	Where the Company receives an instrument appointing a proxy or attorney in accordance with this article 7.11 and within the time period specified in article 7.11(h)(1), the Company is entitled to:
(1)
clarify with the appointing member any instruction in relation to that instrument by written or verbal communication and make any amendments to the instrument required to reflect any clarification; and

(2)
where the Company considers that the instrument has not been duly executed, return the instrument to the appointing member and request that the member duly execute the instrument and return it to the Company within the period determined by the Company under article 7.11(h)(2) and notified to the member.

(j)
The member is taken to have appointed the Company as its attorney for the purpose of any amendments made to an instrument appointing a proxy in accordance with article 7.11(i)(1). An instrument appointing a proxy or attorney which is received by the Company in accordance with article 7.11(i)(2) is taken to have been validly received by the Company.

(k)
The appointment of a proxy or attorney is not revoked by the appointor attending and taking part in the general meeting, but if the appointor votes on a resolution, the proxy or attorney is not entitled to vote, and must not vote, as the appointor’s proxy or attorney on the resolution.

(l)
Unless written notice of the matter has been received at the Company’s registered office (or at another place specified for lodging an appointment of a proxy, attorney or Representative for the meeting) within the time period specified under articles 7.11(i) or 7.11(h) (as applicable), a vote cast by a proxy, attorney or Representative is valid even if, before the vote is cast:

(1)	a Transmission Event occurs to the member; or
(2)	the member revokes the appointment of the proxy, attorney or Representative or revokes the authority under which a third party appointed the proxy, attorney or Representative.
(m)
The chairperson may require a person acting as a proxy, attorney or Representative to establish to the chairperson’s satisfaction that the person is the person duly appointed to act. If the person fails to satisfy the requirement, the chairperson may:

(1)	exclude the person from attending or voting at the meeting; or
(2)
permit the person to exercise the powers of a proxy, attorney or Representative on the condition that, if required by the Company, such person produce evidence of the appointment within the time set by the chairperson.

(n)	The chairperson may delegate his or her powers under article 7.11(m) to any person.
7.12 DTC System Voting Arrangements
(a)
Subject to the Companies Law, for the purpose of facilitating the giving of voting instructions for any general meeting by any person who holds, or holds interests in, beneficial interests in shares that are held and traded in the DTC System:

(1)
each DTC Proxy may appoint (whether by way of instrument of proxy, power of attorney, mandate or otherwise) more than one person as its proxy in respect of the same general meeting or resolution provided that the instrument of appointment shall specify the number of shares in respect of which the proxy is appointed and only one proxy may attend the general meeting and vote in respect of any one share;

(2)
each DTC Proxy may appoint (by power of attorney, mandate or otherwise) an agent (including, without limitation, a proxy solicitation agent or similar person) for the purposes of obtaining voting instructions and submitting them to the Company on behalf of that DTC Proxy, whether in hard copy form or electronic form;

(3)
each instrument of appointment made by a DTC Proxy or its agent shall, unless the Company is notified to the contrary in writing at least three hours before the start of the meeting (or adjourned meeting), be deemed to confer on the relevant proxy or agent the power and authority to appoint one or more sub proxies or sub agents or otherwise sub delegate any or all of its powers to any person;

(4)
the Board may accept any instrument of appointment made by a DTC Proxy or its agent as sufficient evidence of the authority of that DTC Proxy or agent or require evidence of the authority under which any such appointment has been made; and

(5)	the Board may, to give effect to the intent of this article 7.12:
(A)
make such arrangements, either generally or in any particular case, as it thinks fit (including, without limitation, making or facilitating arrangements for the submission to the Company of voting instructions on behalf of DTC Proxies, whether in hard copy form or electronic form);

(B)	make such regulations, either generally or in any particular case, as it thinks fit, whether in addition to, or in substitution for, any other provision of these articles; and
(C)
do such other acts and things as it considers necessary or desirable (including, without limitation, approving the form of any instrument of appointment of proxy or agent, whether in hard copy form or electronic form).

(b)
If any question arises at or in relation to a general meeting as to whether any person has been validly appointed as a proxy or agent by a DTC Proxy or its agent to vote (or exercise any other right) in respect of any shares:

(1)	if the question arises at a general meeting, the question will be determined by the chairperson of the meeting in his or her sole discretion; or
(2)	if the question arises otherwise than at a general meeting, the question will be determined by the Board in its sole discretion.
The decision of the chairperson of the meeting or the Board (as applicable), which may include declining to recognise a particular appointment as valid, will, if made in good faith, be final and binding on all persons interested.
7.13 No member action by written resolution
Any action required or permitted to be taken by members or any class of them must be effected at a general meeting of the Company or of the class in question and may not be effected by any consent or resolution in writing of the members.

8 Directors
8.1 Appointment and retirement of directors
(a)
The maximum number of directors is to be determined by the Board, but may not be more than fifteen (15). The Board may not determine a maximum which is less than the number of directors in office at the time the determination takes effect.

(b)
The Board may appoint any eligible person to be a director, either as an addition to the existing directors or to fill a casual vacancy, but so that the total number of directors does not exceed the maximum number fixed under these articles.

(c)
The Board or a committee of the Board shall not nominate for election or re-election as director any candidate who has not agreed to tender, promptly following the meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (i) the failure to receive the required number of votes for re-election at the next annual meeting of members at which he or she faces re-election, and (ii) acceptance of such resignation by the Board.

(d)
Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting of the members called for the purpose of the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote in the election of directors generally. For purposes of this article 8.1(d), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes “withheld” with respect to that director.

(e)
If an incumbent director nominee fails to receive the required number of votes for re-election, within ninety (90) days after certification of the election results, the Nominating and Corporate Governance Committee of the Board will recommend to the Board whether to accept or reject the resignation or whether other action should be taken and the Board will act on the Nominating and Corporate Governance Committee’s recommendation.

(f)	A director appointed by the Board under article 8.1(b) holds office until the conclusion of the next annual general meeting following his or her appointment.
(g)
Subject to the rights of the holders of any outstanding class or series of preferred shares, each director shall be elected at each annual general meeting and shall hold office until the next succeeding annual general meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification or removal from office.

(h)
Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors and an absolute majority of votes cast shall not be a pre-requisite to the election of such directors.

(i)
The retirement of a director from office under these articles and the re-election of a director or the election of another person to that office (as the case may be) takes effect at the conclusion of the meeting at which the retirement and re-election or election occur.

(j)
Subject to the rights of the holders of any outstanding class or series of preferred shares, any vacancy on the Board, including a vacancy resulting from an increase in the number of directors, shall only be filled by the affirmative vote of a majority of the Board then in office, even though fewer than a quorum, or by a sole remaining director.

8.2 Vacating office
In addition to the circumstances prescribed by the Companies Law and these articles, the office of a director becomes vacant if the director:
(a)	becomes prohibited or disqualified by applicable law from acting as a director of the Company;

(b)	resigns by written notice to the Company; or
(c)	is removed from office under article 8.3.
8.3 Removal from office
A director may be removed from office by ordinary resolution of the Company in a general meeting for cause, including, but not limited to:
(a)
the director’s conviction (with a plea of nolo contendere deemed to be a conviction) of a serious felony involving moral turpitude or a violation of U.S. federal or state securities law, but excluding a conviction based entirely on vicarious liability; or

(b)
the director’s commission of any material act of dishonesty (such as embezzlement) resulting or intended to result in material personal gain or enrichment of the director at the expense of the Company or any subsidiary and which act, if made the subject to criminal charges, would be reasonably likely to be charged as a felony, and for these purposes nolo contendere, felony and moral turpitude has the meaning given to them by the laws of the United States of America or any relevant state thereof and shall include equivalent acts in any other jurisdiction.
8.4 Remuneration
(a)	Each director may be paid such remuneration out of the funds of the Company as the Board determines for his or her services as a director, including fees and reimbursement of expenses.
(b)	Remuneration under article 8.4(a) may be provided in such manner that the Board decides, including by way of non-cash benefit, such as a contribution to a superannuation fund.
(c)
Any director who performs extra services, makes any special exertions for the benefit of the Company or who otherwise performs services which, in the opinion of the Board, are outside the scope of the ordinary duties of a non- executive director, may be remunerated for the services (as determined by the Board) out of the funds of the Company.

8.5 Director need not be a member
(a)	Unless the Board determines otherwise from time to time in its discretion, a director is not required to hold any shares in the Company to qualify for appointment.
(b)	A director is entitled to attend and speak at general meetings and at meetings of the holders of a class of shares, even if he or she is not a member or a holder of shares in the relevant class.
8.6 Directors may contract with the Company and hold other offices
(a)
The Board may make regulations requiring the disclosure of interests that a director, and any person deemed by the Board to be related to or associated with the director, may have in any matter concerning the Company or a related body corporate. Any regulations made under these articles bind all directors.

(b)	No act, transaction, agreement, instrument, resolution or other thing is invalid or voidable only because a person fails to comply with any regulation made under article 8.6(a).
(c)
A director is not disqualified from contracting or entering into an arrangement with the Company as vendor, purchaser or in another capacity, merely because the director holds office as a director or because of the fiduciary obligations arising from that office.

(d)
A contract or arrangement entered into by or on behalf of the Company in which a director is in any way interested is not invalid or voidable merely because the director holds office as a director or because of the fiduciary obligations arising from that office.

(e)
A director who is interested in any arrangement involving the Company is not liable to account to the Company for any profit realised under the arrangement merely because the director holds office as a director or because of the fiduciary obligations arising from that office.

(f)
A director may hold any other office or position (except auditor) in the Company or any related body corporate in conjunction with his or her directorship and may be appointed to that office or position on terms (including remuneration and tenure) the Board decides.

(g)
A director may be or become a director or other officer of, or interested in, any related body corporate or any other body corporate promoted by or associated with the Company, or in which the Company may be interested as a vendor, and need not account to the Company for any remuneration or other benefits the director receives as a director or officer of, or from having an interest in, that body corporate.

(h)
A director who has an interest in a matter that is being considered at a meeting of the Board may, despite that interest, be present and be counted in a quorum at the meeting, unless that is prohibited by the Companies Law, but may not vote on the matter if such interest is one which to a material extent conflicts or may conflict with the interests of the Company and of which the director is aware, and in respect of any such matter the decision of the chairperson of the meeting shall be final. No act, transaction, agreement, instrument, resolution or other thing is invalid or voidable only because a director fails to comply with this prohibition.

(i)
The Board may exercise the voting rights given by shares in any corporation held or owned by the Company in any way the Board decides. This includes voting for any resolution appointing a director as a director or other officer of that corporation or voting for the payment of remuneration to the directors or other officers of that corporation.

(j)
A director who is interested in any contract or arrangement may, despite that interest, participate in the execution of any document by or on behalf of the Company evidencing or otherwise connected with that contract or arrangement.

8.7 Powers and duties of directors
(a)
The business and affairs of the Company are to be managed by or under the direction of the Board, which (in addition to the powers and authorities conferred on it by these articles) may exercise all powers and do all things that are:

(1)	within the power of the Company; and
(2)	are not by these articles or by law directed or required to be done by the Company in a general meeting.
(b)	The Board may exercise all the powers of the Company:
(1)	to borrow or raise money in any other way;
(2)	to charge any of the Company’s property or business or any of its uncalled capital; and
(3)	to issue debentures or give any security for a debt, liability or obligation of the Company or of any other person.
(c)
Debentures or other securities may be issued on the terms and at prices decided by the Board, including bearing interest or not, with rights to subscribe for, or exchange into, shares or other securities in the Company or a related body corporate or with special privileges as to redemption, participating in share issues, attending and voting at general meetings and appointing directors.

(d)
The Board may decide how cheques, promissory notes, banker’s drafts, bills of exchange or other negotiable instruments must be signed, drawn, accepted, endorsed or otherwise executed, as applicable, by or on behalf of the Company.

(e)	The Board may:
(1)
appoint or employ any person as an officer, agent or attorney of the Company for the purposes, with the powers, discretions and duties (including those vested in or exercisable by the Board), for any period and on any other conditions they decide;

(2)	authorise an officer, agent or attorney to delegate any of the powers, discretions and duties vested in the officer, agent or attorney; and
(3)	remove or dismiss any officer, agent or attorney of the Company at any time, with or without cause.

(f)	A power of attorney may contain any provisions for the protection and convenience of the attorney or persons dealing with the attorney that the Board decides.
(g)	Nothing in this article 8.7 limits the general nature of article 8.7(a).
8.8 Delegation by the Board
(a)	The Board may delegate any of its powers to one director, a committee of the Board, or any person or persons.
(b)	A director, committee of the Board, or person to whom any powers have been so delegated must exercise the powers delegated in accordance with any directions of the Board.
(c)	The acceptance of a delegation of powers by a director may, if the Board so resolves, be treated as an extra service or special exertion performed by the delegate for the purposes of article 8.4(e).
(d)
The provisions of these articles applying to meetings and resolutions of the Board apply, so far as they can and with any necessary changes, to meetings and resolutions of a committee of the Board, except to the extent they are contrary to any direction given under article 8.8(b).

8.9 Proceedings of directors
(a)	The directors may meet together to attend to business and adjourn and otherwise regulate their meetings as they decide.
(b)
The contemporaneous linking together by telephone or other electronic means of a sufficient number of directors to constitute a quorum, constitutes a meeting of the Board. All the provisions in these articles relating to meetings of the Board apply, as far as they can and with any necessary changes, to meetings of the Board by telephone or other electronic means.

(c)
A meeting by telephone or other electronic means is to be taken to be held at the place where the chairperson of the meeting is or at such other place the chairperson of the meeting decides, as long as at least one of the directors involved was at that place for the duration of the meeting.

(d)
A director taking part in a meeting by telephone or other electronic means is to be taken to be present in person at the meeting and all directors participating in the meeting will (unless there is a specific statement otherwise) be taken to have consented to the holding of the meeting by the relevant electronic means.

(e)
If, before or during the meeting, any technical difficulty occurs where one or more directors cease to participate, the chairperson may adjourn the meeting until the difficulty is remedied or may, where a quorum of directors remains present, continue with the meeting.

8.10 Calling meetings of the Board
(a)	The chairperson of the Board, the chief executive officer of the Company or a majority of the Board may call a meeting of the Board.
(b)	A secretary must, if requested by the chairperson of the Board, the chief executive officer of the Company or a majority of the Board, call a meeting of the Board.
8.11 Notice of meetings of the Board
(a)	Notice of a meeting of the Board must be given to each person who is, at the time the notice is given, a director, except a director on leave of absence approved by the Board.
(b)	A notice of a meeting of the Board:
(1)	must specify the time and place of the meeting;
(2)	need not state the nature of the business to be transacted at the meeting;
(3)	may, if necessary, be given immediately before the meeting; and
(4)	may be given in person or by post or by telephone, fax or other electronic means, or in any other way consented to by the directors from time to time.

(c)	A director may waive notice of a meeting of the Board by giving notice to that effect in person or by post or by telephone, fax or other electronic means.
(d)	Failure to give a director notice of a meeting of the Board does not invalidate anything done or any resolution passed at the meeting if:
(1)	the failure occurred by accident or inadvertent error; or
(2)	the director attended the meeting or waived notice of the meeting (whether before or after the meeting).
(e)	A person who attends a meeting of the Board waives any objection that person may have to a failure to give notice of the meeting.
8.12 Quorum at meetings of the Board
(a)	No business may be transacted at a meeting of the Board unless a quorum of directors is present at the time the business is dealt with.
(b)	Unless the Board decides differently, a majority of the total number of directors in office constitutes a quorum.
(c)
If there is a vacancy in the office of a director, the remaining directors may act. But, if their number is not sufficient to constitute a quorum, they may act only in an emergency or to increase the number of directors to a number sufficient to constitute a quorum or to call a general meeting of the Company.

8.13 Chairperson and deputy chairperson of the Board
(a)
The Board must elect a director to the office of chairperson of the Board and may elect one or more directors to the office of deputy chairperson of the Board. The Board may decide the period for which those offices will be held.

(b)
Meetings of the Board shall be presided over by the chairperson of the Board or, in his or her absence, by the director who is designated by the chairperson of the Board prior to the applicable meeting, if any, or, in his or her absence, by the deputy chairperson of the Board, if any, or, in his or her absence, by a chairperson chosen at the meeting. The general counsel of the Company shall act as secretary of the meeting, but in his or her absence, the chair of the meeting may appoint any person to act as secretary of the meeting.

8.14 Decisions of the Board
(a)	The Board, at a meeting at which a quorum is present, may exercise any authorities, powers and discretions vested in or exercisable by the Board under these articles.
(b)	Questions arising at a meeting of the Board must be decided by a majority of votes cast by the directors present and entitled to vote on the matter.
8.15 Written resolutions
(a)
A resolution in writing signed by all directors or a resolution in writing of which notice has been given to all directors and which is signed by all directors entitled to vote on the resolution is a valid resolution of the Board. The resolution is taken to have been passed by a meeting of the Board when the last director signs or consents to the resolution unless provided otherwise in such written resolution.

(b)	A director may consent to a resolution by:
(1)	signing the document containing the resolution (or a copy of that document); or
(2)
giving to the Company a written notice (including by fax to its registered office or other electronic means) addressed to the general counsel or to the chairperson of the Board signifying assent to the resolution and either setting out its terms or otherwise clearly identifying them.

8.16 Validity of acts
An act done by a meeting of the Board, a committee of the Board or a person acting as a director is not invalidated by:
(a)	a defect in the appointment of a person as a director or a member of a committee; or
(b)	a person so appointed being disqualified or not being entitled to vote, if that circumstance was not known by the Board, committee or person when the act was done.
9 Business combinations with interested members
9.1 Business combinations with interested members
(a)
Notwithstanding any other provisions of these articles, the Company must not engage in any business combination with any interested member for a period of three (3) years following the time that such member became an interested member, unless:

(1)	prior to such time the Board approved either the business combination or the transaction which resulted in the member becoming an interested member;
(2)
upon consummation of the transaction which resulted in the member becoming an interested member, the interested member owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested member) those shares owned:

(A)	by persons who are directors and also officers; and
(B)
employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender, exchange or takeover offer; or

(3)
at or subsequent to such time the business combination is approved by the Board and authorised at a general meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting shares which is not owned by the interested member.

(b)	The restrictions contained in article 9.1(a) shall not apply if:
(1)	the Company does not have a class of voting shares that is either:
(A)	listed on a stock exchange; or
(B)
held of record by more than 2,000 members, unless any of the foregoing results from action taken, directly or indirectly, by an interested member or from a transaction in which a person becomes an interested member;

(2)	a member becomes an interested member inadvertently and:
(A)	as soon as practicable divests itself of ownership of sufficient shares so that the member ceases to be an interested member; and
(B)
would not, at any time within the three (3)-year period immediately prior to a business combination between the Company and such member, have been an interested member but for the inadvertent acquisition of ownership; or

(3)
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which:

(A)	constitutes one of the transactions described in article 9.1(c);
(B)
is with or by a person who either was not an interested member during the previous three (3) years or who became an interested member with the approval of the Board or during the period described in article 9.1(b)(1); and

(C)
is approved or not opposed by a majority of the members of the Board then in office (but not less than one (1)) who were directors prior to any person becoming an interested member during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors.

(4)	the business combination is with an interested member who became an interested member at a time when the restrictions contained in this article 9.1 did not apply by reason of article 9.1(b)(1).
(c)	The proposed transactions referred to in article 9.1(b)(3)(A) are limited to:
(1)	a merger or consolidation of the Company (except for a merger in respect of which no vote of the members of the Company is required);
(2)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company; or

(3)	a proposed tender, exchange or takeover offer for 50% or more of the outstanding voting shares of the Company.
(d)	The Company shall give not less than twenty (20) days’ notice to all interested members prior to the consummation of any of the transactions described in article 9.1(c)(1) or 9.1(c)(2).
(e)	As used in this article 9.1, the term:
(1)	Associate, when used to indicate a relationship with any person, means:
(A)
any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares;

(B)	any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
(C)	any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;
(2)	Business combination, when used in reference to the Company and any interested member of the Company, means:
(A)
any merger or consolidation of the Company (including by way of compromise, arrangement, reconstruction, amalgamation or takeover) or any direct or indirect majority- owned subsidiary of the Company with (A) the interested member, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested member and as a result of such merger or consolidation article 9.1(a) is not applicable to the surviving entity;

(B)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of the Company, to or with the interested member, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company;

(C)
any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the interested member, except:

(i)
pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which securities were outstanding prior to the time that the interested member became such;

(ii)	pursuant to a merger of the Company with or into a single direct or indirect wholly-owned subsidiary of the Company;
(iii)
pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Company subsequent to the time the interested member became such;

(iv)	pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or
(v)	any issuance or transfer of shares by the Company;
provided however, that in no case under items (iii)-(v) of this clause (C) of this article 9.1(e)(2) shall there be an increase in the interested member’s proportionate share of the shares of any class or series of the Company or of the voting shares of the Company;
(D)
any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the interested member, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the interested member; or

(E)
any receipt by the interested member of the benefit, directly or indirectly (except proportionately as a member of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in clauses (A)-(D) of this article 9.1(e)(2)) provided by or through the Company or any direct or indirect majority- owned subsidiary;

(3)	Interested member means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that:
(A)	is the owner of 15% or more of the outstanding voting shares of the Company; or
(B)
is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting shares of the Company at any time within the three (3)-year period immediately prior to the date on which it is sought to be determined whether such person is an interested member, and the affiliates and associates of such person;

provided, however, that the term interested member shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided, that such person shall be an interested member if thereafter such person acquires additional voting shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person.
For the purpose of determining whether a person is an interested member, the voting shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of clause (4) of this article 9.1(e), but shall not include any other unissued shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(4)	Owner, including the terms own and owned, when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:
(A)	beneficially owns such shares, directly or indirectly; or

(B)
has (i) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender, exchange or takeover offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (ii) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(C)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of this article 9.1(e)(4)), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

10 Officers
10.1 Executive directors
(a)	The Board may appoint one or more of the directors to be an officer. For the avoidance of doubt, an officer need not be a director.
(b)	A director who is an officer may be referred to by any title the Board decides on.
10.2 Provisions applicable to all officers
(a)
The officers of the Company shall be a chief executive officer, one or more vice presidents, a secretary, a treasurer, and a controller, all of whom shall be elected by the Board. The Board or the chief executive officer of the Company may appoint such other officers, including one or more assistant secretaries, assistant treasurers and assistant controllers as either of them shall deem necessary, who shall have such authority and perform such duties as may be prescribed in such appointment.

(b)	The appointment of an officer may be for the period, at the remuneration and on the conditions the Board decides.
(c)	The Board may:
(1)	delegate to or give an officer any powers, discretions and duties it decides;
(2)	withdraw, suspend or vary any of the powers, discretions and duties given to an officer; and
(3)	authorise the officer to delegate any of the powers, discretions and duties given to the officer.
(d)	Unless the Board decides otherwise, the office of a director who is employed by the Company or by a subsidiary of the Company automatically becomes vacant if the director ceases to be so employed.
(e)	An act done by a person acting as an officer is not invalidated by:
(1)	a defect in the person’s appointment as an officer;
(2)	the person being disqualified to be an officer; or
(3)	the person having vacated office,
if the person did not know that circumstance when the act was done.

11 Indemnity and insurance
11.1 Persons to whom articles 11.2 and 11.4 apply
Rules 11.2 and 11.4 apply:
(a)	to each person who is or has been a director or officer (within the meaning of article 10.2(a)) of the Company; and
(b)	to such other officers or former officers of the Company or of its related bodies corporate as the Board in each case determines;
(each an Officer for the purposes of this article 11).
11.2 Indemnity
The Company must indemnify each Officer on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses (Liabilities) incurred by the Officer as a present or former director or officer of the Company or of a related body corporate.
11.3 Extent of indemnity
The indemnity in article 11.2:
(a)	is enforceable without the Officer having to first incur any expense or make any payment;
(b)	is a continuing obligation and is enforceable by the Officer even though the Officer may have ceased to be a director or officer of the Company or its related bodies corporate; and
(c)	applies to Liabilities incurred both before and after the adoption of these articles.
11.4 Insurance
The Company may, to the full extent permitted by law:
(a)	purchase and maintain insurance; and/or
(b)	pay or agree to pay a premium for insurance,
for each Officer against any Liability incurred by the Officer as a present or former director or officer of the Company or of a related body corporate including, but not limited to, a liability for negligence or for reasonable costs and expenses incurred in defending or responding to proceedings, whether civil or criminal and whatever their outcome.
11.5 Savings
Nothing in article 11.2 or 11.4:
(a)	affects any other right or remedy that a person to whom those articles apply may have in respect of any Liability referred to in those articles;
(b)	limits the capacity of the Company to indemnify or provide or pay for insurance for any person to whom those articles do not apply; or
(c)	limits or diminishes the terms of any indemnity conferred or agreement to indemnify entered into prior to the adoption of these articles.
11.6 Deed
The Company may enter into a deed with any Officer to give effect to the rights conferred by this article 11 or the exercise of a discretion under this article 11 on such terms as the Board thinks fit which are not inconsistent with this article 11.

12 Winding up
12.1 Distributing surplus
Subject to these articles and the rights or restrictions attached to any shares or class of shares:
(a)	if the Company is wound up and the property of the Company available for distribution among the members is more than sufficient to pay:
(1)	all the debts and liabilities of the Company; and
(2)	the costs, charges and expenses of the winding up,
the excess must be divided among the members in proportion to the number of shares held by them, irrespective of the amounts paid or credited as paid on the shares;
(b)	for the purpose of calculating the excess referred to in article 12.1(a), any amount unpaid on a share is to be treated as property of the Company;
(c)
the amount of the excess that would otherwise be distributed to the holder of a partly paid share under article 12.1(a) must be reduced by the amount unpaid on that share at the date of the distribution; and

(d)
if the effect of the reduction under article 12.1(c) would be to reduce the distribution to the holder of a partly paid share to a negative amount, the holder must contribute that amount to the Company.

12.2 Dividing property
(a)
If the Company is wound up, the liquidator or the directors, as the case may be, may, subject to these articles and any other sanction required by the Companies Law, do either or both of the following:

(1)
divide in specie among the members the whole or any part of the assets of the Company and, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members;

(2)	vest the whole or any part of the assets in trustees for the benefit of members and those liable to contribute to the winding up.
(b)	No member shall be compelled to accept any assets if an obligation attaches to them.
(c)
If any of the property to be divided under article 12.2(a) includes securities with a liability to calls, any person entitled under the division to any of the securities may, within ten (10) days after the passing of the special resolution referred to in article 12.2(a), by written notice direct the liquidator to sell the person’s proportion of the securities and account for the net proceeds. The liquidator must, if practicable, act accordingly.

(d)	Nothing in this article 12.2 takes away from or affects any right to exercise any statutory or other power which would have existed if this article were omitted.
(e)	Article 4.3 applies, so far as it can and with any necessary changes, to a division by a liquidator under article 12.2(a) as if references in article 4.3 to:
(1)	the Board were references to the liquidator; and
(2)	a distribution or capitalisation were references to the division under article 12.2(a).
13 Inspection of and access to records
(a)
A person who is not a director does not have the right to inspect any of the Board papers, books, records or documents of the Company, except as provided by law, or these articles, or as authorised by the Board.

(b)
The Company may enter into contracts with its directors or former directors agreeing to provide continuing access for a specified period after the director ceases to be a director to Board papers, books, records and documents of the Company which relate to the period during which the director or former director was a director on such terms and conditions as the Board thinks fit and which are not inconsistent with this article 13.

(c)	The Company may procure that its subsidiaries provide similar access to Board papers, books, records or documents as that set out in articles 13(a) and 13(b).

(d)	This article 13 does not limit any right the directors or former directors otherwise have.
14 Seals
14.1 Manner of execution
Without limiting the ways in which the Company can execute documents under the Companies Law and subject to these articles, the Company may execute a document if the document is signed by any director(s) and/or person(s) authorised by the Board for that purpose (which authorisation may be granted retrospectively).
14.2 Common seal
The Company may have a common seal. If the Company has a common seal, articles 14.3 to 14.7 apply.
14.3 Safe custody of Seal
The Board must provide for the safe custody of the Seal.
14.4 Using the Seal
Subject to article 14.7 and unless a different procedure is decided by the Board, if the Company has a common seal any document to which it is affixed must be signed by any director(s) and/or person(s) authorised by the Board for that purpose.
14.5 Seal register
(a)
The Company may keep a Seal register and, on affixing the Seal to any document (other than a certificate for securities of the Company) may enter in the register particulars of the document, including a short description of the document.

(b)	The register, or any details from it that the Board requires, may be produced at meetings of the Board for noting the use of the Seal since the previous meeting of the Board.
(c)	Failure to comply with articles 14.5(a) or 14.5(b) does not invalidate any document to which the Seal is properly affixed.
14.6 Duplicate seals and certificate seals
(a)
The Company may have one or more duplicate seals for use in place of its common seal outside the state or territory where its common seal is kept. Each duplicate seal must be a facsimile of the common seal of the Company with the addition on its face of the words ‘duplicate seal’ and the name of the place where it is to be used.

(b)	A document sealed with a duplicate seal, or a certificate seal as provided in article 14.7, is to be taken to have been sealed with the common seal of the Company.
14.7 Sealing and signing certificates
Unless otherwise provided by the Board either generally or in a particular case, the Seal and the signature of any director, secretary or other person to be printed on or affixed to any certificates for securities in the Company may be printed or affixed by some mechanical or other means.
15 Notices
15.1 Notices by the Company to members
(a)
Without limiting any other way in which notice may be given to a member under these articles, the Companies Law, applicable securities laws and/or the Listing Rules, the Company may give a notice to a member by:

(1)	delivering it personally to the member;

(2)	sending it by prepaid post to the member’s address in the register of members or any other address the member supplies to the Company for giving notices;
(3)	sending it by fax or other electronic means to the fax number or electronic address the member has supplied to the Company for giving notices; or
(4)	publishing the notice on a website and providing notification to that effect to the member by any of the other means permitted under this article 15.1.
(b)	The Company may give a notice to the joint holders of a share by giving the notice in the way authorised by article 15.1(a) to the joint holder named first in the register of members for the share.
(c)
The Company may give a notice to a person entitled to a share as a result of a Transmission Event by delivering it or sending it in the manner authorised by article 15.1(a) addressed to the name or title of the person, to:

(1)	the address, fax number or electronic address that person has supplied to the Company for giving notices to that person; or
(2)
if that person has not supplied an address, fax number or electronic address, to the address, fax number or electronic address to which the notice might have been sent if that Transmission Event had not occurred.

(d)	A notice given to a member under articles 15.1(a) or 15.1(b) is, even if a Transmission Event has occurred and whether or not the Company has notice of that occurrence:
(1)	duly given for any shares registered in that person’s name, whether solely or jointly with another person; and
(2)	sufficiently served on any person entitled to the shares because of the Transmission Event.
(e)	A notice given to a person who is entitled to a share because of a Transmission Event is sufficiently served on the member in whose name the share is registered.
(f)
A person who, because of a transfer of shares, becomes entitled to any shares registered in the name of a member, is taken to have received every notice which, before that person’s name and address is entered in the register of members for those shares, is given to the member complying with this article 15.1.

(g)	A signature to any notice given by the Company to a member under this article 15.1 may be printed or affixed by some mechanical, electronic or other means.
(h)	Where a member does not have a registered address or where the Company believes that member is not known at the member’s registered address, all notices are taken to be:
(1)	given to the member if the notice is exhibited in the Company’s registered office for a period of forty-eight (48) hours; and
(2)	served at the commencement of that period,
unless and until the member informs the Company of the member’s address.
15.2 Notices by the Company to directors
The Company may give a notice to a director by:
(a)	delivering it personally to him or her;
(b)	sending it by prepaid post to his or her usual residential or business address, or any other address he or she has supplied to the Company for giving notices; or
(c)	sending it by fax or other electronic means to the fax number or electronic address he or she has supplied to the Company for giving notices.
15.3 Notices by directors to the Company
A director may give a notice to the Company by:
(a)	delivering it to the Company’s registered office;

(b)	sending it by prepaid post to the Company’s registered office; or
(c)	sending it by fax or other electronic means to the principal fax number or electronic address at the Company’s registered office.
15.4 Time of service
(a)	A notice from the Company properly addressed and posted is taken to be served at 10.00am (local time in the place of dispatch) on the day after the date it is posted.
(b)	A certificate signed by a secretary or officer of the Company to the effect that a notice was duly posted under these articles is conclusive evidence of that fact.
(c)
Where the Company sends a notice by fax, the notice is taken as served at the time the fax is sent if the correct fax number appears on the facsimile transmission report produced by the sender’s fax machine.

(d)	Where the Company sends a notice by electronic transmission, the notice is taken as served at the time the electronic transmission is sent.
(e)
Where the Company gives a notice to a member by any other means permitted by the Companies Law relating to the giving of notices and electronic means of access to them, the notice is taken as given at 10.00am (local time in the place of the Company’s principal office) on the day after the date on which the member is notified that the notice is available.

(f)	Where a given number of days’ notice or notice extending over any other period must be given, the day of service is not to be counted in the number of days or other period.
15.5 Other communications and documents
Rules 15.1 to 15.4 (inclusive) apply, so far as they can and with any necessary changes, to serving any communication or document.
15.6 Written notices
A reference in these articles to a written notice includes a notice given by fax or other electronic means. A signature to a written notice need not be handwritten.
16 General
16.1 Submission to jurisdiction
(a)	Each member submits to the non-exclusive jurisdiction of the Royal Court of Jersey and the courts which may hear appeals from that court.
(b)	Unless the Companies Law or any other Jersey law provides otherwise or unless the Board determines otherwise, the Royal Court of Jersey is the sole and exclusive forum for:
(1)	any derivative action or proceeding brought on behalf of the Company,
(2)	any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or its members, creditors or other constituents,
(3)
any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Companies Law or these articles (as either may be amended from time to time), or

(4)	any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.
16.2 Prohibition and enforceability
(a)	Any provision of, or the application of any provision of, these articles which is prohibited in any place is, in that place, ineffective only to the extent of that prohibition.

(b)
Any provision of, or the application of any provision of, these articles which is void, illegal or unenforceable in any place does not affect the validity, legality or enforceability of that provision in any other place or of the remaining provisions in that or any other place.

16.3 Corporate governance policies
(a)
The directors may, from time to time, and except as required by applicable law or the Listing Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the directors on various corporate governance related matters, as the directors shall determine from time to time.

Annex C

May 10, 2023
Board of Directors
Livent Corporation
1818 Market Street, Suite 2550
Philadelphia, PA 19103
Members of the Board of Directors:
We understand that Livent Corporation (the “Company”), Lightning-A Limited, (“New Topco”), Allkem Limited (“Allkem”) and, following the execution of a joinder agreement, a newly formed Irish private company limited by shares and a newly formed Delaware corporation (“U.S. Merger Sub”), propose to enter into a Transaction Agreement (the “Transaction Agreement”), pursuant to which, among other things, (i) each issued fully paid ordinary share of Allkem (the “Allkem Common Stock”) on issue at the Scheme Record Date (as defined in the Transaction Agreement) will be exchanged for (A) where the holder is not a Share Electing Anaconda Shareholder (as defined in the Transaction Agreement), one New Topco CHESS Depositary Instrument (as defined in the Transaction Agreement) representing a beneficial ownership interest in one ordinary share of New Topco (“New Topco Shares”) or (B) where the holder is a Share Electing Anaconda Shareholder, one New Topco Share and (ii) following the Scheme Implementation (as defined in the Transaction Agreement), U.S. Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of New Topco and upon effectiveness of the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than Lion Excluded Shares (as defined in the Transaction Agreement), will be converted into the right to receive 2.406 New Topco Shares (the “Exchange Ratio”), all as more fully described in the Transaction Agreement (the “Transaction”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Transaction Agreement.
Gordon Dyal & Co., LLC (“Gordon Dyal & Co.” or “we”) is a financial services firm engaged, directly and through our affiliates and related persons, in M&A advisory activities. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction.
You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock (other than the Lion Excluded Shares) of the Exchange Ratio pursuant to the Transaction Agreement.
In connection with this opinion, we have, among other things:
1.	reviewed a draft of the Transaction Agreement dated May 9, 2023;
2.	reviewed publicly available financial statements and other information of each of the Company and Allkem;
3.	reviewed certain internal financial statements and other financial and operating information of each of the Company and Allkem, respectively;
4.
reviewed certain non-public projected financial data relating to Allkem prepared by the management of Allkem (the “Allkem Projections”), which data was adjusted by the management of the Company resulting in two Company adjusted Allkem cases (the “Company-Allkem Projections”);

5.
reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by the management of the Company (together with the Allkem Projections and the Company-Allkem Projections, the “Projections”);

6.
reviewed information relating to certain strategic, financial, operational and operating model tax efficiency benefits anticipated from the Transaction, prepared by the management of the Company and the management of Allkem (the “Synergies”);

7.	reviewed certain analyses and forecasts for the Company pro-forma for the Transaction, as approved for our use by the Company (the “Pro Forma Projections”);
8.
reviewed certain estimates of lithium reserves and resources for Allkem prepared by its management and third-party engineering firms, which data was adjusted and extrapolated by the management of the Company (the “Allkem Resources Estimates”);

9.
reviewed certain estimates of lithium reserves and resources for the Company prepared by its management and third-party engineering firms (together with the Allkem Resources Estimates, the “Resources Estimates”);

10.
reviewed certain lithium price assumptions and the outlook for future lithium prices published by independent information service providers and Company provided their lithium price assumptions (including price sensitivity) for lithium hydroxide, lithium carbonate and spodumene for use in the analysis (the “Pricing Assumptions”);

11.	discussed the past and current operations and financial condition and the prospects of Allkem and of the Company with senior executives of the Company;
12.	compared the financial terms of the Transaction with the publicly available financial terms of certain transactions which we believe to be generally relevant;
13.	reviewed the historical trading prices and trading activity for the Allkem Common Stock and Company Common Stock;
14.	performed such other studies and analyses, reviewed such other information and considered such other factors as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information (including with respect to forecasts, synergies and valuation estimates) provided to, discussed with or reviewed by, us (including information that is available from generally recognized public sources), without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Projections, the Synergies, the Pro Forma Projections, the Resources Estimates and the Pricing Assumptions have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. At your direction, our analyses relating to the business and financial prospects of Allkem and the Company for purposes of our opinion were made on the bases of the Projections, the Synergies, the Pro Forma Projections, the Resources Estimates and the Pricing Assumptions. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Allkem, the Company or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that the final Transaction Agreement will not differ from the draft dated May 9, 2023 in any way which would be meaningful to our analysis. We have assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Allkem or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Transaction Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Company Common Stock (other than the Lion Excluded Shares), as of the date hereof, of the Exchange Ratio pursuant to the Transaction Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Transaction Agreement, the Transaction, Allkem, New Topco or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the Transaction, including the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Transaction Agreement or otherwise. We are not expressing any opinion as to the prices at which any securities of the Company, Allkem or New Topco will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, Allkem or New Topco or the ability of the Company, Allkem or New Topco to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in connection with its consideration of the Transaction, and the opinion expressed herein does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Gordon Dyal & Co.
We expect to receive a fee for our services rendered in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. During the two-year period prior to the date hereof, we and our affiliates have provided certain advisory services to the Company and its affiliates in connection with various strategic and other special projects, for which we and our affiliates have received compensation. During the two-year period prior to the date hereof, no material relationship existed between us and our affiliates and Allkem pursuant to which compensation was received by us or our affiliates. We and our affiliates may also in the future provide financial advisory services to the Company, Allkem, New Topco and their respective affiliates for which we and our affiliates may receive compensation.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid to the holders of Company Common Stock (other than the Lion Excluded Shares) pursuant to the Transaction Agreement is fair from a financial point of view to such holders.
Very truly yours,
Gordon Dyal & Co., LLC
By:	/s/ Gordan E. Dyal
Name: Gordon E. Dyal
Title: Founding Partner
Date: 5/10/2023

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of NewCo is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.
Pursuant to Section 26.1 of the articles of association of the registrant, the registrant must indemnify each director and officer and to the full extent permitted by law.
The registrant’s articles of association provide in relevant part: “To the extent permitted by law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities, or discretions; and (b) without limitation to Article 26.1(a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise in accordance with the Law) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Island or elsewhere. No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.” As used in the foregoing sentences, the term “Officer” means a person appointed to hold office in the registrant, including a director, alternate director or liquidator, but not including the Secretary (as defined in the registrant’s articles of association).
The relevant provision of the Jersey Companies Law is Article 77, which provides:
“(1)
Subject to paragraphs (2) and (3), any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.

(2)	Paragraph (1) does not apply to a provision for exempting a person from or indemnifying the person against—
a.	any liabilities incurred in defending any proceedings (whether civil or criminal)—
(i)	in which judgment is given in the person’s favour or the person is acquitted,
(ii)	which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or
(iii)
which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

b.	any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;
c.	any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or
d.	any liability against which the company normally maintains insurance for persons other than directors.
(3)
Nothing in this Article shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article.

(4)	This Article does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability.”
The registrant will maintain an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of the registrant or its affiliated companies.

Following the completion of the transaction, the registrant will be governed by the NewCo Organizational Documents.
The registrant will provide for indemnification for its directors up to the full extent permitted by the Jersey Companies Law in its articles of association, and may also additionally provide for such indemnification in indemnity agreements with its directors although no such agreements have been entered into as of the date of this proxy statement/prospectus. The foregoing is subject to the detailed provisions of the articles of association of the registrant, the NewCo Organizational Documents and the Jersey Companies Law.
Item 21.	Exhibits and Financial Statement Schedules
(a)	The following exhibits are filed herewith unless otherwise indicated:
Exhibit Number	Description
2.1**^
Transaction Agreement, dated as of May 10, 2023, by and among Allkem Limited, Arcadium Lithium plc (originally named Lightning-A Limited and formerly known as Allkem Livent plc), Livent Corporation, and Lightning-A Merger Sub, Inc., as amended by the Amendment to Transaction Agreement, dated as of August 2, 2023 and the Second Amendment to Transaction Agreement, dated as of November 5, 2023, and as may be further amended from time to time (included as Annex A to the proxy statement/prospectus)

3.1**	Memorandum of Association of NewCo
3.2*	Articles of Association of NewCo
3.3*	Form of Memorandum of Association of NewCo to be adopted in connection with closing of the transaction (included as Annex B to the proxy statement/prospectus)
3.4*	Form of Articles of Association of NewCo to be adopted in connection with closing of the transaction (included as Annex B to the proxy statement/prospectus)
4.1*
Indenture, dated as of June 25, 2020, between Livent Corporation and U.S. Bank National Association (incorporated by reference to Exhibit 4.3 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

4.2*	Form of 4.125% Convertible Senior Notes due 2025 (incorporated by reference to Exhibit 4.4 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)
5.1*	Opinion of Ogier (Jersey) LLP as to the legality of the ordinary shares to be issued by NewCo
8.1*	Opinion of Davis Polk & Wardwell LLP as to certain U.S. federal income tax matters
10.1*
Tax Matters Agreement, dated as of October 15, 2018, by and between Livent Corporation and FMC Corporation (incorporated by reference to Exhibit 10.1 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.2*
Agreement dated as of February 21, 1991, as amended among the Province of Catamarca, Argentina, FMC Corporation and Minera del Altiplano S.A. (incorporated by reference to Exhibit 10.2 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.3*
Credit Agreement, dated as of September 28, 2018, among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.3 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.4*
First Amendment to the Credit Agreement, dated May 6, 2020, by and among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.18 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.5*
Second Amendment to the Credit Agreement, dated August 3, 2020, by and among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.19 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.6*
Third Amendment to the Credit Agreement, dated November 5, 2021, by and among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.20 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

Exhibit Number	Description
10.7*
Fourth Amendment to the Credit Agreement, dated December 28, 2021, by and among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.21 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.8*	Amended and Restated Credit Agreement, dated as of September 1, 2022 (incorporated by reference to Exhibit 10.22 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)
10.9*	Mining Lease 74/244, granted as of December 24, 2009, of Galaxy Lithium Australia Pty Ltd
21.1*	Subsidiaries of the Registrant
23.1**	Consent of KPMG LLP, independent registered public accounting firm of Livent Corporation
23.2**	Consent of Ernst & Young, independent auditors of Allkem Limited
23.3**	Consent of Integral Consulting Inc.
23.4*	Consent of Ogier (Jersey) LLP for opinion regarding legality of securities being registered, among other things (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.5*	Consent of Davis Polk & Wardwell LLP for opinion regarding certain U.S. federal income tax matters (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
23.6**	Consent of BBA Inc.
23.7**	Consent of DRA Americas Inc.
23.8**	Consent of SGS Geological Services
23.9**	Consent of Carl Pednault
23.10**	Consent of Marc Rougier
23.11*	Consent of Mining Plus Pty Ltd.
23.12*	Consent of Albert Thamm, F.Aus.IMM
23.13**	Consent of Hydrominex Geoscience
23.14**	Consent of Gunn Metallurgy
23.15**	Consent of Montgomery & Associates Consultores Limitada
23.16**	Consent of Gunn Metallurgy
23.17**	Consent of Marek Dworzanowski
23.18**	Consent of Frederik Reidel
23.19*	Consent of SLR Consulting (Canada) Ltd
23.20*	Consent of Wave International Pty Ltd.
23.21*	Consent of WSP Canada Inc.
23.22**	Consent of Sean Kosinski
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)
96.1*	Technical Report Summary on Mt Cattlin Lithium Project, prepared by Mining Plus Pty Ltd. and Albert Thamm, F.Aus.IMM, dated August 31, 2023 and amended October 30, 2023
96.2**	Technical Report Summary on Olaroz Lithium Facility, prepared by Hydrominex Geoscience and Gunn Metallurgy, dated August 31, 2023 and as amended November 15, 2023
96.3**	Technical Report Summary on Sal de Vida Lithium Brine Project, prepared by Montgomery & Associates Consultores Limitada and Gunn Metallurgy, dated August 31, 2023 and as amended November 15, 2023
96.4**	Technical Report Summary on Cauchari Lithium Brine Project, prepared by Marek Dworzanowski and Frederik Reidel, dated August 31, 2023 and as amended November 15, 2023
96.5*	Technical Report Summary on James Bay Lithium Project, prepared by SLR Consulting (Canada) Ltd., Wave International Pty Ltd. and WSP Canada Inc., dated August 31, 2023 and amended October 30, 2023
99.1*	Form of Proxy Card for Livent Special Meeting
99.2*	Fairness Opinion of Gordon Dyal & Co. LLC (included as Annex C to the proxy statement/prospectus)
99.3**	Consent of Gordon Dyal & Co. LLC
99.4*	Consent of Peter Coleman for naming as director of NewCo
99.5*	Consent of Paul W. Graves for naming as director of NewCo
99.6*	Consent of Robert Pallash for naming as director of NewCo
99.7*	Consent of Pablo Marcet for naming as director of NewCo
99.8*	Consent of Steven Merkt for naming as director of NewCo

Exhibit Number	Description
99.9*	Consent of Florencia Heredia for naming as director of NewCo
99.10*	Consent of Christina Lampe-Önnerud for naming as director of NewCo
99.11*	Consent of Michael Barry for naming as director of NewCo
99.12*	Consent of Alan Fitzpatrick for naming as director of NewCo
99.13*	Consent of Fernando Oris de Roa for naming as director of NewCo
99.14*	Consent of John Turner for naming as director of NewCo
99.15*	Consent of Leanne Heywood for naming as director of NewCo
107*	Filing Fee Table
^	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K (but will be furnished supplementally to the SEC upon request).
*	Previously filed or incorporated by reference herein.
**	Submitted herewith.
Item 22.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on November 15, 2023.
Arcadium Lithium plc

By: /s/ Donal Flynn
Name: Donal Flynn
Title: Director
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name and Signature	Title	Date

*	Chief Executive Officer	November 15, 2023
Paul Graves

*	Director	November 15, 2023
Juan Carlos Cruz Chellew

*	Director	November 15, 2023
Gilberto Antoniazzi

/s/ Donal Flynn	Director	November 15, 2023
Donal Flynn

*	Authorized Representative in the United States	November 15, 2023
Juan Carlos Cruz Chellew
* By:	/s/ Donal Flynn
Name: Donal Flynn
Title: Attorney-in-Fact